Filed Purusant to Rule 424(b)(3)
Registration No. 333-265755

PROSPECTUS

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF ANGEL POND HOLDINGS CORPORATION AND PROSPECTUS FOR UP TO 95,996,441 ORDINARY SHARES AND 8,850,494 WARRANTS OF MANGOMILL PLC IN CONNECTION WITH THE BUSINESS COMBINATION.

The board of directors of Angel Pond Holdings Corporation, a Cayman Islands exempted company (“APHC,” “we,” “our” or “us”), has unanimously approved (i) the Business Combination Agreement, dated as of January 31, 2022 (as further amended or modified from time to time, the “Merger Agreement”), by and among APHC, Mangomill plc, an Irish public limited company and wholly owned subsidiary of APHC (“Irish Holdco”), Meridian MergerSub Inc., a Cayman Islands exempted company and wholly owned subsidiary of Irish Holdco (“Merger Sub”), and MariaDB Corporation Ab, a Finnish private limited liability company (“MariaDB”). Pursuant to the Merger Agreement, (i) Merger Sub will merge with and into APHC, with APHC being the surviving entity and subsidiary of Irish Holdco (the “Irish Domestication Merger”), and (ii) MariaDB will merge with and into Irish Holdco, with Irish Holdco continuing as the surviving corporation (the “Merger”). As soon as practicable following the Merger, APHC will be liquidated. The Irish Domestication Merger, the Merger and the other transactions contemplated by the Merger Agreement are collectively considered the “Business Combination.” In connection with the Business Combination, Irish Holdco will change its name to “MariaDB plc.”

As described in this proxy statement/prospectus, APHC’s shareholders are being asked at an extraordinary general meeting (the “Special Meeting”) to consider and vote upon (among other things) the Merger Agreement and the Merger, the Irish Domestication Merger and certain other proposals related to the Business Combination. Assuming the proposals are approved, the Irish Domestication Merger would be effectuated prior to the closing of the Merger (the “Merger Effective Time”). The continuing entity upon the closing of the Merger is referred to as the “Combined Company.”

Immediately prior to the effective time of the Irish Domestication Merger, each issued and outstanding unit of APHC (the “APHC Public Units”), consisting of one APHC Class A Ordinary Share and one-third of one APHC Public Warrant, that has not been previously separated into the underlying components upon the request of the holder thereof, will be automatically separated into its component parts of one APHC Class A Ordinary Share and one-third of one APHC Public Warrant. At the effective time of the Irish Domestication Merger, (i) each issued and outstanding Class A ordinary share, par value $0.0001 per share of APHC (the “APHC Class A Ordinary Shares”) and Class B ordinary share, par value $0.0001 per share of APHC (the “APHC Class B Ordinary Shares”) will be automatically cancelled and converted into the right to receive one ordinary share, nominal value $0.01 per share, of Irish Holdco (the “Combined Company Ordinary Shares”); (ii) the issued and outstanding redeemable warrants (the “APHC Public Warrants”) that were registered pursuant to the Registration Statement on Form S-1 (SEC File No. 333-253990) of APHC will be automatically adjusted to become redeemable warrants to acquire Combined Company Ordinary Shares (no other changes will be made to the terms of any issued and outstanding APHC Public Warrants as a result of the Irish Domestication Merger (the “Combined Company Public Warrants”)); and (iii) the issued and outstanding warrants of APHC issued to our sponsor, Angel Pond Partners LLC (the “Sponsor”), in a private placement (such warrants, the “APHC Private Warrants”) will be automatically adjusted to become warrants to acquire Combined Company Ordinary Shares (no other changes will be made to the terms of any issued and outstanding APHC Private Warrants as a result of the Irish Domestication Merger).

Immediately prior to the Merger Effective Time, the Series A Preferred Shares of MariaDB, the Series B Preferred Shares of MariaDB, the Series C Preferred Shares of MariaDB, and the Series D Preferred Shares of MariaDB issued and outstanding will automatically convert into common shares of MariaDB (the “MariaDB Ordinary Shares”) in accordance with the conversion mechanism set forth in MariaDB’s articles of association and the shareholders’ agreement, as amended and restated (the “MariaDB SHA”). At the Merger Effective Time, each MariaDB Ordinary Share will be automatically cancelled and converted into the right to receive a number of Combined Company Ordinary Shares equal to the Exchange Ratio (subject to certain adjustments as described in the Merger Agreement). The “Exchange Ratio” means the Aggregate Share Consideration divided by the Diluted Share Amount (as such terms are defined in the Merger Agreement), as of immediately prior to the Merger Effective Time. As of June 30, 2022, the Exchange Ratio was approximately 0.2302. The Combined Company Ordinary Shares to be issued in connection with the consummation of the Business Combination will be within the authorized limits set out under the Amended Irish Holdco Memorandum and Articles of Association (as defined in the Merger Agreement).

At the Merger Effective Time, and without any action on the part of APHC, Merger Sub, MariaDB or the holders of any of MariaDB’s securities, each Company Equity Award of MariaDB (as defined in the Merger Agreement) issued and outstanding immediately prior to the Merger Effective Time will automatically convert into an equity award to be settled in Combined Company Ordinary Shares on the same terms and conditions as were applicable to such Company Equity Award of MariaDB immediately prior to the Merger Effective Time, including applicable vesting conditions (subject to limited exceptions), equal to the product (rounded down to the nearest whole number) of (i) the number of MariaDB Ordinary Shares subject to such Company Equity Award of MariaDB immediately prior to the Merger Effective Time and (ii) the Exchange Ratio, at an exercise price per share, if applicable, equal to (x) the exercise price per share of such Company Equity Award of MariaDB immediately prior to the Merger Effective Time (rounded up to the nearest whole cent) divided by (y) the Exchange Ratio (such converted awards, the “Converted Awards”).

Concurrently with the execution of the Merger Agreement, APHC and Irish Holdco entered into subscription agreements with certain investors (the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors agreed to subscribe for and purchase, and Irish Holdco agreed to issue and sell to the PIPE Investors, in a private placement an aggregate amount of 1,915,790 Combined Company Ordinary Shares at the closing of the Business Combination in exchange for an aggregate purchase price of $18,200,000, as set forth in the subscription agreements.

APHC Class A Ordinary Shares, APHC Public Units, and APHC Public Warrants are currently listed on the NYSE under the symbols “POND,” “POND.U,” and “POND WS,” respectively. Irish Holdco will apply for listing on the NYSE, to be effective at the closing of the Merger, of the Combined Company Ordinary Shares and Combined Company Public Warrants on the NYSE under the proposed symbols “MRDB” and “MRDB.WS,” respectively.

This proxy statement/prospectus provides shareholders of APHC with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of APHC. We encourage you to read this entire document, including the Annexes and other documents referred to herein, and any related documents filed by APHC after the date hereof, carefully and in their entirety. You should carefully consider the risk factors described in “Risk Factors ” beginning on page 63 of this proxy statement/prospectus.

We are not licensed to conduct investment business in the Cayman Islands by the Cayman Islands Monetary Authority, and this proxy statement/prospectus does not constitute an offer to members of the public of our issued share capital, whether by way of sale or subscription, in the Cayman Islands. Our issued share capital has not been offered or sold, will not be offered or sold and no invitation to subscribe for our ordinary shares will be made, directly or indirectly, to members of the public in the Cayman Islands.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated October 24, 2022 and is first being mailed to APHC’s shareholders on or about October 31, 2022.

LETTER TO SHAREHOLDERS OF ANGEL POND HOLDINGS CORPORATION

Angel Pond Holdings Corporation

590 Madison Avenue, 21st Floor

New York, NY 10022

(212) 878-3702

Dear Angel Pond Holdings Corporation Shareholder (“APHC Shareholder”):

We cordially invite you to attend the extraordinary general meeting (the “Special Meeting”) in lieu of the 2022 general annual meeting of the shareholders of Angel Pond Holdings Corporation, a Cayman Islands exempted company (“APHC,” “we,” “us,” or “our”), which will be held at the offices of Cleary Gottlieb Steen & Hamilton LLP, located at One Liberty Plaza, New York, NY 10006 and virtually via live webcast at https://www.cstproxy.com/angelpond/2022, on November 22, 2022, at 11:00 a.m. Eastern Time. The Special Meeting can be accessed by attending the offices of Cleary Gottlieb Steen & Hamilton LLP or visiting https://www.cstproxy.com/angelpond/2022, where you will be able to listen to the meeting live, ask questions relating to the resolutions to be put to the Special Meeting and to vote during the meeting. Additionally, you have the option to only listen to the Special Meeting by dialing 1 800-450-7155 (toll-free within the U.S. and Canada) or +1 857-999-9155 (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is 3943639#, but please note that you cannot vote during the meeting or ask questions if you choose to participate telephonically.

On January 31, 2022, APHC, Meridian MergerSub Inc., a Cayman Islands exempted company and wholly owned subsidiary of Irish Holdco (“Merger Sub”), Mangomill plc, an Irish public limited company and wholly owned subsidiary of APHC (“Irish Holdco”) and MariaDB Corporation Ab, a Finnish private limited liability company (“MariaDB”), entered into a Business Combination Agreement (as further amended or modified from time to time, the “Merger Agreement”), which provides for, among other things, (i) the merger of Merger Sub with and into APHC, with APHC continuing as the surviving corporation (the “Irish Domestication Merger”) and holders of APHC ordinary shares receiving shares in the capital of Irish Holdco as consideration (for more information, see below), and (ii) the merger of MariaDB with and into Irish Holdco, with Irish Holdco continuing as the surviving corporation (the “Merger”). As a result of the Merger, each share of capital stock of MariaDB (the “MariaDB Capital Shares”) will be automatically cancelled and convert into the right to receive the merger consideration in accordance with the terms of the Merger Agreement (for more information see below), MariaDB will be dissolved without going into liquidation, and Irish Holdco will thereafter be the surviving corporation of the Merger (the “Combined Company”). Following the closing of the Merger, the Combined Company will own, directly or indirectly, all of the issued and outstanding ordinary shares of APHC and MariaDB’s subsidiaries, and the shareholders of MariaDB as of immediately prior to the effective time of the Merger (the “Merger Effective Time”) will own a majority of the Combined Company’s ordinary shares, nominal value $0.01 per share (the “Combined Company Ordinary Shares”). As soon as practicable following the Merger, APHC will be liquidated. The Irish Domestication Merger, the Merger and the other transactions contemplated by the Merger Agreement are collectively considered the “Business Combination.” You are being asked to vote on, among other matters, the Merger Agreement and Merger, the Irish Domestication Merger and certain other matters relating to the Business Combination.

Concurrently with the execution of the Merger Agreement, APHC and Irish Holdco entered into subscription agreements with certain investors (the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors agreed to subscribe for and purchase, and Irish Holdco agreed to issue and sell to the PIPE Investors, in a private placement an aggregate amount of 1,915,790 Combined Company Ordinary Shares at the closing of the Business Combination in exchange for an aggregate purchase price of $18,200,000, as set forth in the subscription agreements.

Subject to the terms of the Merger Agreement, the aggregate share consideration to be paid to MariaDB shareholders and deemed set aside for vested equity awards in connection with the Merger is expected to comprise up to 62,807,089 Combined Company Ordinary Shares, with an implied value of up to approximately $628.1 million (based on assumed value of $10.00 per share at the effectiveness of the Merger).

Immediately prior to the effective time of the Irish Domestication Merger, each issued and outstanding unit of APHC (the “APHC Public Units”), consisting of one APHC Class A Ordinary Share and one-third of one APHC Public Warrant, that has not been previously separated into the underlying components upon the request of the holder thereof, will be automatically separated into its component parts of one APHC Class A Ordinary Share and one-third of one APHC Public Warrant. At the effective time of the Irish Domestication Merger, (i) each issued and outstanding Class A ordinary share, par value $0.0001 per share of APHC (the “APHC Class A Ordinary Shares”) and Class B ordinary share, par value $0.0001 per share of APHC (the “APHC Class B Ordinary Shares”) will be automatically cancelled and converted into the right to receive one ordinary share, nominal value $0.01 per share, of Irish Holdco (the “Combined Company Ordinary Shares”); (ii) the issued and outstanding redeemable warrants (the “APHC Public Warrants”) that were registered pursuant to the Registration Statement on Form S-1 (SEC File No. 333-253990) of APHC will be automatically adjusted to become redeemable warrants to acquire Combined Company Ordinary Shares (no other changes will be made to the terms of any issued and outstanding APHC Public Warrants as a result of the Irish Domestication Merger (the “Combined Company Public Warrants”)); and (iii) the issued and outstanding warrants of APHC issued to our sponsor, Angel Pond Partners LLC (the “Sponsor”), in a private placement (such warrants, the “APHC Private Warrants”) will be automatically adjusted to become warrants to acquire Combined Company Ordinary Shares (no other changes will be made to the terms of any issued and outstanding APHC Private Warrants as a result of the Irish Domestication Merger).

At the Special Meeting, APHC Shareholders will be asked to consider and vote upon and to approve by ordinary resolution under Cayman Islands law the entry into the Merger Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, and the transactions, including the Merger, contemplated thereby (the “Business Combination Proposal” or “Proposal No. 1”); to consider and vote upon and to approve by special resolution under Cayman Islands law the Irish Domestication Merger (the “Irish Domestication Merger Proposal” or “Proposal No. 2”); to approve by special resolution under Cayman Islands law the Amendment and Restatement of the APHC Amended and Restated Memorandum and Articles of Association (as defined in this proxy statement/prospectus), a copy of which is attached to the accompanying proxy statement/prospectus as Annex B (the “APHC Articles Proposal” or “Proposal No. 3”); and to consider and vote upon and to approve by ordinary resolution under Cayman Islands law, for purposes of complying with applicable NYSE listing rules, the issuance of more than 20% of Irish Holdco’s ordinary shares and a change in control of APHC, in connection with the Merger (the “Issuance Proposal” or “Proposal No. 4”). Additionally, APHC Shareholders will be asked to consider and approve, on a non-binding basis, the adoption by Irish Holdco of the Amended Irish Holdco Memorandum and Articles of Association, a copy of which is attached to the accompanying proxy statement/prospectus as Annex C (the “Irish Holdco Articles Proposal” or “Proposal No. 5”); to consider and approve, on a non-binding basis, the election of directors to the Irish Holdco Board in accordance with the Merger Agreement (the “Election Proposal” or “Proposal No. 6”); to consider and approve, on a non-binding basis, the adoption by Irish Holdco of the 2022 Equity Incentive Plan in the form attached to the accompanying proxy statement/prospectus as Annex D (the “2022 Equity Incentive Plan Proposal” or “Proposal No. 7”); and to consider and approve, on a non-binding basis, the change of the name of Irish Holdco to “MariaDB plc” (the “Name Change Proposal” or “Proposal No. 8” and collectively with Proposals Nos. 1-7, the “Required Proposals”). Further, APHC Shareholders will be asked to consider and vote upon and to approve by an ordinary resolution under Cayman Islands law to allow the chairperson of the Special Meeting to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient shares represented to constitute a quorum necessary to conduct business at the Special Meeting or for the approval of one or more proposals at the Special Meeting or to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to shareholders (the “Adjournment Proposal” or “Proposal No. 9”).

Each of these proposals, including the requisite statutory voting thresholds, is more fully described in this proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.

APHC Class A Ordinary Shares, APHC Public Units and APHC Public Warrants are currently listed on the NYSE under the symbols “POND,” “POND.U,” and “POND WS,” respectively. Irish Holdco will apply for listing, to be effective at the time of the Business Combination, of the Combined Company Ordinary Shares and Combined Company Public Warrants on the NYSE under the symbols “MRDB” and “MRDB.WS,” respectively.

Pursuant to the APHC Amended and Restated Memorandum and Articles of Association and the Investment Management Trust Agreement, dated as of May 18, 2021, by and between APHC and Continental Stock Transfer & Trust Company (the “Trust Agreement”), we are providing holders of APHC Class A Ordinary Shares (“Public Shareholders”) with the opportunity to redeem, immediately prior to the Irish Domestication Merger, APHC Class A Ordinary Shares then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing of the Merger) in the trust account (the “Trust Account”) that holds the proceeds of the APHC initial public offering (the “APHC IPO”), including interest not previously released to APHC to pay its taxes. The per-share amount we will distribute to Public Shareholders who properly redeem their shares will not be reduced by transaction expenses incurred in connection with the Business Combination. For illustrative purposes, based on the balance of the Trust Account of $265,725,803 as of June 30, 2022, the estimated per share redemption price, subject to the net tangible assets requirement described below, would have been approximately $10.00. Public Shareholders may elect to redeem their shares even if they vote for the Business Combination. A Public Shareholder, together with any affiliates of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the issued and outstanding APHC Class A Ordinary Shares included in the APHC Public Units sold in the APHC IPO. We refer to this as the “15% threshold.” We have no specified maximum redemption threshold under the APHC Amended and Restated Memorandum and Articles of Association, other than the aforementioned 15% threshold. Each redemption of APHC Class A Ordinary Shares by our Public Shareholders will reduce the amount in the Trust Account. In no event will we redeem our APHC Class A Ordinary Shares in an amount that would result in APHC’s failure to have at least $5,000,001 of net tangible assets. Holders of outstanding APHC Public Warrants do not have redemption rights regarding such warrants in connection with the Business Combination. Unless otherwise specified, the information in the accompanying proxy statement/prospectus assumes that none of APHC Shareholders exercise their redemption rights with respect to their APHC Class A Ordinary Shares. The Sponsor and certain independent directors (William A. Houlihan and Mary Ann Cloyd) (collectively, our “Initial Shareholders”), as well as our officers and other current director, have agreed to waive their redemption rights, for no consideration, with respect to their APHC Class A Ordinary Shares and APHC Class B Ordinary Shares in connection with the consummation of the Business Combination, and the APHC Class B Ordinary Shares owned by the Sponsor (the “Founder Shares”) will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, the Initial Shareholders own 20% of our issued and outstanding APHC Class A Ordinary Shares and APHC Class B Ordinary Shares, including all of the Founder Shares. The Initial Shareholders have agreed to vote any APHC Class A Ordinary Shares and APHC Class B Ordinary Shares owned by them in favor of the Business Combination. The Founder Shares are subject to transfer restrictions.

We are providing this proxy statement/prospectus and accompanying proxy card to APHC Shareholders in connection with the solicitation of proxies to be voted at the Special Meeting (including following any adjournments of the Special Meeting). Information about the Special Meeting, the Business Combination and other related business to be considered by our shareholders at the Special Meeting is included in this proxy statement/prospectus. Whether or not you plan to attend the Special Meeting in person or via the virtual meeting platform, we urge all APHC Shareholders to read this proxy statement/prospectus, including the Annexes and the accompanying financial statements of APHC and MariaDB, carefully and in their entirety. In particular, we urge you to read carefully the section titled “Risk Factors” beginning on page 58 of this proxy statement/prospectus.

After careful consideration, the APHC Board unanimously approved the Merger Agreement and the transactions contemplated therein, and unanimously recommends that APHC Shareholders vote “FOR” the approval of the Business Combination, and “FOR” all other proposals presented to APHC Shareholders in the accompanying proxy statement/prospectus. When you consider the APHC Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that may be different from or in addition to, or may conflict with, your interests as a shareholder. For instance, rather than liquidating APHC (which would result in the APHC Private Warrants and APHC Class B Ordinary Shares expiring without value), the Sponsor and its affiliates, as well as our directors and officers, will benefit from the completion of the Business Combination even if the transaction is unfavorable to our Public Shareholders. Please see the section titled “The Business Combination—Interests of Certain Persons in the Business Combination—Interests of APHC’s Sponsor, Co-Founders, Members of the Board, and Officers” for additional information.

Approval of each of the Business Combination Proposal, Issuance Proposal and Adjournment Proposal by ordinary resolution requires the affirmative vote of the holders of at least a majority of the votes cast by holders of our outstanding ordinary shares, and approval of each of the Irish Domestication Merger Proposal and APHC Articles Proposal by special resolution requires the affirmative vote of the holders of at least two-thirds of the votes cast by holders of our outstanding ordinary shares, in each case as represented in person or by proxy at the Special Meeting or via the virtual meeting platform and entitled to vote at the Special Meeting. Approval of each of the other Required Proposals will be non-binding votes that require the affirmative vote of a majority of the votes cast by holders of our outstanding ordinary shares.

Your vote is very important. Whether or not you plan to attend the Special Meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the Special Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. Unless waived by the parties to the Merger Agreement, the closing of the Business Combination is conditioned upon, among other conditions, the approval of the Required Proposals. If we fail to obtain the requisite shareholder approval for any of these proposals, we will not satisfy the conditions (unless waived to the extent capable of waiver) to closing of the Merger Agreement and we will be prevented from closing the Business Combination.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the Special Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Special Meeting in person or via the virtual meeting platform, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. If you are a shareholder of record and you attend the Special Meeting and wish to vote in person or via the virtual meeting platform, you may withdraw your proxy and vote in person at the Special Meeting or via the virtual meeting platform.

If you have any questions or need assistance voting your shares, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200 or by emailing POND.info@investor.morrowsodali.com.

Thank you for your participation. We look forward to your continued support.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND THAT APHC REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO APHC’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER OR OTHER NOMINEE TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of the APHC board of directors, I would like to thank you for your support of APHC and look forward to a successful completion of the Business Combination.

Sincerely,

/s/ Theodore T. Wang
Theodore T. Wang
Chief Executive Officer (Principal Executive Officer)

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

We are not licensed to conduct investment business in the Cayman Islands by the Cayman Islands Monetary Authority and this proxy statement/prospectus does not constitute an offer to members of the public of our issued share capital, whether by way of sale or subscription, in the Cayman Islands. Our issued share capital has not been offered or sold, will not be offered or sold, and no invitation to subscribe for our ordinary shares will be made, directly or indirectly, to members of the public in the Cayman Islands.

This proxy statement/prospectus is not, and is not intended to be, a prospectus for the purposes of Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market and repealing Directive 2003/71/EC, as amended (the “EU Prospectus Regulation”) or any other legislation, regulations or rules of the European Union or any member state of the European Economic Area (“EEA”) implementing or supplementing the EU Prospectus Regulation. This document has not been reviewed or approved by any competent or supervisory authority of any member state of the EEA for the purposes of the EU Prospectus Regulation. No offer to the public of shares of Irish Holdco is being, or shall be, made in any member state of the EEA on the basis of this proxy statement/prospectus.

This proxy statement/prospectus is dated October 24, 2022, and is expected to be first mailed to APHC shareholders on or about October 31, 2022.

ADDITIONAL INFORMATION

No person is authorized to give any information or to make any representation with respect to the matters that this proxy statement/prospectus describes other than those contained in this proxy statement/prospectus, and, if given or made, the information or representation must not be relied upon as having been authorized by APHC, Irish Holdco or MariaDB. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of this proxy statement/prospectus nor any distribution of securities made under this proxy statement/prospectus will, under any circumstances, create an implication that there has been no change in the affairs of APHC, Irish Holdco or MariaDB since the date of this proxy statement/prospectus or that any information contained herein is correct as of any time subsequent to such date.

NOTICE OF THE EXTRAORDINARY GENERAL MEETING OF ANGEL POND HOLDINGS CORPORATION IN LIEU OF THE 2022 GENERAL ANNUAL MEETING OF ANGEL POND HOLDINGS CORPORATION

TO BE HELD NOVEMBER 22, 2022

To the Shareholders of Angel Pond Holdings Corporation (“APHC Shareholders”):

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of the shareholders (the “Special Meeting”) shall be held in lieu of the 2022 general annual meeting of the shareholders of Angel Pond Holdings Corporation, a Cayman Islands exempted company (“APHC,” “we,” “us,” or “our”), which will be held at the offices of Cleary Gottlieb Steen & Hamilton LLP, located at One Liberty Plaza, New York, NY 10006 and virtually via live webcast at https://www.cstproxy.com/angelpond/2022, on November 22, 2022, at 11:00 a.m. Eastern Time. The Special Meeting can be accessed by attending the offices of Cleary Gottlieb Steen & Hamilton LLP or visiting https://www.cstproxy.com/angelpond/2022, where you will be able to listen to the meeting live, ask questions relating to the resolutions to be put to the Special Meeting and to vote during the meeting. Additionally, you have the option to listen only to the Special Meeting by dialing 1 800-450-7155 (toll-free within the U.S. and Canada) or +1 857-999-9155 (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is 3943639#, but please note that you cannot vote during the meeting or ask questions if you choose to participate telephonically.

You are cordially invited to attend the Special Meeting to conduct the following items of business:

1.

Business Combination Proposal—To consider and vote upon and to approve by an ordinary resolution under Cayman Islands law the entry into the Business Combination Agreement, dated as of January 31, 2022 (as further amended or modified from time to time, the “Merger Agreement”), by and among APHC, Meridian MergerSub Inc., a Cayman Islands exempted company and wholly owned subsidiary of Irish Holdco (“Merger Sub”), Mangomill plc, an Irish public limited company and wholly owned subsidiary of APHC (“Irish Holdco”) and MariaDB Corporation Ab, a Finnish private limited liability company (“MariaDB”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, and approve the transactions contemplated thereby, including, among other things, the merger of MariaDB with and into Irish Holdco, with Irish Holdco continuing as the surviving corporation and certain equityholders of MariaDB receiving shares in the capital of Irish Holdco, as described in more detail in the accompanying proxy statement/prospectus (the “Merger” and together with the other transactions contemplated by the Merger Agreement, the “Business Combination”) (Proposal No. 1);

2.

Irish Domestication Merger Proposal—To consider and vote upon and to approve by special resolution under Cayman Islands law the merger of Merger Sub with and into APHC, with APHC continuing as the surviving corporation (the “Irish Domestication Merger”). The Irish Domestication Merger will be effected by APHC filing a Plan of Merger with the Registrar of Companies of the Cayman Islands under the Cayman Islands Companies Act or at such other time as may be agreed by APHC and MariaDB in writing and specified in the Plan of Merger, a copy of which is attached to this accompanying proxy statement/prospectus as Annex J. Upon the effectiveness of the Irish Domestication Merger, the APHC Shareholders will receive shares in the capital of Irish Holdco, as described in more detail in the accompanying proxy statement/prospectus (Proposal No. 2);

3.

APHC Articles Proposal—To consider and vote upon and to approve by special resolution under Cayman Islands law the adoption of the amendment and restatement of the APHC Amended and Restated Memorandum and Articles of Association, a copy of which is attached to the accompanying proxy statement/prospectus as Annex B (Proposal No. 3);

4.

Issuance Proposal—To consider and vote upon and to approve by an ordinary resolution under Cayman Islands law, for purposes of complying with applicable NYSE listing rules, the issuance of more than 20% of the total Combined Company Ordinary Shares and a change in control of APHC, in connection with the Merger (Proposal No. 4);

5.

Irish Holdco Articles Proposal—To consider and approve, on a non-binding basis, the adoption by Irish Holdco of the Amended Irish Holdco Memorandum and Articles of Association, a copy of which is attached to the accompanying proxy statement/prospectus as Annex C (Proposal No. 5);

6.	Election Proposal—To consider and approve, on a non-binding basis, the election of directors to the Irish Holdco Board in accordance with the Merger Agreement (Proposal No. 6);

7.

2022 Equity Incentive Plan Proposal—To consider and approve, on a non-binding basis, the adoption by Irish Holdco of an equity incentive plan that provides for grant of awards to employees and other service providers of Irish Holdco and its subsidiaries after the closing of the Merger, in the form attached to the accompanying proxy statement/prospectus as Annex D (Proposal No. 7);

8.

Name Change Proposal—To consider and approve, on a non-binding basis, the change of the name of Irish Holdco to “MariaDB plc” (Proposal No. 8 and collectively with Proposals Nos. 1-7, the “Required Proposals”); and

9.

Adjournment Proposal—To consider and vote upon and to approve by an ordinary resolution under Cayman Islands law to allow the chairperson of the Special Meeting to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient shares represented to constitute a quorum necessary to conduct business at the Special Meeting or for the approval of one or more proposals at the Special Meeting or to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to shareholders (Proposal No. 9).

It is important for you to note that in the event the Required Proposals are not approved (or otherwise waived to the extent capable of waiver), we will not be able to consummate the Business Combination.

The Sponsor and certain of our current independent directors have agreed to vote any ordinary shares of APHC owned by them (representing approximately 20% of our outstanding shares) in favor of the proposals described above relating to the Business Combination. The record date for the Special Meeting is October 20, 2022. Only shareholders of record at the close of business on that date may vote at the Special Meeting or any adjournment thereof. A complete list of APHC Shareholders of record entitled to vote at the Special Meeting will be available for ten days before the Special Meeting at our principal executive offices for inspection by shareholders during ordinary business hours for any purpose germane to the Special Meeting.

After careful consideration, the board of directors of APHC (the “APHC Board”) has unanimously approved the Merger Agreement and the transactions contemplated therein, and unanimously recommends that shareholders vote “FOR” the approval of the Business Combination and “FOR” all other proposals presented to our shareholders in the accompanying proxy statement/prospectus. When you consider the APHC Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that are different from or in addition to, or may conflict with, your interests as a shareholder. For instance, rather than liquidating APHC (which would result in the Private Warrants and the Class B Ordinary Shares of APHC expiring without value), the Sponsor and its affiliates, as well as our directors and officers, will benefit from the completion of the Business Combination even if the transaction is unfavorable to other public shareholders. Please see the section titled “The Business Combination—Interests of Certain Persons in the Business Combination—Interests of APHC’s Sponsor, Co-Founders, Members of the Board and Officers” for additional information.

We urge you to read carefully this proxy statement/prospectus in its entirety, including the Annexes and accompanying financial statements of APHC and MariaDB. If you have any questions or need assistance voting your shares, please call our proxy solicitor Morrow Sodali LLC at (800) 662-5200. Banks and brokerage firms can call Morrow Sodali LLC at (203) 658-9400.

By Order of the Board of Directors
/s/ Theodore T. Wang

Theodore T. Wang
Chief Executive Officer

New York, New York
October 24, 2022

(i)

(ii)

FREQUENTLY USED TERMS

In this proxy statement/prospectus:

“2022 Equity Incentive Plan” means the 2022 Equity Incentive Plan that provides for grant of awards to employees and other service providers of the Combined Company in a form attached to this proxy statement/prospectus as Annex D.

“2022 Equity Incentive Plan Proposal” means the proposal to be considered at the Special Meeting to approve the adoption by Irish Holdco of the 2022 Equity Incentive Plan.

“2020C Warrants” means the issued and outstanding option rights issued pursuant to Chapter 10, Section 1 of the Finnish Companies Act, of MariaDB, entitling the holders thereof to subscribe for MariaDB Series C Preferred Shares pursuant to the relevant terms of the option rights issued by MariaDB on June 2, 2020.

“Adjournment Proposal” means the proposal to be considered at the Special Meeting to allow the chairman of the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event there are insufficient votes for the approval of one or more of the Required Proposals at the Special Meeting.

“Aggregate Share Consideration” means up to 62,807,089 Combined Company Ordinary Shares (as may further be adjusted pursuant to the terms of the Merger Agreement).

“Amended Irish Holdco Memorandum and Articles of Association” means the proposed amended Memorandum and Articles of Association of Irish Holdco to be adopted prior to the effectiveness of the Irish Domestication Merger, a form of which is attached to this proxy statement/prospectus as Annex C.

“Antitrust Division” means the Antitrust Division of the U.S. Department of Justice.

“APHC” means Angel Pond Holdings Corporation.

“APHC Amended and Restated Memorandum and Articles of Association” means APHC’s Amended and Restated Memorandum and Articles of Association adopted by special resolution, dated May 20, 2021, and assuming the applicable approval of the APHC Articles Proposal and the effectiveness of the Amendment and Restatement of the Amended and Restated Memorandum and Articles of Association in the form so approved, such memorandum and articles.

“APHC Articles Proposal” means the proposal to be considered at the Special Meeting to approve the Amendment and Restatement of the APHC Amended and Restated Memorandum and Articles of Association, a copy of which is attached to the accompanying proxy statement/prospectus as Annex B.

“APHC Board of Directors” or “APHC Board” means the board of directors of APHC.

“APHC Class A Ordinary Shares” means, prior to the Irish Domestication Merger, the Class A fully paid ordinary shares in the capital of APHC, par value $0.0001 each per share, included in the APHC Public Units issued in the APHC IPO, listed on the NYSE.

“APHC Class B Ordinary Shares” means, prior to the Irish Domestication Merger, the Class B fully paid ordinary shares in the capital of APHC, par value $0.0001 each per share.

“APHC IPO” means APHC’s initial public offering, consummated on May 20, 2021, through the sale of 26,551,482 APHC Public Units (including 1,551,482 APHC Public Units sold on July 2, 2021 pursuant to the underwriters’ partial exercise of their over-allotment option) at $10.00 per APHC Public Unit.

“APHC Ordinary Shares” means, prior to the Irish Domestication Merger, the APHC Class A Ordinary Shares and APHC Class B Ordinary Shares.

“APHC Preferred Shares” means, prior to the Irish Domestication Merger, the preferred shares in the capital of APHC, par value $0.0001 each per share.

“APHC Private Warrants” means the warrants held by the Sponsor that were issued to the Sponsor on May 20, 2021 and July 2, 2021, each of which is exercisable, at an exercise price of $11.50, for one APHC Class A Ordinary Share, in accordance with its terms.

“APHC Public Units” means one APHC Class A Ordinary Share and one-third of one APHC Public Warrant sold in the APHC IPO (including the exercise of the underwriters’ over-allotment option).

“APHC Public Warrants” means the warrants included in the APHC Public Units issued in the APHC IPO (including the exercise of the underwriters’ over-allotment option), each of which is exercisable, at an exercise price of $11.50, for one APHC Class A Ordinary Share, in accordance with its terms.

“APHC Shareholders” means holders of APHC Ordinary Shares.

“APHC Warrants” means the APHC Public Warrants and the APHC Private Warrants.

“At Risk Capital Syndication” means certain forward purchase arrangements between the Sponsor and the Syndicated Investors pursuant to which the Sponsor agreed to transfer 1,600,000 Founder Shares for upfront cash payments of $3.00 per share and 1,600,000 APHC Private Warrants for upfront cash payments of $1.00 per warrant, for a total aggregate consideration of $6,400,000, which transfers are expected to be consummated shortly before the completion of the Irish Domestication Merger.

“Business Combination” means the transactions contemplated by the Merger Agreement, including, among other things, the Irish Domestication Merger and the Merger.

“Business Combination Proposal” means the proposal to be considered at the Special Meeting to approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

“Cayman Islands Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Combined Company” means, following the Irish Domestication Merger and the Merger, Irish Holdco (which, if the Name Change Proposal is approved, will be renamed “MariaDB plc”).

“Combined Company Board” means the board of directors of the Combined Company.

“Combined Company Deferred Ordinary Shares” means the deferred ordinary shares, nominal value of €1.00 per share, of Irish Holdco, and following the closing of the Merger, of the Combined Company.

“Combined Company Ordinary Shares” means, following the Irish Domestication Merger, ordinary shares of Irish Holdco, nominal value $0.01 per share, then following the closing of the Merger, the ordinary shares of the Combined Company, nominal value $0.01 per share.

“Combined Company Preferred Shares” means the preferred shares, nominal value of $0.0001 per share, of Irish Holdco, and following the closing of the Merger, of the Combined Company.

“Combined Company Public Warrants” means the APHC Public Warrants that, following the closing of the Merger, automatically become exercisable for Combined Company Ordinary Shares on the same terms and conditions of such APHC Public Warrants.

“Combined Company Private Warrants” means the APHC Private Warrants that, following the closing of the Merger, automatically become exercisable for Combined Company Ordinary Shares on the same terms and conditions of such APHC Private Warrants.

“Common Draft Terms” means the terms of the Merger dated August 16, 2022, including schedules thereto, prepared and approved in accordance with the Cross Border Merger Laws, including information required to be provided in a common draft terms pursuant to Regulation 5 of the Irish Merger Regulations and a merger plan pursuant to Chapter 16, Section 22 of the Finnish Companies Act.

“Continental Warrant Agreement” means the warrant agreement between APHC and Continental Stock Transfer & Trust Company, as warrant agent, dated May 18, 2021.

“Cross Border Merger Laws” means the EU Merger Directive, the Irish Merger Regulations, and Chapter 16 of the Finnish Companies Act.

“Deferred Discount” means deferred underwriting commissions of $9,293,019 in the aggregate, which were to be payable upon consummation of an initial business combination as set forth pursuant to the terms of the underwriting arrangements related to the APHC IPO, but which commissions have been waived in their entirety by the underwriters of the APHC IPO.

“Election Proposal” means the proposal to be considered at the Special Meeting to approve the election of directors to the Irish Holdco Board in accordance with the Merger Agreement.

“EU Merger Directive” means Chapter II, Title II of Directive (EU) 2017/1132 of the European Parliament and of the Council of 14 June 2017 relating to certain aspects of company law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Exchange Ratio” means an amount equal to the Aggregate Share Consideration divided by the Diluted Share Amount (as these terms are defined in the Merger Agreement) as of immediately prior to the Merger Effective Time.

“Final Order” means an order of the Irish High Court confirming scrutiny of the legality of the Merger as regards that part of the procedure which concerns the completion of the Merger in accordance with Regulation 14 of the Irish Merger Regulations and which will specify the time (being the Merger Effective Time) and date (being the Closing Date) on which the Merger will take effect.

“Finnish Companies Act” means the Finnish Limited Liability Companies Act (624/2006, as amended).

“Finnish Trade Register” means the trade register of the National Board of Patents and Registrations of Finland having its address at Sörnäisten rantatie 13 C, 00091 PRH and telephone number +358 29 509 5030.

“Founder Shares” means, prior to the Irish Domestication Merger, the 6,637,870 APHC Class B Ordinary Shares owned by the Initial Shareholders, and following the closing of the Merger, the 6,637,870 Combined Company Ordinary Shares owned by the Initial Shareholders, Other Forward Purchasers, and the Syndicated Investors.

“FTC” means the U.S. Federal Trade Commission.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“initial business combination” means a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination involving APHC and one or more businesses.

“Initial Shareholders” means each of the Sponsor and certain independent directors of APHC (William A. Houlihan and Mary Ann Cloyd).

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Irish Companies Act” means the Companies Act 2014 of Ireland, as amended.

“Irish Companies Registration Office” means the Irish Companies Registration Office, being the central repository of public statutory information on Irish companies and business names.

“Irish Domestication Merger” means the merger of Merger Sub with and into APHC, with the issued and outstanding APHC Ordinary Shares becoming the ordinary shares of Irish Holdco, nominal value $0.01 per share; the term includes all matters and necessary or ancillary changes in order to effect such Irish Domestication Merger.

“Irish Domestication Merger Effective Time” means the time of the consummation of the Irish Domestication Merger by operation of law immediately upon the filing of the Plan of Merger, in substantially the form attached to this proxy statement/prospectus as Annex J, to effect the Irish Domestication Merger with the Registrar of Companies of the Cayman Islands, or at such other time as may be agreed by APHC and MariaDB in writing and specified in such filings.

“Irish Domestication Merger Proposal” means the proposal to be considered at the Special Meeting to approve the Irish Domestication Merger.

“Irish High Court” means the High Court of Ireland.

“Irish Holdco” means, as the context may require, (a) until the consummation of the Irish Domestication Merger, Mangomill plc, an Irish public limited company and wholly owned subsidiary of APHC, or (b) upon and following the consummation of the Merger, MariaDB plc, an Irish public limited company.

“Irish Holdco Articles Proposal” means the proposal to be considered at the Special Meeting to approve the Amended Irish Holdco Memorandum and Articles of Association, a copy of which is attached to this proxy statement/prospectus as Annex C.

“Irish Merger Regulations” means the European Communities (Cross-Border Mergers) Regulations 2008 (S.I. No. 157 of 2008), as amended.

“Irish Takeover Rules” means the Irish Takeover Panel Act 1997, Takeover Rules 2022, as amended.

“IRS” means the U.S. Internal Revenue Service.

“Issuance Proposal” means the proposal to be considered at the Special Meeting to approve, for purposes of complying with applicable NYSE listing rules, the issuance of more than 20% of Irish Holdco’s ordinary shares and change in control of APHC, in connection with the Merger.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Letter Agreement” means the letter agreement dated May 18, 2021, between APHC, the Sponsor and certain insiders, entered into in connection with the APHC IPO.

“Liquidation” means, as soon as is reasonably practicable following the Merger, the entering into liquidation by APHC pursuant to which APHC shall be liquidated and any assets will be transferred to the Combined Company.

“Lock-Up Agreement” means the Lock-Up Agreement, to be effective as of the closing of the Merger, by and among the Sponsor, APHC, Irish Holdco, certain executive officers and directors of MariaDB and APHC, and certain existing equityholders of MariaDB and APHC, restricting, among other things, the transfer of (i) Combined Company Ordinary Shares held by the Holders (as defined in the Lock-Up Agreement), immediately after the Merger Effective Time or otherwise issued or issuable to the Holders in connection with the Irish Domestication Merger or the Merger, (ii) any securities convertible into or exercisable or exchangeable for Combined Company Ordinary Shares or (iii) any Combined Company Ordinary Shares issued upon conversion, exercise or exchange of any of the securities described in clause (ii) during the applicable lock-up period; and in substantially the form attached to this proxy statement/prospectus as Annex G.

“MariaDB” means MariaDB Corporation Ab, a Finnish private limited liability company, and, unless the context otherwise requires, its subsidiaries.

“MariaDB Capital Shares” means the MariaDB Ordinary Shares and the MariaDB Preferred Shares.

“MariaDB Equity Award” means each right of any kind, contingent or accrued, to receive MariaDB Capital Shares, payments or benefits measured in whole or in part by the value of a number of MariaDB Capital Shares (including options, performance shares, performance-based units, market stock units, stock appreciation rights, restricted stock, restricted stock units, phantom units, deferred stock units and dividend equivalents, but not including any 401(k) plan of MariaDB) issued and outstanding under the MariaDB’s equity incentive plans.

“MariaDB Ordinary Shares” means the ordinary shares, with no par value, of MariaDB.

“MariaDB Preferred Shares” means the (a) MariaDB Series A Preferred Shares, (b) MariaDB Series B Preferred Shares, (c) MariaDB Series C Preferred Shares and (d) the MariaDB Series D Preferred Shares.

“MariaDB Series A Preferred Shares” means the shares of the Series A Preferred, with no par value, of MariaDB.

“MariaDB Series B Preferred Shares” means the shares of the Series B Preferred, with no par value, of MariaDB.

“MariaDB Series C Preferred Shares” means the shares of the Series C Preferred, with no par value, of MariaDB.

“MariaDB Series D Preferred Shares” means the shares of the Series D Preferred, with no par value, of MariaDB.

“MariaDB SHA” means the amended and restated Shareholders’ Agreement of MariaDB, as amended and restated as of January 31, 2022, and as may be amended or restated from time to time.

“MariaDB Shareholders” means holders of MariaDB Capital Shares.

“MariaDB Shareholder Approval” means the resolution referred to in Chapter 16, Section 9, Subsection 1 of the Finnish Companies Act, for approving the Merger, in the form of a resolution of the general meeting of shareholders of MariaDB made by the qualified majority in accordance with Chapter 5, Section 27, Subsections 1–3 of the Finnish Companies Act.

“Maximum Redemption Scenario” means a scenario whereby 25,052,673 APHC Class A Ordinary Shares are redeemed from APHC Public Shareholders (which represents the maximum amount of redemptions that, as of June 30, 2022, would still enable APHC to have sufficient cash to satisfy the cash-related closing conditions in the Merger Agreement (assuming estimated adjusted transaction expenses of $26.7 million as of June 30, 2022)) in connection with the consummation of the Business Combination.

“Merger” means the cross-border merger of MariaDB with and into Irish Holdco, with MariaDB dissolving without going into liquidation and Irish Holdco continuing as the surviving corporation pursuant to the Cross Border Merger Laws.

“Merger Agreement” means the Business Combination Agreement, dated as of January 31, 2022 (as it may be further amended from time to time), by and among APHC, Merger Sub, Irish Holdco and MariaDB, a copy of which is attached hereto as Annex A.

“Merger Sub” means Meridian MergerSub Inc., a Cayman Islands exempted company and wholly owned subsidiary of Irish Holdco.

“Merger Effective Time” means the time of the closing of the Merger as specified in the Final Order.

“Name Change Proposal” means the proposal to be considered at the Special Meeting to approve the change of the name of Irish Holdco to “MariaDB plc.”

“No Redemption Scenario” means a scenario whereby no APHC Class A Ordinary Shares are redeemed from Public Shareholders in connection with the consummation of the Business Combination.

“Note” means the promissory note issued to the Sponsor as consideration for a loan in an aggregate of up to $300,000 to cover expenses related to the APHC IPO.

“NYSE” means The New York Stock Exchange LLC.

“Other Forward Purchase Arrangements” means (i) certain forward purchase arrangements entered into in February 2021 between the Sponsor, its co-founders (Theodore T. Wang and Shihuang “Simon” Xie), and certain individuals, who are currently APHC officers performing non-executive functions, pursuant to which the Sponsor agreed to transfer an aggregate of 75,000 Founder Shares for non-cash consideration in the form of services rendered, and (ii) certain other forward purchase arrangements entered into in the first half of 2022 between the Sponsor and certain other individuals, with whom the Sponsor or its co-founders had pre-existing business relationships, pursuant to which the Sponsor agreed to transfer an aggregate of 60,000 Founder Shares for non-cash consideration in the form of services rendered, which transfers are, in each case, expected to be consummated shortly before the completion of the Irish Domestication Merger.

“Other Forward Purchasers” means the individuals with whom the Sponsor entered into the Other Forward Purchase Arrangements.

“PIPE Investment” means the sale by Irish Holdco to the PIPE Investors of 1,915,790 ordinary shares of Irish Holdco in exchange for an aggregate purchase price of $18,200,000.

“PIPE Investors” means persons that entered into Subscription Agreements on or prior to the date of the Merger Agreement, pursuant to which such persons agreed to purchase for cash ordinary shares of Irish Holdco pursuant to the PIPE Investment.

“Plan of Merger” means the plan of merger filed with the Registrar of Public Companies of the Cayman Islands under the Cayman Islands Companies Act to effect the Irish Domestication Merger.

“Private Placement” means the private placement of the APHC Private Warrants.

“Public Shareholders” or “APHC Public Shareholders” means holders of APHC Class A Ordinary Shares, including the Initial Shareholders to the extent the Initial Shareholders hold APHC Class A Ordinary Shares; provided, that the Initial Shareholders are considered a “Public Shareholder” only with respect to any APHC Class A Ordinary Shares held by them.

“Registration Rights Agreement” means the Registration Rights Agreement to be entered into by and among Irish Holdco, the Sponsor, and certain existing equityholders and affiliates of MariaDB, pursuant to which the Sponsor and signatory equityholders and affiliates of MariaDB and their permitted transferees will be entitled to, among other things, registration rights with respect to certain Combined Company Ordinary Shares; and in substantially the form attached to the proxy statement/prospectus as Annex H.

“Registration Rights Holders” means those parties with registration rights under the Registration Rights Agreement.

“Related Agreements” means, collectively, the Shareholder Support Agreement, the Lock-Up Agreement, the Registration Rights Agreement and the Amended Irish Holdco Memorandum and Articles of Association.

“Required Proposals” means, collectively, the Business Combination Proposal, the Irish Domestication Merger Proposal, the APHC Articles Proposal, the Issuance Proposal, the Irish Holdco Articles Proposal, the Election Proposal, the 2022 Equity Incentive Plan Proposal and the Name Change Proposal.

“Rollover Options” means the options to acquire Combined Company Ordinary Shares resulting from the automatic conversion at the Merger Effective Time of each MariaDB Equity Award (with the holder thereof ceasing to have any rights under the original MariaDB Equity Award on conversion) that is outstanding and unexercised as of immediately prior to the Merger Effective Time into an option to be settled in Combined Company Ordinary Shares on the same terms and conditions as were applicable to the corresponding MariaDB Equity Award immediately prior to the Merger Effective Time (other than adjustments to the number of shares and exercise price based on the Exchange Ratio), including applicable vesting conditions, subject to limited exceptions described in the Merger Agreement.

“Rule 144” means Rule 144 of the Securities Act.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Special Meeting” means the extraordinary general meeting of APHC Shareholders to be held in lieu of the 2022 general annual meeting of the APHC Shareholders that is the subject of this proxy statement/prospectus.

“Sponsor” means Angel Pond Partners LLC.

“Shareholder Support Agreements” means the Shareholder Support Agreements, dated January 31, 2022, by and among APHC, MariaDB and certain shareholders of MariaDB, pursuant to which such MariaDB Shareholders agreed, among other things, to support and vote all of their MariaDB Capital Shares in favor of the Merger; and in substantially the form attached to this proxy statement/prospectus as Annex F.

“Subscription Agreement” means a contract entered into by APHC and a PIPE Investor concurrently with the execution of the Merger Agreement in connection with the PIPE Investment; and in substantially the form attached to this proxy statement/prospectus as Annex E.

“Syndicated Investors” means those institutional and professional accredited investors (namely Linden Capital L.P., Ronald Santella and Ashton Hudson (through Riverwood Strategic Advisors, LLC), Paul Russo, Xuhua Zhou, Brian Levine, Robert Frumkes, Alexander Zyngier, Leland Hensch, Ronald Morgan, John Willian, Jeff Nedelman, Quan Mai, Pearl Yuan-Garg and Kirtiraj Chauhan), with whom the Sponsor had pre-existing professional or personal relationships, and who entered into forward purchase arrangements with the Sponsor to effect the At Risk Capital Syndication.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Trust Account” means the trust account of APHC that holds the proceeds from the APHC IPO.

“Trust Agreement” means the Investment Management Trust Agreement, dated as of May 18, 2021, by and between APHC and Continental Stock Transfer & Trust Company.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

APHC and MariaDB own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their respective businesses. In addition, their names, logos and website names and addresses are their trademarks or service marks. Other trademarks, trade names and service marks appearing in this proxy statement/prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this proxy statement/prospectus are listed without the applicable ®, ™ and SM symbols, but they will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

QUESTIONS AND ANSWERS

The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the Special Meeting and the proposals to be presented at the Special Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to APHC Shareholders. APHC Shareholders are urged to read carefully this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein, to fully understand the proposed Business Combination and the voting procedures for the Special Meeting, which will be held at the offices of Cleary Gottlieb Steen & Hamilton LLP, located at One Liberty Plaza, New York, NY 10006 and virtually via live webcast at https://www.cstproxy.com/angelpond/2022, on November 22, 2022 at 11:00 a.m. Eastern Time. The Special Meeting can be accessed by attending the offices of Cleary Gottlieb Steen & Hamilton LLP or visiting https://www.cstproxy.com/angelpond/2022, where you will be able to listen to the meeting live, ask questions relating to the resolutions to be put to the Special Meeting and to vote during the meeting. Additionally, you have the option to listen only to the Special Meeting by dialing 1 800-450-7155 (toll-free within the U.S. and Canada) or +1 857-999-9155 (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is 3943639#, but please note that you cannot vote during the meeting or ask questions if you choose to participate telephonically.

QUESTIONS AND ANSWERS ABOUT APHC’S SPECIAL MEETING AND THE BUSINESS COMBINATION

Q:	Why am I receiving this proxy statement/prospectus?

A:

APHC Shareholders are being asked to consider and vote upon and to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, among other proposals. We have entered into the Merger Agreement, providing for, among other things, the merger of MariaDB with and into Irish Holdco, with Irish Holdco continuing as the surviving corporation. You are being asked to vote on the Business Combination and certain related matters. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

This proxy statement/prospectus and its Annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting. You should read this proxy statement/prospectus and its Annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its Annexes.

Q:	When and where is the Special Meeting?

A:

The Special Meeting will be held at the offices of Cleary Gottlieb Steen & Hamilton LLP, located at One Liberty Plaza, New York, NY 10006 and virtually via live webcast at https://www.cstproxy.com/angelpond/2022, on November 22, 2022, at 11:00 a.m. Eastern Time. The Special Meeting can be accessed by attending the offices of Cleary Gottlieb Steen & Hamilton LLP or visiting https://www.cstproxy.com/angelpond/2022, where you will be able to listen to the meeting live, ask questions relating to the resolutions to be put to the Special Meeting and to vote during the meeting. Additionally, you have the option to listen only to the Special Meeting by dialing 1 800-450-7155 (toll-free within the U.S. and Canada) or +1 857-999-9155 (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is 3943639#, but please note that you cannot vote during the meeting or ask questions if you choose to participate telephonically.

Q:	What are the specific proposals on which I am being asked to vote at the Special Meeting?

A:	Public Shareholders are being asked to approve the following proposals:

1.	Business Combination Proposal—To consider and vote upon and to approve by an ordinary resolution under Cayman Islands law the entry into the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and approve the transactions contemplated thereby, including, among other things, the Merger (Proposal No. 1);

2.

Irish Domestication Merger Proposal—To consider and vote upon and to approve by a special resolution under Cayman Islands law the merger of Merger Sub with and into APHC, with APHC continuing as the surviving corporation (Proposal No. 2);

3.

APHC Articles Proposal—To consider and vote upon and to approve by a special resolution under Cayman Islands law the adoption of the Amendment and Restatement of the APHC Amended and Restated Memorandum and Articles of Association, a copy of which is attached to this proxy statement/prospectus as Annex B (Proposal No. 3);

4.

Issuance Proposal—To consider and vote upon and to approve by an ordinary resolution under Cayman Islands law, for purposes of complying with applicable NYSE listing rules, the issuance of more than 20% of the total Combined Company Ordinary Shares and a change of control of APHC, in connection with the Merger (Proposal No. 4);

5.

Irish Holdco Articles Proposal—To consider and approve, on a non-binding basis, the adoption by Irish Holdco of the Amended Irish Holdco Memorandum and Articles of Association, a copy of which is attached to this proxy statement/prospectus as Annex C (Proposal No. 5);

6.	Election Proposal—To consider and approve, on a non-binding basis, the election of directors to the Irish Holdco Board in accordance with the Merger Agreement (Proposal No. 6);

7.

2022 Equity Incentive Plan Proposal—To consider and approve, on a non-binding basis, the adoption by Irish Holdco of the 2022 Equity Incentive Plan, in the form attached to this proxy statement/prospectus as Annex D (Proposal No. 7);

8.	Name Change Proposal—To consider and approve, on a non-binding basis, the change of the name of Irish Holdco to “MariaDB plc” (Proposal No. 8); and

9.

Adjournment Proposal—To consider and vote upon and to approve by an ordinary resolution under Cayman Islands law to allow the chairperson of the Special Meeting to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient shares represented to constitute a quorum necessary to conduct business at the Special Meeting or for the approval of one or more proposals at the Special Meeting or to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus/information statement is provided to shareholders (Proposal No. 9).

Q:	Is the Business Combination conditioned on shareholder approval of all the Required Proposals?

A:

Yes. The Business Combination is conditioned on the approval of the Business Combination Proposal, the Irish Domestication Merger Proposal, the APHC Articles Proposal, the Issuance Proposal, the Irish Holdco Articles Proposal, the Election Proposal, the 2022 Equity Incentive Plan Proposal and the Name Change Proposal (together, the “Required Proposals”) at the Special Meeting. If we fail to obtain sufficient votes for the Required Proposals, we will not satisfy the conditions to closing of the Merger Agreement (unless waived by the required parties) and we will be prevented from closing the Business Combination. It is important for you to note that in the event that the Required Proposals do not receive the requisite vote for approval, we will not (unless appropriate waivers are obtained) consummate the Business Combination.

If we do not consummate the Business Combination and fail to complete an initial business combination by May 20, 2023, we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the Public Shareholders.

Q:	Why is APHC proposing the Irish Domestication Merger?

A:

The APHC Board believes that it is in the best interests of APHC and APHC Shareholders to effect the Irish Domestication Merger as part of the Business Combination which will lead to the ultimate surviving entity of the Business Combination being an Irish incorporated public limited company, in order to take advantage of the favorable business and tax regime in Ireland, that would otherwise be unavailable to the Combined Company if it were to conduct an operating business in the United States as a foreign corporation from certain other potential jurisdictions, such as the Cayman Islands, following the Business Combination. In addition, the APHC Board believes Ireland provides a recognized body of corporate law that will facilitate effective corporate governance by the Combined Company’s officers and directors. Ireland maintains a favorable legal and regulatory environment in which to operate. For many years, Ireland has followed a policy of encouraging companies to incorporate there and in furtherance of that policy, has adopted comprehensive, modern and flexible corporate laws that are regularly updated and revised to meet changing business needs. As a result, many major corporations have initially chosen Ireland as their domicile or have subsequently reincorporated in Ireland. Due to Ireland’s longstanding policy of encouraging incorporation in its jurisdiction and consequently its prevalence as a country of incorporation, Irish courts have developed considerable expertise in dealing with corporate issues and a substantial body of case law has developed construing the Irish Companies Act and establishing public policies with respect to Irish corporations. It is anticipated that the Irish Companies Act will continue to be interpreted and explained in a number of significant court decisions that should provide greater predictability with respect to the Combined Company’s corporate legal affairs.

The Irish Domestication Merger may not occur unless the APHC Shareholders have approved the Required Proposals, and the Merger Agreement remains in full force and effect prior to the Irish Domestication Merger. The Irish Domestication Merger will occur immediately prior to the Merger Effective Time.

Q:	What is involved with the Irish Domestication Merger?

A:

The Irish Domestication Merger will require APHC and Merger Sub to file the Plan of Merger and the required approvals as detailed in the Irish Domestication Merger Proposal, with the Registrar of Companies in the Cayman Islands, in accordance with the applicable provisions of the Cayman Island Companies Act. At the Irish Domestication Merger Effective Time, Merger Sub will merge with and into APHC, the separate corporate existence of Merger Sub will cease, and APHC will continue its existence under the Cayman Islands Companies Act after the merger as a wholly owned subsidiary of Irish Holdco.

Q:	When do you expect that the Irish Domestication Merger will be effective?

A:	The Irish Domestication Merger is expected to become effective shortly prior to the Merger Effective Time.

Q:	How will the Irish Domestication Merger affect my securities of APHC?

A:

Pursuant to the Irish Domestication Merger, and without further action by APHC Shareholders, each APHC Class A Ordinary Share outstanding immediately prior to the Irish Domestication Merger Effective Time will be automatically cancelled and convert into the right to receive one Combined Company Ordinary Share and, as a result of the approval and adoption of APHC Articles Proposal, each APHC Class B Ordinary Share outstanding immediately prior to the Irish Domestication Merger Effective Time will be automatically cancelled and convert into the right to receive one Combined Company Ordinary Share. By virtue of the Irish Domestication Merger and without any action on the part of any holder of APHC Warrants, each APHC Warrant that is outstanding immediately prior to the consummation of the Irish Domestication Merger will be automatically adjusted to entitle the holder thereof to acquire Combined Company Ordinary Shares rather than APHC Class A Ordinary Shares and each issued and outstanding APHC Public Unit, consisting of one APHC Class A Ordinary Share and one-third of one APHC Public Warrant, that has not been previously separated into its component parts upon the request of the holder thereof, will be automatically separated into its component parts and entitle the holder thereof to one Combined Company Ordinary Share and one-third of one Combined Company Public Warrant to acquire one Combined Company Ordinary Share.

Q:	What are the U.S. federal income tax consequences of the Irish Domestication Merger?

A:

As discussed more fully under the section titled “Material U.S. Federal Income Tax Considerations,” APHC intends for the Irish Domestication Merger to qualify as a reorganization within the meaning of Section 368(a)(l)(F) of the Code. Assuming that the Irish Domestication Merger so qualifies, and subject to the “passive foreign investment company” (“PFIC”) rules discussed below and under “Material U.S. Federal Income Tax Considerations—U.S. Holders—PFIC Considerations,” U.S. holders (as defined in “Material U.S. Federal Income Tax Considerations”) should not recognize gain or loss for U.S. federal income tax purposes. Because APHC is a special purpose acquisition company with no current active business, it is likely that it was a PFIC for U.S. federal income tax purposes for the fiscal year ended December 31, 2021 and it may or may not be a PFIC in the current taxable year. Proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code, which generally require that a U.S. person who disposes of stock of a PFIC (including for the purpose of exchanging APHC Public Warrants for newly issued Combined Company Public Warrants in the Irish Domestication Merger) must recognize gain equal to the excess, if any, of the fair market value of the Combined Company Ordinary Shares or Combined Company Public Warrants received in the Irish Domestication Merger and the U.S. holder’s adjusted tax basis in the corresponding APHC Class A Ordinary Shares and APHC Public Warrants surrendered in exchange therefor, notwithstanding any other provision of the Code. However, these proposed Treasury Regulations, if finalized in their current form, provide an exception for stock of a PFIC that is exchanged for stock of the acquiring foreign corporation in an F Reorganization. Accordingly, assuming the Irish Domestication Merger qualifies as an F Reorganization, the proposed Treasury Regulations, if finalized in their current form, would not require a U.S. holder of APHC Class A Ordinary Shares or APHC Public Warrants to recognize gain on the exchange of such shares or warrants for Combined Company Ordinary Shares or Combined Company Public Warrants pursuant to the Irish Domestication Merger. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. For a more complete discussion of the potential application of the PFIC rules to U.S. holders as a result of the Irish Domestication Merger, see the discussion in the section titled “Material U.S. Federal Income Tax Considerations—U.S. Holders—PFIC Considerations.” Each U.S. holder of APHC Class A Ordinary Shares or APHC Public Warrants is urged to consult its own tax advisor concerning the application of the PFIC rules, including the proposed Treasury Regulations, to the exchange of APHC Class A Ordinary Shares and APHC Public Warrants for Combined Company Ordinary Shares and Combined Company Public Warrants pursuant to the Irish Domestication Merger.

The tax consequences of the Irish Domestication Merger will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor regarding the tax consequences to them of the Irish Domestication Merger, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Irish Domestication Merger, see “Material U.S. Federal Income Tax Considerations—U.S. Holders—Effects of the Irish Domestication Merger on U.S. Holders.”

Q:	Why is APHC proposing the Business Combination?

A:

We are a special purpose acquisition company incorporated as a Cayman Islands exempted company on January 18, 2021 and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Our acquisition plan is not limited to a particular industry or geographic region for purposes of consummating an initial business combination. However, we (a) must complete an initial business combination with one or more target businesses that together have a fair market value of at least 80% of the assets held in the Trust Account (excluding amounts disbursed, if permitted, and any Deferred Discount) at the time of the agreement to enter into the initial business combination and (b) are not, under the APHC Amended and Restated Memorandum and Articles of Association, permitted to effect an initial business combination with a special purpose acquisition company or a similar company with nominal operations.

The prospectus for the APHC IPO stated that we intended to use the following general criteria and guidelines to evaluate potential acquisition opportunities:

•

Technology-Enabled Growth Companies: Companies that operate in markets and industry verticals in technology-enabled sectors that are growing due to new trends in consumer behavior with a focus on sectors including, without limitation, e-commerce; enterprise software and cloud computing; and fintech. We focus on companies that use and integrate technology to drive meaningful operational improvements and efficiency gains, or use technology solutions, including innovative business models and/or product offerings, to disrupt existing business models and create new paradigms that have large market potential. Experience of the Sponsor’s founders with early investments in companies such as Kuaidi Dache and Meituan speak to these philosophies. We seek to exclude businesses that are extremely sensitive to geopolitical and regulatory conditions;

•

Sustainable Competitive Differentiation and Superior Economic Models: Companies that we believe have strong competitive moats that, in our view, can provide true differentiation and form the basis of long-term growth and generate strong and stable cash flows over time. We believe such companies can benefit from our team’s experience, extensive network and industry insights to drive growth and enhance revenue and operational efficiencies;

•

Within Our Relationship Nexus: Companies that are within our networks of relationships with founders, operators, investors and advisors; where we can proprietarily source opportunities for our initial business combination;

•

Led by Strong Target Management Teams: Companies that have strong management teams with a proven track record of driving growth, building long-term competitive advantage and making sound strategic decisions; to the extent we believe it will enhance our shareholder value, we seek to selectively supplement and enhance the capabilities of the target business’s management team by recruiting additional talent through our network of relationships;

•

Public-Company Ready: Companies where we have a differentiated view on the ability of the target to create value as a public company; that will be ready in the near-term to operate in the scrutiny of public markets, with strong management, corporate governance and reporting policies in place; and which we believe will be well-received by public investors; and

•	Represent a Compelling Value Proposition: Companies that offer risk-adjusted equity returns for Public Shareholders, with potential value creation and growth acceleration opportunities.

Based on our due diligence investigations of MariaDB and the industry in which it operates, including the financial and other information provided by MariaDB in the course of negotiations, we believe that MariaDB meets many of the criteria and guidelines listed above, and will meet all of the criteria and guidelines listed above by the time of the Business Combination.

Q:	Why is APHC providing APHC Shareholders with the opportunity to vote on the Business Combination?

A:

Under the APHC Amended and Restated Memorandum and Articles of Association and the Trust Agreement, we must provide all holders of APHC Class A Ordinary Shares with the opportunity to have their APHC Class A Ordinary Shares redeemed upon the consummation of our initial business combination either in conjunction with a tender offer or in conjunction with a shareholder vote. For business and other reasons, we have elected to provide APHC Shareholders with the opportunity to have their APHC Class A Ordinary Shares redeemed in connection with a shareholder vote rather than a tender offer. In addition, such approval is also a condition, among other conditions, to the closing of the Merger.

Q:	What will happen in the Business Combination?

A:

Pursuant to the Merger Agreement, and upon the terms and subject to the conditions set forth therein, and in addition to the other transactions described therein, APHC will consummate the Irish Domestication Merger and then the Merger between MariaDB and Irish Holdco will occur. Upon the Merger, MariaDB will dissolve without going into liquidation and the Combined Company will continue as the surviving entity, with the APHC Shareholders immediately prior to the closing of the Merger, and the MariaDB Shareholders, along with the PIPE Investors, immediately prior to the closing of the Merger, collectively owning the Combined Company Ordinary Shares.

As soon as is reasonably practicable after the closing of the Merger, and subject to and upon the terms and conditions of the Merger Agreement and the applicable provisions of the Cayman Islands Companies Act, the Liquidation of APHC will occur.

Q:	What steps are required to carry out the Merger?

A:

A cross-border merger of companies from different EU member states is governed by the EU Merger Directive, which provides a set of procedures for the merger of companies from different EU member states. As the Merger comes within the scope of the EU Merger Directive, it must comply with both the Irish Merger Regulations and the relevant provisions of the Finnish Companies Act, which implemented the EU Merger Directive in Ireland and Finland, respectively. Although the EU Merger Directive is binding with respect to the ends it must achieve, each EU member state has a degree of autonomy regarding the means with which it implements the EU Merger Directive domestically. Some differences therefore exist between the measures implementing the EU Merger Directive across different EU member states, including between Ireland and Finland.

The Merger is to be structured as a “merger by acquisition” under Regulation 2(1) of the Irish Merger Regulations and a “cross-border absorption merger” under Chapter 16, Section 19 of the Finnish Companies Act, the result of which is that all the assets and all liabilities of MariaDB will be acquired and assumed, respectively, by Irish Holdco by universal succession of title and by operation of law and MariaDB will be dissolved without going into liquidation and, upon the registration with the Finnish Trade Register, removed from the Finnish Trade Register in accordance with the Final Order.

An extraordinary general meeting of MariaDB Shareholders (the “Extraordinary General Meeting”) will be held to adopt the resolution to enter into the Merger in accordance with the Common Draft Terms. MariaDB Shareholders will be asked to vote in favor of the Merger in accordance with the Common Draft Terms. As a condition to the Merger, the shareholder of Irish Holdco (which is APHC) will also be required to approve the Merger.

In order to effect the Merger, MariaDB and Irish Holdco are each required, pursuant to the Finnish Companies Act and the Irish Merger Regulations, respectively, to obtain an independent expert’s report. MariaDB and Irish Holdco have respectively engaged Deloitte Finland and Deloitte Ireland to issue such reports, which were issued on August 17, 2022 and August 22, 2022, respectively. These reports confirm, among other things, the opinion of Deloitte Finland and Deloitte Ireland that a true and fair view has been provided of the grounds for setting the merger consideration.

In connection with the Merger, the following main steps are required under the Cross Border Merger Laws:

Finland

•

The Common Draft Terms, as well as all other documents required by the Finnish Companies Act, have been filed with the Finnish Trade Register and the Common Draft Terms were registered in the Finnish Trade Register on August 19, 2022.

•

The Common Draft Terms, as well as all other documents required by the Finnish Companies Act, have been made available at the head offices and/or on the websites of MariaDB and Irish Holdco in advance of the Extraordinary General Meeting, which has been summoned to be held on October 26, 2022.

•	At the Extraordinary General Meeting, the resolution to enter into the Merger in accordance with the Common Draft Terms will be put to the MariaDB Shareholders.

•

Concurrently with the filing of the Common Draft Terms with the Finnish Trade Register, MariaDB applied for an issuance of a public notice to its creditors and such public notice was published in the Finnish Official Journal on August 26, 2022. No later than one month before the due date set for creditors but not prior to the Extraordinary General Meeting, MariaDB will send written notifications of the public notice to its known creditors.

•

Notification will made to the Finnish Trade Register for a pre-merger certificate after the due date set for creditors. In case a creditor has opposed the Merger pursuant to Chapter 16, Section 6 of the Finnish Companies Act, and such opposition is not withdrawn, the pre-merger certificate will only be issued once it has been affirmed by a confirmatory court judgment that the creditor has received payment or full security for the receivable.

•	The issuance by the Finnish Trade Register of the pre-merger certificate and delivery thereof to Irish Holdco, in accordance with Chapter 16, Section 26 of the Finnish Companies Act.

Ireland

•	The Common Draft Terms of Merger, together with a Form CBM1, have been filed with the Irish Companies Registration Office.

•	Notice of this filing and of the Merger was published in two Irish national daily newspapers and the Irish Companies Registration Office Gazette on September 21, 2022.

•

The Common Draft Terms of Merger, together with all other documents required by the Irish Merger Regulations, have been made available for inspection at the registered office of Irish Holdco in Ireland.

•	The shareholder of Irish Holdco (which is APHC) will pass a resolution to approve the Common Draft Terms by special resolution under Irish law.

•	Application will be made to the Irish High Court for a pre-merger certificate.

•

Subject to issuance of a pre-merger certificate by the Irish High Court and the issuance of a pre-merger certificate by the Finnish Trade Register, an application will be made to the Irish High Court for an order to confirm legal scrutiny of the Merger and to set the Merger Effective Time. The hearing of this application will be advertised in the international editions of the Financial Times and the Wall Street Journal, and/or such other publications as the Irish High Court may prescribe. MariaDB Shareholders may attend the approval hearing and make representations at such meeting.

•

The Merger will take effect at the Merger Effective Time. Once the Merger takes effect as provided for in the Cross Border Merger Laws, it may not be declared null and void and the Final Order made by the Irish High Court, specifying the Merger Effective Time, shall constitute conclusive evidence of the effectiveness of the Merger.

In connection with the Merger, the following steps will occur by operation of law at the Merger Effective Time:

•	MariaDB will be merged with and into Irish Holdco, with Irish Holdco as the surviving entity, and MariaDB will dissolve without going into liquidation at the Merger Effective Time;

•	all of the assets and liabilities of MariaDB will be acquired and assumed by Irish Holdco by universal succession of title;

•	MariaDB Shareholders will receive, in accordance with the Exchange Ratio, shares in the Combined Company for each MariaDB share held on the terms and conditions set out in the Common Draft Terms;

•

all contracts, agreements or instruments to which MariaDB is a party will be transferred to Irish Holdco, and Irish Holdco will have the same rights and will be subject to the same obligations to which

MariaDB is subject to under such contracts, agreements or instruments. Further, all legal proceedings pending by or against MariaDB will be continued with the substitution for MariaDB of Irish Holdco as a party.

As a result of the Merger, MariaDB Shareholders will become shareholders of the Combined Company, and MariaDB will dissolve without going into liquidation and, upon the registration with the Finnish Trade Register, be removed from the Finnish Trade Register in accordance with the Final Order.

Q:	Is the closing of the Merger subject to the exercise of creditors’ rights?

A:

Yes, the effectiveness of the Merger is subject to the exercise of creditors’ rights in accordance with Chapter 16, Section 6 of the Finnish Companies Act. MariaDB has concurrently with the filing of the Common Draft Terms with the Finnish Trade Register applied for an issuance of a public notice to its creditors and such public notice was published in the Finnish Official Journal on August 26, 2022. In addition, MariaDB will in accordance with Chapter 16, Section 7 of the Finnish Companies Act and the Merger Agreement, no later than one month before the due date set for creditors, but not prior to acquiring the MariaDB Shareholder Approval at the Extraordinary General Meeting, send written notifications of the public notice to its known creditors.

The creditors of MariaDB may exercise their rights under Chapter 16, Section 6 of the Finnish Companies Act. As and to the extent required to complete the Merger, MariaDB shall in accordance with the Merger Agreement use its reasonable best efforts and Irish Holdco will reasonably cooperate and assist MariaDB to (i) negotiate with a creditor that has raised any objections (an “Objecting Creditor”) to reach an agreement regarding the claim, including by settling such claim if the claim is undisputed and has fallen due or by offering sufficient security, in order to obtain a written cancellation of the objection from the Objecting Creditor or (ii) commence a process at a relevant district court to obtain a confirmatory judgement that the underlying receivable of the Objecting Creditor does not exist or has been repaid or the Objecting Creditor has been provided with sufficient security, as applicable, within one (1) month from the due date set forth in the public notice issued to the creditors of MariaDB.

The creditors of Irish Holdco may exercise their rights under Regulation 15 of the Irish Merger Regulations, which permits creditors to be heard at the application to the Irish High Court for the order confirming legal scrutiny of the Merger.

Q:	How has the announcement of the Business Combination affected the trading price of the APHC Class A Ordinary Shares, APHC Public Units, and APHC Public Warrants?

A:

On January 31, 2022, the last trading date before the public announcement of the Business Combination, the APHC Public Units, APHC Class A Ordinary Shares and APHC Public Warrants closed at $9.81, $9.65 and $0.52, respectively. On October 21, 2022, the trading date immediately prior to the date of this proxy statement/prospectus, the APHC Public Units, APHC Class A Ordinary Shares and APHC Public Warrants closed at $9.97, $9.93 and $0.33, respectively.

Q:	Following the Merger, will APHC’s or the Combined Company’s securities continue to trade on a stock exchange?

A:

The APHC Class A Ordinary Shares, APHC Public Units, and APHC Public Warrants are currently listed on the NYSE under the symbols “POND,” “POND.U,” and “POND WS,” respectively. Pursuant to the Irish Domestication Merger, APHC Class A Ordinary Shares will automatically convert into Combined Company Ordinary Shares and APHC Public Warrants will automatically become redeemable warrants to acquire Combined Company Ordinary Shares (no other changes will be made to the terms of any issued and outstanding APHC Public Warrants as a result of the Irish Domestication Merger). Additionally, immediately prior to the Irish Domestication Merger, each issued and outstanding APHC Public Unit that has not been previously separated into its component parts upon the request of the holder thereof will be automatically separated into its component parts and entitle the holder thereof to one Combined Company Ordinary Share and one-third of one Combined Company Public Warrants. Irish Holdco will apply for listing, to be effective at the time of the Merger, of the Combined Company Ordinary Shares and Combined Company Public Warrants on the NYSE under the symbols “MRDB” and “MRDB.WS,” respectively.

Q:	Is the Business Combination the first step in a “going private” transaction?

A:

No. We do not intend for the Business Combination to be the first step in a “going private” transaction. One of the primary purposes of the Business Combination is to provide a platform for MariaDB to access the U.S. public markets.

Q:	Will the management of APHC change in the Business Combination?

A:

Following the closing of the Merger, it is expected that the current senior management of MariaDB will comprise the senior management of the Combined Company, and the board of directors of the Combined Company will consist of Michael Howard, the current CEO of MariaDB, Alexander B. Suh, Theodore T. Wang, the current Chairman and CEO of APHC, Christine Russell, Harold R. Berenson, and Jurgen Ingels. Please see the section titled “Management of the Combined Company” for additional information.

Q:	How will the Business Combination impact the APHC Class A Ordinary Shares outstanding following the closing of the Merger?

A:

As a result of the Business Combination, including the conversion of APHC Class A Ordinary Shares into Combined Company Public Shares and the Merger, approximately 92,545,148 Combined Company Ordinary Shares are expected to be outstanding, which will represent approximately 348.5% more than the number of APHC Class A Ordinary Shares outstanding prior to the Business Combination (assuming that no APHC Class A Ordinary Shares are redeemed). Additional Combined Company Ordinary Shares may be issuable in the future, including Combined Company Ordinary Shares issued upon exercise of the Combined Company Public Warrants (including the warrants that were previously APHC Public Warrants), Rollover Options and other warrants and convertible securities following the closing of the Merger. The issuance and sale of such shares in the public market could adversely impact the market price of Combined Company Ordinary Shares, even if our business is doing well.

Q:	What will MariaDB Shareholders receive in the Business Combination?

A:

Subject to the terms of the Merger Agreement and the Common Draft Terms and the customary adjustments set forth therein, the aggregate share consideration to be paid to MariaDB Shareholders and deemed set aside for vested MariaDB Equity Awards in connection with the Merger, will be up to 62,807,089 Combined Company Ordinary Shares (deemed to have an assumed value of $10.00 per share) with an implied value of up to approximately $628.1 million (inclusive of the number of Combined Company Ordinary Shares issuable on exercise of Rollover Options). Pursuant to the Merger Agreement and the Common Draft Terms, each MariaDB Ordinary Share issued and outstanding immediately prior to the Merger Effective Time (including MariaDB Ordinary Shares issued upon the automatic conversion of MariaDB Preferred Shares immediately prior to the Merger Effective Time in accordance with MariaDB’s articles of association and the MariaDB SHA) will be automatically canceled and converted into the right to receive a number of Combined Company Ordinary Shares equal to the Exchange Ratio (subject to certain adjustments as described in the Merger Agreement).

Q.	What will holders of MariaDB Equity Awards receive in the Business Combination?

A:

Pursuant to the Merger Agreement and the Common Draft Terms, each MariaDB Equity Award that is issued and outstanding immediately prior to the Merger Effective Time will automatically convert (with the holder thereof ceasing to have any rights under the original MariaDB Equity Award on conversion) into an equity award to be settled in Combined Company Ordinary Shares on the same terms and conditions as were applicable to such MariaDB Equity Award immediately prior to the Merger Effective Time, including applicable vesting conditions (subject to limited exceptions described in the Merger Agreement), equal to the product (rounded down to the nearest whole number) of (i) the number of MariaDB Ordinary Shares subject to such MariaDB Equity Award immediately prior to the Merger Effective Time, and (ii) the Exchange Ratio, at an exercise price per share, if applicable, equal to (x) the exercise price per share of such MariaDB Equity Award immediately prior to the Merger Effective Time (rounded up to the nearest whole cent) divided by (y) the Exchange Ratio (subject to certain adjustments as described in the Merger Agreement). As of the date of this proxy statement/prospectus, the only MariaDB Equity Awards outstanding are options to subscribe to MariaDB Ordinary Shares, which will automatically convert into the Rollover Options at the Merger Effective Time.

Q:	What equity stake will the current APHC Shareholders, the MariaDB Shareholders and the holders of MariaDB Equity Awards hold in the Combined Company after the consummation of the Business Combination?

A:

Assuming no redemption of shares by APHC Shareholders and based on certain other exclusions and assumptions made as of June 30, 2022, it is anticipated that, upon the closing of the Merger: (i) APHC Shareholders (not including the Founder Shares of the Initial Shareholders, Syndicated Investors, and Other Forward Purchasers) will retain an ownership interest of approximately 28.7% in the Combined Company; (ii) the Initial Shareholders, Syndicated Investors, and Other Forward Purchasers through their Founder Shares will own approximately 7.2% of the Combined Company; (iii) the MariaDB Shareholders (including the holders of the 2020C Warrants assuming such holders have exercised such warrants) will own approximately 62.0% of the Combined Company; and (iv) the PIPE Investors will own approximately 2.1% of the Combined Company.

In connection with and prior to the Merger, the holders of 2020C Warrants will be given the opportunity to exercise their warrants to subscribe for an aggregate of 2,858,143 MariaDB Series C Preferred Shares. To the extent such warrants are not exercised, the subscription rights under these 2020C Warrants terminate prior to the Merger Effective Time. MariaDB Series C Preferred Shares issued and outstanding immediately prior to the Merger Effective Time will be converted into MariaDB Ordinary Shares which will be canceled and converted into the right to receive a number of Combined Company Ordinary Shares equal to the Exchange Ratio (subject to certain adjustments as described in the Merger Agreement).

The foregoing ownership percentages are calculated as of June 30, 2022 and are exclusive of the Rollover Options and certain MariaDB rollover warrants and assume (i) no exercise of redemption rights by APHC Shareholders; (ii) no inclusion of any APHC Class A Ordinary Shares issuable upon the exercise of APHC Warrants; and (iii) no exercise of redemption rights under the Finnish Companies Act by the MariaDB Shareholders. For more information, including pro forma ownership percentages of Public Shareholders, the Initial Shareholders, Syndicated Investors, Other Forward Purchasers, the MariaDB Shareholders, and PIPE Investors at different assumed levels of Public Shareholder redemption, please see the sections titled “Summary—Impact of the Business Combination on the Combined Company’s Shareholder Ownership” and “Unaudited Pro Forma Condensed Combined Financial Information.”

Q:	Will APHC or Irish Holdco obtain new financing in connection with the Business Combination?

A:

Yes. Concurrently with the execution of the Merger Agreement, APHC and Irish Holdco entered into Subscription Agreements with the PIPE Investors pursuant to which, among other things, the PIPE Investors agreed to subscribe for and purchase, and Irish Holdco agreed to issue and sell to the PIPE Investors, an aggregate amount of 1,915,790 Combined Company Ordinary Shares at the Merger Effective Time in exchange for an aggregate purchase price of $18,200,000, as set forth in the Subscription Agreements. Prior to the closing of the Merger, there may be additional subscriptions of securities of Irish Holdco by PIPE Investors for cash pursuant to the terms of the Merger Agreement (the “Additional PIPE Investments”).

Q:	What happens if I sell my APHC Class A Ordinary Shares before the Special Meeting?

A:

The record date for the Special Meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your APHC Class A Ordinary Shares after the record date, but before the Special Meeting, unless the transferee obtains a proxy from you to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your APHC Class A Ordinary Shares because you will no longer be able to deliver them for cancellation upon closing of the Merger. If you transfer your APHC Class A Ordinary Shares prior to the record date, you will have no right to vote those shares at the Special Meeting or redeem those shares for a pro rata portion of the proceeds held in our Trust Account.

Q:	What constitutes a quorum at the Special Meeting?

A:

The holders of a majority of the issued and outstanding APHC Ordinary Shares entitled to vote as of the record date at the Special Meeting must be present, in person or via the virtual meeting platform or be represented by proxy, at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting. Abstentions will be counted as present for the purpose of determining a quorum. The Initial Shareholders, who currently own 20% of the issued and outstanding APHC Ordinary Shares, will count towards this quorum. In the absence of a quorum, the chairman of the Special Meeting has power to adjourn the Special Meeting. As of the record date for the Special Meeting, 16,594,676 APHC Ordinary Shares would be required to achieve a quorum.

Q:	What vote is required to approve the proposals presented at the Special Meeting?

A:

Approval of each of the Business Combination Proposal, Issuance Proposal, and Adjournment Proposal by ordinary resolution requires the affirmative vote of a majority of the votes cast by holders of our outstanding ordinary shares, and approval of each of the Irish Domestication Merger Proposal and APHC Articles Proposal by special resolution requires the affirmative vote of a two-thirds of the votes cast by holders of our outstanding ordinary shares, in each case as represented in person or by proxy at the Special Meeting or via the virtual meeting platform and entitled to vote at the Special Meeting. Approval of each of the other Required Proposals will be non-binding votes that require the affirmative vote of a majority of the votes cast by holders of our outstanding ordinary shares. Failure to vote by proxy or to vote in person or via the virtual meeting platform at the Special Meeting and broker non-votes will have no effect on the Required Proposals. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Required Proposals.

The Initial Shareholders have agreed to vote their APHC Ordinary Shares in favor of all of the Required Proposals and the Adjournment Proposal.

Q:	What happens if the Required Proposals are not approved?

A:

If the Required Proposals are not approved and we do not consummate an initial business combination by May 20, 2023, we will be required to dissolve and liquidate the Trust Account, unless we extend the time we have to complete an initial business combination under the APHC Amended and Restated Memorandum and Articles of Association and the Trust Agreement.

Q:	How many votes do I have at the Special Meeting?

A:

APHC Shareholders are entitled to one vote on each proposal presented at the Special Meeting for each APHC Class A Ordinary Share and each APHC Class B Ordinary Share held of record as of October 20, 2022, the record date for the Special Meeting. As of the close of business on the record date, there were 33,189,352 outstanding APHC Ordinary Shares, consisting of 26,551,482 outstanding APHC Class A Ordinary Shares and 6,637,870 outstanding APHC Class B Ordinary Shares.

Q:	How will the Sponsor and other Initial Shareholders and APHC’s directors and officers vote?

A:

The Initial Shareholders (including the Sponsor) have agreed to vote any APHC Ordinary Shares owned by them in favor of all of the Required Proposals and the Adjournment Proposal. As of the date hereof, the Initial Shareholders own shares equal to 20% of the issued and outstanding APHC Ordinary Shares.

Except as previously disclosed in Form 4 filings under the Exchange Act and as disclosed herein, none of the Sponsor, directors or officers has purchased any APHC Ordinary Shares during or after the APHC IPO and, as of the date of this proxy statement/prospectus, neither we nor the Sponsor, directors or officers have entered into agreements, and are not currently in negotiations, and have no plans to purchase, sell or otherwise transfer APHC securities or related rights prior to the closing of the Merger. Currently, the Initial Shareholders own 20% of the issued and outstanding APHC Ordinary Shares, including all of the Founder Shares, and will be able to vote all such shares at the Special Meeting.

Q:	What interests do the Sponsor and other Initial Shareholders and APHC’s current officers and directors have in the Business Combination?

A:

The Sponsor, co-founders (Theodore T. Wang, our Chief Executive Officer and a member of the APHC Board, and Shihuang “Simon” Xie), certain members of the APHC Board, and our officers have interests in the Business Combination that are materially and substantially different from or in addition to (and which may conflict with) your interests. Because the interests of these persons, particularly from a financial point of view, are different from yours, you should take these interests into account in deciding whether to approve the Business Combination and the other Required Proposals and/or to exercise your redemption rights. These interests include:

•

the fact that Dr. Wang and an entity wholly owned and controlled by Mr. Xie are the co-managers of the Sponsor and have joint voting and investment discretion with respect to the securities held by the Sponsor.

•

the fact that the Sponsor paid an aggregate of $25,000 (approximately $0.004 per share) for the Founder Shares (6,637,870 APHC Class B Ordinary Shares), of which, in exchange for serving on the APHC Board and for no additional consideration, certain of APHC’s independent directors (Ms. Cloyd and Mr. Houlihan) received 22,500 Founder Shares, respectively;

•

the fact that the Sponsor paid an aggregate of approximately $7,310,297 (which was substantially funded by the At Risk Capital Syndication) for its 7,310,297 APHC Private Warrants in the Private Placement and that such APHC Private Warrants will expire and become worthless if an initial business combination is not consummated by May 20, 2023;

•

the fact that the Initial Shareholders hold an aggregate of 6,637,870 Founder Shares (including the Founder Shares to be transferred pursuant to the At Risk Capital Syndication and the Other Forward Purchase Arrangements shortly before completion of the Irish Domestication Merger), which will be worthless if a business combination is not consummated by May 20, 2023;

•

the fact that the Sponsor will transfer 135,000 Founder Shares to the Other Forward Purchasers pursuant to the Other Forward Purchase Arrangements shortly before the closing of the Irish Domestication Merger;

•

the fact that the Sponsor entered into the At Risk Capital Syndication, pursuant to which the Sponsor received up-front consideration in the aggregate amount of $6,400,000, which reduced the amount the Sponsor has at risk with respect to the Founder Shares and the APHC Private Warrants from a total of $7,335,297 to a total of $935,297 and shifted a corresponding amount of the risk to the Syndicated Investors, since the Sponsor is not required to reimburse the Syndicated Investors any amounts received in connection with the At Risk Capital Syndication, even if no initial business combination is consummated. As a result of the At Risk Capital Syndication, the Sponsor has a different set of incentives with respect to the consummation of an initial business combination than it would have had if the At Risk Capital Syndication had not been consummated;

•

the fact that the Sponsor paid an aggregate of $25,000 for the Founder Shares, or approximately $0.004 per Founder Share, and the Syndicated Investors paid the Sponsor $3.00 per share and $1.00 per warrant to receive Founder Shares and APHC Private Warrants pursuant to the At Risk Capital Syndication. As a result of these initial prices, the Sponsor, the Syndicated Investors and their affiliates stand to make a substantial profit even if an initial business combination subsequently declines in value or is unprofitable for APHC Public Shareholders. As a result of the acquisition cost of the Founder Shares and APHC Private Warrants, the Sponsor, the Syndicated Investors and their affiliates who hold Founder Shares and APHC Private Warrants could make a substantial profit even if, following the consummation of the initial business combination, the Combined Company subsequently declines in value or is unprofitable for the public shareholders. As a result of the At Risk Capital Syndication, the Sponsor shifted a substantial part of the risk of holding the Founder Shares and APHC Private Warrants to the Syndicated Investors, and as such this may result in a different set of incentives for the Sponsor with respect to the consummation of an initial business combination than if the At Risk Capital Syndication was not entered into;

•

the fact that if the Business Combination is completed, the Founder Shares will have a significantly higher value than the amount paid by the Sponsor for such shares. For illustrative purposes only, at the $10.00 per share implied value of the Combined Company Ordinary Shares in the Business Combination, the Founder Shares owned by the Sponsor and Ms. Cloyd and Mr. Houlihan would have a current aggregate value of approximately $48.6 million, $225,000, and $225,000, respectively. The value of the Sponsor’s Founder Shares represents the amount currently owned of record by the Sponsor excluding the Founder Shares to be distributed to third parties pursuant to the At Risk Capital Syndication and the Other Forward Purchase Arrangements, which is expected to occur shortly before the closing of the Irish Domestication Merger;

•

the fact that the Sponsor and its affiliates (Dr. Wang and Mr. Xie), as well as certain of APHC’s independent directors, Ms. Cloyd and Mr. Houlihan, do not have the same financial interests in the Business Combination as the APHC Public Shareholders. Even after giving effect to transfers of the Founder Shares pursuant to the At Risk Capital Syndication and the Other Forward Purchase Arrangements, the Sponsor and its affiliates and Ms. Cloyd and Mr. Houlihan stand to make a substantial profit from the Founder Shares they hold even if the Combined Company Ordinary Shares after completion of the Business Combination trade at prices significantly lower than the $10.00 per share implied value in the Business Combination. Based on the approximately $9.996 difference between the purchase price that the Sponsor paid for the Founder Shares and the purchase price of $10.00 per APHC Public Unit sold in the APHC IPO, the Sponsor and Ms. Cloyd and Mr. Houlihan may earn a positive rate of return even if the price of the Combined Company Ordinary Shares after the closing of the Merger falls significantly below the price initially paid for the APHC Public Units in the APHC IPO and the APHC Public Shareholders experience a negative rate of return after the Merger is completed;

•

the fact that the Initial Shareholders have agreed to waive their rights, for no consideration, to liquidating distributions from the Trust Account with respect to their Founder Shares if the parties fail to complete an initial business combination by May 20, 2023;

•	the fact that an affiliate of the Sponsor controlled by APHC’s co-founder Shihuang “Simon” Xie, Lakeside Travel Holding Ltd., paid, in January 2022, an aggregate of $27,200,000 for 15,044,832

MariaDB Series D Preferred Shares, at a valuation for MariaDB below the Merger Agreement valuation, in connection with an equity financing transaction consummated by MariaDB concurrent with the entry into the Merger Agreement. In connection with the Merger Agreement, the MariaDB Series D Preferred Shares that the Sponsor’s affiliate purchased will first be converted into MariaDB Ordinary Shares and then into the right to receive Combined Company Ordinary Shares at the Exchange Ratio if the Business Combination is consummated. For illustrative purposes only, at the $10.00 per share implied value of the Combined Company Ordinary Shares in the Business Combination, the estimated number of Combined Company Ordinary Shares expected to be issued on conversion of these MariaDB Series D Preferred Shares (based on an assumed Exchange Ratio as of June 30, 2022 of 0.2302) would have an aggregate value of approximately $34.6 million at the time of the closing of the Merger;

•

the fact that the Lock-Up Agreement that the Sponsor, together with certain shareholders of MariaDB, entered into in connection with the Merger Agreement supersedes the obligations of the Sponsor with respect to the lock-up under the Letter Agreement. Under the Letter Agreement, the Sponsor agreed not to sell or otherwise transfer the Founder Shares until one year after the completion of APHC’s initial business combination (or earlier, if the last reported sale price of the shares equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 150 days after an initial business combination). Under the Lock-Up Agreement, the Sponsor is only restricted from selling or otherwise transferring the Combined Company Ordinary Shares issued on conversion of the Founder Shares for a period of 180 days after the closing of the Merger;

•

the fact that the Sponsor will have a continued right to hold Combined Company Ordinary Shares issued in respect of the Founder Shares if the Business Combination is completed and the Combined Company Ordinary Shares to be issued to the Sponsor upon exercise of its Combined Company Private Warrants in respect of the APHC Private Warrants following the Business Combination, subject to the lock-up period in the Lock-Up Agreement;

•

the fact that if the Trust Account is liquidated, including in the event APHC is unable to complete an initial business combination by May 20, 2023, the Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per APHC Class A Ordinary Share, or such lesser per APHC Class A Ordinary Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•

the fact that APHC’s existing directors and officers will continue to be entitled to indemnification and the continuation of our directors’ and officers’ liability insurance following the closing of the Merger;

•

the fact that at the closing of the Merger, Irish Holdco, the Sponsor and certain existing equityholders and affiliates of MariaDB will enter into the Registration Rights Agreement, pursuant to which the Sponsor and signatory shareholders of MariaDB and their permitted transferees will be entitled to, among other things, registration rights, including demand, piggy-back, and shelf registration rights;

•

the fact that the Sponsor and APHC’s officers and directors can earn a positive rate of return on their investment, even if other APHC shareholders experience a negative rate of return in the post-Business Combination Combined Company;

•

the fact that the Sponsor and APHC’s officers and directors will lose their entire investment in APHC if an initial business combination is not consummated by May 20, 2023. As described above for illustrative purposes only, the Founder Shares owned by the Sponsor and Ms. Cloyd and Mr. Houlihan would have a current aggregate value of approximately $48.6 million, $225,000, and $225,000, respectively. The value of the Sponsor’s Founder Shares represents the amount currently owned of record by the Sponsor excluding the Founder Shares to be distributed to third parties pursuant to the At Risk Capital Syndication and the Other Forward Purchase Arrangements, which is expected to occur shortly before the closing of the Irish Domestication Merger. The actual value of these shares may be significantly higher after the closing of the Merger, depending on various factors, including the market’s reception of the Merger. If APHC does not consummate the Business Combination or another initial business combination by May 20, 2023, and APHC is therefore required to be liquidated, these shares would be worthless, because the Initial Shareholders have agreed not to redeem any of the Founder Shares in connection with a shareholder vote to approve a proposed initial business combination. In such case, the Sponsor, Ms. Cloyd and Mr. Houlihan would be at risk to lose at least approximately $48.6 million, $225,000, and $225,000, respectively, based on the illustrative amounts described above;

•

the fact that the Sponsor has agreed to loan to APHC up to $250,000 to be used for expenses of APHC. This loan is non-interest bearing and is to be forgiven upon the consummation of the Business Combination. If the loan is not forgiven, the unpaid principal balance on such loan will be payable by MariaDB. As of the date of this proxy statement/prospectus, there are $150,000 in loan amounts outstanding under the August 30, 2022 promissory note, and there were no Working Capital Loans outstanding;

•

the fact that the Sponsor has agreed to make available to Irish Holdco a loan facility in an aggregate amount of €263,063 to be advanced upon the written request of Irish Holdco. This loan facility agreement is non-interest bearing and any amount outstanding under the loan facility agreement is to be repaid on the Sponsor’s written demand or upon the Merger Effective Time. As of the date of this proxy statement/prospectus, there were no loan amounts outstanding under this September 14, 2022 loan facility agreement;

•

the fact that the Sponsor and APHC’s officers and directors will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by May 20, 2023. However, there have been no material out-of-pocket expenses subject to reimbursement to date, and APHC does not anticipate any such expenses prior to closing of the Merger;

•

the fact that up to an aggregate amount of $1,500,000 of any amounts outstanding under any Working Capital Loans made by the Sponsor or any of its affiliates or certain of APHC’s officers and directors may be converted into warrants identical to the APHC Private Warrants issued to the Sponsor at a price of $1.00 per warrant at the option of the lender;

•

the fact that, the holders of Founder Shares, APHC Private Warrants, and any warrants that may be issued upon conversion of Working Capital Loans (and any APHC Ordinary Shares issuable upon the exercise of the APHC Private Warrants and any warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights pursuant to a registration rights agreement, to require us to register a sale of any of our securities held by them prior to the consummation of our initial business combination. For further information about Working Capital Loans, see the section titled “Certain Relationships and Related Transactions—APHC Relationships and Related Party Transactions—Related Party Loans”; and

•

the fact that, an affiliate of the Sponsor, Angel Pond Capital LLC, was engaged by APHC and MariaDB as a joint co-placement agent for proposed private placements in connection with the Business Combination, including the Series D Preferred Shares financing and the PIPE Investment. No fees have been incurred nor paid to Angel Pond Capital LLC under this engagement as of March 31, 2022. The agreement associated with this engagement expired on March 15, 2022.

These interests as well as others may have influenced our management in pursuing the Business Combination and the APHC Board in making their recommendation that you vote in favor of the required Proposals, including approval of the Business Combination Proposal.

Q:	Did the APHC Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with entering into the Merger Agreement?

A:

No. The APHC Amended and Restated Memorandum and Articles of Association do not require the APHC Board to seek a third-party valuation or fairness opinion in connection with a business combination unless the target business is affiliated with the Sponsor, directors or officers. Because we do not believe that MariaDB is affiliated with the Sponsor, directors or officers, we did not obtain such opinion prior to entering into the Merger Agreement.

Notwithstanding the absence of such opinion, based on the financial analysis regarding MariaDB and its subsidiaries generally used to approve the transaction, the APHC Board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, was fair to and in the best interests of APHC and its shareholders and appropriately reflected the value of MariaDB and its subsidiaries. In reaching this determination, the APHC Board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical skills, as well as quantitative factors such as the historical growth rate of MariaDB and its subsidiaries and its potential for future growth in revenue and profits. The APHC Board believes that the financial skills and background of its members qualify it to conclude that the acquisition of MariaDB and its subsidiaries met this requirement.

Q:	What happens if I vote against the Required Proposals?

A:

Assuming an appropriate quorum is present, if you vote against the Required Proposals but the Required Proposals still obtain the affirmative vote of the holders of a majority, or for the Irish Domestication Merger Proposal and the APHC Articles, the affirmative vote of two-thirds, of the APHC Ordinary Shares, who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote thereon at the Special Meeting, then the Required Proposals will be approved and, assuming the satisfaction or waiver of the other conditions to closing the Merger, the Business Combination will be consummated in accordance with the terms of the Merger Agreement.

Assuming an appropriate quorum is present, if you vote against the Required Proposals and the Required Proposals do not obtain the affirmative vote of the holders of a majority, or for the Irish Domestication Merger Proposal and the APHC Articles Proposal, the affirmative vote of two-thirds, of APHC Ordinary Shares, who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote thereon at the Special Meeting, then the Required Proposals will fail and we may not consummate the Business Combination. If we do not consummate the Business Combination, we may continue to try to complete an initial business combination, including with a different target business, until May 20, 2023. If we fail to complete an initial business combination by May 20, 2023, then we will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to Public Shareholders, unless we extend the period to complete our initial business combination under the APHC Amended and Restated Memorandum and Articles of Association and the Trust Agreement.

Q:	Do I have redemption rights?

A:

If you are a Public Shareholder, you may redeem your APHC Class A Ordinary Shares for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the closing of the Merger, including interest not previously released to us to pay our taxes, by (ii) the total number of then-outstanding APHC Class A Ordinary Shares; provided that we may not redeem any APHC Class A Ordinary Shares issued in the APHC IPO to the extent that such redemption would result in our failure to have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act). A Public Shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the issued and outstanding APHC Class A Ordinary Shares included in the APHC Public Units sold in the APHC IPO.

Holders of our outstanding APHC Public Warrants do not have redemption rights regarding such warrants in connection with the Business Combination. The Sponsor, directors and officers have agreed to waive their redemption rights, for no consideration, with respect to their APHC Ordinary Shares they own (if any) in connection with the consummation of the Business Combination, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. For illustrative purposes, based on the balance of our Trust Account of $265,725,803 as of June 30, 2022, the estimated per share redemption price would have been approximately $10.00. Additionally, APHC Class A Ordinary Shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the Trust Account including interest (which shall be net of taxes payable) in connection with the liquidation of the Trust Account, unless we complete an alternative initial business combination prior to May 20, 2023.

Q:	Can the Initial Shareholders redeem their Founder Shares in connection with consummation of the Business Combination?

A:

No. The Initial Shareholders, officers and other current director have agreed to waive their redemption rights, for no consideration, with respect to the APHC Class A Ordinary Shares and APHC Class B Ordinary Shares they may hold, in connection with the consummation of the Business Combination.

Q:	Is there a limit on the number of shares I may redeem?

A:

Yes. A Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), is restricted from exercising redemption rights with respect to more than an aggregate of 15% of the APHC Class A Ordinary Shares. Accordingly, all shares in excess of the 15% threshold owned by a holder or “group” of holders will not be redeemed for cash. On the other hand, a Public Shareholder who holds less than 15% of the APHC Class A Ordinary Shares and is not a member of a “group” that is redeeming, in the aggregate, more than 15% of the APHC Class A Ordinary Shares, may redeem all of the APHC Class A Ordinary Shares held by such shareholder for cash.

In no event is your ability to vote any or all of your APHC Class A Ordinary Shares (including those shares held by you or by a “group” in excess of 15% of the APHC Class A Ordinary Shares) for or against the Business Combination or other Required Proposals restricted.

We have no specified maximum redemption threshold under the APHC Amended and Restated Memorandum and Articles of Association, other than the aforementioned 15% threshold. Each redemption of APHC Class A Ordinary Shares by Public Shareholders will reduce the amount in our Trust Account, which held cash and investment securities with a fair value of $265,725,803 as of June 30, 2022. However, in no event will we redeem APHC Class A Ordinary Shares in an amount that would result in our failure to have at least $5,000,001 of net tangible assets. As of June 30, 2022, after taking into account the reclassification of our warrants as derivative liabilities (as described in Note 7 to our financial statements), the total number of APHC Class A Ordinary Shares subject to possible redemption was 26,551,482.

Q:	Is there a limit on the total number of APHC Class A Ordinary Shares that may be redeemed?

A:

Yes. The APHC Amended and Restated Memorandum and Articles of Association provide that we may not redeem APHC Class A Ordinary Shares in an amount that would result in our failure to have at least $5,000,001 of net tangible assets (such that we are not subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the Merger Agreement. Other than this limitation, the APHC Amended and Restated Memorandum and Articles of Association does not provide a specified maximum redemption threshold. In the event the aggregate cash consideration we would be required to pay for all APHC Class A Ordinary Shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Merger Agreement exceeds the aggregate amount of cash available to us, we may not complete the Business Combination or redeem any shares, all APHC Class A Ordinary Shares submitted for redemption would be returned to the holders thereof, and we instead may search for an alternate initial business combination.

Based on the amount of $265,725,803 as of June 30, 2022, we estimate that 25,052,673 APHC Class A Ordinary Shares may be redeemed and still enable us to have sufficient cash to satisfy the cash closing conditions in the Merger Agreement. We refer to this as the maximum redemption scenario.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:

No. You may exercise your redemption rights whether you vote your APHC Class A Ordinary Shares for or against, or whether you abstain from voting on, any proposal described by this proxy statement/prospectus. As a result, the Merger Agreement can be approved by shareholders who redeem their shares and no longer remain shareholders, leaving shareholders who choose not to exercise their redemption rights holding shares in a company with a potentially less-liquid trading market, fewer shareholders, less cash, and the potential inability to meet the listing standards of the NYSE.

Q:	How do I exercise my redemption rights?

A:

In order to exercise your redemption rights, you must (i) if you hold APHC Public Units, separate the underlying APHC Class A Ordinary Shares and APHC Public Warrants, and (ii) prior to 5:00 P.M., Eastern Time on November 18, 2022 (two business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that APHC redeem your APHC Class A Ordinary Shares for cash to Continental Stock Transfer & Trust Company, the Transfer Agent, at the following address:

Continental Stock Transfer & Trust Company

1 State Street 30th Floor

New York, New York 10004

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

Public Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is our understanding that APHC Shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, we do not have any control over this process and it may take longer than two weeks. Public Shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Public Shareholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name” are required to either tender their certificates (if shares are certified) to the Transfer Agent prior to the date set forth in this proxy statement/prospectus, or up to two business days prior to the vote on the Required Proposals at the Special Meeting, or to deliver their shares to the Transfer Agent electronically using the Depository Trust Company’s (DTC) Deposit/Withdrawal At Custodian (DWAC) system, at such shareholder’s option.

There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a tendering broker a fee and it is in the broker’s discretion whether or not to pass this cost on to the redeeming shareholder. However, this fee would be incurred regardless of whether or not shareholders seeking to exercise redemption rights are required to tender their shares, as the need to deliver shares is a requirement to exercising redemption rights, regardless of the timing of when such delivery must be effectuated.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:

The U.S. federal income tax consequences of the redemption depend on particular facts and circumstances. Please see the section titled “Material U.S. Federal Income Tax Considerations—U.S. Holders—Effects of the Irish Domestication Merger on U.S. Holders” and “Material U.S. Federal Income Tax Considerations—Non-U.S. Holders—Effects of Exercising Redemption Rights” for additional information. You are urged to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

Q:	If I am a APHC Public Warrant holder, can I exercise redemption rights with respect to my APHC Public Warrants?

A:	No. The holders of APHC Public Warrants have no redemption rights with respect to such APHC Public Warrants.

Q:	Do APHC Shareholders have appraisal rights or dissenters’ rights if they object to the proposed Business Combination?

A:	No. Appraisal rights or dissenters’ rights are not available to APHC Shareholders.

The Cayman Islands Companies Act prescribes when shareholder appraisal rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, shareholders are still entitled to exercise the rights of redemption as set out herein, and the APHC Board has determined that the redemption proceeds payable to shareholders who exercise such redemption rights represents the fair value of those shares. Extracts of relevant sections of the Cayman Islands Companies Act follow:

§238. (1) A member of a constituent company incorporated under the Cayman Islands Companies Act shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation.

§239. (1) No rights under section 238 shall be available in respect of the shares of any class for which an open market exists on a recognised stock exchange or recognised interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent under section 238(5), but this section shall not apply if the holders thereof are required by the terms of a plan of merger or consolidation pursuant to section 233 or 237 to accept for such shares anything except—(a) shares of a surviving or consolidated company, or depository receipts in respect thereof; (b) shares of any other company, or depository receipts in respect thereof, which shares or depository receipts at the effective date of the merger or consolidation, are either listed on a national securities exchange or designated as a national market system security on a recognised interdealer quotation system or held of record by more than two thousand holders; (c) cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a) and (b); or (d) any combination of the shares, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a), (b) and (c).

Q:	What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A:

When the Merger is closed, the funds held in the Trust Account will be used to: (i) pay APHC Shareholders who properly exercise their redemption rights; (ii) pay any Deferred Discount to the underwriters of the APHC IPO, in connection with the Business Combination; and (iii) pay certain other fees, costs and expenses (including certain regulatory fees, legal fees, accounting fees, printer fees, and other professional fees) that were incurred in connection with the Business Combination. Any remaining funds will be used by the Combined Company for general corporate purposes.

Q:	What conditions must be satisfied to complete the Business Combination?

A:

There are a number of closing conditions in the Merger Agreement including, among others, satisfaction of the minimum cash amount, the approval by the MariaDB Shareholders of the Merger, the approval by the APHC Shareholders of the Required Proposals and the issuance of the Final Order. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, please see the section titled “The Merger Agreement and Related Agreements—Conditions to Closing.”

Q:	What happens if the Business Combination is not consummated?

A:

There are certain circumstances under which the Merger Agreement may be terminated. Please see the section titled “The Merger Agreement and Related Agreements—Termination” for information regarding the parties’ specific termination rights.

If we do not consummate the Business Combination, we may continue to try to complete an initial business combination, including with a different target business, until May 20, 2023. Unless we amend the APHC Amended and Restated Memorandum and Articles of Association and amend certain other agreements into which we have entered to extend the life of APHC, if we fail to complete an initial business combination by May 20, 2023, then we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem our APHC Class A Ordinary Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding APHC Class A Ordinary Shares, which redemption will completely extinguish our Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the APHC Board, dissolve and liquidate, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per unit in the APHC IPO. Please see the section titled “Risk Factors—Risks Related to APHC and the Business Combination.”

Holders of our Founder Shares have waived any right to any liquidating distributions with respect to such shares. In addition, if we fail to complete a business combination by May 20, 2023, there will be no redemption rights or liquidating distributions with respect to our outstanding APHC Warrants, which will expire and become worthless.

Q:	When is the Business Combination expected to be completed?

A:

The closing of the Business Combination will occur upon the completion of the Irish Domestication Merger and the Merger, with the Liquidation occurring as soon as practicable after the Merger. The closing of the Merger will take place at the time and date set forth in the Final Order, following the satisfaction or waiver of its closing conditions. The closing of the Merger is expected to occur before the end of 2022. The Merger Agreement may be terminated by MariaDB or APHC if the closing of the Merger has not occurred by December 31, 2022.

For a description of the conditions to the completion of the Business Combination, see the section titled “The Merger Agreement and Related Agreements—Conditions to Closing.”

Q:	What do I need to do now?

A:

You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the Annexes, and to consider how the Business Combination will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or other nominee.

Q:	How do I vote?

A:

The Special Meeting will be held at the offices of Cleary Gottlieb Steen & Hamilton LLP, located at One Liberty Plaza, New York, NY 10006 and virtually via live webcast at https://www.cstproxy.com/angelpond/2022, on November 22, 2022, at 11:00 a.m. Eastern Time. The Special Meeting can be accessed by attending the offices of Cleary Gottlieb Steen & Hamilton LLP or visiting https://www.cstproxy.com/angelpond/2022, where you will be able to listen to the meeting live and vote during the meeting.

If you are a holder of record of APHC Ordinary Shares on October 20, 2022, the record date, you may vote at the Special Meeting or by submitting a proxy for the Special Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage-paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should contact your broker, bank, or other nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or other nominee with instructions on how to vote your shares or, if you wish to attend the Special Meeting and vote, obtain a proxy from your broker, bank or other nominee.

For additional information, please see the section titled “Special Meeting of the Shareholders of APHC in Lieu of the 2022 General Annual Meeting of APHC Shareholders.”

Q:	What will happen if I abstain from voting or fail to vote at the Special Meeting?

A:

At the Special Meeting, we will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, a failure to vote or an abstention to vote at the Special Meeting will have no effect on the Required Proposals or the Adjournment Proposal, and will not have the same effect as a vote “AGAINST” such proposal.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:

Signed and dated proxies we receive without an indication of how the shareholder intends to vote on a proposal will be voted “FOR” each proposal presented to the shareholders. The proxyholders may use their discretion to vote on any other matters that properly come before the Special Meeting.

Q:	If I am not going to attend the Special Meeting in person or via the virtual meeting platform, should I return my proxy card instead?

A:

Yes. Whether you plan to attend the Special Meeting or not, please read the enclosed proxy statement/prospectus carefully, and, if you are a holder of record, vote your shares by completing, signing, dating and returning the enclosed proxy card in the pre-addressed, postage-paid envelope provided.

Q:	If my shares are held in “street name,” will my broker, bank, or other nominee automatically vote my shares for me?

A:

No. Under the rules of various national and regional securities exchanges, your broker, bank or other nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or other nominee. We believe that all of the proposals, including all the Required Proposals, presented to the APHC Shareholders at this Special Meeting will be considered non-discretionary and, therefore, your broker, bank or other nominee cannot vote your shares without your instruction on any of the proposals presented at the Special Meeting. If you do not provide instructions with your proxy, your broker, bank or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a broker, bank or other nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not have any effect on the outcome of any of the proposals and will not count as a vote “AGAINST” such proposal.

Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the Special Meeting. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker, bank or other nominee to vote your shares in accordance with directions you provide by completing the voting instruction form provided by your broker, bank or other nominee.

Q:	May I change my vote after I have mailed my signed proxy card?

A:

Yes. You may change your vote by sending a later-dated, signed proxy card to the APHC Secretary at the address listed below so that it is received by the APHC Secretary prior to the Special Meeting or attending the Special Meeting in person or via the virtual meeting platform and vote. You also may revoke your proxy by sending a notice of revocation to the APHC Secretary, which must be received by APHC Secretary prior to the Special Meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your APHC Ordinary Shares.

Q:	Who will solicit and pay the costs of soliciting proxies for the Special Meeting?

A:

APHC and MariaDB will pay the costs of soliciting proxies for the Special Meeting. We have engaged Morrow Sodali LLC to assist in the solicitation of proxies for the Special Meeting. APHC and MariaDB have agreed to pay Morrow Sodali LLC a fee of $32,500, plus disbursements, and will reimburse Morrow Sodali LLC for its reasonable out-of-pocket expenses and indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Who can help answer my questions?

A:	If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact:

Angel Pond Holdings Corporation

590 Madison Avenue, 21st Floor

New York, NY 10022

Attn: Secretary

Email: info@angelpond.com

You may also contact the proxy solicitor for APHC at:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902

Individuals call toll-free (800) 662-5200

Banks and Brokers call (203) 658-9400

Email: POND.info@investor.morrowsodali.com

To obtain timely delivery of additional copies of this proxy statement/prospectus or the enclosed proxy card, you must request the materials no later than November 15, 2022, or five business days prior to the Special Meeting.

You may also obtain additional information about APHC and the proposed Business Combination from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

If you intend to seek redemption of your APHC Class A Ordinary Shares, you will need to send a letter demanding redemption and deliver your APHC Class A Ordinary Shares (either physically or electronically) to the Transfer Agent prior to the Special Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your APHC Class A Ordinary Shares, please contact the Transfer Agent:

Continental Stock Transfer & Trust Company

1 State Street 30th Floor

New York, New York 10004

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

SUMMARY

This summary highlights selected information contained in this proxy statement/prospectus and does not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus, including the Annexes and accompanying financial statements of APHC and MariaDB, to fully understand the proposed Business Combination (as described below) before voting on the proposals to be considered at the Special Meeting (as described below). Please see the section titled “Where You Can Find More Information.”

Unless otherwise specified, all pro forma share calculations are based as of June 30, 2022 and assume (i) exclusion of the Rollover Options and certain MariaDB rollover warrants; (ii) no exercise of redemption rights by APHC Shareholders; (iii) no inclusion of any public shares issuable upon the exercise of APHC Warrants; and (iv) no exercise of redemption rights under the Finnish Companies Act by the MariaDB Shareholders.

APHC

APHC is a special purpose acquisition company incorporated on January 18, 2021 as a Cayman Islands exempted company, limited by shares and incorporated for the purpose of effecting an initial business combination with one or more target businesses.

The APHC Class A Ordinary Shares, APHC Public Units, and APHC Public Warrants are traded on the NYSE under the ticker symbols “POND,” “POND.U” and “POND WS,” respectively. Irish Holdco will apply for listing, to be effective at the time of the Merger, of the Combined Company Ordinary Shares and Combined Company Public Warrants on the NYSE under the symbols “MRDB” and “MRDB.WS,” respectively.

The mailing address of APHC’s principal executive office is 590 Madison Avenue, 21st Floor, New York, New York 10022.

Irish Holdco

Irish Holdco is a public limited company incorporated in Ireland on June 19, 2017 and converted from a limited liability company to a public limited company on January 24, 2022. Irish Holdco, a wholly owned subsidiary of APHC, is a party to the Merger and will be the ultimate surviving entity of the Business Combination. Irish Holdco has conducted no operations and has generated no revenues to date.

MariaDB

MariaDB is a private limited liability company originally incorporated in Finland in 2010. MariaDB is a new generation cloud database company that provides a relational database built for all clouds (public, private, and hybrid), for companies big and small. MariaDB delivers products and services with the flexibility and elasticity businesses need in today’s world, providing the reliability and dependability necessary to power the most mission-critical applications. Rooted in open source, MariaDB is open and transparent, working hand in hand with customers to solve their data storage and access challenges at a fraction of the cost of legacy databases.

MariaDB’s principal executive office is located at 699 Veterans Blvd., Redwood City, California 94063.

The Business Combination

General

On January 31, 2022, APHC entered into the Merger Agreement with Merger Sub, Irish Holdco, and MariaDB. Pursuant to the Merger Agreement and in connection therewith, among other things and subject to the terms and conditions contained therein:

•

at the closing of the Irish Domestication Merger, Merger Sub will merge with and into APHC, with APHC continuing as the surviving entity and wholly owned subsidiary of Irish Holdco and, at the closing of the Merger, holders of APHC Ordinary Shares and other securities will receive the securities of the Combined Company described below in “Summary—The Business Combination—Consideration in the Business Combination”;

•

in connection with the Business Combination, Irish Holdco and MariaDB entered into the Common Draft Terms, which contain the proposed terms of the Merger in accordance with the Cross Border Merger Laws;

•

at the closing of the Merger, following the Irish Domestication Merger and pursuant to the Common Draft Terms and the Cross Border Merger Laws, MariaDB will merge with and into Irish Holdco, with MariaDB dissolving without going into liquidation and Irish Holdco continuing as the surviving entity, and the holders of MariaDB Ordinary Shares will receive their applicable consideration and holders of vested MariaDB Equity Awards will have applicable consideration deemed set aside as described below in “Summary—The Business Combination—Consideration in the Business Combination”;

•

at the closing of the Merger, Irish Holdco, the Sponsor and certain existing equityholders and affiliates of MariaDB will enter into the Registration Rights Agreement, pursuant to which the Sponsor and signatory shareholders and affiliates of MariaDB and their permitted transferees will be entitled to, among other things, registration rights, including demand, piggy-back, and shelf registration rights;

•

concurrently with the execution of the Merger Agreement, APHC also entered into the Shareholder Support Agreement by and among APHC, Irish Holdco, MariaDB and certain MariaDB Shareholders pursuant to which those signatories agreed, among other things, to support and vote all of their MariaDB Capital Shares in favor of the Merger and not to demand redemption under the Finnish Companies Act. Only holders of greater than 5% of the outstanding shares of MariaDB, certain of its officers, directors, founders and certain of their affiliates executed the Shareholder Support Agreement. The MariaDB Capital Shares owned by the MariaDB Shareholders who are party to the Shareholder Support Agreement are not alone sufficient to approve the Merger at the extraordinary general meeting of MariaDB under the Finnish Companies Act. Pursuant to the MariaDB SHA, and subject to certain other requirements, if MariaDB Shareholders who are parties to the Shareholder Support Agreement vote to approve the Business Combination at the extraordinary general meeting of MariaDB, then the other parties to the MariaDB SHA agree to vote in favor of the Business Combination and not exercise any redemption rights under the Finnish Companies Act. For more information, see the section titled “The Merger Agreement and Related Agreements—Other Agreements Related to the Merger Agreement—Shareholder Support Agreements”;

•

prior to the closing of the Merger, the Sponsor, certain executive officers and directors of MariaDB and certain existing equityholders of MariaDB have entered into a Lock-Up Agreement pursuant to which, subject to certain exceptions, such holders agreed that they will not sell, dispose of, or otherwise transfer the Combined Company Ordinary Shares received pursuant to the transactions contemplated by the Merger Agreement and certain other securities of the Combined Company until the earlier to occur of (rounded down to the nearest whole number) (i) 180 days after the date of the closing of the Merger, or (ii) the date on which the Combined Company completes a subsequent liquidation, merger, stock exchange, reorganization, tender offer, or other similar transaction that results in all of the

Combined Company’s shareholders having the right to exchange their Combined Company Ordinary Shares for cash, securities or other property. The Lock-Up Agreement as it relates to the Sponsor, supersedes the obligations of the Sponsor with respect to the lock-up under the Letter Agreement. For more information, see the section titled “The Business Combination—Interests of Certain Persons in the Business Combination—Interests of APHC’s Initial Shareholders and APHC’s Other Current Officers and Directors”; and

•

at the closing of the Merger, each MariaDB Equity Award that is issued and outstanding immediately prior to the Merger Effective Time shall be automatically converted (with the holder thereof ceasing to have any rights under the original MariaDB Equity Award on conversion) into an equity award to be settled in Combined Company Ordinary Shares on the same terms and conditions as were applicable to such MariaDB Equity Award immediately prior to the Merger Effective Time, including applicable vesting conditions (subject to limited exceptions described in the Merger Agreement), equal to the product (rounded down to the nearest whole number) of (i) the number of MariaDB Ordinary Shares subject to such MariaDB Equity Award immediately prior to the Merger Effective Time and (ii) the Exchange Ratio, at an exercise price per share, if applicable, equal to (x) the exercise price per share of such MariaDB Equity Award immediately prior to the Merger Effective Time (rounded up to the nearest whole cent) divided by (y) the Exchange Ratio (subject to certain adjustments as described in the Merger Agreement). As of the date of this proxy statement/prospectus, the only MariaDB Equity Awards outstanding are options to subscribe to MariaDB Ordinary Shares, which will automatically convert into the Rollover Options at the Merger Effective Time.

Consideration in the Business Combination

Pursuant to the Merger Agreement and the Common Draft Terms, the holders of APHC Ordinary Shares, APHC Warrants, and APHC Public Units, and MariaDB Shareholders will receive consideration as described below.

Immediately prior to the effective time of the Irish Domestication Merger, each issued and outstanding APHC Public Unit that has not been previously separated into its component parts upon the request of the holder thereof will be automatically separated into its component parts of one APHC Class A Ordinary Share and one-third of one APHC Public Warrant. At the effective time of the Irish Domestication Merger, (i) each issued and outstanding APHC Ordinary Share will be automatically cancelled and converted into the right to receive one Combined Company Ordinary Shares; (ii) the issued and outstanding APHC Public Warrants will be automatically adjusted to become redeemable warrants to acquire Combined Company Ordinary Shares (no other changes will be made to the terms of any issued and outstanding Combined Company Public Warrants); and (iii) the issued and outstanding APHC Private Warrants issued to the Sponsor in the Private Placement will be automatically adjusted to become warrants to acquire Combined Company Ordinary Shares (no other changes will be made to the terms of any issued and outstanding APHC Private Warrants as a result of the Irish Domestication Merger).

Immediately prior to the Merger Effective Time, the MariaDB Preferred Shares issued and outstanding will automatically convert into MariaDB Ordinary Shares in accordance with the conversion mechanism set forth in MariaDB’s articles of association and the MariaDB SHA. At the Merger Effective Time, by virtue of the Merger, each MariaDB Ordinary Share will be automatically cancelled and converted into the right to receive a number of Combined Company Ordinary Shares equal to the Exchange Ratio (subject to certain adjustments as described in the Merger Agreement). The “Exchange Ratio” means the Aggregate Share Consideration divided by the Diluted Share Amount (as such terms are defined in the Merger Agreement), as of immediately prior to the Merger Effective Time. As of June 30, 2022, the Exchange Ratio was approximately 0.2302. The Combined Company Ordinary Shares to be issued in connection with the consummation of the Business Combination will be within the authorized limits set out under the Amended Irish Holdco Memorandum and Articles of Association (as defined in the Merger Agreement).

For information regarding how MariaDB Equity Awards will be treated under the Merger Agreement if the Business Combination is completed, see “Summary—The Business Combination—Treatment of MariaDB Equity Awards.”

Treatment of MariaDB Equity Awards

Pursuant to the Merger Agreement and the Common Draft Terms, each MariaDB Equity Award that is issued and outstanding immediately prior to the Merger Effective Time shall be automatically converted (with the holder thereof ceasing to have any rights under the original MariaDB Equity Award on conversion) into an equity award to be settled in Combined Company Ordinary Shares on the same terms and conditions as were applicable to such MariaDB Equity Award immediately prior to the Merger Effective Time, including applicable vesting conditions (subject to limited exceptions described in the Merger Agreement, equal to the product of (rounded down to the nearest whole number) (i) the number of MariaDB Ordinary Shares subject to such MariaDB Equity Award immediately prior to the Merger Effective Time and (ii) the Exchange Ratio, at an exercise price per share, if applicable, equal to (x) the exercise price per share of such MariaDB Equity Award immediately prior to the Merger Effective Time (rounded down to the nearest whole cent) divided by (y) the Exchange Ratio (subject to certain adjustments as described in the Merger Agreement). As of the date of this proxy statement/prospectus, the only MariaDB Equity Awards outstanding are options to subscribe for MariaDB Ordinary Shares, which will automatically convert into the Rollover Options at the Merger Effective Time.

Treatment of 2020C Warrants

In connection with the Merger, the holders of 2020C Warrants will be given the opportunity to exercise their warrants to subscribe for an aggregate of 2,858,143 MariaDB Series C Preferred Shares. To the extent such warrants are not exercised, the subscription rights under these 2020C Warrants terminate prior to the Merger Effective Time. MariaDB Series C Preferred Shares issued and outstanding immediately prior to the Merger Effective Time will be converted into MariaDB Ordinary Shares which will be canceled and converted into the right to receive a number of Combined Company Ordinary Shares equal to the Exchange Ratio (subject to certain adjustments as described in the Merger Agreement).

Conditions to Closing of the Business Combination

The respective obligations of each of MariaDB, Irish Holdco and APHC to complete the Business Combination are subject to the satisfaction or waiver of the following conditions:

•

there shall not be any applicable law in effect that makes the consummation of the transactions contemplated by the Merger Agreement illegal or otherwise prohibited or any order in effect restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement;

•	the approval by the APHC shareholders of the Required Proposals shall have been obtained;

•	the MariaDB Shareholder Approval necessary for the Merger shall have been obtained;

•	an order of the Irish High Court confirming scrutiny of the legality of the Merger shall have been issued, shall not have been rescinded, and shall be in full force and effect;

•

after giving effect to the transactions contemplated by the Merger Agreement, including the PIPE Investment and completion of any applicable APHC Share Redemption (as defined in the Merger Agreement), APHC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act) remaining immediately after the effective time of the Merger;

•

the Combined Company Ordinary Shares to be issued in the Business Combination, and the Combined Company Public Warrants, will have been conditionally approved for listing upon the closing of the Merger on the NYSE subject only to official notice of issuance and any requirement to have a sufficient number of round lot holders of the Combined Company Ordinary Shares;

•

this proxy statement/prospectus shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to this proxy statement/prospectus, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending; and

•

the composition agreement with the Revenue Commissioners of Ireland and the special eligibility agreement for securities with the Depository Trust Company (“DTC”) in respect of the Combined Company Ordinary Shares must continue to be in full force and effect and enforceable in accordance with their terms.

Conditions to APHC’s and Irish Holdco’s Obligations

The obligations of APHC and Irish Holdco to complete the Business Combination are subject to the satisfaction or waiver of the following conditions:

•

the accuracy of the representations and warranties of MariaDB as of the date of the Merger Agreement and as of the Closing Date, other than, in most cases, where the failure to be true and correct, individually or in the aggregate, has not and would not reasonably be expected to have a Material Adverse Effect (as defined in the Merger Agreement) on MariaDB;

•	each of the covenants of MariaDB to be performed or complied with on or prior to the Closing Date shall have been performed or complied with in all material respects;

•	since the date of the execution of the Merger Agreement, no Material Adverse Effect with respect to MariaDB shall have occurred and be continuing; and

•	the receipt of a certificate signed by an officer of MariaDB certifying that the preceding conditions have been satisfied.

Conditions to MariaDB’s Obligations

The obligations of MariaDB to complete the Business Combination are subject to the satisfaction or waiver of the following conditions:

•

the accuracy of the representations and warranties of APHC and Irish Holdco as of the date of the Merger Agreement and as of the Closing Date, other than, in most cases, where the failure to be true and correct has not and would not reasonably be expected to, individually or in the aggregate, have an APHC Material Adverse Effect or Irish Holdco Material Adverse Effect (each as defined in the Merger Agreement);

•	each of the covenants of APHC and Irish Holdco to be performed or complied with as of or prior to the Closing Date shall have been performed or complied with in all material respects;

•	since the date of the execution of the Merger Agreement, no APHC Material Adverse Effect or Irish Holdco Material Adverse Effect shall have occurred and be continuing;

•	the receipt of a certificate signed by an executive officer of APHC and Irish Holdco certifying that the preceding conditions have been satisfied;

•

the APHC Available Cash (as defined in the Merger Agreement) shall not be less than the Minimum Cash Amount, which is $100,000,000 (each as defined in the Merger Agreement and in “The Merger Agreement and Related Agreements—Conditions to Closing”); and

•

the sum of the cash in the Trust Account (after giving effect to the APHC Share Redemptions but without giving effect to the payment of Transaction Expenses) and any Additional PIPE Investment Amount, as defined in the Merger Agreement, shall be at least $15,000,000.

Illustrative Ownership Structure

Current Legal Structure (prior to the Business Combination)

Target
SPAC
Current MariaDB Shareholders
Current APHC Shareholders
MariaDB Corporation Ab * (Finland)
Angel Pond Holdings Corporation (Cayman)
100%
100%
MariaDB (Sweden Permanent Establishment)
MariaDB USA, Inc. (Delaware, USA)
MariaDB Canada Corp. (Canada)
MariaDB UK LTD (United Kingdom)
Irish Holdco (Ireland)
100%
Merger Sub (Cayman)
MariaDB Corporate History
— MariaDB Corporation Ab was founded 2010
— MariaDB USA, Inc. was founded 2010
— MariaDB Bulgaria EOOD was acquired in 2018 by MariaDB Corporation Ab
— MariaDB Canada Corp. was founded 2022
— MariaDB UK LTD was founded 2022
* MariaDB Corporation Ab has a registered permanent establishment for tax in Sweden

Post-Business Combination Legal Structure

Other Agreements Related to the Merger Agreement

Subscription Agreements

Concurrently with the execution of the Merger Agreement, APHC and Irish Holdco entered into the Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors agreed to purchase an aggregate of 1,915,790 Combined Company Ordinary Shares for $9.50 per share in the PIPE Investment, for an aggregate purchase price equal to $18,200,000. Certain PIPE Investors are related parties of the Sponsor and APHC. Please see the section titled “The Business Combination—Interests of Certain Persons in the Business Combination.”

The Subscription Agreements for the PIPE Investors provide for certain registration rights. In particular, the Combined Company is required to, within 30 business days after the closing of the Merger, submit to or file with the SEC a registration statement registering the resale of the shares purchased in the PIPE Investment. Additionally, Irish Holdco is required to use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof, but no later than the 60th calendar day following the filing date thereof (the “Effectiveness Deadline”), provided the Effectiveness Deadline shall be extended to the 120th calendar day following the filing date thereof if the registration statement is reviewed by, and comments thereto are provided from, the SEC, and Irish Holdco will use commercially reasonable efforts to have the registration statement declared effective within ten business days of receipt of a SEC notice that the registration statement will not be “reviewed.” Irish Holdco must use commercially reasonable efforts to keep the registration statement effective until the earliest to occur of: (i) two years from the date of issuance of the subscribed shares, (ii) the date on which all of the subscribed shares have been sold, or (iii) the first date on which the PIPE Investors can sell all of their subscribed shares (or shares received in exchange therefor) under Rule 144 of the Securities Act without limitation as to the manner of sale or the amount of such securities that may be sold.

A Subscription Agreement will terminate with no further force and effect upon the earliest to occur of: (a) such date and time as the Merger Agreement is terminated in accordance with its terms; (b) the mutual written agreement of the parties to such Subscription Agreement; (c) if any of the conditions to closing set forth in such Subscription Agreement are not satisfied on or prior to the closing of the Merger and, as a result thereof, the transactions contemplated by the Subscription Agreement fail to occur; and (d) if the transactions contemplated by the Subscription Agreement are not consummated on or prior to June 30, 2023.

Shareholder Support Agreements

Concurrently with the execution of the Merger Agreement, APHC also entered into the Shareholder Support Agreement by and among APHC, Irish Holdco, MariaDB and certain MariaDB Shareholders pursuant to which those signatories agreed, among other things, to support and vote all of their MariaDB Capital Shares in favor of the Merger and not to demand redemption under the Finnish Companies Act. Only holders of greater than 5% of the outstanding shares of MariaDB, certain of its officers, directors, founders and certain of their affiliates executed the Shareholder Support Agreement. The MariaDB Capital Shares owned by the MariaDB Shareholders who are party to the Shareholder Support Agreement are not alone sufficient to approve the Merger at the extraordinary general meeting of MariaDB under the Finnish Companies Act. Pursuant to the MariaDB SHA, and subject to certain other requirements, if MariaDB Shareholders who are parties to the Shareholder Support Agreement vote to approve the Business Combination at the extraordinary general meeting of MariaDB, then the other parties to the MariaDB SHA agree to vote in favor of the Business Combination and not exercise any redemption rights under the Finnish Companies Act.

Lock-Up Agreement

Prior to the closing of the Merger, the Sponsor, certain executive officers and directors of MariaDB and certain existing equityholders of MariaDB have entered into a Lock-Up Agreement pursuant to which, subject to certain exceptions, such holders agreed that they will not sell, dispose of, or otherwise transfer the Combined Company Ordinary Shares received pursuant to the transactions contemplated by the Merger Agreement and certain other securities of the Combined Company until the earlier to occur of (rounded down to the nearest whole number) (i) 180 days after the date of the closing of the Merger, or (ii) the date on which the Combined Company completes a subsequent liquidation, merger, stock exchange, reorganization, tender offer, or other similar transaction that results in all of the Combined Company’s shareholders having the right to exchange their Combined Company Ordinary Shares for cash, securities or other property. Currently, the Sponsor is subject to certain lock-up restrictions pursuant to the Letter Agreement. In accordance with the terms of the Letter Agreement and pursuant to the terms of the Lock-Up Agreement, the Lock-Up Agreement as it relates to the Sponsor and the Initial Shareholders supersedes the lock-up obligations of the Sponsor and Initial Shareholders under the Letter Agreement when the Lock-Up Agreement becomes effective upon consummation of the Business Combination. For more information on the differences between the Sponsor’s and Initial Shareholders’ obligations under this Letter Agreement and the Lock-Up Agreement that supersedes it, see the section titled “The Business Combination—Interests of Certain Persons in the Business Combination—Interests of APHC’s Sponsor, Co-Founders, Members of the Board and Officers”.

Registration Rights Agreement

Irish Holdco, the Sponsor and certain existing equityholders and affiliates of MariaDB will enter into the Registration Rights Agreement at the closing of the Merger, pursuant to which the Sponsor and signatory shareholders and affiliates of MariaDB and their permitted transferees will be entitled to, among other things, the Combined Company being required to file, within 30 days after the closing of the Merger, a registration statement to register the resale of certain securities of the Combined Company as well as customary demand and “piggyback” registration rights (subject to certain requirements and customary conditions).

Common Draft Terms of Merger

The Merger will be effected subject to and upon the terms and conditions of the Merger Agreement and the Common Draft Terms filed by Irish Holdco and MariaDB in accordance with the Cross Border Merger Laws.

The Common Draft Terms and its schedules include all details required to be included in the common draft terms in accordance with Regulation 5 of the Irish Merger Regulations and all details required to be included in a merger plan in accordance with Chapter 16, Section 22 of the Finnish Companies Act, which information was translated into Swedish language prior to filing with the Finnish Trade Register.

The Common Draft Terms, as well as all other documents required by the Finnish Trade Register and the Irish Companies Registration Office, have already been filed with the Finnish Trade Register and the Irish Companies Registration Office, respectively, and such documents have also been made available at the offices or on the websites of MariaDB and Irish Holdco.

Impact of the Business Combination on the Combined Company’s Shareholder Ownership

Assuming no redemptions of shares by APHC Shareholders, it is anticipated that, upon the closing of the Merger: (i) APHC Shareholders (not including the Founder Shares of the Initial Shareholders, Syndicated Investors, and Other Forward Purchasers) will retain an ownership interest of approximately 28.7% in the Combined Company; (ii) the Initial Shareholders, Syndicated Investors, and Other Forward Purchasers through their Founder Shares will own approximately 7.2% of the Combined Company; (iii) the MariaDB Shareholders (including the holders of the 2020C Warrants assuming such holders have exercised such warrants) will own approximately 62.0% of the Combined Company; and (iv) the PIPE Investors will own approximately 2.1% of the Combined Company.

In connection with and prior to the Merger, the holders of 2020C Warrants will be given the opportunity to exercise their warrants to subscribe for an aggregate of 2,858,143 MariaDB Series C Preferred Shares. To the extent such warrants are not exercised, the subscription rights under these 2020C Warrants terminate prior to the Merger Effective Time. MariaDB Series C Preferred Shares issued and outstanding immediately prior to the Merger Effective Time will be converted into MariaDB Ordinary Shares which will be canceled and converted into the right to receive a number of Combined Company Ordinary Shares equal to the Exchange Ratio (subject to certain adjustments as described in the Merger Agreement).

The foregoing ownership percentages are calculated as of June 30, 2022 and assume (i) exclusion of the Rollover Options and certain MariaDB rollover warrants; (ii) no exercise of redemption rights by APHC Shareholders; (iii) no inclusion of any APHC Class A Ordinary Shares issuable upon the exercise of APHC Warrants; and (iv) no exercise of redemption rights under the Finnish Companies Act by the MariaDB Shareholders.

The actual percentage of the total number of outstanding Combined Company Ordinary Shares that will be owned by Public Shareholders upon the closing of the Merger (excluding any Combined Company Ordinary Shares that may be issued upon the exercise of Combined Company Public Warrants) will vary based on, among other things, the number of APHC Class A Ordinary Shares for which the holders thereof elect to exercise their redemption rights in connection with the Business Combination.

The following table illustrates ownership levels of the Combined Company following the closing of the Merger at various assumed levels of redemption by the holders of APHC Class A Ordinary Shares:

Combined Company Holders	No Redemption Scenario(1)	% of Total Shares	25% Redemption Scenario(2)	% of Total Shares	50% Redemption Scenario(3)	% of Total Shares	75% Redemption Scenario(4)	% of Total Shares	Maximum Redemption Scenario(5)	% of Total Shares
Public Shareholders(6)	26,551,482	28.7%	19,913,612	23.2%	13,275,741	16.7%	6,637,871	9.1%	1,498,809	2.2%
Initial Shareholders(7)	6,637,870	7.2%	6,637,870	7.7%	6,637,870	8.4%	6,637,870	9.1%	6,637,870	9.8%
PIPE Investors(8)	1,915,790	2.1%	1,915,790	2.2%	1,915,790	2.4%	1,915,790	2.7%	1,915,790	2.9%
MariaDB Shareholders(9)(10)	57,440,006	62.0%	57,440,006	66.9%	57,440,006	72.5%	57,440,006	79.1%	57,440,006	85.1%

Total Shares Outstanding(10)	92,545,148	100%	85,907,278	100%	79,269,407	100%	72,631,537	100%	67,492,475	100%

(1)	This scenario assumes that no APHC Class A Ordinary Shares are redeemed from Public Shareholders.
(2)	This scenario assumes that 6,637,871 APHC Class A Ordinary Shares are redeemed from Public Shareholders.
(3)	This scenario assumes that 13,275,741 APHC Class A Ordinary Shares are redeemed from Public Shareholders.
(4)	This scenario assumes that 19,913,612 APHC Class A Ordinary Shares are redeemed from Public Shareholders.
(5)

This scenario assumes that 25,052,673 APHC Class A Ordinary Shares are redeemed from Public Shareholders, which represents the maximum amount of redemptions that, as of June 30, 2022, would still enable APHC to have sufficient cash to satisfy the cash-related closing conditions in the Merger Agreement, assuming estimated adjusted transaction expenses of $26.7 million.

(6)	Does not include any Founder Shares that may be distributed by the Sponsor to Syndicated Investors or Other Forward Purchasers.
(7)	Includes shares owned of record by the Sponsor to be distributed to Syndicated Investors, Other Forward Purchasers, and each co-founder.
(8)	This row includes 1,915,790 Combined Company Ordinary Shares to be purchased by the PIPE Investors in the PIPE Investment pursuant to the Subscription Agreements.
(9)

Based on issuance of all of the Aggregate Share Consideration of 57,440,006 Combined Company Ordinary Shares. Includes (i) the holders of the 2020C Warrants assuming such holders have exercised such warrants and (ii) the holders of shares of MariaDB Ordinary Shares to be issued in connection with the August 2022 acquisition of CubeWerx, which shares are being registered with the Finnish Trade Register. Excludes 5,367,083 Combined Company Ordinary Shares of the Aggregate Share Consideration deemed set aside for the vested MariaDB Equity Awards.

(10)

Excludes Combined Company Ordinary Shares issuable on exercise of Combined Company Public Warrants, Combined Company Private Warrants, certain MariaDB rollover warrants, and Rollover Options. Assumes no exercise of redemption rights under the Finnish Companies Act by the MariaDB Shareholders.

Of the Combined Company Ordinary Shares to be issued in the Business Combination:

•

The Combined Company Ordinary Shares to be issued to (i) the Sponsor, or 4,857,870 shares (after giving effect to the consummation of the At Risk Capital Syndication and the Other Forward Purchase Arrangements), (ii) APHC directors William A. Houlihan and Mary Ann Cloyd, or 45,000 shares, and (iii) executive officers, directors, and certain existing securityholders of MariaDB who are affiliates of MariaDB or APHC, or 33,306,100 shares, will be subject to the resale restrictions under Rules 144 and/or 145 described in the section entitled “Shares Eligible for Future Sale”. However, at the closing of the Business Combination, certain of these persons will enter into the Registration Rights Agreement, pursuant to which, among other things, the Combined Company will be required to file, within 30 days after the closing of the Merger, a registration statement to register the resale of such persons’ Combined Company Ordinary Shares (including Combined Company Ordinary Shares issuable on exercise of the Combined Company Private Warrants, or 5,710,297 shares), and generally to have such registration statement declared effective within 60 days thereafter. Once such registration statement has been declared effective, after expiration of the lock-up period in the Lock-Up Agreement (generally, 180 days after the closing of the Merger), all of the Combined Company Ordinary Shares covered by such registration statement will be freely tradeable without further restriction so long as such registration statement remains in effect.

•	The 1,600,000 shares of Combined Company Ordinary Shares to be issued to the non-affiliated Syndicated Investors upon the closing of the Irish Domestication Merger in respect of APHC Class B

Ordinary Shares transferred from the Sponsor, will be freely tradeable without restriction after expiration of the lock-up period in the Lock-Up Agreement (generally, 180 days after the closing of the Merger).

•

The Combined Company Ordinary Shares issued to the PIPE Investors, or 1,915,790 shares, will be subject to the resale restrictions under Rule 144 described in the section entitled “Shares Eligible for Future Sale”. However, the Subscription Agreements relating to the PIPE Investment require the Combined Company to file, within 30 days after the closing of the Merger, a registration statement to register the resale of the PIPE Investors’ Combined Company Ordinary Shares, and generally to have such registration statement declared effective within 60 days thereafter. Once such registration statement has been declared effective, all of the Combined Company Ordinary Shares covered by such registration statement will be freely tradeable without further restriction so long as such registration statement remains in effect.

•

All of the Combined Company Ordinary Shares to be issued to the non-affiliate Public Shareholders (1,498,809 shares in the Maximum Redemption Scenario; 26,551,482 shares in the No Redemption Scenario) will be freely tradeable without further restriction or registration under the Securities Act immediately after the closing.

•

The Combined Company Ordinary Shares to be issued to non-affiliate securityholders of MariaDB in the Merger, or up to 24,133,906 shares, will be freely tradeable without further restriction or registration under the Securities Act immediately after the closing.

•

The Combined Company will be required to file as soon as practicable, but in no event later than 15 business days after the closing of the Merger, a registration statement to register the Combined Company Ordinary Shares issuable on exercise of the Combined Company Public Warrants, or 8,850,494 shares, and generally to cause such registration statement to be declared effective within 60 days thereafter. Once such registration statement has been declared effective, the Combined Company Ordinary Shares issuable on exercise of the Combined Company Public Warrants will be freely tradeable without further restriction so long as such registration statement remains in effect.

Following the closing of the Merger, a total of 25,632,715 shares in the Maximum Redemption Scenario, or 50,685,388 shares in the No Redemption Scenario, held by various non-affiliate holders will immediately be freely tradeable. An additional total of 8,850,494 shares issuable upon exercise of the outstanding Combined Company Public Warrants will be freely tradeable upon the effectiveness of a registration statement that is expected to be effective within 60 days following the closing of the Merger. An additional total of 1,915,790 shares owned by PIPE investors will be freely tradeable upon the effectiveness of a registration statement that is expected to be effective within 90 days following the closing of the Merger. Following the expiration of the lock-up period in the Lock-Up Agreement or Letter Agreement, an additional total of 45,654,267 shares will be freely tradeable. In aggregate, the Combined Company expects that, within 180 days following the closing of the Merger, a total of 81,918,266 shares in the Maximum Redemption Scenario, or 106,970,939 shares in the No Redemption Scenario, will be freely tradeable without restrictions.

Sales of a substantial number of Combined Company Ordinary Shares in the public market could (subject to, among other things, the restrictions referred to above) occur at any time. These sales, or the perception in the public market that the holders of a large number of Combined Company Ordinary Shares intend to sell such shares, could reduce the market price of Combined Company Ordinary Shares, possibly substantially. The effective prices at which the Sponsor, certain of APHC’s independent directors, the Syndicated Investors, the Other Forward Purchasers, and securityholders of MariaDB will have acquired the Combined Company Ordinary Shares issued in respect of their APHC or MariaDB securities in connection with the Business Combination are generally substantially less than APHC’s IPO price. Consequently, after the closing of the Merger, these persons may have an incentive to sell their Combined Company Ordinary Shares even if the trading price at that time is below APHC’s IPO price, which could cause downward pressure on the trading price of the Combined Company’s securities.

For more information regarding pro forma information, please see the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”

The APHC Board’s Reasons for Approval of the Business Combination

We were incorporated for the purpose of effecting an initial business combination with one or more businesses. We sought to do this by utilizing the networks and industry experience of both the Sponsor and the APHC Board to identify, acquire and operate one or more businesses within or outside of the United States. Our initial focus was to identify and complete a business combination with a technology company, although we were not limited to a particular industry or sector.

In particular, in making the determination to enter into the Merger Agreement, the APHC Board considered the following positive factors, although not weighted or in any order of significance:

•	Attractive growth opportunities within the industry and a large total addressable market.

•	MariaDB’s popularity as a leading brand in relational databases, with over a billion downloads.

•	MariaDB’s utilization of open source and cloud technologies.

•	MariaDB’s growing open source community, which drives viral adoption of its products and services.

•	MariaDB’s unique solutions, including versatile enterprise features and cloud database-as-a-service (hybrid and multicloud).

•	MariaDB has diversified and sticky blue-chip customer base with a demonstrated ability to expand.

•	MariaDB’s highly experienced executives and board members can provide leadership and introductions to customers and capital providers.

•	The background of MariaDB’s major shareholders’ provides opportunity for significant business cooperation and valuable operational instructions.

•	MariaDB has increased its revenues and operating margins in recent years, and has the potential for further growth in revenues and operating margins and the potential to generate positive EBITDA.

The APHC Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•	MariaDB’s limited operating history makes it difficult to predict future results of operations.

•	MariaDB has a history of losses and may not achieve or maintain profitability in the future.

•

MariaDB’s financial projections rely in part on assumptions about customer demand based on ongoing relationships and indications from current and prospective customers, among other factors. MariaDB’s failure to secure that projected business could have an adverse impact on financial results and condition and could cause actual results to be materially different from those projected. MariaDB’s projections rely on numerous other assumptions and factors that may be inaccurate or become inaccurate and that could cause financial results and condition to materially differ from those projected.

•	MariaDB will require additional capital to support its future growth, and such capital may not be available on terms that are acceptable or at all.

•

The market for MariaDB’s products and services is evolving and its potential growth may be constrained by prospective customers’ significant existing investments in other third-party relationships (including in the database solutions of their current providers).

•

MariaDB’s success is highly dependent on MariaDB’s ability to penetrate the existing market for database products, as well as the growth and expansion of the market for database products notably cloud-based products.

•

If MariaDB fails to continue to grow and to effectively manage its growth, MariaDB may be unable to successfully execute its business plan, increase revenue, improve its financial results, maintain high levels of service or adequately address competitive challenges.

•

The database software market is highly competitive, and MariaDB faces significant competition from larger, better-capitalized companies, including traditional relational database providers such as IBM, Microsoft and Oracle, cloud providers with database functionalities such as Amazon Web Services, Microsoft Azure and Google Cloud, and non-relational database software providers. MariaDB could lose market share to these providers of products and services that can be substituted for MariaDB’s products and services.

•

If MariaDB is not able to maintain and enhance the MariaDB brand, especially among developers and outside of the open-source community, MariaDB’s business and results of operations may be adversely affected.

•

Technological changes, the introduction of new or enhanced products and services by MariaDB’s competitors, and pricing pressures may negatively impact demand for its products and services, as well as its financial performance, including its margin.

•

The loss of one or more of MariaDB’s significant customers or a significant reduction of business with such customers could materially affect MariaDB’s financial results and condition, as well as its business generally.

•

If MariaDB fails to cost-effectively acquire new customers and retain and expand its relationships with existing customers through renewals and upgrades, MariaDB may fail to increase revenues enough to achieve profitability.

•	MariaDB’s sales cycles may become longer and unpredictable, and sales efforts require considerable time and expense.

•

Because MariaDB offers the open-source MariaDB Community Server as a free-to-download product, its ability to monetize and protect intellectual property rights for its products and services may be negatively impacted.

•

Because MariaDB’s ability to attract new and retain existing customers depends on its success at enhancing and improving its products and services in response to changing customer needs, technologies and regulations, a failure to continue to innovate would adversely affect its growth and profitability.

•

MariaDB has invested significantly in its MariaDB products and services, including its cloud offering, SkySQL and its MariaDB Enterprise product offerings, and if any of these were to fail to achieve broader market adoption, its business, results of operations and financial condition could be harmed.

•	Incorrect or improper implementation or use of MariaDB’s software could result in customer dissatisfaction and harm MariaDB’s business, results of operations, financial condition and growth prospects.

•

MariaDB relies upon third-party cloud providers to host its cloud offering; any disruption of or interference with its use of third-party cloud providers would adversely affect its business, results of operations and financial condition.

•	MariaDB’s expected scale-up will result in a significant increase in the costs of cloud capacity, which could adversely affect growth and profitability.

•

Without significant investments in MariaDB’s sales and marketing organizations and improvements in sales and marketing programs, MariaDB may be unable to add new customers or increase sales to existing customers at a level needed to achieve growth expectations.

•

MariaDB may require significant additional capital investment into research and development, including in the area of intellectual property and other proprietary technology, the failure of which to secure could adversely impact MariaDB’s business.

•

MariaDB’s success depends on its ability to expand and enhance its workforce to support future growth, and its inability to attract and retain employees in key areas such as software development, sales and marketing and customer support would adversely affect its growth prospects and results of operations.

•

Real or perceived errors, bugs or other problems with MariaDB’s products and services (including data loss or failure to meet its contractual obligations) may adversely affect its relationship with existing customers and deter prospective customers, require MariaDB to expend significant resources and expenses to address the problems, and impede market acceptance of its products and services.

•	If MariaDB fails to offer high quality support, for example with its remote database administration services, its business and reputation could suffer.

•

MariaDB’s business could suffer disruptions, outages, defects and other performance and quality problems due to issues with public platforms, the public cloud and internet infrastructure on which its products and services rely, which could negatively affect its business.

•

Because database products and services such as those MariaDB offers are often used to collect and store personal information, domestic and international privacy concerns, including complex and onerous regulatory requirements (such as HIPAA and GDPR), could result in additional costs and liabilities or inhibit sales of products and services.

•

If MariaDB’s security measures, or those of its third-party providers, are breached or unauthorized access to personal information or other private or proprietary data is otherwise obtained, MariaDB’s software may be perceived as not being secure, customers may reduce or terminate their use of its products and services, and MariaDB may face litigation, regulatory investigations, significant liability and reputational damage.

•

Unfavorable conditions in MariaDB’s industry or the global economy or reductions in information technology spending could limit its ability to grow its business and negatively affect its results of operations.

•

Economic and other disruptions from the global COVID-19 pandemic and its fallout may cause delays in MariaDB’s sales cycles, decrease sales to new customers and reduce upselling and cross-selling to existing customers.

•

MariaDB may need to incur substantial costs to protect or defend its intellectual property rights, and any failure to adequately protect its intellectual property could reduce the value and attractiveness of its products and services.

•

The requirements of being a public company may strain MariaDB’s resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from being a public company may be greater than MariaDB anticipates.

•

As a private company, MariaDB has not been required to document and test its internal controls over financial reporting nor has its management been required to certify the effectiveness of its internal controls and MariaDB’s auditors have not been required to opine on the effectiveness of its internal control over financial reporting. Failure to maintain adequate financial, information technology and management processes and controls could impair MariaDB’s ability to comply with the financial reporting and internal controls requirements for publicly traded companies, which could lead to errors in its financial reporting and adversely affect its business.

•

The Business Combination transaction between MariaDB and APHC is subject to significant risks and uncertainties, including the risk that MariaDB’s or APHC’s shareholders may not approve the transaction, and the risk that other conditions to closing (including required governmental, exchange and other approvals) may not be satisfied or waived, any of which could significantly affect an investment in MariaDB or APHC.

•

The exercise of redemption rights by Public Shareholders may result in the failure of the transaction to close, or even if the transaction does close, such redemption could cause the Combined Company to be undercapitalized.

•

The costs relating to the transactions will be significant and there will be increased expenses and administrative burdens of being a public combined company, all of which could have a material impact on the business and the financial condition and results of the Combined Company.

For more information about the APHC Board’s decision-making process concerning the Business Combination, please see the section titled “The Business Combination—Recommendation of the APHC Board of Directors and Reasons for the Business Combination.” For more information regarding the potential risks involved in the Business Combination and related matters, please see the section titled “Risk Factors” (and specifically “Risks Related to APHC and the Business Combination” and “Risk Factors—Risks Related to MariaDB’s Business”).

Independent Director Oversight

A majority of the APHC Board is comprised of independent directors who are not affiliated with the Sponsor and its affiliates. In connection with the Business Combination, our independent directors at the time, Ms. Cloyd and Mr. Houlihan, took an active role, through multiple meetings of the APHC Board and other discussions, in evaluating the proposed terms of the Business Combination, including the terms of the Merger Agreement and Related Agreements. As part of their evaluation of the Business Combination, our independent directors were aware of the potential conflicts of interest with the Sponsor and its affiliates that could arise with regard to the proposed terms of the Merger Agreement and the Related Agreements. The APHC Board did not form a special committee of the APHC Board to exclusively evaluate and negotiate the proposed terms of the Business Combination. The APHC Board did not deem the formation of a special committee necessary or appropriate as a majority of our APHC Board was and is comprised of independent directors. Our independent directors reviewed and considered these potential conflicts of interest with the Sponsor during the negotiation of the Business Combination and in evaluating and approving the Merger Agreement and the transactions contemplated therein, including the Merger. Our independent directors Ms. Cloyd and Mr. Houlihan each own 22,500 shares of APHC Class B Ordinary Shares. Ms. Cloyd serves or previously served on boards of directors with our Chairman and Chief Executive Officer, Dr. Wang, who is also a member of the Sponsor. The APHC Board did not find that these facts and circumstances affected the independence of either Ms. Cloyd or Mr. Houlihan. Please see the section titled “The Business Combination—Independent Director Oversight.”

Satisfaction of the 80% Test

It is a requirement under the APHC Amended and Restated Memorandum and Articles of Association and applicable NYSE listing requirements that the business or assets acquired in our initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding any

Deferred Discount and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for our initial business combination. Based on the financial analysis regarding MariaDB and its subsidiaries generally used to approve the transaction, the APHC Board determined that this requirement was met. The APHC Board determined that the consideration being paid in the Business Combination, which amount was negotiated at arm’s length, was fair to and in the best interests of APHC and its shareholders and appropriately reflected the value of MariaDB and its subsidiaries. In reaching this determination, the APHC Board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships and technical skills, as well as quantitative factors such as the historical growth rate of MariaDB and its subsidiaries and its potential for future growth in revenue and profits. The APHC Board believes that the financial skills and background of its members qualify it to conclude that the acquisition of MariaDB and its subsidiaries met this requirement.

Special Meeting of the APHC Shareholders in Lieu of the 2022 General Annual Meeting of APHC Shareholders

Date, Time and Place of Special Meeting

The Special Meeting will be held at the offices of Cleary Gottlieb Steen & Hamilton LLP, located at One Liberty Plaza, New York, NY 10006 and virtually via live webcast at https://www.cstproxy.com/angelpond/2022, on November 22, 2022 at 11:00 a.m. Eastern Time. The Special Meeting can be accessed by attending the offices of Cleary Gottlieb Steen & Hamilton LLP or visiting https://www.cstproxy.com/angelpond/2022, where you will be able to listen to the meeting live, ask questions relating to the resolutions to be put to the Special Meeting and to vote during the meeting. Additionally, you have the option to listen only to the Special Meeting by dialing 1 800-450-7155 (toll-free within the U.S. and Canada) or +1 857-999-9155 (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is 3943639#, but please note that you cannot vote during the meeting or ask questions if you choose to participate telephonically.

Proposals

Public Shareholders are being asked to approve the following proposals:

1.

Business Combination Proposal—To consider and vote upon and to approve by an ordinary resolution under Cayman Islands law the entry into the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and approve the transactions contemplated thereby, including, among other things, the Merger (Proposal No. 1);

2.

Irish Domestication Merger Proposal—To consider and vote upon and to approve by a special resolution under Cayman Islands law the merger of Merger Sub with and into APHC, with APHC continuing as the surviving corporation (Proposal No. 2);

3.

APHC Articles Proposal—To consider and vote upon and to approve by a special resolution under Cayman Islands law the adoption of the Amendment and Restatement of the APHC Amended and Restated Memorandum and Articles of Association, a copy of which is attached to this proxy statement/prospectus as Annex B (Proposal No. 3);

4.

Issuance Proposal—To consider and vote upon and to approve by an ordinary resolution under Cayman Islands law, for purposes of complying with applicable NYSE listing rules, the issuance of more than 20% of the total Combined Company Ordinary Shares and a change of control of APHC, in connection with the Merger (Proposal No. 4);

5.

Irish Holdco Articles Proposal—To consider and approve, on a non-binding basis, the adoption by Irish Holdco of the Amended Irish Holdco Memorandum and Articles of Association, a copy of which is attached to this proxy statement/prospectus as Annex C (Proposal No. 5);

6.	Election Proposal—To consider and approve, on a non-binding basis, the election of directors to the Irish Holdco Board in accordance with the Merger Agreement (Proposal No. 6);

7.

2022 Equity Incentive Plan Proposal—To consider and approve, on a non-binding basis, the adoption by Irish Holdco of the 2022 Equity Incentive Plan, in the form attached to this proxy statement/prospectus as Annex D (Proposal No. 7);

8.	Name Change Proposal—To consider and approve, on a non-binding basis, the change of the name of Irish Holdco to “MariaDB plc” (Proposal No. 8); and

9.

Adjournment Proposal—To consider and vote upon and to approve by an ordinary resolution under Cayman Islands law to allow the chairperson of the Special Meeting to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient shares represented to constitute a quorum necessary to conduct business at the Special Meeting or for the approval of one or more proposals at the Special Meeting or to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus/information statement is provided to shareholders (Proposal No. 9).

Voting Power; Record Date

Only APHC Shareholders of record at the close of business on October 20, 2022, the record date for the Special Meeting, will be entitled to vote at the Special Meeting. Each APHC Shareholder is entitled to one vote for each APHC Ordinary Share that such shareholder owned as of the close of business on the record date. If an APHC Shareholder’s shares are held in “street name” or are in a margin or similar account, such shareholder should contact its broker, bank or other nominee to ensure that votes related to the shares beneficially owned by such shareholder are properly voted and counted. On the record date, there were 33,189,352 APHC Ordinary Shares outstanding, of which 26,551,482 are APHC Class A Ordinary Shares and 6,637,870 are APHC Class B Ordinary Shares held by the Initial Shareholders.

Vote of the Initial Shareholders

The Initial Shareholders have agreed to vote any APHC Ordinary Shares owned by them in favor of the Required Proposals and Adjournment Proposal. As of the date hereof, the Initial Shareholders own shares equal to 20% of all APHC Ordinary Shares issued and outstanding on the record date for the Special Meeting.

Quorum and Required Vote for Proposals at the Special Meeting

The holders of a majority of the issued and outstanding APHC Ordinary Shares entitled to vote as of the record date at the Special Meeting must be present, in person or via the virtual meeting platform or be represented by proxy, at the Special Meeting to constitute a quorum. Approval of each of the Business Combination Proposal, Issuance Proposal, and Adjournment Proposal by ordinary resolution requires the affirmative vote of a majority of the votes cast by holders of our outstanding ordinary shares, and the approval of each of the Irish Domestication Merger Proposal and APHC Articles Proposal by special resolution requires the affirmative vote of a two-thirds of the votes cast by holders of our outstanding ordinary shares, in each case as represented in person or by proxy at the Special Meeting or via the virtual meeting platform and entitled to vote at the Special Meeting. Approval of each of the other Required Proposals will be non-binding votes that require the affirmative vote of a majority of the votes cast by holders of our outstanding ordinary shares represented in person or by proxy at the Special Meeting or via the virtual meeting platform and entitled to vote at the Special Meeting.

Recommendation of the APHC Board of Directors

The APHC Board believes that each of the Required Proposals and the Adjournment Proposal to be presented at the Special Meeting is in the best interests of APHC and its shareholders and unanimously recommends that shareholders vote “FOR” each of the proposals.

For a description of the various factors considered by the APHC Board in reaching its decision to recommend voting in favor of these proposals, see the sections in this proxy statement/prospectus regarding each of the proposals.

When you consider the APHC Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that are different from or in addition to, or may conflict, with your interests as a shareholder. For instance, rather than liquidating APHC (which would result in the APHC Private Warrants and APHC Class B Ordinary Shares to expire without value), the Sponsor and its affiliates, as well as our directors and officers, will benefit from the completion of the Business Combination even if the transaction is unfavorable to our Public Shareholders. Please see the section titled “The Business Combination—Interests of Certain Persons in the Business Combination—Interests of APHC’s Sponsor, Co-Founders, Members of the Board and Officers” for additional information.

Interests of Certain Persons in the Business Combination

The Sponsor, co-founders (Theodore T. Wang, our Chief Executive Officer and a member of the APHC Board, and Shihuang “Simon” Xie), certain members of the APHC Board, and our officers have interests in the Business Combination that are materially and substantially different from or in addition to (and which may conflict with) your interests. Because the interests of these persons, particularly from a financial point of view, are different from yours, you should take these interests into account in deciding whether to approve the Business Combination and the other Required Proposals and/or to exercise your redemption rights. These interests include:

•

the fact that Dr. Wang and an entity wholly owned and controlled by Mr. Xie are the co-managers of the Sponsor and have joint voting and investment discretion with respect to the securities held by the Sponsor.

•

the fact that the Sponsor paid an aggregate of $25,000 (approximately $0.004 per share) for the Founder Shares (6,637,870 APHC Class B Ordinary Shares), of which, in exchange for serving on the APHC Board and for no additional consideration, certain of APHC’s independent directors (Ms. Cloyd and Mr. Houlihan) received 22,500 Founder Shares, respectively;

•

the fact that the Sponsor paid an aggregate of approximately $7,310,297 (which was substantially funded by the At Risk Capital Syndication) for its 7,310,297 APHC Private Warrants in the Private Placement (a portion of which will be transferred pursuant to the At Risk Capital Syndication) and that such APHC Private Warrants will expire and become worthless if an initial business combination is not consummated by May 20, 2023;

•

the fact that the Initial Shareholders hold an aggregate of 6,637,870 Founder Shares (including the Founder Shares to be transferred pursuant to the At Risk Capital Syndication and the Other Forward Purchase Arrangements shortly before completion of the Irish Domestication Merger), which will be worthless if a business combination is not consummated by May 20, 2023;

•

the fact that the Sponsor entered into the At Risk Capital Syndication, pursuant to which the Sponsor received up-front consideration in the aggregate amount of $6,400,000, which reduced the amount the Sponsor has at risk with respect to the Founder Shares and the APHC Private Warrants from a total of $7,335,297 to a total of $935,297 and shifted a corresponding amount of the risk to the Syndicated Investors, since the Sponsor is not required to reimburse the Syndicated Investors any amounts received in connection with the At Risk Capital Syndication, even if no initial business combination is consummated. As a result of the At Risk Capital Syndication, the Sponsor has a different set of incentives with respect to the consummation of an initial business combination than it would have had if the At Risk Capital Syndication had not been consummated;

•

the fact that the Sponsor paid an aggregate of $25,000 for the Founder Shares, or approximately $0.004 per Founder Share, and the Syndicated Investors paid the Sponsor $3.00 per share and $1.00 per warrant to receive Founder Shares and APHC Private Warrants pursuant to the At Risk Capital Syndication. As a result of these initial prices, the Sponsor, the Syndicated Investors and their affiliates stand to make a substantial profit even if an initial business combination subsequently declines in value or is unprofitable for APHC Public Shareholders. As a result of the acquisition cost of the Founder Shares and APHC Private Warrants, the Sponsor, the Syndicated Investors and their affiliates who hold Founder Shares and APHC Private Warrants could make a substantial profit even if, following the consummation of the initial business combination, the Combined Company subsequently declines in value or is unprofitable for the public shareholders. As a result of the At Risk Capital Syndication, the Sponsor shifted a substantial part of the risk of holding the Founder Shares and APHC Private Warrants to the Syndicated Investor, and as such this may result in a different set of incentives for the Sponsor with respect to the consummation of an initial business combination than if the At Risk Capital Syndication was not entered into;

•

the fact that if the Business Combination is completed, the Founder Shares will have a significantly higher value than the amount paid by the Sponsor for such shares. For illustrative purposes only, at the $10.00 per share implied value of the Combined Company Ordinary Shares in the Business Combination, the Founder Shares owned by the Sponsor and Ms. Cloyd and Mr. Houlihan would have a current aggregate value of approximately $48.6 million, $225,000, and $225,000, respectively. The value of the Sponsor’s Founder Shares represents the amount currently owned of record by the Sponsor excluding the Founder Shares to be distributed to third parties pursuant to the At Risk Capital Syndication and the Other Forward Purchase Arrangements, which is expected to occur shortly before the closing of the Irish Domestication Merger;

•

the fact that the Sponsor and its affiliates (Dr. Wang and Mr. Xie), as well as certain of APHC’s independent directors, Ms. Cloyd and Mr. Houlihan, do not have the same financial interests in the Business Combination as the APHC Public Shareholders. Even after giving effect to transfers of the Founder Shares pursuant to the At Risk Capital Syndication and the Other Forward Purchase Arrangements, the Sponsor and its affiliates and Ms. Cloyd and Mr. Houlihan stand to make a substantial profit from the Founder Shares they hold even if the Combined Company Ordinary Shares after completion of the Business Combination trade at prices significantly lower than the $10.00 per share implied value in the Business Combination. Based on the approximately $9.996 difference between the purchase price that the Sponsor paid for the Founder Shares and the purchase price of $10.00 per APHC Public Unit sold in the APHC IPO, the Sponsor and Ms. Cloyd and Mr. Houlihan may earn a positive rate of return even if the price of the Combined Company Ordinary Shares after the closing of the Merger falls significantly below the price initially paid for the APHC Public Units in the APHC IPO and the APHC Public Shareholders experience a negative rate of return after the Merger is completed;

•

the fact that the Initial Shareholders have agreed to waive their rights, for no consideration, to liquidating distributions from the Trust Account with respect to their Founder Shares if the parties fail to complete an initial business combination by May 20, 2023;

•

the fact that an affiliate of the Sponsor controlled by APHC’s co-founder Shihuang “Simon” Xie, Lakeside Travel Holding Ltd., paid, in January 2022, an aggregate of $27,200,000 for 15,044,832 MariaDB Series D Preferred Shares, at a valuation for MariaDB below the Merger Agreement valuation, in connection with an equity financing transaction consummated by MariaDB concurrent with the entry into the Merger Agreement. In connection with the Merger Agreement, the MariaDB Series D Preferred Shares that the Sponsor’s affiliate purchased will first be converted into MariaDB Ordinary Shares and then into the right to receive Combined Company Ordinary Shares at the Exchange Ratio if the Business Combination is consummated. For illustrative purposes only, at the $10.00 per share implied value of the Combined Company Ordinary Shares in the Business Combination, the estimated number of Combined Company Ordinary Shares expected to be issued on conversion of these MariaDB Series D Preferred Shares (based on an assumed Exchange Ratio as of June 30, 2022 of 0.2302) would have an aggregate value of approximately $34.6 million at the time of the closing of the Merger;

•

the fact that the Lock-Up Agreement that the Sponsor, together with certain shareholders of MariaDB, entered into in connection with the Merger Agreement supersedes the obligations of the Sponsor with respect to the lock-up under the Letter Agreement. Under the Letter Agreement, the Sponsor agreed not to sell or otherwise transfer the Founder Shares until one year after the completion of APHC’s initial business combination (or earlier, if the last reported sale price of the shares equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 150 days after an initial business combination). Under the Lock-Up Agreement, the Sponsor is only restricted from selling or otherwise transferring the Combined Company Ordinary Shares issued on conversion of the Founder Shares for a period of 180 days after the closing of the Merger;

•

the fact that the Sponsor will have a continued right to hold Combined Company Ordinary Shares issued in respect of the Founder Shares if the Business Combination is completed and the Combined Company Ordinary Shares to be issued to the Sponsor upon exercise of its Combined Company Private Warrants in respect of the APHC Private Warrants following the Business Combination, subject to the lock-up period in the Lock-Up Agreement;

•

the fact that if the Trust Account is liquidated, including in the event APHC is unable to complete an initial business combination by May 20, 2023, the Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per APHC Class A Ordinary Share, or such lesser per APHC Class A Ordinary Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•

the fact that APHC’s existing directors and officers will continue to be entitled to indemnification and the continuation of our directors’ and officers’ liability insurance following the closing of the Merger;

•

the fact that at the closing of the Merger, Irish Holdco, the Sponsor and certain existing equityholders and affiliates of MariaDB will enter into the Registration Rights Agreement, pursuant to which the Sponsor and signatory shareholders of MariaDB and their permitted transferees will be entitled to, among other things, registration rights, including demand, piggy-back, and shelf registration rights;

•

the fact that the Sponsor and APHC’s officers and directors can earn a positive rate of return on their investment, even if other APHC shareholders experience a negative rate of return in the post-Business Combination Combined Company;

•

the fact that the Sponsor and APHC’s officers and directors will lose their entire investment in APHC if an initial business combination is not consummated by May 20, 2023. As described above for illustrative purposes only, the Founder Shares owned by the Sponsor and Ms. Cloyd and Mr. Houlihan would have a current aggregate value of approximately $48.6 million, $225,000, and $225,000, respectively. The value of the Sponsor’s Founder Shares represents the amount currently owned of record by the Sponsor excluding the Founder Shares to be distributed to third parties pursuant to the At Risk Capital Syndication and the Other Forward Purchase Arrangements, which is expected to occur shortly before the closing of the Irish Domestication Merger. The actual value of these shares may be significantly higher after the closing of the Merger, depending on various factors, including the market’s reception of the Merger. If APHC does not consummate the Business Combination or another initial business combination by May 20, 2023, and APHC is therefore required to be liquidated, these shares would be worthless, because the Initial Shareholders have agreed not to redeem any of the Founder Shares in connection with a shareholder vote to approve a proposed initial business combination. In such case, the Sponsor, Ms. Cloyd and Mr. Houlihan would be at risk to lose at least approximately $48.6 million, $225,000, and $225,000, respectively, based on the illustrative amounts described above;

•

the fact that the Sponsor has agreed to loan to APHC up to $250,000 to be used for expenses of APHC. This loan is non-interest bearing and is to be forgiven upon the consummation of the Business Combination. If the loan is not forgiven, the unpaid principal balance on such loan will be payable by MariaDB. As of the date of this proxy statement/prospectus, there are $150,000 in loan amounts outstanding under the August 30, 2022 promissory note, and there were no Working Capital Loans outstanding;

•

the fact that the Sponsor has agreed to make available to Irish Holdco a loan facility in an aggregate amount of €263,063 to be advanced upon the written request of Irish Holdco. This loan facility agreement is non-interest bearing and any amount outstanding under the loan facility agreement is to be repaid on the Sponsor’s written demand or upon the Merger Effective Time. As of the date of this proxy statement/prospectus, there were no loan amounts outstanding under this September 14, 2022 loan facility agreement;

•

the fact that the Sponsor and APHC’s officers and directors will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by May 20, 2023. However, there have been no material out-of-pocket expenses subject to reimbursement to date, and APHC does not anticipate any such expenses prior to closing of the Merger;

•

the fact that up to an aggregate amount of $1,500,000 of any amounts outstanding under any Working Capital Loans made by the Sponsor or any of its affiliates or certain of APHC’s officers and directors may be converted into warrants identical to the APHC Private Warrants issued to the Sponsor at a price of $1.00 per warrant at the option of the lender;

•

the fact that, the holders of Founder Shares, APHC Private Warrants, and any warrants that may be issued upon conversion of Working Capital Loans (and any APHC Ordinary Shares issuable upon the exercise of the APHC Private Warrants and any warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights pursuant to a registration rights agreement, to require us to register a sale of any of our securities held by them prior to the consummation of our initial business combination. For further information about Working Capital Loans, see the section titled “Certain Relationships and Related Transactions—APHC Relationships and Related Party Transactions—Related Party Loans”; and

•

the fact that, an affiliate of the Sponsor, Angel Pond Capital LLC, was engaged by APHC and MariaDB as a joint co-placement agent for proposed private placements in connection with the Business Combination, including the Series D Preferred Shares financing and the PIPE Investment. No fees have been incurred nor paid to Angel Pond Capital LLC under this engagement as of March 31, 2022. The agreement associated with this engagement expired on March 15, 2022.

These interests as well as others may have influenced our management in pursuing the Business Combination and the APHC Board in making their recommendation that you vote in favor of the required Proposals, including approval of the Business Combination Proposal.

Redemption Rights

Pursuant to the APHC Amended and Restated Memorandum and Articles of Association and Trust Agreement, holders of APHC Class A Ordinary Shares may elect to have their APHC Class A Ordinary Shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the closing of the Merger, including interest not previously released to us to pay our taxes, by (ii) the total number of then-outstanding APHC Class A Ordinary Shares; provided that we will not redeem any APHC Class A Ordinary Shares issued in the APHC IPO to the extent that such redemption would result in our failure to have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act) of at least $5,000,001. As of June 30, 2022, the estimated per share redemption price would have been approximately $10.00. Notwithstanding the foregoing, a holder of the APHC Class A Ordinary Shares, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13(d)-(3) of the Exchange Act) will be restricted from exercising redemption rights with respect to more than an aggregate of 15% of the issued and outstanding APHC Class A Ordinary Shares included in the APHC Public Units sold in the APHC IPO.

If a holder exercises redemption rights, then such holder will be exchanging its APHC Class A Ordinary Shares for cash and will no longer own shares of APHC as of the closing of the Merger. Such a holder will be entitled to receive cash for its APHC Class A Ordinary Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to the Transfer Agent in accordance with the procedures described herein and the Merger closes. Please see the section titled “Special Meeting of the Shareholders of APHC in Lieu of 2022 General Annual Meeting of APHC Shareholders—Redemption Rights” for the procedures to be followed if you wish to redeem your APHC Class A Ordinary Shares for cash.

Certain Information Relating to APHC and MariaDB

APHC Co-Founders, Board and Executive Officers before the Business Combination

The following individuals currently serve as co-founders, directors, and executive officers of APHC:

Name	Age	Position
Theodore T. Wang	55	Co-Founder, Chairman of the APHC Board and Chief Executive Officer
Shihuang “Simon” Xie	52	Co-Founder
Hanchen Jin	32	Chief Financial Officer
Mary Ann Cloyd	67	Director
William A. Houlihan	67	Director
Samuel L. Milbank	82	Director

Combined Company Board of Directors and Executive Officers

Assuming the approval of the Election Proposal, the following individuals are expected to serve as directors and executive officers of the Combined Company upon closing of the Merger. Please see the section titled “Management of the Combined Company”:

Name	Age	Position
Michael Howard	62	Chief Executive Officer and Director
Alexander B. Suh	61	Director
Theodore T. Wang	55	Director
Christine Russell	73	Director
Harold R. Berenson	65	Director
Jurgen Ingels	51	Director
Jon Bakke	51	Chief Revenue Officer
Franz Aman	60	Chief Marketing Officer

Listing of Securities

The APHC Class A Ordinary Shares, APHC Public Units, and APHC Public Warrants are traded on the NYSE under the ticker symbols “POND,” “POND.U,” and “POND WS,” respectively. Irish Holdco will apply for listing, to be effective at the Merger Effective Time, of the Combined Company Ordinary Shares and Combined Company Public Warrants on the NYSE under the symbols “MRDB” and “MRDB.WS,” respectively.

Comparison of Shareholder Rights

There are certain differences in the rights of APHC Shareholders and Combined Company shareholders prior to the Merger and following the closing of the Merger. Please see the section titled “Comparison of Shareholder Rights.”

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required pre-merger notification and report forms with the Antitrust Division and the FTC or until early termination is granted. APHC and MariaDB each filed a pre-merger notification and report form pursuant to the HSR Act with the Antitrust Division and the FTC on March 16, 2022. The 30-day waiting period with respect to the Merger expired at 11:59 p.m. Eastern Time on April 15, 2022.

At any time before or after closing of the Merger, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the closing of the Merger. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot assure you that the Antitrust Division, the FTC, any state attorney general or any other government authority will not attempt to challenge the Merger on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result.

The Merger involves a cross-border merger of companies from different EU member states (i.e., Ireland and Finland) and is governed by the EU Merger Directive, which provides a set of procedures for the merger of companies from different EU member states. Because the Merger comes within the scope of the EU Merger

Directive, the Merger must comply with both the Irish Merger Regulations and the relevant provisions of the Finnish Companies Act, which implemented the EU Merger Directive in Ireland and Finland, respectively. The Merger is structured as a “merger by acquisition” under Regulation 2(1) of the Irish Merger Regulations and a “cross-border absorption merger” under Chapter 16, Section 19 of the Finnish Companies Act.

As part of these procedures to effect the Merger, MariaDB and Irish Holdco are each required, to, among other things, file the Common Draft Terms with applicable authorities, obtain an independent expert report on whether, among other things, a true and fair view has been provided of the grounds for setting the merger consideration, make publicly available various documentation (including the Common Draft Terms), obtain shareholder approval regarding the Merger, and obtain pre-merger certificates from applicable authorities. Further, MariaDB must complete the creditors protection process in accordance with Chapter 16 of the Finnish Companies Act.

MariaDB and Irish Holdco are in the process of completing the above procedures, which are expected to be completed during the second half of 2022, and then an application will be made to the Irish High Court for an order to confirm legal scrutiny of the Merger and to set the Merger Effective Time.

For additional information, please see the sections titled “Question and Answer” and “Regulatory Matters Related to the Business Combination.”

Material U.S. Federal Income Tax Consequences for Holders of Combined Company Ordinary Shares

The U.S. federal income tax consequences of the Irish Domestication Merger and of exercising redemption rights regarding the APHC Class A Ordinary Shares depend on particular facts and circumstances. Please see the section titled “Material U.S. Federal Income Tax Considerations” for additional information. You are urged to consult your tax advisors regarding the specific tax consequences of the Irish Domestication Merger and exercising redemption rights for you.

Expected Accounting Treatment of the Business Combination

We expect the Business Combination to be accounted for as a reverse capitalization in accordance with U.S. generally accepted accounting principles (“GAAP” or “U.S. GAAP”). APHC has been determined to be the acquired company based on evaluation of the following facts and circumstances:

•	MariaDB comprising the ongoing operations of the Combined Company;

•	MariaDB’s senior management comprising the senior management of the Combined Company; and

•	The MariaDB shareholders control the board of directors or having a majority of the voting power of the Combined Company.

Under this method of accounting, APHC will be treated as the acquired company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the Combined Company after closing of the Merger will represent a continuation of the financial statements of MariaDB, with the Business Combination treated as the equivalent of Irish Holdco issuing shares for the net assets of APHC, accompanied by a recapitalization. The net assets of APHC will be stated at historical cost, with no goodwill or other intangible assets recorded.

Proxy Solicitation

We are soliciting proxies on behalf of the APHC Board for voting on the Required Proposals and the Adjournment Proposal. Proxies may be solicited by mail, via telephone or via e-mail or other electronic correspondence. We and MariaDB have engaged Morrow Sodali LLC to assist in the solicitation of proxies.

If an APHC Shareholder grants a proxy, such shareholder may still vote its shares in person at the Special Meeting or via the virtual meeting platform if it appropriately revokes its proxy before the Special Meeting. An APHC Shareholder may also change its vote by submitting a later-dated, signed proxy, as described in the section titled “Special Meeting of the Shareholders of APHC in Lieu of the 2022 General Annual Meeting of APHC Shareholders—Revoking Your Proxy.”

Summary Risk Factors

In evaluating the Business Combination and the proposals to be considered and voted on at the Special Meeting, you should carefully review and consider the risk factors set forth under the section titled “Risk Factors.” Below is a summary of some of these risks that could harm the business, financial condition, results of operations and prospects of some or all of APHC, MariaDB, and the Combined Company.

Risks Related to MariaDB’s Business

•	MariaDB has a limited operating history, which makes it difficult to predict future results of operations.

•	MariaDB has a history of losses, and as costs increase, it may not be able to generate sufficient revenue to achieve or sustain profitability.

•

MariaDB’s estimates of market opportunity and forecasts of market growth may prove to be inaccurate, and even if the market in which it competes achieves the forecasted growth, its business could fail to grow at similar rates, if at all.

•	MariaDB’s success is highly dependent on the ability to penetrate the existing market for database products, as well as the growth and expansion of the Database-as-a-Service (DBaaS) market.

•

MariaDB has experienced significant growth in recent periods. If it fails to continue to grow and to manage such growth effectively, it may be unable to execute its business plan, increase revenue, improve results of operations, maintain high levels of service, or adequately address competitive challenges.

•	The database software market is highly competitive and MariaDB faces significant competition.

•	If MariaDB is not able to maintain and enhance its brand, including among developers, its business and operating results may be adversely affected.

•

If MariaDB is not able to provide successful enhancements, new products, services, and features to keep pace with technological changes and developments by its competitors, its business could be adversely affected.

•

MariaDB’s business and results of operations depend substantially on its customers renewing their subscriptions and expanding the use of MariaDB’s database products and related services. Any decline in customer renewals or failure to convince customers to broaden their use of MariaDB’s products and related services would harm its business, results of operations and financial condition.

•	If MariaDB is unable to attract new customers in a manner that is cost-effective and assures customer success, it will not be able to grow its business.

•

The open source MariaDB Community Server is available as a free-to-download product, which could negatively affect MariaDB’s ability to monetize and protect its products and intellectual property rights.

•

MariaDB relies upon third-party cloud providers to host its cloud-based products; any disruption of or interference with the use of third-party cloud providers would adversely affect MariaDB’s business, results of operations and financial condition.

•	If MariaDB is unable to retain or motivate key personnel or hire (including a chief financial officer and general counsel), retain and motivate qualified personnel, its business would be harmed.

•	MariaDB may require additional capital to support operations or the growth, and it cannot be certain that this capital will be available on reasonable terms when required, or at all.

•

If MariaDB’s security measures, or those of its service providers or customers, are breached or unauthorized parties otherwise obtain access to MariaDB’s or its customers’ data or software, customers may reduce use of its products and services, and MariaDB may experience significant liability and reputational damage.

•

MariaDB could incur substantial costs in protecting or defending its intellectual property rights, and any failure to protect its intellectual property rights could reduce the value of its software and brand.

•	Changes in laws and regulations, including in connection with use of the internet, could have a negative impact on MariaDB’s business and results of operations.

•	MariaDB is a multinational organization faced with increasingly complex tax issues in many jurisdictions, and it could be obligated to pay additional taxes in various jurisdictions.

Risks Related to APHC, the Combined Company and the Business Combination

•	The Initial Shareholders have agreed to vote in favor of the Business Combination, regardless of how APHC Shareholders vote.

•

The Sponsor, the APHC founders, members of the APHC Board and APHC officers, and their affiliates, have interests in the Business Combination that are different from or are in addition to other shareholders in recommending that APHC Shareholders vote in favor of approval of the Business Combination.

•

The Sponsor, the APHC founders, members of the APHC Board and APHC officers, and their affiliates may elect to purchase shares from Public Shareholders, including the Required Proposals, described in this proxy statement/prospectus and reduce the public “float” of Combined Company Ordinary Shares.

•

Public Shareholders will experience dilution as a consequence of, among other transactions, the issuance of Combined Company Ordinary Shares as consideration in the Merger. Having a minority share position may reduce the influence that Public Shareholders have on the management of the Combined Company.

•

APHC has no operating history and is subject to a mandatory liquidation and subsequent dissolution requirement. If APHC is unable to effect an initial business combination by May 20, 2023, it may be forced to liquidate and its warrants may expire and become worthless.

•	The exercise of discretion by APHC’s directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Merger Agreement may result in a conflict of interests.

•

If APHC is unable to complete an initial business combination, Public Shareholders may receive only approximately $10.00 per share on the liquidation of the Trust Account (or less than $10.00 per share in certain circumstances where a third party brings a claim against APHC that the Sponsor is unable or not required to indemnify), and APHC’s warrants will expire and become worthless.

•

If third parties bring claims against APHC, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by Public Shareholders may be less than $10.00 per share.

•

APHC’s directors may decide not to enforce the indemnification obligations of the Sponsor, which may result in a reduction in the amount of funds in the Trust Account available for distribution to Public Shareholders.

•

If, before distributing the proceeds in the Trust Account to Public Shareholders, APHC files bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against APHC that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of Public Shareholders and the per-share amount that would otherwise be received by Public Shareholders in connection with its liquidation may be reduced.

•

APHC’s management has identified material weaknesses in its internal control over financial reporting that, if not remediated, may not allow APHC to report its financial condition or results of operations accurately or timely.

•

APHC does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for APHC to complete a Business Combination with which a substantial majority of Public Shareholders do not agree.

•

The Combined Company will incur significant increased expenses and administrative burdens as a public company, which could materially and adversely affect its business, results of operations, financial condition, and growth prospects.

•

If the Combined Company fails to maintain an effective system of disclosure controls and internal controls over financial reporting, its ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

•	MariaDB’s management has limited experience as executive officers of a public company and currently does not include a chief financial officer or general counsel.

•	A market for the Combined Company’s securities may not continue, which would adversely affect the liquidity and price of its securities.

•

The Combined Company does not intend to pay dividends for the foreseeable future, but if the Combined Company pays dividends, such dividends may be subject to Irish dividend withholding tax or Irish income tax, and certain transfers of Combined Company Ordinary Shares and Combined Company Public Warrants may be subject to Irish capital acquisitions tax or stamp duty.

•

Irish law differs from the laws in effect in the Cayman Islands and the United States, and there will be differences between your current rights as a holder of APHC securities and the rights one can expect as a holder of the Combined Company securities, some of which may adversely affect you.

•

Provisions in the Amended Irish Holdco Memorandum and Articles of Association and under Irish law could make an acquisition of the Combined Company more difficult, may limit attempts by the Combined Company shareholders to replace or remove the Combined Company’s management, may limit shareholders’ ability to obtain a favorable judicial forum for disputes with the Combined Company or the Combined Company’s directors, officers, or employees, and may limit the market price of the Combined Company Ordinary Shares and/or the Combined Company Public Warrants.

Selected Historical Financial Information of APHC

APHC is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination.

The summary historical condensed statement of operations data of APHC for the period from January 18, 2021 (inception) through December 31, 2021 is derived from APHC’s audited financial statements included elsewhere in this proxy statement/prospectus.

The following summary historical condensed statements of operations and condensed balance sheet data are derived from APHC’s unaudited condensed financial statements included elsewhere in this proxy statement/prospectus or otherwise filed with the SEC on Form 10-Q:

•	Historical statement of operations for the period from January 18, 2021 (inception) through September 30, 2021(unaudited)

•	Historical condensed statement of operations for the period from January 18, 2021 (inception) through December 31, 2021 (audited)

•	Historical condensed statement of operations for the six months ended June 30, 2022 (unaudited)

•	Historical condensed balance sheet data as of June 30, 2022 (unaudited)

APHC’s selected financial information is not necessarily indicative of the financial condition or results that may be expected as of any other date or for any other period. The information below is only a summary and should be read in conjunction with the sections entitled “APHC Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Unaudited Pro Forma Condensed Combined Financial Information”, and APHC’s financial statements and accompanying notes included elsewhere in this proxy statement/prospectus or otherwise filed with the SEC on Form 10-Q.

	For the Six Months Ended June 30, 2022 (unaudited)	For the Period from January 18, 2021 (inception) through June 30, 2021 (unaudited)	For the Period from January 18, 2021 (inception) through December 31, 2021 (audited)	For the Period from January 18, 2021 (inception) through September 30, 2021 (unaudited)
	(In thousands, except share and per share amounts)
Condensed Statements of Operations Data:
Formation costs and other operating expenses	$1,246	$797	$1,996	$1,022

Loss from operations	(1,246)	(797)	(1,996)	(1,022)
Other Income:
Interest income	202	1	9	4
Change in fair value of warrant liability	4,436	140	3,863	3,540
Settlement of deferred underwriters payable	302	—	—	—

Net income	$3,694	$(656)	$1,876	$2,522

Weighted average shares outstanding of APHC Class A Ordinary Shares (redeemable), basic and diluted	26,551,482	7,515,337	17,600,489	25,990,308
Basic and diluted net income per APHC Class A Ordinary Share (redeemable)	$0.11	$(0.04)	$0.08	$—
Weighted averages shares outstanding of APHC Class B Ordinary Shares (non-redeemable), basic and diluted	6,637,870	7,099,310	6,637,870	6,996,513
Basic and diluted net income per APHC Class B Ordinary Share (non-redeemable)	$0.11	$(0.04)	$0.08	$0.36

As of June 30, 2022 (unaudited) (In thousands)
Condensed Consolidated Balance Sheet Data:
Total assets	$266,126
Total liabilities	$9,498
Total stockholders’ deficit	$(9,098)
Ordinary Shares subject to possible redemption	$265,726

Selected Historical Financial Information of MariaDB

MariaDB is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination.

The selected historical consolidated statements of operations data of MariaDB for the fiscal years ended September 30, 2021 and 2020 are derived from MariaDB’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

The selected historical consolidated financial data of MariaDB as of June 30, 2022, and for the nine months ended June 30, 2022 and 2021 are derived from the unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus. The MariaDB unaudited consolidated financial statements were prepared on the same basis as its audited annual financial statements and include all adjustments, consisting only of normal recurring adjustments, that, in the opinion of MariaDB’s management, are necessary to fairly present the financial information set forth in those statements.

MariaDB’s historical financial information is not necessarily indicative of the financial condition or results that may be expected as of any other date or for any other period. You should read the following selected historical consolidated financial data together with the sections entitled “MariaDB Management’s Discussion and Analysis of Financial Condition and Results of Operations” and MariaDB’s consolidated financial statements and accompanying notes included elsewhere in this proxy statement/prospectus, as well as the section entitled “Risk Factors” for more information about important risks that may impact MariaDB’s and the Combined Company’s future financial condition or results.

As explained elsewhere in this proxy statement/prospectus, the financial information contained in this section relates to MariaDB, prior to and without giving pro-forma effect to the impact of the Business Combination and, as a result, the results reflected in this section may not be indicative of the results of the post-combination company going forward. See the sections entitled “MariaDB Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors,” and “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this proxy statement/prospectus.

	For the Nine Months Ended June 30,		For the Year Ended September 30,
	2022	2021	2021	2020
	(In thousands, except share and per share amounts)
Consolidated Statements of Operations Data:
Revenue
Subscription	$28,425	$22,997	$31,806	$25,924
Services	3,665	3,239	4,222	4,124

Total revenue	32,090	26,236	36,028	30,048

Cost of revenue:
Subscription	4,859	3,848	5,292	4,636
Services	4,945	3,100	4,334	3,569

Total cost of revenue	9,804	6,948	9,626	8,205

Gross Profit	22,286	19,288	26,402	21,843

	For the Nine Months Ended June 30,		For the Year Ended September 30,
	2022	2021	2021	2020
	(In thousands, except share and per share amounts)
Operating Expenses
Research and development expenses	25,911	17,991	24,828	19,042
Sales and marketing expenses	20,764	14,502	19,065	17,836
General and administrative expenses	11,007	5,839	8,485	6,908

Total operating expenses	57,682	38,332	52,378	43,786

Loss from operations	(35,396)	(19,044)	(25,976)	(21,943)

Other income (expense), net	(1,514)	1,327	618	(8,879)

Loss before income tax expense	(36,910)	(17,717)	(25,358)	(30,822)
Income tax expense	(54)	(57)	(84)	(14)

Net loss	$(36,964)	$(17,774)	$(25,442)	$(30,836)

Net loss per share attributable to common shares—basic	(0.64)	(0.35)	(0.51)	(0.65)
Net loss per share attributable to common shares—diluted	(0.64)	(0.37)	(0.51)	(0.65)
Weighted-average shares outstanding—basic	58,137,280	50,109,809	50,361,879	47,219,140
Weighted-average shares outstanding—diluted	58,137,280	55,161,748	50,361,879	47,219,140

As of June 30, 2022 (unaudited) (In thousands)
Condensed Consolidated Balance Sheet Data:
Total assets	$88,405
Total liabilities	$71,661
Total stockholders’ deficit	$(190,225)
Total convertible preferred shares	$206,969

Selected Financial Data of the Combined Company on a Pro Forma Basis

The following selected unaudited pro forma condensed combined financial information (the “selected pro forma information”) gives effect to the Business Combination described in the section titled “Unaudited Pro Forma Condensed Combined Financial Information.” The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, APHC will be treated as the acquired company for financial reporting purposes and MariaDB will be treated as the accounting acquirer. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Irish Holdco issuing ordinary shares for the net assets of APHC, accompanied by a recapitalization. The net assets of APHC will be stated at historical cost, with no goodwill or other intangible assets recorded. The selected unaudited pro forma condensed combined balance sheet as of June 30, 2022 gives effect to the Business Combination as if it had occurred on June 30, 2022. The selected unaudited pro forma condensed combined statements of operations for the nine months ended June 30, 2022 and for the fiscal year ended September 30, 2021 gives effect to the Business Combination as if it had occurred on October 1, 2020.

The selected pro forma information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information of the post-combination business included elsewhere in this proxy statement/prospectus and the accompanying notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the unaudited and audited financial statements and related notes of APHC and MariaDB for the applicable periods included elsewhere in this proxy statement/prospectus. The selected pro forma information has been presented for informational purposes only and is not necessarily indicative of what the post-combination business’s actual financial position or results of operations would have been had the Business Combination been completed as of the dates indicated. In addition, the selected pro forma information does not purport to project the future financial position or operating results of the post-combination business.

	Nine months ended June 30, 2022		Year ended September 30, 2021
	Pro Forma Combined (Assuming No Redemptions)(1)	Pro Forma Combined (Assuming Maximum Redemptions)(2)	Pro Forma Combined (Assuming No Redemptions)(1)	Pro Forma Combined (Assuming Maximum Redemptions)(2)
(In thousands, except share and per share data)
Summary Unaudited Pro Forma Condensed Combined Statements of Operations Data:
Loss from operations	$(37,616)	$(37,616)	$(49,608)	$(49,608)
Net loss	$(34,079)	$(34,079)	$(40,801)	$(40,801)
Net (loss) per share attributable to common shares—basic and diluted	$(0.37)	$(0.51)	$(0.44)	$(0.61)
Weighted average common shares outstanding(3)	91,995,062	66,942,389	91,995,062	66,942,389

	As of June 30, 2022
	Pro Forma Combined (Assuming No Redemptions)(1)	Pro Forma Combined (Assuming Maximum Redemptions)(2)
(In thousands)
Summary Unaudited Pro Forma Condensed Combined Balance Sheet data:
Total assets	$332,573	$81,847
Total liabilities	$67,642	$67,642
Total stockholders’ (deficit) equity	$264,931	$14,205

(1)

Assumes that no Public Shareholder in the Business Combination exercises redemption rights with respect to its APHC Ordinary Class A Ordinary Shares for a pro rata portion of the funds in the Trust Account.

(2)

Assumes that 25,052,673 of the existing APHC Class A Ordinary Shares are redeemed for their pro rata share (approximately $10.00 per share) of the funds in the Trust Account in connection with redemptions of Public Shareholders in the Business Combination. This scenario gives effect to redemptions for an aggregate redemption of $250.7 million.

(3)

Based on the issuance of the Aggregate Merger Consideration of up to 62,807,089 Combined Company Ordinary Shares, excluding (i) 5,366,508 Combined Company Ordinary Shares set aside for the vested MariaDB Equity Awards not yet exercised and (ii) 550,661 Combined Company Ordinary Shares (representing 2,363,354 MariaDB Ordinary Shares) to be issued in connection with the August 2022 acquisition of CubeWerx.

See the sections titled “Summary—Impact of the Business Combination on the Combined Company’s Shareholder Ownership” and “Unaudited Pro Forma Condensed Combined Financial Information” for additional information.

RISK FACTORS

APHC shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before deciding whether to vote or instruct their vote to be cast for the Required Proposals described in this proxy statement/prospectus. The following risk factors apply to, among other things, MariaDB’s business, the operations of MariaDB’s business, and will also apply to the business and operations of the Combined Company following the completion of the Merger. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of MariaDB or the Combined Company. APHC, MariaDB and the Combined Company may face additional risks and uncertainties that are not presently known, or that are currently deemed immaterial, which may also impair some or all of APHC, MariaDB and the Combined Company. You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section titled “Cautionary Note Regarding Forward-Looking Statements.” The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein and the other documents incorporated by reference into this proxy statement/prospectus. Please see the section titled “Where You Can Find More Information” in this proxy statement/prospectus.

Risks Related to MariaDB’s Business

Unless the context otherwise requires, all references in this section to “MariaDB,” “we,” “us,” or “our” refer to MariaDB and its subsidiaries prior to the closing of the Merger, which will be the business of the Combined Company and its subsidiaries following the closing of the Merger.

Risks Related to MariaDB’s Business and Industry

We have a limited operating history, which makes it difficult to predict our future results of operations.

MariaDB was incorporated in 2010 and our software and services have evolved significantly since its inception, with MariaDB Enterprise being introduced in 2019 and MariaDB SkySQL being introduced in 2020. As a result of our limited operating history and our introduction of new software and services, our ability to forecast our future results of operations is limited and subject to a number of uncertainties, including our ability to accurately predict future growth. Our historical revenue growth has fluctuated in prior periods and should not be considered indicative of our future performance. Further, in future periods, our revenue growth could slow or our revenue could decline for a number of reasons, including slowing demand for our products and related services, reduced adoption of paid subscriptions and services by users of the MariaDB Community Server, increasing competition, changes to technology or our intellectual property or our failure, for any reason, to continue to capitalize on growth opportunities. We have also encountered and will encounter risks and uncertainties frequently experienced by growing companies in rapidly changing industries, such as the risks and uncertainties described herein. If our assumptions regarding these risks and uncertainties and our future revenue growth are incorrect or change, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations and our business could suffer.

We have a history of losses, and as our costs increase, we may not be able to generate sufficient revenue to achieve or sustain profitability.

We have incurred net losses in each period since our incorporation in 2010, including net losses of $30.8 million and $25.4 million for the fiscal years ended September 30, 2020 and 2021, respectively, and $17.8 million and $37.0 million for the nine months ended June 30, 2021 and 2022, respectively. We expect our operating expenses to increase significantly as we continue to invest in our sales force and marketing efforts to enhance market awareness of our products and services globally, in our research and development organization in order to deliver enhancements, additional features and capabilities for our cloud and on-premise products and services, and in generally expanding our operations and infrastructure both domestically and internationally as we further scale our business. In addition, we expect to incur significant additional legal, accounting, and other expenses related to being a public company. As a result of these continued investments to scale our business in these areas, we do not expect to be profitable for the foreseeable future. While our revenue has grown in recent years, if our revenue declines or fails to grow at a rate faster than increases in our operating expenses, our losses in future periods may be larger than we currently expect and we may not be able to achieve and maintain profitability. We cannot assure you that we will achieve profitability in the future or that, if we do become profitable, we will be able to sustain profitability.

Our auditors have made reference to the material uncertainty as to our ability to continue as a going concern, and there is no assurance that we will be able to continue as a going concern.

We have determined that there is material uncertainty as to our ability to continue as a going concern and our external auditors have included a reference as to this matter in their audit report on our consolidated financial statements as of and for the fiscal year ended September 30, 2021. Our audited financial statements included with this proxy statement/prospectus as of and for the fiscal year ended September 30, 2021 have been prepared assuming that we will continue as a going concern. Because we have determined that a material uncertainty exists as to whether MariaDB can continue as a going concern, it may be more difficult for the Combined Company to attract investors. In addition, since we have determined that an uncertainty exists about our ability to continue as a going concern, this typically results in greater difficulty in obtaining loans than businesses that do not have a qualified auditor’s opinion. Further, any loans we might obtain may be on less advantageous terms. Our future is dependent upon our ability to obtain financing and upon future profitable operations from our business.

Our estimates of market opportunity and forecasts of market growth may prove to be inaccurate, and even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.

Market opportunity estimates and growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The variables that go into the calculation of our market opportunity are subject to change over time, and there is no guarantee that any particular number or percentage of addressable users or companies covered by our market opportunity estimates will actually subscribe to our products and services or generate any particular level of revenue for us. Failure to achieve estimated growth could have an adverse impact on our financial results and condition and could cause our actual results to be materially different from those projected. Even if the market in which we compete meets the size estimates and growth forecasted in this proxy statement/prospectus, our business could fail to grow for a variety of reasons, which would adversely affect our business, results of operations and financial condition. For more information regarding the estimates of market opportunity and the forecasts of market growth included in this proxy statement/prospectus, see the section titled “Industry and Market Data.”

Financial projections with respect to MariaDB may not prove to be reflective of actual financial results.

In connection with the Business Combination, the APHC Board considered, among other things, internal financial projections prepared by, or at the direction of, the management of MariaDB in December 2021, the key elements of which are set forth in the section titled “The Business Combination—Certain MariaDB Projected Financial Information”. MariaDB does not, as a matter of general practice, publicly disclose long-term financial forecasts or internal projections of its future performance, revenue, financial condition, or other results. However, in connection with the proposed Business Combination, management of MariaDB prepared the projections set forth in the section titled “The Business Combination—Certain MariaDB Projected Financial Information” to present the material elements of the forecasts provided to APHC. The MariaDB projections were prepared solely for internal use and in connection with the PIPE Investment. They were prepared based on International Financial

Reporting Standards, not U.S. GAAP, and not with a view toward complying with U.S. GAAP, the published guidelines of the SEC regarding financial projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. These projections have not been updated for subsequent events, or for any other changes in the assumptions and estimates upon which such projections were made, including to reflect changes to the anticipated timing of the closing of the Merger. These projections are also subject to significant economic, competitive, industry and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of MariaDB. There can be no assurance that the actual financial performance of the Combined Company will be consistent with those set forth in such projections, which could have an adverse impact on the market price of the Combined Company Ordinary Shares or the Combined Company’s business, results of operations, and financial condition.

The Database-as-a-Service (DBaaS) and cloud deployment models for our products and services are relatively new and evolving, and our future success depends on the growth and expansion of this market.

The DBaaS and cloud deployment models for our products and services within the Relational Database Management System, or RDBMS, market are relatively new and evolving. It is uncertain whether this market will continue to grow, and even if it does grow, how rapidly it will grow, or whether our products and services will be more widely adopted. For example, many enterprises have invested substantial resources into legacy database solutions and may be reluctant or unwilling to migrate to or invest in alternative solutions like ours. Even if these enterprises are willing to migrate to or invest in alternative solutions, they may choose solutions provided by our competitors on the basis of functionality, price or other factors. Accordingly, any predictions or forecasts about our future growth, revenue and expenses may not be as accurate as they would be if we had a longer operating history or operated in a more predictable market. Our success will depend, in part, on market acceptance and the widespread adoption of our products and services as an alternative to other offerings and the selection of our products and services over competing offerings that may have similar functionality. Technologies related to database offerings are still evolving and we cannot predict market acceptance of our products and services, or the development of other competing offerings based on entirely new technologies. For example, we currently derive and expect to continue to derive a majority of our revenue and cash flows from subscriptions to and services related to, our MariaDB Enterprise product. Demand for our products is affected by a number of factors, many of which are beyond our control, including continued market acceptance by existing customers and potential customers, the ability to expand the product for different use cases, the timing of development and releases of new offerings by our competitors, technological change and the growth or contraction in the market in which we compete. It is possible that customer adoption of our new products, such as MariaDB SkySQL, may replace a portion of customer spend on existing products like MariaDB Enterprise. If the market for database solutions, and for relational database solutions in particular, does not continue to grow as expected, or if we are unable to continue to efficiently and effectively respond to the rapidly evolving trends and meet the demands of our customers, achieve more widespread market awareness and adoption of our products and services or otherwise manage the risks associated with the introduction of new products and services, our competitive position would weaken and our business, results of operations, financial condition and growth prospects would be adversely affected.

Our success is highly dependent on our ability to penetrate the existing market for database products, as well as the growth and expansion of the market for database products.

Our future success will depend in large part on our ability to service existing demand, as well as the continued growth and expansion of the market for database solutions, particularly relational and cloud-based database products. It is difficult to predict demand for our offerings, the conversion from one to the other and related services and the size, growth rate and expansion of these markets, the entry of competitive products or the success of existing competitive products. Our ability to penetrate the existing database market and any expansion of the market depends on a number of factors, including cost, performance and perceived value associated with our products. Furthermore, many of our potential customers have made significant investments in relational databases from traditional providers, such as offerings from IBM, Microsoft and Oracle, and may be unwilling to invest in new products. If the market for database solutions fails to grow at the rate that we anticipate or decreases in size or we are not successful in penetrating the existing market, our business would be harmed.

We have experienced significant growth in recent periods. If we fail to continue to grow and to manage our growth effectively, we may be unable to execute our business plan, increase our revenue, improve our results of operations, maintain high levels of service or adequately address competitive challenges.

We have recently experienced a period of significant growth in our business, operations and employee headcount. For the fiscal years ended September 30, 2021 and 2020, our revenue was $36.0 million and $30.0 million, respectively, representing year-over-year growth of 19.9%. For the nine months ended June 30, 2022, our total revenue was $32.1 million, representing a 22.3% increase over our total revenue of $26.2 million for the nine months ended June 30, 2021. We have also significantly increased the size of our customer base from 442 customers as of September 30, 2019 to over 600 customers as of June 30, 2022, and we increased the size of our workforce by 120 employees from August 1, 2019 to June 30, 2022. We expect to continue to expand our operations and employee headcount in the near term. Our success will depend in part on our ability to continue to grow and to manage this growth, domestically and internationally, effectively.

Our recent growth has placed, and future growth will continue to place, a significant strain on our management, administrative, operational and financial infrastructure. We will need to continue to improve our operational, financial and management processes and controls, and our reporting systems and procedures to manage the expected growth of our operations and personnel, and to meet the demands of being a public company, which will require significant expenditures and allocation of valuable management and employee resources. If we fail to implement these infrastructure improvements effectively, our ability to ensure uninterrupted operation of key business systems and comply with the rules and regulations that are applicable to public reporting companies will be impaired. Further, if we do not effectively manage the growth of our business and operations, the quality of our products and services could suffer, the preservation of our culture, values and entrepreneurial environment may change and we may not be able to adequately address competitive challenges. This could impair our ability to attract new customers, retain existing customers and expand their use of our products and services, all of which would adversely affect our brand, overall business, results of operations and financial condition.

The database software market is highly competitive and MariaDB faces significant competition.

The database software market, for both relational and non-relational database products, is highly competitive, rapidly evolving and others may offer competing database solutions or sell services in connection with existing open source databases, including ours. The principal competitive factors in our market include: mindshare with software developers and IT executives; product capabilities, including flexibility, scalability, performance, security and reliability; flexible deployment model, including in the cloud, on-premise or in a hybrid environment; ease of deployment; breadth of use cases supported; ease of integration with existing IT infrastructure; robustness of professional services and customer support; price; overall cost of use; adherence to industry standards and certifications; size of customer base and level of user adoption; strength of subscription sales and marketing efforts; and brand awareness and reputation. If we fail to compete effectively with respect to any of these competitive factors, we may fail to attract new customers or lose or fail to renew existing customers, which would cause our operating results to suffer.

We primarily compete with legacy relational database software providers such as IBM, Microsoft and Oracle, as well as providers of NoSQL database solutions, such as MongoDB and Couchbase. We also compete with public cloud service providers such as Amazon Web Services (AWS), Google Cloud, Microsoft Azure, Alibaba Cloud, IBM Cloud and Oracle Cloud, that offer database functionalities or managed database services based on a variety of database technologies (including open source databases such as MySQL, MariaDB, or PostgreSQL). In the future, other large software and internet companies may seek to enter our market. Additionally, potential customers may also adopt other open-source relational database offerings, such as PostgreSQL and MySQL.

Currently, we offer our products on the public clouds provided by AWS and Google Cloud. There is risk that one or more of the public cloud providers could use their respective control of their public clouds to embed innovations or privileged interoperating capabilities in competing products, bundle competing products, provide us unfavorable pricing, leverage their public cloud customer relationships to exclude us from opportunities, and treat us and our customers differently with respect to terms and conditions or regulatory requirements than they would treat similarly situated customers. It is possible for existing and potential competitors, including those with greater resources than ours, to develop their own open source or hybrid proprietary and open source database offerings, potentially reducing the demand for, and putting price pressure on, our products and services. In particular, because MariaDB Community Server and several core MariaDB products are licensed on an open source basis, the large public cloud providers and other potential competitors may develop new database services based on such MariaDB licensed open source technology that compete with our products and services, particularly if customers do not value the differentiation of our services or proprietary components. For instance, public clouds such as AWS and Azure currently use a version of the open source MariaDB Community Server to provide basic database functionality on their cloud service platforms, and could in the future further develop their own enhanced database-as-a-service offerings built on MariaDB open source technology. Further, our competitors may have the resources to acquire or partner with existing and emerging providers of competing technology and thereby accelerate adoption of those competing technologies. All of the foregoing could make it difficult or impossible for us to provide products and services that compete favorably with those of the public cloud providers.

Some of our actual and potential competitors, in particular the legacy relational database providers, have advantages over us, such as longer operating histories, more established relationships with current or potential customers and commercial partners, significantly greater financial, technical, marketing or other resources, stronger brand recognition, larger intellectual property portfolios and broader global distribution and presence. Such competitors may make their products available at a low cost or no cost basis in order to enhance their overall relationships with current or potential customers. Our competitors may also be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or customer requirements. With the introduction of new technologies and new market entrants, we expect competition to intensify in the future. In addition, some of our larger competitors have substantially broader offerings and can bundle competing products with hardware or other software offerings, including their cloud computing and customer relationship management platforms. As a result, customers may choose a bundled offering from our competitors, even if individual products have more limited functionality compared to our software. These larger competitors are also often in a better position to withstand any significant reduction in technology spending, and will therefore not be as susceptible to competition or economic downturns. In addition, some competitors may offer products or services that address one or a limited number of functions at lower prices, with greater depth than our products or in geographies where we do not operate.

Furthermore, our actual and potential competitors may establish cooperative relationships among themselves or with third parties that may further enhance their resources and offerings in the markets we address. In addition, third parties with greater available resources may acquire current or potential competitors. As a result of such relationships and acquisitions, our actual or potential competitors might be able to adapt more quickly to new technologies and customer needs, devote greater resources to the promotion or sale of their products, initiate or withstand substantial price competition, take advantage of other opportunities more readily or develop and expand their offerings more quickly than we do. For all these reasons, competition may negatively impact our ability to maintain and grow consumption of our products and services or may put downward pressure on our prices and gross margins, any of which could materially hurt our reputation, business, results of operations or financial condition.

If we are not able to maintain and enhance our brand, including among developers, our business and operating results may be adversely affected.

We believe that developing and maintaining widespread awareness of our brand, including with developers, is critical to achieving widespread acceptance of our products and services and attracting new customers. Our brand promotion activities may not be successful at attracting developers or customers. In addition, independent industry analysts often provide reports of our products and services, as well as the offerings of our competitors, and perception of our products and services in the marketplace may be significantly influenced by these reports. If these reports are negative, or less positive as compared to those of our competitors, our reputation and brand may be adversely affected. If we fail to successfully promote and maintain our brand, we may fail to attract or retain the developers and customers necessary to realize a sufficient return on our brand-building efforts, or to achieve the widespread brand awareness that is critical for broad adoption of our products.

If we are unable to establish name recognition and differentiate our products and services based on our brand, then we may not be able to compete effectively and our business may be adversely affected. The maintenance and promotion of our brand requires us to make substantial expenditures, and we anticipate that the expenditures will increase as our market becomes more competitive, we expand into new geographies, and markets and more sales are generated through our partners. Because MariaDB’s technology, including the MariaDB Community Server, is available on an open source basis, other companies may promote it as part of their other commercial products and services, which may lead to market confusion and dilution of the MariaDB brand. For instance, public clouds, including AWS and Azure, offer managed database services based on the MariaDB Community Server through their platforms using the MariaDB trademark without licenses or other agreements with us beyond the open source license to the MariaDB Community Server. Additionally, we may be unable to successfully differentiate our brand from the activities of the MariaDB Foundation, which was established to steward the MariaDB Open Source Project. While we have been a long-term sponsor of the MariaDB Foundation, the foundation is a distinct entity that operates separately from us. Our brand promotion activities may not generate customer awareness or yield increased revenue. In addition, any increase in revenue from such brand promotion initiatives may not offset the increased expenses we incur. If we do not successfully maintain and enhance our reputation and brand, we may have reduced pricing power relative to our competitors, we could lose customers, and we could fail to attract new customers or expand sales to our existing customers, all of which may materially and adversely affect our business, financial condition and results of operations.

If we are not able to provide successful enhancements, new products, services and features to keep pace with technological changes and developments by our competitors, our business could be adversely affected.

The market for database solutions is characterized by frequent product and service introductions and enhancements, changing user demands and rapid technological change. The introduction of products and services embodying new technologies can quickly make existing products and services obsolete and unmarketable. The success of our business will depend, in part, on our ability to adapt and respond effectively and timely to these changes. We invest substantial resources in researching and developing new products and services and enhancing our solutions by incorporating additional features, improving functionality and adding other improvements to meet our customers’ evolving demands in our highly competitive industry. If we cannot provide enhancements and new features or services that achieve market acceptance or that keep pace with rapid technological developments and the competitive landscape, our business could be adversely affected. The success of any enhancements or improvements to, or new features of, our marketplace or any new products and services depends on several factors, including timely completion, competitive pricing, adequate quality testing, integration with new and existing technologies in our marketplace and third-party partners’ technologies, overall market acceptance and resulting user activity that is consistent with the intent of such products or services. In addition, if new technologies emerge that allow our competitors to deliver similar services at lower prices, more efficiently, more conveniently or more securely, such technologies could adversely impact our ability to compete.

Our business and results of operations depend substantially on our customers renewing their subscriptions with us and expanding their use of our database products and related services. Any decline in our customer renewals or failure to convince our customers to broaden their use of our products and related services would harm our business, results of operations and financial condition.

Our MariaDB Enterprise Server and certain other database products are available by subscription only, while our cloud-based MariaDB SkySQL product is available through subscriptions on either a pay-as-you-go or on a one-

or multi-year subscription basis with pricing discounts. Many of our subscription contracts for MariaDB Enterprise Server and MariaDB SkySQL were one year in duration in the fiscal year ended September 30, 2021. For us to maintain or improve our results of operations, it is important that our customers renew their subscriptions with us when the existing subscription term expires, and renew on the same or more favorable terms and expand the products and services they use. Our customers have no obligation to renew their subscriptions, and we may not be able to accurately predict customer renewal rates. Historically, some of our customers have elected not to renew their subscriptions with us for a variety of reasons, including because of changes in their strategic IT priorities, budgets, costs, and, in some instances, due to competing solutions. Our revenue retention rate may also decline or fluctuate as a result of a number of other factors, including our customers’ satisfaction or dissatisfaction with our software, the increase in the contract value of subscription and support contracts from new customers, the effectiveness of our customer support services, our pricing, the prices of competing products or services, mergers and acquisitions affecting our customer base, global economic conditions, and the other risk factors described herein. As a result, we cannot assure you that customers will renew subscriptions or increase their usage of our software and related services. If our customers do not renew their subscriptions or renew on less favorable terms, or if we are unable to expand our customers’ use of database products and related services, our business, results of operations and financial condition may be adversely affected.

In addition, the growth of our business may depend in part on how successful we are at convincing customers of our MariaDB SkySQL, which is available on a pay-as-you-go basis, to enter into one- or three-year commitments for this product. Since MariaDB SkySQL is a relatively new product, we do not have significant experience marketing and selling this product. Consequently, it is difficult to predict whether we will be successful in convincing customers to enter into longer-term commitments for that product or renew their commitments. If we are not, our revenues from MariaDB SkySQL may be more difficult to predict and our business, results of operations and financial condition may be adversely affected.

If we are unable to attract new customers in a manner that is cost-effective and assures customer success, we will not be able to grow our business, which would adversely affect our business, results of operations and financial condition.

In order to grow our business, we must continue to attract new customers in a cost-effective manner and enable these customers to realize the benefits associated with our products and services. We may not be able to attract new customers for a variety of reasons, including as a result of their use of traditional relational or other database products, and their internal timing, budget or other constraints that hinder their ability to migrate to or adopt our products or services.

Even if we do attract new customers, the cost of new customer acquisition, product implementation and ongoing customer support may prove so high as to prevent us from achieving or sustaining profitability. For example, for the fiscal years ended September 30, 2020 and 2021, total sales and marketing expense represented 59.4% and 52.9% of revenue, respectively, and for the nine months ended June 30, 2021 and 2022, total sales and marketing expense represented 55.3% and 64.7% of revenue, respectively. We intend to continue to hire additional personnel, increase our marketing activities to help educate the market about the benefits of our products and services, grow our domestic and international operations and build brand awareness. If the costs of these sales and marketing efforts increase dramatically, if we do not experience a substantial increase in leverage from our partner ecosystem, or if our sales and marketing efforts do not result in substantial increases in revenue, our business, results of operations and financial condition may be adversely affected. In addition, while we expect to continue to invest in our support organization to accelerate our customers’ ability to adopt our products and ultimately create and expand their use of our products over time, we cannot assure you that any of these investments will lead to the cost-effective acquisition of additional customers.

If we are unable to maintain successful relationships with our partners and establish new partnerships, our business, results of operations and financial condition could be harmed.

We employ a go-to-market business model whereby a portion of our revenue is generated by subscriptions through or with our partners, including cloud partners, technology partners, consulting and service partners and distributer resellers, that further expand the reach of our direct sales force into additional geographies, sectors, industries and channels. We have entered, and intend to continue to enter, into reseller relationships in certain international markets where we do not have a local presence. We provide certain partners with specific training and programs to assist them in offering our products and services, but these steps may prove ineffective, and restrictions on travel and other limitations because of the COVID-19 pandemic or other causes may undermine our efforts to provide training and build relationships. In addition, if our partners are unsuccessful in marketing subscriptions to our products and services, it would limit our planned expansion into certain geographies, sectors, industries and channels. If we are unable to develop and maintain effective incentive programs for our partners, we may not be able to successfully incentivize these partners to sell our products and services to customers.

Some of our partners may also market, sell and support offerings that are competitive with ours, may devote more resources to the marketing, sales and support of such competitive offerings, may have incentives to promote our competitors’ offerings to the detriment of our own or may cease selling our products and services altogether. Our partners could also subject us to lawsuits, potential liability and reputational harm if, for example, any of our partners misrepresents the functionality of our products and services to customers, violate laws or violate our or their corporate policies. Our ability to achieve revenue growth in the future will depend, in part, on our success in maintaining successful relationships with our partners, identifying additional partners and training our partners to independently sell our products and services. If our partners are unsuccessful in selling our products and services, or if we are unable to enter into arrangements with or retain a sufficient number of high-quality partners in the regions in which we sell our products and services and keep them motivated to sell our products and services, our business, results of operations, financial condition and growth prospects could be adversely affected.

We have a limited history with our subscription-based and pay-as-you-go products and pricing models and if, in the future, we are forced to reduce prices for our products, our revenue and results of operations will be harmed.

We have limited experience with respect to determining the optimal prices for our subscription-based and pay-as-you-go products. As the market for database solutions evolves, or as competitors introduce new products or services that compete with ours, we may be unable to attract new customers or convert users of MariaDB Community Server, a free, open source database, to paying customers on terms or based on pricing models that we have used historically. In the past, we have been able to increase our prices for our subscriptions offerings, but we may choose not to introduce or be unsuccessful in implementing future price increases. As a result of these and other factors, in the future we may be required to reduce our prices or be unable to increase our prices, or it may be necessary for us to increase our services or product offerings without additional revenue to remain competitive, all of which could harm our business, results of operations and financial condition.

We recognize a majority of our revenue over the term of our customer contracts. Consequently, increases or decreases in new subscriptions may not be immediately reflected in our results of operations and may be difficult to discern.

We recognize portions of our subscription revenue from subscription customers ratably over the terms of their contracts. For example, a significant portion of our subscription contracts entered into in the fiscal year ended September 30, 2021 were one year in duration. As a result, a portion of the revenue we report in each quarter is derived from the recognition of deferred revenue relating to subscriptions entered during previous quarters. Consequently, a decline in new or renewed subscriptions in any single quarter may have a small impact on the revenue that we recognize for that quarter. However, such a decline will negatively affect our revenue in future quarters. Accordingly, the effect of significant downturns in subscriptions and potential changes in our pricing policies or rate of customer expansion or retention may not be fully reflected in our results of operations until future periods. In addition, a significant majority of our costs are expensed as incurred, while most of the revenue is recognized over the life of the subscription agreement. As a result, growth in the number of customers could continue to result in our recognition of higher costs and lower revenue in the earlier periods of our subscription agreements. Finally, our subscription-based revenue model also makes it difficult for us to rapidly increase our revenue through additional subscriptions in any given period, as revenue from new customers and significant increases in the size of subscriptions with existing customers must be recognized over the applicable subscription term.

Our sales cycle may be long and is unpredictable, and our sales efforts require considerable time and expense.

The timing of our subscriptions and related revenue recognition is difficult to predict because of the length and unpredictability of the sales cycle for our offerings. We are often required to spend significant time and resources to better educate and familiarize potential customers with the value proposition of paying for our products and services. The length of our sales cycle, from initial evaluation to payment for our offerings is on average about three months, but can vary substantially from customer to customer or from application to application within a given customer. As the subscription to and deployment of our products can be dependent upon customer initiatives, our sales cycle can extend well beyond the three-month average for some customers. Customers often view a subscription to our products and services as a strategic decision and significant investment and, as a result, frequently require considerable time to evaluate, test and qualify our product offering prior to entering into or expanding a subscription. During the sales cycle, we expend significant time and money on sales and marketing and contract negotiation activities, which may not result in a sale. Additional factors that may influence the length and variability of our sales cycle include:

•	the effectiveness of our sales force, in particular, new salespeople as we increase the size of our salesforce;

•	the discretionary nature of procurement and budget cycles and decisions;

•	the obstacles placed by a customer’s procurement process;

•	economic conditions and other factors impacting customer budgets;

•	customer evaluation of competing products during the purchasing process; and

•	evolving customer demands.

Given these factors, it is difficult to predict whether and when a sale will be completed, and when revenue from a sale will be recognized, particularly since we generally recognize revenue over the term of a subscription contract and when services are actually provided. These factors may result in lower than expected revenue in any given period, which would have an adverse effect on our business, results of operations and financial condition.

Our adoption strategies include offering MariaDB Community Server, and we may not be able to realize the benefits of these strategies.

To encourage developer usage, familiarity and adoption of our products, we promote MariaDB Community Server, an open source database that is available without cost. MariaDB Community Server is a free-to-download relational database that does not include all of the features of our subscription-based and pay-as-you-go products, such as MariaDB Enterprise and MariaDB SkySQL products, which integrate MariaDB Xpand, MariaDB ColumnStore, and MariaDB MaxScale. We do not know if we will be able to convert MariaDB Community Server users to and maintain them as paying customers of our subscription-based and pay-as-you-go products. Existing or potential customers may determine that the functionality of the MariaDB Community Server is sufficient for their needs and as a result may not convert from the use of MariaDB Community Server or may downgrade from our subscription-based MariaDB Enterprise or MariaDB SkySQL solutions to MariaDB

Community Server. Our marketing strategy also depends in part on persuading users who use MariaDB Community Server to convince others within their organization to subscribe to our products. To the extent that users of MariaDB Community Server do not become and remain, or lead others to become and remain, paying customers, we will not realize the intended benefits of these strategies, and our ability to grow our business or achieve profitability may be harmed.

The open source MariaDB Community Server is available as a free-to-download product, which could negatively affect our ability to monetize and protect our products and intellectual property rights.

We make the MariaDB Community Server available for download under the GNU Public License v2, or GPLv2. Core parts of MariaDB Community Server are based on code owned by Oracle, but licensed mainly under GNU Public License v2 (GPLv2) and partly under Lesser/Library GPL v2 (LGPLv2 and, together with GPLv2, “Publicly Available Software”), which permits our use of such code. MariaDB Community Server is a free-to-download relational database that includes the core functionality developers need to get started with MariaDB but not all the plug-ins or services of our subscription-based and pay-as-you-go products. Per the terms of the license, our rights to use such code are not exclusive. Additionally, there are aspects of the code inside MariaDB Connectors that are based on code licensed under Publicly Available Software.

These open source licenses grant licensees broad freedom to view, use, copy, modify and redistribute the source code of MariaDB Community Server. Some commercial enterprises consider Publicly Available Software to be unsuitable for commercial use because of its “copyleft” requirement that further distribution of such software and modifications or adaptations to that software must be made available pursuant to the license as well. Anyone can obtain a free copy of the MariaDB Community Server from the internet, and we do not know who all of the licensees are nor do we have specific visibility into how the MariaDB Community Server is being used. Competitors could develop modifications based on the MariaDB Community Server that compete with our products in the marketplace.

In addition to the MariaDB Community Server, we contribute other source code to open source projects under open source licenses and release internal software projects under open source licenses, and we anticipate doing so in the future. Because the source code for MariaDB Community Server and any other software we contribute to open source projects or distribute under open source licenses is publicly available, our ability to monetize and protect our intellectual property rights with respect to such source code may be limited or, in some cases, lost entirely.

Our decision to license source code to certain products under a source-available license, the Business Source License version 1.1, may harm the adoption of our source code for these products.

We offer certain of our products, including MariaDB MaxScale and MariaDB ColumnStore, under a source-available license, the Business Source License (“BSL”) version 1.1, as well as version 1.0 for previous versions of MariaDB MaxScale. Under our BSL licenses, licensees can copy, modify and redistribute the source code for such products for any non-production purpose. After a period of time, typically four years, our BSL license automatically converts to a GPL open source license. We believe that the move to BSL licensing enables us to fairly and transparently control commercialization of our source code for these products. However, BSL is not an open source license, which may negatively impact adoption of the source code for these products, reduce our brand and product awareness and ultimately negatively impact our ability to compete.

If we are not able to introduce new features or services successfully and to make enhancements to our software or services, our business and results of operations could be adversely affected.

Our ability to attract new customers and increase revenue from existing customers depends in part on our ability to enhance and improve our software and to introduce new features and services. To grow our business and remain competitive, we must continue to provide enhancements and new features that achieve market acceptance and that keep pace with rapid technological developments and the evolving needs of customers. The success of our products, enhancements or developments depends on several factors: our anticipation of market changes and demands and product features, including timely product introduction and conclusion, sufficient customer demand, cost effectiveness in our product development efforts and the proliferation of new technologies that are able to deliver competitive products and services at lower prices, more efficiently, more conveniently or more securely. In addition, because our software is designed to operate with a variety of systems, applications, data and devices, we will need to continuously modify and enhance our software to keep pace with changes in such systems. We may not be successful in developing these modifications and enhancements. Furthermore, the addition of features and solutions to our software will increase our research and development expenses. Any new features that we develop may not be introduced in a timely or cost-effective manner or may not achieve the market acceptance necessary to generate sufficient revenue to justify the related expenses. It is difficult to predict customer adoption of new features. Such uncertainty limits our ability to forecast our future results of operations and subjects us to a number of challenges, including our ability to plan for and model future growth. If we cannot address such uncertainties and successfully develop new features, enhance our software or otherwise overcome technological challenges and competing technologies, our business, results of operations and financial condition could be adversely affected.

We also offer professional services including consulting and training and must continually adapt to assist our customers in deploying our software in accordance with their specific IT strategies. If we cannot introduce new services or enhance our existing services to keep pace with changes in our customers’ deployment strategies, we may not be able to attract new customers, retain existing customers and expand their use of our software or secure renewal contracts, which are important for the future of our business.

Incorrect or improper implementation or use of our software could result in customer dissatisfaction and harm our business, results of operations, financial condition and growth prospects.

Our database software and related services are designed to be deployed in a wide variety of technology environments, including in large-scale, complex technology environments, and we believe our future success will depend at least in part on our ability to support such deployments. Implementations of our software may be technically complicated, and it may not be easy to maximize the value of our software without proper implementation and training. If our customers are unable to implement our software successfully or in a timely manner, customer perceptions of our company and our software may be impaired, our reputation and brand may suffer, and customers may choose not to renew their subscriptions or increase their subscriptions to our related services.

Our customers need regular training in the proper use of and the variety of benefits that can be derived from our software to maximize its potential. We often work with our customers to achieve successful implementations, particularly for large, complex deployments. Our failure to train customers on how to efficiently and effectively deploy and use our software, or our failure to provide effective support or professional services to our customers, whether actual or perceived, may result in negative publicity or legal actions against us. Also, as we continue to expand our customer base, any actual or perceived failure by us to properly provide these services will likely result in lost opportunities for follow-on subscriptions to our related services.

We rely upon third-party cloud providers to host our cloud-based products; any disruption of or interference with our use of third-party cloud providers would adversely affect our business, results of operations and financial condition.

We outsource substantially all of the infrastructure relating to MariaDB SkySQL to Amazon Web Services (“AWS”) and Google Cloud to host our cloud-based database product. Customers of MariaDB SkySQL need to be able to access our platform at any time, without interruption or degradation of performance, and we provide them with service-level commitments with respect to uptime. Third-party cloud providers run their own platforms that we access, and we are therefore vulnerable to their service interruptions. We may experience interruptions, delays and outages in service and availability from time to time as a result of problems with our third-party cloud providers’ infrastructure. Lack of availability of this infrastructure could be due to a number of potential causes including technical failures, natural disasters, fraud or security attacks that we cannot predict or prevent. If such events were to occur and we are unable to meet our service-level commitments, we may be obligated to provide customers with additional capacity, which could significantly impact our business, results of operations and financial condition. In some instances, it is possible that our customers and potential customers would hold us accountable for any breach of security affecting a third-party cloud provider’s infrastructure, and we may incur significant liability from those customers and from third parties with respect to any breach affecting these systems. We may not be able to recover a material portion of our liabilities to our customers and third parties from a third-party cloud provider. It may also become increasingly difficult to maintain and improve our performance, especially during peak usage times, as our software becomes more complex and the usage of our software increases. Any of the above circumstances or events may harm our business, results of operations and financial condition.

Without significant investments in our sales and marketing organizations and improvements in our sales and marketing programs, we may be unable to add new customers or increase subscriptions to or keep existing customers at levels necessary to achieve and sustain growth.

Increasing our customer base and achieving broader market acceptance of our database products and related services will depend, to a significant extent, on our ability to effectively expand our sales and marketing operations and activities. We are substantially dependent on our direct sales force and our marketing efforts to obtain new customers. We plan to continue to expand our sales and marketing organization both domestically and internationally. We believe that there is significant competition for experienced sales professionals with the sales skills and technical knowledge that we require, particularly as we continue to target larger enterprises. Our ability to achieve significant revenue growth in the future will depend, in part, on our success in recruiting, training and retaining a sufficient number of experienced sales professionals, especially in large markets like the San Francisco Bay Area, New York, London and Singapore. New hires require significant training and time before they achieve full productivity, particularly in new or developing territories. Our recent hires and planned hires may not become as productive as quickly as we expect, and we may be unable to hire or retain sufficient numbers of qualified individuals in the future in the markets where we do business. Because of our limited operating history, we cannot predict whether, or to what extent, our sales will increase as we expand our subscriptions and marketing organization or how long it will take for sales personnel to become productive. Our business, results of operations and financial condition will be harmed if our sales and marketing efforts generate increases in revenue that are smaller than anticipated.

We rely on the performance of highly skilled personnel, including senior management and our engineering, professional services, sales and technology professionals; if we are unable to retain or motivate key personnel or hire, retain and motivate qualified personnel, our business would be harmed.

We believe our success has depended, and continues to depend, on the efforts and talents of our senior management team, particularly our Chief Executive Officer, and our highly skilled team members, including our sales personnel, client services personnel and software engineers. In addition to our full and part time employees, we also rely on third-party consultants to manage and grow our business. We do not maintain key man insurance on any of our executive officers or key personnel. From time to time, there may be changes in our senior management team resulting from the termination or departure of our executive officers and key personnel. Our senior management and key employees are employed on an at-will basis, which means that they could terminate their employment with us at any time. The loss of any of our senior management or key employees could adversely affect our ability to build on the efforts they have undertaken and to execute our business plan, and we may not be able to find adequate replacements. We cannot ensure that we will be able to retain the services of any members of our senior management or other key personnel.

If we are unable to attract and retain personnel in cities where we are located, we may need to hire in other locations, which may add to the complexity and costs of our business operations. From time to time, we have experienced, and we expect to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications. Many of the companies with which we compete for experienced personnel have greater resources than we have. If we hire employees from competitors or other companies, their former employers may attempt to assert that these employees or we have breached their legal obligations, resulting in a diversion of our time and resources. In addition, prospective and existing employees often consider the value of equity awards they receive in connection with their employment. If the perceived value of our equity awards declines, experiences significant volatility, or increases such that prospective employees believe there is limited upside to the value of our equity awards, it may adversely affect our ability to recruit and retain key employees.

If we fail to offer high-quality support, our business and reputation could suffer.

Our customers rely on our personnel for support of our software, including in our MariaDB Enterprise and MariaDB SkySQL offerings. High-quality support is important for the renewal and expansion of our agreements with existing customers. The importance of high-quality support will increase as we expand our business and pursue new customers. To the extent that we are unsuccessful in hiring, training and retaining adequate customer support personnel, our ability to provide adequate and timely support to our customers and our customers’ satisfaction with our products would be adversely affected. If we do not help our customers quickly resolve issues and provide effective ongoing support, our ability to sell new software to existing and new customers could suffer and our reputation with existing or potential customers could be harmed.

If we fail to meet our service-level commitments, our business, results of operations and financial condition could be adversely affected.

Our agreements with customers typically provide for service-level commitments. Our MariaDB Enterprise customers typically get service-level commitments with certain guaranteed response times and comprehensive 24x7x365 coverage. Our MariaDB SkySQL customers typically get monthly uptime service-level commitments, where we are required to provide a service credit for any extended periods of downtime. The complexity and quality of our customers’ implementation and the performance and availability of cloud services and cloud infrastructure are outside our control and, therefore, we are not in full control of whether we can meet these service-level commitments. Our business, results of operations and financial condition could be adversely affected if we fail to meet our service-level commitments for any reason. Any extended service outages could adversely affect our business, reputation and brand.

Interruptions or performance problems associated with our technology and infrastructure may adversely affect our business, results of operations and financial condition.

Our continued growth depends in part on the ability of our existing customers and new customers to access our software at any time and within an acceptable amount of time. We may experience service disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes or failures, human or software errors, malicious acts, terrorism or capacity constraints. Capacity constraints could be due to a number of potential causes, including technical failures, natural disasters, fraud or security attacks. In some instances, we may not be able to identify or remedy the causes of these performance problems within an acceptable period. It may become increasingly difficult to maintain and improve our performance as our software offerings and customer implementations become more complex. If our software is unavailable or if our customers are unable to access features of our software within a reasonable amount of time or at all, or if other performance problems occur, our business, results of operations and financial conditions may be adversely affected.

Unfavorable conditions in our industry or the global economy or reductions in information technology spending could limit our ability to grow our business and negatively affect our results of operations.

Our results of operations may vary based on the impact of changes in our industry or the global economy on us or our customers. The revenue growth and potential profitability of our business depend on demand for database software and services generally and for our subscription offering and related services in particular. Current or future economic uncertainties or downturns could adversely affect our business, results of operations and financial condition. Negative conditions in the general economy both in the United States and abroad, including conditions resulting from changes in gross domestic product growth, financial and credit market fluctuations, political turmoil, natural catastrophes, warfare and terrorist attacks on the United States, Europe, the Asia Pacific region or elsewhere, could cause a decrease in business investments, including spending on information technology, and negatively affect the growth of our business. To the extent our database software is perceived by customers and potential customers as costly or too difficult to deploy or migrate to, our revenue may be disproportionately affected by delays or reductions in general information technology spending. Also, competitors, many of whom are larger and more established than we are, may respond to market conditions by lowering prices and attempting to lure away our customers. In addition, the increased pace of consolidation in certain industries may result in reduced overall spending on our subscription offerings and related services. We cannot predict the timing, strength or duration of any economic slowdown, instability or recovery, generally or within any particular industry. If the economic conditions of the general economy or markets in which we operate worsen from present levels, our business, results of operations and financial condition could be adversely affected.

Our current operations are international in scope, and we plan further geographic expansion, creating a variety of operational challenges.

A component of our growth strategy involves the further expansion of our sales, marketing and engineering operations and customer base internationally, including markets in India, Singapore, China and other countries in Asia. As of June 30, 2022, we have employees or utilize contractors in over 28 different countries. The company’s primary geographic markets are North and South America (Americas), Europe, Middle East and Africa (EMEA) and Asia Pacific (APAC). Customer accounts outside the Americas generated 56% of our revenue for the fiscal year ended September 30, 2021 and 52% of our revenue for the nine months ended June 30, 2022. We are continuing to adapt to and develop strategies to address international markets, but there is no guarantee that such efforts will have the desired effect. For example, we anticipate that we will need to broaden existing relationships or establish relationships with new partners in order to expand into certain countries, and if we fail to identify, establish and maintain such relationships, we may be unable to execute on our expansion plans. We expect that our international activities will continue to grow for the foreseeable future as we continue to pursue opportunities in existing and new international markets, which will require significant dedication of management attention and financial resources.

Our current and future international business and operations involve a variety of risks, including:

•

the regulatory and operational challenges of efficiently managing, as well as the increased costs associated with, a dispersed workforce of employees and contractors over large geographic distances, including with recruiting and retaining talent and implementing appropriate systems, policies, benefits and compliance programs that are specific to each jurisdiction;

•	slower than anticipated public cloud adoption by international businesses;

•	changes in a specific country’s or region’s political, economic or legal and regulatory environment, pandemics, tariffs, trade wars or long-term environmental risks;

•

risks associated with trade restrictions and foreign legal requirements, including any importation, certification and localization of our products and services that may be required in foreign countries;

•	greater difficulty collecting accounts receivable and longer payment cycles;

•

costs of compliance with foreign laws and regulations and the risks and costs of non-compliance with such laws and regulations, including, but not limited to, laws and regulations governing our corporate governance, employees and contractors, product licenses, data privacy, data protection and data security regulations, particularly in the EU and China;

•	unexpected changes in trade relations, regulations or laws;

•	new, evolving and more stringent regulations relating to privacy and data security and the unauthorized use of, or access to, commercial and personal information, particularly in Europe and Asia;

•

differing and potentially more onerous labor regulations, especially in Europe, where labor laws are generally more advantageous to employees as compared to the United States, including deemed hourly wage, overtime and time off regulations in these locations;

•	difficulties in managing a business in new markets with diverse cultures, languages, customs, legal systems, alternative dispute systems and regulatory systems;

•	increased travel, real estate, infrastructure and legal compliance costs associated with international operations;

•	currency exchange rate fluctuations and the resulting effect on our revenue and expenses, and the cost and risk of entering into hedging transactions if we chose to do so in the future;

•	limitations on our ability to reinvest earnings from operations in one country to fund the capital needs of our operations in other countries;

•	laws and business practices favoring local competitors or general market preferences for local vendors;

•	limited or insufficient intellectual property protection or difficulties obtaining, maintaining, protecting or enforcing our intellectual property rights, including our trademarks and patents;

•	political instability, warfare or terrorist activities;

•

exposure to regional or global public health issues, pandemics or epidemics, such as the outbreak of the COVID-19 pandemic, that could result in decreased economic activity in certain markets, decreased use of our products and services, or in our decreased ability to import, export or sell our products and services to existing or new customers in international markets;

•	exposure to liabilities under anti-corruption and anti-money laundering laws, including the FCPA, U.S. bribery laws, the U.K. Bribery Act and similar laws and regulations in other jurisdictions;

•	burdens of complying with laws and regulations related to taxation; and

•	regulations, adverse tax burdens and foreign exchange controls that could make it difficult to repatriate earnings and cash.

If we invest substantial time and resources to further expand our international operations and are unable to do so successfully and in a timely manner, our business, results of operations and financial condition will suffer.

If currency exchange rates fluctuate substantially in the future, our financial results, which are reported in U.S. dollars, could be adversely affected.

As we continue to expand our international operations, we become more exposed to the effects of fluctuations in currency exchange rates. Often, contracts executed by our foreign operations are denominated in the currency of that country or region and, therefore, revenue generated from international operations can be subject to foreign currency risks. A strengthening of the U.S. dollar could increase the real cost of our subscription offerings and related services to our customers outside of the United States, adversely affecting our business, results of operations and financial condition. We incur expenses for employee compensation and other operating expenses at our non-U.S. locations in the local currency. Fluctuations in the exchange rates between the U.S. dollar and other currencies could result in the dollar equivalent of such expenses being higher. This could have a negative impact on our reported results of operations. To date, we have not engaged in any hedging strategies, and any such strategies, such as forward contracts, options and foreign exchange swaps related to transaction exposures that we may implement in the future to mitigate this risk may not eliminate our exposure to foreign exchange fluctuations. Moreover, the use of hedging instruments may introduce additional risks if we are unable to structure effective hedges with such instruments.

There is substantial doubt about our ability to continue as a going concern and we may require additional capital to continue and support our operations, and grow our business; we cannot be certain that additional capital will be available on reasonable terms when required, or at all.

As of June 30, 2022, we had an accumulated deficit of $188.6 million, $24.4 million in cash and cash equivalents and $35.3 million of short-term investments. Without giving effect to the anticipated net proceeds from the Business Combination, we do not believe that current cash and cash equivalents will be sufficient to fund operations, including capital expenditure requirements for at least 12 months from the date our interim unaudited financial statements were issued (October 5, 2022). This raises substantial doubt about our ability to continue as a going concern.

Historically, we have funded our operations since incorporation primarily through equity and debt financings and payments by our customers for use of our products and related services. We cannot be certain when or if our operations will generate sufficient cash to fully fund our ongoing operations or the growth of our business, even after the Business Combination. In addition to general operations, going forward, we expect to require significant additional capital investments for research and development, including for the purpose of further developing our intellectual property and other proprietary technologies.

Further, we intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new features or otherwise enhance our database software, improve our operating infrastructure or acquire businesses and technologies. Accordingly, we may need to secure additional capital through equity or debt financings. Such additional capital may not be available on terms acceptable to us, if at all. If we raise additional equity-related capital, existing shareholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of ordinary shares. We face restrictions on our ability to obtain debt financing by the restrictive covenants under the agreements governing our outstanding indebtedness, including the loan facility with the European Investment Bank, and any failure to comply with these covenants could harm our business, results of operations and financial condition. Any debt financing that we may secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms that are favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms that are satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired, and our business may be harmed. Further, because any decision to issue securities in the future to raise capital will depend on numerous considerations, including factors beyond our control, we cannot predict or estimate the amount, timing or nature of any future issuance of debt or equity securities. As a result, our shareholders would bear the risk of future issuances of debt or equity securities that may reduce the value of ordinary shares and dilute existing interests.

We may acquire or invest in companies, which may divert our management’s attention and result in additional dilution to our shareholders. We may be unable to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions.

Our success will depend, in part, on our ability to grow our business in response to changing technologies, customer demands and competitive pressures. In some circumstances, we may choose to do so through the acquisition of businesses and technologies rather than through internal development and organic growth, including, for example, our acquisition of Clustrix in September 2018 and our acquisition of CubeWerx in August 2022. The identification of suitable acquisition candidates can be difficult, time-consuming and costly, and we may not be able to successfully complete identified acquisitions. The risks we face in connection with acquisitions include:

•

an acquisition may negatively affect our results of operations or financial condition because it may require us to incur charges or assume substantial debt or other liabilities, may cause adverse tax consequences or unfavorable accounting treatment, may expose us to claims and disputes by shareholders and third parties, including intellectual property claims and disputes, or may not generate sufficient financial return to offset additional costs and expenses related to the acquisition;

•

we may encounter difficulties or unforeseen expenditures in integrating the business, technologies, products, personnel or operations of any company that we acquire, particularly if key personnel of the acquired company decide not to work for us;

•	we may not be able to realize anticipated synergies;

•	an acquisition may disrupt our ongoing business, divert resources, increase our expenses and distract our management;

•

an acquisition may result in a delay or reduction of customer subscriptions for both us and the company acquired due to customer uncertainty about continuity and effectiveness of service from either company;

•	we may encounter challenges integrating the business, technologies, products and services, personnel, or operations into our business;

•	we may encounter difficulties in, or may be unable to, successfully sell any acquired products or services;

•	our use of cash to pay for acquisitions would limit other potential uses for our cash;

•	if we incur debt to fund any acquisitions, such debt may subject us to material restrictions on our ability to conduct our business financial maintenance covenants; and

•	if we issue a significant amount of equity securities in connection with future acquisitions, existing shareholders may be diluted and earnings per share may decrease.

The occurrence of any of these risks could have an adverse effect on our business, results of operations and financial condition.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our results of operations could be adversely affected.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section titled “MariaDB Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Significant assumptions and estimates used in preparing our consolidated financial statements include those related to revenue recognition, internal use software development costs, deferred commissions, fair value of stock-based compensation awards, fair value of acquired intangible assets and goodwill, useful lives of acquired intangible assets and property and equipment, and accounting for income taxes, accounting for liability of financial instruments, and the carrying value of operating lease right-of-use assets. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the market price of the Combined Company’s securities.

Our business is subject to the risks of earthquakes, fire, floods and other natural catastrophic events, and to interruption by man-made problems, such as power disruptions, computer viruses, war, data security breaches, cyberattacks or terrorism.

Our corporate headquarters is located in Redwood City, California, and we have offices in nine other locations. A significant natural disaster or man-made problem, such as an earthquake, fire, flood or an act of terrorism or war, occurring in any of these locations or where a business partner is located, could adversely affect our business, results of operations and financial condition. Further, if a natural disaster or man-made problem were to affect datacenters used by our cloud infrastructure service providers, this could adversely affect the ability of our customers to use our products. In addition, natural disasters and acts of terrorism or war could cause disruptions in our or our customers’ businesses, national economies or the world economy as a whole. In the event of a major disruption caused by a natural disaster or man-made problem, we may be unable to continue our operations and may endure system interruptions, reputational harm, delays in our development activities, lengthy interruptions in service, breaches of data security and loss of critical data, any of which could adversely affect our business, results of operations and financial condition.

In addition, as computer malware, viruses, and computer hacking, fraudulent use attempts, phishing and other cyberattacks have become more prevalent, including attacks by state-sponsored organizations or sophisticated groups of hackers, we face increased risk from these activities to maintain the performance, reliability, security and availability of our subscription offerings and related services and technical infrastructure to the satisfaction of our customers, which may harm our reputation and our ability to retain existing customers and attract new customers.

Our corporate culture has contributed to our success, and if we cannot maintain this culture as we grow, we could lose the innovation, creativity and entrepreneurial spirit we have worked hard to foster, which could harm our business.

We believe that our culture has been and will continue to be a key contributor to our success. From August 1, 2019 to June 30, 2022, we increased the size of our workforce by 120 employees, and we expect to continue to hire aggressively as we expand, especially sales, marketing and engineering personnel. If we do not continue to maintain our corporate culture as we grow, we may be unable to foster the innovation, creativity and entrepreneurial spirit we believe we need to support successful growth. Further, many of our existing employees may be able to receive significant proceeds from sales of ordinary shares in the public markets if we complete the Business Combination, which could lead to employee attrition and disparities of wealth among our employees that adversely affects relations among employees and our culture in general. Our substantial anticipated headcount growth and our transition from a private company to a public company may result in a change to our corporate culture, which could harm our business.

Risks Related to MariaDB’s Technology and Intellectual Property

Real or perceived errors, failures or bugs in our software could adversely affect our business, results of operations, financial condition and growth prospects.

Our software is complex, and therefore, undetected errors, failures or bugs have occurred in the past and may occur in the future. Our software is used in IT environments with different operating systems, system management software, applications, devices, databases, servers, storage, middleware, custom and third-party applications and equipment and networking configurations, which may cause errors or failures in the IT environment into which our software is deployed. This diversity increases the likelihood of errors or failures in those IT environments. Despite testing by us, real or perceived errors, failures or bugs may not be found until our customers use our software. Real or perceived errors, failures or bugs in our products could result in negative publicity, loss of or delay in market acceptance of our software and harm our brand, weakening of our competitive position, claims by customers for losses sustained by them or failure to meet the stated service-level commitments in our customer agreements. In such an event, we may be required, or may choose, for customer relations or other reasons, to expend significant additional resources in order to help correct the problem. Any errors, failures or bugs in our software could impair our ability to attract new customers, retain existing customers or expand their use of our software, which would adversely affect our business, results of operations and financial condition.

If our security measures, or those of our service providers or customers, are breached or unauthorized parties otherwise obtain access to our or our customers’ data or software, our products and services may be perceived as not being secure, customers may reduce or terminate their use of our products and services and we may face claims, litigation, regulatory investigations, significant liability and reputational damage.

We collect, use, store, transmit and process data as part of our business operations, including personal data for our customers in and across multiple jurisdictions. We also use third-party service providers to collect, use, store, transmit, maintain and otherwise process such information. Increasingly, a variety of cyber threats have become more prevalent in our industry and our customers’ industries. With our employees and many employees of third-party service providers working remotely due to the COVID-19 pandemic, these threats have grown. Security incidents could result in unauthorized access to, damage to, misuse of, disclosure of, modification of, destruction of or loss of our data or customer data (including personal data), software or systems, or disrupt our ability to provide our products and services. Any actual or perceived security incident could interrupt our operations, harm our reputation and brand, result in significant remediation and cybersecurity protection costs, result in lost revenue, lead to regulatory investigations and orders, litigation, disputes, indemnity obligations, damages for breach of contract, penalties for violation of applicable laws and regulations and other legal risks, increase our insurance premiums, and result in any other financial exposure.

We have taken steps to protect the data on our systems and IT infrastructure, but no security measures can protect against all anticipated risks with certainty, and our security measures or those of our customers or third-party service providers could be breached as a result of third-party action, employee or user errors, technological limitations, defects or vulnerabilities in our systems or offerings or those of our third-party service providers, malfeasance, fraud, computer malware, viruses, cyber incidents, or from accidental technological failure or otherwise. We have experienced and may continue to experience security incidents and attacks of varying degrees from time to time.

We may need to enhance the security of our products and services, our data, our systems and our internal IT infrastructure, which may require additional resources and substantial costs and may not be successful. We have developed systems and processes to protect the integrity, confidentiality and security of our data and software, but our security measures or those of our customers or third-party service providers may not mitigate against current or future security threats and could result in unauthorized access to, damage to, disablement or encryption of, use or misuse of, disclosure of, modification of, destruction of or loss of such data and software. Through contractual provisions and third-party risk management processes, we take steps to require that our third-party providers and their subcontractors protect our data, but because we do not control our third-party service providers and our ability to monitor their data security is limited, we cannot ensure the security measures they take will be sufficient to protect our data. A vulnerability in a third-party provider’s or a customer’s software or systems, a failure of our customers’ or third-party providers’ safeguards, policies or procedures or a breach of a customer’s or third-party provider’s software or systems could result in the compromise of the confidentiality, integrity or availability of our systems or the data housed in our third-party solutions. Further, because there are many different security breach techniques, which can originate from a wide variety of sources, including outside groups (such as external service providers, organized crime affiliates, terrorist organizations, or hostile foreign governments or agencies), and such techniques continue to evolve and are generally not detected until after an incident has occurred, we may be unable to implement adequate preventative measures, anticipate or prevent attempted security breaches or other security incidents or react in a timely manner. Even when a security breach or incident is detected, the full extent of the breach or incident may not be determined immediately. The costs to us to mitigate technological failures, bugs, viruses, computer malware and security vulnerabilities could be significant and, while we have implemented security measures to protect our systems and IT infrastructure, our efforts to address these problems may not be successful.

Many governments have enacted laws requiring companies to notify individuals of data security incidents or unauthorized transfers involving certain types of personal data. Accordingly, security incidents that we, our competitors, our customers or our third-party service providers experience may lead to negative publicity and harm our reputation.

Any security breach or other security incident that we or our third-party service providers experience, or the perception that one has occurred, could result in a loss of customer confidence in the security of our products and services, harm our reputation and brand, reduce the demand for our products and services, disrupt normal business operations, require us to spend material resources to investigate or correct the breach and to prevent future security breaches and incidents or expose us to legal liabilities, including claims, litigation, regulatory enforcement and orders, investigations, indemnity obligations, significant costs for remediation, any of which could adversely affect our operations. Moreover, our insurance coverage, subject to applicable deductibles, may not be adequate for liabilities incurred or cover any indemnification claims against us relating to any security incident or breach or an insurer may deny or exclude from coverage certain types of claims. In addition, our remediation efforts may not be successful. We cannot ensure that any limitation of liability provisions in our customer, partner, vendor and other contracts would be enforceable or adequate with respect to any security lapse or breach or other security incident or would otherwise protect us from any liabilities or damages with respect to any particular claim. These risks may increase as we continue to grow and evolve our offerings to collect, host, process, store and transmit increasing volumes of data. In addition, these risks may increase if the type of data that we collect, host, process, store and transmit increasingly include sensitive and regulated data, such as protected health information or credit card information.

Because our software and services could be used to collect and store personal information, domestic and international privacy concerns could result in additional costs and liabilities to us or inhibit subscriptions to our products and services.

Our operations involve the collection, use, retention, processing and transfer of data, including the personal data of our customers. Consequently, we are subject to complex and evolving U.S., U.K., European, Asian and other jurisdictions’ laws, rules, regulations, orders and directives (referred to as “privacy laws”), where we offer our software and services. The regulatory framework for privacy issues worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. Many federal, state and foreign government bodies and agencies have adopted or are considering adopting laws, rules and regulations regarding the collection, use, storage and disclosure of personal information and breach notification procedures. Our customers who are located all over the world can use our software and services to collect, process and store personal information. Interpretation of these laws, rules and regulations and their application to our software and professional services in the United States and foreign jurisdictions is ongoing and cannot be fully determined at this time.

Any failure, or perceived failure, by us to comply with any applicable privacy laws in one or more jurisdictions could result in proceedings or actions against us by governmental entities or others, including class action privacy litigation in certain jurisdictions, leading to significant fines, penalties, judgments and reputational damage to us, changes to our business practices and increased costs and complexity of compliance, any of which could materially and adversely affect our business, financial condition, results of operations and prospects.

In the United States, these include rules and regulations promulgated under the authority of the Federal Trade Commission, the Electronic Communications Privacy Act, Computer Fraud and Abuse Act, the Health Insurance Portability and Accountability Act of 1996, or HIPAA, the Gramm Leach Bliley Act and state laws relating to privacy and data security. Internationally, virtually every jurisdiction in which we operate has established its own data security and privacy legal framework with which we or our customers must comply, including but not limited to the United Kingdom and the EU.

The EU’s data protection landscape could result in significant operational costs for internal compliance and risk to our business. The EU has adopted the General Data Protection Regulation, or GDPR, and together with national legislation, regulations and guidelines of EU member states, contains numerous requirements with increased jurisdictional reach of the European Commission, more robust obligations on data processors and additional requirements for data protection compliance programs by companies. EU member states are tasked under the GDPR to enact, and have enacted, certain legislation that adds to or further interprets the GDPR requirements and potentially extends our obligations and potential liability for failing to meet such obligations.

Among other requirements, the GDPR regulates transfers of personal data subject to the GDPR to the United States as well as other third countries that have not been found to provide adequate protection to such personal data. The GDPR provides greater control for data subjects (for example, the “right to be forgotten”), increased data portability for EU consumers, data breach notification requirements and increased fines. In particular, under the GDPR, fines of up to 20 million euros or 4% of the annual global revenue of the noncompliant company, whichever is greater, could be imposed for violations of certain of the GDPR’s requirements. Such penalties are in addition to any civil litigation claims by customers and data subjects. The GDPR requirements apply not only to third-party transactions, but also to transfers of information between us and our subsidiaries, including employee information.

While we have taken steps to mitigate the impact on us with respect to transfers of data, the efficacy and longevity of these transfer mechanisms remains uncertain. The occurrence of unanticipated events and development of evolving technologies often rapidly drives the adoption of legislation or regulation affecting the use, collection or other processing of data and the manner in which we conduct our business.

The GDPR imposes strict rules on the transfer of personal data out of the EU to a “third country,” including the United States. These obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other requirements or our practices. The Court of Justice of the European Union, or CJEU, on July 16, 2020 invalidated the EU-U.S. Privacy Shield framework, which provided companies with a mechanism to comply with data protection requirements when transferring personal data from the EU to the United States, on the grounds that the Privacy Shield had failed to offer adequate protections to EU personal data transferred to the United States.

In addition, the CJEU imposed additional obligations on companies when relying on standard contractual clauses approved by the European Commission (a standard form of contract used as an adequate personal data transfer mechanism, and potential alternative to the Privacy Shield), making it clear that reliance on them alone may not necessarily be sufficient in all circumstances.

Use of the standard contractual clauses must now be assessed on a case-by-case basis taking into account the legal regime applicable in the destination country, in particular applicable surveillance laws and rights of individuals. The use of standard contractual clauses for the transfer of personal data specifically to the United States remains under review by a number of European data protection supervisory authorities, along with those of some other EU member states. German and Irish supervisory authorities have indicated, and enforced in recent rulings, that the standard contractual clauses alone provide inadequate protections for EU – U.S. data transfers. On August 10, 2020, the U.S. Department of Commerce and the European Commission announced new discussions to evaluate the potential for an enhanced EU – U.S. Privacy Shield framework to comply with the July 16, 2020 judgment of the CJEU.

Further, on June 7, 2021, the European Commission published new versions of the standard contractual clauses, or the “SCCs,” for comment. This creates an additional compliance obligation on our business, as new contracts need to incorporate the new SCCs and existing contracts using the old SCCs need to be amended to incorporate the new SCCs within the 18-month time period designated by the European Commission. As of September 27, 2021, organizations must use the new SCCs when entering into new contracts. Furthermore, organizations have until December 27, 2022, to amend existing contracts by incorporating the new SCCs and taking appropriate measures to comply with any requirements arising from such new SCCs.

On March 25, 2022, the European Commission and the United States announced that they have agreed in principle on a new Trans-Atlantic Data Privacy Framework, which must now be transcribed into legal text that will form the basis of a draft adequacy decision to be proposed by the European Commission.

The foregoing places additional onerous obligations on us, which has and will continue to result in increased costs and changes in business practices and policies to comply with these various obligations.

The Swiss Federal Data Protection and Information Commissioner also has stated that it no longer considers the Swiss-U.S. Privacy Shield adequate for the purposes of personal data transfers from Switzerland to the United States. The United Kingdom’s decision to exit from the EU created a need for the U.K. to adopt its own data privacy laws and regulations, which have sometimes led to an absence of clearly applicable U.K. law where the U.K.’s timeline for creating laws and regulations lagged behind the EU. For example, in the U.K., the Data Protection Act contains provisions, including its own derogations, for how the GDPR is applied in the U.K. We have to comply with the GDPR and also the U.K.’s Data Protection Act. We may be required to take additional steps to legitimize any personal data transfers impacted by these or other developments and be subject to increasing costs of compliance and limitations on our customers and us. More generally, we may find it necessary or desirable to modify our data handling practices, and the CJEU decision or other legal challenges relating to cross-border data transfer may serve as a basis for our personal data handling practices, or those of our customers and vendors, to be challenged and may otherwise adversely affect our business, results of operations and financial condition.

On June 28, 2021, the European Commission issued the U.K. with an “adequacy decision” to facilitate the continued free flow of personal data from EU member states to the U.K. However, this adequacy decision has a limited duration of four years in case there is a future divergence between EU and U.K. data protection laws. In the event that the U.K. maintains an equivalent standard at the end of the four-year period, it is open to the European Commission to renew its finding. In the event that the adequacy decision is not renewed after this time, the adjustments required to facilitate data transfers from EU member states to the U.K. may lead to additional costs as we try to ensure compliance with new privacy legislation and will increase our overall risk exposure.

We are also subject to evolving EU privacy laws on cookies and e-marketing. In the EU, regulators are increasingly focusing on compliance with requirements in the online behavioral advertising ecosystem, and an EU regulation known as ePrivacy Regulation will significantly increase fines for non-compliance once in effect. In the EU, informed consent, including a prohibition on pre-checked consents and a requirement to ensure separate consents for each cookie, is required for the placement of a cookie or similar technologies on a user’s device and for direct electronic marketing. As regulators start to enforce the strict approach in recent guidance, this could lead to substantial costs, require significant system changes, limit the effectiveness of our marketing activities, divert the attention of our technology personnel, negatively impact our efforts to understand customers, adversely affect our margins, increase costs, and subject us to additional liabilities.

In August 2021, China passed its Personal Information Protection Law, or PIPL, which became effective in November 2021. PIPL provides a comprehensive set of rules for how business operators should collect, use, process, share and transfer personal data, and for companies that are certified as critical information infrastructure operators, require personal data to be stored on servers physically located in China. PIPL extends to data processing activities outside China if the purpose is to provide products or services to individuals located in China or to analyze or assess the behaviors of individuals located in China. PIPL includes monetary penalties for noncompliance, which include 5% of a company’s previous year’s revenues and the potential for a company’s business license to be revoked. It is unclear how PIPL will be interpreted and applied and its impact on our operations. We may find it necessary or desirable to modify our data handling practices, create policies or procedures, enter into certain contractual agreements, adopt additional data transfer mechanisms, implement increased security measures, modify our operations, or take any other legal or business steps to comply with PIPL to the extent it is deemed to apply to any parts of our business or data processing.

In addition, domestic data privacy laws at the state and local level, such as the California Consumer Privacy Act, or CCPA, which took effect in January 2020, continue to evolve and could require us to modify our data processing practices and policies and expose us to further regulatory or operational burdens. The CCPA increases privacy rights for California residents and imposes increased privacy and security obligations on companies that process their personal information, including an obligation to provide certain new disclosures to such residents. Specifically, among other things, the CCPA creates new consumer rights, and corresponding obligations on covered businesses, relating to the access to, deletion of and sharing of personal information collected by covered businesses, including a consumer’s right to opt out of certain sales of their personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for certain data breaches that result in the loss of personal information. This private right of action may increase the likelihood of, and risks associated with, data breach litigation. Additionally, a new privacy law, the California Privacy Rights Act, or CPRA, was approved by California voters in the November 3, 2020 election. Effective starting January 1, 2023, the CPRA will significantly modify the CCPA, including by imposing additional obligations on covered businesses and expanding consumers’ rights with respect to certain sensitive personal information. The CPRA also creates a new state agency that will be vested with authority to implement and enforce the CCPA and the CPRA. This may potentially result in further uncertainty and require us to incur additional costs and expenses in efforts to comply. Virginia, Colorado and Utah have enacted similar privacy laws that take effect in 2023, and all 50 states have laws including obligations to provide notification of security breaches of computer databases that contain personal information to affected individuals, state officers and others. For example, the CCPA has prompted a number of proposals for new federal and state-level privacy legislation. This legislation may add additional complexity, variation in requirements, restrictions and potential legal risk, require additional investment of resources in compliance programs, impact strategies and the availability of previously useful data and could result in increased compliance costs or changes in business practices and policies.

Complying with the GDPR, PIPL, CCPA, CPRA and other laws, regulations, amendments to or re-interpretations of existing laws and regulations and contractual or other obligations relating to data privacy, security, protection, transfer, localization and information security may require us to make changes to our products and services to enable us or our customers to meet new legal requirements, incur substantial operational costs, modify our data practices and policies and restrict our business operations. In addition to government regulation, privacy advocates and industry groups may propose new and different self-regulatory standards that may apply to us. Any actual or perceived failure by us to comply with these laws, regulations or other obligations or standards may lead to significant fines, penalties, regulatory investigations, lawsuits, significant costs for remediation, damage to our reputation or other liabilities. Additionally, because the interpretation and application of many privacy and data protection laws along with contractually imposed industry standards are uncertain, it is possible that these laws may be interpreted and applied in a manner that is inconsistent with our existing data management practices or the features of our products and services. If so, we could be required to fundamentally change our business activities and practices or modify our services and product capabilities, any of which could require significant additional expense and have an adverse effect on our business, including impacting our ability to innovate, delaying our product development roadmap and adversely affecting our relationships with customers and our ability to effectively compete.

Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations and policies that are applicable to the businesses of our customers may limit the use and adoption of, and reduce the overall demand for, our products and services. Privacy concerns, whether valid or not valid, may inhibit market adoption of our products and services, particularly in certain industries and foreign countries.

We could incur substantial costs in protecting or defending our intellectual property rights, and any failure to protect our intellectual property rights could reduce the value of our software and brand.

Our success and ability to compete depend in part upon our intellectual property rights. As of June 30, 2022, we have five issued patents. We cannot assure you that such patents will be adequate to protect our business. We primarily rely on copyright, trademark laws, trade secret protection and confidentiality or other contractual arrangements with our employees, customers, partners and others to protect our intellectual property rights. However, the steps we take to protect our intellectual property rights may not be adequate. For instance, in order to protect our intellectual property rights, we may be required to spend significant resources to establish, monitor and enforce such rights. Litigation brought to enforce our intellectual property rights could be costly, time-consuming and distracting to management and could be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights, which may result in the impairment or loss of portions of our intellectual property. The laws of some foreign countries generally do not protect our intellectual property rights to the same extent as the laws of the United States, and effective intellectual property protection and mechanisms may not be available in those jurisdictions. We may need to expend additional resources to defend our intellectual property in these countries, and our inability to do so could impair our business or adversely affect our international expansion. Even if we are able to secure our intellectual property rights, there can be no assurances that such rights will provide us with competitive advantages or distinguish our products and services from those of our competitors or that our competitors will not independently develop similar technology. In addition, we regularly contribute source code under open source licenses and have made some of our own software available under open source licenses, and we include third-party open source software in our products. Because the source code for any software we contribute to open source projects or distribute under open source licenses is publicly available, our ability to protect our intellectual property rights with respect to such source code may be limited or lost entirely. In addition, from time to time, we may face claims from third parties claiming ownership of, or demanding release of, the software or derivative works that we have developed using third-party open source software, which could include our proprietary source code, or otherwise seeking to enforce the terms of the applicable open source license.

In addition, while we generally enter into confidentiality agreements with our employees and third parties to protect our trade secrets and other proprietary information, such confidentiality agreements could be breached. Similarly, while we seek to enter into agreements with all of our employees and applicable third parties who develop intellectual property during their work for us to assign the rights in such intellectual property to us, we may fail to enter into such agreements with all relevant employees and applicable third parties, such agreements may be breached or may not be self-executing, and we may be subject to claims that such persons misappropriated relevant rights from their previous employers or contractors. Accordingly, we cannot guarantee that the steps we have taken to protect our intellectual property will be adequate to prevent infringement of our rights or misappropriation of our technology, trade secrets or know-how, that we have secured, or will be able to secure, appropriate permissions or protections for all of the intellectual property rights we use or claim rights to, or that third parties will not terminate our license rights.

Indemnity provisions in various agreements potentially expose us to substantial liability for intellectual property infringement and other losses.

Our agreements with customers and other third parties may include indemnification provisions under which we agree to indemnify them for losses suffered or incurred as a result of claims of intellectual property infringement, damages caused by us to property or persons, or other liabilities relating to or arising from our software, services or other contractual obligations. Large indemnity payments could harm our business, results of operations and financial condition. Although we attempt to limit our indemnity obligations, we may still incur substantial liability related to them. Any dispute with a customer with respect to such obligations could have adverse effects on our relationship with that customer, other existing customers and new customers and harm our business, results of operations and financial condition.

Our software incorporates third-party open source software, which could negatively affect our ability to sell our products and subject us to possible litigation.

Our software includes third-party open source software, and we intend to continue to incorporate third-party open source software in our products in the future. There is a risk that the use of third-party open source software in our software could impose conditions or restrictions on our ability to monetize our software. Some open source licenses require licensees who distribute software containing, linking to or derived from open source software to make publicly available the source code of such distributed software (which in some circumstances could be valuable proprietary code), license our software for free or permit others to make derivative works based on such software. Although we monitor the incorporation of open source software into our products to avoid such restrictions, we cannot be certain that we have not incorporated open source software in our products in a manner that is inconsistent with our licensing model. Certain open source projects also include other open source software and there is a risk that those dependent open source libraries may be subject to inconsistent licensing terms. This could create further uncertainties as to the governing terms for the open source software we incorporate.

In addition, the terms of certain open source licenses to which we are subject have not been interpreted by U.S. or foreign courts, and there is a risk that open source software licenses could be construed in a manner that imposes unanticipated restrictions or conditions on our use of such software. Additionally, we may from time to time face claims from third parties claiming ownership of, or demanding release of, the software or derivative works that we developed using such open source software, which could include proprietary portions of our source code, or otherwise seeking to enforce the terms of the open source licenses. These claims could result in litigation and could require us to make those proprietary portions of our source code freely available, purchase a costly license or cease offering the implicated software or services unless and until we can re-engineer them to avoid infringement. This re-engineering process could require significant additional research and development resources, and we may not be able to complete it successfully.

In addition to risks related to license requirements, use of third-party open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties. In addition, licensors of open source software included in our offerings may, from time to time, modify the terms of their license agreements in such a manner that those license terms may become incompatible with our licensing model, and thus could, among other consequences, prevent us from incorporating the software subject to the modified license.

Any of these risks could be difficult to eliminate or manage, and if not addressed, could have a negative effect on our business, results of operations and financial condition.

We depend and rely upon software-as-a-service, or SaaS, technologies from third parties to operate our business, and interruptions or performance problems with these technologies may adversely affect our business, results of operations and financial condition.

We rely on hosted SaaS applications from third parties in order to operate critical functions of our business, including enterprise resource planning, order management, contract management billing, project management, and accounting and other operational activities. We enter into contractual arrangements for these SaaS applications on standard terms and conditions with such third-party providers. If these services become unavailable due to extended outages, interruptions or because they are no longer available on commercially reasonable terms, our expenses could increase, our ability to manage finances could be interrupted and our processes for managing subscriptions to our products and supporting our customers could be impaired until alternative services are identified, obtained and implemented, all of which could adversely affect our business, results of operations and financial condition.

We may be subject to intellectual property rights claims by third parties, which may be costly to defend, could require us to pay significant damages and could limit our ability to use certain technologies.

Companies in the software and technology industries, including some of our current and potential competitors, own large numbers of patents, copyrights, trademarks and trade secrets and frequently enter into litigation based on allegations of infringement, misappropriation or other violations of intellectual property rights. We have in the past and may in the future be subject to claims that we have misappropriated, misused or infringed the intellectual property rights of our competitors, non-practicing entities or other third parties. This risk is exacerbated by the fact that our software incorporates third-party open source software.

Any intellectual property claims, with or without merit, could be very time-consuming and expensive and could divert our management’s attention and other resources. The litigation process is subject to inherent uncertainties, and we may not prevail in litigation matters regardless of the merits of our position. These claims could also subject us to significant liability for damages, potentially including treble damages if we are found to have willfully infringed patents or copyrights. These claims could also result in our having to stop using technology found to be in violation of a third party’s rights, some of which we have invested considerable effort and time to bring to market. We might be required to seek a license for the intellectual property, which may not be available on reasonable terms or at all. Even if a license is available, we could be required to pay significant royalties, which would increase our operating expenses. As a result, we may be required to develop alternative non-infringing technology, which could require significant effort and expense. If we cannot license or develop technology for any aspect of our business that may ultimately be determined to infringe on the intellectual property rights of another party, we could be forced to limit or stop subscriptions to our software and may be unable to compete effectively. Any of these results would adversely affect our business, results of operations and financial condition.

Risks Related to Government Regulations

Changes in laws and regulations related to the internet or changes in the internet infrastructure itself may diminish the demand for our software, and could have a negative impact on our business.

The future success of our business, and particularly our cloud-based products, such as MariaDB SkySQL, depends upon the continued use of the internet as a primary medium for commerce, communication and business applications. Federal, state or foreign government bodies or agencies have in the past adopted, and may in the future adopt, laws or regulations affecting the use of the internet as a commercial medium. Changes in these laws or regulations could require us to modify our software in order to comply with these changes. In addition, government agencies or private organizations may begin to impose taxes, fees or other charges for accessing the internet or commerce conducted via the internet. These laws or charges could limit the growth of internet-related commerce or communications generally, resulting in reductions in the demand for internet-based solutions such as ours.

In addition, the use of the internet as a business tool could be adversely affected due to delays in the development or adoption of new standards and protocols to handle increased demands of internet activity, security, reliability, cost, ease of use, accessibility and quality of service. The performance of the internet and its acceptance as a business tool have been adversely affected by “ransomware,” “viruses,” “worms,” “malware,” “phishing attacks,” “data breaches” and similar malicious programs, behavior and events, and the internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure. If the use of the internet is adversely affected by these issues, demand for our subscription offerings and related services could suffer.

Failure to comply with anti-bribery, anti-corruption and anti-money laundering laws could subject us to penalties and other adverse consequences.

We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, or FCPA, U.S. Travel Act, the U.K. Bribery Act, or Bribery Act, and other anti-corruption, anti-bribery and anti-money laundering laws in various jurisdictions around the world. The FCPA, Bribery Act and similar applicable laws generally prohibit companies, their officers, directors, employees and third-party intermediaries, business partners, and agents from making improper payments or providing other improper things of value to government officials or other persons. We and our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities and other third parties where we may be held liable for the corrupt or other illegal activities of these third-party business partners and intermediaries, our employees, representatives, contractors, resellers, and agents, even if we do not explicitly authorize such activities. While we have policies and procedures and internal controls to address compliance with such laws, we cannot assure you that all of our employees and agents will not take actions in violation of our policies and applicable law, for which we may be ultimately held responsible. To the extent that we learn that any of our employees, third-party intermediaries, agents or business partners do not adhere to our policies, procedures, or internal controls, we are committed to taking appropriate remedial action. In the event that we believe or have reason to believe that our directors, officers, employees, third-party intermediaries, agents or business partners have or may have violated such laws, we may be required to investigate or have outside counsel investigate the relevant facts and circumstances. Detecting, investigating and resolving actual or alleged violations can be extensive and require a significant diversion of time, resources and attention from senior management. Any violation of the FCPA, Bribery Act, or other applicable anti-bribery, anti-corruption laws and anti-money laundering laws could result in whistleblower complaints, adverse media coverage, investigations, loss of export privileges, severe criminal or civil sanctions, fines and penalties or suspension or debarment from U.S. government contracts, all of which may have a material adverse effect on our reputation, business, operating results, financial condition and growth prospects.

Our corporate structure and intercompany arrangements are subject to the tax laws of various jurisdictions, and we could be obligated to pay additional taxes, which would harm our results of operations.

We are expanding our international operations to better support our growth into international markets. Our corporate structure and associated transfer pricing policies contemplate future growth in international markets, and consider the functions, risks and assets of the various entities involved in intercompany transactions. The amount of taxes we pay in different jurisdictions depends on the application of the tax laws of various jurisdictions, including the United States, to our international business activities, changes in tax rates, new or revised tax laws or interpretations of existing tax laws and policies, and our ability to operate our business in a manner consistent with our corporate structure and intercompany arrangements. The taxing authorities of the jurisdictions in which we operate may challenge our methodologies for pricing intercompany transactions pursuant to our intercompany arrangements or disagree with our determinations as to the income and expenses attributable to specific jurisdictions. If such a challenge or disagreement were to occur, and our position was not sustained, we could be required to pay additional taxes, interest, and penalties, which could result in one-time tax changes, higher effective tax rates, reduced cash flows, and lower overall profitability of our operations. Our financial statements could fail to reflect adequate reserves to cover such a contingency.

If we fail to maintain an effective system of disclosure controls and internal controls over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

If we complete the Business Combination and the Combined Company’s securities are listed on NYSE, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act and the NYSE listing rules and regulations. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly, and place significant strain on our personnel, systems and resources.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal controls over financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal controls over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and significant management oversight.

Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls and internal controls over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal controls over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal controls over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal controls over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of the Combined Company’s securities. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on NYSE. We are not currently required to comply with the

SEC rules that implement Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. As a public company, we will be required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second annual report on Form 10-K.

Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company” as defined in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have an adverse effect on our business and results of operations and could cause a decline in the price of our securities.

We are a multinational organization faced with increasingly complex tax issues in many jurisdictions, and we could be obligated to pay additional taxes in various jurisdictions.

As a multinational organization, we may be subject to taxation in several jurisdictions around the world with increasingly complex tax laws, the amount of taxes we pay in these jurisdictions could increase substantially as a result of changes in the applicable tax principles, including increased tax rates, new tax laws or revised interpretations of existing tax laws and precedents, which could have a material adverse effect on our liquidity and operating results. In addition, the authorities in these jurisdictions could review our tax returns and impose additional tax, interest and penalties, and the authorities could claim that various withholding requirements apply to us or our subsidiaries or assert that benefits of tax treaties are not available to us or our subsidiaries, any of which could have a material impact on us and the results of our operations.

We engage our team members in various ways, including direct hires, through professional employer organizations(“PEOs”), and as independent contractors. As a result of these methods of engagement, we face certain challenges and risks that can affect our business, operating results, and financial condition.

In the locations where we directly hire our team members into one of our entities, we must comply with the applicable local laws governing team members in those jurisdictions, including local employment and tax laws. In the locations where we utilize PEOs, we contract with the PEO for it to serve as “employer of record,” where the team members are employed by the PEO but provide services to us. In all locations where we utilize PEOs, we rely on those PEOs to comply with local employment laws and regulations. Additionally, in certain jurisdictions, we contract directly with team members who are independent contractors.

In jurisdictions where we engage team members through a PEO, we may not be using the appropriate hiring model needed to be compliant with tax and employment laws in that jurisdiction. Additionally, the agreements executed between PEOs and our team members may not be enforceable depending on local laws because of the indirect relationship created through this engagement model. There is a risk that we may be subject to significant monetary liabilities arising from fines or judgments as a result of actual or alleged non-compliance with federal, state or foreign tax laws or if a PEO through which we engage team members fails to comply with local law. Accordingly, if our engagement of team members through PEOs was successfully challenged as being non-compliant with tax or employment laws in a jurisdiction, or a federal, state or foreign jurisdiction enacts legislation or adopts regulations that change the manner in which employees and independent contractors are classified or makes an adverse determination with respect to some or all of our PEO arrangements, we could incur significant costs, including for prior periods. Furthermore, adverse action on litigation related to our model of engaging some team members through PEOs, if instituted against us, could result in substantial costs and divert our management’s attention and resources from our business. Such challenges or changes to our hiring model could materially adversely affect our business, financial condition and results of operations.

In jurisdictions where we engage team members directly as independent contractors, there is a risk that the Internal Revenue Service or another federal, state or foreign regulatory authority will take a different view. The tests governing the determination of whether an individual is considered to be an independent contractor or an employee are typically fact sensitive and vary from jurisdiction to jurisdiction. Laws and regulations that govern the status and misclassification of independent contractors are subject to change or interpretation by various authorities. If a federal, state or foreign authority or court enacts legislation or adopts regulations or rulings that change the manner in which employees and independent contractors are classified or makes any adverse determination with respect to some or all of our independent contractors, we could incur significant costs under such laws and regulations, including for prior periods, in respect of tax withholding, social security taxes or payments, workers’ compensation and unemployment contributions, and recordkeeping, or we may be required to modify our business model, any of which could materially adversely affect our business, financial condition and results of operations. There is also a risk that we may be subject to significant monetary liabilities arising from fines or judgments as a result of any such actual or alleged non-compliance with federal, state or foreign tax and employment laws. Further, if it were determined that any of our independent contractors should be treated as employees, we could incur additional liabilities under our applicable employee benefit plans.

The enactment of legislation implementing changes in U.S. taxation of international business activities or the adoption of other tax reform policies could materially impact our results of operations.

Changes to U.S. tax laws, including limitations on the ability of taxpayers to claim and utilize foreign tax credits and the deferral of certain tax deductions until earnings outside of the United States are repatriated to the United States, as well as changes to U.S. tax laws that may be enacted in the future, could impact the tax treatment of our foreign earnings. Due to expansion of our international business activities, any changes in the U.S. taxation of such activities may increase our worldwide effective tax rate and adversely affect our financial position and results of operations.

Potential tax reform in the United States may result in significant changes to United States federal income taxation law, including changes to the U.S. federal income taxation of corporations (including the Combined Company) or changes to the U.S. federal income taxation of shareholders in U.S. corporations, including investors in our securities. We are unable to predict whether such changes will occur and, if so, the impact of such changes, including on the U.S. federal income tax considerations relating to the purchase, ownership and disposition of our ordinary shares, as discussed below in “Material U.S. Federal Income Tax Considerations for Non-U.S. Holders.”

Taxing authorities may successfully assert that we should have collected or in the future should collect sales and use, value added or similar taxes, and we could be subject to liability with respect to past or future sales, which could adversely affect our operating results.

We collect sales and value-added tax in connection with our products and services in a number of jurisdictions, both in the United States and internationally. One or more states or countries may seek to impose incremental or new sales, use or other tax collection obligations on us, including for past sales by us or our resellers and other partners. A successful assertion by a state, country or other jurisdiction that we should have been or should be collecting additional sales, use, or other taxes on our cloud services could, among other things, result in substantial tax liabilities for past sales, create significant administrative burdens for us, discourage users from subscribing to our products or otherwise harm our business, results of operations and financial condition.

We are subject to governmental export and import controls that could impair our ability to compete in international markets or subject us to liability if we violate the controls.

Our offerings are subject to United States export controls, and we incorporate encryption technology into certain of our offerings. These encryption offerings and the underlying technology may be exported outside of the United States only with the required export authorizations, including by license.

Furthermore, our activities are subject to the U.S. economic sanctions laws and regulations that prohibit the shipment of certain products and services without the required export authorizations or export to countries, governments and persons targeted by U.S. sanctions. While we take precautions to prevent our offerings from being exported in violation of these laws, including obtaining authorizations for our encryption offerings, implementing IP address blocking and screenings against U.S. Government and international lists of restricted and prohibited persons, we cannot guarantee that the precautions we take will prevent violations of export control and sanctions laws.

Also, various countries, in addition to the United States, regulate the import and export of certain encryption and other technology, including import and export permitting and licensing requirements, and have enacted laws that could limit our ability to distribute our offerings or could limit our customers’ ability to implement our offerings in those countries. Changes in our offerings or future changes in export and import regulations may create delays in the introduction of our offerings in international markets, prevent our customers with international operations from deploying our offerings globally or, in some cases, prevent the export or import of our offerings to certain countries, governments, or persons altogether. Any change in export or import regulations, economic sanctions or related legislation, or change in the countries, governments, persons or technologies targeted by such regulations, could result in decreased use of our offerings by, or in our decreased ability to export or sell our offerings to, existing or potential customers with international operations. Any decreased use of our offerings or limitation on our ability to export or sell our offerings would likely adversely affect our business operations and financial results.

Geopolitical instability outside of the U.S. may adversely impact the U.S. and global economies.

The conflict between Russia and Ukraine has resulted in the imposition by the U.S. and other nations of sanctions and other restrictive actions against Russia and Belarus, as well as certain banks, companies and individuals. We have team members (either engaged through PEOs or directly as independent contractors) in Ukraine and Russia, including a group of highly-skilled team members in Russia who provide significant database engineering support. Additionally, we have customers in Ukraine. To the extent there are interruptions that affect our team members or customers, including losses of life, disruptions to internet connectivity, or interruptions to banking payment systems, we and our team members could be adversely impacted. More generally, the conflict has led to and could lead to further disruptions in the global financial markets and economy, including, without limitation, currency volatility, inflation and instability in the global capital markets. A continuation of conflict in Ukraine could result in an adverse impact on our businesses, operations and assets.

The Business Combination will result in the forfeiture of MariaDB’s Finnish net operating loss carryforwards, and our ability to use our U.S. federal and state net operating loss carryforwards and certain other tax attributes may be limited in the future.

As of September 30, 2021 and 2020, we had net operating loss, or NOL, carryforwards of approximately $46.5 million and $36.9 million, respectively for Finnish income tax purposes. We have determined that our Finnish NOL carryforwards will be forfeited as a result of the Business Combination and will therefore not be available to offset our future Finnish taxable income if the transaction is consummated.

As of September 30, 2021 and 2020, we had federal NOL carryforwards of $160.3 million and $148.8 million, respectively and state NOL carryforwards of $143.4 million and $140.4 million, respectively. The portion of the federal and state loss carryforwards generated in taxable periods prior to January 1, 2018 will begin to expire in 2030, unless previously utilized. A lack of future U.S. taxable income would adversely affect our ability to utilize these NOLs before they expire. Under the Tax Cuts and Jobs Act of 2017, as modified by the Coronavirus Aid, Relief, and Economic Security Act, U.S. federal NOL carryforwards generated in taxable periods beginning after December 31, 2017 may be carried forward indefinitely, but the deductibility of such NOL carryforwards in taxable years beginning after December 31, 2020, is limited to 80% of taxable income with certain adjustments. Further, certain states in which we operate conform to the provisions of Tax Cuts and Jobs Act of 2017, and as such, certain state net operating losses may be carried forward indefinitely but the deductibility of such net operating losses is limited to 80% of taxable income.

In general, under Section 382 of the Code, a corporation that undergoes an “ownership change” (generally defined as a greater than 50% change, by value, in its equity ownership by certain shareholders or groups of shareholders over a rolling three-year period) is subject to limitations on its ability to utilize its pre-ownership change NOL carryforwards to offset future taxable income. There are generally similar limitations under state tax laws in the U.S. While shifts in our equity ownership have occurred within the past three years, we have not performed any detailed analysis to determine whether such shifts have resulted, or whether the Business Combination (alone or in combination with such prior ownership shifts) may result, in an ownership change under Section 382 of the Code. Any ownership change that has occurred or may in the future occur (including, potentially, in connection with the Business Combination or due to subsequent shifts in our equity ownership) could affect our ability to utilize our NOL carryforwards to offset our income for U.S. federal and state income tax purposes in future periods. Furthermore, our ability to utilize NOL carryforwards of companies that we have acquired or may acquire in the future may be subject to limitations. There is also a risk that due to regulatory changes, such as suspensions on the use of NOL carryforwards or other unforeseen reasons, our existing NOL carryforwards could expire or otherwise be unavailable to reduce future income tax liabilities, including for state tax purposes. For these reasons, we may not be able to utilize a material portion of the NOL carryforwards reflected on our balance sheets, even if we attain profitability, which could potentially result in increased future tax liability to us and could adversely affect our operating results and financial condition.

Risks Related to APHC or the Combined Company

Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to APHC prior to the closing of the Merger, and to the Combined Company and its subsidiaries following the closing of the Merger.

Risks Related to APHC and the Business Combination

The Initial Shareholders have agreed to vote in favor of the Business Combination described in this proxy statement/prospectus, regardless of how APHC Shareholders vote.

The Initial Shareholders have agreed to vote any APHC Ordinary Shares owned by them in favor of the Required Proposals. As of the date hereof, the Initial Shareholders own shares equal to 20% of the issued and outstanding APHC Ordinary Shares. Accordingly, it is more likely that the necessary shareholder approvals will be received for the Business Combination, including the Required Approvals, than would be the case if the Initial Shareholders agreed to vote any APHC Ordinary Shares owned by them in accordance with the majority of the votes cast by APHC Shareholders.

The Sponsor, our founders, members of the APHC Board and our officers, and their affiliates, have interests in the Business Combination that are different from or are in addition to other shareholders in recommending that APHC Shareholders vote in favor of approval of the Business Combination, including the Required Proposals described in this proxy statement/prospectus.

The Sponsor, co-founders (Theodore T. Wang, our Chief Executive Officer and a member of the APHC Board, and Shihuang “Simon” Xie), certain members of the APHC Board, and our officers have interests in the Business Combination that are materially and substantially different from or in addition to (and which may conflict with) your interests. Because the interests of these persons, particularly from a financial point of view, are different from yours, you should take these interests into account in deciding whether to approve the Business Combination and the other Required Proposals and/or to exercise your redemption rights. These interests include:

•

the fact that Dr. Wang and an entity wholly owned and controlled by Mr. Xie are the co-managers of the Sponsor and have joint voting and investment discretion with respect to the securities held by the Sponsor.

•

the fact that the Sponsor paid an aggregate of $25,000 (approximately $0.004 per share) for the Founder Shares (6,637,870 APHC Class B Ordinary Shares), of which, in exchange for serving on the APHC Board and for no additional consideration, certain of APHC’s independent directors (Ms. Cloyd and Mr. Houlihan) received 22,500 Founder Shares, respectively;

•

the fact that the Sponsor paid an aggregate of approximately $7,310,297 (which was substantially funded by the At Risk Capital Syndication) for its 7,310,297 APHC Private Warrants in the Private Placement (a portion of which will be transferred pursuant to the At Risk Capital Syndication) and that such APHC Private Warrants will expire and become worthless if an initial business combination is not consummated by May 20, 2023;

•

the fact that the Initial Shareholders holds an aggregate of 6,637,870 Founder Shares (including the Founder Shares to be transferred pursuant to the At Risk Capital Syndication and the Other Forward Purchase Arrangements shortly before completion of the Irish Domestication Merger), which will be worthless if a business combination is not consummated by May 20, 2023;

•

the fact that the Sponsor will transfer 135,000 Founder Shares to the Other Forward Purchasers pursuant to the Other Forward Purchase Arrangements shortly before the closing of the Irish Domestication Merger;

•

the fact that the Sponsor entered into the At Risk Capital Syndication, pursuant to which the Sponsor received up-front consideration in the aggregate amount of $6,400,000, which reduced the amount the Sponsor has at risk with respect to the Founder Shares and the APHC Private Warrants from a total of $7,335,297 to a total of $935,297 and shifted a corresponding amount of the risk to the Syndicated Investors, since the Sponsor is not required to reimburse the Syndicated Investors any amounts received in connection with the At Risk Capital Syndication, even if no initial business combination is consummated. As a result of the At Risk Capital Syndication, the Sponsor has a different set of incentives with respect to the consummation of an initial business combination than it would have had if the At Risk Capital Syndication had not been consummated;

•

the fact that the Sponsor paid an aggregate of $25,000 for the Founder Shares, or approximately $0.004 per Founder Share, and the Syndicated Investors paid the Sponsor $3.00 per share and $1.00 per warrant to receive Founder Shares and APHC Private Warrants pursuant to the At Risk Capital Syndication. As a result of these initial prices, the Sponsor, the Syndicated Investors and their affiliates stand to make a substantial profit even if an initial business combination subsequently declines in value or is unprofitable for APHC Public Shareholders. As a result of the acquisition cost of the Founder Shares and APHC Private Warrants, the Sponsor, the Syndicated Investors and their affiliates who hold Founder Shares and APHC Private Warrants could make a substantial profit even if, following the consummation of the initial business combination, the Combined Company subsequently declines in value or is unprofitable for the public shareholders. As a result of the At Risk Capital Syndication, the Sponsor shifted a substantial part of the risk of holding the Founder Shares and APHC Private Warrants to the Syndicated Investors, and as such this may result in a different set of incentives for the Sponsor with respect to the consummation of an initial business combination than if the At Risk Capital Syndication was not entered into;

•

the fact that if the Business Combination is completed, the Founder Shares will have a significantly higher value than the amount paid by the Sponsor for such shares. For illustrative purposes only, at the $10.00 per share implied value of the Combined Company Ordinary Shares in the Business Combination, the Founder Shares owned by the Sponsor and Ms. Cloyd and Mr. Houlihan would have a current aggregate value of approximately $48.6 million, $225,000, and $225,000, respectively. The value of the Sponsor’s Founder Shares represents the amount currently owned of record by the Sponsor excluding the Founder Shares to be distributed to third parties pursuant to the At Risk Capital Syndication and the Other Forward Purchase Arrangements, which is expected to occur shortly before the closing of the Irish Domestication Merger;

•

the fact that the Sponsor and its affiliates (Dr. Wang and Mr. Xie), as well as certain of APHC’s independent directors, Ms. Cloyd and Mr. Houlihan, do not have the same financial interests in the Business Combination as the APHC Public Shareholders. Even after giving effect to transfers of the Founder Shares pursuant to the At Risk Capital Syndication and the Other Forward Purchase Arrangements, the Sponsor and its affiliates and Ms. Cloyd and Mr. Houlihan stand to make a substantial profit from the Founder Shares they hold even if the Combined Company Ordinary Shares after completion of the Business Combination trade at prices significantly lower than the $10.00 per share implied value in the Business Combination. Based on the approximately $9.996 difference between the purchase price that the Sponsor paid for the Founder Shares and the purchase price of $10.00 per APHC Public Unit sold in the APHC IPO, the Sponsor and Ms. Cloyd and Mr. Houlihan may earn a positive rate of return even if the price of the Combined Company Ordinary Shares after the closing of the Merger falls significantly below the price initially paid for the APHC Public Units in the APHC IPO and the APHC Public Shareholders experience a negative rate of return after the Merger is completed;

•

the fact that the Initial Shareholders have agreed to waive their rights, for no consideration, to liquidating distributions from the Trust Account with respect to their Founder Shares if the parties fail to complete an initial business combination by May 20, 2023;

•

the fact that an affiliate of the Sponsor controlled by APHC’s co-founder Shihuang “Simon” Xie, Lakeside Travel Holding Ltd. paid, in January 2022, an aggregate of $27,200,000 for 15,044,832 MariaDB Series D Preferred Shares, at a valuation for MariaDB below the Merger Agreement valuation, in connection with an equity financing transaction consummated by MariaDB concurrent with the entry into the Merger Agreement. In connection with the Merger Agreement, the MariaDB Series D Preferred Shares that the Sponsor’s affiliate purchased will first be converted into MariaDB Ordinary Shares and then into the right to receive Combined Company Ordinary Shares at the Exchange Ratio if the Business Combination is consummated. For illustrative purposes only, at the $10.00 per share implied value of the Combined Company Ordinary Shares in the Business Combination, the estimated number of Combined Company Ordinary Shares expected to be issued on conversion of these MariaDB Series D Preferred Shares (based on an assumed Exchange Ratio as of June 30, 2022 of 0.2302) would have an aggregate value of approximately $34.6 million at the time of the closing of the Merger;

•

the fact that the Lock-Up Agreement that the Sponsor, together with certain shareholders of MariaDB, entered into in connection with the Merger Agreement supersedes the obligations of the Sponsor with respect to the lock-up under the Letter Agreement. Under the Letter Agreement, the Sponsor agreed not to sell or otherwise transfer the Founder Shares until one year after the completion of APHC’s initial business combination (or earlier, if the last reported sale price of the shares equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 150 days after an initial business combination). Under the Lock-Up Agreement, the Sponsor is only restricted from selling or otherwise transferring the Combined Company Ordinary Shares issued on conversion of the Founder Shares for a period of 180 days after the closing of the Merger;

•

the fact that the Sponsor will have a continued right to hold Combined Company Ordinary Shares issued in respect of the Founder Shares if the Business Combination is completed and the Combined Company Ordinary Shares to be issued to the Sponsor upon exercise of its Combined Company Private Warrants in respect of the APHC Private Warrants following the Business Combination, subject to the lock-up period in the Lock-Up Agreement;

•

the fact that if the Trust Account is liquidated, including in the event APHC is unable to complete an initial business combination by May 20, 2023, the Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per APHC Class A Ordinary Share, or such lesser per APHC Class A Ordinary Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•

the fact that APHC’s existing directors and officers will continue to be entitled to indemnification and the continuation of our directors’ and officers’ liability insurance following the closing of the Merger;

•

the fact that at the closing of the Merger, Irish Holdco, the Sponsor and certain existing equityholders and affiliates of MariaDB will enter into the Registration Rights Agreement, pursuant to which the Sponsor and signatory shareholders of MariaDB and their permitted transferees will be entitled to, among other things, registration rights, including demand, piggy-back, and shelf registration rights;

•

the fact that the Sponsor and APHC’s officers and directors can earn a positive rate of return on their investment, even if other APHC shareholders experience a negative rate of return in the post-Business Combination Combined Company;

•

the fact that the Sponsor and APHC’s officers and directors will lose their entire investment in APHC if an initial business combination is not consummated by May 20, 2023. As described above for illustrative purposes only, the Founder Shares owned by the Sponsor and Ms. Cloyd and Mr. Houlihan would have a current aggregate value of approximately $48.6 million, $225,000, and $225,000, respectively. The value of the Sponsor’s Founder Shares represents the amount currently owned of record by the Sponsor excluding the Founder Shares to be distributed to third parties pursuant to the At Risk Capital Syndication and the Other Forward Purchase Arrangements, which is expected to occur shortly before the closing of the Irish Domestication Merger. The actual value of these shares may be significantly higher after the closing of the Merger, depending on various factors, including the market’s reception of the Merger. If APHC does not consummate the Business Combination or another initial business combination by May 20, 2023, and APHC is therefore required to be liquidated, these shares would be worthless, because the Initial Shareholders have agreed not to redeem any of the Founder Shares in connection with a shareholder vote to approve a proposed initial business combination. In such case, the Sponsor, Ms. Cloyd and Mr. Houlihan would be at risk to lose at least approximately $48.6 million, $225,000, and $225,000, respectively, based on the illustrative amounts described above;

•

the fact that the Sponsor has agreed to loan to APHC up to $250,000 to be used for expenses of APHC. This loan is non-interest bearing and is to be forgiven upon the consummation of the Business Combination. If the loan is not forgiven, the unpaid principal balance on such loan will be payable by MariaDB. As of the date of this proxy statement/prospectus, there are $150,000 in loan amounts outstanding under the August 30, 2022 promissory note, and there were no Working Capital Loans outstanding;

•

the fact that the Sponsor has agreed to make available to Irish Holdco a loan facility in an aggregate amount of €263,063 to be advanced upon the written request of Irish Holdco. This loan facility agreement is non-interest bearing and any amount outstanding under the loan facility agreement is to be repaid on the Sponsor’s written demand or upon the Merger Effective Time. As of the date of this proxy statement/prospectus, there were no loan amounts outstanding under this September 14, 2022 loan facility agreement;

•

the fact that the Sponsor and APHC’s officers and directors will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by May 20, 2023. However, there have been no material out-of-pocket expenses subject to reimbursement to date, and APHC does not anticipate any such expenses prior to closing of the Merger;

•

the fact that up to an aggregate amount of $1,500,000 of any amounts outstanding under any Working Capital Loans made by the Sponsor or any of its affiliates or certain of APHC’s officers and directors may be converted into warrants identical to the APHC Private Warrants issued to the Sponsor at a price of $1.00 per warrant at the option of the lender;

•

the fact that, the holders of Founder Shares, APHC Private Warrants, and any warrants that may be issued upon conversion of Working Capital Loans (and any APHC Ordinary Shares issuable upon the exercise of the APHC Private Warrants and any warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights pursuant to a registration rights agreement, to require us to register a sale of any of our securities held by them prior to the consummation of our initial business combination. For further information about Working Capital Loans, see the section titled “Certain Relationships and Related Transactions—APHC Relationships and Related Party Transactions—Related Party Loans”; and

•

the fact that, an affiliate of the Sponsor, Angel Pond Capital LLC, was engaged by APHC and MariaDB as a joint co-placement agent for proposed private placements in connection with the Business Combination, including the Series D Preferred Shares financing and the PIPE Investment. No fees have been incurred nor paid to Angel Pond Capital LLC under this engagement as of March 31, 2022. The agreement associated with this engagement expired on March 15, 2022.

These interests may have influenced our management in pursuing the Business Combination and the APHC Board in making their recommendation that you vote in favor of the required Proposals, including approval of the Business Combination Proposal.

The Sponsor, our founders, directors or officers or their affiliates may elect to purchase shares from Public Shareholders and reduce the public “float” of Combined Company Ordinary Shares.

The Sponsor, our founders, directors or officers or their affiliates may purchase APHC Class A Ordinary Shares in privately negotiated transactions or in the open market either prior to or following the completion of the Merger, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, our founders, directors, officers or their affiliates purchase APHC Class A Ordinary Shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to satisfy closing conditions in the Merger Agreement regarding required amounts in the Trust Account where it appears that such requirements would otherwise not be met. This may result in the completion of the Business Combination that may not otherwise have been possible. Such purchased shares will not be voted in favor of the Business Combination.

In addition, if such purchases are made, the public “float” of Combined Company Ordinary Shares and the number of beneficial holders of APHC or Combined Company securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of APHC or Combined Company securities on the NYSE or another national securities exchange or reducing the liquidity of the trading market for Combined Company Ordinary Shares.

Public Shareholders will experience dilution as a consequence of, among other transactions, the issuance of Combined Company Ordinary Shares as consideration in the Merger. Having a minority share position may reduce the influence that Public Shareholders have on the management of the Combined Company.

The issuance of Combined Company Ordinary Shares in the Merger will dilute the equity interest of existing Public Shareholders and may adversely affect prevailing market prices for the Combined Company Ordinary Shares and/or Combined Company Public Warrants.

Assuming no redemption of shares by APHC Shareholders and based on certain other exclusions and assumptions made as of June 30, 2022, it is anticipated that, upon the closing of the Merger: (i) APHC Shareholders (not including the Fonder Shares of the Initial Shareholders, Syndicated Investors, and Other Forward Purchasers) will retain an ownership interest of approximately 28.7% in the Combined Company; (ii) the Initial Shareholders, Syndicated Investors, and Other Forward Purchasers through their Founder Shares will own approximately 7.2% of the Combined Company; (iii) the MariaDB Shareholders (including the holders of the 2020C Warrants assuming such holders have exercised such warrants) will own approximately 62.0% of the Combined Company; and (iv) the PIPE Investors will own approximately 2.1% of the Combined Company.

In connection with and prior to the Merger, the holders of 2020C Warrants will be given the opportunity to exercise their warrants to subscribe for an aggregate of 2,858,143 MariaDB Series C Preferred Shares. To the extent such warrants are not exercised, the subscription rights under these 2020C Warrants terminate prior to the

Merger Effective Time. MariaDB Series C Preferred Shares issued and outstanding immediately prior to the Merger Effective Time will be converted into MariaDB Ordinary Shares which will be canceled and converted into the right to receive a number of Combined Company Ordinary Shares equal to the Exchange Ratio (subject to certain adjustments as described in the Merger Agreement).

The foregoing percentages are calculated as of June 30, 2022 and are exclusive of the Rollover Options and certain MariaDB rollover warrants, and assume (i) no exercise of redemption rights by Public Shareholders, (ii) no inclusion of any public shares issuable upon the exercise of APHC Warrants, and (iii) no exercise of redemption rights under the Finnish Companies Act by the MariaDB Shareholders. If the actual facts are different than these assumptions, the percentage ownership retained by APHC’s existing shareholders in the Combined Company will be different. For more information, please see the sections titled “Summary—Impact of the Business Combination on the Combined Company’s Shareholder Ownership” and “Unaudited Pro Forma Condensed Combined Financial Information.”

There are risks to APHC Shareholders other than the Initial Shareholders and their affiliates of becoming shareholders of the Combined Company through the Business Combination rather than acquiring securities of MariaDB directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor and its affiliates.

If the Business Combination is consummated, holders of APHC Class A Ordinary Shares who do not exercise redemption rights will become shareholders of the Combined Company, which will conduct MariaDB’s historical business and be subject to liabilities of both APHC and MariaDB after the closing of the Merger. Because there is no independent third-party underwriter involved in the Business Combination or the issuance of Combined Company Ordinary Shares and Combined Company Public Warrants in connection with the Business Combination, holders of APHC Class A Ordinary Shares and APHC Public Warrants will not receive the benefit of any outside independent review of APHC’s and MariaDB’s respective finances and operations.

In a traditional underwritten public offering, an issuer initially sells its securities to the public market via one or more underwriters, who purchase such securities on a firm commitment basis and distribute or resell them to the public. Investors in such an offering benefit from the role played by underwriters. Underwriters have liability under the U.S. securities laws for material misstatements or omissions in a registration statement pursuant to which an issuer sells securities in an underwritten offering. Because the underwriters have a “due diligence” defense to such liability by, among other things, conducting a reasonable investigation, the underwriters and their counsel conduct a due diligence investigation of the issuer as part of the underwriting process. Due diligence entails engaging legal, financial and other experts to perform an investigation as to the accuracy of an issuer’s disclosure regarding, among other things, its business and financial results. Auditors of the issuer will also deliver a “comfort” letter to the underwriters with respect to the financial information contained in the registration statement. In making their investment decision, investors in an underwritten public offering have the benefit of such diligence.

While sponsors, private investors and management in a business combination involving a special purpose acquisition company like APHC conduct due diligence on the target company, it is not necessarily the same level of due diligence undertaken by an underwriter in a public securities offering and, therefore, there could be a heightened risk of an incorrect valuation of MariaDB’s business or material misstatements or omissions in this proxy statement/prospectus.

In addition, because there are no underwriters engaged in connection with the Business Combination, prior to the opening of trading on the NYSE on the trading day immediately following the closing of the Merger, there will be no traditional “roadshow” or book building process, and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-closing trades on the NYSE. Therefore, buy and sell orders submitted prior to and at the opening of initial post-closing trading of the Combined Company Ordinary Shares and Combined Company Public Warrants will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of the Combined Company’s securities or helping to stabilize, maintain or affect the public price of the Combined Company’s securities following the closing of the Merger. Moreover, neither APHC, nor MariaDB, nor the Combined Company will engage in, and has not and will not, directly or indirectly, request financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with the Combined Company’s securities that will be outstanding immediately following the closing of the Merger. In addition, since MariaDB will become public through a merger with a special purpose acquisition company, securities analysts of major brokerage firms may not provide coverage of the Combined Company since there is no incentive to brokerage firms to recommend the purchase of the Combined Company’s securities. No assurance can be given that brokerage firms will, in the future, want to conduct any offerings on behalf of the Combined Company. All of these differences from an underwritten public offering of the Combined Company’s securities could result in a more volatile price for such securities.

Further, since there will be no traditional “roadshow,” there can be no guarantee that any information made available in this proxy statement/prospectus or otherwise disclosed or filed with the SEC will have the same impact on investor education as a traditional “roadshow” conducted in connection with an underwritten initial public offering. As a result, there may not be efficient or sufficient price discovery with respect to the Combined Company Ordinary Shares or Combined Company Public Warrants or sufficient demand among potential investors immediately after the closing of the Merger, which could result in a more volatile price for such securities.

In addition, the Sponsor, certain members of the APHC Board and its officers, as well as their respective affiliates and permitted transferees, have interests in the Business Combination that are different from or are in addition to those of holders of APHC Class A Ordinary Shares and APHC Public Warrants following completion of the Business Combination, and that would not be present in an underwritten public offering of our securities. Such interests may have influenced the APHC Board in making their recommendation that APHC Shareholders vote in favor of the approval of the Business Combination and the other proposals described in this proxy statement/prospectus. Please see the section titled “The Business Combination—Interests of Certain Persons in the Business Combination—Interests of APHC’s Sponsor, Co-Founders, Members of the Board, and Officers” for additional information.

Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if MariaDB became a publicly listed company through an underwritten initial public offering instead of upon completion of the Business Combination.

We have no operating history and are subject to a mandatory liquidation and subsequent dissolution requirement. As such, there is a risk that we will be unable to continue as a going concern if we do not consummate an initial business combination by May 20, 2023. If we are unable to effect an initial business combination by May 20, 2023, we may be forced to liquidate and our warrants may expire and become worthless.

We are a special purpose acquisition company, and as we have no operating history and are subject to a mandatory liquidation and subsequent dissolution requirement, there is a risk that we will be unable to continue as a going concern if we do not consummate an initial business combination by May 20, 2023. Unless we amend the APHC Amended and Restated Memorandum and Articles of Association to extend the life of APHC and certain other agreements into which we have entered, if we do not complete an initial business combination by May 20, 2023, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the APHC Class A Ordinary Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then issued and outstanding APHC Class A Ordinary Shares, which redemption will completely extinguish

Public Shareholders’ rights as Public Shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the APHC Board, liquidate and dissolve, subject in each case, to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per APHC Public Unit in the APHC IPO. In addition, if we fail to complete an initial business combination by May 20, 2023, there will be no redemption rights or liquidating distributions with respect to the APHC Public Warrants or the APHC Private Warrants, which will expire and become worthless. We expect to consummate the Business Combination and do not intend to take any action to extend the life of APHC beyond May 20, 2023 if we are unable to effect an initial business combination by that date.

Even if we consummate the Business Combination, there is no guarantee that the Combined Company Public Warrants will ever be in the money, and they may expire and become worthless.

The exercise price for the APHC Public Warrants is $11.50 per APHC Class A Ordinary Share and the exercise price of the Combined Company Public Warrants will be the same. Even if we consummate the Business Combination, there is no guarantee that the Combined Company Public Warrants will ever be in the money prior to their expiration and, as such, the Combined Company Public Warrants may expire and become worthless.

Our ability to successfully effect the Business Combination and for the Combined Company to be successful thereafter will be dependent upon the efforts of our key personnel, as well as the key personnel of MariaDB, whom we expect to stay with the Combined Company in key management positions. The loss of key personnel could negatively impact the operations and profitability of the Combined Company and its financial condition could suffer as a result.

Our ability to successfully effect the Business Combination is dependent upon the efforts of our key personnel, as well as the key personnel of MariaDB. Although some of APHC’s key personnel may remain with the Combined Company, as applicable, in board, senior management or advisory positions following the Business Combination, it is possible that we will lose some key personnel, the loss of which could negatively impact the operations and profitability of the business of the Combined Company.

MariaDB’s success depends to a significant degree upon the continued contributions of its senior management, certain of whom would be difficult to replace. The departure of certain of MariaDB’s officers could have a material adverse effect on MariaDB’s business, financial condition or operating results. The services of such personnel may not continue to be available to the Combined Company.

We may waive one or more of the conditions to the Merger Agreement.

We may agree to waive, in whole or in part, one or more of the conditions to our obligations to complete the Merger Agreement, to the extent permitted by the APHC Amended and Restated Memorandum and Articles of Association and applicable laws. If the APHC Board determines that a failure to satisfy a condition is not material, then the APHC Board may elect to waive such condition and potentially close the Business Combination. We may not waive the condition that APHC Shareholders approve the Business Combination Proposal. Please see the section titled “The Business Combination—Conditions to Closing of the Business Combination” for additional information.

The exercise of discretion by our directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Merger Agreement may result in a conflict of interest when determining whether such changes to the terms of the Merger Agreement or waivers of conditions are appropriate and in the best interests of Public Shareholders.

In the period leading up to the closing of the Business Combination, other events may occur that, pursuant to the Merger Agreement, would require us to agree to amend the Merger Agreement, to consent to certain actions or to waive rights that we are entitled to under those agreements. Such events could arise because of changes in the course of MariaDB’s business, a request by MariaDB to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement, or the occurrence of other events that would have a material adverse effect on MariaDB’s business and would entitle us to terminate the Merger Agreement. In any of such circumstances, it would be in our discretion, acting through the APHC Board or management, as applicable, to grant our consent or waive our rights. The existence of the financial and personal interests of the directors described elsewhere in this proxy statement/prospectus may result in a conflict of interest on the part of one or more of our officers or directors between what he or she may believe is best for APHC and Public Shareholders and what he or she may believe is best for himself or herself or his or her affiliates in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, we do not believe there will be any changes or waivers that our directors and officers would be likely to make after shareholder approval of the Business Combination, including the Required Proposals, has been obtained. While certain changes could be made without further shareholder approval, if there is a change to the terms of the Business Combination that would have a material impact on the shareholders, we will be required to circulate a new or amended proxy statement/prospectus or supplement thereto and resolicit the vote of Public Shareholders with respect to any of the applicable Required Proposals.

We and MariaDB will incur significant transaction expenses and transition costs in connection with the Business Combination.

We and MariaDB have both incurred and expect to continue to incur significant, non-recurring costs in connection with consummating the Business Combination and preparing to operate as a public company following the consummation of the Business Combination. We and MariaDB may also incur additional costs to retain key employees or other recurring costs. All expenses incurred in connection with the Merger, including all legal, accounting, consulting, investment banking and other fees, and costs, will be for the account of the party, unless shared by the parties, incurring such fees, expenses, and costs, or paid by the Combined Company following the closing of the Business Combination.

The Combined Company’s transaction expenses as a result of the Business Combination are currently estimated at approximately $31.3 million.

J.P. Morgan Securities LLC and Goldman Sachs (Asia) L.L.C. were to be compensated in connection with the Business Combination. J.P. Morgan Securities LLC and Goldman Sachs (Asia) L.L.C. waived such compensation and disclaimed any responsibility for any portion of any registration statement that may be filed in connection with a potential initial business combination.

The underwriters, J.P. Morgan Securities LLC (“J.P. Morgan”) and Goldman Sachs (Asia) L.L.C., to the APHC IPO were paid a cash underwriting fee of 2% of gross proceeds of the initial public offering proceeds, or $5,000,000. In addition, the underwriters were entitled to aggregate deferred underwriting commissions of $8,750,000, consisting of 3.5% of the gross proceeds of the initial public offering. With the partial exercise of the over-allotment option, the underwriters were paid an additional cash underwriting fee of 2% of gross proceeds from such exercise, or $310,297, and were entitled to an additional deferred underwriting commission of $543,019. The deferred underwriting commissions were to become payable to the underwriters from the amounts held in the Trust Account solely in the event that APHC completes an initial business combination, subject to the terms of the underwriting agreement relating to the APHC IPO; however, as further discussed below, the underwriters waived any rights to the deferred underwriting commissions. The underwriters have not forfeited, and do not intend to forfeit, the underwriting fees of $5,310,297 already paid in connection with the APHC IPO.

On May 18, 2022, APHC received from J.P. Morgan a letter pursuant to which J.P. Morgan terminated its role as a joint co-placement agent to APHC and MariaDB pursuant to the letter agreement dated January 10, 2022, and its role as capital markets advisor to APHC under the letter agreement, dated January 31, 2022, between J.P. Morgan and APHC. The letter was filed as Exhibit 10.14 to APHC’s Form 8-K filed by APHC on May 24, 2022.

In addition, J.P. Morgan waived its entitlement to payment of the deferred underwriting commissions and the placement agent fees as described above, and disclaimed any responsibility for any portion of any registration statement that may be filed in connection with a potential initial business combination. As is customary, certain provisions of the engagement letter survived J.P. Morgan’s resignation. These provisions include APHC’s obligation to hold J.P. Morgan and its affiliates and the respective directors, officers, agents and employees of J.P. Morgan and its affiliates harmless against any and all losses, claims, damages or liabilities in connection with or as a result of either our engagement or any matter referred to in the engagement letter and to maintain the confidentiality of any advice provided by J.P. Morgan in connection with its engagement and the terms of the letter agreements. Neither APHC nor MariaDB believes that such ongoing obligations will impact the consummation of the Business Combination.

On May 24, 2022, APHC received from Goldman Sachs & Co. LLC and Goldman Sachs (Asia) L.L.C. (together, “Goldman”) letters pursuant to which Goldman resigned from its role as capital markets advisor to the Company and terminated its engagement with APHC under the engagement letter, dated January 30, 2022, between APHC and Goldman Sachs & Co. LLC. These letters were filed as Exhibit 10.15 and Exhibit 10.16 to APHC’s Form 8-K filed by APHC on May 24, 2022. In addition, Goldman Sachs (Asia) L.L.C. waived its entitlement to payment of any deferred underwriting commissions as described above and disclaimed any responsibility for any portion of any registration statement that may be filed in connection with a potential initial business combination. As is customary, certain provisions of the engagement letter survived Goldman’s resignation. These provisions include APHC’s obligation to hold Goldman harmless against any and all losses, claims, damages or liabilities in connection with or as a result of either our engagement or any matter referred to in the engagement letter and to maintain the confidentiality of any written or oral advice provided by Goldman in connection with its engagement. APHC does not believe that such ongoing obligations will impact the consummation of the Business Combination.

There is no dispute among any of APHC, MariaDB, J.P. Morgan, or Goldman with respect to J.P. Morgan and Goldman’s capital markets advisory services, J.P. Morgan’s services as joint co-placement agent, or J.P. Morgan and Goldman’s resignation. It is the understanding of both APHC and MariaDB that other companies have received similar resignation letters from J.P. Morgan and Goldman and other investment banks in connection with other business combination transactions involving special purpose acquisition companies. J.P. Morgan and Goldman did not communicate to APHC and MariaDB the reasons leading to their resignation and the forfeiture of their respective fees after doing all of the work to earn such fees. APHC and MariaDB did not seek out the reasons why J.P. Morgan and Goldman waived such fees.

J.P. Morgan and Goldman were not responsible for the preparation of any disclosure that is included in this Registration Statement but received a draft of paragraphs 2, 5 and 6 of “APHC Management’s Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations” beginning on page 219 of the Registration Statement relating to J.P. Morgan and Goldman’s withdrawal. None of J.P. Morgan, Goldman or any of their affiliates have informed APHC or MariaDB or, to the knowledge of APHC and MariaDB, the PIPE Investors, that they have withdrawn their association with the Registration Statement; however, as noted above, both J.P. Morgan and Goldman have disclaimed any responsibility for any portion of any registration that may be filed in connection with a potential initial business combination. Counsel for Goldman Sachs and J.P. Morgan advised us that they, Goldman Sachs and J.P. Morgan had received excerpts of the draft disclosures applicable to them but would not review, comment or otherwise affirmatively agree or disagree with the draft disclosures.

APHC and MariaDB have decided to undertake the roles that would have been played by J.P. Morgan and Goldman, and neither APHC nor MariaDB believes that J.P. Morgan and Goldman’s resignations are likely to prevent the consummation of the Business Combination. APHC and MariaDB have not hired, and do not expect to hire, another capital markets advisor in connection with the Business Combination. Nonetheless, it is possible that J.P. Morgan and Goldman’s resignation may adversely affect market perception of the Business Combination generally. If market perception of the Business Combination is negatively impacted, an increased number of shareholders may vote against the proposed Business Combination or seek to redeem their Public

Shares for cash, which could potentially impact APHC’s ability to consummate the Business Combination or, assuming the Business Combination is consummated, leave the Combined Company with less cash to fund future operating and capital expenditure requirements. You are cautioned not to rely on the fact that J.P. Morgan and Goldman were involved with any aspect of the Business Combination.

Actual cash available to the Combined Company at the time of closing of the Business Combination may be lower than the APHC Available Cash (as defined in the Merger Agreement).

Actual cash available to the Combined Company at the time of closing of the Business Combination may be lower than the APHC Available Cash, as defined in the Merger Agreement, because APHC Available Cash is calculated in part by reference to Adjusted Transaction Expenses, as defined in the Merger Agreement, which does not include certain other transaction expenses incurred in connection with or as a result of the Business Combination. If actual cash available to the Combined Company is below the APHC Available Cash, the Combined Company may not be able to adequately fund its ongoing operations or any activities as contemplated by the Business Combination or its business plan, and the benefits of the Business Combination may not meet our estimates or investor expectations. Actual cash available to the Combined Company at the Merger Effective Time may also differ from the APHC Available Cash as a result of the use of the funds received by MariaDB at the time of the signing of the Merger Agreement from the sale and issuance of MariaDB Series D Preferred Shares. APHC Available Cash is calculated to include the gross proceeds received from the sale and issuance of MariaDB Series D Preferred Shares as received at the time of signing of the Merger Agreement, and not the amount of such net proceeds that are remaining at closing of the Business Combination.

If we are unable to complete an initial business combination, Public Shareholders may receive only approximately $10.00 per share on the liquidation of the Trust Account (or less than $10.00 per share in certain circumstances where a third party brings a claim against APHC that the Sponsor is unable or not required to indemnify), and our warrants will expire and become worthless.

If we are unable to complete an initial business combination by May 20, 2023, Public Shareholders may receive only approximately $10.00 per share on the liquidation of the Trust Account (or less than $10.00 per share in certain circumstances where a third party brings a claim against APHC that the Sponsor is unable or not required to indemnify (as described herein)) and our warrants will expire and become worthless.

If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by Public Shareholders may be less than $10.00 per share.

Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us to waive any right, title, interest or claim of any kind in or to any funds held in the Trust Account for the benefit of Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the funds held in the Trust Account, our management will consider whether competitive alternatives are reasonably available to us and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of APHC under the circumstances. MaloneBailey, LLP, our independent registered public accounting firm, will not execute agreements with us waiving such claims to the funds held in the Trust Account.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of APHC Class A Ordinary Shares, if we do not complete our initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with our initial business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Accordingly, the per-share redemption amount received by Public Shareholders could be less than the $10.00 per APHC Public Share initially held in the Trust Account, due to claims of such creditors.

The Sponsor has agreed that it will be liable to APHC if and to the extent any claims by a third party for services rendered or products sold to APHC, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per APHC Public Share and (ii) the actual amount per APHC Public Share held in the Trust Account as of the date of the liquidation of the trust account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the funds held in the Trust Account (whether or not such waiver is enforceable). However, we have not asked the Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that the Sponsor’s only assets are securities of APHC. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your APHC Class A Ordinary Shares. None of our officers or directors will indemnify APHC for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Our directors may decide not to enforce the indemnification obligations of the Sponsor, which may result in a reduction in the amount of funds in the Trust Account available for distribution to Public Shareholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per share and (ii) the actual amount per APHC Public Share held in the Trust Account as of the date of the liquidation of the trust account if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to APHC, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to Public Shareholders may be reduced below $10.00 per share.

If, before distributing the proceeds in the Trust Account to Public Shareholders, we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of Public Shareholders and the per-share amount that would otherwise be received by Public Shareholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the trust account to Public Shareholders, we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of Public Shareholders. To the extent any bankruptcy claims deplete the trust account, the per-share amount that would otherwise be received by Public Shareholders in connection with our liquidation may be reduced.

Subsequent to our completion of the Business Combination, the Combined Company may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations, and our securities prices, which could cause you to lose some or all of your investment.

Although we have conducted due diligence on MariaDB, we cannot assure you that this diligence will identify all material issues that may be present within MariaDB, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of MariaDB’s business and outside of our and MariaDB’s control will not later arise. As a result of these factors, we may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that the Combined Company will report charges of this nature could contribute to negative market perceptions about the Combined Company or its securities. Accordingly, any of Public Shareholders who choose to remain shareholders following the Merger could suffer a reduction in the value of their securities. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to, among other things, the breach by officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation/prospectus materials relating to the Business Combination contained an actionable material misstatement or material omission.

We have no operating or financial history and our results of operations and those of the Combined Company may differ significantly from the unaudited pro forma financial data included in this proxy statement/prospectus.

We are a special purpose acquisition company and we have no operating history and no revenues. This proxy statement/prospectus includes unaudited pro forma condensed combined statement of operations of the Combined Company. Prior to the Business Combination, APHC and MariaDB had different fiscal years. APHC’s fiscal year ended on December 31, whereas MariaDB’s fiscal year ended on September 30. The Combined Company’s fiscal year will end on September 30. The unaudited pro forma condensed combined balance sheet as of June 30, 2022 combines the historical balance sheet of APHC as of June 30, 2022 with the historical balance sheet of MariaDB as of June 30, 2022 on a pro forma basis as if the Business Combination had been consummated on June 30, 2022. The unaudited pro forma condensed combined statement of operations for the twelve months ended September 30, 2021 combine the historical audited statement of operations of APHC for the period ended December 31, 2021 and the audited statement of operations of MariaDB for the period ended September 30, 2021, on a pro forma basis as if the Business Combination had been consummated on October 1, 2020. The unaudited pro forma condensed combined statement of operations for the nine months ended June 30, 2022 combine the historical unaudited statement of operations of APHC for the six months ended June 30, 2022 and the historical statement of operations for the three months ended December 31, 2021, and the historical unaudited statement of operations of MariaDB for the nine months ended June 30, 2022 on a pro forma basis as if the Business Combination had been consummated on October 1, 2020.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the Business Combination been consummated on the dates indicated above, or the future consolidated results of operations or financial position of the Combined Company. Accordingly, the Combined Company’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial statements included in this document. For more information, please see the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”

Past performance by the Sponsor, Angel Pond Partners LLC, and by our management team may not be indicative of future performance of an investment in APHC or the Combined Company.

Past performance by Angel Pond Partners LLC and by APHC’s management team is not a guarantee of success with respect to the Business Combination. You should not rely on the historical record of Angel Pond Partners LLC or APHC’s management team’s performance as indicative of the future performance of an investment in APHC or the Combined Company or the returns APHC or the Combined Company will, or is likely to, generate going forward.

A significant portion of the Combined Company’s total outstanding shares will be restricted from immediate resale following the Merger but may be sold into the market in the near future thereafter. This could cause the market price of the Combined Company Ordinary Shares to drop significantly, even if the Combined Company’s business is doing well.

Sales of a substantial number of Combined Company Ordinary Shares in the public market or Additional PIPE Investments could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Combined Company Ordinary Shares. Following the closing of the Merger, and assuming no redemption of shares by APHC Shareholders, the Initial Shareholders, Syndicated Investors and Other Forward Purchasers through their Founder Shares will hold approximately 7.2% of Combined Company Ordinary Shares. In addition, at the closing of the Merger, Irish Holdco, the Sponsor and certain existing equityholders of MariaDB will enter into the Registration Rights Agreement, pursuant to which the Sponsor and signatory shareholders of MariaDB and their permitted transferees will be entitled to, among other things, registration rights, including demand, piggy-back and shelf registration rights. In addition, the Sponsor entered into the Lock-Up Agreement pursuant to which the Sponsor agreed that, with certain limited exceptions, the APHC Ordinary Shares held by the Sponsor may not be transferred until the earlier to occur of (i) 180 days after the date of the closing of the Merger, and (ii) the date on which Irish Holdco completes a subsequent liquidation, merger, stock exchange, reorganization, tender offer or other similar transaction that results in all of Irish Holdco’s shareholders having the right to exchange their Combined Company Ordinary Shares for cash, securities or other property. In addition, given that the lock-up period on the Founder Shares is potentially shorter than other blank check companies, these shares may become registered and available for sale sooner than founder shares in such other companies.

The Combined Company’s ability to meet its working capital and operating needs will depend, on among other things, the amount of redemptions of APHC Public Shareholders in the Business Combination, and the Combined Company may need to raise additional capital to fund operations and growth, which additional capital the Combined Company may not be able to obtain.

If the proposed Business Combination is consummated on the terms and conditions contemplated in the Merger Agreement, the ability of the Combined Company to meet its working capital and operating needs beyond 12 months from the date our interim unaudited financial statements were issued (October 5, 2022), will depend on, among other things, the extent to which APHC Public Shareholders exercise their redemption rights in connection with the consummation of the Business Combination. Assuming the No Redemption Scenario, we anticipate that the Combined Company’s cash, cash equivalents, short-term investments, and cash provided by sales of database subscriptions and services by the Combined Company will be sufficient to meet the Combined Company’s projected working capital and operating needs for the foreseeable future. Assuming the Maximum Redemption Scenario, we anticipate that the Combined Company’s cash, cash equivalents, short-term investments, and cash provided by sales of database subscriptions and services by the Combined Company will be sufficient to meet the

Combined Company’s projected working capital and operating needs until the end of the fiscal year ending September 30, 2023. The Combined Company will likely need to raise additional capital to meet its projected working capital, operating needs, and debt repayment for periods after September 30, 2023. The Combined Company’s future capital requirements will also be dependent on, for example, revenue growth rate, subscription renewals, billing timing and frequency, the timing and extent of spending to support development efforts, the expansion of sales and marketing activities, the need for necessary technology and operating infrastructure to support the business, the introduction of new and enhanced database features and functionality and the continued market adoption of the Combined Company’s database solutions, as well as other factors, including increased costs associated with being a public company. Additional debt or equity financing may not be available to the Combined Company on acceptable terms or at all. If the Combined Company is unable to raise additional capital or generate cash flows necessary to continue or expand its operations as well as invest in new technologies or businesses, its position, including competitive, could weaken, and its business, growth prospects, financial condition and results of operations could be materially adversely affected. None of APHC’s officers, directors or shareholders are required to provide any financing to us in connection with or following the closing of the Business Combination.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

We will be subject to income taxes in the United States, Ireland and other jurisdictions, and our tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•	expected timing and amount of the release of any tax valuation allowances;

•	tax effects of stock-based compensation;

•	costs related to intercompany restructurings;

•	potential inability to utilize foreign tax credits;

•	changes in tax laws, regulations, or interpretations thereof; or

•	lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other transaction taxes by taxing authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.

Changes in laws, regulations or rules, or a failure to comply with any laws, regulations or rules, may adversely affect the Combined Company’s business, investments and results of operations.

APHC, MariaDB and Irish Holdco are subject to laws and regulations enacted by national, regional and local governments. In addition, the Combined Company will be required to comply with certain SEC and other legal requirements following the Merger. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on a company’s business, investments and results of operations. Further, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on APHC’s business, including our ability to negotiate and complete our initial business combination and results of operations.

You will not be permitted to exercise warrants unless we register and qualify the underlying Combined Company Ordinary Shares or certain exemptions are available.

If the issuance of the Combined Company Ordinary Shares upon exercise of the Combined Company Public Warrants is not registered, qualified or exempt from registration or qualification under the Securities Act and applicable state securities laws, holders of Combined Company Public Warrants will not be entitled to exercise such warrants and such warrants may have no value and expire and become worthless. In such event, holders who acquired their APHC Public Warrants as part of a purchase of APHC Public Units will have paid the full unit purchase price solely for the Combined Company Ordinary Shares that are issued with respect to such APHC Public Units when the Business Combination is complete.

We are not registering the Combined Company Ordinary Shares issuable upon exercise of the Combined Company Public Warrants under the Securities Act or any state securities laws at this time. However, under the terms of the Continental Warrant Agreement, we have agreed that, as soon as practicable, but in no event later than 15 business days, after the closing of our initial business combination (for example, the Merger), we will use our commercially reasonable best efforts to file with the SEC a registration statement covering the issuance under the Securities Act of the Combined Company Ordinary Shares issuable upon exercise of the Combined Company Public Warrants and thereafter will use our commercially reasonable best efforts to cause the same to become effective within 60 business days following our initial business combination and to maintain a current prospectus relating to the Combined Company Ordinary Shares issuable upon exercise of the Combined Company Public Warrants until the expiration of the Combined Company Public Warrants in accordance with the provisions of the Continental Warrant Agreement. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct or the SEC issues a stop order.

If the Combined Company Ordinary Shares issuable upon exercise of the Combined Company Public Warrants are not registered under the Securities Act, under the terms of the Continental Warrant Agreement, holders of Combined Company Public Warrants who seek to exercise such warrants may not be permitted to do so for cash and, instead, will be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act or another exemption therein.

In no event will Combined Company Public Warrants be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their Combined Company Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration or qualification is available.

If at the time of any exercise of Combined Company Public Warrants our Combined Company Ordinary Shares are not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act, we may, at our option, not permit holders of APHC Public Warrants who seek to exercise their Combined Company Public Warrants to do so for cash and, instead, require them to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act; in the event we so elect, we will not be required to file or maintain in effect a registration statement or register or qualify the shares underlying the Combined Company Public Warrants under applicable state securities laws, and in the event we do not so elect, we will use our commercially reasonable best efforts to register or qualify the shares underlying the Combined Company Public Warrants under applicable state securities laws to the extent an exemption is not available.

In no event will we be required to net cash settle any Combined Company Public Warrant, or issue securities (other than upon a cashless exercise as described above) or other compensation in exchange for the Combined Company Public Warrants in the event that we are unable to register or qualify the shares underlying the Combined Company Public Warrants under the Securities Act or applicable state securities laws.

We may amend the terms of the APHC Public Warrants and the Combined Company Public Warrants in a manner that may be adverse to certain holders with the approval by the holders of at least 65% of the then-outstanding APHC Public Warrants or Combined Company Public Warrants. As a result, the exercise price of a holder’s APHC Public Warrants Combined Company Public Warrants could be increased, the exercise period could be shortened and the number of shares purchasable upon exercise of a such warrants could be decreased, all without the approval of that warrant holder.

APHC Public Warrants were issued in registered form under the Continental Warrant Agreement. The Continental Warrant Agreement provides that (a) the terms of the APHC Public Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or defective provision, or curing, correcting or supplementing any defective provision contained therein, or (ii) adding or changing any provisions with respect to matters or questions arising under the Continental Warrant Agreement as the parties to the Continental Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the APHC Public Warrants and (b) all other modifications or amendments require the vote or written consent of the holders of at least 65% of the then-outstanding APHC Public Warrants to make any change that adversely affects the interests of the registered holders of APHC Public Warrants or solely affects the terms of the APHC Private Warrants or any provision of the Continental Warrant Agreement solely with respect to the APHC Private Warrants will also require approval of the holders of at least 65% of the then-outstanding APHC Private Warrants. Accordingly, we may amend the terms of the APHC Public Warrants in a manner adverse to a holder if holders of at least 65% of the then-outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the APHC Public Warrants with the consent of the holders of at least 65% of the then-outstanding APHC Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the APHC Public Warrants, shorten the exercise period or decrease the number of Combined Company Ordinary Shares purchasable upon exercise of APHC Public Warrants. These same amendment provisions will continue to be applicable to the Combined Company Public Warrants if the Business Combination is completed.

Unexpired APHC Public Warrants may be redeemed prior to their exercise at a time that is disadvantageous to warrant holders, thereby making their APHC Public Warrants worthless.

Outstanding APHC Public Warrants may be redeemed at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Public Warrant; provided that the last reported sales price of underlying ordinary shares equals or exceeds $18.00 per share for each of 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which notice of such redemption is given to the warrant holders and provided certain other conditions are met. If and when the APHC Public Warrants become redeemable, redemption rights may be exercised even if the underlying securities cannot be registered or qualified for sale under all applicable state securities laws. Redemption of the outstanding APHC Public Warrants could force the warrant holders: (i) to exercise their APHC Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so; (ii) to sell their APHC Public Warrants at the then-current market price when they might otherwise wish to hold their APHC Public Warrants; or (iii) to accept the nominal redemption price which, at the time the outstanding APHC Public Warrants are called for redemption, is likely to be substantially less than the market value of their APHC Public Warrants. These redemption provisions will continue to apply to the Combined Company Public Warrants. None of the APHC Private Warrants will be redeemable by us so long as they are held by the Sponsor or its permitted transferees.

Warrants will become exercisable for Combined Company Ordinary Shares, which would increase the number of shares eligible for future resale in the public market and result in dilution to Public Shareholders.

In connection with the APHC IPO (including the exercise of the underwriters’ over-allotment option), we issued 8,850,494 APHC Public Warrants as part of the APHC Public Units and 7,310,297 APHC Private Warrants in the Private Placement. In addition, prior to consummating an initial business combination, nothing prevents us from issuing additional securities in a private placement so long as they do not participate in any manner in the Trust Account or vote as a class with the APHC Ordinary Shares on an initial business combination. The APHC Ordinary Shares or Combined Company Ordinary Shares issuable upon exercise of our warrants would result in dilution to such then existing holders of APHC Ordinary Shares or Combined Company Ordinary Shares and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of such shares.

The APHC Private Warrants are identical to the APHC Public Warrants sold as part of the APHC Public Units, except that, so long as they are held by the Sponsor or its permitted transferees: (i) they will not be redeemable; (ii) they (including Combined Company Ordinary Shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until the earlier to occur of (A) 180 days after the date of the closing of the Merger or (B) the date on which Irish Holdco completes a subsequent liquidation, merger, stock exchange, reorganization, tender offer or other similar transaction that results in all of Irish Holdco’s shareholders having the right to exchange their APHC Class A Ordinary Shares for cash, securities or other property; (iii) they may be exercised by the holders on a cashless basis; and (iv) they are subject to registration rights. Notwithstanding the foregoing, the APHC Private Warrants may be transferred, assigned or sold by the Sponsor (and those permitted transferees holding such warrants) in certain limited circumstances including: (i) to the Combined Company, its officers or directors, any affiliates or immediate family members of any of the Combined Company’s officers or directors, any members of the Sponsor, or any affiliates of the Sponsor, (ii) (A) to another entity that is an affiliate of the Sponsor, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the Sponsor or its affiliates or who shares a common investment advisor with the Sponsor, (B) as part of a distribution to members, partners or shareholders of the Sponsor or (C) by gift to a charitable organization, (iii) to a nominee or custodian holding securities on behalf of a beneficial owner to whom a disposition or transfer would be permissible under clauses (i) and (ii) above, (iv) by virtue of the laws of the state of the Sponsor’s organization and the Sponsor’s organizational documents upon dissolution of the Sponsor, (v) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof, (vi) to any person pursuant to any forward purchase agreements that have been entered into prior to January 31, 2022 or to an individual that was an officer of APHC prior to the closing of the Merger, and (vii) in connection with a liquidation, merger, stock exchange, reorganization, tender offer or other similar transaction, which results in all of the Combined Company’s shareholders having the right to exchange their Combined Company Ordinary Shares for cash, securities or other property. Currently, the Sponsor is subject to certain lock-up restrictions pursuant to the Letter Agreement and the waiver to the Letter Agreement, between APHC and the Sponsor, which modified in part the terms and conditions of the Letter Agreement, including by permitting transfer to any person pursuant to any forward purchase agreements or other transfer agreements that have been entered into prior to June 21, 2022 or to an individual that was an officer of APHC prior to the closing of the Merger.

Public Shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of APHC Class A Ordinary Shares.

If APHC is forced to enter into an insolvent liquidation, any distributions received by APHC shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover some or all amounts received by Public Shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties under Cayman Islands law to us or our creditors and/or may have acted in bad faith, thereby exposing themselves and our company to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against APHC for these reasons. We and our directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of our share premium account while we were unable to pay our debts as they fall due in the ordinary course of business would be guilty of an offense and may be liable for a fine of $18,292.68 and imprisonment for five years in the Cayman Islands.

If, after we distribute the proceeds in the Trust Account to the Public Shareholders, we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and the APHC Board may be exposed to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to the Public Shareholders, we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover all amounts received by Public Shareholders. In addition, the APHC Board may be viewed as having breached its fiduciary duty to our creditors or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors.

The restatement of APHC’s financial statements may lead to additional risks and uncertainties, including regulatory, shareholder, or other actions, loss of investor confidence and negative impacts on our stock price.

On November 15, 2021, APHC determined that its financial statements as of and for the periods ended May 20, 2021 and June 30, 2021 included in APHC’s current report on Form 8-K and quarterly report on Form 10-Q filed with the SEC on May 26, 2021 and August 6, 2021, respectively (collectively, the “Original Financial Statements”) should no longer be relied upon. As a result of the restatement, we have become subject to a number of additional costs and risks, including unanticipated costs for accounting and legal fees in connection with or related to the restatement and the remediation of our ineffective disclosure controls and procedures and material weakness in internal control over financial reporting. Likewise, the attention of our management team has been diverted by these efforts. In addition, we could also be subject to additional shareholder, governmental, regulatory, or other actions or demands in connection with the restatement. Any such proceedings will, regardless of the outcome, consume a significant amount of management’s time and attention and may result in additional legal, accounting, insurance and other costs. If we do not prevail in any such proceedings, we could be required to pay damages or settlement costs. In addition, the restatement and related matters could impair our reputation or could cause our customers, shareholders or other counterparties to lose confidence in us. Any of these occurrences could have a material adverse effect on our business, results of operations, financial condition and stock price.

APHC’s management has identified material weaknesses in our internal control over financial reporting that, if not remediated, may not allow APHC to report its financial condition or results of operations accurately or timely.

In connection with the restatement of the Original Financial Statements, APHC’s management identified a material weakness in our internal control over financial reporting related to the accounting of the APHC Class A Ordinary Shares. APHC’s management re-evaluated APHC’s application of ASC 480-10-99 to its accounting classification of public shares. Upon re-evaluation, APHC’s management determined that the public shares include certain provisions that require classification of the public shares as temporary equity regardless of the minimum net tangible assets required by APHC to complete its initial business combination. A material weakness is a deficiency, or combination of deficiencies in internal controls over financial reporting that results in a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. We are implementing remedial measures that we believe will effectively remedy the material weakness as more fully described in Part II, Item 9A, Controls and Procedures, of our Annual Report on Form 10-K, filed with the SEC on March 15, 2022. If we are unable to remediate the material weakness timely and sufficiently, or are otherwise unable to maintain effective internal controls over financial reporting, we could suffer future material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could harm our operating results and lead to a decline in our stock price or cause the Business Combination to fail to consummate. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject regulatory investigations, civil or criminal sanctions and class action litigation.

The Committee on Foreign Investment in the United States (“CFIUS”) or other regulatory agencies may modify, delay or prevent our Business Combination.

The Committee on Foreign Investment in the United States (“CFIUS”) has authority to review direct or indirect foreign investments in U.S. companies. Among other things, CFIUS is empowered to require certain foreign investors to make mandatory filings, to charge filing fees related to such filings and to self-initiate national security reviews of foreign direct and indirect investments in U.S. companies if the parties to that investment choose not to file voluntarily. In the case that CFIUS determines an investment to be a threat to national security, CFIUS has the power to unwind or place restrictions on the investment. Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on, among other factors, the nature and structure of the transaction, including the level of beneficial ownership interest and the nature of any information or governance rights involved. For example, investments that result in “control” of a U.S. business by a foreign person always are subject to CFIUS jurisdiction. CFIUS’s expanded jurisdiction under the Foreign Investment Risk Review Modernization Act of 2018 and implementing regulations that became effective on February 13, 2020 further includes investments that do not result in control of a U.S. business by a foreign person but afford certain foreign investors certain information or governance rights in a U.S. business that has a nexus to “critical technologies,” “critical infrastructure” and/or “sensitive personal data.”

Mr. Shihuang “Simon” Xie, our co-founder, is a non-U.S. person and also has substantial ties to our Sponsor. An entity wholly owned and controlled by Mr. Xie, Lionyet International Ltd., and Dr. Theodore T. Wang are the co-managers of the Sponsor and, as of the date of this Registration Statement, have joint voting and investment discretion with respect to the ordinary shares held of record by the Sponsor. Lionyet International Ltd. is incorporated in the British Virgin Islands, a British overseas territory, and certain of the employees of Lionyet International Ltd. who exercise management, joint voting and investment discretion for the Sponsor are non-U.S. persons. Shortly before the consummation of the Irish Domestication Merger, all ordinary shares held of record by the Sponsor are expected to be distributed to the respective accounts beneficially owned by each of Mr. Xie, Dr. Wang, counterparties to the At Risk Capital Syndication and the Other Forward Purchase Arrangements and, thereafter, Mr. Xie and Dr. Wang each expect to exercise his voting and investment discretion independently of each other and solely with respect to the shares beneficially owned by Mr. Xie and Dr. Wang, respectively. As of August 31, 2022, the Sponsor held approximately 19.9% of the Company’s outstanding ordinary shares. We cannot predict whether APHC may be deemed to be a “foreign person” under the regulations relating to CFIUS or may be subject to review by any other U.S. government entity. In addition, targets with which APHC may pursue an initial business combination could also include foreign investment or have other ties to non-U.S. persons, such as MariaDB. As such, an initial business combination (including the Business Combination) with a U.S. business or foreign business with U.S. subsidiaries that we may wish to pursue may be subject to CFIUS review or other regulatory review, depending on, among other things, ultimate share ownership following the initial business combination and other factors. If a particular proposed initial business combination with a U.S. business falls within CFIUS’s jurisdiction, we may determine that we are required to make a mandatory filing (which we did not so determine regarding the Business Combination) or that we will submit to CFIUS review on a voluntary basis, or we may determine to proceed with the transaction without submitting to CFIUS and risk CFIUS intervention, before or after closing the transaction. CFIUS may decide to modify or delay the proposed initial business combination, impose conditions with respect to such initial business combination, request the President of the United States to order us to divest all or a portion of the U.S. target business of the initial business combination that we acquired without first obtaining CFIUS approval or prohibit the initial business combination entirely. Accordingly, the pool of potential targets with which the proposed initial business combination can occur may be limited. The time necessary for CFIUS review of the transaction or a decision to delay or prohibit the transaction may also prevent the initial business combination from occurring within the applicable time period required under the APHC Amended and Restated Memorandum and Articles of Association is approved. These risks may limit the attractiveness of, delay or prevent us from pursuing the initial business combination with certain target companies that we believe would otherwise be attractive to us and our shareholders.

Moreover, the process of government review, whether by CFIUS or otherwise, could be lengthy, and we have limited time to complete the initial business combination. If we are unable to consummate the initial business combination, including the Merger with MariaDB, within the applicable time period required under the APHC Amended and Restated Memorandum and Articles of Association, we will be required to wind up, redeem and liquidate. In such event, our shareholders will miss the opportunity to benefit from an investment in a target company and the appreciation in value of such investment through an initial business combination. Additionally, there will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless in the event of our winding up.

Risks Related to the Combined Company as a Public Company

The Combined Company will incur significant increased expenses and administrative burdens as a public company, which could materially and adversely affect our business, results of operations, financial condition and growth prospects.

Following the consummation of the Business Combination, the Combined Company will incur significant legal, accounting and other expenses that MariaDB did not incur as a private company. The Exchange Act, Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board and the securities exchanges, impose additional reporting and other obligations on public companies. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly, and place significant strain on our personnel, systems and resources. A number of those requirements require us to carry out activities that MariaDB has not done previously. For example, the Combined Company will incur expenses associated with SEC reporting requirements. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), the Combined Company could incur additional costs rectifying those issues, and the existence of those issues could adversely affect our reputation or investor perceptions of it. Further, risks associated with our status as a public company may make it more difficult and costly to attract and retain qualified persons to serve on the board of directors or as executive officers and will increase the cost of director and officer liability insurance. The additional reporting and other obligations imposed by these rules and regulations increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require us to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by shareholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs and adversely affect our business.

If we fail to maintain an effective system of disclosure controls and internal controls over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal controls over financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal controls over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and significant management oversight.

Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls and internal controls over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal controls over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal controls over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal controls over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of the Combined Company’s securities. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on NYSE. We are not currently required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. As a public company, we will be required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second annual report on Form 10-K.

Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company” as defined in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have an adverse effect on our business and results of operations and could cause a decline in the price of our securities.

MariaDB’s management has limited experience as executive officers of a public company.

Although some of MariaDB’s executive officers have worked in prominent positions in the operational areas of public companies, and major divisions thereof, they have limited experience in the executive management of a publicly traded company, including in the areas of regulatory reporting oversight and investor and public relations. Further, MariaDB is looking for but does not currently have a chief financial officer or general counsel.

MariaDB’s executive management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws, as well as additional responsibilities regarding investor and public relations as management of a public company. Their limited experience in dealing with the increasingly complex laws and external relations pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time will be devoted to these activities which will result in less time being devoted to the management and growth of the Combined Company. In addition, the Combined Company may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of publicly traded companies in the United States. The development and implementation of the standards and controls necessary for the Combined Company to achieve the level of accounting standards and disclosure required of a publicly traded company in the United States may require costs greater than expected. We expect that we will be required to expand our employee base and hire additional employees to support our operations as a public company, which will increase our operating costs in future periods.

A market for the Combined Company’s securities may never develop or, if developed, may not be sustained, which would adversely affect the liquidity and price of our securities.

Following the Business Combination, the price of the Combined Company’s securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for the Combined Companies securities following the Business Combination may never develop or, if developed, may not be sustained. In addition, the price of our securities following the closing of the Merger may vary due to general economic conditions and forecasts, our general business condition and the release of its financial reports. Additionally, if the Combined Company’s securities are not listed on, or become delisted from, the NYSE (or another national securities exchange) for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of the Combined Company’s securities may be more limited than if they were quoted or listed on the NYSE or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

If the Business Combination’s benefits do not meet the expectations of investors, shareholders or financial analysts, the market price of APHC and the Combined Company’s securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of our securities prior to or following the closing of the Business Combination may decline. The market values of APHC securities at the time of the closing of the Merger may vary significantly from their prices on the date the Merger Agreement was executed, the date of this proxy statement/prospectus, the date on which APHC Shareholders vote upon the Business Combination, or the closing of the Merger.

In addition, following the closing of the Merger, fluctuations in the price of the Combined Company’s securities could contribute to the loss of all or part of your investment. Prior to the closing of the Merger, there will not have been a public market for MariaDB’s securities. Accordingly, the valuation ascribed to MariaDB and APHC securities in the Merger may not be indicative of the price of the Combined Company’s securities that will prevail in the trading market following the Merger. If an active market for our securities develops and continues, the trading price of Combined Company’s securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in the securities and the securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of the Combined Company’s securities may not recover and may experience a further decline.

Factors affecting the trading price of the Combined Company’s securities following the Merger may include:

•	actual or anticipated fluctuations in the Combined Company’s quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	changes in the market’s expectations about the Combined Company’s operating results;

•	the public’s reaction to the Combined Company’s press releases, other public announcements and filings with the SEC;

•	speculation in the press or investment community;

•	success of competitors;

•	the Combined Company’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning the Combined Company or the market in general;

•	operating and stock price performance of other companies that investors deem comparable to the Combined Company;

•	the Combined Company’s ability to market new and enhanced products and services on a timely basis;

•	changes in laws and regulations affecting the Combined Company’s business;

•	commencement of, or involvement in, litigation involving the Combined Company;

•	changes in the Combined Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of Combined Company Ordinary Shares available for public sale or that may be converted into or exercised into Combined Company Ordinary Shares;

•	any major change in the board of directors of the Combined Company or management;

•	sales of substantial amounts of Combined Company Ordinary Shares by our directors, officers or significant shareholders or the perception that such sales could occur;

•	the terms and conditions of lock-up and similar conditions affecting the transfer of the Combined Company’s securities, including the timing of release from transfer restrictions;

•	the realization of any of the risk factors presented in this proxy statement/prospectus;

•	additions or departures of key personnel;

•	failure to comply with the requirements of the NYSE;

•	failure to comply with the Sarbanes-Oxley Act or other laws or regulations;

•	actual, potential or perceived control, accounting or reporting problems;

•	changes in accounting principles, policies and guidelines; and

•

general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and health epidemics and pandemics (including the ongoing COVID-19 public health emergency), and acts of war (including the conflict in Ukraine) or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of APHC and the Combined Company’s operating performance. The stock market in general and the NYSE have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks may not be predictable. A loss of investor confidence in the market for the stocks of other companies that investors perceive to be similar to the Combined Company could depress APHC and the Combined Company’s stock price regardless of business, prospects, financial conditions or results of operations. A decline in the market price of APHC and the Combined Company’s securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert management’s attention and resources, and could also require substantial payments to be made to satisfy judgments or to settle litigation.

The Combined Company will qualify as an emerging growth company as well as a smaller reporting company within the meaning of the Securities Act and the Exchange Act, and it plans to take advantage of certain exemptions from disclosure requirements available to emerging growth companies and smaller reporting companies, which could make the Combined Company’s securities less attractive to investors and may make it more difficult to compare the Combined Company’s performance with other public companies.

APHC qualifies, and following the consummation of the Business Combination, the Combined Company will qualify, as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and the Combined Company plans to take advantage of certain exemptions from various reporting requirements for as long as the Combined Company continues to be an emerging growth company, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations including with regards to executive compensation in the Combined Company’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, the Combined Company’s shareholders may not have access to certain information they may deem important. The Combined Company will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of our ordinary shares that is held by non-affiliates equals or exceeds $700 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which the Combined Company has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which the Combined Company has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) December 31, 2026. Investors may find the Combined Company’s securities less attractive because the Combined Company will rely on these exemptions. If some investors find the Combined Company’s securities less attractive as a result of its reliance on these exemptions, the trading prices of the Combined Company’s securities may be lower than they otherwise would be, there may be a less active trading market for its securities and the trading prices of its securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as the Combined Company remains an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Combined Company plans to take advantage of the extended transition period from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act. This may make comparison of its financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Additionally, the Combined Company will qualify as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. The Combined Company will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of ordinary shares held by non-affiliates exceeds $250 million as of the end of that year’s second fiscal quarter, or (ii) its annual revenues exceeded $100 million during such completed fiscal year and the market value of ordinary shares held by non-affiliates equals or exceeds $700 million as of the end of that year’s second fiscal quarter. The Combined Company plans to take advantage of such reduced disclosure obligations, and therefore comparison of its financial statements with other public companies may be more difficult or impossible.

Risks Related to Ownership of the Combined Company’s Ordinary Shares

Following consummation of the Business Combination, a transfer of Combined Company Ordinary Shares or Combined Company Public Warrants, other than one effected by means of the transfer of book-entry interests in the Depository Trust Company, may be subject to Irish stamp duty.

Submission will be made to the Irish Revenue Commissioners to confirm that transfers of Combined Company Ordinary Shares and Combined Company Public Warrants effected by means of the transfer of book-entry interests in the Depository Trust Company (“DTC”) will not be subject to Irish stamp duty. It is anticipated that the majority of Combined Company Ordinary Shares and Combined Company Public Warrants will be traded through DTC by brokers who hold such shares on behalf of customers.

However, if you hold your Combined Company Ordinary Shares or Combined Company Public Warrants directly rather than beneficially through DTC, any transfer of your Combined Company Ordinary Shares or Combined Company Public Warrants could be subject to Irish stamp duty (currently at the rate of 1% of the higher of the price paid or the market value of the Combined Company Ordinary Shares or Combined Company Public Warrants acquired). Payment of Irish stamp duty is generally a legal obligation of the transferee. The potential for stamp duty could adversely affect the price of your Combined Company securities.

If the Combined Company Ordinary Shares or Combined Company Public Warrants are not eligible for deposit and clearing within the facilities of DTC, then transactions in the Combined Company Ordinary Shares or Combined Company Public Warrants may be disrupted.

The facilities of DTC are a widely-used mechanism that allow for rapid electronic transfers of securities between the participants in the DTC system, which include many large banks and brokerage firms.

Upon the consummation of the Business Combination, the Combined Company Ordinary Shares and Combined Company Public Warrants will be eligible for deposit and clearing within the DTC system. Irish Holdco expects to enter into arrangements with DTC whereby it will agree to indemnify DTC for any Irish stamp duty that may be assessed upon it as a result of its service as a depository and clearing agency for the Combined Company Ordinary Shares and Combined Company Public Warrants. It is expected that these actions, among others, will result in DTC agreeing to accept the Combined Company Ordinary Shares and Combined Company Public Warrants for deposit and clearing within its facilities upon the completion of the Merger.

DTC is not obligated to accept the Combined Company Ordinary Shares or Combined Company Public Warrants for deposit and clearing within its facilities upon the completion of the Merger and, even if DTC does initially accept the Combined Company Ordinary Shares and Combined Company Public Warrants, it generally will have discretion to cease to act as a depository and clearing agency for the Combined Company Ordinary Shares or Combined Company Public Warrants. If DTC determined prior to the completion of the Merger that the Combined Company Ordinary Shares or Combined Company Public Warrants are not eligible for clearance within its facilities, then it is not expected that the transactions would be completed in their current form. However, if DTC determined at any time after the completion of the Merger that the Combined Company Ordinary Shares or Combined Company Public Warrants were not eligible for continued deposit and clearance within its facilities, then the Combined Company Ordinary Shares and/or Combined Company Public Warrants would not be eligible for continued listing on a U.S. securities exchange and trading in the Combined Company Ordinary Shares or Combined Company Public Warrants would be disrupted. While Irish Holdco would pursue alternative arrangements to preserve the Combined Company’s listing and maintain trading, any such disruption could have a material adverse effect on the trading price of the Combined Company Ordinary Shares or Combined Company Public Warrants.

The Combined Company’s failure to list on NYSE (or another national securities exchange) or to meet the continued listing requirements of NYSE (or another national securities exchange) could limit the value of the Combined Company’s securities and liquidity.

The Combined Company’s securities are in the process of being listed on NYSE, but there can be no assurance that such listing will be achieved. Further, if after having achieved listing on NYSE, the Combined Company fails to satisfy the continued listing requirements of NYSE, such as the corporate governance requirements or the minimum share price requirement, NYSE may take steps to delist its securities. Such failure to list or delisting would likely have a negative effect on the price of the securities and would impair your ability to sell or purchase the securities when you wish to do so. In the event of a delisting, the Combined Company can provide no assurance that any action taken by it to restore compliance with listing requirements would allow its securities to become listed again, stabilize the market price or improve the liquidity of its securities, prevent its securities from dropping below NYSE minimum share price requirement or prevent future non-compliance with NYSE’s listing requirements. Additionally, if the Combined Company’s securities are not listed on, or become delisted from, NYSE (or another national securities exchange) for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of your securities may be more limited than if they were quoted or listed on NYSE or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained. In addition, if the Combined Company’s securities are not listed on NYSE, the Business Combination may not be completed.

The Combined Company does not intend to pay dividends for the foreseeable future.

MariaDB has never declared or paid any cash dividends on its capital stock and does not intend to pay any cash dividends in the foreseeable future. The Combined Company expects to retain future earnings, if any, to fund the development and growth of its business. Any future determination to pay dividends on the Combined Company’s capital stock will be at the discretion of the Combined Company Board.

In certain limited circumstances, dividends paid by the Combined Company may be subject to Irish dividend withholding tax.

MariaDB has never declared or paid any cash dividends on its capital stock and does not intend to pay any cash dividends in the foreseeable future. The Combined Company expects to retain future earnings, if any, to fund the development and growth of its business. Any future determination to pay dividends on the Combined Company’s capital stock will be at the discretion of its board of directors. If the Combined Company were to declare and pay dividends, in certain limited circumstances, an Irish dividend withholding tax (currently at a rate of 25%) may arise in respect of dividends paid on the Combined Company Ordinary Shares. A number of exemptions from the Irish dividend withholding tax exist such that shareholders resident in the U.S. and other exempt countries may be entitled to exemptions from the Irish dividend withholding tax.

Submission will be made to the Irish Revenue Commissioners to confirm that shareholders resident in the U.S. that hold their Combined Company Ordinary Shares through DTC will not be subject to the Irish dividend withholding tax, provided the addressees of the beneficial owners of such Combined Company Ordinary Shares in the records of the brokers holding such Combined Company Ordinary Shares are recorded as being in the U.S. (and such brokers have further transmitted the relevant information to a qualifying intermediary appointed by the Combined Company). However, other holders of Combined Company Ordinary Shares may be subject to the Irish dividend withholding tax, which could adversely affect the price of their Combined Company Ordinary Shares.

After the closing of the Merger, dividends received by Irish residents and certain other shareholders may be subject to Irish income tax.

Shareholders entitled to an exemption from the Irish dividend withholding tax on dividends received from the Combined Company will not be subject to Irish income tax in respect of those dividends unless they have some connection with Ireland other than their shareholding in the Combined Company (for example, they are a resident of Ireland). Shareholders who receive dividends subject to the Irish dividend withholding tax will generally have no further liability to Irish income tax on those dividends.

Combined Company Ordinary Shares or Combined Company Public Warrants received by means of a gift transfer or inheritance could be subject to Irish capital acquisitions tax.

Irish capital acquisitions tax (“CAT”) could apply to a gift transfer or inheritance of Combined Company Ordinary Shares or Combined Company Public Warrants irrespective of the place of residence, ordinary residence or domicile of the transferor or transferee. This is because Combined Company Ordinary Shares and Combined Company Public Warrants will be regarded as property situated in Ireland. The person who receives the gift or inheritance has primary liability for CAT. Gifts and inheritances passing between spouses are exempt from CAT. Children currently have a tax-free threshold of €335,000 in respect of taxable gifts or inheritances received from their parents.

It is recommended that each shareholder consult his or her own tax advisor as to the tax consequences of holding Combined Company Ordinary Shares and Combined Company Public Warrants in, and receiving distributions from, the Combined Company.

Although publicly traded, the trading market in the Combined Company Ordinary Shares and Combined Company Public Warrants may become substantially less liquid than the average trading market for such securities quoted on the NYSE following the closing of the Merger, and any low trading volume may adversely affect the price of the Combined Company Ordinary Shares and Combined Company Public Warrants.

APHC Class A Ordinary Shares, APHC Units, and APHC Warrants currently trade on the NYSE, and the Combined Company has applied to have the Combined Company Ordinary Shares and Combined Company Public Warrants trade on the NYSE. Because Public Shareholders have the option to redeem their APHC Class A Ordinary Shares for cash in connection with the Business Combination, the trading volume of the Combined Company Ordinary Shares after closing of the Merger may substantially decrease compared to other companies listed on the NYSE. Limited trading volume in the Combined Company Ordinary Shares and Combined Company Public Warrants will subject both the Combined Company Ordinary Shares or the Combined Company Public Warrants to greater price volatility and may make it difficult for you to sell your Combined Company Ordinary Shares or Combined Company Public Warrants at a price that is attractive to you. Limited trading volume in the Combined Company Ordinary Shares and Combined Company Public Warrants may also result in the Combined Company’s failure to continue to meet the listing standards for the NYSE, which further adversely affect the price of the securities.

The Combined Company’s staggered board will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of Combined Company Ordinary Shares may view as beneficial.

The Amended Irish Holdco Memorandum and Articles of Association will provide that the Combined Company Board shall have three classes of directors with the directors of each class serving staggered three year terms. The Combined Company’s staggered board may limit your ability to influence corporate matters and could also discourage others from pursuing any potential merger, takeover, or other change of control transactions, which could have the effect of depriving the holders of Combined Company Ordinary Shares and Combined Company Public Warrants of the opportunity to sell their Combined Company Ordinary Shares at a premium over the prevailing market price. Additionally, the Combined Company’s staggered board may discourage proxy contests for the election of directors and purchases of substantial blocks of Combined Company Ordinary Shares by making it more difficult for a potential acquirer to gain control of or influence with the Combined Company Board.

The Combined Company may issue additional Combined Company Ordinary Shares or other equity or convertible securities, which would dilute your ownership interests and may depress the market price of the Combined Company Ordinary Shares and the Combined Company Public Warrants.

In connection with the proposed Business Combination, we intend to file registration statements with the SEC on Forms S-1 and S-8 providing for the registration of ordinary shares previously issued or reserved for issuance, including some under the 2022 Equity Incentive Plan. Subject to the satisfaction of vesting conditions and the expiration of lockup agreements, shares registered under the registration statements will be available for resale in the public market. From time to time in the future, we may also issue additional ordinary shares or securities convertible into ordinary shares pursuant to a variety of transactions, including acquisitions. The issuance by us of ordinary shares or securities convertible into our ordinary shares would dilute your ownership of us and the sale of a significant amount of such shares in the public market could adversely affect prevailing market prices of our ordinary shares.

In the future, we expect to obtain financing or to further increase our capital resources by issuing additional shares of our capital stock or offering debt or other equity securities, including senior or subordinated notes, debt securities convertible into equity, or preferred shares. Issuing additional shares of our capital stock, other equity securities or securities convertible into equity may dilute the economic and voting rights of our existing shareholders, reduce the market price of the Combined Company’s securities, or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred shares, if issued, could, for example, have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our ordinary shares. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing or nature of our future offerings. As a result, holders of the Combined Company’s securities bear the risk that our future offerings may reduce the market price of the Combined Company’s securities and dilute their percentage ownership. See the section titled “Description of Capital Stock of the Combined Company Securities.”

There will be differences between your current rights as a holder of APHC securities and the rights one can expect as a holder of the Combined Company securities, some of which may adversely affect you.

Upon the closing of the Merger, APHC shareholders will no longer be shareholders of APHC, a Cayman Islands exempted company, but will be shareholders of the Combined Company, a public limited company under the laws of Ireland. There will be differences between the current rights of APHC shareholders and the rights you can expect to have as a holder of the Combined Company Ordinary Shares and Combined Company Public Warrants, some of which may adversely affect you. For a more detailed discussion of the differences in the rights of APHC shareholders and the Combined Company shareholders, see the section of this proxy statement/prospectus titled “Comparison of Shareholder Rights.”

Upon the closing of the Merger, APHC Shareholders will become the Combined Company shareholders, APHC warrantholders will become holders of the Combined Company Public Warrants, and the market price for the Combined Company Ordinary Shares and the Combined Company Public Warrants may be affected by factors different from those that historically have affected APHC.

Upon the closing of the Merger, APHC Shareholders will become the Combined Company shareholders and APHC warrantholders will automatically become holders of the Combined Company Public Warrants. The Combined Company’s business differs from that of APHC, and, accordingly, the results of operations of the Combined Company will be affected by many factors that are different from those currently affecting the results of operations and financial condition of APHC. APHC is a Cayman Islands exempt company that is not engaged in any operating activity, directly or indirectly. The Combined Company will be engaged in the business of providing database products and services to the market in line with MariaDB’s current business. The Combined Company’s business, results of operations, and financial condition will be affected by regional, country, and industry risks, and operating risks to which APHC was not exposed. For a discussion of the business of the Combined Company, including the business currently conducted and proposed to be conducted by MariaDB, see the section of this proxy statement/prospectus titled “Information about MariaDB.”

Provisions in the Amended Irish Holdco Memorandum and Articles of Association and under Irish law could make an acquisition of the Combined Company more difficult, may limit attempts by the Combined Company shareholders to replace or remove the Combined Company’s management, may limit shareholders’ ability to obtain a favorable judicial forum for disputes with the Combined Company or the Combined Company’s directors, officers or employees, and may limit the market price of the Combined Company Ordinary Shares and/or the Combined Company Public Warrants.

Provisions in the Amended Irish Holdco Memorandum and Articles of Association may have the effect of delaying or preventing a change of control or changes in the Combined Company’s management. The Amended Irish Holdco Memorandum and Articles of Association includes provisions that:

•	require that the Combined Company Board be classified into three classes of directors with staggered three-year terms;

•	permit the Combined Company Board to establish the number of directors and fill any vacancies and newly created directorships; and

•	prohibit shareholder action by written consent without unanimous approval of all holders of the Combined Company Ordinary Shares.

The Amended Irish Holdco Memorandum and Articles of Association contains exclusive forum provisions for certain claims, which could limit the Combined Company’s shareholders’ ability to obtain a favorable judicial forum for disputes with the Combined Company or the Combined Company’s directors, officers or employees.

The Amended Irish Holdco Memorandum and Articles of Association provides that unless the Combined Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Exchange Act or the Securities Act (the “Federal Forum Provision”). Further, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. The Combined Company’s decision to adopt the Federal Forum Provision followed a decision by the Supreme Court of the State of Delaware holding that such provisions are facially valid under Delaware law. While there can be no assurance that federal or state courts will follow the holding of the Delaware Supreme Court or determine that the Federal Forum Provision should be enforced in a particular case, application of the Federal Forum Provision means that suits brought by the Combined Company’s shareholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder and the Amended Irish Holdco Memorandum and Articles of Association confirms that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Exchange Act. Accordingly, actions by the Combined Company’s shareholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court.

Any person or entity purchasing or otherwise acquiring or holding any interest in any of the Combined Company’s securities shall be deemed to have notice of and consented to the Combined Company’s exclusive forum provisions, including the Federal Forum Provision. Additionally, the Combined Company’s shareholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. These provisions may lead to the Combined Company’s shareholders incurring increased costs if they were to bring a claim against the Combined Company, and may limit the Combined Company’s shareholders’ ability to bring a claim in a judicial forum they find favorable for disputes with the Combined Company or the Combined Company’s directors, officers, or other employees or agents, which may discourage lawsuits against the Combined Company and the Combined Company’s directors, officers and other employees and agents. Alternatively, if a court were to find the choice of forum provision contained in the Amended Irish Holdco Memorandum and Articles of Association to be inapplicable or unenforceable in an action, the Combined Company may incur additional costs associated with resolving such action in other jurisdictions, which may have an adverse effect on the Combined Company’s business, financial condition and results of operations.

As a matter of Irish law, the Combined Company’s shareholders are bound by the provisions of the Amended Irish Holdco Memorandum and Articles of Association. An Irish court would be expected to recognize the exclusive jurisdiction of the federal district courts of the United States of America in respect of causes of action arising under the Exchange Act or the Securities Act.

As an Irish public limited company, certain capital structure decisions regarding the Combined Company will require the approval of the shareholders of the Combined Company, which may limit the Combined Company’s flexibility to manage its capital structure.

Irish Holdco is an Irish incorporated public limited company, and following consummation of the Business Combination, certain capital structure decisions regarding the Combined Company will require the approval of the Combined Company’s shareholders, which may limit our flexibility to manage our capital structure. Under Irish law, the directors of a company may only allot and issue “relevant securities” (comprising, subject to certain exceptions, new shares and rights to subscribe for, or convert any security into, new shares) once generally or specifically authorized to do so by its constitution or by a resolution approved by a simple majority of the votes cast at a general meeting of its shareholders at which a quorum is present, referred to under Irish law as an “ordinary resolution.” A general authorization may be granted in respect of up to the entirety of a company’s authorized but unissued share capital and for a maximum period of five years, at which point it must be renewed by another ordinary resolution. The Amended Irish Holdco Memorandum and Articles of Association, which will be adopted shortly prior to the Merger Effective Time, will authorize the Combined Company Board to allot and issue new shares and rights to subscribe for, or convert any security into, new shares in the capital of the Combined Company up to the maximum of the Combined Company’s authorized but unissued share capital for a period of five years from the date of adoption. This authorization will need to be renewed by ordinary resolution upon its expiration and at periodic intervals thereafter. While an allotment authority may be given for up to five years at each renewal, governance considerations may result in renewals for shorter periods or in respect of less than the maximum permitted number of relevant securities being sought or approved. Any increase in the Combined Company’s authorized share capital also requires to be approved by an ordinary resolution.

Subject to certain exceptions, Irish law also provides shareholders with statutory preemption rights when “equity securities” (comprising, subject to certain exceptions, new shares, and rights to subscribe for, or convert any securities into, new shares) are issued for cash. However, it is possible for such statutory preemption rights to be generally or specifically disapplied in a company’s constitution or by a resolution approved by not less than 75% of the votes cast at a general meeting of its shareholders at which a quorum is present, referred to under Irish law as a “special resolution.” A general disapplication of pre-emption rights may be given in respect of up to the entirety of a company’s authorized but unissued share capital and for a maximum period of five years, at which point it must be renewed by another special resolution. The Amended Irish Holdco Memorandum and Articles of Association, which will be adopted shortly prior to the Merger Effective Time, will disapply statutory preemption rights up to the maximum of the authorized but unissued share capital for a period of five years from the date of adoption. This disapplication will need to be renewed by special resolution upon its expiration and at periodic intervals thereafter. While a disapplication of statutory preemption rights may be given for up to five years at each renewal, governance considerations may result in renewals for shorter periods or in respect of less than the maximum permitted number of equity securities being sought or approved.

Attempted takeovers of the Combined Company will be subject to the Irish Takeover Rules and will be under the supervisory jurisdiction of the Irish Takeover Panel.

Following consummation of the Business Combination, the Combined Company will be subject to the Irish Takeover Rules, which regulate the conduct of takeovers of, and certain other relevant transactions affecting, Irish public limited companies listed on certain stock exchanges, including NYSE. The Irish Takeover Rules are administered by the Irish Takeover Panel, which has supervisory jurisdiction over such transactions. Among other matters, the Irish Takeover Rules operate to ensure that no offer is frustrated or unfairly prejudiced and, in situations involving multiple bidders, that there is a level playing field. For example, pursuant to the Irish Takeover Rules, the board of directors of the Combined Company will not be permitted, without shareholder approval, to take certain actions which might frustrate an offer for the Combined Company Ordinary Shares once the board of directors of the Combined Company has received an approach that might lead to an offer or has reason to believe that an offer is, or may be, imminent. Please see the section “Description of the Combined Company’s Securities” under the heading “Irish Takeover Rules and the Substantial Acquisition Rules” for a more detailed description of those rules.

Following consummation of the Business Combination, under the Irish Takeover Rules, a person, or persons acting in concert, who acquire(s), or consolidate(s), control of the Combined Company may be required to make a mandatory cash offer for the remaining shares of the Combined Company.

Under the Irish Takeover Rules, in certain circumstances, a person, or persons acting in concert, who acquire(s), or consolidate(s), control of the Combined Company may be required to make a mandatory cash offer for the remaining shares of the Combined Company at a price not less than the highest price paid for the shares by that person or its concert parties during the previous 12 months. Save with the consent of the Irish Takeover Panel, this mandatory offer requirement is triggered: (i) if an acquisition of shares would result in a person or persons acting in concert holding shares representing 30% or more of the voting rights of the Combined Company and (ii) where a person, or persons acting in concert, already hold(s) shares representing 30% or more of the voting rights of the Combined Company, if an acquisition of shares would result in the percentage of the voting rights of the Combined Company held by such person, or persons acting in concert, increasing by more than 0.05% within a 12-month period. In the case of an issuance of new shares, the Irish Takeover Panel will typically waive the mandatory offer requirement in circumstances where the issuance has been approved in advance by simple majority vote given at a general meeting of the independent (i.e., not interested) Combined Company shareholders convened in accordance with the requirements (including as to disclosure) of the Irish Takeover Rules. The mandatory offer requirements do not apply to a single holder, holding shares representing more than 50% of the voting rights of the Combined Company.

Anti-takeover provisions in the Amended Irish Holdco Memorandum and Articles of Association could make an acquisition of the Combined Company more difficult.

The Amended Irish Holdco Memorandum and Articles of Association contains provisions that may delay or prevent a change of control, discourage bids at a premium over the market price of the Combined Company

Ordinary Shares, adversely affect the market price of the Combined Company Ordinary Shares, and adversely affect the voting and other rights of shareholders of the Combined Company. These provisions include: (i) permitting the board of directors of the Combined Company to issue preference shares without the approval of the Combined Company’s shareholders, with such rights, preferences and privileges as they may designate; and (ii) allowing the board of directors of the Combined Company to adopt a shareholder rights plan upon such terms and conditions as it deems expedient in the interests of the Combined Company.

Irish law requires the Combined Company to have available “distributable profits” to pay dividends to shareholders and generally to make share repurchases and redemptions.

Under Irish law, the Combined Company may only pay dividends and make other distributions (and, generally, make share repurchases and redemptions) only out of “distributable profits” shown on its unconsolidated financial statements prepared in accordance with the Irish Companies Act and filed with the Irish Companies Registration Office. Distributable profits are the accumulated realized profits of the Combined Company that have not previously been utilized in a distribution or capitalization less accumulated realized losses that have not previously been written off in a reduction or reorganization of capital, and include reserves created by way of a reduction of capital. In addition, no dividend may be paid or other distribution, share repurchase or redemption made by the Combined Company unless the net assets of the Combined Company are equal to, or exceed, the aggregate of the Combined Company’s called up share capital plus its undistributable reserves and the dividend or other distribution, share repurchase or redemption does not reduce the Combined Company’s net assets below such aggregate. Undistributable reserves include the un-denominated capital, the capital redemption reserve fund, and the amount by which the Combined Company accumulated unrealized profits that have not previously been utilized by any capitalization exceed the Combined Company’s accumulated unrealized losses that have not previously been written off in a reduction or reorganization of capital.

The Combined Company, as a new parent company with no operational history, will have no distributable profits of its own. Accordingly, in order to pay dividends or make other distributions, share repurchases or redemptions, the Combined Company will need to generate distributable profits from its business activities or otherwise create distributable profits by alternative means, including a reduction of capital.

Irish law differs from the laws in effect in the United States and may afford less protection to our shareholders.

The Combined Company will be an Irish incorporated public limited company. There is some uncertainty as to whether the courts of Ireland would recognize or enforce judgments of U.S. courts obtained against us or our directors or officers based on the civil liabilities provisions of the U.S. federal or state securities laws or hear actions against us or those persons based on those laws. The U.S. and Ireland do not currently have a treaty providing for the reciprocal recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters, and, accordingly, common law rules apply in determining whether a judgment of obtained in a U.S. court is enforceable in Ireland. Although there are processes under Irish law for enforcing a judgment of a U.S. court, including by seeking summary judgment in a new action in Ireland, those processes are subject to certain established principles and conditions, and there can be no assurance that an Irish court would enforce a judgment of a U.S. court in this way and thereby impose civil liberty on us or our directors or officers.

As an Irish company, the Combined Company will be governed by the Irish Companies Act, which differs in some material respects from laws generally applicable to U.S. corporations and shareholders, including, among others, differences relating to interested director and officer transactions and shareholder lawsuits. Likewise, the duties of directors and officers of an Irish company generally are owed to the company only. Shareholders of Irish companies generally do not have a personal right of action against directors or officers of the company and may exercise such rights of action on behalf of the company only in limited circumstances. Accordingly, holders of our securities may have more difficulty protecting their interests than would holders of securities of a corporation incorporated in a jurisdiction of the U.S.

We summarize your rights as a Combined Company Ordinary Shareholder in the section “Description of the Combined Company’s Securities” and provide a summary comparing your rights as a Public Stockholder and a Combined Company Ordinary Shareholder in the section “Comparison of Shareholders Rights.”

Risks Related to the Irish Domestication Merger

The Irish Domestication Merger may result in adverse tax consequences for holders of APHC Class A Ordinary Shares and APHC Public Warrants, including holders exercising their redemption rights with respect to the Combined Company Ordinary Shares (such term to be used throughout this section “Risks Related to the Irish Domestication Merger” as such term is used in the section titled “Material U.S. Federal Income Tax Considerations”).

As discussed more fully under “Material U.S. Federal Income Tax Considerations,” APHC intends for the Irish Domestication Merger to qualify as a reorganization within the meaning of Section 368(a)(l)(F) of the Code. Assuming that the Irish Domestication Merger so qualifies, and subject to the PFIC rules discussed below and under “Material U.S. Federal Income Tax Considerations—U.S. Holders—PFIC Considerations,” U.S. holders (as defined in “Material U.S. Federal Income Tax Considerations”) should not recognize gain or loss for U.S. federal income tax purposes.

Because APHC is a special purpose acquisition company with no current active business, it is likely that it was a PFIC for U.S. federal income tax purposes for the fiscal year ended December 31, 2021 and it may or may not be a PFIC in the current taxable year. Proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code which generally require that a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging APHC Public Warrants for newly issued Combined Company Public Warrants in the Irish Domestication Merger) must recognize gain equal to the excess, if any, of the fair market value of the Combined Company Ordinary Shares or Combined Company Public Warrants received in the Irish Domestication Merger and the U.S. holder’s adjusted tax basis in the corresponding APHC Class A Ordinary Shares and APHC Public Warrants surrendered in exchange therefor, notwithstanding any other provision of the Code. However, these proposed Treasury Regulations, if finalized in their current form, provide an exception for stock of a PFIC that is exchanged for stock of the acquiring foreign corporation in an F Reorganization. Accordingly, assuming the Irish Domestication Merger qualifies as an F Reorganization, the proposed Treasury Regulations, if finalized in their current form, would not require a U.S. holder of APHC Class A Ordinary Shares or APHC Public Warrants to recognize gain on the exchange of such shares or warrants for Combined Company Ordinary Shares or Combined Company Public Warrants pursuant to the Irish Domestication Merger. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. For a more complete discussion of the potential application of the PFIC rules to U.S. holders as a result of the Irish Domestication Merger, see the discussion in the section titled “Material U.S. Federal Income Tax Considerations—U.S. Holders—PFIC Considerations.” Each U.S. holder of APHC Class A Ordinary Shares or APHC Public Warrants is urged to consult its own tax advisor concerning the application of the PFIC rules, including the proposed Treasury Regulations, to the exchange of APHC Class A Ordinary Shares and APHC Public Warrants for Combined Company Ordinary Shares and Combined Company Public Warrants pursuant to the Irish Domestication Merger.

The tax consequences of the Irish Domestication Merger will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor regarding the tax consequences to them of the Irish Domestication Merger, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Irish Domestication Merger, see “Material U.S. Federal Income Tax Considerations—Effects of the Irish Domestication Merger on U.S. Holders.”

Risks Related to the Redemption

We do not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete a Business Combination with which a substantial majority of Public Shareholders do not agree.

The APHC Amended and Restated Memorandum and Articles of Association do not provide a specified maximum redemption threshold, except that we will not redeem APHC Class A Ordinary Shares in an amount that would result in our failure to have at least $5,000,001 of net tangible assets (such that we are not subject to the SEC’s “penny stock” rules). As a result, we may be able to complete the Business Combination even though a substantial portion of Public Shareholders have redeemed their shares or have entered into privately negotiated agreements to sell their shares to the Sponsor, our founders, our directors or officers, or their affiliates. As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of APHC Class A Ordinary Shares by us or the persons described above have been entered into with any such investor or holder. We will file a current report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Required Proposals (as described in this proxy statement/prospectus) at the Special Meeting.

In the event the aggregate cash consideration we would be required to pay for all APHC Class A Ordinary Shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Merger Agreement exceeds the aggregate amount of cash available to us, we may not be able to complete the Business Combination or redeem any shares, all APHC Class A Ordinary Shares submitted for redemption would be returned to the holders thereof, and we instead may search for an alternate initial business combination.

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the APHC Class A Ordinary Shares issued in the APHC IPO, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the APHC Class A Ordinary Shares issued in the APHC IPO.

A Public Shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the issued and outstanding APHC Class A Ordinary Shares included in the APHC Public Units sold in the APHC IPO. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, we will require each Public Shareholder seeking to exercise redemption rights to certify to us whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to share ownership available to us at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which we will make the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over our ability to consummate the Merger and you could suffer a material loss on your investment in us if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if we consummate the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the APHC Class A Ordinary Shares and, in order to dispose of such excess shares, would be required to sell your shares in open market transactions, potentially at a loss. We cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the APHC Class A Ordinary Shares will exceed the per-share redemption price. Notwithstanding the foregoing, shareholders may challenge our determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.

However, Public Shareholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

There is no guarantee that a Public Shareholder’s decision whether to redeem shares for a pro rata portion of the Trust Account will put such shareholder in a better future economic position.

We can give no assurance as to the price at which a shareholder may be able to sell its APHC Class A Ordinary Shares in the future following the completion of the Business Combination or any alternative initial business combination. Certain events following the consummation of any initial business combination, including the Merger, may cause an increase in our share price, and may result in a lower value realized now than a shareholder of APHC might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem shares, the shareholder will bear the risk of ownership of the APHC Class A Ordinary Shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. Public Shareholders should consult such shareholder’s own tax and financial advisors for assistance on how this may affect his, her or its individual situation.

Public Shareholders who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If Public Shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their APHC Class A Ordinary Shares for a pro rata portion of the funds held in the Trust Account.

Public Shareholders who wish to redeem their shares for a pro rata portion of the Trust Account must, among other things (i) submit a request in writing and (ii) tender their certificates to the Transfer Agent or deliver their shares to the Transfer Agent electronically through the DWAC system at least two business days prior to the Special Meeting. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC and the Transfer Agent will need to act to facilitate this request. It is our understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, because we do not have any control over this process or over the brokers, which we refer to as “DTC,” it may take significantly longer than two weeks to obtain a physical share certificate. If it takes longer than anticipated to obtain a physical share certificate, Public Shareholders who wish to redeem their shares may be unable to obtain physical share certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

Public Shareholders electing to redeem their shares will receive their pro rata portion of the Trust Account including interest (which interest shall be net of taxes payable) less taxes payable, calculated as of two business days prior to the anticipated closing of the Merger. Please see the section titled “Special Meeting of the Shareholders of APHC in Lieu of the 2022 General Annual Meeting of APHC Shareholders—Redemption Rights” for additional information on how to exercise your redemption rights.

If a Public Shareholder fails to receive notice of our offer to redeem our APHC Class A Ordinary Shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

If, despite our compliance with the proxy rules, a Public Shareholder fails to receive our proxy materials, such shareholder may not become aware of the opportunity to redeem shares. In addition, the proxy statement/prospectus materials that we are furnishing to holders of our APHC Class A Ordinary Shares in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem APHC Class A Ordinary Shares. In the event that a shareholder fails to comply with these procedures, its shares may not be redeemed.

Right of MariaDB Shareholders to demand redemption pursuant to the Finnish Companies Act.

If the MariaDB Shareholders approve the Merger at the general meeting of MariaDB and provided that the conditions to closing of the Business Combination have been fulfilled or waived, MariaDB Shareholders who have demanded redemption of their shares and voted against the Merger at such general meeting of MariaDB in accordance with the Finnish Companies Act, have a right pursuant to the Finnish Companies Act to have their shares redeemed by Irish Holdco in cash at fair price.

If a MariaDB Shareholder who has demanded redemption and Irish Holdco are unable to agree on the terms of redemption of MariaDB’s shares, the MariaDB Shareholder must submit the matter to arbitration within the specified timeframe in accordance with the Finnish Companies Act. Once arbitration proceedings have been initiated, the MariaDB Shareholder has a right to the redemption price only. The redemption price must be paid within a month of a final arbitral award on the redemption, but not before the registration of the completion of the Merger. If the Merger lapses, the redemption proceedings lapse also.

As described in connection with the Shareholder Support Agreement, some MariaDB Shareholders have undertaken not to demand redemption of their shares pursuant to the Finnish Companies Act.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this proxy statement/prospectus constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. These forward-looking statements include statements about future financial and operating results of MariaDB and the Combined Company; benefits of the Business Combination; statements about the plans, strategies, and objectives of management for future operations of APHC, MariaDB, Irish Holdco and the Combined Company; statements regarding future performance and condition; and other statements regarding the companies and the Business Combination. In some cases, you can identify these forward-looking statements by the use of terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of these words or other comparable words or phrases.

The forward-looking statements contained in this proxy statement/prospectus reflect APHC’s, Irish Holdco’s and MariaDB’s current views about the Business Combination and future events, including but not limited to MariaDB’s projections and estimates concerning the future performance of MariaDB’s business, and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in facts and circumstances that may cause actual results to differ significantly from those expressed in any forward-looking statement. There are no guarantees that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in forward-looking statements:

•

possible delays in closing the Business Combination, whether due to the inability to obtain APHC shareholder approval, MariaDB shareholder approval or regulatory approval, litigation relating to the Business Combination or the failure to satisfy any of the conditions to closing the Business Combination, as set forth in the Merger Agreement;

•

any event, change or other circumstances that could give rise to the termination of the Merger Agreement, or alternatively, waivers of the conditions to closing the Business Combination as may be permitted in the Merger Agreement;

•	the ability to retain and recruit qualified personnel, including officers, directors and other key personnel (including those with public company experience);

•	the ability to secure additional financing;

•	the ability to acquire and integrate technologies, personnel, and other assets (including those related to MariaDB’s CubeWerx acquisition);

•	the ability to retain existing customers and attract additional customers;

•	intellectual property, information technology and privacy requirements that may subject the Combined Company to unanticipated liabilities;

•

the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, and the ability of the Combined Company to manage its growth and expand its business operations effectively;

•	the ability to obtain or maintain the listing of Combined Company Ordinary Shares on the NYSE following the Merger;

•	the effects of the ongoing coronavirus (COVID-19) pandemic or other infectious diseases, health epidemics, pandemics, and natural disasters on MariaDB’s business;

•	the increasingly competitive environment in which the Combined Company will operate; and

•	the other factors detailed under the section titled “Risk Factors” in this proxy statement/prospectus relating to APHC, MariaDB and the Combined Company.

In addition, statements that “MariaDB believes” or “APHC believes” and similar statements reflect MariaDB’s or APHC’s beliefs and opinions on the relevant subject. These statements are based upon information available to MariaDB and APHC, as the case may be, as of the date of this prospectus/proxy statement, and while MariaDB or APHC, as the case may be, believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and such statements should not be read to indicate that such party has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

While forward-looking statements reflect APHC’s and MariaDB’s good faith beliefs, they are not guarantees of future performance. Except to the extent required by applicable law, APHC and MariaDB are under no obligation (and expressly disclaim any such obligation) to update or revise their forward-looking statements whether as a result of new information, future events or otherwise. For a further discussion of these and other factors that could cause MariaDB’s or the Combined Company’s future results, performance or transactions to differ significantly from those expressed in any forward-looking statement, please see the section titled “Risk Factors.” You should not place undue reliance on any forward-looking statements, which are based only on information currently available to APHC and MariaDB (or to third parties making the forward-looking statements).

SPECIAL MEETING OF THE SHAREHOLDERS OF APHC IN LIEU OF THE 2022 GENERAL ANNUAL MEETING OF APHC SHAREHOLDERS

This proxy statement/prospectus is being provided to APHC Shareholders as part of a solicitation of proxies by the APHC Board for use at the Special Meeting of the APHC Shareholders to be held in lieu of the 2022 general annual meeting of APHC shareholders to be held on November 22, 2022, and at any adjournment thereof. This proxy statement/prospectus contains important information regarding the Special Meeting, the proposals on which you are being asked to vote and information you may find useful in determining how to vote and voting procedures.

This proxy statement/prospectus is being first mailed on or about October 31, 2022 to all APHC Shareholders of record as of October 20, 2022, the record date for the Special Meeting. Shareholders of record who owned APHC Ordinary Shares at the close of business on the record date are entitled to receive notice of, attend and vote at the Special Meeting. On the record date, there were 33,189,352 APHC Ordinary Shares outstanding.

Date, Time and Place of Special Meeting

The Special Meeting will be held at the offices of Cleary Gottlieb Steen & Hamilton LLP, located at One Liberty Plaza, New York, NY 10006 and virtually via live webcast at https://www.cstproxy.com/angelpond/2022, on November 22, 2022 at 11:00 a.m. Eastern Time. The Special Meeting can be accessed by attending the offices of Cleary Gottlieb Steen & Hamilton LLP or visiting https://www.cstproxy.com/angelpond/2022, where you will be able to listen to the meeting live, ask questions relating to the resolutions to be put to the Special Meeting and to vote during the meeting. Additionally, you have the option to listen only to the Special Meeting by dialing 1 800-450-7155 (toll-free within the U.S. and Canada) or +1 857-999-9155 (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is 3943639#, but please note that you cannot vote during the meeting or ask questions if you choose to participate telephonically. Please have your control number, which can be found on your proxy card, to join the Special Meeting via the virtual meeting platform. If you do not have a control number, please contact Continental Stock Transfer & Trust Company, the Transfer Agent.

Proposals at the Special Meeting

At the Special Meeting, APHC shareholders will vote on the following proposals:

1.

Business Combination Proposal—To consider and vote upon and to approve by an ordinary resolution under Cayman Islands law the entry into the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and approve the transactions contemplated thereby, including, among other things, the Merger (Proposal No. 1);

2.

Irish Domestication Merger Proposal—To consider and vote upon and to approve by a special resolution under Cayman Islands law the merger of Merger Sub with and into APHC, with APHC continuing as the surviving corporation (Proposal No. 2);

3.

APHC Articles Proposal—To consider and vote upon and to approve by a special resolution under Cayman Islands law the adoption of the Amendment and Restatement of the APHC Amended and Restated Memorandum and Articles of Association, a copy of which is attached to this proxy statement/prospectus as Annex B (Proposal No. 3);

4.

Issuance Proposal—To consider and vote upon and to approve by an ordinary resolution under Cayman Islands law, for purposes of complying with applicable NYSE listing rules, the issuance of more than 20% of the total Combined Company Ordinary Shares and a change of control of APHC, in connection with the Merger (Proposal No. 4);

5.

Irish Holdco Articles Proposal—To consider and approve, on a non-binding basis, the adoption by Irish Holdco of the Amended Irish Holdco Memorandum and Articles of Association, a copy of which is attached to this proxy statement/prospectus as Annex C (Proposal No. 5);

6.	Election Proposal—To consider and approve, on a non-binding basis, the election of directors to the Irish Holdco Board in accordance with the Merger Agreement (Proposal No. 6);

7.

2022 Equity Incentive Plan Proposal—To consider and approve, on a non-binding basis, the adoption by Irish Holdco of the 2022 Equity Incentive Plan, in the form attached to this proxy statement/prospectus as Annex D (Proposal No. 7);

8.	Name Change Proposal—To consider and approve, on a non-binding basis, the change of the name of Irish Holdco to “MariaDB plc” (Proposal No. 8); and

9.

Adjournment Proposal—To consider and vote upon and to approve by an ordinary resolution under Cayman Islands law to allow the chairperson of the Special Meeting to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient shares represented to constitute a quorum necessary to conduct business at the Special Meeting or for the approval of one or more proposals at the Special Meeting or to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus/information statement is provided to shareholders (Proposal No. 9).

THE APHC BOARD UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” EACH OF THESE PROPOSALS.

Voting Power; Record Date

As an APHC Shareholder, you have a right to vote on certain matters affecting APHC. The proposals that will be presented at the Special Meeting and upon which you are being asked to vote are summarized above and fully set forth in this proxy statement/prospectus. You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned APHC Ordinary Shares at the close of business on October 20, 2022, which is the record date for the Special Meeting. You are entitled to one vote for each APHC Ordinary Share that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 33,189,352 APHC Ordinary Shares outstanding, of which 26,551,482 are APHC Class A Ordinary Shares and 6,637,870 are APHC Class B Ordinary Shares held by the Initial Shareholders.

Vote of APHC’s Initial Shareholders and APHC’s Other Directors and Officers

Prior to the APHC IPO, we entered into agreements with the Sponsor and each of our directors and officers, pursuant to which each agreed to vote any APHC Ordinary Shares owned by them in favor of the Required Proposals. Except as previously disclosed in Form 4 filings under the Exchange Act, none of the Sponsor, directors or officers has purchased any APHC Ordinary Shares during or after the APHC IPO and, as of the date of this proxy statement/prospectus, neither we nor the Sponsor, directors or officers have entered into agreements, and are not currently in negotiations, to purchase shares prior to the consummation of the Business Combination. Currently, the Initial Shareholders own 20% of our issued and outstanding APHC Ordinary Shares, including all of the Founder Shares, and will be able to vote all such shares at the Special Meeting.

The Initial Shareholders have entered into a letter agreement with us, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the parties fail to complete an initial business combination within 24 months from the closing date of the APHC IPO. However, if the Initial Shareholders acquire APHC Class A Ordinary Shares after the APHC IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such APHC Class A Ordinary Shares if we fail to complete an initial business combination within the allotted 24-month time period.

Quorum and Required Vote for Proposals for the Special Meeting

In accordance with the APHC Amended and Restated Memorandum and Articles of Association, no business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the APHC Ordinary Shares being individuals present in person or by proxy, or if a corporation or other non-natural person by its duly authorized representative or proxy, shall be a quorum.

The approval of the Business Combination Proposal, the Issuance Proposal, and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote at the Special Meeting “FOR” the Business Combination Proposal, the Issuance Proposal, and the Adjournment Proposal. Failure to vote by proxy or to vote in person or via the virtual meeting platform at the Special Meeting, abstentions and broker non-votes will have no effect on the Business Combination Proposal, the Issuance Proposal, and the Adjournment Proposal.

The approval of the Irish Domestication Merger Proposal and APHC Articles Proposal require special resolutions under Cayman Islands law, being the affirmative vote of the holders of two-thirds of the ordinary shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote at the Special Meeting

“FOR” the Irish Domestication Merger Proposal and the APHC Articles Proposal. Failure to vote by proxy or to vote in person or via the virtual meeting platform at the Special Meeting, abstentions and broker non-votes will have no effect on the Irish Domestication Merger Proposal and the APHC Articles.

Approval of each of the other Required Proposals will be non-binding votes that require the affirmative vote of a majority of the votes cast by holders of our outstanding ordinary shares represented in person or by proxy at the Special Meeting or via the virtual meeting platform and entitled to vote at the Special Meeting.

The approval of the Required Proposals (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Merger) will be approved only if the affirmative vote of the holders of at least a majority of the ordinary shares, except for the Irish Domestication Merger Proposal and APHC Articles Proposal, who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote at the Special Meeting “FOR” the Required Proposals. Failure to vote by proxy or to vote in person or via the virtual meeting platform at the Special Meeting, abstentions and broker non-votes will have no effect on the Required Proposals.

The Initial Shareholders have agreed to vote their ordinary shares in favor of the Required Proposals.

It is important for you to note that, in the event that the Required Proposals do not receive the requisite vote for approval, APHC will not consummate the Business Combination. If we do not consummate the Business Combination, we may fail to complete an initial business combination by May 20, 2023, and will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the Public Shareholders.

Recommendation to APHC shareholders

The APHC Board believes that each of the Required Proposals and the Adjournment Proposal to be presented at the Special Meeting is in the best interests of APHC and its shareholders and unanimously recommends that its shareholders vote “FOR” each of the proposals.

The Sponsor, co-founders (Theodore T. Wang, our Chief Executive Officer and a member of the APHC Board, and Shihuang “Simon” Xie), certain members of the APHC Board, and our officers have interests in the Business Combination that are materially and substantially different from or in addition to (and which may conflict with) your interests. Because the interests of these persons, particularly from a financial point of view, are different from yours, you should take these interests into account in deciding whether to approve the Business Combination and the other Required Proposals and/or to exercise your redemption rights.

•

the fact that Dr. Wang and an entity wholly owned and controlled by Mr. Xie are the co-managers of the Sponsor and have joint voting and investment discretion with respect to the securities held by the Sponsor.

•

the fact that the Sponsor paid an aggregate of $25,000 (approximately $0.004 per share) for the Founder Shares (6,637,870 APHC Class B Ordinary Shares), of which, in exchange for serving on the APHC Board and for no additional consideration, certain of APHC’s independent directors (Ms. Cloyd and Mr. Houlihan) received 22,500 Founder Shares, respectively;

•

the fact that the Sponsor paid an aggregate of approximately $7,310,297 (which was substantially funded by the At Risk Capital Syndication) for its 7,310,297 APHC Private Warrants in the Private Placement (a portion of which will be transferred pursuant to the At Risk Capital Syndication) and that such APHC Private Warrants will expire and become worthless if an initial business combination is not consummated by May 20, 2023;

•

the fact that the Initial Shareholders hold an aggregate of 6,637,870 Founder Shares (including the Founder Shares to be transferred pursuant to the At Risk Capital Syndication and the Other Forward Purchase Arrangements shortly before completion of the Irish Domestication Merger), which will be worthless if a business combination is not consummated by May 20, 2023;

•

the fact that the Sponsor entered into the At Risk Capital Syndication, pursuant to which the Sponsor received up-front consideration in the aggregate amount of $6,400,000, which reduced the amount the Sponsor has at risk with respect to the Founder Shares and the APHC Private Warrants from a total of $7,335,297 to a total of $935,297 and shifted a corresponding amount of the risk to the Syndicated Investors, since the Sponsor is not required to reimburse the Syndicated Investors any amounts received in connection with the At Risk Capital Syndication, even if no initial business combination is consummated. As a result of the At Risk Capital Syndication, the Sponsor has a different set of incentives with respect to the consummation of an initial business combination than it would have had if the At Risk Capital Syndication had not been consummated;

•

the fact that the Sponsor paid an aggregate of $25,000 for the Founder Shares, or approximately $0.004 per Founder Share, and the Syndicated Investors paid the Sponsor $3.00 per share and $1.00 per warrant to receive Founder Shares and APHC Private Warrants pursuant to the At Risk Capital Syndication. As a result of these initial prices, the Sponsor, the Syndicated Investors and their affiliates stand to make a substantial profit even if an initial business combination subsequently declines in value or is unprofitable for APHC Public Shareholders. As a result of the acquisition cost of the Founder Shares and APHC Private Warrants, the Sponsor, the Syndicated Investors and their affiliates who hold Founder Shares and APHC Private Warrants could make a substantial profit even if, following the consummation of the initial business combination, the Combined Company subsequently declines in value or is unprofitable for the public shareholders. As a result of the At Risk Capital Syndication, the Sponsor shifted a substantial part of the risk of holding the Founder Shares and APHC Private Warrants to the Syndicated Investors, and as such this may result in a different set of incentives for the Sponsor with respect to the consummation of an initial business combination than if the At Risk Capital Syndication was not entered into;

•

the fact that if the Business Combination is completed, the Founder Shares will have a significantly higher value than the amount paid by the Sponsor for such shares. For illustrative purposes only, at the $10.00 per share implied value of the Combined Company Ordinary Shares in the Business Combination, the Founder Shares owned by the Sponsor and Ms. Cloyd and Mr. Houlihan would have a current aggregate value of approximately $48.6 million, $225,000, and $225,000, respectively. The value of the Sponsor’s Founder Shares represents the amount currently owned of record by the Sponsor excluding the Founder Shares to be distributed to third parties pursuant to At Risk Capital Syndication and the Other Forward Purchase Arrangements, which is expected to occur shortly before the closing of the Irish Domestication Merger;

•

the fact that the Sponsor and its affiliates (Dr. Wang and Mr. Xie), as well as certain of APHC’s independent directors, Ms. Cloyd and Mr. Houlihan, do not have the same financial interests in the Business Combination as the APHC Public Shareholders. Even after giving effect to transfers of the Founder Shares pursuant to the At Risk Capital Syndication and the Other Forward Purchase Arrangements, the Sponsor and its affiliates and Ms. Cloyd and Mr. Houlihan stand to make a substantial profit from the Founder Shares they hold even if the Combined Company Ordinary Shares after completion of the Business Combination trade at prices significantly lower than the $10.00 per share implied value in the Business Combination. Based on the approximately $9.996 difference between the purchase price that the Sponsor paid for the Founder Shares and the purchase price of $10.00 per APHC Public Unit sold in the APHC IPO, the Sponsor and Ms. Cloyd and Mr. Houlihan may earn a positive rate of return even if the price of the Combined Company Ordinary Shares after the closing of the Merger falls significantly below the price initially paid for the APHC Public Units in the APHC IPO and the APHC Public Shareholders experience a negative rate of return after the Merger is completed;

•

the fact that the Initial Shareholders have agreed to waive their rights, for no consideration, to liquidating distributions from the Trust Account with respect to their Founder Shares if the parties fail to complete an initial business combination by May 20, 2023;

•

the fact that an affiliate of the Sponsor controlled by APHC’s co-founder Shihuang “Simon” Xie, Lakeside Travel Holding Ltd., paid, in January 2022, an aggregate of $27,200,000 for 15,044,832 MariaDB Series D Preferred Shares, at a valuation for MariaDB below the Merger Agreement valuation, in connection with an equity financing transaction consummated by MariaDB concurrent with the entry into the Merger Agreement. In connection with the Merger Agreement, the MariaDB Series D Preferred Shares that the Sponsor’s affiliate purchased will first be converted into MariaDB Ordinary Shares and then into the right to receive Combined Company Ordinary Shares at the Exchange Ratio if the Business Combination is consummated. For illustrative purposes only, at the $10.00 per share implied value of the Combined Company Ordinary Shares in the Business Combination, the estimated number of Combined Company Ordinary Shares expected to be issued on conversion of these MariaDB Series D Preferred Shares (based on an assumed Exchange Ratio as of June 30, 2022 of 0.2302) would have an aggregate value of approximately $34.6 million at the time of the closing of the Merger;

•

the fact that the Lock-Up Agreement that the Sponsor, together with certain shareholders of MariaDB, entered into in connection with the Merger Agreement supersedes the obligations of the Sponsor with respect to the lock-up under the Letter Agreement. Under the Letter Agreement, the Sponsor agreed not to sell or otherwise transfer the Founder Shares until one year after the completion of APHC’s initial business combination (or earlier, if the last reported sale price of the shares equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 150 days after an initial business combination). Under the Lock-Up Agreement, the Sponsor is only restricted from selling or otherwise transferring the Combined Company Ordinary Shares issued on conversion of the Founder Shares for a period of 180 days after the closing of the Merger;

•

the fact that the Sponsor will have a continued right to hold Combined Company Ordinary Shares issued in respect of the Founder Shares if the Business Combination is completed and the Combined Company Ordinary Shares to be issued to the Sponsor upon exercise of its Combined Company Private Warrants in respect of the APHC Private Warrants following the Business Combination, subject to the lock-up period in the Lock-Up Agreement;

•

the fact that if the Trust Account is liquidated, including in the event APHC is unable to complete an initial business combination by May 20, 2023, the Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per APHC Class A Ordinary Share, or such lesser per APHC Class A Ordinary Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•

the fact that APHC’s existing directors and officers will continue to be entitled to indemnification and the continuation of our directors’ and officers’ liability insurance following the closing of the Merger;

•

the fact that at the closing of the Merger, Irish Holdco, the Sponsor and certain existing equityholders and affiliates of MariaDB will enter into the Registration Rights Agreement, pursuant to which the Sponsor and signatory shareholders of MariaDB and their permitted transferees will be entitled to, among other things, registration rights, including demand, piggy-back, and shelf registration rights;

•

the fact that the Sponsor and APHC’s officers and directors can earn a positive rate of return on their investment, even if other APHC shareholders experience a negative rate of return in the post-Business Combination Combined Company;

•

the fact that the Sponsor and APHC’s officers and directors will lose their entire investment in APHC if an initial business combination is not consummated by May 20, 2023. As described above for illustrative purposes only, the Founder Shares owned by the Sponsor and Ms. Cloyd and Mr. Houlihan would have a current aggregate value of approximately $48.6 million, $225,000, and $225,000, respectively. The value of the Sponsor’s Founder Shares represents the amount currently owned of record by the Sponsor excluding the Founder Shares to be distributed to third parties pursuant to the At Risk Capital Syndication and the Other Forward Purchase Arrangements, which is expected to occur shortly before the closing of the Irish Domestication Merger. The actual value of these shares may be significantly higher after the closing of the Merger, depending on various factors, including the market’s reception of the Merger. If APHC does not consummate the Business Combination or another initial business combination by May 20, 2023, and APHC is therefore required to be liquidated, these shares would be worthless, because the Initial Shareholders have agreed not to redeem any of the Founder Shares in connection with a shareholder vote to approve a proposed initial business combination. In such case, the Sponsor, Ms. Cloyd and Mr. Houlihan would be at risk to lose at least approximately $48.6 million, $225,000, and $225,000, respectively, based on the illustrative amounts described above;

•

the fact that the Sponsor has agreed to loan to APHC up to $250,000 to be used for expenses of APHC. This loan is non-interest bearing and is to be forgiven upon the consummation of the Business Combination. If the loan is not forgiven, the unpaid principal balance on such loan will be payable by MariaDB. As of the date of this proxy statement/prospectus, there are $150,000 in loan amounts outstanding under the August 30, 2022 promissory note, and there were no Working Capital Loans outstanding;

•

the fact that the Sponsor has agreed to make available to Irish Holdco a loan facility in an aggregate amount of €263,063 to be advanced upon the written request of Irish Holdco. This loan facility agreement is non-interest bearing and any amount outstanding under the loan facility agreement is to be repaid on the Sponsor’s written demand or upon the Merger Effective Time. As of the date of this proxy statement/prospectus, there were no loan amounts outstanding under this September 14, 2022 loan facility agreement;

•

the fact that the Sponsor and APHC’s officers and directors will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by May 20, 2023. However, there have been no material out-of-pocket expenses subject to reimbursement to date, and APHC does not anticipate any such expenses prior to closing of the Merger;

•

the fact that up to an aggregate amount of $1,500,000 of any amounts outstanding under any Working Capital Loans made by the Sponsor or any of its affiliates or certain of APHC’s officers and directors may be converted into warrants identical to the APHC Private Warrants issued to the Sponsor at a price of $1.00 per warrant at the option of the lender;

•

the fact that, the holders of Founder Shares, APHC Private Warrants, and any warrants that may be issued upon conversion of Working Capital Loans (and any APHC Ordinary Shares issuable upon the exercise of the APHC Private Warrants and any warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights pursuant to a registration rights agreement, to require us to register a sale of any of our securities held by them prior to the consummation of our initial business combination. For further information about Working Capital Loans, see the section titled “Certain Relationships and Related Transactions—APHC Relationships and Related Party Transactions—Related Party Loans”; and

•

the fact that, an affiliate of the Sponsor, Angel Pond Capital LLC, was engaged by APHC and MariaDB as a joint co-placement agent for proposed private placements in connection with the Business Combination, including the Series D Preferred Shares financing and the PIPE Investment. No fees have been incurred nor paid to Angel Pond Capital LLC under this engagement as of March 31, 2022. The agreement associated with this engagement expired on March 15, 2022.

These interests may have influenced our management in pursuing the Business Combination and the APHC Board in making their recommendation that you vote in favor of the required Proposals, including approval of the Business Combination Proposal.

Broker Non-Votes and Abstentions

Abstentions are considered present for the purposes of establishing a quorum. For purposes of approval, a failure to vote or an abstention will have no effect on the Required Proposals and the Adjournment Proposal; but a failure to vote or abstention will not have the same effect as a vote “AGAINST” such proposal. In general, if your shares are held in “street” name and you do not instruct your broker, bank or other nominee on a timely basis on how to vote your shares, your broker, bank or other nominee, in its sole discretion, may either leave your shares unvoted or vote your shares on routine matters, but not on any non-routine matters.

None of the proposals at the Special Meeting are routine matters. As such, without your voting instructions, your brokerage firm cannot vote your shares on any proposal to be voted on at the Special Meeting.

Voting Your Shares—Shareholders of Record

If you are an APHC shareholder of record, you may vote by mail or you can attend the Special Meeting in person or via the virtual meeting platform and vote during the meeting by following the instructions on your proxy card. Each Ordinary Share that you own in your name entitles you to one vote on each of the proposals for the Special Meeting. Your one or more proxy cards show the number of Ordinary Shares that you own.

Voting by Mail. You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the pre-addressed, postage-paid envelope provided. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Special Meeting in the manner you indicate. You are encouraged to sign and return the proxy card even if you plan to attend the Special Meeting so that your shares will be voted if you are unable to attend the Special Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. If you sign and return the proxy card but do not give instructions on how to vote your shares, your APHC Ordinary Shares will be voted as recommended by the APHC Board. The APHC Board recommends voting “FOR” the Business Combination Proposal, “FOR” the Irish Domestication Merger Proposal, “FOR” the APHC Articles Proposal, “FOR” the Issuance Proposal, “FOR” the Irish Holdco Articles Proposal, “FOR” the Election Proposal, “FOR” the 2022 Equity Incentive Plan Proposal, “FOR” the Name Change Proposal and “FOR” the Adjournment Proposal. Votes submitted by mail must be received before the close of the Special Meeting.

Voting via the Virtual Meeting Platform. You can attend the Special Meeting in person or via the virtual meeting platform and vote during the meeting by following the instructions on your proxy card. You can access the Special Meeting by visiting the website https://www.cstproxy.com/angelpond/2022. You will need your control number for access. If you do not have a control number, please contact the Transfer Agent. Instructions on how to attend and participate at the Special Meeting are available at https://www.cstproxy.com/angelpond/2022. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares. However, if your shares are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or other nominee has not already voted your APHC Ordinary Shares.

Voting Your Shares—Beneficial Owners

If your shares are held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and this proxy statement/prospectus is being sent to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the shareholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. As a beneficial owner, if you wish to vote at the Special Meeting, you must get a proxy from the broker, bank or other nominee. Please see “Special Meeting of the Shareholders of APHC in Lieu of the 2022 General Annual Meeting of APHC Shareholders—Attending the Special Meeting.”

Attending the Special Meeting

Only APHC shareholders on the record date or their legal proxyholders may attend the Special Meeting. Please have your control number, which can be found on your proxy card, to join the Special Meeting. If you do not have a control number, please contact the Continental Stock Transfer Company, the Transfer Agent.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the Special Meeting or at the Special Meeting by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify our Secretary in writing to Angel Pond Holdings Corporation, 590 Madison Avenue, 21st Floor, New York, New York 10022, before the Special Meeting that you have revoked your proxy; or

•	you may attend the Special Meeting, revoke your proxy, and vote in person via the virtual meeting platform, as indicated above.

No Additional Matters

The Special Meeting has been called only to consider the approval of the Required Proposals and the Adjournment Proposal. Under the APHC Amended and Restated Memorandum and Articles of Association, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Special Meeting.

Who Can Answer Your Questions about Voting

If you have any questions about how to vote or direct a vote in respect of your APHC Ordinary Shares, you may call Morrow Sodali LLC, our proxy solicitor, at (800) 662-5200. Banks and brokerage firms can call Morrow Sodali LLC at (203) 658-9400.

Redemption Rights

Pursuant to the APHC Amended and Restated Memorandum and Articles of Association, any holders of APHC Class A Ordinary Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, including interest (which interest shall be net of taxes payable), calculated as of two business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the APHC IPO (calculated as of two business days prior to the consummation of the Business Combination, including interest (which interest shall be net of taxes payable)). For illustrative purposes, based on the balance of our Trust Account of $265,725,803 as of June 30, 2022, the estimated per share redemption price would have been approximately $10.00.

In order to exercise your redemption rights, you must:

•	if you hold APHC Public Units, separate the underlying APHC Class A Ordinary Shares and APHC Public Warrants;

•

check the box on the enclosed proxy card marked “Shareholder Certification” if you are not acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other shareholder with respect to APHC Class A Ordinary Shares;

•

prior to 5:00 P.M., Eastern Time on November 18, 2022 (two business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your APHC Class A Ordinary Shares for cash to Continental Stock Transfer & Trust Company, the Transfer Agent, at the following address:

Continental Stock Transfer & Trust Company

1 State Street 30th Floor

New York, New York 10004

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

•

deliver your APHC Class A Ordinary Shares either physically or electronically through DTC’s DWAC system to the Transfer Agent at least two business days before the Special Meeting. Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. Shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, it may take longer than two weeks. Shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your APHC Class A Ordinary Shares as described above, your shares will not be redeemed.

Shareholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” are required to either tender their certificates to the Transfer Agent prior to the date set forth in this proxy statement/prospectus or up to two business days prior to the vote on the proposal to approve the Business Combination at the Special Meeting or to deliver their shares to the Transfer Agent electronically using DTC’s DWAC system, at such shareholder’s option.

Holders of outstanding APHC Public Units must separate the underlying APHC Class A Ordinary Shares and APHC Public Warrants prior to exercising redemption rights with respect to the APHC Class A Ordinary Shares.

If you hold APHC Public Units registered in your own name, you must deliver the certificate for such APHC Public Units to Continental Stock Transfer & Trust Company, the Transfer Agent, with written instructions to separate such APHC Public Units into APHC Class A Ordinary Public Shares and APHC Public Warrants. This must be completed far enough in advance to permit the mailing of the APHC Class A Ordinary Share certificates back to you so that you may then exercise your redemption rights upon the separation of the APHC Class A Ordinary Public Shares from the APHC Public Units.

If a broker, dealer, commercial bank, trust company or other nominee holds your APHC Public Units, you must instruct such nominee to separate your APHC Public Units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, the Transfer Agent. Such written instructions must include the number of APHC Public Units to be split and the nominee holding such APHC Public Units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant APHC Public Units and a deposit of an equal number of APHC Class A Ordinary Public Shares and APHC Public Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the APHC Class A Ordinary Public Shares from the APHC Public Units.

While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your APHC Public Units to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Each redemption of APHC Class A Ordinary Shares by Public Shareholders will reduce the amount in our Trust Account, which had a balance of $265,725,803 as of June 30, 2022. In no event will we redeem our APHC Class A Ordinary Shares in an amount that would result in APHC’s failure to have at least $5,000,001 of net tangible assets.

Prior to exercising redemption rights, shareholders should verify the market price of APHC Class A Ordinary Shares as they may receive higher proceeds from the sale of their APHC Class A Ordinary Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your APHC Class A Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in APHC Class A Ordinary Shares when you wish to sell your shares.

If you exercise your redemption rights, your APHC Class A Ordinary Shares will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the Combined Company, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved and we do not consummate an initial business combination by May 20, 2023, we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the Public Shareholders and our warrants will expire and become worthless.

Proxy Solicitation Costs

We are soliciting proxies on behalf of the APHC Board. This proxy solicitation is being made by mail, but also may be made by telephone or in person. We have engaged Morrow Sodali LLC to assist in the solicitation of proxies for the Special Meeting. We and our directors, officers and employees may also solicit proxies in person. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward this proxy statement/prospectus and the related proxy materials to their principals and to obtain their authority to execute proxies and voting instructions.

APHC and MariaDB will bear the cost of the proxy solicitation, including the preparation, assembly, printing, mailing and distribution of this proxy statement/prospectus and the related proxy materials. APHC and MariaDB will pay Morrow Sodali LLC a fee of $32,500 plus disbursements, reimburse Morrow Sodali LLC for its reasonable out-of-pocket expenses and indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses for their services as our proxy solicitor. APHC and MariaDB will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding this proxy statement/prospectus and the related proxy materials to APHC shareholders. Our directors, officers and employees who solicit proxies will not be paid any additional compensation for soliciting.

THE BUSINESS COMBINATION

Background of the Business Combination

Unless otherwise stated, all references to “we,” “us,” or “our” in this subsection titled “Background of the Business Combination” refer to APHC.

We are a special purpose acquisition company incorporated on January 18, 2021 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The entry into the Merger Agreement and proposed Merger was the result of an extensive search for a potential transaction utilizing the sourcing platform and investing and operating experience of our management team, Sponsor and the APHC Board of Directors. The terms of the Merger were the result of extensive negotiations between APHC and our representatives and MariaDB and its representatives. The following is a brief description of the background of these negotiations, the Business Combination and related transactions.

Prior to the consummation of the APHC IPO on May 20, 2021, neither APHC nor anyone on its behalf contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a business combination transaction involving APHC.

After the APHC IPO, APHC conducted an active search for prospective businesses and assets to acquire, utilizing our co-founders’ extensive network of contacts for introductions to potential target companies as well as APHC’s and our Sponsor’s knowledge of the private company marketplace. Representatives of APHC contacted and were contacted by a number of individuals and entities with respect to approximately fifty acquisition opportunities. J.P. Morgan Securities LLC (“J.P. Morgan”) and Goldman Sachs (Asia) L.L.C. assisted APHC’s management and the APHC Board of Directors with deal sourcing and, in the case of J.P. Morgan, in conducting financial analyses of several potential acquisition targets.

In evaluating potential businesses to acquire, APHC evaluated potential opportunities across multiple industries and geographical areas. In evaluating potential targets, APHC considered and generally focused on businesses with proven and disruptive platform technologies, established customers, large addressable markets with strong secular prospects and an experienced management team.

Beginning on August 4, 2021, ad-hoc meetings via teleconference were held among members of our management team, our directors and advisors to discuss the status of outreach efforts directed to, and evaluation of, potential business combination targets that APHC’s management considered promising.

Since the APHC IPO, APHC’s management:

•

held meetings or calls with the representatives of approximately 48 potential acquisition targets in addition to MariaDB (the “Other Potential Targets”), and considered and analyzed approximately 14 of the Other Potential Targets; and

•	ultimately engaged in detailed discussions and/or due diligence with respect to 11 Other Potential Targets.

We considered in greater detail potential business combinations with three Other Potential Target businesses prior to entering into a non-binding letter of intent with respect to a business combination with MariaDB (the “Letter of Intent”) on October 26, 2021.

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation among representatives of APHC, MariaDB and their representatives.

MariaDB formally initiated a potential offering of Series D Preferred Shares in April 2021, when it engaged Houlihan Lokey, Inc. (“Houlihan Lokey”) and GP Bullhound, Inc. (“GP Bullhound”) as financial advisors in connection with: (i) a private placement of equity (in the form of Series D Preferred Shares); or (ii) a merger, consolidation or other transaction. During the period from April 2021 through October 26, 2021, when the Letter of Intent was signed, MariaDB’s management and its board of directors, together with their legal and financial advisors, including Houlihan Lokey and GP Bullhound, reviewed and evaluated financing and other strategic opportunities with a view to enhancing shareholder value.

On September 8, 2021, through APHC’s proprietary deal sourcing channel, the APHC team (including Dr. Theodore T. Wang, APHC’s Chief Executive Officer) was introduced to the management of MariaDB (including Michael Howard, its Chief Executive Officer) to discuss the possibility of a business combination between APHC and MariaDB.

On September 9, 2021, APHC and MariaDB signed and entered into a confidentiality agreement.

On September 14, 2021, the APHC team held a meeting by videoconference with the management of MariaDB and Houlihan Lokey to discuss each company’s background, business prospects and future plans. MariaDB management provided an overview of MariaDB’s business, answered certain follow-up questions from the APHC team and discussed the possibility of APHC supporting MariaDB’s ongoing search for investors in its Series D Preferred Stock offering (the “Series D Offering”) followed by a business combination transaction between the companies. At such meeting, APHC’s co-founder Shihuang “Simon” Xie was made aware of the potential Series D Offering and thereafter informed Lakeside Travel Holding Ltd., an affiliate of the Sponsor controlled by Mr. Xie, of the potential Series D Offering.

On September 15, 2021, Houlihan Lokey admitted the APHC team to a data room that had been set up in connection with the Series D Offering to conduct business diligence, including with respect to the financial model prepared by MariaDB’s management.

Throughout September and October 2021, the APHC team held multiple teleconferences with MariaDB, its board members and/or its advisors, as well as the representatives of certain customers of MariaDB, to discuss APHC’s due diligence questions related to MariaDB’s business and operations.

In addition, members of the APHC team also conducted industry research with respect to the database/cloud industry. Some of these efforts included researching, analyzing and synthesizing publicly available market and company datasets, participating in webcasts, investor conferences and industry conferences organized by investment banks, and engaging in consulting calls with investment bank analysts and industry experts knowledgeable about the industry.

APHC’s management regularly updated the members of the APHC Board of Directors with respect to its financial analyses and negotiations with MariaDB, including at board meetings as well as individual discussions. Such financial analyses performed by APHC’s management and reviewed by the APHC Board of Directors were based upon the internal forecasts prepared by MariaDB’s management for fiscal years 2022 and 2023, as well as financial information prepared by APHC’s management. See “—Certain MariaDB Projected Financial Information” of this proxy statement/prospectus for more information.

Between September 15 and September 23, 2021, APHC and its counsel, Cleary Gottlieb Steen & Hamilton LLP (“Cleary Gottlieb”) prepared a preliminary draft of the Letter of Intent, which proposed a transaction in which existing MariaDB shareholders would receive shares of the continuing public company and, in connection with the execution of the business combination agreement, third-party investors would enter into subscriptions for stock of APHC. The Letter of Intent contemplated a pre-money valuation for MariaDB (prior to completion of the Series D Offering that was not being taken into account in APHC’s initial proposal) of $500 million and included a minimum cash condition of $100 million.

On September 24, 2021, Dr. Wang on behalf of APHC sent the preliminary draft Letter of Intent to Mr. Howard for consideration by MariaDB and its counsel, Perkins Coie LLP (“Perkins Coie”).

On September 28, 2021, Mr. Howard advised Dr. Wang in a telephone call that because APHC had submitted its proposal at a time when MariaDB was in the midst of pursuing an offering of Series D Preferred Shares, APHC’s proposal would need to replace the funding that MariaDB had expected to raise in 2021 in the planned Series D Offering, which MariaDB needed in order to carry on its business plan. Accordingly, in order for MariaDB to consider APHC’s proposal as a strategic alternative to MariaDB’s ongoing capital raising efforts, APHC would need to arrange equity financing to MariaDB of at least $50 million as part of its proposal.

On October 7, 2021, Houlihan Lokey held a call with the APHC team to review MariaDB’s responses to the draft Letter of Intent, a summary of which was sent to APHC by Houlihan Lokey following the call. MariaDB’s responses included proposing a pre-money valuation for MariaDB of $650 million, a $150 million minimum PIPE Investment amount with the ability of existing investors to sell $50 million as part of the transaction and an exclusivity period of 30 days after the Letter of Intent. The APHC team did not accept this counterproposal.

On October 13, 2021, the APHC Board of Directors, together with APHC’s management and representatives of Cleary Gottlieb, held a meeting by videoconference. Dr. Wang provided a summary of APHC’s efforts to identify a business combination target, the selection of MariaDB as the preferred candidate and APHC’s discussions with MariaDB, including the request that APHC arrange interim equity financing. Dr. Wang advised the APHC Board of Directors that a group organized by Mr. Shihuang “Simon” Xie, APHC’s co-founder, would consider providing such financing. The APHC Board of Directors discussed the proposed terms of a business combination with MariaDB, as set forth in the draft Letter of Intent, including the related PIPE Investment, as well as the proposed terms of the interim equity financing, including a pre-money valuation of $450 million, a 10% discount to the valuation underlying the proposed business combination. The APHC Board of Directors discussed and considered the potential conflicts of interest that could result from having affiliates of APHC participate in the interim equity financing, but concluded that the benefits to APHC and its shareholders from the opportunity to engage in a business combination transaction with MariaDB outweighed the potential risks of having an APHC co-founder invest in MariaDB prior to the business combination.

On October 14, 2021, Dr. Wang on behalf of APHC sent MariaDB a revised draft of the Letter of Intent, reflecting, among other things, a proposal that the co-founders of APHC arrange $50 million of an aggregate $85 million Series D Offering to be funded no later than December 1, 2021. Dr. Wang then held a call with Mr. Howard and Houlihan Lokey on the same day to review this revised document.

On October 15, 2021, MariaDB’s board of directors met with its financial and legal advisors to discuss and consider the terms of the proposal from APHC, as well as competing offers, in detail.

From October 18 through October 20, 2021, Dr. Wang on behalf of APHC sent further-revised drafts of the Letter of Intent to Mr. Howard on behalf of MariaDB, reflecting ongoing business discussions between the companies.

On October 22, 2021, APHC received comments to the draft Letter of Intent from Houlihan Lokey, which included details of the Series D Offering, and an illustrative pro forma ownership table, assuming the redemption of 50% of APHC’s shares, an $85 million Series D Offering and a $50 million PIPE Investment.

Between October 23, 2021 and October 26, 2021, representatives of APHC and MariaDB held multiple teleconferences to finalize the terms of the proposed the Letter of Intent. Dr. Wang briefed the other members of APHC’s Board of Directors on these discussions during this time. Finalization and execution of the Letter of Intent with APHC was approved by MariaDB’s board of directors by unanimous written consent circulated October 23, 2021.

On October 26, 2021, APHC and MariaDB entered into the Letter of Intent. The terms provided, among other things, for existing shareholders of MariaDB to receive shares of the continuing public company as part of the Business Combination based on an implied enterprise value of $540 million, for APHC’s co-founders and their affiliates to arrange at least $50 million of an aggregate $85 million Series D Offering of MariaDB (with investment in such offering based on a $425 million pre-money valuation) prior to the signing of a business combination agreement, for a minimum cash condition of $100 million (comprised of aggregate cash proceeds received from the Series D Offering, proceeds from the APHC IPO remaining in trust as of the closing of the Merger, and any PIPE Investment proceeds, before deducting transaction expenses and deferred underwriting fees), and for mutual exclusivity through December 10, 2022.

Following the signing of the Letter of Intent and through January 31, 2022, the APHC team and its advisors continued with their business due diligence efforts, including holding multiple teleconferences with MariaDB and its advisors to discuss and respond to due diligence questions related to MariaDB’s intellectual property and other matters. In addition, during this period Dr. Wang and APHC team frequently met Mr. Howard, Amir Ameri, the then serving Chief Financial Officer of MariaDB, and Alexander B. Suh, a member of MariaDB’s board of directors, telephonically and via videoconference to discuss the progress of the ongoing negotiations between APHC and MariaDB with respect to the documentation of the Merger Agreement and associated ancillary agreements, and the status of the Series D Offering and the PIPE Investment process. In addition, representatives of Cleary Gottlieb, Perkins Coie, and MariaDB’s internal counsel engaged in numerous telephonic and email communications through January 31, 2022 with respect to legal due diligence and related matters.

From October 10, 2021 through January 31, 2022, APHC, MariaDB and their respective advisors engaged in calls and correspondence with potential investors in the PIPE Investment and the Series D Offering and their respective counsel. In conjunction therewith, on January 12, 2022, J.P. Morgan began meeting with prospective investors with respect to the PIPE Investment, and an initial subscription agreement was made available to prospective PIPE Investors on January 21, 2022, and a near-final subscription agreement as well as a draft of the Merger Agreement were sent to a prospective PIPE Investor that had shown interest in the PIPE Investment on January 30, 2022.

On November 6, 2021, a detailed term sheet for the Series D Offering was circulated by Perkins Coie. Among other items, the term sheet provided for a Series D Offering of $85 million (inclusive of the portion to be arranged by APHC). The proposed Series D Offering was at an assumed pre-money valuation of $425 million, with an adjustment down to $375 million (of pre-money valuation) if the proposed business combination did not close by December 31, 2021.

On November 8, 2021, APHC held a meeting of the APHC Board of Directors by videoconference, during which the APHC Board of Directors members discussed the status of the business combination with MariaDB, the independent members of the APHC Board of Directors authorized APHC to engage Angel Pond Capital LLC, a licensed broker-dealer founded by Dr. Wang (“Angel Pond BD”), as a placement agent for the PIPE Investment in addition to J.P. Morgan, and Dr. Wang informed the APHC Board of Directors that MariaDB had increased the size of its planned interim capital raise to not less than $100 million, of which the investor group organized by Mr. Xie would provide $50 million.

Between November 19, 2021 and January 31, 2022, Cleary Gottlieb, on behalf of APHC, and Perkins Coie, on behalf of MariaDB, exchanged multiple drafts of the Merger Agreement, the Shareholder Support Agreement and the Lock-Up Agreement, as well as various other ancillary agreements and documents to be entered into in connection with the business combination transaction. See the section titled “—The Merger Agreement and Related Agreements” of this proxy statement/prospectus for additional information.

On January 10, 2022, APHC and MariaDB entered into a placement agent agreement with J.P. Morgan and Angel Pond BD as placement agents in connection with the placement of securities for APHC and/or MariaDB in connection with the business combination transaction and the Series D Offering. Over one dozen institutional investors were wall crossed and videoconference management meetings were held with Mr. Howard.

On January 14, 2022, APHC held a special meeting of the APHC Board of Directors by videoconference, at which members of APHC’s management and Cleary Gottlieb were in attendance, to discuss the status of the business combination transaction, including the results of business, legal and accounting due diligence, the Merger Agreement, and the efforts to raise equity financing, including investor sentiment with respect to the transaction. APHC’s management provided an update on the current status of the interim capital raise highlighting that capital in an aggregate amount of $104 million had been committed to the Series D Offering, including $56 million from the investor group organized by Mr. Xie.

Between January 24, 2022 and the execution of the Merger Agreement on January 31, 2022, Cleary Gottlieb, on behalf of APHC, provided drafts of APHC’s disclosure letter relating to the Merger Agreement to Perkins Coie, and Perkins Coie, on behalf of MariaDB, provided drafts of MariaDB’s disclosure letter with respect to the Merger Agreement to Cleary Gottlieb.

On January 26, 2022, APHC held a special meeting of the APHC Board of Directors by videoconference. Members of APHC’s management, J.P. Morgan, Ryan & Wetmore P.C. and Cleary Gottlieb were also in attendance. Representatives of Cleary Gottlieb made a presentation describing the fiduciary duties of the APHC Board of Directors in connection with the business combination transaction, and reviewed with the directors the near-final terms of the transaction documents. Following the decision by Lakeside Travel Holding Ltd., an affiliate of the Sponsor controlled by APHC’s co-founder Shihuang “Simon” Xie, to participate in the Series D Offering, the members of the APHC Board of Directors discussed again the participation by an affiliate of Mr. Xie in the Series D Offering, given the discount in its pricing relative to the terms of the Business Combination and the potential conflicts of interest that could arise as a result thereof. The APHC Board of Directors noted that such participation was (i) in response to MariaDB’s requirement for interim equity funding, (ii) intended to facilitate a business combination opportunity for APHC, (iii) on terms negotiated at arm’s length with MariaDB, and (iv) at a price that was market driven based on another competitive party’s interest to acquire MariaDB, and after consultation with APHC’s professional advisors, concluded that such participation would be in the best interest of APHC and its shareholders.

On January 30, 2022, APHC held a special meeting of the APHC Board of Directors by videoconference. Members of APHC’s management and Cleary Gottlieb were in attendance. Members of APHC’s management and representatives of Cleary Gottlieb provided a status update on the negotiation over the business combination transaction, presented an overview and analysis of several key terms, provisions and conditions of the Merger Agreement, and updated the APHC Board of Directors on the process timeline for the business combination transaction. Members of APHC’s management also provided an update on the status and the size of the Series D Offering. Dr. Wang noted the risk that, once the Series D Offering closed, MariaDB may not have an incentive to proceed with the Business Combination.

On January 31, 2022, APHC held a special meeting of the APHC Board of Directors by videoconference to discuss the final terms of the Business Combination and to review the versions of the transaction agreements that had been sent to APHC’s directors before the meeting. Members of APHC’s management and Cleary Gottlieb were in attendance by invitation of the APHC Board of Directors. Members of APHC management and representatives of Cleary Gottlieb provided an update on the transaction status and confirmed that no material change was made to the Merger Agreement or any associated principal ancillary agreement (a proposed execution version of each had been sent to the APHC Board of Directors before such meeting) since the January 30, 2022 meeting of the APHC Board of Directors. Following discussion and consideration, the APHC Board of Directors concluded, taking into account the criteria utilized by APHC to evaluate acquisition opportunities and based upon its evaluation of MariaDB, that the Merger Agreement, the other agreements contemplated thereby and the Business Combination were fair to, advisable and in the best interests of APHC and its shareholders and that it was advisable for APHC to enter into the Merger Agreement and consummate the transactions contemplated thereby. Upon a motion duly made and seconded, the APHC Board of Directors unanimously resolved that the Merger Agreement and each of the related principal ancillary agreements and the Business Combination be approved, and approved additional resolutions related to the Domestication Merger, the PIPE Investment and other actions related to the Business Combination.

On January 31, 2022, MariaDB’s board of directors and its shareholders approved the issuance of $104 million of Series D Preferred Shares. Following such approval, on January 31, 2022, the Series D Offering closed with an aggregate investment in MariaDB’s Series D Preferred Shares of approximately $104 million. The engagements of Houlihan Lokey and GP Bullhound were terminated following the successful completion of the Series D Offering.

After closing of the Series D Offering, on January 31, 2022, MariaDB’s board of directors unanimously resolved that the Merger Agreement and the consummation of the transactions contemplated in the Business Combination, including the Merger, be approved.

On January 31, 2022, final subscription agreements for an aggreagate amount of $18.2 million were executed and delivered by the PIPE Investors. A portion of the investors of the Series D Offering and Vinland Capital Management participated in the PIPE Investment.

On January 31, 2022, following the approval by the APHC Board of Directors and MariaDB’s board of directors, the parties executed the Merger Agreement and other documentation related thereto. See the section titled “—The Merger Agreement and Related Agreements” of this proxy statement/prospectus for a discussion of the terms of the Merger Agreement.

On the morning of February 1, 2022, before the opening of the U.S. stock markets, APHC and MariaDB announced the execution of the Merger Agreement and the proposed Business Combination.

On May 18, 2022, APHC received from J.P. Morgan a letter pursuant to which J.P. Morgan terminated its role as a joint co-placement agent to APHC and MariaDB pursuant to the letter agreement dated January 10, 2022, and its role as capital markets advisor to APHC under the letter agreement, dated January 31, 2022, between J.P. Morgan and APHC. The letter was filed as Exhibit 10.14 to APHC’s Form 8-K filed by APHC on May 24, 2022. In addition, J.P. Morgan waived its entitlement to payment of the deferred underwriting commissions and the placement agent fees as described above, and disclaimed any responsibility for any portion of any registration statement that may be filed in connection with a potential initial business combination. As is customary, certain provisions of the engagement letter survived J.P. Morgan’s resignation. These provisions include APHC’s obligation to hold J.P. Morgan and its affiliates and the respective directors, officers, agents and employees of J.P. Morgan and its affiliates harmless against any and all losses, claims, damages or liabilities to any such person in connection with or as a result of either our engagement or any matter referred to in the engagement letter and maintain the confidentiality of any advice provided by J.P. Morgan in connection with its engagement and the terms of the letter agreements. Neither APHC nor MariaDB believes that such ongoing obligations will impact the consummation of the Business Combination.

On May 24, 2022, APHC received from Goldman Sachs & Co. LLC and Goldman Sachs (Asia) L.L.C. (together, “Goldman”) letters pursuant to which Goldman resigned from its role as capital markets advisor to the Company and terminated its engagement with APHC under the engagement letter, dated January 30, 2022 between APHC and Goldman Sachs & Co. LLC. These letters were filed as Exhibit 10.15 and Exhibit 10.16 to APHC’s Form 8-K filed by APHC on May 24, 2022. In addition, Goldman Sachs (Asia) L.L.C. waived its entitlement to payment of any deferred underwriting commissions as described above and disclaimed any responsibility for any portion of any registration statement that may be filed in connection with a potential initial business combination. As is customary, certain provisions of the engagement letter survived Goldman’s resignation. These provisions include APHC’s obligation to hold Goldman harmless against any and all losses, claims, damages or liabilities to any such person in connection with or as a result of either our engagement or any matter referred to in the engagement letter and maintain the confidentiality of any written or oral advice provided by Goldman in connection with its engagement. APHC does not believe that such ongoing obligations will impact the consummation of the Business Combination.

Following the APHC IPO and up to September 2021, J.P. Morgan and Goldman assisted APHC with identifying potential business combination targets and J.P. Morgan also performed analytical work for no consideration with respect to another potential business combination target identified by APHC. APHC identified MariaDB as a business combination target and J.P. Morgan and Goldman did not play a role in that process.

APHC Board of Directors’ Reasons for the Approval of the Business Combination

In evaluating the transaction with MariaDB, the APHC Board of Directors consulted with its management and its legal counsel as well as other advisors. The APHC Board of Directors considered and evaluated several factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the APHC Board of Directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The APHC Board of Directors viewed its decision as being based on all the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of the APHC Board of Directors reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

In approving the Business Combination, the APHC Board of Directors determined not to obtain a fairness opinion. The officers and directors of APHC have substantial investment and capital markets experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, together with the experience and sector expertise of APHC’s financial advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, APHC’s officers and directors and APHC’s advisors have substantial experience with mergers and acquisitions.

Before reaching its decision, the APHC Board of Directors discussed the material results of its management’s due diligence activities, which included:

•	conducting due diligence, assisted by leading law firms and accounting firms;

•

independently evaluating MariaDB’s technology and business model through diligence calls with current and potential customers, key decision makers including CTOs, studying of industry reports by domain experts, and through informal surveys of comparable technologies;

•	evaluating MariaDB’s current product portfolio, current feature set that differentiates it from its competitors, and its future product roadmap;

•	discussions with members of MariaDB’s board of directors and some of APHC’s largest shareholders; and

•	in-depth interviews with industry experts.

The APHC Board of Directors considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement, and the transactions contemplated thereby, including but not limited to, the following material factors and viewpoints:

•	Favorable Comparison to Peers. The APHC Board of Directors considered MariaDB’s price-to-sales ratio and revenue multiples valuation relative to MariaDB’s peers, such as MongoDB.

•	Record of High Customer Demand. The APHC Board of Directors considered that MariaDB had generated growth of high ARR customers.

•

Management and Board Dynamics. The APHC director, Dr. Theodore T. Wang, whom we propose will serve on the Combined Company’s board of directors intends to actively support MariaDB’s management and contribute significant time and knowledge in his areas of expertise, including business strategy, public markets knowledge, experience in scaling businesses, capital markets and financing expertise and investor relations, among others, and intends to use his extensive major company boardroom and “C Suite” network to provide the highest level access for MariaDB’s management team. The APHC Board of Directors considered the industry expertise and strength of the MariaDB Chief Executive Officer, Michael Howard, MariaDB management team and directors, some off whom are also investors or representatives of companies that are investors of MariaDB. Dr. Wang’s skills and expertise complements MariaDB’s management’s strengths.

•	Large Potential Market for Growth: The APHC Board of Directors considered the large potential market with high growth opportunities.

•	High Growth in Revenue: The APHC Board of Directos considered MariaDB’s high revenue growth rate from a low base in recent years.

•

Valuable Customer Base: The APHC Board of Directors considered that MariaDB’s customer base includes many large companies that can increase their use of MariaDB products and services over time and provide positive references to future customers regarding MariaDB products and services.

•	High Customer Retention: The APHC Board of Directors considered MariaDB’s proven customer satisfaction, demonstrated by high customer retention.

•

Ability to Grow: The APHC Board of Directors considered the fact that cash inflow as a result of the Business Combination can provide financing to help MariaDB grow its customers and revenue. Access to a public exchange once merged, will provide MariaDB with greater ability to consider, among other financing, future equity offerings, business combinations financed with equity securities and grants of equity securities to employees and others.

•	Attractive Tax Structure: The APHC Board of Directors considered that the tax structure of the Business Combination will be favorable to shareholders of MariaDB and APHC.

APHC’s management noted that the valuation was based on the following factors: (1) the existing and future customer base of MariaDB, (2) fast growth rate of the cloud business as open-source users increasingly migrate to cloud-based proprietary platforms, and (3) benchmarks to MariaDB’s peers, such as MongoDB which trades at 35x of its LTM revenue. APHC also engaged its professional advisors to conducted an analysis of MariaDB’s recurring revenues and confirmed that, for a SaaS company, MariaDB’s new customer number was higher than the churn customer number.

The APHC Board of Directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•

Future Financial Performance. The risk that future financial performance may not meet expectations due to factors outside of the control of APHC, including due to economic cycles or other macroeconomic factors.

•	COVID-19. Uncertainties regarding the potential impacts of the COVID-19 virus and related economic disruptions on MariaDB’s operations and demand for its products and services.

•

Potential for Benefits Not Achieved. The risk that the potential benefits of the Business Combination, including MariaDB’s future value-creation strategies and identified cost savings or revenue opportunities, may not be fully achieved, or may not be achieved within the expected timeframe.

•

Liquidation of APHC. The risks and costs to APHC if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in APHC’s inability to effect a business combination by May 20, 2023 and force it to liquidate.

•

Exclusivity. The fact that the Merger Agreement includes an exclusivity provision that prohibits APHC from soliciting other business combinations, which restricts its ability, so long as the Merger Agreement is in effect, to consider other potential business combinations.

•	Shareholder Vote. The risk that the shareholders of APHC and/or MariaDB may fail to provide the respective votes necessary to effect the Business Combination.

•	Market Conditions. The difficulties of raising the PIPE Investment in the current market conditions.

•

Closing Conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not entirely within APHC’s control, including the requirement to meet the minimum closing cash condition.

•

Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•	Fees and Expenses. The fees and expenses associated with completing the Business Combination.

•

Potential Conflicts of Interest. The fact that an affiliate of the Sponsor controlled by APHC’s co-founder Shihuang “Simon” Xie, Lakeside Travel Holding Ltd., paid, in January 2022, an aggregate of $27,200,000 for 15,044,832 MariaDB Series D Preferred Shares, at a valuation for MariaDB below the Merger Agreement valuation, in connection with an equity financing transaction consummated by MariaDB concurrent with the entry into the Merger Agreement, as further described under “Risks Related to APHC and the Business Combination.”

•	Other Risks. Various other risks associated with the Business Combination, the business of APHC, and the business of MariaDB described under “Risk Factors.”

In addition to considering the factors described above, the APHC Board of Directors also considered that some officers and directors of APHC may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of APHC’s shareholders (see— “Interests of APHC’s Sponsor and Current Officers and Directors” and “Management of APHC—Conflicts of Interest”). The APHC Independent Directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the APHC Board of Directors, the Merger Agreement and the transactions contemplated therein, including the Business Combination.

The APHC Board of Directors concluded that the potential benefits that it expected APHC and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the APHC Board of Directors unanimously determined that the Business Combination Agreement, and the transactions contemplated thereby, including the Business Combination, were advisable, fair to, and in the best interests of, APHC and its shareholders.

The above discussion of the material factors considered by the APHC Board of Directors is not intended to be exhaustive but does set forth the principal factors considered by the APHC Board of Directors.

Independent Director Oversight

A majority of the APHC Board is comprised of independent directors who are not affiliated with the Sponsor and its affiliates. In connection with the Business Combination, our independent directors at the time, Ms. Cloyd and Mr. Houlihan, took an active role, through multiple meetings of the APHC Board and other discussions, in evaluating the proposed terms of the Business Combination, including the terms of the Merger Agreement and Related Agreements. As part of their evaluation of the Business Combination, our independent directors were aware of the potential conflicts of interest with the Sponsor and its affiliates that could arise with regard to the proposed terms of the Merger Agreement and the Related Agreements. The APHC Board did not form a special committee of the APHC Board to exclusively evaluate and negotiate the proposed terms of the Business Combination. The APHC Board did not deem the formation of a special committee necessary or appropriate as a majority of the APHC Board is comprised of independent directors. Our independent directors reviewed and considered these potential conflicts of interest with the Sponsor during the negotiation of the Business

Combination and in evaluating and approving the Merger Agreement and the transactions contemplated therein, including the Merger. Our independent directors Ms. Cloyd and Mr. Houlihan each own 22,500 shares of APHC Class B Ordinary Shares. Ms. Cloyd serves. or previously served on, boards of directors with our Chairman and Chief Executive Officer, Dr. Wang, who is also a member of the Sponsor. The APHC Board did not find that these facts and circumstances affected the independence of either Ms. Cloyd or Mr. Houlihan. See the section titled “Management of APHC—Conflicts of Interest” for more information.

Satisfaction of the 80% Test

It is a requirement under the APHC Amended and Restated Memorandum and Articles of Association and applicable NYSE listing requirements that the business or assets acquired in our initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding any Deferred Discount and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for our initial business combination. Based on the financial analysis regarding MariaDB and its subsidiaries generally used to approve the transaction, the APHC Board determined that this requirement was met. The APHC Board determined that the consideration being paid in the Business Combination, which amount was negotiated at arm’s length, was fair to and in the best interests of APHC and its shareholders and appropriately reflected the value of MariaDB and its subsidiaries. In reaching this determination, the APHC Board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical skills, as well as quantitative factors such as the historical growth rate of MariaDB and its subsidiaries and its potential for future growth in revenue and profits. The APHC Board believes that the financial skills and background of its members qualify it to conclude that the acquisition of MariaDB and its subsidiaries met this requirement and make the other determinations regarding the transaction.

Certain MariaDB Projected Financial Information

In addition to certain historical financial information regarding MariaDB, MariaDB provided APHC internal forecasts covering MariaDB’s fiscal years 2022 through 2023 prepared by MariaDB management in December 2021 (the “Projections”). The Projections were disclosed to APHC for use as a component in its overall evaluation of MariaDB and were taken into account by the APHC Board in its consideration of the terms of the Business Combination and its approval of the Merger Agreement. The Projections should not be viewed as public guidance. Furthermore, the Projections do not take into account any circumstances or events occurring after the date on which the Projections were reviewed by the APHC Board in January 2022. The Projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on this information.

MariaDB does not, as a matter of general practice, publicly disclose long-term financial forecasts or internal projections of its future performance, revenue, financial condition, or other results. The Projections were prepared solely for internal use and in connection with the PIPE Investment. The Projections were not prepared in accordance with U.S. GAAP, the published guidelines of the SEC regarding financial projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Projections were prepared based on International Financial Reporting Standards, or IFRS. Projections prepared on the basis of IFRS may differ materially from projections prepared on the basis of U.S. GAAP. Although the Projections have not been prepared in accordance with U.S. GAAP, they are being disclosed to comply with the anti-fraud and other liability provisions of the federal securities laws and, as such, the financial measures included therein are excluded from the definition of non-GAAP financial measures under applicable SEC rules and are therefore not subject to Item 10(e) of Regulation S-K and Regulation G. Accordingly, MariaDB has not provided a reconciliation of the financial measures. These financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP, and may not be comparable to similarly titled measures used by other companies.

You are cautioned not to rely on the Projections in making a decision regarding the Business Combination, as the Combined Company’s actual results for the periods presented may differ materially from the Projections. We will not refer back to the Projections in our future periodic reports filed under the Exchange Act.

The Projections were developed in good faith by MariaDB’s management in December 2021 based on the facts, circumstances and information available to them, as well as estimates they considered reasonable, at the time the Projections were prepared. It is important to note that the Projections were prepared on a stand-alone basis, do not give effect to the Business Combination, and therefore do not include any assumptions relating to transaction costs related to the Business Combination. The Projections also do not factor in the disruption from global, macro-economic changes that have occurred in 2022. The Projections were based on a number of material assumptions, any or all of which may prove to be incorrect, including the following:

•

A continuation of shift in IT purchases from a perpetual license model to a subscription fee model, resulting in an overall positive market environment for our subscription-based products and services.

•

Expected growth in the database management system market at a compound annual growth rate of 10% from 2020 to 2025, resulting in an increasingly large market opportunity for MariaDB and overall growth in demand for MariaDB products and services.

•	Expected growth in the cloud database market at a compound annual growth rate of 27% from 2020 to 2025, resulting in strong demand for MariaDB SkySQL.

•

Expected growth in MariaDB’s ARR at a compound annual growth rate of 33% for fiscal years 2021 through 2023 based in part on MariaDB’s sales productivity model and certain assumptions relating to growth in sales headcount, new business quotas/attainment, existing sales pipeline, a single digit churn rate and continued expansion with existing customers based on a historically positive net expansion rate.

•

A re-acceleration of sales hiring in fiscal year 2022 combined with incremental spend in marketing to drive greater brand awareness, acquisition of new customers, and geographic expansion, resulting in an expected increase in sales and marketing expenses of 47% compounded annually for fiscal years 2021 through 2023.

•

Expected growth in research and development expenses of 25.7% compounded annually for the fiscal years 2022 and 2023, as we expand investments in SkySQL along with continued feature-functionality releases.

•	Expected growth in general and administrative expenses of 9% compounded annually for fiscal years 2021 through 2023 resulting from additional administrative headcount and systems expansion.

The Projections are forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond MariaDB’s control. The various risks and uncertainties include those set forth in the “Risk Factors,” “MariaDB Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements” sections of this proxy statement/prospectus, respectively. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The Projections by their nature become less reliable with the passage of time. The Projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

None of MariaDB’s independent registered public accounting firm, APHC’s independent registered public accounting firm, or any other independent accountants have compiled, examined, or performed any procedures with respect to the Projections, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and they assume no responsibility for, and disclaim any association with, the Projections. Information provided by MariaDB does not constitute any representation, estimate or projection of any other party. MaloneBailey, LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the Projections and, accordingly, MaloneBailey, LLP does not express an opinion or any other form of assurance with respect thereto. The MaloneBailey, LLP report included in this proxy statement/prospectus relates to MariaDB’s historical financial statements included herein. It does not extend to the Projections and should not be read to do so. No person has made or makes any representation or warranty to any APHC Shareholder regarding the information included in the Projections.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE PROJECTIONS FOR MARIADB, APHC UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THE PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

The material components of the Projections provided by MariaDB to APHC and considered by the APHC Board are summarized in the tables below.

(US $ millions)	2022P	2023P
Total Revenue	47.4	63.5
Gross Profit	34.1	44.4
Gross Margin	72%	70%
Operating Income	(43.2)	(44.7)
Total ARR	53.4	72.3

Note: Assumes USD:EUR conversion of 1.15:1.00

Note: Fiscal year end is September 30th.

Interests of Certain Persons in the Business Combination

Interests of APHC’s Sponsor, Co-Founders, Members of the Board and Officers

The Sponsor, co-founders (Theodore T. Wang, our Chief Executive Officer and a member of the APHC Board, and Shihuang “Simon” Xie), certain members of the APHC Board, and our officers have interests in the Business Combination that are materially and substantially different from or in addition to (and which may conflict with) your interests. Because the interests of these persons, particularly from a financial point of view, are different from yours, you should take these interests into account in deciding whether to approve the Business Combination and the other Required Proposals and/or to exercise your redemption rights. These interests include:

•

the fact that Dr. Wang and an entity wholly owned and controlled by Mr. Xie are the co-managers of the Sponsor and have joint voting and investment discretion with respect to the securities held by the Sponsor.

•

the fact that the Sponsor paid an aggregate of $25,000 (approximately $0.004 per share) for the Founder Shares (6,637,870 APHC Class B Ordinary Shares), of which, in exchange for serving on the APHC Board and for no additional consideration, certain of APHC’s independent directors (Ms. Cloyd and Mr. Houlihan) received 22,500 Founder Shares, respectively;

•

the fact that the Sponsor paid an aggregate of approximately $7,310,297 (which was substantially funded by the At Risk Capital Syndication) for its 7,310,297 APHC Private Warrants in the Private Placement (a portion of which will be transferred pursuant to the At Risk Capital Syndication) and that such APHC Private Warrants will expire and become worthless if an initial business combination is not consummated by May 20, 2023;

•	the fact that the Initial Shareholders hold an aggregate of 6,637,870 Founder Shares (including the Founder Shares to be transferred pursuant to the At Risk Capital Syndication and the Other Forward

Purchase Arrangements shortly before completion of the Irish Domestication Merger), which will be worthless if a business combination is not consummated by May 20, 2023;

•

the fact that the Sponsor entered into the At Risk Capital Syndication, pursuant to which the Sponsor received up-front consideration in the aggregate amount of $6,400,000, which reduced the amount the Sponsor has at risk with respect to the Founder Shares and the APHC Private Warrants from a total of $7,335,297 to a total of $935,297 and shifted a corresponding amount of the risk to the Syndicated Investors, since the Sponsor is not required to reimburse the Syndicated Investors any amounts received in connection with the At Risk Capital Syndication, even if no initial business combination is consummated. As a result of the At Risk Capital Syndication, the Sponsor has a different set of incentives with respect to the consummation of an initial business combination than it would have had if the At Risk Capital Syndication had not been consummated;

•

the fact that the Sponsor paid an aggregate of $25,000 for the Founder Shares, or approximately $0.004 per Founder Share, and the Syndicated Investors paid the Sponsor $3.00 per share and $1.00 per warrant to receive Founder Shares and APHC Private Warrants pursuant to the At Risk Capital Syndication. As a result of these initial prices, the Sponsor, the Syndicated Investors and their affiliates stand to make a substantial profit even if an initial business combination subsequently declines in value or is unprofitable for our APHC Public Shareholders. As a result of the acquisition cost of the Founder Shares and APHC Private Warrants, the Sponsor, the Syndicated Investors and their affiliates who hold Founder Shares and APHC Private Warrants could make a substantial profit even if, following the consummation of the initial business combination, the Combined Company subsequently declines in value or is unprofitable for the public shareholders. As a result of the At Risk Capital Syndication, the Sponsor shifted a substantial part of the risk of holding the Founder Shares and APHC Private Warrants to the Syndicated Investors, and as such this may result in a different set of incentives for the Sponsor with respect to the consummation of an initial business combination than if the At Risk Capital Syndication was not entered into;

•

the fact that if the Business Combination is completed, the Founder Shares will have a significantly higher value than the amount paid by the Sponsor for such shares. For illustrative purposes only, at the $10.00 per share implied value of the Combined Company Ordinary Shares in the Business Combination, the Founder Shares owned by the Sponsor and Ms. Cloyd and Mr. Houlihan would have a current aggregate value of approximately $48.6 million, $225,000, and $225,000, respectively. The value of the Sponsor’s Founder Shares represents the amount currently owned of record by the Sponsor excluding the Founder Shares to be distributed to third parties pursuant to the At Risk Capital Syndication and the Other Forward Purchase Arrangements, which is expected to occur shortly before the closing of the Irish Domestication Merger;

•

the fact that the Sponsor and its affiliates (Dr. Wang and Mr. Xie), as well as certain of APHC’s independent directors, Ms. Cloyd and Mr. Houlihan, do not have the same financial interests in the Business Combination as the APHC Public Shareholders. Even after giving effect to transfers of the Founder Shares pursuant to the At Risk Capital Syndication and the Other Forward Purchase Arrangements, the Sponsor and its affiliates and Ms. Cloyd and Mr. Houlihan stand to make a substantial profit from the Founder Shares they hold even if the Combined Company Ordinary Shares after completion of the Business Combination trade at prices significantly lower than the $10.00 per share implied value in the Business Combination. Based on the approximately $9.996 difference between the purchase price that the Sponsor paid for the Founder Shares and the purchase price of $10.00 per APHC Public Unit sold in the APHC IPO, the Sponsor and Ms. Cloyd and Mr. Houlihan may earn a positive rate of return even if the price of the Combined Company Ordinary Shares after the closing of the Merger falls significantly below the price initially paid for the APHC Public Units in the APHC IPO and the APHC Public Shareholders experience a negative rate of return after the Merger is completed;

•

the fact that the Initial Shareholders have agreed to waive their rights, for no consideration, to liquidating distributions from the Trust Account with respect to their Founder Shares if the parties fail to complete an initial business combination by May 20, 2023;

•

the fact that an affiliate of the Sponsor controlled by APHC’s co-founder Shihuang “Simon” Xie, Lakeside Travel Holding Ltd., paid, in January 2022, an aggregate of $27,200,000 for 15,044,832 MariaDB Series D Preferred Shares, at a valuation for MariaDB below the Merger Agreement valuation, in connection with an equity financing transaction consummated by MariaDB concurrent with the entry into the Merger Agreement. In connection with the Merger Agreement, the MariaDB Series D Preferred Shares that the Sponsor’s affiliate purchased will first be converted into MariaDB Ordinary Shares and then into the right to receive Combined Company Ordinary Shares at the Exchange Ratio if the Business Combination is consummated. For illustrative purposes only, at the $10.00 per share implied value of the Combined Company Ordinary Shares in the Business Combination, the estimated number of Combined Company Ordinary Shares expected to be issued on conversion of these MariaDB Series D Preferred Shares (based on an assumed Exchange Ratio as of June 30, 2022 of 0.2302) would have an aggregate value of approximately $34.6 million at the time of the closing of the Merger;

•

the fact that the Lock-Up Agreement that the Sponsor, together with certain shareholders of MariaDB, entered into in connection with the Merger Agreement supersedes the obligations of the Sponsor with respect to the lock-up under the Letter Agreement. Under the Letter Agreement, the Sponsor agreed not to sell or otherwise transfer the Founder Shares until one year after the completion of APHC’s initial business combination (or earlier, if the last reported sale price of the shares equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 150 days after an initial business combination). Under the Lock-Up Agreement, the Sponsor is only restricted from selling or otherwise transferring the Combined Company Ordinary Shares issued on conversion of the Founder Shares for a period of 180 days after the closing of the Merger;

•

the fact that the Sponsor will have a continued right to hold Combined Company Ordinary Shares issued in respect of the Founder Shares if the Business Combination is completed and the Combined Company Ordinary Shares to be issued to the Sponsor upon exercise of its Combined Company Private Warrants in respect of the APHC Private Warrants following the Business Combination, subject to the lock-up period in the Lock-Up Agreement;

•

the fact that if the Trust Account is liquidated, including in the event APHC is unable to complete an initial business combination by May 20, 2023, the Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per APHC Class A Ordinary Share, or such lesser per APHC Class A Ordinary Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•

the fact that APHC’s existing directors and officers will continue to be entitled to indemnification and the continuation of our directors’ and officers’ liability insurance following the closing of the Merger;

•

the fact that at the closing of the Merger, Irish Holdco, the Sponsor and certain existing equityholders and affiliates of MariaDB will enter into the Registration Rights Agreement, pursuant to which the Sponsor and signatory shareholders of MariaDB and their permitted transferees will be entitled to, among other things, registration rights, including demand, piggy-back, and shelf registration rights;

•

the fact that the Sponsor and APHC’s officers and directors can earn a positive rate of return on their investment, even if other APHC shareholders experience a negative rate of return in the post-business Business Combination Combined Company combination company;

•

the fact that the Sponsor and APHC’s officers and directors will lose their entire investment in APHC if an initial business combination is not consummated by May 20, 2023. As described above for illustrative purposes only, the Founder Shares owned by the Sponsor and Ms. Cloyd and Mr. Houlihan would have a current aggregate value of approximately $48.6 million, $225,000, and $225,000, respectively. The value of the Sponsor’s Founder Shares represents the amount currently owned of record by the Sponsor excluding the Founder Shares to be distributed to third parties pursuant to the At Risk Capital Syndication and the Other Forward Purchase Arrangements, which is expected to occur shortly before the closing of the Irish Domestication Merger. The actual value of these shares may be significantly higher after the closing of the Merger, depending on various factors, including the market’s reception of the Merger. If APHC does not consummate the Business Combination or another initial business combination by May 20, 2023, and APHC is therefore required to be liquidated, these shares would be worthless, because the Initial Shareholders have agreed not to redeem any of the Founder Shares in connection with a shareholder vote to approve a proposed initial business combination. In such case, the Sponsor, Ms. Cloyd and Mr. Houlihan would be at risk to lose at least approximately $48.6 million, $225,000, and $225,000, respectively, based on the illustrative amounts described above;

•

the fact that the Sponsor has agreed to loan to APHC up to $250,000 to be used for expenses of APHC. This loan is non-interest bearing and is to be forgiven upon the consummation of the Business Combination. If the loan is not forgiven, the unpaid principal balance on such loan will be payable by MariaDB. As of the date of this proxy statement/prospectus, there are $150,000 in loan amounts outstanding under the August 30, 2022 promissory note, and there were no Working Capital Loans outstanding;

•

the fact that the Sponsor has agreed to make available to Irish Holdco a loan facility in an aggregate amount of €263,063 to be advanced upon the written request of Irish Holdco. This loan facility agreement is non-interest bearing and any amount outstanding under the loan facility agreement is to be repaid on the Sponsor’s written demand or upon the Merger Effective Time. As of the date of this proxy statement/prospectus, there were no loan amounts outstanding under this September 14, 2022 loan facility agreement;

•

the fact that the Sponsor and APHC’s officers and directors will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by May 20, 2023. However, there have been no material out-of-pocket expenses subject to reimbursement to date, and APHC does not anticipate any such expenses prior to closing of the Merger;

•

the fact that up to an aggregate amount of $1,500,000 of any amounts outstanding under any Working Capital Loans made by the Sponsor or any of its affiliates or certain of APHC’s officers and directors may be converted into warrants identical to the APHC Private Warrants issued to the Sponsor at a price of $1.00 per warrant at the option of the lender;

•

the fact that, the holders of Founder Shares, APHC Private Warrants, and any warrants that may be issued upon conversion of Working Capital Loans (and any APHC Ordinary Shares issuable upon the exercise of the APHC Private Warrants and any warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights pursuant to a registration rights agreement, to require us to register a sale of any of our securities held by them prior to the consummation of our initial business combination. For further information about Working Capital Loans, see the section titled “Certain Relationships and Related Transactions—APHC Relationships and Related Party Transactions—Related Party Loans”; and

•

the fact that, an affiliate of the Sponsor, Angel Pond Capital LLC, was engaged by APHC and MariaDB as a joint co-placement agent for proposed private placements in connection with the Business Combination, including the Series D Preferred Shares financing and the PIPE Investment. No fees have been incurred nor paid to Angel Pond Capital LLC under this engagement as of March 31, 2022. The agreement associated with this engagement expired on March 15, 2022.

These interests may have influenced our management in pursuing the Business Combination and the APHC Board in making their recommendation that you vote in favor of the required Proposals, including approval of the Business Combination Proposal.

Expected Accounting Treatment of the Business Combination

We expect the Business Combination to be accounted for as a reverse capitalization in accordance with U.S. GAAP. APHC has been determined to be the acquired company based on evaluation of the following facts and circumstances:

•	MariaDB comprising the ongoing operations of the Combined Company;

•	MariaDB’s senior management comprising the senior management of the Combined Company; and

•	The MariaDB shareholders control the board of directors or having a majority of the voting power of the Combined Company.

Under this method of accounting, APHC will be treated as the acquired company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the Combined Company after the closing of the Merger will represent a continuation of the financial statements of MariaDB, with the Business Combination treated as the equivalent of Irish Holdco issuing shares for the net assets of APHC, accompanied by a recapitalization. The net assets of APHC will be stated at historical cost, with no goodwill or other intangible assets recorded.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of material U.S. federal income tax considerations to (i) holders of APHC Class A Ordinary Shares and APHC Public Warrants as a consequence of the Irish Domestication Merger, (ii) holders of Combined Company Ordinary Shares that elect to have their Combined Company Ordinary Shares redeemed for cash if the Business Combination is completed and (iii) ownership and disposition of Combined Company Ordinary Shares and Combined Company Public Warrants after the Irish Domestication Merger. This discussion applies only to APHC Class A Ordinary Shares, APHC Public Warrants, Combined Company Ordinary Shares and Combined Company Public Warrants that are held as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion does not address all of the tax considerations that may be relevant to persons in special tax situations, including: banks, insurance companies or other financial institutions, dealers in securities or currencies, traders in securities electing to mark-to-market, tax-exempt entities, regulated investment companies, persons that will hold more than 5% of the Combined Company Ordinary Shares, persons that hold 10% or more of the APHC Class A Ordinary Shares (by vote or value) unless otherwise stated foreign corporations with respect to which there are one or more United States shareholders within the meaning of Treasury Regulations Section 1.367(b)-3(b)(1)(ii), certain former citizens or residents of the United States, nonresident alien individuals present in the United States for more than 182 days in a taxable year, a person that is a “controlled foreign corporation,” a person that is a “passive foreign investment company,” persons holding Combined Company Ordinary Shares as part of a hedge, straddle, conversion or other integrated financial transaction, entities that are treated as partnerships for U.S. federal income tax purposes (or partners therein), any holders of Founder Shares, PIPE Investors or persons that are otherwise subject to special treatment under the Code. This section does not address any other U.S. federal tax considerations (such as estate and gift taxes, the alternative minimum tax, or the Medicare tax on net investment income) or any state, local or non-U.S. tax considerations.

For purposes of this discussion, a “U.S. holder” means a beneficial owner of APHC Class A Ordinary Shares, APHC Public Warrants, Combined Company Ordinary Shares or Combined Company Public Warrants that is an individual citizen or resident of the United States, a domestic corporation or otherwise subject to U.S. federal income tax on a net basis with respect to income from APHC’s shares or warrants. A “Non-U.S. holder” means any beneficial owner of APHC Class A Ordinary Shares, APHC Public Warrants, Combined Company Ordinary Shares or Combined Company Public Warrants, that is not a U.S. holder.

This discussion is based on the tax laws of the United States, including the Code, existing and proposed regulations and administrative and judicial interpretations, all as currently in effect. Such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below.

We have not sought, and will not seek, a ruling from the IRS as to any U.S. federal income tax considerations described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

U.S. Holders

Effects of the Irish Domestication Merger on U.S. Holders

The U.S. federal income tax consequences of the Irish Domestication Merger will depend primarily upon whether the Irish Domestication Merger qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Irish Domestication

Merger, Merger Sub will merge with and into APHC, the separate corporate existence of Merger Sub will cease, and APHC will continue its existence after the merger as a wholly owned subsidiary of Irish Holdco. APHC will then elect to be treated as a disregarded entity for U.S. federal income tax purposes (the “CTB Election”), resulting in a deemed complete liquidation of APHC into Irish Holdco for such purposes. References to the treatment of the Irish Domestication Merger for U.S. federal income tax purposes throughout this proxy statement/prospectus shall mean the Irish Domestication Merger together with the CTB Election.

APHC intends for the Irish Domestication Merger to qualify as a reorganization within the meaning of Section 368(a)(l)(F) of the Code. APHC has not requested, and does not intend to request, a ruling from the IRS as to the U.S. federal income tax consequences of the Irish Domestication Merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, each U.S. holder of APHC Class A Ordinary Shares or APHC Public Warrants is urged to consult its tax advisor with respect to the particular tax consequence of the Irish Domestication Merger to such U.S. holder.

Assuming the Irish Domestication Merger qualifies as an F Reorganization, U.S. holders of APHC Class A Ordinary Shares or APHC Public Warrants generally should not recognize gain or loss for U.S. federal income tax purposes on the Irish Domestication Merger, except as provided under “—PFIC Considerations,” and the Irish Domestication Merger should be treated for U.S. federal income tax purposes as if APHC (i) transferred all of its assets and liabilities to the Domesticated Entity in exchange for all of the Combined Company Ordinary Shares and Combined Company Public Warrants; and then (ii) distributed the Combined Company Ordinary Shares and Combined Company Public Warrants to the holders of the APHC Class A Ordinary Shares and APHC Public Warrants in liquidation of APHC.

If the Irish Domestication Merger qualifies as an F Reorganization, subject to the PFIC rules discussed below: (i) a U.S. holder’s tax basis in a Combined Company Ordinary Share or a Combined Company Public Warrant received in the Irish Domestication Merger should generally be the same as its tax basis in the APHC Class A Ordinary Share or APHC Public Warrant surrendered in exchange therefor, and (ii) the holding period for a Combined Company Ordinary Share or Combined Company Public Warrant should generally include such U.S. holder’s holding period for the APHC Class A Ordinary Share or APHC Public Warrant surrendered in exchange therefor.

If the Irish Domestication Merger fails to qualify as an F Reorganization, a U.S. holder generally would recognize gain or loss with respect to an APHC Class A Ordinary Share or APHC Public Warrant in an amount equal to the difference, if any, between the fair market value of the corresponding Combined Company Ordinary Shares or Combined Company Public Warrants received in the Irish Domestication Merger and the U.S. holder’s adjusted tax basis in its APHC Class A Ordinary Shares or APHC Public Warrants surrendered in exchange therefor. In such event, such U.S. holder’s basis in the Combined Company Ordinary Shares or Combined Company Public Warrants would be equal to the fair market value of those Combined Company Ordinary Shares or Combined Company Public Warrants on the date of the Irish Domestication Merger, and such U.S. holder’s holding period for the Combined Company Ordinary Shares or Combined Company Public Warrants would begin on the day following the date of the Irish Domestication Merger.

Because the Irish Domestication Merger will occur immediately prior to the redemption of U.S. holders that exercise redemption rights with respect to the Combined Company Ordinary Shares, U.S. holders exercising such redemption rights will be subject to the potential tax consequences of the Irish Domestication Merger. All U.S. holders considering exercising redemption rights with respect to their Combined Company Ordinary Shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Irish Domestication Merger and exercise of redemption rights.

Redemption of Combined Company Ordinary Shares

In the event that a holder’s Combined Company Ordinary Shares are redeemed pursuant to the redemption provisions described in this proxy statement/prospectus under the section titled “Special Meeting of the Shareholders of APHC in Lieu of the 2022 General Annual Meeting of APHC Shareholders—Redemption Rights” the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or other exchange of Combined Company Ordinary Shares under Section 302 of the Code. If the redemption qualifies as a sale of Combined Company Ordinary Shares, a U.S. holder will be treated as described below under the section titled “Effects of Ownership of Combined Company Ordinary Shares or Combined Company Public Warrants on U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Combined Company Ordinary Shares or Combined Company Public Warrants.” If the redemption does not qualify as a sale of Combined Company Ordinary Shares, a holder will be treated as receiving a corporate distribution with the tax consequences to a U.S. holder described below under the section titled “Effects of Ownership of Combined Company Ordinary Shares or Combined Company Public Warrants on U.S. Holders—Taxation of Distributions.”

Whether a redemption of Combined Company Ordinary Shares qualifies for sale treatment will depend largely on the total number of APHC’s shares treated as held by the redeemed holder before and after the redemption (including any shares constructively owned by the holder as a result of owning Combined Company Public Warrants and any shares that a holder would directly, indirectly or constructively acquire pursuant to the Business Combination) relative to all of the Combined Company Ordinary Shares outstanding both before and after the redemption. The redemption of Combined Company Ordinary Shares will generally be treated as a sale (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.

In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a holder takes into account not only Combined Company Ordinary Shares actually owned by the holder, but also shares that are constructively owned by it under certain attribution rules set forth in the Code. A holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any shares that the holder has a right to acquire by exercise of an option, which would generally include Combined Company Ordinary Shares which could be acquired pursuant to the exercise of the Combined Company Public Warrants. Moreover, any of the Combined Company Ordinary Shares that a holder directly or constructively acquires pursuant to the Business Combination should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of APHC’s outstanding voting shares actually and constructively owned by the holder immediately following the redemption of Combined Company Ordinary Shares must, among other requirements, be less than 80% of the percentage of the outstanding voting shares actually and constructively owned by the holder immediately before the redemption (taking into account both redemptions by other holders of Combined Company Ordinary Shares and the Combined Company Ordinary Shares to be issued pursuant to the Business Combination). There will be a complete termination of a holder’s interest if either (i) all of the Combined Company Ordinary Shares actually and constructively owned by the holder are redeemed or (ii) all of the Combined Company Ordinary Shares actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the holder does not constructively own any other shares. The redemption of Combined Company Ordinary Shares will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the holder’s proportionate interest in APHC. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest in APHC will depend on the particular facts and circumstances. The IRS has indicated in published rulings that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests are satisfied, then the redemption of Combined Company Ordinary Shares will be treated as a corporate distribution to the redeemed holder and the tax effects to such U.S. holder will be as described below under the section titled “Effects of Ownership of Combined Company Ordinary Shares or Combined Company Public Warrants on U.S. Holders—Taxation of Distributions.” After the application of those rules, any remaining tax basis of the holder in the redeemed Combined Company Ordinary Shares will be added to the holder’s adjusted tax basis in its remaining shares, or, if it has none, to the holder’s adjusted tax basis in its Combined Company Public Warrants or possibly in other shares constructively owned by it.

All holders should consult their tax advisors as to the tax consequences to them of a redemption of all or a portion of their Combined Company Ordinary Shares pursuant to an exercise of redemption rights.

Effects of Ownership of Combined Company Ordinary Shares or Combined Company Public Warrants on U.S. Holders

Taxation of Distributions

After the Irish Domestication Merger, subject to the PFIC rules discussed below, a U.S. holder generally will be required to include in gross income as dividends the amount of any cash distribution paid with respect to Combined Company Ordinary Shares to the extent paid from the Combined Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in the Combined Company Ordinary Shares and any remaining excess will be treated as gain realized on the sale or other disposition of the Combined Company Ordinary Shares and will be treated as described below under the section titled “U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Combined Company Ordinary Shares or Combined Company Public Warrants.”

APHC does not expect to have significant cumulative earnings and profits through the date of the Irish Domestication Merger and Irish Holdco does not expect to have significant cumulative earnings and profits through the date of the Merger. If it were determined that APHC and/or Irish Holdco had positive earnings and profits through the dates of the Irish Domestication Merger and Merger respectively, such positive earnings and profits will be deemed to have been received by the Combined Company.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Combined Company Ordinary Shares or Combined Company Public Warrants.

Subject to the PFIC rules discussed below, upon a sale or other taxable disposition of Combined Company Ordinary Shares or Combined Company Public Warrants after the Irish Domestication Merger, a U.S. holder will generally recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the Combined Company Ordinary Shares or Combined Company Public Warrants. Any such capital gain or loss will generally be long-term capital gain or loss if the U.S. holder’s holding period for the Combined Company Ordinary Shares or Combined Company Public Warrants so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the Combined Company Ordinary Shares described in this proxy statement/prospectus may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. U.S. holders who hold different blocks of Combined Company Ordinary Shares (Combined Company Ordinary Shares purchased or acquired on different dates or at different prices) should consult their tax advisor to determine how the above rules apply to them.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and

(ii) the U.S. holder’s adjusted tax basis in its Combined Company Ordinary Shares and Combined Company Public Warrants so disposed of. See “—Effects of the Irish Domestication Merger on U.S. Holders” above for discussion of a U.S. holder’s adjusted tax basis in its Combined Company Ordinary Shares and/or Combined Company Public Warrants following the Irish Domestication Merger. See “—Acquisition of Combined Company Ordinary Shares Pursuant to Exercise of a Combined Company Public Warrant” below for a discussion regarding a U.S. holder’s tax basis in Combined Company Ordinary Shares acquired pursuant to the exercise of a Combined Company Public Warrant.

Acquisition of Combined Company Ordinary Shares Pursuant to Exercise of a Combined Company Public Warrant

After the Irish Domestication Merger, subject to the PFIC rules discussed below, a U.S. holder generally will not recognize gain or loss upon the exercise of a Combined Company Public Warrant for cash. Combined Company Ordinary Shares acquired pursuant to the exercise of a Combined Company Public Warrant for cash generally will have a tax basis equal to the U.S. holder’s tax basis in the warrant, increased by the amount paid to exercise the warrant. A U.S. holder’s holding period for the Combined Company Ordinary Shares will commence on the day following the date of exercise of the Combined Company Public Warrant; the holding period will not include the period during which the U.S. holder held the warrant. If a Combined Company Public Warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant.

The tax consequences of a cashless exercise of a Combined Company Public Warrant are not clear under current U.S. federal income tax law. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. holder’s tax basis in the Combined Company Ordinary Shares received generally would equal the U.S. holder’s tax basis in the Combined Company Public Warrants. If the cashless exercise is treated as a recapitalization, the holding period of the Combined Company Ordinary Shares will include the holding period of the warrants.

It is also possible that a cashless exercise could be treated as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder could be deemed to have surrendered Combined Company Public Warrants with an aggregate fair market value equal to the exercise price for the total number of warrants to be exercised. The U.S. holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Combined Company Public Warrants deemed surrendered and the U.S. holder’s tax basis in such warrants. In this case, a U.S. holder’s tax basis in the Combined Company Ordinary Shares received would equal the sum of the U.S. holder’s tax basis in the Combined Company Public Warrants exercised and the exercise price of such warrants. A U.S. holder’s holding period for the Combined Company Ordinary Shares will commence on the day following the date of exercise of the warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise.

Possible Constructive Distributions to Holders of Combined Company Public Warrants

The terms of each Combined Company Public Warrant provide for an adjustment to the number of shares for which the warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. However, holders of warrants may be treated as receiving a constructive distribution from APHC if the adjustment increases the Combined Company Public Warrant holders’ proportionate interest in APHC’s assets or earnings and profits. For example, without limitation, a taxable constructive distribution would occur if the number of Combined Company Ordinary Shares that would be obtained upon exercise of the Combined Company Public Warrants increases as a result of a distribution of cash to the holders of Combined Company Ordinary Shares. Constructive distributions that are taxable would be subject to tax in the same manner as cash distributions made to U.S. holders as described under “—U.S. Holders—Taxation of Distributions” above.

PFIC Considerations

APHC will be classified as a PFIC in a particular taxable year if, either:

•	75% or more of APHC’s gross income for the taxable year is passive income; or

•	the average percentage of the value of APHC’s assets that produce or are held for the production of passive income is at least 50%.

For this purpose, passive income generally includes dividends, interest, gains from certain commodities transactions, rents, royalties and the excess of gains over losses from the disposition of assets that produce passive income.

Based on the composition of its income and assets, APHC believes that it is likely that it was a PFIC for U.S. federal income tax purposes for the fiscal year ended December 31, 2021 and it may or may not be a PFIC in the current taxable year depending on the composition of its income and assets for the taxable year (taking into account assets and income of the Combined Company after the Merger).

Although not free from doubt, the Company expects the Combined Company Ordinary Shares received in exchange for the APHC Class A Ordinary Shares surrendered in the Irish Domestication Merger will be treated as stock of a PFIC for U.S. federal income tax purposes.

Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person that disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. Assuming the Irish Domestication Merger qualifies as an F Reorganization, if finalized in their current form, those proposed Treasury Regulations would not require gain recognition to U.S. holders of APHC Class A Ordinary Shares and APHC Public Warrants upon the Irish Domestication Merger. If, however, there were recognized gain, the tax on any such recognized gain would be imposed based on a complex set of computational rules.

Under these rules (subject to the discussion below regarding the QEF Election and Mark-to-Market Election):

•	the U.S. holder’s gain will be allocated ratably over the U.S. holder’s holding period for such U.S. holder’s APHC Class A Ordinary Shares or APHC Public Warrants;

•	the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which APHC was a PFIC will be taxed as ordinary income;

•	the amount allocated to each of the other taxable years will be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year; and

•	an interest charge for the deemed deferral benefit will be imposed with respect to the resulting tax attributable to each such other taxable year.

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. Therefore, if APHC is a PFIC, U.S. holders of APHC Class A Ordinary Shares that have not made a timely QEF Election or a mark-to-market election (both as defined and described below) and U.S. holders of APHC Public Warrants may be subject to taxation on the Irish Domestication Merger to the extent their shares or warrants have a fair market value in excess of their tax basis therein. An Electing Shareholder (as defined below) generally would not be subject to the adverse PFIC rules discussed above with respect to its APHC Class A Ordinary Shares but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of APHC, whether or not such amounts are actually distributed to such shareholders in any taxable year.

U.S. holders of APHC Class A Ordinary Shares or APHC Public Warrants are urged to consult their tax advisors concerning the application of the PFIC rules under their particular circumstances.

QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. holder of APHC Class A Ordinary Shares would depend on whether the U.S. holder has made a timely and effective election to treat APHC as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. holder’s holding period of APHC Class A Ordinary Shares during which APHC qualified as a PFIC (a “QEF Election”). The QEF Election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. holder generally makes a QEF election by attaching a completed IRS Form 8621, including the information provided in a “PFIC Annual Information Statement,” to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF Elections generally may be made only by filing a protective statement with such return and if certain other conditions are met, which likely will not be satisfied with respect to APHC, or with the consent of the IRS. If applicable, U.S. holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF Election under their particular circumstances.

A U.S. holder’s ability to make a QEF Election with respect to APHC is contingent upon, among other things, the provision by APHC of a “PFIC Annual Information Statement” to such U.S. holder. A U.S. holder that makes a QEF Election may be referred to as an “Electing Shareholder” and a U.S. holder that does not make a QEF Election may be referred to as a “Non-Electing Shareholder.” A QEF Election is not available with respect to the APHC Public Warrants. An Electing Shareholder generally would not be subject to the adverse PFIC rules discussed above with respect to their APHC Class A Ordinary Shares. As a result, even if such a transaction would otherwise be taxable, such a U.S. holder should not recognize gain or loss as a result of the Irish Domestication Merger.

The impact of the PFIC rules on a U.S. holder of APHC Class A Ordinary Shares may also depend on whether the U.S. holder has made an election under Section 1296 of the Code. U.S. holders that hold (or are deemed to hold) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is considered “marketable” (a “mark-to-market election”). Marketable stock, generally, is stock that is regularly traded on a national securities exchange that is registered with the SEC, including the NYSE. If such an election is available and has been timely made, such U.S. holders will generally not be subject to the special taxation rules of Section 1291 of the Code discussed herein. However, if the mark-to-market election is made by a Non-Electing Shareholder after the beginning of the holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on, and other amounts taxable with respect to the APHC Class A Ordinary Shares. A mark-to-market election is not available with respect to the APHC Public Warrants.

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. holders of APHC Class A Ordinary Shares or APHC Public Warrants are urged to consult their tax advisors concerning the application of the PFIC rules under their particular circumstances.

Information Reporting and Backup Withholding

Information returns are required to be filed with the IRS with respect to payments made to certain U.S. holders. In addition, certain U.S. holders may be subject to backup withholding tax in respect of such payments if they do not provide their taxpayer identification numbers to the paying agent, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules. Non-U.S. holders may be required to comply with applicable certification procedures to establish that they are non-U.S. holders in order to avoid the application of such information reporting requirements and backup withholding tax. Any amount paid as backup withholding may be creditable against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

CERTAIN MATERIAL IRISH TAX CONSIDERATIONS

Scope

The following is a summary of the anticipated material Irish tax consequences of (i) the Irish Domestication Merger for holders of APHC Ordinary Shares and APHC Warrants and (ii) acquisition, ownership and disposition of Combined Company Ordinary Shares and Combined Company Public Warrants and Combined Company Private Warrants received by such holders pursuant to the Business Combination. The summary is based upon Irish tax laws and the practice of the Irish Revenue Commissioners in effect on the date of this registration statement and submissions which will be made to the Irish Revenue Commissioners. Changes in law and/or administrative practice may result in a change in the tax consequences and considerations described below, possibly with retrospective effect.

A “Non-Irish Holder” is an individual who beneficially owns their APHC securities, and who will beneficially own their Combined Company Ordinary Shares and/or Combined Company Public Warrants and/or Combined Company Private Warrants, that is neither a resident nor ordinarily resident in Ireland for Irish tax purposes and does not hold their APHC securities, and will not hold their Combined Company Ordinary Shares and/or Combined Company Public Warrants and/or Combined Company Private Warrants, in connection with a trade carried on by such person through an Irish branch or agency.

This summary does not constitute tax advice and is intended only as a general guide. This summary does not purport to be a comprehensive description of all potential Irish tax considerations that may apply to a shareholder or warrant holder as a result of the Business Combination or as a result of the of the acquisition, ownership and disposal of Combined Company Ordinary Shares and/or Combined Company Public Warrants and/or Combined Company Private Warrants. In addition, this discussion does not address all aspects of Irish taxation that may be relevant to particular shareholders or warrant holders, nor does it take into account the individual facts and circumstances of any particular shareholder or warrant holder that may affect the Irish tax consequences for such shareholder or warrant holder. The summary is not exhaustive and security holders should consult their tax advisors about the Irish tax consequences (and tax consequences under the laws of other relevant jurisdictions) of the Business Combination and of the acquisition, ownership and disposal of Combined Company Ordinary Shares and/or Combined Company Public Warrants and/or Combined Company Private Warrants. The summary applies only to Non-Irish Holders who hold their APHC securities, and will own their Combined Company Ordinary Shares and/or Combined Company Public Warrants and/or Combined Company Private Warrants, as capital assets and does not apply to other categories of Non-Irish Holders, such as dealers in securities, trustees, insurance companies, collective investment schemes and Non-Irish Holders who acquired, or are deemed to have acquired, their APHC securities or who will, or who will be deemed to, acquire their Combined Company Ordinary Shares and/or Combined Company Public Warrants and/or Combined Company Private Warrants by virtue of an Irish office or employment (performed or carried on to any extent in Ireland).

The summary does not, except where expressly stated, consider the position of Non-Irish Holders who hold their Combined Company Ordinary Shares and/or Combined Company Public Warrants and/or Combined Company Private Warrants directly (and not beneficially through a broker or custodian (through DTC)). The Irish tax consequences of transactions in Combined Company Ordinary Shares and/or Combined Company Public Warrants and/or Combined Company Private Warrants held directly are generally negative when compared with Combined Company Ordinary Shares and/or Combined Company Public Warrants and/or Combined Company Private Warrants held through DTC. Any Non-Irish Holder contemplating holding their Combined Company Ordinary Shares and/or Combined Company Public Warrants and/or Combined Company Private Warrants directly should consult their personal tax advisors as to the Irish tax consequences of acquiring, owning and disposing of such Combined Company Ordinary Shares and/or Combined Company Public Warrants and/or Combined Company Private Warrants.

There can be no assurance that the Irish tax authorities will not challenge the Irish tax treatment described below or that, if challenged, such treatment will be sustained by a court.

Irish Tax on Chargeable Gains (Irish CGT)

The rate of Irish capital gains tax or corporation tax on taxable gains (as applicable), which is referred to as Irish CGT, is currently 33%. Liability to Irish CGT depends on the individual circumstances of the shareholders or warrant holders.

Non-Irish Holders of APHC securities should not be subject to Irish CGT in respect of any gain realized on the automatic cancellation and conversion of their APHC Ordinary Shares into Combined Company Ordinary Shares, or on the assumption and automatic adjustment of their APHC Warrants into Combined Company Public Warrants, in each case by virtue of the Irish Domestication Merger, provided that the APHC securities neither (a) were used, held or acquired for the purposes of a trade carried on by such Non-Irish Holder through an Irish branch or agency, nor (b) were otherwise used, held or acquired for use by or for the purposes of an Irish branch or agency, as they should not be within the territorial scope of Irish CGT.

Non-Irish Holders should not be within the territorial scope of a charge to Irish CGT on a subsequent disposal of their Combined Company Ordinary Shares and/or Combined Company Public Warrants and/or Combined Company Private Warrants, provided that such Combined Company Ordinary Shares and/or Combined Company Public Warrants and/or Combined Company Private Warrants neither (a) were used, held or acquired for the purposes of a trade carried on by such Non-Irish Holder through an Irish branch or agency, nor (b) were otherwise used, held or acquired for use by or for the purposes of an Irish branch or agency.

A Non-Irish Holder who is an individual and who is temporarily non-resident in Ireland may, under anti-avoidance legislation, still be liable to Irish CGT on any gain realized on a disposal of their APHC securities, Combined Company Ordinary Shares and/or Combined Company Public Warrants and/or Combined Company Private Warrants.

Irish Stamp Duty

The rate of stamp duty (where applicable) on transfers of shares or warrants of Irish incorporated companies is 1% of the greater of the price paid or market value of the shares or warrants acquired. Where Irish stamp duty arises it is generally a liability of the transferee. However, in the case of a gift or transfer at less than fair market value, all parties to the transfer are jointly and severally liable.

No stamp duty is expected to be payable by a Non-Irish Holder of APHC securities on the automatic cancellation and conversion of the APHC Shares into Combined Company Ordinary Shares, or the assumption and automatic adjustment of the APHC Warrants into Combined Company Public Warrants or Combined Company Private Warrants, pursuant to the Business Combination.

Irish stamp duty may be payable in respect of transfers of Combined Company Ordinary Shares, Combined Company Public Warrants and Combined Company Private Warrants, depending on the manner in which the Combined Company Ordinary Shares, Combined Company Public Warrants and Combined Company Private Warrants are held. Irish Holdco expects to enter into arrangements with DTC to allow the Combined Company Ordinary Shares and Combined Company Public Warrants to be settled through the facilities of DTC. As such, the discussion below discusses separately the APHC security holders who hold their securities or shares through DTC and those who do not.

Combined Company Ordinary Shares or Combined Company Public Warrants Held Through DTC

Submission will be made to the Irish Revenue Commissioners in advance of the Business Combination to confirm that transfers of Combined Company Ordinary Shares and Combined Company Public Warrants effected by means of the transfer of book entry interests in DTC will not be subject to Irish stamp duty. Subject to receipt of confirmation from the Irish Revenue Commissioners, a transfer of Combined Company Ordinary Shares and/or Combined Company Public Warrants effected by means of the transfer of book-entry interests in DTC should not be subject to Irish stamp duty.

Combined Company Ordinary Shares, Combined Company Public Warrants and/or Combined Company Private Warrants Held Outside of DTC or Transferred Into or Out of DTC

A transfer of Combined Company Ordinary Shares or Combined Company Public Warrants or Combined Company Private Warrants where any party to the transfer holds such Combined Company Ordinary Shares or Combined Company Public Warrants or Combined Company Private Warrants outside of DTC may be subject to Irish stamp duty.

Should the requested confirmation from the Irish Revenue Commissioners be granted in advance of the Business Combination, holders of Combined Company Ordinary Shares or Combined Company Public Warrants wishing to transfer their Combined Company Ordinary Shares or Combined Company Public Warrants into (or out of) DTC may do so without giving rise to Irish stamp duty, provided that:

•	there is no change in the beneficial ownership of such shares or warrants as a result of the transfer; and

•	the transfer into (or out of) DTC is not effected in contemplation of a sale of such shares or warrants by a beneficial owner to a third party.

Due to the potential Irish stamp charge on transfers of Combined Company Ordinary Shares, Combined Company Public Warrants and Combined Company Private Warrants held outside of DTC, it is strongly recommended that any APHC security holders who do not hold their APHC securities through DTC (or through a broker who in turn holds such shares through DTC) should arrange for the transfer of their securities or shares as soon as possible and before the Business Combination is consummated.

Irish Withholding Tax on Dividends (DWT)

If the Combined Company were to pay a dividend or make a distribution in the absence of one of many exemptions available, such distribution could be subject to DWT, currently at a rate of 25%.

For DWT and Irish income tax purposes, a distribution includes any distribution that may be made by Irish Holdco to holders of Combined Company Ordinary Shares, including cash dividends, non-cash dividends and additional stock taken in lieu of a cash dividend. Where an exemption from DWT does not apply in respect of a distribution made to a holder of Combined Company Ordinary Shares, Irish Holdco is responsible for withholding DWT at source in respect of the distributions made and remitting the tax withheld to the Irish Revenue Commissioners.

General Exemptions

Irish domestic law provides that certain non-Irish resident holders of Combined Company Ordinary Shares are not subject to DWT on distributions received from Irish Holdco if such holder of Combined Company Ordinary Shares is beneficially entitled to the distribution, and is either:

•

a person (not being a company) resident for tax purposes in a Relevant Territory (including the United States) and is neither resident nor ordinarily resident in Ireland (for a list of Relevant Territories for DWT purposes, please see Annex I to this registration statement);

•	a company resident for tax purposes in a Relevant Territory, provided such company is not under the control, whether directly or indirectly, of a person or persons who is or are resident in Ireland;

•

a company that is controlled, directly or indirectly, by persons resident in a Relevant Territory but who is or are (as the case may be) not controlled by, directly or indirectly, persons who are not resident in a Relevant Territory;

•

a company whose principal class of shares (or those of its 75% direct or indirect parent company) is substantially and regularly traded on a stock exchange in Ireland, on a recognized stock exchange either in a Relevant Territory or on such other stock exchange approved by the Irish Minister for Finance; or

•

a company that is wholly owned, directly or indirectly, by two or more companies where the principal class of shares of each of such companies is substantially and regularly traded on a stock exchange in Ireland, a recognized stock exchange in a Relevant Territory or on such other stock exchange approved by the Irish Minister for Finance, and provided, in all cases noted above (but subject to “—Combined Company Ordinary Shares Held by U.S. Resident Shareholders” below), Irish Holdco or, in respect of Combined Company Ordinary Shares held through DTC, any qualifying intermediary appointed by Irish Holdco, has received from the holder of such Combined Company Ordinary Shares, where required, the relevant DWT Forms prior to the payment of the distribution. In practice, in order to ensure sufficient time to process the receipt of relevant DWT Forms, the holders of Combined Company Ordinary Shares, where required, should furnish the relevant DWT Form to:

•

its broker (and the relevant information is further transmitted to any qualifying intermediary appointed by Irish Holdco) before the record date for the distribution (or such later date before the distribution payment date as may be notified to the holder of Combined Company Ordinary Shares by the broker) if its Combined Company Ordinary Shares are held through DTC; or

•	Irish Holdco’s transfer agent at least seven business days before the record date for the distribution if its Combined Company Ordinary Shares are held outside of DTC.

Links to the various DWT Forms are available at https://www.revenue.ie/en/companies-and-charities/dividend-withholding-tax/exemptions-for-non-residents.aspx. The information on such website does not constitute a part of, and is not incorporated by reference into, this registration statement of which this prospectus/proxy statement is a part.

For non-Irish resident holders of Combined Company Ordinary Shares that cannot avail themselves of one of Ireland’s domestic law exemptions from DWT, it may be possible for such holder of Combined Company Ordinary Shares to rely on the provisions of a double tax treaty to which Ireland is party to reduce the rate of DWT. It is the responsibility of each shareholder to determine whether or not they are a “resident” for tax purposes in a Relevant Territory.

Combined Company Ordinary Shares Held by U.S. Resident Shareholders

Submission will be made to the Irish Revenue Commissioners to confirm that shareholders resident in the U.S. that hold their Combined Company Ordinary Shares through DTC will not be subject to DWT, provided the addressees of the beneficial owners of such Combined Company Ordinary Shares in the records of the brokers holding such Combined Company Ordinary Shares are recorded as being in the U.S. (and such brokers have further transmitted the relevant information to a qualifying intermediary appointed by Irish Holdco). As a result, distributions paid in respect of Combined Company Ordinary Shares that are owned by a U.S. resident and held through DTC should not be subject to DWT, provided the address of the beneficial owner of such Combined Company Ordinary Shares in the records of the broker holding such Combined Company Ordinary Shares is in the United States (and such broker has further transmitted the relevant information to a qualifying intermediary appointed by Irish Holdco). It is strongly recommended that such holders of Combined Company Ordinary Shares, including APHC security holders who are U.S. residents and who receive Combined Company Ordinary Shares pursuant to the Business Combination, ensure that their information is properly recorded by their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by Irish Holdco).

Distributions paid in respect of Combined Company Ordinary Shares that are held outside of DTC and are owned by a former APHC security holder who is a resident of the United States should not be subject to DWT if such holder of Combined Company Ordinary Shares provides a completed IRS Form 6166 or a valid DWT Form to Irish Holdco’s transfer agent to confirm its U.S. residence and claim an exemption. It is strongly recommended that APHC security holders who are U.S. residents and who receive Combined Company Ordinary Shares pursuant to the Business Combination (which are to be held outside of DTC) provide the appropriate completed IRS Form 6166 or DWT Form to Irish Holdco’s transfer agent as soon as possible after receiving their Combined Company Ordinary Shares.

If any holder of Combined Company Ordinary Shares that is resident in the United States receives a distribution from which DWT has been withheld, the holder of Combined Company Ordinary Shares should generally be entitled to apply for a refund of such DWT from the Irish Revenue Commissioners, subject to certain time limits and provided the holder of Combined Company Ordinary Shares is beneficially entitled to the distribution.

Combined Company Ordinary Shares Held by Residents of Relevant Territories Other than the United States

Holders of Combined Company Ordinary Shares who are residents of Relevant Territories, other than the United States, must satisfy the conditions of one of the exemptions referred to above under the heading “—General Exemptions,” including the requirement to furnish valid DWT Forms, in order to receive distributions without suffering DWT. If such holders of Combined Company Ordinary Shares hold their Combined Company Ordinary Shares through DTC, they must provide the appropriate DWT Forms to their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by Irish Holdco) before the record date for the distribution (or such later date before the distribution payment date as may be notified to holder of Combined Company Ordinary Shares by the broker). If such holders of Combined Ordinary Shares hold their Combined Company Ordinary Shares outside of DTC, they must provide the appropriate DWT Forms to Irish Holdco’s transfer agent before the record date for the distribution. It is strongly recommended that such holders of Combined Company Ordinary Shares, including APHC security holders who are residents of Relevant Territories other than the United States and who receive Combined Company Ordinary Shares pursuant to the Business Combination complete the appropriate DWT Forms and provide them to their brokers or Irish Holdco’s transfer agent, as the case may be, as soon as possible after receiving their Combined Company Ordinary Shares.

If any holder of Combined Company Ordinary Shares who is resident in a Relevant Territory receives a distribution from which DWT has been withheld, the holder of Combined Company Ordinary Shares may be entitled to a refund of DWT from the Irish Revenue Commissioners, subject to certain time limits and provided the holder of Combined Company Ordinary Shares is beneficially entitled to the distribution.

Shares Held by Other Persons

Holders of Combined Company Ordinary Shares that do not fall within any of the categories specifically referred to above may nonetheless fall within other exemptions from DWT provided that the shareholder has completed the relevant Irish DWT Form and this declaration form remains valid. If any holders of Combined Company Ordinary Shares are exempt from DWT, but receive distributions subject to DWT, such holders of Combined Company Ordinary Shares may apply for refunds of such DWT from the Irish Revenue Commissioners, subject to certain time limits and provided the shareholder is beneficially entitled to the dividend.

Distributions paid in respect of Combined Company Ordinary Shares held through DTC that are owned by a partnership formed under the laws of a Relevant Territory and where all the underlying partners are resident in a Relevant Territory should, subject to confirmation by the Irish Revenue Commissioners, be entitled to exemption from DWT if all of the partners complete the appropriate DWT Forms and provide them to their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by Irish Holdco) before the record date for the distribution (or such later date before the distribution payment date as may be notified to the holder of Combined Company Ordinary Shares by the broker). If any partner is not a resident of a Relevant Territory, no part of the partnership’s position is entitled to exemption from DWT.

Qualifying Intermediary

Prior to paying any distribution, Irish Holdco will put in place an agreement with an entity that is recognized by the Irish Revenue Commissioners as a “qualifying intermediary,” and which, subject to confirmation by the Irish

Revenue Commissioners, will satisfy one of the Irish requirements for dividends to be paid to certain shareholders free from DWT where such shareholders hold their shares through DTC, as described above. The agreement will generally provide for certain arrangements relating to distributions in respect of Combined Company Ordinary Shares that are held through DTC, which are referred to as the “Deposited Securities.” The agreement will provide that the qualifying intermediary shall distribute or otherwise make available to Cede & Co., as nominee for DTC, any cash dividend or other cash distribution to be made to holders of the Deposited Securities after Irish Holdco delivers or causes to be delivered to the qualifying intermediary the cash to be distributed.

Irish Holdco will rely on information received directly or indirectly from its qualifying intermediary, brokers, and its transfer agent in determining where holders of Combined Company Ordinary Shares reside, whether they have provided the required U.S. tax information and whether they have provided the required DWT Forms. Holders of Combined Company Ordinary Shares that are required to file DWT Forms in order to receive distributions free of DWT should note that such forms are generally valid, subject to a change in circumstances, until December 31 of the fifth year after the year in which such forms were completed. New DWT Forms must be completed and filed before the expiration of that five year period to enable the shareholder to continue to receive dividends without DWT.

Irish Income Tax on Dividends Paid on Combined Company Ordinary Shares

Irish income tax may arise for certain persons in respect of distributions received from Irish resident companies.

A Non-Irish Holder that is entitled to an exemption from DWT should generally have no Irish income tax or universal social charge liability on a distribution from Irish Holdco. A Non-Irish Holder that is not entitled to an exemption from DWT, and therefore is subject to DWT, generally should have no additional Irish income tax liability or liability to universal social charge. The DWT deducted by Irish Holdco discharges the Irish income tax liability and liability to universal social charge.

Irish Capital Acquisitions Tax (CAT)

CAT comprises principally gift tax and inheritance tax on property situated in Ireland for CAT purposes or otherwise within the territorial scope of CAT. CAT could apply to a gift or inheritance of Combined Company Ordinary Shares, Combined Company Public Warrants and Combined Company Private Warrants because Combined Company Ordinary Shares, Combined Company Public Warrants and Combined Company Private Warrants, including where such shares or warrants are held in DTC, may attract a charge to CAT irrespective of the place of residence, ordinary residence or domicile of the deceased or donor of the shares (collectively referred to as the “donor”) or the successor or donee of the shares (collectively referred to as the “donee”). This is because Combined Company Ordinary Shares, Combined Company Public Warrants and Combined Company Private Warrants are regarded as property situated in Ireland for CAT purposes. The person who receives the gift or inheritance has primary liability for CAT; however there are certain circumstances where another person such as an agent or personal representative may become accountable for the CAT.

CAT is currently levied at a rate of 33% on the value of any taxable gift or inheritance above certain tax-free thresholds, referred to as “group thresholds.” The appropriate tax-free threshold depends upon (1) the relationship between the donor and the donee and (2) the aggregation of the values of previous taxable gifts and inheritances received by the donee from persons within the same group threshold. For example, in 2022 a child is entitled to a tax-free threshold of €335,000 on a gift or inheritance from a parent, but all gifts or inheritances within the charge to tax in Ireland taken from donors within the same group threshold since 5 December 1991 are taken into account. Gifts and inheritances passing between spouses are exempt from CAT. Gifts or inheritances taken by charities may be exempt where they have been or will be applied for purposes which would be considered public or charitable under Irish law. There is also a “small gift exemption” from CAT whereby the first €3,000 of the taxable value of all taxable gifts taken by a donee from any one donor, in each calendar year, is exempt from CAT and is also excluded from any future aggregation. This exemption does not apply to an inheritance.

There is a double tax agreement for gift and inheritance tax with the United Kingdom and for inheritance tax only with the United States; however, although these double tax agreements exist, they can be limited in their application. Under these agreements, U.K. or U.S. residents may, in certain cases, obtain relief from double taxation to CAT and their own country’s taxes. Otherwise, unilateral relief from double taxation may apply in certain circumstances.

Shareholders and warrant holders should consult their own tax advisers as to whether CAT is creditable or deductible in computing any domestic tax liabilities.

THE IRISH TAX CONSIDERATIONS SUMMARIZED ABOVE ARE FOR GENERAL INFORMATION ONLY AND ARE NOT INTENDED TO PROVIDE ANY DEFINITIVE TAX REPRESENTATIONS TO HOLDERS. EACH APHC SECURITY HOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES THAT MAY APPLY TO SUCH HOLDER.

THE MERGER AGREEMENT AND RELATED AGREEMENTS

The following is a summary of the material provisions of the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. You are encouraged to read the Merger Agreement, including the exhibits attached thereto, in its entirety for a more complete description of the terms and conditions of the Merger.

The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of affairs of APHC without considering the entirety of public disclosure about APHC as set forth in APHC’s SEC filings. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in this proxy statement/prospectus or in other public disclosures by APHC.

Business Combination with MariaDB

On January 31, 2022, APHC entered into the Merger Agreement with MariaDB, Irish Holdco and Merger Sub, a wholly owned subsidiary of Irish Holdco. As a result of the Merger and subject to the Common Draft Terms, MariaDB will merge with and into Irish Holdco with MariaDB dissolving without going into liquidation and Irish Holdco surviving the Merger. The terms of the Merger Agreement, which contains customary representations and warranties, covenants, closing conditions and other terms relating to the Merger and the other transactions contemplated thereby; and the Common Draft Terms are summarized below. Capitalized terms used in this section but not otherwise defined herein have the meanings given to them in the Merger Agreement.

Closing of the Merger

The Merger will become effective by operation of law, at a time and date that is set forth in the Final Order (the “Merger Effective Time”). The parties shall use their reasonable best efforts to cause the Merger Effective Time to occur as soon as practicable after the satisfaction or waiver of the conditions set forth in the Merger Agreement (other than conditions which, by their nature, are to be satisfied on the closing of the Merger, but subject to their satisfaction) or such other time and date as may be reasonably mutually agreed to by APHC and MariaDB.

Irish Domestication Merger

Subject to the APHC Shareholders’ approval of the proposals contained in this proxy statement/prospectus, prior to the Merger Effective Time (or at such other time as may be agreed by APHC and MariaDB in writing and specified in the Plan of Merger), APHC shall cause the Irish Domestication Merger to become effective by APHC filing the Plan of Merger to effect the Irish Domestication Merger with the Registrar of Companies of the Cayman Islands under the Cayman Islands Companies Act. Immediately prior to the effective time of the Irish Domestication Merger, each issued and outstanding APHC Public Unit that has not been previously separated into its component parts upon the request of the holder thereof will be automatically separated into its component parts of one APHC Class A Ordinary Share and one-third of one APHC Public Warrant. At the effective time of the Irish Domestication Merger, (i) each issued and outstanding APHC Ordinary Share will be automatically cancelled and converted into the right to receive one Combined Company Ordinary Share; (ii) the issued and outstanding APHC Public Warrants will be automatically adjusted to become redeemable warrants to acquire Combined Company Ordinary Shares (no other changes will be made to the terms of any issued and outstanding

Combined Company Public Warrants); and (iii) the issued and outstanding APHC Private Warrants issued to the Sponsor in the Private Placement will be automatically adjusted to become warrants to acquire Combined Company Ordinary Shares (no other changes will be made to the terms of any issued and outstanding APHC Private Warrants as a result of the Irish Domestication Merger).

Conversion of MariaDB Preferred Shares

Immediately prior to the Merger Effective Time, all MariaDB Preferred Shares issued and outstanding immediately prior to the Merger Effective Time will automatically convert into MariaDB Ordinary Shares pursuant to and in accordance with the articles of association of MariaDB and the MariaDB SHA.

Effects of the Merger on MariaDB Ordinary Shares

At the Merger Effective Time:

•

each MariaDB Ordinary Share (which all MariaDB Preferred Shares will have been automatically converted into immediately prior to the Merger Effective Time in accordance with MariaDB’s articles of association and the MariaDB SHA) regarding which (i) no redemption demand pursuant to the Finnish Companies Act has been made, or (ii) if a redemption demand has been made, the redemption process pursuant to the Finnish Companies Act has lapsed, will be automatically canceled and converted into the right to receive a number of Combined Company Ordinary Shares equal to the Exchange Ratio (subject to certain adjustments as described in the Merger Agreement); and

•

no certificate or book entry representing fractional Combined Company Ordinary Shares shall be issued upon the surrender for exchange of MariaDB Ordinary Shares. Instead, any such fractional elements of Combined Company Ordinary Shares arising by way of application of the Exchange Ratio shall be pooled and the corresponding Combined Company Ordinary Shares will be sold on behalf of the relevant MariaDB Shareholders to the market after which the sales proceeds (subtracted with transaction costs) shall be paid to the relevant MariaDB Shareholders otherwise entitled to fractional elements of Combined Company Ordinary Shares in proportion to their rights to fractional Combined Company Ordinary Shares.

Effects of Merger on 2020C Warrants

•

In connection with the Merger, holders of 2020C Warrants will be given the opportunity to exercise their warrants to subscribe for an aggregate of 2,858,143 MariaDB Series C Preferred Shares. To the extent such warrants are not exercised, the subscription rights under these 2020C Warrants terminate prior to the Merger Effective Time. MariaDB Series C Preferred Shares issued and outstanding immediately prior to the Merger Effective Time will be converted into MariaDB Ordinary Shares, each of which will be canceled and converted into the right to receive a number of Combined Company Ordinary Shares equal to the Exchange Ratio (subject to certain adjustments as described in the Merger Agreement).

Effects of Merger on MariaDB Equity Awards

•

In connection with the Merger, each MariaDB Equity Award that is issued and outstanding immediately prior to the Merger Effective Time shall be automatically converted (with the holder thereof ceasing to have any rights under the original MariaDB Equity Award on conversion) into an equity award to be settled in Combined Company Ordinary Shares on the same terms and conditions as were applicable to such MariaDB Equity Award immediately prior to the Merger Effective Time, including applicable vesting conditions (subject to limited exceptions described in the Merger Agreement), equal to the product (rounded down to the nearest whole number) of (i) the number of MariaDB Ordinary Shares subject to such MariaDB Equity Award immediately prior to the Merger

Effective Time and (ii) the Exchange Ratio, at an exercise price per share, if applicable, equal to (x) the exercise price per share of such MariaDB Equity Award immediately prior to the Merger Effective Time (rounded up to the nearest whole cent) divided by (y) the Exchange Ratio (subject to certain adjustments as described in the Merger Agreement). As of the date of this proxy statement/prospectus, the only MariaDB Equity Awards outstanding are options to subscribe for MariaDB Ordinary Shares, which will automatically convert into the Rollover Options at the Merger Effective Time.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of MariaDB, APHC, Irish Holdco and Merger Sub. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and expire at the closing of the Merger. These representations and warranties have been made solely for the benefit of the other parties to the Merger Agreement.

In the Merger Agreement, MariaDB makes certain representations and warranties relating to, among other things:

•	organization, authority and enforceability;

•	noncontravention;

•	capitalization

•	financial statements; internal controls, absence of undisclosed liabilities;

•	absence of changes;

•	real property;

•	tax matters;

•	contracts;

•	intellectual property;

•	data security;

•	data privacy;

•	information supplied for proxy statement/prospectus;

•	litigation;

•	brokers;

•	labor matters;

•	employee benefit plans;

•	insurance;

•	compliance with laws; permits;

•	title to assets; no bankruptcy; sufficiency of assets;

•	anti-corruption compliance;

•	anti money laundering compliance;

•	affiliate transactions;

•	compliance with applicable sanctions and embargo laws;

•	environmental matters;

•	foreign direct investment monitoring; and

•	other customary representations and warranties.

In the Merger Agreement, APHC, Irish Holdco and Merger Sub make certain representations and warranties, including, where relevant, in relation to:

•	organization authority and enforceability;

•	capitalization;

•	brokers;

•	Trust Account;

•	APHC’s SEC Documents; controls; undisclosed liabilities;

•	information supplied for proxy statement/prospectus;

•	litigation;

•	listing;

•	investment company;

•	noncontravention;

•	tax matters;

•	affiliate transactions;

•	compliance with laws; and

•	other customary representations and warranties.

Conduct of Business Pending the Merger; Covenants

Each of MariaDB, APHC, Irish Holdco and Merger Sub have agreed that, prior to the Merger Effective Time, it will conduct its business in the ordinary course consistent with past practices subject to certain exceptions, and, in the case of MariaDB, use its reasonable best efforts to maintain and preserve intact its present business organization, assets and technology and relationships and goodwill with customers and suppliers having material business dealings with MariaDB.

In addition to the general covenants above, MariaDB has agreed that, prior to the Merger Effective Time or the earlier termination of the Merger Agreement, subject to certain exceptions, it will not, and will cause its subsidiaries not to, without the written consent of APHC (which may not be unreasonably withheld, conditioned or delayed):

•	amend or otherwise modify its governing documents or shareholders’ agreement, or amend or the otherwise modify, in any material respect, any of the governing documents of its subsidiaries;

•	make any material changes to accounting policies, methods or practices, other than as required by U.S. GAAP or IFRS, (as applicable) or applicable law;

•

sell, issue, assign, transfer, pledge, convey or otherwise dispose of (A) any equity interests of MariaDB or its subsidiaries or (B) any options, warrants, rights of conversion or other rights or agreements, arrangements or commitments obligating MariaDB to issue, deliver or sell any equity interests of MariaDB or its subsidiaries, other than grants or issuances to directors, officers, independent contractors and employees (including new hires) made subject to the terms of any equity incentive plan in the ordinary course of business and in accordance with the Merger Agreement or in settlement of outstanding warrants in accordance with the terms of such awards or agreements as in effect on the date hereof provided that such settlement is made in compliance with the Finnish Companies Act and is not made in cash to the shareholders of MariaDB;

•

redeem, purchase or otherwise acquire any equity interests or other securities of MariaDB or any of its subsidiaries, other than repurchases or settlements of warrants provided upon the terms of such warrants and in compliance with the Finnish Companies Act, and provided that such settlement is not made in cash to the shareholders of MariaDB, and redemptions of equity securities from former employees, directors or other service providers upon the terms set forth in the underlying agreements governing such equity securities;

•

declare, make or pay any dividend, other distribution or return of capital (whether in cash or in kind) to any equityholder of MariaDB or its subsidiaries (other than distributions made by any direct or indirect wholly owned subsidiaries of MariaDB to MariaDB or any of its other direct or indirect wholly owned subsidiaries);

•	adjust, split, combine, or reclassify any of MariaDB or its subsidiaries’ equity interests, other than in connection with the Conversion, as defined in the Merger Agreement;

•	incur, assume, guarantee or otherwise become liable for (whether directly, contingently, or otherwise) any indebtedness, for an amount not in excess of EUR 5.0 Million in the aggregate;

•	make any loans, advances or capital contributions to, or investments in, any Person for an amount in excess of EUR 1.0 Million in the aggregate;

•

commit to, authorize, or enter into any agreement in respect of, any capital expenditure (or series of commitments or capital expenditures), other than capital expenditures not to exceed EUR 0.5 Million in the aggregate;

•

other than in the ordinary course of business, enter into any termination (other than an expiration in accordance with the terms thereof) of, or amendment to or waiver of any material provision or term of any material contract, or enter into any contract that if entered into prior to the date of the Merger Agreement would be a material contract;

•

other than inventory and other assets acquired in the ordinary course of business, acquire the business, properties or assets (including by merger, consolidation or acquisition of stock or by purchasing or receiving an exclusive license), including equity interests, of another Person;

•	propose, adopt or effect any plan of complete or partial liquidation, dissolution, recapitalization or reorganization;

•	compromise, commence or settle any material proceeding where such settlement amount or damages being sought are in excess of EUR 1.0 Million;

•

except as required under applicable law or by the terms of any MariaDB employee benefit plan in existence as of the date hereof, (A) accelerate the vesting of or lapsing of restrictions with respect to, any stock-based compensation or other multi-year cash incentive compensation under any MariaDB employee benefit plan, (B) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization respecting employees of MariaDB and its subsidiaries, or (C) except to the extent actions taken during the pre-closing period, as further described in the Merger Agreement, would not, in the aggregate, increase personnel costs in fiscal year 2022 by more than 25% over the aggregate amount allocated to personnel costs for fiscal year 2022 in MariaDB’s budget made available to APHC in November 2021;

•

sell, lease, assign, transfer, convey, license, covenant not to assert, permit to lapse, abandon, allow to lapse or otherwise dispose of, or create, grant, subject to, or issue any material lien (other than permitted liens) in or on any material rights or material assets (other than intellectual property or technology or, in each case, any rights therein) owned by, or leased or licensed to, MariaDB and its subsidiaries;

•

terminate, fail to renew, abandon, cancel, allow to enter into the public domain, let lapse, fail to continue to prosecute or defend, subject to any lien (except for permitted liens), license (including through covenants not to sue, non-assertion provisions or releases, immunities from suit that relate to intellectual property or any option to any of the foregoing, but excluding non-exclusive licenses granted in the ordinary course of business in object code form), sell, assign, transfer or otherwise dispose of any core IP;

•	enter into any new line of business outside of the business of data management;

•

(1) make, change or revoke any material election relating to taxes outside the ordinary course of business consistent with past practice (other than as required by applicable law), (2) enter into any agreement, settlement or compromise with any taxing authority relating to a material amount of taxes, (3) consent to any extension or waiver of the statutory period of limitations applicable to any material tax matter, (4) file any amended material tax return, (5) fail to timely file (taking into account valid extensions) any material tax return required to be filed, (6) fail to pay any material amount of tax as it becomes due, (7) enter into any tax sharing agreement (other than an ordinary course tax sharing agreement), (8) surrender any right to claim any refund of a material amount of taxes, or (9) take or agree to take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

•	enter into, renew or modify any Company Affiliated Transaction (as defined in the Merger Agreement); or

•	enter into any legally binding agreement with respect to any of the foregoing.

APHC has agreed that, prior to the Merger Effective Time or the earlier termination of the Merger Agreement, subject to certain exceptions, it will not, without the written consent of MariaDB (which may not be unreasonably withheld, conditioned or delayed):

•	other than in connection with the Irish Domestication Merger, amend or otherwise modify the APHC governing documents;

•

withdraw any funds from the Trust Account, other than as permitted by the APHC governing documents or the Trust Agreement, modify or amend the Trust Agreement or enter into or amend any other agreement related to the Trust Account;

•	make any material changes to its accounting policies, methods or practices, other than as required by U.S. GAAP or applicable law;

•

(1) make, change or revoke any material election relating to taxes outside the ordinary course of business consistent with past practice (other than as required by applicable law), (2) enter into any agreement, settlement or compromise with any taxing authority relating to a material amount of taxes, (3) consent to any extension or waiver of the statutory period of limitations, (4) file any amended material tax return, (5) fail to timely file (taking into account valid extensions) any material tax return required to be filed, (6) fail to pay any material amount of tax as it becomes due, (7) enter into any tax sharing agreement (other than an ordinary course tax sharing agreement), (8) surrender any right to claim any refund of a material amount of taxes, or (9) take or agree to take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

•

other than in connection with an APHC Share Redemption (as defined in the Merger Agreement), the PIPE Investment, or exercise of APHC Warrants, sell, issue, grant, redeem, assign, transfer, convey or otherwise dispose of (x) any equity interests of APHC, or (y) any options, warrants, rights or other securities convertible into or exchangeable for any equity interests of APHC, or enter into agreements, arrangements or commitments obligating APHC or Sponsor to issue, deliver or sell any equity interests of APHC or securities convertible into or exchangeable for any equity interests of APHC;

•

other than the APHC Share Redemption (as defined in the Merger Agreement), declare, make or pay any dividend, other distribution or return of capital (whether in cash or in kind) to the equityholders of APHC;

•	other than in connection with the Irish Domestication Merger, adjust, sub-divide, consolidate or reclassify any of its equity interests;

•	reduce the exercise price, or amend the terms, of any APHC Warrant;

•	enter into any agreement, understanding or arrangement with respect to the voting of equity securities of APHC;

•	enter into, renew or modify any APHC Affiliate Transaction (as defined in the Merger Agreement);

•	create any liens (other than permitted liens) on any material property or material assets of APHC;

•	liquidate, dissolve, reorganize or otherwise wind up the business or operations of APHC;

•	hire any employee, officer, consultant or independent contractor, or adopt or enter into any employee benefit or compensatory plan, policy, program, agreement, trust or arrangement;

•

other than in the ordinary course of business (i) pay or make any grant of any severance, change in control, retention or termination payment to any director, officer, employee, consultant or independent contractor of APHC, (ii) accelerate any material payments or benefits, or the funding of any material payments or benefits, payable or to become payable to any director, officer, other employee of APHC, or (iii) increase any compensation or material benefits of any director, officer, other employee, consultant or independent contractor of APHC;

•

enter into or amend any agreement with, or pay, distribute, or advance any assets or property to, any of its officers, directors, shareholders, or other affiliates of APHC, other than (A) payments or distributions relating to obligations in respect of arm’s-length commercial transactions or (B) reimbursement for reasonable expenses;

•	amend, enter into, or terminate the Sponsor Letter, any “material contract” as defined under Regulation S-K or any other material agreement or material arrangement; or

•	enter into any legally binding agreement with respect to any of the foregoing.

Irish Holdco and Merger Sub have agreed that, prior to the Merger Effective Time or the earlier termination of the Merger Agreement, subject to certain exceptions, they will not, without the written consent of MariaDB (which may not be unreasonably withheld, conditioned, or delayed):

•

other than in connection with the Irish Domestication Merger and the Merger, including the adoption of the Amended Irish Holdco Memorandum and Articles of Association, amend or otherwise modify the governing documents of the Irish Holdco and Merger Sub;

•	make any material changes to its accounting policies, methods, or practices other than as required by U.S. GAAP or IFRS (as applicable) or applicable law;

•

(1) make, change or revoke any material election relating to taxes outside the ordinary course of business consistent with past practice (other than as required by applicable law), (2) enter into any agreement, settlement or compromise with any taxing authority relating to a material amount of taxes, (3) consent to any extension or waiver of the statutory period of limitations, (4) file any amended material tax return, (5) fail to timely file (taking into account valid extensions) any material tax return required to be filed, (6) fail to pay any material amount of tax as it becomes due, (7) enter into any tax sharing agreement (other than an ordinary course tax sharing agreement), (8) surrender any right to claim any refund of a material amount of taxes or (9) take or agree to take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

•

sell, issue, grant, redeem, assign, transfer, pledge, convey or otherwise dispose of (x) any equity interests of Irish Holdco or Merger Sub, or (y) any options, warrants, rights or other securities convertible or exchangeable for any equity interests of Irish Holdco or Merger Sub, or enter into agreements, arrangements or commitments obligating either entity to issue, deliver or sell any equity interests of Irish Holdco or Merger Sub or securities convertible into or exchangeable for any equity interests of Irish Holdco or Merger Sub;

•	declare, make or pay any dividend, other distribution or return of capital (whether in cash or in kind) to the equityholders of Irish Holdco or Merger Sub;

•	other than in connection with the Business Combination transactions, adjust, split, combine or reclassify any of its equity interests;

•	enter into any agreement, understanding or arrangement with respect to the voting of equity securities of Irish Holdco or Merger Sub;

•	enter into, renew or modify any Irish Holdco Affiliated Transactions (as defined in the Merger Agreement);

•	create any liens (other than permitted liens) on any material property or material assets of Irish Holdco or Merger Sub;

•	liquidate, dissolve, reorganize or otherwise wind up the business or operations of Irish Holdco or Merger Sub;

•	hire any employee, officer, consultant or independent contractor, or adopt or enter into any employee benefit or compensatory plan, policy, program, agreement, trust or arrangement;

•

other than in the ordinary course of business (i) pay or make any grant of any severance, change in control, retention or termination payment to any director, officer, employee, consultant or independent contractor of Irish Holdco or Merger Sub, (ii) accelerate any material payments or benefits, or the funding of any material payments or benefits, payable or to become payable to any director, officer, other employee of Irish Holdco or Merger Sub, or (iii) increase any compensation or material benefits of any director, officer, other employee, consultant or independent contractor of Irish Holdco or Merger Sub;

•

enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of Irish Holdco’s or Merger Sub’s officers, directors, shareholders or other affiliates of Irish Holdco or Merger Sub, other than (A) payments or distributions relating to obligations in respect of arm’s-length commercial transactions or (B) reimbursement for reasonable expenses;

•	amend, enter into or terminate any “material contract” as defined under Regulation S-K or any other material agreement or material arrangement; or

•	enter into any legally binding agreement with respect to any of the foregoing.

Additional Agreements

Proxy Statement; Registration Statement

As soon as reasonably practicable after the execution of the Merger Agreement, APHC and MariaDB agreed to prepare this proxy statement/prospectus. APHC and Irish Holdco agreed to use their reasonable best efforts to file the registration statement of which this proxy statement/prospectus is a part with the SEC in accordance with Section 7.8 of the Merger Agreement. Each of APHC and MariaDB agree to use their respective reasonable best efforts to cause the registration statement to be declared effective under the Securities Act as soon as reasonably practicable after filing. APHC shall cause this proxy statement/prospectus to be mailed to its shareholders of record, as of the APHC record date, in compliance with Section 7.8 of the Merger Agreement, as promptly as practicable following this proxy statement/prospectus becoming declared effective under the Securities Act. APHC will cause all documents that it is responsible for filing with the SEC or other regulatory authorities in connection with the Merger to (i) comply as to form with all applicable SEC requirements and (ii) otherwise comply in all material respects with all applicable law.

APHC Shareholder Meeting

APHC has agreed, in accordance with applicable law, NYSE rules and its existing governing documents, to establish a record date for, call and hold a meeting of its shareholders as soon as reasonably practicable after the date on which this proxy statement/prospectus is declared effective. APHC has agreed to use its reasonable best efforts to solicit from its shareholders the approval of the Required Proposals contained in this proxy statement/prospectus and has agreed (i) to include a statement to the effect that APHC’s board of directors has recommended that the shareholders vote in favor of the proposals in this proxy statement/prospectus and (ii) that neither APHC’s board of directors nor any committee thereof will withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, APHC’s recommendation (an “APHC Change in Recommendation”); provided that if, at any time prior to obtaining the approval of the shareholders of the Required Proposals in this proxy statement/prospectus, the APHC Board of Directors determines in good faith, after consultation with its outside legal counsel, that failure to make a APHC Change in Recommendation in response to an Intervening Event would be inconsistent with its fiduciary duties to APHC Shareholders under applicable law, then the APHC Board of Directors may make an APHC Change in Recommendation in response to an Intervening Event; provided, further, that APHC (to the extent lawful and reasonably practicable) first provides MariaDB with at least four business days advance written notice of such APHC Change in Recommendation describing in reasonable detail the reasons for such APHC Change in Recommendation and the material facts and circumstances relating to such Intervening Event.

No Solicitation; Exclusivity

Under the terms of the Merger Agreement, from the date of the Merger Agreement to the Merger Effective Time or, if earlier, the valid termination of the Merger Agreement in accordance with its terms, MariaDB has agreed not to, and will cause its subsidiaries not to and will cause its and its representatives not to, directly or indirectly: (i) solicit, initiate or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than APHC and the Sponsor and with respect to the PIPE Investment, the PIPE Investors (and their respective representatives, acting in their capacity as such) (a “Competing Buyer”) that may constitute, or could reasonably be expected to lead to, a Competing Transaction; (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Competing Buyer regarding a Competing Transaction, (iii) furnish any information relating to MariaDB or its subsidiaries or any of their assets or businesses, or afford access to the assets, business, properties, books or records of MariaDB and its subsidiaries to a Competing Buyer, in all cases for the purpose of assisting with or facilitating, or that could otherwise reasonably be expected to lead to, a Competing Transaction; (iv) approve, endorse or recommend any Competing Transaction; or (v) enter into a Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Competing Transaction or publicly announce an intention to do so.

APHC has agreed not to, and will cause its subsidiaries not to and will cause its and its representatives not to, directly or indirectly: (i) solicit, initiate or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than MariaDB and its subsidiaries and the PIPE Investors with respect to the PIPE Investment (and their respective representatives, acting in their capacity as such) (an “Alternative Target”) that may constitute, or could reasonably be expected to lead to, a APHC Competing Transaction, (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Alternative Target regarding a APHC Competing Transaction; (iii) furnish any non-public information relating to APHC or any of its assets or businesses, or afford access to the assets, business, properties, books or records of APHC to an Alternative Target, in all cases for the purpose of assisting with or facilitating, or that could otherwise reasonably be expected to lead to, a APHC Competing Transaction; (iv) approve, endorse or recommend any APHC Competing Transaction; or (v) enter into a APHC Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a APHC Competing Transaction or publicly announce an intention to do so.

As used in the Merger Agreement:

“Competing Transaction” means any potential investment in, financing of, license, purchase, sale, lease, exchange or other acquisition or disposition of any assets or equity or debt securities of MariaDB and its subsidiaries, in a transaction or series of transactions, whether such transaction or series of transactions takes the form of a sale, merger, liquidation, dissolution, reorganization, recapitalization, share exchange, consolidation or financing, in each case that could reasonably be expected to result in a change of control of MariaDB and its subsidiaries or a public offering of MariaDB and its subsidiaries’ securities other than with APHC, the Sponsor and their respective Affiliates or the PIPE Investors with respect to the PIPE Investment; provided that the foregoing limitations shall not apply to and shall not restrict the issuance of MariaDB Capital Shares pursuant to the exercise or conversion of any MariaDB equity awards or warrants that are outstanding as of the date of the Merger Agreement and described herein.

“APHC Competing Transaction” means any transaction involving, directly or indirectly, any merger or consolidation or similar business combination with or acquisition of, purchase of all or substantially all of the assets or equity of, or similar business combination with or other transaction that would constitute a Business Combination with or involving APHC and any Person, other than MariaDB and its subsidiaries.

Stock Exchange Listing

Prior to the Irish Domestication Merger, APHC has agreed to use its reasonable best efforts to ensure that APHC remains listed as a public company on the NYSE, in compliance with the NYSE rules and regulations in all material respects, and that the APHC Public Units, APHC Class A Ordinary Shares and APHC Public Warrants remain listed on the NYSE. Through the Merger Effective Time, APHC will use its reasonable best efforts to cause (i) Irish Holdco’s initial listing application with the NYSE with respect to the Combined Company Ordinary Shares to be issued in connection with the Business Combination to have been approved by the NYSE, subject to official notice of issuance, (ii) Irish Holdco to satisfy all applicable NYSE rules and regulations regarding the initial listing application, and (iii) the APHC Public Warrants to remain listed on the NYSE. Through the Merger Effective Time, APHC will use reasonable best efforts to keep current and timely file reports required to be filed with the SEC and otherwise comply in all material respects with applicable securities laws.

Other Covenants and Agreements

The Merger Agreement contains other covenants and agreements, including, among others, covenants related to:

•	MariaDB and APHC providing the other party with annual financial statements;

•	MariaDB and APHC providing access to books and records and furnishing relevant information to the other party, subject to certain specified restrictions and conditions;

•	prompt notification of certain matters;

•

MariaDB using its reasonable best efforts to cause certain of its shareholders not otherwise party to a Shareholder Support Agreement to enter into and deliver an executed counterparty of the Shareholder Support Agreement;

•	MariaDB and APHC using reasonable best efforts to consummate the Business Combination;

•	confidentiality and publicity relating to the Business Combination;

•	director and officer indemnification and insurance;

•	APHC and MariaDB agreeing to do all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements;

•	the establishment of an equity incentive award plan and employee stock purchase plan;

•

liability for expenses incurred in connection with the negotiation or execution of the Merger Agreement and the other transaction documents and the consummation of the transactions contemplated thereby;

•	MariaDB’s engagement in transactions involving or relating to APHC’s securities;

•	APHC making appropriate arrangements for certain disbursements from the trust account;

•	the intended tax treatment of the Business Combination; and

•	cooperation regarding any filings required under the HSR Act.

Conditions to Closing

Mutual

The obligation of each party to consummate the Business Combination to be performed by it in connection with the closing is subject to the satisfaction or written waiver (if legally permitted), at or prior to the Merger Effective Time, of each of the following conditions:

•

Any applicable waiting period under the HSR Act shall have expired or been terminated, and any approval or confirmation required or necessary under section 4 or section 5, as applicable, of the Finnish Act on the Monitoring of Foreign Corporate Acquisitions (172/2012, as amended) or considered necessary by the Ministry of Economic Affairs and Employment of Finland after having requested additional information, shall have been received (or a waiting period, if applicable, shall have expired).

•

There shall not be any applicable law in effect that makes the consummation of the transactions contemplated by the Merger Agreement illegal or otherwise prohibited or any order in effect restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement.

•	The Required APHC Vote (as defined in the Merger Agreement) shall have been obtained.

•	The Company Shareholder Approval (as defined in the Merger Agreement) shall have been obtained.

•	The Final Order (as defined in the Merger Agreement) shall have been issued by the Irish High Court, shall not have been rescinded, and shall be in full force and effect.

•

After giving effect to the Transactions (as defined in the Merger Agreement), including the PIPE Investment, APHC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act) remaining immediately after the Merger Effective Time.

•

The Combined Company Ordinary Shares to be issued in the Transactions (as defined in the Merger Agreement), as well as the APHC Warrants, shall be conditionally approved for listing upon the closing of the Merger on the NYSE, subject to official notice of issuance and any requirement to have a sufficient number of round lot holders of the Combined Company Ordinary Shares.

•

This proxy statement/prospectus shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to this proxy statement/prospectus, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

•

Irish Holdco has entered into a composition agreement with the Revenue Commissioners of Ireland and a Special Eligibility Agreement for Securities with the Depository Trust Company in respect of the Combined Company Ordinary Shares, both of which are in full force and effect and are enforceable in accordance with their terms.

Conditions to Closing of APHC, Irish Holdco and Merger Sub

The obligation of APHC, Irish Holdco and Merger Sub to consummate the Business Combination, in addition to the conditions described under “Conditions to Closing—Mutual” above, are conditioned upon the satisfaction or, written waiver (if legally permitted), at or prior to the closing of the Merger, of each of the following conditions:

•

Each of the representations and warranties of MariaDB set forth in Article III of the Merger Agreement (other than the Company Fundamental Representations), in each case, without giving effect to any materiality, Material Adverse Effect or similar qualifiers contained therein (other than in respect of the defined term ‘Material Contract’ (as defined in the Merger Agreement) and the reference to ‘Material Adverse Effect’ in Section 3.5 of the Merger Agreement), shall be true and correct as of the date of the Merger Agreement and as of the Closing Date as though made on and as of the Closing Date (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

•

Each of the Company Fundamental Representations shall be true and correct in all material respects (other than Section 3.3(a) (Capitalization) of the Merger Agreement, which shall be true and correct in all but de minimis respects) as of the date of the Merger Agreement and as of the Closing Date as though made on and as of the Closing Date.

•	MariaDB shall have performed or complied in all material respects with all covenants required by the Merger Agreement to be performed or complied with by MariaDB on or prior to the Closing Date.

•	Since the date of the Merger Agreement, no Material Adverse Effect shall have occurred and be continuing.

•	MariaDB shall have delivered to APHC a certificate duly executed by an authorized officer of MariaDB, dated as of the Closing Date, certifying that the foregoing conditions have been satisfied.

As used in the Merger Agreement:

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization; Authority; Enforceability), Section 3.3 (Capitalization), Section 3.4 (a)-(b) (Financial Statements) (solely with respect to the Unaudited Financial Statements), and Section 3.13 (Brokers) of the Merger Agreement.

“Material Adverse Effect” means any event, circumstance or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have, a material and adverse effect upon (a) the business, results of operations or financial condition of MariaDB and its subsidiaries, taken as a whole, or (b) the ability of MariaDB to perform its obligations hereunder and to consummate the transactions contemplated by the Business Combination on a timely basis; provided, however, that none of the following (or the effect of the following), alone or in combination, will constitute a Material Adverse Effect, or will be considered in determining whether a Material Adverse Effect has occurred or would reasonably be likely to occur: (i) changes that are the result of factors generally affecting the industries or markets in which MariaDB and its subsidiaries operate; (ii) the public announcement, pendency or consummation of the transactions contemplated by the Business Combination, including the impact thereof on relationships with customers, suppliers, employees, investors, licensors or licensees; (iii) changes in applicable law or U.S. GAAP or IFRS (as applicable) or the official interpretation thereof; (iv) any failure of MariaDB and its subsidiaries to achieve any projected revenue, earnings, expense, sales or other projections, forecasts, predictions or budgets prior to the closing of the Merger (it being understood that the underlying event, circumstance or state of facts giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether a Material Adverse Effect has occurred); (v) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (vi) any change in the financial, banking, or securities markets; (vii) any strike, embargo, labor disturbance, riot, protests, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, other weather-related or meteorological event, epidemic, pandemic, or disease outbreaks (including COVID-19 and any COVID-19 Measures) or other natural disaster or act of god; (viii) any national or international political conditions in or affecting any jurisdiction in which MariaDB and its subsidiaries conduct business; (ix) the engagement in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack; or (x) any actions (A) required to be taken, or required not to be taken, pursuant to the express terms of the Merger Agreement, (B) taken with the prior written consent of APHC or (C) taken by, or at the written request of, APHC; provided, however, that any event, circumstance or state of facts resulting from a matter described in any of the foregoing clauses (i), (iii), (v), (vi), (vii), (viii), and (ix) may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be likely to occur to the extent (but only to the extent) that such event, circumstance or state of facts has or has had a disproportionate effect on MariaDB and its subsidiaries, taken as a whole, relative to other comparable companies operating in the industries and markets in which MariaDB and its subsidiaries operate.

MariaDB’s Conditions to Closing

The obligations of MariaDB to consummate the Business Combination are conditioned upon the satisfaction or written waiver (if legally permissible) at or prior to the closing of the Merger of each of the following conditions:

•

Each of the representations and warranties of APHC and Irish Holdco set forth in Article IV and Article V of the Merger Agreement (other than the APHC Fundamental Representations and Irish Holdco Fundamental Representations), in each case, without giving effect to any materiality, APHC Material Adverse Effect, Irish Holdco Material Adverse Effect or similar qualifiers contained therein, shall be true and correct as of the date of the Merger Agreement and as of the Closing Date as though made on and as of the Closing Date (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a APHC Material Adverse Effect or Irish Holdco Material Adverse Effect, as applicable.

•

Each of the APHC Fundamental Representations and Irish Holdco Fundamental Representations shall be true and correct in all material respects as of the date of the Merger Agreement and as of the Closing Date as though made on and as of the Closing Date (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all but de minimis respects as of such date).

•

APHC and Irish Holdco shall have performed or complied in all material respects with all covenants required by the Merger Agreement to be performed or complied with by APHC and Irish Holdco on or prior to the Closing Date.

•	Since the date of the Merger Agreement, no APHC Material Adverse Effect or Irish Holdco Material Adverse Effect shall have occurred and be continuing.

•

MariaDB shall have received from APHC and Irish Holdco, a duly executed certificate from an authorized officer of APHC and Irish Holdco, dated as of the Closing Date, certifying that the foregoing conditions to MariaDB’s obligations have been satisfied.

•	The APHC Available Cash shall not be less than the Minimum Cash Amount.

•

The sum of (A) the cash in the Trust Account (after giving effect to the APHC Share Redemptions (as defined in the Merger Agreement) but without giving effect to the payment of the Transaction Expenses (as defined in the Merger Agreement)) and (B) any Additional PIPE Investment Amount (as defined in the Merger Agreement), shall be at least $15,000,000.

As used in the Merger Agreement:

“Adjusted Transaction Expenses” means, without duplication, the aggregate amount of the following costs, fees and expenses incurred by or on behalf of MariaDB and its affiliates, APHC and Irish Holdco, in each case, at or prior to the closing of the Merger in connection with the review, negotiation, execution and consummation of the Merger Agreement, the Ancillary Agreements (as defined in the Merger Agreement) and the Transactions (as defined in the Merger Agreement): (a) the fees and expenses of legal counsel, accountants and consultants (but not financial advisors, other than any financial advisor retained by APHC or Irish Holdco for purposes of delivering a fairness opinion in connection with the Transactions (as defined in the Merger Agreement)), including related due diligence costs, fees and expenses; (b) fees and expenses to perform audits including with respect to PCAOB standards and quality of earnings reports; (c) fees and expenses to prepare, file and finalize this registration statement, proxy statement and Common Draft Terms (including any related experts reports), and any regulatory approvals or clearances required by the HSR Act or Finnish Act on the Monitoring of Foreign Corporate Acquisitions; (d) 40% of all costs, fees and expenses related to directors’ and officers’ liability insurance policies for MariaDB and its affiliates and Irish Holdco; (e) all such costs, fees and expenses incurred by MariaDB (other than financial advisor or placement agent fees) in connection with the sale and issuance of the MariaDB Series D Preferred Shares; (f) all costs, fees and expenses incurred by MariaDB in connection with any transaction-related bonuses and implementing public company governance and reporting infrastructure (in an amount under this subsection (f) not to exceed $1,500,000 in the aggregate); (g) notwithstanding (e) above, the fees and expenses of J.P. Morgan Securities LLC and Angel Pond Capital, LLC as placement agents for the PIPE Investment and the sale and issuance of the MariaDB Series D Preferred Shares; (h) any Deferred Discount, and (i) all such other costs, fees and expenses payable in connection with or otherwise triggered by the Transactions (as defined in the Merger Agreement) (in an amount under this subsection (i) not to exceed $1,000,000 in the aggregate). Notwithstanding the foregoing the fees and expenses incurred or accrued by MariaDB prior to September 14, 2021 with respect to United States legal counsel shall not comprise Adjusted Transaction Expenses.

“APHC Available Cash” means an amount equal to the sum of (a) (i) the aggregate gross proceeds received by MariaDB in connection with (A) any issuance of the MariaDB Series D Preferred Shares (including gross proceeds from the issuance of any securities of MariaDB convertible into or exchangeable for MariaDB Series D Preferred Shares) and (B) any Additional Company Investment, as defined in the Merger Agreement, plus (ii) the cash in the Trust Account (after giving effect to the APHC Share Redemptions, as defined in the Merger Agreement, but without giving effect to the payment of any Deferred Discount and Transaction Expenses, each as defined in the Merger Agreement), plus (iii) the aggregate gross proceeds received by Irish Holdco from the PIPE Investment, minus (b) the amount of Adjusted Transaction Expenses.

“APHC Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization; Authority; Enforceability), Section 3.3 (Capitalization), Section 3.13 (Brokers), Section 4.4 (Trust Account), and Section 4.11(a) (Business Activities) of the Merger Agreement.

“APHC Material Adverse Effect” means any event, circumstance or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have, a material and adverse effect upon (a) the business, results of operations or financial condition of APHC or (b) the ability of APHC to perform its obligations hereunder and to consummate the transactions contemplated by the Business Combination on a timely basis; provided, however, that none of the following (or the effect of the following), alone or in combination, will constitute a APHC Material Adverse Effect, or will be considered in determining whether a APHC Material Adverse Effect has occurred or would reasonably be likely to occur: (i) the public announcement, pendency or consummation of the transaction contemplated by the Business Combination, including the negotiation and execution of the Merger Agreement and the consummation of any APHC Share Redemptions (as defined in the Merger Agreement) or the PIPE Investment; (ii) changes in applicable law or U.S. GAAP or IFRS (as applicable) or the official interpretation thereof or any application of any statute or any judgment, order, rule or regulation (including any pronouncement or guidance from the SEC)

in accordance with market practice for special purpose acquisition companies at the time such application was made; (iii) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (iv) any change in the financial, banking, or securities markets; (v) any strike, embargo, labor disturbance, riot, protests, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, other weather-related or meteorological event, epidemic, pandemic, or disease outbreaks (including COVID-19 and any necessary COVID-19 Measures) or other natural disaster or act of god; (vi) any national or international political conditions in or affecting any jurisdiction in which APHC conducts business; (vii) the engagement in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack; or (viii) any actions (A) required to be taken, or required not to be taken, pursuant to the express terms of the Merger Agreement, (B) taken with the prior written consent of MariaDB or (C) taken by, or at the written request of, MariaDB; provided, however, that any event, circumstance or state of facts resulting from a matter described in any of the foregoing clauses (ii), (iii), (iv), (v), (vi), and (vii) may be taken into account in determining whether an APHC Material Adverse Effect has occurred or would reasonably be likely to occur to the extent (but only to the extent) that such event, circumstance or state of facts has or has had a disproportionate effect on APHC, relative to other special purpose acquisition companies.

“Irish Holdco Fundamental Representations” means the representations and warranties set forth in Section 5.1 (Organization; Authority; Enforceability), Section 5.2 (Capitalization), Section 5.4 (Brokers) and Section 5.7 (Business Activities) of the Merger Agreement.

“Irish Holdco Material Adverse Effect” means any event, circumstance or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have, a material and adverse effect upon (a) the business, results of operations or financial condition of Irish Holdco or Merger Sub, or (b) have a material and adverse effect upon the ability of Irish Holdco or Merger Sub to perform its obligations hereunder and to consummate the transactions contemplated by the Business Combination on a timely basis; provided, however, that none of the following (or the effect of the following), alone or in combination, will constitute an Irish Holdco Material Adverse Effect, or will be considered in determining whether an Irish Holdco Material Adverse Effect has occurred or would reasonably be likely to occur: (i) the public announcement, pendency or consummation of the transactions contemplated by the Business Combination; (ii) changes in applicable law or U.S. GAAP or IFRS (as applicable) or the official interpretation thereof or any application of any statute or any judgment, order, rule or regulation (including any pronouncement or guidance from the SEC) in accordance with market practice for special purpose acquisition companies at the time such application was made; (iii) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (iv) any change in the financial, banking, or securities markets; (v) any strike, embargo, labor disturbance, riot, protests, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, other weather-related or meteorological event, epidemic, pandemic, or disease outbreaks (including COVID-19 and any necessary COVID-19 Measures) or other natural disaster or act of god; (vi) any national or international political conditions in or affecting any jurisdiction in which Irish Holdco or Merger Sub conducts business; (vii) the engagement in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack; or (viii) any actions (A) required to be taken, or required not to be taken, pursuant to the express terms of the Merger Agreement, (B) taken with the prior written consent of MariaDB or (C) taken by, or at the written request of, MariaDB; provided, however, that any event, circumstance or state of facts resulting from a matter described in any of the foregoing clauses (ii), (iii), (iv), (v), (vi), and (vii), may be taken into account in determining whether an Irish Holdco Material Adverse Effect has occurred or would reasonably be likely to occur to the extent (but only to the extent) that such event, circumstance or state of facts has or has had a disproportionate effect on Irish Holdco and Merger Sub, relative to other comparable special purpose acquisition companies.

“Minimum Cash Amount” means $100,000,000.

Termination

The Merger Agreement may be terminated and the transactions contemplated by the Merger Agreement abandoned at any time prior to the closing of the Merger by:

•	the mutual written agreement of APHC and MariaDB;

•

by MariaDB or APHC by written notice to the other party or parties if any applicable law is in effect making the consummation of the transactions associated with the Business Combination illegal or any final, non appealable order is in effect permanently preventing the consummation of the transactions associated with the Business Combination; provided, however, that the right to terminate the Merger Agreement under this provision shall not be available to any party whose breach of any representation, warranty, covenant or agreement of the Merger Agreement results in or causes such final, non appealable order or other action;

•

by MariaDB or APHC by written notice to the other party or parties if the consummation of the transactions contemplated by the Merger Agreement shall not have occurred on or before December 31, 2022 (the “Outside Date”); provided, that the right to terminate the Merger Agreement under such provision shall not be available to any party whose breach of any representations, warranties, covenants or agreements under the Merger Agreement results in or causes the transactions contemplated by the Merger Agreement not to be consummated on or before such date;

•

by MariaDB, if APHC breaches in any material respect any of its representations or warranties contained in the Merger Agreement or breaches or fails to perform in any material respect any of its covenants contained in the Merger Agreement, which breach or failure to perform (i) would render a condition precedent to MariaDB’s obligations to consummate the transactions contemplated by the Merger Agreement set forth in Article VIII of the Merger Agreement not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to APHC by MariaDB, cannot be cured or has not been cured by earlier of (x) the Outside Date and (y) the date that is thirty (30) days after receipt of such written notice and MariaDB has not waived in writing such breach or failure; provided, however, that the right to terminate the Merger Agreement under such provision shall not be available to MariaDB if MariaDB is then in material breach of any representation, warranty, covenant or agreement contained in the Merger Agreement;

•

by APHC, if MariaDB breaches in any material respect any of its representations or warranties contained in the Merger Agreement or MariaDB breaches or fails to perform in any material respect any of its covenants contained in the Merger Agreement, which breach or failure to perform (i) would render a condition precedent to APHC’s obligations to consummate the transactions contemplated by the Merger Agreement set forth in Article VIII. of the Merger Agreement not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to MariaDB, as applicable, by APHC, cannot be cured or has not been cured by the earlier of (x) the Outside Date and (y) the date that is thirty (30) days after the receipt of such written notice and APHC has not waived in writing such breach or failure; provided, however, that the right to terminate the Merger Agreement under such provision shall not be available to APHC if APHC is then in material breach of any representation, warranty, covenant or agreement contained in the Merger Agreement;

•

by written notice from either MariaDB or APHC to the other if the Required APHC Vote (as defined in the Merger Agreement) is not obtained at the APHC Shareholder Meeting (subject to any adjournment or postponement thereof) or by the Outside Date;

•

by written notice from either MariaDB or APHC to the other if the Company Shareholder Approval (as defined in the Merger Agreement) is not obtained at the general meeting of shareholders of MariaDB (subject to any adjournment or postponement thereof) or by the Outside Date; or

•	MariaDB, if the APHC Board has made an APHC Change in Recommendation in accordance with the Merger Agreement.

Effect of Termination

In the event of termination by either APHC or MariaDB, the Merger Agreement shall immediately become null and void without any liability on the part of any party, and all further obligations of the parties shall terminate, subject to certain provisions which survive termination, and other than for liability of any party for fraud or willful breach occurring prior to termination.

Other Agreements Related to the Merger Agreement

This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of the related agreements, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Shareholders and other interested parties are urged to read such related agreements in their entirety prior to voting on the proposals presented at the Special Meeting.

Shareholder Support Agreements

Concurrently with the execution of the Merger Agreement, APHC also entered into the Shareholder Support Agreement by and among APHC, Irish Holdco, MariaDB and certain MariaDB Shareholders pursuant to which those signatories agreed, among other things, to support and vote all of their MariaDB Capital Shares in favor of the Merger and not to demand redemption under the Finnish Companies Act. Only holders of greater than 5% of the outstanding shares of MariaDB, certain of its officers, directors, founders and certain of their affiliates executed the Shareholder Support Agreement. The MariaDB Capital Shares owned by the MariaDB Shareholders who are party to the Shareholder Support Agreement are not alone sufficient to approve the Merger at the extraordinary general meeting of MariaDB under the Finnish Companies Act. Pursuant to the MariaDB SHA, and subject to certain other requirements, if MariaDB Shareholders who are parties to the Shareholder Support Agreement vote to approve the Business Combination at the extraordinary general meeting of MariaDB, then the other parties to the MariaDB SHA agree to vote in favor of the Business Combination and not exercise any redemption rights under the Finnish Companies Act.

Lock-Up Agreement

The Sponsor, APHC, Irish Holdco, certain executive officers and directors of MariaDB and APHC, and certain existing equityholders of MariaDB and APHC entered into a Lock-Up Agreement which will be effective upon the consummation of the Business Combination, pursuant to which, subject to certain exceptions, such holders agree that they will not sell, dispose of, or otherwise transfer the Combined Company Ordinary Shares received pursuant to the transactions contemplated by the Merger Agreement and certain other securities of the Combined Company until the earliest to occur of (i) 180 days after the date of the closing of the Merger, or (ii) the date on which the Combined Company completes a subsequent liquidation, merger, stock exchange, reorganization, tender offer or other similar transaction that results in all of the Combined Company’s shareholders having the right to exchange their Combined Company Ordinary Shares for cash, securities or other property. The Lock-Up Agreement, as it relates to the Sponsor, supersedes the obligations of the Sponsor with respect to the lock-up under the Letter Agreement, under which the Sponsor has agreed not to sell or otherwise transfer its Founder Shares (or APHC Class A Ordinary Shares issuable upon conversion thereof) until the earlier of (A) one year after the completion of APHC’s initial business combination and (B) subsequent to the business combination, (x) if the last reported sale price of the APHC Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after APHC’s initial business combination or (y) the date on which APHC completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of APHC’s shareholders having the right to exchange their APHC Class A Ordinary Shares for cash, securities or other property.

Registration Rights Agreement

Irish Holdco, the Sponsor and certain existing equityholders of MariaDB will enter into the Registration Rights Agreement at the closing of the Merger, a form of which is attached to this proxy statement/prospectus as Annex H, pursuant to which the Sponsor and signatory shareholders of MariaDB and their permitted transferees will be entitled to, among other things, registration rights, including demand, piggy-back and shelf registration rights.

Subscription Agreements

Concurrently with the execution of the Merger Agreement, APHC and Irish Holdco entered into the Subscription Agreements with certain investors (the “PIPE Investors”), a form of which is attached to this proxy statement/prospectus as Annex E, pursuant to which the PIPE Investors agreed to purchase an aggregate of 1,915,790 Combined Company Ordinary Shares for $9.50 per share in the PIPE Investment, for an aggregate purchase price equal to $18,200,000. Certain PIPE Investors are related parties of the Sponsor and APHC. Please see the section titled “The Business Combination—Interests of Certain Persons in the Business Combination.”

The Subscription Agreements for the PIPE Investors provide for certain registration rights. In particular, Irish Holdco is required to, within 30 business days after the closing of the Merger, submit to or file with the SEC a registration statement registering the resale of the shares purchased in the PIPE Investment. Additionally, Irish Holdco is required to use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof, but no later than the 60th calendar day following the filing date thereof (the “Effectiveness Deadline”), provided the Effectiveness Deadline shall be extended to the 120th calendar day following the filing date thereof if the registration statement is reviewed by, and comments thereto are provided from, the SEC, and Irish Holdco will use commercially reasonable efforts to have the registration statement declared effective within ten business days of receipt of a SEC notice that the registration statement will not be “reviewed.” Irish Holdco must use commercially reasonable efforts to keep the registration statement effective until the earliest to occur of: (i) two years from the date of issuance of the subscribed shares, (ii) the date on which all of the subscribed shares have been sold or (iii) the first date on which the PIPE Investors can sell all of their subscribed shares (or shares received in exchange therefor) under Rule 144 of the Securities Act without limitation as to the manner of sale or the amount of such securities that may be sold.

The Subscription Agreements will terminate with no further force and effect upon the earliest to occur of: (a) such date and time as the Merger Agreement is terminated in accordance with its terms; (b) the mutual written agreement of the parties to such Subscription Agreement; (c) if any of the conditions to closing set forth in such Subscription Agreement are not satisfied on or prior to the closing of the Merger and, as a result thereof, the transactions contemplated by the Subscription Agreement fail to occur; and (d) if the transactions contemplated by the Subscription Agreement are not consummated on or prior to June 30, 2023.

REGULATORY MATTERS RELATED TO THE BUSINESS COMBINATION

Other than as detailed below, the transactions contemplated by the Merger Agreement, including the Merger, are not presently believed to be subject to any federal or state regulatory requirement or approval, including those of the Cayman Islands.

Competition and Antitrust

Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and could not be completed until the expiration of a 30-day waiting period following the filing of the required pre-merger notification and report forms with the Antitrust Division and the FTC. APHC and MariaDB each filed a pre-merger notification and report form pursuant to the HSR Act with the Antitrust Division and the FTC on March 16, 2022. The 30-day waiting period with respect to the Merger expired at 11:59 p.m. Eastern Time on April 15, 2022.

At any time before or after closing of the Merger, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the closing of the Merger. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Merger on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result.

Common Draft Terms

The Merger involves a cross-border merger of companies from different EU member states (i.e., Ireland and Finland) and is governed by the EU Merger Directive, which provides a set of procedures for the merger of companies from different EU member states. Because the Merger comes within the scope of the EU Merger Directive, the Merger must comply with both the Irish Merger Regulations and the relevant provisions of the Finnish Companies Act, which implemented the EU Merger Directive in Ireland and Finland, respectively. The Merger is structured as a “merger by acquisition” under Regulation 2(1) of the Irish Merger Regulations and a “cross-border absorption merger” under Chapter 16, Section 19 of the Finnish Companies Act.

As part of these procedures to effect the Merger, MariaDB and Irish Holdco are each required, to, among other things, file the Common Draft Terms with applicable authorities, obtain an independent expert report on whether, among other things, a true and fair view has been provided of the grounds for setting the merger consideration, make publicly available various documentation (including the Common Draft Terms), obtain shareholder approval regarding the Merger, and obtain pre-merger certificates from applicable authorities. Further, MariaDB must complete the creditors protection process in accordance with Chapter 16 of the Finnish Companies Act.

We expect the above procedures to be completed during the second half of 2022, and then an application will be made to the Irish High Court for an order to confirm legal scrutiny of the Merger and to set the Merger Effective Time. See “Questions and Answers—What steps are required to carry out the Merger?” and “—Is the closing of the Merger subject to the exercise of creditors rights” additional information.

Stock Exchange Listings

The APHC Class A Ordinary Shares, APHC Public Units and APHC Public Warrants are traded on the NYSE under the ticker symbols “POND,” “POND.U” and “POND WS,” respectively. Irish Holdco will apply for listing, to be effective at the time of the Business Combination, of the Combined Company Ordinary Shares and Combined Company Public Warrants on the NYSE under the symbols “MRDB” and “MRDB.WS,” respectively.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

Description of the Business Combination

On January 31, 2022, APHC entered into the Merger Agreement with MariaDB, Irish Holdco, and Merger Sub, a wholly owned subsidiary of Irish Holdco. As a result of the Merger and subject to certain closing conditions as outlined in the Merger Agreement, MariaDB will merge with and into Irish Holdco with MariaDB dissolving without going into liquidation and Irish Holdco surviving the Merger. The terms of the Merger Agreement, which contains customary representations and warranties, covenants, closing conditions and other terms relating to the Merger and the other transactions contemplated thereby, are summarized elsewhere in the proxy statement/prospectus.

Pursuant to the Merger Agreement and in connection therewith:

(i)	the Irish Domestication Merger will occur, whereby Merger Sub will merge with and into APHC with APHC being the surviving entity;

(ii)	the Merger will occur, whereby MariaDB will merge with and into Irish Holdco with Irish Holdco continuing as the surviving entity;

(iii)	Irish Holdco will change its name to “MariaDB plc”; and

(iv)	following the Merger, APHC will be liquidated.

In connection with the Irish Domestication Merger:

(i)

each APHC Ordinary Share issued and outstanding immediately prior to the effective time of the Irish Domestication Merger will be canceled and convert into the right to receive one Combined Company Ordinary Share; and

(ii)	each issued and outstanding APHC Warrant to purchase APHC Class A Ordinary Shares will be adjusted to become warrants to acquire an equal number of Combined Company Ordinary Shares.

In connection with the Merger:

(i)

each MariaDB Preferred Share issued and outstanding prior to the effective time of the Merger will convert into common shares of MariaDB in accordance with MariaDB’s articles of association and shareholders’ agreement;

(ii)	then each MariaDB Ordinary Share issued and outstanding will be canceled and convert into the right to receive a number of Combined Company Ordinary Shares equal to the Exchange Ratio; and

(iii)

each equity MariaDB Equity Award as of immediately prior to the effective time of the Merger will convert into an equity award to be settled in Combined Company Ordinary Shares on the same terms and conditions as were applicable to such MariaDB Equity Award immediately prior to the effective time of the Merger, equal to the product of (i) the number of MariaDB Ordinary Shares subject to such MariaDB Equity Award and (ii) the Exchange Ratio, at an exercise price per share equal to (x) the exercise price per share of such MariaDB Equity Award divided by (y) the Exchange Ratio.

PIPE Investment

Concurrently with the execution of the Merger Agreement, APHC and Irish Holdco entered into the Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors agreed to purchase an aggregate of 1,915,790 Combined Company Ordinary Shares for $9.50 per share in the PIPE Investment, for an aggregate purchase price equal to $18.2 million.

Expected Accounting Treatment of the Business Combination

We expect the Business Combination to be accounted for as a reverse capitalization in accordance with U.S. GAAP. APHC has been determined to be the acquired company based on evaluation of the following facts and circumstances:

•	MariaDB comprising the ongoing operations of the Combined Company;

•	MariaDB’s senior management comprising the senior management of the Combined Company; and

•	The MariaDB Shareholders controlling the board of directors or having a majority of the voting power of the Combined Company.

Under this method of accounting, APHC will be treated as the acquired company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the Combined Company after the closing of the Merger will represent a continuation of the financial statements of MariaDB, with the Business Combination treated as the equivalent of Irish Holdco issuing shares for the net assets of Angel Pond, accompanied by a recapitalization. The net assets of APHC will be stated at historical cost, with no goodwill or other intangible assets recorded.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of the Combined Company upon consummation of the Business Combination in accordance with U.S. GAAP. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.

Prior to the Business Combination, APHC and MariaDB had different fiscal years. APHC’s fiscal year ended on December 31, whereas MariaDB’s fiscal year ended on September 30. The Combined Company’s fiscal year ends on September 30. Irish Holdco financial information has been omitted from this presentation as there was no activity prior to the Business Combination.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2022 combines the historical balance sheet of APHC as of June 30, 2022 with the historical balance sheet of MariaDB as of June 30, 2022 on a pro forma basis as if the Business Combination had been consummated on June 30, 2022.

The unaudited pro forma condensed combined statement of operations for the twelve months ended September 30, 2021 combine the historical audited statement of operations of APHC for the period ended December 31, 2021 and the historical audited statement of operations of MariaDB for the period ended September 30, 2021, on a pro forma basis as if the Business Combination had been consummated on October 1, 2020.

The unaudited pro forma condensed combined statement of operations for the nine months ended June 30, 2022 combine the historical unaudited statement of operations of APHC for the six months ended June 30, 2022 and the historical statement of operations for the three months ended December 31, 2021, and the historical unaudited statement of operations of MariaDB for the nine months ended June 30, 2022 on a pro forma basis as if the Business Combination had been consummated on October 1, 2020.

The unaudited pro forma condensed combined statements of operations for APHC for the nine months ended June 30, 2022 and the twelve months ended December 31, 2021 include an overlap of the quarter ended December 31, 2021. Therefore the historical statement of operations for APHC includes an overlap of revenue and income for the three months ended December 31, 2021, during this period APHC had no revenue and had a net loss of $0.65 million.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the what the Combined Company’s financial condition or results of operations would have been had the Business Combination been consummated on the dates indicated, and do not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. The unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Combined Company. The actual financial position and results of operations of the Combined Company may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus or otherwise filed on Form 10-Q with the SEC:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•	the historical audited financial statements of APHC for the period from January 18, 2021 (inception) through December 31, 2021 and the related notes;

•	the historical unaudited condensed financial statements of APHC as of September 30, 2021 and for the period from January 18, 2021 (inception) through September 30, 2021 and the related notes;

•	the historical unaudited condensed financial statements of APHC as of and for the six months ended June 30, 2022 and the related notes;

•	the historical audited consolidated financial statements of MariaDB as of and for the year ended September 30, 2021 and the related notes;

•	the historical unaudited condensed consolidated financial statements of MariaDB as of and for the nine months ended June 30, 2022 and the related notes; and

•

other information relating to APHC and MariaDB included elsewhere in this proxy statement/prospectus, including the Merger Agreement and the description of certain terms thereof and related transactions set forth under the sections titled “The Business Combination Agreement and Related Agreements” and “The Business Combination.”

The unaudited pro forma condensed combined financial information also should be read together with the sections titled “APHC Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “MariaDB’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information contained herein assumes that the APHC Shareholders approve the Business Combination. Pursuant to APHC’s organizational documents, Public Shareholders may, subject to certain limitations elect to redeem their APHC Class A Ordinary Shares for cash even if they approve the Business Combination. APHC cannot predict how many of the Public Shareholders will exercise their right to redeem their APHC Class A Ordinary Shares for cash.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of APHC Class A Ordinary Shares:

•

Assuming “No Redemption” — This presentation assumes that no Public Shareholder exercises redemption rights with respect to its APHC Ordinary Class A Ordinary Shares for a pro rata portion of the funds in the Trust Account.

•

Assuming “Maximum Redemption”— This presentation assumes that 25,052,673 of the existing APHC Class A Ordinary Shares are redeemed for their pro rata share (approximately $10.00 per share) of the funds in the Trust Account in connection with redemptions of Public Shareholders in the Business Combination. This scenario gives effect to redemptions for an aggregate redemption of $250.7 million.

•

Under the Merger Agreement, the consummation of the Business Combination is conditioned upon, among other things, APHC Available Cash (this amount is derived pursuant to its definition in the Merger Agreement) being not less than $100.0 million at or prior to the closing of the Merger (the “Minimum Cash Condition”). The Merger Agreement specifies, among other things, that APHC Available Cash is net of the Adjusted Transaction Expenses (as such term is defined in the Merger Agreement) but includes, among other things, cash held in the Trust Account upon closing of the Merger (after giving effect to the APHC Share Redemptions but without giving effect to the payment of the Deferred Discount and Transaction Expenses (as such terms are defined in the Merger Agreement)). In addition, under the Merger Agreement, the consummation of the Business Combination is also conditioned upon, among other things, a sum of $15.0 million from (i) that amount in the Trust Account at or prior to closing of the Merger (after giving effect to the APHC Share Redemptions but without giving effect to the payment of the Transaction Expenses) plus (ii) any Additional PIPE Investment Amount (as such term is defined in the Merger Agreement) (the “$15.0 Million Condition”).

The consummation of the Business Combination is also conditioned upon, among other things, APHC maintaining at least $5,000,001 in net tangible assets (the “Net Tangible Assets Condition”).

The “Maximum Redemption” column in the table below assumes a minimum cash amount in the Trust Account of $15.0 million upon closing of the Merger, after giving effect to redemptions by Public Shareholders in the Business Combination but without giving effect to the payment of any Transaction Expenses or any Additional PIPE Investment Amount.

The “Maximum Redemption” column in the table below therefore gives effect to the maximum number of redemptions that could occur before the $15.0 Million Condition would not be met, considering no Additional PIPE Investment Amount. Furthermore, assuming the cash amount in the Trust Account remaining under the Maximum Redemption Scenario, the Minimum Cash Condition would be satisfied, assuming current estimated Adjusted Transaction Expenses as of June 30, 2022.

The foregoing scenarios are for illustrative purposes only as APHC does not have as of the date of this proxy statement/prospectus any meaningful way of providing certainty regarding the number of redemptions by Public Shareholders that may actually occur in connection with the Business Combination.

The following summarizes the number of the Combined Company Ordinary Shares outstanding under the two redemption scenarios in connection with the Business Combination as of June 30, 2022:

	No Redemption		Maximum Redemption
	Ownership in Shares	% of Ownership	Ownership in Shares	% of Ownership
MariaDB Shareholders (including continuing shareholders)(1)	56,889,920	62%	56,889,920	85%
Sponsor (co-founders)(2)	4,857,870	5%	4,857,870	7%
Sponsor (others)	1,780,000	2%	1,780,000	3%
PIPE Investors(3)	1,915,790	2%	1,915,790	3%
APHC Public Shareholders	26,551,482	29%	1,498,809	2%

	91,995,062	100%	66,942,389	100%

(1)

Based on the issuance of the Aggregate Merger Consideration of up to 62,807,089 Combined Company Ordinary Shares, excluding (i) 5,366,508 Combined Company Ordinary Shares set aside for the vested MariaDB Equity Awards not yet exercised and (ii) 550,661 Combined Company Ordinary Shares (representing 2,363,354 MariaDB Ordinary Shares) to be issued in connection with the August 2022 acquisition of CubeWerx.

(2)

Excludes the APHC Private Warrants sold in connection with the APHC IPO and as part of the Private Placement. These shares are expected to be divided equally and distributed to each co-founder respectively shortly before the Irish Domestication Merger.

(3)	Pursuant to the Subscription Agreements for the PIPE Investment, Combined Company Ordinary Shares valued at $10.00 per share will be issued at a price of $9.50 per share to PIPE Investors.

In the event Public Shareholders elect to exercise redemption rights with respect to more than 25,052,673 of the existing APHC Class A Ordinary Shares and if even after giving effect to the initial $18.2 million PIPE Investment, APHC cannot meet the Net Tangible Assets Condition as described above, APHC will not be able to redeem any APHC Class A Ordinary Shares under section 49.5 of the APHC Amended and Restated Memorandum and Articles of Association. Failure to make such redemptions would mean that APHC would not be able to consummate the Business Combination and the Merger would not be able to close, which may force APHC to liquidate if another initial business combination cannot be consummated by May 20, 2023. However, in light of the initial $18.2 million PIPE Investment and the expected amount of MariaDB’s net assets at the time of closing and assuming less than Maximum Redemption based on reported rates of redemption in recent initial business combinations of other SPACs, APHC expects to be able to meet the minimum cash conditions described above and maintain at least $5,000,001 in net tangible assets, such that the Business Combination can be consummated.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2022 and the unaudited pro forma condensed combined statements of operations for the nine months ended June 30, 2022 and for the year ended September 30, 2021 are based on the historical unaudited and audited financial statements of APHC and MariaDB. The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the unaudited pro forma adjustments and are described in the accompanying notes. Actual facts may differ materially from the assumptions and estimates used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2022

(in thousands)

	Historical Financials		Assuming No Redemption			Assuming Maximum Redemption
	APHC (As of June 30, 2022)	Maria DB (As of June 30, 2022)	Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments		Pro Forma Combined
Current assets:
Cash and cash equivalents	$25	$24,420	$265,726	A	$274,402	$(250,726)	M	$23,676
			(13,959)	B
			(9,359)	C
			(5,100)	E
			18,200	J
			(8,586)	G
			3,535	H
			(500)	I
Short-term investments	—	35,286	—		35,286	—		35,286
Accounts receivable, net of allowance for doubtful accounts of $463 as of June 30, 2022	—	8,512	—		8,512	—		8,512
Prepaids and other current assets	375	11,724	(6,189)	E	5,910	—		5,910

Total current assets	400	79,942	243,768		324,110	(250,726)		73,384
Property and equipment, net	—	901	—		901	—		901
Goodwill	—	4,649	—		4,649	—		4,649
Intangible assets, net	—	562	—		562	—		562
Operating lease right-of-use assets	—	1,314	—		1,314	—		1,314
Other noncurrent assets	—	1,037	—		1,037	—		1,037
Cash and marketable securities held in Trust Account	265,726	—	(265,726)	A	—	—		—

Total assets	$266,126	$88,405	$(21,958)		$332,573	$(250,726)		$81,847
Liabilities and members’ equity
Current liabilities:	$—	$—	$—		$—	$—		$—
Accounts payable	—	2,486	147	D	2,633	—		2,633
Accrued expenses	—	10,018	(911)	B	6,794	—		6,794
			(1,271)	C
			(2,313)	E
			1,271	D
Operating lease liabilities	—	654	—		654	—		654
Long-term debt, current	—	130	—		130	—		130
Deferred revenue	—	26,277	—		26,277	—		26,277
Accounts payable and accrued expenses	1,418	—	(1,418)	D	—	—		—

Total current liabilities	1,418	39,565	(4,495)		36,488	—		36,488
Long-term debt, net of current	—	15,644	—		15,644	—		15,644
Operating lease liabilities, net of current	—	699	—		699	—		699
Deferred revenue, net of current	—	6,629	—		6,629	—		6,629
Warrant liabilities	8,080	9,124	(8,586)	G	8,182	—		8,182
			(436)	H

Total liabilities	9,498	71,661	(13,517)		67,642	—		67,642
Commitments and contingencies
Ordinary Shares subject to possible redemption (APHC)	265,726	—	(265,726)	L	—	—		—

	Historical Financials		Assuming No Redemption			Assuming Maximum Redemption
	APHC (As of June 30, 2022)	Maria DB (As of June 30, 2022)	Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments		Pro Forma Combined
Convertible preferred shares (MariaDB)	—	206,969	(206,969)	K	—	—		—
Stockholders’ (deficit):
Common share, par value of $0 per share (MariaDB)	—	—	—		—	—		—
Ordinary Stock of Combined Company, par value of $0.01 per share	—	—	332	L	920	(251)	M	669
			7	H
			19	J
			562	K
Class A Ordinary Shares (APHC)	—	—	—		—	—		—
Class B Ordinary Shares (APHC)	1	—	(1)	L	—	—		—
Additional paid-in-capital	8,793	8,040	206,407	K	483,912	(250,475)	M	233,437
			(8,976)	E
			(17,892)	F
			3,964	H
			18,181	J
			265,395	L
Accumulated deficit	(17,892)	(188,633)	(500)	I	(210,269)	—		(210,269)
			17,892	F
			(13,048)	B
			(8,088)	C
Accumulated other comprehensive income (loss)	—	(9,632)	—		(9,632)	—		(9,632)

Total stockholders’ equity (deficit)	$(9,098)	$(190,225)	$464,254		$264,931	$(250,726)		$14,205
Total liabilities, convertible preferred shares and stockholders’ deficit	$266,126	$88,405	$(21,958)		$332,573	$(250,726)		$81,847

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED JUNE 30, 2022

(in thousands, except share and per share data)

	Historical Financials		Assuming No Redemption			Assuming Maximum Redemption
	APHC (For the nine months ended June 30, 2022)	MariaDB (For the nine months ended June 30, 2022)	Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments	Pro Forma Combined
Revenue:
Subscription	$—	$28,425	$—		$28,425	$—	$28,425
Services	—	3,665	—		3,665	—	3,665

Total revenue	—	32,090	—		32,090	—	32,090
Cost of revenue:
Subscription	—	4,859	—		4,859	—	4,859
Services	—	4,945	—		4,945	—	4,945

Total cost of revenue	—	9,804	—		9,804	—	9,804

Gross profit	—	22,286	—		22,286	—	22,286
Operating expenses:
Research and development expenses	—	25,911	—		25,911	—	25,911
Sales and marketing expenses	—	20,764	—		20,764	—	20,764
General and administrative expenses	—	11,007	2,220	EE	13,227	—	13,227
Formation costs and other operating expenses	2,220	—	(2,220)	EE	—	—	—

Total operating expenses	2,220	57,682	—		59,902	—	59,902

Income (Loss) from operations	(2,220)	(35,396)	—		(37,616)	—	(37,616)
Other income (expense):
Interest Expense	—	(1,472)	—		(1,472)	—	(1,472)
Interest income	207	—	(207)	BB	—	—	—
Change in fair value of warrant liabilities	4,760	(4,442)	—		318	—	318
Settlement of deferred underwriters payable	302	—	—		302	—	302
Other expense (income), net	—	4,400	—		4,400	—	4,400

Income (Loss) before income tax expense	3,049	(36,910)	(207)		(34,068)	—	(34,068)
Income tax benefit (expense)	—	(54)	43	FF	(11)	—	(11)

Net Income (Loss)	$3,049	$(36,964)	$(164)		$(34,079)	$—	$(34,079)

Net loss per share attributable to common shares—basic and diluted		$(0.64)			$(0.37)		$(0.51)
Weighted-average shares outstanding—basic and diluted		58,137,280			91,995,062		66,942,389
Weighted average shares outstanding of Class A redeemable ordinary shares, basic and diluted	26,551,482
Basic and diluted net income per ordinary share of Class A redeemable shares	$0.11
Weighted average shares outstanding of Class B non-redeemable ordinary shares, basic and diluted	6,637,870
Basic and diluted net income per share of Class B non-redeemable ordinary shares	$0.46

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED SEPTEMBER 30, 2021

(in thousands, except share and per share data)

	Historical Financials		Assuming No Redemption			Assuming Maximum Redemption
	APHC (For the period from January 18, 2021 through December 31, 2021)	MariaDB (For the period from October 1, 2020 through September 30, 2021)	Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments	Pro Forma Combined
Revenue:
Subscription	$—	$31,806	$—		$31,806	$—	$31,806
Services	—	4,222	—		4,222	—	4,222

Total revenue	—	36,028	—		36,028	—	36,028
Cost of revenue:
Subscription	—	5,292	—		5,292	—	5,292
Services	—	4,334	—		4,334	—	4,334

Total cost of revenue	—	9,626	—		9,626	—	9,626

Gross profit	—	26,402	—		26,402	—	26,402
Operating expenses:
Research and development expenses	—	24,828			24,828	—	24,828
Sales and marketing expenses	—	19,065			19,065	—	19,065
General and administrative expenses	—	8,485	500	AA	32,117	—	32,117
			13,048	CC
			8,088	DD
			1,996	EE
Formation costs and other operating expenses	1,996	—	(1,996)	EE	—	—	—

Total operating expenses	1,996	52,378	21,636		76,010	—	76,010

Income (Loss) from operations	(1,996)	(25,976)	(21,636)		(49,608)	—	(49,608)
Other income (expense):
Interest Expense	—	(2,773)	—		(2,773)	—	(2,773)
Interest income	9	—	(9)	BB	—	—	—
Change in fair value of warrant liabilities	3,863	3,626	—		7,489	—	7,489
Other expense (income), net	—	(235)	—		(235)	—	(235)

Income (Loss) before income tax expense	1,876	(25,358)	(21,645)		(45,127)	—	(45,127)
Income tax benefit (expense)	—	(84)	4,410	FF	4,326	—	4,326

Net Income (Loss)	$1,876	$(25,442)	$(17,235)		$(40,801)	$—	$(40,801)

Net loss per share attributable to common shares – basic and diluted		$(0.51)			$(0.44)		$(0.61)
Weighted-average shares outstanding – basic and diluted		50,361,879			91,995,062		66,942,389
Weighted average shares outstanding of Class A redeemable ordinary shares, basic and diluted	17,600,489
Basic and diluted net income per ordinary share of Class A redeemable shares	$0.08
Weighted average shares outstanding of Class B non-redeemable ordinary shares, basic and diluted	6,637,870
Basic and diluted net income per share of Class B non-redeemable ordinary shares	$0.08

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The Transaction Accounting Adjustments included in the unaudited pro forma condensed balance sheet as of June 30, 2022 are as follows:

(A)

Reflects the reclassification of $265.7 million cash and cash equivalents held in the Trust Account that becomes available for transaction consideration, transaction expenses, underwriting commission, and operating activities of MariaDB following the Merger. The reclassification of cash is under the consideration that there will not be an additional PIPE investment raise outside of the $18.2 million initial PIPE Investment. The minimum of $15.0 million held in the Trust Account is released as available cash and cash equivalents to MariaDB at the closing of the Merger.

(B)

Represents transaction cost incurred by MariaDB of $14.0 million inclusive of advisory, banking, printing, legal, director and officer insurance, and accounting fees that are paid in connection with the Business Combination. The unaudited pro forma condensed combined balance sheet reflects a cost of $14.0 million as a reduction of cash, with $0.9 million having been accrued, but unpaid as of the pro forma balance sheet date. Transaction cost expensed through accumulated deficit are included in the unaudited pro forma condensed combined statements of operations discussed in note (CC) below. These costs are exclusive of equity issuance costs associated with the Business Combination incurred directly in connection with effecting the transaction as discussed in note (E) below.

(C)

Reflects estimated transaction cost incurred by APHC of $9.4 million, inclusive of legal and advisory fees that are expensed and paid in connection with the Business Combination, with approximately $1.3 million having been accrued as of the pro forma balance sheet date. Expensed costs are exclusive of $0.3 million of equity issuance costs associated with the PIPE Investment, included in note (E) below. Expensed costs are shown in accumulated deficit and included in note (DD) below.

(D)	Reflects a mapping adjustment to classify accrued expenses and accounts payable to align with MariaDB accounting policy.

(E)

Reflects cash payments for offering costs of approximately $5.1 million inclusive of legal, tax, registration fees, and accounting fees, incurred in connection with the Business Combination. As of the pro forma balance sheet date, $2.3 million of offering costs were accrued and the costs were deferred in prepaid and other current assets. Additionally, $3.9 million of the offering costs were incurred and paid as of the pro forma balance sheet date and deferred in prepaid and other current assets. The previously accrued expenses of $2.3 million and paid costs of $3.9 million are reclassified to additional paid in capital on the pro forma balance sheet.

Equity issuance costs are recorded as reductions in additional paid in capital.

(F)	Reflects the reclassification of APHC historical accumulated deficit.

(G)

In December 2021, MariaDB amended a loan with the European Investment Bank (“EIB”) to extend the capital loan portion of the loan’s maturity date to the earlier of (i) June 30, 2022 or (ii) 30 days after a new equity raise, which occurred on January 31, 2022. Under the terms of the capital loan, EIB received warrants with a put option. The original terms provided EIB the option (no earlier than 30 days prior to the maturity date) to require MariaDB to purchase all or part of such warrants. In the fourth quarter, EIB provided written notice to exercise its put option, requiring the Company to repurchase 5,000,194 warrants at the maximum purchase price of €8 million. The remaining 326,429 warrants held by EIB are probable to be cash settled at estimated fair value to be determined pursuant to the Finnish Companies Act. The adjustment reflects the cash settlement of the warrants which are probable to occur prior to the Merger or shortly thereafter at estimated fair value.

(H)

Reflects the exercising of the 2020C Warrants, assuming all holders have exercised such warrants, in connection with the Business Combination and subsequently converted into Combined Company Ordinary Shares.

(I)

Reflects the cash payment of non-recurring bonuses to certain MariaDB employees in connection with the Business Combination. These bonuses are expensed through accumulated deficit included in the unaudited pro forma statement of operations discussed in note (AA) below.

(J)	Represents the proceeds from the private placement of 1,915,790 Combined Company Ordinary Shares at $9.50 per share pursuant to the PIPE Investment.

(K)

Reflects the conversion of MariaDB Series A Preferred Shares, MariaDB Series B Preferred Shares, MariaDB Series C Preferred Shares, and MariaDB Series D Preferred Shares. Additionally, reflects the conversion of MariaDB Ordinary Shares outstanding prior to the close of the Merger, and subsequently converted to Combined Company Ordinary Shares at par value of $.01. The adjustment does not include the 2020C Warrants in note (H).

(L)

Reflects the conversion of APHC Class A Ordinary Shares subject to redemption and all outstanding APHC Class B Ordinary Shares into Combined Company Ordinary Shares in connection with the Business Combination.

(M)

Reflects the maximum redemption of 25,052,673 public shares of APHC for aggregate redemption payments of $250.7 million, allocated to APHC Class A Ordinary Shares and additional paid-in capital using par value $0.001 per share at a redemption price of $10.00 per share.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined statements of operations for the nine months ended June 30, 2022 and the year ended September 30, 2021:

(AA)	Reflects $0.5 million of non-recurring bonus expense related to the payment of bonuses to certain MariaDB employees in connection with the Business Combination. This is a non-recurring item.

(BB)	Reflects the elimination of investment income related to the marketable securities held in the Trust Account. This is a non-recurring item.

(CC)

Reflects the total transaction costs associated with MariaDB, which are reflected as if incurred on October 1, 2020, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring item.

(DD)

Reflects the total transaction costs associated with APHC, which are reflected as if incurred on October 1, 2020, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring item.

(EE)	Reflects a mapping adjustment to classify formation costs and other operating expenses to general and administrative expenses to align with MariaDB accounting policy. This is a non-recurring item.

(FF)

Represents an adjustment to record the income tax impact of MariaDB’s income statement activity at a statutory rate of 20% assuming a Finnish taxes rate would apply after the Business Combination. The income tax impacts associated with APHC activity was applied at the U.S. federal statutory rate of 21%.

Loss per Share of the Combined Company

Represents the net loss per share of the Combined Company calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since October 1, 2020. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption of APHC Class A Ordinary Shares for cash equal to their pro rata share of the aggregate amount on deposit in APHC’s Trust Account for the nine months ended months ended June 30, 2022 and the year ended September 30, 2021.

	For the Nine months ended June 30, 2022		For the Year Ended September 30, 2021
	No Redemption	Maximum Redemption	No Redemption	Maximum Redemption
	(In thousands, except share and per share amounts)
Pro forma net loss attributable to common shareholders	$(34,079)	$(34,079)	$(40,801)	$(40,801)
Pro Forma weighted average shares calculation, basic and diluted
MariaDB Shareholders (continuing shareholders)(1)	56,889,920	56,889,920	56,889,920	56,889,920
Sponsor (co-founders)(2)	4,857,870	4,857,870	4,857,870	4,857,870
Sponsor (Other)	1,780,000	1,780,000	1,780,000	1,780,000
PIPE Investors(3)	1,915,790	1,915,790	1,915,790	1,915,790
APHC Public Shareholders	26,551,482	1,498,809	26,551,482	1,498,809

Pro forma weighted average shares outstanding—basic and diluted	91,995,062	66,942,389	91,995,062	66,942,389

Net loss per share—basic and diluted	$(0.37)	$(0.51)	$(0.44)	$(0.61)

(1)

Based on the issuance of the Aggregate Merger Consideration of up to 62,807,089 Combined Company Ordinary Shares, excluding (i) 5,366,508 Combined Company Ordinary Shares set aside for the vested MariaDB Equity Awards not yet exercised and (ii) 550,661 Combined Company Ordinary Shares (representing 2,363,354 MariaDB Ordinary Shares) to be issued in connection with the August 2022 acquisition of CubeWerx.

(2)

Excludes the APHC Private Warrants sold in connection with the APHC IPO and as part of the Private Placement. These shares are expected to be divided equally and distributed to each co-founder respectively shortly before the Irish Domestication Merger.

(3)	Pursuant to the Subscription Agreements for the PIPE Investment, Combined Company Ordinary Shares valued at $10.00 per share will be issued at a price of $9.50 per share to PIPE Investors.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

Comparative Per Share Data of APHC

The following table sets forth the closing market prices per share of the APHC Public Units, APHC Class A Ordinary Shares and APHC Public Warrants as reported by the NYSE on January 31, 2022, the last trading day before the Business Combination was publicly announced, and on October 21, 2022, the last practicable trading day before the date of this proxy statement/prospectus.

Trading Date	APHC Public Units (POND.U)	APHC Public Shares (POND)	APHC Public Warrants (POND WS)
January 31, 2022	$9.81	$9.65	$.56
October 21, 2022	$9.97	$9.93	$.33

The market prices of our securities could change significantly. Because the consideration payable in the Business Combination pursuant to the Merger Agreement will not be adjusted for changes in the market prices of the APHC Class A Ordinary Shares, the value of the consideration that MariaDB Shareholders will receive in the Business Combination may vary significantly from the value implied by the market prices of shares of APHC Class A Ordinary Shares on the date of the Merger Agreement, the date of this proxy statement/prospectus and the date on which APHC shareholders vote on the approval of the Merger Agreement. APHC shareholders are urged to obtain current market quotations for APHC securities before making their decision with respect to the approval of the Merger Agreement.

Comparative Per Share Data of MariaDB

Historical market price information regarding MariaDB is not provided because there is no public market for MariaDB Capital Shares.

Comparative Per Share Data of Irish Holdco

Historical market price information regarding Irish Holdco is not provided because there is no public market for Combined Company Ordinary Shares.

INFORMATION ABOUT APHC

General

We are a special purpose acquisition company incorporated as a Cayman Islands exempted company limited by shares on January 18, 2021 for the purpose of effecting an initial business combination. Prior to our entering into the Merger Agreement, our acquisition and value creation strategy was to identify, acquire and, after an initial business combination, to build a company in an industry or sector that complements the experience of our management team and can benefit from our operational expertise. Our acquisition selection process has leveraged our team’s network of potential transaction sources, ranging from owners and directors of private and public companies, private equity funds, investment bankers, lenders, attorneys, accountants and other trusted advisors across various sectors. We also have neither engaged in any operations nor generated any revenue to date. Based on our business activities, we are a “shell company” as defined under the Exchange Act because we have no operations and nominal assets consisting solely of cash and/or cash equivalents.

On January 20, 2021, the Sponsor subscribed for 8,625,000 Founder Shares for a total subscription price of $25,000, and fully paid for these on January 20, 2021. Such securities were issued in connection with APHC’s organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

On May 18, 2021, the Sponsor surrendered an aggregate of 1,437,500 Founder Shares for no consideration, thereby reducing the aggregate number of Founder Shares outstanding to 7,187,500.

On May 20, 2021, we consummated the APHC IPO of 25,000,000 APHC Public Units, at $10.00 per Unit, generating gross proceeds of $250,000,000, which was deposited in the Trust Account.

On June 30, 2021, the underwriters partially exercised their over-allotment option, and on July 2, 2021, the underwriters purchased 1,551,482 APHC Public Units at an offering price of $10.00 per unit, generating gross proceeds to APHC of $15,514,820. On July 2, 2021, simultaneously with the sale of additional APHC Public Units, APHC completed a private placement with the Sponsor for an additional 310,297 APHC Private Warrants at a price of $1.00 per warrant, generating gross proceeds of $310,297. Approximately $15,514,820 of the net proceeds from the additional APHC Public Units and additional APHC Private Warrants was deposited in the Trust Account.

On July 2, 2021, in connection with the underwriters’ partial exercise of their over-allotment option, 549,630 Founder Shares were forfeited for no consideration, thereby reducing the aggregate number of Founder Shares outstanding to 6,637,870.

Initial Business Combination

The NYSE rules require that an initial business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in our Trust Account (less any Deferred Discount and taxes payable on interest earned) at the time of our signing a definitive agreement in connection with an initial business combination. The APHC Board has determined that the Business Combination meets the 80% test.

Redemption Rights for Public Shareholders

We are providing Public Shareholders with the opportunity to redeem all or a portion of their APHC Ordinary Shares upon the completion of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the closing of the Merger, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding APHC Class A Ordinary Shares, subject to the limitations described herein. The amount in the Trust Account as of June

30, 2022 is approximately $10.00 per APHC Public Share. The Initial Shareholders have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights, for no consideration, with respect to their Founder Shares and any APHC Class A Ordinary Shares they may hold in connection with the completion of the Business Combination. The Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Limitations on Redemption Rights

A Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), is restricted from exercising redemption rights with respect to more than an aggregate of 15% of the APHC Class A Ordinary Shares. Accordingly, all shares in excess of 15% owned by a holder or “group” of holders will not be redeemed for cash. On the other hand, a Public Shareholder who holds less than 15% of the APHC Class A Ordinary Shares and is not a member of a “group” that is redeeming, in the aggregate, more than 15% of the APHC Class A Ordinary Shares, may redeem all of the APHC Class A Ordinary Shares held by such shareholder for cash.

In no event is any Public Shareholder’s ability to vote all of such Public Shareholder’s shares (including those shares held by you or by a “group” in excess of 15% of the APHC Class A Ordinary Shares) for or against the Business Combination restricted.

We have no specified maximum redemption threshold under the APHC Amended and Restated Memorandum and Articles of Association, other than the aforementioned 15% threshold. Each redemption of APHC Ordinary Shares by Public Shareholders will reduce the amount in our Trust Account, which held cash and investment securities with a fair value of $265,725,803 as of June 30, 2022. However, in no event will we redeem our APHC Ordinary Shares in an amount that would result in our failure to have at least $5,000,001 of net tangible assets.

Submission of the Business Combination to a Shareholder Vote

The Special Meeting of APHC Shareholders to which this proxy statement/prospectus relates is to solicit your approval of the Business Combination. APHC Shareholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then Public Shareholders electing to exercise their redemption rights will not be entitled to receive such payments. The Initial Shareholders, including the Sponsor, have agreed to vote any APHC Ordinary Shares owned by them in favor of the Required Proposals.

Employees

We currently have two executive officers: Theodore T. Wang and Hanchen Jin. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full time employees prior to the completion of our initial business combination.

Legal Proceedings

Since June 22, 2022, APHC has received two demand letters on behalf of purported APHC shareholders (the “Demand Letters”). The Demand Letters allege that the proxy statement/prospectus forming part of the registration statement on Form S-4 that APHC filed with the SEC on June 22, 2022 omits material information or contains disclosure deficiencies that prejudice APHC shareholders’ ability to make a fully informed decision with respect to the proposed Business Combination with MariaDB. The Demand Letters request that APHC disseminate additional disclosures before the consummation of the Business Combination with MariaDB. APHC believes these claims lack merit.

Periodic Reporting and Financial Information

APHC Public Units, APHC Class A Ordinary Shares and APHC Public Warrants are registered under the Exchange Act and as a result we have reporting obligations, including the requirement that we file annual, quarterly, and current reports with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at: http://www.sec.gov. The contents of this website are not incorporated into this filing. Further, our references to the uniform resource locator (“URL”) for this website are intended to be inactive textual references only.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to continue to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (i) December 31, 2026, (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion (as indexed for inflation), (iii) the last day of the fiscal year in which we are deemed to be a large accelerated filer, which means the market value of Combined Company Ordinary Shares that is held by non-affiliates equals or exceeds $700 million as of the end of that year’s second fiscal quarter or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Our executive offices are located at 590 Madison Avenue, 21st Floor, New York, New York 10022, and our telephone number is (212) 878-3702.

MANAGEMENT OF APHC

Co-Founders, Directors, Executive Officers and Corporate Governance

APHC’s co-founders, directors and executive officers are as follows:

Name	Age	Title
Theodore T. Wang	55	Co-Founder, Chairman of the APHC Board and Chief Executive Officer
Shihuang “Simon” Xie	52	Co-Founder
Hanchen Jin	32	Chief Financial Officer
Mary Ann Cloyd	67	Director
William A. Houlihan	67	Director
Samuel L. Milbank	82	Director

Theodore T. Wang is APHC’s co-founder and co-manager of the Sponsor. He serves as our chairman of the APHC Board and chief executive officer. Dr. Wang has more than 25 years of experience in finance and investing. He was a Partner of Goldman Sachs, where he held many leadership positions over the course of his 18-year tenure. He joined Goldman Sachs in 1996 and was named Managing Director and Head of U.S. Convertibles Trading in 2002. In 2006, he was named a Partner and Co-Head of U.S. Stock Trading, Stock Options Trading, Convertibles Trading, Risk Arbitrage and Franchise Risk Management. In 2009, he became Global Co-COO of One Delta Trading, and in 2012 became the unit’s Global Co-Head as well as Co-Head of Equities Trading for the Americas.

Upon retiring from Goldman Sachs in 2014, Dr. Wang founded Puissance Capital Management, an asset management firm primarily focusing on investing in innovative healthcare companies in the United States and China. In 2014, he founded Angel Pond Capital LLC, which became an operational broker/dealer firm in 2017 and focuses on advisory services in the life science sector.

Dr. Wang serves on the board of one U.S. public company, Bellerophon Therapeutics, and serves on the board of a privately-held company in China, Angel Pharmaceuticals, which he co-founded. He also serves as an independent director on the Audit Committee of Fiduciary Trust Company, a Division of Franklin Templeton. Dr. Wang previously served as an independent director of Tracon Pharmaceuticals, Inc. until June 2019, of ViewRay, Inc. until July 2019 and of Ekso Bionics Holdings, Inc. until February 2021.

Dr. Wang holds a Ph.D in Physics from the University of Minnesota, an MBA from the University of Texas, Austin, and a B.S. from Fudan University in Shanghai, China. He is a trustee of the Dunhuang Foundation, and a member of Committee of 100, an organization of distinguished Chinese Americans with a mission to improve U.S.-China relations.

Shihuang “Simon” Xie is APHC’s co-founder. An entity wholly owned and controlled by Mr. Xie is the co-manager of the Sponsor. Mr. Xie, who has over 22 years of experience in founding, investing, building and operating businesses in the technology sector, is a co-founder of China e-commerce company Alibaba Group and served in a variety of leadership roles within Alibaba from its founding in 1999 until his retirement in 2015.

Following his retirement from Alibaba in 2015, Mr. Xie focused on early-stage venture investments, with investment portfolios covering healthcare, education, technology, internet and consumer sectors. He is the founder of Hangzhou Hupan Shannan Capital Management Co., Ltd., a venture capital fund, where he currently serves as executive director. Mr. Xie currently serves on the board of a number of private companies in China, Korea, the British Virgin Islands and the Cayman Islands that span a variety of industries.

Mr. Xie holds a Bachelor of Science in Engineering from Shenyang University of Technology and an MBA from China Europe International Business School in Shanghai, China.

Hanchen Jin is our Chief Financial Officer. Since 2017, Mr. Jin has served as Chief Financial Officer for Puissance Capital Management. He held positions as an asset management analyst at CSOP Asset Management in 2016, an investment analyst at Minmetals Securities in 2015, and a financial analyst at China Merchants Bank in 2014. Mr. Jin graduated from Indiana University in 2014 and the Gabelli School of Business at Fordham University in 2016.

Mary Ann Cloyd has served on the APHC Board since May 4, 2021. Ms. Cloyd was a senior Partner with PricewaterhouseCoopers LLP (“PwC”), where she held many leadership positions over the course of her 25-year tenure as Partner, until her retirement in June 2015. Between 2004 and 2014, she served both on PwC’s Global and U.S. Boards of Partners and Principals. From 2011 until her retirement, she served as Leader of PwC’s Center for Board Governance. Ms. Cloyd serves on the board of Bellerophon Therapeutics, NCMIC Group, Fresh Del Monte Produce and Ekso Bionics. She also serves on the board of the Geffen Playhouse, the board of the Caltech Associates and the Advisory Board of the UCLA Iris Cantor Women’s Health Center. Ms. Cloyd is a retired Certified Public Accountant.

William A. Houlihan has served on the APHC Board since May 4, 2021. From 1977 through 1981, Mr. Houlihan held several auditing and accounting positions. From 1981 to 2000, and for short-term periods in 2004 and 2007, he worked for a number of investment banking companies, including Goldman Sachs, Bear Stearns, Keefe Bruyette & Woods, J.P. Morgan and UBS. From 2001 to 2008, he was a private investor while serving as Chief Financial Officer for several distressed financial services companies, including at various times, Sixth Gear, Inc., Sedgwick Claims Management Services, Metris Companies and Hudson United Bancorp. Mr. Houlihan currently serves as the Audit Committee Chairman and member of the Compensation Committee for MAXEX, LLC, as the Chairman of the Audit Committee for Avem Health Partners, previously known as First Physicians Capital Group (“FPCG”), and as the Lead Independent Director, Chairman of the Audit Committee, member of the Compensation Committee and member of the Nomination and Governance Committee for Lument Finance Trust. Mr. Houlihan served as lead independent director and Chairman of the Audit Committee of Tiptree Financial Partners from 2013 to 2015, as lead independent director and Chairman of the Audit Committee for Care Investment Trust from 2010 to 2013, as director of SNL Financial from 2003 to 2010, and as director and shareholder of a family-owned commercial real estate investment partnership from 1998 to 2012. He served as the Chief Financial Officer for Amalgamated Bank from 2013 to 2014. Mr. Houlihan serves as the Chief Financial Officer for Thunder Bridge Capital Partners III Inc., a blank check company, and for Thunder Bridge Capital Partners IV Inc., a blank check company. He was also Chief Financial Officer of Thunder Bridge Acquisition, Ltd. from 2018 to 2019, and of Thunder Bridge Acquisition II, Ltd. from 2019 to 2021. Mr. Houlihan may in the future serve as an officer for any new special purpose acquisition companies affiliated with the sponsors of Thunder Bridge Capital Partners III Inc. and Thunder Bridge Capital Partners IV Inc. Mr. Houlihan holds an inactive license as a Certified Public Accountant. Since 2017, he has been an adjunct professor for the Feliciano School of Business at Montclair State University. On March 13, 2015, Mr. Houlihan settled an administrative proceeding brought by the SEC regarding his alleged failure to file on a timely basis required Schedule 13D amendments and Section 16(a) reports relating to his beneficial ownership of securities of FPCG. Mr. Houlihan is a member of the board of directors of FPCG and was for certain time periods a greater than 10% beneficial owner of FPCG securities. In the settlement, Mr. Houlihan did not admit or deny the SEC’s allegations, consented to the entry of a cease and desist order requiring him not to cause any violation of Sections 13(d)(2) and 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and agreed to pay a civil penalty of $15,000 to the SEC.

Samuel L. Milbank has served on the APHC Board since May 17, 2022. Mr. Milbank worked at Salomon Brothers and at Lehman Brothers over a 23-year period building a business around sovereign wealth funds. Later, Mr. Milbank spent 10 years in a private equity and wealth management partnership. Mr. Milbank’s pro bono life included being a trustee and later treasurer of the International Center of Photography from which he stepped down after 36 years. Mr. Milbank served as the Chair of the Board of a public health policy foundation from which he stepped down recently after 32 years. Mr. Milbank is currently on the Selection Committee of the Scholar Rescue Fund, a part of the Institute of International Education, whose mission is to save academics who are personally at risk and relocate them to other universities around the world where they can continue their careers in safety. Mr. Milbank is Treasurer of a small church where he created an outreach program that has provided invaluable assistance to the larger Appalachian community in the wake of Hurricane Irene and more recently during the lockdown during the COVID crisis. Mr. Milbank is Treasurer of a small grant making foundation and serves on half a dozen not-for-profit investment committees. Mr. Milbank has been Treasurer and later President of the oldest men’s club in New York City where he initiated numerous changes in the financial operations.

Number and Terms of Office of Officers and Directors

The APHC Board consists of four members, each of whom will serve a two-year term. In accordance with the NYSE corporate governance requirements, we are not required to hold an annual general meeting until one year after our first fiscal year end following our listing on the NYSE. Our officers are appointed by the APHC Board and serve at the discretion of the APHC Board, rather than for specific terms of office. The APHC Board is authorized to appoint officers as it deems appropriate pursuant to the APHC Amended and Restated Memorandum and Articles of Association.

Holders of APHC Class B Ordinary Shares have the right to elect and remove all of its directors prior to consummation of the Irish Domestication Merger, and holders of APHC Class A Ordinary Shares do not have the right to vote on the appointment of directors during such time. These provisions of the APHC Amended and Restated Memorandum and Articles of Association may only be amended if approved by special resolution passed by at least 90% of such shareholders as, being entitled to do so, vote thereon in person or by proxy at general meeting or by way of unanimous written resolution.

Director Independence

The rules of the NYSE require that a majority of our board of directors be independent within one year of our initial public offering. An “independent director” is defined generally as a person who, in the opinion of APHC’s board of directors, has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with APHC). The APHC Board has determined that each of Mary Ann Cloyd, William A. Houlihan and Samuel L. Milbank is an “independent director” as defined in the NYSE listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Executive Officer and Director Compensation

None of our officers or directors have received any cash compensation for services rendered to us, except for Mr. Milbank who has received or will receive $15,000 for service as our director prior to the completion of the Business Combination. Commencing on the date that our securities were first listed on the NYSE, we have reimbursed the Sponsor for office space and administrative support services provided to us in the amount of $10,000 per month. In addition, the Sponsor, officers and directors, or any of their respective affiliates are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. On January 10, 2022, APHC and MariaDB engaged J.P. Morgan and Angel Pond Capital LLC, an affiliate of the Sponsor, as joint co-placement agents for proposed private placements in connection with the Business Combination, including the Series D Preferred Shares financing and the PIPE Investment. No fees have been incurred nor paid under this engagement as of March 31, 2022, and as discussed below, J.P. Morgan has waived any fees it could have been due under this agreement. The agreement associated with this engagement expired on March 15, 2022. On March 17, 2022, APHC engaged Angel Pond Capital LLC as placement agent for proposed private placements in connection with the Business Combination. APHC has agreed to pay certain placement agent fees in connection with the engagement. The agreement associated with this engagement was terminated on June 21, 2022. Our audit committee reviews on a quarterly basis all payments that were made to the Sponsor, officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made from funds held outside the trust account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by APHC to the Sponsor, officers and directors, or any of their respective affiliates, prior to completion of our initial business combination.

After the completion of our initial business combination, directors or members of our team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to Public Shareholders in connection with a proposed initial business combination. We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed initial business combination, because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined, or recommended to the APHC Board for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on the APHC Board. We do not intend to take any action to ensure that members of our team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

Committees of our Board of Directors

The APHC Board has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Both our audit committee and our compensation committee are composed solely of independent directors. Subject to phase-in rules, the rules of the NYSE and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be composed solely of independent directors, and the rules of the NYSE require that the compensation committee and the nominating and corporate governance committee of a listed company be composed solely of independent directors. Each committee operates under a charter that has been approved by the APHC Board and has the composition and responsibilities described below. The charter of each committee is available on our website.

Audit Committee

We have established an audit committee of the APHC Board. Mr. Milbank, Ms. Cloyd and Mr. Houlihan serve as members of our audit committee, and Ms. Cloyd chairs the audit committee. A majority of the members of our audit committee are independent of and unaffiliated with the Sponsor and our underwriters.

Each member of the audit committee is financially literate and the APHC Board has determined that Ms. Cloyd qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

•

assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence and (4) the performance of our internal audit function and independent registered public accounting firm; the appointment, compensation, retention, replacement and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•

pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures; reviewing and discussing with the independent registered public accounting firm all relationships the auditors have with us in order to evaluate their continued independence;

•

setting clear policies for audit partner rotation in compliance with applicable laws and regulations; obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent registered public accounting firm’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•

meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “APHC Management’s Discussion and Analysis of Financial Condition and Results of Operations”; reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•

reviewing with management, the independent accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

We have established a compensation committee of the APHC Board. Ms. Cloyd and Mr. Houlihan serve as members of our compensation committee. Mr. Houlihan chairs the compensation committee.

We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•	reviewing and approving on an annual basis the compensation of all of our other officers;

•	reviewing on an annual basis our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•	if required, producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than the payment to the Sponsor of $10,000 per month, for up to 24 months, for office space, utilities and secretarial and administrative support and reimbursement of expenses, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing shareholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of our initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

Our charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.

Nominating and Corporate Governance Committee

We have established a nominating and corporate governance committee of the APHC Board. Ms. Cloyd and Mr. Houlihan serve as members of our nominating and corporate governance committee. Ms. Cloyd chairs the nominating and corporate governance committee.

We have adopted a nominating and corporate governance committee charter, which details the purpose and responsibilities of the nominating and corporate governance committee, including:

•

identifying, screening, and reviewing individuals qualified to serve as directors, consistent with criteria approved by the APHC Board, and recommending to the APHC Board candidates for nomination for appointment at the annual general meeting or to fill vacancies on the board of directors;

•	developing and recommending to the APHC Board and overseeing implementation of our corporate governance guidelines;

•	coordinating and overseeing the annual self-evaluation of the APHC Board, its committees, individual directors and management in the governance of APHC; and

•	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The charter also provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and is directly responsible for approving the search firm’s fees and other retention terms.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the APHC Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom and the ability to represent the best interests of Public Shareholders.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on the APHC Board.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics applicable to our directors, officers and employees. We have filed a copy of our Code of Business Conduct and Ethics and our audit and compensation committee charters as exhibits to the registration statement in connection with our initial public offering. You can review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Business Conduct and Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Business Conduct and Ethics in a Current Report on Form 8-K.

Conflicts of Interest

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

•	duty to act in good faith in what the director or officer believes to be in the best interests of APHC as a whole;

•	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•	duty to maintain independence and not fetter the exercise of future discretion;

•	duty to avoid actual or potential conflicts of interests with APHC;

•	duty not to make secret profits; and

•	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to APHC and the general knowledge skill and experience which that director has.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances, what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the APHC Amended and Restated Memorandum and Articles of Association or alternatively by shareholder approval at general meetings.

APHC’s co-founder, Mr. Xie, does not serve as our director or officer and is accordingly not subject to any of the fiduciary duties described above. Mr. Xie has no contractual or other obligations to perform specific duties or avoid conflicts of interest in his capacity as APHC’s co-founder and a co-manager and indirect holder of shares of the Sponsor.

Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to his or her fiduciary duties under Cayman Islands law.

The references to Cayman Islands law or potential business combination transactions in the description of the conflicts of interests that directors and officers may have assume that the Business Combination is not completed.

Potential investors should also be aware of the following other potential conflicts of interest, which are independent of conflicts of interest in connection with the Business Combination:

•

None of our officers or directors is required to commit his or her full time to our affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

•

In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to us as well as the other entities with which they are affiliated. Our management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

•

The Initial Shareholders, officers and directors have agreed to waive their redemption rights, for no consideration, with respect to any APHC Class A Ordinary Shares or APHC Class B Ordinary Shares they may hold in connection with the consummation of our business combination. Additionally, the Initial Shareholders, officers and directors have agreed to waive their redemption rights, for no consideration, with respect to their Founder Shares if the parties fail to consummate our business combination within 24 months after the APHC IPO. If we do not complete our business combination within such applicable time period, the proceeds of the sale of the APHC Private Warrants held in the Trust Account will be used to fund the redemption of our APHC Class A Ordinary Shares, and the APHC Private Warrants will expire and become worthless. With certain limited exceptions, the Founder Shares and APHC Private Warrants will not be transferable, assignable or salable by the Initial Shareholders until one year after the completion of APHC’s initial business combination (or earlier, if the last reported sale price of the shares equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 150 days after an initial business combination). The Lock-Up Agreement, as it relates to the Sponsor, supersedes the obligations of the Sponsor with respect to the lock-up under the Letter Agreement. Since the Sponsor and officers and directors may directly or indirectly own ordinary shares and warrants, our officers and directors may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our business combination.

•

Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our business combination.

The conflicts described above may not be resolved in our favor.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities.

We are not prohibited from pursuing a business combination with a company that is affiliated with the Sponsor, officers or directors. In the event we seek to complete our business combination with such a company, we, or a committee of independent directors, would obtain an opinion from an independent investment banking firm, or from an independent accounting firm, that such a business combination is fair to our company from a financial point of view. We are not required to obtain such an opinion in any other context. Furthermore, in no event will the Sponsor or any of our existing officers or directors, or any of their respective affiliates, be paid by APHC any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the completion of our business combination. On August 30, 2022, the Sponsor agreed to loan APHC an aggregate of up to $250,000 to be used for the expenses of APHC. On September 14, 2022, the Sponsor agreed to make available to Irish Holdco a loan facility in an aggregate amount of €263,063. See the section titled “APHC Management’s Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations” for more information. Further, commencing on the date our securities were first listed on the NYSE, we have reimbursed the Sponsor for office space and administrative support services provided to us in the amount of $10,000 per month.

We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

In the event that we submit our business combination to APHC Shareholders for a vote, the Initial Shareholders, officers and directors have agreed, pursuant to the terms of a letter agreement entered into with us, to vote any Founder Shares held by them (and their permitted transferees will agree) and any APHC Class A Ordinary Shares purchased during or after the APHC IPO in favor of our business combination.

For information on conflicts of interest of APHC’s directors and officers in connection with the Business Combination, see the section titled “The Business Combination—Interests of Certain Persons in the Business Combination.”

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, fraud or the consequences of committing a crime. The APHC Amended and Restated Memorandum and Articles of Association provides for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We maintain a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of APHC Class A Ordinary Shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we complete a business combination.

Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and Public Shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance, and the indemnity agreements we gave or entered into with our directors and officers are necessary to attract and retain talented and experienced officers and directors.

Fees and Services

The following is a summary of fees paid or to be paid to MaloneBailey, LLP, our independent public accounting firm for services rendered.

Audit Fees. Audit fees consist of fees for professional services rendered for the audit of our year-end financial statements and services that are normally provided by MaloneBailey, LLP in connection with regulatory filings. The aggregate fees of MaloneBailey, LLP for professional services rendered for the audit of our annual financial statements, review of the financial information included in our Forms 10-Q for the respective periods and other required filings with the SEC for the period from January 18, 2021 (date of inception) to June 30, 2022 totaled approximately $118,500, respectively. The above amounts include interim procedures and audit fees, as well as attendance at audit committee meetings.

Audit-Related Fees. Audit-related services consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. We paid MaloneBailey, LLP approximately $25,000 for services related to consents and other work for the period from January 18, 2021 (inception) through June 30, 2022.

Tax Fees. We did not pay MaloneBailey, LLP for tax planning and tax advice for the period from January 18, 2021 (inception) through June 30, 2022.

All Other Fees. Other fees consist of fees totaling approximately $30,000 paid for services rendered conducting financial due diligence.

APHC MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and related notes of APHC included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections of this proxy statement/prospectus titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Unless the context otherwise requires, all references in this section to “we,” “us” or “our” refer to APHC and its subsidiaries prior to the consummation of the Business Combination.

Overview

We are a special purpose acquisition company incorporated in the Cayman Islands on January 18, 2021 formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We intend to effectuate the Business Combination using cash derived from the proceeds of the APHC IPO and the sale of the APHC Private Warrants, our shares, debt, or a combination of cash, shares and debt.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a business combination will be successful.

Recent Developments

On January 31, 2022, we entered into the Merger Agreement, which provides for the Business Combination, among other things. As a result of the Irish Domestication Merger, Merger Sub will merge with and into APHC, with APHC being the surviving entity and subsidiary of Irish Holdco. Immediately prior to the effective time of the Irish Domestication Merger, each issued and outstanding APHC Public Unit that has not been previously separated into its component parts upon the request of the holder thereof will be automatically separated into its component parts of one APHC Class A Ordinary Share and one-third of one APHC Public Warrant. At the effective time of the Irish Domestication Merger, (i) each issued and outstanding APHC Ordinary Share will be automatically cancelled and converted into the right to receive one Combined Company Ordinary Shares; (ii) the issued and outstanding APHC Public Warrants will be automatically adjusted to become redeemable warrants to acquire Combined Company Ordinary Shares (no other changes will be made to the terms of any issued and outstanding Combined Company Public Warrants); and (iii) the issued and outstanding APHC Private Warrants issued to the Sponsor in the Private Placement will be automatically adjusted to become warrants to acquire Combined Company Ordinary Shares (no other changes will be made to the terms of any issued and outstanding APHC Private Warrants as a result of the Irish Domestication Merger). As a result of the Merger, MariaDB will merge with and into Irish Holdco, MariaDB will dissolve without going into liquidation, and the Combined Company will continue as the surviving entity. Each MariaDB Ordinary Share (which MariaDB Preferred Shares have been automatically converted into immediately prior to the Merger Effective Time) will be cancelled and converted into the right to receive Combined Company Ordinary Shares. Following the closing of the Merger, former APHC shareholders, and MariaDB Shareholders, along with the PIPE Investors will collectively own the Combined Company Ordinary Shares. Concurrently with the execution of the Merger Agreement, we entered into Subscription Agreements with the PIPE Investors pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase, and we have agreed to issue and sell to the PIPE Investors, an aggregate amount of 1,915,790 Combined Company Ordinary Shares as set forth in the Subscription Agreements in exchange for an aggregate purchase price of $18,200,000 at the closing of the Business Combination.

The Merger Agreement

Aggregate Share Consideration

Pursuant to the Merger Agreement, the MariaDB Shareholders (together with the holders of the vested MariaDB Equity Awards) will receive (or have deemed set aside for issuance upon exercise of vested MariaDB Equity Awards) the Aggregate Share Consideration. MariaDB Ordinary Shares (which all MariaDB Preferred Shares will have been automatically converted into immediately prior to the Merger Effective Time in accordance with the articles of association of MariaDB and the MariaDB SHA) will be canceled and converted into the right to receive a number of Combined Company Ordinary Shares equal to the Exchange Ratio (subject to certain adjustments as described in the Merger Agreement).

No certificate or book entry representing fractional Combined Company Ordinary Shares shall be issued upon the surrender for exchange of MariaDB Ordinary Shares. Instead, any such fractional elements of Combined Company Ordinary Shares arising by way of application of the Exchange Ratio shall be pooled and the corresponding Combined Company Ordinary Shares will be sold on behalf of the relevant MariaDB Shareholder to the market, after which the sales proceeds (subtracted with transaction costs) shall be paid to the relevant MariaDB Shareholders otherwise entitled to fractional elements of Combined Company Ordinary Shares in proportion to their rights to fractional Combined Company Ordinary Shares.

Results of Operations

We have neither engaged in any operations nor generated any operating revenues to date. Our only activities from inception through June 30, 2022, were organizational activities, those necessary to prepare for the APHC IPO, described below, and the search for a target company for a business combination. We do not expect to generate any operating revenues until after the completion of our initial business combination. We generate non-operating income in the form of interest income on marketable securities held after the APHC IPO. We are incurring expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, a business combination.

For the period from January 18, 2021 (date of inception) through December 31, 2021, we had net income of $1,876,897, which consists of formation and operating costs of $1,995,702, interest income of $9,410 on monies held in our Trust Account and income related to the change in fair value of the warrant liability of $3,863,189.

For the three months and six months ended June 30, 2022, we had a net income of $2,472,595 and $3,693,870 which consists of formation costs and operating costs of $935,851 and $1,245,859, interest income of $197,864 and $201,573 on monies held in our Trust Account (as defined below), income related to the change in fair value of the warrant liability of $2,908,943 and $4,436,516, and income from settlement of deferred underwriters fee payable of $301,639 and $301,639 respectively. For the three months ended June 30, 2021 and for the period from January 18, 2021 (date of inception) through June 30, 2021, we had a net loss of $(647,411) and $(656,258), which consists of formation costs and operating costs of $788,275 and $608,252, interest income of $864 and $864, and income related to the change in the fair value of the warrant liability of $140,000 and $140,000, respectively.

Our entire activity from inception to May 20, 2021 was in preparation for our initial public offering. Since the consummation of our initial public offering through June 30, 2022, our activity has been limited to the evaluation of potential initial business combination candidates, and we will not be generating any operating revenues until the closing and completion of our initial business combination. We are incurring increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

Liquidity and Capital Resources

Prior to the consummation of our initial public offering, our only sources of liquidity were an initial purchase of Founder Shares for $25,000 by the Sponsor, and a total of $300,000 of loans and advances by the Sponsor.

On May 20, 2021, we consummated our initial public offering in which we sold 25,000,000 APHC Public Units at a price of $10.00 per APHC Public Unit generating gross proceeds of $250,000,000 before underwriting fees and expenses. Simultaneously with the consummation of our initial public offering, we consummated the private placement of 7,000,000 APHC Private Warrants, each exercisable to purchase one Class A Ordinary Share at $11.50 per share, to the Sponsor, at a price of $1.00 per private placement warrant, generating gross proceeds, before expenses, of $7,000,000.

In connection with the APHC IPO, the underwriters were granted an option to purchase up to an additional 3,750,000 APHC Public Units to cover over-allotments. On June 30, 2021, the underwriters partially exercised their over-allotment option, and on July 2, 2021, the underwriters purchased 1,551,482 APHC Public Units at an offering price of $10.00 per unit, generating gross proceeds to APHC of $15,514,820. On July 2, 2021, simultaneously with the sale of the additional APHC Public Units, APHC completed a private placement with the Sponsor for an additional 310,297 APHC Private Warrants at a price of $1.00 per warrant, generating gross proceeds of $310,297. Approximately $15,514,820 of the net proceeds from the additional APHC Public Units and additional APHC Private Warrants was deposited in the Trust Account.

Transaction costs, excluding the waived Deferred Discount, amounted to $5,844,808, consisting of $5,310,293 of underwriting fees and $534,515 of other costs. $514,236 of the total underwriting costs were expenses in connection with the warrant liability and the balance was charged to equity. On July 2, 2021, 549,630 Class B ordinary shares were forfeited for no consideration as a result of a partial exercise of the over-allotment option.

As of June 30, 2022, we have available to us $25,414 of cash on our balance sheet and working capital of $1,017,529. We will use these funds primarily to find and evaluate target businesses, perform business, legal and accounting due diligence on prospective target businesses, travel to and from the offices or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination. The interest income earn on the investments in our trust account are unavailable to fund operating expenses.

On August 30, 2022, the Sponsor agreed to loan APHC an aggregate of up to $250,000 to be used for the expenses of APHC. This loan is non-interest bearing and is to be forgiven upon the consummation of the Business Combination. If the loan is not forgiven, the unpaid principal balance on such loan will be payable by MariaDB. As of the date of this proxy statement/prospectus, there are $150,000 in loan amounts outstanding under the August 30, 2022 promissory note, and there were no Working Capital Loans outstanding.

On September 14, 2022, the Sponsor agreed to make available to Irish Holdco a loan facility in an aggregate amount of €263,063 to be advanced upon the written request of Irish Holdco. This loan facility agreement is non-interest bearing and any amount outstanding under the loan facility agreement is to be repaid on the Sponsor’s written demand or upon the Merger Effective Time. As of the date of this proxy statement/prospectus, there were no loan amounts outstanding under this September 14, 2022 loan facility agreement.

In addition, in order to finance transaction costs in connection with the initial business combination, the Sponsor, or an affiliate of the Sponsor or certain of APHC’s officers and directors may, but are not obligated to, loan APHC funds as may be required (“Working Capital Loans”). If APHC completes the initial business combination, APHC would repay such loaned amounts. In the event that the initial business combination does not occur, APHC may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from the trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the APHC Private Warrants issued to the Sponsor. The terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. APHC does not expect to seek loans from parties other than the Sponsor or its directors or officers or their respective affiliates as it does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the trust account.

Off-Balance Sheet Financing Arrangements

As of June 30, 2022, we have no obligations, assets or liabilities which would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial assets.

Contractual Obligations

At June 30, 2022, we did not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities.

The underwriters, J.P. Morgan Securities LLC (“J.P. Morgan”) and Goldman Sachs (Asia) L.L.C., to the APHC IPO were paid a cash underwriting fee of 2% of gross proceeds of the initial public offering proceeds, or $5,000,000. In addition, the underwriters were entitled to aggregate deferred underwriting commissions of $8,750,000, consisting of 3.5% of the gross proceeds of the initial public offering. With the partial exercise of the over-allotment option, the underwriters were paid a cash underwriting fee of 2% of gross proceeds, or $310,297, and were entitled to an additional deferred underwriting commission of $543,019. The deferred underwriting commissions were to become payable to the underwriters from the amounts held in the Trust Account solely in the event that APHC completes an initial business combination, subject to the terms of the underwriting agreement relating to the APHC IPO; however, as further discussed below, the underwriters waived any rights to the deferred underwriting commissions. The underwriters have not forfeited, and do not intend to forfeit, the underwriting fees of $5,310,297 already paid in connection with the APHC IPO.

On January 10, 2022, APHC and MariaDB engaged J.P. Morgan and Angel Pond Capital LLC, an affiliate of the Sponsor, as joint co-placement agents for proposed private placements in connection with the Business Combination, including the Series D Preferred Shares financing and the PIPE Investment. No fees have been incurred nor paid under this engagement as of March 31, 2022, and as discussed below, J.P. Morgan has waived any fees it could have been due under this agreement. The agreement associated with this engagement expired on March 15, 2022.

On March 17, 2022, APHC engaged Angel Pond Capital LLC as placement agent for proposed private placements in connection with the Business Combination. APHC has agreed to pay certain placement agent fees in connection with the engagement. The agreement associated with this engagement was terminated on June 21, 2022.

On May 18, 2022, APHC received from J.P. Morgan a letter pursuant to which J.P. Morgan terminated its role as a joint co-placement agent to APHC and MariaDB pursuant to the engagement described above, and its role as capital markets advisor to APHC under the letter agreement, dated January 31, 2022, between J.P. Morgan and APHC. The letter was filed as Exhibit 10.14 to APHC’s Form 8-K filed by APHC on May 24, 2022. In addition, J.P. Morgan waived its entitlement to payment of the deferred underwriting commissions and the placement agent fees as described above, and disclaimed any responsibility for any portion of any registration statement that may be filed in connection with a potential initial business combination. As is customary, certain provisions of the engagement letter survived J.P. Morgan’s resignation. These provisions include APHC’s obligation to hold J.P. Morgan and its affiliates and the respective directors, officers, agents and employees of J.P. Morgan and its affiliates harmless against any and all losses, claims, damages or liabilities to any such person in connection with or as a result of either our engagement or any matter referred to in the engagement letter and maintain the confidentiality of any advice provided by J.P. Morgan in connection with its engagement and the terms of the letter agreements. Neither APHC nor MariaDB believes that such ongoing obligations will impact the consummation of the Business Combination.

On May 24, 2022, APHC received from Goldman Sachs & Co. LLC and Goldman Sachs (Asia) L.L.C. (together, “Goldman”) letters pursuant to which Goldman resigned from its role as capital markets advisor to the Company and terminated its engagement with APHC under the engagement letter, dated January 30, 2022 between the Company Goldman Sachs & Co. LLC. These letters were filed as Exhibit 10.15 and Exhibit 10.16 to APHC’s Form 8-K filed by APHC on May 24, 2022. In addition, Goldman Sachs (Asia) L.L.C. waived its entitlement to payment of any deferred underwriting commissions as described above and disclaimed any responsibility for any portion of any registration statement that may be filed in connection with a potential initial business combination. As is customary, certain provisions of the engagement letter survived Goldman’s resignation. These provisions include APHC’s obligation to hold Goldman harmless against any and all losses, claims, damages or liabilities to any such person in connection with or as a result of either our engagement or any matter referred to in the engagement letter and maintain the confidentiality of any written or oral advice provided by Goldman in connection with its engagement. APHC does not believe that such ongoing obligations will impact the consummation of the Business Combination.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires APHC’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. APHC has identified the following as its critical accounting policies:

Emerging Growth Company

APHC is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. APHC has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, APHC, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Net Income Per Ordinary Share

Basic income (loss) per ordinary share is computed by dividing net income applicable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period. Consistent with FASB 480, ordinary shares subject to possible redemption, as well as their pro rata share of undistributed trust earnings consistent with the two-class method, have been excluded from the calculation of income per ordinary share for the three month period ended June 30, 2022 and 2021, for the six month ended June 30, 2022 and for the period from January 18, 2021 (inception) through June 30, 2022. Such shares, if redeemed, only participate in their pro rata share of trust earnings. Diluted income per share includes the incremental number of ordinary shares to be issued to settle warrants, as calculated using the treasury method. For the three month period ended June 30, 2022 and 2021, for the six month ended June 30, 2022 and for the period from January 18, 2021 (inception) through June 30, 2022, APHC did not have any dilutive warrants, securities or other contracts that could potentially, be exercised or converted into ordinary shares. As a result, diluted income per ordinary share is the same as basic income per ordinary share for all periods presented.

Fair Value of Financial Instruments

The fair value of APHC’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet primarily due to their short-term nature.

Offering Cost

Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to our initial public offering. Offering costs, excluding the waived Deferred Discount, amounting to $5,844,808, consisting of $5,310,293 of underwriting fees and $534,515 of other costs. $514,236 of the total underwriting costs were expenses in connection with the warrant liability and the balance was charged to equity.

Income Taxes

APHC accounts for income taxes under FASB ASC 740, Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. APHC recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits as of December 31, 2021. APHC is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands.

Ordinary shares subject to possible redemption

APHC accounts for its ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of events not solely within APHC’s control) are classified as temporary equity. At all other times, ordinary shares are classified as stockholders’ equity. APHC’s ordinary shares feature certain redemption rights that are considered to be outside of APHC’s control and subject to occurrence of uncertain future events. Accordingly, at June 30, 2022, ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of APHC’s balance sheet.

Recent Accounting Pronouncements

APHC’s management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on APHC’s financial statements.

Quantitative and Qualitative Disclosures About Market Risk

The net proceeds of the APHC IPO and the sale of the APHC Private Warrants held in the Trust Account have been invested in U.S. government treasury bills with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.

INFORMATION ABOUT MARIADB

Investors should read this section in conjunction with the other information about MariaDB contained in this proxy statement/prospectus, including MariaDB’s audited and unaudited financial statements and the other information appearing in the section titled “MariaDB Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Unless otherwise indicated or the context otherwise requires, references in this section to “MariaDB,” “we,” “us,” “our,” and other similar terms refer to MariaDB Corporation Ab and its subsidiaries prior to the Business Combination, which will be the business of MariaDB plc and its consolidated subsidiaries after giving effect to the Business Combination. In addition to historical information, this section contains forward-looking statements about our business, results of operations, cash flows, financial condition and prospects based on current expectations that involve risks, uncertainties and assumptions. Our actual business results of operations, cash flows, financial condition and prospects could differ materially from such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those discussed in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this proxy statement/prospectus. See the end of this “Business” section for a Glossary of key business terms used in this section and throughout this proxy statement/prospectus.

Overview

MariaDB is a new generation cloud database company whose products are used by companies big and small, reaching over a billion users through Linux distributions, downloaded over a billion times, and used across all types of use cases and industries.

This success comes from our position as an industry disruptor coupled with world-class engineering. We believe these attributes fit squarely with current and future market trends, especially regarding the cloud—a particularly important market for MariaDB.

MariaDB’s accolades include Best Cloud Database by DBTA 2021 Reader’s Choice Awards, winner of Google Cloud 2021 Customer Awards, winner of a Gold Stevie® Award in the category of best Customer Data Platform for Business Technology, and winner of InfoWorld’s 2022 and 2021 Technology of the Year Awards. These awards are public and highly regarded, and are further reinforced by the global reach of MariaDB’s brand across a wide array of verticals, including financial services, travel and hospitality, telecommunications, technology, public sector, retail and distribution, and education.

MariaDB’s position as a disruptor both in terms of price and technology is a result of its open source heritage. Unlike proprietary legacy alternatives, we have cultivated a vibrant community that has racked up over 190,000 contributions to the product line – a level of contribution second to no other open source database based on Github counts. At a business level, this vibrancy keeps costs down. At a thought leadership level, external contributions stimulate new ideas, facilitating MariaDB engineers to build revolutionary features that are forging a new future for developers and their use of databases.

Examples of thought leadership can be seen in the way the MariaDB database handles distributed workloads with high performance and automation that distills the most challenging goals into mere keystrokes in the cloud. Resilience and uptime of MariaDB’s fully managed cloud database, MariaDB SkySQL, with multicloud features surpasses even the most “fail-safe” data centers, all without the complexity of proprietary legacy alternatives, or the lock-in associated with database services from Amazon, Google and Microsoft that can bind customers to their cloud ecosystems.

Furthermore, the power of the MariaDB database is available to businesses ranging from the smallest to the Fortune 500. Whether there are 10 or millions of users, terabytes or exabytes of data, in a private data center or in a public cloud—MariaDB is there.

Hence our mission: Build the database for all – any scale, any workload, any cloud.

This mission is not only important in regard to characterizing MariaDB’s appeal to a broad group of customers and visionary developers, it also imparts MariaDB’s ability and intent to take a greater share of the database addressable market. Most specifically the relational database market—estimated to be approximately $40 billion in 2020 and growing (IDC, “Worldwide Database Management Systems Software Forecast,” 2021-2025, US48224421, September 2021).

Why Is the Database Market So Large?

Databases are one of the most essential elements of IT infrastructure, enabling the collection, storage, retrieval, management and analysis of data. Databases are at the core of applications that consumers, businesses and other organizations use every day, whether renewing a prescription, ordering and paying for goods online or in stores, communicating with each other, playing games, processing transactions, or working on business challenges or scientific problems. Moreover, in order to function properly, applications need to store and access data reliably, at any time and without delay. The reliability, access, and speed, as well as the number of users applications can support at any given time, are limited by the effectiveness of the applications’ underlying databases. A database is used by an application to help manage effective allocation of hardware resources to minimize costs while helping to maximize an application’s reliability, access and speed. As applications have become more intelligent, ubiquitous and heavily trafficked, and as developers have become more visionary, the demands on databases have grown infinitely more complex and diverse.

It is for these reasons the addressable market for databases is so large and rapidly expanding, especially so in the cloud.

According to IDC, growth in the relational public cloud deployment database market is projected to increase from $10 billion in 2020 to $33 billion in 2025, at a 27% CAGR (compound annual growth rate), making it the fastest growing segment in the database management systems, or DBMS, market. Cloud databases move data closer to consumers, making data available anywhere in the world in near-real time to give consumers a better end-user experience. They are also easier to manage and use due to their automation, and make it simpler to scale the underlying infrastructure necessary to power databases. It is these characteristics that have been driving widespread adoption of cloud databases and present a growing market opportunity.

A Brief Overview of Database History

Since the 1980s, the primary vendors of databases have been Oracle, IBM, and Microsoft. Their respective proprietary database products, along with operating systems, data storage arrays, and networking, were originally conceived when there was no internet. There was no iPhone, no Android device. There was no public cloud. High bandwidth networks were not only limited but very expensive, and could not support real-time interactions across the globe simultaneously (geo-distributed workloads). There were no ARM chips. Concern over the use of electricity was minimal, a consideration more for its cost than for its impact to the environment. There were no large SaaS (software-as-a-service) vendors, and trading floors were managed by people, not algorithms. The lens through which these proprietary database products were developed always had the mainframe as their backdrop and benchmark. For these reasons, these vendors are now considered “legacy” because of the costs and complexities they bring forth from their formative design principles.

After 2000, a variety of vendors sought to replace these legacy databases. Instead of adopting the relational model of computing, and its accompanying language called Structured Query Language (SQL), these vendors pursued non-relational models of computing (such as JSON) and NoSQL languages/interfaces. While some of these vendors have enjoyed success, many have not due to, in large part, the failure to displace SQL, which by this time had already become the lingua franca of the database industry. Not only is SQL a standard query language, it has always been tied to the relational model, which is considered to have a strong mathematical basis. The attempts of non-relational database models to provide data consistency (i.e., data quality), strong durability in case of outages, and the joining and mashing up of diverse pieces of data, created technological headwinds and were unsuccessful in penetrating the relational database market. With relational databases embracing more JSON and NoSQL capabilities, relational databases have effectively turned into the superset of NoSQL and created a market opportunity for MariaDB—to embrace both the NoSQL and SQL markets.

MariaDB’s Database Solutions

MariaDB provides a new generation relational database built for all clouds (public, private and hybrid). It delivers the flexibility and elasticity businesses need in today’s world with the reliability and dependability necessary to power the most mission-critical applications. Rooted in open source, MariaDB is open and transparent, working hand in hand with customers to solve their data storage and access challenges at a fraction of the cost of legacy databases.

MariaDB delivers the backbone of services used by people every day—when accessing data on their smartphone device, filling prescriptions, using 5G or making financial transactions. The MariaDB database is used by businesses ranging from the smallest to the Fortune 500. This ubiquity is possible because of the broad adoption of MariaDB Community Server—a free, open source database version that reaches billions of users through Linux distributions and has over one billion downloads. Users can get started quickly and easily with the free version, and then upgrade to MariaDB’s premium solutions.

These premium solutions support multiple workloads, including transactions and analytics. MariaDB database solutions are capable of supporting an organization’s growth, scaling to support millions of users and millions of transactions per second with ease. They can be installed by the customer on their specific hardware in a private data center or in a public cloud.

MariaDB database solutions are also available in the cloud as a fully managed database-as-a-service (DBaaS) called MariaDB SkySQL. Accessible on Amazon Web Services (AWS) and Google Cloud, SkySQL requires no installation by the customer. SkySQL is a push-button solution, taking care of everything from provisioning the cloud infrastructure to installing and deploying the database, configuring the database for production environments, and automating failover, with what we believe to be an attractive price-to-performance ratio.

Business Model

We believe our business model to be highly efficient and supportive of rapid growth at low customer acquisition cost. There are three fundamental drivers of MariaDB’s growth:

•	Open source heritage

•	Nexus of open source and the cloud

•	The dawn of distributed SQL

Open source heritage: As an open source company, we have benefitted from significant adoption of the MariaDB Community Server, our free open source version of the MariaDB database that is broadly available via popular Linux distributions (having displaced MySQL as the default relational database in these distributions) and via downloads from Docker Hub, our own website and other websites. Since 2014, the MariaDB Community Server has been downloaded more than a billion times.

We created the MariaDB Community Server for free use and to encourage adoption of our commercial database solutions. The MariaDB Community Server is licensed under General Public License (GPL), guaranteeing users freedom to use and modify the product as they see fit. MariaDB Community Server is built from the MariaDB Open Source Project and evangelized by the MariaDB Foundation. We helped establish the independently run MariaDB Foundation as a steward of the open source project, to encourage adoption and grow the MariaDB ecosystem. We continue to be a sponsor of the MariaDB Foundation.

To monetize and commercialize the broad use of the MariaDB Community Server, we introduced our premium enterprise products. The commercial components of our enterprise database solutions are the MariaDB Enterprise Server, MariaDB MaxScale, MariaDB ColumnStore, and MariaDB Xpand, our distributed SQL database. We provide these components under a licensing framework (either proprietary or BSL) that aims to protect our intellectual property and drive our software subscription model while still allowing for contributions to MariaDB open source code, which fosters a healthy, growing MariaDB ecosystem.

Nexus of open source and the cloud: One of the reasons why the MariaDB database is one of the most popular in the industry is because it can be used on public clouds and on customer-owned hardware (also referred to as private clouds). This flexibility translates to a number of important qualities, including accessibility (a user can use the MariaDB database anywhere), familiarity (because it is everywhere, it is familiar) and business friendliness (we offer support and premium technologies for companies big and small).

If a customer were to use a database service from AWS, as an example, that customer wouldn’t be able to use it on Google Cloud, and vice versa. This is known as cloud stack lock-in. The freedom to operate in any cloud is an unambiguous distinction that MariaDB affords to its prospects and customers. For example, if a customer wanted to migrate its MariaDB database to the cloud incrementally or completely—whether to AWS, Google Cloud, Microsoft Azure, or Alibaba Cloud—that customer is not restricted or locked into a particular cloud vendor. In this way, open source and cloud is a symbiosis to MariaDB, and offers an additional market opportunity for MariaDB above and beyond its existing open source community. This market opportunity is corroborated by the high growth rates of MariaDB SkySQL.

The dawn of distributed SQL: In 2018, MariaDB acquired the company Clustrix, a leader in a nascent but important facet of database technology called distributed SQL. Distributed SQL is the core basis of geo-distributed workloads, meaning applications that support real-time interactions across the globe simultaneously, like a global trading floor.

Since 2018, we renamed the Clustrix product to MariaDB Xpand (to connote its ability to expand from a departmental application to one that can “xpand” to a worldwide setting), expanded the size of the engineering organization that supports Xpand and added Xpand experts throughout the sales team. While still relatively small in terms of revenue contribution, Xpand has not only received high praise, such as winning InfoWorld’s 2022 Technology of the Year Awards, it has become an additional driver in MariaDB’s sales pipeline.

These three fundamental drivers—open source, cloud and distributed SQL—all work together to establish a strong business model and accelerate revenue growth.

Business Growth

We have experienced strong growth and revenue expansion within existing customer accounts in recent years. As of June 30, 2022, we had 669 customers in over 60 countries. For the fiscal years ended September 30, 2021 and 2020, our revenue was $36.0 million and $30.0 million, respectively, representing year-over-year growth of 19.9%. During those same periods, customers representing more than $500,000 in annual recurring revenue, or ARR, grew by 50% and customers representing between $100,000-500,000 in ARR grew by 40%. For the nine months ended June 30, 2022, our total revenue was $32.1 million, representing a 22.3% increase over our total revenue of $26.2 million for the nine months ended June 30, 2021. We believe the drivers of these recent results are successful expansion in existing accounts, product maturity, and product-market fit of our database solutions. See the section titled “MariaDB Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics” for a description of ARR. Our net loss was $25.4 million and $30.8 million, for fiscal years 2021 and 2020, and $37.0 million and $17.8 million for the nine months ended June 30, 2022 and 2021. Net cash used in operating activities was $18.5 million and $23.5 million for fiscal years 2021 and 2020 and $32.0 million and $14.7 million for the six months ended March 31, 2022 and 2021.

Industry Background

Several key trends and industry dynamics are reshaping the DBMS market now.

Data is at the core of everything

Whether it is digital transformation, e-commerce, financial transactions, logistics and supply chain management, or customer experience management, data is at the core of decision making and execution across all industries. For example, in financial services, databases deliver massive capacity to address rapid changes in demand and power applications, such as high-volume trading, cryptocurrency and decentralized finance, electronic tax returns, payment processing, financial ledgers, asset reporting, and identity management for authentication and authorization. These applications are the systems of record, sometimes called OLTP (Online Transaction Processing), which power company operations and, as such, make databases essential infrastructure software. These databases must maintain the integrity of the data even in the case of hardware outages and keep it secure from outside intrusions, all while making it readily available for efficient use. This is what relational databases do best.

Relational databases run the world

Relational databases represent the vast majority of the overall DBMS market. According to IDC, the relational database management systems, or RDBMS, market represented more than 70% of the total DBMS market of over $40 billion in 2020, which is projected to grow at a 10% CAGR to an estimated $64 billion in 2025. Customers choose relational databases due to the need for data integrity and consistency but also for their use of standards-based access via SQL, the lingua franca for data. Database users have generally demanded full SQL capabilities for skillset reuse and developer productivity.

Deficiencies of proprietary legacy databases

Proprietary legacy relational databases, which were architected three to four decades ago, are not designed to handle today’s challenges, like the scale and elasticity needed to be cost-efficient and deliver the performance required for internet-scale applications. Their complexity requires expensive specialists for maintenance and tuning, and their rigid and antiquated paradigms have resulted in waning appeal in the developer community. Legacy database vendors have added proprietary extensions (e.g., PL/SQL in Oracle and T-SQL in Microsoft SQL Server) to make it more difficult for customers to migrate to alternative database products once they have adopted those features. Enormous sunk costs and complexities around migrations have provided the leverage for legacy providers to implement pricing practices like core count and hardware-specific charges with complex pricing calculations that automatically drive up cost as hardware evolves. The growth in cloud computing, which has resulted in increased virtual machine use and a higher number of global end users, has often resulted in further increases in legacy database costs. Frequent enforcement by legacy database providers with aggressive audit practices has also resulted in higher payments and additional penalties, which has motivated customers to seek less costly alternatives and less restrictive pricing, such as node-based pricing or pay-as-you-go cloud pricing.

Limitations of NoSQL

While NoSQL databases have attracted developers with a flexible and intuitive data model, these benefits are now available in many modern relational databases like those provided by MariaDB. Further, NoSQL databases are often perceived to fall short in delivering robust analytics and the dependable data consistency customers demand.

The academic or “technical” distinction between NoSQL and relational databases can be summed up by comparing the terms ACID and BASE. ACID stands for Atomicity, Consistency, Isolation, Durability and is the database model associated with relational databases. BASE stands for Basically Available, Soft State, Eventual Consistency and is the database model associated with NoSQL databases. Generally, the overall quality and dependability of an application that uses a relational database is higher than that of one using a NoSQL database. Customers typically require strong ACID compliance associated with relational databases to ensure data consistency and integrity, especially important for use cases such as financial transactions, e-commerce, order status and supply chain updates. Even more mundane applications like those used for sales forecasting can also suffer when, for example, sales pipelines, territory or product information are old and inconsistent. If an application does not need high data quality, and consistency is not as important, BASE or NoSQL technology may be sufficient. Thus, we have taken a “bipartisan” approach to this topic, and support both models—something which NoSQL databases cannot readily accomplish. Therefore, we believe that today’s NoSQL products have fewer potential uses and more limited upside in the overall addressable database market.

Companies big and small are moving from proprietary software to open source

Proprietary software vendor tactics have given birth and momentum to open source software, including within the database market. The open source model generally allows users to use and explore an open source version of the software for free, with payment following the adoption in order to get support and access to a commercial version that typically has enterprise features and additional functionality.

Proprietary software vendors usually use a perpetual license model that depends on generating returns through high support fees from customers on top of the sunk costs paid for the perpetual license. In contrast, the subscription fee model used by open source software vendors, such as MariaDB, provides substantial value to customers through enterprise features, priority fixes, and support while incentivizing vendors to keep delivering better product and value. This dynamic has driven a fundamental shift in IT purchases and practices, with many enterprises moving toward an “open source first” mindset. Open source software is generally more secure due to transparency through code availability and large contributor ecosystems that deliver contributions in the form of reviews, comments, and fixes. Product quality of mature open source projects typically exceeds proprietary products because of the wide array of use and experimentation through a user base that is frequently many times larger than that of competitive proprietary software.

Companies big and small are moving to the cloud

The cost dynamics of infrastructure and SaaS powered by the public clouds have led many enterprises to utilize the cloud for many applications or even move entirely to a cloud model. Customers of cloud services typically only pay for what they use, not for any excess, unused capacity, as additional capacity is usually available at a moment’s notice without having to plan for it or make long-term capital commitments.

DBaaS solutions, which operate in the cloud, have become particularly attractive to customers, as they combine the cost benefits of cloud computing with a high degree of automation of database operations. Routine tasks, like backups, restores, upgrades, patches and more, are automated and fully managed by a DBaaS provider, saving customers headcount costs and allowing them to assign existing database administrators (DBAs) to higher value tasks, like optimization of cost or queries, capacity modeling and planning. This trend has led to cloud databases becoming the fastest growing segment of the DBMS market, with projected growth increasing from $10 billion in 2020 to $33 billion in 2025, at a 27% CAGR, according to IDC.

Our Opportunity

The RDBMS market is one of the largest in the software industry and, according to IDC, accounted for over 74% of the $54.6 billion DBMS market in 2020. Further, IDC noted that the worldwide RDBMS market was $40 billion in 2020 and is expected to grow to $64 billion in 2025, representing a 10% CAGR. While this market has been traditionally dominated by proprietary legacy database vendors, recent history has demonstrated that existing database solutions, particularly those provided by legacy relational database providers, are ripe for disruption.

The two key industry trends that have begun to most dramatically reshape the RDBMS market are the move to open source and the move to the cloud. MariaDB is at the nexus of open source and cloud with MariaDB Community Server, one of the most popular open source databases, and MariaDB SkySQL, our recently introduced cloud database offering. MariaDB Enterprise Server, which extends the popular open source version, is now available in the cloud also through MariaDB SkySQL.

In addition, as mentioned above in the “Business Model” section, we believe a new nascent market, called Distributed SQL, will be the next frontier. Currently, this market seems to be picking up momentum and could accelerate rapidly. MariaDB offers one of the leading distributed SQL products—Xpand—and provides us with an opportunity for growth in a relatively new market.

Our Complete Database Solutions

Designed for internet-scale performance, secure by default, with best-in-class replication, clustering and availability, MariaDB’s product line provides a perfect balance of simplicity and raw power. MariaDB’s database solutions are engineered to support any scale—from a single department to global scale, any workload—from systems of record (OLTP) to analytics (OLAP), in any cloud—private, public, hybrid or multicloud.

MariaDB has taken a complete “multi-model” (e.g., SQL and NoSQL functionality) and best-of-breed approach in regard to its product line and overall database solutions. Individual components of our solutions include:

•	MariaDB Enterprise Server: a premium version of Community Server

•	MariaDB Xpand: for distributed SQL

•	MariaDB ColumnStore: for data warehousing

•	MariaDB MaxScale: for high availability and load balancing

•	MariaDB SkySQL: a DBaaS for MariaDB products on public clouds

MariaDB Enterprise Server

MariaDB Enterprise Server is a premium version of the MariaDB Community Server and includes additional enterprise features like advanced audit capabilities, enhancements for commercial production deployments, and long-term maintenance and support. The MariaDB Enterprise Server is maintained for a minimum of five years, providing customers with a stable database solution that can be relied on without a costly and time-consuming maintenance burden. Popular new features are often backported to older MariaDB Enterprise versions to bring new features to customers running on older release versions without having to qualify an entirely new version to gain access to next-generation features.

MariaDB Xpand

MariaDB Xpand is a distributed SQL database for OLTP workloads. It also has support for analytical queries through columnar indexing, removing the need for an additional data warehouse. As a top-of-the-line distributed SQL database, Xpand offers developers a simple view or perspective and also has far-reaching capacity. It can run on a single node or a small cluster, where it can span across the cluster and still look like it is one single logical database. This capability gives developers an easy way to build a small departmental application that can appropriately grow to global proportions without any changes in the application, unlike with many other database approaches. This powerful yet simple-to-use capability is “elastic” (i.e., the ability to reduce or add servers dynamically) and its use is made even simpler when used in MariaDB SkySQL.

Xpand offers high standards and varying network topologies in regard to high availability and zero data loss, even in the event of an extreme catastrophic event. First, Xpand automatically distributes redundant copies of data. Second, it is designed based on a “shared-nothing architecture,” in which the individual nodes of the distributed system are independent and self-sufficient, eliminating the risk of catastrophic failures from single points of failure. With Xpand, a cluster can span zones, regions and even private data centers, giving organizations rich flexibility to ensure high availability. In fact, a single application can span multiple public clouds, for example, across Amazon and Google clouds.

Xpand is a true multi-writer, in that any Xpand database node can accept transactions that allow it to reach high levels of “concurrency” (i.e., number of simultaneous users and transactions). Traditional database architectures, for example, that use primary-replica architecture—MySQL, PostgreSQL, AWS Aurora, Google CloudSQL—are “transactionally” limited compared to Xpand. That is because the capacity and throughput of those products are limited by being a “single writer,” meaning transactions are limited to the capabilities of a single server that the “primary” database resides on. Since Xpand is a multi-writer, it is not constrained by the limitations of one system. Additional systems can be added at any point in time to increase capacity and scale.

MariaDB ColumnStore

MariaDB ColumnStore can store large amounts of data, up to petabytes, in a columnar format for real-time analytics. It is highly efficient in importing data at high speeds directly into inexpensive cloud storage. The data can be distributed across multiple systems and is not constrained by system size, allowing for increased processing power and data capacity with the addition of more hardware. ColumnStore is a flexible data warehouse, supporting denormalized or star/snowflake schemas. It is easy to use due to standard SQL support, requiring minimal administrative overhead as indexes are not used.

MariaDB MaxScale

MariaDB MaxScale is an advanced database proxy that acts independently and in conjunction with MariaDB databases (i.e., Enterprise Server, Xpand and ColumnStore). MaxScale acts like a “traffic cop” that can intelligently route database requests to the database that is best suited to respond. Or, if a database is not available, can route to one that is available. As a traffic cop, MaxScale checks the health of database nodes and, without interaction from a DBA, takes corrective action when a database node fails. For example, if a region is having an outage, MaxScale can reroute users to a region that is available. It can also replay requests or transactions as part of its ability to offer seamless automatic failover without human interaction. MaxScale’s features are unique and a material distinction in MariaDB’s portfolio of database-related technologies.

MariaDB SkySQL

In 2020, we introduced our DBaaS solution, MariaDB SkySQL. With SkySQL, when a customer wants to use any of MariaDB’s technologies, the customer simply logs on to our website and in a few clicks has the most advanced MariaDB configurations available—configurations that were previously only available to the Fortune 500. No installation. No worries about purchasing hardware. No limits as to location. Departmental or global. Through SkySQL, all the power of MariaDB database solutions is available by credit card on AWS and Google Cloud, and we expect soon on other public clouds like Microsoft Azure and Alibaba Cloud. SkySQL turns all the technologies that MariaDB offers into a complete best-of-breed approach to cloud databases, and as such, has become our fastest growing product.

SkySQL is considered a second-generation DBaaS because it is based on cloud-native technologies and is highly automated, using the latest in machine learning technology. SkySQL’s automation includes routine database management and maintenance tasks, such as backups, restores, upgrades, patches and security updates. Customers pay only for resources they use or have committed to, which gives them the ability to control costs and address seasonal and unexpected peak capacity needs without incurring high ongoing costs or having to make long-term capital investments.

SkySQL uses public cloud infrastructure and is currently available on AWS and Google Cloud, with other public cloud availability expected in the future. SkySQL is based on a Kubernetes containerized architecture, and because of this can run on different clouds and also enable rapid feature advancement. One of SkySQL’s many features is its ability to monitor database health as well as observe overall performance of application requests, which lays the framework for predicting quality of service. These second-generation features are part of MariaDB’s “monitoring-as-a-service” initiative as shown in the graphic below.

SkySQL is also secure by design—meaning that all security settings default to the highest levels. For example, encryption for all connections to the database is turned on by default. Hardware multi-factor authentication is required for MariaDB personnel to access production environments, and intrusion detection and command logging are built-in. SkySQL has been rigorously tested against intrusion by a third-party expert. SkySQL adheres to ISO/IEC 27001:2013, SOC 2, HIPAA and GDPR standards.

MariaDB Services and Support

MariaDB’s expert services and support comes from the same team that engineers MariaDB products. Our services and support includes fixes via patches, help with performance and tuning, and collaboration on new features. We go beyond traditional break-fix support—we are consultative, and provide answers to “how to” questions that many software companies defer to their consulting organizations. Our goal is for the first MariaDB person a subscription customer interacts with for a service or support request to always be a MariaDB team member who is technically skilled and knowledgeable about our database solutions.

In addition to helping customers solve unexpected problems, MariaDB offers optional services, like Enterprise Architects, who can design large-scale, mission-critical database implementations, Technical Account Managers, who can own the alignment between the customer and MariaDB, and remote DBAs, who can manage customer databases.

Key Customer Benefits

MariaDB database solutions are structured to provide the following key business benefits to our customers:

•	Single solution/managed service for diverse workloads

One of the strengths of MariaDB’s database solutions is the ability to support many classes of application workloads. Scalable key-value lookup, operational analytics, large-scale data warehousing,

and highly available, scalable transactions are all offered through a common protocol – the well-known MySQL/MariaDB SQL interface—or a NoSQL interface.

•	Increased developer productivity

MariaDB database solutions enable agile application development by making it easy to migrate from other databases and by providing a versatile yet feature-rich design that does not require developers to acquire new skills to efficiently use. Additionally, our knowledgeable remote DBAs allow developers to focus on application development and leave the task of optimizing the database for high performance and reliability to experts at MariaDB.

•	Reduce total cost of ownership

By enabling high developer productivity through the use of our ubiquitous MySQL/ MariaDB SQL and NoSQL APIs and our on-demand expert remote DBAs, MariaDB database solutions significantly lower the cost and ease of application development. In addition, MariaDB Xpand, our distributed SQL database, scales horizontally using commodity hardware so customers do not need to acquire specialized hardware for highly demanding applications.

•	Fully managed cloud service with impressive price/performance

We deliver a single, fully managed cloud database service for virtually all database workloads, reducing the costs, time, and resources associated with managing multiple, incompatible databases from different vendors. SkySQL relieves users from many typical concerns like having to deal with faults, patches, and security issues. SkySQL also reduces the need for expert DBAs to be on staff to tune and maintain production databases.

Our Growth Strategy

We are pursuing our market opportunities in the DBMS market with growth strategies that include:

•	Acquiring new customers

We believe there is a substantial opportunity to continue to grow our customer base. As mentioned earlier, we see three primary growth vectors:

•	Growth through monetizing the widespread adoption of the MariaDB Community Server

•	Growth through organizations migrating to the cloud and adopting MariaDB database solutions because, among other things, it does not lock customers into a particular public cloud

•	Growth through the building of geo-distributed applications that require distributed SQL technology, namely MariaDB Xpand

As a result of these growth vectors, our direct sales prospects are often already familiar with MariaDB database solutions and may already be using our technology. While we sell to organizations of all sizes across a broad range of industries, our key focus is on enterprises that invest more heavily in their data infrastructure or application development or plan to move to the cloud. These organizations have a greater need for databases in a private data center, in the cloud, or in a hybrid data center/cloud model. We plan to continue to invest in our direct sales force to grow our larger enterprise subscription base, both domestically and internationally, with an expanded focus in Asia.

•	Driving usage of MariaDB SkySQL

In 2020, we introduced MariaDB SkySQL, our DBaaS offering. This fully managed cloud offering is an important part of our strategy to make MariaDB database solutions available everywhere and accelerate growth by leveraging the market momentum of cloud services. SkySQL allows us to generate revenue from the MariaDB Community Server by converting non-paying community users, who do not need all the additional benefits of MariaDB Enterprise Server, into paying customers because of the automation, attractive pricing and high availability of our fully managed cloud offering.

To accelerate adoption of our DBaaS, we have offered a free trial of MariaDB SkySQL that does not require a credit card to sign up and provides access to a range of powerful systems for transactions and analytics. We believe that by doing this, we have increased the number of users signing up and experiencing SkySQL, and ultimately turning into paying customers due to superior performance, price/performance and expert support. We plan to continue to add features like a “forever-free” tier and monitoring-as-a-service (MaaS) for private data center and cloud customers to attract additional interest and users.

•	Expanding sales within our customer base

We seek to grow sales with our current customers in several ways. As customers come to trust our database solutions and grow their use of our products and services to cover more of their applications, our customers generally increase their aggregate subscriptions with us. In addition, customers may expand their subscriptions as they migrate existing applications away from legacy databases, either doing so within the same organizational department or in other lines of their business or geographies. Further, as customers modernize their IT infrastructure, we expect them to increasingly migrate their applications to the cloud. Migration of applications to the cloud usually requires a cloud database running in the same cloud environment. This makes MariaDB SkySQL an excellent choice for all applications using a MariaDB database, as SkySQL is fully compatible with private data center versions of MariaDB, allowing for simple lift-and-shift migrations. Within our large customers, we believe that there is significant spend available for database products and services beyond what is currently spent with MariaDB, reflecting a significant growth opportunity within our existing customer base. One of our goals is to increase the number of customers that standardize on our database solutions within all or a larger portion of their organizations.

•	Extending product leadership and introducing new products

We intend to continue to invest in our product offerings with the goal of becoming the most widely deployed database solution for all who wish to store and access data in private data centers or in the cloud. We direct our product innovation toward initiatives intended to drive customer adoption and expansion, and to increase our addressable market by adding attractive, flexible features and products to our database solutions. For example, we have introduced a NoSQL interface in MaxScale that makes it easy for developers to switch from NoSQL databases to MariaDB. In addition, we introduced enhancements to Xpand, our distributed SQL database, that make it unnecessary to move data from an operational database to a data warehouse for operational analytics. We also intend to expand MariaDB SkySQL availability beyond AWS and Google Cloud to Microsoft Azure, Alibaba Cloud, and other geographically focused clouds.

•	Growing the MariaDB developer community

We have attracted a growing community of highly engaged developers, who have downloaded the MariaDB Community Server offering or used it straight from their Linux operating system (with most Linux distributions now including MariaDB as their default over Oracle MySQL). We believe that effective engagement of developers markedly increases our brand awareness. Engaged developers often become advocates for MariaDB, which can result in new enterprise customers selecting our database solutions and existing customers expanding their use of our products and services. We have garnered a large social following and use online events, streaming video and other forms of outreach, to help educate and attract a widening range of developers. We intend to continue to invest in the expansion of the MariaDB developer community.

•	Adding to and cultivating our partner ecosystem

We have built a partner ecosystem that we are rapidly expanding, including resellers, value-added resellers, independent software vendors, technology partners, and OEMs. We have done this largely based on inbound requests and commercial opportunities. We have recently put a partner team in place that is now actively managing our partner relationships, providing technical support, and recruiting new partners. Our partner ecosystem provides us with significant benefits, including lead generation, new customer acquisition, accelerated database deployment, and customer support. We intend to continue to expand and enhance our partner relationships to grow our market presence and drive greater sales efficiency, leveraging our partner marketing and sales team.

•	Entering new markets

We believe there is significant opportunity to expand the use of our database solutions outside of the United States, specifically in Asia, which over the last nine quarters has represented only 16% of our global revenue. There are a number of untapped economies globally that we have not reached into or had much exposure to. We plan to establish a presence in additional countries or partner with third parties to better serve markets like Singapore, South Korea, China and Australia.

Our Culture and Values

We believe in being intentional and deliberate about our culture as it is critical to our success. Our values guide us in every interaction with our employees, customers, partners, and other stakeholders. We have chosen to state our values as action-oriented phrases to emphasize the need to demonstrate these values on a day-to-day basis. At MariaDB, we commit to:

•	Do what we say we will do. We live up to our commitments. We recognize that what we do speaks louder than what we say.

•	Innovate and deliver superior quality work. We bring passion and enthusiasm to the work we do every day. We face each problem directly to find the most creative and cutting-edge solutions.

•	Come to the table with solutions. We are forward-thinking, bright people who think strategically and offer the best solutions for our customers.

•	Face challenges with optimism. We tackle challenges head-on with a viewpoint that anything can be solved with enough ingenuity and determination.

•	Have a bias towards action. We are accountable for our own commitments and follow through. We are not afraid to make decisions based on sound reasoning and data.

•	Collaborate rather than criticize. We work with our teammates to challenge our assumptions and collaborate to achieve the best outcome.

•	Practice open, real and respectful communication. We speak openly, sincerely and with respect. We foster innovation by valuing ideas from people with diverse backgrounds.

•

Check our egos at the door. We believe that everyone has a seat at the table and should feel welcome to share their ideas. Ideas and solutions are what are important, not the status of the individual delivering them.

•	Practice empathy. We foster open and safe communication, strive to ask questions and to be active listeners. We consider the experiences and perspectives of others to avoid judgment and assumptions.

•	Do the right thing, always. Conducting ourselves with the highest level of integrity, honesty and ethics is the foundation of everything that we do.

At MariaDB, our people embody our values. They contribute to our diverse and inclusive culture, which makes MariaDB one of the best places to work. Within the past couple of years, the leadership team at MariaDB has supported many successful employee-driven initiatives such as Women@MariaDB, culture-related celebrations like Women’s History Month and Pride Month, and continuing education training like our MariaDB Leadership Summit. We invest in each of our employees to feel empowered to challenge the status quo while also enabling them to grow in their careers. We frequently assess and reassess our initiatives to ensure the needs of our employees are met, which include but are not limited to, quarterly recharge days, flexible work environments and charitable commitments to meaningful organizations such as Ukraine Humanitarian Relief, Women In Tech, Geeks Rule and Out in Tech. We believe that culture is ever-evolving and as we continue to grow as a company, so does our commitment to our diverse and inclusive culture.

Customers

As of June 30, 2022, we had over 600 customers in more than 60 countries around the world, including over 100 customers with $100,000 or greater in ARR. Since databases are a critical data infrastructure in so many industries, we have customers across a wide range of industries, including financial services, government, technology, retail, telecommunications and transportation.

Competition

The market in which we operate is competitive and characterized by rapid changes in technology, customer requirements, and industry standards, with frequent introduction of new products and services. A number of other companies have developed products and services that compete with some or all of our products. At times, these competing offerings may also be complimentary with ours where customers deploy our database solutions alongside a competitor’s product or service. This may be done because the competing product only offers a partial solution or offers a single feature comparable to only a component of our complete database solutions.

We primarily compete with established relational database software providers, such as IBM, Microsoft and Oracle. We compete and partner with certain cloud providers, such as AWS, Google Cloud, Microsoft Azure, Alibaba Cloud, IBM Cloud and Oracle Cloud, that offer database functionalities or managed database services based on a variety of database technologies (including open source databases such as MySQL, MariaDB, or PostgreSQL). As we are building out our analytical offering, we expect to see more competition from analytical pure plays as well as the public cloud vendors. To a lesser extent, we compete with non-relational database providers, such as MongoDB and Couchbase. We expect competition to increase as other established and emerging companies enter the DBMS market, as customer requirements evolve, and new offerings and technologies are introduced.

We believe the primary factors of competition in the DBMS market include:

•	Mindshare with software developers, architects, and IT executives

•	Product capabilities, including reliability, scalability, performance, security and flexibility

•	Price and total cost of ownership

•	Flexible deployment model, including multicloud, cloud, private data center or hybrid

•	Ease of use and deployment

•	Breadth of workloads supported

•	Ease of integration with existing IT infrastructure, development frameworks and programming languages

•	Robustness of professional services and customer support

•	Adherence to industry standards and certifications

•	Size of user and customer base and level of user adoption

•	Strength of sales and marketing efforts

•	Brand awareness and reputation

We plan to continue to innovate and evolve our database solutions to make our offerings more attractive and able to deliver more benefits to current and potential customers. However, we could face significant risks to our business, financial condition, and results of operations, as a consequence of the strong, and in some cases better established and funded, competition.

Marketing, Sales and Partners

Our sales and marketing teams collaborate closely to drive awareness and adoption of our database solutions, accelerate customer acquisition and generate and increase revenue from customers. While we sell to organizations of all sizes across a broad range of industries, our key focus is on enterprises that invest more heavily in their data infrastructure or application development or plan to move to the cloud. These organizations generally have a greater need for databases in private data centers or in the cloud. We believe that we can grow our larger enterprise subscription base, both domestically and internationally, by continuing to invest in our direct sales force.

Our “go-to-market” model is focused on driving awareness and adoption of our database solutions with the goal of converting usage of MariaDB Community Server, participating in cloud migrations and supporting those organizations that build applications that require distributed SQL technology. To accelerate adoption of MariaDB database solutions, we are leveraging developer evangelism and education. Further, we are rapidly expanding our partner ecosystem of resellers, value-added resellers, independent software vendors, technology partners and OEMs by building out our partner marketing and sales team.

We designed the free MariaDB Community Server and our DBaaS offering to let developers use, experiment and evaluate our database solutions with little friction and at low cost. We believe this approach has contributed to our database solutions’ rising popularity within the developer community and with IT decision-makers and architects. As a result, our sales prospects are often already familiar with our database solutions and may have already built applications using our technology. To assess our most attractive commercial prospects, we employ a methodology and repeatable, data-driven approach to sales, with a performance management based on industry standard sales best practices. We also utilize advanced marketing technologies and processes to drive awareness and engagement that educate and convert prospects into customers, such as social media marketing, targeted paid digital advertising, personalized engagement and nurture tactics. As customers expand their usage of our database solutions, our relationships with them often expand to include technology and business leaders within their organizations. Our goal is to have organizations standardize their database needs by using MariaDB’s products and services as their single “go to” database solution.

MariaDB has developed strengthening global alliances and regional partnerships to facilitate further adoption into enterprise accounts. We believe resellers, value-added resellers, independent software vendors, technology partners and OEMs are keen to leverage MariaDB technology to grow their own businesses. Much like with our customers, our partnerships continue to broaden our access to the market and grow our business with our database solutions.

As of June 30, 2022, we had 86 employees in our sales and marketing organizations, and in the nine months ended June 30, 2022, and the year ended September 30, 2021, we spent $20.8 million and 19.1 million respectively, on sales and marketing.

Research and Development

Our research and development team is organized by product groups, each responsible for the design, development, testing and delivery of innovative technologies, features, integrations and improvements in a particular area of our database solutions. Research and Development employees are located primarily in Redwood City (U.S.), Seattle (U.S.), New York (U.S.), Sofia (Bulgaria) and Helsinki (Finland).

Each product group is responsible for the full lifecycle of their products and services, including design, development, testing, integration and performance of new features and technologies. We continuously drive to innovate our products and services, and we put a significant emphasis on quality, performance and overall robustness of all our products and services.

As of June 30, 2022, we had 161 employees in our research and development organization, and in the nine months ended June 30, 2022 and the year ended September 30, 2021, we spent $25.9 million and $24.8 million respectively, on research and development. We will continue to grow and strategically invest in our research and development team to advance, expand, and differentiate our database solutions and technologies.

Intellectual Property

Intellectual property rights are important to the success of our business. We rely on a combination of patent, copyright, trademark and trade secret laws in the United States and other jurisdictions, as well as license agreements, confidentiality procedures, non-disclosure agreements with third parties and other contractual protections, to protect our intellectual property rights, including our proprietary technology, software, know-how and brand.

As of June 30, 2022, we held five issued U.S. patents. Our issued patents are scheduled to expire between June 1, 2031 and October 15, 2034. As of June 30, 2022, we held six registered trademarks in the United States, and held six registered or protected trademarks in foreign jurisdictions. We continually review our development efforts to assess the existence and patentability of new intellectual property.

Although we rely on intellectual property rights, including patents, copyrights, trademarks and trade secrets, as well as contractual protections to establish and protect our proprietary rights, we believe that factors such as the technological and creative skills of our personnel, creation of new services, features and functionality and frequent enhancements to our database solutions are more essential to establishing and maintaining our technology leadership position.

Government Regulation and Compliance

We are subject to various federal, state, local and foreign laws and regulations, including those relating to data privacy, security and protection, intellectual property, employment and labor, anti-bribery, import and export controls, federal securities and tax. Additional laws and regulations relating to these areas likely will be passed in the future, and these or existing laws and regulations may be interpreted or enforced in new or expanded manners, each of which could result in significant limitations on ways we operate our business. New and evolving laws and regulations, and changes in their enforcement and interpretation, may require changes to our products and services, or to our business practices generally, and may significantly increase our compliance costs and otherwise adversely affect our business and results of operations. As our business expands to include additional products and services, and our operations continue to expand internationally, our compliance requirements and costs may increase, and we may be subject to increased regulatory scrutiny.

See the sections titled “Risk Factors—Risks Related to Our Technology and Intellectual Property” and “Risk Factors—Risks Related to Government Regulations” for additional information about the laws and regulations we are subject to and the risks to our business associated with such laws and regulations.

Our Employees

As of June 30, 2022, we had a total of 340 employees, including 178 employees located outside of the United States. None of our employees are represented by a labor union or covered by a collective bargaining agreement. We have not experienced any work stoppages, and we consider our relations with our employees to be good.

Facilities

Our principal executive office in Redwood City, California, consists of approximately 7,000 square feet of space under a lease that expires in July 2024. We lease seven other offices around the world for our employees, including in Austin (Texas), New York (New York), Seattle (Washington), Solana Beach (California), Espoo (Finland), London (United Kingdom) and Sofia (Bulgaria).

We lease all our facilities and do not own any real property. We believe our facilities are adequate and suitable for our current needs and that, should it be needed, suitable additional or alternative space will be available to accommodate our operations.

Legal Proceedings

From time to time, we are involved in various legal and regulatory proceedings arising from the normal course of business activities. We are not presently a party to any litigation or regulatory proceeding the outcome of which, we believe, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, cash flows or financial condition. Defending any such proceedings is costly and can impose a significant burden on management and employees. The results of any current or future litigation or regulatory proceeding cannot be predicted with certainty, and regardless of the outcome, any litigation or regulatory proceeding can have an adverse impact on us because of defense, settlement and other costs, diversion of management resources and other factors.

Glossary

Unless we otherwise indicate, or unless the context requires otherwise, any references in this proxy statement/prospectus to the following key business terms have the respective meanings set forth below:

ARM chips: ARM is a modern processor that uses a simple instruction set, has many more processor cores, costs less and consumes less power. It is seen as a next-generation processor.

Atomicity, Consistency, Isolation and Durability, or ACID: Database transaction requirements intended to guarantee validity even in the event of system crashes or power failures.

Basically Available, Soft State, Eventual Consistency, or BASE: Database processing germane to a NoSQL database that values availability but does not offer guaranteed consistency of replicated data.

Cloud database company: A technology company that primarily develops database products that operate on public or private cloud infrastructure.

DBA: Database Administrator, a person who manages databases and performs capacity planning, installation, configuration, database design, migration, performance monitoring and tuning, security design and testing, troubleshooting, backup and data recovery.

DBMS: Database Management Systems, systems that manage databases and perform capacity planning, installation, configuration, database design, migration, performance monitoring and tuning, security design and testing, troubleshooting, backup and data recovery.

Geo-distributed workloads: Applications that support real-time interactions across the globe simultaneously, like a global trading floor.

GPL: General Public License is a free, open source license for software that guarantees end users the ability to run, study, share and modify the software.

JavaScript Object Notation, or JSON: Provides a simple, lightweight, human-readable notation. Supports basic data types, such as numbers and strings and certain complex types, such as embedded documents and arrays.

Kubernetes: An open source container orchestration for automating deployment, scaling and management of containerized applications.

Lock-in: The concept that software vendors design their products so they can’t be used outside their system, essentially binding the customer to their ecosystem.

Multi-model: Multi-model databases can store, index and query data in more than one system.

Multi-writer: A database where any node can be written to and adds scale for reads and writes.

Node: A physical or virtual machine that hosts a single instance of a MariaDB database. For example, “Adding a node to a Xpand cluster,” means adding a physical or virtual machine to run another instance of MariaDB Xpand to scale out the cluster and provide a larger logical database with more capacity and higher performance.

NoSQL: Generally refers to a non-relational database, in which data is stored in a non-tabular format. NoSQL optimizes for flexible schemas and scale compromising data consistency and ACID properties.

OEM: Original Equipment Manufacturer sells software sold wholesale to third-party hardware and software vendors for integration into the vendor’s end product.

Operational database: A database that is used to store, modify, manage and update business information in real time with strong data consistency.

Private data center: Also referred to as “on premises,” provides dedicated infrastructure in a specific geography to a customer.

Primary-replica: Enables data from one database server (the primary) to be replicated to one or more other database servers (the replicas), in order to improve performance, support backup of different databases and alleviate system failures.

Public cloud: A geo-distributed cloud-native database that users can easily deploy and manage across any public system, such as Amazon Web Services, Microsoft Azure and Google Cloud.

Relational database: A relationship database that organizes data into tables that can be linked or related based on data common to each other. Allows users to retrieve an entirely new table from data in one or more tables with a single query.

Remote DBA: Employees of MariaDB, who securely access customer environments to perform database administration tasks on behalf of customers.

SQL: Structured Query Language, a standard language used to communicate with relational database management systems. Data is stored in tables.

System of record: Authoritative data source for a given data element or piece of information.

MARIADB MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless otherwise indicated or the context otherwise requires, references in this section to “MariaDB” “we”, “us” or “our” refer to MariaDB Corporation Ab and its consolidated subsidiaries prior to the closing of the Business Combination.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the section titled “Selected Historical Financial Information of MariaDB” and our consolidated financial statements and notes elsewhere in this proxy statement/prospectus. Some of the information contained in this discussion and analysis, including information with respect to our planned investments in our research and development, sales and marketing, and general and administrative functions, includes forward-looking statement that involve risks and uncertainties. You should review the sections “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” for a discussion of forward-looking statements and important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Additionally, our historical results are not necessarily indicative of the financial condition or results that may be expected as of any other date or for any period in the future.

Overview

MariaDB is a new generation cloud database company whose products are used by companies big and small, reaching over a billion users through Linux distributions, downloaded over a billion times, and used across all types of use cases and industries. Built for all clouds (public, private and hybrid), our new generation relational database delivers the flexibility and elasticity businesses need in today’s world with the reliability and dependability necessary to power the most mission critical applications. Rooted in open source, MariaDB is open and transparent, working hand-in-hand with customers to solve their data storage and access challenges at a fraction of the cost of legacy databases.

We generate revenue primarily from two primary sources:

•

Subscriptions: subscriptions to MariaDB Enterprise solutions and SkySQL, our fully managed Database-as-a-service (“DBaaS”), which are sold in conjunction with post-contract support, or PCS. Our subscription agreements for Maria DB Enterprise solutions typically have terms of one to three years. MariaDB SkySQL subscriptions are available to customers on either a pay-as-you-go or one or multi-year subscription agreements. Our subscription agreements generally provide for future updates, upgrades, enhancements, and technical product support.

•	Services: professional services consisting primarily of consulting, training, remote database administration (RDBA), and engineering architects.

MariaDB database solutions, including both MariaDB Enterprise and MariaDB SkySQL, are capable of supporting an organization’s growth, scaling to support millions of users and millions of transactions per second with ease. The commercial components of our enterprise database solutions are the MariaDB Enterprise Server, MariaDB MaxScale, MariaDB Enterprise ColumnStore, and MariaDB Xpand, our distributed SQL database. These components, which can be installed by the customer on their specific hardware in a private data center or in a public cloud, are provided under a licensing framework that aims to protect our intellectual property and drive our software subscription model while still allowing for contributions to MariaDB open source code, which fosters a healthy, growing MariaDB ecosystem.

MariaDB SkySQL is a DBaaS in the cloud that enables customers to deploy and manage MariaDB Enterprise Server, MariaDB Xpand or MariaDB ColumnStore analytical databases. This offering makes our database solutions available everywhere and offers enhanced growth opportunities by leveraging the market momentum of cloud services. MariaDB SkySQL can deploy and manage databases across Amazon Web Services (AWS) and Google Cloud at scale with full availability redundancies.

To support our database solutions and increase customer satisfaction and retention, we provide professional services to aid our customers in making their applications on the MariaDB platform successful. Our service revenue accounted for 11% and 12% of our total revenue for the nine months ended June 30, 2022 and 2021, respectively, and 12% and 14% of our total revenue for the years ended September 30, 2021 and 2020, respectively. We continue to invest in our professional service offerings as part of our customer retention and expansion strategy.

Our database solutions are used globally by organizations of all sizes across a broad range of industries. We currently offer our products in Europe, the Middle East, and Africa, (“EMEA”); Asia-Pacific, (“APAC”); and the Americas. Our revenue from those regions constituted 36%, 16% and 48%, respectively, of our revenue for the nine months ended June 30, 2022, and 40%, 17%, and 43% respectively, of our revenue for the nine months ended June 30, 2021. Revenue from those regions constituted 40%, 16%, and 44%, respectively, of our revenue for the year ended September 30, 2021, and 38%, 16%, and 46%, respectively, of our revenue for the year ended September 30, 2020. We believe international expansion represents a meaningful opportunity to generate further demand for our solutions in international markets. We plan to invest in our operations internationally to reach new customers by expanding in targeted key geographies where we believe there are opportunities for significant return on investment.

Business Combination

On January 31, 2022, we entered into the Merger Agreement with APHC, Irish Holdco, and Merger Sub. Pursuant to the Merger Agreement, (i) Merger Sub will merge with and into APHC with APHC being the surviving entity and a subsidiary of Irish Holdco (the “Domestication Merger”) and (ii) MariaDB will merge with and into Irish Holdco with Irish Holdco continuing as the surviving entity (the “Merger”). As soon as practicable following the Merger, APHC will be liquidated. The Domestication Merger, the Merger, and the other transactions contemplated by the Merger Agreement are collectively considered the “Business Combination.” In connection with the Business Combination, Irish Holdco will change its name to “MariaDB plc”. The continuing entity upon the closing of the Merger is referred to as the “Combined Company”.

Concurrently with the execution of the Merger Agreement, APHC and Irish Holdco entered into Subscription Agreements with the PIPE Investors pursuant to which, among other things, the PIPE Investors agreed to subscribe for and purchase, and Irish Holdco has agreed to issue and sell to the PIPE Investors, an aggregate amount of 1,915,790 Combined Company Ordinary Shares at the Merger Effective Time in exchange for an aggregate purchase price of $18.2 million, as set forth in the Subscription Agreements (the “PIPE Investment”).

Recent Acquisition

On August 2, 2022, MariaDB entered into a stock purchase agreement and completed the acquisition of 100% of the outstanding equity of Sector 42 Technologies, Inc, a corporation registered under the laws of the Province of Ontario, and CubeWerx Inc., a corporation registered under the laws of the Province of Ontario, for a total purchase price of $3.9 million consisting of cash consideration of $1.8 million and equity consideration of $2.1 million (in the form of 2,363,354 common shares of MariaDB). The purchase price is subject to certain customary adjustments (including closing date indebtedness and net working capital adjustments). With this acquisition, MariaDB has acquired the technology of managing and publishing geospatial data via open web services for customer organizations that it expects to integrate within future product offerings.

Key Factors Affecting Our Performance

Adoption of Our Cloud Platform. Our future success depends in part on the market adoption of MariaDB SkySQL, our fully-managed DBaaS solution. While we see growing demand for MariaDB SkySQL, many large enterprises have invested substantial financial, technical and human resources in their legacy database products, despite their inherent limitations. Although this makes it difficult to predict customer adoption rates and future demand, we believe that the benefits of our DBaaS solution should enable us to capture a meaningful portion of a large market opportunity.

Acquiring New Customers. We believe that there is significant opportunity to expand our customer base by continuing to make substantial investments in sales, marketing, and brand awareness. Our ability to attract new customers will depend on several factors, including our success in recruiting, training, retaining, and scaling our sales and marketing organization, as well as our ability to capitalize on the competitive dynamics of our target markets. While our database solutions are built for organizations of all sizes and industries, we intend to expand our direct sales force with a primary focus on increasing sales to large enterprises. Secondarily, sales force expansion will be necessary to cover a wider array of global markets that are currently underserved.

Expansion Within Our Existing Customer Base. We believe that there is also a significant opportunity to drive additional sales to existing customers, and we expect to invest in sales and marketing and customer success personnel and activities to achieve additional revenue growth from existing customers. Our customers may potentially expand their subscriptions to our database solutions as they migrate additional existing applications or build new applications, either within the same department or in other lines of business or geographies. Further, as customers modernize their information technology infrastructure and move to the cloud, they may migrate applications from legacy databases. Our goal is to increase the number of customers that standardize on our database within their organization.

Investing in Growth and Scale of our Business. We are focused on our long-term revenue potential. We believe that our market opportunity is large, and we will continue to invest significantly in scaling across all organizational functions in order to grow our operations both domestically and internationally. We have a history of introducing successful new features and capabilities on our platform, and we intend to continue to invest heavily to grow our business to take advantage of our expansive market opportunity rather than optimize for profitability or cash flow in the near term.

Impact of the Ongoing COVID-19 Pandemic

The worldwide spread of COVID-19 has created significant uncertainty in the global economy. There have been no comparable recent events that provide guidance as to the effect the spread of COVID-19 as a global pandemic may have, and, as a result, the ultimate impact of COVID-19 and the extent to which COVID-19 continues to impact our business will depend on future developments, which are highly uncertain and difficult to predict.

While the full impact of the pandemic to our business remains unknown and we believe that our results of operations and financial condition have not been materially adversely impacted to date, we also believe that the pandemic has had some impact on our business. Our potential customers, existing customers, or partners may have experienced, or in the future could experience, downturns or uncertainty in their own business operations due to COVID-19, which may have affected or could affect purchasing and operating decisions.

In addition, the pandemic may have caused potential customers to delay their purchasing decisions, or to extend their payment terms. In addition to the impact on customers, the pandemic has had some impact to our supply chain. In some instances, the timing of receipt of equipment ordered for internal use took much longer than normal, meaning cash was expended well before receipt of goods. Accordingly, our supply chain in the future may be disrupted, or we may be unable to obtain related equipment essential to our business on favorable terms or at all. However, based on the impact from the pandemic to date, we believe we have sufficient reserves to minimize any material impact to our business operations should such a disruption occur.

In response to the COVID-19 pandemic, on March 16, 2020, we temporarily closed our office in Redwood City, CA, enabled our workforce to work remotely, and implemented travel restrictions for non-essential business. These changes remained in effect until June 15, 2021, when we officially reopened our office. The changes we have implemented to date have not affected and are not expected to materially affect our ability to maintain operations, including financial reporting systems, internal controls over financial reporting, and disclosure controls and procedures. Furthermore, after the outbreak of COVID-19, we have seen slower growth in certain operating expenses due to reduced business travel and the virtualization or cancellation of customer and employee events.

The full extent to which the COVID-19 pandemic will directly or indirectly impact our business, results of operations, cash flows, and financial condition will depend on future developments that are highly uncertain and cannot be accurately predicted. The global impact of COVID-19 continues to evolve, and we will continue to monitor the situation and the effects on our business and operations.

Key Business Metrics

We monitor the key business metrics set forth below to help us evaluate our business and growth trends, establish budgets, measure the effectiveness of our sales and marketing efforts, and assess operational efficiencies. The definition and calculation of the key business metrics discussed below may differ from other similarly titled metrics used by other companies, competitors, industry experts, securities analysts, and investors. The following sets forth our key business metrics for the periods presented:

($ in thousands)	For the nine months ended June 30,		For the year ended September 30,
	2022	2021	2021	2020
Total Annual Recurring Revenue	$48,182	$37,908	$40,242	$30,031
Total Net Revenue Retention Rate	111%	112%	108%	100%
Customers	669	553	571	480

Annual Recurring Revenue

We view Annual Recurring Revenue (“ARR”) as an important indicator of our financial performance and operating results given the renewable nature of our business. ARR does not have a standardized meaning and is therefore unlikely to be comparable to similarly titled metrics presented by other companies.

We define ARR as the annualized revenue for our subscription customers, excluding revenue from nonrecurring contract services (e.g., time and material consulting services). For our annual subscription customers, we calculate ARR as the annualized value of their subscription contracts as of the measurement date, assuming any contract that expires during the next 12 months is renewed on its existing terms (including contracts for which we are negotiating a renewal).

In the event that we are negotiating a renewal with a customer after the expiration of their subscription, we continue to include that revenue in ARR if we are actively in discussion with the customer for a new subscription or renewal, or until we are notified that the customer will not be renewing its subscription.

Additionally, a subset of customers under the MariaDB SkySQL subscription service offering has monthly pay-as-you-go contract terms. We calculate ARR as their monthly recurring revenue as of the measurement date, multiplied by 12. We consider these annualized pay-as-you-go revenues relevant in the determination of ARR as it aligns with our strategic goal to convert the pay-as-you-go customers to annual subscription customers.

Our calculation of ARR is not adjusted for the impact of any known or projected events that may cause any such contract not to be renewed on its existing terms. Consequently, our ARR may fluctuate within each quarter and from quarter to quarter. This metric should be viewed independently of U.S. GAAP revenue and does not represent U.S. GAAP revenue on an annualized basis, as it is an operating metric that can be impacted by contract start and end dates and renewal rates. ARR is not intended to be a replacement for or forecast of revenue.

Net Revenue Retention Rate

We believe that net revenue retention rate is an important measure of the health of our business and our future growth prospects as it measures the growth in the use of our database by our existing subscription customers.

We calculate our dollar-based net retention rate as of a period end by starting with the ARR from the cohort of all subscription customers as of 12 months prior to such period end, or prior period value. We then calculate the ARR from this same customer cohort as of the current period end, or current period value, which includes any growth in the value of subscriptions and reflects the growth or contraction in the value of subscriptions and customer attrition over the prior 12 months. We then divide the current period value by the prior period value to arrive at our dollar-based net retention rate. The dollar-based net retention rate includes the effect of our subscriptions that expand, renew, contract, or terminate, but excludes ARR from new customers in the current period. Our dollar-based net retention rate is subject to adjustments for acquisitions, consolidations, spin-offs, and other market activity.

Customers

We believe the number of customers is an important indicator of the growth in our business and future revenue trends. We calculate our total number of customers at the end of each period, and we include in this calculation each customer account that has an active subscription contract with us or with which we are negotiating a renewal contract at the end of a given period. Each party with which we enter into a subscription contract is considered a unique customer and, in some cases, a single organization may be counted as more than one customer (i.e., when two or more business units of an enterprise customer each enter into subscription contracts). We exclude pay-as-you-go customers from our calculation. Our customer count is subject to adjustments for acquisitions, consolidations, spin-offs, and other market activity.

Key Components of Results of Operations

Revenue

We derive revenue primarily from subscriptions, and to a lesser extent, services.

Subscription revenue. Our subscription revenue is primarily derived from open source term-based software to MariaDB Enterprise Server and our other enterprise solutions integrated with post-contract support, or PCS, as well as DBaaS-based revenue from our SkySQL offering. PCS includes technical support and maintenance and the right to received unspecified (when-and-if-available) updates, upgrades and enhancements during the subscription term. Because subscription contracts are generally structured with a one-year and/or multi-year commitments, we record a large portion of that revenue on our balance sheets as deferred revenue, which is then recognized ratably on our statements of operations and comprehensive loss over the term of the subscription. The non-cancelable term of our subscription arrangements typically ranges from one to three years (with the exception of some SkySQL customers who have month-to-month, or “pay-as-you-go” arrangements).

Revenue from SkySQL, our cloud-based offering, is based on usage-based minimum commitments and is recognized on a usage basis, as usage represents a direct measurement of the value to the customer of the subscription transferred as of a particular date relative to the total value to be delivered over the term of the contract. Pricing is based on the consumption of computational resources, network resources and storage resources. Customers have the option to pay monthly or annually based upon negotiated payment terms.

Services revenue. Services revenue consists of revenue from professional services, including Remote Database Administrator (RDBA) services, which are generally sold on a time-and-materials basis. Services revenue also includes software installation, monitoring, maintenance, and reporting. Revenue for professional services is recognized as these services are delivered.

We expect our total revenue may vary from period to period based on, among other things, the timing and size of new subscriptions, the rate of customer renewals and expansions, delivery of professional services, ramp time and productivity of our salesforce, the impact of significant transactions, seasonality, and fluctuations in customer consumption for our usage-based offering.

Cost of revenue

Cost of subscription revenue. Cost of subscription revenue consists of expenses for providing our database products and services to our customers. These expenses include third-party cloud infrastructure costs, network and bandwidth costs, credit card processing fees, and revenue share associated with selling third-party software tools. We expect our cost of subscription revenue to increase in absolute dollars and as a percent of revenue as our subscription revenue increases.

Cost of services revenue. Cost of services revenue primarily includes personnel-related costs, including salaries, bonuses, benefits, and stock-based compensation, for employees associated with our professional services, including our RDBA services, and travel-related costs. We expect our cost of services revenue to increase both in absolute dollars as our services revenue increases.

Gross profit and gross margin

Gross profit. Gross profit represents revenue less cost of revenue.

Gross margin. Gross margin, or gross profit as a percentage of revenue, has been and will continue to be affected by a variety of factors, including the average sales price of our subscriptions and services, changes in our revenue mix, including the mix of revenue between our subscription and service offerings, volume-based pricing discounts for purchases of third-party cloud infrastructure costs, and infrastructure optimization. We expect our gross margin to fluctuate over time depending on the factors described above.

Operating expenses

Our operating expenses consist of research and development (R&D), sales and marketing, and general and administrative expenses. Personnel-related costs are the most significant component of each category of operating expenses and consist of salaries, bonuses, benefits, sales commissions, and stock-based compensation.

Research and development. Research and development expenses consist primarily of personnel-related costs, including salaries, bonuses, benefits and stock-based compensation, as well as contractor and professional services fees, software and subscription services dedicated for use by our research and development organization, and allocated overhead. We expect our research and development expenses will continue to increase in absolute dollars as our business grows and we continue to invest in our product and service offerings.

Sales and marketing. Sales and marketing expenses consist primarily of personnel-related costs, including salaries, sales commissions, bonuses, benefits, stock-based compensation, third-party costs related to marketing programs, and travel-related costs, as well as allocated overhead. Sales commissions are generally paid upfront on sales bookings, however, the timing of payment is based on sales incentive plan and customer contractual terms related to the underlying customer contract. The deferred commission amounts are recoverable through the future revenue streams under the non-cancelable customer contracts. For customer contracts greater than one year, commissions are deferred, recorded on the balance sheet and amortized over the life of the contract. Amortization of deferred commissions is included in sales and marketing expense in the consolidated statements of operations and comprehensive loss. Marketing programs consist of advertising, events, corporate communications, and brand-building and developer-community activities. We expect our sales and marketing expenses will increase in absolute dollars over time and continue to be our largest operating expense for the foreseeable future as we expand our sales force, increase our marketing resources, and expand into new markets.

General and administrative. General and administrative expenses consist primarily of personnel-related costs, including salaries, bonuses, benefits, and stock-based compensation associated with our finance, legal, human resources and other administrative personnel. In addition, general and administrative expenses include non-personnel related costs, such as fees for professional services, and expenses associated with software and subscription services dedicated for use by our general and administrative functions. Following the closing of the

Business Combination, we expect to incur additional expenses as a result of operating as a public company, including costs to comply with the rules and regulations applicable to companies listed on a national securities exchange, costs related to SEC compliance and reporting obligations, and increased expenses for investor relations and professional services. We expect that our general and administrative expenses will increase in absolute dollars as our business grows.

Other (expense) income

Interest expense. Interest expense consists primarily of interest on short-and-long term debt on the balance sheet.

Change in fair value of warrant liabilities. Change in fair value of warrant liabilities includes remeasurement to fair value each reporting period of our warrant liabilities. We will continue to record adjustments to the fair value of the preferred share warrants until they are exercised, expire or at such time as the warrants qualify for equity accounting treatment. See “—Critical Accounting Policies and Estimates—Warrant Liabilities” for further discussion.

Other income (expense), net. Other income (expense), net, consists primarily of gains and losses from foreign currency transactions and gain or loss on conversion of our convertible note.

Income tax expense. Income tax expense consists primarily of federal and state income taxes in the United States and income taxes in certain foreign jurisdictions in which we conduct business. We assess the need for a valuation allowance against our deferred income tax assets. In assessing the ability to realize the deferred tax assets, we consider whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of the deferred tax asset is dependent upon the generation of future taxable income during the periods in which these temporary differences become deductible. We believe it is more likely than not that the deferred tax asset will not be realized, and we have accordingly recorded a full valuation allowance as of June 30, 2022 and September 30, 2021.

Results of Operations

The following table sets forth our consolidated statements of operations and comprehensive loss for the periods indicated (amounts stated in thousands):

Overview for the nine months ended June 30, 2022 and 2021 and the years ended September 30, 2021 and 2020

	Nine Months Ended June 30,		Year Ended September 30,
	2022	2021	2021	2020
Revenue:
Subscription	$28,425	$22,997	$31,806	$25,924
Services	3,665	3,239	4,222	4,124

Total revenue	32,090	26,236	36,028	30,048

Cost of revenue:
Subscription	4,859	3,848	5,292	4,636
Services	4,945	3,100	4,334	3,569

Total cost of revenue	9,804	6,948	9,626	8,205

Gross profit	22,286	19,288	26,402	21,843
Operating expenses:
Research and development expenses	25,911	17,991	24,828	19,042
Sales and marketing expenses	20,764	14,502	19,065	17,836
General and administrative expenses	11,007	5,839	8,485	6,908

Total operating expenses	57,682	38,332	52,378	43,786

Loss from operations	(35,396)	(19,044)	(25,976)	(21,943)
Other (expense) income:
Interest expense	(1,472)	(2,174)	(2,773)	(2,648)
Change in fair value of warrant liabilities	(4,442)	3,766	3,626	(616)
Other income (expense), net	4,400	(265)	(235)	(5,615)

Loss before income tax expense	(36,910)	(17,717)	(25,358)	(30,822)
Income tax expense	(54)	(57)	(84)	(14)

Net loss	$(36,964)	$(17,774)	$(25,442)	$(30,836)

Comparison of the nine months ended June 30, 2022 and 2021

Revenue

	For the nine months ended June 30,		Change
	2022	2021	$	%
	(in thousands)
Revenue
Subscription	$28,425	$22,997	5,428	23.6%
Service	3,665	3,239	426	13.2%

Total revenue	$32,090	$26,236	5,854	22.3%

Subscription revenue

Subscription revenue increased by $5.4 million, or 23.6%, from $23 million for the nine months ended June 30, 2021 to $28.4 million for the nine months ended June 30, 2022. Approximately 77% of the increase in revenue was attributable to growth from existing customers with the remaining increase attributable to new customers. Our customer base grew from 553 customers as of June 30, 2021 to 669 customers as of June 30, 2022.

Services revenue

Services revenue increased by $0.4 million, or 13.2%, from $3.2 million for the nine months ended June 30, 2021 to $3.7 million for the nine months ended June 30, 2022. The increase in services revenue was primarily due to an increase in new service deals which resulted in an increase in the number of professional services hours performed.

Cost of revenue, Gross profit and Gross margin

	For the nine months ended June 30,		Change
	2022	2021	$	%
	(in thousands)
Cost of revenue
Subscription	$4,859	$3,848	1,011	26.3%
Service	4,945	3,100	1,845	59.5%

Total cost of revenue	$9,804	$6,948	2,856	41.1%

Gross profit	22,286	19,288	2,998	15.5%
Gross margin	69.4%	73.5%	NA	NA

Cost of subscription revenue

Cost of subscription revenue increased by $1 million, or 26.3%, from $3.8 million for the nine months ended June 30, 2021 to $4.9 million for the nine months ended June 30, 2022. The increase in cost of subscription revenue was primarily related to a 109.8% increase in third-party hosting infrastructure costs related to growth in our customer base as well as additional third-party hosting infrastructure for internal use. To a lesser extent, the increase in cost of subscription revenue was due to a 31.3% increase in cost of third-party software tools.

Cost of services revenue

Cost of services revenue increased by $1.8 million, or 59.5% from $3.1 million for the nine months ended June 30, 2021 to $4.9 million for the nine months ended June 30, 2022. The increase in cost of services revenue was due to personnel-related costs associated with increased headcount in our services organization.

Gross margin

Gross margin declined from 73.5% in the nine months ended June 30, 2021 to 69.4% for the nine months ended June 30, 2022. While services headcount at June 30, 2022 increased 33.3% from June 30, 2021, a portion of the headcount took on additional pre-sales work for which there is no corresponding revenue. This negatively impacted our overall gross margin.

Operating expenses

	For the nine months ended June 30,		Change
	2022	2021	$	%
	(in thousands)
Operating expenses
Research and development	$25,911	$17,991	7,920	44.0%
Sales and marketing	20,764	14,502	6,262	43.2%
General and administrative	11,007	5,839	5,168	88.5%

Total operating expenses	$57,682	$38,332	19,350	50.5%

Research and development

Research and development expense increased by $7.9 million, or 44%, from $18 million for the nine months ended June 30, 2021 to $25.9 million for the nine months ended June 30, 2022. The increase was primarily attributable to a $3.7 million increase in costs associated with subscription services for use by our internal R&D organization, a $3.8 million increase in personnel-related expenses associated with the growth in headcount, a $0.3 million increase in other operating expenses and a $0.1 million increase in professional fees.

Sales and marketing

Sales and marketing expense increased by $6.3 million, or 43.2%, from $14.5 million for the nine months ended June 30, 2021 to $20.8 million for the nine months ended June 30, 2022. The increase was primarily attributable to a $3 million increase in personnel-related expenses associated with the growth in headcount, a $1.8 million increase in demand generation and other marketing activities, the purpose of which is to drive growth in the pipeline with high-quality leads and a $1.5 million increase attributable to all other operating expenses including professional fees and travel associated with more in-person company events and conferences compared to the prior year.

General and administrative

General and administrative expenses increased by $5.2 million, or 88.5%, from $5.8 million for the nine months ended June 30, 2021 to $11 million for the nine months ended June 30, 2022. Professional fees grew $3 million due to the additional resources needed to effect the Business Combination and to effect the Series D Preferred Shares financing, and personnel-related expenses grew $1.3 million, which includes headcount growth in all administrative areas to support growth in business activities. In addition, other operating expenses grew $0.9 million reflecting higher technology-related costs to support the business along with higher office and facilities expenses related to increases in annual rent and maintenance expenses.

Interest expense

	For the nine months ended June 30,		Change
	2022	2021	$	%
	(in thousands)
Interest expense	$(1,472)	$(2,174)	702	(32.3)%

Interest expense decreased by $0.7 million, or 32.3%, from $2.2 million for the nine months ended June 30, 2021 to $1.5 million for the nine months ended June 30, 2022. The decline was due to repayment of the Capital Loan with the European Investment Bank (“EIB”), in early 2022, thus resulting in less amortization of debt discount.

Change in fair value of warrant liabilities

	For the nine months ended June 30,		Change
	2022	2021	$	%
	(in thousands)
Change in fair value of warrant liabilities	$(4,442)	$3,766	(8,208)	NM

Our warrant liability is remeasured at the end of each quarter and fair value is estimated using the Black-Scholes option-pricing model. The primary driver of the increase to change in fair value of warrant liabilities was the increase in fair value associated with the Series C warrants held by EIB, subject to the maximum purchase price settlement of €8 million for partial settlement of outstanding warrants. The change in fair value is recorded on the statement of operations until the warrants are exercised, expire or other facts and circumstances lead the warrant liabilities to be reclassified to stockholders’ deficit.

Other income (expense), net

	For the nine months ended June 30,		Change
	2022	2021	$	%
	(in thousands)
Other income (expense), net	$4,400	$(265)	4,665	NM

Other income (expense), net increased by $4.7 million, from ($0.3) million for the nine months ended June 30, 2021 to $4.4 million for the nine months ended June 30, 2022. The increase was related to currency exchange gains related to transactions denominated in a foreign currency.

Income taxes

The effective tax rate realized for each period was significantly below the statutory rate of 21%, as we incurred significant operating losses during each reporting period and did not recognize an income tax benefit associated with these losses because a full valuation allowance is maintained against our net deferred income tax assets in our primary taxable jurisdiction. Amounts reflected in income tax expense generally represent various foreign income taxes. Based on the weight of negative evidence and our projections of future taxable income, we expect to maintain our valuation allowance for the foreseeable future.

Comparison of Fiscal Years Ended September 30, 2021, and 2020

Revenue

	For the year ended September 30,		Change
	2021	2020	$	%
	(in thousands)
Revenue
Subscription	$31,806	$25,924	5,882	22.7%
Services	4,222	4,124	98	2.4%

Total revenue	$36,028	$30,048	5,980	19.9%

Subscription revenue

Subscription revenue increased by $5.9 million, or 22.7%, from $25.9 million for the year ended September 30, 2020 to $31.8 million for the year ended September 30, 2021. Approximately 44% of the increase in revenue was attributable to growth from existing customers, and the remaining increase was attributable to new customers. Our customer base grew from 480 customers as of September 30, 2020 to 571 customers as of September 30, 2021.

Services revenue

Services revenue increased by $0.1 million, or 2.4%, from $4.1 million for the year ended September 30, 2020 to $4.2 million for the year ended September 30, 2021. The increase in services revenue was primarily due to an increase in the number of professional services hours performed.

Cost of revenue, Gross profit and Gross margin

	For the year ended September 30,		Change
	2021	2020	$	%
	(in thousands)
Cost of revenue
Subscription	$5,292	$4,636	656	14.2%
Services	4,334	3,569	765	21.4%

Total cost of revenue	$9,626	$8,205	1,421	17.3%

Gross profit	26,402	21,843	4,559	20.9%
Gross margin	73.3%	72.7%	NA	NA

Cost of subscription revenue

Cost of subscription revenue increased by $0.7 million, or 14.2%, from $4.6 million for the year ended September 30, 2020 to $5.3 million for the year ended September 30, 2021. The increase in cost of subscription revenue was primarily due to a 20.6% increase in third-party hosting infrastructure related to the growth in our customer base, a 15.2 % increase in revenue share from third-party tools along with a 3.3% increase in personnel-related costs associated with increased headcount.

Cost of services revenue

Cost of service revenue increased by $0.8 million, or 21.4%, from $3.6 million in the year ended September 30, 2020 to $4.3 million for the year ended September 30, 2021. The increase in cost of services revenue was due entirely to an increase in personnel-related costs associated with increased headcount in our services organization

Gross margin

Gross margin increased from 72.7% for the year ended September 30, 2020 to 73.3% for the year ended September 30, 2021. The expansion in gross margin was due to an expansion in subscription gross margin resulting from economies of scale.

Operating expenses

	For the year ended September 30,		Change
	2021	2020	$	%
	(in thousands)
Operating expenses
Research and development	$24,828	$19,042	5,786	30.4%
Sales and marketing	19,065	17,836	1,229	6.9%
General and administrative	8,485	6,908	1,577	22.8%

Total operating expenses	$52,378	$43,786	8,592	19.6%

Research and development

Research and development expense increased by $5.8 million, or 30.4%, from $19 million for the year ended September 30, 2020 to $24.8 million for the year ended September 30, 2021. The increase was attributable to a four-fold increase in subscription services for use by our internal R&D department, a 15.6% increase in personnel-related expenses associated with growth in headcount, and a 12% increase in professional fees.

Sales and marketing

Sales and marketing expense increased by $1.2 million, or 6.9%, from $17.8 million for the year ended September 30, 2020 to $19 million for the year ended September 30, 2021. The increase was primarily attributable to a $0.9 million increase in personnel-related costs associated with increased headcount, a $0.7 million increase in demand generation and other related marketing efforts, as well as a $0.4 million increase in technology-related expenses.

General and administrative

General and administrative expense increased by $1.6 million, or 22.8%, from $6.9 million for the year ended September 30, 2020 to $8.5 million for the year ended September 30, 2021. The increase was attributable to a $1.7 million increase in professional fees, and a $0.6 million increase in personnel-related costs which were somewhat offset by lower occupancy and travel-related expenses.

Interest expense

	For the year ended September 30,		Change
	2021	2020	$	%
	(in thousands)
Interest expense	$(2,773)	$(2,648)	(125)	4.7%

Interest expense increased by $0.1 million, or 4.7%, from $2.6 million for the year ended September 30, 2020 to $2.8 million for the year ended September 30, 2021. The increase was due to the Capital Loan with EIB incurring interest, offset by the decrease in amortization of discount on the debt.

Change in fair value of warrant liabilities

	For the year ended September 30,		Change
	2021	2020	$	%
	(in thousands)
Change in fair value of warrant liabilities	$3,626	$(616)	4,242	NM

Our warrant liability is remeasured at the end of each quarter and fair value is estimated using the Black-Scholes option-pricing model. The change in fair value is recorded on the statement of operations until the warrants are exercised, expire or other facts and circumstances lead the warrant liability to be reclassified to stockholders’ deficit.

Other income (expense), net

	For the year ended September 30,		Change
	2021	2020	$	%
	(in thousands)
Other income (expense), net	$(235)	$(5,615)	5,380	NM

Other income (expense), net increased by $5.4 million, from ($5.6) million for the year ended September 30, 2020, to ($0.2) million for the year ended September 30, 2021. During the year ended September 30, 2020, an intercompany transaction resulted in a large foreign currency exchange loss which accounted for the other expense.

Income taxes

The effective tax rate realized for each period was significantly below the statutory rate of 21%, as we incurred significant operating losses during each reporting period and did not recognize an income tax benefit associated with these losses because a full valuation allowance is maintained against our net deferred income tax assets in our primary taxable jurisdiction. Amounts reflected in income tax expense generally represent various foreign income taxes. Based on the weight of negative evidence and our projections of future taxable income, we expect to maintain our valuation allowance for the foreseeable future.

Non-GAAP Financial Measures

To supplement our financial results which are prepared and presented in accordance with U.S. GAAP, we provide investors with non-GAAP financial measures including Adjusted EBITDA and Adjusted EBITDA margin, as defined below. These measures are presented for supplemental informational purposes only, have limitations as analytical tools and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of these measures as tools for comparison. Because of these limitations, when evaluating our performance, you should consider each of these non-GAAP financial measures alongside other financial performance measures, including the most directly comparable financial measure calculated in accordance with GAAP and our other GAAP results. A reconciliation of each of our non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP is set forth below.

Adjusted EBITDA and Adjusted EBITDA Margin

We define Adjusted EBITDA as net loss before (1) interest expense, (2) income tax expense or benefit, (3) depreciation and amortization, (4) stock-based compensation, (5) change in fair value of warrant liabilities, and (6) other income (expense), net, and any other one-time non-recurring transaction amounts impacting the statement of operations during the relevant period. We believe that Adjusted EBITDA is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to compare business performance across periods. Our management uses Adjusted EBITDA to assess our operating performance and to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that Adjusted EBITDA, when considered together with our GAAP financial results, provides meaningful supplemental information regarding our operating performance by excluding certain items that may not be indicative of our business, results of operations or outlook, such as the impact of our capital structure (primarily interest charges) and asset base (primarily depreciation and amortization), items outside the control of the management team (taxes), expenses that do not relate to our core operations, and other non-cash items, including stock-based compensation, unrealized gains and losses related to foreign currency translation (included in other income (expense)), and changes in fair value of warrant liabilities. We consider Adjusted EBITDA to be an important measure because it helps illustrate underlying trends in our business and our historical operating performance on a more consistent basis.

Adjusted EBITDA margin means Adjusted EBITDA as a percentage of revenue determined in accordance with GAAP. We calculate Adjusted EBITDA margin by dividing Adjusted EBITDA by total GAAP revenue. We believe that Adjusted EBITDA margin helps us to better understand MariaDB’s normalized operating performance (excluding certain non-indicative items) in the context of GAAP revenue providing management with important supplemental information in understanding business efficiency and trends.

Our calculation of Adjusted EBITDA and Adjusted EBITDA margin may differ from how other companies, including companies in our industry, calculate these or similarly titled non-GAAP measures, which could reduce the usefulness of these measures as tools for comparison. Because of these limitations, when evaluating our performance, you should consider Adjusted EBITDA and Adjusted EBITDA Margin alongside other financial performance measures, including our net loss and other GAAP results.

($ in thousands)	For the nine months ended June 30,		For the year ended September 30,
	2022	2021	2021	2020
Net Loss	$(36,964)	$(17,774)	$(25,442)	$(30,836)
Adjustments:
Interest expense	1,472	2,174	2,773	2,648
Income tax expense	54	57	84	14
Depreciation and amortization	419	386	546	420
Stock-based compensation	569	366	518	436
Change in fair value of warrant liabilities	4,442	(3,766)	(3,626)	616
Other income (expense), net	(4,400)	265	235	5,615

Adjusted EBITDA	$(34,408)	$(18,292)	$(24,912)	$(21,087)

Net Loss Margin	(115)%	(68)%	(71)%	(103)%
Adjusted EBITDA Margin	(107)%	(70)%	(69)%	(70)%

Liquidity and Capital Resources

To date, our primary sources of liquidity are from the collection of proceeds from the subscriptions of customers, funds raised through private placements of equity securities, and debt borrowings. In January 2022, we completed an equity financing in which we raised gross proceeds totaling $103.8 million from the issuance of our Series D Preferred Shares.

We measure liquidity in terms of our ability to fund the cash requirements of our business operations, including working capital, capital expenditure needs, contractual obligations, and other commitments, with cash flows from operations and other sources of funding. Our primary short-term requirements for liquidity and capital relate mainly to employee compensation and benefits, funds for general working capital, debt interest payments, payment of the cash portion of the purchase price for our August 2022 acquisition described in Note 16 to MariaDB’s unaudited condensed consolidated financial statements contained elsewhere in this proxy statement/prospectus, and redemption of EIB’s warrants as described below. Our primary long-term liquidity needs are related to potential acquisitions and the repayment of our loans. Our ability to expand and grow our business will depend on many factors, including working capital needs and the evolution of our operating cash flows.

We have incurred losses and generated negative cash flow from operations since inception including the year ended September 30, 2021 and the nine months ended June 30, 2022. As of June 30, 2022, we had an accumulated deficit of $188.6 million.

As of June 30, 2022, we had $24.4 million in cash and cash equivalents and $35.3 million of short-term investments. Without giving effect to the anticipated net proceeds from the Business Combination, we expect that our existing cash will be insufficient to fund our operations, including capital expenditure requirements for at least 12 months from the date our interim unaudited financial statements were issued (October 5, 2022). We believe that this raises substantial doubt about our ability to continue as a going concern. As a result of our growth plans, both domestically and internationally, we expect that losses and negative cash flows from operations will continue for the foreseeable future. We are not currently profitable, and we cannot provide any assurance that we will ever be profitable, as indicated by our losses noted above. Our future capital requirements may depend on many factors, including our subscription revenue growth rate, subscription renewals, billing timing and frequency, the timing and extent of spending to support development efforts, the expansion of sales and marketing activities, the need for necessary technology and operating infrastructure to support the business, the introduction of new and enhanced database features and functionality and the continued market adoption of our database solutions. We may in the future pursue acquisitions of businesses, technologies, assets and talent, which may also require additional capital.

We may be required to seek additional equity or debt financing. If additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital or generate cash flows necessary to expand our operations and invest in new technologies or businesses, our competitive position could weaken, and our business, growth prospects, financial condition and results of operations could be materially adversely affected. See Note 1 to our interim unaudited financial statements for the period ended June 30, 2022 included elsewhere in this proxy statement/prospectus for additional information on our assessment.

If the proposed Business Combination is consummated on the terms and conditions contemplated in the Merger Agreement, the ability of the Combined Company to meet its working capital and operating needs beyond 12 months from the date our interim unaudited financial statements were issued (October 5, 2022), will depend on, among other things, the extent to which APHC Public Shareholders exercise their redemption rights in connection with the consummation of the Business Combination. Assuming the No Redemption Scenario, we anticipate that the Combined Company’s cash, cash equivalents, short-term investments, and cash provided by sales of database subscriptions and services by the Combined Company will be sufficient to meet the Combined Company’s projected working capital and operating needs for the foreseeable future. Assuming the Maximum Redemption Scenario, we anticipate that the Combined Company’s cash, cash equivalents, short-term investments, and cash provided by sales of database subscriptions and services by the Combined Company will be sufficient to meet the Combined Company’s projected working capital and operating needs until the end of the fiscal year ending September 30, 2023. The Combined Company will likely need to raise additional capital to meet its projected working capital, operating needs, and debt repayment for periods after September 30, 2023. The Combined Company’s future capital requirements will also be dependent on the same factors described above with respect to MariaDB, as well as other factors, including increased costs associated with being a public company. Additional debt or equity financing may not be available to the Combined Company on acceptable terms or at all. If the Combined Company is unable to raise additional capital or generate cash flows necessary to expand its operations and invest in new technologies or businesses, its competitive position could weaken, and its business, growth prospects, financial condition and results of operations could be materially adversely affected.

Deferred Revenue

We typically invoice our subscription customers annually in advance. Therefore, a substantial source of our cash is from such prepayments, which are included on our consolidated balance sheets as deferred revenue. Deferred revenue consists of billed fees for our subscriptions, prior to satisfying the criteria for revenue recognition, which are subsequently recognized as revenue in accordance with our revenue recognition policy. As of June 30, 2022, we had total deferred revenue of $32.9 million, and a remaining performance obligation of $53.8 million. We expect to recognize revenue on approximately 48.9% of these remaining performance obligations over the next 12 months. Our contracts are recognized ratably over the contract term, accordingly, the majority of our noncurrent remaining performance obligation is expected to be recognized in the next 13 to 36 months, with the remainder recognized thereafter.

Off-Balance Sheet Arrangements

We do not have any relationships with unconsolidated entities or financial partnerships, such as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

Leases

We have non-cancelable operating lease contracts primarily for facilities for office use expiring from November 2022 to December 2024, some of which include options to extend the lease. Leases of facilities generally have lease terms between 1 and 5 years. As of June 30, 2022 we had fixed minimum lease payments of $1.4 million.

Debt

R&D loan

On April 1, 2015, we entered into a R&D loan agreement with the Finnish State Treasury (the “R&D Loan”) in the aggregate amount of €0.5 million for research and development purposes. The R&D Loan accrues interest at 1.0% per annum with a maturity date of April 1, 2023. These funds were used to support our R&D efforts.

Loan facility agreement with European Investment Bank

On April 7, 2017, we entered into a loan facility agreement (the “Facility”) with European Investment Bank (“EIB”) in the aggregate principal amount not exceeding €25 million for the purpose of financing certain research and development and growth-related expenditures. The Facility is structured partly as a capital loan of €10 million (“Capital Loan”), and partly as a term loan of €15 million (“Term Loan”),

The Term Loan was disbursed on October 11, 2019 with a maturity date of October 11, 2023. The Term Loan accrues interest between 6.0%-9.5% per annum, depending on MariaDB’s monthly recurring revenue. The effective interest rate on the Term Loan for the years ended September 30, 2021 and 2020 was 6.0%. As of September 30, 2021, we had an aggregate principal amount of $16.6 million (€15 million) of long-term debt.

The Capital Loan was disbursed on April 28, 2017, and had an original maturity date of April 28, 2021. No interest was required to be accrued or paid on the Capital Loan under its original terms. On April 26, 2021, the Capital Loan was amended to extend the maturity date to the earlier of (i) December 31, 2021 or (ii) the date falling 15 days after a new equity financing, and required interest accruing at a rate of 12.0% per annum from April 28, 2021 through maturity.

In December 2021, we amended our Facility to extend the maturity date of the Capital Loan to the earlier of (i) June 30, 2022 or (ii) 30 days after a new equity financing. Under the terms of the Facility, the holders of the debt were issued warrants with a put option. The original terms provide the warrant holder the right (no earlier than 30 days prior to the maturity date of the Capital Loan) to require us to purchase a substantial portion of the warrants, with our obligation capped at the maximum amount of €8 million in connection with the exercise of the put option. On August 8, 2022, we received written notice from EIB exercising its put option under its Series C warrants described in Notes 5 and 16 to MariaDB’s unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus. As a result of EIB’s exercise of its put option, we are required to repurchase 5,000,194 warrants at the maximum purchase price of €8 million. We are obligated to repurchase the warrants within 30 days after receipt of the notice from EIB. The remaining warrants held by EIB are probable to be settled prior to the Business Combination, or shortly thereafter, at a settlement price to be determined pursuant to the Finnish Companies Act.

On March 2, 2022, in connection with the Series D Preferred Shares financing, the Capital Loan became due. We repaid the outstanding principal of $11.6 million and accrued interest of $1.1 million.

Cash Flows

The following table presents a summary of our cash flows for the nine months ended June 30, 2022 and 2021 and the years ended September 30, 2021 and 2020:

	For the nine months ended June 30,		For the year ended September 30,
	2022	2021	2021	2020
	(in thousands)
Net cash provided by (used in)
Operating activities	$(31,965)	$(14,736)	$(18,537)	$(23,480)
Investing activities	$(35,546)	$(308)	$(419)	$(386)
Financing activities	$90,260	$8	$26	$42,512

Operating activities

Cash used in operating activities consists mainly of our net loss adjusted for certain non-cash items, including stock-based compensation, depreciation of property and equipment, changes in fair value of warrant liabilities, amortization of acquired intangible assets, non-cash operating lease costs, amortization of deferred commissions, amortization of debt discount, loss on extinguishment of debt, net foreign exchange differences and changes in operating assets and liabilities during the period.

For the nine months ended June 30, 2022, cash used in operating activities was $32 million, primarily consisting of our net loss of $37 million, adjusted for non-cash income of $2.4 million and net cash inflows of $2.6 million provided by changes in our operating assets and liabilities. Non-cash income included $4.6 million of foreign currency gains, offset by a change in the fair value of warrant liability of $4.4 million and other normal recurring non-cash charges. The main driver of the changes in operating assets and liabilities was a decrease in accounts receivable due to the seasonality of sales, which are stronger in the second half of the fiscal year resulting in higher account receivable balances which are then subsequently collected in the following months.

For the nine months ended June 30, 2021, cash used in operating activities was $14.7 million, primarily consisting of our net loss of $17.8 million, adjusted for non-cash charges of $0.3 million and net cash inflows of $3.3 million provided by changes in our operating assets and liabilities. Non-cash charges consisted of income of $3.7 million reflecting the change in fair value of warrant liability, which was offset by other normal non-cash charges. The main driver of the changes in operating assets and liabilities was a decrease in accounts receivable due to the seasonality of sales, which are stronger in the second half of the fiscal year resulting in higher accounts receivable balances which are then subsequently collected in the following months.

For the year ended September 30, 2021, cash used in operating activities was $18.5 million, primarily consisting of our net loss of $25.4 million, adjusted for non-cash charges of $0.4 million and net cash inflows of $6.5 million provided by changes in our operating assets and liabilities. Non-cash charges consisted of a $3.6 million gain on the change in fair value of warrant liabilities, which was offset by other normal non-cash charges. The main driver of the changes in operating assets and liabilities was an inflow resulting primarily from increased deferred revenue related to prepaid contract arrangements, partially offset by a related increase in deferred commissions.

For the year ended September 30, 2020, cash used in operating activities was $23.5 million, primarily consisting of our net loss of $30.8 million, adjusted for non-cash charges of $10.3 million and net cash outflows of $2.9 million provided by changes in our operating assets and liabilities. Non-cash charges consisted primarily of foreign exchange adjustments, amortization of debt discounts, and changes in fair value of warrant liabilities, among other standard non-cash charges. The main driver of the changes in operating assets and liabilities was an increase in accounts receivable due to higher revenue, offset by an increase in deferred revenue related to prepaid contract arrangements.

Investing activities

Cash used in investing activities for the nine months ended June 30, 2022 and 2021 was $35.5 million and $0.3 million, respectively. The change in the nine months ended June 30, 2022 mainly resulted from the purchase of short-term investments of $35.3 million. The change in the nine months ended June 30, 2021 mainly resulted from the purchase of property and equipment to support operations.

Cash used in investing activities during the years ended September 30, 2021 and 2020 was $0.4 million and $0.4 million, respectively, resulting from the purchase of property and equipment to support operations.

Financing activities

Cash provided by financing activities for the nine months ended June 30, 2022, totaled $90.3 million and consisted of net proceeds for issuance of preferred stock of $95.5 million and net proceeds for the issuance of convertible notes of $5 million, offset by the repayment of borrowings under the EIB Capital Loan of $11.2 million.

Cash used in financing activities for the nine months ended June 30, 2021 was an immaterial amount and consisted proceeds from stock option exercises offset by principal repayments of long-term debt.

Cash provided by financing activities for year ended September 30, 2021 was an immaterial amount and consisted proceeds from stock option exercises offset by principal repayments of long-term debt.

Cash provided by financing activities for year ended September 30, 2020, totaled $42.5 million and consisted primarily of $25.6 million related to proceeds from issuance of preferred shares as well as $16.7 million in proceeds from issuance of long-term debt.

Qualitative and Quantitative Disclosures about Market Risk

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in interest rates and foreign currency exchange rates.

Interest Rate Risk

As of June 30, 2022, we had cash and cash equivalents of $24.4 million. On January 31, 2022, we closed our Series D capital raise. Currently, those funds along with our other cash balances are held in cash accounts and short-term investments. Our short-term goal is to invest a portion of our cash in short-to-medium term investments in accordance with the investment parameters laid out in our Investment Policy Strategy. Currently we have little exposure to market risk due to fluctuations in interest rates but may in the future depending on the nature of our investments. The rate of interest on our EIB Term Loan that was disbursed on October 11, 2019 is not tied to fluctuations in interest rates; therefore, any change in market rates is not expected to impact the current interest rate on our term loan.

As of June 30, 2022, we had investment securities consisting of $35.3 million in U.S. Treasury Bills, all of which mature in December 2022. As of June 30, 2022, we have invested in U.S. government treasury bills with a maturity of 180 days or less. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.

Foreign Currency Exchange Risk

We conduct business in several locations outside the U.S. with a portion of our operating expenses are denominated in the currencies of the countries in which our operations are located. These include Bulgaria, United Kingdom, Europe, and India among others. The volatility of exchange rates depends on many factors that we cannot forecast with reliable accuracy. We have experienced and will continue to experience fluctuations in foreign exchange gains (losses) related to changes in foreign currency exchange rates. In the event our foreign currency denominated assets, liabilities, revenue or expenses increase, our results of operations may be more greatly affected by fluctuations in the exchange rates of the currencies in which we do business. We have not engaged in the hedging of foreign currency transactions to date, although we may choose to do so in the future.

Critical Accounting Policies and Estimates

Our financial statements are prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, as well as related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Our estimates are based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Our actual results could differ from these estimates.

While our significant accounting policies are more fully described in Note 2 “Summary of Significant Accounting Policies” to our consolidated financial statements, we believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates and therefore involve a greater degree of estimation uncertainty.

Revenue Recognition

We derive our revenue from (1) database-related subscription solutions, including term license and post-contract customer support (“PCS”), (2) consumption-based database-as-a-service offerings, and (3) professional services revenue that includes remote database administrator, software installation, monitoring, maintenance, and reporting services.

We recognize revenue in accordance with Accounting Standards Codification, Revenue from Contracts with Customers (“ASC 606”), when a contract with a customer exists, the control of the promised goods or services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services, and when the identified performance obligation has been satisfied. A performance obligation is a promise in a contract to transfer a distinct good or service to the customer. The determination of distinct performance obligations may require judgment.

Our contracts with customers often contain multiple performance obligations that require an allocation of the transaction price to each performance obligation based on a relative standalone selling price. If the standalone selling price is not determinable, an estimate is used. We recognize revenue as the performance obligation is satisfied.

Determining whether products and services are considered distinct performance obligations that should be accounted for separately, versus together, may require judgment. For arrangements that contain multiple performance obligations we allocate the transaction price to the various performance obligations based on standalone selling price, or SSP. Therefore, judgment is required to determine SSP for each distinct performance obligation. We utilize several inputs when determining SSP, including sales of goods and services sold on a standalone basis, our overall pricing strategies, market conditions, including the geographic locations in which the products are sold, the useful life of our products, and market data. We may modify our go-to-market practices in the future, which may result in changes to SSP for one or more of our performance obligations. Any such changes to SSP could impact the pattern and timing of revenue recognition for identical arrangements executed in future periods but will not change the total revenue recognized for any given arrangement.

We have certain revenue contracts that involve the use of third-party vendors. As part of our product and service offerings we offer our customers with optional add-on tools that enables customers to utilize these third-party applications with our products. As such, these contracts with customers involve both the purchase and sale of services with the counterparty. In these arrangements, we assess each contract to determine if the revenue and expense should be presented on a gross or net basis. The determination as to whether revenue should be reported gross of amounts billed to customers (gross basis) or net of payments to the third vendors (net basis) requires judgment, which is based on our assessment of whether we are acting as the principal or an agent in the transaction. We have determined that we act as the principal with the optional add-on tools provided by vendors because we are the primary obligor in the arrangement, we direct the use of the add-on features, we establish pricing, and we establish and maintain a direct relationship with the customer. Based on these and other factors, we report revenue from contracts that involve the use of third-party vendors on a gross basis.

Goodwill Impairment Assessment

Goodwill represents the excess of cost over fair value of identified assets acquired and liabilities assumed by MariaDB in an acquisition of a business. The determination of the value of goodwill and intangible assets arising from a business combination requires extensive use of accounting estimates and judgments to allocate the purchase price to the fair value of the net tangible and intangible assets acquired. We test goodwill for impairment at least annually or more frequently whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. We use qualitative factors to determine whether it is more likely than not (likelihood of more than 50%) that the fair value of a reporting unit exceeds its carrying amount, including goodwill. Some of the qualitative factors considered in applying this test include consideration of macroeconomic conditions, industry and market conditions, cost factors affecting the business, and overall financial performance of the business. If qualitative factors are not deemed sufficient to conclude that it is more likely than not that the fair value of the reporting unit exceeds its carrying amount, then a one-step approach is applied in making an evaluation. The evaluation utilizes multiple valuation methodologies, including a market approach (market price multiples of comparable companies) and an income approach (discounted cash flow analysis). The computations require management to make significant estimates and assumptions, including, among other things, selection of comparable companies, the discount rate applied to future earnings reflecting a weighted average cost of capital, and earnings growth assumptions. A discounted cash flow analysis requires management to make various assumptions about future sales, operating margins, capital expenditures, working capital and growth rates. If the evaluation results in the fair value of the reporting unit being lower than the carrying value, an impairment charge is recorded.

Additionally, changes in the technology industry occur frequently and quickly. Therefore, there can be no assurance that a charge to operating expenses will not occur as a result of future goodwill impairment tests. To date, we have not recorded any impairment charges related to our goodwill.

Warrant Liability

We account for our preferred share warrants issued in connection with various financing transactions based upon the characteristics and provisions of the instrument. The preferred share warrants were issued for no cash consideration as detachable freestanding instruments but can be converted to convertible preferred shares at the holder’s option based on the exercise price of the warrant. However, the deemed liquidation provisions of the convertible preferred shares are considered contingent redemption provisions that are not solely within the control of MariaDB.

We recognize warrants to purchase shares of our convertible preferred shares as warrant liabilities, measured at fair value at inception and subsequently re-measured each reporting period with fair value gains and losses recognized in the consolidated statements of operations and comprehensive loss. We estimate the fair value of these liabilities using the Black-Scholes model and assumptions that are based on the individual characteristics of the warrants or instruments on the valuation date, as well as assumptions for expected volatility, expected life, yield, and risk-free interest rate. We will continue to adjust the liability for changes in fair value until the earlier of the exercise of the warrants, the expiration of the warrants, or until such time as the warrants are no longer considered a liability.

Stock Based Compensation

We recognize stock-based compensation expense for all stock awards based on the grant-date fair value of the awards. We use the Black-Scholes option pricing model for valuing stock option awards. The fair value of an award is recognized as an expense ratably over the requisite service period. We account for forfeitures as they occur.

The Black-Scholes option pricing model requires the input of highly subjective assumptions, including the fair value of the underlying common shares, the expected term of the option, the expected volatility of the market, price or our common shares, risk-free interest rates and the expected dividend yield of our common shares. The assumption used to determine the fair value of the option awards represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment.

Common Stock Share Valuations

The fair value of the common shares underlying our stock-based awards has historically been determined by our board of directors with input from management and corroboration from contemporaneous third-party valuations. We believe that our board of directors has the relevant experience and expertise to determine the fair value of our common shares. Given the absence of a public trading market of our common shares, and in accordance with the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, our board of directors exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of the fair value of our common shares at each grant date. These factors include:

•	Contemporaneous valuations of our common shares performed by independent third-party specialists;

•	The prices, rights, preferences, and privileges of our convertible preferred shares relative to those of our common shares;

•

The prices paid for common or convertible preferred shares sold to third-party investors by us and prices paid in secondary transactions for shares repurchased by us in arm’s-length transactions, including any tender offers;

•	The lack of marketability inherent in our common shares;

•	Our actual operating and financial performance;

•	Our current business conditions and projections;

•	The hiring of key personnel and the experience of our management;

•	The history of our company and the introduction of new products;

•	Our stage of development;

•	The likelihood of achieving a liquidity event, such as an initial public offering (IPO), a merger, or acquisition of our company given prevailing market conditions;

•	The operational and financial performance of comparable publicly traded companies; and

•	The U.S. and global capital market conditions and overall economic conditions.

In valuing our common shares, the fair value of our business was determined using various valuation methods, including combinations of income and market and asset approaches with input from management. The income approach estimates value based on the expectation of future cash flows that a company will generate. These future cash flows are discounted to their present values using a discount rate that is derived from an analysis of the cost of capital of comparable publicly traded companies in our industry or similar business operations as of each valuation date and is adjusted to reflect the risks inherent in our cash flows. The market approach estimates value based on a comparison of our company to comparable public companies in a similar line of business. From the comparable companies, a representative market value multiple is determined and then applied to the subject company’s financial forecasts to estimate the value of our company.

For each valuation, the fair value of our business determined by the income and market approaches was then allocated to the common shares using either 1) current value method, 2) the probability-weighted expected return method (PWERM), or the 3) the option-pricing method (OPM). Based on the analysis of these allocation methods, it was concluded that the Option Pricing Method was the most likely to provide meaningful valuation information.

Application of these approaches and methodologies involves the use of estimates, judgments, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and future cash flows, discount rates, market multiples, the selection of comparable public companies, and the probability of and timing associated with possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common shares.

For valuations after the closing of the Business Combination, the board of directors of the Combined Company will determine the fair value of each Combined Company Ordinary Share based on the closing price of the Combined Company Ordinary Shares as reported on the date of grant.

Income Tax Provision

The provision for income taxes in the historical consolidated statements of operations and comprehensive loss consists of local and foreign income taxes. Following this business combination, we will be subject to U.S. federal and state income taxes, in addition to local and foreign income taxes, with respect to our allocable share of any taxable income that will flow through to its interest holders, including us.

Taxes are accounted for using the asset and liability method of accounting. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax basis, using tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period when the change is enacted.

Deferred tax assets are reduced by a valuation allowance when it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized. Significant judgment is required in determining any valuation allowance recorded against deferred tax assets. In assessing the realizability of our deferred tax assets, we review all available positive and negative evidence, including reversal of deferred tax liabilities, potential carrybacks, projected future taxable income, tax planning strategies, and recent financial performance. As we have sustained a cumulative pre-tax loss, we considered it appropriate to maintain a full valuation allowance against our deferred tax assets at June 30, 2022 and 2021, and September 30, 2021 and 2020, respectively. We intend to continue maintaining a full valuation allowance on our deferred tax assets until there is sufficient evidence to support the reversal of all or some portion of these allowances. Release of the valuation allowance could result in the recognition of certain deferred tax assets and liabilities in the period the release is recorded. However, the exact timing and amount of the valuation allowance release are subject to change on the basis of the level of profitability that we are able to actually achieve.

U.S. GAAP requires us to recognize tax benefits in an amount that is more-likely-than-not to be sustained by the relevant taxing authority upon examination. We analyze our tax filing positions in all of the U.S. federal, state, local and foreign tax jurisdictions where we are required to file income tax returns, as well as for all open tax years in these jurisdictions. If, based on this analysis, we determine that uncertainties in tax positions exist that do not meet the minimum threshold for recognition of the related tax benefit, a liability is recorded in the combined financial statements. We recognize interest and penalties, if any, related to unrecognized tax benefits as general and administrative expenses in the combined statements of operations. If recognized, the entire amount of unrecognized tax positions would be recorded as a reduction in the provision for income taxes.

Tax laws are complex and subject to different interpretations by the taxpayer and respective governmental taxing authorities. Significant judgment is required in determining tax expense and in evaluating tax positions, including evaluating uncertainties under U.S. GAAP. We review our tax positions quarterly and adjust our tax balances as new information becomes available.

Recent Accounting Pronouncements

For more information, see Note 2 to MariaDB’s consolidated financial statements included elsewhere in this proxy statement/prospectus.

Emerging Growth Company and Smaller Reporting Company Status

We are an “emerging growth company,” as defined in the JOBS Act. The JOBS Act provides that an “emerging growth company” can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an “emerging growth company” to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption and, therefore, for new or revised accounting standards applicable to public companies, we will be subject to an extended transition period until those standards would otherwise apply to private companies. We have elected to use the extended transition period under the JOBS Act until the earlier of the date we (i) are no longer an “emerging growth company” or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates. The Combined Company will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of Combined Company Ordinary Shares that is held by non-affiliates equals or exceeds $700 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which the Combined Company has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which the Combined Company has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) September 30, 2026.

Additionally, the Combined Company will qualify as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. The Combined Company will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of Combined Company ordinary shares held by non-affiliates exceeds $250 million as of the end of that year’s second fiscal quarter, or (ii) its annual revenues exceeded $100 million during such completed fiscal year and the market value of Combined Company ordinary shares held by non-affiliates equals or exceeds $700 million as of the end of that year’s second fiscal quarter. To the extent Combined Company takes advantage of such reduced disclosure obligations, it may also make comparison of its financial statements with other public companies difficult or impossible.

MANAGEMENT OF THE COMBINED COMPANY

Management of the Combined Company

MariaDB and APHC anticipate that the current executive officers of MariaDB will become the executive officers of the Combined Company and certain directors of MariaDB and APHC will become directors of the Combined Company following the closing of the Merger. The persons listed below are the executive officers and directors expected to serve in those roles for the Combined Company immediately following the closing of the Merger.

Name	Age	Position(s)
Executive Officers:
Michael Howard	62	Chief Executive Officer and Director
Jon Bakke	52	Chief Revenue Officer
Franz Aman	60	Chief Marketing Officer

Directors (Non-Employee):

Alexander B. Suh	61	Director
Dr. Theodore T. Wang	55	Director
Christine Russell	73	Director
Harold R. Berenson	65	Director
Jurgen Ingels	51	Director

Executive Officers

Michael Howard has served as Chief Executive Officer and Director of MariaDB since December 2015. Prior to that, Mr. Howard served as CEO of C9 Inc., a provider of SaaS applications, through its acquisition by InsideSales.com. Mr. Howard previously served as Chief Marketing Officer at Greenplum (now Pivotal), the big data division of EMC Corporation, a provider of enterprise storage systems, software and networks, as well as CEO at Ingrian Networks and OuterBay Technologies. In addition, he served as Vice President and General Manager, Internet Division at Veritas Technologies, a data management company, and Vice President, Data Warehousing and Integration Technologies at Oracle Corporation, a global technology company. Mr. Howard studied Slavic Languages and Literature and Computer Science from the University of California, Berkeley. As the Chief Executive Officer of MariaDB and with his broad experience in the software, including database solutions, industry, we believe Mr. Howard is qualified to serve as a member of the Combined Company’s Board of Directors.

Jon Bakke has served as Chief Revenue Officer of MariaDB since May 2017. Mr. Bakke previously was an Executive Vice President, including of Worldwide Sales, at MarkLogic Corporation, a database solutions company, from 2011 to 2017. Prior to that, he worked in management at several technology-based companies, including Oracle Corporation, where he helped provide critical business systems to a wide range of industries across the globe. Mr. Bakke holds a Master’s degree in Music Performance from East Carolina University and a BA in Music Performance from St. Cloud State University.

Franz Aman has served as Chief Marketing Officer of MariaDB since February 2018. In addition, Mr. Aman was founder of The Marketing Data Lake Company, a marketing company focused on B2B, which was in operation from February 2017 through December 2020. Previously, he served as Senior Vice President, Marketing Strategy and Operations for Informatica, an enterprise data management company, from 2013 to 2017. Prior to that, Mr. Aman held numerous management positions with leading technology companies, including SAP, BusinessObjects, BEA Systems, SGI and Sun Microsystems. Mr. Aman holds a degree in Geophysics from Ludwig-Maximilians-Universität, Munich, Germany.

Directors (Non-Employee)

Alexander B. Suh has served as a member of the Board of Directors of MariaDB since 2012. Mr. Suh is a founding Managing Director of California Technology Ventures, LLC, a Southern California venture capital firm focusing on, among other things, information technology, and has served as a Managing Director since 1999. Mr. Suh is also a founding Managing Director of J.J. Jacobs Enterprises, LLC and Jacobs Capital Group, LLC, a Pasadena, California-based venture capital firm and a fund-of-fund firm that offers strategic partnerships with California Technology Ventures, where he has served as a Managing Director between 1993 and 2005, respectively. In addition, Mr. Suh served or has served on numerous for-profit and non-profit boards over the years, including serving on the board of AIVITA Biomedical, Inc., a cell therapy research and development company, since 2016, Gamevice, a game controller designer and engineer, since 2017, and ClearFlow Inc., a company offering a suite of cardiac clearance technologies, since 2011. Mr. Suh graduated from the University of Denver’s School of Business with a BSBA in Management. We believe Mr. Suh is qualified to serve on our Board of Directors given his extensive experience in investment and finance, including in the information technology industry, as well as his broad range of service on company boards, including his service on the MariaDB Board and the knowledge that service brings to the Combined Company’s Board.

Dr. Theodore T. Wang is the co-founder of APHC and serves as the chairman of the APHC board of directors and chief executive officer of APHC. Dr. Wang is the co-manager of the Sponsor. Dr. Wang has more than 25 years of experience in finance and investing. He was a Partner of Goldman Sachs, where he held many leadership positions over the course of his 18-year tenure. He joined Goldman Sachs in 1996 and was named Managing Director and Head of U.S. Convertibles Trading in 2002. In 2006, he was named a Partner and Co-Head of U.S. Stock Trading, Stock Options Trading, Convertibles Trading, Risk Arbitrage and Franchise Risk Management. In 2009, he became Global Co-COO of One Delta Trading, and in 2012 became the unit’s Global Co-Head as well as Co-Head of Equities Trading for the Americas. Upon retiring from Goldman Sachs in 2014, Dr. Wang founded Puissance Capital Management, an asset management firm primarily focusing on investing in innovative healthcare companies in the United States and China. In 2014, he founded Angel Pond Capital LLC, which became an operational broker/dealer firm in 2017 and focuses on advisory services in the life science sector. Dr. Wang serves on the board of one U.S. public company, Bellerophon Therapeutics, and serves on the board of a privately-held company in China, Angel Pharmaceuticals, which he co-founded. He also serves as an independent director on the Audit Committee of Fiduciary Trust Company, a Division of Franklin Templeton. Dr. Wang previously served as an independent director of Tracon Pharmaceuticals, Inc. until June 2019, of ViewRay, Inc. until July 2019 and of Ekso Bionics Holdings, Inc. until February 2021. Dr. Wang holds a Ph.D in Physics from the University of Minnesota, an MBA from the University of Texas, Austin, and a B.S. from Fudan University in Shanghai, China. He is a trustee of the Dunhuang Foundation, and a member of Committee of 100, an organization of distinguished Chinese Americans with a mission to improve US-China relations. We believe that Dr. Wang is qualified to serve on the Combined Company Board because of his deep financial expertise and his many years of experience in leadership roles, including board positions.

Christine Russell has served as a member of the Board of Directors of MariaDB since July 2022. From July 2018 to September 2020, Ms. Russell served as CFO of PDF Solutions, Inc., a SaaS software company in the semiconductor industry. From March 2015 to March 2018, she was CFO of UniPixel, Inc., a touch sensor film company. Prior to that, Ms. Russell held numerous senior financial management positions, including as CFO, at numerous companies, including Vendavo, Inc., EAG, Inc., Virage Logic, OuterBay Technologies, Ceva, Inc., and Cygnus Solutions. She led the successful IPOs of Persistence Software and Valence Technology. Since 2005 and 2017, respectively, Ms. Russell has served on the board of directors and as audit committee chair of QuickLogic Corporation, a public company in the semiconductor industry, and eGain Corporation, a public company providing customer service infrastructure software solutions. In addition, she joined the board of AXT, Inc., a public company in the semiconductor industry, in December 2019. Ms. Russell has also served on the board of iCoin Technology since March 2021. She is the Past President of Financial Executives International (Silicon Valley Chapter), Past President of the National Association of Corporate Directors (Silicon Valley Chapter), and Past President and Chairman Emeritus of Silicon Valley Directors Exchange. Ms. Russell holds a B.A. and M.B.A. in finance from the University of Santa Clara. We believe Ms. Russell is qualified to serve on our Board of Directors given her extensive financial and management experience as an executive at multiple public companies and numerous fund-backed companies, as well as her broad range of service on public and private company and other boards, and the deep knowledge that service brings to the Combined Company’s Board.

Harold R. Berenson has served as a member of the Board of Directors of MariaDB since September 2022. Mr. Berenson is the founder of Gaia Platform, a platform for developing applications for Autonomous Machines, and served in this role from March 2018 to March 2022. He is the President of True Mountain Group, LLC, a software engineering and management consultancy that he founded in 2002. Mr. Berenson served as VP, Relational Database Services at Amazon Web Services from August 2014 to October 2017. He was the co-founder and President of PredictableIT, a SaaS/infrastructure-as-a-service startup, from January 2005 to October 2006. Mr. Berenson is a former senior engineering executive at Microsoft Corporation, and served as Distinguished Engineer from November 2006 to October 2010, and as General Manager from April 1994 to April 2002. Prior to this, he served as Senior Consulting Engineer at Digital Equipment Corporation for 18 years. Mr. Berenson served on the board of directors of Auger.AI, a private company focused on automated machine learning, from December 2017 to March 2022. We believe Mr. Berenson is qualified to serve on our Board of Directors given his extensive technical and management experience, including in the cloud computing industry.

Jurgen Ingels has served as a member of the Board of Directors of MariaDB since May 2020. Mr. Ingels is the Founder and Managing Partner of SmartFin, a growth stage private equity fund that he founded in December 2014. Prior to this, Mr. Ingels was the Founder and Chief Financial Officer of Clear2Pay, a global payments software technology company, from 1999 until October 2014, when it was acquired by FIS Global. Mr. Ingels previously held the position of Senior Investment Manager at Dexia NV/S.A. from 1997 to 2001. Mr. Ingels has served on the board of directors of Materialise, a public company in the 3D printing/additive manufacturing sector, since November 2013. He has been an advisory board member of NPM Capital since March 2022 and has served on the Investment Committee of Tioga Capital Partners since July 2020. Mr. Ingels currently serves on numerous private company boards and has been a member of different audit committees, including Ghelamco, since June 2017, Itineris, since May 2012 and Projective, since December 2011. Mr. Ingels holds a Master of Science degree in Political and Social Sciences and an MBA from the University of Antwerp. We believe Mr. Ingels is qualified to serve on our Board of Directors given his extensive experience in investment and finance, as well as his broad range of service on company boards, including his service on the MariaDB Board and the knowledge that service brings to the Combined Company’s Board.

Family Relationships

There are no family relationships among any of the expected Combined Company’s directors or executive officers.

Corporate Governance

Composition of the Board of Directors

Pursuant to the Irish Companies Act and the Amended Irish Holdco Memorandum and Articles of Association, the Combined Company Board will be responsible for the management of the business of the Combined Company and will serve as the ultimate decision-making body of the Combined Company except for those matters reserved under Irish law to the Combined Company’s shareholders. The Combined Company Board will oversee the Combined Company’s management team to whom it will delegate the power to manage the Combined Company’s day-to-day operations. While the Combined Company Board’s oversight role is very broad and may concentrate on different areas from time to time, its primary areas of focus will be strategy, oversight, governance, risk, and compliance, as well as assessing management and making changes as circumstances warrant. In certain of these areas, responsibility will be conferred on the Combined Company Board’s committees, which in turn will be responsible for reporting to the Combined Company Board on their activities and actions.

In accordance with the terms of the proposed Amended Irish Holdco Memorandum and Articles of Association, which will be adopted shortly prior to the Merger Effective Time, the Combined Company Board shall establish the authorized number of directors from time to time by resolution, which number shall not be less than two. Upon the closing of the Merger, the Combined Company Board is expected to consist of six members. In accordance with the Amended Irish Holdco Memorandum and Articles of Association, the Combined Company Board will initially be divided into three classes: Class I, Class II and Class III. The term of the initial Class I directors shall terminate at the conclusion of the Combined Company’s 2023 annual general meeting; the term of the initial Class II directors shall terminate at the conclusion of the Combined Company’s 2024 annual general meeting; and the term of the initial Class III directors shall terminate at the conclusion of the Combined Company’s 2025 annual general meeting. At each annual general meeting of the Combined Company beginning with the Combined Company’s 2023 annual general meeting, all of the directors of the class of directors whose term expires at the conclusion of that applicable annual general meeting shall retire from office unless re-elected, and re-elected directors and successors to that class of directors shall be elected for a three-year term.

It is expected the Combined Company’s initial directors will be divided among the three classes as follows:

•	the initial Class I directors will be Christine Russell and Jurgen Ingels, and their terms will expire at the annual general meeting to be held in 2023;

•	the initial Class II directors will be Harold R. Berenson and Theodore T. Wang, and their terms will expire at the annual general meeting to be held in 2024; and

•	the Class III directors will be Alexander B. Suh and Michael Howard, and their terms will expire at the annual general meeting to be held in 2025.

If the number of directors is changed, any increase or decrease shall be apportioned among the classes in order to maintain the number of directors in each class as nearly equal as possible or as the Chair of the Combined Company Board may otherwise direct. In no case will a decrease in the number of directors shorten the term of any incumbent director.

A director shall generally hold office until the conclusion of the annual general meeting for the year in which such director’s term expires and until such director’s successor shall be elected, subject to prior death, resignation, retirement, disqualification or removal from office.

Any vacancy on the Combined Company Board, including a vacancy that results from an increase in the number of directors or from the death, resignation, retirement, disqualification or removal of a director, generally, can only be filled by (i) the decision of a majority of the Board then in office, provided that a quorum is present and provided that the appointment does not cause the number of directors to exceed any number fixed in accordance with the Amended Irish Holdco Memorandum and Articles of Association as the maximum number of directors, or (ii) by the Company in a general meeting.

The division of the Combined Company Board into three classes with staggered three-year terms may delay or prevent a change of the management or a change in control of the Combined Company.

Director Independence

Following the closing of the Merger, the Combined Company will have securities listed on the NYSE. Under the rules of the NYSE, independent directors must generally comprise a majority of a listed company’s board of directors. In addition, the rules of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation and governance committees be independent. Under the rules of the NYSE, a director will only qualify as an “independent director” if that company’s board of directors affirmatively determines that such person does not have a material relationship with the listed company. Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act and certain other rules of the NYSE. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and certain other rules of the NYSE.

In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act and under other applicable rules of the NYSE, a member of an audit committee of a listed company may not, other than in such member’s capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

To be considered independent for purposes of Rule 10C-1 under the Exchange Act and under the rules of the NYSE, the board of directors must affirmatively determine that the member of a compensation committee is independent, including following consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and (ii) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

APHC expects that each of the individuals expected to serve on the board of the Combined Company will be considered an “independent director” as defined under the listing requirements and rules of the NYSE and the applicable rules of the Exchange Act, other than Dr. Wang and Mr. Howard due to his expected position as Chief Executive Officer of the Combined Company.

Role of the Board in Risk Oversight

Upon the closing of the Merger, one of the key functions of the Combined Company Board will be to provide informed oversight of the Combined Company’s risk management processes as designed and implemented by the Combined Company’s management. The Combined Company Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the Combined Company Board as a whole, as well as through, and with appropriate updates from, the various standing Committees of the Combined Company Board that address risks inherent in their respective areas of oversight. In particular, the Combined Company Board will be responsible for monitoring and assessing strategic, business plan and capital risk exposures, while the Combined Company’s Audit Committee will have the responsibility to consider and discuss the Combined Company’s enterprise risk management and major financial risk exposures and the steps management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee will also monitor compliance with applicable financial, legal and regulatory requirements. The Combined Company’s Compensation and Human Resources Committee will assess and monitor whether the Combined Company’s compensation and human resources plans, policies and programs comply with applicable legal and regulatory requirements and consider related risks. The Governance and Sustainability Committee will oversee the Combined Company’s overall corporate governance profile and ratings, Board and Committee composition and structure and director independence, as well as environmental, social and other governance-related matters, and consider related risks.

Committees of the Combined Company Board

The Combined Company Board will have an Audit Committee, Compensation and Human Resources Committee and Governance and Sustainability Committee upon the closing of the Merger. The composition and some of the duties and responsibilities of each of these Committees is described below. Members of these Committees will serve until their resignation or until as otherwise determined by the Combined Company Board.

Audit Committee

Christine Russell, Jurgen Ingels, and Alexander B. Suh are expected to serve as members of the Combined Company’s Audit Committee. Under the NYSE listing standards and rules and applicable SEC rules, the members on the Audit Committee must generally be independent. The APHC Board of Directors expects that each of Christine Russell, Jurgen Ingels, and Alexander B. Suh will be deemed independent under the NYSE listing standards and rules and applicable SEC rules. Christine Russell is expected to serve as the Chair of the Audit Committee. Each member of the Audit Committee is expected to be financially literate and the APHC Board of Directors expects that each of Christine Russell, Jurgen Ingels, and Alexander B. Suh qualifies as an “audit committee financial expert” as defined in applicable SEC rules. The Audit Committee will be responsible for, among other things, the following matters:

•	assisting the Combined Company Board in overseeing the corporate accounting and financial processes;

•

selecting a qualified firm to serve as the independent registered public accounting firm to audit the Combined Company’s financial statements and determining the compensation and oversight of the work of the independent registered public accounting firm for the purpose of preparing or issuing an audit report or related work;

•	helping to ensure the independence and performance of the Combined Company’s independent registered public accounting firm;

•

discussing the scope and results of the audit with the Combined Company’s independent registered public accounting firm and reviewing, with management and the independent registered public accounting firm, the Combined Company’s interim and year-end financial statements;

•	establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

•	reviewing and overseeing the Combined Company’s policies and processes on risk assessment and risk management, including enterprise risk management;

•	reviewing the adequacy and effectiveness of the Combined Company’s internal control policies and procedures and disclosure controls and procedures;

•	reviewing policies, processes and matters regarding related person transactions;

•

approving or, as required, pre-approving, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the Combined Company’s independent registered public accounting firm; and

•	reviewing legal and related matters that could have a significant impact on the Combined Company’s financial statements and compliance with applicable laws

The Combined Company Board will adopt a written charter for the Audit Committee, which will be made available on the Combined Company’s website upon the completion of the Business Combination.

Compensation and Human Resources Committee

Jurgen Ingels and Harold R. Berenson are expected to serve as members of the Combined Company’s Compensation and Human Resources Committee. Under the NYSE listing standards and rules, the members on the Compensation and Human Resources Committee must generally be independent. The APHC Board of Directors expects that Jurgen Ingels and Harold R. Berenson will both be deemed independent and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. Jurgen Ingels is expected to serve as the Chair of the Compensation and Human Resources Committee. The Compensation and Human Resources Committee will be responsible for, among other things, the following matters:

•	reviewing, approving and determining the compensation of the Combined Company’s executive officers, including the Chief Executive Officer, and certain other key employees;

•	reviewing, approving and determining compensation and benefits, including equity awards, to non-employee directors for service on the Combined Company Board or any Committee thereof;

•

reviewing, approving and, in certain situations, making recommendations to the Combined Company Board regarding incentive compensation and equity compensation plans and other compensatory arrangements;

•	administering the Combined Company’s equity and various other benefit plans, including incentive plans;

•	establishing and reviewing general policies and the overall philosophy relating to compensation and benefits of the Combined Company’s employees; and

•

reviewing the Combined Company’s strategies and policies relating to human capital management, including with respect to workplace environment and culture, pay equity and talent attraction and retention.

The Combined Company Board will adopt a written charter for the Compensation and Human Resources Committee, which will be made available on its website upon the completion of the Business Combination.

Governance and Sustainability Committee

Alexander B. Suh and Christine Russell are expected to serve as members of the Combined Company’s Governance and Sustainability Committee. Under the NYSE listing standards and rules, the members on the Governance and Sustainability Committee must generally be independent. The APHC Board of Directors expects that Alexandar B. Suh and Christine Russell will both be deemed independent. Alexander B. Suh is expected to serve as the Chair of the Governance and Sustainability Committee. The Governance and Sustainability Committee is responsible for, among other things, the following matters:

•

identifying (including taking into consideration the diversity of the Board), evaluating and selecting, or making recommendations to the Combined Company Board regarding, nominees for election to the Combined Company Board and its Committees, as well as regarding who shall chair such bodies;

•	periodically evaluating the performance of the Combined Company Board and its Committees, including individual directors;

•	developing and making recommendations to the Combined Company Board regarding corporate governance guidelines and other governance matters;

•	overseeing the Combined Company’s programs, policies and practices relating to environmental, social and governance (“ESG”) matters;

•

reviewing developments in corporate governance practices, including those relating to ESG matters, and evaluating the adequacy of the Combined Company’s corporate governance practices and reporting; and

•

overseeing sustainability matters, including through the review of relevant metrics, emerging trends, overall performance, risks and opportunity assessments, and management processes related to the Combined Company’s ESG initiatives.

The Combined Company Board will adopt a written charter for the Governance and Sustainability Committee, which will be made available on its website upon the completion of the Business Combination.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

The Combined Company Board will adopt Corporate Governance Guidelines that address governance related matters, such as the qualifications and responsibilities of directors and director candidates and corporate governance policies and standards. In addition, the Combined Company’s Board will adopt a Code of Business Conduct and Ethics that will apply to all employees, officers and directors, including the Chief Executive Officer and other executive and senior financial officers. The full texts of the Combined Company’s Corporate Governance Guidelines and Code of Business Conduct and Ethics will be posted on the Corporate Governance portion of the Combined Company’s website. In addition, the Combined Company will post amendments to its

Code of Business Conduct and Ethics and any required disclosures and related waivers for directors and officers, on the same website.

Compensation and Human Resources Committee Interlocks and Insider Participation

None of the expected members of the Combined Company’s Compensation and Human Resources Committee has ever been an executive officer or employee of MariaDB. None of the Combined Company’s executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that is expected to serve as a member of the Combined Company Board or Compensation and Human Resources Committee.

Limitation on Liability and Indemnification of Directors and Officers of the Combined Company

The Amended Irish Holdco Memorandum and Articles of Association will provide the Combined Company Board with discretion to indemnify directors, officers, and certain other key persons when determined appropriate by the Combined Company Board. For more information regarding director and officer indemnification, see the section titled “Description of the Combined Company’s Securities—Limitation of Liability and Indemnification.”

EXECUTIVE AND DIRECTOR COMPENSATION OF MARIADB

This section discusses the material components of the executive compensation program for MariaDB’s named executive officers who are identified in the Summary Compensation Table below. This discussion contains forward-looking statements that are based on MariaDB’s and the Combined Company’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that may be adopted following the completion of the Business Combination may differ materially from the existing and currently planned programs summarized or referred to in this discussion. For purposes of this section of the proxy statement/prospectus, “MariaDB” refers to MariaDB and its subsidiaries and the “Combined Company” refers to the Combined Company and its subsidiaries, unless the context otherwise requires.

Overview of Executive Compensation

MariaDB has opted to comply with the executive compensation disclosure rules applicable to emerging growth companies, as APHC is an emerging growth company and the Combined Company is expected to be one. The scaled down disclosure rules are those applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for MariaDB’s principal executive officer and its two other most highly compensated executive officers whose total compensation for fiscal year 2022 exceeded $100,000, who were serving as executive officers as of September 30, 2022, the end of MariaDB’s last fiscal year, and who are expected to serve as executive officers of the Combined Company. MariaDB refers to these individuals as “named executive officers.”

MariaDB (and the Combined Company) expects that the executive compensation program will evolve to reflect the status of a newly publicly traded company, while still supporting the overall business and compensation objectives of the Combined Company. In connection with the Business Combination, MariaDB has retained an independent executive compensation consultant to help advise on the executive and non-employee director compensation program.

Fiscal Year 2022 Compensation of Named Executive Officers

For the fiscal year ended September 30, 2022, MariaDB’s named executive officers were the following, each of whom served in the position listed below at both MariaDB and its U.S. subsidiary, MariaDB USA:

•	Michael Howard, Chief Executive Officer

•	Jon Bakke, Chief Revenue Officer

•	Franz Aman, Chief Marketing Officer

The objective of MariaDB’s executive compensation program is to provide a total compensation package that enables MariaDB to attract, retain and motivate outstanding individuals, align the interests of the executive officers with those of MariaDB’s shareholders and encourage individual and collective contributions to the successful execution of MariaDB’s short-term and long-term business strategies. The compensation program for MariaDB’s named executive officers includes base salary, incentive bonuses and stock options, as well as participation in employee benefit plans generally available to all employees. MariaDB’s Board of Directors has generally approved the compensation of the named executive officers.

Salary

Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of the executive compensation program. In general, base salaries are set at a level that is commensurate with the executive’s duties and authorities, contributions and prior experience. Please see the “Salary” column in the Summary Compensation Table for the base salary amounts paid to the named executive officers for their services in fiscal years 2022 and 2021.

Annual Incentive Compensation

MariaDB offers an annual incentive program for its executive officers to incentivize them to achieve financial and operating performance metrics. Annual incentive target opportunities may be set as either a percentage of an executive officer’s base salary or as a fixed dollar amount. For fiscal years 2022 and 2021, Mr. Howard’s target bonus opportunity was equal to 50% of base salary. The target bonus opportunities for each of Mr. Bakke and Mr. Aman were equal to 100% and 50% of base salary, respectively, for such years. Bonuses are typically paid quarterly based on achievement of performance goals and subject to the named executive officer’s continued employment until the payment date. The bonus opportunities for Mr. Howard were based on a combination of annual recurring revenue (“ARR”) goals (as such term “ARR” is described in the section titled “MariaDB Management’s Discussion and Analysis of Financial Condition and Results of Operations”) for each of the quarters of fiscal years 2022 and 2021 and an EBITDA goal for each such fiscal year, with the goals weighted 80% and 20%, respectively, for each fiscal year. Mr. Bakke’s and Mr. Aman’s bonus opportunities for all quarters of fiscal years 2022 and 2021 were based solely on ARR.

MariaDB Equity Awards

MariaDB has historically granted equity awards to its employees, including to its named executive officers, in the form of stock options, to attract, retain and incentivize employees and align their interests with those of shareholders. Stock options are typically granted to employees upon hire and thereafter on a discretionary basis generally by either MariaDB’s Board of Directors or, with respect to grants to the non-executive employees, the compensation committee of MariaDB’s Board of Directors. While vesting schedules can vary, stock options granted to employees generally vest over a period of four years, with 25% vesting on the one year anniversary of the vesting commencement date for the award and the remainder vesting over the next 12 quarters, subject to the employee’s continuous employment or service through each vesting date. Certain options granted to the named executive officers are eligible for accelerated vesting upon a change of control, described below under “Employment Agreements and Offer Letters.” The Business Combination is not expected to constitute a change of control that would result in accelerated vesting of outstanding options.

Options are granted with an exercise price equal to at least the fair market value of the underlying shares on the grant date, with the exercise price denominated in Euros. No options were granted to the named executive officers in fiscal year 2022. In fiscal year 2021, Mr. Howard was granted a stock option for 740,000 shares on March 31, 2021, and Mr. Aman was granted a stock option for 20,000 shares on December 10, 2020. Mr. Bakke did not receive an option grant in fiscal year 2021. Please see the “Option Awards” column in the Summary Compensation Table, including the footnotes thereto, for information about stock options granted to the named executive officers in the years indicated. The Outstanding Equity Awards at 2022 Fiscal Year-End table also contains information about options held by the named executive officers as of the end of fiscal year 2022.

Employee Benefits

MariaDB’s named executive officers receive health and welfare benefits under the same broad-based benefit plans as other salaried employees. These benefits include medical, dental and vision benefits, short-term and long-term disability insurance, accidental death and dismemberment insurance, basic life insurance and eligibility to participate in MariaDB’s 401(k) Plan.

MariaDB maintains a tax-qualified 401(k) Plan which allows eligible participants in the United States to defer a percentage of cash compensation up to the maximum amount allowed under Internal Revenue Service guidelines. During fiscal years 2022 and 2021, MariaDB did not provide any matching or company contributions to the plan, and participants were always fully vested in their contributions to the plan. MariaDB does not maintain, sponsor or otherwise have any liability with respect to any defined benefit pension plan or nonqualified deferred compensation plan.

SUMMARY COMPENSATION TABLE

The following table provides information regarding the total compensation awarded to, earned by or paid to MariaDB’s named executive officers during the fiscal years ended September 30, 2022 and 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Michael Howard	2022	362,500	—	—	—	142,031	(2)	—	133,250	(3)	637,781
Chief Executive Officer	2021	362,500	—	—	58,960	174,040		—	—		595,500

Jon Bakke	2022	279,167	—	—	—	273,042	(2)	—	—		552,209
Chief Revenue Officer	2021	270,000	—	—	—	257,783		—	—		527,783

Franz Aman	2022	295,833	—	—	—	115,928	(2)	—	—		411,761
Chief Marketing Officer	2021	290,000	—	—	1,649	105,022		—	—		396,671

(1)

The amounts in this column represent the aggregate grant date fair value of options computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (ASC Topic 718) rather than the amounts paid to or realized by the named executive officers. Assumptions used in the calculation of these amounts are described in note 8 of MariaDB’s consolidated financial statements included in this proxy statement/prospectus.

(2)

Bonus amounts are based on achievement for ARR goals for the four fiscal quarters of fiscal year 2022. The portion of the bonus payable to Mr. Howard based on achievement of the EBITDA goal has not yet been determined. It is expected that this amount will be determined during the first quarter of fiscal year 2023.

(3)	Reflects tax reimbursement in connection with option exercise.

OUTSTANDING EQUITY AWARDS AT 2022 FISCAL YEAR-END

The following table sets forth certain information with respect to outstanding equity awards held by MariaDB’s named executive officers as of September 30, 2022. Except for stock options, the named executive officers held no other equity awards as of September 30, 2022.

Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)(1)	Option Expiration Date
Michael Howard	12/01/2015	1,938,322	—		0.08	12/01/2025
	10/29/2019	771,431	1,282,469	(2)	0.10	10/29/2029
	03/31/2021	185,000	462,500	(3)	0.17	03/31/2031
Jon Bakke	06/22/2017	2,105,693	—		0.10	12/13/2027
Franz Aman	03/30/2018	206,428	—		0.10	03/30/2028
	12/10/2020	8,750	11,250	(4)	0.17	12/10/2030

(1)	The exercise prices are denominated in Euros. The amounts reported have been converted from Euros to U.S. dollars based on a September 30, 2022 conversion ratio of $0.9785 U.S. dollar for each Euro.
(2)

This option vests as follows: 12.5% vests on the date that is six months from the vesting commencement date and the remainder vests in equal quarterly installments thereafter for 14 quarters, subject to continuous employment or service through each vesting date.

(3)	This option vests as follows: 6.25% vests each quarter following the vesting commencement date, subject to continuous employment or service through each vesting date.
(4)

This option vests as follows: 25% vests on the first anniversary of the vesting commencement date and the remainder in equal quarterly installments thereafter for three years, subject to continuous employment or service through each vesting date.

Employment Agreements and Offer Letters

MariaDB has entered into offer letters or employment agreements with each of its named executive officers, the terms of which are described below. Each of MariaDB’s named executive officers is also a party to MariaDB’s Confidential Information and Invention Assignment Agreement. MariaDB (or the Combined Company) may enter into new employment agreements with each of the then serving named executive officers that will govern the terms of their continuing employment following the completion of the Business Combination.

Michael Howard.

Initial Offer Letter. Michael Howard entered into an offer letter with MariaDB Corporation AB, dated November 4, 2015, to serve as Chief Executive Officer of MariaDB USA, Inc. The terms of the offer letter applied until October 2022, at which time MariaDB’s Board of Directors approved new compensation terms for Mr. Howard. Under the offer letter, Mr. Howard’s base salary is $300,000, subject to at least annual review. Mr. Howard is eligible to participate in MariaDB’s management performance bonus plan with a target bonus amount of up to 50% of base salary, with performance objectives to be established and measured on a semiannual basis. Bonus payments are subject to Mr. Howard’s continued employment on the payment date. In connection with commencement of employment, Mr. Howard was eligible to receive an initial stock option for that number of shares equal to 5.5% of MariaDB’s then fully diluted ordinary shares (including an additional grant granted in 2016 to maintain his equity holdings at 5.5% of MariaDB’s fully diluted ordinary shares).

Mr. Howard’s employment is at will, provided that if Mr. Howard’s employment is terminated other than for cause (as defined in the offer letter), death or permanent disability, six months’ written notice is required and health care coverage will be provided for an additional six months. Mr. Howard is permitted to participate in the company-sponsored 401(k), group medical, dental, life insurance and disability insurance plans, subject to the terms of those plans, to the extent that those or similar benefit plans are made available to employees.

In the event of a change of control or a sale of all or substantially all of MariaDB’s assets, outstanding options accelerate in vesting by two years and the vesting schedule of any then remaining unvested options is shortened by two years. In addition, if Mr. Howard’s employment terminates within six months following, or three months prior to, a change of control, all outstanding options fully accelerate in vesting. Accelerated vesting is subject to Mr. Howard’s execution of MariaDB’s standard form of release of claims agreement.

Amended Compensation Terms. In October 2022, MariaDB’s Board of Directors approved new compensation terms for Mr. Howard, effective as of October 1, 2022, to more closely align his compensation with that of market peers. MariaDB intends to enter into an employment agreement with Mr. Howard that will reflect the new compensation terms. Under the new compensation terms, Mr. Howard is eligible to receive an annual base salary of $425,000, subject to periodic review, and a target bonus of 53% of annual base salary.

If MariaDB terminates Mr. Howard’s employment without cause or Mr. Howard resigns for good reason, in either case not in connection with a change of control, Mr. Howard is eligible to receive the following: (i) 12 months’ base salary (disregarding any salary reduction that forms the basis for a good reason termination), (ii) prorated annual bonus based on performance through the final quarter employed, and (iii) reimbursement of COBRA premiums for 12 months after termination or, if earlier, until Mr. Howard ceases to be eligible for COBRA or Mr. Howard becomes eligible for group health insurance coverage from another employer.

If within three months prior to, on or within 12 months after a change of control, MariaDB terminates Mr. Howard’s employment without cause or Mr. Howard resigns for good reason, Mr. Howard is eligible to receive the following: (i) a lump sum payment equal to 12 months’ base salary (disregarding any salary reduction that forms the basis for a good reason termination), (ii) annual target bonus, (iii) a lump sum payment equal to 12 months of COBRA premiums and (iv) full accelerated vesting of all then outstanding compensatory equity awards. (The Business Combination is not a change of control for purposes of the foregoing severance.)

The foregoing severance is subject to effectiveness of a release of claims by Mr. Howard no later than 60 days after termination, Mr. Howard’s compliance with his continuing obligations to MariaDB and its affiliates, and his resignation from all positions he then holds with MariaDB and its affiliates. The foregoing compensation terms may be further reviewed by MariaDB following the Business Combination.

Jon Bakke. Jon Bakke entered into an offer letter with MariaDB Corporation AB, effective May 15, 2017, to serve as Chief Revenue Officer of MariaDB USA. Under the offer letter, Mr. Bakke’s base salary was initially set at $250,000 and is subject to annual review, and he is eligible to participate in MariaDB’s annual sales commission plan, with an initial target annual commission of $250,000, with no upper limit. In connection with commencement of employment, Mr. Bakke was eligible to receive an initial stock option for 2,105,693 shares. The stock option vests as to 25% of the total shares on the first anniversary of the vesting commencement date of June 22, 2017 and in equal quarterly installments thereafter for three years, subject to Mr. Bakke’s continued employment through each vesting date. Mr. Bakke’s employment is at will, subject to two weeks’ prior notice of termination. To the extent eligible, Mr. Bakke is permitted to participate in the company-sponsored 401(k), group medical, dental, life insurance and disability insurance plans, to the extent that those or similar benefit plans are made available to employees.

In the event of a change of control, 50% of the unvested portions of outstanding options become vested, subject to Mr. Bakke’s execution of MariaDB’s standard form of release of claims agreement.

The terms of Mr. Bakke’s offer letter are binding on any successor to MariaDB. Following termination of employment, Mr. Bakke is subject to a one-year non-solicitation covenant.

Effective as of August 1, 2022, Mr. Bakke’s annual base salary was increased to $325,000 and his maximum bonus remained at 100% of his base salary.

Franz Aman. Franz Aman entered into an offer letter with MariaDB Corporation AB, effective February 12, 2018, to serve as Chief Marketing Officer of MariaDB USA. Under the offer letter, Mr. Aman’s base salary was initially set at $280,000 and is subject to annual review. Mr. Aman is eligible to participate in MariaDB’s management performance bonus plan, with an initial target bonus of $100,000 and performance objectives to be established and measured on a quarterly basis. Bonus payments are subject to Mr. Aman’s continued employment on the payment date. In connection with commencement of employment, Mr. Aman received an initial stock option for 1,651,492 shares. The stock option vests as to 25% of the total shares on the first anniversary of the vesting commencement date of March 30, 2018 and in equal quarterly installments thereafter for three years, subject to Aman’s continued employment through each vesting date. Mr. Aman’s employment is at will, subject to two weeks’ prior notice of termination. To the extent eligible, Mr. Aman is permitted to participate in the company-sponsored 401(k), group medical, dental, life insurance and disability insurance plans, to the extent that those or similar benefit plans are made available to employees.

In the event of a change of control, 50% of the unvested portions of outstanding options will become vested, subject to Mr. Aman’s execution and non-revocation of MariaDB’s standard form of release of claims agreement. In the event Mr. Aman’s employment is terminated by MariaDB for any reason other than for cause (as defined below), death or permanent disability, he will be entitled to a lump sum cash payment equal to 25% of his annual base salary. Mr. Aman will similarly be eligible to receive such severance if within 12 months of the closing of a change of control, his employment is involuntarily terminated by MariaDB or its successor other than for cause or his role is materially diminished and he chooses not to accept such materially diminished role. Payment of the foregoing severance is subject to Mr. Aman’s execution and non-revocation of MariaDB’s standard form of release of claims agreement and return of all company property in Mr. Aman’s possession, custody or control.

Under the offer letter, “cause” generally means Mr. Aman’s (i) material breach of any written agreement between Mr. Aman and MariaDB, if such breach causes material harm to MariaDB; (ii) material failure to comply with MariaDB’s written policies or rules, as in effect from time to time during employment, if such failure causes material harm to MariaDB; (iii) repeated failure to follow reasonable and lawful instructions from MariaDB; (iv) commission, conviction of, or plea of guilty or no contest to, a felony under the laws of the United Sates or any state if such felony is work-related, materially impairs Mr. Aman’s ability to perform services for MariaDB, or results in a material loss to MariaDB or material damage to the reputation of MariaDB; (v) misappropriation of funds or property of Maria DB; (vi) serious and repeated violations of MariaDB policies or standards of conduct; or (vii) gross or willful misconduct resulting in a material loss to Maria DB or material damage to the reputation of MariaDB.

The terms of Mr. Aman’s offer letter are binding on any successor to MariaDB. Following termination of employment, Mr. Aman is subject to a one-year non-solicitation covenant.

Effective as of August 1, 2022, Mr. Aman’s base salary was increased to $325,000 and his maximum bonus remained at 50% of his base salary.

Potential Payments Upon Termination or Change of Control

For a description of potential payments and benefits upon a termination or a change of control for the named executive officers, please see “—Employment Agreements and Offer Letters” above. For a discussion of the treatment of outstanding MariaDB stock options under the MariaDB equity incentive plans in the merger (including those held by our named executive officers), please see “The Merger Agreement and Related Agreements—Effects of Merger on MariaDB Equity Awards.”

Transaction Bonuses

Upon completion of the Business Combination, MariaDB may award transaction bonuses up to an aggregate amount of $500,000 to certain individuals, including MariaDB’s named executive officers. Subject to successful completion of the Business Combination and continued contributions to its completion, Mr. Howard is currently eligible to receive a transaction bonus in the amount of $150,000.

Equity Incentive Plans

MariaDB has granted stock options to employees, consultants and directors under the following plans: (i) SkySQL Corporation Ab Global Share Option Plan 2010 Europe, dated October 13, 2010, (ii) SkySQL Corporation Ab Global Share Option Plan 2010 France, dated November 9, 2010, (iii) SkySQL Corporation Ab Global Share Option Plan 2010 USA, dated November 11, 2010, (iv) SkySQL Corporation Ab Global Share Option Plan 2012 Europe, dated February 29, 2012, (v) SkySQL Corporation Ab Global Share Option Plan 2012 USA, dated February 29, 2012, (vi) SkySQL Corporation Ab Global Share Option Plan 2012 France, dated February 29, 2012, (vii) SkySQL Corporation Ab Global Share Option Plan 2014 Europe, dated March 9, 2014, (viii) SkySQL Corporation Ab Global Share Option Plan 2014 USA, dated March 9, 2014, (ix) MariaDB Corporation Ab Global Share Option Plan 2017, dated December 8, 2017, (x) MariaDB Corporation Ab Global Share Option Plan 2017 USA, dated December 8, 2017, and (xi) MariaDB Corporation Ab Summer 2022 USA Share Option Plan, dated July 18, 2022 (each, as amended from time to time, collectively, the “Current Plans”).

Subject to and following the closing of the Merger, no further options will be granted under the Current Plans. MariaDB Equity Awards issued and outstanding under the Current Plans immediately prior to the Merger

Effective Time will be automatically converted (with the holder thereof ceasing to have any rights under the original MariaDB Equity Award on conversion) into equity awards to acquire Combined Company Ordinary Shares on the same terms and conditions as were applicable to such MariaDB Equity Award immediately prior to the Merger Effective Time, including applicable vesting conditions (except for such changes as are (i) required by applicable laws and (ii) reasonably necessary to prevent the diminution or enlargement of the holder’s rights). The number of Combined Company Ordinary Shares under each converted MariaDB Equity Award will be equal to the product (rounded down to the nearest whole number) of (i) the number of MariaDB Ordinary Shares subject to such MariaDB Equity Award immediately prior to the Effective Time and (ii) the Exchange Ratio, at an exercise price per share, if applicable, equal to (x) the exercise price per share of such MariaDB Equity Award immediately prior to the Merger Effective Time (rounded up to the nearest whole cent) divided by (y) the Exchange Ratio (subject to certain adjustments as described in the Merger Agreement). Options granted after the closing of the Merger will be granted under the 2022 Equity Incentive Plan, subject to approval of the 2022 Equity Incentive Plan Proposal by APHC Shareholders.

The principal features of the Current Plans are summarized below. These summaries are qualified in their entirety by reference to the actual text of the plans, which will be filed as applicable, as exhibits to APHC or Combined Company filings made with the SEC.

Administration. MariaDB’s Board of Directors and/or the compensation committee of MariaDB’s Board of Directors, as applicable, administers the Current Plans and determines the recipients of options and the terms and conditions of such options, subject to the terms of the applicable Current Plan. References to the “Maria Board” in this summary of the Current Plan are, as applicable, to MariaDB’s Board of Directors or its compensation committee.

Eligibility. Options may be granted to employees and other service providers to MariaDB and its subsidiaries.

Terms of Options. Only options may be granted under the Current Plans, which, under certain plans, may be granted to U.S. taxpayers as options that are intended to qualify as incentive stock options under the U.S. Internal Revenue Code of 1986, as amended. MariaDB’s Board of Directors determines the recipients of the options, the vesting schedule, the term of options and the exercise price of options. The vesting schedule for option grants typically requires a holder’s continued service over four years before the options are fully vested. The exercise price of options has historically been equal to at least the fair market value of the underlying shares on the date of grant.

Following termination of employment or service, vested options are exercisable for the time period applicable to the option. This period may be 30 days after termination of employment or service or six months in the event of certain qualifying terminations of employment, such as by reason of disability, injury, redundancy or retirement; provided, however, that such post-termination exercise period for a qualifying termination will be limited to three months to the extent required for options intended to qualify as incentive stock options. A one-year post-termination exercise period may apply for certain options in the case of termination by reason of death or disability. In no event may an option be exercised after its maximum term.

Non-Transferability. Options generally are non-transferable, other than by will or the laws of descent and distribution, and may only be exercised by the holder during the holder’s life.

Adjustments; Company Transactions. In the event of certain adjustments to MariaDB’s shares, such as a stock dividend or stock split, MariaDB’s Board of Directors is authorized to adjust the number of shares subject to each of the Current Plans, the number of shares subject to outstanding options and the per share exercise prices of such options. In the event of certain company transactions, such as another entity obtaining control of MariaDB or a merger in which all the assets and liabilities of MariaDB are transferred to another company, certain Current Plans provide that the exercise period applicable to options may be limited or options may be exchanged for new options for shares of an acquiring company that have substantially equivalent rights and economic terms as the prior options.

As of June 30, 2022, options to purchase 40,103,232 shares at a weighted average exercise price of $0.21 per share were outstanding under the Current Plans (with the exercise prices converted to U.S. dollars from Euros based on a conversion ratio of $1.0469 U.S. dollar for each Euro).

MariaDB plc 2022 Equity Incentive Plan

In connection with the Business Combination, APHC Shareholders will vote to approve the 2022 Equity Incentive Plan pursuant to which the Combined Company may grant stock options, restricted stock units, restricted stock awards and other equity and equity-based awards to service providers of the Combined Company and its subsidiaries following the completion of the Business Combination. For more information about the 2022 Equity Incentive Plan, please see the 2022 Equity Incentive Plan Proposal.

Director Compensation

MariaDB has not historically maintained a formal non-employee director compensation program but has periodically granted stock options to individual non-employee directors for services provided, when deemed appropriate.

Fiscal Year 2022 Director Compensation Table of MariaDB

In fiscal year 2022, none of MariaDB’s directors received any cash compensation for service on MariaDB’s Board of Directors. In fiscal year 2022, Harold R. Berenson and Christine Russell received equity compensation for service on MariaDB’s Board of Directors. The compensation paid to Michael Howard, who serves as a director and is MariaDB’s Chief Executive Officer, is presented under the Summary Compensation Table above.

During fiscal year 2022, a company controlled by Michael Widenius received compensation pursuant to a consulting arrangement with us for services provided by Michael Widenius, the amount of which is reported below (converted from Euros as described below and including a Value Added Tax amount). Mr. Widenius ceased serving as a director in January 2022.

Directors are reimbursed for expenses incurred in attending in-person director meetings.

The following table provides information regarding the amounts paid to non-employee directors who received compensation from MariaDB during fiscal year 2022.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Harold R. Berenson(2)	—	188,382	—		188,382
Christine Russell(3)	—	171,062	—		171,062
Michael Widenius(4)	—	—	456,330	(5)	456,330

(1)

Amounts reflect aggregate grant date fair value of the option awards granted, computed, as of the grant date, in accordance with ASC Topic 718 and converted from Euros to U.S. dollars based on the conversion ratio in footnote 5 below. As of September 30, 2022, options to purchase shares of Maria DB were held by the non-employee directors as follows: Mr. Berenson, 500,000 shares; Ms. Russell, 500,000 shares; and Mr. Widenius, 4,103,900 shares.

(2)	Mr. Berenson became a director in September 2022.
(3)	Ms. Russell became a director in July 2022.
(4)	Mr. Widenius ceased serving as a director on January 31, 2022.
(5)

Amounts reflect consulting fees paid to Mr. Widenius during fiscal year 2022 in the amount of $337,313 and four quarterly bonuses earned for fiscal year 2022 in the aggregate amount of $119,017, including an additional amount of $65,286 to cover Value Added Tax. The amounts reported have been converted from Euros to U.S. dollars based on a September 30, 2022 conversion ratio of $0.9785 U.S. dollar for each Euro.

In connection with becoming members of MariaDB’s Board of Directors, each of Mr. Berenson and Ms. Russell received an option to purchase 500,000 shares under the MariaDB Corporation Ab Summer 2022 USA Share Option Plan (“2022 USA Plan”). The options have a maximum ten-year term and vest in sixteen equal quarterly installments over four years, subject to the director’s continuous service to MariaDB. Each option was granted with an exercise price intended to be equal to the fair market value of the underlying shares on the grant date. In the event of a change of control (as defined in the 2022 USA Plan), the options become fully vested. (The Business Combination will not be treated as a change of control for purposes of option vesting.)

The Combined Company intends to approve and implement a compensation program for its non-employee directors in connection with its transition to becoming a publicly traded company. The material terms of this program are not yet known and will depend on the judgment of the directors based on advice of its advisors.

DESCRIPTION OF THE COMBINED COMPANY’S SECURITIES

The following description summarizes the most important terms of the Combined Company’s share capital, as expected to be in effect upon the closing of the Merger. Assuming the approval of adoption of the Amended Irish Holdco Memorandum and Articles of Association by APHC Shareholders at the Special Meeting in connection with the Business Combination, this description summarizes the provisions that will be included in such documents. Because it is only a summary, it does not contain all of the information that may be important to you. For a complete description of the matters set forth in this section titled “Description of the Combined Company’s Securities,” you should refer to the Amended Irish Holdco Memorandum and Articles of Association, Lock-up Agreement and Registration Rights Agreement, which are included as Annexes C, G and H to this proxy statement/prospectus, and to the applicable provisions of Irish law.

Authorized and Outstanding Stock

Upon the closing of the Merger, the Combined Company’s authorized share capital will be $5,010,000 and €25,000 divided into:

•	500,000,000 Combined Company Ordinary Shares with a nominal value of $0.01 each;

•	100,000,000 undesignated Combined Company Preferred Shares with a nominal value of $0.0001 each; and

•	25,000 Combined Company Deferred Ordinary Shares with a nominal value of €1.00 each.

The Combined Company may allot and issue new shares up to the maximum authorized but unissued share capital contained in the Amended Irish Holdco Memorandum and Articles of Association. The maximum authorized share capital may be increased or reduced from time to time by a resolution approved by a simple majority of votes cast, in person or by proxy, at a general meeting of Combined Company shareholders at which a quorum is present (referred to under Irish law as an “ordinary resolution”).

Combined Company Ordinary Shares

The Combined Company Ordinary Shares shall rank pari passu in all respects and (i) subject to the right of the Combined Company to set record dates for the purposes of determining the identity of members entitled to notice of and/or to vote at a general meeting of shareholders and the authority of the Combined Company Board and the chairperson of the meeting to maintain order and security, include the right to attend any general meeting of the Combined Company and to exercise one vote per Combined Company Ordinary Share held at any general meeting of the Company, (ii) include the right to participate pro rata in all dividends declared by the Combined Company and (iii) include the right, in the event of the Company’s winding up, to participate pro rata in the total assets of the Combined Company available for distribution. The rights attaching to the Combined Company Ordinary Shares may be subject to the terms of issue of any series or class of Combined Company Preferred Shares allotted by the Combined Company Board from time to time.

Combined Company Preferred Shares

The Combined Company Preferred Shares may be allotted and issued in one or more classes or series designated by the Combined Company Board, and the Combined Company Board may fix, for each such class or series, such voting power, full or limited, or no voting power, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereon as shall be stated and expressed in the resolution or resolutions adopted by the Combined Company Board providing for the issuance of such class or series.

Combined Company Deferred Shares

The Combined Company Deferred Ordinary Shares have been authorized to satisfy the minimum statutory capital requirements for all Irish public limited companies. With effect from the adoption of the Amended Irish

Holdco Memorandum and Articles of Association, a holder of Combined Company Deferred Ordinary Shares will: (i) not be entitled to receive notice of, attend, speak or vote at, any general meeting of the Combined Company shareholders, (ii) not be entitled to receive any dividend or other distribution declared, made or paid by the Combined Company and (iii) have no rights to participate in the assets of the Combined Company on a winding-up of, or other return of capital by, the Combined Company, save in respect of the nominal value paid-up on such shares.

Fractional Shares

Irish law does not recognize fractional shares held of record. Accordingly, the Amended Irish Holdco Memorandum and Articles of Association does not provide for the issuance of fractional shares, and the Combined Company’s register of members (i.e., share register) will not reflect any fractional shares.

Directors’ Allotment Authority

Under Irish law, the directors of a company may only allot and issue “relevant securities” (comprising, subject to certain exceptions, new shares, and rights to subscribe for, or convert any security into, new shares) once generally or specifically authorized to do so by its constitution or by an ordinary resolution of its shareholders. A general authorization may be granted in respect of up to the entirety of a company’s authorized but unissued share capital and for a maximum period of five years, at which point it must be renewed by another ordinary resolution of the company’s shareholders.

The Amended Irish Holdco Memorandum and Articles of Association authorizes the Combined Company’s directors to allot and issue new shares and rights to subscribe for, or convert any security into, new shares in the capital of the Combined Company up to the maximum of the Combined Company’s authorized but unissued share capital for a period of five years from the date of adoption the Amended Irish Holdco Memorandum and Articles of Association. This authorization will need to be renewed by ordinary resolution upon its expiration and at periodic intervals thereafter. While an allotment authority may be given for up to five years at each renewal, governance considerations may result in renewals for shorter periods or in respect of less than the maximum permitted number of relevant securities being sought or approved.

Statutory Pre-emption Rights

Subject to certain exceptions, Irish law provides shareholders with statutory pre-emption rights when “equity securities” (comprising, subject to certain exceptions, new shares, and rights to subscribe for, or convert any security into, new shares) are issued for cash. However, it is possible for such statutory pre-emption rights to be generally or specifically disapplied in a company’s constitution or by a resolution approved by not less than 75% of the votes cast, in person or by proxy, at a general meeting of shareholders at which a quorum is present (referred to under Irish law as a “special resolution”). Such general disapplication of pre-emption rights may be given in respect of up to the entirety of a company’s authorized but unissued share capital and for a maximum period of five years, at which point it must be renewed by another special resolution of the company’s shareholders.

The Amended Irish Holdco Memorandum and Articles of Association disapplies statutory pre-emption rights up to the maximum of the Combined Company’s authorized but unissued share capital for a period of five years from the date of adoption of the Amended Irish Holdco Memorandum and Articles of Association. This disapplication will need to be renewed by special resolution upon its expiration and at periodic intervals thereafter. While a statutory pre-emption disapplication may be given for up to five years at each renewal, governance considerations may result in renewals for shorter periods or in respect of less than the maximum permitted number of equity securities being sought or approved. If the disapplication is not renewed, any further equity securities proposed to be issued for cash will require to be first offered to the Combined Company shareholders at the relevant time on a pro rata basis to their then existing shareholdings before the equity securities may be issued to non-shareholders.

Statutory pre-emption rights do not apply to: (i) equity securities to be issued for non-cash consideration (such as in a share-for-share acquisition), (ii) non-equity shares (i.e., shares which as respects dividends and capital carry a right to participate only up to a specified amount in a distribution) and rights to subscribe for, or convert any security, into non-equity shares or (iii) shares to be issued pursuant to an employees’ share scheme and rights to subscribe for, or convert any security, into such shares.

Options and Share Warrants

Under the Amended Irish Holdco Memorandum and Articles of Association, subject to any requirement to obtain the approval of shareholders under any laws, regulations or the rules of any stock exchange to which the Combined Company is subject, the Combined Company Board is authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as the Combined Company Board deems advisable, options to purchase or subscribe for such number of shares of any class or classes or of any series of any class as the Combined Company Board may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued. In addition to the requirements for directors of the Combined Company to be authorized to allot new shares (or rights to subscribe for, or convert any security into, new shares) and the disapplication of statutory pre-emption rights, the Combined Company will be subject to the requirements of the rules of the NYSE and U.S. federal tax laws that require shareholder approval of certain equity plans and share issuances.

Dividends and Distributions

Subject to preferences that may apply to any Combined Company Preferred Shares outstanding at the time, the holders of Combined Company Ordinary Shares are entitled to receive dividends out of funds legally available if the board of directors of the Combined Company, in its discretion, determines to issue dividends and then only at the times and in the amounts that the board of directors of the Combined Company may determine.

Under Irish law, the Combined Company may only pay dividends and make other distributions (and, generally, make share repurchases and redemptions) out of distributable profits. Distributable profits are the accumulated realized profits of the Combined Company that have not previously been utilized in a distribution or capitalization less accumulated realized losses that have not previously been written off in a reduction or reorganization of capital, and include reserves created by way of a reduction of capital.

The determination of whether the Combined Company has sufficient distributable profits must be made by reference to its relevant financial statements. The Combined Company’s relevant financial statements are either its last set of audited entity financial statements prepared in accordance with the requirements of the Irish Companies Act and laid before the Combined Company shareholders at a general meeting or, to the extent that the company does not have a prior set of audited entity financial statements or such financial statements do not display sufficient distributable profits to implement a contemplated dividend or other distribution, unaudited financial statements prepared in accordance with the requirements of the Irish Companies Act which are sufficient to enable a reasonable judgment to be made as to its distributable profits and which are filed with the Irish Companies Registration Office.

In addition, no dividend may be paid or other distribution, share repurchase or redemption made by the Combined Company unless the net assets of the Combined Company are equal to, or exceed, the aggregate of the Combined Company’s called-up share capital plus its un-distributable reserves and the dividend or other distribution, share repurchase or redemption does not reduce the Combined Company’s net assets below such aggregate. Un-distributable reserves include the un-denominated capital, the capital redemption reserve fund, and the amount by which the Combined Company accumulated unrealized profits that have not previously been utilized by any capitalization exceed the Combined Company’s accumulated unrealized losses that have not previously been written off in a reduction or reorganization of capital.

The Amended Irish Holdco Memorandum and Articles of Association authorizes the Combined Company Board to pay such dividends as appears to the Combined Company Board to be justified by the profits of the Combined Company. If, at any time, the share capital is divided into different classes, the Combined Company Board may pay such dividends on shares which rank after shares conferring preferential rights with regard to dividend as well as on shares conferring preferential rights, unless at the time of payment any preferential dividend is in arrears. A dividend shall be declared and paid according to the amounts paid-up (otherwise than in advance of calls) on the nominal value of the shares on which the dividend is paid, including Combined Company Ordinary Shares.

The Combined Company Board may also recommend a dividend to be approved and declared by the Combined Company shareholders at a general meeting, provided that no such dividend may exceed the amount recommended by the Combined Company Board.

The Amended Irish Holdco Memorandum and Articles of Association provides that a general meeting declaring a dividend, may upon the recommendation of the Combined Company Board, direct that it shall be satisfied by the distribution of assets (including paid-up shares or securities of any other body corporate).

The Amended Irish Holdco Memorandum and Articles of Association provides that all unclaimed dividends or other monies payable by the Combined Company in respect of a share may be invested or otherwise made use of by the Combined Company Board for the benefit of the Combined Company until claimed. Furthermore, any dividend unclaimed after a period of 12 years from the date the dividend became due for payment shall be forfeited and shall revert to the Combined Company.

Share Repurchases, Redemptions and Treasury Shares

Under Irish law, a company may acquire its own shares by: (i) on-market purchase on a recognized stock exchange, which includes the NYSE or (ii) off-market purchase (i.e., other than on a recognized stock exchange).

For the Combined Company to make on-market purchases of Combined Company Ordinary Shares, the Combined Company shareholders must provide general authorization to the Combined Company to do so by way of ordinary resolution. Such authority can be given for a maximum period of five years before it is required to be renewed and must specify: (i) the maximum number of Combined Company Ordinary Shares that may be purchased and (ii) the maximum and minimum prices that may be paid for the Combined Company Ordinary Shares, either by specifying particular sums or providing a formula. For an off-market purchase, the proposed purchase contract must be authorized by a special resolution of the Combined Company shareholders before being entered into.

Separately, a company may acquire redeemable shares by redemption (as opposed to purchase) once permitted to do by it constitution without the need for separate shareholder authority.

The Amended Irish Holdco Memorandum and Articles of Association provides that, unless the directors of the Combined Company determine to treat such acquisition as a purchase for the purposes of the Irish Companies Act, a Combined Company Ordinary Share shall be automatically deemed to be a redeemable share on, and from the time of, the existence or creation of an agreement, transaction or trade between the Combined Company (including any agent or broker acting on behalf of the Combined Company) and any person, pursuant to which the Combined Company acquires or agrees to acquire Combined Company Ordinary Shares or interests therein, such that the acquisition of those Combined Company Ordinary shares will be effected as a redemption. If the Amended Irish Holdco Memorandum and Articles of Association did not contain such provision, the acquisition of Combined Company Ordinary Shares by the Combined Company would need to be effected as an on-market purchase or off-market purchase, as described above.

Under Irish law, the acquisition of Combined Company shares by purchase or redemption, is required to be made out of: (i) distributable profits or (ii) the proceeds of a new issue of shares made for the purpose of the redemption or purchase.

Under Irish law, purchased and redeemed shares may be cancelled or held as treasury shares, provided that the aggregate nominal value of treasury shares held by the Combined Company at any time must not exceed 10% of the Combined Company’s company capital (consisting of the aggregate of all amounts of nominal share capital plus share premium paid for Combined Company shares, plus certain other sums that may be credited as such). The Combined Company cannot exercise any voting rights in respect of any treasury shares. Treasury shares may be re-issued on-market or off-market or cancelled. Depending on the circumstances of their acquisition, treasury shares may be held indefinitely or may be required to be cancelled after one or three years. The off-market re-issuance of treasury shares must be made pursuant to a valid and subsisting shareholder authority granted by way of a special resolution of Combined Company’s shareholders setting the maximum and minimum prices at which such shares may be re-issued.

Purchases by Subsidiaries

Under Irish law, a subsidiary of the Combined Company may purchase the Combined Company shares either on-market or off-market, provided such purchases are authorized by the Combined Company shareholders, as described above. The redemption option is not available to a subsidiary of the Combined Company.

Combined Company shares held by the Combined Company’s subsidiaries at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% described above. While a subsidiary holds any Combined Company Shares, it cannot exercise any voting rights in respect of those shares. The acquisition of Combined Company shares by a subsidiary must be funded out of distributable profits of the subsidiary.

Liens on Shares, Calls on Shares and Forfeiture of Shares

The Amended Irish Holdco Memorandum and Articles of Association provides that the Combined Company will have a first and paramount lien on every issued Combined Company share (not being a fully paid share) for all amounts payable to the Combined Company in respect of such share. Subject to the terms of their allotment, the Combined Company Board may call for any unpaid amounts in respect of any Combined Company shares to be paid, and if payment is not made, the shares shall be subject to forfeiture.

Consolidation and Subdivision

Under Irish law and the Amended Irish Holdco Memorandum and Articles of Association, the Combined Company may, by ordinary resolution of the Combined Company shareholders, consolidate all or any of its share capital into shares of larger nominal value, or subdivide all or any of its share capital into shares of smaller nominal value, than are fixed by the Amended Irish Holdco Memorandum and Articles of Association.

Reduction of Capital

Under the Amended Irish Holdco Memorandum and Articles of Association, the Combined Company may reduce its company capital in any way it thinks expedient as permitted by the Irish Companies Act. Under the Irish Companies Act, a reduction of company capital requires the approval by special resolution of the Combined Company’s shareholders and the confirmation of the High Court of Ireland.

Variation of Rights Attaching to a Class of Series of Shares

Under Irish law and the Amended Irish Holdco Memorandum and Articles of Association, any variation of class rights attaching to the Combined Company’s issued shares must be approved: (i) in writing by the holders of at least 75% of the issued shares of that class (excluding any shares held as treasury shares) or (ii) with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class, but not otherwise.

Serious Loss of Capital

If the directors of the Combined Company becomes aware that the Combined Company’s net assets are half or less of the amount of the Combined Company’s called-up share capital, they must convene an extraordinary general meeting of the Combined Company shareholders no later than 28 days after the earliest date that fact is known to any director for the purpose of considering whether any, and if so what, measures should be taken to deal with the situation (the meeting to be held within 56 days of that earliest date).

Annual General Meetings

Under Irish law, the Combined Company is required to hold an annual general meeting in each calendar year at intervals of no greater than 15 months from the previous annual general meeting and no more than nine months after the Combined Company’s financial year-end date.

Upon consummation of the Business Combination, in addition to any SEC mandated resolutions and any shareholder’s resolution properly proposed in accordance with the provisions of the Amended Irish Holdco Memorandum and Articles of Association, the business of the Combined Company’s annual general meeting will be required to include: (i) the consideration of the Combined Company’s statutory financial statements, (ii) a review by the Combined Company shareholders of the Combined Company’s affairs, (iii) the election and re-election of directors of the Combined Company in accordance with the Amended Irish Holdco Memorandum and Articles of Association, (iv) the appointment or reappointment of Irish statutory auditors, (v) the authorization of the Combined Company Board to approve the remuneration of the Irish statutory auditors and (vi) if relevant, the declaration of dividends by Combined Company shareholders (but not including any dividends resolved to be paid by the Combined Company Board).

The Amended Irish Holdco Memorandum and Articles of Association provides that, in the case of a resolution proposed to be moved at an annual general meeting (including a resolution to appoint a director), a shareholder’s notice must be received not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual general meeting (subject to adjustment if the date of the annual general meeting is more than 30 days before or more than 60 days after such anniversary, as provided for in the Amended Irish Holdco Memorandum and Articles of Association).

In the case of a request for the nomination of a director, the request shall set forth, among other requirements, all information relating to the proposed nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required by Regulation 14A of the Exchange Act, including the person’s written consent to being named in the proxy statement and to serving as a director, if elected.

For all other requests, the relevant Combined Company shareholder must, among other matters, provide a comprehensive description of the business to be brought at the meeting, the reasons for conducting such business at the meeting, the complete text of any proposed resolution and a declaration of any material interest in such business by the shareholder and any associated persons.

No business may be transacted at an annual general meeting other than business that: (i) is proposed by, or at the direction of, the Combined Company Board, (ii) is properly proposed by shareholders in accordance with the Amended Irish Holdco Memorandum and Articles of Association or (iii) the chairperson of the annual general meeting determines in his, or her, sole and absolute discretion may properly be regarded as within the scope of the meeting.

Extraordinary General Meetings

Under Irish law, all general meetings other than annual general meetings are called extraordinary general meetings. As provided under Irish law and the Amended Irish Holdco Memorandum and Articles of Association,

extraordinary general meetings may be convened: (i) by the Combined Company Board whenever it thinks fit, (ii) by the Combined Company Board on the requisition of Combined Company shareholders holding not less than 10% of the paid-up share capital of the Combined Company carrying voting rights, and, if the Combined Company Board defaults, by the requisitioning shareholders themselves and (iii) in exceptional cases, by order of the High Court of Ireland.

No business may be transacted at an extraordinary general meeting other than business that: (i) is proposed by, or at the direction of the Combined Company Board, (ii) is proposed by the requisitioning shareholders in accordance with the Irish Companies Act, (iii) is proposed at the direction of the High Court of Ireland or (iv) the chairperson of the general meeting determines in his, or her, sole and absolute discretion may properly be regarded as within the scope of the meeting.

Notice of General Meetings

The Amended Irish Holdco Memorandum and Articles of Association requires that an annual general meeting shall be convened by not less than twenty-one clear days’ notice. The Amended Irish Holdco Memorandum and Articles of Association requires that, subject to the Irish Companies Act, all extraordinary general meetings shall be convened by at least 21 clear days’ notice except that they may be called by not less than fourteen clear days’ notice where (i) all members, who hold shares that carry rights to vote at the meeting, are permitted to vote by electronic means at the meeting; and (ii) a special resolution reducing the period of notice to fourteen days has been passed at the immediately preceding annual general meeting, or at a general meeting held since that meeting.

“Clear days” means calendar days and excludes: (i) the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect.

Quorum for General Meetings

The Amended Irish Holdco Memorandum and Articles of Association provides that no business shall be transacted at any general meeting unless a quorum is present when the meeting proceeds to business. A quorum comprises two Combined Company shareholders, represented in person or by proxy, who together are entitled to cast at least the majority of the voting rights of all Combined Company shareholders entitled to vote at the relevant general meeting on a poll.

Voting

The Amended Irish Holdco Memorandum and Articles of Association provides that each Combined Company Ordinary Shareholder is entitled to one vote for each Combined Company Ordinary Share held by him or her on the record date of the relevant general meeting.

Except where a greater majority is required by the Irish Companies Act or otherwise prescribed by the Amended Irish Holdco Memorandum and Articles of Association, any question, business or resolution proposed at any general meeting shall be decided by an ordinary resolution.

Irish law requires approval of certain matters by special resolution of Combined Company shareholders. Examples of matters requiring special resolutions include:

(i)	amending the Amended Irish Holdco Memorandum and Articles of Association;

(ii)	approving a change of the Combined Company’s name;

(iii)	disapplying statutory pre-emption rights on the issuance of equity securities of the Combined Company;

(iv)	authorizing the purchase by the Combined Company of its own shares either on-market or off-market;

(v)	setting the maximum and minimum prices at which treasury shares may be re-issued off-market;

(vi)	reducing the Combined Company’s company capital;

(vii)	re-registering the Combined Company as another company type under the Irish Companies Act;

(viii)	resolving that the Combined Company be wound-up by the Irish courts; and

(ix)	resolving in favor of a members’ voluntary winding-up of the Combined Company.

See also “Appointment of the Directors of the Combined Company” for disclosure in respect of the voting thresholds that apply to the election of the Combined Company Board.

Corporate Governance

Subject to the requirements of law and the Irish Companies Act, the Amended Irish Holdco Memorandum and Articles of Association generally delegates the management of the Combined Company’s business to the Combined Company Board. The Combined Company Board, in turn, is empowered to delegate any of its powers, authorities and discretions (with further power to sub-delegate) to any director, committee (consisting of such person or persons (whether directors or not) as it thinks fit, local or divisional board or agent (including officers and employees), but regardless, the Combined Company Board will remain responsible, as a matter of Irish law, for the proper management of the Company Company’s business and affairs.

Directors

Number of Directors and Composition of the Combined Company Board

The Amended Irish Holdco Memorandum and Articles of Association provides that the number of Combined Company directors shall be not less than two, with the exact number of Combined Company directors, from time to time, determined solely by the Combined Company Board may determine from time to time. Upon consummation of the Business Combination, there will be nine directors on the Combined Company Board.

The Combined Company Board shall be divided into three classes, designated Class I, Class II, and Class III, with the directors of each class serving for staggered three-year terms. The Class I directors shall be appointed to serve as directors until the conclusion of the Combined Company’s 2023 annual general meeting, the Class II directors shall be appointed to serve as directors until the conclusion of the Combined Company’s 2024 annual general meeting and Class III directors shall be appointed to serve as directors until the conclusion of the Combined Company’s 2025 annual general meeting.

If the size of the Combined Company Board is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Combined Company directors in each class as nearly equal as possible or as the chairperson of the Combined Company Board may otherwise direct, provided that a decrease will not shorten the term of any incumbent Combined Company director.

Appointment of the Directors of the Combined Company

The Amended Irish Holdco Memorandum and Articles of Association provides that the directors of the Combined Company may be appointed by ordinary resolution of the Combined Company shareholders in general meeting.

In the event of a contested election (i.e., where the number of Combined Company director nominees exceeds the number of Combined Company directors to be elected), each of those nominees shall be voted upon as a separate resolution and the directors of the Combined Company shall be elected by a plurality of the votes cast in person or by proxy at any such meeting. “Elected by a plurality” means the election of those Combined Company director nominees equaling in number the number of positions to be filled at the relevant general meeting that receive the highest number of votes.

The Amended Irish Holdco Memorandum and Articles of Association also provides that the Combined Company Board may appoint any person who is willing to act as a Combined Company director, either to fill a vacancy or as an addition to the existing Combined Company Board or as a successor to a Combined Company director who is not re-elected at an annual general meeting.

Removal of Directors

Under Irish law, Combined Company shareholders may remove a director without cause by ordinary resolution before the expiry of his or her period of office, provided that at least 28 clear days’ notice of the resolution is given to the Combined Company, and the Combined Company shareholders comply with the relevant procedural requirements of Irish law. Under Irish law, one or more shareholders representing not less than 10% of the paid-up share capital of the Combined Company carrying voting rights may requisition the holding of an extraordinary general meeting at which a resolution to remove a director and appoint another person in his or her place may be proposed.

Transactions

General

Under Irish law but subject to applicable U.S. securities laws and NYSE rules and regulations, where the Combined Company proposes to acquire another company, the approval of the Combined Company’s shareholders is generally not required unless: (i) the acquisition is effected as a direct domestic merger by the Combined Company under Part 17 of the Irish Companies Act or a direct cross-border merger with another company incorporated in the European Economic Area under the Irish Merger Regulations, (ii) the acquisition involves the issuance of new Combined Company shares or other securities carrying voting rights, which would otherwise trigger the mandatory bid requirements under the Irish Takeover Rules as described below or would constitute a “reverse takeover” under the Irish Takeover Rules or (iii) the acquisition involves the issuance of new Combined Company shares or rights to subscribe for, or convert another security into, Combined Company shares and the Combined Company has insufficient headroom in its authorized share capital or its directors do not have sufficient general shareholder authority to issue such shares or rights free from statutory pre-emption rights. A “reverse takeover” means a transaction whereby the Combined Company acquires securities of another company or a business or assets of any kind and pursuant to which it is, or may be, obliged to increase by more than 100%, its then existing issued share capital carrying voting rights.

Under Irish law, where another company proposes to acquire the Combined Company, the requirement of the approval of Combined Company Shareholders will depend on the method of acquisition, as described below.

Takeover Offer

Under a takeover offer, the bidder will make a general offer to the target company shareholders to acquire their shares. The offer must be conditional on the bidder acquiring, or having agreed to acquire (pursuant to the offer, or otherwise) securities conferring more than 50% of the voting rights of the target company, albeit the percentage will typically be set higher to enable the bidder to trigger statutory squeeze-out rights under Irish law and require any non-accepting shareholders to sell and transfer their shares to the bidder on the terms of the offer.

In the case of a takeover offer for the Combined Company, where a bidder has acquired or agreed to acquire not less than 80% of the Combined Company shares (or relevant class of Combined Company shares) to which the offer relates, the bidder may require any non-accepting shareholders to sell and transfer their shares of the same class on the terms of the offer. In such circumstances, a non-accepting Combined Company shareholder has the right to apply to the High Court of Ireland for an order permitting him, or her, to retain his, or her, shares or to vary the terms of the offer as they pertain to him or her (including a variation such as to require payment of a cash consideration).

Statutory Scheme of Arrangement

Under Irish law, a scheme of arrangement under Chapter 1 of Part 9 of the Irish Companies Act is a procedure whereby the target company makes a proposal (i.e., the scheme) to its shareholders to: (i) transfer their shares to the bidder or (ii) cancel their shares, in each case in exchange for the relevant consideration to be provided by the bidder, with the result that the bidder will become the 100% owner of the target company. A scheme requires the approval of a majority in number of the registered shareholders of each class of the target company’s shares affected, representing at least 75% of the shares of each class, present and voting, in person or by proxy, at a meeting of shareholders, together with the sanction of the High Court of Ireland.

Once approved by the requisite shareholder majority and sanctioned by the High Court of Ireland, all target company shareholders are bound by the terms of the scheme. Dissenting shareholders have the right to appear at the High Court of Ireland hearing and make representations in objection to the scheme.

Statutory Merger

It is possible for the Combined Company to be acquired by way of a direct domestic merger or direct cross-border merger, as described above. Such mergers must be approved by a special resolution of the Combined Company shareholders and sanctioned by the High Court of Ireland. If the consideration that is proposed to be paid to Combined Company shareholders is not all in the form of cash, dissenting Combined Company shareholders may be entitled to require that their Combined Company shares be acquired for cash.

Dissenters’ Rights, Appraisal Rights

As described above, Irish law provides for dissenters’ rights in the event of certain mergers and acquisitions.

In the case of a takeover offer for the Combined Company, where a bidder has acquired or contracted to acquire not less than 80% of the Combined Company shares (or relevant class of Combined Company shares) to which the offer relates, the bidder may, under Irish law, require any non-accepting Combined Company shareholders to sell and transfer their Combined Company shares of the same class on the terms of the offer. In such circumstances, a non-accepting shareholder has the right to apply to the High Court of Ireland for an order permitting him, or her, to retain his, or her, shares or to vary the terms of the offer as they pertain to him or her (including a variation such as to require payment of a cash consideration).

In the case of a takeover by statutory scheme of arrangement under Chapter 1 of Part 9 of the Irish Companies Act which has been approved by the requisite majority of shareholders, dissenting shareholders have the right to appear at the High Court of Ireland sanction hearing and make representations in objection to the scheme.

In the case of a direct domestic merger or direct cross-border merger, as described above, which has been approved by the requisite majority of Combined Company shareholders, if the consideration that is proposed to be paid to Combined Company shareholders is not all in the form of cash, dissenting Combined Company shareholders may be entitled to require that their Combined Company shares be acquired for cash.

Disclosure of Interests in Shares

Under the Irish Companies Act, there is a notification requirement for persons who acquire or cease to be interested in 3% of the Combined Company’s voting share capital, or any class thereof. “Interested” is broadly defined and includes direct and indirect holdings, beneficial interests and, in some cases, derivative interests.

Furthermore, a person’s interests are aggregated with the interests of certain related persons and entities (including controlled companies). A person must notify the Combined Company if, as a result of a transaction, that person will be interested in 3% or more of the Combined Company Ordinary Shares (or any other voting class) or if, as a result of a transaction, a person who was interested in more than 3% of the Combined Company Ordinary Shares (or any other voting class) ceases to be so interested. Where a person is interested in more than 3% of the Combined Company Ordinary Shares (or any other voting class), any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction, must be notified to the Combined Company.

The relevant percentage figure is calculated by reference to the aggregate nominal value of the Combined Company Ordinary Shares (or shares of another voting class) in which the person is interested as a proportion of the entire nominal value of the issued Combined Company Ordinary Shares (or shares of another voting class). Where the percentage level of the person’s interest does not amount to a whole percentage, this figure may be rounded down to the previous whole number. All such disclosures should be notified to the Combined Company within five business days of the transaction or the alteration that gave rise to the notification requirement.

Where a person fails to comply with the notification requirements described above, no right or interest of any kind whatsoever in respect of any Combined Company Ordinary Shares (or shares of another voting class) held by such person shall be enforceable by such person, whether directly or indirectly, by action or legal proceeding. However, a person so affected may apply to the High Court of Ireland for relief.

In addition to the above disclosure requirement, under the Irish Companies Act, the Combined Company may, by notice in writing, require a person whom it knows or has reasonable cause to believe, to be, or at any time during the three years immediately preceding the date on which such notice is issued, to have been, interested in shares comprised in the Combined Company’s share capital: (i) to indicate whether or not it is the case and (ii) where such person holds, or has during that time held, an interest in the Combined Company’s shares, to give such further information as the Combined Company may require, including particulars of such person’s own past or present interests in the shares. Any information given in response to the notice is required to be given in writing within such reasonable time as the Combined Company may specify in the notice.

Where such a notice is served by the Combined Company on a person who is, or was, interested in the Combined Company’s shares and that person fails to give us any of the requested information within the reasonable time specified, the Combined Company may apply to the High Court of Ireland for an order directing that the affected shares be made subject to certain restrictions. Under the Irish Companies Act, the restrictions that may be placed on the shares by the High Court of Ireland are as follows:

a)	any transfer of those shares, or, in the case of unissued shares, any transfer of the right to be issued with shares and any issue of shares, shall be void;

b)	no voting rights shall be exercisable in respect of those shares;

c)	no further shares shall be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and

d)	no payment shall be made of any sums due from the Combined Company on those shares, whether in respect of capital or otherwise.

Where the shares are subject to these restrictions, the High Court of Ireland may order the shares to be sold and may also direct that the shares shall cease to be subject to these restrictions.

The Irish Takeover Rules and the Substantial Acquisition Rules

Following the closing of the Merger, the Combined Company will be subject to the Irish Takeover Rules, which regulate the conduct of takeovers of, and certain other relevant transactions affecting, Irish incorporated public limited companies listed on certain stock exchanges, including the NYSE. The Irish Takeover Rules are administered by the Irish Takeover Panel, which has supervisory jurisdiction over such transactions. In particular, transactions in which a person or persons acting in concert seeks to acquire securities carrying 30% or more of the Combined Company’s voting rights (the control threshold under the Irish Takeover Rules) will be subject to the Irish Takeover Rules and the jurisdiction of the Irish Takeover Panel.

The Irish Takeover Rules impose obligations on the Combined Company and its directors (and on transaction counterparties) in the circumstances of a takeover offer (solicited or unsolicited, recommended or hostile) and other relevant transactions. Among other matters, the Irish Takeover Rules operate to ensure that no offer is frustrated or unfairly prejudiced and, in situations involving multiple bidders, that there is a level playing field.

The General Principles

The Irish Takeover Rules are based on (and interpreted by the Irish Takeover Panel in accordance with) the following General Principles:

a)

in the event of an offer, all holders of securities of the target company must be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

b)

the holders of securities of the target company must have sufficient time and information to enable them to reach a properly informed decision on the offer; where it advises the holders of securities, the board of directors of the target company must give its views on the effects of the implementation of the offer on employment, employment conditions and the locations of the target company’s place of business;

c)	a target company’s board of directors must act in the interests of the target company as a whole and must not deny the holders of securities the opportunity to decide on the merits of the offer;

d)

false markets must not be created in the securities of the target company, the bidder or any other company concerned by the offer in such a way that the rise or fall of the prices of the securities becomes artificial and the normal functioning of the markets is distorted;

e)

a bidder can only announce an offer after ensuring that such bidder can fulfill in full the consideration offered, if such is offered, and after taking all reasonable measures to secure the implementation of any other type of consideration;

f)	a target company may not be hindered in the conduct of its affairs longer than is reasonable by an offer for its securities; and

g)

a substantial acquisition of securities, whether to be effected by one transaction or a series of transactions, shall take place only at an acceptable speed and shall be subject to adequate and timely disclosure.

Directors Obliged to Take Independent Advice and Give Considered Views

The Combined Company Board will be obliged to take competent independent advice from a financial adviser on every formal takeover offer (and new equity issuances involving a change of control) and to issue a circular to Combined Company shareholders setting out the substance and source of that advice and the considered views of the directors.

Mandatory Bid Requirements

In certain circumstances, a person, or persons acting in concert, who acquire(s), or consolidate(s), control of the Combined Company may be required to make a mandatory cash offer for the remaining shares of the Combined

Company at a price not less than the highest price paid for the shares by that person or its concert parties during the previous 12 months. Save with the consent of the Irish Takeover Panel, this mandatory offer requirement is triggered:

a)	if an acquisition of shares would result in a person or persons acting in concert holding shares representing 30% or more of the voting rights of the Combined Company; and

b)

where a person, or persons acting in concert, already hold(s) shares representing 30% or more of the voting rights of the Combined Company, if an acquisition of shares would result in the percentage of the voting rights of the Combined Company held by such person, or persons acting in concert, increasing by more than 0.05% within a 12-month period. In the case of an issuance of new shares, the Irish Takeover Panel will typically waive the mandatory offer requirement in circumstances where the issuance has been approved in advance by simple majority vote given at a general meeting of independent Combined Company shareholders convened in accordance with the requirements (including as to disclosure) of the Irish Takeover Rules. The mandatory offer requirements do not apply to a single holder, holding shares representing more than 50% of the voting rights of the Combined Company.

Minimum Price Requirements and Requirements to Make a Cash Offer

If a person makes a voluntary takeover offer to acquire Combined Company Ordinary Shares, the offer price must not be less than the highest price paid for the Combined Company Ordinary Shares by the bidder or its concert parties during the three-month period prior to the commencement of the offer period (which generally commences at the time of the first announcement of that offer as a proposed offer or a possible offer (with or without terms)). The Irish Takeover Panel has the power to extend the look back period to 12 months if, taking into account the General Principles, it believes it is appropriate to do so.

If the bidder or any of its concert parties has acquired or acquires Combined Company Ordinary Shares: (i) during the 12 month period prior to the commencement of the offer period that represent more than 10% of the Combined Company Ordinary Shares or (ii) at any time after the commencement of the offer period, the offer must be in cash or accompanied by a full cash alternative and the price per Combined Company Ordinary Share must not be less than the highest price paid by the bidder or its concert parties during, in the case of clause (i), the 12-month period prior to the commencement of the offer period or, in the case of (2), the offer period. The Irish Takeover Panel may apply this rule to a bidder who, together with its concert parties, has acquired less than 10% of the Combined Company Ordinary Shares in the 12 month period prior to the commencement of the offer period if the Irish Takeover Panel, taking into account the General Principles, considers it just and proper to do so.

Frustrating Action

Save with the approval of the Combined Company shareholders given at a duly convened general meeting of Combined Company shareholders or, in the case of certain actions, with the prior written consent of the Irish Takeover Panel, once the Combined Company Board has received an approach which may lead to an offer or has reason to believe an offer is, or may be, imminent, the Combined Company will not be permitted to take (and is obliged to procure that none of its subsidiaries takes) any action (other than seeking alternative offers) which might result in the frustration of that offer or possible offer or in the Combined Company’s shareholders being denied the opportunity to decide on the merits of that offer or possible offer. These include, without limitation, actions such as (i) the issue or grant of shares, (ii) the issue or grant of options to subscribe for shares, (iii) the creation or issue of securities conferring rights of conversion into shares, (iv) acquisitions or disposals of material assets and (v) entering into contracts other than in the ordinary course of business.

Substantial Acquisition Rules

The Irish Takeover Panel is also responsible for administering the Substantial Acquisition Rules 2007 (or SARs), which govern substantial acquisitions of shares and other voting securities in an Irish incorporated public limited company listed on certain stock exchanges, including the NYSE. Among other matters, the SARs regulate the speed at which a person may increase such person’s holding of shares and rights over shares. to an aggregate of between 15% and 30% of the voting rights of a relevant company. Except in certain circumstances, an acquisition, or series of acquisitions of shares or rights over shares representing 10% or more of the voting rights of a relevant company is prohibited, if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding 15% or more but less than 30% of the voting rights of the company and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such holdings.

Shareholder Rights’ Plan and Anti-Takeover Measures

Subject to applicable law, the Amended Irish Holdco Memorandum and Articles of Association provides the Combined Company Board with the power to adopt a shareholder rights’ plan upon such terms as the Combined Company Board deems expedient in the best interests of the Combined Company, including, without limitation, where the Combined Company Board is of the opinion that a rights’ plan could grant them additional time to gather relevant information or pursue strategies in response to or anticipation of, or could prevent, a potential change of control of the Combined Company or accumulation of shares in the capital of the Combined Company or interests therein, and to exercise any power of the Combined Company to grant rights (including approving the execution of any documents relating to the grant of such rights) to subscribe for Combined Company Ordinary Shares or Combined Company Preferred Shares in accordance with the terms of such rights’ plan.

The Combined Company’s ability to adopt a rights’ plan or to take other anti-takeover measures after the Combined Company Board has received an approach which may lead to an offer or has reason to believe an offer is, or may be, imminent would be restricted by the frustrating actions’ prohibition of the Irish Takeover Rules, described above. A number of Irish companies have pre-existing rights’ plans which automatically trigger in specified circumstances without the need for a target board decision (other than a decision to disarm), although the validity of these plans has not been tested with the Irish Takeover Panel or in the Irish courts.

Duration, Dissolution, Rights Upon Liquidation

The Combined Company’s duration of existence is unlimited. The Combined Company may be dissolved and wound-up at any time by way of a members’ voluntary winding-up or a creditors’ winding-up. In the case of a members’ voluntary winding- up, a special resolution is required. The Combined Company may also be dissolved by way of court order on the application of a creditor, by the Irish Registrar of Companies as an enforcement measure where the Combined Company has failed to file certain returns or by the Irish Director of Corporate Enforcement where its affairs have been investigated by an inspector and it appears from the inspector’s report or any information obtained by the Irish Director of Corporate Enforcement that the Combined Company should be wound-up.

The Amended Irish Holdco Memorandum and Articles of Association provides that the Combined Company Ordinary Shareholders shall be entitled to participate in the Combined Company’s surplus assets available for distribution in a winding-up, (i.e., following the settlement of all claims of creditors), pro rata to their respective holdings of Combined Company Ordinary Shares.

The rights the Combined Company Ordinary Shareholders and the holders of Combined Company Deferred Shares will be subject to the preferential rights of any class or series of preference shares in issue from time to time (which might include preferential rights to participate in the Combined Company’s surplus assets available for distribution in a winding-up in priority to the Combined Company Ordinary Shareholders and the holders of Deferred Shares).

Limitation of Liability and Indemnification

Subject to exceptions, the Irish Companies Act does not permit a company to exempt a director or certain officers from, or indemnify a director against, liability in connection with any negligence, default, breach of duty or breach of trust by a director in relation to the company.

The exceptions allow a company to (i) purchase and maintain director and officer insurance against any liability attaching in connection with any negligence, default, breach of duty or breach of trust owed to the company and (ii) indemnify a director or other officer against any liability incurred in defending proceedings, whether civil or criminal (a) in which judgement is given in his or her favor or in which he or she is acquitted or (b) in respect of which an Irish court grants him or her relief from any such liability on the grounds that he or she acted honestly and reasonably and that, having regard to all the circumstances of the case, he or she ought fairly to be excused for the wrong concerned.

Under the Amended Irish Holdco Memorandum and Articles of Association, subject to certain limitations and so far as may be permitted by the Irish Companies Act, each director, officer or employee of the Combined Company, and each person who is or was serving at the request of the Combined Company as a director, officer or employee of another company, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Combined Company shall be entitled to be indemnified by the Combined Company against all costs, charges, losses, expenses and liabilities incurred by him or her in the execution and discharge of his or her duties or in relation thereto, including any liability incurred by him or her in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him or her as a director, officer or employee of the Combined Company or such other company, partnership, joint venture, trust or other enterprise, and in which judgment is given in his or her favor (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his or her part) or in which he or she is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him or her by the court. However, any such indemnity shall not be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for fraud or dishonesty in the performance of his or her duty to the Combined Company unless and only to the extent that the courts of Ireland or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

The Amended Irish Holdco Memorandum and Articles of Association does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Irish law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under the Amended Irish Holdco Memorandum and Articles of Association, the Combined Company can purchase insurance on behalf of any person whom it is required or permitted to indemnify.

In addition to the indemnification required in the Amended Irish Holdco Memorandum and Articles of Association, the Combined Company will enter into deeds of indemnity with each member of its board of directors and each of its officers. These deeds of indemnity will provide for the indemnification of the Combined Company’s directors and officers for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party or other participant, or are threatened to be made a party or other participant, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of the Combined Company, by reason of any action or inaction by them while serving as an officer, director, agent or fiduciary, or by reason of the fact that they were serving at the Combined Company’s request as a director, officer, employee, agent or fiduciary of another entity. In the case of an action or proceeding by or in the right of the Combined Company, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that these Amended Irish Holdco Memorandum and Articles of Association provisions and deeds of indemnity are necessary to attract and retain qualified persons as directors and officers.

The Combined Company will also enter into indemnification agreements with each of the directors and executive officers of APHC to provide contractual indemnification providing for indemnification and advancements by the Combined Company of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to APHC or, at APHC’s request, service to other entities, as officers or directors occurring at or prior to the Merger Effective Time to the maximum extent permitted by applicable law.

The limitation of liability and indemnification provisions that will be in the Amended Irish Holdco Memorandum and Articles of Association may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit the Combined Company and its shareholders. Moreover, a shareholder’s investment may be harmed to the extent the Combined Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Exchange Listing

Irish Holdco will apply for listing, to be effective at the time of the Business Combination, of the Combined Company Ordinary Shares and Combined Company Public Warrants on the NYSE under the symbols “MRDB” and “MRDB.WS,” respectively.

Transfer Agent and Registrar

The transfer agent and registrar for the Combined Company Ordinary Shares is expected to be Computershare Trust Company, N.A.

Warrants

Combined Company Public Warrants

Upon the consummation of the Business Combination, each whole APHC Public Warrant will entitle the registered holder to purchase one whole share of Combined Company Ordinary Shares at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the APHC IPO or 30 days after the completion of the Merger.

Pursuant to the terms of the Continental Warrant Agreement, each outstanding APHC Public Warrant shall remain outstanding but shall be automatically adjusted to become a warrant to purchase that number of Combined Company Ordinary Shares equal to the number of APHC Class A Ordinary Shares that were issuable upon exercise of such APHC Public Warrant immediately prior to the Irish Domestication Merger Effective Time, and shall otherwise continue to have, and be subject to, the same terms and conditions as of immediately prior to the Irish Domestication Merger Effective Time. Pursuant to the Continental Warrant Agreement, a warrant holder may exercise its APHC Public Warrants only for a whole number of Combined Company Ordinary Shares. This means that only a whole APHC Public Warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued upon separation of the APHC Public Units and only whole warrants will trade. Accordingly, unless you have at least three APHC Public Units, you will not be able to receive or trade a whole APHC Public Warrant. The Combined Company Public Warrants will expire five years after the completion of the Merger, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Combined Company will not be obligated to deliver any Combined Company Ordinary Shares pursuant to the exercise of an APHC Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Combined Company Ordinary Shares underlying the APHC Public Warrants is then effective and a prospectus relating thereto is current, subject to the Combined Company satisfying the obligations described below with respect to registration. No Combined Company Public Warrant will be exercisable and we will not be obligated to issue Combined Company Ordinary Shares upon exercise of a Combined Company Public Warrant unless Combined Company Ordinary Shares issuable upon such warrant exercise have been registered, qualified, or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Combined Company Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Combined Company Public Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire and become worthless. In no event will we be required to net cash settle any Combined Company Public Warrant.

In no event later than 15 business days after the closing of the Merger, the Combined Company will use commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Combined Company Ordinary Shares issuable upon exercise of the Combined Company Public Warrants. The Combined Company will use commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the Combined Company Public Warrants in accordance with the provisions of the Continental Warrant Agreement. If a registration statement covering the Combined Company Ordinary Shares issuable upon exercise of the Combined Company Public Warrants is not effective by the sixtieth (60th) business day after the closing of the Merger, warrant holders may, until such time as there is an effective registration statement and during any period when the Combined Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if Combined Company Ordinary Shares are at the time of any exercise of a Combined Company Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Combined Company may, at its option, require holders of Combined Company Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and pursuant to the terms of the Continental Warrant Agreement and, in the event the Combined Company so elects, the Combined Company will not be required to file or maintain in effect a registration statement, and in the event the Combined Company does not so elect, the Combined Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants when the price per share of Combined Company Ordinary Shares equals or exceeds $18.00. Once the Combined Company Public Warrants become exercisable, the Combined Company may call the Combined Company Public Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per Combined Company Public Warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the reported last sale price of the Combined Company Ordinary Shares for each of 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders equals or exceeds $18.00 per share.

If and when the Combined Company Public Warrants become redeemable by the Combined Company, the Combined Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. However, we will not redeem the Combined Company Public Warrants unless an effective registration statement under the Securities Act covering the Combined Company Ordinary Shares issuable upon exercise of the Combined Company Public Warrants is effective and a current prospectus relating to those Combined Company Ordinary Shares is available throughout the 30-day redemption period referenced above.

The Combined Company has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Combined Company Public Warrant exercise price. If the foregoing conditions are satisfied and the Combined Company issues a notice of redemption of the Combined Company Public Warrants, each warrant holder will be entitled to exercise his, her or its Combined Company Public Warrant prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising warrant holder to pay the exercise price for each Combined Company Public Warrant being exercised. However, the price of the Combined Company Ordinary Shares may fall below the $18.00 redemption trigger price as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per share of Combined Company Ordinary Shares equals or exceeds $10.00. Once the Combined Company Public Warrants become exercisable, the Combined Company may call the Combined Company Public Warrants (and the Combined Company Private Warrants on the same terms, if the price is less than $18.00 per Combined Company Ordinary Share) for redemption:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of Combined Company Ordinary Shares except as otherwise described below; and

•

if, and only if, the closing price of Combined Company Ordinary Shares equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “ —Warrants—Combined Company Public Warrants—Anti-Dilution Adjustments”) for each of 20 trading days within the 30-trading day period ending three trading days before the Combined Company sends the notice of redemption to the warrant holders.

The numbers in the table below represent the “redemption prices,” or the number of Combined Company Ordinary Shares that a warrant holder will receive upon such cashless exercise in connection with a redemption by the Combined Company pursuant to this redemption feature, based on the “fair market value” of Combined Company Ordinary Shares on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on the volume-weighted average price of the Combined Company Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Combined Company Public Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Combined Company Public Warrants, each as set forth in the table below.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Combined Company Public Warrant is adjusted as set forth in the first three paragraphs under the heading “ —Anti-dilution Adjustments” below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Combined Company Public Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Combined Company Public Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Combined Company Public Warrant.

	Fair Market Value of Combined Company Ordinary Shares
Redemption Date (period to expiration of Combined Company Public Warrants)	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Combined Company Ordinary Shares to be issued for each Combined Company Public Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable.

As stated above, we can redeem the Combined Company Public Warrants when the Combined Company Ordinary Shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the Public Warrants when the Combined Company Ordinary Shares are trading at a price below the exercise price of the Combined Company Public Warrants, this could result in the warrant holders receiving fewer Combined Company Ordinary Shares than they would have received if they had chosen to wait to exercise their warrants for Combined Company Ordinary Shares if and when such Combined Company Ordinary Shares were trading at a price higher than the exercise price of $11.50.

A holder of a Combined Company Public Warrant may notify the Combined Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Combined Company Ordinary Shares issued and outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments. If the number of outstanding Combined Company Ordinary Shares is increased by a share dividend payable in Combined Company Ordinary Shares, or by a split-up of Combined Company Ordinary Shares or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of Combined Company Ordinary Shares issuable on exercise of each Combined Company Public Warrant will be increased in proportion to such increase in the outstanding Combined Company Ordinary Shares. A rights offering to holders of Combined Company Ordinary Shares entitling holders to purchase Combined Company Ordinary Shares at a price less than the fair market value will be deemed a share dividend of a number of Combined Company Ordinary Shares equal to the product of (a) the number of Combined Company Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Combined Company Ordinary Shares) and (b) one minus the quotient of (x) the price per share of Combined Company Ordinary Shares paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Combined Company Ordinary Shares, in determining the price payable for Combined Company Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Combined Company Ordinary Shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the Combined Company Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Combined Company Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Combined Company Ordinary Shares, as applicable, on account of such Combined Company Ordinary Shares or Ordinary Shares (or other shares of our capital stock into which the Combined Company Public Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of APHC Ordinary Shares in connection with the Business Combination, (d) to satisfy the redemption rights of the holders of Combined Company Ordinary Shares or APHC Ordinary Shares in connection with a shareholder vote to amend the APHC Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of our obligation to redeem 100% of the APHC Ordinary Shares included in the APHC Public Units sold in the APHC IPO if we do not complete the Business Combination within 24 months from the closing of the APHC IPO or (ii) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity or (e) in connection with the redemption of our APHC Class A Ordinary Shares upon our failure to complete the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Combined Company Ordinary Shares in respect of such event.

If the number of outstanding Combined Company Ordinary Shares is decreased by a consolidation, combination, reverse stock split or reclassification of Combined Company Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of Combined Company Ordinary Shares issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding Combined Company Ordinary Shares.

Whenever the number of Combined Company Ordinary Shares purchasable upon the exercise of the Combined Company Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Combined Company Ordinary Shares purchasable upon the exercise of the Combined Company Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Combined Company Ordinary Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Combined Company Ordinary Shares (other than those described above or that solely affects the par value of such Combined Company Ordinary Shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Combined Company Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Combined Company Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Combined Company Public Warrants and in lieu of the Combined Company Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Combined Company Public Warrants would have received if such holder had exercised their Combined Company Public Warrants immediately prior to such event. If less than 70% of the consideration received by the holders of Combined Company Ordinary Shares in such a transaction is payable in the form of securities or shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Combined Company Public Warrant properly exercises the Combined Company Public Warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Continental Warrant Agreement based on the Black-Scholes value (as defined in the Continental Warrant Agreement) of the Combined Company Public Warrant.

The Combined Company Public Warrants will be issued in registered form under the Continental Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the Continental Warrant Agreement, which will be filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, for a complete description of the terms and conditions applicable to the Combined Company Public Warrants. The Continental Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding Combined Company Public Warrants to make any change that adversely affects the interests of the registered holders of Combined Company Public Warrant or amend the terms of the Combined Company Private Warrants.

The Combined Company Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Combined Company Public Warrants being exercised. The warrant holders do not have the rights or privileges of holders of Combined Company Ordinary Shares and any voting rights until they exercise their warrants and receive Combined Company Ordinary Shares. After the issuance of Combined Company Ordinary Shares upon exercise of the Combined Company Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Combined Company Private Warrants

The Combined Company Private Warrants (including the Combined Company Ordinary Shares issuable upon exercise of the Combined Company Private Warrants) will not be transferable, assignable or saleable by the Sponsor (and those permitted transferees holding such warrants) until the earlier to occur of (i) 180 days after the date of the closing of the merger, and (ii) the date on which the Combined Company completes a subsequent liquidation, merger, stock exchange, reorganization, tender offer or other similar transaction that results in all of Combined Company’s shareholders having the right to exchange their Combined Company Ordinary Shares for cash, securities or other property; and they will not be redeemable by us so long as they are held by the Sponsor or its permitted transferees (except as set forth under “Warrants—Combined Company Public Warrants—Redemption of warrants when the price per share of Combined Company Ordinary Shares equals or exceeds $10.00”). Otherwise, the Combined Company Private Warrants have terms and provisions that are identical to those of the Combined Company Public Warrants. Notwithstanding the foregoing, the Combined Company Private Warrants may be transferred, assigned or sold by the Sponsor (and those permitted transferees holding such warrants) in certain limited circumstances including: (i) to the Combined Company, its officers or directors, any affiliates or immediate family members of any of the Combined Company’s officers or directors, any members of the Sponsor, or any affiliates of the Sponsor, (ii) (A) to another entity that is an affiliate of the Sponsor, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the Sponsor or its affiliates or who shares a common investment advisor with the Sponsor, (B) as part of a distribution to members, partners or shareholders of the Sponsor or (C) by gift to a charitable organization, (iii) to a nominee or custodian holding securities on behalf of a beneficial owner to whom a disposition or transfer would be permissible under clauses (i) and (ii) above, (iv) by virtue of the laws of the state of the Sponsor’s organization and the Sponsor’s organizational documents upon dissolution of the Sponsor, (v) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof, (vi) to any person pursuant to any forward purchase agreements that have been entered into prior to January 31, 2022 or to an individual that was an officer of APHC prior to the closing of the Merger, and (vii) in connection with a liquidation, merger, stock exchange, reorganization, tender offer or other similar transaction, which results in all of the Combined Company’s shareholders having the right to exchange their Combined Company Ordinary Shares for cash, securities or other property. If the Combined Company Private Warrants are held by holders other than the Sponsor or its permitted transferees, the Combined Company Private Warrants will be redeemable by us and exercisable by the holders on the same basis as the Combined Company Public Warrants. Currently, the Sponsor is subject to certain lock-up restrictions pursuant to the Letter Agreement and the waiver to the Letter Agreement, between APHC and the Sponsor, which modified in part the terms and conditions of the Letter Agreement, including by permitting transfer to any person pursuant to any forward purchase agreements or other transfer agreement that have been entered into prior to June 21, 2022 or to an individual that was an officer of APHC prior to the closing of the Merger.

If holders of the Combined Company Private Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of Combined Company Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Combined Company Ordinary Shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of the Combined Company Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that it was agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees is because it was not known at the time of issuance whether the Sponsor or its permitted transferees would be affiliated with the Combined Company following the Business Combination. If they remain affiliated with the Combined Company, their ability to sell the Combined Company securities in the open market will be significantly limited. The Combined Company expects to have policies in place that prohibit insiders from selling the Combined Company securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell the Combined Company’s securities, an insider cannot trade in the

Combined Company securities if such insider is in possession of material non-public information. Accordingly, unlike Public Shareholders who could sell the Combined Company Ordinary Shares issuable upon exercise of the Combined Company Public Warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, it is believed that allowing the holders to exercise such warrants on a cashless basis is appropriate.

MariaDB Equity Awards / Rollover Options

As of the date of this proxy statement/prospectus, the only MariaDB Equity Awards outstanding are options to subscribe for MariaDB Ordinary Shares, which will be automatically converted into the Rollover Options at the Merger Effective Time as described below. At the Merger Effective Time, pursuant to the Merger Agreement and the Common Draft Terms, and without any action on the part of APHC, Merger Sub, MariaDB or the holders of any of their securities, each MariaDB Equity Award issued and outstanding immediately prior to the Merger Effective Time shall be automatically converted (with the holder thereof ceasing to have any rights under the original MariaDB Equity Awards on conversion) into an equity award to be settled in Combined Company Ordinary Shares on the same terms and conditions as were applicable to such MariaDB Equity Awards immediately prior to the Merger Effective Time (subject to limited exceptions), equal to the product (rounded down to the nearest whole number) of (i) the number of MariaDB Ordinary Shares subject to such MariaDB Equity Awards immediately prior to the Merger Effective Time and (ii) the Exchange Ratio, at an exercise price per share, if applicable, equal to (x) the exercise price per share of such MariaDB Equity Awards immediately prior to the Merger Effective Time (rounded up to the nearest whole cent) divided by (y) the Exchange Ratio (subject to certain adjustments as described in the Merger Agreement).

SHARES ELIGIBLE FOR FUTURE SALE

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Combined Company Ordinary Shares or warrants of the Combined Company for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of the Combined Company’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) the Combined Company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as the Combined Company was required to file reports) preceding the sale.

Persons who have beneficially owned restricted Combined Company Ordinary Shares or warrants of the Combined Company for at least six months but who are affiliates of the Combined Company at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of the Combined Company Ordinary Shares then outstanding; or

•	the average weekly reported trading volume of the Combined Company Ordinary Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of the Combined Company under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about the Combined Company.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement/prospectus, APHC had 33,189,352 APHC Ordinary Shares outstanding, consisting of 26,551,482 outstanding APHC Class A Ordinary Shares and 6,637,870 outstanding APHC Class B Ordinary Shares. If the Business Combination is approved, (i) up to 26,551,482 Combined Company Shares (less the number of APHC Class A Ordinary Shares for which the holders thereof validly exercise redemption rights and have such shares redeemed) issued to Public Shareholders in connection with conversion of the APHC Class A Ordinary Shares into Combined Company Shares pursuant to the Irish Domestication Merger are expected to be freely tradeable without restriction or further registration under the Securities Act, except for any of such shares held by or transferred to any of APHC’s or the Combined Company’s affiliates, and (ii) the 6,637,870 Combined Company Shares issued to our Initial Shareholders in connection with the conversion of their APHC Class B Ordinary Shares into Combined Company Ordinary Shares pursuant to the Irish Domestication Merger are expected to be subject to restrictions under Rule 145 under the Securities Act

(“Rule 145”), which are similar to those described above with respect to resale of securities initially issued by a shell company. The Combined Company Ordinary Shares that are issued to MariaDB Shareholders in connection with the automatic cancellation and conversion of their MariaDB Ordinary Shares (including MariaDB Ordinary Shares issued on conversion of their MariaDB Preferred Shares) pursuant to the Merger will be freely tradeable without restriction or further registration under the Securities Act, except for Combined Company Ordinary Shares issued to affiliates of MariaDB, which will be subject to restrictions under Rule 145.

As of the date of this proxy statement/prospectus, there are 16,160,791 APHC Warrants outstanding, consisting of 8,850,494 APHC Public Warrants originally sold as part of the APHC Public Units issued in the APHC IPO (including the exercise of the underwriters’ over-allotment option) and 7,310,297 APHC Private Warrants sold in the Private Placement. Following the Business Combination, each warrant will entitle the registered holder to purchase one share of Combined Company Ordinary Shares at a price of $11.50 per share, in accordance with the terms of the warrant agreements governing the warrants. 8,850,494 of these warrants will be Combined Company Public Warrants and are expected to be freely tradeable. In addition, the Combined Company will be obligated to use its best efforts to file no later than 15 days after the closing a registration statement under the Securities Act covering 8,850,494 shares of the Combined Company Ordinary Shares that may be issued upon the exercise of the Combined Company Public Warrants, and cause such registration statement to become effective and maintain the effectiveness of such registration statement until the expiration of the Combine Company Public Warrants.

Registration Rights Agreement

Irish Holdco, the Sponsor, and certain existing shareholders of MariaDB will enter into the Registration Rights Agreement, a form of which is attached to this proxy statement/prospectus as Annex H, which will become effective upon the closing of the Merger, pursuant to which the Sponsor and signatory shareholders of MariaDB and their permitted transferees will be entitled to, among other things, registration rights, including demand, piggy-back and shelf registration rights.

For a detailed description of the Registration Rights Agreement, see the section titled “The Merger Agreement and Related Agreements—Registration Rights Agreement.”

COMPARISON OF SHAREHOLDER RIGHTS

This section describes the material differences between the rights of APHC shareholders and the rights of the Combined Company shareholders. APHC is an exempted company incorporated under the Cayman Islands Companies Act and therefore the rights of APHC Shareholders are governed by the Cayman Islands Companies Act, the APHC Amended and Restated Memorandum and Articles of Association and Cayman Islands common law. The Combined Company is incorporated under the Irish Companies Act and therefore the rights of the Combined Company’s shareholders are governed by the Irish Companies Act and, with effect from its adoption, the Amended Irish Holdco Memorandum and Articles of Association, as well as other Irish laws affecting companies. The differences between the rights of APHC Shareholders and the Combined Company’s shareholders generally result from the differences between the Cayman Islands Companies Act and the APHC Amended and Restated Memorandum and Articles of Association, on the one hand, and the Irish Companies Act and the Amended Irish Holdco Memorandum and Articles of Association, on the other hand. As a result of the Irish Domestication Merger, APHC Shareholders will become Combined Company shareholders. Therefore, following the Irish Domestication Merger, the rights of APHC Shareholders who become Combined Company shareholders as a result of the Irish Domestication Merger will be governed by the laws of Ireland, and will also then be governed by the Amended Irish Holdco Memorandum and Articles of Association. In this section, references to “Combined Company shareholders” includes holders of Combined Company Ordinary Shares.

The section does not include a complete description of all differences among the rights of APHC Shareholders and Combined Company shareholders, nor does it include a complete description of the specific rights referred to below. Furthermore, the description of some of the differences in these rights in this section is not intended to indicate the other difference that may be equally important do not exist. All APHC Shareholders are urged to read carefully and compare the relevant provisions of the Cayman Islands Companies Act and the Irish Companies Act, as well as each company’s governing documents; this summary is qualified in its entirety by reference to the full text of each of the APHC Amended and Restated Memorandum and Articles of Association and the Amended Irish Holdco Memorandum and Articles of Association. See the section titled “Where You Can Find More Information” for information on how to obtain a copy of these documents.

	Combined Company Shareholders	APHC Shareholders
Principal Applicable Legislation	The Irish Companies Act	The Cayman Islands Companies Act

Corporate Purpose	The objects for which the Combined Company was established are very broad and allow the Combined Company to engage in a wide range of activities for which a company may be incorporated under the Irish Companies Act.	The objects for which APHC was established are unrestricted and it shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

Share Capital	Upon consummation of the Business Combination, the authorized share capital of the Combined Company will be $5,010,000 divided into 500,000,000 Combined Company Ordinary Shares with a nominal value of $0.01 each and 100,000,000 Combined Company Preferred Shares with a nominal value of $0.0001 each and	APHC’s authorized share capital is $55,100, which consists of 551,000,000 shares, consisting of 500,000,000 APHC Class A Ordinary Shares, par value $0.0001 per share, 50,000,000 APHC Class B Ordinary Shares, par value $0.0001 per share and 1,000,000 APHC Preferred Shares, par value $0.0001 per share.

Combined Company Shareholders	APHC Shareholders
€25,000 divided into 25,000 Deferred Ordinary Shares with a nominal value of €1.00 each.

Combined Company Ordinary Shares. The Combined Company Ordinary Shares shall rank pari passu in all respects and include the rights: (i) to attend any general meeting of the Combined Company and to exercise one vote per Combined Company Ordinary Share, (ii) to participate pro rata in all dividends declared by the Combined Company and (iii), in the event of the Company’s winding up, to participate pro rata in the total assets of the Combined Company available for distribution. The rights attaching to the Combined Company Ordinary Shares may be subject to the terms of issue of any series or class of Combined Company Preferred Shares allotted by the Combined Company Board from time to time	Ordinary Shares. The Directors may allot, issue, grant options over or otherwise dispose of Ordinary Shares (including fractions of an Ordinary Share) with or without preferred, deferred or other rights or restrictions, whether in regard to dividends or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Cayman Islands Companies Act and the APHC Amended and Restated Memorandum and Articles of Association) vary such rights.

Combined Company Preferred Shares. The Combined Company Preferred Shares may be allotted and issued in one or more classes or series designated by the Combined Company Board, and the Combined Company Board may fix, for each such class or series, such voting power, full or limited, or no voting power, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereon as shall be stated and expressed in the resolution or resolutions adopted by the Combined Company Board providing for the issuance of such class or series.	Preferred Shares. The Directors may allot, issue, grant options over or otherwise dispose of preferred shares (including fractions of preferred shares) with or without preferred, deferred or other rights or restrictions, whether in regard to dividends or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper and may also (subject to the Cayman Islands Companies Act and the articles of association) vary such rights.

Combined Company Deferred Shares. The Combined Company Deferred Ordinary Shares have

	Combined Company Shareholders	APHC Shareholders
been authorized to satisfy the minimum statutory capital requirements for all Irish public limited companies. With effect from the adoption of the Amended Irish Holdco Memorandum and Articles of Association, a holder of Combined Company Deferred Ordinary Shares will (i) not be entitled to receive notice of, attend, speak or vote at, any general meeting of the Combined Company shareholders, (ii) not be entitled to receive any dividend or other distribution declared, made or paid by the Combined Company and (iii) have no rights to participate in the assets of the Combined Company on a winding-up of, or other return of capital by, the Combined Company, save in respect of the nominal value paid-up on such shares.

Directors; Classification

Under the Amended Irish Holdco Memorandum and Articles of Association, the number of directors shall be such as the Combined Company Board may determine from time to time, provided however that the minimum number of directors shall be not less than two.

Under the Amended Irish Holdco Memorandum and Articles of Association, the Combined Company Board will be divided into three classes designated as Class I, Class II and Class III. The term of the initial Class I directors shall terminate at the conclusion of the Combined Company’s 2023 annual general meeting; the term of the initial Class II directors shall terminate on the conclusion of the Combined Company’s 2024 annual general meeting; and the term of the initial Class III directors shall terminate on the

Under the APHC Amended and Restated Memorandum and Articles of Association there shall be a board of directors consisting of not less than one person provided however that APHC may by ordinary resolution increase or reduce the limits in the number of directors.

Each director serve for a two-year term. There is no limit under the APHC Amended and Restated Memorandum and Articles of Association on the number of terms a director may serve on the Board.

	Combined Company Shareholders	APHC Shareholders
conclusion of the Combined Company’s 2025 annual general meeting. Directors are eligible to stand for re-election at the relevant annual general meeting. Directors shall be re-elected for a three-year term.

Board Vacancies

Any vacancy on the Combined Company Board, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director in accordance with the Amended Irish Holdco Memorandum and Articles of Association, may be filled by a majority of the directors then in office or by ordinary resolution of the shareholders (i.e., a simple majority of the members attending and voting). The replacement director will hold office until the next annual general meeting at which the director he replaces would have been subject to retirement by rotation.

In the event of a contested election (i.e., where the number of Combined Company director nominees exceeds the number of Combined Company directors to be elected), each of those nominees shall be voted upon as a separate resolution and the directors of the Combined Company shall be elected by a plurality of the votes cast in person or by proxy at any such meeting. “Elected by a plurality” means the election of those Combined Company director nominees equaling in number the number of positions to be filled at the relevant general meeting that receive the highest number of votes.

The Directors may appoint any person to a director, either to fill a vacancy or as an additional director provided that the appointment does not cause the number of directors to exceed any number fixed by or in accordance with the APHC Amended and Restated Memorandum and Articles of Association.

Except as the Cayman Islands Companies Act or other applicable law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, additional directors and any vacancies in the board of directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the charter documents), or by the sole remaining director. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

Removal of Directors	Under Irish law, Combined Company shareholders may	Prior to the closing of the initial business combination, as defined

	Combined Company Shareholders	APHC Shareholders
remove a director without cause by ordinary resolution, before the expiration of his or her period of office by way of ordinary resolution, provided that at least 28 clear days’ notice of the resolution is given to the Combined Company, and the shareholders comply with the relevant procedural requirements of the Irish Companies Act. Under Irish law, one or more Combined Company shareholders representing not less than 10% of the paid-up share capital of the Combined Company carrying voting rights may requisition the holding of an extraordinary general meeting at which a resolution to remove a director and appoint another person in his or her place may be proposed.

in the APHC Amended and Restated Memorandum and Articles of Association:

(a)   only holders of APHC Class B Ordinary Shares may appoint or remove Directors by ordinary resolution; and

(b)   the article appointing and removing Directors may only be amended by a special resolution passed by at least 90% of the holders of APHC Ordinary Shares.

Fiduciary Duties of Directors

Under Irish law, a fiduciary relationship exists between the directors of the Combined Company and the Combined Company, whereby the directors serve as fiduciaries with respect to the care of the Combined Company’s property and interests.

The Irish Companies Act sets out eight principal fiduciary duties for directors, derived from common law and equitable principles which have been developed by the courts in Ireland over many years. The eight principal fiduciary duties are:

a)  to act in good faith in what the director considers to be the interests of the company;

b)  to act honestly and responsibly in relation to the conduct of the affairs of the company;

c)  to act in accordance with the company’s memorandum of association and articles of

A director owes fiduciary duties to a Cayman Islands exempted company, including to exercise powers for the purposes conferred, exercise independent judgment, not to make secret profits, avoid conflicts of interest and act in good faith in the best interests of the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill. Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

	Combined Company Shareholders	APHC Shareholders

association and to exercise his or her powers only for the purposes allowed by law;

d)  not to use the company’s property, information or opportunities for his or her own benefit, or that of anyone else;

e)  not to agree to restrict the director’s power to exercise an independent judgement;

f)   to avoid conflict of interest;

g)  to exercise due care, skill and diligence; and

h)  to have regard to the interests of the company’s employees in general and its shareholders.

Such duties are owed by the directors to the Combined Company (not to individual Combined Company shareholders or third parties) and only the Combined Company may take an action for breach of duty against a Combined Company director. Upon liquidation, this power may be exercised by the liquidator. In limited situations, shareholders may be able to bring a derivative action on behalf of the Combined Company.

Authority of the Directors	The management of the business and the conduct of the affairs of the Combined Company shall be vested in the Combined Company Board.	The business shall be managed by the Directors who may exercise all the powers of APHC.

Liability of Directors

Under the Irish Companies Act, a director of the Combined Company may be liable to the Combined Company where such director acts in breach of certain of his or her fiduciary duties.

Subject to exceptions, the Irish Companies Act does not permit a

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Grand Court of the Cayman Islands to be contrary to public

Combined Company Shareholders	APHC Shareholders

company to exempt a director or certain officers from, or indemnify a director against, liability in connection with any negligence, default, breach of duty or breach of trust by a director in relation to the company.

The exceptions allow a company to (i) purchase and maintain director and officer insurance against any liability attaching in connection with any negligence, default, breach of duty or breach of trust owed to the company and (ii) indemnify a director or other officer against any liability incurred in defending proceedings, whether civil or criminal (a) in which judgement is given in his or her favor or in which he or she is acquitted or (b) in respect of which an Irish court grants him or her relief from any such liability on the grounds that he or she acted honestly and reasonably and that, having regard to all the circumstances of the case, he or she ought fairly to be excused for the wrong concerned.

Under the Amended Irish Holdco Memorandum and Articles of Association, subject to certain limitations and so far as may be permitted by the Irish Companies Act, each director, officer or employee of the Combined Company, and each person who is or was serving at the request of the Combined Company as a director, officer or employee of another company, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Combined Company shall be entitled to be indemnified by the Combined Company against all costs, charges, losses, expenses and policy, such as to provide indemnification against willful default, willful neglect, fraud or the consequences of committing a crime. The APHC Amended and Restated Memorandum and Articles of Association provides for indemnification of officers and Directors, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default, or willful neglect.

	Combined Company Shareholders	APHC Shareholders

liabilities incurred by him or her in the execution and discharge of his or her duties or in relation thereto, as more particularly described in the section titled “Description of the Combined Company’s Securities” under the heading “Limitation of Liability and Indemnification.”

It is expected that the Combined Company will purchase and maintain directors and officers insurance on behalf of its directors, secretary, and employees.

Shareholder Voting

Except where a greater majority is required by the Irish Companies Act or otherwise prescribed by the Amended Irish Holdco Memorandum and Articles of Association, any question, business or resolution proposed at any general meeting shall be decided by a resolution approved by a simple majority of votes cast, in person or by proxy, at a general meeting of Combined Company shareholders at which a quorum is present (referred to under Irish law as an “ordinary resolution”).

An ordinary resolution is needed, among other matters, to appoint a Combined Company director (where the appointment is by shareholders), to remove a Combined Company director and to provide, vary or renew the Combined Company directors’ authority to allot relevant securities.

Irish law requires approval of certain matters by a resolution approved by not less than 75% of the votes cast, in person or by proxy, at a general meeting of shareholders at which a quorum is present (referred to under Irish law as a “special resolution”).

Matters which require shareholder approval, whether under Cayman Islands statute or a company’s articles of association, are determined (subject to quorum requirements) by simple majority of the shares, provided a quorum is present, and voting at a meeting.

Where the proposed action requires approval by “special resolution” the approval of not less than two-thirds of the shares present and voting at a meeting is required, subject to any additional higher thresholds that may be included in a company’s articles of association.

A resolution put to the vote at a general meeting of APHC shall be decided on a poll.

	Combined Company Shareholders	APHC Shareholders

A special resolution is needed, among other matters, to amend the Amended Irish Holdco Memorandum and Articles of Association, to disapply statutory pre-emption rights on the issuance of equity securities of the Combined Company and to reduce the Combined Company’s company capital.

Additionally, the rights attaching to a particular class of shares may only be varied if (a) the holders of seventy five percent (75%) of the nominal value of the issued shares of that class consent in writing to the variation, or (b) a special resolution, passed at a separate general meeting of the holders of that class, sanctions the variation.

Shareholder / Stockholder Consent to Action Without Meeting	As set out in the Amended Irish Holdco Memorandum and Articles of Association, for so long as Irish Holdco has more than one shareholder, any action required or permitted to be taken by the holders of shares of the Combined Company requires the unanimous consent of the holders of the Combined Company Shares before the shareholders may act by way of written resolution in lieu of holding a duly called annual or extraordinary general meeting of such shareholders.	The APHC Amended and Restated Memorandum and Articles of Association permit both ordinary resolutions and special resolutions to be passed by unanimous written resolution of APHC Shareholders without a meeting being held.

Stockholder/Shareholder Approval of Business Combinations

Mergers under the Cayman Islands Companies Act require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.

All mergers (other than parent/subsidiary mergers) require shareholder approval-there is no exception for smaller mergers.

	Combined Company Shareholders	APHC Shareholders

Where a bidder in connection with a tender offer / contractual acquisition of equity (i.e., not a statutory merger under the Cayman Islands Companies Act) has acquired 90% or more of the shares in a Cayman Islands company to which the offer relates, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court subject to approval at a specially convened meeting by 75% in value of shareholders in attendance, either by person or by proxy, and voting at a shareholders’ meeting.

Shareholder Proposals	The Amended Irish Holdco Memorandum and Articles of Association provides notice procedures for shareholders to propose resolutions to be moved at an annual general meeting (including a resolution to nominate a person as a director). To be timely, a shareholder’s notice must be received by the Secretary of the Combined Company at the principal executive offices of the Combined Company not later than the close of business on the 60th day nor earlier than the close of business on the 90th day before the first anniversary of the preceding year’s annual meeting of shareholders; provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to or

The APHC Amended and Restated Memorandum and Articles of Association permit a shareholder holding not less than 30% in par value of the APHC Ordinary Shares to call a general meeting of APHC to consider business. A general meeting convened by APHC Shareholders shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by directors.

Shareholders seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of APHC not less than 120 calendar days before the date of APHC’s proxy

	Combined Company Shareholders	APHC Shareholders

delayed by more than 60 days after the anniversary of the preceding year’s annual meeting, notice by the shareholder to be timely must be so received not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

The request shall set forth, amongst other requirements, all information related to any proposed nominee for director that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required by Regulation 14A of the Exchange Act, including the person’s written consent to being named in the proxy statement and to serving as director if elected.

statement released to shareholders in connection with the previous year’s annual general meeting or, if APHC did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the APHC Board with such deadline being a reasonable time before APHC begins to print and send its related proxy materials.

Notice of meetings of Shareholders

The Amended Irish Holdco Memorandum and Articles of Association requires that an annual general meeting shall be convened by not less than twenty-one clear days’.

The Amended Irish Holdco Memorandum and Articles of Association requires that, subject to the Irish Companies Act, all extraordinary general meetings shall be convened by not less than 21 clear days’ notice except that they may be called by not less than 14 clear days’ notice where (i) all members, who hold shares that carry rights to vote at the meeting, are permitted to vote by electronic means at the meeting; and (ii) a special resolution reducing the period of notice to 14 days has been passed at the

The APHC Amended and Restated Memorandum and Articles of Association require at least five clear days’ notice to be given for any general meeting.

	Combined Company Shareholders	APHC Shareholders

immediately preceding annual general meeting, or at a general meeting held since that meeting.

“clear days” means calendar days and excludes: the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect

Proxies	The Amended Irish Holdco Memorandum and Articles of Association provides that every Combined Company shareholder entitled to attend and vote at a general meeting may appoint a proxy to attend, speak and vote on his or her behalf and may appoint more than one proxy to attend, speak and vote at the same meeting.	The APHC Amended and Restated Memorandum and Articles of Association provides that the instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorized in writing, or, if the appointor is a corporation or other non-natural person, under the hand of its duly authorized representative. A proxy need not be a shareholder.

Requirement for Quorum for Shareholder Meetings	The quorum is set in the Amended Irish Holdco Memorandum and Articles of Association. Two members present in person or by proxy and having the right to attend and vote at the meeting and together holding shares representing more than 50% of the votes that may be cast by all members at the relevant time shall be a quorum at a general meeting; provided, however, that at any time when the Combined Company is a single-member company, one member of the Combined Company present in person or by proxy, at a general meeting of it shall be a quorum.	Quorum is set in APHC Amended and Restated Memorandum and Articles of Association and is achieved if a majority of the holders of APHC Ordinary Shares are present, in person or by proxy.

Amendments to the Governing Documents	The Amended Irish Holdco Memorandum and Articles of Association may only be amended by a special resolution of the shareholders.	The APHC Amended and Restated Memorandum and Articles of Association may only be amended by a special resolution of the shareholders under Cayman Islands law, save that prior to the closing of the Business Combination, an amendment to

	Combined Company Shareholders	APHC Shareholders
the article appointing and removing directors may only by amended by a special resolution passed by at least 90% of the holders of APHC Ordinary Shares.

Governing Law and Exclusive Forum

The Amended Irish Holdco Memorandum and Articles of Association provides that any dispute or claim arising out of or in connection with the Amended Irish Holdco Memorandum and Articles of Association will be governed by, and construed in accordance with, the laws of Ireland and that the courts of Ireland will have exclusive jurisdiction to settle any dispute arising out of or in connection with the Amended Irish Holdco Memorandum and Articles of Association.

The Amended Irish Holdco Memorandum and Articles of Association separately provides that unless the Combined Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Exchange Act or the Securities Act.

No Similar Provision and any dispute arising out of or in connection with the APHC Amended and Restated Memorandum and Articles of Association will govern by, and construed in accordance with, the laws of the Cayman Islands.

Business Opportunities		APHC renounces any interest or expectancy that it has in, or right to be offered an opportunity to participate in. any business opportunities that may be a corporate opportunity for both APHC and its management.

Appraisal Rights		Under the Cayman Islands Companies Act, shareholders to a statutory merger may, in certain circumstances, be entitled to evoke appraisal rights to be paid the fair market value of their shares, which if necessary may

	Combined Company Shareholders	APHC Shareholders
ultimately be determined by the court. Appraisal rights are not available with respect to the Business Combination.

Dissenters’ Rights

Irish law provides for dissenters’ rights in the event of certain mergers and acquisitions.

Takeover Offer

In the case of a takeover offer for the Combined Company, where a bidder has acquired or contracted to acquire not less than 80% of the Combined Company shares (or relevant class of the Combined Company shares) to which the offer relates, the bidder may, under Irish law, require any non-accepting Combined Company shareholders to sell and transfer their Combined Company shares of the same class on the terms of the offer. In such circumstances, a non-accepting shareholder has the right to apply to the Irish High Court for an order permitting him, or her, to retain his, or her, shares or to vary the terms of the offer as they pertain to him or her (including a variation such as to require payment of a cash consideration).

Statutory Scheme of Arrangement

In the case of a takeover by statutory scheme of arrangement under Chapter 1 of Part 9 of the Irish Companies Act which has been approved by the requisite majority of shareholders, dissenting shareholders have the right to appear at the Irish High Court sanction hearing and make representations in objection to the scheme.

Statutory Merger

In the case of a direct domestic merger or direct cross-border

Takeover Offer

Where a bidder in connection with a tender offer / contractual takeover offer (i.e., not a statutory merger under the Cayman Islands Companies Act) has acquired 90% or more of the shares in a Cayman Islands company to which the offer relates, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder. Non-accepting shareholders may bring an application before the Grand Court of the Cayman Islands within 1 month of receipt of the statutory squeeze-out notice to prevent their shares being compulsorily acquired. Unless there are circumstances of fraud, the Grand Court of the Cayman Islands is unlikely to interfere with the compulsory acquisition.

Scheme of Arrangement

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court subject to approval at a specially convened meeting by 75% in value of shareholders in attendance, either by person or by proxy, and voting at a shareholders’ meeting. Dissenting shareholders have the right to appear before the Grand Court of the Cayman Islands at the sanction hearing and make submissions objecting to the scheme.

	Combined Company Shareholders	APHC Shareholders
merger, which has been approved by the requisite majority of the Combined Company shareholders, if the consideration that is proposed to be paid to the Combined Company shareholders is not all in the form of cash, dissenting Combined Company shareholders may be entitled to require that their Combined Company shares be acquired for cash.

Stockholder/Shareholder Rights’ Plan	Subject to applicable law, the Amended Irish Holdco Memorandum and Articles of Association provides the Combined Company Board with the power to adopt a shareholder rights’ plan upon such terms as the Combined Company Board deems expedient in the best interests of the Combined Company, and to exercise any power of the Combined Company to grant rights (including approving the execution of any documents relating to the grant of such rights) to subscribe for Combined Company Ordinary Shares or preference shares in the capital of the Combined Company in accordance with the terms of such rights’ plan. The Combined Company’s ability to adopt a rights’ plan or to take other anti-takeover measures after the Combined Company Board has received an approach which may lead to an offer or has reason to believe an offer is, or may be, imminent would be restricted by the frustrating actions’ prohibition of the Irish Takeover Rules. A number of Irish companies have pre-existing rights’ plans, which automatically trigger in specified circumstances without the need for a target board decision (other than a decision to disarm), although the validity of these	No Similar Provision in the APHC Amended and Restated Memorandum and Articles of Association.

	Combined Company Shareholders	APHC Shareholders
plans has not been tested with the Irish Takeover Panel or in the Irish courts.

Dividends and Distributions

Under Irish law, the Combined Company may only pay dividends and make other distributions (and, generally, make share repurchases and redemptions) out of distributable profits. In addition, no dividend may be paid or other distribution, share repurchase or redemption made by the Combined Company unless the net assets of the Combined Company are equal to, or exceed, the aggregate of the Combined Company’s called-up share capital plus its un-distributable reserves and the dividend or other distribution, share repurchase or redemption does not reduce the Combined Company’s net assets below such aggregate.

The Amended Irish Holdco Memorandum and Articles of Association authorizes the Combined Company Board to pay such dividends as appears to the Combined Company Board to be justified by the profits of the Combined Company.

The Combined Company Board may also recommend a dividend to be approved and declared by the Combined Company shareholders at a general meeting, provided that no such dividend may exceed the amount recommended by the Combined Company Board.

Under Cayman Islands law and the APHC Amended and Restated Memorandum and Articles of Association, APHC may only pay dividends and make other distributions (and, generally, make share repurchases and redemptions) out of the realized or unrealized profits of the Company, out of the share premium account or as otherwise permitted by law, provided that immediately after dividend or distribution is paid the company shall be able to pay its debts as they fall due in the ordinary course of business.

Inspection of Books and Records	As set out in the Amended Irish Holdco Memorandum and Articles of Association, no shareholder (not being a director) shall have any right of inspecting any financial statement or accounting record of the Combined Company except as conferred by the Irish	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.

Combined Company Shareholders	APHC Shareholders

Companies Act or authorized by the directors or by the Combined Company in a general meeting.

Under Irish law, the Combined Company’s shareholders have the rights to:

(i) receive a copy of the Amended Irish Holdco Memorandum and Articles of Association;

(ii)  inspect and obtain copies of the minutes of general meetings and resolutions of the Combined Company;

(iii)  inspect and receive a copy of the Combined Company’s register of members, register of directors and secretaries, register of directors’ interests, register of directors’ service contracts and memoranda and other statutory registers maintained by the Combined Company;

(iv) receive copies of balance sheets and directors’ and auditors’ reports that have previously been sent to the Combined Company’s shareholders prior to an annual general meeting; and

(v)   receive balance sheets of any subsidiary of Irish Holdco that have previously been sent to the Combined Company’s shareholders prior to an annual general meeting for the preceding 10 years.

	Combined Company Shareholders	APHC Shareholders

Stockholder / Shareholder Lawsuits	Fiduciary duties are owed by the Combined Company’s directors to the Combined Company (not to individual Combined Company shareholders or third parties) and only the Combined Company may take an action for breach of fiduciary duty against a Combined Company director. Upon liquidation, this power may be exercised by the liquidator. In limited situations, the Combined Company shareholders may be able to bring a derivative action on behalf of the Combined Company.	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by APHC’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of APHC only in certain limited circumstances.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

APHC Relationships and Related Party Transactions

Founder Shares

On January 18, 2021, the Sponsor subscribed for 8,625,000 APHC Class B Ordinary Shares (the “Founder Shares”) for a total subscription price of $25,000, and fully paid for these on January 20, 2021. On May 18, 2021, the Sponsor surrendered an aggregate of 1,437,500 Founder Shares for no consideration, thereby reducing the aggregate number of Founder Shares outstanding to 7,187,500. On July 2, 2021, the underwriters partially exercised their over-allotment option, and 549,630 Class B ordinary shares were subsequently forfeited for no consideration, thereby reducing the aggregate number of Founder Shares outstanding to 6,637,870. The Founder Shares will be automatically cancelled and convert into the right to receive Combined Company Ordinary Shares in connection with the Irish Domestication Merger on a one-for-one basis, subject to certain adjustments.

The Sponsor has agreed subject to limited exceptions, not to transfer, assign or sell any of the APHC securities owned by the Sponsor (including the Founder Shares) during a lock-up period pursuant to the Lock-Up Agreement.

Private Warrants

Simultaneously with the closing of the APHC IPO, APHC consummated the Private Placement of 7,000,000 APHC Private Warrants, at a price of $1.00 per APHC Private Warrant to the Sponsor ($7,000,000 in the aggregate).

On July 2, 2021, APHC completed a Private Placement with the Sponsor for an additional 310,297 warrants at a price of $1.00 per warrant generating gross proceeds of $310,297.

Each whole APHC Private Warrant is exercisable for one whole APHC Class A Ordinary Share (or one whole share of Combined Company Ordinary Shares following the closing of the Merger) at a price of $11.50 per share. A portion of the proceeds from the sale of the APHC Private Warrants to the Sponsor was added to the proceeds from APHC IPO held in the Trust Account. If APHC does not consummate a business combination by May 20, 2023, the APHC Private Warrants will expire and become worthless.

Forward Purchase Agreements and Other Transfer Arrangements

On March 15, 2021, the Sponsor entered into forward purchase arrangements with certain institutional and professional accredited investors with whom Dr. Wang and Mr. Xie had pre-existing professional relationships pursuant to which the Sponsor has agreed to transfer a total of 1,600,000 Founder Shares for upfront cash payments of $3.00 per share and 1,600,000 APHC Private Warrants for upfront cash payments of $1.00 per warrant, for total aggregate consideration of $6,400,000, which the Sponsor received prior to the closing of the APHC IPO. The transactions contemplated by these forward purchase arrangements are referred to in this proxy statement/prospectus as the “At Risk Capital Syndication.” In February 2021, the Sponsor, Dr. Wang and Mr. Xie entered into agreements with certain individuals, who are currently APHC officers performing non-executive functions, to transfer to them an aggregate 75,000 Founder Shares upon the closing of the Irish Domestication Merger for non-cash consideration in the form of services rendered. In the first half of 2022, the Sponsor entered into forward purchase arrangements with certain individuals with whom the Sponsor or co-founders had pre-existing relationships to transfer them an aggregate 60,000 Founder Shares for non-cash consideration in the form of services rendered. Together, these other forward purchase arrangements are referred to in this proxy statement/prospectus as the “Other Forward Purchase Arrangements.” The Founder Shares and APHC Private Warrants will be transferred to the counterparties to the At Risk Capital Syndication and the Other Forward Purchase Arrangements prior to the completion of the Irish Domestication Merger, pursuant to the terms and conditions of the waiver to the Letter Agreement, between APHC and the Sponsor, which modified in part the terms and conditions of that certain Letter Agreement, dated as of May 18, 2021, between APHC, the Sponsor and the other individuals party thereto.

Registration Rights Agreement

At the closing of the Merger, Irish Holdco, the Sponsor and certain existing equityholders of MariaDB will enter into the Registration Rights Agreement, a form of which is attached to this proxy statement/prospectus as Annex H, pursuant to which the Sponsor and signatory shareholders of MariaDB and their permitted transferees will be entitled to, among other things, registration rights, including demand, piggy-back and shelf registration rights. The Registration Rights Agreement also provides that the Combined Company will pay certain expenses relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act.

Angel Pond Capital LLC

On January 10, 2022, APHC and MariaDB engaged J.P. Morgan and Angel Pond Capital LLC, an affiliate of the Sponsor, as joint co-placement agents for proposed private placements in connection with the Business Combination, including the Series D Preferred Shares financing and the PIPE Investment. No fees have been incurred nor paid under this engagement as of March 31, 2022, and as discussed below, J.P. Morgan has waived any fees it could have been due under this agreement. The agreement associated with this engagement expired on March 15, 2022.

On March 17, 2022, APHC engaged Angel Pond Capital LLC as placement agent for proposed private placements in connection with the Business Combination. APHC has agreed to pay certain placement agent fees in connection with the engagement. The agreement associated with this engagement was terminated on June 21, 2022.

Related Party Loans

On January 18, 2021, the Sponsor agreed to loan APHC an aggregate of up to $300,000 to cover expenses related to the APHC IPO pursuant to the Note. This loan was non-interest bearing and payable upon the completion of the APHC IPO. On May 20, 2021, the $300,000 outstanding under the Note was repaid in full.

On August 30, 2022, the Sponsor agreed to loan APHC an aggregate of up to $250,000 to be used for expenses of APHC. This loan is non-interest bearing and is to be forgiven upon the consummation of the Business Combination. If the loan is not forgiven, the unpaid principal balance on such loan will be payable by MariaDB. As of the date of this proxy statement/prospectus, there are $150,000 in loan amounts outstanding under the August 30, 2022 promissory note.

On September 14, 2022, the Sponsor agreed to make available to Irish Holdco a loan facility in an aggregate amount of €263,063 to be advanced upon the written request of Irish Holdco. This loan facility agreement is non-interest bearing and any amount outstanding under the loan facility agreement is to be repaid on the Sponsor’s written demand or upon the Merger Effective Time. As of the date of this proxy statement/prospectus, there were no loan amounts outstanding under this September 14, 2022 loan facility agreement.

In addition, in order to finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor, or certain of APHC’s officers and directors may, but are not obligated to, loan APHC funds as may be required (“Working Capital Loans”). If APHC completes a business combination, APHC would repay the Working Capital Loans prior to closing of the Merger. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, APHC may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a business combination or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post business combination entity at a price of $1.00 per warrant. The warrants would be identical to the APHC Private Warrants.

Administrative Services Agreement

On January 26, 2021, APHC entered into an agreement to pay $10,000 a month for office space, administrative and support services to an affiliate of the Sponsor, and will terminate the agreement upon the earlier of a business combination or our liquidation.

Director Independence

Upon the consummation of the Business Combination, the board of directors of the Combined Company is expected to determine that each of the directors on the Combined Company Board other than Mr. Howard and Dr. Wang will qualify as “independent directors,” as defined in the NYSE rules and applicable SEC rules. For additional information, see the section titled “Management of the Combined Company Following Business Combination—Director Independence.”

MariaDB Relationships and Related Party Transactions

For more information, see the section titled “Executive and Director Compensation of MariaDB—Employment Agreements and Offer Letters.”

Indemnification Agreements (Deeds of Indemnity)

The Amended Irish Holdco Memorandum and Articles of Association will provide the board of directors with discretion to indemnify certain key employees when determined appropriate by the board of the Combined Company.

APHC has entered into indemnity agreements with each of its directors and officers and the Combined Company will also enter into indemnification agreements with each of the directors and executive officers of APHC to provide contractual indemnification providing for indemnification and advancements by the Combined Company of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to APHC or, at APHC’s request, service to other entities, as officers or directors occurring at or prior to the Merger Effective Time to the maximum extent permitted by applicable law. The Combined Company also intends to enter into deeds of indemnity with each member of its board of directors and each of its officers. These deeds of indemnity will provide for the indemnification of the Combined Company’s directors and officers for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party or other participant, or are threatened to be made a party or other participant, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of the Combined Company, by reason of any action or inaction by them while serving as an officer, director, agent or fiduciary, or by reason of the fact that they were serving at the Combined Company’s request as a director, officer, employee, agent or fiduciary of another entity. In the case of an action or proceeding by or in the right of the Combined Company, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that these Amended Irish Holdco Memorandum and Articles of Association provisions and deeds of indemnity are necessary to attract and retain qualified persons as directors and officers. For more information regarding director and officer indemnification, see the section titled “Description of the Combined Company’s Securities—Limitation of Liability and Indemnification.”

Policies and Procedures for Related Party Transactions

The Combined Company intends to adopt a new written related party transaction policy to be effective upon the consummation of the Business Combination. The policy will provide that officers, directors, holders of more than 5% of any class of the Combined Company’s voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, will not be permitted to enter into a related-party transaction with the Combined Company without the prior consent of the audit committee, or other independent members of the Combined Company Board in the event it is inappropriate for the audit committee to review such transaction due to a conflict of interest. Any request for the Combined Company to enter into a transaction with an executive officer, director, principal shareholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000, must first be presented to the audit committee for review, consideration, and approval. In approving or rejecting the proposed transactions, the audit committee will take into account all of the relevant facts and circumstances available.

All of the transactions described in this section were entered into prior to the adoption of this policy.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the actual beneficial ownership of outstanding APHC Ordinary Shares as of September 30, 2022 and (ii) the expected beneficial ownership of Combined Company Ordinary Shares immediately following the closing of the Merger (assuming that no APHC Class A Ordinary Shares are redeemed, and alternatively that the maximum number of our shares are redeemed), in each case, by:

•	each person who is known to be the beneficial owner of more than 5% of APHC Ordinary Shares or is expected to be the beneficial owner of more than 5% of Combined Company Ordinary Shares;

•	each of APHC’s current executive officers and directors;

•	each person who is expected to become an executive officer or director of the Combined Company;

•	all current executive officers and directors of APHC as a group; and

•	all individuals expected to serve as executive officers and directors of the Combined Company as a group.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account, or similar arrangement, or (d) the automatic termination of a trust, discretionary account, or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days of September 30, 2022, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

The beneficial ownership of APHC Ordinary Shares pre-Merger is based on 33,189,352 APHC Ordinary Shares issued and outstanding as of September 30, 2022.

The expected beneficial ownership of Combined Company Ordinary Shares post-Merger assumes two scenarios:

•

Assuming No Redemption: This presentation assumes 92,545,148 Combined Company Ordinary Shares outstanding immediately following the closing of the Merger and the other applicable assumptions described in the column titled “No Redemption Scenario” included in the pro forma capitalization table included in “Summary—Impact of the Business Combination on the Combined Company’s Shareholder Ownership.”

•

Assuming Maximum Redemption: This presentation assumes 67,492,475 Combined Company Ordinary Shares outstanding immediately following the closing of the Merger and the other applicable assumptions described in the column titled “Maximum Redemption Scenario” included in the pro forma capitalization table included in “Summary—Impact of the Business Combination on the Combined Company’s Shareholder Ownership.”

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all of the APHC Ordinary Shares beneficially owned by them and all of the Combined Company Ordinary Shares expected to be owned by them following the closing of the Merger. The following table does not reflect record or beneficial ownership of the APHC Private Warrants as these warrants are not exercisable within 60 days of September 30, 2022. To our knowledge, no shares of APHC Ordinary Shares beneficially owned by any executive officer, director or director nominee have been pledged as security.

			After the Business Combination
	Before the Business Combination		Assuming No Redemption		Assuming Maximum Redemption
Name and Address of Beneficial Owners	Number of Shares(2)%		Number of Shares	%	Number of Shares	%
Directors and Named Executive Officers of APHC(1)
Theodore T. Wang(3)(4)	6,592,870	19.9%	4,857,870	5.25%	4,857,870	7.20%
Hanchen Jin	—	—	—	—	—	—
Mary Ann Cloyd	22,500	*	22,500	*	22,500	*
William A. Houlihan	22,500	*	22,500	*	22,500	*
Samuel L. Milbank	—	—	—	—	—	—
All directors and executive officers as a group (5 individuals)(3)(4)	6,637,870	20.0%	4,902,870	5.30%	4,902,870	7.26%
Five Percent Holders before the Business Combination
Angel Pond Partners LLC (the Sponsor)(3)(4)	6,592,870	19.9%	4,857,870	5.25%	4,857,870	7.20%
Shihuang “Simon” Xie(3)(4)(17)	6,592,870	19.9%	8,321,190	8.99%	8,321,190	12.33%
Robert S. Pitts, Jr.(5)	2,476,610	7.5%	2,476,610	2.68%	—	—
Linden Capital L.P.(6)	2,314,042	7.0%	2,314,042	2.50%	750,000	1.11%
Linden Advisors LP(7)	2,446,200	7.4%	2,446,200	2.64%	750,000	1.11%
Directors and Named Executive Officers of the Combined Company After Consummation of the Business Combination(8)
Michael Howard(9)	—	—	2,336,147	2.52%	2,336,147	3.46%
Alexander B. Suh(10)	—	—	4,931,432	5.33%	4,931,432	7.31%
Theodore T. Wang(3)(4)	—	—	4,857,870	5.25%	4,857,870	7.20%
Christine Russell(11)	—	—	7,193	*	7,193	*
Harold R. Berenson	—	—	—	—	—	—
Jurgen Ingels(12)	—	—	5,931,223	6.41%	5,931,223	8.79%
Jon Bakke(13)	—	—	484,730	*	484,730	*
Franz Aman(14)	—	—	382,187	*	382,187	*
All directors and executive officers of the Combined Company as a group (8 individuals)	—	—	18,930,782	20.46%	18,930,782	28.05%
Five Percent Holders of the Combined Company (not listed as directors or executive officers)
Angel Pond Partners LLC (the Sponsor)(3)(4)	6,592,870	19.9%	4,857,870	5.25%	4,857,870	7.20%
Shihuang “Simon” Xie(3)(4)(17)	6,592,870	19.9%	8,321,190	8.99%	8,321,190	12.33%
Intel Capital Corporation	—	—	6,338,374	6.85%	6,338,374	9.39%
SmartFin Capital NV(12)	—	—	5,931,223	6.41%	5,931,223	8.79%
Entities affiliated with Runa Capital Fund II L.P.(15)	—	—	5,316,021	5.74%	5,316,021	7.88%
Alibaba.com (Europe)	—	—	4,599,690	4.97%	4,599,690	6.82%
Patrik Backman(16)	—	—	3,961,306	4.28%	3,961,306	5.87%
Lakeside Travel Holding Ltd.(17)	—	—	3,463,320	3.74%	3,463,320	5.13%

*	Less than one percent.
(1)	Unless otherwise noted, the business address of each of the individuals is 590 Madison Avenue, 21st Floor, New York, New York 10022.
(2)

Interests shown consist solely of Founder Shares, classified as APHC Class B Ordinary Shares. Such shares will be automatically cancelled and convert into the right to receive Combined Company Ordinary Shares in connection with the Irish Domestication Merger on a one-for-one basis, subject to certain adjustments, as described in the section titled “Description of the Combined Company’s Securities.”

(3)

Angel Pond Partners LLC, the Sponsor, is the record holder of the shares reported herein. Dr. Wang and an entity wholly owned and controlled by Mr. Xie, Lionyet International Ltd., are the co-managers of the Sponsor and have joint voting and investment discretion with respect to the ordinary shares held of record by Angel Pond Partners LLC. Accordingly, the shares held by the Sponsor may be deemed to be equally beneficially held by Dr. Wang and Mr. Xie. Dr. Wang and Mr. Xie disclaim beneficial ownership of the ordinary shares held of record by Angel Pond Partners LLC, except to the extent of any pecuniary interest therein. The amounts presented here assume the Sponsor does not distribute any additional ordinary shares before consummation of the Business Combination. Shortly before the consummation of the Irish Domestication Merger, all ordinary shares held of record by the Sponsor are expected to be distributed to the respective accounts beneficially owned by each of Mr. Xie, Dr. Wang, counterparties to the At Risk Capital Syndication and the Other Forward Purchase Arrangements and, thereafter, each of Mr. Xie, Dr. Wang and, to our knowledge, the individuals and entities that are counterparties to the At Risk Capital Syndication and the Other Forward Purchase Arrangements expect to exercise their respective voting and investment discretion independently of each other and solely with respect to the shares beneficially owned by each of them, respectively.
(4)

On March 15, 2021, the Sponsor entered into forward purchase arrangements with Linden Capital L.P., Ronald Santella and Ashton Hudson (through Riverwood Strategic Advisors, LLC), Paul Russo, Xuhua Zhou, Brian Levine, Robert Frumkes, Alexander Zyngier, Leland Hensch, Ronald Morgan, John Willian, Jeff Nedelman, Quan Mai, Pearl Yuan-Garg and Kirtiraj Chauhan, with whom the Sponsor had pre-existing relationships as colleagues of Dr. Wang at an investment bank at which Dr. Wang was previously employed, friends of Dr. Wang or Mr. Xie, or otherwise engaged in professional or business transactions with Dr. Wang or Mr. Xie, pursuant to which the Sponsor has agreed to transfer a total of 1,600,000 Founder Shares for upfront cash payments of $3.00 per share and 1,600,000 APHC Private Warrants for upfront cash payments of $1.00 per warrant, for total aggregate consideration of $6,400,000, which the Sponsor received prior to the closing of the APHC IPO. The transactions contemplated by these forward purchase arrangements are referred to in this proxy statement/prospectus as the “At Risk Capital Syndication.” These transactions were private resales to investors in reliance on the private placement doctrine and the so-called “4(a)(1 1/2)” exemption, and all of the resales were to sophisticated investors who are either qualified institutional buyers (as defined in Rule 144A under the Securities Act) or accredited investors (as defined in Rule 502 under the Securities Act) who had pre-existing relationships with the co-founders. These arrangements were used by the Sponsor to purchase a portion of the APHC Private Warrants from APHC. In February 2021, the Sponsor, Dr. Wang and Mr. Xie entered into forward purchase arrangements with certain individuals, who are currently APHC officers performing non-executive functions, to transfer to them an aggregate of 75,000 Founder Shares for non-cash consideration in the form of services rendered. In the first half of 2022, the Sponsor entered into forward purchase arrangements with certain individuals with whom the Sponsor or co-founders had pre-existing relationships to transfer to them an aggregate of 60,000 Founder Shares for non-cash consideration in the form of services rendered. Together, these other forward purchase arrangements are referred to in this proxy statement/prospectus as the “Other Forward Purchase Arrangements.” The Founder Shares and APHC Private Warrants will be transferred to the counterparties to the At Risk Capital Syndication and the Other Forward Purchase Arrangements prior to the completion of the Irish Domestication Merger pursuant to the terms and conditions of the waiver to the Letter Agreement, between APHC and the Sponsor, which modified in part the terms and conditions of that certain Letter Agreement, dated of May 18, 2021, between APHC, the Sponsor and the other individuals party thereto. Until the transfers are consummated and subject to the provisions of any joinder to the Letter Agreement, the Sponsor will retain total voting and disposition control over the Founder Shares subject to the At Risk

Capital Syndication and the Other Forward Purchase Arrangements, subject to the future delivery obligations. Neither the Sponsor nor the counterparties have any discretionary rights to unwind or otherwise redeem the securities. The Sponsor is not required to reimburse any amounts received in connection with the At Risk Capital Syndication even if no initial business combination is consummated. In addition, it should be noted that the Sponsor and the Syndicated Investors paid a low acquisition cost for the Founder Shares, and that such parties who hold Founder Shares could make a substantial profit even if, following the consummation of the initial business combination, the Combined Company subsequently declines in value or is unprofitable for the public shareholders. See “Risk Factors – The Sponsor, our founders, members of the APHC Board and our officers, and their affiliates, have interests in the Business Combination that are different from or are in addition to other shareholders in recommending that APHC Shareholders vote in favor of approval of the Business Combination, including the Required Proposals described in this proxy statement/prospectus.”

(5)

According to Schedule 13G/A filed with the SEC on February 14, 2022, and represents shares beneficially owned by each of Robert S. Pitts, Jr., Steadfast Capital Management LP, Steadfast Financial LP, Steadfast Capital, L.P., American Steadfast, L.P., Steadfast International Master Fund Ltd., Steadfast Long Capital, L.P., Steadfast Long Capital Master Fund, L.P. and Steadfast Long Financial LP. The “After the Business Combination—Assuming Maximum Redemption” scenario assumes that all the shares beneficially owned are redeemed prior to the initial business combination.

(6)

According to Schedule 13G/A filed with the SEC on February 3, 2022, and represents shares beneficially owned by each of Linden Capital L.P. and Linden GP LLC. Linden Capital L.P. is part of the At Risk Capital Syndication and may have an interest in 750,000 Founder Shares upon the satisfaction of certain conditions, including the consummation of an initial business combination, as further described in footnote 4. The “After the Business Combination—Assuming Maximum Redemption” scenario assumes that all the shares beneficially owned are redeemed prior to the initial business combination, except for the 750,000 Founder Shares that may be held upon the satisfaction of certain conditions, including the consummation of an initial business combination.

(7)

According to Schedule 13G/A filed with the SEC on February 3, 2022, and represents shares beneficially owned by each of Linden Advisors LP and Siu Min Wong, and includes the shares described in footnote 6.

(8)	Unless otherwise noted, the business address of each of the individuals is 699 Veterans Blvd, Redwood City, CA 94063.
(9)	Includes 725,417 Combined Company Ordinary Shares issuable pursuant to options exercisable within 60 days of September 30, 2022.
(10)

Represents shares beneficially owned by J.J. Jacobs Enterprises, LLC, California Technology Partners II, LLP, OnCorps Capital LLC, OnCorps Capital Venture Fund 1 LLC and by Mr. Suh’s brother, Robert Suh. Mr. Alexander B. Suh holds joint voting and investment discretion with respect to these shares. Includes 23,020 Combined Company Ordinary Shares issuable pursuant to options exercisable within 60 days of September 30, 2022.

(11)	Includes 7,193 Combined Company Ordinary Shares issuable pursuant to options exercisable within 60 days of September 30, 2022.
(12)

SmartFin Capital NV (private privak) and Smartfin Capital II CommV are the record holders of the shares reported herein. Mr. Ingels holds joint voting and investment discretion with respect to these shares.

(13)	Includes 484,730 Combined Company Ordinary Shares issuable pursuant to options exercisable within 60 days of September 30, 2022.
(14)	Includes 49,533 Combined Company Ordinary Shares issuable pursuant to options exercisable within 60 days of September 30, 2022.
(15)

Represents 2,579,856 Combined Company Ordinary Shares beneficially owned by Runa Capital Fund II L.P., 2,010,396 Combined Company Ordinary Shares beneficially owned by Runa Capital Opportunity Fund I, L.P., and 725,769 Combined Company Ordinary Shares beneficially owned by Runa Ventures I Limited.

(16)

Represents shares beneficially owned by Patrik Backman and his immediate family, and the following entities controlled by Mr. Backman and/or his family: Open Ocean Opportunity Fund I Ky, Open Ocean Fund Two Ky, Manck Ab, and Sirius Consulting Oy.

(17)

Lakeside Travel Holding Ltd., the record holder of the shares reported herein, is an entity owned and controlled by Mr. Xie. In addition to the shares described further in footnotes 3 and 4, the shares deemed beneficially owned by Mr. Xie in the “After the Business Combination—Assuming No Redemption” and “After the Business Combination—Assuming Maximum Redemption” scenarios include these 3,463,320 Combined Company Ordinary Shares held by Lakeside Travel Holding Ltd.

PRICE RANGE OF SECURITIES AND DIVIDENDS

APHC

Price Range of APHC Securities

The APHC Public Units, each of which consists of one APHC Public Share and one-third of a APHC Public Warrant, began trading on the NYSE under the symbol “POND.U” on May 18, 2021. On July 8, 2021, we announced that holders of the APHC Public Units could elect to separately trade the APHC Class A Ordinary Shares and APHC Public Warrants included in the APHC Public Units. On July 9, 2021, the APHC Class A Ordinary Shares and APHC Public Warrants began trading on the NYSE under the symbols “POND” and “POND WS,” respectively.

Each whole APHC Public Warrant entitles the registered holder to purchase one whole APHC Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the APHC IPO or 30 days after the completion of the initial business combination. Pursuant to the Continental Warrant Agreement, a warrant holder may exercise its APHC Public Warrants only for a whole number of APHC Class A Ordinary Shares. This means that only a whole APHC Public Warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued upon separation of the APHC Public Units and only whole warrants will trade. The APHC Public Warrants will expire five years after the completion of the initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

On January 31, 2022, the trading date before the public announcement of the Business Combination, the APHC Public Units, APHC Class A Ordinary Shares and APHC Public Warrants closed at $9.81, $9.65 and $.52, respectively.

Holders

As of the record date for the Special Meeting, there was one holder of record of the APHC Public Units, one holder of record of our separately traded APHC Class A Ordinary Shares, and two holders of record of APHC Public Warrants. The number of shareholders of record does not include DTC participants or beneficial owners holding shares through nominee names nor a substantially greater number of “street name” holders or beneficial holders whose APHC Public Units, APHC Class A Ordinary Shares and APHC Warrants are held of record by banks, brokers, and other financial institutions.

Dividend Policy

We have not paid any cash dividends on the APHC Class A Ordinary Shares to date and do not intend to pay cash dividends prior to the completion of the Business Combination.

MariaDB

Price Range of MariaDB’s Securities

Historical market price information regarding MariaDB Capital Shares is not provided because there is no public market for MariaDB Capital Shares.

Dividend Policy

MariaDB has not paid any cash dividends on its capital stock to date and does not intend to pay cash dividends prior to the closing of the Business Combination.

PROPOSAL NO. 1—THE BUSINESS COMBINATION PROPOSAL

Overview

We are asking APHC Shareholders to approve the entering into the Merger Agreement and the transactions contemplated thereby, including the Merger. APHC shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the sections titled “The Business Combination” and “The Merger Agreement and Related Agreements” for additional information and a summary of certain terms of the Business Combination and the Merger Agreement. APHC Shareholders are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.

The Resolution

“RESOLVED, as an ordinary resolution, that the Business Combination Agreement, dated as of January 31, 2022 (as further amended or modified from time to time, the “Merger Agreement”) (in the form attached to the proxy statement/prospectus in respect of the meeting as Annex A) by and among APHC, Meridian MergerSub Inc., a Cayman Islands exempted company and wholly owned subsidiary of Irish Holdco, Mangomill plc, an Irish public limited company and wholly owned subsidiary of APHC, and MariaDB Corporation Ab, a Finnish private limited liability company, and APHC’s entry into the same and the transactions contemplated thereby (such transactions, the “Business Combination”) be ratified and approved in all respects.”

Vote Required for Approval

This Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of at least a majority of the ordinary shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote thereon at the Special Meeting “FOR” the Business Combination Proposal. Failure to vote by proxy or to vote in person or via the virtual meeting platform at the Special Meeting and broker non-votes will have no effect on the Business Combination Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Business Combination Proposal.

The Business Combination is conditioned on the approval of Required Proposals at the Special Meeting. If we fail to obtain sufficient votes for Required Proposals, we will not satisfy the conditions to closing of the Merger Agreement and we will be prevented from closing the Business Combination.

Recommendation of our Board of Directors

THE APHC BOARD UNANIMOUSLY RECOMMENDS

THAT APHC SHAREHOLDERS VOTE “FOR”

THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2—THE IRISH DOMESTICATION MERGER PROPOSAL

Overview

APHC Shareholders are being asked to approve the Irish Domestication Merger. APHC is proposing the Irish Domestication Merger as a change in its corporate structure that will lead to the ultimate surviving entity of the Business Combination being an Irish incorporated public limited company. The Irish Domestication Merger will be effected by APHC and Merger Sub filing the Plan of Merger with the Registrar of Companies of the Cayman Islands under the Cayman Islands Companies Act. At the Irish Domestication Merger Effective Time, prior to the closing of the Merger, Merger Sub will merge with and into APHC, the separate corporate existence of Merger Sub will cease, and APHC will continue its existence under the Cayman Islands Companies Act after the merger as a wholly owned subsidiary of Irish Holdco as described in more detail under “—Manner of Effecting the Irish Domestication Merger and the Legal Effect of the Irish Domestication Merger.”

Immediately prior to the effective time of the Irish Domestication Merger, each issued and outstanding APHC Public Unit that has not been previously separated into its component parts upon the request of the holder thereof will be automatically separated into its component parts of one APHC Class A Ordinary Share and one-third of one APHC Public Warrant. At the effective time of the Irish Domestication Merger, (i) each issued and outstanding APHC Ordinary Share will be automatically cancelled and converted into the right to receive one Combined Company Ordinary Shares; (ii) the issued and outstanding APHC Public Warrants will be automatically adjusted to become redeemable warrants to acquire Combined Company Ordinary Shares (no other changes will be made to the terms of any issued and outstanding Combined Company Public Warrants); and (iii) the issued and outstanding APHC Private Warrants issued to the Sponsor in the Private Placement will be automatically adjusted to become warrants to acquire Combined Company Ordinary Shares (no other changes will be made to the terms of any issued and outstanding APHC Private Warrants as a result of the Irish Domestication Merger).

At the Irish Domestication Merger Effective Time, your rights as a shareholder will cease to be governed by the APHC Amended and Restated Memorandum and Articles of Association and the laws of the Cayman Islands and will instead by governed by the Amended Irish Holdco Memorandum and Articles of Association and governed by Irish law.

A copy of the Plan of Merger is attached to this proxy statement/prospectus as Annex J.

Reasons for the Irish Domestication Merger

The APHC Board believes that it is in the best interests of APHC and APHC Shareholders to effect the Irish Domestication Merger as part of the Business Combination which will lead to the ultimate surviving entity of the Business Combination being an Irish incorporated public limited company, in order to take advantage of the favorable business and tax regime in Ireland, that would otherwise be unavailable to the Combined Company if it were to conduct an operating business in the United States as a foreign corporation from certain other potential jurisdictions, such as the Cayman Islands, following the Business Combination. In addition, the APHC Board believes Ireland provides a recognized body of corporate law that will facilitate effective corporate governance by the Combined Company’s officers and directors. Ireland maintains a favorable legal and regulatory environment in which to operate. For many years, Ireland has followed a policy of encouraging companies to incorporate there and in furtherance of that policy, has adopted comprehensive, modern and flexible corporate laws that are regularly updated and revised to meet changing business needs. As a result, many major corporations have initially chosen Ireland as their domicile or have subsequently reincorporated in Ireland. Due to Ireland’s longstanding policy of encouraging incorporation in its jurisdiction and consequently its prevalence as a country of incorporation, Irish courts have developed considerable expertise in dealing with corporate issues and a substantial body of case law has developed construing the Irish Companies Act and establishing public policies with respect to Irish corporations. It is anticipated that the Irish Companies Act will continue to be interpreted and explained in a number of significant court decisions that should provide greater predictability with respect to the Combined Company’s corporate legal affairs.

Regulatory Matters; Third Party Consents

APHC is not required to make any filings or to obtain any approvals or clearances from any antitrust regulatory authorities in the United States or other countries in order to complete the Irish Domestication Merger; however, because the Irish Domestication Merger must occur prior to the closing of the Merger, it will not occur unless the Business Combination can be completed, which will require the approvals as described elsewhere in this section. APHC must comply with applicable United States federal and state securities laws in connection with the Irish Domestication Merger, including the filing with the NYSE of a press release disclosing the Irish Domestication Merger, among other things.

The Irish Domestication Merger will not breach any covenants or agreements binding upon APHC and will not be subject to any additional federal or state regulatory requirements, except compliance with the laws of the Cayman Islands and Ireland necessary to effect the Irish Domestication Merger.

In addition, as part of the procedures to effect the Merger, MariaDB and Irish Holdco are each required, to, among other things, meet the applicable requirements of the Irish Merger Regulations and the relevant provisions of the Finnish Companies Act, which includes filing of the Common Draft Terms in accordance with applicable law, as detailed further in the section titled “Regulatory Matters Related to the Business Combination.”

Amended Irish Holdco Memorandum and Articles of Association

At the effective time of the Irish Domestication Merger, shareholders of APHC will become shareholders of the Combined Company and immediately following the Irish Domestication Merger Effective Time, the Amended Irish Holdco Memorandum and Articles of Association will govern the rights of those shareholders.

A chart comparing your rights as a holder of ordinary shares of APHC as a Cayman Islands exempted company with your rights as a holder of Combined Company Ordinary Shares as an Irish corporation can be found below in “—Comparison of Shareholder Rights under Applicable Corporate Law Before and After the Irish Domestication Merger.”

A copy of the proposed Amended Irish Holdco Memorandum and Articles of Association, which will become effective in advance of the Irish Domestication Merger, is attached to this proxy statement/prospectus as Annex C.

Directors and Officers Following the Irish Domestication Merger and the Business Combination

Alexander B. Suh, Dr. Theodore Wang, Christine Russell, Harold R. Berenson, Jurgen Ingels, and Michael Howard will comprise the board of directors of the Combined Company following the completion of the Business Combination. The officers of the Combined Company following the completion of the Business Combination will be comprised in accordance with the Merger Agreement.

Tax Consequences to U.S. Holders of APHC Class A Ordinary Shares Who Receive Combined Company Ordinary Shares as a Result of the Irish Domestication Merger

In connection with the Irish Domestication Merger, U.S. holders of APHC Class A Ordinary Shares who do not elect to exercise their redemption rights will receive Combined Company Ordinary Shares. For a discussion of the material U.S. federal income tax consequences of the Irish Domestication Merger, see the section titled “—Material U.S. Federal Income Tax Considerations—U.S. Holders—Effects of the Irish Domestication Merger on U.S. Holders.”

Manner of Effecting the Irish Domestication Merger and the Legal Effect of the Irish Domestication Merger

Cayman Islands Law

The approval of the merger between APHC and Merger Sub requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.

Irish Law

At the Irish Domestication Merger Effective Time, APHC’s group structure will be amended by APHC becoming a wholly owned subsidiary of Irish Holdco. As soon as is reasonably practicable after the Merger Effective Time, and subject to and upon the terms and conditions of the Merger Agreement and the applicable provisions of the Cayman Islands Companies Act, APHC will be entered into liquidation and all assets of APHC will be transferred to and liabilities assumed by Irish Holdco. The Liquidation will be consummated immediately upon receipt of approval from the Cayman Registrar and, by virtue of the Liquidation and without any further action on the part of the Parties or the holders of any of the securities of APHC, all of the property, rights, privileges, powers, franchises, debts, liabilities and duties of APHC shall vest in Irish Holdco and the surviving entity of the business transaction, being Irish Holdco, will be domesticated as an Irish corporation.

Comparison of Shareholder Rights under Applicable Corporate Law Before and After the Irish Domestication Merger

When the Irish Domestication Merger is completed, the rights of shareholders will be governed by Irish law, including the Irish Companies Act, rather than by the laws of the Cayman Islands. Certain differences exist between the Irish Companies Act and the Cayman Islands Companies Act that will alter certain of the rights of shareholders and affect the powers of APHC Board and management following the Irish Domestication Merger. See the section titled “Comparison of Shareholder Rights.”

Comparison of Shareholder Rights under the Applicable Organizational Documents Before and After the Irish Domestication Merger

When the Irish Domestication Merger is completed, the rights of shareholders will be governed by the Amended Irish Holdco Memorandum and Articles of Association, rather than the APHC Amended and Restated Memorandum and Articles of Association and the rights of shareholders and the scope of the powers of APHC Board and management will be altered as a result. Shareholders should consider the summary comparison of the laws of the Cayman Islands Companies Act, on the one hand, and the Irish Companies Act, on the other, in the section titled “Comparison of Shareholder Rights.”

The Resolution

“RESOLVED, as a special resolution, that the Plan of Merger to effect the Irish Domestication Merger be authorized, approved and confirmed in all respects, that Angel Pond Holdings Corporation be and is hereby authorized to enter into the Plan of Merger to effect the Irish Domestication Merger, and that the merger of Angel Pond Holdings Corporation with and into Meridian MergerSub Inc., with Angel Pond Holdings Corporation surviving the merger, be authorized, approved and confirmed in all respects.”

Vote Required for Approval

This Irish Domestication Merger Proposal requires approval by a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the APHC Ordinary Shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote thereon at the Special Meeting “FOR”

the Irish Domestication Merger Proposal. Failure to vote by proxy or to vote in person or via the virtual meeting platform at the Special Meeting and broker non-votes will have no effect on the Irish Domestication Merger Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Irish Domestication Merger Proposal.

The Business Combination is conditioned on the approval of Required Proposals at the Special Meeting. If we fail to obtain sufficient votes for Required Proposals, we will not satisfy the conditions to closing of the Merger Agreement and we will be prevented from closing the Business Combination (unless such conditions are appropriately waived).

The Initial Shareholders have agreed to vote any APHC Ordinary Shares owned by them in favor of the Business Combination. As of the record date, the Sponsor, directors, and officers own 20% of our issued and outstanding APHC Ordinary Shares.

Recommendation of our Board of Directors

THE APHC BOARD UNANIMOUSLY RECOMMENDS

THAT APHC SHAREHOLDERS VOTE “FOR”

THE DOMESTICATION MERGER PROPOSAL.

PROPOSAL NO. 3—THE APHC ARTICLES PROPOSAL

Overview

APHC Shareholders are being asked to approve the APHC Amended and Restated Memorandum and Articles of Association in the form attached hereto as Annex B which in the judgment of the APHC Board, is necessary to adequately address the needs of APHC.

The Resolution

“RESOLVED, as a special resolution, that immediately prior to the Irish Domestication Merger Time, the Amended and Restated Memorandum and Articles of Association of APHC currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the proposed APHC Amended and Restated Memorandum and Articles of Association (a copy of which is attached to the proxy statement/prospectus in respect of the Special Meeting as Annex B), including the authorization of the change in authorized share capital as indicated therein.”

Vote Required for Approval

This APHC Articles Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds majority of the APHC Ordinary Shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote thereon at the Special Meeting “FOR” the APHC Articles Proposal. Failure to vote by proxy or to vote in person or via the virtual meeting platform at the Special Meeting and broker non-votes will have no effect on the APHC Articles Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the APHC Articles Proposal.

The Business Combination is conditioned on the approval of Required Proposals at the Special Meeting. If we fail to obtain sufficient votes for Required Proposals, we will not satisfy the conditions to closing of the Merger Agreement and we will be prevented from closing the Business Combination (unless such conditions are appropriately waived).

The Initial Shareholders have agreed to vote any APHC Ordinary Shares owned by them in favor of the Business Combination. As of the record date, the Sponsor, directors, and officers own 20% of our issued and outstanding APHC Ordinary Shares.

Recommendation of our Board of Directors

THE APHC BOARD UNANIMOUSLY RECOMMENDS

THAT APHC SHAREHOLDERS VOTE “FOR”

THE APHC ARTICLES PROPOSAL.

PROPOSAL NO. 4—THE ISSUANCE PROPOSAL

Overview

APHC Shareholders are also being asked to approve the Issuance Proposal.

The APHC Public Units, APHC Class A Ordinary Shares and APHC Public Warrants are listed on the NYSE and, as such, we are seeking shareholder approval for the issuance of approximately 97,912,231 Combined Company Ordinary Shares.

As Aggregate Share Consideration under the Merger and part of the Business Combination, up to an aggregate of 62,807,089 Combined Company Ordinary Shares will be issued to the MariaDB Shareholders and deemed set aside for vested MariaDB Equity Awards by Irish HoldCo. We will also issue 1,915,790 million Combined Company Ordinary Shares to the PIPE Investors upon the consummation of the PIPE Investment. Following the Merger, a change of control will have occurred as such is understood under the NYSE rules and regulations.

Reasons for the Approval of the Issuance Proposal

We are seeking shareholder approval in order to comply with Section 312.03(c) and (d) of the NYSE Listed Company Manual.

Under Section 312.03(c) of the NYSE Listed Company Manual, shareholder approval is required prior to the issuance of ordinary shares, or of securities convertible into or exercisable for ordinary shares, in any transaction or series of related transactions if such securities are not issued in a public offering for cash and (a) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or securities convertible into or exercisable for ordinary shares; or (b) the number of ordinary shares to be issued is, or will be upon the issuance, equal to or in excess of 20% of the number of ordinary shares outstanding before the issuance of the ordinary shares or securities convertible into or exercisable for ordinary shares. APHC will issue shares representing 20% or more of the number of outstanding Combined Company Ordinary Shares prior to the issuance, or 20% or more of its voting power prior to the issuance, pursuant to the Merger Agreement.

Under Section 312.03(d) of the NYSE Listed Company Manual, shareholder approval is required prior to the issuance that will result in a change of control to the issuer.

The Resolution

“RESOLVED, that for purposes of complying with applicable provisions of Section 312.03(c) and (d) of the NYSE Listed Company Manual, the issuance of more than 20% of APHC’s issued and outstanding voting power to MariaDB Shareholders and a change of control of the issuer as such is understood under NYSE rules and regulations, in connection with the Business Combination be approved in all respects.”

Vote Required for Approval

The approval of the Issuance Proposal requires the affirmative vote of the holders of at least a majority of the APHC Ordinary Shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote thereon at the Special Meeting “FOR” the Issuance Proposal. Failure to vote by proxy or to vote in person or via the virtual meeting platform at the Special Meeting and broker non-votes will have no effect on the Issuance Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Issuance Proposal.

Business Combination is conditioned on the approval of Required Proposals at the Special Meeting. If we fail to obtain sufficient votes for Required Proposals, we will not satisfy the conditions to closing of the Merger Agreement and we will be prevented from closing the Business Combination (unless such conditions are appropriately waived). If the Required Proposals are not approved, this Issuance Proposal will have no effect, even if approved by APHC Shareholders.

Recommendation of our Board of Directors

THE APHC BOARD UNANIMOUSLY RECOMMENDS

THAT APHC SHAREHOLDERS VOTE “FOR”

THE ISSUANCE PROPOSAL.

PROPOSAL NO. 5—THE IRISH HOLDCO ARTICLES PROPOSAL

Overview

APHC Shareholders are being asked to consider and approve, on a non-binding basis, the adoption by Irish Holdco of the Amended Irish Holdco Memorandum and Articles of Association in the form attached hereto as Annex C, which in the judgment of the APHC Board, is necessary to adequately address the needs of APHC and the Combined Company.

The main amendments to be made to Irish Holdco’s current Memorandum and Articles of Association are to align the Memorandum and Articles of Association with those typically used by Irish incorporated companies with shares listed on U.S. stock exchanges such as the NYSE, as well as provide for a capitalization structure consistent with the Merger Agreement and the Business Combination. The majority of the more significant amendments are captured in the summary of the key differences between the APHC Amended and Restated Memorandum and Articles of Association under Cayman Islands law and the Amended Irish Holdco Memorandum and Articles of Association under the Irish Companies Act, please see the section titled “Comparison of Shareholder Rights.” The summary is qualified in its entirety by reference to the full text of the APHC Amended and Restated Memorandum and Articles of Association and Amended Irish Holdco Memorandum and Articles of Association, copies of which are included as Annex B and Annex C.

The Resolution

“RESOLVED, on a non-binding basis that, immediately prior to the Irish Domestication Merger, the Irish Holdco’s Memorandum and Articles of Association currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the proposed Amended Irish Holdco Memorandum and Articles of Association (a copy of which is attached to the proxy statement/prospectus in respect of the Shareholders Meeting as Annex C), including the authorization of the change in authorized share capital as indicated therein.”

Vote Required for Approval

The approval of the Irish Holdco Articles Proposal is on a non-binding basis only and does not need to be passed in accordance with Cayman Islands law requirements. We are seeking the affirmative vote of the holders of at least a majority of the ordinary shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote thereon at the Special Meeting “FOR” the Irish Holdco Articles Proposal. Failure to vote by proxy or to vote in person or via the virtual meeting platform at the Special Meeting and broker non-votes will have no effect on the Irish Holdco Articles Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Irish Holdco Articles Proposal.

The Business Combination is conditioned on the approval of Required Proposals at the Special Meeting. If we fail to obtain sufficient votes for Required Proposals, we will not satisfy the conditions to closing of the Merger Agreement and we will be prevented from closing the Business Combination (unless such conditions are appropriately waived).

The Initial Shareholders have agreed to vote any APHC Ordinary Shares owned by them in favor of the Business Combination, including related matters. As of the record date, the Sponsor, directors, and officers own 20% of our issued and outstanding APHC Ordinary Shares.

Important Note

In order to approve such proposal under Irish law and effect the proposal and the Amendment and Restatement of the Current Memorandum and Articles of Irish Holdco, the shareholders of Irish Holdco must take applicable action under Irish law.

Recommendation of our Board of Directors

THE APHC BOARD UNANIMOUSLY RECOMMENDS

THAT APHC SHAREHOLDERS VOTE “FOR”

THE IRISH HOLDCO ARTICLES PROPOSAL.

PROPOSAL NO. 6—THE ELECTION PROPOSAL

Overview

APHC Shareholders are being asked to consider and approve, on a non-binding basis, the election of the below directors to the Combined Company Board, effective upon the closing of the Business Combination.

Michael Howard, Alexander B. Suh, Theodore T. Wang, Christine Russell, Harold R. Berenson, and Jurgen Ingels have been nominated to serve as directors of the Combined Company. The following sets forth information regarding each nominee:

Michael Howard has served as Chief Executive Officer and Director of MariaDB since December 2015. Prior to that, Mr. Howard served as CEO of C9 Inc., a provider of SaaS applications, through its acquisition by InsideSales.com. Mr. Howard previously served as Chief Marketing Officer at Greenplum (now Pivotal), the big data division of EMC Corporation, a provider of enterprise storage systems, software and networks, as well as CEO at Ingrian Networks and OuterBay Technologies. In addition, he served as Vice President and General Manager, Internet Division at Veritas Technologies, a data management company, and Vice President, Data Warehousing and Integration Technologies at Oracle Corporation, a global technology company. Mr. Howard studied Slavic Languages and Literature and Computer Science from the University of California, Berkeley. As the Chief Executive Officer of MariaDB and with his broad experience in the software, including database solutions, industry, we believe Mr. Howard is qualified to serve as a member of the Combined Company’s Board of Directors.

Alexander B. Suh has served as a member of the Board of Directors of MariaDB since 2012. Mr. Suh is a founding Managing Director of California Technology Ventures, LLC, a Southern California venture capital firm focusing on, among other things, information technology, and has served as a Managing Director since 1999. Mr. Suh is also a founding Managing Director of J.J. Jacobs Enterprises, LLC and Jacobs Capital Group, LLC, a Pasadena, California-based venture capital firm and a fund-of-fund firm that offers strategic partnerships with California Technology Ventures, where he has served as a Managing Director between 1993 and 2005, respectively. In addition, Mr. Suh served or has served on numerous for-profit and non-profit boards over the years, including serving on the board of AIVITA Biomedical, Inc., a cell therapy research and development company, since 2016, Gamevice, a game controller designer and engineer, since 2017, and ClearFlow Inc., a company offering a suite of cardiac clearance technologies, since 2011. Mr. Suh graduated from the University of Denver’s School of Business with a BSBA in Management. We believe Mr. Suh is qualified to serve on our Board of Directors given his extensive experience in investment and finance, including in the information technology industry, as well as his broad range of service on company boards, including his service on the MariaDB Board and the knowledge that service brings to the Combined Company’s Board.

Dr. Theodore T. Wang is the co-founder of APHC and serves as the chairman of the APHC board of directors and chief executive officer of APHC. Dr. Wang is the co-manager of the Sponsor. Dr. Wang has more than 25 years of experience in finance and investing. He was a Partner of Goldman Sachs, where he held many leadership positions over the course of his 18-year tenure. He joined Goldman Sachs in 1996 and was named Managing Director and Head of U.S. Convertibles Trading in 2002. In 2006, he was named a Partner and Co-Head of U.S. Stock Trading, Stock Options Trading, Convertibles Trading, Risk Arbitrage and Franchise Risk Management. In 2009, he became Global Co-COO of One Delta Trading, and in 2012 became the unit’s Global Co-Head as well as Co-Head of Equities Trading for the Americas. Upon retiring from Goldman Sachs in 2014, Dr. Wang founded Puissance Capital Management, an asset management firm primarily focusing on investing in innovative healthcare companies in the United States and China. In 2014, he founded Angel Pond Capital LLC, which became an operational broker/dealer firm in 2017 and focuses on advisory services in the life science sector. Dr. Wang serves on the board of one U.S. public company, Bellerophon Therapeutics, and serves on the board of a privately-held company in China, Angel Pharmaceuticals, which he co-founded. He also serves as an independent director on the Audit Committee of Fiduciary Trust Company, a Division of Franklin Templeton. Dr. Wang previously served as an independent director of Tracon Pharmaceuticals, Inc. until June 2019, of

ViewRay, Inc. until July 2019 and of Ekso Bionics Holdings, Inc. until February 2021. Dr. Wang holds a Ph.D in Physics from the University of Minnesota, an MBA from the University of Texas, Austin, and a B.S. from Fudan University in Shanghai, China. He is a trustee of the Dunhuang Foundation, and a member of Committee of 100, an organization of distinguished Chinese Americans with a mission to improve US-China relations. We believe that Dr. Wang is qualified to serve on the Combined Company Board because of his deep financial expertise and his many years of experience in leadership roles, including board positions.

Christine Russell has served as a member of the Board of Directors of MariaDB since July 2022. From July 2018 to September 2020, Ms. Russell served as CFO of PDF Solutions, Inc., a SaaS software company in the semiconductor industry. From March 2015 to March 2018, she was CFO of UniPixel, Inc., a touch sensor film company. Prior to that, Ms. Russell held numerous senior financial management positions, including as CFO, at numerous companies, including Vendavo, Inc., EAG, Inc., Virage Logic, OuterBay Technologies, Ceva, Inc., and Cygnus Solutions. She led the successful IPOs of Persistence Software and Valence Technology. Since 2005 and 2017, respectively, Ms. Russell has served on the board of directors and as audit committee chair of QuickLogic Corporation, a public company in the semiconductor industry, and eGain Corporation, a public company providing customer service infrastructure software solutions. In addition, she joined the board of AXT, Inc., a public company in the semiconductor industry, in December 2019. Ms. Russell has also served on the board of iCoin Technology since March 2021. She is the Past President of Financial Executives International (Silicon Valley Chapter), Past President of the National Association of Corporate Directors (Silicon Valley Chapter), and Past President and Chairman Emeritus of Silicon Valley Directors Exchange. Ms. Russell holds a B.A. and M.B.A. in finance from the University of Santa Clara. We believe Ms. Russell is qualified to serve on our Board of Directors given her extensive financial and management experience as an executive at multiple public companies and numerous fund-backed companies, as well as her broad range of service on public and private company and other boards, and the deep knowledge that service brings to the Combined Company’s Board.

Harold R. Berenson has served as a member of the Board of Directors of MariaDB since September 2022. Mr. Berenson is the founder of Gaia Platform, a platform for developing applications for Autonomous Machines, and served in this role from March 2018 to March 2022. He is the President of True Mountain Group, LLC, a software engineering and management consultancy that he founded in 2002. Mr. Berenson served as VP, Relational Database Services at Amazon Web Services from August 2014 to October 2017. He was the co-founder and President of PredictableIT, a SaaS/infrastructure-as-a-service startup, from January 2005 to October 2006. Mr. Berenson is a former senior engineering executive at Microsoft Corporation, and served as Distinguished Engineer from November 2006 to October 2010, and as General Manager from April 1994 to April 2002. Prior to this, he served as Senior Consulting Engineer at Digital Equipment Corporation for 18 years. Mr. Berenson served on the board of directors of Auger.AI, a private company focused on automated machine learning, from December 2017 to March 2022. We believe Mr. Berenson is qualified to serve on our Board of Directors given his extensive technical and management experience, including in the cloud computing industry.

Jurgen Ingels has served as a member of the Board of Directors of MariaDB since May 2020. Mr. Ingels is the Founder and Managing Partner of SmartFin, a growth stage private equity fund that he founded in December 2014. Prior to this, Mr. Ingels was the Founder and Chief Financial Officer of Clear2Pay, a global payments software technology company, from 1999 until October 2014, when it was acquired by FIS Global. Mr. Ingels previously held the position of Senior Investment Manager at Dexia NV/S.A. from 1997 to 2001. Mr. Ingels has served on the board of directors of Materialise, a public company in the 3D printing/additive manufacturing sector, since November 2013. He has been an advisory board member of NPM Capital since March 2022 and has served on the Investment Committee of Tioga Capital Partners since July 2020. Mr. Ingels currently serves on numerous private company boards and has been a member of different audit committees, including Ghelamco, since June 2017, Itineris, since May 2012 and Projective, since December 2011. Mr. Ingels holds a Master of Science degree in Political and Social Sciences and an MBA from the University of Antwerp. We believe Mr. Ingels is qualified to serve on our Board of Directors given his extensive experience in investment and finance, as well as his broad range of service on company boards, including his service on the MariaDB Board and the knowledge that service brings to the Combined Company’s Board.

The Resolution

“RESOLVED, on a non-binding basis that, the election of directors to the board of the Combined Company in accordance with the Merger Agreement be approved.”

Vote Required for Approval

The approval of the Election Proposal is on a non-binding basis only and does not need to be passed in accordance with Cayman Islands law requirements. We are seeking the affirmative vote of the holders of at least a majority of the ordinary shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote thereon at the Special Meeting “FOR” the Election Proposal. Failure to vote by proxy or to vote in person or via the virtual meeting platform at the Special Meeting and broker non-votes will have no effect on the Election Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Election Proposal.

The Business Combination is conditioned on the approval of Required Proposals at the Special Meeting. If we fail to obtain sufficient votes for Required Proposals, we will not satisfy the conditions to closing of the Merger Agreement and we will be prevented from closing the Business Combination (unless such conditions are appropriately waived). If the Required Proposals are not approved, this Election Proposal will have no effect, even if approved by APHC Shareholders.

The Initial Shareholders have agreed to vote any APHC Ordinary Shares owned by them in favor of the Business Combination, including related matters. As of the record date, the Sponsor, directors, and officers own 20% of our issued and outstanding APHC Ordinary Shares.

Important Note

In order to approve such proposal under Irish law and effect the proposal, the shareholders of Irish Holdco must take applicable action under Irish law.

Recommendation of our Board of Directors

THE APHC BOARD UNANIMOUSLY RECOMMENDS

THAT APHC SHAREHOLDERS VOTE “FOR”

THE ELECTION PROPOSAL.

PROPOSAL NO. 7—THE 2022 EQUITY INCENTIVE PLAN PROPOSAL

Overview

APHC Shareholders are being asked to consider and approve, on a non-binding basis, the adoption by Irish Holdco of the MariaDB plc 2022 Equity Incentive Plan with the effect from the Merger Effective Time. The APHC Board expects to approve for adoption the 2022 Equity Incentive Plan prior to the Special Meeting.

The 2022 Equity Incentive Plan is being adopted in connection with the Merger Agreement and will be used for grants only after the closing of the Merger. If the 2022 Equity Incentive Plan is not approved by the APHC Shareholders, it will not become effective.

The APHC Board believes that the Combined Company must offer a competitive equity incentive program to attract, retain and motivate highly qualified candidates for positions of substantial responsibility who are essential to the Combined Company’s success. The 2022 Equity Incentive Plan also will serve to align the interests of participants in the 2022 Equity Incentive Plan with those of the Combined Company’s shareholders through the grants of awards denominated in, or based on the value of, Combined Company Ordinary Shares.

Appropriate approval of the 2022 Equity Incentive Plan is required, among other things, in order to (i) comply with NYSE rules requiring shareholder approval of equity compensation plans and (ii) allow the grant to eligible employees of options that qualify as “incentive stock options” under Section 422 of the Code.

Summary of the 2022 Equity Incentive Plan

The principal features of the 2022 Equity Incentive Plan are summarized below. The summary is based on the form that is anticipated to be approved by the APHC Board, but as the 2022 Equity Incentive Plan has not yet been approved by the APHC Board, the provisions remain subject to change. As a result, the following description is qualified in its entirety to the terms of the 2022 Equity Incentive Plan as approved by the APHC Board.

The summary below does not contain all information about the 2022 Equity Incentive Plan and does not purport to be a complete description. A copy of the complete text of the form of 2022 Equity Incentive Plan is attached to this proxy statement/prospectus as Annex D, and the following description is qualified in its entirety by reference to Annex D.

Purpose. The purpose of the 2022 Equity Incentive Plan is to attract, retain and motivate employees, officers and directors of, as well as other individual service providers to, the Combined Company and its related companies, including its subsidiaries, by providing them with the opportunity to acquire an equity interest in the Combined Company and to align their interests and efforts to the long-term interests of the Combined Company’s shareholders.

Administration. The Combined Company Board and/or the compensation committee of the Combined Company Board is authorized to administer the 2022 Equity Incentive Plan. Subject to applicable law, the Combined Company Board or its compensation committee may delegate concurrent administration of the 2022 Equity Incentive Plan to different committees consisting of one or more members of the Combined Company Board or to one or more executive officers in accordance with the 2022 Equity Incentive Plan’s terms and any conditions established by the Combined Company Board or its compensation committee. References to the “Plan Administrator” in this summary are, as applicable, to the Combined Company Board, its compensation committee or any other committee or executive officer to whom authority to administer the 2022 Equity Incentive Plan is delegated.

Subject to the terms of the 2022 Equity Incentive Plan, the Plan Administrator is authorized to select the individuals to whom awards will be granted and to determine the types of awards to be granted, the number of

Combined Company Ordinary Shares subject to each award, the vesting terms of each award, and the other terms and conditions of each award. The Plan Administrator is authorized to interpret the 2022 Equity Incentive Plan, to establish rules for its administration and to make any other determination necessary or desirable for the administration of the 2022 Equity Incentive Plan. All decisions, determinations and interpretations by the Plan Administrator will be final, conclusive and binding on all persons.

Share Reserve. A number of Combined Company Ordinary Shares equal to 10% of the aggregate number of Combined Company Ordinary Shares issued and outstanding immediately following the Business Combination will be available for issuance under the 2022 Equity Incentive Plan, subject to equitable adjustments in the event of stock splits and similar capital changes affecting the Combined Company (the “Initial Share Reserve”).

The number of Combined Company Ordinary Shares will automatically increase as of the first day of each fiscal year of the Company commencing after the closing of the Merger and ending on and including the first day of the fiscal year in 2032, by an amount equal to the lesser of (i) 5% of the aggregate number of Combined Company Ordinary Shares outstanding as of the last day of the immediately preceding fiscal year and (ii) an amount determined by the Plan Administrator.

In addition, any Combined Company Ordinary Shares subject to Rollover Options that, on or after the closing of the Merger, subsequently lapse, expire, terminate or otherwise cease to be subject to such Rollover Options (other than by reason of exercise of the Rollover Options), will be available for issuance under the 2022 Equity Incentive Plan.

The following Combined Company Ordinary Shares will again be available for issuance under the 2022 Equity Incentive Plan: (i) shares subject to awards under the 2022 Equity Incentive Plan that lapse, expire, terminate or are canceled prior to the issuance of shares thereunder or that are issued under an award that is thereafter forfeited to or otherwise redeemed by the Combined Company; (ii) shares that are withheld by or tendered to the Combined Company as payment for the purchase price of an award or to satisfy tax withholding obligations related to an award granted under the 2022 Equity Incentive Plan; and (iii) shares subject to an award that is settled in cash or in another manner where some or all of the shares covered by the award are not issued.

Awards assumed or substituted under the 2022 Equity Incentive Plan by the Combined Company in connection with acquisitions or similar transactions will not reduce the share reserve under the 2022 Equity Incentive Plan. Dividends or dividend equivalents paid in Combined Company Ordinary Shares with respect to an award also will not reduce the share reserve, unless the Plan Administrator determines otherwise.

The maximum number of Combined Company Ordinary Shares that can be issued upon the exercise of incentive stock options under the 2022 Equity Incentive Plan may not exceed 10% of the aggregate number of Combined Company Ordinary Shares issued and outstanding immediately following the Business Combination, subject to equitable adjustments in the event of stock splits and similar capital changes affecting the Combined Company.

Combined Company Ordinary Shares issuable under the 2022 Equity Incentive Plan will be drawn from authorized and unissued Combined Company Ordinary Shares or Combined Company Ordinary Shares redeemed by the Combined Company and held as treasury shares.

Eligibility. Awards may be granted under the 2022 Equity Incentive Plan to employees, officers and directors of, as well as independent contractors (including consultants and advisors) to, the Combined Company and its related companies, including its subsidiaries, who are selected by the Plan Administrator to receive an award. Following consummation of the Business Combination, the Combined Company is expected to have approximately 350 employees, including three executive officers, and five non-employee directors who will be eligible to receive awards under the 2022 Equity Incentive Plan.

Adjustments. In the event of a share dividend, share split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to shareholders other than a normal cash dividend or similar change in the Combined Company’s corporate or capital structure, the Plan Administrator will make proportional adjustments to the maximum number and kind of securities (i) available for issuance under the 2022 Equity

Incentive Plan; (ii) issuable as incentive stock options; (iii) subject to any outstanding award, including the per share price of such securities; and (iv) any award terms that are affected by the change, in each case as necessary to prevent the diminution or enlargement of rights under the 2022 Equity Incentive Plan.

Non-Employee Director Compensation Limit. No member of the Combined Company Board who is also not an employee of the Combined Company or a related company may be granted awards or cash compensation for service as a director that exceeds in the aggregate $750,000 in value (with the value of awards denominated in shares computed based on the grant date fair value for such awards in accordance with applicable financial accounting standards). The Combined Company Board or an authorized committee thereof may increase such limit to $1,000,000 for an individual director who is appointed during the fiscal year or who serves as the non-executive chairperson of the Board, as lead independent director or as a member of a specially formed committee of the Board, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation to such non-employee director. Awards granted in previous calendar years will not count against the award limits in subsequent calendar years, even if the awards from previous calendar years are earned, vested or otherwise settled in calendar years following the calendar year in which they are granted.

Types of Awards. The 2022 Equity Incentive Plan permits the grant of any or all of the following types of awards, each of which following grant will be evidenced by a written agreement, which may be electronic:

Stock Options. The Plan Administrator may grant either nonqualified stock options or incentive stock options. Incentive stock options are stock options intended to comply with Section 422 of the Code. The Plan Administrator will determine the vesting terms for stock options. The exercise price of stock options must be at least equal to 100% of the fair market value of the underlying shares on the grant date (or if no price is available on such date, on the most recent date preceding the grant date on which such price is available), except in the case of stock options assumed or substituted for in acquisition transactions. Unless the Plan Administrator determines otherwise, fair market value means, as of a given date, the closing price of the Combined Company Ordinary Shares as reported on the principal stock exchange or national market system on which the shares are traded. Stock options have a maximum term of 10 years from the grant date, subject to earlier termination following a participant’s termination of employment or service relationship with the Combined Company or a related company. Unless an award agreement provides otherwise, vested stock options may be exercised for up to three months after termination of service other than terminations by reason of death or disability, in which case the stock option may be exercised for up to one year thereafter. In no event may a stock option be exercised after expiration of its maximum term. Stock options automatically terminate upon a termination for cause, unless the Plan Administrator determines otherwise.

Stock Appreciation Rights (“SARs”). The Plan Administrator may grant SARs. Upon exercise, SARs are the right to receive, for each SAR exercised, payment in shares or cash, or in a combination of shares and cash, equal to the excess of the Combined Company Ordinary Share’s fair market value on the date of exercise over the SAR grant price of the SAR. The term of a SAR cannot exceed 10 years and its grant price must be at least equal to 100% of the fair market value of the underlying shares on the grant date (or if no price is available on such date, on the most recent date preceding the grant date on which such price is available), except in the case of SARs assumed or substituted for in acquisition transactions.

Stock Awards, Restricted Stock Awards and Restricted Stock Unit Awards. The Plan Administrator may grant awards of Combined Company Ordinary Shares or awards denominated in units of Combined Company Ordinary Shares. These awards may be subject to vesting conditions determined by the Plan Administrator, which may be based on continuous service with the Combined Company or a related company over a prescribed time period or the achievement of specified performance criteria determined by the Plan Administrator. Restricted stock awards and restricted stock unit awards entitle the recipients to acquire Combined Company Ordinary Shares, cash or a combination thereof, upon satisfaction of the applicable vesting restrictions. Unless the Plan Administrator determines otherwise, holders of stock awards and restricted stock awards will have the rights of shareholders upon issuance of such awards.

Performance Awards. The Plan Administrator may grant performance awards in the form of performance share units or performance units. Performance share units are units valued by reference to a designated number of Combined Company Ordinary Shares, and performance units are units valued by reference to a designated amount of property other than Combined Company Ordinary Shares. Both types of awards may be payable in Combined Company Ordinary Shares, cash or other property or a combination thereof, upon the attainment of performance criteria and other terms and conditions established by the Plan Administrator.

Other Stock Awards. The Plan Administrator may grant other share- or cash-based awards under the 2022 Equity Incentive Plan, subject to the 2022 Equity Incentive Plan’s terms and any other terms and conditions determined by the Plan Administrator.

No shares in the capital of the Combined Company will be allotted or issued pursuant to the grant, exercise or vesting of an award (including under any cashless exercise provisions of the 2022 Equity Incentive Plan or any related award agreement), unless such share is fully paid-up in cash on issuance to at least its nominal value and in a manner which does not contravene section 82 (Financial assistance for acquisition of shares) or any other provisions of the Irish Companies Act. A “cashless exercise provision” is one that entitles a holder of an award to elect to receive a reduced number of shares the subject of an award in (or purportedly in) full or partial satisfaction of the relevant exercise price. For the avoidance of doubt, the nominal value of a Combined Company Ordinary Share may not be satisfied in this manner and must, in all circumstances, be paid-up in cash.

Performance Goals. Awards granted under the 2022 Equity Incentive Plan may be subject to the achievement of performance goals for the Combined Company as a whole or any affiliate or business unit of the Combined Company, including, but not limited to, any of the following: cash flows, earnings measures (including before taxes and/or interest and/or depreciation and amortization), earnings (loss) per share, operating income (loss), revenue, operating margin, return on equity, debt, share price appreciation, total or relative shareholder return, strategic initiatives or net income (loss). Performance goals may be established on an absolute basis or relative to the performance of other companies.

No Stock Option Repricing Permitted. The Plan Administrator is not permitted, without shareholder approval, to (a) reduce the exercise or grant price of a stock option or SAR after it is granted; (b) cancel a stock option or SAR at a time when its exercise or grant price exceeds the fair market value of the underlying Combined Company Ordinary Shares, in exchange for cash, another stock option or SAR or other equity award (unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar transaction); or (c) take any other action that is treated as a repricing under U.S. generally accepted accounting principles.

Limited Transferability. Awards (other than vested stock awards) generally may not be transferred, except by will or the laws of descent and distribution, unless the Plan Administrator approves a transfer of an award other than for value that complies with applicable law.

Change of Control or Liquidation. Unless otherwise provided in the instrument evidencing an award or in a written employment, services or other agreement between a participant and the Combined Company or a related company, the Plan Administrator is authorized to determine the effect of a change of control (as defined in the 2022 Equity Incentive Plan) on then-outstanding awards without a participant’s consent, including that outstanding awards will be:

•	converted, continued, assumed, substituted for or replaced by a successor company with appropriate adjustments to the number and kind of shares and purchase or exercise prices;

•	terminated with respect to unvested awards or unexercised options or SARs immediately prior to the change of control;

•	terminated following accelerated vesting and exercisability in amounts determined by the Plan Administrator;

•

terminated in exchange for a payment in cash or property equal to the excess of the amount (i) that would have been attained upon the exercise of an award or settlement of the award as of the date of the change of control over (ii) the exercise or purchase price for such award; or

•	any combination of the foregoing.

Unless otherwise provided with respect to an award, if a successor company does not convert, continue, assume, substitute for or replace an award (or a portion thereof), time-vested awards will become fully vested in connection with the change of control and performance-based awards will be payable based on the terms set forth in the award agreement evidencing such performance award.

“Change of control” generally means the occurrence of any of the following events, unless otherwise defined in an award agreement or in a written employment, services or other agreement between a participant and the Combined Company or a related company:

•

an acquisition by any person, entity or group of beneficial ownership of 50% or more of the total voting power of the then outstanding securities of the Combined Company entitled to vote generally in the election of directors, subject to certain exceptions set forth in the 2022 Equity Incentive Plan;

•

a change in the composition of the Combined Company Board during any 12-month consecutive period following the closing of the Merger, such that the incumbent board members cease to constitute at least a majority of the board (excluding directors whose election or nomination for election by the Combined Company’s shareholders was approved by a majority of the incumbent board authorized to vote on such matter); or

•

the consummation of a “company transaction,” which is generally defined as a merger or consolidation, a sale of all or substantially all of the Combined Company’s outstanding voting securities or a sale, lease or other transfer of all or substantially all of the consolidated assets of the Combined Company, unless

•

after such transaction, the beneficial owners of voting securities immediately prior to the transaction retain at least 50% of the total voting power of the then-outstanding voting securities of the company resulting from such transaction;

•	no person, entity or group beneficially owns more than 50% of the total voting power of the outstanding voting securities of the company resulting from such transaction; and

•	at least a majority of the board of directors of the company resulting from such transaction were incumbent directors of the Combined Company prior to such transaction.

No Individual Rights. No individual or participant will have any claim to be granted any award under the 2022 Equity Incentive Plan. Participation in the 2022 Equity Incentive Plan is entirely discretionary and does not create any contractual or other right to any benefit arising thereunder or to future participation in it (or any future amendment or replacement thereof).

Recoupment. Awards granted under the 2022 Equity Incentive Plan are subject to recoupment pursuant to any compensation recovery or clawback policies of the Combined Company, any clawback provisions in a participant’s terms of employment or any clawback requirements under applicable law.

Amendment and Termination. The Combined Company Board or the compensation committee of the board is permitted to amend the 2022 Equity Incentive Plan or any outstanding award thereunder, except that only the Combined Company Board is permitted to amend the 2022 Equity Incentive Plan if shareholder approval of the amendment is required by applicable law or stock exchange rule. Amendment of an outstanding award generally may not materially adversely affect a participant’s rights under the award without the participant’s consent, subject to certain limited exceptions set forth in the 2022 Equity Incentive Plan.

The Combined Company Board or the compensation committee of the board may suspend or terminate all or any portion of the 2022 Equity Incentive Plan at any time. Unless sooner terminated by the Combined Company Board or the compensation committee of the board, the 2022 Equity Incentive Plan will terminate on the earlier of the 10th anniversary of its approval by the APHC Board and approval by APHC Shareholders. Upon suspension or termination of the 2022 Equity Incentive Plan, then outstanding awards will remain outstanding in accordance with their existing terms and conditions.

Certain United States Federal Income Tax Information

The following is a brief summary of the U.S. federal income tax consequences of the 2022 Equity Incentive Plan generally applicable to the Combined Company and to participants in the 2022 Equity Incentive Plan who are subject to U.S. federal taxes. The summary is based on the Code, applicable Treasury Regulations thereunder and administrative and judicial interpretations thereof, each as in effect on the date of this proxy statement/prospectus and is, therefore, subject to future changes in the law, possibly with retroactive effect. The summary is general in nature and does not purport to be legal or tax advice. Further, the summary does not address issues relating to any U.S. employment, gift or estate tax consequences or the consequences of any state, local or foreign tax laws.

Stock Options.

Nonqualified Stock Options. A participant generally will not recognize taxable income upon the grant or vesting of a nonqualified stock option with an exercise price at least equal to the fair market value of the underlying Combined Company Ordinary Shares on the grant date and no additional deferral feature. When a nonqualified stock option is exercised, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the Combined Company Ordinary Shares underlying the stock option on the date of exercise and the option exercise price. When a participant sells the shares, the participant will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the greater of the fair market value of the shares on the exercise date or the option exercise price.

Incentive Stock Options. A participant generally will not recognize taxable income upon the grant or vesting of an incentive stock option. If a participant exercises an incentive stock option during employment or within three months after the date of termination (12 months in the case of permanent and total disability), the participant will not recognize taxable income at the time of exercise for regular U.S. federal income tax purposes (although the participant generally will have taxable income for alternative minimum tax purposes at that time as if the option were a nonqualified stock option). If a participant sells or otherwise disposes of the Combined Company Ordinary Shares acquired upon exercise of an incentive stock option after the later of (a) one year from the date the participant exercised the stock option and (b) two years from the grant date of the stock option, the participant generally will recognize long-term capital gain or loss equal to the difference between the amount the participant received in the disposition and the option exercise price. If a participant sells or otherwise disposes of Combined Company Ordinary Shares acquired upon exercise of an incentive stock option before these holding period requirements are satisfied, the disposition will constitute a “disqualifying disposition,” and the participant generally will recognize taxable ordinary income in the year of disposition equal to the excess of the fair market value of the shares on the date of exercise over the option exercise price (or, if less, the excess of the amount realized on the disposition of the shares over the option exercise price). The balance of the participant’s gain on a disqualifying disposition, if any, will be taxed as short-term or long-term capital gain, as the case may be.

With respect to both nonqualified stock options and incentive stock options, special rules apply if a participant uses Combined Company Ordinary Shares already held by the participant to pay the exercise price.

Stock Appreciation Rights. A participant generally will not recognize taxable income upon the grant or vesting of a SAR with a grant price at least equal to the fair market value of the Combined Company Ordinary Shares on the grant date and no additional deferral feature. Upon the exercise of a SAR, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the Combined Company Ordinary Shares underlying the SAR on the date of exercise and the grant price of the SAR.

Unrestricted Stock Awards. Upon receipt of a stock award that is not subject to forfeiture, vesting or other similar restrictions, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the Combined Company Ordinary Shares at such time over the amount, if any, paid by the participant with respect to the shares. When a participant sells the Combined Company Ordinary Shares, the participant generally will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the amount, if any, paid by the participant with respect to the shares plus the amount of taxable ordinary income recognized by the participant upon receipt of the shares.

Restricted Stock Awards, Restricted Stock Unit Awards, Performance Share Units and Performance Units. A participant generally will not have taxable income upon the grant of restricted stock awards, restricted stock unit awards, performance share units or performance units. Instead, the participant generally will recognize compensation taxable as ordinary income at the time of vesting or payout equal to the fair market value (on the vesting or payout date, as applicable) of the Combined Company Ordinary Shares or cash received minus any amount paid. For restricted stock only, a participant may instead elect to be taxed at the time of grant if the participant makes a timely and proper Section 83(b) election for the award.

Code Section 409A. Awards granted under the 2022 Equity Incentive Plan to U.S. taxpayers are intended to comply with, or otherwise be exempt from, Code Section 409A, but the Combined Company makes no representation or warranty to that effect with respect to any grants. If the 2022 Equity Incentive Plan or any award thereunder fails to be maintained and administered in compliance with Code Section 409A, a participant could be subject to additional taxes and penalties. To the extent determined necessary and appropriate by the Plan Administrator, the 2022 Equity Incentive Plan and applicable award agreements may be amended to further comply with Code Section 409A or to exempt awards from Code Section 409A.

Tax Withholding. The Combined Company is authorized to deduct or withhold from any award granted or payment due under the 2022 Equity Incentive Plan, or require a participant to remit to the Combined Company or a related company, the amount of any withholding taxes due in respect of the award or payment and to take such other action as may be necessary to satisfy all obligations for the payment of applicable withholding taxes. The Combined Company is not required to issue any shares or otherwise settle an award under the 2022 Equity Incentive Plan until all applicable tax withholding obligations are satisfied.

Plan Benefits

No awards have been granted under the 2022 Equity Incentive Plan, including any awards that are contingent on shareholder approval of the 2022 Equity Incentive Plan. All awards under the 2022 Equity Incentive Plan will be made at the discretion of the Plan Administrator. Therefore, the future benefits and amounts that will be received or allocated to any participant or group of participants under the 2022 Equity Incentive Plan are not determinable at this time. Consequently, no new plan benefits table is included in this proxy statement/prospectus.

Registration with the SEC

Following the closing of the Merger, when permitted by SEC rules, the Combined Company intends to file with the SEC a registration statement on Form S-8 covering the Combined Company Ordinary Shares issuable under the 2022 Equity Incentive Plan. Awards and shares issued thereunder will be subject to compliance with applicable laws.

The Resolution

“RESOLVED, on a non-binding basis that, the MariaDB plc 2022 Equity Incentive Plan in the form attached to the proxy statement/prospectus as Annex D, be approved and adopted in all respects.”

Vote Required for Approval

The approval of the 2022 Equity Incentive Plan Proposal is on a non-binding basis only and does not need to be passed in accordance with Cayman law requirements. We are seeking the affirmative vote of the holders of at least a majority of the ordinary shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote thereon at the Special Meeting “FOR” the 2022 Equity Incentive Plan Proposal. Failure to vote by proxy or to vote in person or via the virtual meeting platform at the Special Meeting and broker non-votes will have no effect on the Issuance Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the 2022 Equity Incentive Plan Proposal.

The Business Combination is conditioned on the approval of Required Proposals at the Special Meeting. If we fail to obtain sufficient votes for Required Proposals, we will not satisfy the conditions to closing of the Merger Agreement, and we will be prevented from closing the Business Combination (unless such conditions are appropriately waived). If the Required Proposals are not approved, this 2022 Equity Incentive Plan Proposal will have no effect, even if approved by APHC Shareholders.

The Initial Shareholders have agreed to vote any APHC Ordinary Shares owned by them in favor of the Business Combination, including related matters. As of the record date, the Sponsor, directors, and officers own 20% of our issued and outstanding APHC Ordinary Shares.

Important Note

In order to approve such proposal under Irish law and effect the proposal, the shareholders of Irish Holdco must take applicable action under Irish law.

Recommendation of the Board of Directors

OUR BOARD UNANIMOUSLY RECOMMENDS

THAT APHC SHAREHOLDERS VOTE “FOR”

THE 2022 EQUITY INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 8—THE NAME CHANGE PROPOSAL

Overview

In this Proposal No. 8, we are asking APHC Shareholders to consider and approve, on a non-binding basis, the change in corporate name of “Mangomill plc” to “MariaDB plc.”

The APHC Board believes that, in connection with the Business Combination, it would be in the best interests of APHC to change the corporate name of Irish Holdco from “Mangomill plc” to “MariaDB plc” in order to more accurately reflect the business purpose and activities of the Combined Company.

The Resolution

The full text of the resolution to be passed in connection with the Irish Holdco’s change of name is as follows:

“RESOLVED, on a non-binding basis that, the corporate name of “Mangomill plc” be changed to “MariaDB plc” in accordance with the Merger Agreement.”

Vote Required for Approval

The approval of the Name Change Proposal is on a non-binding basis only and does not need to be passed in accordance with Cayman Islands law requirements. We are seeking the affirmative vote of the holders of at least a majority of the ordinary shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote thereon at the Special Meeting “FOR” the Name Change Proposal. Failure to vote by proxy or to vote in person or via the virtual meeting platform at the Special Meeting and broker non-votes will have no effect on the Name Change Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Name Change Proposal.

The Business Combination is conditioned on the approval of Required Proposals at the Special Meeting. If we fail to obtain sufficient votes for the Required Proposals, we will not satisfy the conditions to closing of the Merger Agreement, and we will be prevented from closing the Business Combination (unless such conditions are appropriately waived). If the Required Proposals are not approved, this Name Change Proposal will have no effect, even if approved by APHC Shareholders.

The Initial Shareholders have agreed to vote any APHC Ordinary Shares owned by them in favor of the Business Combination, including related matters. As of the record date, the Sponsor, directors, and officers own 20% of our issued and outstanding APHC Ordinary Shares.

Important Note

In order to approve such proposal under Irish law and effect the proposal, the shareholders of Irish Holdco must take applicable action under Irish law.

Recommendation of our Board of Directors

THE APHC BOARD UNANIMOUSLY RECOMMENDS

THAT APHC SHAREHOLDERS VOTE “FOR”

THE NAME CHANGE PROPOSAL.

PROPOSAL NO. 9—THE ADJOURNMENT PROPOSAL

Overview

In this Proposal No. 9, we are asking APHC Shareholders to consider and approve by an ordinary resolution under Cayman Islands law to allow the chairperson of the Special Meeting to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient shares represented to constitute a quorum necessary to conduct business at the Special Meeting or for the approval of one or more proposals at the Special Meeting or to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to shareholders.

The Resolution

“RESOLVED, as an ordinary resolution, that the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes to constitute a quorum or to approve one or more proposals at the Special Meeting be approved.”

Vote Required for Approval

This Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of at least a majority of the ordinary shares who, being present (in person or by proxy) and entitled to vote at the Special Meeting, vote thereon at the Special Meeting “FOR” the Adjournment Proposal. Failure to vote by proxy or to vote in person or via the virtual meeting platform at the Special Meeting and broker non-votes will have no effect on the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Adjournment Proposal.

If the Adjournment Proposal is presented to the Special Meeting and is not approved, the APHC Board may not be able to adjourn the Special Meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the Special Meeting to constitute a quorum or to approve any of the proposals presented at the Special Meeting. In such events, the Business Combination may not be completed.

The Initial Shareholders have agreed to vote any APHC Ordinary Shares owned by them in favor of the Business Combination, including related matters. As of the record date, the Sponsor, directors, and officers own 20% of our issued and outstanding APHC Ordinary Shares.

The Business Combination is conditioned on the approval of Required Proposals at the Special Meeting. The Adjournment Proposal is not a Required Proposal.

Recommendation of our Board of Directors

THE APHC BOARD OUR BOARD UNANIMOUSLY RECOMMENDS

THAT APHC SHAREHOLDERS VOTE “FOR”

THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

ACCOUNTING TREATMENT

We expect the Business Combination to be accounted for as a reverse capitalization in accordance with U.S. GAAP. APHC has been determined to be the acquired company based on evaluation of the following facts and circumstances:

•	MariaDB comprising the ongoing operations of the Combined Company;

•	MariaDB’s senior management comprising the senior management of the Combined Company; and

•	The MariaDB shareholders control the board of directors or having a majority of the voting power of the Combined Company.

Under this method of accounting, APHC will be treated as the acquired company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the Combined Company after closing of the Merger will represent a continuation of the financial statements of MariaDB, with the Business Combination treated as the equivalent of Irish Holdco issuing shares for the net assets of APHC, accompanied by a recapitalization. The net assets of APHC will be stated at historical cost, with no goodwill or other intangible assets recorded.

LEGAL MATTERS

The legality of the issue of the Combined Company Ordinary Shares and warrants to purchase Combined Company Ordinary Shares offered by the proxy statement/prospectus will be opined upon for Irish Holdco by Arthur Cox LLP.

EXPERTS

The financial statements of MariaDB Corporation Ab as of September 30, 2020, and 2021, and for the fiscal years then ended have been included herein and in the registration statement in reliance upon the report of MaloneBailey, LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Angel Pond Holdings Corporation as of December 31, 2021, and for the period from January 18, 2021, (inception) to December 31, 2021, have been included herein and in the registration statement in reliance upon the report of MaloneBailey, LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

APPRAISAL RIGHTS

Appraisal rights or dissenters’ rights are not available to holders of the APHC Ordinary Shares in connection with the Business Combination.

HOUSEHOLDING INFORMATION

Unless we have received contrary instructions, we may send a single copy of this proxy statement/prospectus to any household at which two or more shareholders reside if we believe the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce expenses. A number of brokers with account holders who are APHC shareholders will be “householding” this proxy statement/prospectus. APHC shareholders who participate in “householding” will continue to receive separate proxy cards. If shareholders prefer to receive multiple sets of disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of disclosure documents, the shareholders should follow these instructions:

•

If the shares are registered in the name of the shareholder, the shareholder should contact us at our offices at Angel Pond Holdings Corporation, 590 Madison Avenue, 21st Floor, New York, New York 10022 or by telephone at (212) 878-3702 to inform us of his or her request; or

•	If a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The transfer agent for our securities is Continental Stock Transfer & Trust Company.

FUTURE SHAREHOLDER PROPOSALS

The Special Meeting to be held on November 22, 2022, will be held in lieu of the 2022 general annual meeting of APHC. The next annual meeting of shareholders will be held in 2023. For any proposal to be considered for inclusion in our proxy statement/prospectus and form of proxy for submission to the shareholders at the Combined Company’s 2023 Annual Meeting of shareholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and the proposed Amended Irish Holdco Memorandum and Articles of Association. Such proposals must be received by us at our executive offices a reasonable time before we begin to print and mail its 2023 annual meeting proxy materials in order to be considered for inclusion in the proxy materials for the 2023 annual meeting.

In addition, the proposed Amended Irish Holdco Memorandum and Articles of Association provide notice procedures for shareholders to nominate a person as a director and to propose business to be considered by shareholders at a meeting. To be timely, a shareholder’s notice must be received by the Secretary of the Combined Company at the principal executive offices of the Combined Company not later than the close of business on the 60th day nor earlier than the close of business on the 90th day before the first anniversary of the preceding year’s annual meeting of shareholders; provided, however, that, in the event that the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 60 days after the anniversary of the preceding year’s annual meeting, notice by the shareholder to be timely must be so received not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. However, in no event shall an adjournment or a postponement of an annual meeting for which notice has been given, or the public announcement has been made, commence a new time period for the giving of a shareholder’s notice as described above.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”) required by the Securities Exchange Act of 1934, as amended. Our public filings are available to the public from the SEC’s website at www.sec.gov. You may request a copy of our filings with the SEC (excluding exhibits) at no cost by contacting us at the address and/or telephone number below.

If you would like additional copies of this proxy statement/prospectus or our other filings with the SEC (excluding exhibits) or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact us at the following address and telephone number:

Angel Pond Holdings Corporation

590 Madison Avenue, 21st Floor

New York, NY 10022

(212) 878-3702

Email: info@angelpond.com

You may also obtain additional copies of this proxy statement/prospectus by requesting them in writing or by telephone from our proxy solicitation agent at the following address and telephone number:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902

Individuals call toll-free (800) 662-5200

Banks and Brokers call (203) 658-9400

Email: POND.info@investor.morrowsodali.com

You will not be charged for any of the documents you request. If your shares are held in a stock brokerage account or by a bank or other nominee, you should contact your broker, bank or other nominee for additional information.

If you are an APHC Shareholder and would like to request documents, please do so by November 15, 2022, or five business days prior to the Special Meeting, in order to receive them before the Special Meeting. If you request any documents from us, such documents will be mailed to you by first class mail or another equally prompt means.

This proxy statement/prospectus is part of a registration statement and constitutes a prospectus of APHC in addition to being a proxy statement of APHC for the Special Meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. Information and statements contained in this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an Annex to this proxy statement/prospectus or as an exhibit to the registration statement.

All information contained in this proxy statement/prospectus relating to APHC or Irish Holdco has been supplied by APHC, and all such information relating to MariaDB has been supplied by MariaDB. Information provided by either APHC or MariaDB does not constitute any representation, estimate or projection of any other party. This document is a proxy statement of APHC for the Special Meeting. APHC has not authorized anyone to give any information or make any representation about the Business Combination or the parties thereto, including APHC and Irish Holdco, which is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

INDEX TO THE FINANCIAL STATEMENTS

ANGEL POND HOLDINGS CORPORATION

AUDITED FINANCIAL STATEMENTS

ANGEL POND HOLDINGS CORPORATION UNAUDITED INTERIM FINANCIAL STATEMENTS
Balance Sheets as of June 30, 2022 (Unaudited) and December 31, 2021	F-24
Statements of Operations for the six months ended June 30, 2022 and for period from January 18, 2021 (date of inception) through June 30, 2021 (Unaudited)	F-25
Statement of Changes in Shareholders’ Equity for six months ended June 30, 2022 (Unaudited)	F-26
Statements of Cash Flows for the six months ended June 30, 2022 and for the period from January 18, 2021 (date of inception) through June 30, 2021 (Unaudited)	F-27
Notes to Financial Statements (Unaudited)	F-28

MARIADB CORPORATION AB

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Angel Pond Holdings Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Angel Pond Holdings Corp. (the “Company”) as of December 31, 2021, and the related statement of operations, stockholders’ equity (deficit), and cash flows for the period from January 18, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the period from January 18, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ MaloneBailey, LLP

www.malonebailey.com

We have served as the Company’s auditor since 2021.

Houston, Texas

March 15, 2022

ANGEL POND HOLDINGS CORPORATION

BALANCE SHEET

December 31, 2021

ASSETS
Current assets
Cash	$487,993
Prepaid expenses	521,584

Total current assets	1,009,577

Cash and marketable securities held in Trust Account	265,524,231

Total assets	$266,533,808

LIABILITIES AND SHAREHOLDERS’ EQUITY(DEFICIT)
Current liabilities
Accounts payable and accrued expenses	$781,248

Total current liabilities	781,248
Warrant liability	12,516,912
Deferred underwriting fee payable	9,293,019

Total liabilities	22,591,179

Ordinary Shares subject to possible redemption, 26,551,482 shares at December 31, 2021, redemption value	265,524,231

Shareholders’ Equity (Deficit):
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none outstanding	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 0 issued and outstanding (excluding 26,551,482 Class A ordinary shares subject to possible redemption)	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 6,637,870 shares issued and outstanding (1)	664
Additional paid in capital	—
Accumulated deficit	(21,582,266)

Total shareholders’ equity (deficit)	(21,581,602)

Total Liabilities and shareholders’ equity (deficit)	$266,533,808

(1)	The shares and the associated amounts have been retroactively restated to reflect the surrender of 1,437,500 and 549,630 Class B shares on May 18, 2021 and July 2, 2021, respectively (see Note 2).

See accompanying notes to the financial statements.

ANGEL POND HOLDINGS CORPORATION

STATEMENT OF OPERATIONS

For the Period from January 18, 2021 (Date of Inception) through December 31, 2021

Formation costs and other operating expenses	$1,995,702

Loss from operations	(1,995,702)
Other Income:
Interest income	9,410
Change in fair value of warrant liability	3,863,189

Net income	$1,876,897

Weighted average shares outstanding of Class A redeemable ordinary shares, basic and diluted (1)	17,600,489
Basic and diluted net income per ordinary share of Class A redeemable shares	$0.08
Weighted average shares outstanding of Class B non-redeemable ordinary shares, basic and diluted (1)	6,637,870
Basic and diluted net income per share of Class B non-redeemable ordinary shares	$0.08

(1)	The shares and the associated amounts have been retroactively restated to reflect the surrender of 1,437,500 and 549,630 Class B shares on May 18, 2021 and July 2, 2021, respectively (see Note 2).

See accompanying notes to the financial statements.

ANGEL POND HOLDINGS CORPORATION

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

For the Period from January 18, 2021 (Date of Inception) through December 31, 2021

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid in Capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance—January 18, 2021 (date of inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to sponsor (1)	—	—	7,187,500	719	24,281	—	25,000
Sale of 25,000,000 Units, net of underwriters discount and offering costs	25,000,000	2,500	—	—	227,865,729	—	227,868,229
Ordinary shares subject to redemption	(25,000,000)	(2,500)	—	—	(227,890,010)	(22,108,354)	(250,000,864)
Option for sale of 1,551,482 units, net of underwriters discount	1,551,482	155	—	—	14,172,347	—	14,172,502
Forfeiture of Class B ordinary shares	—	—	(549,630)	(55)	55	—	—
Ordinary shares subject to redemption	(1,551,482)	(155)	—	—	(14,172,402)	(1,350,809)	(15,523,366)
Net income	—	—	—	—	—	1,876,897	1,876,897

Balance—December 31, 2021	—	$—	6,637,870	$664	$—	$(21,582,266)	$(21,581,602)

(1)	The shares and the associated amounts have been retroactively restated to reflect the surrender of 1,437,500 and 549,630 Class B shares on May 18, 2021 and July 2, 2021, respectively (see Note 2).

See accompanying notes to the financial statements.

ANGEL POND HOLDINGS CORPORATION

STATEMENT OF CASH FLOWS

For the Period from January 18, 2021 (Date of Inception) through December 31, 2021

Cash flow from operating activities:
Net income	$1,876,897
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned in Trust Account	(9,410)
Change in fair value of warrant liability	(3,863,189)
Transaction costs allocable to warrant liability	733,547
Changes in operating assets and liabilities:
Prepaid expenses	(521,584)
Accounts payable and accrued expenses	781,248

Net cash used in operating activities	(1,002,491)

Cash flows from investing activities:
Investment of cash in Trust Account	(265,514,820)

Net cash used in investing activities	(265,514,820)

Cash flows from financing activities:
Proceeds from sale of Units, net of underwriting discounts paid	260,204,522
Proceeds from sale of Class B ordinary shares	25,000
Proceeds from promissory note—related party	300,000
Proceeds from sale of Private Placement Warrants	7,310,297
Repayment of promissory note—related party	(300,000)
Payments of deferred offering costs	(534,515)

Net cash provided by financing activities	267,005,304

Net change in cash	487,993
Cash at the beginning of the period	—

Cash at the end of the period	$487,993

Non-Cash investing and financing activities:
Initial Classification of Class A shares subject to redemption	$265,514,820
Change in value of Class shares subject to redemption	9,411
Deferred underwriting fee payable	9,293,019
Initial measurement of warrants issued in connection with the Public Offering accounted for as liabilities	8,850,494

See accompanying notes to the financial statements.

ANGEL POND HOLDINGS CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Angel Pond Holdings Corporation (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on January 18, 2021. The Company was incorporated for the purpose of effectuating a merger, share exchange, asset acquisition, share purchase, reorganization, or other similar business combination with one or more businesses. The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

Our only activities from inception to December 31, 2021 were organizational activities, those necessary to prepare for the Initial Public Offering (“Initial Public Offering”) and identifying a target company for a business combination. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering was declared effective on May 12, 2021. On May 20, 2021 the Company consummated the Initial Public Offering of 25,000,000 units (“Units” and, with respect to Class A Ordinary Shares included in the Units offered, the “Public Shares”), generating gross proceeds of $250,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering and on July 2, 2021, the Company consummated the sale of 7,000,000 and 310,297 private placement warrants, respectively (the “Private Placement Warrants”) at a price of $1 per warrant in a private placement to Angel Pond Partners LLC (the “Sponsor”), generating gross proceeds of $7,000,000 and $310,297, respectively, which are described in Note 4.

Following the closing of the Initial Public Offering on May 20, 2021, an amount of $250,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement Warrants was placed in a trust account (“Trust Account”) which may be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 188 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account to the Company’s shareholders, as described below.

In connection with the Initial Public Offering, the underwriters were granted an option to purchase up to an additional 3,750,000 Units to cover over-allotments, if any. On June 30, 2021, the underwriters partially exercised their over-allotment option, and on July 2, 2021, the underwriters purchased 1,551,482 Units (the “Over-Allotment Units”) at an offering price of $10.00 per unit, generating gross proceeds to the Company of $15,514,820. On July 2, 2021, simultaneously with the sale of the Over-Allotment Units, the Company completed a private placement with the Sponsor for an additional 310,297 warrants at a price of $1.00 per warrant (the “Additional Private Placement Warrants”), generating gross proceeds of $310,297. Approximately $15,514,820 of the net proceeds from the Over-Allotment Units and Additional Private Placement Warrants have been deposited in the Trust Account.

Transaction costs amounted to $15,137,827 consisting of $5,310,293 of underwriting fees, $9,293,019 of deferred underwriting fees (see Note 6) and $534,515 of other costs. $514,236 of the total underwriting costs were expenses in connection with the warrant liability and the balance was charged to equity. In addition, at the closing of the initial public offering, $753,772 of cash was held outside of the Trust Account and is available for working capital purposes.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. NYSE rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (as defined below) (excluding the amount of any deferred underwriting commissions held in the Trust Account) at the time of the signing a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination. Upon the closing of the Initial Public Offering, management has agreed that $10.00 per Unit sold in the Initial Public Offering, including the proceeds from the sale of the Private Placement Units, will be held in a trust account and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

The Company will provide its holders of the outstanding Public Shares (the “Public Share”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek shareholder approval of a Business Combination at a meeting called for such purpose at which shareholders may seek to redeem their shares, regardless of whether they vote for or against a Business Combination. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.

If the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Certificate of Incorporation provides that, a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares without the Company’s prior written consent.

The public shareholders will be entitled to redeem their shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to shareholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. These shares of Class A Ordinary Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity”.

If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Certificate of Incorporation, offer such redemption pursuant to the tender offer rules of the Securities and Exchange Commission (the “SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

The Company’s Sponsor has agreed (a) to vote its Founder Shares (as defined in Note 5), the ordinary shares included in the Private Units (the “Private Shares”) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination, (b) not to propose an amendment to the Company’s Certificate of Incorporation with respect to the Company’s pre-Business Combination activities prior to the consummation of a Business Combination unless the Company provides dissenting public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment; (c) not to redeem any shares (including the Founder Shares) and Private Placement Units (including underlying securities) into the right to receive cash from the Trust Account in connection with a shareholder vote to approve a Business Combination (or to sell any shares in a tender offer in connection with a Business Combination if the Company does not seek shareholder approval in connection therewith) or a vote to amend the provisions of the Amended and Restated Certificate of Incorporation relating to shareholders’ rights of pre-Business Combination activity and (d) that the Founder Shares and Private Placement Units (including underlying securities) shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Sponsor will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if the Company fails to complete its Business Combination.

The Company will have until May 20, 2023 to consummate a Business Combination. If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations under Delaware law to provide for claims of creditors and the requirements of applicable law. The underwriter has agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00). There will be no redemption rights or liquidating distributions with respect to the Founder Shares (as defined below) or the Private Placement Warrants, which will expire worthless if the Company fails to complete a Business Combination within the 24-month time period.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the day of liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriter of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure its shareholders that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Prior to the completion of the Initial Public Offering, the Company lacked the liquidity it needed to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statement. The Company has since completed its Initial Public Offering at which time capital in excess of the funds deposited in the Trust Account and/or used to fund offering expenses was released to the Company for general working capital purposes. Accordingly, management has since reevaluated the Company’s liquidity and financial condition and determined that sufficient capital exists to sustain operations through July 1, 2022 and therefore substantial doubt has been alleviated.

Management is currently evaluating the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statement. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $487,993 in cash and no cash equivalents as of December 31, 2021.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands.

Shares Subject to Possible Redemption

The Company accounts for its shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, shares are classified as shareholders’ equity. The Company’s shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2021, shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Offering Costs

Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to our initial public offering. Offering costs amounting to $15,137,827 consisting of $5,310,293 of underwriting fees, $9,293,019 of deferred underwriting fees and $534,515 of other costs. $514,236 of the total underwriting costs were expenses in connection with the warrant liability and the balance was charged to equity.

Cash Held in Trust Account

At December 31, 2021, the assets held in the Trust Account were invested in a money market fund.

Net Income Per Ordinary Share

Basic income per ordinary share is computed by dividing net income applicable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period. Consistent with FASB 480, ordinary shares subject to possible redemption, as well as their pro rata share of undistributed trust earnings consistent with the two-class method, have been excluded from the calculation of income per ordinary share for the period from January 18, 2021 (inception) through December 31, 2021. Such shares, if redeemed, only participate in their pro rata share of trust earnings. Diluted income per share includes the incremental number of ordinary shares to be issued to settle warrants, as calculated using the treasury method. For the period from January 18, 2021 (inception) through December 31, 2021, the Company did not have any dilutive warrants, securities or other contracts that could potentially, be exercised or converted into ordinary shares. As a result, diluted income per ordinary share is the same as basic income per ordinary share for all periods presented.

A reconciliation of net income per ordinary share as adjusted for the portion of income that is attributable to ordinary shares subject to redemption for the period from January 18, 2021 (Date of Inception) through December 31, 2021 is as follows:

	Class A	Class B
Basic and diluted net income per share
Numerator:
Allocation of net income	$1,362,894	$514,003
Denominator:
Basic and diluted weighted average common shares outstanding	17,600,489	6,637,870
Basic and diluted net income per share	$0.08	$0.08

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Forfeiture of Shares

On May 18, 2021, the Sponsor surrendered 1,437,500 Class B shares. The par value of the ordinary and preferred shares were not adjusted as a result of the surrender. All references to ordinary shares,

warrants to purchase ordinary shares, share date, per share data and related information contained in the balance sheet have been retroactively adjusted to reflect this share surrender for all periods presented. On July 2, 2021, the underwriters partially exercised the over-allotment option to purchase an additional 1,551,482 Units. In connection with the partial exercise of the over-allotment option and the expiration of the over-allotment option on July 2, 2021, 549,630 Class B Ordinary Shares were forfeited for no consideration.

Recently Issued Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Subsequent Events

Management of the Company evaluates events that have occurred after the balance sheet date of December 31, 2021 through the date these financial statements were issued. Based upon the review, management did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the financial statements, except for the following:

On December 26, 2021, the Company submitted to the NYSE a business plan that demonstrates how the Company expects to return to compliance with the minimum public shareholders requirement within 18 months of receipt of the Notice (the “Business Plan”). The Company anticipates that it will satisfy this listing requirement within such time period once it consummates an initial business combination. On February 4, 2022, the NYSE removed the Company from NYSE’s “Watch List” and informed the Company that it is now considered a “company back in compliance” in relation to the NYSE’s continued listing standards.

On January 31, 2022, the Company entered into a Business Combination Agreement (the “Merger Agreement”) by and between the Company, Mangomill plc, a public limited company incorporated in Ireland (“Irish Holdco”), Meridian MergerSub Inc., a Cayman Islands exempted company and a wholly owned subsidiary of Irish Holdco (“Merger Sub”), and MariaDB Corporation Ab, a Finnish private limited liability company (“MariaDB”).

Pursuant to the Merger Agreement, (i) Merger Sub will merge with and into the Company with the Company being the surviving entity (the “Domestication Merger”) and (ii) MariaDB will merge with and into Irish Holdco with Irish Holdco continuing as the surviving entity (the “Merger”). Following the Merger, the Company will be liquidated (the “Liquidation,” and together with the Merger, the Domestication Merger and the other transactions contemplated by the Merger Agreement, the “Proposed Business Combination”). In connection with the Proposed Business Combination, Irish Holdco will change its name to “MariaDB plc”.

As a result of the Domestication Merger, each issued and outstanding Class A Ordinary Share and Class B Ordinary Share of the Company will convert into the right to receive one ordinary share of Irish Holdco (“Irish Holdco Ordinary Shares”), and each issued and outstanding warrant to purchase Class A Ordinary Shares of the Company will be exercisable by its terms to purchase an equal number of Irish Holdco Ordinary Shares.

The aggregate share consideration to be distributed to holders of MariaDB securities at the effective time of the Merger (the “Effective Time”) is 62,807,089 Irish Holdco Ordinary Shares. At the Effective Time, and without any action on the part of any party or holder of any of its securities:

•

each MariaDB ordinary share (“MariaDB Ordinary Share”) issued and outstanding immediately prior to the Effective Time will be canceled and converted into the right to receive a number of Irish Holdco Ordinary Shares equal to the Exchange Ratio (as defined in the Merger Agreement); and

•	each equity award that is issued and outstanding under MariaDB’s equity incentive plans (each, a “Company Equity Award”) as of immediately prior to the Effective Time shall be automatically converted into an equity award to be settled in Irish Holdco Ordinary Shares on the same terms and conditions as were applicable to such Company Equity Award immediately prior to the Effective Time, equal to the product of the number of MariaDB Ordinary Shares subject to such Company Equity Award and the Exchange Ratio, at an exercise price per share equal to the exercise price per share of such Company Equity Award divided by the Exchange Ratio.

The Merger Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) the APHC Available Cash (as defined in the Merger Agreement) shall not be less than $100,000,000, (ii) approval of the Proposed Business Combination by the respective shareholders of the Company and MariaDB, (iii) the consummation of a private placement pursuant to the Subscription Agreements (as defined below) for an aggregate purchase price of $18,200,000 (the “PIPE Investment”), (iii) the sum of cash in the Trust Account (after giving effect to the APHC Share Redemptions (as defined in the Merger Agreement) but without giving effect to the payment of transaction expenses) and any Additional PIPE Investment Amount (as defined in the Merger Agreement) shall be at least $15,000,000, (iv) effectiveness of the registration statement on Form S-4 to be filed by Irish Holdco in connection with the Proposed Business Combination, (v) receipt of applicable regulatory approvals, (v) receipt of conditional approval for listing on the NYSE the Irish Holdco Ordinary Shares, and (vi) the absence of any applicable law or order restraining, prohibiting or imposing any condition on the consummation of the closing of the Proposed Business Combination (the “Closing”).

Concurrently with the execution of the Merger Agreement, the Company entered into the following agreements:

•

Subscription Agreements with certain PIPE investors (the “PIPE Investors”), pursuant to which, among other things, the PIPE Investors have agreed to purchase an aggregate number of Irish Holdco Ordinary Shares for $9.50 per share in the PIPE Investment, for an aggregate purchase price equal to $18,200,000.

•

Shareholder Support Agreements with certain shareholders of MariaDB, pursuant to which, among other things, such MariaDB shareholders agreed to, among other things, support and vote all of their MariaDB shares in favor of the Proposed Business Combination.

In connection with the Proposed Business Combination, the Company will also enter into the following agreements:

•

Lock-Up Agreements with certain shareholders of MariaDB and certain of our shareholders, pursuant to which, among other things and subject to certain exceptions, such holders will agree that they will not sell or otherwise transfer the Irish Holdco Ordinary Shares received pursuant to the transactions contemplated by the Merger Agreement for a period of 180 days after the Closing. The Lock-Up Agreement as it relates to the Sponsor and Initial Shareholders, will supersede the obligations of the Sponsor and Initial Shareholders with respect to the lock-up under the Letter Agreement entered into by the Sponsor and Initial Shareholders in connection with the Company’s initial public offering in May 2021.

•

Registration Rights Agreements with certain equity holders of MariaDB and certain of our shareholders, pursuant to which, among other things, Irish Holdco will be required to file, within 30 days after the Closing, a registration statement to register the resale of certain securities of Irish Holdco held by such MariaDB and Company shareholders, who will also have customary demand and “piggyback” registration rights, subject to certain requirements and customary conditions.

The Merger Agreement and related agreements are further described in the Current Report on Form 8-K filed by the Company on February 1, 2022.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 25,000,000 Units at a purchase price of $10.00 per Unit. Each Unit will consist of one of the Company’s Class A Ordinary Shares, $0.0001 par value, and one third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A Ordinary Share at an exercise price of $11.50 per whole share (see Note 8).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the Initial Public Offering and the subsequent closing of Over-Allotment Units, the Sponsor purchased 7,000,000 and 310,297 Private Placement Warrants, respectively, at a price of $1.00 per warrant for an aggregate purchase price of $7,310,297.

Each Private Placement Warrant is identical to the units offered in the Initial Public Offering, except there will be no redemption rights or liquidating distributions from the trust account with respect to private placement shares or private placement warrants, which will expire worthless if we do not consummate a business combination within the Combination Period.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On January 18, 2021, the Company issued an aggregate of 8,625,000 of Class B Ordinary Shares (the “Founder Shares”) to the Sponsor for an aggregate purchase price of $25,000. On May 18, 2021, the Sponsor surrendered 1,437,500 Class B shares, resulting in an aggregate of 7,187,500 Founder Shares issued and outstanding. The Founder Shares included an aggregate of up to 937,500 shares subject to forfeiture by the Sponsor to the extent that the underwriter’s over-allotment is not exercised in full or in part, so that the Sponsor will collectively own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor does not purchase any Public Shares in the Initial Public Offering). On July 2, 2021, the underwriters partially exercised their over-allotment option, and 549,630 Class B Ordinary Shares were subsequently forfeited for no consideration.

The Sponsor has agreed not to transfer, assign, or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a business combination or (B) the date on which the Company completes a liquidation, merger, capital share exchange or similar transaction that results in the Company’s shareholders having the right to exchange their shares of ordinary shares for cash, securities, or other property. Notwithstanding the foregoing, if the last reported sale price of the Company’s Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations, and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the business combination, the Founder Shares will be released from the lock-up.

Promissory Note — Related Party

On January 20, 2021, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note is non-interest bearing and is payable on the earlier of December 31, 2021 or the completion of the Initial Public Offering. On May 20, 2021, the $300,000 outstanding under the Note was repaid in full.

Related Party Loans

In order to finance transaction costs in connection with a business combination, the Company’s Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of a business combination into warrants at a price of $1.00 per warrant. The warrants will be identical to the Private Placement Warrants. In the event that a business combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. No amounts were borrowed under the facility as of December 31, 2021.

Administrative Support Agreement

Commencing on May 20, 2021, the Company agreed to pay the Sponsor a total of $10,000 per month for office space, utilities, and secretarial and administrative support. Upon completion of the Proposed Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. The Company had incurred and paid $80,000 as of December 31, 2021.

Placement Agents Engagement

On January 10, 2022, the Company and MariaDB have engaged J.P. Morgan Securities LLC and Angel Pond Capital LLC, an affiliate of the Sponsor, as joint placement agents for proposed private placements in connection with the Proposed Business Combination. The Company and MariaDB have agreed to pay certain placement agent fees in connection with the engagement. The Company had not incurred nor paid any such fees as of December 31, 2021. The agreement associated with this engagement expired on January 31, 2022.

NOTE 6. COMMITMENTS

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and in each case holders of their component securities, as applicable) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the Initial Public Offering, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to our Class A Ordinary Shares). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriter’s Agreement

The Company granted the underwriters a 45-day option to purchase up to 3,750,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. On July 2, 2021, the underwriters exercised their over-allotment option in part and purchased 1,551,482 Over-Allotment Units, generating gross proceeds of $15,514,820 (see Note 2).

The underwriters were paid a cash underwriting discount of two percent (2.0%) of the gross proceeds of the Initial Public Offering, or $5,000,000. In addition, the underwriters are entitled to a deferred fee of three and half percent (3.5%) of the gross proceeds of the Initial Public Offering, or $8,750,000. The deferred fee was placed in the Trust Account and will be paid in cash upon the closing of a Business Combination, subject to the terms of the underwriting agreement.

In connection with the sale of the Over-Allotment Units, the underwriters were paid a cash underwriting discount of two percent (2.0%) of the gross proceeds, or $310,297. In addition, the underwriters are entitled to a deferred fee of three and a half percent (3.5%) of the gross proceeds, or $543,020. The deferred fee was placed in the Trust Account and will be paid in cash upon the closing of a Business Combination, subject to the terms of the underwriting agreement.

NOTE 7. WARRANT LIABILITY

Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the consummation of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A Ordinary Shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A Ordinary Shares issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement registering the issuance, under the Securities Act, of the Class A Ordinary Shares issuable upon exercise of the Public Warrants. The Company will use its best efforts to file with the SEC a registration statement covering the Class A Ordinary Shares issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those Class A Ordinary Shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A Ordinary Shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

Once the Public Warrants become exercisable, the Company may redeem the Public Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder and

•

if, and only if, the reported last sale price of the Class A Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

•	or

•	in whole and not in part;

•	at a price of $0.10 per Public Warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table in “Warrants—Redemption of warrants when the price per Class A Ordinary Share equals or exceeds $10.00” based on the redemption date and the “fair market value” of the Class A Ordinary Shares;

•

if, and only if, the reported last sale price of the Class A Ordinary Shares equals or exceeds $10.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders; and

•

provided that the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants if the reported last sale price of the Class A Ordinary Shares is less than $18.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing no earlier than the date the warrants become exercisable and ending on the third business day before the date on which the Company sends the notice of redemption to the warrant holders.

If and when the Public Warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of ordinary shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

The exercise price and number of Class A Ordinary Shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless. If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A Ordinary Shares (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices described above will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.

The Private Placement Warrants are identical to the Public Warrants underlying the Units being sold in the Initial Public Offering, except that the Private Placement Warrants will and the Class A Ordinary Shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees (except when the price per Class A Ordinary Share equals or exceeds $10.00). If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

At December 31, 2021, there were 8,850,494 whole Public Warrants and 7,310,297 Private Placement Warrants outstanding, respectively, with a fair value of $12,516,912.

The Company accounts for the 8,850,494 Public Warrants issued in connection with the Initial Public Offering and the 7,310,297 Private Placement Warrants in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. The warrant agreement contains an Alternative Issuance provision that if less than 70% of the consideration receivable by the holders of the Class A Ordinary Shares in the Business Combination is payable in the form of common equity in the successor entity, and if the holders of the warrants properly exercises the warrants within thirty days following the public disclosure of the consummation of Business Combination by the Company, the warrant price shall be reduced by an amount equal to the difference (but in no event less than zero) of (i) the warrant price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the Business Combination based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets. “Per Share Consideration” means (i) if the consideration paid to holders of the ordinary shares consists exclusively of cash, the amount of such cash per ordinary share, and (ii) in all other cases, the volume weighted average price of the ordinary shares as reported during the ten-trading day period ending on the trading day prior to the effective date of the Business Combination.

The Company believes that the adjustments to the exercise price of the warrants is based on a variable that is not an input to the fair value of a “fixed-for-fixed” option as defined under FASB ASC Topic No. 815 – 40, and thus the warrants are not eligible for an exception from derivative accounting.

The accounting treatment of derivative financial instruments requires that the Company record a derivative liability upon the closing of the Initial Public Offering. Accordingly, the Company classifies each warrant as a liability at its fair value and the warrants will be allocated a portion of the proceeds from the issuance of the Units equal to its fair value determined by the Monte Carlo simulation. This liability is subject to re-measurement at each balance sheet date. With each such remeasurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification.

NOTE 8. SHAREHOLDERS’ EQUITY (DEFICIT)

Preferred Shares — The Company is authorized to issue 1,000,000 shares of $0.0001 par value preferred shares. At December 31, 2021, there were no preferred shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue up to 500,000,000 shares of Class A, $0.0001 par value ordinary shares. Holders of the Company’s ordinary shares are entitled to one vote for each share. At December 31, 2021, there were 0 Class A Ordinary Shares issued or outstanding, (excluding 26,551,482 Class A shares subject to possible redemption).

Class B Ordinary Shares — The Company is authorized to issue up to 50,000,000 shares of Class B, $0.0001 par value ordinary shares. Holders of the Company’s ordinary shares are entitled to one vote for each share. At December 31, 2021, there were 6,637,870 Class B Ordinary Shares issued and outstanding.

Holders of Class A Ordinary Shares and Class B Ordinary Shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law; provided that only holders of Class B Ordinary Shares have the right to vote for the election of directors prior to the Company’s initial Business Combination.

The Class B Ordinary Shares will automatically convert Class A Ordinary Shares at the time of the Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like. In the case that additional Class A Ordinary Shares, or equity linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which Class B Ordinary Shares shall convert into Class A Ordinary Shares will be adjusted (unless the holders of a majority of the outstanding Class B Ordinary Shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Ordinary Shares issuable upon conversion of all Class B Ordinary Shares will equal, in the aggregate, on an as converted basis, 20% of the sum of the total number of all ordinary shares outstanding upon the completion of the Initial Public Offering plus all Class A Ordinary Shares and equity linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity linked securities issued, or to be issued, to any seller in a Business Combination, and any private placement-equivalent units and its underlying securities issued to the Sponsor or its affiliates upon conversion of loans made to the Company). Holders of Founder Shares may also elect to convert their Class B Ordinary Shares into an equal number of Class A Ordinary Shares, subject to adjustment as provided above, at any time.

The Company may issue additional ordinary shares or preferred shares to complete its Business Combination or under an employee incentive plan after completion of its Business Combination.

NOTE 9. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

	Level	December 31, 2021
Assets:
Cash and marketable securities held in Trust Account	1	$265,524,231
Liabilities:
Public Warrants	1	$6,814,880
Private Placement Warrants	2	$5,702,032

The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the Balance Sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the Statement of Operations.

Initial Measurement

The Company established the initial fair value for the Warrants on May 20, 2021, the date of the Company’s Initial Public Offering, using a Monte Carlo simulation model. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one ordinary share and one-third of one Public Warrant), (ii) the sale of Private Placement Warrants, and (iii) the issuance of ordinary shares, first to the Warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to ordinary shares subject to possible redemption, and ordinary shares based on their relative fair values at the initial measurement date. The Warrants were classified as Level 3 at the initial measurement date due to the use of unobservable inputs.

The key inputs into the Monte Carlo simulation model for the Private Placement Warrants and Public Warrants were as follows at initial measurement:

Input	May 20, 2021
Risk-free interest rate	1.17%
Expected term (years)	6.5
Expected Volatility	14.3%
Exercise Price	$11.50
Stock price	$9.67

On May 20, 2021, the Private Placement Warrants and Public Warrants were determined to be $1.03 and $1.00 per warrant for aggregate values of $7,210,000 and $8,333,333, respectively.

Subsequent Measurement

The Warrants are measured at fair value on a recurring basis. The subsequent measurement of the Public Warrants as of December 31, 2021 is classified as Level 1 due to the use of an observable market quote in an active market under the ticker POND. As the transfer of Private Placement Warrants to anyone outside of a small group of individuals who are permitted transferees would result in the Private Placement Warrants having substantially the same terms as the Public Warrants, the Company determined that the fair value of each Private Placement Warrant is equivalent to that of each Public Warrant, with an insignificant adjustment for short-term marketability restrictions. As such, the Private Placement Warrants are classified as Level 2.

As of December 31, 2021, the aggregate values of the Private Placement Warrants and Public Warrants were approximately $12.8 million, based on the closing price of POND on that date of $9.67.

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value as of January 18, 2021	$—	$—	$—
Initial Measurement on May 20, 2021	7,210,000	8,333,333	15,543,333
Change in valuation inputs or other assumptions (1)(2)	(1,507,968)	(1,518,453)	(3,026,421)

Fair value as of December 31, 2021	$5,702,032	$6,814,880	$12,516,912

(1)	Changes in valuation inputs or other assumptions are recognized in change in fair value of warrant liabilities in the Statement of Operations.
(2)

Due to the use of quoted prices in an active market (Level 1) and the use of observable inputs for similar assets or liabilities (Level 2) to measure the fair values of the Public Warrants and Private Placement Warrants, respectively, subsequent to initial measurement, the Company had transfers out of Level 3 totaling approximately $15,543,333 during the period from May 20, 2021 through December 31, 2021.

NOTE 10. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

In the Company’s previously issued financial statements, a portion of the public shares were classified as permanent equity to maintain shareholders’ equity of at least $5,000,001 on the basis that the Company can only consummate its initial business combination if the Company has net tangible assets of at least $5,000,001.

Management has re-evaluated the Company’s application of ASC 480-10-99 to its accounting classification of public shares. Upon re-evaluation, management determined that the public shares include certain provisions that require classification of the public shares as temporary equity regardless of the minimum net tangible assets required by the Company to complete its initial business combination.

In accordance with SEC Staff Accounting Bulletin No. 99, “Materiality,” and SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements;” the Company evaluated the changes and has determined that the related impacts were material to the previously presented financial statements and such previously presented financial statements could not be relied upon. The Company, in consultation with its Audit Committee, concluded that its previously issued financial statements impacted should be restated to report all public shares as temporary equity. As such, the Company has restated previous quarterly reports for those periods presented herein that would have been impacted.

Impact of the Restatement

The impact to the Company’s previously presented financial information contained in this report is presented below:

The restatement had no impact on the statement of operations and statement of cash flows.

Financial statement lines impacted	As Reported	Adjustment: Reclass all Series A Ordinary Shares to temporary equity	Adjustment: Adjust APIC to zero	Adjusted Balance
	Balance, May 20, 2021			May 20, 2021
Class A Ordinary Shares subject to possible redemption (temporary equity)	$222,188,180	$27,811,820	$—	$250,000,000
Class A Ordinary Shares (permanent equity)	278	(278)	—	—
Additional paid-in capital	5,704,052	(27,811,542)	22,107,490	—
Accumulated deficit	(705,042)	—	(22,107,490)	(22,812,532)
Total shareholders’ equity (deficit)	5,000,007	(27,811,820)	—	(22,811,813)

	Balance, June 30, 2021			June 30, 2021
Class A Ordinary Shares subject to possible redemption (temporary equity)	$222,236,960	$27,763,904	$—	$250,000,864
Class A Ordinary Shares (permanent equity)	278	(278)	—	—
Additional paid-in capital	5,655,272	(27,763,626)	22,108,354	—
Accumulated deficit	(656,258)	—	(22,108,354)	(22,764,612)
Total shareholders’ equity (deficit)	5,000,011	(27,763,904)	—	(22,763,893)

ANGEL POND HOLDINGS CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2022	December 31, 2021
	(Unaudited)
ASSETS

Current assets
Cash	$25,414	$487,993
Prepaid expenses	374,868	521,584

Total current assets	400,282	1,009,577
Cash and marketable securities held in Trust Account	265,725,803	265,524,231

Total assets	$266,126,085	$266,533,808

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

Current liabilities
Accounts payable and accrued expenses	$1,417,811	$781,248

Total current liabilities	1,417,811	781,248
Warrant liability	8,080,396	12,516,912
Deferred underwriting fee payable	—	9,293,019

Total liabilities	9,498,207	22,591,179

Commitments and Contingencies

Ordinary Shares subject to possible redemption, 26,551,482 shares at June 30, 2022 and December 31, 2021, at redemption value	265,725,803	265,524,231

Shareholders’ Equity (Deficit):
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 0 issued and outstanding (excluding 26,551,482 Class A ordinary shares subject to possible redemption)	—	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 6,637,870 shares issued and outstanding	664	664
Additional paid in capital	8,793,516	—
Accumulated deficit	(17,892,105)	(21,582,266)

Total stockholders’ equity (deficit)	(9,097,925)	(21,581,602)

Total liabilities and shareholders’ equity (deficit)	$266,126,085	$266,533,808

See accompanying notes to the unaudited consolidated financial statements.

ANGEL POND HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30, 2022	For the Period from January 18, 2021 (Date of Inception) through June 30, 2021
	2022	2021
Formation costs and other operating expenses	$935,851	$788,275	$1,245,858	$797,122

Loss from operations	(935,851)	(788,275)	(1,245,858)	(797,122)
Other Income:
Interest income	197,864	864	201,573	864
Change in fair value of warrant liability	2,908,943	140,000	4,436,516	140,000
Settlement of deferred underwriters payable	301,639	—	301,639	—

Net income (loss)	$2,472,595	$(647,411)	$3,693,870	$(656,258)

Weighted average shares outstanding of Class A redeemable ordinary shares, basic and diluted	26,551,482	13,461,358	26,551,482	7,515,337
Basic and diluted net income (loss) per ordinary share of Class A redeemable shares	$0.07	$(0.03)	$0.11	$(0.04)
Weighted average shares outstanding of Class B non-redeemable ordinary shares, basic and diluted	6,637,870	7,187,500	6,637,870	7,099,310
Basic and diluted net income (loss) per share of Class B non-redeemable ordinary shares	$0.07	$(0.03)	$0.11	$(0.04)

See accompanying notes to the unaudited consolidated financial statements.

ANGEL POND HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

(Unaudited)

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid in Capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance—January 18, 2021 (date of inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to sponsor	—	—	7,187,500	719	24,281	—	25,000
Net loss	—	—	—	—	—	(8,847)	(8,847)

Balance—March 31, 2021	—	—	7,187,500	719	24,281	(8,847)	16,153
Sale of 25,000,000 Units, net of underwriters discount and offering costs	25,000,000	2,500	—	—	227,865,729	—	227,868,229
Ordinary shares subject to redemption	(25,000,000)	(2,500)	—	—	(227,890,010)	(22,108,354)	(250,000,864)
Net loss	—	—	—	—	—	(647,411)	(647,411)

Balance—June 30, 2021	—	$—	7,187,500	$719	$—	$(22,764,612)	$(22,763,893)

Balance—December 31, 2021	—	$—	6,637,870	$664	$—	$(21,582,266)	$(21,581,602)
Ordinary shares subject to redemption	—	—	—	—	—	(3,709)	(3,709)
Net income	—	—	—	—	—	1,221,275	1,221,275

Balance—March 31, 2022	—	—	6,637,870	664	—	(20,364,700)	(20,364,036)
Ordinary shares subject to redemption	—	—	—	—	(197,864)	—	(197,864)
Settlement of underwriters discount liability	—	—	—	—	8,991,380	—	8,991,380
Net income	—	—	—	—	—	2,472,595	2,472,595

Balance—June 30, 2022	—	$—	6,637,870	$664	$8,793,516	$(17,892,105)	$(9,097,925)

See accompanying notes to the unaudited consolidated financial statements.

ANGEL POND HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Six Months Ended June 30, 2022	For the Period from January 18, 2021 (Date of Inception) through June 30, 2021
Cash flow from operating activities:
Net income (loss)	$3,693,870	$(656,258)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned in Trust Account	(201,573)	(864)
Change in fair value of warrant liability	(4,436,516)	(140,000)
Transaction costs allocable to warrant liability	(301,639)	696,077
Changes in operating assets and liabilities:
Prepaid expenses	146,716	(679,646)
Accounts payable and accrued expenses	636,563	—

Net cash used in operating activities	(462,579)	(780,691)

Cash flows from investing activities:
Investment of cash in Trust Account	—	(250,000,000)

Net cash used in investing activities	—	(250,000,000)

Cash flows from financing activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	245,000,000
Proceeds from sale of Class B ordinary shares	—	25,000
Proceeds from promissory note—related party	—	300,000
Proceeds from sale of Private Placement Warrants	—	7,000,000
Repayment of promissory note—related party	—	(300,000)
Payments of deferred offering costs	—	(534,515)

Net cash provided by financing activities	—	251,490,485

Net change in cash	(462,579)	709,794
Cash at the beginning of the period	487,993	—

Cash at the end of the period	$25,414	$709,794

Non-Cash investing and financing activities:
Initial Classification of Class A shares subject to redemption	$—	$222,188,180
Change in value of Class shares subject to redemption	201,573	48,780
Deferred underwriting fee payable	—	8,750,000
Settlement of deferred underwriting fee payable recorded in additional paid in capital	8,991,380	—
Initial measurement of warrants issued in connection with the Initial Public Offering accounted for as liabilities	—	8,333,333

See accompanying notes to the unaudited consolidated financial statements.

ANGEL POND HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Angel Pond Holdings Corporation (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on January 18, 2021. The Company was incorporated for the purpose of effectuating a merger, share exchange, asset acquisition, share purchase, reorganization, or other similar business combination with one or more businesses. The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

Our only activities from inception to June 30, 2022 were organizational activities, those necessary to prepare for the Initial Public Offering “Initial Public Offering”) and identifying a target company for a business combination. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering was declared effective on May 12, 2021. On May 20, 2021 the Company consummated the Initial Public Offering of 25,000,000 units (“Units” and, with respect to Class A Ordinary Shares included in the Units offered, the “Public Shares”), generating gross proceeds of $250,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering and on July 2, 2021, the Company consummated the sale of 7,000,000 and 310,297 private placement warrants, respectively (the “Private Placement Warrants”) at a price of $1 per warrant in a private placement to Angel Pond Partners LLC (the “Sponsor”), generating gross proceeds of $7,000,000 and $310,297, respectively, which are described in Note 4.

Following the closing of the Initial Public Offering on May 20, 2021, an amount of $250,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement Warrants was placed in a trust account (“Trust Account”) which may be invested in U.S. government securities, within the Meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 188 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account to the Company’s shareholders, as described below.

In connection with the Initial Public Offering, the underwriters were granted an option to purchase up to an additional 3,750,000 Units to cover over-allotments, if any. On June 30, 2021, the underwriters partially exercised their over-allotment option, and on July 2, 2021, the underwriters purchased 1,551,482 Units (the “Over-Allotment Units”) at an offering price of $10.00 per unit, generating gross proceeds to the Company of $15,514,820. On July 2, 2021, simultaneously with the sale of the Over-Allotment Units, the Company completed a private placement with the Sponsor for an additional 310,297 warrants at a price of $1.00 per warrant (the “Additional Private Placement Warrants”), generating gross proceeds of $310,297. Approximately $15,514,820 of the net proceeds from the Over-Allotment Units and Additional Private Placement Warrants have been deposited in the Trust Account.

Transaction costs amounted to $15,137,827 consisting of $5,310,293 of underwriting fees, $9,293,019 of deferred underwriting fees (see Note 6) and $534,515 of other costs. $514,236 of the total underwriting costs were expenses in connection with the warrant liability and the balance was charged to equity. In addition, at the closing of the initial public offering, $753,772 of cash was held outside of the Trust Account and is available for working capital purposes.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all the net proceeds are intended to be applied generally toward consummating a Business Combination. NYSE rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (as defined below) (excluding the amount of any deferred underwriting commissions held in the Trust Account) at the time of the signing a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination. Upon the closing of the Initial Public Offering, management has agreed that $10.00 per Unit sold in the Initial Public Offering, including the proceeds from the sale of the Private Placement Units, will be held in a trust account and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

The Company will provide its holders of the outstanding Public Shares (the “Public Share”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek shareholder approval of a Business Combination at a meeting called for such purpose at which shareholders may seek to redeem their shares, regardless of whether they vote for or against a Business Combination. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.

If the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Certificate of Incorporation provides that, a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares without the Company’s prior written consent.

The public shareholders will be entitled to redeem their shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to shareholders who redeem their shares will not be reduced by the deferred underwriting Commissions the Company will pay to the underwriter (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. These shares of Class A Ordinary Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity”.

If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Certificate of Incorporation, offer such redemption pursuant to the tender offer rules of the Securities and Exchange Commission (the “SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

The Company’s Sponsor has agreed (a) to vote its Founder Shares (as defined in Note 5), the ordinary shares included in the Private Units (the “Private Shares”) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination, (b) not to propose an amendment to the Company’s Certificate of Incorporation with respect to the Company’s pre-Business Combination activities prior to the consummation of a Business Combination unless the Company provides dissenting public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment; (c) not to redeem any shares (including the Founder Shares) and Private Placement Units (including underlying securities) into the right to receive cash from the Trust Account in connection with a shareholder vote to approve a Business Combination (or to sell any shares in a tender offer in connection with a Business Combination if the Company does not seek shareholder approval in connection therewith) or a vote to amend the provisions of the Amended and Restated Certificate of Incorporation relating to shareholders’ rights of pre-Business Combination activity and (d) that the Founder Shares and Private Placement Units (including underlying securities) shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Sponsor will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if the Company fails to complete its Business Combination.

The Company will have until May 20, 2023 to consummate a Business Combination. If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations under Delaware law to provide for claims of creditors and the requirements of applicable law. The underwriter has agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00). There will be no redemption rights or liquidating distributions with respect to the Founder Shares (as defined below) or the Private Placement Warrants, which will expire worthless if the Company fails to complete a Business Combination within the 24-month time period.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the day of liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriter of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure its shareholders that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Management is currently evaluating the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statement. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.

Going Concern

As of June 30, 2022, the Company had $25,414 in the operating bank account and a working capital deficit of $1,017,529.

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination. The Company will need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. The Company’s Sponsor, officers and directors may, but are not obligated to, loan the Company funds from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses.

In connection with the Company’s assessment of going concern considerations in accordance with the Financial Accounting Standards Board’s (“FASB’s”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unable to raise additional funds to alleviate liquidity needs as well as complete a Business Combination by May 20, 2023 then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and the date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. These interim condensed financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of Angel Pond Holdings Corporation, and its wholly owned subsidiary Mangomill Limited. On March 15, 2022, the Company acquired 100% of the shares of Mangomill Limited, through the assumption of the subscription liability from Enceladus Holding Limited

Basis of Presentation

The accompanying consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $25,414 and 487,993 in cash and no cash equivalents as of June 30, 2022 and December 31, 2021, respectively.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2022 and December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands.

Shares Subject to Possible Redemption

The Company accounts for its shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, shares are classified as shareholders’ equity. The Company’s shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at June 30, 2022 and December 31, 2021, shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Offering Costs

Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to our initial public offering. Offering costs amounting to $15,137,827 consists of $5,310,293 of underwriting fees, $9,293,019 of deferred underwriting fees and $534,515 of other costs. $514,236 of the total underwriting costs were expenses in connection with the warrant liability and the balance was charged to equity.

Cash Held in Trust Account

At June 30, 2022 and December 31, 2021, the assets held in the Trust Account were invested in a money market and totaled $265,725,803 and $265,524,231, respectively.

Net Income Per Ordinary Share

Basic income (loss) per ordinary share is computed by dividing net income (loss) applicable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period. Consistent with FASB 480, ordinary shares subject to possible redemption, as well as their pro rata share of undistributed trust earnings consistent with the two-class method, have been excluded from the calculation of income (loss) per ordinary share for the three months ended June 30, 2022 and 2021, for the six months ended June 30, 2022 and for the period from January 18, 2021 (inception) through June 30, 2021. Such shares, if redeemed, only participate in their pro rata share of trust earnings. Diluted income per share includes the incremental number of ordinary shares to be issued to settle warrants, as calculated using the treasury method. For the three months ended June 30, 2022 and 2021 and for the six months ended June 30, 2022 and for the period from January 18, 2021 (inception) through June 30, 2021, the Company did not have any dilutive warrants, securities or other contracts that could potentially, be exercised or converted into ordinary shares. As a result, diluted income per ordinary share is the same as basic income per ordinary share for all periods presented.

The following table reflects the calculation of basic and diluted net loss per share:

	For the Three Months Ended June 30, 2022		For the Six Months Ended June 30, 2022		For the Three Months Ended June 30, 2021		For the Period from January 18, 2021 (Date of Inception) through June 30, 2021
	Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per share
Numerator:
Allocation of net income (loss), as adjusted:	$1,978,076	$494,519	$2,955,096	$738,774	$(422,061)	$(225,350)	$(333,740)	$(318,788)
Denominator
Basic and diluted weighted average ordinary shares outstanding	26,551,482	6,637,870	26,551,482	6,637,870	13,461,358	7,187,500	7,515,337	7,099,310
Basic and diluted net income (loss) per share	$0.07	$0.07	$0.11	$0.11	$(0.03)	$(0.03)	(0.04)	$(0.04)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Forfeiture of Shares

On May 18, 2021, the Sponsor surrendered 1,437,500 Class B shares. The par value of the ordinary and preferred shares were not adjusted as a result of the surrender. All references to ordinary shares, warrants to purchase ordinary shares, share date, per share data and related information contained in the balance sheet have been retroactively adjusted to reflect this share surrender for all periods presented. On July 2, 2021, the underwriters partially exercised the over-allotment option to purchase an additional 1,551,482 Units. In connection with the partial exercise of the over-allotment option and the expiration of the over-allotment option on July 2, 2021, 549,630 Class B Ordinary Shares were forfeited for no consideration.

Recently Issued Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Going Concern Consideration

The Company expects to incur significant costs in pursuit of its financing and acquisition plans. In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unsuccessful in consummating an initial business combination within the prescribed period of time from the closing of the IPO, the requirement that the Company cease all operations, redeem the public shares and thereafter liquidate and dissolve raises substantial doubt about the ability to continue as a going concern. The balance sheet does not include any adjustments that might result from the outcome of this uncertainty. Management has determined that the Company has funds that are sufficient to fund the working capital needs of the Company until the consummation of an initial business combination or the winding up of the Company as stipulated in the Company’s amended and restated memorandum of association. The accompanying financial statement has been prepared in conformity with generally accepted accounting principles in the United States of America, which contemplate continuation of the Company as a going concern.

Subsequent Events

Management of the Company evaluates events that have occurred after the balance sheet date of June 30, 2022 through the date these financial statements were issued. Based upon the review, management did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 25,000,000 Units at a purchase price of $10.00 per Unit. Each Unit will consist of one of the Company’s Class A Ordinary Shares, $0.0001 par value, and one third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A Ordinary Share at an exercise price of $11.50 per whole share (see Note 8).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the Initial Public Offering and the subsequent closing of Over-Allotment Units, the Sponsor purchased 7,000,000 and 310,297 Private Placement Warrants, respectively, at a price of $1.00 per warrant for an aggregate purchase price of $7,310,297.

Each Private Placement Warrant is identical to the units offered in the Initial Public Offering, except there will be no redemption rights or liquidating distributions from the trust account with respect to private placement shares or private placement warrants, which will expire worthless if we do not consummate a business combination within the Combination Period.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On January 18, 2021, the Company issued an aggregate of 8,625,000 of Class B Ordinary Shares (the “Founder Shares”) to the Sponsor for an aggregate purchase price of $25,000. On May 18, 2021, the Sponsor surrendered 1,437,500 Class B shares, resulting in an aggregate of 7,187,500 Founder Shares issued and outstanding. The Founder Shares included an aggregate of up to 937,500 shares subject to forfeiture by the Sponsor to the extent that the underwriter’s over-allotment is not exercised in full or in part, so that the Sponsor will collectively own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor does not purchase any Public Shares in the Initial Public Offering). On July 2, 2021, the underwriters partially exercised their over-allotment option, and 549,630 Class B Ordinary Shares were subsequently forfeited for no consideration.

The Sponsor has agreed not to transfer, assign, or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a business combination or (B) the date on which the Company completes a liquidation, merger, capital share exchange or similar transaction that results in the Company’s shareholders having the right to exchange their shares of ordinary shares for cash, securities, or other property. Notwithstanding the foregoing, if the last reported sale price of the Company’s Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations, and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the business combination, the Founder Shares will be released from the lock-up.

Promissory Note — Related Party

On January 20, 2021, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note is non-interest bearing and is payable on the earlier of December 31, 2021 or the completion of the Initial Public Offering. On May 20, 2021, the $300,000 outstanding under the Note was repaid in full and cancelled.

Related Party Loans

In order to finance transaction costs in connection with a business combination, the Company’s Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of a business combination into warrants at a price of $1.00 per warrant. The warrants will be identical to the Private Placement Warrants. In the event that a business combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. No amounts were borrowed under the facility as of June 30, 2022 and December 31, 2021.

Administrative Support Agreement

Commencing on May 20, 2021, the Company agreed to pay the Sponsor a total of $10,000 per month for office space, utilities, and secretarial and administrative support. Upon completion of the Proposed Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. The Company had incurred and paid $30,000 and $20,000 for the three months ended June 30, 2022 and 2021 and $60,000 and $20,000 for the six months ended June 30, 2022 and for the Period from January 18, 2021 (Date of Inception) through June 30, 2021, respectively.

NOTE 6. COMMITMENTS

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and in each case holders of their component securities, as applicable) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the Initial Public Offering, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to our Class A Ordinary Shares). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriter’s Agreement

The Company granted the underwriters a 45-day option to purchase up to 3,750,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. On July 2, 2021, the underwriters exercised their over-allotment option in part and purchased 1,551,482 Over-Allotment Units, generating gross proceeds of $15,514,820 (see Note 2).

The underwriters were paid a cash underwriting discount of two percent (2.0%) of the gross proceeds of the Initial Public Offering, or $5,000,000. In addition, the underwriters are entitled to a deferred fee of three and half percent (3.5%) of the gross proceeds of the Initial Public Offering, or $8,750,000. The deferred fee was placed in the Trust Account and will be paid in cash upon the closing of a Business Combination, subject to the terms of the underwriting agreement.

In connection with the sale of the Over-Allotment Units, the underwriters were paid a cash underwriting discount of two percent (2.0%) of the gross proceeds, or $310,297. In addition, the underwriters are entitled to a deferred fee of three and a half percent (3.5%) of the gross proceeds, or $543,020. The deferred fee was placed in the Trust Account and will be paid in cash upon the closing of a Business Combination, subject to the terms of the underwriting agreement.

In May 2022, the underwriters terminated their co-placement agreement with the Company and agreed to forfeit the deferred underwriters’ fee they were entitled to. As a result of the forfeiture, the Company recognized the settlement of the liability and recognized income of $301,639 and an increase of $8,793,516 in additional paid in capital.

Placement Agents Engagement

On January 10, 2022, the Company and MariaDB engaged J.P. Morgan Securities LLC and Angel Pond Capital LLC, an affiliate of the Sponsor, as joint placement agents for proposed private placements in connection with the Proposed Business Combination (as defined in Note 10). The Company and MariaDB agreed to pay $2 million placement agent fees contingent upon the closing of the Proposed Business Combination. The Company had not incurred nor paid any such fees as of June 30, 2022. The agreement associated with this engagement expired on May 18, 2022.

On March 17, 2022, the Company engaged Angel Pond Capital LLC as placement agent for proposed private placements in connection with the Proposed Business Combination. The Company has agreed to pay certain placement agent fees in connection with the engagement. The agreement associated with this engagement was terminated on June 21, 2022.

NOTE 7. WARRANT LIABILITY

Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the consummation of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A Ordinary Shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A Ordinary Shares issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement registering the issuance, under the Securities Act, of the Class A Ordinary Shares issuable upon exercise of the Public Warrants. The Company will use its best efforts to file with the SEC a registration statement covering the Class A Ordinary Shares issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those Class A Ordinary Shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A Ordinary Shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

Once the Public Warrants become exercisable, the Company may redeem the Public Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder and

•

if, and only if, the reported last sale price of the Class A Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

or

•	in whole and not in part;

•	at a price of $0.10 per Public Warrant;

•

upon not less than 30 days’ prior written notice of redemption to each warrant holder; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table in “Warrants—Redemption of warrants when the price per Class A Ordinary Share equals or exceeds $10.00” based on the redemption date and the “fair market value” of the Class A Ordinary Shares;

•

if, and only if, the reported last sale price of the Class A Ordinary Shares equals or exceeds $10.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders; and

•

provided that the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants if the reported last sale price of the Class A Ordinary Shares is less than $18.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing no earlier than the date the warrants become exercisable and ending on the third business day before the date on which the Company sends the notice of redemption to the warrant holders.

If and when the Public Warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of ordinary shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

The exercise price and number of Class A Ordinary Shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless. If the

Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants.

Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A Ordinary Shares (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices described above will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.

The Private Placement Warrants are identical to the Public Warrants underlying the Units being sold in the Initial Public Offering, except that the Private Placement Warrants will and the Class A Ordinary Shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees (except when the price per Class A Ordinary Share equals or exceeds $10.00). If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

At June 30, 2022 and December 31, 2021, there were 8,850,494 whole Public Warrants and 7,310,297 Private Placement Warrants outstanding, respectively, with an aggregate fair value of $8,080,396 and $12,516,912, respectively.

The Company accounts for the 8,850,494 Public Warrants issued in connection with the Initial Public Offering and the 7,310,297 Private Placement Warrants in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. The warrant agreement contains an Alternative Issuance provision that if less than 70% of the consideration receivable by the holders of the Class A Ordinary Shares in the Business Combination is payable in the form of common equity in the successor entity, and if the holders of the warrants properly exercises the warrants within thirty days following the public disclosure of the consummation of Business Combination by the Company, the warrant price shall be reduced by an amount equal to the difference (but in no event less than zero) of (i) the warrant price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the Business Combination based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets. “Per Share Consideration” means (i) if the consideration paid to holders of the ordinary shares consists exclusively of cash, the amount of such cash per ordinary share, and (ii) in all other cases, the volume weighted average price of the ordinary shares as reported during the ten-trading day period ending on the trading day prior to the effective date of the Business Combination.

The Company believes that the adjustments to the exercise price of the warrants are based on a variable that is not an input to the fair value of a “fixed-for-fixed” option as defined under FASB ASC Topic No. 815 – 40, and thus the warrants are not eligible for an exception from derivative accounting.

The accounting treatment of derivative financial instruments requires that the Company record a derivative liability upon the closing of the Initial Public Offering. Accordingly, the Company classifies each warrant as a liability at its fair value and the warrants will be allocated a portion of the proceeds from the issuance of the Units equal to its fair value determined by the Monte Carlo simulation. This liability is subject to re-measurement at each balance sheet date. With each such remeasurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification.

NOTE 8. SHAREHOLDERS’ EQUITY (DEFICIT)

Preferred Shares — The Company is authorized to issue 1,000,000 shares of $0.0001 par value preferred shares. At June 30, 2022 and December 31, 2021, there were no preferred shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue up to 500,000,000 shares of Class A, $0.0001 par value ordinary shares. Holders of the Company’s ordinary shares are entitled to one vote for each share. At June 30, 2022 and December 31, 2021, there were 0 Class A Ordinary Shares issued or outstanding, (excluding 26,551,482 Class A shares subject to possible redemption).

Class B Ordinary Shares — The Company is authorized to issue up to 50,000,000 shares of Class B, $0.0001 par value ordinary shares. Holders of the Company’s ordinary shares are entitled to one vote for each share. At June 30, 2022 and December 31, 2021, there were 6,637,870 Class B Ordinary Shares issued and outstanding.

Holders of Class A Ordinary Shares and Class B Ordinary Shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law; provided that only holders of Class B Ordinary Shares have the right to vote for the election of directors prior to the Company’s initial Business Combination.

The Class B Ordinary Shares will automatically convert Class A Ordinary Shares at the time of the Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like. In the case that additional Class A Ordinary Shares, or equity linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which Class B Ordinary Shares shall convert into Class A Ordinary Shares will be adjusted (unless the holders of a majority of the outstanding Class B Ordinary Shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Ordinary Shares issuable upon conversion of all Class B Ordinary Shares will equal, in the aggregate, on an as converted basis, 20% of the sum of the total number of all ordinary shares outstanding upon the completion of the Initial Public Offering plus all Class A Ordinary Shares and equity linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity linked securities issued, or to be issued, to any seller in a Business Combination, and any private placement-equivalent units and its underlying securities issued to the Sponsor or its affiliates upon conversion of loans made to the Company). Holders of

Founder Shares may also elect to convert their Class B Ordinary Shares into an equal number of Class A Ordinary Shares, subject to adjustment as provided above, at any time.

The Company may issue additional ordinary shares or preferred shares to complete its Business Combination or under an employee incentive plan after completion of its Business Combination.

NOTE 9. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

	Level	June 30, 2022	December 31, 2021
Assets:
Cash and marketable securities held in Trust Account	1	$265,527,940	$265,524,231
Liabilities:
Public Warrants	1	$4,425,247	$6,814,880
Private Placement Warrants	2	$3,655,149	$5,702,032

The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the Balance Sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the Statement of Operations.

Initial Measurement

The Company established the initial fair value for the Warrants on May 20, 2021, the date of the Company’s Initial Public Offering, using a Monte Carlo simulation model. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one ordinary share and one-third of one Public Warrant), (ii) the sale of Private Placement Warrants, and (iii) the issuance of ordinary shares, first to the Warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to ordinary shares subject to possible redemption, and ordinary shares based on their relative fair values at the initial measurement date. The Warrants were classified as Level 3 at the initial measurement date due to the use of unobservable inputs.

The key inputs into the Monte Carlo simulation model for the Private Placement Warrants and Public Warrants were as follows at initial measurement:

Input	May 20, 2021
Risk-free interest rate	1.17%
Expected term (years)	6.5
Expected Volatility	14.3%
Exercise Price	$11.50
Stock price	$9.67

On May 20, 2021, the Private Placement Warrants and Public Warrants were determined to be $1.03 and $1.00 per warrant for aggregate values of $7,210,000 and $8,333,333, respectively.

Subsequent Measurement

The Warrants are measured at fair value on a recurring basis. The subsequent measurement of the Public Warrants as of June 30, 2022 and December 31, 2021 are classified as Level 1 due to the use of an observable market quote in an active market under the ticker POND. As the transfer of Private Placement Warrants to anyone outside of a small group of individuals who are permitted transferees would result in the Private Placement Warrants having substantially the same terms as the Public Warrants, the Company determined that the fair value of each Private Placement Warrant is equivalent to that of each Public Warrant, with an insignificant adjustment for short-term marketability restrictions. As such, the Private Placement Warrants are classified as Level 2.

As of June 30, 2022 and December 31, 2021, the aggregate values of the Private Placement Warrants and Public Warrants were approximately $11.0 and $12.5 million, based on the closing price of POND on those dates of $9.81 and $9.67, respectively.

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value as of January 18, 2021	$—	$—
Initial Measurement on May 20, 2021	7,210,000	8,333,333	15,543,333
Change in valuation inputs or other assumptions (1)(2)	(1,507,968)	(1,518,453)	(3,026,421)
Fair value as of December 31, 2021	5,702,032	6,814,880	12,516,912
Change in valuation inputs or other assumptions (1)(2)	(2,046,883)	(2,389,633)	(4,436,516)
Fair value as of June 30, 2022	3,655,149	4,425,247	8,080,396

(1)	Changes in valuation inputs or other assumptions are recognized in change in fair value of warrant liabilities in the Statement of Operations.
(2)

Due to the use of quoted prices in an active market (Level 1) and the use of observable inputs for similar assets or liabilities (Level 2) to measure the fair values of the Public Warrants and Private Placement Warrants, respectively, subsequent to initial measurement, the Company had transfers out of Level 3 totaling approximately $15,543,333 during the period from May 20, 2021 through December 31, 2021.

NOTE 10. PROPOSED BUSINESS COMBINATION

On January 31, 2022, the Company entered into a Business Combination Agreement (the “Merger Agreement”) by and between the Company, Mangomill plc, a public limited company incorporated in Ireland

(“Irish Holdco”), Meridian MergerSub Inc., a Cayman Islands exempted company and a wholly owned subsidiary of Irish Holdco (“Merger Sub”), and MariaDB Corporation Ab, a Finnish private limited liability company (“MariaDB”).

Pursuant to the Merger Agreement, (i) Merger Sub will merge with and into the Company with the Company being the surviving entity (the “Domestication Merger”) and (ii) MariaDB will merge with and into Irish Holdco with Irish Holdco continuing as the surviving entity (the “Merger”). Following the Merger, the Company will be liquidated (the “Liquidation,” and together with the Merger, the Domestication Merger and the other transactions contemplated by the Merger Agreement, the “Proposed Business Combination”). In connection with the Proposed Business Combination, Irish Holdco will change its name to “MariaDB plc”.

As a result of the Domestication Merger, each issued and outstanding Class A Ordinary Share and Class B ordinary share of the Company will convert into the right to receive one ordinary share of Irish Holdco (“Irish Holdco Ordinary Shares”), and each issued and outstanding warrant to purchase Class A Ordinary Shares of the Company will be exercisable by its terms to purchase an equal number of Irish Holdco Ordinary Shares.

The aggregate share consideration to be distributed to holders of MariaDB securities at the effective time of the Merger (the “Effective Time”) is 62,807,089 Irish Holdco Ordinary Shares. At the Effective Time, and without any action on the part of any party or holder of any of its securities:

•

each MariaDB ordinary share (“MariaDB Ordinary Share”) issued and outstanding immediately prior to the Effective Time will be canceled and converted into the right to receive a number of Irish Holdco Ordinary Shares equal to the Exchange Ratio (as defined in the Merger Agreement); and

•

each equity award that is issued and outstanding under MariaDB’s equity incentive plans (each, a “Company Equity Award”) as of immediately prior to the Effective Time shall be automatically converted into an equity award to be settled in Irish Holdco Ordinary Shares on the same terms and conditions as were applicable to such Company Equity Award immediately prior to the Effective Time, equal to the product of the number of MariaDB Ordinary Shares subject to such Company Equity Award and the Exchange Ratio, at an exercise price per share equal to the exercise price per share of such Company Equity Award divided by the Exchange Ratio.

The Merger Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) the APHC Available Cash (as defined in the Merger Agreement) shall not be less than $100,000,000, (ii) approval of the Proposed Business Combination by the respective shareholders of the Company and MariaDB, (iii) the consummation of a private placement pursuant to the Subscription Agreements (as defined below) for an aggregate purchase price of $18,200,000 (the “PIPE Investment”), (iii) the sum of cash in the Trust Account (after giving effect to the APHC Share Redemptions (as defined in the Merger Agreement) but without giving effect to the payment of transaction expenses) and any Additional PIPE Investment Amount (as defined in the Merger Agreement) shall be at least $15,000,000, (iv) effectiveness of the registration statement on Form S-4 to be filed by Irish Holdco in connection with the Proposed Business Combination, (v) receipt of applicable regulatory approvals, receipt of conditional approval for listing on the NYSE the Irish Holdco Ordinary Shares, and (vi) the absence of any applicable law or order restraining, prohibiting or imposing any condition on the consummation of the closing of the Proposed Business Combination (the “Closing”).

Concurrently with the execution of the Merger Agreement, the Company entered into the following agreements:

•

Subscription Agreements with certain PIPE investors (the “PIPE Investors”), pursuant to which, among other things, the PIPE Investors have agreed to purchase an aggregate number of Irish Holdco Ordinary Shares for $9.50 per share in the PIPE Investment, for an aggregate purchase price equal to $18,200,000.

•

Shareholder Support Agreements with certain shareholders of MariaDB, pursuant to which, among other things, such MariaDB shareholders agreed to, among other things, support and vote all of their MariaDB shares in favor of the Proposed Business Combination.

In connection with the Proposed Business Combination, the Company will also enter into the following agreements:

•

Lock-Up Agreements with certain shareholders of MariaDB and certain of our shareholders, pursuant to which, among other things and subject to certain exceptions, such holders will agree that they will not sell or otherwise transfer the Irish Holdco Ordinary Shares received pursuant to the transactions contemplated by the Merger Agreement for a period of 180 days after the Closing. The Lock-Up Agreement as it relates to the Sponsor and Initial Shareholders, will supersede the obligations of the Sponsor and Initial Shareholders with respect to the lock-up under the Letter Agreement entered into by the Sponsor and Initial Shareholders in connection with the Company’s initial public offering in May 2021.

•

Registration Rights Agreements with certain equity holders of MariaDB and certain of our shareholders, pursuant to which, among other things, Irish Holdco will be required to file, within 30 days after the Closing, a registration statement to register the resale of certain securities of Irish Holdco held by such MariaDB and Company shareholders, who will also have customary demand and “piggyback” registration rights, subject to certain requirements and customary conditions.

The Merger Agreement and related agreements are further described in the Current Report on Form 8-K filed by the Company on February 1, 2022.

On March 15, 2022, the Company acquired 100% of the shares of Irish Holdco, through the assumption of the subscription liability from Enceladus Holding Limited.

On June 22, 2022, Irish Holdco, a wholly owned subsidiary of the Company, filed a registration statement on Form S-4 with the SEC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

MariaDB Corporation Ab

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of MariaDB Corporation Ab and its subsidiaries (collectively, the “Company”) as of September 30, 2021 and 2020, and the related consolidated statements of operations and comprehensive loss, convertible preferred shares and stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2021 and 2020, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ MaloneBailey, LLP

www.malonebailey.com

We have served as the Company’s auditor since 2021

Houston, Texas

June 22, 2022, except for Note 1 as to which the date is October 5, 2022

MariaDB Corporation Ab

Consolidated Balance Sheets

(in thousands, except par value and share amounts)

	As of September 30,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$6,907	$25,738
Accounts receivable, net	11,692	10,083
Prepaids and other current assets	4,676	3,495

Total current assets	23,275	39,316

Property and equipment, net	926	881
Goodwill	4,649	4,649
Intangible assets, net	706	884
Operating lease right-of-use assets	1,645	2,160
Other noncurrent assets	472	363

Total assets	$31,673	$48,253

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,938	$1,813
Accrued expenses	6,774	4,587
Operating lease liabilities	658	639
Long-term debt, current	11,723	146
Deferred revenue	25,091	17,787

Total current liabilities	46,184	24,972

Long-term debt, net of current	17,513	28,472
Operating lease liabilities, net of current	1,035	1,554
Deferred revenue, net of current	8,118	6,622
Warrant liabilities	5,303	9,017

Total liabilities	78,153	70,637

Commitments and Contingencies (Note 11)
Convertible preferred shares, par value of $0 per share; 125,343,885 shares issued and outstanding as of September 30, 2021 and September 30, 2020	106,226	106,226

Stockholders’ Deficit:
Common shares, par value of $0 per share; 51,107,130 and 49,146,308 shares issued and outstanding as of September 30, 2021 and September 30, 2020, respectively	—	—
Additional paid-in-capital	6,440	5,748
Accumulated deficit	(151,669)	(126,227)
Accumulated other comprehensive loss	(7,477)	(8,131)

Total stockholders’ deficit	(152,706)	(128,610)

Total liabilities, convertible preferred shares, and stockholders’ deficit	$31,673	$48,253

The accompanying notes are an integral part of these consolidated financial statements.

MariaDB Corporation Ab

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

	Years Ended September 30,
	2021	2020
Revenue:
Subscription	$31,806	$25,924
Services	4,222	4,124

Total revenue	36,028	30,048

Cost of revenue:
Subscription	5,292	4,636
Services	4,334	3,569

Total cost of revenue	9,626	8,205

Gross profit	26,402	21,843
Operating expenses:
Research and development expenses	24,828	19,042
Sales and marketing expenses	19,065	17,836
General and administrative expenses	8,485	6,908

Total operating expenses	52,378	43,786

Loss from operations	(25,976)	(21,943)
Other (expense) income:
Interest expense	(2,773)	(2,648)
Change in fair value of warrant liabilities	3,626	(616)
Other income (expense), net	(235)	(5,615)

Loss before income tax expense	(25,358)	(30,822)
Income tax expense	(84)	(14)

Net loss	$(25,442)	$(30,836)

Net loss per share attributable to common shares – basic and diluted	$(0.51)	$(0.65)
Weighted-average shares outstanding – basic and diluted	50,361,879	47,219,140
Comprehensive Loss:
Net loss	$(25,442)	$(30,836)
Foreign currency translation adjustment, net of taxes	654	3,763

Total comprehensive loss	$(24,788)	$(27,073)

The accompanying notes are an integral part of these consolidated financial statements.

MariaDB Corporation Ab

Consolidated Statements of Convertible Preferred Shares and Stockholders’ Deficit

(in thousands, except shares amount)

	Convertible Preferred Shares		Common Shares
	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Deficit
Balance at September 30, 2019	106,235,628	$82,193	45,753,593	$—	$4,954	$(11,894)	$(95,391)	$(102,331)
Issuance of Series C Preferred Shares and warrants	19,108,257	24,033	—	—	—	—	—	—
Exercise of stock options	—	—	3,392,715	—	358	—	—	358
Stock-based compensation	—	—	—	—	436	—	—	436
Foreign currency translation adjustment, net of taxes	—	—	—	—	—	3,763	—	3,763
Net loss	—	—	—	—	—	—	(30,836)	(30,836)

Balance at September 30, 2020	125,343,885	106,226	49,146,308	—	5,748	(8,131)	(126,227)	(128,610)
Exercise of stock options	—	—	1,960,822	—	174	—	—	174
Stock-based compensation	—	—	—	—	518	—	—	518
Foreign currency translation adjustment, net of taxes	—	—	—	—	—	654	—	654
Net loss	—	—	—	—	—	—	(25,442)	(25,442)

Balance at September 30, 2021	125,343,885	$106,226	51,107,130	$—	$6,440	$(7,477)	$(151,669)	$(152,706)

The accompanying notes are an integral part of these consolidated financial statements.

MariaDB Corporation Ab

Consolidated Statements of Cash Flows

(in thousands)

	Years Ended September 30,
	2021	2020
Operating activities:
Net loss	$(25,442)	$(30,836)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt expense	417	468
Depreciation and amortization	546	420
Non-cash lease expense	656	712
Stock-based compensation	518	436
Change in fair value of the warrant liability	(3,626)	616
Amortization of debt discount	1,114	1,683
Amortization of deferred commissions	600	446
Foreign currency loss, net	210	5,524
Changes in operating assets and liabilities:
Accounts receivable	(2,295)	(4,994)
Other current assets	(1,829)	(405)
Other noncurrent assets	(116)	(171)
Accounts payable and accrued expenses	2,370	1,403
Operating lease liability	(661)	(668)
Deferred revenue	9,001	1,886

Net cash used in operating activities	(18,537)	(23,480)

Investing activities:
Purchases of property and equipment	(419)	(386)

Net cash used in investing activities	(419)	(386)

Financing activities:
Proceeds from stock option exercises	174	358
Principal payments of long-term debt	(148)	(138)
Proceeds from long-term debt, net of issuance costs	—	16,733
Proceeds from issuance of preferred shares, net of issuance costs	—	25,559

Net cash provided by financing activities	26	42,512

Effect of exchange rate changes on cash and cash equivalents	99	1,193
Net (decrease) increase in cash and cash equivalents	(18,831)	19,839
Cash and cash equivalents at beginning of year	25,738	5,899

Cash and cash equivalents at end of year	$6,907	$25,738

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$84	$41
Cash paid for interest	$1,066	$965

Non-cash investing and financing activities:
Right-of-use assets obtained in exchange for operating lease liabilities	$163	$2,853
Recognition of warrant liability on issuance of Series C Preferred Shares	$—	$1,526
Purchases of property and equipment included in accounts payable at year end	$12	$9

The accompanying notes are an integral part of these consolidated financial statements.

Note 1. Organization and Description of Business

Description of Business

MariaDB Corporation Ab (“MariaDB” or the “Company”) was originally incorporated in Finland in 2010. MariaDB is one of the most popular, general purpose, relational database. The Company’s operations consist of programming, development and sales of software programs, applications and tools related to enterprise database software, including a cloud database-as-a service, and related systems and services. In addition, the Company also provides user support, consultation and training for the software, applications, tools, and systems. The Company is active in development of both open source and closed source software.

The Company is headquartered in Espoo, Finland and has operations in Redwood City, California and Sofia, Bulgaria. The Company’s fiscal year ends September 30.

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements, including the accounts of MariaDB and its wholly-owned subsidiaries, MariaDB USA, Inc and MariaDB Bulgaria EOOD, have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All intercompany balances and transactions among the consolidated entities have been eliminated in consolidation.

Emerging Growth Company Status

The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has elected to avail itself of this exemption and, therefore, for new or revised accounting standards applicable to public companies, the Company will be subject to an extended transition period until those standards would otherwise apply to private companies.

Business Combination

On January 31, 2022, the Business Combination Agreement (“BCA”) was signed between Angel Pond Holdings Corporation (“APHC”), the Company, and certain other parties. In accordance with the BCA, certain holders of equity securities of the Company (the “Equity Holders”) would receive shares of the continuing public company (“PubCo”) following a series of mergers (the “business combination”). At the time of closing the business combination, all outstanding capital shares and stock options of the Company would become similar securities of PubCo. All the proceeds from APHC’s trust account available after any redemptions of APHC’s public shares in connection with the closing of the business combination and from the related PIPE investment, after payment of transaction expenses and deferred underwriting fees, would remain on PubCo’s balance sheet to fund its growth and for working capital.

Liquidity and Going Concern

As of September 30, 2021, the Company had an accumulated deficit of $151.7 million and $6.9 million in cash and cash equivalents. Without giving effect to the anticipated net proceeds from the business combination, the Company does not believe that current cash and cash equivalents will be sufficient to fund operations, including capital expenditure requirements for at least 12 months from the date the financial statements were reissued. This raises substantial doubt about the Company’s ability to continue as a going concern.

The Company’s need for additional capital may depend on many factors, including subscription revenue growth rate, subscription renewals, billing timing and frequency, the timing and extent of spending to support development efforts, the expansion of sales and marketing activities, the need for necessary technology and operating infrastructure to support the business, the introduction of new and enhanced database features and functionality and the continued market adoption of database solutions. The Company may be required to raise funds through additional equity or debt financings. However, such financings are subject to market conditions, and are not within the Company’s control, and therefore cannot be deemed probable as adequate capital may not be available to the Company when needed or on acceptable terms. There is no assurance that the Company will be successful in raising additional funds. As a result, the Company has concluded that potentially raising funds does not alleviate substantial doubt about the Company’s ability to continue as a going concern. The accompanying annual financial statements have been prepared assuming that the Company will continue as a going concern and do not include adjustments that might result from the outcome of this uncertainty.

Note 2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make judgements, estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Such estimates include but are not limited to fair value measurement of financial instruments, allowances for credit losses, the incremental borrowing rate related to the Company’s lease liabilities, fair value of acquired intangible assets and goodwill, useful lives of acquired intangible assets and property and equipment, stock-based compensation, revenue recognition and accounting for income taxes. The Company based its assumptions and estimates on parameters available when the consolidated financial statements were prepared. Since future events and their effects cannot be predicted with absolute certainty, actual results could differ from current estimates.

In 2020, the global economy and financial markets had been severely affected by the COVID-19 pandemic. The continuing uncertainty around the outbreak of the COVID-19 pandemic required the use of judgments and estimates in the preparation of the consolidated financial statements for the years ended September 30, 2021 and 2020. The future impact of COVID-19 uncertainties could generate, in future reporting periods, a significant impact to the reported amounts of assets, liabilities, revenue and expenses in these and any future consolidated financial statements. Examples of accounting estimates and judgments that may be impacted by the pandemic include, but are not limited to revenue recognition, impairment of goodwill and intangible assets, allowance for expected credit losses, and tax provisions.

Foreign currency

The functional currency of the Company and its international subsidiaries is the Euro (EUR). For the foreign subsidiaries where the EUR is not the local currency, local currency denominated monetary assets and liabilities are re-measured into EUR at current exchange rates and foreign currency denominated nonmonetary assets and liabilities are re-measured into Euros at historical exchange rates. Transaction gains or losses from foreign currency re-measurement and settlements are included in other expense, net in the consolidated statements of operations and comprehensive loss. The Company’s reporting currency is the U.S. dollar. In the consolidated financial statements, the financial information of the Company and its international subsidiaries has been translated into U.S. dollars. The Company uses the exchange rate as of each balance sheet date to translate assets and liabilities and the average exchange rate during the period to translate revenue and expenses into U.S. dollars. Convertible Preferred Shares and Stockholders’ Deficit are translated at historical rate. Translation gains or losses resulting from translating foreign functional currency financial statements into U.S. dollars are included in accumulated other comprehensive income (loss) as a component of stockholders’ deficit.

The Company is exposed to fluctuations between the U.S. dollar and the EUR. The change in the value of the EUR relative to the U.S. dollar may affect the Company’s financial results reported in the U.S. dollar terms without giving effect to any underlying changes in its business or results of operations.

Cash and Cash Equivalents

Cash and cash equivalents include cash held in our bank accounts and on hand as well as highly liquid investments with an original maturity of three months or less at acquisition. The Company maintains such investments in immaterial money market funds, which have readily determinable fair values using quoted prices in active markets.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are primarily cash and cash equivalents and accounts receivable. Substantially all of the Company’s cash and cash equivalents are maintained at financial institutions in the United States and Finland. Cash and cash equivalents can exceed amounts insured by the Federal Deposit Insurance Corporation and Deposit Guarantee schemes of up to $250,000 and €100,000, respectively.

Customer credit risk is managed by the business and is subject to the Company’s established policy and procedures relating to customer credit risk management. Credit quality of a customer is assessed based on an extensive credit rating scorecard and individual credit limits are defined in accordance with this assessment. Outstanding customer receivables and contract assets are regularly monitored. The Company evaluates the concentration of risk with respect to trade receivables as low, as its customers are in several geographical regions and industries and operate in largely independent markets.

As of September 30, 2021, one customer accounted for 12.8% of total balance of accounts receivable. As of September 30, 2020, one customer accounted for 26.1% of total balance of accounts receivable. For the years ended September 30, 2021 and 2020, no customer accounted for more than 10% of the Company’s total revenues.

Fair Value of Financial Instruments

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, as described below, of which the first two are considered observable and the last unobservable, that may be used to measure fair value:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Quoted prices for identical or similar assets and liabilities in markets that are not active or observable inputs other than quoted prices in active markets for identical or similar assets or liabilities.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. These include the Black-Scholes option-pricing model which uses inputs such as expected volatility, risk-free interest rate and expected term to determine fair market valuation.

Assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurements. The Company reviews the fair value hierarchy classification at each reporting date. Changes in the ability to observe valuation inputs may result in a reclassification of levels for certain assets or liabilities within the fair value hierarchy. The Company did not have any transfers of assets and liabilities between the levels of the fair value measurement hierarchy during the years presented.

As of September 30, 2021 and 2020, the carrying value of the Company’s financial instruments included in current assets and current liabilities (including cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, deferred revenue) approximate fair value due to the short-term nature of such items. As stated above, the money market funds within cash equivalents are classified within Level 1 of the hierarchy as the values are derived from quoted prices in active markets.

The Company’s warrants are recorded at fair value on a recurring basis. The estimation of fair value for these investments requires the use of significant unobservable inputs, and as a result, the Company classifies these liabilities as Level 3 within the fair value hierarchy. Refer to Note 5 for further details on the valuation inputs.

We have not elected the fair value option as prescribed by ASC 825, The Fair Value Option for Financial Assets and Financial Liabilities, for our financial assets and liabilities that are not otherwise required to be carried at fair value. Under ASC 820, Fair Value Measurements and Disclosures, material financial assets and liabilities not carried at fair value, such as our long-term debt and accounts receivable and payable, are reported at their carrying values.

Accounts Receivable, Net

An accounts receivable is recognized if an amount of consideration that is unconditional, is due from the customer (i.e., only the passage of time is required before payment of the consideration is due). Accounts receivable are non-interest bearing and are generally on terms of 30 to 90 days. Generally, trade receivables are written-off if past due for more than 12 months and are not subject to enforcement activity. Accounts receivable presented on the consolidated balance sheets are adjusted for any write-offs and net of allowance for credit losses. An analysis is performed at each reporting date using a provision matrix to measure expected credit losses. The Company applies a simplified approach in calculating current expected credit losses (CECL). Therefore, the Company does not track changes in credit risk, but instead recognizes a loss allowance based on lifetime CECLs at each reporting date. The Company has established a provision matrix that is based on the Company’s historical observed default rates. The Company will calibrate the historical credit loss experience, adjusted for forward-looking factors specific to the debtors and the economic environment. The Company’s estimates of the allowance for credit losses may not be indicative of the Company’s actual credit losses requiring additional charges to be incurred to reflect the actual amount collected.

The following table presents the changes in the allowance for credit losses:

	Years Ended September 30,
	2021	2020

	(in thousands)
Balance, beginning of year	$246	$—
Add: provision for credit losses	417	468
Less: write-offs, net of recoveries	(255)	(234)
Translation difference	(14)	12

Balance, end of year	$394	$246

Prepaids and Other Current Assets

Prepaid expenses are payments made to vendors or services providers for future services. These amounts are refundable and bear no interest. Other current assets primarily consist of deferred commissions. Prepaid expenses totaled $2.3 million and $2.4 million as of September 30, 2021 and 2020, respectively. The remaining balance within prepaids and other current assets related to deferred commissions, totaling $2.3 million and $0.9 million as of September 30, 2021 and 2020, respectively, and other receivables totaling $0.1 million and $0.2 million as of September 30, 2021 and 2020, respectively.

Property and Equipment, Net

Property and equipment are recorded at cost, net of accumulated depreciation. The Company records depreciation over the estimated useful lives of the assets, typically two to five years, using the straight-line method. Repair and maintenance costs are recognized in operating expenses as incurred. Property and equipment is derecognized upon sale or disposal. Any gain or loss arising upon a sale or disposal of property and equipment is included in the consolidated statements of operations and comprehensive loss of the related period. The Company evaluates the recoverability of property and equipment for possible impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. The Company has not recorded any material impairment charges related to property and equipment during the years presented.

Leases

The Company enters into various operating leases for office space. The leases expire at various dates, have certain options to renew, and may contain escalation provisions. At the inception of a contract, the Company determines whether the arrangement is or contains a lease based on the facts and circumstances present. Operating lease right-of-use assets and liabilities are recognized on the date the Company takes possession of the leased property (the “Commencement Date”) based on the present value of lease payments over the lease term.

Lease expense on leases containing known future scheduled rent increases is recorded on a straight-line basis over the term of the respective leases beginning on the Commencement Date. The difference between lease expense and rent paid is accounted for as a component of operating lease right-of-use assets on the accompanying consolidated balance sheets. Landlord improvement allowances and other such lease incentives are recorded as property and equipment and as reduction of the right-of-use leased assets and are amortized on a straight-line basis as a reduction to operating lease costs. The key estimates for the Company’s leases include the incremental borrowing rate used to determine the present value of lease payments and the lease term. The Company’s leases generally do not include an implicit rate. Management determines the incremental borrowing rate based on the information available at lease commencement. The lease terms used to calculate the right-of-use asset and related lease liability include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. The Company elects the practical expedient to exclude short-term agreements of 12 months or less from capitalization. The Company evaluates the recoverability of the operating right-of-use assets for possible impairment in accordance with the long-lived assets policy.

Operating leases are reflected in operating lease right-of-use assets, operating lease liabilities and operating lease liabilities, net of current on the consolidated balance sheets. Within the statements of cash flows, the Company classifies all cash payments associated with operating leases within operating activities.

Goodwill and Intangible Assets

Goodwill represents the excess of cost over fair value of identified assets acquired and liabilities assumed by the Company in an acquisition of a business. The determination of the value of goodwill and intangible assets arising from a business combination requires extensive use of accounting estimates and judgments to allocate the purchase price to the fair value of the net tangible and intangible assets acquired. The Company recorded $4.6 million of goodwill in conjunction with an acquisition in 2018.

The Company tests goodwill for impairment annually or more frequently if events or changes in circumstances indicate that the carrying value of goodwill may not be recoverable. The Company operates as a single operating segment with one reporting unit and consequently evaluates goodwill for impairment based upon an evaluation of the fair value of the Company as a whole. The Company’s single reporting unit had a negative carrying value as of September 30, 2021 and 2020. The Company may first assess qualitative factors to determine whether it is more likely than not that the fair value of the Company’s single operating segment is less than its carrying amount as a basis for determining whether it is necessary to perform the quantitative goodwill impairment test. If the Company prefers to bypass the qualitative assessment or determines that it is more likely than not that its fair value is less than its carrying amount based on the qualitative factors, then the quantitative goodwill impairment test will be performed. The quantitative goodwill impairment test identifies goodwill impairment and measures the amount of goodwill impairment loss to be recognized by comparing the fair value of the Company’s single operating segment with its carrying amount. If the carrying amount exceeds its fair value, no further analysis is required; otherwise, any excess of the goodwill carrying amount over the implied fair value is recognized as an impairment loss and the carrying value of goodwill is written down to fair value. In accordance with the Company’s policy, the Company completed its annual evaluation for impairment as of September 30, 2021 and September 30, 2020 using a quantitative assessment and determined that no impairment existed.

Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is their fair value at the date of acquisition. Acquired finite-lived intangible assets are recorded at cost, net of accumulated amortization, and are amortized on a straight-line basis over their estimated useful life of three years. The Company evaluates the recoverability of acquired finite-lived intangible assets for possible impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. Factors that could trigger an impairment review include significant under-performance relative to expected historical or projected future operating results, significant changes in the manner of the Company’s use of the acquired assets or the strategy for the Company’s overall business or significant negative industry or economic trends. Recoverability of these assets is measured by a comparison of the carrying amounts to the future undiscounted cash flows the assets are expected to generate. If such review indicates that the carrying amount of intangible assets is not recoverable, the carrying amount of such assets is reduced to fair value. The Company has not recorded any material impairment charges related to acquired finite-lived intangible assets during the years presented.

Warrant Liabilities

The Company accounts for its preferred share warrants issued in connection with its various financing transactions based upon the characteristics and provisions of the instrument. The preferred share warrants were issued for no cash consideration as detachable freestanding instruments but can be converted to convertible preferred shares at the holder’s option based on the exercise price of the warrant. However, the deemed liquidation provisions of the convertible preferred shares are considered contingent redemption provisions that are not solely within the control of the Company.

The Company recognized warrants to purchase shares of its convertible preferred shares as warrant liabilities, measured at fair value at inception and subsequently re-measured each reporting period with fair value gains and losses recognized in the consolidated statements of operations and comprehensive loss. The Company estimates the fair value of these liabilities using the Black-Scholes option pricing model and assumptions that are based on the individual characteristics of the warrants or instruments on the valuation date, as well as assumptions for expected volatility, expected life, yield, and risk-free interest rate. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise of the warrants, the expiration of the warrants, or until such time as the warrants are no longer considered a liability.

Convertible Preferred Shares

The Company records all convertible preferred shares at their respective transaction prices on the dates of issuance, less issuance costs. The Company classifies its convertible preferred shares as temporary equity on the accompanying consolidated balance sheets as of September 30, 2021 and 2020 because the requirements of a deemed liquidation event as defined within the Company’s amended and restated articles of association are not entirely within the Company’s control. In the event of such deemed liquidation event, the proceeds are distributed in accordance with certain liquidation preferences, provided that the holders of preferred shares have not converted their shares into common shares. The Company has not adjusted the carrying value of outstanding preferred shares to its liquidation preference because a deemed liquidation event is not probable of occurring as of the end of the reporting period.

Segment Information

Operating segments are defined as components of an enterprise for which separate financial information is evaluated regularly by the chief operating decision maker (“CODM”) who is the Company’s chief executive officer, in deciding how to allocate resources and assess our financial and operational performance. The CODM evaluates the Company’s financial information and resources and assesses the performance of these resources on a consolidated and aggregated basis. Accordingly, the Company has determined that it operates in one operating and reportable segment.

Revenue Recognition

The Company derives its revenue from (1) database-related subscription solutions, including open source software integrated with post-contract customer support (“PCS”), (2) consumption-based database-as-a-service offerings, and (3) professional services revenue that includes remote database administrator, software installation, monitoring, maintenance, and reporting services.

The Company recognizes revenue in accordance with Accounting Standards Codification, Revenue from Contracts with Customers (ASC 606) when a contract with a customer exists, the control of the promised goods or services is transferred to our customers, in an amount that reflects the consideration that the Company expects to be entitled to in exchange for those goods or services, and when the identified performance obligation has been satisfied.

The Company recognizes revenue when its customer obtains control of promised goods or services in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. In determining the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements, the Company performs the following steps:

A.

Identification of the contract, or contracts, with a customer: The Company contracts with its customers through order forms, which are generally governed by master sales agreements. The Company determines it has a contract with a customer when the contract is approved and signed, each party’s rights regarding the products or services to be transferred is identified, the payment terms for the services can be identified, the Company has determined the customer has the ability and intent to pay, and the contract has commercial substance. The Company applies judgment in determining the customer’s ability and intent to pay, which is based on a variety of factors, including the customer’s historical payment experience, credit, reputation and other financial information available. At contract inception, the Company evaluates whether two or more contracts should be combined and accounted for as a single contract and whether the combined or single contract includes more than one performance obligation. The Company has concluded that its contracts with customers do not contain warranties that give rise to a separate performance obligation.

B.

Identification of the performance obligations in the contract: Performance obligations promised in a contract are identified based on the services or products that will be transferred to the customer that are both 1) capable of being distinct, whereby the customer can benefit from the service or product either on its own or together with other resources that are readily available from third parties or from the Company and 2) distinct in the context of the contract, whereby the transfer of the services or products is separately identifiable from other promises in the contract. To the extent a contract includes multiple promised services or products, the Company applies judgment to determine whether promised services or products are capable of being distinct and distinct in the context of the contract. If these criteria are not met, the promised services or products are accounted for as a combined performance obligation.

C.

Determination of the transaction price: The transaction price is determined based on the consideration to which the Company expects to be entitled in exchange for transferring services and products to the customer. The Company does not have variable consideration. None of the Company’s contracts contain a significant financing component.

D.

Allocation of the transaction price to the performance obligations in the contract: If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. For contracts that contain multiple performance obligations, the Company allocates the transaction price to each performance obligation based on a relative standalone selling price (“SSP”) basis. In cases where directly observable standalone sales are not available, the Company utilizes all observable data points, including competitor pricing for a similar or identical product, market and industry data points and the Company’s pricing practices establishing the SSP.

E.

Recognition of revenue, when, or as the Company satisfies a performance obligation: The Company recognizes revenue at the time the related performance obligation is satisfied when control of the services or products are transferred to the customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services or products. The Company records its revenue net of any value added or sales tax.

Subscription Revenue

The Company sells subscriptions directly through its sales representatives, online channels, through resellers, and indirectly through channel partners. The Company’s subscription contracts typically range from one to three years and are invoiced upfront, or annually, for multi-year contracts. The Company’s subscription contracts are generally non-cancelable and non-refundable.

The Company’s subscription revenue is derived from open source software integrated with PCS. The licenses provided are open source in nature and no transfer of control is required. The PCS portion represents the Company’s promise to stand ready to provide technical support and maintenance and to provide unspecified (when-and-if-available) updates, upgrades and enhancements over the course of the customer’s subscription. The Company has concluded that although these represent two distinct sets of promised services, they are both stand-ready obligations that are being provided over the same period of time and have the same pattern of transfer to the customer. As such, the PCS bundle is considered a combined performance obligation, and PCS revenues are recognized ratably over the contract duration as the performance obligation is continuously transferred to the customer.

The Company also derives subscription revenue from providing its software to customers with its database-as-a-service offerings that includes MariaDB software products offered in a cloud-based computing environment. Performance obligations related to database-as-a-service offerings are recognized on a usage-basis, as the consumption of this service represents a direct measurement of the value to the customer of the goods or services transferred to date relative to the remaining goods or services promised under the contract.

The Company has certain revenue contracts that involve the use of third-party vendors. In these arrangements, the Company determined it acts as the principal and reports revenue from these contracts on a gross basis.

Services Revenue

Professional services are typically billed on a time and materials basis, and revenue is recognized as the services are performed.

Principal versus Agent

In connection with the MariaDB Enterprise subscription offering, the Company provides optional add-on tools and features, such as monitoring features that enable users to analyze data in the applications.

In these arrangements, the Company assesses the contract to determine if the revenue and expense should be presented on a gross or a net basis. The determination as to whether revenue should be reported gross of amounts billed to customers (gross basis) or net of payments to the third-party vendors (net basis) requires judgment, which is based on the Company’s assessment of whether it is acting as the principal or an agent in the transaction.

In these arrangements involving third parties, the Company determined it is the principal in the transaction with the end user as a result of controlling, hosting, and integrating the delivery of the virtual items to the end user. The Company is the primary obligor because it directs the use of the add-on features, establishes pricing, and establishes and maintains a direct relationship with the customer, and takes the risk of loss for delivery, collection, and returns. Based on these and other factors, the Company reports revenue from contracts that involve the use of third-party vendors on a gross basis.

Contracts with Multiple Performance Obligations

Some of the Company’s contracts with customers contain multiple performance obligations, including those described above in Subscription Revenue, such as the open source and source-available license integrated with PCS, professional services, and database-as-a-service offerings. For these contracts, the Company accounts for individual performance obligations separately if they are deemed distinct. The transaction price is allocated to the separate performance obligations on a relative SSP basis. The determination of SSP for each distinct performance obligation may require judgment. The Company determines SSP based on the price at which the performance obligation is separately sold. In cases where directly observable standalone sales are not available, the Company utilizes all observable data points, including competitor pricing for a similar or identical product, market and industry data points, and the Company’s pricing practices establishing the SSP.

Research and Development

Research and development expenses consist primarily of personnel costs, including salaries bonuses, benefits, and stock-based compensation, as well as contractor and professional services fees, software and subscription services dedicated for use by the Company’s research and development organization and allocated overhead. Costs to acquire technologies to be used in research and development that have not reached technological feasibility and have no alternative future use are expensed as incurred.

Sales and Marketing

Sales and Marketing expenses consist of personnel-related costs, including salaries, sales commissions, bonuses, benefits, stock-based compensation, third-party costs related to marketing programs, and travel-related costs as well as allocated overhead. All advertising costs are expensed as incurred. Advertising costs incurred and recorded in sales and marketing expenses during each of the years ended September 30, 2021 and 2020 were approximately $0.1 million and $2.4 million, respectively.

General and Administrative expenses

General and Administrative expenses consist of primarily of personnel-related costs including salaries, bonuses, benefits, and stock-based compensation associated with our finance, legal, human resources and other administrative personnel. In addition, general and administrative expenses include non-personnel costs, such as fees for professional services such as external legal, accounting and other professional services and expenses associated with software and subscription services dedicated for use by our general and administrative organization.

Interest Expense

Borrowing costs consist of interest and other costs that an entity incurs in connection with the borrowing of funds.

Pension Benefits Expense

Pension benefits expense is payroll related statutory social security costs for employees outside the United States that are paid to state-controlled insurance companies. Pension benefits expense is included in cost of revenue and operating expenses in the consolidated statements of operations and comprehensive loss, totaled $0.6 million and $0.4 million for the years ended September 30, 2021 and 2020.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes. This method requires recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. Estimates and judgments occur in the calculation of certain tax liabilities and in the determination of the recoverability of certain deferred income tax assets, which arise from temporary differences and carryforwards. Valuation allowances are established when necessary to reduce the deferred tax assets to the amount the Company believes is more likely than not to be realized.

The Company recognizes the tax benefit from uncertain tax positions only if it believes that the tax position will be sustained on examination by the tax authorities, based on the technical merits of the position. The tax benefit is measured based on the largest benefit that is more likely than not of being realized upon ultimate settlement. The Company recognizes interest and penalties on amounts due to taxing authorities as a component of other (expense) income, net.

Stock-Based Compensation

Employees (including senior executives) of the Company are granted share-based payments in the form of stock options. MariaDB has granted options to its employees, members of the board as well as some advisors under the following plans, collectively (the “Plans”):

•	Global Share Option Plan 2017

•	Global Share Option Plan 2017 USA

•	Global Share Option Plan 2014 Europe

•	Global Share Option Plan 2014 USA

•	Global Share Option Plan 2012 Europe

•	Global Share Option Plan 2012 USA

•	Global Share Option Plan 2012 France

•	Global Share Option Plan 2010 Europe

•	Global Share Option Plan 2010 USA

•	Global Share Option Plan 2010 France

The Plans provide for the grant of equity-based awards with their terms generally similar to the Company’s Global Share Option Plan 2017 approved in 2017. Since 2017, the Company has only made grants under the 2017 plans. Stock-based compensation costs are calculated based on the fair value of the share-based award on the date the grant is made using the Black-Scholes option-pricing model for stock options and recognized as compensation expense in the accompanying consolidated statement of operations and comprehensive loss on a straight-line basis over the requisite service period, which is the vesting period. Determining the appropriate fair value model and related input assumptions requires judgment, including estimating the fair value of the Company’s common shares, share price volatility, and expected term, which impact the fair value estimated and the expense that will be recognized.

Net Loss Per Share

The Company calculates basic net loss per share by dividing net loss attributable to common shareholders by the weighted-average number of shares of common shares outstanding during the period, less shares subject to repurchase. Diluted net loss per share is computed by giving effect to all potentially dilutive common shares outstanding during the period using the treasury-stock method and preferred shares using the if-converted method, to the extent they are dilutive. In computing diluted net loss per share, assumed proceeds received from the exercise of options or warrants are used to purchase common shares at the average market prices during the period, and the resulting net additional common shares are included in the calculation of weighted-average number of shares of common shares outstanding.

Diluted net loss per share is the same as basic net loss per share for each period presented since the effects of potentially dilutive securities are antidilutive given the net loss of the Company.

Recent Accounting Updates

Changes to GAAP are established by the Financial Accounting Standards Board (“FASB”) in the form of accounting standards updates (“ASU”). ASU’s not listed below were assessed and determined not to be applicable or are expected to have minimal impact on the Company’s consolidated financial statements.

Recently Adopted Accounting Updates

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in Accounting Standards Codification (ASC) Topic 605, Revenue Recognition (Topic 605). Topic 606 is a comprehensive new revenue recognition model that requires a company to recognize revenue when goods and services are transferred to the customer in an amount that is proportionate to what has been delivered at that point and that reflects the consideration to which the company expects to be entitled for those goods or services. The Company adopted this standard on October 1, 2019. The adoption of this standard did not have a material impact on the consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, “Leases” and its related amendments (collectively referred to as “Topic 842”), which requires that lessees recognize right-to-use assets and related lease liabilities for substantially all significant financing and operating leases not considered short-term leases, and specifies where in the statement of cash flows the related lease payments are to be presented. The guidance is effective for years beginning after December 15, 2020 and early adoption is permitted. The Company adopted this standard on October 1, 2019 following the modified retrospective method as of the effective date. The Company elected the package of practical expedients permitted under the transition guidance, which allowed the Company to carry forward its original assessment of (1) whether contracts are or contain leases, (2) lease classification and (3) initial direct costs. The Company also elected the practical expedient that allows lessees the option to account for lease and non-lease components together as a single component for all real estate classes of underlying assets. Leases with an initial term of 12 months or less are not recorded on the balance sheet. The Company recognizes lease expense for these leases on a straight-line basis over the lease term. Adoption of the new standard resulted in the recording of operating right-of-use assets and operating lease liabilities of $2.3 million as of October 1, 2019. The adoption of ASC 842 did not materially impact the Company’s consolidated statements of operations and comprehensive loss or consolidated statements of cash flows. Further information regarding the Company’s leases is provided in Note 10.

In June 2016, the FASB issued ASU 2016-13, “Measurement of Credit Losses on Financial Instruments.” This guidance updates existing guidance for measuring and recording credit losses on financial assets measured at amortized cost by replacing the “incurred loss” model with an “expected loss” model. Accordingly, these financial assets will be presented as the net amount expected to be collected. ASU 2016-13 is effective for fiscal years beginning after December 15, 2022 for smaller reporting companies as defined by the SEC, and early adoption is permitted. The Company adopted this standard on October 1, 2020. The adoption of this standard did not have a material impact on the consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, Intangibles–Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, which eliminates Step 2 from the goodwill impairment test. Instead, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss will be recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit. ASU 2017-04 also clarifies the requirements for excluding and allocating foreign currency translation adjustments to reporting units related to an entity’s testing of reporting units for goodwill impairment and clarifies that an entity should consider income tax effects from any tax-deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable. The guidance becomes effective for smaller reporting companies on December 15, 2022 and interim periods within those fiscal years. The Company early adopted this standard on October 1, 2019. The adoption of this standard did not have a material impact on the consolidated financial statements.

In June 2018, the FASB issued ASU 2018-07, “Compensation – Stock Compensation (“Topic 718”): Improvements to Nonemployee Share-Based Payment Accounting” which expanded the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. ASU 2018-07 is effective for fiscal years beginning after December 15, 2019, including interim periods within that fiscal year. Early adoption is permitted, but not earlier than the adoption of Topic 606. The Company adopted this standard on October 1, 2020. The adoption of this standard did not have a material impact on the consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (“Topic 820”): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement”, which modifies the disclosure requirements for fair value measurements by removing, modifying or adding certain disclosures. ASU 2018-13 is effective for fiscal years beginning after December 15, 2019, with early adoption permitted. The Company adopted this standard on October 1, 2020. The adoption of this standard did not have a material impact on the consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15, “Intangibles – Goodwill and Other – Internal-Use Software (subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract”, which requires a customer in a cloud computing arrangement that is a service contract to follow the internal-use software guidance to determine which implementation costs to capitalize as assets. A customer’s accounting for the costs of the hosting component of the arrangement are not affected by the new guidance. This ASU is effective for fiscal years beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021. Early adoption is permitted, including adoption in any interim period. The Company adopted this standard on October 1, 2020. The adoption of this did not result in a material impact to the Company’s consolidated financial statements.

Recent Accounting Updates Not Yet Effective

In December 2019, the FASB issued ASU 2019-12, “Simplifying the Accounting for Income Taxes.” This guidance, among other provisions, eliminates certain exceptions to existing guidance related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. This guidance also requires an entity to reflect the effect of an enacted change in tax laws or rates in its effective income tax rate in the first interim period that includes the enactment date of the new legislation, aligning the timing of recognition of the effects from enacted tax law changes on the effective income tax rate with the effects on deferred income tax assets and liabilities. Under existing guidance, an entity recognizes the effects of the enacted tax law change on the effective income tax rate in the period that includes the effective date of the tax law. ASU 2019-12 is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022, with early adoption permitted. The Company has not early adopted and does not expect the adoption of this ASU would have a material effect on the Company’s consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity,” which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. This will be effective for smaller reporting companies as defined by the SEC for fiscal years beginning after December 15, 2023, which for the Company is the first quarter of 2024, with early adoption permitted beginning first quarter of 2021. The Company has not early adopted and does not expect the adoption of this ASU would have a material effect on the Company’s consolidated financial statements.

In May 2021, the FASB issued ASU 2021-04, “Earnings Per Share (Topic 260), Debt—Modifications and Extinguishments (Subtopic 470-50), Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40)”, which clarifies and reduces diversity in an issuer’s accounting for a modification or an exchange of a freestanding equity-classified written call option that remains equity being classified after modification or exchange as (1) an adjustment to equity and, if so, the related earnings per share (EPS) effects, if any, or (2) an expense and, if so, the manner and pattern of recognition. This will be effective for fiscal years beginning after December 15, 2021, and interim periods within those years. Early application is permitted, including application in an interim period as of the beginning of the fiscal year that includes that interim period. The ASU should be applied prospectively. The Company has not early adopted and is currently assessing the expected impact of the adoption of this standard on its consolidated financial statements.

In October 2021, the Financial Accounting Standards Board, or FASB, issued ASU No. 2021-08 Business Combinations (Topic 805), Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which requires an entity (acquirer) to recognize and measure contract assets and liabilities acquired in a business combination in accordance with Topic 606, Revenue from Contracts with Customers. This update is effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years, with early adoption permitted. The amendments should be applied prospectively to business combinations occurring on or after the effective date of the amendments. The Company is currently evaluating the expected impact the standard will have on its consolidated financial statements.

Note 3. Revenue

Disaggregation of Revenue

The Company believes that the nature, amount, timing and uncertainty of its revenue and cash flows and how they are affected by economic factors is most appropriately depicted through the Company’s primary geographical markets and subscription product categories. The Company’s primary geographical markets are North and South America (“Americas”); Europe, Middle East and Africa (“EMEA”); and Asia Pacific (“APAC”).

The following table provides information regarding revenue disaggregated by geographic location:

	Years Ended September 30,
	2021	2020

	(in thousands)
EMEA	$14,250	$11,301
Americas	15,842	13,854
APAC	5,936	4,893

Total revenue	$36,028	$30,048

Revenue attributable to the Company’s country of domicile, Finland, comprised 4.8% and 4.9% of the total revenue for the years ended September 30, 2021 and 2020, respectively. Revenue attributable to the United States comprised 40.5% and 42% of the total revenue for the years ended September 30, 2021 and 2020, respectively. No other country outside of the United States comprised more than 10% of revenue for any of the periods presented. Revenue by location is determined by the billing address of the customer.

The following table provides information regarding revenue disaggregated by subscription category:

	Year Ended September 30,
	2021	2020

	(in thousands)
MariaDB Enterprise	$30,900	$25,856
MariaDB SkySQL	906	68

Total subscription revenue	$31,806	$25,924

Contract Balances

Contract assets

A contract asset is initially recognized for revenue in which the customer is billed after services and support have begun being provided to the customer. Contract assets relate to revenue earned from ongoing subscriptions and support that have not been billed yet (unbilled receivables). As such, the balances of this account vary and depend on the number of unbilled receivables at the end of the year. Contract assets as of September 30, 2021 and 2020 were zero and $0.2 million, respectively.

Contract liabilities

A contract liability is recognized if a payment is received from a customer before the Company transfers the control of the related goods or services. These amounts are presented as deferred revenues and deferred revenues, net of current in the accompanying consolidated balance sheets.

Revenue recognized during the years ended September 30, 2021 and 2020 that was included in the contract liability beginning balance of each year was $17.8 million and $15.7 million, respectively.

Remaining Performance Obligations

Remaining performance obligations represent the aggregate amount of the transaction price in contracts allocated to performance obligations not delivered, or partially undelivered, as of the end of the reporting period. Remaining performance obligations estimates are subject to change and are affected by several factors, including terminations, changes in the scope of contracts, adjustments for revenue that have not materialized and adjustments for currency. As of September 30, 2021, approximately $51.3 million of revenue is expected to be recognized from remaining performance obligations. The Company expects to recognize revenue on approximately 48.9% of these remaining performance obligations over the next 12 months. The Company’s contracts are recognized ratably over the contract term, accordingly, the majority of the Company’s noncurrent remaining performance obligation is expected to be recognized in the next 13 to 36 months with the remainder recognized thereafter.

Cost to obtain a contract

The Company recognizes an asset for the incremental costs of obtaining a contract with a customer if it expects the benefits of those costs to be longer than one year. The Company determined certain costs related to its sales incentive program and its third-party referral fee program qualify as incremental costs of obtaining a contract. Capitalized costs are amortized consistent with the pattern of transfer to the customer for the goods and services to which the asset relates. The amortization period includes specifically identifiable contract renewals where there is no substantive renewal commission. The expected customer renewal period is estimated based on the historical life of the Company’s customers, which the Company has determined to be five years. The Company applies the practical expedient to not capitalize incremental costs of obtaining contracts if the amortization period is one year or less. Deferred commissions, which is included in other current assets, totaled $2.3 million and $0.9 million as of September 30, 2021 and 2020, respectively.

Note 4. Property and Equipment

Property and equipment, net consists of the following:

	As of September 30,
	2021	2020

	(in thousands)
Office equipment	$834	$612
Furniture and fixtures	416	414
Leasehold improvements and other	608	454

	1,858	1,480
Less: accumulated depreciation	(932)	(599)

Property and equipment, net	$926	$881

Depreciation expense in the accompanying consolidated statements of operations and comprehensive loss consisted of the following:

	Years Ended September 30,
	2021	2020

	(in thousands)
Cost of revenue	$8	$16
Research and development expenses	90	25
Sales and marketing expenses	52	26
General and administrative expenses	197	155

Total depreciation expense	$347	$222

Note 5. Intangible Assets

Intangible assets, net consisted of the following:

	As of September 30, 2021
	Gross Carrying Value	Accumulated Amortization	Net Book Value

	(in thousands)
Customer relationships	$590	$(179)	$411
Developed technology	340	(207)	133
Website	251	(153)	98
Other intangible assets	97	(33)	64

Total intangible assets	$1,278	$(572)	$706

	As of September 30, 2020
	Gross Carrying Value	Accumulated Amortization	Net Book Value

	(in thousands)
Customer relationships	$590	$(120)	$470
Developed technology	340	(139)	201
Website	251	(94)	157
Other intangible assets	76	(20)	56

Total intangible assets	$1,257	$(373)	$884

The weighted average amortization period as of September 30, 2021 and 2020 of the Company’s intangible assets is 4.93 years and 5.61 years, respectively.

Amortization expense in the accompanying consolidated statements of operations and comprehensive loss consisted of the following:

	Years Ended September 30,
	2021	2020

	(in thousands)
Research and development expenses	$—	$9
Sales and marketing expenses	59	59
General and administrative expenses	140	130

Total amortization expense	$199	$198

As of September 30, 2021, future amortization expense related to the intangible assets is as follows:

Future Intangible Asset Amortization Expenses
(in thousands)
2022	$204
2023	187
2024	82
2025	59
2026	59
Thereafter	115

Total future amortization expense	$706

Note 6. Warrants

The Company entered into a €4 million loan facility agreement with Kreos Capital IV (“Kreos”), which has been repaid in full. In connection with the Kreos loan facility, the Company has issued a total of 835,185 warrants entitling subscription of the Company’s Series B preferred shares. Each warrant entitles the holder to subscribe for one Series B preferred share at a subscription price of €0.5220 per share.

In April 2017, the Company entered into a €25 million maximum loan facility with European Investment Bank (“EIB”), including the issuance of a capital loan tranche of €10 million. In October 2019, the Company entered into a €15 million term loan tranche with EIB. In connection with the capital loan tranche, the Company has issued a total of 5,326,623 warrants entitling subscription of the Company’s Series C preferred shares. Each warrant entitles the holder to subscribe for one Series C preferred share at a subscription price of €0.01. The warrants provide for a put option that the holder of the warrants may exercise beginning 30 days prior to the maturity of the capital loan to purchase a variable number of shares at fair value for an amount up to €8 million.

In June 2020, the Company entered into an investment agreement with several investors to issue Series C preferred shares. In addition to the issuance of 3,445,912 shares of Series C preferred shares, the Company issued a total of 3,445,912 warrants entitling subscription of the Company’s Series C preferred shares. Each warrant entitles the holder to purchase one Series C preferred share at a subscription price of €1.1859. In connection with the Business Combination, the holders of these warrants will be given the opportunity to exercise their warrants to subscribe to Series C preferred shares, on a one-for-one basis. To the extent such warrants are not exercised, the subscription rights under the warrant agreements will terminate prior to the Business Combination.

These warrants expire between June 2025 and April 2032 if expiration is not accelerated as set out in the terms and conditions of the warrants. Refer to Note 2 for the policy on warrant accounting.

			Warrants Outstanding		Fair Value
Warrants	Number of warrants issued	Purchase price per share in EUR	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020

					(in thousands)
Series B	835,185	€0.52	835,185	835,185	$65	$109
Series C – 2017	5,326,623	€0.01	5,326,623	5,326,623	4,546	7,333
Series C – 2020	3,445,912	€1.19	3,445,912	3,445,912	692	1,575

	9,607,720		9,607,720	9,607,720	$5,303	$9,017

The following tables present the rollforward of the fair values for warrant liabilities classified by the Company within Level 3 of the fair value hierarchy defined above, measured using significant unobservable inputs:

Warrant liabilities
(in thousands)
September 30, 2020	$9,017
Change in fair value	(3,626)
Translation difference	(88)

September 30, 2021	$5,303

Warrant liabilities
(in thousands)
September 30, 2019	$6,325
Issuance of Series C preferred share warrants	1,526
Change in fair value	616
Translation difference	550

September 30, 2020	$9,017

Fair values of warrants and option rights were determined using the Black-Scholes option-pricing model with the following input assumptions:

	Years Ended September 30,
	2021	2020
Expected volatility range (weighted average)	35.54% to 50.00% (37.51%)	38.76% to 63.95% (59.33%)
Dividend yield	0.00%	0.00%
Risk-free interest rates range (weighted average)	0.53% to 1.00% (0.94%)	0.11% to 0.28% (0.14%)
Expected term range (weighted average)	3.83 years to 10.72 years (9.75 years)	4.84 years to 11.74 years (10.46 years)

Assumptions were weighted by the relative fair value of the instruments. An increase in the expected volatility, risk-free interest rates, and expected term would result in an increase to the estimated value of the warrants while an increase in the dividend yield would result in a decrease to the estimated value of the warrants.

Note 7. Stockholders’ Equity

The Company had issued and outstanding a total of 125,343,885 shares of preferred shares with no par value, of which 10,118,760, 60,549,235 and 54,675,890 shares were designated as Series A, Series B and Series C Preferred Shares, respectively, outstanding as of September 30, 2021 and 2020. The Company had issued and outstanding a total of 51,107,130 and 49,146,308 common shares with no par value as of September 30, 2021 and 2020, respectively.

1,960,822 and 3,392,715 common shares were registered with the Finnish Trade Register during the fiscal years ended September 30, 2021, and 2020, respectively.

During the fiscal year ended September 30, 2021, 1,508,947 common shares were registered with the Finnish Trade Register for options exercised and paid in the fiscal year ended September 30, 2020. As of September 30, 2021, 1,330,767 common shares had been issued based on options exercised and paid prior to the end of the fiscal year, but not yet registered with the Finnish Trade Register.

There is no minimum or maximum number of capital shares under the Articles of Association of the Company. The Board has been granted authorization by a general meeting of shareholders to issue additional capital shares of the Company of 54,719,095 and 50,719,095 common shares with no par value for the purpose of the Company’s incentive programs as of September 30, 2021 and 2020, respectively.

Further, 9,607,720 shares of preferred shares with no par value may be issued and outstanding upon exercise of all warrants as of September 30, 2021 and 2020, respectively.

The following table summarizes information related to issuance of the Company’s preferred shares as of September 30, 2021 and 2020:

Preferred Shares Class	Number of Shares Registered	Shares Issued and Outstanding	Carrying Value(1)	Price per share	Number of Common Shares Equivalent Shares	Liquidation Preference
			(in thousands)			(in thousands)
Series A	10,118,760	10,118,760	$6,668	From $0.61 to $0.67	10,118,760	$6,676
Series B	60,549,235	60,549,235	36,851	From $0.56 to $0.71	60,549,235	37,622
Series C	54,675,890	54,675,890	62,707	From $1.07 to $1.34	54,675,890	64,249

	125,343,885	125,343,885	$106,226		125,343,885	$108,547

(1)

The carrying value reflects the gross proceeds received from the sale of the preferred shares net of issuance costs and the fair value at issuance of preferred shares warrants classified as a liability.

In June 2020, the Company issued an aggregate of 19,108,257 additional shares of Series C Preferred Shares with a stated value range from $1.07 to $1.34 per share in exchange for $25.6 million in cash. In connection with this issuance, certain investors received warrants with a total value of $1.5 million, offset to additional paid in capital for net equity issuance of $24 million. There were no issuance costs relating to this issuance.

The relative rights, terms, privileges and restrictions granted to or imposed upon preferred shareholders as of September 30, 2021 and September 30, 2020 are described below:

Common shares, Series A Preferred Shares, Series B Preferred Shares, and Series C Preferred Shares all have the same voting rights.

When distributing a dividend, each Series C Preferred Share has dividend rights such that each Series C Preferred holder shall first receive, before any other class of share, a dividend on each outstanding Series C Preferred Share equal to an amount of 5% of the subscription price paid for such Series C Preferred Share. All other possible dividends shall be distributed to the shareholders based on their pro rata shareholding in the Company on an as converted basis.

In any solvent or insolvent liquidation, bankruptcy, dissolution, winding up of the Company or any key subsidiary or a merger, takeover, trade sale, listing of the Company on a recognized stock exchange with a Company valuation of under $350 million or aggregate net offering proceeds of less than $81 million recapitalization, reorganization, or other type of transaction in which (i) control of the Company or (ii) all or substantially all of its business or assets are transferred to a third party, the Series C Preferred Shares will have priority over the Series B Preferred Shares in connection with the distribution of the proceeds up to the amount of the original subscription price of the Series C Preferred Shares plus all declared but unpaid dividends on such Series C Preferred Shares less all declared and paid dividends on such Series C Preferred Shares. The Series B Preferred Shares will in turn have priority over the Series A Preferred Shares up to the amount of the amount of the original subscription price of the Series B Preferred Shares plus all declared but unpaid dividends on such Series B Preferred Shares less all declared and paid dividends on such Series B Preferred Shares. The Series A Preferred Shares will in turn have priority over the common shares up to the amount of the amount of the original subscription price of the Series A Preferred Shares plus all declared but unpaid dividends on such Series A Preferred Shares less all declared and paid dividends on such Series A Preferred Shares.

In case the amount to be distributed to the owners of the Series C Preferred Shares is not sufficient to cover the Series C Preferred Share owners right to prioritized funds, the amount available for distribution will be divided between the owners of Series C Preferred Shares in proportion with the Series C preference amount each owner would otherwise be entitled to receive. In case the amount to be distributed to the owners of the Series B Preferred Shares, after the above-mentioned settlement of the Series C Preferred Share owners prioritized distribution, is not sufficient to cover the Series B Preferred Share owners’ rights to funds, the amount available for distribution will be divided between the owners of Series B Preferred Shares in proportion with the Series B preference amount each owner would otherwise be entitled to receive. In case the amount to be distributed to the owners of the Series A Preferred Shares, after the above-mentioned settlement of the Series B Preferred Share owners prioritized distribution, is not sufficient to cover the Series A Preferred Share owners’ rights to funds, the amount available for distribution will be divided between the owners of Series A Preferred Shares in proportion with the Series A preference amount each owner would otherwise be entitled to receive.

The distribution of funds, after the settlement of the Series C Preferred, Series B Preferred and Series A Preferred share owners’ share of the funds in accordance with the above-mentioned procedure, shall be executed evenly between all of the shares regardless of share series, up to an amount of $0.35 per share. If the funds distributed per share would exceed $0.35, the amount of funds distributed to Series C Preferred, Series B Preferred and Series A Preferred shares shall cap at $0.35 and the funds remaining after that shall be distributed evenly among all the common shares of the Company.

Each preferred share is convertible at the option of the holder, at any time after the date of issuance, into common shares at an initial conversion rate of one-for-one. The conversion rate is subject to adjustment for antidilution provisions, as defined in the Company’s Shareholders’ Agreement.

Each preferred share will automatically be converted into a common share upon the listing of the Company on an internationally recognized stock exchange with a company valuation of at least $350 million. All of the shares in a single preferred share series (A, B or C) will also be automatically converted into common shares on a date agreed to by holders of more than 50% of the shares of the preferred share series in question.

If applicable, the shareholders will, in connection with a conversion of Series A Preferred, Series B Preferred or Series C Preferred Shares, take such actions as may be required in order to fully compensate the shareholders holding preference shares for the effects of any split, reverse split, reduction of share capital, share dividends or other distributions or similar event which has affected the ratio between common shares and preference shares as compared to the ratio following their original investment, unless such events were undertaken with the approval of all holders of preference shares and the holders of preference shares at that time also expressly agree to waive any adjustment or other compensation.

The original subscription price will be adjusted in accordance with the above stated by issuing new common shares to the holders of preference shares converting their preference shares without payment of subscription price or other consideration, or, in case the shares have a nominal value, for the nominal value.

Note 8. Stock-Based Compensation

Stock Option Plans

On December 8, 2017, the Company adopted the Global Share Option Plan 2017 (the “2017 Plan”) and Global Share Option Plan 2017 USA (the “2017 US Plan”) that entitle employees, members of the board as well as advisors to purchase shares in the Company. Under these programs, holders of vested options are entitled to purchase shares at a stated price determined at the grant date. All options are to be settled by the physical delivery of shares. Stock options granted under the 2017 US Plan and the 2017 Plan are incentive stock options to the extent permitted under the U.S. tax laws (“ISOs”) and non-qualified/nonstatutory stock options (“NSOs”), respectively. Options granted under both plans are exercisable over a maximum term of 10 years. Stock option awards under both plans generally vest over a period of four years with 25% vesting on the one year anniversary of the award and the remainder vesting monthly over the next 12 quarters of the grantee’s service to the Company as an employee or an advisor/consultant. All options granted during the 2020 and 2021 fiscal years were granted under the 2017 Plan and 2017 US Plan.

Stock Options

The following table summarizes stock option activity under the Company’s incentive plans for the periods covered:

	Number of Shares	Weighted Average Exercise Price Per Share	Weighted- Average Remaining Contractual Life	Aggregated Intrinsic Value
			(in years)	(in thousands)
Options outstanding, September 30, 2020	43,090,974	$0.11	7.06
Granted	11,812,799	$0.20
Exercised	(1,960,822)	$0.09		$200
Forfeited	(4,679,564)	$0.12

Options outstanding, September 30, 2021	48,263,387	$0.13	6.97	$2,239

Options Exercisable, September 30, 2021	29,317,175	$0.10	5.83	$1,800

Vested and expected to vest after September 30, 2021	48,263,387	$0.13	6.97	$2,239

A summary of non-vested options is as follows:

	Number of Options	Weighted-Average Grant Date Fair Value
Non-vested as of September 30, 2020	18,474,844	$0.05
Non-vested as of September 30, 2021	18,946,212	$0.07

The aggregate grant date fair value of stock options vested during the years ended September 30, 2021 and 2020, was $0.4 million and $0.3 million, respectively. As of September 30, 2021 and 2020, there was $0.7 million and $0.4 million of unrecognized stock-based compensation expense related to outstanding stock options granted to employees that is expected to be recognized over a weighted-average period of 2.28 years and 2.62 years, respectively.

Fair Value Valuation Assumptions

The fair value of options granted is estimated at the date of grant using the Black-Scholes option-pricing model with the following input assumptions:

	Years Ended September 30,
	2021		2020
	Range	Weighted Average	Range	Weighted Average
Dividend yield (%)	0%-0%	0%	0%-0%	0%
Expected volatility (%)	40.19%-57.16%	41.71%	36.33%-60.10%	37.79%
Risk–free interest rate (%)	0.06%-1.39%	0.83%	0.12%-1.74%	1.48%
Expected life of stock options (years)	0.10-7.50	5.98	0.35-7.32	5.86
Fair value of common stock ($)	$0.20-$0.20	$0.20	$0.12-$0.20	$0.13

Total stock-based compensation expense recognized in the Company’s consolidated statements of operations and comprehensive loss is as follows:

	Years Ended September 30,
	2021	2020

	(in thousands)
Cost of revenue	$13	$10
Research and development expenses	187	184
Sales and marketing expenses	81	89
General and administrative expenses	237	153

Total stock-based compensation expense	$518	$436

Note 9. Accrued Expenses

The following represents the components of accrued expenses contained within our consolidated balance sheets at the end of each period:

	As of September 30,
	2021	2020

	(in thousands)
Accrued payroll and payroll related liabilities	$2,310	$2,260
Accrued bonuses	1,206	773
Taxes payable	1,429	847
Other accrued expenses	1,236	707
Accrued interest	593	—

Total accrued expenses	$6,774	$4,587

Note 10. Leases

The Company leases real estate for use in daily operations. The leases generally have lease terms of 1 to 5 years, some of which include options to terminate or extend leases for up to 1 to 3 years or on a month-to-month basis. The Company includes the options that are reasonably certain to be exercised as part of the determination of lease terms. The Company’s obligations under its leases are secured by the lessor’s title to the leased assets. Generally, the Company is restricted from assigning and subleasing the leased assets. The Company recognizes operating lease costs on a straight-line basis over the term of the agreement, taking into account adjustments for market provisions such as free or escalating base monthly rental payments or deferred payment terms, such as rent holidays that defer the commencement date of the required payments. The Company also has certain leases with lease terms of 12 months or less.

The Company cannot readily determine the interest rate implicit in the lease; therefore, it uses its incremental borrowing rate (IBR) to measure lease liabilities. The IBR is the rate of interest that the Company would have to pay to borrow funds on a collateralized basis over a similar term and in a similar economic environment.

Variable operating lease expenses primarily consist of real estate taxes. The components of the Company’s lease costs included in its consolidated statement of operations and comprehensive loss were as follows:

	Years Ended September 30,
	2021	2020

	(in thousands)
Operating lease costs	$715	$782
Short term lease costs	31	—
Variable lease costs	20	11

Total lease cost	$766	$793

	Years Ended September 30,
	2021	2020

	(in thousands)
Research and development	$116	$24
Sales and marketing expenses	7	101
General and administrative expenses	643	668

Total lease cost	$766	$793

The balances of the Company’s operating leases were recorded on the consolidated balance sheet as follows:

	As of September 30,
	2021	2020

	(in thousands)
Operating lease right-of-use assets	$1,645	$2,160
Operating lease liabilities, current	$658	$639
Operating lease liabilities, net of current	1,035	1,554

Total operating lease liabilities	$1,693	$2,193

The following table presents supplemental information related to the Company’s operating leases:

	Years Ended September 30,
	2021	2020

	(in thousands, except weighted-average information)
Cash paid for amounts included in the measurement of operating lease liabilities:	$694	$754
Weighted-average remaining lease term (in years)	2.63	3.51
Weighted-average discount rate:	3.20%	3.22%

Future minimum lease payments under non-cancelable operating leases on an annual undiscounted cash flow basis as of September 30, 2021 were as follows (in thousands):

Year ended September 30:
2022	$702
2023	616
2024	433
2025	18

Total minimum payments	1,769
Less imputed interest	(76)

Present value of future minimum lease payments	1,693
Less current obligations under leases	(658)

Non-current lease obligations	$1,035

Note 11. Commitments and Contingencies

The Company is subject to claims and assessments from time to time in the ordinary course of business, including without limitation, actions with respect to intellectual property, employment, regulatory, product liability and contractual matters. In connection with these proceedings or matters, the Company regularly assesses the probability and amount (or range) of possible issues based on the developments in these proceedings or matters. A liability is recorded in the accompanying consolidated financial statements if it is determined that it is probable that a loss has been incurred, and that the amount (or range) of the loss can be reasonably estimated. The Company’s management does not believe that any such matters, individually or in the aggregate, will have a material adverse effect on the Company’s business, financial condition, results of operations or cash flows.

Note 12. Long-term Debt

The components of debt are as follows:

	As of September 30,
	2021	2020

	(in thousands)
Term loan	$17,369	$17,562
Capital loan	11,579	11,708
R&D loan	288	438

Total	$29,236	$29,708

Less: Unamortized debt discount costs	—	(1,090)
Less: Current portion	(11,723)	(146)

Long-term debt	$17,513	$28,472

Finnish R&D Loan

On April 1, 2015, the Company entered into a R&D loan agreement with the Finnish State Treasury (the “R&D Loan”) in the aggregate amount of €0.5 million for research and development purposes. The loans accrue interest at 1.0% per annum with a maturity date of April 1, 2023. During the years ended September 30, 2021 and 2020, the Company made partial payments on the R&D Loan in the amount of $0.1 million each year.

European Investment Bank (“EIB”) Loan Facility

On April 7, 2017, EIB and MariaDB entered into a loan facility agreement (the “Facility”), according to which EIB granted a loan facility in an aggregate principal amount not exceeding €25 million for the purpose of financing certain research and development and growth-related expenditures of MariaDB. The Facility granted pursuant to the contract is structured partly as a capital loan of €10 million (“Capital Loan”), and partly as a term loan of €15 million (“Term Loan”).

The Capital Loan was disbursed on April 28, 2017 with the original maturity date of April 28, 2021. No interest was required to be accrued or paid on the Capital Loan under its original terms. On April 26, 2021, the Capital Loan was amended to extend the maturity date to the earlier of (i) December 31, 2021, or (ii) the date falling 15 days after a new equity round and required interest accruing at a rate of 12.0% per annum from April 28, 2021 through maturity. The amendment was accounted for as an extinguishment of debt and the related gain on extinguishment was immaterial.

The Term Loan was disbursed on October 11, 2019 with a maturity date of October 11, 2023. The Term Loan accrues interest between 6.0%-9.5% per annum, depending on the Company’s monthly recurring revenue. The effective interest rate on the Term Loan for the years ended September 30, 2021 and 2020 was 6.0%.

As part of EIB remuneration for the Facility, in connection with the Capital Loan tranche, EIB was granted warrants for Series C convertible preferred shares. Warrants related to the Capital Loan were accounted for as a liability and effectively represent debt discount. The debt discount was amortized over the original term of the loan using effective interest method. During the years ended September 30, 2021 and 2020, the Company amortized debt discount of $1.1 million and $1.7 million to interest expense, respectively.

The agreement contains customary representations, warranties, affirmative and negative covenants, including a financial covenant, events of default and indemnification provisions in favor of the EIB. The agreement includes a financial covenant that requires the Company to maintain, at all times, a minimum gross profit margin. The negative covenants include restrictions regarding the incurrence of prohibited encumbrance and indebtedness, derivative transactions, certain merger and acquisition transactions, dispositions, change in business, guarantees or payments and other matters, all subject to certain exceptions. As of September 30, 2021 and 2020, the Company was in compliance with its covenants.

Pursuant to the agreement, obligations owed are guaranteed by the Company’s subsidiary MariaDB USA, Inc.

The schedule of required principal payments remaining on debt outstanding as of September 30, 2021 is as follows:

Year ending September 30,	Principal Payments
(in thousands)
2022	$11,723
2023	144
2024	17,369

Total principal payments	$29,236

Note 13. Income Taxes

The components of income before provision (benefit) for income taxes were as follows:

	Years Ended September 30,
	2021	2020

	(in thousands)
Domestic	$(17,340)	$(25,391)
Foreign	(8,018)	(5,431)

Income before provision (benefit) for income taxes	$(25,358)	$(30,822)

The provision (benefit) for income taxes charged to operations was as follows:

	Years Ended September 30,
	2021	2020

	(in thousands)
Current tax expense
U.S. federal	$—	$—
State and local	1	(19)
Foreign	83	33

Total current	$84	$14
Deferred tax expense:
U.S. federal	$—	$—
State and local	—	—
Total deferred	—	—

Total income tax expense	$84	$14

A reconciliation of the income tax expense with the expected income tax computed by applying the statutory federal income tax rate to loss before provision for income taxes and a reconciliation of the statutory federal rate and the effective rate was calculated as follows:

	Years Ended September 30,
	2021	2020

Tax computed at federal statutory rate	21.00%	21.00%
State income tax - net of federal benefit	0.00%	0.05%
Foreign rate differential	(6.97)%	(3.81)%
Change in valuation allowance	(18.13)%	(16.95)%
Stock-based compensation	(0.12)%	(0.05)%
Research and development tax credit	8.86%	(0.00)%
Other	(0.35)%	(0.29)%
Prior period net operating loss true-up adjustment	(4.62)%	0.00%

Income tax provision	(0.33)%	(0.05)%

The significant components that comprised the Company’s net deferred taxes are as follows:

	As of September 30,
	2021	2020

	(in thousands)
Deferred tax assets:
Net operating losses	$55,516	$50,953
Tax credit carryforwards	8,366	4,183
Allowances and reserves	62	25
Deferred revenue	673	377
Depreciation	92	176
Amortization	3,918	6,596
Accrued interest	1,428	1,731
Accrued payroll	508	—
Right-of-use assets	7	18
Other	3	6
Less: valuation allowance	(70,573)	(64,065)

Total deferred tax assets	$—	—

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities (including the impact of available carryback and carryforward periods), projected future taxable income and tax planning strategies in making this assessment.

The following table presents a rollforward of the valuation allowance for the years ended September 30, 2021 and 2020:

	Years Ended September 30,
	2021	2020

	(in thousands)
Beginning balance	$(64,065)	$(55,665)
Additions	(9,868)	(8,520)
Deductions	3,360	120

Ending balance	$(70,573)	$(64,065)

Subsequent to the original issuance of the Company’s financial statements as of and for the years ended September 30,2021 and 2020, the Company’s management determined that the tables above incorrectly presented the deferred tax asset net operating loss and valuation allowance, including the valuation allowance rollforward. The prior disclosure has been updated. The immaterial correction of this footnote disclosure did not result in a change to or modify any amounts presented in the historical financial statements or require any other disclosure amendments aside from in this footnote.

On the basis of this evaluation, as of September 30, 2021, a valuation allowance of $70.6 million has been recorded to recognize only the portion of the deferred tax asset that is more likely than not to be realized. The amount of the deferred tax asset considered realizable, however, could be adjusted if estimates of future taxable income during the carryforward period are reduced or increased or if objective negative evidence in the form of cumulative losses is no longer present and additional weight is given to subjective evidence such as the Company’s projections for growth.

At September 30, 2021 and 2020, the Company had federal net operating loss carryforwards of approximately $160.3 million and $148.8 million, respectively and state net operating loss carryforwards of $143.4 million and $140.4 million, respectively. The federal and state loss carryforwards begin to expire in 2030, unless previously utilized. As of September 30, 2021 and 2020, the Company also had federal research and development tax credit carry-forwards of approximately $4.5 million and $2.2 million, respectively and state research and development tax credit carry-forwards of approximately $3.9 million and $1.9 million, respectively. The federal research and development tax credits will begin to expire in 2032. At September 30, 2021 and 2020, the Company had foreign net operating loss carryforwards of approximately $46.5 million and $36.9 million, respectively.

Utilization of the net operating loss carryforwards may be subject to substantial annual limitation due to ownership change limitations that may have occurred or that could occur in the future, as required by Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), as well as similar state provisions. These ownership changes may limit the amount of net operating loss carryforwards that can be utilized annually to offset future taxable income and tax, respectively. In general, an “ownership change,” as defined by Section 382 of the Code, results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50 percentage points of the outstanding stock of a company by certain stockholders or public groups.

Any uncertain tax positions would be related to tax years that remain open and subject to examination by the relevant tax authorities. The Company has not accrued for interest or penalties associated with unrecognized tax liabilities. The Company is subject to U.S. federal tax authority examinations and U.S. state tax authority examinations for all years due to the net operating loss carryforwards. The Company files a federal U.S. tax return and several U.S. state income tax returns with varying statues of limitations.

On March 27, 2020, the United States enacted the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”). The CARES Act is an emergency economic stimulus package that includes spending and tax breaks to strengthen the United States economy and fund a nationwide effort to curtail the effects of COVID-19. While the CARES Act provides sweeping tax changes in response to the pandemic, some of the more significant provisions which could be expected to impact the Company’s financial statements include removal of certain limitations on utilization of net operating losses, increasing the loss carryback period for certain losses to five years and increasing the ability to deduct interest expense, as well as amending certain provisions of the previously enacted Tax Cuts and Jobs Act. The Company does not believe that the CARES Act will have a material impact on its financial position, results of operations, or cash flows.

Note 14. Related-Party Transactions

During the year ended September 30, 2021, the Company recorded sales from related parties, which are comprised of several shareholders. The sales to and purchases from related parties are made on terms equivalent to those that prevail in arm’s length transactions. The Company had amounts receivable as of September 30, 2021 and 2020 of $0.4 million due from one related party shareholder. The Company had related party sales for the years ended September 30, 2021 and 2020 of $2 million and $2.7 million, respectively to three related party shareholders.

During the year ended September 30, 2021, the Company incurred expenses totaling $0.5 million with related parties, including $0.2 million to the MariaDB Foundation (discussed below), and $0.3 million incurred in the ordinary course of business. During the year ended September 30, 2020, the Company incurred $0.3 million of expenses in the ordinary course of business.

In connection with the MariaDB open source project, the MariaDB Community Server was adopted by the MariaDB Foundation. The Company helped establish the independently run MariaDB Foundation as a steward of the open source project to encourage adoption and grow the MariaDB ecosystem. We continue to be a sponsor of the MariaDB Foundation and the Company pays the MariaDB Foundation an agreed upon sponsorship fee. The Company had accounts payable of $0 and $0.1 million as of September 30, 2021 and 2020, respectively.

Outstanding balances are unsecured and interest free and settlement occurs in cash. There have been no guarantees provided or received for any related party receivables or payables.

Note 15. Net Loss Per Share

The following table sets forth the computation of basic and diluted net loss per share attributable to common shareholders for the periods presented:

	Years Ended September 30
	2021	2020

	(in thousands, except shares and per share data)
Net loss attributable to common shareholders	$(25,442)	$(30,836)

Weighted-average shares outstanding used to compute net loss per share attributable to common shareholders
Basic and diluted	50,361,879	47,219,140
Net loss per share attributable to common shareholders
Basic and diluted	$(0.51)	$(0.65)

The following potentially dilutive securities were excluded from the computation of diluted net loss per share for the periods presented because the impact of including them would have been anti-dilutive:

	Years Ended September 30,
	2021	2020

Warrants	9,607,720	9,607,720
Stock options	48,263,387	43,090,974
Convertible preferred shares	125,343,885	125,343,885

Total	183,214,992	178,042,579

Note 16. Geographical Information

The following table sets forth long-lived assets, which primarily include property and equipment, net and operating lease right-of-use assets, by geographic location:

	As of September 30,
	2021	2020
	(in thousands)

United States	$1,876	2,262
Bulgaria	317	580
Finland	355	199
Other counties	23	—

Total long-lived assets	$2,571	$3,041

Note 17. Subsequent Events

The Company has evaluated subsequent events through June 22, 2022, the date the financial statements were originally issued, and October 5, 2022, the date the financial statements were reissued, noting the following items that would impact the accounting for events or transactions in the current period or require additional disclosure.

On October 26, 2021, the Company and Angel Pond Holdings Corporation (“APHC”), a Cayman Islands exempted company, signed a letter of intent for a proposed business combination between the parties. APHC is a special purpose acquisition company (“SPAC”) formed under the laws of the Cayman Islands for the purpose of consummating a business combination transaction with one or more businesses. APHC’s sponsor is Angel Pond Partners LLC, a limited liability company, which is formed under the laws of the Cayman Islands. APHC’s securities are listed for trading on the New York Stock Exchange.

On December 28, 2021, the Capital Loan was amended again by extending the maturity date to the earlier of (i) June 30, 2022; or (ii) the date falling 30 days after the Series D Preferred Shares financing described below.

In December 2021, the Company signed a convertible note with an existing investor for the amount of $5 million. The note converted to Series D Preferred Shares on January 31, 2022 in connection with the Series D Preferred Shares financing, and had a 3% discount to the Series D Preferred price per share of such financing and a 6% simple interest from the date of the note until the date the note was converted.

On January 31, 2022, the Company’s Board of Directors approved an amendment to the Company’s Shareholders’ Agreement to authorize an additional series of convertible preferred shares, the Series D Preferred Shares. The Series D Preferred Shares financing consisted of accredited investors and qualified institutional investors providing aggregate gross proceeds of approximately $103.8 million (including the convertible note described above), which was completed on January 31, 2022.

On January 31, 2022, the Business Combination Agreement (“BCA”) was signed between APHC, the Company, and certain other parties. In accordance with the BCA, certain holders of equity securities of the Company would receive shares of the continuing public company (“PubCo”) following a series of mergers. At the time of closing the business combination, all outstanding equity-linked securities of the Company would become similar securities of PubCo. All the proceeds from the SPAC’s trust account available after any redemptions of APHC’s public shares in connection with the closing of the business combination and from the related PIPE investment, after payment of transaction expenses and deferred underwriting fees, would remain on PubCo’s balance sheet to fund its growth and for working capital.

On March 2, 2022, in connection with the Series D Preferred Shares financing, the EIB capital loan became due and the Company repaid the outstanding principal of $11.6 million and accrued interest of $1.1 million.

In June 2022 the Company invested in securities consisting of $35.3 million in U.S. Treasury Bills, all of which mature in December 2022.

On August 2, 2022, the Company entered into a stock purchase agreement and completed the acquisition of 100% of the outstanding equity of Sector 42 Technologies, Inc, a corporation registered under the laws of the Province of Ontario and CubeWerx Inc., a corporation registered under the laws of the Province of Ontario, for a total purchase price of $3.9 million consisting of cash consideration of $1.8 million and equity consideration of $2.1 million (in the form of 2,363,354 common shares of MariaDB). The purchase price is subject to certain customary adjustments (including closing date indebtedness and net working capital adjustments).

With this acquisition, the Company has acquired the technology of managing and publishing geospatial data via open web services for customer organizations that the Company expects to integrate within future product offerings. The Company has not determined its initial accounting for the acquisition. As of the date of this Report, the preliminary purchase price allocation related to the acquisition is incomplete, and the Company is in the process of determining the appropriate accounting for the acquisition and is in the process of assessing the fair value of the acquired identified intangible assets, tangible assets, and assumed liabilities.

On August 8, 2022, the Company received written notice from EIB exercising its put option on their Series C warrants and requiring the Company to repurchase 5,000,194 warrants entitling subscription of the Company’s Series C preferred shares, at the maximum purchase price of €8 million. The Company is obligated to repurchase the warrants within 30 days after receipt of the notice from EIB.

On August 17, 2022, a definitive agreement was entered into with EIB to repurchase for cash the remaining incremental Series C warrants for 326,429 shares held by EIB prior to the Business Combination or shortly thereafter, at a settlement price to be determined pursuant to the Finnish Companies Act, if EIB elects not to exercise their warrants for Series C preferred shares prior to the Business Combination. The estimated fair value associated with the warrants held by the EIB are included within the warrant liabilities as of June 30, 2022 and September 30, 2021.

MariaDB Corporation Ab

Condensed Consolidated Balance Sheets

(in thousands, except par value and share amounts)

(unaudited)

	June 30, 2022	September 30, 2021
ASSETS
Current assets:
Cash and cash equivalents	$24,420	$6,907
Short-term investments	35,286	—
Accounts receivable, net of allowance for doubtful accounts of $463 and $394 as of June 30, 2022 and September 30, 2021, respectively	8,512	11,692
Prepaids and other current assets	11,724	4,676

Total current assets	79,942	23,275

Property and equipment, net	901	926
Goodwill	4,649	4,649
Intangible assets, net	562	706
Operating lease right-of-use assets	1,314	1,645
Other noncurrent assets	1,037	472

Total assets	$88,405	$31,673

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$2,486	1,938
Accrued expenses	10,018	6,774
Operating lease liabilities	654	658
Long-term debt, current	130	11,723
Deferred revenue	26,277	25,091

Total current liabilities	39,565	46,184

Long-term debt, net of current	15,644	17,513
Operating lease liabilities, net of current	699	1,035
Deferred revenue, net of current	6,629	8,118
Warrant liabilities	9,124	5,303

Total liabilities	71,661	78,153

Commitments and Contingencies (Note 10)
Convertible preferred shares, par value of $0 per share; 183,565,242 and 125,343,885 shares issued and outstanding as of June 30, 2022 and September 30, 2021	206,969	106,226
Stockholders’ Deficit:
Common share, par value of $0 per share; 60,764,711 and 51,107,130 shares issued and outstanding as of June 30, 2022 and September 30, 2021	—	—
Additional paid-in-capital	8,040	6,440
Accumulated deficit	(188,633)	(151,669)
Accumulated other comprehensive loss	(9,632)	(7,477)

Total stockholders’ deficit	(190,225)	(152,706)

Total liabilities, convertible preferred shares and stockholders’ deficit	$88,405	$31,673

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MariaDB Corporation Ab

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

(unaudited)

	Nine Months Ended June 30,
	2022	2021
Revenue:
Subscription	$28,425	$22,997
Services	3,665	3,239

Total revenue	32,090	26,236

Cost of revenue:
Subscription	4,859	3,848
Services	4,945	3,100

Total cost of revenue	9,804	6,948

Gross profit	22,286	19,288
Operating expenses:
Research and development expenses	25,911	17,991
Sales and marketing expenses	20,764	14,502
General and administrative expenses	11,007	5,839

Total operating expense	57,682	38,332

Loss from operations	(35,396)	(19,044)
Other (expense) income:
Interest expense	(1,472)	(2,174)
Change in fair value of warrant liabilities	(4,442)	3,766
Other income (expense), net	4,400	(265)

Loss before income tax expense	(36,910)	(17,717)
Income tax expense	(54)	(57)

Net loss	$(36,964)	$(17,774)

Net loss per share attributable to common shares – basic	$(0.64)	$(0.35)

Net loss per share attributable to common shares – diluted	$(0.64)	$(0.37)

Weighted-average shares outstanding – basic	58,137,280	50,109,809
Weighted-average shares outstanding – diluted	58,137,280	55,161,748
Comprehensive Loss:
Net loss	$(36,964)	$(17,774)
Foreign currency translation adjustment, net of taxes	(2,155)	(619)

Total comprehensive loss	$(39,119)	$(18,393)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MariaDB Corporation Ab

Consolidated Statements of Convertible Preferred Shares and Stockholders’ Deficit

(in thousands, except shares amount)

	Convertible Preferred Shares		Common Shares		Additional paid-in capital	Accumulated other Comprehensive Income (Loss)	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance at September 30, 2020	125,343,885	$106,226	49,146,308	$—	$5,748	$(8,131)	$(126,227)	$(128,610)
Exercise of share options	—	—	1,960,822	—	156	—	—	156
Share-based compensation	—	—	—	—	366	—	—	366
Foreign currency translation adjustment, net of taxes	—	—	—	—	—	(619)	—	(619)
Net loss	—	—	—	—	—	—	(17,774)	(17,774)

Balance at June 30, 2021	125,343,885	$106,226	51,107,130	$—	$6,270	$(8,750)	$(144,001)	$(146,481)

Balance at September 30, 2021	125,343,885	$106,226	51,107,130	$—	$6,440	$(7,477)	$(151,669)	$(152,706)
Exercise of share options	—	—	9,657,581	—	1,031	—	—	1,031
Issuance of Class D Preferred Shares	57,633,588	99,853	—	—	—	—	—	—
Exercise of Class C Preferred Share Warrants	587,769	890	—	—	—	—	—	—
Share-based compensation	—	—	—	—	569	—	—	569
Foreign currency translation adjustment, net of taxes	—	—	—	—	—	(2,155)	—	(2,155)
Net loss	—	—	—	—	—	—	(36,964)	(36,964)

Balance at June 30, 2022	183,565,242	$206,969	60,764,711	$—	$8,040	$(9,632)	$(188,633)	$(190,225)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MariaDB Corporation Ab

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine Months Ended June 30,
	2022	2021
Operating activities:
Net loss	$(36,964)	$(17,774)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt expense	200	296
Depreciation and amortization	419	386
Non-cash lease expense	461	507
Stock-based compensation	569	366
Change in fair value of warrant liability	4,442	(3,766)
Amortization of debt discount	—	1,116
Amortization of deferred commission	665	408
Loss on extinguishment of debt	148	—
Foreign currency (gain) loss, net	(4,554)	435
Changes in operating assets and liabilities:
Accounts receivable	6,105	430
Other current assets	(8,102)	100
Other noncurrent assets	(609)	(79)
Accounts payable and accrued expenses	4,193	409
Operating lease liability	(515)	(504)
Deferred revenue	1,577	2,934

Net cash used in operating activities	(31,965)	(14,736)

Investing activities:
Purchases of property and equipment	(260)	(308)
Purchases of short-term investments	(35,286)	—

Net cash used in investing activities	(35,546)	(308)

Financing activities:
Proceeds from stock options exercise	1,031	156
Proceeds from issuance of preferred shares	95,470	—
Proceeds from issuance of convertible note	5,000	—
Repayment of long-term debt	(11,241)	(148)

Net cash provided by financing activities	90,260	8

Effect of exchange rate changes on cash and cash equivalents	(5,236)	474
Net (decrease) increase in cash and cash equivalents	17,513	(14,562)
Cash and cash equivalents at beginning of period	6,907	25,738

Cash and cash equivalents at end of period	$24,420	$11,176

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$56	$57
Cash paid for interest	$1,958	$810
Non-cash investing and financing activities:
Conversion of debt to Series D Preferred Shares	$5,172	$—
Issuance of Series C Preferred Shares – Exercise of Warrant Liabilities, Fair Value	$101	$—
Purchases of property and equipment included in accounts payable at year end	$14	$2
Right-of-use assets obtained in exchange for operating lease liabilities	$201	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statement

MariaDB Corporation Ab

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Note 1. Organization and Description of Business

Description of Business

MariaDB Corporation Ab (“MariaDB” or the “Company”) was originally incorporated in Finland in 2010. MariaDB is one of the most popular, general purpose, relational database. The Company’s operations consist of programming, development and sales of software programs, applications and tools related to enterprise database software including a cloud database-as-a service, and related systems and services. In addition, the Company also provides user support, consultation and training for the software, applications, tools, and systems. The Company is active in development of both open source and closed source software.

The Company is headquartered in Espoo, Finland and has operations in Redwood City, California and Sofia, Bulgaria. The Company’s fiscal year ends September 30.

Basis of Presentation and Principles of Consolidation

The accompanying condensed consolidated financial statements, including the accounts of MariaDB and its wholly owned subsidiaries, MariaDB USA, Inc. and MariaDB Bulgaria EOOD, have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All intercompany balances and transactions among the consolidated entities have been eliminated in consolidation.

The interim financial information of the Company and its subsidiaries are unaudited and have been prepared on a consistent basis with the Company’s annual financial statements and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, considered necessary for a fair statement of the Company’s financial information. The financial data and the other financial information disclosed in these notes to the condensed consolidated financial statements related to the nine-month periods are also unaudited. The condensed consolidated results of operations for the nine months ended June 30, 2022 are not necessarily indicative of the results of operations to be expected for the year ending September 30, 2022 or for any other future annual or interim period. The condensed consolidated balance sheet as of September 30, 2021 included herein was derived from the audited financial statements as of that date. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with U.S. GAAP have been condensed consolidated or omitted. Therefore, these condensed consolidated financial statements should be read in conjunction with the Company’s audited financial statements included elsewhere in this Form S-4.

Business Combination

On January 31, 2022, the Business Combination Agreement (“BCA”) was signed between Angel Pond Holdings Corporation (“APHC”), the Company, and certain other parties. In accordance with the BCA, certain holders of equity securities of the Company (the “Equity Holders”) would receive shares of the continuing public company (“PubCo”) following a series of mergers (the “business combination”). At the time of closing the business combination, all outstanding capital shares and stock options of the Company would become similar securities of PubCo. All the proceeds from APHC’s trust account available after any redemptions of APHC’s public shares in connection with the closing of the business combination and from the related PIPE investment, after payment of transaction expenses and deferred underwriting fees, would remain on PubCo’s balance sheet to fund its growth and for working capital.

Liquidity and Going Concern

As of June 30, 2022, the Company had an accumulated deficit of $188.6 million, $24.4 million in cash and cash equivalents and $35.3 million of short-term investments. Without giving effect to the anticipated net proceeds from the business combination, the Company does not believe that current cash and cash equivalents will be sufficient to fund operations, including capital expenditure requirements for at least 12 months from the date the interim unaudited financial statements were issued. This raises substantial doubt about the Company’s ability to continue as a going concern.

The Company’s need for additional capital may depend on many factors, including subscription revenue growth rate, subscription renewals, billing timing and frequency, the timing and extent of spending to support development efforts, the expansion of sales and marketing activities, the need for necessary technology and operating infrastructure to support the business, the introduction of new and enhanced database features and functionality and the continued market adoption of database solutions. The Company may be required to raise funds through additional equity or debt financings. However, such financings are subject to market conditions, and are not within the Company’s control, and therefore cannot be deemed probable as adequate capital may not be available to the Company when needed or on acceptable terms. There is no assurance that the Company will be successful in raising additional funds. As a result, the Company has concluded that potentially raising funds does not alleviate substantial doubt about the Company’s ability to continue as a going concern. The accompanying interim financial statements have been prepared assuming that the Company will continue as a going concern and do not include adjustments that might result from the outcome of this uncertainty.

Note 2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with GAAP requires management to make judgements, estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Such estimates include but are not limited to fair value measurement of financial instruments, allowances for credit losses, the incremental borrowing rate related to the Company’s lease liabilities, fair value of acquired intangible assets and goodwill, useful lives of acquired intangible assets and property and equipment, stock-based compensation, revenue recognition and accounting for income taxes. The Company based its assumptions and estimates on parameters available when the condensed consolidated financial statements were prepared. Since future events and their effects cannot be predicted with absolute certainty, actual results could differ from current estimates.

In 2020, the global economy and financial markets had been severely affected by the COVID-19 pandemic. The continuing uncertainty around the outbreak of the COVID-19 pandemic required the use of judgments and estimates in the preparation of the condensed consolidated financial statements for the nine months ended June 30, 2022. The future impact of COVID-19 uncertainties could generate, in future reporting periods, a significant impact to the reported amounts of assets, liabilities, revenue and expenses in these and any future consolidated financial statements. Examples of accounting estimates and judgments that may be impacted by the pandemic include, but are not limited to: revenue recognition, impairment of goodwill and intangible assets, allowance for expected credit losses, and tax provisions.

Cash and Cash Equivalents

Cash and cash equivalents include cash held in our bank accounts and on hand as well as highly liquid investments with an original maturity of three months or less at acquisition. The Company maintains such investments in immaterial money market funds, which have readily determinable fair values using quoted prices in active markets.

Fair Value of Financial Instruments

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, as described below, of which the first two are considered observable and the last unobservable, that may be used to measure fair value:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Quoted prices for identical or similar assets and liabilities in markets that are not active or observable inputs other than quoted prices in active markets for identical or similar assets or liabilities.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. These include the Black-Scholes option-pricing model which uses inputs such as expected volatility, risk-free interest rate and expected term to determine fair market valuation.

As of June 30, 2022, the Company’s investment securities consisted of $35.3 million in United States (“U.S.”) Treasury Bills, all of which mature in December 2022. The Company classified its U.S. Treasury Bills as held-to-maturity in accordance with ASC 320 “Investments—Debt and Equity Security”. Under this guidance, held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts.

The Company considers all investments with original maturities of greater than three months and less than 12 months to be short-term investments. The carrying value approximates the fair value due to its short-term maturity nature.

The carrying value and fair value of held-to-maturity securities on June 30, 2022 is as follows (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value as of June 30, 2022
U.S. Treasury Bills	$35,286	—	—	$35,286

Assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurements. The Company reviews the fair value hierarchy classification at each reporting date. Changes in the ability to observe valuation inputs may result in a reclassification of levels for certain assets or liabilities within the fair value hierarchy. The Company did not have any transfers of assets and liabilities between the levels of the fair value measurement hierarchy during the years presented.

As of June 30, 2022 and September 30, 2021, the carrying value of the Company’s financial instruments included in current assets and current liabilities (including cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, deferred revenue) approximate fair value due to the short-term nature of such items. As stated above, the money market funds within cash equivalents are classified within Level 1 of the hierarchy as the values are derived from quoted prices in active markets.

The Company’s warrants are recorded at fair value on a recurring basis. The estimation of fair value for these investments requires the use of significant unobservable inputs, and as a result, the Company classifies these liabilities as Level 3 within the fair value hierarchy. Refer to Note 5 for further details on the valuation inputs.

Convertible Notes

During the nine-month period ended June 30, 2022, we issued a convertible note and such note was converted into Company equity, with such note being accounted for in accordance with ASC 470-20, Debt with Conversion and Other Options, and ASC 815, Derivatives and Hedging (“ASC 815”). Under ASC 815, issuers of certain convertible debt instruments are generally required to separately account for the conversion option of the convertible debt instrument as either a derivative or equity, unless it meets the scope exemption for contracts indexed to, and settled in, an issuer’s own equity. Since this conversion option is clearly and closely related to the debt host, we have met the scope exemption, and therefore, we did not separately account for the embedded conversion option. The initial issuance and any principal repayments are classified as financing activities and interest payments are classified as operating activities in our condensed consolidated statements of cash flows. At conversion the convertible note was reclassified into stockholders’ equity, refer to Note 6 and Note 11 for additional considerations.

Segment Information

Operating segments are defined as components of an enterprise for which separate financial information is evaluated regularly by the chief operating decision maker (“CODM”) who is the Company’s chief executive officer, in deciding how to allocate resources and assess our financial and operational performance. The CODM evaluates the Company’s financial information and resources and assesses the performance of these resources on a consolidated and aggregated basis. Accordingly, the Company has determined that it operates in one operating and reportable segment.

Prepaids and Other Current Assets

Prepaid expenses are payments made to vendors or services providers for future services. These amounts are refundable and bear no interest. Other current assets primarily consist of deferred commissions. Prepaid expenses totaled $9.8 million and $2.3 million as of June 30, 2022 and September 30, 2021, respectively. The remaining balance within prepaids and other current assets related to deferred commissions, totaling $1.8 million and $2.3 million as of June 30, 2022 and September 30, 2021, respectively, and other receivables totaling $0.1 million and $0.1 million as of June 30, 2022 and September 30, 2021, respectively.

Significant Accounting Policies

The accounting policies used in the preparation of these condensed consolidated financial statements are the same as those disclosed in the audited consolidated financial statements and related notes for the year ended September 30, 2021.

Recently Adopted Accounting Updates

In August 2020, the FASB issued ASU 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity,” which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. This will be effective for smaller reporting companies as defined by the SEC for fiscal years beginning after December 15, 2023, which for the Company is the first quarter of 2024, with early adoption permitted beginning first quarter of 2021. The Company adopted this standard on October 1, 2021. The adoption of this standard did not have a material impact on the consolidated financial statements.

Recent Accounting Updates Not Yet Effective

In December 2019, the FASB issued ASU 2019-12, “Simplifying the Accounting for Income Taxes.” This guidance, among other provisions, eliminates certain exceptions to existing guidance related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. This guidance also requires an entity to reflect the effect of an enacted change in tax laws or rates in its effective income tax rate in the first interim period that includes the enactment date of the new legislation, aligning the timing of recognition of the effects from enacted tax law changes on the effective income tax rate with the effects on deferred income tax assets and liabilities. Under existing guidance, an entity recognizes the effects of the enacted tax law change on the effective income tax rate in the period that includes the effective date of the tax law. ASU 2019-12 is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022, with early adoption permitted. The Company has not early adopted and does not expect the adoption of this ASU would have a material effect on the Company’s condensed consolidated financial statements.

In May 2021, the FASB issued ASU 2021-04, “Earnings Per Share (Topic 260), Debt—Modifications and Extinguishments (Subtopic 470-50), Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40)”, which clarifies and reduces diversity in an issuer’s accounting for a modification or an exchange of a freestanding equity-classified written call option that remains equity being classified after modification or exchange as (1) an adjustment to equity and, if so, the related earnings per share (EPS) effects, if any, or (2) an expense and, if so, the manner and pattern of recognition. This will be effective for fiscal years beginning after December 15, 2021, and interim periods within those years. Early application is permitted, including application in an interim period as of the beginning of the fiscal year that includes that interim period. The ASU should be applied prospectively. The Company has not early adopted and is currently assessing the expected impact of the adoption of this standard on its condensed consolidated financial statements.

In October 2021, the FASB issued Accounting Standards Update No. 2021-08, Business Combinations (Topic 805), Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which requires an entity (acquirer) to recognize and measure contract assets and liabilities acquired in a business combination in accordance with Topic 606, Revenue from Contracts with Customers. This update is effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years, with early adoption permitted. The amendments should be applied prospectively to business combinations occurring on or after the effective date of the amendments. The Company is currently evaluating the expected impact the standard will have on its condensed consolidated financial statements.

Note 3. Revenue

Disaggregation of Revenue

The Company believes that the nature, amount, timing and uncertainty of its revenue and cash flows and how they are affected by economic factors is most appropriately depicted through the Company’s primary geographical markets and subscription product categories. The Company’s primary geographical markets are North and South America (“Americas”); Europe, Middle East and Africa (“EMEA”); and Asia Pacific (“APAC”).

The following table provides information regarding revenue disaggregated by geographic location:

	Nine Months Ended June 30,
	2022	2021
	(in thousands)
EMEA	$11,666	$10,588
Americas	15,393	11,315
APAC	5,031	4,333

Total revenue	$32,090	$26,236

Revenue attributable to the Company’s country of domicile, Finland, comprised 4.4% and 4.7% of the total revenue for the nine months ended June 30, 2022 and 2021, respectively. Revenue attributable to the United States comprised 44.2% and 39.9% of the total revenue for the nine months ended June 30, 2022 and 2021, respectively. No other country outside of the United States comprised more than 10% of revenue for any of the periods presented. Revenue by location is determined by the billing address of the customer.

The following table provides information regarding revenue disaggregated by subscription category:

	Nine Months Ended June 30,
	2022	2021
	(in thousands)
MariaDB Enterprise	$27,503	$22,400
MariaDB SkySQL	922	597

Total subscription revenue	$28,425	$22,997

Contract Balances

Contract liabilities

A contract liability is recognized if a payment is received from a customer before the Company transfers the control of the related goods or services. These amounts are presented as deferred revenues and deferred revenues, net of current in the in the accompanying consolidated balance sheets.

Revenue recognized during the nine months ended June 30, 2022 and 2021 that was included in the contract liability beginning balance of each year was $17.7 million and $15.7 million, respectively.

Remaining Performance Obligations

Remaining performance obligations represent the aggregate amount of the transaction price in contracts allocated to performance obligations not delivered, or partially undelivered, as of the end of the reporting period. Remaining performance obligation estimates are subject to change and are affected by several factors, including terminations, changes in the scope of contracts, adjustments for revenue that have not materialized and adjustments for currency. As of June 30, 2022, approximately $53.8 million of revenue is expected to be recognized from remaining performance obligations. The Company expects to recognize revenue on approximately 48.9% of these remaining performance obligations over the next 12 months. The Company’s contracts are recognized ratably over the contract term, accordingly, the majority of the Company’s noncurrent remaining performance obligation is expected to be recognized in the next 13 to 36 months, with the remainder recognized thereafter.

Cost to obtain a contract

The Company recognizes an asset for the incremental costs of obtaining a contract with a customer if it expects the benefits of those costs to be longer than one year. The Company determined certain costs related to its sales incentive program and its third-party referral fee program qualify as incremental costs of obtaining a contract. Capitalized costs are amortized consistent with the pattern of transfer to the customer for the goods and services to which the asset relates. The amortization period includes specifically identifiable contract renewals where there is no substantive renewal commission. The expected customer renewal period is estimated based on the historical life of the Company’s customers, which the Company has determined to be five years. The Company applies the practical expedient to not capitalize incremental costs of obtaining contracts if the amortization period is one year or less. Deferred commissions, which is included in other current assets, totaled $1.8 million and $2.3 million as of June 30, 2022 and September 30, 2021, respectively.

Note 4. Intangible Assets

Intangible assets, net consisted of the following:

	As of June 30, 2022
	Gross Carrying Value	Accumulated Amortization	Net Book Value
	(in thousands)
Customer relationships	$590	$(223)	$367
Developed technology	340	(258)	82
Website	251	(196)	55
Other intangible assets	90	(32)	58

Total intangible assets	$1,271	$(709)	$562

	As of September 31, 2021
	Gross Carrying Value	Accumulated Amortization	Net Book Value
	(in thousands)
Customer relationships	$590	$(179)	$411
Developed technology	340	(207)	133
Website	251	(153)	98
Other intangible assets	97	(33)	64

Total intangible assets	$1,278	$(572)	$706

The weighted average amortization period as of June 30, 2022 and September 30, 2021 of the Company’s intangible assets is 4.65 years and 4.93 years, respectively.

Amortization expense in the accompanying consolidated statements of operations and comprehensive loss consisted of the following:

	Nine Months Ended June 30,
	2022	2021
	(in thousands)
Research and development expenses	$5	$—
Sales and marketing expenses	42	43
General and administrative expenses	108	106

Total amortization expense	$155	$149

As of June 30, 2022, future amortization expense related to the intangible assets is as follows:

Future Intangible Asset Amortization Expenses
(in thousands)
2022 (remaining three months)	$47
2023	184
2024	89
2025	68
2026	59
Thereafter	115

Total future amortization expense	$562

Note 5. Warrants

The Company entered into a €4 million loan facility agreement with Kreos Capital IV (“Kreos”), which has been repaid in full. In connection with the Kreos loan facility, the Company has issued a total of 835,185 warrants entitling subscription of the Company’s Series B preferred shares. Each warrant entitles the holder to subscribe for one Series B preferred share at a subscription price of €0.5220 per share.

In April 2017, the Company entered into a €25 million maximum loan facility with European Investment Bank (“EIB”), including the issuance of a capital loan tranche of €10 million. In October 2019, the Company entered into a €15 million term loan tranche with EIB. In connection with the capital loan tranche, the Company has issued a total of 5,326,623 warrants entitling subscription of the Company’s Series C preferred shares. Each warrant entitles the holder to subscribe for one Series C convertible preferred share at a subscription price of €0.01. The warrants provide for a put option that the holder of the warrants may exercise beginning 30 days prior to the maturity of the capital loan to purchase a variable number of shares at fair value for an amount up to €8 million.

In June 2020, the Company entered into an investment agreement with several investors to issue Series C preferred shares. In addition to the issuance of 3,445,912 shares of Series C preferred shares, the Company issued a total of 3,445,912 warrants entitling subscription of the Company’s Series C preferred shares. Each warrant entitles the holder to purchase one Series C preferred share at a subscription price of €1.1859. As of June 30, 2022, 587,769 warrants have been exercised and 2,858,143 remain outstanding. In connection with the Business Combination, the holders of these warrants will be given the opportunity to exercise their warrants to subscribe to Series C preferred shares, on a one-for-one basis. To the extent such warrants are not exercised, the subscription rights under the warrant agreements will terminate prior to the Business Combination.

These warrants expire between June 2025 and April 2032 if expiration is not accelerated as set out in the terms and conditions of the warrants. Refer to Note 2 for the policy on warrant accounting.

			Warrants Outstanding		Fair Value
Warrants	Number of warrants issued	Purchase price per share in EUR	June 30, 2022	September 30, 2021	June 30, 2022	September 30, 2021
					(in thousands)
Series B	835,185	€0.52	835,185	835,185	$102	$65
Series C – 2017	5,326,623	€0.01	5,326,623	5,326,623	8,586	4,546
Series C – 2020	3,445,912	€1.19	2,858,143	3,445,912	436	692

	9,607,720		9,019,951	9,607,720	$9,124	$5,303

The following tables present the rollforward of the fair values for warrant liabilities classified by the Company within Level 3 of the fair value hierarchy defined above, measured using significant unobservable inputs:

Warrant liabilities
(in thousands)
September 30, 2021	$5,303
Change in fair value	(56)
Contingent put option	4,498
Exercised	(95)
Translation difference	(526)

June 30, 2022	$9,124

Warrant liabilities
(in thousands)
September 30, 2020	$9,017
Change in fair value	(3,766)
Translation difference	145

June 30, 2021	$5,396

Fair values of warrants and option rights were determined using the Black-Scholes option-pricing model with the following input assumptions:

	Nine Months Ended June 30,
	2022	2021
Expected volatility range (weighted average)	39.85% to 48.35% (40.33%)	39.91% to 44.70% (40.52%)
Dividend yield	0.00%	0.00%
Risk-free interest rates range (weighted average)	2.98% to 3.00% (2.98%)	0.67% to 1.45% (1.35%)
Expected term range (weighted average)	3.03 years to 9.83 years (9.44 years)	4.03 years to 10.83 years (9.92 years)

Assumptions were weighted by the relative fair value of the instruments. An increase in the expected volatility, risk-free interest rates, and expected term would result in an increase to the estimated value of the warrants while an increase in the dividend yield would result in a decrease to the estimated value of the warrants.

Note 6. Stockholders’ Equity

As of June 30, 2022, the Company had issued and outstanding a total of 183,565,242 shares of preferred shares with no par value, of which 10,118,760, 60,549,235, 55,263,659 and 57,633,588 shares were designated as Series A, Series B, Series C and Series D Preferred Shares, respectively. As of June 30, 2022, the Company had issued and outstanding a total of 60,764,711 Common shares with no par value.

During the nine months ended June 30, 2022, 9,657,581 common shares were registered with the Finnish Trade Register.

During the nine months ended June 30, 2022, 1,330,767 common shares were registered with the Finnish Trade Register for options exercised, paid and issued in the prior fiscal year. During the nine months ended June 30, 2022, 1,332,142 common shares had been issued based on options exercised and paid prior to the end of the period, but not yet registered with the Finnish Trade Register (216,217 options were exercised and paid prior to the end of the period, but not yet issued by the Company or registered with the Finnish Trade Register).

There is no minimum or maximum number of capital shares under the Articles of Association of the Company. During the nine months ended June 30, 2022, the Company amended and restated its Articles of Association to include Series D Preferred Shares as a new share series. The Board has been granted authorization by a general meeting of shareholders to issue additional capital shares of the Company of (i) 54,719,095 common shares with no par value for the purpose of the Company’s incentive programs and (ii) 7,780,000 shares of Series D Preferred Shares as of June 30, 2022.

Further, 9,019,951 shares of preferred shares with no par value, may be issued and outstanding upon exercise of all warrants as of June 30, 2022.

The following table summarizes information related to issuance of the Company’s preferred shares as of June 30, 2022:

Preferred Shares Class	Number of Shares Registered	Shares Issued and Outstanding	Carrying Value(1)	Price per share	Number of Common Shares Equivalent Shares	Liquidation Preference
			(in thousands)			(in thousands)
Series A	10,118,760	10,118,760	$6,668	From $0.61 to $0.67	10,118,760	$6,676
Series B	60,549,235	60,549,235	36,851	From $0.56 to $0.71	60,549,235	37,622
Series C	55,263,659	55,263,659	63,597	From $1.07 to $1.34	55,263,659	65,039
Series D(2)	57,633,588	57,633,588	99,853	From $1.78 to $1.80	57,633,588	103,805

	183,565,242	183,565,242	$206,969		183,565,242	$213,142

(1)

The carrying value reflects the gross proceeds received from the sale of the preferred shares net of issuance costs and the fair value at issuance of preferred shares warrants classified as a liability.

(2)

On January 31, 2022, the Company’s Board of Directors approved an amendment to the Company’s Shareholders’ Agreement to authorize an additional series of preferred shares. The Series D Preferred Shares financing consisted of accredited investors and qualified institutional investors providing an aggregate gross amount of $103.8 million, completed on January 31, 2022.

The relative rights, terms, privileges and restrictions granted to or imposed upon preferred shareholders as of June 30, 2022 are described below:

Common shares, Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, and Series D Preferred Shares have the same voting rights.

When distributing a dividend, each Series D Preferred Share has dividend rights such that each Series D Preferred holder shall first receive, before any other class of share, a dividend on each outstanding Series D Preferred Share in an amount at least equal to the amount of the aggregate declared and unpaid dividends on such Series D Preferred Share. Furthermore, if the Company declares, pays or sets aside a dividend or makes a distribution on shares of any other class or series of equity securities in the Company, the dividend payable or assets to be distributed to the holders of Series D Preferred Shares shall be equal to or greater than the highest dividend or distribution per share paid to the holder of any other class or series of equity security. At the time of and after giving effect to payment of such senior dividend or distribution to the holders of Series D Preferred Shares, if the Company declares any additional dividends or makes any additional distributions to the holders of Series C Preferred Shares, each such holder shall be entitled to a preferred dividend or distribution prior and in preference to the holders of Series B Preferred Shares, Series A Preferred Shares and common shares equal to 5% of the subscription price for such Series C Shares. All other possible dividends to be paid to the holders of Series C Preferred Shares shall be distributed to such holders based on their pro rata shareholding. Simultaneously with or after the senior dividends or distributions to holders of Series D Preferred Shares and Series C Preferred Shares described above, all possible dividends or distributions of Company assets on shares shall be distributed to the shareholders based on their pro rata shareholding in the Company on an as converted basis.

In any solvent or insolvent liquidation, bankruptcy, dissolution, winding up of the Company or any key subsidiary or a merger, takeover, trade sale, listing of the Company on a recognized stock exchange (other than a qualified IPO or qualified de-SPAC), recapitalization, reorganization, or other type of transaction in which (i) control of the Company or (ii) all or substantially all of its business or assets (including any intellectual property rights) are transferred, otherwise disposed of, leased or exclusively licensed to a third party, the Series D Preferred Shares will have priority over the Series C Preferred Shares in connection with the distribution of the proceeds up to the amount of the original subscription price of the Series D Preferred Shares. The Series C Preferred Shares will in turn have priority over the Series B Preferred Shares up to the amount of the amount of the original subscription price of the Series C Preferred Shares. The Series B Preferred Shares will in turn have priority over the Series A Preferred Shares up to the amount of the amount of the original subscription price of the Series B Preferred Shares. The Series A Preferred Shares will in turn have priority over the common shares up to the amount of the amount of the original subscription price of the Series A Preferred Shares. A “qualified IPO” means a listing of the Company on an internationally recognized stock exchange with net proceeds (or in case of a merger the aggregate value of the shares) of at least $111 million and a Company valuation of at least $750 million. A “qualified de-SPAC” means a business combination with Angel Pond Holding Corporation or another special purpose acquisition corporation with securities registered under the Securities Act of 1933, as amended, and listed on the New York Stock Exchange, NASDAQ, or such other internationally recognized exchange.

In case the amount to be distributed to the owners of the Series D Preferred Shares is not sufficient to cover the Series D Preferred Share owners right to prioritized funds, the amount available for distribution will be divided between the owners of Series D Preferred Shares in proportion with the Series D preference amount each owner would otherwise be entitled to receive. In case the amount to be distributed to the owners of the Series C Preferred Shares, after the above-mentioned settlement of the Series D Preferred Share owners prioritized distribution, is not sufficient to cover the Series C Preferred Share owners’ rights to funds, the amount available for distribution will be divided between the owners of Series C Preferred Shares in proportion with the Series C preference amount each owner would otherwise be entitled to receive. In case the amount to be distributed to the owners of the Series B Preferred Shares, after the above-mentioned settlement of the Series C Preferred Share owners prioritized distribution, is not sufficient to cover the Series B Preferred Share owners’ rights to funds, the amount available for distribution will be divided between the owners of Series B Preferred Shares in proportion with the Series B preference amount each owner would otherwise be entitled to receive. In case the amount to be distributed to the owners of the Series A Preferred Shares, after the above-mentioned settlement of the Series B Preferred Share owners prioritized distribution, is not sufficient to cover the Series A Preferred Share owners’ rights to funds, the amount available for distribution will be divided between the owners of Series A Preferred Shares in proportion with the Series A preference amount each owner would otherwise be entitled to receive.

The distribution of funds, after the settlement of the Series D Preferred, Series C Preferred, Series B Preferred and Series A Preferred share owners’ share of the funds in accordance with the above-mentioned procedure, shall be executed evenly between all of the shares regardless of share series, up to an amount of $0.33 per share. If the funds distributed per share would exceed $0.33, the amount of funds distributed to Series D Preferred, Series C Preferred, Series B Preferred and Series A Preferred shares shall cap at $0.33 and the funds remaining after that shall be distributed evenly among all the common shares of the Company.

Each preferred share is convertible at the option of the holder, at any time after the date of issuance, into common shares at an initial conversion rate of one-for-one. The conversion rate is subject to adjustment for antidilution provisions, as defined in the Company’s Shareholders’ Agreement.

Each preferred share will automatically be converted into a common share upon a qualified IPO or a qualified de-SPAC, as defined above. All of the shares in a single preferred share series (A, B, C, or D) will also be automatically converted into common shares on a date agreed to by holders of more than 50% of the shares of the preferred share series in question.

The following table summarizes information related to issuance of the Company’s preferred shares as of September 30, 2021:

Preferred Shares Class	Number of Shares Registered	Shares Issued and Outstanding	Carrying Value(1)	Price per share	Number of Common Shares Equivalent Shares	Liquidation Preference
			(in thousands)			(in thousands)
Series A	10,118,760	10,118,760	$6,668	From $0.61 to $0.67	10,118,760	$6,676
Series B	60,549,235	60,549,235	36,851	From $0.56 to $0.71	60,549,235	37,622
Series C	54,675,890	54,675,890	62,707	From $1.07 to $1.34	54,675,890	64,249

	125,343,885	125,343,885	$106,226		125,343,885	$108,547

(1)

The carrying value reflects the gross proceeds received from the sale of the preferred shares net of issuance costs and the fair value at issuance of preferred shares warrants classified as a liability.

Note 7. Stock-Based Compensation

Stock Options Plans

On December 8, 2017, the Company adopted the Global Share Option Plan 2017 (the “2017 Plan”) and Global Share Option Plan 2017 (USA) (the “2017 US Plan”) that entitle employees, members of the board as well as advisors to purchase shares in the Company. Under these programs, holders of vested options are entitled to purchase shares at a stated price determined at the grant date. All options are to be settled by the physical delivery of shares. Stock options granted under the 2017 US Plan and the 2017 Plan are incentive stock options to the extent permitted under U.S. tax laws (“ISOs”) and non-qualified/non-statutory stock options (“NSOs”), respectively. Options granted under both plans are exercisable over a maximum term of 10 years. Stock option awards under both plans generally vest over a period of four years with 25% vesting on the one year anniversary of the award and the remainder vesting monthly over the next 12 quarters of the grantee’s service to the Company as an employee or an advisor/consultant. All options granted during the nine months ended June 2022 and 2021 were granted under the 2017 Plan and 2017 US Plan.

Stock Options

The following table summarizes stock option activity under the Company’s incentive plans for the periods covered:

	Number of Shares	Weighted Average Exercise Price Per Share	Weighted- Average Remaining Contractual Life	Aggregated Intrinsic Value
			(in years)	(in thousands)
Options outstanding, September 30, 2021	48,263,387	$0.13
Granted	4,779,000	$0.84
Exercised	(9,657,581)	$0.09		$799
Forfeited	(3,281,574)	$0.16

Options outstanding, June 30, 2022	40,103,232	$0.21	6.84	$1,751

Options Exercisable, June 30, 2022	24,475,065	$0.11	5.71	$1,479

Vested and expected to vest after June 30, 2022	40,103,232	$0.21	6.84	$1,751

A summary of non-vested options is as follows:

	Number of Options	Weighted- Average Fair Value
Non-vested as of September 30, 2021	18,946,212	$0.07
Non-vested as of June 30, 2022	15,628,167	$0.16

The aggregate grant date fair value of stock options vested during each of the nine months ended June 30, 2022 and 2021, was $0.3 million and $0.3 million, respectively. As of June 30, 2022 and September 30, 2021, there was $1.7 million and $0.7 million of unrecognized stock-based compensation expense related to outstanding stock options granted to employees that is expected to be recognized over a weighted-average period of 1.80 years and 2.28 years, respectively.

Fair Value Valuation Assumptions

The fair value of options granted is estimated at the date of grant using the Black-Scholes option-pricing model with the following input assumptions:

	Nine Months Ended June 30,
	2022		2021
	Range	Weighted Average	Range	Weighted Average
Dividend yield (%)	0% - 0%	0%	0% - 0%	0%
Expected volatility (%)	43.23% - 44.44%	43.80%	40.19% - 57.16%	41.69%
Risk–free interest rate (%)	1.29% - 2.93%	2.74%	0.06% - 1.39%	0.83%
Expected life of stock options (years)	5.14 - 6.98	5.95	0.10 - 7.50	5.97
Fair value of common stock ($)	$0.34 - $0.90	$0.83	$0.20 - $0.20	$0.20

Total stock-based compensation expense recognized in the Company’s condensed consolidated statements of operations and comprehensive loss is as follows:

	Nine Months Ended June 30,
	2022	2021
	(in thousands)
Cost of revenue	$64	$9
Research and development expenses	263	124
Sales and marketing expenses	109	61
General and administrative expenses	133	172

Total stock-based compensation expense	$569	$366

Note 8. Accrued Expenses

The following represents the components of accrued expenses contained within our condensed consolidated balance sheets as of the end of each period:

	June 30, 2022	September 30, 2021
	(in thousands)
Accrued payroll and payroll related liabilities	$3,045	$2,310
Accrued bonuses	1,127	1,206
Taxes payable	1,781	1,429
Other accrued expenses	3,959	1,236
Accrued interest	106	593

Total accrued expenses	$10,018	$6,774

Note 9. Leases

The Company leases real estate for use in daily operations. The leases generally have lease terms of 1 to 5 years, some of which include options to terminate or extend leases for up to 1 to 3 years or on a month-to-month basis. The Company includes the options that are reasonably certain to be exercised as part of the determination of lease terms. The Company’s obligations under its leases are secured by the lessor’s title to the leased assets. Generally, the Company is restricted from assigning and subleasing the leased assets. The Company recognizes operating lease costs on a straight-line basis over the term of the agreement, taking into account adjustments for market provisions such as free or escalating base monthly rental payments or deferred payment terms such as rent holidays that defer the commencement date of the required payments. The Company also has certain leases with lease terms of 12 months or less.

The Company cannot readily determine the interest rate implicit in the lease, therefore, it uses its incremental borrowing rate (IBR) to measure lease liabilities. The IBR is the rate of interest that the Company would have to pay to borrow funds on a collateralized basis over a similar term and in a similar economic environment.

Variable operating lease expenses primarily consist of real estate taxes. The components of the Company’s lease costs included in its condensed consolidated statement of operations and comprehensive loss were as follows:

	Nine Months Ended June 30,
	2022	2021
	(in thousands)
Operating lease costs	$550	$572
Short term lease costs	18	23
Variable lease costs	49	13

Total lease cost	$617	$608

	Nine Months Ended June 30,
	2022	2021
	(in thousands)
Research and development	$119	$138
Sales and marketing expenses	31	4
General and administrative expenses	467	466

Total lease cost	$617	$608

The balances of the Company’s operating leases were recorded on the condensed consolidated balance sheet as of the end of each period as follows:

	June 30, 2022	September 30, 2021
	(in thousands)
Operating lease right-of-use assets	$1,314	$1,645
Operating lease liabilities, current	$654	$658
Operating lease liabilities, net of current	699	1,035

Total operating lease liabilities	$1,353	$1,693

The following table presents supplemental information related to the Company’s operating leases:

	Nine Months Ended June 30,
	2022	2021
	(in thousands, except weighted-average information)
Cash paid for amounts included in the measurement of operating lease liabilities	$550	$561
Weighted-average remaining lease term (in years)	2.05	2.88
Weighted-average discount rate	3.18%	3.22%

Future minimum lease payments under non-cancelable operating leases on an annual undiscounted cash flow basis as of June 30, 2022 were as follows (in thousands):

Year ended September 30:
2022 (remaining three months)	$194
2023	673
2024	546
2025	18

Total minimum payments	$1,431
Less imputed interest	(78)

Present value of future minimum lease payments	1,353
Less current obligations under leases	(654)

Non-current lease obligations	$699

Note 10. Commitments and Contingencies

The Company is subject to claims and assessments from time to time in the ordinary course of business, including without limitation, actions with respect to intellectual property, employment, regulatory, product liability and contractual matters. In connection with these proceedings or matters, the Company regularly assesses the probability and amount (or range) of possible issues based on the developments in these proceedings or matters. A liability is recorded in the accompanying condensed consolidated financial statements if it is determined that it is probable that a loss has been incurred, and that the amount (or range) of the loss can be reasonably estimated. The Company’s management does not believe that any such matters, individually or in the aggregate, will have a material adverse effect on the Company’s business, financial condition, results of operations or cash flows.

Note 11. Long-term Debt

The components of debt are as follows:

	June 30, 2022	September 30, 2021
	(in thousands)
Term loan	$15,644	$17,369
Capital loan	—	11,579
R&D loan	130	288

Total	$15,774	$29,236
Less: Current portion	(130)	(11,723)

Long-term debt	$15,644	$17,513

Finnish R&D Loan

On April 1, 2015, the Company entered into a R&D loan agreement with the Finnish State Treasury (the “R&D Loan”) in the aggregate amount of €0.5 million for research and development purposes. The loan accrues interest at 1.0% per annum with a maturity date of April 1, 2023. During the nine months ended June 30, 2022 and 2021, the Company made partial payments on the R&D Loan in the amount of $ 0.1 million.

European Investment Bank (“EIB”) Loan Facility

On April 7, 2017, EIB and MariaDB entered into a loan facility agreement (the “Facility”), according to which EIB granted a loan facility in an aggregate principal amount not exceeding €25 million for the purpose of financing certain research and development and growth-related expenditures of MariaDB. The Facility granted pursuant to the contract is structured partly as a capital loan of €10 million (“Capital Loan”), and partly as a term loan of €15 million (“Term Loan”),

The Capital Loan was disbursed on April 28, 2017 with the original maturity date of April 28, 2021. No interest was required to be accrued or paid on the Capital Loan under its original terms. On April 26, 2021, the Capital Loan was amended to extend the maturity date to the earlier of (i) December 31, 2021, or (ii) the date falling 15 days after a new equity round and required interest accruing at a rate of 12.0% per annum from April 28, 2021 through maturity. The amendment was accounted for as an extinguishment of debt and the related gain on extinguishment was immaterial.

On December 28, 2021, the Capital Loan was amended again by extending the maturity date to the earlier of (i) June 30, 2022; or (ii) the date falling 30 days after the Series D Preferred Shares financing described in Note 6. The amendment was accounted for as an extinguishment of debt and the related gain on extinguishment was immaterial.

The Term Loan was disbursed on October 11, 2019 with a maturity date of October 11, 2023. The Term Loan accrues interest between 6.0% - 9.5% per annum, depending on the Company’s monthly recurring revenue. The effective interest rate on the Term Loan for the nine months ended June 30, 2022 and 2021 was 6.0%.

As part of EIB remuneration for the Facility, in connection with the Capital Loan tranche, EIB was granted warrants for Series C convertible preferred shares. Warrants related to the Capital Loan were accounted for as a liability and effectively represent debt discount. The debt discount was amortized over the original term of the loan using effective interest method. The debt discount has been fully amortized as of September 30, 2021.

The agreement contains customary representations, warranties, affirmative and negative covenants, including a financial covenant, events of default and indemnification provisions in favor of the EIB. The agreement includes a financial covenant that requires the Company to (i) maintain, at all times, a minimum gross profit margin. The negative covenants include restrictions regarding the incurrence of prohibited encumbrance and indebtedness, derivative transactions, certain merger and acquisition transactions, dispositions, change in business, guarantees or payments and other matters, all subject to certain exceptions. As of June 30, 2022 and September 30, 2021, the Company was in compliance with its covenants.

Pursuant to the agreement, obligations owed are guaranteed by the Company’s subsidiary Maria DB USA, Inc.

On March 2, 2022, in connection with the Series D Preferred Shares financing, the Capital Loan became due, and the Company repaid the outstanding principal of $11.6 million and accrued interest of $1.1 million.

The schedule of required principal payments remaining on debt outstanding as of June 30, 2022 is as follows:

Year ending September 30,	Principal Payments
(in thousands)
2022 (remaining three months)	$—
2023	130
2024	15,644

Total principal payments	$15,774

Shares Issued in Connection with Conversion of Convertible Note and Interest

In December 2021, the Company issued a $5 million principal convertible note (the “Convertible Note”) to an existing investor. The Convertible Note was issued at a 3% discount and accrued interest at 6% per annum. Unless earlier repaid, converted or extended by the investor, outstanding principal and unpaid accrued interest on the Convertible Note is due on October 20, 2023 (“Maturity Date”).

The terms of the Convertible Note stated the Convertible Note would automatically convert into preferred equity units upon the earlier of (i) a preferred equity financing of at least $50 million prior to the completion of a merger, consolidation, or acquisition of substantially all of the assets of the Company that resulted in the existing shareholders owning less than 50% of the Company (“Acquisition”) or ii) preferred equity financing (irrespective of the amount) prior to an Acquisition or repayment of the Convertible Note that was approved by the investor.

On January 31, 2022, the Company completed its Series D Preferred Shares financing, at which time the Convertible Note automatically converted into 2,860,997 Series D Preferred shares. Upon conversion on the Convertible Note, the Company recorded a $0.2 million loss on debt extinguishment because the fair market value of the shares issued at the conversion date exceeded the carrying value of the principal balance.

Note 12. Income Taxes

The Company maintains a full valuation allowance against its net deferred tax assets as of June 30, 2022 based on the current assessment that it is not more likely than not these future benefits will be realized before expiration. No material income tax expense or benefit has been recorded given the valuation allowance position and projected taxable losses in the jurisdictions where the Company files income tax returns. The Company has not experienced any significant increases or decreases to its unrecognized tax benefits since September 30, 2021 and does not expect any within the next 12 months.

On March 27, 2020, the United States enacted the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”). The CARES Act is an emergency economic stimulus package that includes spending and tax breaks to strengthen the United States economy and fund a nationwide effort to curtail the effects of COVID-19. While the CARES Act provides sweeping tax changes in response to the pandemic, some of the more significant provisions which could be expected to impact the Company’s condensed financial statements include removal of certain limitations on utilization of net operating losses, increasing the loss carryback period for certain losses to five years and increasing the ability to deduct interest expense, as well as amending certain provisions of the previously enacted Tax Cuts and Jobs Act. The Company does not believe that the CARES Act will have a material impact on its financial position, results of operations, or cash flows.

Note 13. Related-Party Transactions

During the nine months ended June 30, 2022, the Company recorded sales from related parties, which are comprised of several shareholders. The sales to and purchases from related parties are made on terms equivalent to those that prevail in arm’s length transactions. The Company had accounts receivable as of June 30, 2022 and September 30, 2021 of $0.1 million and $0.4 million, respectively, due from two related party shareholders. The Company had related party sales for the nine months ended June 30, 2022 and 2021 of $1.5 million and $1.6 million, respectively, from three related party shareholders.

The Company incurred expenses with related parties of $0.5 million and $0.5 million for the nine months ended June 30, 2022 and 2021, respectively. These expenses related to the MariaDB Foundation (discussed below) and other expenses incurred in the ordinary course of business.

In connection with the MariaDB open source project, the MariaDB Community Server was adopted by the MariaDB Foundation. The Company helped establish the independently run MariaDB Foundation as a steward of the open source project to encourage adoption and grow the MariaDB ecosystem. We continue to be a sponsor of the MariaDB Foundation and the Company pays the MariaDB Foundation an agreed upon sponsorship fee. The Company had accounts payable as of June 30, 2022 and September 30, 2021 of $0.3 million and none, respectively, due to one related party shareholder.

Outstanding balances are unsecured and interest free and settlement occurs in cash. There have been no guarantees provided or received for any related party receivables or payables.

Note 14. Net Loss Per Share

The following table sets forth the computation of basic and diluted net loss per share attributable to common shareholders for the periods presented:

	Nine Months Ended June 30,
	2022	2021
	(in thousands, except shares and per share data)
Net loss attributable to common shareholders
Basic	$(36,964)	$(17,774)
Diluted (1)	$(36,964)	$(20,558)
Weighted-average shares outstanding used to compute net loss per share attributable to common shareholders
Basic	58,137,280	50,109,809
Diluted (2)	58,137,280	55,161,748
Net loss per share attributable to common shareholders
Basic	$(0.64)	$(0.35)
Diluted	$(0.64)	$(0.37)

(1)	Adjustment of ($2,784) to reflect the removal of the gain recorded during the nine months-ended June 30, 2021 for EIB Series C warrants.
(2)	Adjustment of 5,051,939 shares for EIB Series C warrant exercise.

The following potentially dilutive securities were excluded from the computation of diluted net loss per share for the periods presented because the impact of including them would have been anti-dilutive:

	Nine Months Ended June 30,
	2022	2021
Warrants	9,019,951	4,281,097
Stock options	40,103,232	48,962,948
Convertible preferred shares	183,565,242	125,343,885

Total	232,688,425	178,587,930

Note 15. Geographical Information

The following table sets forth long-lived assets, which primarily include property and equipment, net, and operating lease right-of-use assets by geographic location:

	As of June 30,	As of September 30,
	2022	2021
	(in thousands)
United States	$1,465	$1,876
Bulgaria	270	317
Finland	440	355
Other counties	40	23

Total long-lived assets	$2,215	$2,571

Note 16. Subsequent Events

The Company has evaluated subsequent events through September 8, 2022, the date the interim unaudited financial statements were originally issued, and October 5, 2022, the date the interim unaudited financial statements were reissued, noting the following items that would impact the accounting for events or transactions in the current period or require additional disclosure.

On August 2, 2022, the Company entered into a stock purchase agreement and completed the acquisition of 100% of the outstanding equity of Sector 42 Technologies, Inc, a corporation registered under the laws of the Province of Ontario and CubeWerx Inc., a corporation registered under the laws of the Province of Ontario, for a total purchase price of $3.9 million consisting of cash consideration of $1.8 million and equity consideration of $2.1 million (in the form of 2,363,354 common shares of MariaDB). The purchase price is subject to certain customary adjustments (including closing date indebtedness and net working capital adjustments).

With this acquisition, the Company has acquired the technology of managing and publishing geospatial data via open web services for customer organizations that the Company expects to integrate within future product offerings. The Company has not determined its initial accounting for the acquisition. As of the date of this Report, the preliminary purchase price allocation related to the acquisition is incomplete, and the Company is in the process of determining the appropriate accounting for the acquisition and is in the process of assessing the fair value of the acquired identified intangible assets, tangible assets, and assumed liabilities.

On August 8, 2022, the Company received written notice from EIB exercising its put option on their Series C warrants and requiring the Company to repurchase 5,000,194 warrants entitling subscription of the Company’s Series C preferred shares, at the maximum purchase price of €8 million. The Company is obligated to repurchase the warrants within 30 days after receipt of the notice from EIB.

On August 17, 2022, a definitive agreement was entered into with EIB to repurchase for cash the remaining incremental Series C warrants for 326,429 shares held by EIB prior to the Business Combination or shortly thereafter, at a settlement price to be determined pursuant to the Finnish Companies Act, if EIB elects not to exercise their warrants for Series C preferred shares prior to the Business Combination. The estimated fair value associated with the warrants held by the EIB are included within the warrant liabilities as of June 30, 2022 and September 30, 2021.

Annex A

BUSINESS COMBINATION AGREEMENT

by and among

ANGEL POND HOLDINGS CORPORATION,

MANGOMILL PLC,

MERIDIAN MERGERSUB INC.,

and

MARIADB CORPORATION AB

DATED AS OF JANUARY 31, 2022

A-i

A-ii

EXHIBITS

Exhibit A:	Shareholder Support Agreement
Exhibit B:	Registration Rights Agreement
Exhibit C:	Lock Up Agreement
Exhibit D:	Amended Irish Holdco Memorandum and Articles of Association

A-iii

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of January 31, 2022 by and among (i) Angel Pond Holdings Corporation, a Cayman Islands exempted company (“APHC”), (ii) MariaDB Corporation Ab, a Finnish private limited liability company with business identity code 2344661-1 (the “Company”), (iii) Mangomill plc, a public limited company incorporated in Ireland with registered number 606330 (“Irish Holdco”), and (iv) Meridian MergerSub Inc., a Cayman Islands exempted company and a wholly owned subsidiary of Irish Holdco (“Merger Sub”). APHC, Irish Holdco, Merger Sub and the Company shall be referred to herein from time to time, individually as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, APHC is a blank check company incorporated for the purpose of effectuating a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Irish Holdco is a party to this Agreement for the purpose of amalgamating APHC and the Company through the Domestication Merger, the Merger and the Liquidation (each as defined below);

WHEREAS, Merger Sub is a newly formed wholly owned subsidiary of Irish Holdco that, prior to the Closing, will merge with and into APHC through the Domestication Merger, with APHC being the surviving entity of the Domestication Merger and the APHC Shareholders (as defined below) will receive shares of capital in Irish Holdco as consideration in the Domestication Merger;

WHEREAS, subject to the terms and conditions of this Agreement and pursuant to Chapter 16, Section 19 of the Finnish Companies Act and the Irish Merger Regulations, at the Closing and after the Domestication Merger, the Company will merge with and into Irish Holdco by way of a cross-border merger (the “Merger”) and by virtue of the Merger, Irish Holdco will acquire all the assets and liabilities of the Company and the Company will be dissolved without going into liquidation in exchange for the issue to the shareholders of the Company of shares in the capital of Irish Holdco as merger consideration with Irish Holdco continuing as the surviving entity following the Merger;

WHEREAS, as soon as is reasonably practicable following the Merger, APHC will be entered into liquidation (the “Liquidation”) pursuant to which APHC shall be liquidated and all assets (if any) transferred to Irish Holdco;

WHEREAS, concurrently with the execution of this Agreement, APHC and Irish Holdco are entering into Subscription Agreements with the PIPE Investors pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase, and Irish Holdco has agreed to issue and sell to the PIPE Investors, an aggregate number of Irish Holdco Ordinary Shares as set forth in the Subscription Agreements in exchange for an aggregate purchase price of $18,200,000 (the “Initial PIPE Investment Amount”) on the Closing Date, on the terms and subject to the conditions set forth therein (such issuance and sale, the “Initial PIPE Investment”);

WHEREAS, for U.S. federal income tax purposes, the Parties intend that (a) the Merger will qualify as a “reorganization” under Section 368(a) of the Code (the “Intended Tax Treatment”) and (b) this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Merger within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder;

WHEREAS, concurrently with the execution of this Agreement, each shareholder of the Company listed on Schedule 1.1(a) attached hereto (collectively, the “Supporting Company Holders”) has duly executed and delivered to APHC a transaction support agreement in the form attached hereto as Exhibit A or in such other form as may be acceptable to APHC (the “Shareholder Support Agreements”), pursuant to which each Supporting Company Holder has agreed to, among other things, support and vote all of their Company Shares in favor of this Agreement, the Ancillary Agreements to which the Company is or will be a party and the Transactions;

WHEREAS, in connection with the Closing, Irish Holdco, the Sponsor and certain shareholders of the Company listed on Schedule 1.1(b) will enter into a Registration Rights Agreement substantially in the form attached hereto as Exhibit B (the “Registration Rights Agreement”);

WHEREAS, concurrently with the execution of this Agreement, Irish Holdco, the Sponsor, and the Supporting Company Holders have entered into a Lock-up Agreement substantially in the form attached hereto as Exhibit C (the “Lock-up Agreement”), to be effective upon the Closing;

WHEREAS, the APHC Board has unanimously (a) determined that this Agreement and the Transactions are fair to, and in the best interests of, APHC and has approved and adopted, among other things, this Agreement and the Ancillary Agreements to which APHC is or will be a party, and declared their advisability and approved the Transactions, and (b) has recommended, among other things, the approval and adoption of this Agreement and the Transactions, by the APHC Shareholders entitled to vote thereon;

WHEREAS, the Company Board has unanimously (a) determined that this Agreement and the Transactions are fair to, and in the best interests of, the Company and its shareholders and has approved and adopted, as applicable, among other things, entering into this Agreement and the Ancillary Agreements to which the Company is or will be a party, and declared their advisability and approved the Transactions, and (b) has recommended, among other things, the approval and adoption of this Agreement and the Transactions, by the Company shareholders entitled to vote thereon;

WHEREAS, each of the Major Investors has given its consent to the Company entering into this Agreement;

WHEREAS, the Irish Holdco Board has unanimously (a) determined that this Agreement and the Transactions, are fair to, and in the best interests of, Irish Holdco and its sole shareholder and has approved and adopted, among other things, this Agreement and the Ancillary Agreements to which Irish Holdco is or will be a party, and declared their advisability and approved the Transactions, and (b) has recommended, among other things, the approval and adoption of this Agreement and the Transactions, by its sole shareholder; and

WHEREAS, the Merger Sub Board has unanimously (a) determined that this Agreement and the Transactions, are fair to, and in the best interests of, Merger Sub and has approved and adopted, among other things, this Agreement and the Ancillary Agreements to which Merger Sub is or will be a party, and declared their advisability and approved the Transactions, and (b) has recommended, among other things, the approval and adoption of this Agreement and the Transactions, by its sole shareholder.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and subject to the terms and conditions set forth in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings set forth below.

“280G Approval” has the meaning set forth in Section 7.24.

“280G Waiver” has the meaning set forth in Section 7.24.

“Additional Company Investment” means any subscription by an investor for cash after the date of this Agreement, of securities of the Company, including ordinary shares, preferred securities or convertible notes, in each case as reasonably agreed to by the Parties.

“Additional Lockup Agreements” has the meaning set forth in Section 7.16.

“Additional PIPE Investment” means any subscription by PIPE Investors for cash after the date of this Agreement, of securities of Irish Holdco, as may be arranged by APHC on the terms set forth on Schedule 1.3 attached hereto.

“Additional PIPE Investment Amount” means the aggregate purchase price paid in connection with the Additional PIPE Investments.

“Additional Support Agreements” has the meaning set forth in Section 7.16.

“Adjusted Transaction Expenses” means, without duplication, the aggregate amount of the following costs, fees and expenses incurred by or on behalf of the Company Entities, APHC and Irish Holdco, in each case, at or prior to the Closing in connection with the review, negotiation, execution and consummation of this Agreement, the Ancillary Agreements and the Transactions: (a) the fees and expenses of legal counsel, accountants and consultants (but not financial advisors, other than any financial advisor retained by APHC or Irish Holdco for purposes of delivering a fairness opinion in connection with the Transactions), including related due diligence costs, fees and expenses; (b) fees and expenses to perform audits including with respect to PCAOB standards and quality of earnings reports; (c) fees and expenses to prepare, file and finalize the Registration Statement, Proxy Statement and CDT (including any related experts reports), and any regulatory approvals or clearances required by the HSR Act or Finnish Act on the Monitoring of Foreign Corporate Acquisitions; (d) 40% of all costs, fees and expenses related to directors’ and officers’ liability insurance policies for the Company Entities and Irish Holdco; (e) all such costs, fees and expenses incurred by the Company (other than financial advisor or placement agent fees) in connection with the sale and issuance of the Company Series D Preferred Shares; (f) all costs, fees and expenses incurred by the Company in connection with any transaction-related bonuses and implementing public company governance and reporting infrastructure (in an amount under this subsection (f) not to exceed $1,500,000 in the aggregate); (g) notwithstanding (e) above, the fees and expenses of J.P. Morgan Securities LLC and Angel Pond Capital, LLC as placement agents for the PIPE Investment and the sale and issuance of the Company Series D Preferred Shares; (h) the Deferred Discount, and (i) all such other costs, fees and expenses payable in connection with or otherwise triggered by the Transactions (in an amount under this subsection (i) not to exceed $1,000,000 in the aggregate). Notwithstanding the foregoing the fees and expenses incurred or accrued by the Company prior to September 14, 2021 with respect to United States legal counsel shall not comprise Adjusted Transaction Expenses.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise.

“Aggregate Incremental Value Shares” means the aggregate number of Irish Holdco Ordinary Shares calculated in accordance with Schedule 1.2.

“Aggregate Share Consideration” means (a) 62,256,428 Irish Holdco Ordinary Shares, plus (b) a number of Irish Holdco Ordinary Shares equal to the Aggregate Incremental Value Shares.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Target” has the meaning set forth in Section 7.14(b).

“Amended Irish Holdco Memorandum and Articles of Association” means the amended Memorandum and Articles of Association of Irish Holdco following the Transactions and Closing in substantially the form attached hereto as Exhibit D.

“Ancillary Agreements” means the Subscription Agreements, the Shareholder Support Agreements, any Additional Support Agreements or Additional Lockup Agreements, the Registration Rights Agreement, the Lock-up Agreement, and each other agreement, instrument and certificate entered into by the Parties in connection with the Transactions and specifically contemplated by this Agreement and any and all exhibits and schedules thereto.

“Anti-Corruption Laws” means applicable Laws related to corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and any other applicable Law that prohibits bribery, corruption or fraud.

“Anti-Money Laundering Laws” means applicable Laws related to money laundering, including the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended (also known as the Bank Secrecy Act), the U.S. Money Laundering Control Act of 1986, as amended, the U.K. Proceeds of Crime Act 2002, and any other applicable Law related to money laundering of any jurisdictions in which the Company Entities conduct business, including any anti-racketeering laws involving money laundering or bribery as a racketeering act.

“Antitrust Laws” has the meaning set forth in Section 7.6(c).

“APHC” has the meaning set forth in the Preamble.

“APHC A&R Memorandum and Articles” means the Amended and Restated Memorandum and Articles of Association of APHC, dated as of May 20, 2021, as in effect on the date of this Agreement.

“APHC Affiliated Transactions” has the meaning set forth in Section 4.13.

“APHC Available Cash” means an amount equal to the sum of (a) (i) the aggregate gross proceeds received by the Company in connection with (A) any issuance of the Company Series D Preferred Shares (including gross proceeds from the issuance of any securities of the Company convertible into or exchangeable for Company Series D Preferred Shares) and (B) any Additional Company Investment, plus (ii) the cash in the Trust Account (after giving effect to the APHC Share Redemptions but without giving effect to the payment of the Deferred Discount and Transaction Expenses), plus (iii) the aggregate gross proceeds received by Irish Holdco from the PIPE Investment, minus (b) the amount of Adjusted Transaction Expenses.

“APHC Board” means the board of directors of APHC.

“APHC Board Recommendation” has the meaning set forth in Section 7.9(b).

“APHC Business Exceptions” has the meaning set forth in Section 6.2(a).

“APHC Capital Stock” means (a) prior to the Domestication Merger, the APHC Class A Ordinary Shares and the APHC Class B Ordinary Shares and (b) following the Domestication Merger and prior to Closing, the Irish Holdco Ordinary Shares.

“APHC Change in Recommendation” has the meaning set forth in Section 7.9(b).

“APHC Class A Ordinary Shares” means, prior to the Domestication Merger, the Class A ordinary shares of APHC, par value one ten-thousandth of one dollar ($0.0001) per share.

“APHC Class B Ordinary Shares” means, prior to the Domestication Merger, the Class B ordinary shares of APHC, par value one ten-thousandth of one dollar ($0.0001) per share.

“APHC Closing Calculation Certificate” has the meaning set forth in Section 2.1(b)(i).

“APHC Competing Transaction” means any transaction involving, directly or indirectly, any merger or consolidation or similar business combination with or acquisition of, purchase of all or substantially all of the assets or equity of, or similar business combination with or other transaction that would constitute a Business Combination with or involving APHC and any Person, other than the Company Entities.

“APHC Disagreement Notice” has the meaning set forth in Section 2.1(b).

“APHC Disclosure Letter” means the Disclosure Letter delivered by APHC to the Company concurrently with the execution and delivery of this Agreement.

“APHC Executives” means Theodore T. Wang and Hanchen Jin.

“APHC Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization; Authority; Enforceability), Section 4.2 (Capitalization), Section 4.3 (Brokers), Section 4.4 (Trust Account) and Section 4.11(a) (Business Activities).

“APHC Governing Documents” means the Governing Documents of APHC, including the APHC A&R Memorandum and Articles.

“APHC Intervening Event Notice Period” has the meaning set forth in Section 7.9(b).

“APHC Material Adverse Effect” means any event, circumstance or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have, a material and adverse effect upon (a) the business, results of operations or financial condition of APHC or (b) the ability of APHC to perform its obligations hereunder and to consummate the Transactions on a timely basis; provided, however, that none of the following (or the effect of the following), alone or in combination, will constitute a APHC Material Adverse Effect, or will be considered in determining whether a APHC Material Adverse Effect has occurred or would reasonably be likely to occur: (i) the public announcement, pendency or consummation of the Transactions, including the negotiation and execution of this Agreement and the consummation of any APHC Share Redemptions or the PIPE Investment; (ii) changes in applicable Law or U.S. GAAP or IFRS (as applicable) or the official interpretation thereof or any application of any statute or any judgment, order, rule or regulation (including any pronouncement or guidance from the SEC) in accordance with market practice for special purpose acquisition companies at the time such application was made; (iii) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (iv) any change in the financial, banking, or securities markets; (v) any strike, embargo, labor disturbance, riot, protests, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, other weather-related or meteorological event, epidemic, pandemic, or disease outbreaks (including COVID-19 and any necessary COVID-19 Measures) or other natural disaster or act of god; (vi) any national or international political conditions in or affecting any jurisdiction in which APHC conducts business; (vii) the engagement in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack; or (viii) any actions (A) required to be taken, or required not to be taken, pursuant to the express terms of this Agreement, (B) taken with the prior written consent of the Company or (C) taken by, or at the written request of, the Company; provided, however, that any event, circumstance or state of facts resulting from a matter described in any of the foregoing clauses (ii), (iii), (iv), (v), (vi), and (vii) may be taken into account in determining whether an APHC Material Adverse Effect has occurred or would reasonably be likely to occur to the extent (but only to the extent) that such event, circumstance or state of facts has or has had a disproportionate effect on APHC, relative to other special purpose acquisition companies.

“APHC Preference Shares” has the meaning set forth in Section 4.2(a).

“APHC Private Warrants” has the meaning set forth in Section 4.2(a).

“APHC Public Securities” has the meaning set forth in Section 4.8.

“APHC Public Warrants” has the meaning set forth in Section 4.2(a).

“APHC SEC Documents” has the meaning set forth in Section 4.5(a).

“APHC Share Redemption” means the election of an eligible holder of APHC Class A Ordinary Shares (as determined in accordance with the applicable APHC Governing Documents and the Trust Agreement) to redeem all or a portion of such holder’s APHC Class A Ordinary Shares, at the per-share price, payable in cash, equal to such holder’s pro rata share of the funds in the Trust Account (as determined in accordance with the applicable APHC Governing Documents and the Trust Agreement), by tendering such holder’s APHC Class A Ordinary Shares for redemption not later than 5:00 p.m. Eastern Time on the date that is two (2) Business Days prior to the date of the APHC Shareholder Meeting, provided, if any eligible holder validly withdraws any redemption request, any APHC Class A Ordinary Shares related to any such valid withdrawal shall not be deemed part of the APHC Share Redemption.

“APHC Shareholder Meeting” has the meaning set forth in Section 7.9(a).

“APHC Shareholder Voting Matters” means, collectively, (a) approval of this Agreement, the Ancillary Agreements, and the Transactions, (b) approval of the amendment and restatement of the APHC A&R Memorandum and Articles (including any changes required to enable conversion of the APHC securities as contemplated under the terms of this Agreement) and Articles and approval of the Amended Irish Holdco Memorandum and Articles of Association, (c) approval of the issuance of more than 20% of the issued and outstanding shares of Irish Holdco Ordinary Shares in connection with the Merger and the Transactions pursuant to NYSE requirements, (d) election of directors to the Irish Holdco Board in accordance with this Agreement, (e) approval of the LTIP, (f) approval of the change of the name of Irish Holdco to “MariaDB plc”, (g) approval of any adjournment of the APHC Shareholder Meeting in the event APHC does not receive the Required APHC Vote, and (h) any other proposals that are reasonably agreed between APHC and the Company to be required for the consummation of the Transactions that are submitted to, and require the vote of, the APHC Shareholders.

“APHC Shareholders” means, prior to the Domestication Merger, the holders of APHC Class A Ordinary Shares and APHC Class B Ordinary Shares, and such shareholders, following the Domestication Merger and prior to Closing, to become the holders of Irish Holdco Ordinary Shares.

“APHC Units” mean the units, each consisting of one APHC Class A Ordinary Share and one-third of one APHC Public Warrant.

“APHC Warrant Agreement” means that certain Warrant Agreement between APHC and Continental Stock Transfer & Trust Company, as warrant agent.

“APHC Warrants” has the meaning set forth in Section 4.2(a) and following the Domestication Merger, shall refer to the warrants to purchase Irish Holdco Ordinary Shares.

“APHC Working Capital Notes” means any promissory notes that are issued by APHC to the Sponsor to meet the working capital needs of APHC.

“Approval Requirement” has the meaning set forth in Section 7.26.

“Assets” has the meaning set forth in Section 3.18(a).

“Board Nominees” has the meaning set forth in Section 7.23.

“Business Combination” has the meaning ascribed to such term in the APHC A&R Memorandum and Articles.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York, United States, or that is a public holiday in Ireland, Finland or Cayman Islands.

“CARES Act” means the CARES Act (Pub. L. 116-136 (2020)) and any similar applicable federal, state or local Law in response to COVID-19 pandemic and the associated economic downturn.

“Cayman Islands Company Act” has the meaning set forth in Section 2.2.

“CDTs” or “Common Draft Terms” means the proposed terms of the Merger, including schedules thereto, to be drawn up and adopted in accordance with the Cross Border Merger Laws, including the information required to be provided in a merger plan pursuant to the Chapter 16, Sections 22 of the Finnish Companies Act and a common draft terms pursuant to Regulation 5 of the Irish Merger Regulations.

“Closing” has the meaning set forth in Section 2.13.

“Closing Company Audited Financial Statements” has the meaning set forth in Section 7.18.

“Closing Date” has the meaning set forth in Section 2.13.

“Code” means the Internal Revenue Code of 1986, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that Section regardless of how numbered or classified.

“Company” has the meaning set forth in the Preamble.

“Company Affiliated Transactions” has the meaning set forth in Section 3.21.

“Company Articles” means the Articles of Association of the Company, as may be amended or restated from time to time.

“Company Board” means the board of directors of the Company.

“Company Board Account” has the meaning set forth in Section 2.5(b).

“Company Closing Calculation Certificate” has the meaning set forth in Section 2.1(b).

“Company Disagreement Notice” has the meaning set forth in Section 2.1(b).

“Company Disclosure Letter” means the Disclosure Letter delivered by the Company to APHC concurrently with the execution and delivery of this Agreement.

“Company Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each equity, phantom equity, or equity-based compensation, retirement, pension, savings, profit sharing, bonus, incentive, severance, separation, employment, individual consulting or individual independent contractor, change in control, retention, deferred compensation, vacation, paid time off, medical, dental, life or disability, retiree or post-termination health or welfare, salary continuation, fringe or other compensatory or benefit plan, program, policy, practice, arrangement or Contract, in each case, that is maintained, sponsored or contributed to (or required to be contributed to) by the Company Entities or under or with respect to which the Company Entities have or may reasonably have any Liability.

“Company Entities” means the Company and its Subsidiaries, and each a Company Entity.

“Company Equity Award” means each right of any kind, contingent or accrued, to receive Company Shares, payments or benefits measured in whole or in part by the value of a number of Company Shares (including options, performance shares, performance-based units, market stock units, stock appreciation rights, restricted stock, restricted stock units, phantom units, deferred stock units and dividend equivalents, but not including any 401(k) plan of the Company) issued and outstanding under the Equity Incentive Plans.

“Company Executives” means Michael Howard, Amir Ameri, Jon Bakke, Franz Aman and Jags Ramnarayan.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization; Authority; Enforceability), Section 3.3 (Capitalization), Section 3.4(a)-(b) (Financial Statements) (solely with respect to the Unaudited Financial Statements), and Section 3.13 (Brokers).

“Company Governing Documents” means the Governing Documents of the Company, including the Company Articles.

“Company Intellectual Property” means all Intellectual Property that is owned or purported to be owned by (in each case, whether owned singularly or jointly with a third party or parties) the Company Entities.

“Company Ordinary Share” means a common share of the Company, which does not have the preference rights of the Company Preference Shares.

“Company Preference Shares” means, collectively, the Company Series A Preferred Shares, the Company Series B Preferred Shares, the Company Series C Preferred Shares, and the Company Series D Preferred Shares.

“Company Products and Processes” means all products, materials, processes and services developed (including products, materials, processes and services for which development is ongoing), manufactured, delivered, deployed, made publicly or commercially available, marketed, distributed, provided, serviced, supported, hosted, sold, offered for sale, imported or exported for resale or licensed out by or on behalf of the Company or any of its Subsidiaries (in each case, whether solely or in collaboration with third parties) in the past six (6) years.

“Company Proprietary Software” means all Company Software, other than such Software embedded in MariaDB Server / MariaDB Community Server, MariaDB Enterprise Server, InfiniDB/ColumnStore MariaDB Connectors and, solely with respect to earlier versions licensed under the GNU Public License v. 2.1 (including to the extent so licensed as a result of the BSL 1.1’s Change License provisions), MariaDB MaxScale.

“Company Registered Intellectual Property” means all registered Intellectual Property that is part of the Company Intellectual Property.

“Company Series A Preferred Share” means a preferred share of the Company, designated as a Series A Preferred Share in the Company SHA and Company Articles, with such rights set forth therein.

“Company Series B Preferred Share” means a preferred share of the Company, designated as a Series B Preferred Share in the Company SHA and Company Articles, with such rights set forth therein.

“Company Series C Preferred Share” means a preferred share of the Company, designated as a Series C Preferred Share in the Company SHA and Company Articles, with such rights set forth therein.

“Company Series D Preferred Share” means a preferred share of the Company, designated as a Series D Preferred Share in the Company SHA and Company Articles, with such rights set forth therein.

“Company SHA” means the amended and restated Shareholders’ Agreement of the Company, as amended and restated as of the date hereof, and as may be amended or restated from time to time.

“Company SHA Approval” means (a) the approval by the Company Board and (b) the consent of the Major Investors to the Company entering into this Agreement, as required by the Company SHA.

“Company Shareholder Approval” means the resolution referred to in Chapter 16, Section 9, Subsection 1 of the Finnish Companies Act, approving the Merger, in the form of a resolution of the general meeting of shareholders of the Company made by the qualified majority in accordance with Chapter 5, Section 27, Subsections 1–3 of the Finnish Companies Act.

“Company Shares” means the Company Ordinary Shares and the Company Preference Shares.

“Company Software” means all Software that the rights to which are included in the Company Intellectual Property.

“Company Technology” means all Technology the rights to which are included in the Company Intellectual Property.

“Company Warrants” means the issued and outstanding option rights issued pursuant to Chapter 10, Section 1 of the Finnish Companies Act, of the Company, entitling the holders thereof to subscribe for Company Shares pursuant to the relevant terms of the option rights issued by the Company on February 20, 2018 and on June 2, 2020.

“Competing Buyer” has the meaning set forth in Section 7.14(a).

“Competing Transaction” means any potential investment in, financing of, license, purchase, sale, lease, exchange or other acquisition or disposition of any assets or equity or debt securities of the Company Entities, in a transaction or series of transactions, whether such transaction or series of transactions takes the form of a sale, merger, liquidation, dissolution, reorganization, recapitalization, share exchange, consolidation or financing, in each case that could reasonably be expected to result in a change of control of the Company Entities or a public offering of the Company Entities’ securities other than with APHC, the Sponsor and their respective Affiliates or the PIPE Investors with respect to the PIPE Investment; provided that the foregoing limitations shall not apply to and shall not restrict the issuance of Company Shares pursuant to the exercise or conversion of Company Equity Awards, Kreos Warrants or Company Warrants that are outstanding as of the date of this Agreement and described herein or set forth in the Company Disclosure Letter.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of September 9, 2021, by and between APHC and the Company, as may be amended from time to time.

“Contaminant” means any back door, time bomb, Trojan horse, worm, drop dead device, virus or other Software routine or hardware component that permits unauthorized access or the unauthorized disablement or erasure or other harm of Software, hardware or data.

“Contract” means any written or oral contract, agreement, license or Lease, including any amendment or modification made thereto.

“Contributor” has the meaning set forth in Section 3.9(j).

“Conversion” has the meaning set forth in Section 2.136.

“Converted Awards” has the meaning set forth in Section 2.7(b).

“Core IP” means the Intellectual Property Rights summary details of which are set out in Appendix 3.9(a)(2) of the Company Disclosure Letter and all other Intellectual Property Rights material to the business of the Company Entities.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof.

“COVID-19 Measures” means any applicable quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other applicable Law, Order, directive, guidelines or recommendations by an applicable Governmental Entity in connection with or in response to the COVID-19 pandemic, including the CARES Act.

“Cross Border Merger Laws” means the EU Merger Directive, the Irish Merger Regulations and Chapter 16 of the Finnish Companies Act.

“D&O Provisions” has the meaning set forth in Section 7.11(a).

“Deferred Discount” has the meaning set forth in the Trust Agreement.

“Diluted Share Amount” means an amount equal to (a) the total number of Company Ordinary Shares issued and outstanding (immediately prior to the Merger Effective Time and after giving effect to the Conversion and the issuance of the Company Ordinary Shares pursuant to the Company Articles and the Company SHA in connection with the Conversion), plus (b) the aggregate number of Equity Award Company Shares.

“Directors’ Explanatory Report” has the meaning set forth in Section 2.5(b).

“Disclosure Letters” means the APHC Disclosure Letter and the Company Disclosure Letter.

“Domestication Merger” has the meaning set forth in Section 2.2.

“Domestication Merger Effective Time” has the meaning set forth in Section 2.2.

“EIB Loan” means all loans under the Finance Contract dated April 12, 2017 by and between the Company and European Investment Bank, as amended.

“Enceladus” means Enceladus Holding Limited, a private limited company incorporated in Ireland with registered number 500896 and having its registered office at 10 Earlsfort Terrace, Dublin 2, D02 T380, Ireland, which owns all of the issued and outstanding Irish Holdco Deferred Shares.

“Environmental Laws” means any Laws that (a) relate to pollution, the protection or cleanup of the environment, natural resources, occupational safety and health, or the management, manufacture, generation, labeling, registration, use, treatment, storage, transportation, handling, disposal or Release of or exposure to Hazardous Substances, or (b) regulate, impose liability (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief, personal injury or property damage), or establish standards of care with respect to any of the foregoing.

“Equity Award Company Shares” means for each holder of vested Company Equity Awards, the total number of Company Ordinary Shares for which the aggregate vested Company Equity Awards held by such holder as of immediately prior to the Merger Effective Time are exercisable, multiplied by the quotient of (i) $2.33 minus the exercise price per Company Ordinary Share of such vested Equity Award, divided by (ii) $2.33.

“Equity Incentive Plans” means SkySQL Corporation Ab Global Share Option Plan 2010 Europe, dated October 13, 2010, the SkySQL Corporation Ab Global Share Option Plan 2010 France, dated November 9,

2010, the SkySQL Corporation Ab Global Share Option Plan 2010 USA, dated November 11, 2010, the SkySQL Corporation Ab Global Share Option Plan 2012 Europe, dated February 29, 2012, the SkySQL Corporation Ab Global Share Option Plan 2012 USA, dated February 29, 2012, the SkySQL Corporation Ab Global Share Option Plan 2012 France, dated February 29, 2012, the SkySQL Corporation Ab Global Share Option Plan 2014 Europe, dated March 9, 2014, the SkySQL Corporation Ab Global Share Option Plan 2014 USA, dated March 9, 2014, the MariaDB Corporation Ab Global Share Option Plan 2017, dated December 8, 2017, and the MariaDB Corporation Ab Global Share Option Plan 2017 USA, dated December 8, 2017.

“Equity Interests” means, with respect to any Person, all of the shares, shares of capital stock, or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares, shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares, shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer with the Company Entities under Section 414(b), (c), (m) or (o) of the Code.

“ESPP” has the meaning set forth in Section 7.27.

“EU Merger Directive” means Chapter II, Title II of Directive (EU) 2017/1132 of the European Parliament and of the Council of 14 June 2017 relating to certain aspects of company law.

“EU Prospectus Regulation” means Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC, and regulations provided thereunder, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means an amount equal to the (a) Aggregate Share Consideration divided by (b) the Diluted Share Amount.

“Export Control Laws” means any applicable export, import, deemed export, transfer, and retransfer controls.

“Final Order” means an order of the Irish High Court confirming scrutiny of the legality of the Merger as regards that part of the procedure which concerns the completion of the Merger in accordance with Regulation 14 of the Irish Merger Regulations and which will specify that the Merger shall take effect on the Closing Date.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Finnish Companies Act” means the Finnish Limited Liability Companies Act (624/2006, as amended).

“Finnish Trade Register” means trade register of the National Board of Patents and Registrations of Finland.

“Fractional Share Consideration” has the meaning set forth in Section 2.7(d).

“Fraud” shall mean, with respect to a Party, actual and intentional common law fraud under the Law of the State of Delaware with respect to the representations or warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement.

“Governing Documents” means (a) in the case of a corporation or a company, its certificate of incorporation (or analogous document) and bylaws or memorandum of association; (b) in the case of a limited liability company, its certificate of formation (or analogous document) and limited liability company operating agreement; (c) in the case of a Finnish limited liability company, its memorandum of association and articles of association; (d) in the case of an Irish limited liability company, its memorandum and articles of association; and (e) in the case of any other Person, the documents by which such Person (other than an individual) establishes its legal existence or which are required by statute to govern its internal affairs.

“Governmental Entity” means any nation or government, any state, province, county, municipal or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction, including any public international organization such as the United Nations. Governmental Entity also includes insurers authorized by legislation to impose or collect any social taxes, social security contributions, or mandatory insurances.

“Hazardous Substances” means any pollutant, contaminant, chemical, or toxic or hazardous substance, material, waste or agent, including all substances, materials, wastes or agents for which liability or standards of care or a requirement for investigation or remediation are imposed under, or that are otherwise subject to, Environmental Law, and including petroleum (including crude oil or any fraction thereof), asbestos and asbestos-containing materials, radioactive materials and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Income Tax Returns” means Tax Returns relating to Income Taxes.

“Income Taxes” means Taxes imposed on, or with reference to, net income or gross receipts, or any similar Tax or Tax imposed in lieu of such a Tax.

“Indebtedness” means, with respect to a Party, without duplication: (a) all indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (b) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (c) all indebtedness for borrowed money of any Person for which such Party has guaranteed payment; (d) all capitalized Lease obligations or obligations required to be capitalized in accordance with U.S. GAAP or IFRS (as applicable); (e) any Liabilities in respect of deferred purchase price for property or services with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise for additional purchase price; (f) reimbursement obligations under any drawn letters of credit; and (g) obligations under derivative financial instruments, including hedges, currency and interest rate swaps and other similar instruments.

“Indemnified Persons” has the meaning set forth in Section 7.11(a).

“Independent Expert’s Report” has the meaning set forth in Section 2.5(c).

“Insider Letter” has the meaning set forth in Section 7.26.

“Insiders” has the meaning set forth in Section 7.26.

“Initial PIPE Investment” has the meaning set forth in the Recitals.

“Initial PIPE Investment Amount” has the meaning set forth in the Recitals.

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means any and all intellectual property, industrial property, and similar proprietary rights worldwide, whether registered or unregistered, including rights in and to the following in any jurisdiction throughout the world: (a) all patents and utility models and inventions (whether patentable or unpatentable and whether or not reduced to practice) and invention disclosures and all improvements thereto (“Patents”), (b) all trademarks, service marks, certification marks, collective marks, trade dress, logos, slogans, trade names, corporate and business names, and other indicia of source, including all goodwill symbolized thereby or associated therewith (“Trademarks”), (c) Internet domain names and rights of publicity and in social media usernames, handles, and accounts; (d) all works of authorship, copyrightable works, all copyrights, moral rights and related rights, including rights to modify and amend the works as well as reassign the rights (“Copyrights”), (e) all designs, industrial designs and mask works (“Designs”), (f) all trade secrets, know-how, proprietary information (such as processes, techniques, formulae, compositions, data analytics, source code, models and methodologies), business or financial information (such as customer and supplier lists, pricing and cost information and business and marketing plans and proposals), technical or engineering information (such as technical data, algorithms, designs, drawings and specifications) and other non-public or confidential information (“Trade Secrets”), (g) Technology, (h) Software, (i) any registrations or applications for registration for any of the foregoing, and any provisionals, divisionals, continuations, continuations-in-part, renewals, reissuances, revisions, re-examinations and extensions of any of the foregoing (as applicable), each of which shall be deemed to be included in Patents, Copyrights, Trademarks, Designs or the foregoing clause (c), as applicable, and (j) analogous rights to those set forth above.

“Interested Party” means any (a) present or former executive officer or director of the Company Entities, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the shares, capital stock or equity interests of any of the Company Entities, or (c) Affiliates of any of the foregoing.

“Intervening Event” means any change, effect, event, occurrence or fact that materially and adversely affects APHC, that does not relate to an APHC Competing Transaction or APHC Shareholder Redemption and was not known or reasonably foreseeable to the APHC Board as of the date of this Agreement (or if known, the magnitude or material consequences of which were not known or reasonably foreseeable by the APHC Board as of the date of this Agreement), other than any change, effect, event, occurrence or fact resulting from a material breach of this Agreement by APHC or Irish Holdco.

“Irish Companies Act” means the Irish Companies Act 2014, as amended.

“Irish High Court” means the High Court of Ireland.

“Irish Holdco Board” means the board of directors of Irish Holdco.

“Irish Holdco Business Exceptions” has the meaning set forth in Section 6.3(a).

“Irish Holdco Deferred Shares” means all of the issued and outstanding euro deferred shares in the capital of Irish Holdco (25,000 shares), par value €1.00 per share, and having the rights set out in the Amended Irish Holdco Memorandum and Articles of Association.

“Irish Holdco Fundamental Representations” means the representations and warranties set forth in Section 5.1 (Organization; Authority; Enforceability), Section 5.2 (Capitalization), Section 5.4 (Brokers) and Section 5.7 (Business Activities).

“Irish Holdco Material Adverse Effect” means any event, circumstance or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have, a material and adverse effect upon (a) the business, results of operations or financial condition of Irish Holdco or Merger Sub, or (b) have a material and adverse effect upon the ability of Irish Holdco or Merger Sub to perform its obligations hereunder and to consummate the Transactions on a timely basis; provided, however, that none of the following (or the effect of the following), alone or in combination, will constitute an Irish Holdco Material Adverse Effect, or will be considered in determining whether an Irish Holdco Material Adverse Effect has occurred or would reasonably be likely to occur: (i) the public announcement, pendency or consummation of the Transactions; (ii) changes in applicable Law or U.S. GAAP or IFRS (as applicable) or the official interpretation thereof or any application of any statute or any judgment, order, rule or regulation (including any pronouncement or guidance from the SEC) in accordance with market practice for special purpose acquisition companies at the time such application was made; (iii) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (iv) any change in the financial, banking, or securities markets; (v) any strike, embargo, labor disturbance, riot, protests, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, other weather-related or meteorological event, epidemic, pandemic, or disease outbreaks (including COVID-19 and any necessary COVID-19 Measures) or other natural disaster or act of god; (vi) any national or international political conditions in or affecting any jurisdiction in which Irish Holdco or Merger Sub conducts business; (vii) the engagement in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack; or (viii) any actions (A) required to be taken, or required not to be taken, pursuant to the express terms of this Agreement, (B) taken with the prior written consent of the Company or (C) taken by, or at the written request of, the Company; provided, however, that any event, circumstance or state of facts resulting from a matter described in any of the foregoing clauses (ii), (iii), (iv), (v), (vi), and (vii), may be taken into account in determining whether an Irish Holdco Material Adverse Effect has occurred or would reasonably be likely to occur to the extent (but only to the extent) that such event, circumstance or state of facts has or has had a disproportionate effect on Irish Holdco and Merger Sub, relative to other comparable special purpose acquisition companies.

“Irish Holdco Ordinary Shares” means, following the Domestication Merger, the ordinary shares of Irish Holdco, par value US$0. 01 per share, and having the rights set out in the Amended Irish Holdco Memorandum and Articles of Association.

“Irish Merger Regulations” means the European Communities (Cross-Border Mergers) Regulations 2008 (as amended).

“IRS” has the meaning set forth in Section 3.15(a).

“IT Assets” means Software, systems, servers, computers, hardware, firmware, middleware, networks, databases, data communications lines, routers, hubs, switches and other network and telecommunications equipment and all other information technology equipment, and all associated documentation, in each case, owned by the Company Entities or outsourced, used, or held for use in the operation of the business of the Company Entities.

“Knowledge” (a) as used in the phrase “to the Knowledge of the Company” or phrases of similar import means the actual knowledge of any of the Company Executives after due inquiry of such Executive’s direct reports with knowledge of the subject matter at hand and (b) as used in the phrase “to the Knowledge of APHC” or phrases of similar import means the actual knowledge of the APHC Executives after due inquiry of such Executive’s direct reports with knowledge of the subject matter at hand.

“Kreos” means Kreos Capital IV (Expert Fund) Limited, a private limited company incorporated under the laws of England and Wales.

“Kreos Warrants” means the share subscription rights granted under the warrant agreement entered into between the Company and Kreos, under which the Company has, subject to certain conditions being satisfied, agreed to issue Company Shares to Kreos.

“Laws” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations and rulings of a Governmental Entity, including common law. All references to Laws shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, premises, structures, improvements, fixtures or other interest in real property held by the Company Entities.

“Leases” means all leases, subleases, licenses, concessions and other Contracts pursuant to which a Company Entity holds any Leased Real Property.

“Liability” or “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Liens” means, with respect to any specified asset, any and all liens, mortgages, hypothecations, claims, encumbrances, options, pledges, rights of first offer or refusal, easements, covenants, restrictions and security interests thereon.

“Liquidation” has the meaning set forth in the Recitals.

“Liquidation Effective Time” has the meaning set forth in Section 2.14.

“Lookback Date” means the date that is three (3) years prior to the date of this Agreement.

“LTIP” has the meaning set forth in Section 7.27.

“Major Investor” shall have the meaning given to such term in the Company SHA.

“Material Adverse Effect” means any event, circumstance or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have, a material and adverse effect upon (a) the business, results of operations or financial condition of the Company Entities, taken as a whole, or (b) the ability of the Company to perform its obligations hereunder and to consummate the Transactions on a timely basis; provided, however, that none of the following (or the effect of the following), alone or in combination, will constitute a Material Adverse Effect, or will be considered in determining whether a Material Adverse Effect has occurred or would reasonably be likely to occur: (i) changes that are the result of factors generally affecting the industries or markets in which the Company Entities operate; (ii) the public announcement, pendency or consummation of the Transactions, including the impact thereof on relationships with customers, suppliers, employees, investors, licensors or licensees; (iii) changes in applicable Law or U.S. GAAP or IFRS (as applicable) or the official interpretation thereof; (iv) any failure of the Company Entities to achieve any projected revenue, earnings, expense, sales or other projections, forecasts, predictions or budgets prior to the Closing (it being understood that the underlying event, circumstance or state of facts giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether a Material Adverse Effect has occurred); (v) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (vi) any change in the financial, banking, or securities markets; (vii) any strike, embargo, labor disturbance, riot, protests, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, other weather-related or meteorological event, epidemic, pandemic, or disease outbreaks (including COVID-19 and any COVID-19 Measures) or other natural disaster or act of god; (viii) any national or international political conditions in or affecting any jurisdiction in which the Company Entities conduct business; (ix) the engagement in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack; or (x) any actions (A) required to be taken, or required not to be taken, pursuant to the express terms of this Agreement, (B) taken with the prior written consent of APHC or (C) taken by, or at the written request of, APHC; provided, however, that any event, circumstance or state of facts resulting from a matter described in any of the foregoing clauses (i), (iii), (v), (vi), (vii), (viii), and (ix) may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be likely to occur to the extent (but only to the extent) that such event, circumstance or state of facts has or has had a disproportionate effect on the Company Entities, taken as a whole, relative to other comparable companies operating in the industries and markets in which the Company Entities operate.

“Material Contracts” has the meaning set forth in Section 3.8(a).

“Material Customers” means the top ten (10) customers of the Company Entities, taken as a whole, based on the revenue received by the Company Entities from each such customer for the 12 month period ended December 31, 2021.

“Material Suppliers” means the top ten (10) suppliers of the Company Entities, taken as a whole, based on the amount purchased by the Company Entities from each such supplier for the 12 month period ended December 31, 2021.

“Merger” has the meaning set forth in the Recitals.

“Merger Effective Time” has the meaning set forth in Section 2.4.

“Merger Sub” has the meaning set forth in the Recitals.

“Merger Sub Board” means the board of directors of Merger Sub.

“Minimum Cash Amount” means $100,000,000.

“Non-Party Affiliate” has the meaning set forth in Section 10.14.

“Non-Redemption Requirement” has the meaning set forth in Section 7.26.

“NYSE” means the New York Stock Exchange.

“OFAC” has the meaning set forth in the definition of “Sanctioned Person”.

“Offer Documents” has the meaning set forth in Section 7.8(a).

“Order” means any order, writ, judgment, injunction, temporary restraining order, stipulation, determination, decree or award entered by or with any Governmental Entity or arbitral institution.

“Ordinary Course of Business” means, with respect to any Person, the ordinary course of business of such Person consistent with past practice.

“Ordinary Course Tax Sharing Agreement” means any written commercial agreement entered into in the Ordinary Course of Business of which the principal subject matter is not Tax but which contains customary Tax indemnification provisions.

“Outside Date” has the meaning set forth in Section 9.1(c).

“Party” or “Parties” has the meaning set forth in the Preamble.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” has the meaning set forth in Section 3.17(b).

“Permitted Liens” means (a) easements, permits, rights of way, restrictions, covenants, reservations or encroachments, minor defects, irregularities in and other similar Liens of record affecting title to the property which do not materially impair the use or occupancy of such real property; (b) Liens for Taxes, assessments or governmental charges or levies imposed with respect to property which are not yet due and payable or which are being contested in good faith (provided that appropriate reserves required pursuant to U.S. GAAP or IFRS (as applicable) have been made in respect thereof); (c) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens arising or incurred in the Ordinary Course of Business; (d) nonexclusive licenses under Intellectual Property to (A) customers solely for use of the Company Software in object code form or (B) resellers and distributors for the purposes of reselling and distributing the Company Software, in each case granted in the Ordinary Course of Business; (e) Liens arising under municipal bylaws, development agreements, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, promulgated by any Governmental Entity, which do not restrict or are not violated by the current use of real property; (f) Liens arising under workers’ compensation Laws or similar legislation, unemployment insurance or similar Laws; (g) Liens arising under or in connection with the EIB Loan; and (h) Securities Liens.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Personal Information” means any information (i) that alone or in combination with other information, identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular Person or household, including name, address, geolocation information, credit or debit card or bank account number and information about an individual’s personality, personal status, intimate affairs, health, financial information, vocational qualifications, opinions or beliefs or (ii) that constitutes personal data, personally identifiable information, personal information or similarly defined term under any applicable Privacy Law.

“PIPE Investment” means the Initial PIPE Investment and any Additional PIPE Investments.

“PIPE Investment Amount” means the Initial PIPE Investment Amount and any Additional PIPE Investment Amounts.

“PIPE Investors” means investors that have entered into Subscription Agreements to purchase Irish Holdco Ordinary Shares for cash pursuant to the Initial PIPE Investment and any investors that have entered into a Contract to purchase for cash any securities of Irish Holdco in connection with any Additional PIPE Investment.

“Potential 280G Benefit” has the meaning set forth in Section 7.24.

“Pre-Closing Holder” means a holder of Company Shares immediately prior to the Merger Effective Time.

“Pre-Closing Period” has the meaning set forth in Section 6.1(a).

“Pre-Closing Taxes” are Taxes attributable to a Pre-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date and the portion of any Straddle Period through and including the Closing Date.

“Premium Cap” has the meaning set forth in Section 7.11(b).

“Privacy Laws” means all Laws worldwide pertaining to the privacy, protection, security or transfer of data and all guidance issued thereunder, including Regulation (EU) 2016/679 and Directives 2002/58/EC and 2009/136/EC (each as implemented into an supplemented by the national laws of EU Member States), Section 5 of the Federal Trade Commission Act, the CAN-SPAM Act, Children’s Online Privacy Protection Act, the California Consumer Privacy Act (and its Regulations), state data breach notification Laws, state data security Laws, state social security number protection Laws, and any Law concerning requirements for website and mobile application privacy policies and practices, or any outbound communications (including e-mail marketing, telemarketing and text messaging), tracking and marketing.

“Privacy and Data Security Requirements” means, collectively, (a) all applicable Privacy Laws, (b) all Contracts between a Company Entity and any Person relating to the Processing of Personal Information (including any data processing addenda), (c) all applicable industry standards relating to the privacy and security of Personal Information (including the PCI Security Standards established by the PCI Security Standards Council) and (d) all applicable policies, promises and statements, in each case, posted or otherwise made public, relating to the privacy or security of Personal Information and (e) all Laws regarding the confidentiality, availability and integrity of the IT Assets and the data (including any Personal Information and Trade Secrets) stored or contained thereon or transmitted thereby.

“Proceeding” means any action, suit, charge, litigation, arbitration, notice of violation or citation received, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Process” or “Processing” means the creation, collection, use (including for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection (including safeguarding, security measures and notification in the event of a breach of security), access, disposal or disclosure or other activity regarding Personal Information (whether electronically or in any other form or medium).

“Proxy Statement” means the proxy statement on Schedule 14A for the purposes of soliciting the votes of the APHC Shareholders to adopt and approve the APHC Shareholder Voting Matters, to be filed with the SEC by APHC and included in the Registration Statement.

“Publication” has the meaning set forth in Section 2.5(d).

“Publicly Available Software” means any Software (or portion thereof) that is licensed, distributed or conveyed (i) as “free software”, “open source software” (including, for example, Software distributed under the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, Mozilla Public License, or Apache Software License, BSD licenses, Microsoft Shared Source License, Common Public License, Artistic License, Netscape Public License, Sun Community Source License, Sun Industry Standards License and any license listed at www.opensource.org), (ii) pursuant to “open source”, “copyleft” or similar licensing and distribution models, or (iii) otherwise under a Contract that requires as a condition of use, modification, conveyance or distribution of such Software that such Software or other Software that is derived from or linked to such Software or into which such Software is incorporated or with which such Software is combined (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, (C) be delivered at no or minimal charge or (D) be licensed, distributed or conveyed under the same terms as such Contract.

“Registration Statement” means the Registration Statement on Form S-4, for the purposes of registering Irish Holdco Ordinary Shares to be issued in the Transactions, to be filed with the SEC by Irish Holdco.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

“Required APHC Vote” means the approval of the APHC Shareholder Voting Matters, at the APHC Shareholder Meeting where a quorum is present, by the affirmative vote of the holders of at least a majority of the votes cast by APHC Shareholders present in person or represented by proxy at the APHC Shareholder Meeting.

“Retained Claims” has the meaning set forth in Section 10.10.

“Sanctioned Country” means any country or region that with which dealings are broadly and comprehensively prohibited by country-wide or region-wide Sanctions (currently, Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine) in effect at the time.

“Sanctioned Person” means any Person with whom any transactions or dealings are restricted, prohibited, or sanctionable under any Sanctions, including as a result of: (a) being named on any list of Persons subject to Sanctions, (b) being located, organized, or resident in any Sanctioned Country; or (c) organized, resident or located in a Sanctioned Country.

“Sanctions” means all Laws and Orders relating to economic or trade sanctions administered or enforced by the United States (including by OFAC, the U.S. Department of State and the U.S. Department of Commerce), the European Union or any of its members states, the United Kingdom, or the United Nations Security Council.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Liens” means Liens arising out of, under or in connection with applicable federal, state and local securities Laws.

“Shareholder Support Agreements” has the meaning set forth in the Recitals.

“Shrink-Wrap Code” means any generally commercially available, non-customized Software in executable code form (other than development tools and development environments) that is available for a cost of not more than Five Thousand Dollars ($5,000) for a perpetual license for a single user or workstation or Fifty Thousand Dollars ($50,000) in the aggregate for all users and work stations.

“Software” means all software, firmware and computer applications and programs (and all versions, releases, fixes, upgrades and updates thereto, as applicable), including software compilations, development tools, compilers, computer files or records, scripts, manuals, design notes, programmers’ notes, architecture, schematics, software models and methodologies, plugins, libraries, subroutines, application programming interfaces, mobile applications, algorithms, data, databases, and compilations of data, comments, user interfaces, menus, buttons, icons, and other items and specifications and documentation related thereto or associated therewith and all media on which any of the foregoing is stored, as well as any foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof, in each case, whether in source code, object code or human readable form.

“Sponsor” means Angel Pond Partners LLC, a Cayman Islands limited liability company.

“Straddle Period” means any taxable period that begins on or before (but does not end on) the Closing Date.

“Subscription Agreement” means a Contract executed by a PIPE Investor in connection with the PIPE Investment.

“Subsidiary Shares” has the meaning set forth in Section 3.3(d).

“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof.

“Supporting Company Holder” has the meaning set forth in the Recitals.

“Tail Policy” has the meaning set forth in Section 7.11(b).

“Tax” or “Taxes” means all federal, state, local, foreign, and other net or gross income, net or gross receipts, net or gross proceeds, payroll, employment, excise, severance, stamp, occupation, windfall or excess profits, profits, customs, capital stock, withholding, social security, worker’s contributions, employer’s contributions, employment pension contributions, unemployment insurance contributions, group life insurances, accident insurances, deferred, disability, real property, personal property (tangible and intangible), sales, use, transfer, value added, indirect, alternative or add-on, license, minimum, capital gains, user, leasing, lease, natural resources, ad valorem, franchise, license capital, estimated, goods and services, fuel, interest equalization, registration, recording, premium, turnover, environmental or other taxes, charges, duties, fees, levies or other governmental charges of any kind whatsoever, including all interest, penalties and additions imposed with respect to the foregoing, imposed by (or otherwise payable to) any Governmental Entity, and, in each case, whether disputed or not, whether payable directly or by withholding and whether or not requiring the filing of a Tax Return.

“Tax Proceeding” means any audit, examination, claim or Proceeding with respect to Taxes, Tax matters, or Tax Returns.

“Tax Returns” means all federal, state, local and foreign returns, declarations, reports, claims for refund, information returns, elections, disclosures, statements, or other documents (including any related or supporting schedules, attachments, statements or information, and including any amendments thereof) filed or required to be filed with a Taxing Authority in connection with, or relating to, Taxes.

“Tax Sharing Agreement” means any agreement or arrangement (including any provision of a Contract) pursuant to which a Company Entity or APHC is or may be obligated to indemnify any Person for, or otherwise pay, any Tax of or imposed on another Person, or indemnify, or pay over to, any other Person any amount determined by reference to actual or deemed Tax benefits, Tax assets, or Tax savings.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.

“Technology” means (a) Software, (b) inventions (whether or not patentable), discoveries and improvements, (c) Trade Secrets, (d) Designs, (e) databases, data compilations and collections and technical data, (f) data centers, (g) methods and processes, (h) devices, prototypes, beta versions, designs and schematics, and (i) tangible items related to, constituting, disclosing or embodying any or all of the foregoing, including all versions thereof.

“Trade Control Laws” has the meaning set forth in Section 3.22(a).

“Transaction Expenses” means the aggregate amount of all costs, fees and expenses incurred by or on behalf of the Company Entities, APHC and Irish Holdco, in each case, at or prior to the Closing, including any such amounts which are triggered by or become payable as a result of the Closing, in connection with the review, negotiation, execution and consummation of this Agreement, the Ancillary Agreements and the Transactions, including (a) the fees and expenses of legal counsel, accountants and other representatives, consultants and investment bankers and due diligence (including travel-related) costs, fees and expenses, including, for the avoidance of doubt, fees and expenses to perform audits including with respect to PCAOB standards and quality of earnings reports and fees and expenses to prepare, file and finalize the Registration Statement, Proxy Statement and CDT (including any related experts reports), and any other regulatory approvals or clearances from Governmental Entities sought in connection with the Transactions, (b) all costs, fees and expenses related to directors’ and officers’ liability insurance policies for the Company Entities and Irish Holdco; (c) all such costs, fees and expenses incurred by the Company in connection with the sale and issuance of the Company Series D Preferred Shares; (d) all costs, fees and expenses incurred by the Company in connection with any transaction-related bonuses and implementing public company governance and reporting infrastructure; (e) the Deferred Discount; and (f) all such other costs, fees and expenses payable in connection with or otherwise triggered by the Transactions.

“Transactions” means the transactions contemplated by or in connection with this Agreement and the Ancillary Agreements, including the APHC Share Redemption, Unit Separation, PIPE Investment, Domestication Merger, Conversion, Merger and Liquidation.

“Transfer Taxes” means all transfer, goods, services, real or personal property transfer, custom, documentary, sales, use, stamp, registration, notarial fees and other similar Taxes and fees incurred in connection with the Transactions.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that Section regardless of how numbered or classified.

“Trust Account” means the trust account established by APHC pursuant to the Trust Agreement.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated of May 18, 2021, by and between APHC and Continental Stock Transfer & Trust Company, a New York corporation.

“Trust Amount” has the meaning set forth in Section 4.4.

“Trustee” means Continental Stock Transfer & Trust Company, acting as trustee of the Trust Account.

“Unit Separation” has the meaning set forth in Section 2.1.

“U.S.” means the United States of America.

“U.S. GAAP” means United States generally accepted accounting principles, consistently applied.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, or any similar or related Law.

ARTICLE II

MERGER AND CLOSING TRANSACTIONS

2.1 APHC Share Redemption and APHC Units.

(a) APHC Share Redemption. The redemption required by the APHC Share Redemption shall occur immediately prior to the Domestication Merger and such shares tendered for redemption shall be automatically cancelled at such time. Immediately prior to or substantially concurrently with the Merger Effective Time, APHC shall cause the Trustee to make any payments out of the Trust Account that are required to be made by APHC in connection with completion of a redemption required by the APHC Share Redemption. Each APHC Unit issued and outstanding immediately prior to the Domestication Merger shall automatically separate into its component parts of one APHC Class A Ordinary Share and one-third of one APHC Public Warrant, effective immediately prior to the Domestication Merger (the “Unit Separation”).

(b) Closing Calculations.

(i) Not later than four (4) Business Days prior to the Closing Date, APHC shall deliver to the Company a written notice (the “APHC Closing Calculation Certificate”) setting forth: (i) the good faith estimated aggregate amount of cash proceeds that will be required to satisfy any exercise of any APHC Share Redemptions; (ii) the PIPE Investment Amount; (iii) the Deferred Discount; (iv) APHC’s good faith estimate of the amount of Transaction Expenses incurred or payable by APHC, Irish Holdco and Merger Sub as of the Closing; and (v) the number of APHC Class A Ordinary Shares to be outstanding as of the Closing after giving effect to any APHC Share Redemptions. If the Company in good faith disagrees with any portion of the Closing Calculation Certificate, then the Company may deliver a notice of such disagreement to APHC until and including the second (2nd) Business Day prior to the Closing Date (the “Company Disagreement Notice”).

(ii) Not later than four (4) Business Days prior to the Closing Date, the Company shall provide to APHC a written notice setting forth the Company’s good faith estimate of the amount of the Transaction Expenses incurred or payable by the Company Entities as of the Closing and the aggregate proceeds received or to be received from Additional Company Investments (the “Company Closing Calculation Certificate”). If APHC in good faith disagrees with any portion of the Company Closing Calculation Certificate then APHC may deliver a notice of such disagreement to the Company until and including the second (2nd) Business Day prior to the Closing Date (the “APHC Disagreement Notice”).

(iii) The Company and APHC shall seek in good faith to resolve any differences they have with respect to the matters specified in the Company Disagreement Notice or APHC Disagreement Notice, as applicable.

2.2 The Domestication Merger. On the Closing Date, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Cayman Islands Companies Act (As Revised) (the “Cayman Islands Companies Act”), Merger Sub shall merge with and into APHC by operation of law, the separate corporate existence of Merger Sub shall cease, and APHC shall continue its existence under the Cayman Islands Companies Act after the merger and as a wholly owned subsidiary of Irish Holdco (the “Domestication Merger”). The Domestication Merger will be consummated by operation of law immediately upon the filing of the Domestication Merger Plan of Merger with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”), or at such other time as may be agreed by APHC and the Company in writing and specified in such filings (the “Domestication Merger Effective Time”). The effect of the Domestication Merger will be as provided in this Agreement, the Domestication Merger Plan of Merger, and the applicable provisions of the Cayman Islands Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Domestication Merger Effective Time, by virtue of the Domestication Merger and without any further action on the part of the Parties or the holders of any of the shares of APHC or Merger Sub, all of the property, rights, privileges, powers, franchises, debts, liabilities, and duties of APHC and Merger Sub shall vest in APHC by operation of law.

2.3 Effect on Shares in Domestication Merger. Subject to the terms and conditions of this Agreement, at the Domestication Merger Effective Time, by virtue of the Domestication Merger and the Cayman Islands Companies Act and without any further action on the part of any Party or the holder of any of their securities:

(a) Conversion of APHC Class A Ordinary Shares. Each APHC Class A Ordinary Share issued and outstanding immediately prior to the Domestication Merger Effective Time will be automatically cancelled and converted into the right to receive one (1) fully paid and non-assessable Irish Holdco Ordinary Share. From and after the Domestication Merger Effective Time, each certificate or book entry position that evidenced APHC Class A Ordinary Shares immediately prior to the Domestication Merger shall entitle the holder to the applicable number of Irish Holdco Ordinary Shares into which such certificate or book entry position is convertible according to this Section 2.3(a) and all APHC Class A Ordinary Shares shall no longer be outstanding and shall automatically cease to exist.

(b) Conversion of APHC Class B Ordinary Shares. Each APHC Class B Ordinary Share issued and outstanding immediately prior to the Domestication Merger Effective Time will be automatically cancelled and converted into the right to receive one (1) fully paid and non-assessable Irish Holdco Ordinary Share. From and after the Domestication Merger Effective Time, each certificate or book entry position that evidenced APHC Class B Ordinary Shares immediately prior to the Domestication Merger shall entitle the holder to the applicable number of Irish Holdco Ordinary Shares into which such certificate or book entry position is convertible according to this Section 2.3(b) and all APHC Class B Ordinary Shares shall no longer be outstanding and shall automatically cease to exist.

(c) Adjustment and Assumption of APHC Warrants. Pursuant to the terms of the APHC Warrant Agreement, each outstanding APHC Warrant shall remain outstanding but shall be automatically adjusted to become a warrant to purchase that number of Irish Holdco Ordinary Shares equal to the number of APHC Class A Ordinary Shares that were issuable upon exercise of such APHC Warrant immediately prior to the Domestication Merger Effective Time, and shall otherwise continue to have, and be subject to, the same terms and conditions as of immediately prior to the Domestication Merger Effective Time. As of the Domestication Merger Effective Time, the APHC Warrant Agreement shall be assigned to Irish Holdco, and Irish Holdco shall assume all of the obligations of APHC under the APHC Warrant Agreement.

(d) Surrender of Irish Holdco Deferred Shares. All Irish Holdco Deferred Shares held by the shareholder of Irish Holdco shall be surrendered to Irish Holdco for nil consideration and such Irish Deferred Shares shall thereafter be held as treasury shares by Irish Holdco.

(e) Cancellation of Merger Sub Shares. Each ordinary share of Merger Sub issued and outstanding immediately prior to the Domestication Merger Effective Time will be automatically cancelled and converted into one (1) fully paid and non-assessable APHC Class A Ordinary Share to be issued to Irish Holdco, which shall constitute the only outstanding shares of capital stock of APHC, and which shall be held by Irish Holdco.

2.4 The Merger. On the Closing Date, following the Domestication Merger Effective Time, and subject to and upon the terms and conditions of this Agreement, the CDTs and the applicable provisions of the Cross Border Merger Laws, the Company shall merge with and into Irish Holdco, the separate corporate existence of the Company shall cease, and Irish Holdco shall continue as the surviving entity after the Merger. The Merger will be consummated at the time specified in the Final Order (such date and time is hereinafter referred to as the “Merger Effective Time”). The effect of the Merger will be as provided in this Agreement, the CDTs and the Cross Border Merger Laws. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, by virtue of the Merger and without any further action on the part of the Parties or the holders of any of their securities, Irish Holdco will acquire all the assets and liabilities of the Company and the Company will be dissolved without going into liquidation in exchange for the issue to the shareholders of the Company of Irish Holdco Ordinary Shares in accordance with Section 2.7.

2.5 Merger Process. The relevant Parties shall procure that the Irish Holdco Board and the Company Board shall take all necessary resolutions and other actions to facilitate the Merger on the terms and conditions set out in this Agreement and for that purpose to commence the formal Merger process:

(a) CDTs. Irish Holdco and the Company shall finalize, sign and file the CDTs, in each case, on a date as reasonably mutually agreed to by APHC and the Company following the date of this Agreement. The CDTs and its schedules shall, among other things, include all details required to be included in CDTs in accordance with Regulation 5 of the Irish Merger Regulations and all details required to be included in a merger plan in accordance with Chapter 16, Section 22 of the Finnish Companies Act, which information shall be translated into Swedish language prior to filing with the Finnish Trade Register.

(b) Irish Holdco Directors’ Explanatory Report and Company Board Account. In accordance with Regulation 6 of the Irish Merger Regulations and Chapter 16, Section 22 of the Finnish Companies Act, the Irish Holdco Board shall prepare as reasonably mutually agreed to by APHC and the Company following the date of this Agreement, a directors’ explanatory report for the shareholders of Irish Holdco, which shall include details in respect of the probable implications of the Merger for shareholders, creditors and employees of Irish Holdco and state the legal and economic grounds for the CDTs (the “Directors’ Explanatory Report”). In accordance with Chapter 16, Section 22 of the Finnish Companies Act, the Company Board shall prepare as reasonably mutually agreed to by APHC and the Company following the date of this Agreement, a board account for the shareholders, creditors and employees of the Company, which shall include details in respect of the probable implications of the Merger on the shareholders, creditors, and employees (the “Company Board Account”), which shall be translated into Swedish language.

(c) Statements of Independent Experts. The Irish Holdco Board shall appoint an independent expert as reasonably mutually agreed to by APHC and the Company, to issue a report on the CDTs to Irish Holdco as referred to in Regulation 7 of the Irish Merger Regulation, and the Company Board shall appoint an independent expert to issue a report on the CDTs to the Company as referred to in Chapter 16, Section 23 of the Finnish Companies Act (each such report, the “Independent Expert’s Report”).

(d) Filing with Registration Authorities and Publication. Each of Irish Holdco and the Company shall file the CDTs and any other statutory documents or forms in respect of the Company’s filing, with the Irish Registrar and the Finnish Trade Register, as applicable, as reasonably mutually agreed to by APHC and the Company following adoption and the signing of the CDTs. Irish Holdco shall ensure that notice of the delivery of the CDTs to the Irish Registrar shall be published by the Irish Registrar and Irish Holdco as specified under Regulation 8 of the Irish Merger Regulations (the “Publication”). With respect to the Company, the Company shall apply for an issuance of a public notice to its creditors as set out in Section 2.5(g). The Parties acknowledge that the Aggregate Share Consideration to be issued in the Merger are being offered pursuant to exemptions from the EU Prospectus Regulation (based on fewer than 150 offerees, who are not qualified investors pursuant to the EU Prospectus Regulation, residing in any one member state of the European Union). The Company shall use its reasonable best efforts to assist Irish Holdco in preparing any required offering materials and in making them available in advance of the Company Shareholder Approval.

(e) Availability of Documents. Each of Irish Holdco Board and the Company Board shall make the CDTs and any other documents required under the Cross Border Merger Laws and the EU Prospectus Regulation, including the Director’s Explanatory Report, the Company Board Account, and the Independent Expert’s Report, available to Irish Holdco’s and the Company’s respective shareholders, creditors and employee representatives, or, if there are no such representatives, to Irish Holdco’s and the Company’s employees, to the extent required under Regulation 9 of the Irish Merger Regulations and Chapter 16, Sections 11 and 22 of the Finnish Companies Act and the EU Prospectus Regulation, respectively.

(f) Shareholder Approvals.

(i)

Not earlier than one month after the Publication and no later than the date on which the Company Shareholder Approval is obtained, Irish Holdco shall obtain approval of the Merger from its sole shareholder in the form of a special written resolution in accordance with Regulation 10 of the Irish Merger Regulations. Irish Holdco shall deliver a copy of the sole shareholder’s special written resolution to the Company promptly after the execution of such special written resolution.

(ii)

The Company shall convene a general meeting of shareholders as promptly as reasonably practicable following the date that the Registration Statement is declared effective by the SEC (on a date reasonably mutually agreed to by APHC and the Company) to acquire the Company Shareholder Approval in the form of a resolution of the general meeting of shareholders of the Company made by the qualified majority in accordance with Chapter 5, Section 27, Subsections 1–3 of the Finnish

Companies Act. The Company shall deliver a copy of the Company Shareholder Approval to Irish Holdco promptly after the general meeting of shareholders.

(g) Creditor Protection Procedure. The Company shall, in accordance with Chapter 16, Section 6 of the Finnish Companies Act, (i) concurrently with the filing of the CDTs with the Finnish Trade Register, as set out in Section 2.5(d), apply for an issuance of a public notice to its creditors, and take any other actions required to ensure that the Finnish Trade Register issues the public notice to commence the creditor objection period as reasonably mutually agreed to by APHC and the Company, and (ii) no later than one (1) month before the due date set for creditors, but not prior to acquiring the Company Shareholder Approval, send written notifications of the public notice to its known creditors. In accordance with Regulation 8 of the Irish Merger Regulations, information in respect of any arrangements made for the exercise of the rights of creditors of Irish Holdco shall be included in the filing with the Irish Registrar in respect of the CDTs and the Publication. Pursuant to Regulation 15 of the Irish Merger Regulations, any creditor of Irish Holdco at the date of the Publication shall be entitled to be heard in relation to the confirmation by the Irish High Court of the Merger under Regulation 14 of the Irish Merger Regulations as set out in Section 2.5(j).

(h) Creditors’ Objections. The Company shall inform the other Parties of any objections raised by a creditor (an “Objecting Creditor”) and consult them on measures to be taken to address and resolve such claims as is required to complete the Merger as soon as possible. As and to the extent required to complete the Merger, the Company shall use its reasonable best efforts, and Irish Holdco will reasonably cooperate and assist the Company, to (i) negotiate with an Objecting Creditor to reach an agreement regarding the claim, including by settling such claim if the claim is undisputed and has fallen due or by offering sufficient security for such claim, in order to obtain a written cancellation of the objection from the Objecting Creditor, or (ii) commence a process at a relevant district court to obtain a confirmatory judgement that the underlying receivable of the Objecting Creditor does not exist or has been repaid or the Objecting Creditor has been provided with sufficient security, as applicable, within one (1) month from the due date set forth in the public notice issued to the creditors of the Company.

(i) Pre-Merger Certificates. Each of Irish Holdco and the Company shall use their reasonable best efforts to acquire the pre-merger certificates as referred to in Regulation 13 of the Irish Merger Regulations and in Chapter 16, Section 26 of the Finnish Companies Act (each, the “Pre-Merger Certificate”). In connection therewith, the Company shall, following the APHC Shareholder Meeting and on a date reasonably mutually agreed to by APHC and the Company, notify the Finnish Trade Register and provide the Finnish Trade Register with any necessary documents and confirmations to apply for a Finnish Pre-Merger Certificate to be issued by the Finnish Trade Register and Irish Holdco shall make an application to the Irish High Court and provide the Irish High Court with any necessary documents and confirmations required to obtain an Irish Pre-Merger Certificate.

(j) Final Scrutiny Hearing. As reasonably mutually agreed to by APHC and the Company, upon receiving the Finnish Pre-Merger Certificate from the Finnish Trade Register and the Irish Pre-Merger Certificate from the Irish High Court, the Company and Irish Holdco shall make an application to the Irish High Court for the Final Order and shall provide copies of the Pre-Merger Certificates and any necessary documents and confirmations required by Regulation 14 of the Irish Merger Regulations to the Irish High Court in connection with such application.

(k) Registration of Merger. Upon issuance of the Final Order, the Irish High Court will arrange for the Final Order to be published by the Irish Registrar within 14 days of delivery of the Final Order to the Irish Registrar and the Irish Registrar will notify the Finnish Trade Register of the Final Order.

2.6 Conversion of Company Preference Shares. All Company Preference Shares issued and outstanding immediately prior to the Merger Effective Time shall be automatically converted into Company Ordinary Shares as of immediately prior to the Merger Effective Time pursuant to and in accordance with the conversion mechanism set forth in Article 4.7§ of the Company Articles and Section 4.4D of the Company SHA (the

“Conversion”). The Company shall take all actions necessary to (x) cause the Conversion to occur, (y) have such Company Ordinary Shares registered in the Finnish Trade Register, and (z) update the Company’s shareholder register referred to in the Finnish Companies Act to reflect the Conversion and deliver a copy thereof to APHC and Irish Holdco.

2.7 Effects on Shares in Merger.

(a) At the Merger Effective Time, by virtue of the Merger, the Conversion, the CDTs and the Cross Border Merger Laws, and without any action on the part of any Party or the holder of any of its securities, each Company Ordinary Share issued and outstanding immediately prior to the Merger Effective Time (after giving effect to the Conversion and the issuance of the Company Ordinary Shares pursuant thereto), regarding which (i) no redemption demand pursuant to Chapter 16, Section 13 of the Finnish Companies Act has been made, or (ii) if a redemption demand has been made, the redemption process pursuant to Chapter 16, Section 13 of the Finnish Companies Act has lapsed, shall be automatically cancelled and converted into the right to receive a number of fully paid and non-assessable Irish Holdco Ordinary Shares equal to the Exchange Ratio; provided, that the total number of Irish Holdco Ordinary Shares to be received by any holder in respect of such Company Ordinary Shares shall be aggregated and rounded down to the nearest whole number of Irish Holdco Ordinary Shares and any holder who would otherwise be entitled to a fraction of an Irish Holdco Ordinary Share shall receive, in lieu of such fractional Irish Holdco Ordinary Share, cash in an amount equal to the Fractional Share Consideration.

(b) At the Merger Effective Time, and without any action on the part of any Party or the holder of any of its securities, each Company Equity Award issued and outstanding immediately prior to the Merger Effective Time shall be automatically converted (with the holder thereof ceasing to have any rights under the original Company Equity Award on conversion) into an equity award to be settled in Irish Holdco Ordinary Shares on the same terms and conditions as were applicable to such Company Equity Award immediately prior to the Merger Effective Time, including applicable vesting conditions (except for such changes as are (i) required by applicable laws, and (ii) reasonably necessary to prevent the diminution or enlargement of the holder’s rights, including pre-income tax benefits, under the terms of the Company Equity Awards as in effect immediately prior to the Merger Effective Time), equal to the product (rounded down to the nearest whole number) of (i) the number of Company Ordinary Shares subject to such Company Equity Award immediately prior to the Merger Effective Time and (ii) the Exchange Ratio, at an exercise price per share, if applicable, equal to (x) the exercise price per share of such Company Equity Award immediately prior to the Merger Effective Time (rounded up to the nearest whole cent) divided by (y) the Exchange Ratio (such converted awards, the “Converted Awards”); provided, however, that the Parties agree (i) to use commercially reasonable efforts such that the conversion of the Company Equity Awards will be made in a manner consistent with Treasury Regulation Section 1.424-1, and (ii) that the Conversion will not constitute a “modification” of such Company Equity Awards for purposes of Section 409A or Section 424 of the Code (to the extent applicable).

(c) As of the date of this Agreement, the Company has delivered to each of the Major Investors (it being agreed that each Major Investor shall be a third party beneficiary of this Section 2.7(c)) and APHC, and APHC has hereby approved in case of clause (ii), (i) the draft updated shareholder register of the Company referred to in the Finnish Companies Act as of the date of this Agreement, prepared on the assumption that the Series D Preferred Shares have been registered into the Finnish Trade Register and a list as of the date of this Agreement of the name of the holder of each Company Equity Award, Company Warrant and Kreos Warrants referred to and including information set forth in Section 3.3(b), and (ii) the number of Irish Holdco Ordinary Shares constituting part of the Aggregate Share Consideration receivable by each holder of Company Shares, Company Equity Awards, Company Warrants, or Kreos Warrants, pursuant to the terms of this Agreement, assuming the Closing were to occur on the date hereof.

(d) Fractional rights to the Irish Holdco Ordinary Shares shall be pooled and the corresponding Irish Holdco Ordinary Shares sold to market after which the sales proceeds (subtracted with transaction costs) shall be paid to the shareholders otherwise entitled to fractional elements of the Irish Holdco Ordinary Shares in proportion to their rights to fractional Irish Holdco Ordinary Shares (the “Fractional Share Consideration”).

2.8 Transfer of Employees; Employee Participation. Each of Irish Holdco and the Company acknowledges that, due to the Merger, the employees of the Company will become employees of Irish Holdco by operation of law (the “Transfer of Employees”) and that certain statutory requirements regarding the information and cooperation duties apply to the Transfer of Employees under applicable employment Laws and the Cross Border Merger Laws, and undertakes to comply with all such requirements and all requirements under applicable collective bargaining agreements in relation to the Transfer of Employees in connection with the Merger and to coordinate the actions to be taken in relation thereto with each other.

2.9 Tax Treatment of the Transactions. It is intended that for U.S. federal income tax purposes (and for purposes of any applicable state or local Tax that follows the U.S. federal income tax treatment) that the Domestication Merger qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code. Additionally, it is intended that for U.S. federal income tax purposes (and for purposes of any applicable state or local Tax that follows the U.S. federal income tax treatment) that the Merger qualifies as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and each Party shall, and shall cause any Affiliate or Subsidiary to, use reasonable best efforts to cause the Merger to so qualify and shall file all Tax Returns consistent with, and take no position inconsistent with such Intended Tax Treatment (whether in audits, Tax Returns or otherwise) unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code. The Parties shall not, and shall not cause or permit their respective Affiliates or Subsidiaries to, knowingly take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent such Tax treatment and references to knowledge for the purposes of this Section 2.9 shall refer only to the actual knowledge of each Party, and each respective Affiliate or Subsidiary. If, before the Closing Date, any Party reasonably determines that the Merger is not likely to qualify for the Intended Tax Treatment and notifies the other Parties in writing accordingly, the Parties shall cooperate in good faith to take the steps that they jointly and reasonably determine to be necessary to meaningfully increase the likelihood that the Transactions will qualify for the Intended Tax Treatment. By executing this Agreement, the Parties hereby adopt a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3 with respect to the Transactions. Furthermore, it is intended that for Finnish income tax purposes that the Merger qualifies as a tax neutral merger in accordance with the provisions of Section 52 a, b and e of the Finnish Business Income Tax Act, and for Finnish transfer tax purposes the Merger qualifies a tax exempt merger in accordance with the provisions of Sections 4 and 15 of the Finnish Transfer Tax Act.

2.10 Directors and Officers. The Parties shall cause the Irish Holdco Board and the officers of Irish Holdco, as of immediately following the Merger Effective Time, to be comprised of individuals in the manner set forth in Section 7.23.

2.11 Amended Irish Holdco Memorandum and Articles of Association. Substantially concurrently with the Domestication Merger Effective Time and the Merger Effective Time, Irish Holdco shall adopt the Amended Irish Holdco Memorandum and Articles of Association to, among other things, (a) establish the rights attaching to the Irish Holdco Ordinary Shares to be issued pursuant to the Domestication Merger and the Merger and (b) establish a board of directors in accordance with Section 2.10.

2.12 Establishment of Finnish Branch Office of Irish Holdco. After the date of this Agreement and prior to the Closing Date, Irish Holdco shall (a) establish a branch office in Finland for the purposes of its forming of a permanent establishment of Irish Holdco, including for taxation purposes and receiving all the assets and liabilities transferring from the Company to the Irish Holdco in the Merger and (b) register the branch office in the Finnish Trade Register.

2.13 Closing. Unless this Agreement shall have been terminated pursuant to its terms, the consummation of the Transactions (the “Closing”) shall take place remotely by the electronic exchange of closing deliverables and the taking of the closing actions contemplated herein, at a time and date (the “Closing Date”) that is set forth in the Final Order. The Parties shall use their reasonable best efforts to cause the Closing Date to occur (and be set forth in the Final Order) as soon as practicable after the satisfaction or waiver of the conditions set forth in Article VIII (other than conditions which, by their nature, are to be satisfied on the Closing, but subject to their satisfaction) or such other time and date as may be reasonably mutually agreed to by APHC and the Company.

2.14 Liquidation of APHC. As soon as is reasonably practicable after the Merger Effective Time, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Cayman Islands Companies Act, the Liquidation shall be consummated and all assets of APHC transferred to and liabilities assumed by Irish Holdco. The Liquidation will be consummated immediately upon receipt of approval from the Cayman Registrar (the “Liquidation Effective Time”). Without limiting the generality of the foregoing, and subject thereto, at the Liquidation Effective Time, by virtue of the liquidation and without any further action on the part of the Parties or the holders of any of the securities of APHC, all of the property, rights, privileges, powers, franchises, debts, liabilities, and duties of APHC shall vest in Irish Holdco.

2.15 Taking of Necessary Action; Further Action. If, at any time after the Domestication Merger Effective Time, Merger Effective Time or Liquidation Effective Time, as the case may be, any further action is necessary or desirable to carry out the purposes of this Agreement, each Party and their respective officers and directors will take all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the Company Disclosure Letter (subject to Section 10.13), the Company hereby represents and warrants to the other Parties hereto as of the date hereof and as of the Closing, as follows:

3.1 Organization; Authority; Enforceability.

(a) The Company (i) is duly organized or formed, validly existing, and in good standing under the Laws of Finland, (ii) is duly qualified or licensed and in good standing (or the equivalent, and where such concept of good standing is applicable) to do business in each jurisdiction in which the nature of its business or the ownership, lease or use of its properties or assets makes such qualification necessary, except where the failure to be so licensed or qualified or in good standing (or the equivalent) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (iii) has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its businesses as presently conducted. The Company has the corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder to consummate the Transactions, and has taken all corporate or other legal entity action (other than the Company Shareholder Approval) that is necessary in order to execute, deliver and perform its obligations hereunder and thereunder to consummate the Transactions.

(b) The Company Board has duly approved and authorized the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is or will be a party and the Transactions and determined that this Agreement, the Ancillary Agreements and the Transactions are in the best interests of the Company and its shareholders. Subject to the Company Shareholder Approval, no other corporate proceedings on the part of the Company Entities (including any action by the Company Board or holders of Equity Interests of the Company Entities) are necessary to approve and authorize the execution, delivery and performance of this Agreement and the Ancillary Agreement to which it is or will be a party and to consummate the Transactions. The Company SHA Approval has been obtained by the Company in accordance with applicable Laws, the Company Articles and the Company SHA.

(c) This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by the other Parties, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. Correct and complete copies of the Company Governing Documents and the Company SHA, each as in effect on the date hereof have been made available to APHC, and the Company is not in violation of the Company Governing Documents or the Company SHA.

(d) Each Company Subsidiary: (i) is duly organized, validly existing and in good standing (or the equivalent, and where such concept of good standing is applicable) under the Laws of its jurisdiction of organization; (ii) has all requisite corporate, partnership, limited liability company or other organizational, as applicable, power and authority to own, lease and use its properties and assets and to conduct its business as it is currently being conducted; and (iii) is duly qualified or licensed and in good standing (or the equivalent, and where such concept of good standing is applicable) to do business in each jurisdiction in which the nature of its business or the ownership, lease or use of its properties or assets makes such qualification necessary, except, in each case, where the failure to be so licensed or qualified or in good standing (or the equivalent) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the Company Subsidiaries are in violation of their respective Governing Documents in any material respect.

3.2 Noncontravention. Except for receipt of the Company Shareholder Approval and the filings pursuant to Article II and Section 7.6, the execution, delivery and performance of this Agreement by the Company and of the Ancillary Agreements to which it is or will be a party, and the consummation of the Transactions, do not and will not (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a default under (whether with or without the giving of notice, the passage of time or both), (c) result in a violation of, (d) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any right or obligation under, (e) result in the creation of any Lien (other than Permitted Liens) upon the Company Shares or any other Equity Interests of the Company Entities, (f) require any approval under, from or pursuant to, or (g) require any filing with, (i) any Material Contract or material Lease, (ii) any Company Governing Document or the Company SHA, or (iii) any Governmental Entity under or pursuant to any Law or Order to which the Company Entities are bound or subject; provided, that with respect to the foregoing clause (i) or clause (iii), except as would not have a Material Adverse Effect.

3.3 Capitalization.

(a) As of the date hereof, (i) 60,764,711 Company Ordinary Shares are issued and outstanding, (ii) 182,977,473 Company Preference Shares are issued and outstanding, of which 10,118,760 shares are designated as Company Series A Preferred Shares, 60,549,235shares are designated as Company Series B Preferred Shares, 54,675,890 shares are designated as Company Series C Preferred Shares, 57,633,588 Company Series D Preferred Shares have been subscribed for, and are being registered with, the Finnish Trade Register, (iii) 39,359,180 Company Ordinary Shares are underlying outstanding Company Equity Awards, of which 28,920,733 Company Ordinary Shares are underlying Company Equity Awards that are vested as of such date and 10,438,447 Company Ordinary Shares are underlying outstanding Company Equity Awards that are not vested as of such date, (iv) 8,772,535 Company C Preferred Shares are subject to be issued upon exercise of, or underlying outstanding, Company Warrants, and (v) 835,185 Company B Preferred Shares are subject to be issued pursuant to the Kreos Warrants. As of the date of this Agreement, except for (i) exercised Company Equity Awards where the issuance of Company Ordinary Shares is pending either approval by the Company Board or registration at the Finnish Trade Register, and (ii) exercised Company Warrants where the issuance of Company Preference Shares is pending either approval by the Company Board or registration at the Finnish Trade Register, all issued and outstanding Company Shares are duly authorized, validly issued, fully paid and are registered on the books of the Company in the name of the record holders set forth on Section 3.3(a) of the Company Disclosure Letter. All shares that may be issued upon the settlement of outstanding equity awards or Company Equity Awards, Company Warrants or Kreos Warrants will be, when issued, paid for and registered with the Finnish Trade Register, duly authorized, validly issued and fully paid.

(b) All Company Shares are registered with the Finnish Trade Register and represent 100% of the issued and registered share capital of the Company. No share certificates have been issued with respect to the Company Shares. With respect to the Company Shares, Section 3.3(b) of the Company Disclosure Letter sets forth a true, complete and accurate copy of the shareholder register of the Company referred to in the Finnish Companies Act as of the date of this Agreement (including information on the address and country of residence of each shareholder as required by the Finnish Companies Act) and such shareholders’ register correctly reflects information received by the Company from its shareholders regarding the country of residence of the shareholders. With respect to each Company Equity Award, Company Warrant, and Kreos Warrants, Section 3.3(b) of the Company Disclosure Letter sets forth a true, complete and accurate list as of the date of this Agreement of the name of the holder of each Company Equity Award, Company Warrant, or Kreos Warrants (including information on the country of residence of each such holder), the Company Shares (number and class) to which such Company Equity Award, Company Warrant, or Kreos Warrants entitles the holder, and the grant date, vesting schedule and exercise price, if applicable, with respect to each Company Equity Award, Company Warrant, or Kreos Warrants and the number of vested and unvested instruments. With respect to the capitalization of the Company, Section 3.3(b) of the Company Disclosure Letter sets forth a true, complete and accurate description of the holding of all Equity Interests in the Company (by holder, class, and vested and unvested interests, and on a non-fully and fully diluted basis). Updates as of the Closing Date of the above-mentioned register, list and description which the Company shall provide to APHC and Irish Holdco on or prior to the Closing, set forth true, complete and accurate information on such items as of the Closing Date. Except as set forth in Section 3.3(a), there are no Equity Interests of any kind of the Company authorized or outstanding. The shareholder register and the list of the holders of the Company Equity Awards, Company Warrants, and Kreos Warrants included in the Company Disclosure Letter correctly reflect information received by the Company from its shareholders and holders of the Company Equity Awards, Company Warrants, and Kreos Warrants regarding the country of residence. The Company has fewer than a total of 150 shareholders and holders of Company Equity Awards, Company Warrants, and Kreos Warrants in any one EU member state who are non-qualified investors as provided in the EU Prospectus Regulation.

(c) Except as set forth on Section 3.3(c) of the Company Disclosure Letter:

(i) there are no outstanding or authorized options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which the Company is a party or which are binding upon the Company providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any of the Equity Interests of the Company or its Subsidiaries, including Company Shares;

(ii) the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests, including the Company Shares;

(iii) the Company is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting, sale or transfer of any of its Equity Interests, including the Company Shares;

(iv) other than statutory rights provided under the Finnish Companies Act and as provided under the Company SHA, there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of Equity Interests of the Company or its Subsidiaries, including the Company Shares;

(v) There are no outstanding or authorized Company Equity Awards, or other securities, whether actual or derivative, and whether structured as performance shares, performance-based units, market stock units, stock appreciation rights, restricted stock, restricted stock units, phantom units, deferred stock units or dividend equivalents, profit participation or similar rights or obligations of the Company or its Subsidiaries;

(vi) the Company has not violated in any material respect any applicable Laws, or to the Knowledge of the Company, any material preemptive or similar rights created by applicable Law (to the Knowledge of the Company as to Laws other than the Laws of Finland and the United States of America), Company Governing Documents or Contracts to which the Company or its Subsidiaries is a party, in connection with the offer, sale or issuance of any of Equity Interests of the Company or its Subsidiaries, including Company Shares; and

(vii) other than pursuant to applicable Law, the Company SHA and the EIB Loan, there are no contractual restrictions which prevent the payment of dividends or distributions by the Company or its Subsidiaries.

(d) Section 3.3(d) of the Company Disclosure Letter sets forth a true and complete list of all of the Company’s Subsidiaries as of the date of this Agreement, together with their respective jurisdictions of organization, authorized capital stock, number of shares issued and outstanding and record ownership of such shares. Except as set forth in Section 3.3(d) of the Company Disclosure Letter, the Company does not have any Subsidiaries or own or hold, directly or indirectly, any equity or other security interest in any other Person. All of the issued and outstanding shares of capital stock of, or other equity or voting interests in, the Company’s Subsidiaries (the “Subsidiary Shares”) have been duly authorized and validly issued and are fully paid and non-assessable. All of the Subsidiary Shares are owned, directly or indirectly, of record and beneficially by the Company, free and clear of all Liens (other than Permitted Liens).

(e) Except for the Subsidiary Shares, there are no equity securities of any class of any of the Company’s Subsidiaries or any securities convertible into or exchangeable or exercisable for any such equity securities issued, reserved for issuance or outstanding. There are no outstanding or authorized options, warrants, convertible securities, subscriptions, call rights, redemption rights, repurchase rights or any other contractual rights, agreements, arrangements or commitments of any kind relating to the issued or unissued capital stock of any of the Company’s Subsidiaries or obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or any other interest in, any of the Company’s Subsidiaries. There are no outstanding or authorized stock appreciation rights, phantom stock, performance-based rights or profit participation or similar rights or obligations of any of the Company’s Subsidiaries. There are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or sale or transfer of any of the Subsidiary Shares or any other Equity Interests of any of the Company’s Subsidiaries.

3.4 Financial Statements; Internal Controls; No Undisclosed Liabilities.

(a) The Company has prepared and delivered to APHC (i) the audited consolidated financial statements as described in Section 3.4(b) consisting of the balance sheets and related statements of operations and income, cash flows and shareholders’ equity of the Company and its Subsidiaries as of and for the fiscal years ended September 30, 2020 and related notes, accompanied by an audit report of the Company’s independent public accountants (the “Audited Financial Statements”); and (ii) the unaudited consolidated IFRS financial statements as described in Section 3.4(b) consisting of the balance sheets and related statements of operations and income, cash flows and shareholders’ equity of the Company and its Subsidiaries as of and for the fiscal year ended September 30, 2021 (the “Unaudited Financial Statements,” and together with the Audited Financial Statements, the “Financial Statements”).

(b) The Financial Statements have been derived from the books and records of the Company and its Subsidiaries. The (i) Audited Financial Statements have been prepared in all material respects in accordance with FAS (Finnish Accounting Standards) applied on a consistent basis throughout the periods indicated therein (except as may be indicated in the notes thereto) and (ii) Unaudited Financials have been prepared in all material respects in accordance with IFRS applied on a consistent basis throughout the periods indicated therein (except as may be indicated in the notes thereto). The Financial Statements fairly present, in all material respects, the financial condition as of the respective dates thereof and the operating results of the Company Entities for the periods covered thereby.

(c) The Closing Company Audited Financial Statements and any Closing Company Unaudited Financial Statements will be derived from the books and records of the Company and its Subsidiaries. The Closing Company Audited Financial Statements, together with any Closing Company Unaudited Financial Statements, will (i) be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated therein and (ii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company Entities as of dates thereof and for the periods indicated therein, all in accordance and compliance with U.S. GAAP and applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act, as applicable, subject, in the case of any Closing Company Unaudited Financial Statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes, or the inclusion of limited notes, and other presentation items for normal year-end adjustments to the extent permitted by Regulation S-X or Regulation S-K of the SEC, as applicable. No financial statements other than those consolidated financial statements of the Company Entities are required by U.S. GAAP to be included in the Closing Company Audited Financial Statements.

(d) Each of the independent auditors of the Company, with respect to their reports as have been included in the Audited Financial Statements, and as will be included in the Closing Company Audited Financial Statements, is and will be, as applicable, an independent registered public accounting firm within the meaning of the Securities Act and Exchange Act and the applicable rules and regulations adopted by FAS with respect to the Audited Financial Statements and the SEC and the PCAOB with respect to the Closing Company Audited Financial Statements. The Closing Company Audited Financial Statements will be audited in accordance with the standards of the PCAOB.

(e) The Company maintains internal accounting controls that are sufficient to provide reasonable assurances: (i) that transactions are executed in accordance with management’s general or specific authorizations in all material respects; (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with FAS, IFRS or U.S. GAAP (as applicable) and to maintain asset accountability; (iii) any material information concerning the Company Entities is timely communicated to management responsible for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements as appropriate; and (iv) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with the applicable accounting standards.

(f) None of the Company Entities has identified or been made aware of (and none of their employees or independent auditors have identified or been made aware of) (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company Entities, (ii) any fraud, whether or not material, that involves the Company Entities’ management or other employees or Affiliates who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company Entities, or (iii) any claim or allegation regarding any of the foregoing or any whistleblower complaint or report whether regarding the foregoing or any other matter.

(g) The Company Entities have no Liabilities of the type required to be set reflected or reserved for on a consolidated balance sheet of the Company Entities prepared in accordance with IFRS or FAS, as the case may be, other than Liabilities (i) set forth in or reserved against in the Financial Statements or notes thereto, (ii) that have arisen in the Ordinary Course of Business since the date of the most recent balance sheet included in the Financial Statements, or (iii) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Agreements or the consummation of the Transactions.

(h) The Company Entities do not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K promulgated under the Securities Act.

3.5 Absence of Certain Developments. Except as contemplated by this Agreement, since September 30, 2021 to the date of this Agreement, (a) the Company Entities have conducted their business in the Ordinary Course of Business in all material respects (except (i) in connection with the execution and delivery of this Agreement and the consummation of the Transactions and the issuance of the Company Series D Preferred Shares and related actions, or (ii) as required by applicable Laws, including COVID-19 Measures), (b) there has not been any Material Adverse Effect, and (c) the Company Entities have not taken any action or failed to take any action that would, if taken or failed to be taken after the date of this Agreement, would constitute a breach, or require APHC’s consent, under clauses (ii), (v), (vii), (viii), (ix), (xi), (xix), or (xx) of Section 6.1(b).

3.6 Real Property.

(a) The Company Entities do not own, or otherwise have an interest in, any real property or premises, including under any Lease, sublease, space sharing, license or other occupancy agreement.

(b) Set forth on Section 3.6(b) of the Company Disclosure Letter is a correct and complete list (with the address) of all Leases of the Company Entities as of the date of this Agreement. With respect to each of the Leases: (i) the Company Entities do not sublease, license or otherwise grant to any Person the right to use or occupy the Leased Real Property or any portion thereof; (ii) the Company Entity’s possession and quiet enjoyment of the Leased Real Property under such Lease, to the extent applicable, is not being disturbed in any material respect, (iii) the Company has made available to APHC a correct and complete copy of all Leases; and (iv) the Company Entities are not in material default under any such Lease nor, to the Knowledge of the Company, has an event occurred which would, with the giving of notice or the expiration of time, result in such material default by them or by any other party to such Lease.

(c) To the Knowledge of the Company, there are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that would not, individually or in the aggregate, reasonably be expected to be material to the Company Entities.

(d) Each Leased Real Property: (i) has been used, operated and maintained in accordance and in all material respects with the applicable Leases and otherwise in all material respects in accordance with all applicable Laws, and (ii) is supplied with utilities and other services reasonably necessary for the operation of such Leased Real Property by the Company as currently conducted.

3.7 Tax Matters.

(a) The Company and its Subsidiaries have timely filed all Income Tax Returns and other material Tax Returns required to be filed by them pursuant to applicable Laws (taking into account any validly obtained extensions of time within which to file). All Income Tax Returns and other material Tax Returns filed by the Company and its Subsidiaries are correct and complete in all material respects, have been prepared in material compliance with all applicable Laws, and accurately set forth all items to the extent required to be reflected or included in such Tax Returns. All material Taxes due and payable by the Company and its Subsidiaries have been timely paid (whether or not shown as due and payable on any Tax Return). The Company and its Subsidiaries have duly maintained all records in relation to Taxes which they are required to maintain by law.

(b) All material transactions and agreements entered into by the Company or its Subsidiaries with each other, their shareholders or any of their respective Affiliates have been made on terms and conditions which do not in any material way deviate from what would have been agreed between independent parties (i.e., at an arm’s length).

(c) Neither the Company nor any of its Subsidiaries has agreed or is required to make any adjustments pursuant to Section 482 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) with respect to the business of the Company or any Subsidiary. Neither the Company nor any of its Subsidiaries has received any notice from the IRS or other relevant Tax Authority proposing any such adjustment or change. The Company and each Subsidiary are in compliance in all material respects with all transfer pricing requirements in all jurisdictions in which the Company or such Subsidiary, as the case may be, does business. None of the transactions between the Company or any Subsidiaries of the Company and other related Persons is subject to any material adjustment, apportionment, allocation nor recharacterization under any Law, and all such transactions have been effected on an arm’s length basis.

(d) The Company and its Subsidiaries have timely and properly withheld or collected and paid to the applicable Taxing Authority all material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and all material sales, use, ad valorem, value added, and similar Taxes and has otherwise complied in all material respects with all applicable Laws relating to such withholding, collection and payment of Taxes.

(e) No written claim has been made by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns, or pay Tax, that the Company or any such Subsidiary (as applicable) is or may be subject to taxation, or required to file Tax Returns in, that jurisdiction, which claim has not been settled or resolved. The Tax Returns made available to APHC reflect all of the jurisdictions in which any Company Entity is required to file Tax Returns or remit Tax.

(f) Neither the Company nor any of its Subsidiaries is currently nor has it been within the past five (5) years the subject of any Tax Proceeding with respect to any material Taxes or Tax Returns of or with respect to the Company or any Subsidiary, no such Tax Proceeding is pending and no such Tax Proceeding has been threatened, in each case, that has not been settled or resolved. All material deficiencies for Taxes asserted or assessed in writing against the Company and its Subsidiaries have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, to the Knowledge of the Company, no such deficiency has been threatened or proposed against the Company or any of its Subsidiaries.

(g) There are no outstanding agreements extending or waiving the statute of limitations applicable to any Tax or Tax Return with respect to the Company or any of its Subsidiaries or extending a period of collection, assessment or deficiency for Taxes due from or with respect to the Company or any of its Subsidiaries, which period (after giving effect to such extension or waiver) has not yet expired, and no written request for any such waiver or extension is currently pending. Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity) within which to file any Tax Return not previously filed. No private letter ruling, administrative relief, technical advice, or other similar ruling or request has been granted or issued by, or is pending with, any Governmental Entity that relates to any Taxes or Tax Returns of the Company or any of its Subsidiaries that would have a Material Adverse Effect on the Company or any of its Subsidiaries following September 30, 2021.

(h) Neither the Company nor any of its Subsidiaries, or its legal predecessors, has entered into, been a party to or promoted any scheme or arrangement which has no commercial purpose or of which one of the principal purposes was the avoidance of or the reduction in or the deferral of a liability to Tax or change of income type for Tax purposes. The recipient of any payment made by any Company Entity, or its legal predecessors, has been the beneficial owner of such income.

(i) No stock option under the Equity Incentive Plans has an exercise price that has been or may have been less than the fair market value of a Share as of the date such stock option was granted.

(j) The Company or any of its Subsidiaries, or its legal predecessors, has at all times been resident in the jurisdiction of its incorporation for Tax purposes and is not and has not at any time been treated or claimed by a tax authority to be treated as resident in, or as having an office, place of management, permanent establishment, permanent representative, or fixed place of business in, any other jurisdiction for Tax purposes, except for the Company’s permanent establishment in Sweden. Neither the Company nor any of its Subsidiaries, or its legal predecessors, has been notified by any Governmental Entity that it is or may be subject to taxation by, or required to file Tax Returns in, a jurisdiction where it does not pay any taxes or file any Tax return, nor subject to exit taxation (including but not limited due to transfer of tax residence on the basis of place of management or place of effective management in another jurisdiction or termination of taxation power of a jurisdiction on assets or business) in Finland or any other country.

(k) Neither the Company nor any of its Subsidiaries, or its legal predecessors, has ever been a member of an affiliated group filing a consolidated, joint, unitary, or combined Tax Return other than any such group the common parent of which was the Company or such Subsidiary, and has no Liability for Taxes of any other Person (whether arising under contract, by operation of Law, by reason of being a successor or transferee, or otherwise), other than pursuant to an Ordinary Course Tax Sharing Agreement.

(l) The Company and its Subsidiaries, or its legal predecessors, have accurately and timely complied with all applicable regulatory notifications and other liabilities towards any Tax authorities, including but not limited to, any reportable arrangements under EU Directive 2011/16 on mandatory disclosure and exchange of cross-border tax arrangement (“DAC6”), and Foreign Account Tax Compliance Act of the United States of America (“FATCA”).

(m) The Company or any of its Subsidiaries, or its legal predecessors, has correctly handled any Tax, social security, insurance, reporting, registration, employment, visa, work permit, immigration or similar obligations in any jurisdictions where they may have or have had employees.

(n) Neither the Company nor any of its Subsidiaries “participate” or has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(o) Neither the Company nor any of its Subsidiaries will be required to include any material item of income, or exclude any material item of deduction, for any period (or portion thereof) after the Closing Date (determined with and without regard to the transactions contemplated by this Agreement) as a result of: (i) an installment sale transaction occurring before the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Laws) or open transaction; (ii) a disposition occurring before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received prior to the Closing or deferred revenue realized, accrued or received outside the Ordinary Course of Business prior to the Closing; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period that occurs or was requested prior to the Closing (or as a result of an impermissible method used in a Pre-Closing Tax Period), or (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Section 7121 of the Code) on or prior to the Closing. Neither the Company nor any Subsidiary has ever been or ever owned any (i) “controlled foreign corporation” within the meaning of Section 957 of the Code (“CFC”) or (ii) “passive foreign investment company” (“PFIC”) as defined in Section 1297 of the Code and (iii) neither the Company nor any of its Subsidiaries expects to be classified as a CFC or as a PFIC in the year of the Closing Date.

(p) There is no Lien for Taxes on any of the assets of the Company or any of its Subsidiaries, other than Permitted Liens.

(q) The Company and its Subsidiaries do not have any Liability for Taxes or any portion of a Tax (or any amount calculated with respect to any portion of a Tax) of any other Person as a successor or transferee, by contract, by operation of Law, or otherwise (other than pursuant to an Ordinary Course Tax Sharing Agreement). Neither the Company nor any of its Subsidiaries is party to or bound by any Tax Sharing Agreement, except for any Ordinary Course Tax Sharing Agreement, or ever been a party to any joint venture, partnership or other arrangement that is properly treated as a partnership for Tax purposes.

(r) Since September 30, 2021, neither the Company nor any of its Subsidiaries has incurred a material liability for Taxes outside its Ordinary Course of Business, other than any such liability arising in connection with the transactions contemplated by this Agreement. The Financial Statements adequately reflect, and the Closing Company Audited Financial Statements will adequately reflect (in accordance with IFRS and U.S. GAAP, as applicable), in each case, as of the date thereof, the accrual of the Tax liability of the Company and its subsidiaries with respect to Pre-Closing Taxes that are not yet due or payable.

(s) The Company has made available to APHC true and correct copies of all material income or franchise Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years starting on September 30, 2016.

(t) The Company is and has at all times since its formation been properly classified as an association taxable as a corporation for U.S. federal (and, where applicable, state and local) income Tax purposes.

(u) Neither the Company nor any of its Subsidiaries has taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment. The Company is not aware of any plan or intention to cause Irish Holdco to be liquidated (for U.S. federal income tax purposes) following the Merger.

(v) Neither the Company nor any of its Subsidiaries is or has, in the five year period ending on the date hereof, been a “United States Real Property Holding Corporation” within the meaning of Section 897 of the Code.

(w) Neither the Company nor any Subsidiary is eligible for the benefits of a special tax regime or contractual arrangement or other tax holiday or similar arrangement under federal, state, local or foreign law (including an exemption from or reduction in the rate of otherwise applicable Tax), for which it is not fully in compliance with all relevant requirements. To the extent the Company or any such Subsidiary is eligible for such benefits, this Agreement and the closing of the Transaction/transactions contemplated hereunder will not end or otherwise affect such eligibility.

(x) To the Knowledge of the Company, neither the Company nor any Subsidiary, or any legal predecessor, has been involved in any transaction or practice which is described in relevant guidance as, or as substantially similar to, a transaction, arrangement or practice which could be considered as Tax avoidance or Tax evasion. The Company and its Subsidiaries are in compliance with the law governing Taxes (including value added tax and the national laws implementing any provision of Council Directive (EU) 2016/116 of 12 July 2016 laying down rules against tax avoidance practices that directly affect the functioning of the internal market and Council Directive (EU) 2017/952 of 29 May 2017 amending Directive (EU) 2016/1164 as regards hybrid mismatches with third countries).

(y) Neither the Company nor any of its Subsidiaries has within the two years prior to Closing constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Sections 355 and 361 of the Code.

(z) The Company is not an investment company, as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

(aa) The Company is not under the jurisdiction of a court in a Title 11 or similar case (within the meaning of Section 368(a)(3)(A) of the Code).

(bb) Pursuant to the Merger, to the Company’s Knowledge, each Company shareholder will receive Irish Holdco Ordinary Shares having a fair market value that is equal or approximately equal to the fair market value of the Company Shares surrendered by such Company shareholder.

(cc) To the Knowledge of the Company, there is no fact or circumstance that would cause Irish Holdco, following the Merger Effective Time, to either be a tax resident of a jurisdiction other than Ireland or to be a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code.

(dd) Neither the Company nor any of its Subsidiaries constitutes a “surrogate foreign corporation” as defined in Section 7874(a)(2)(B) of the Code or a domestic corporation as a result of the application of Section 7874(b) of the Code, and none of the Company’s Subsidiaries constitutes an “expatriated entity” as defined in 7874(a)(2)(A) of the Code.

3.8 Contracts.

(a) Section 3.8(a) of the Company Disclosure Letter sets forth a correct and complete list of the following Contracts to which a Company Entity is party or by which any of the Company Entities or their assets or properties are bound as of the date of this Agreement (collectively, the “Material Contracts”):

(i) any Contract pursuant to which a Company Entity is, as of the date of this Agreement, entitled to receive or obligated to pay more than EUR 0.5 Million in any fiscal year;

(ii) any Contract that requires a Company Entity to purchase its total requirements of any product or service from any other Person or contains “take or pay” or similar provisions;

(iii) except for covenants contained in the Company SHA, any Contract that limits or purports to limit the ability of the Company Entities to compete in any line of business, with any Person, in any geographic area or during any period of time, including by limiting the ability to sell any particular services or products to any Person;

(iv) any Contract requiring any future capital expenditures by a Company Entity, other than customer contracts entered into on an arm’s length basis in the Ordinary Course of Business, and where the Company’s obligations do not cause the Contract to be a Material Contract under clause (i) hereof;

(v) any Contract relating to the creation, incurrence, assumption or guarantee of any Indebtedness in excess of EUR 0.5 Million;

(vi) any Contract that provides for the indemnification or assumption of any Liability of any Person by a Company Entity (other than the Liability of another Company Entity) that is or would reasonably be expected to be material to the Company Entities, taken as a whole;

(vii) any Contract (A) that relates to any acquisition or disposition of any business, stock or assets of any Person or any real property by any Company Entity (whether by merger, sale of stock, sale of assets or otherwise) having a value in excess of EUR $1.0 million, or (B) pursuant to which a Company Entity has any material continuing earn out or similar contingent payment obligations in excess of EUR 0.5 Million;

(viii) any Contract that provides for the establishment or operation of any joint venture, partnership, joint development, strategic alliance or similar arrangement involving a commitment by a Company Entity of more than EUR 0.5 Million;

(ix) any broker, distributor, dealer, manufacturer’s representative, original equipment manufacturer, manufacturing, value-added, remarketer, reseller or independent software vendor, franchise, agency, sales promotion, sales representative, market research, marketing consulting or advertising Contract including for use or distribution of the Company Products and Processes, Company Technology or services of the Company Entities (other than agreements with marketing agencies, resellers and channel partners entered into in the Ordinary Course of Business);

(x) any Contract relating to the development, manufacturing or distribution of the Company Products and Processes or Company Technology (other than Contracts between a Company Entity and a Contributor) that constitute licenses of Core IP;

(xi) any Contract involving any resolution or settlement of any actual or threatened Proceeding or that provides for any injunctive or other non-monetary relief, in each case, to the extent any Company Entity remains subject to material obligations under such Contract and is material to the Company Entities, taken as a whole;

(xii) any hedging, swap, derivative or similar Contract with a value in excess of EUR 0.5 Million;

(xiii) any collective bargaining agreement;

(xiv) any Contract with any (x) Material Supplier or (y) Material Customer;

(xv) any (x) Contract for the employment or engagement of any director, officer, employee or individual independent contractor (A) providing for an annual base compensation in excess of EUR 250,000 and (B) not terminable upon 60 days’ notice or less without any material Liability to a Company Entity in excess of that required under applicable Law, or (y) Contract requiring the payment of any compensation by a Company Entity in excess of EUR 250,000 that is triggered solely as a result of the consummation of the Transactions;

(xvi) any Contract pertaining to Core IP (A) under which any Person licenses or provides to a Company Entity any Intellectual Property or Technology that is material to the Company Entities, taken as a whole (including through covenants not to sue, non-assertion provisions, or releases or immunities from suit that relate to Intellectual Property or Technology), other than Contracts for Shrink-Wrap Code or Publicly Available Software; or (B) pursuant to which a Company Entity has granted, licensed, disclosed or provided any Company Intellectual Property to any Person (or granted an option to do any of the foregoing), including any Contracts containing covenants not to sue, non-assertion provisions, releases or immunities from suit or options for any of the foregoing that relate to Company Intellectual Property, other than non-exclusive licenses in object code form granted in the Ordinary Course of Business, including such licenses pursuant to the Company’s standard form end-user license agreement, and non-disclosure agreements entered into for purposes of enabling the counterparty to evaluate Company Technology;

(xvii) any Contract pursuant to which any Person (other than a Company Entity) has guaranteed the Liabilities of a Company Entity having a value in excess of EUR 0.5 Million;

(xviii) any Contract that constitutes or provides for a Company Affiliated Transaction;

(xix) any Lease relating to the Leased Real Property; and

(xx) any other Contract that is or would reasonably be expected to be material to the Company Entities, taken as a whole.

(b) The Company has made available to APHC correct and complete copies of each Material Contract (including all modifications, amendments, supplements, annexes and schedules thereto). Each Material Contract is in full force and effect and to the Knowledge of the Company is a valid and binding agreement enforceable against a Company Entity and any other party thereto in accordance with its terms, in each case, subject to bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. Neither the Company nor any other Company Entity nor, to the Knowledge of the Company, any other party to any Material Contract is in breach of or default under any Material Contract where such breach or default would reasonably be expected to have a Material Adverse Effect. Since September 30, 2021, no Company Entity has delivered a written notice to and no Company Entity has received a written notice from, a counterparty to any Material Contract that such Company Entity or counterparty, as applicable, intends to terminate the Material Contract. Since September 30, 2021, no event or circumstance has occurred that, with or without notice or lapse of time or both, would (i) constitute a material breach of or event of default by, or (ii) result in a right of termination for any Company Entity or, to the Knowledge of the Company, any other party under any Material Contract.

(c) Set forth on Section 3.8(c) of the Company Disclosure Letter is a list of each of the Material Suppliers and the Material Customers. Since September 30, 2021, no such Material Supplier or Material Customer has canceled, terminated or, to the Knowledge of the Company, materially and adversely altered its relationship with the Company Entities or threatened in writing to cancel, terminate or materially and adversely alter its relationship with the Company Entities. There have been no material disputes between a Company Entity and any Material Supplier or Material Customer since September 30, 2021.

(d) None of the Company Entities has been since the Lookback Date or is currently suspended or disbarred from bidding on Contracts or subcontracts for or with any Governmental Entity (“Government Contracts”) and no suspension or debarment actions have been commenced or, to the Knowledge of the Company, threatened against any of the Company Entities or any of such Company Entity’s directors, officers or employees. None of the Company Entities has received any written notice that they are being audited (other than routine audits in the Ordinary Course of Business) or investigated by any Governmental Entity with respect to any Government Contracts. Each of the Company Entities conducts (and has at all times conducted) their operations in material compliance with the requirements of all applicable Laws and regulations pertaining to all Government Contracts and bids for Government Contracts. The Company Entities do not currently have in effect, nor are they required to have in effect, any security clearances from any Governmental Entity in connection with the operation of their business.

3.9 Intellectual Property.

(a) Section 3.9(a) of the Company Disclosure Letter lists (i) all Company Registered Intellectual Property, (ii) all other Core IP, and (iii) any proceedings or actions pending or, to the Knowledge of the Company, threatened before any court, arbiter or tribunal (including the United States Patent and Trademark Office or equivalent authority or registrar anywhere in the world) to which a Company Entity is or was in the past three (3) years a party and in which claims are or were raised relating to the validity, enforceability, scope, ownership or infringement, misappropriation or other violation of any of the Intellectual Property set forth in Section 3.9(a) of the Company Disclosure Letter. The Company Intellectual Property set out in Section 3.9(a) of the Company Disclosure Letter comprises a true, complete and accurate list of all Company Intellectual Property which is material to the business of the Company Entities as currently conducted and contemplated to be conducted. To the Knowledge of the Company, each item of Company Registered Intellectual Property is subsisting, valid and enforceable. The Company Entities have taken reasonable and appropriate steps, consistent with good business practice, to register, protect, maintain and safeguard the Company Intellectual Property of the Company Entities and have executed appropriate nondisclosure and confidentiality agreements and made all appropriate filings, registrations and payments of fees in connection with the foregoing. All applications, filings, registrations, maintenance, renewals, fees and Taxes payable in respect of all Company Registered Intellectual Property have been made/paid when due and none is at the time of Completion outstanding, and each such item is currently in compliance with the requirements of applicable Laws (including payment of filing, examination, and maintenance fees and proofs of use). No Company Entity or any of its employees, officers or directors has taken any actions or failed to take any actions that would cause any Company Registered Intellectual Property to be invalid, unenforceable or not subsisting.

(b) To the Knowledge of the Company, the Company Registered Intellectual Property and any other Core IP are either: (i) solely and exclusively owned (except where Appendix 3.9(a)(2) of the Company Disclosure Letter indicates that such ownership is not sole and exclusive) by the Company Entities, free and clear of all Liens other than Permitted Liens; or (ii) to the extent indicated in Appendix 3.9(a)(2) of the Company Disclosure Letter licensed by way of valid and enforceable license agreements to the Company Entities.

(c) To the Knowledge of the Company, the design, development, use, import, branding, advertising, promotion, marketing, manufacture, sale, offer for sale, performance, provision, publication, display, making available, distribution and licensing out of any Company Product and Process and the operation of the business of the Company Entities as previously or currently conducted and as currently contemplated to be conducted by the Company Entities has not in the past six (6) years infringed, misappropriated or otherwise violated and does not currently infringe, misappropriate or otherwise violate, any Intellectual Property of any Person. There are no Proceedings pending or, to the Knowledge of the Company, threatened, or outstanding Orders or settlement agreements that restrict in any manner the use, provision, transfer, assignment or licensing of any Company Product and Process or Company Intellectual Property by the Company Entities or that may affect the validity, registrability, use or enforceability of such Company Product and Process or Company Intellectual Property. The Company Entities have not in the past three (3) years received any written charge, complaint, claim, demand, or notice from any Person alleging that such operation or any act, any Company Product and Process or any Intellectual Property or Technology used by the Company Entities infringes, misappropriates or otherwise violates, or has infringed, misappropriated or otherwise violated, any Intellectual Property of any Person (nor to the Knowledge of the Company has any Person asserted (or is reasonably likely to assert) any such right, title interest or encumbrance), including by means of an invitation to license, request for indemnification or other request that the Company Entities refrain from using any Intellectual Property rights of any Person). To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating, or has in the past six (6) years infringed, misappropriated or otherwise violated, any Company Intellectual Property.

(d) To the Knowledge of the Company, each of the Company Entities owns, has the sufficient rights (including, where applicable based on the relevant agreements, the rights of modification, development, maintenance, transfer, licensing and sale) to, and/or otherwise has the right to use (conferred pursuant to a valid and enforceable license) all of its Intellectual Property Rights necessary and sufficient to conduct the business of such Company Entity as conducted as at the date hereof, except where failure to have such rights would not have a Material Adverse Effect.

(e) Other than Intellectual Property licensed to a Company Entity under (i) licenses for the Publicly Available Software listed in Section 3.9(e) of the Company Disclosure Letter, (ii) licenses for Shrink Wrap Code and (iii) licenses listed in Section 3.8(a)(xvii) of the Company Disclosure Letter, the Company Intellectual Property includes all Intellectual Property and Technology that is used in or necessary for the conduct of the business of the Company Entities as currently conducted or as currently contemplated to be conducted by the Company Entities, including the design, development, manufacture, use, marketing, import, export, distribution, licensing out and sale of (and offers to sell) all Company Products and Processes, and where lack of ownership of such Intellectual Property would not reasonably result in a Material Adverse Effect.

(f) Subject to compliance with copyright licenses related to Publicly Available Software (to the extent such Publicly Available Software is utilized by the Company), all Intellectual Property Rights that have been created by the officers, employees or consultants of the Company Entities in the course of their employment/engagement by the Company Entities, are owned by the Company Entities and there are no existing or potential payment obligations outstanding to any present or former officers, employees or consultants of the Company Entities related to any Intellectual Property Rights.

(g) Except as specified in Section 3.9(g) of the Company Disclosure Letter, no Person other than a Company Entity possesses, or has a right to possess, a copy, in any form (print, electronic or otherwise), of any source code for any Company Proprietary Software and neither the Company Entities nor any Person (including any escrow agent) acting on their behalf has disclosed, delivered or licensed, or agreed to disclose, deliver or license, to an escrow agent or any other Person any such source code, all of which is in the sole possession of the Company Entities and has been maintained as strictly confidential.

(h) Except for matters that would not reasonably be expected to result in a Material Adverse Effect, all Company Products and Processes and Company Technology, including each item of Software set forth in Section 3.9(a) of the Company Disclosure Letter, (i) conform and function, and are designed to function, in all material respects in accordance with all specifications, representations, warranties and other descriptions set forth in Contracts to which any Company Entity is a party or in any other documents conveyed thereby to its customers, end users or other licensees, (ii) are in all material respects free of errors, bugs or defects which adversely affect, or may reasonably be expected to adversely affect, the value, functionality, or fitness for the intended purpose of such Company Products and Processes or Company Technology, (iii) do not contain any Contaminants or similar Software routines or hardware components, and (iv) is not and has not been subject to any claims asserted against the Company or, to the Knowledge of the Company, any of its customers, end users or distributors related to the Company Products and Processes or Company Technology, nor, has there been any threats thereof. There have been, and are, no material claims threatened or asserted against the Company Entities nor, to the Knowledge of the Company, any of their customers related to the Company Products and Processes or Company Technology.

(i) Section 3.9(g) of the Company Disclosure Letter lists all Publicly Available Software that has been incorporated into, combined with or linked to any Company Software in any way, or from which any Company

Software was derived. All such Publicly Available Software has been used by the Company Entities in compliance with the terms of the applicable license. The Company Entities have not used any Publicly Available Software in any manner that would or could, with respect to any Company Proprietary Software, (i) require its disclosure in source code form, (ii) require the licensing thereof for the purpose of making derivative works or (iii) impose any restriction on the consideration to be charged for the distribution thereof.

(j) To the Knowledge of the Company, except with respect to Publicly Available Software (to the extent Publicly Available Software is used by the Company), no current or former director, officer, manager, founder, employee, contractor, consultant, Contributor, advisor, partner, Affiliate, shareholder, stockholder, agent or third-party representative of a Company Entity (or Person it currently intends to hire) has created or developed, in whole or in part, any Intellectual Property used by or necessary for the Company Entities prior to, or outside the scope of, their employment or engagement by the Company Entities and no such Person was or is under any obligation to assign or license any Intellectual Property developed for, or on behalf of, the Company Entities to a former or current (other than a Company Entity) employer, or other Person, nor is the ownership of any Company Intellectual Property otherwise affected by the prior or current (to a Person other than a Company Entity) employment or engagement of any such Person.

(k) Except as specified in Section (k)3.9(k) of the Company Disclosure Letter or as would not reasonably be expected to result in a Material Adverse Effect, each (a) current or former employee or founder of the Company Entities, (b) current or former consultant or contractor of the Company Entities, and (c) any other individual (to the extent such individual has been involved in the creation, invention or development of Intellectual Property or Company Products and Processes for or on behalf of the Company Entities) (each Person described in (a), (b) or (c), a “Contributor”), has executed and delivered and is in compliance with a written contract with a Company Entity that (y) assigns to the Company Entities all of its right, title and interest in and to the Intellectual Property and Company Products and Processes created, invented or developed for or on behalf of the Company Entities (including the right to further develop, modify, amend and the right to license or transfer such Intellectual Property) and sufficient compensation has been paid to the respective Contributors as necessary to prevent such Contributors from having ownership rights in such Intellectual Property in accordance with applicable Laws and (z) covenants not to disclose to any person, or make use of, confidential information of any Company Entity other than in the good faith conduct of the business of such Company Entity. The Company Entities have the right to license shared copyrights under the applicable open source licenses in the normal course of their business as currently conducted. No shared copyright code has been or will be distributed in violation of the terms under which such code may be distributed. Without limiting the foregoing, there are not any past or pending or, to the Knowledge of the Company, any threatened in writing claims or assertions against the Company Entities from any such Contributors with respect to any alleged ownership or any such right, claim, interest or option (and the Company Entities have not received any written complaint, claim, demand, or notice in relation thereto).

(l) The Company Entities have taken all reasonable measures to protect the confidentiality of all Trade Secrets of the Company Entities or any third party that has provided any Trade Secrets to the Company Entities. To the Knowledge of the Company, no such Trade Secret has been disclosed by the Company Entities to any Person, other than in the Ordinary Course of Business to Persons who have executed binding confidentiality agreements. To the Knowledge of the Company, no Person has been or is in violation of any such binding confidentiality agreements.

(m) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any Company Intellectual Property; (ii) the release, disclosure or delivery of any Company Intellectual Property or Company Product or Process by or to any escrow agent or other Person; (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, in or to any of the Company Intellectual Property; (iv) by the terms of any Contract, a (A) reduction of any royalties, revenue sharing, or other payments that any of the Company Entities would otherwise be entitled to with respect to any Company Intellectual Property or (B) the right to receive, or an increase of, any royalties or other payments from any of the Company Entities with respect to any Company Intellectual Property; or (v) the obligation of any of the Company Entities to repay or reimburse any other Person for any grant.

(n) To the Knowledge of the Company, each of the Company Entities owns or, pursuant to a written agreement, has a right to use each element of the IT Assets, and all IT Assets have been properly maintained by technically competent personnel, in accordance standards set by the manufacturers or otherwise in accordance with applicable industry standards, to ensure proper operation, monitoring and use. The IT Assets are sufficient in all material respects for the operation of the business of the Company Entities as currently conducted and, with additions to IT Assets to accommodate planned growth, as contemplated to be conducted by the Company Entities. If any person providing maintenance or support services for the IT Assets fails to do so, the Company Entities have all necessary rights and information to procure the carrying out of such services by their employees or by a third party.

(o) The Company Entities have taken commercially reasonable steps (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to protect the IT Assets and to ensure that all data (including Personal Information and Trade Secrets) is protected against loss and against unauthorized access, use, modification, disclosure or other misuse or infection by Contaminants. Each of the Company Entities has taken commercially reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of the business of the Company Entities without material disruption to, or material interruption in, the conduct of the business of the Company Entities. The Company Entities have carried out the penetration tests and vulnerability assessments to identify information security threats relating to the IT Assets specified in Section 3.10(o) of the Company Disclosure Letter. The Company Entities have in place the disaster recovery and security plans, procedures and facilities specified in Section 3.9(o) of the Company Disclosure Letter. During the two years prior to the date hereof, the businesses of the Company Entities have not been materially interrupted or hindered in their operation by defects in or failures of the IT Assets, and to the Knowledge of the Company there are currently no material defects in the IT Assets which interrupt or hinder the business and operations of the Company Entities.

(p) To the Knowledge of the Company, and except for contributions to Publicly Available Software and as specified in Section 3.9(p) of the Company Disclosure Letter, no funding, facilities or resources of any Governmental Entity, university, college, other educational institution, multi-national, bi-national or international organization or research center was used in the development or creation of any Company Products and Processes or Intellectual Property or Technology used by or necessary for the Company Entities and no such entity has any claim or right (including license rights) to any Company Products and Processes or Intellectual Property or Technology used by the Company Entities.

3.10 Data Security; Data Privacy.

(a) The Company Entities have not: (i) experienced any material unauthorized intrusion or breach of the security of the IT Assets, any material loss, theft or unauthorized access to or misuse of data (including Personal Information) or any material defect, bug, breakdown, malfunction, or other failure of the IT Assets, and (ii) received any written notices, written claims or written complaints from any Person regarding any of the foregoing. To the Knowledge of the Company, no disclosure of any data or network security breach has been or should have been made by a Company Entity under Privacy Laws or to any Governmental Entity. To the Knowledge of the Company, the Company Entities and their Processing of Personal Information are and have been in compliance in all material respects with the Privacy and Data Security Requirements. Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Transactions, will result in any violation of any Privacy and Data Security Requirements.

(b) The Company Entities have not received any requests from any Person (other than inquiries from the Person to whom such Personal Information pertains) for access to the Personal Information stored by or on behalf of the Company Entities or any written complaint, claim, warning, demand, investigation, inquiry or other notice from any Person (other than access or deletion requests from the Person to whom such Personal Information pertains), including any Governmental Entity regarding any such Personal Information, and no enforcement notices or audit requests have been served on the Company Entities, nor are the Company Entities subject to any Order, nor is any Order pending or, to the Knowledge of the Company, threatened, in each case relating to Personal Information or the Company Entities’ compliance with the Privacy and Data Security Requirements.

3.11 Information Supplied. Subject to APHC and Irish Holdco’s compliance with their obligations under Section 7.8(b), none of the information supplied by or on behalf of the Company Entities for inclusion or incorporation by reference: (a) any current report of APHC on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Entity with respect to the Transactions; (b) in the Registration Statement or Proxy Statement; or (c) in the mailings or other distributions to APHC Shareholders or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in clauses (a) through (c) (collectively, the “Transaction Filings”), will, when filed (including furnished), declared effective, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing sentence, the Company Entities make the foregoing representation and warranty as to the information contained or incorporated by reference in, or omitted from, any Transaction Filings, only with regard to and in conformity with the information specifically furnished in writing by or on behalf of the Company Entities (including any amendment thereto) for inclusion or incorporation by reference therein, and is not made by the Company Entities with respect to statements made, supplied, included or incorporated by reference in such filings or mailings based on information supplied or otherwise provided by or on behalf of APHC, Irish Holdco or any of their respective Affiliates or representatives for inclusion or incorporation by reference therein, or any projections or forecasts included therein.

3.12 Litigation. There are no Proceedings or investigations pending or, to the Knowledge of the Company, threatened against the Company Entities or, to the Knowledge of the Company, any director, officer or employee of a Company Entity (in their capacity as such), in each case that would reasonably be expected to have a Material Adverse Effect. Neither the Company Entities nor any property, asset or business of the Company Entities is subject to or bound by any Order that would reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, there are no material Proceedings pending or threatened by the Company Entities against any other Person.

3.13 Brokers. The Company Entities do not have any Liability in connection with this Agreement or the Ancillary Agreements, or the Transactions, that would result in the obligation of the Company Entities or any of its Affiliates to pay any finder’s fee, brokerage or agent’s commissions or other like payments prior to or following the Closing.

3.14 Labor Matters.

(a) The Company has made available to APHC, a complete list of all employees of the Company Entities as of the date hereof that shows with respect to each employee, as applicable, (i) the employee’s name (or, where prohibited from providing a name by applicable Law, an anonymized identifier), title or job description, job location, law governing the employment relationship, base salary or hourly wage rate, as applicable, holiday entitlement, pension benefits, any bonuses paid with respect to the last year and the particulars of all profit sharing, incentive and bonus arrangements to which a Company Entity is a party, (ii) date of hire and applicable period of notice, (iii) leave status (including type of leave, and expected return date, if known), (iv) visa status and (v) eligibility to any fringe benefits. As of the date hereof, all employees of the Company Entities are legally permitted to be employed by the Company Entities in the jurisdiction in which such employees are employed in their current job capacities. The terms of employment of the employees of the Company Entities correspond in all material respects to the terms and conditions of the employment contract templates made available to APHC by the Company, except to the extent individual employment agreements with differing terms have been provided.

(b) No Company Entity is a party to or negotiating any collective bargaining agreement or similar labor agreement with respect to employees of the Company Entities, and there are no labor unions or other organizations representing or, to the Knowledge of the Company, purporting to represent or attempting to represent, any employee of the Company Entities. There are no strikes, work stoppages, slowdowns, lockouts or other material labor disputes, pending or, to the Knowledge of the Company, threatened against the Company Entities, and no such strikes, work stoppages, slowdowns, lockouts or other material disputes have occurred since the Lookback Date. Since the Lookback Date, (i) no labor union or other labor organization, or group of employees of a Company Entity, has made a written demand for recognition or certification with respect to any employees of the Company Entities, and there are no representation or certification proceedings presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any similar labor relations tribunal or authority, (ii) there have been no pending or, to the Knowledge of the Company, threatened union organizing activities with respect to employees of a Company Entity, and (iii) there have been no actual or, to the Knowledge of the Company, threatened, material unfair labor practice charges against the Company Entities.

(c) Except as would not reasonably be expected to result in a Material Adverse Effect, the Company Entities are, and since the Lookback Date have been, in compliance, in all material respects, with all applicable Laws relating to the employment of labor, including laws relating to employment practices, terms and conditions of employment, wages and hours, annual holiday, classification (including employee, independent contractor classification and the proper classification of employees as exempt employees and nonexempt employees under the Fair Labor Standards Act and applicable state and local Laws), equal employment opportunity, employment harassment, discrimination or retaliation, disability rights, workers’ compensation, wrongful discharge, affirmative action, collective bargaining, workplace health and safety, immigration (including the completion of Forms I-9 for all employees in the United States and the proper confirmation of employee visas), whistleblowing, employee notification about plant closures and mass layoffs (including the WARN Act and the Finnish Act on Co-operation within Undertakings), employee trainings and notices, labor relations, employee leave issues, unemployment insurance, and the payment of social security and other Taxes. There are no Proceedings pending, or to the Knowledge of the Company, threatened against the Company Entities by any current or former employee or independent contractor of the Company Entities and since the Lookback Date, the Company Entities have not implemented any plant closing or mass layoff triggering notice requirements under the WARN Act or the Finnish Act on Co-operation within Undertakings, nor is there presently any outstanding Liability under the WARN Act with respect to any such actions since the Lookback Date, and as of the date hereof, no such plant closings or mass layoffs are currently planned or announced by the Company Entities.

(d) Except as would not reasonably be expected to result in a Material Adverse Effect, since the Lookback Date, (i) the Company Entities have withheld and reported all amounts required by all applicable Law or by agreement to be withheld and reported with respect to wages, salaries, and other payments that have become due and payable to employees; (ii) the Company Entities have not been liable for any arrears of wages, compensation or related Taxes, penalties or other sums with respect to its employees; (iii) the Company Entities have paid in full to all employees, consultants, independent contractors and directors of the Company Entities all wages, salaries, commissions, bonuses and other compensation due and payable to or on behalf of such employees, consultants, independent contractors and directors of the Company Entities; and (iv) to the Knowledge of the Company, each individual who since the Lookback Date has provided or is providing services to the Company Entities, and has been classified as an independent contractor, consultant, leased employee, or other nonemployee service provider has been properly classified as such under all applicable Laws relating to wage and hour and Tax.

(e) The Company has made available to APHC, a complete and correct set of all available written agreements with its current individual independent contractors and Persons that have a consulting or advisory relationship with the Company Entities.

(f) To the Knowledge of the Company, no employee, consultant or independent contractor of a Company Entity is, with respect to his or her employment by or relationship with a Company Entity, in material breach of the terms of any nondisclosure agreement, noncompetition agreement, nonsolicitation agreement, restrictive covenant or similar obligation (i) owed to a Company Entity; or (ii) owed to any third party with respect to such Person’s employment or engagement by a Company Entity. As of the date of this Agreement, no senior executive has provided written notice of any present intention to terminate his or her relationship with the Company Entities within the first twelve (12) months following the Closing.

(g) Since the Lookback Date, the Company Entities have used reasonable best efforts to investigate all allegations or actual notice of sexual harassment, discrimination, or retaliation which have been reported by employees, if any. With respect to each such allegation, the Company Entities have taken corrective action that is reasonably calculated to prevent further improper conduct, if any. The Company Entities have not had, and do not reasonably expect any material Liabilities with respect to any such allegations, if any.

(h) The Company Entities have not applied for or received any “Paycheck Protection Program” payments or other loans in connection with the CARES Act, and has not claimed any employee retention credit under the CARES Act.

3.15 Employee Benefit Plans.

(a) Section 3.15(a) of the Company Disclosure Letter sets forth a list of each material Company Employee Benefit Plan. With respect to each material Company Employee Benefit Plan, the Company has made available to APHC correct and complete copies of, as applicable, (i) the current plan document (and all amendments thereto), or with respect to any Company Employee Benefit Plan that is not in writing, a written description of the material terms thereof; (ii) the most recent summary plan description (with all summaries of material modifications thereto); (iii) the most recent determination, advisory or opinion letter received from the Internal Revenue Service (the “IRS”); (iv) the most recently filed Form 5500 annual report with all schedules and attachments as filed; (v) all current related material insurance Contracts, trust agreements or other funding arrangements; and (vi) with respect to each material Company Employee Benefit Plan that is maintained in any non-United States jurisdiction primarily for the benefit of any employee or individual service provider of the Company whose principal work location is outside of the United States (the “International Company Benefit Plans”), to the extent applicable, (1) the most recent annual report or similar compliance documents required to be filed with any Governmental Entity with respect to such plan; and (2) any document comparable to the determination letter referenced pursuant to clause (iii) above issued by a Governmental Entity relating to the satisfaction of Law necessary to obtain the most favorable Tax treatment.

(b) No Company Employee Benefit Plan promises or provides retiree medical, health or life insurance or other retiree welfare benefits to any Person, other than as may be required under Section 4980B of the Code, any similar state, local or foreign Law or a Company Employee Benefit Plan’s individual conversion rights and for which the covered Person pays the full cost of coverage, and there has been no communication (whether written or oral) to any Person that would reasonably be expected to promise or guarantee any such retiree medical, health or life insurance or other retiree welfare benefits, other than as may be required under Section 4980B of the Code, any similar state, local or foreign Law or a Company Employee Benefit Plan’s individual conversion rights.

(c) No Company Employee Benefit Plan is, or has been within the six (6) years immediately preceding the date hereof (i) a multiemployer plan (as defined in Section 3(37) of ERISA), (ii) a multiple employer plan (within the meaning of Sections 4063/4064 of ERISA and Section 413(c) of the Code) or (iii) any other plan that is subject to Title IV of ERISA. During the six (6) years immediately preceding the date hereof, neither the Company Entities nor any ERISA Affiliate has (A) sponsored, participated in, contributed to, or had an obligation to contribute to, or had any Liability under or with respect to any pension plan (as defined in Section 3(2) of ERISA) which is subject to Title IV of ERISA or Section 412 of the Code or (B) incurred or, to the Knowledge of the Company, reasonably expects to incur any Liability pursuant to Title IV of ERISA.

(d) To the Knowledge of the Company, each Company Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received, or may rely upon, a current favorable determination, advisory or opinion letter from the IRS, and to the Knowledge of the Company, nothing has occurred with respect to the participation of a Company Entity in such plan that would reasonably be expected to cause the loss of the tax qualified status or to materially adversely affect the qualification of such Company Employee Benefit Plan. Each Company Employee Benefit Plan has been established, operated, maintained, funded and administered in accordance in all material respects with its respective terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code. No Company Entity has, nor to the Knowledge of the Company, has any other Person, engaged in any non-exempt “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and to the Knowledge of the Company, no breaches of fiduciary duty (as determined under ERISA) have occurred with respect to any Company Employee Benefit Plan since the Lookback Date. There is no Proceeding (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened, with respect to any Company Employee Benefit Plan or against the assets of any Company Employee Benefit Plan, in each case that would result in material liability to the Company Entities. No Company Employee Benefit Plan is under audit or is the subject of a pending or ongoing investigation by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation, the SEC or any other Governmental Entity, nor, to the Knowledge of the Company, is any such audit or investigation threatened. The Company Entities have not incurred (whether or not assessed), nor are reasonably expected to incur, any material penalty or Tax under the ACA (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable) or under Section 4980H, 4980B or 4980D of the Code. With respect to the participation of a Company Entity in each Company Employee Benefit Plan, all contributions, distributions, reimbursements and premium payments that are required to be made or paid by the Company Entity have been timely made in accordance with the terms of the Company Employee Benefit Plan and in all material respects in compliance with the requirements of applicable Law and all contributions, distributions, reimbursements and premium payments required to be made or paid by the Company Entity for any period ending on or before the Closing Date that are not yet due have been made or properly accrued.

(e) Each Company Employee Benefit Plan that is subject to Section 409A of the Code and applicable guidance (if any) has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and all applicable regulatory guidance (including proposed and final regulations, notices and rulings) thereunder during the respective time periods in which such operational or documentary compliance has been required.

(f) The consummation of the transactions contemplated by this Agreement, alone or together with any other event will not (i) result in any payment or benefit becoming due or payable, to any current or former officer, employee, director or independent contractor under a Company Employee Benefit Plan (except as expressly contemplated by this Agreement), (ii) increase the amount or value of any compensatory benefit or compensation otherwise payable or required to be provided to any current or former officer, employee, director or independent contractor under a Company Employee Benefit Plan or otherwise, (iii) result in the acceleration of the time of payment, vesting or funding, or forfeiture of any such compensatory benefit or compensation under a Company Employee Benefit Plan or otherwise, or (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Company Entities to any current or former officer, employee, director or independent contractor.

(g) The treatment of Company Equity Awards contemplated in Section 2.7 is consistent with the terms of the applicable Equity Incentive Plans and award agreements and governing law, and no holder of a Company Equity Award has any right or entitlement to treatment upon the consummation of the transactions contemplated hereunder that is inconsistent with Section 2.7.

(h) No current or former officer, employee, director or individual independent contractor of the Company Entities has any right against the Company Entities to be grossed up for, reimbursed or otherwise indemnified for any Tax or interest imposed under Section 409A of the Code or otherwise.

(i) Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could reasonably be expected to, either alone or in conjunction with any other event, result in the payment of any amount that could, individually or in combination with any other payment, constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code). The Company Entities have not agreed to pay, gross up, reimburse or otherwise indemnify any current or former officer, employee, director or individual independent contractor of the Company Entities for any Tax imposed under Section 4999 of the Code.

(j) Each International Company Benefit Plan has been established, maintained and administered in compliance in all material respects with its terms and conditions and with the requirements prescribed by any applicable Laws. Furthermore, no International Company Benefit Plan has material unfunded liabilities that as of the Merger Effective Time will not be offset by insurance or accrued in accordance with U.S. GAAP. Except as required by applicable Law, no condition exists that would prevent the Company from terminating or amending any International Company Benefit Plan at any time for any reason without material liability to the Company and its Subsidiaries (other than ordinary notice and administration requirements and expenses, previously accrued liabilities and routine claims for benefits). Each International Company Benefit Plan required to be registered has been registered and has been maintained in good standing in all material respects with applicable regulatory authorities, and each International Company Benefit Plan intended to receive favorable Tax treatment under applicable Tax Laws has been qualified or similarly determined to satisfy the requirements of such Laws.

3.16 Insurance. The Company Entities have in effect policies of insurance (including all policies of property, fire and casualty, liability, workers’ compensation, directors and officers and other forms of insurance as may be applicable to the businesses of the Company Entities) in amounts and scope of coverage as the Company reasonably believes to be customary for companies of a similar nature and size operating in the industries in which the Company Entities operate (the “Insurance Policies”). Section 3.16 of the Company Disclosure Letter sets forth a list of all Insurance Policies maintained with respect to the business of the Company Entities as of the date of this Agreement. As of the date of this Agreement: (a) all of the Insurance Policies held by, or for the benefit of, the Company Entities as of the date of this Agreement with respect to policy periods that include the date of this Agreement are in full force and effect, and (b) the Company Entities have not received a written notice of cancellation of any of the Insurance Policies or of any material changes that are required in the conduct of the business of the Company Entities as a condition to the continuation of coverage under, or renewal of, any of the Insurance Policies. The Company Entities are not in breach or default under, nor have they taken any action or failed to take any action which, with notice or the lapse of time, or both, would constitute a material breach or material default under any Insurance Policy. All premiums due on the Insurance Policies have been paid in accordance with the terms of such Insurance Policy. During the twelve (12) months prior to the date of this Agreement, there have been no material claims by or with respect to the Company Entities under any Insurance Policy as to which coverage has been denied or disputed in any material respect by the underwriters of such Insurance Policy.

3.17 Compliance with Laws; Permits. Except with respect to Tax matters (which Tax matters are the subject of the representations in Section 3.7)

(a) (i) The Company Entities are and have been since the Lookback Date, in compliance with all Laws and Orders applicable to the Company Entities or conduct of the business of the Company Entities and (ii) no uncured written notices have been received by the Company Entities since the Lookback Date from any Governmental Entity or, to the Company’s Knowledge, any other Person alleging a violation of any such Laws or Orders, except (in the case of both clauses (i) and (ii)) where the failure to be in compliance or violation of any such Law would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No such allegations are, to the Knowledge of the Company, threatened against the Company Entities.

(b) The Company Entities hold all permits, licenses, registrations, approvals, consents, accreditations, waivers, exemptions and authorizations of any Governmental Entity, required for the ownership and use of their assets and properties or the conduct of their business (including for the occupation and use of the Leased Real

Property) as currently conducted (collectively, “Permits”), except where the failure to have such Permit would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company Entities are in compliance with the terms and conditions of such Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All of such Permits are valid and in full force and effect and none of such Permits will be terminated as a result of, or in connection with, the consummation of the Transactions, except where the failure of which or the termination of such would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No condition exists that, with the giving of notice or lapse of time or both, would constitute a default under such Permit, except where such condition would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No Proceeding is pending or, to the Knowledge of the Company, threatened, to suspend, revoke, withdraw, modify or limit any such Permit in a manner that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.18 Title to Assets; No Bankruptcy; Sufficiency of Assets.

(a) Except as would not reasonably be expected to have a Material Adverse Effect, the Company Entities have good and marketable title to, rights to use or, in the case of leased or subleased assets, a valid and binding leasehold interest in, or, in the case of licensed assets, a valid license in, all of their tangible or intangible assets, properties and rights (collectively, the “Assets”), in each case free and clear of all Liens other than (i) Permitted Liens, and (ii) the rights of lessors under any Leases. All such tangible Assets are in reasonably good condition and in a state of reasonably good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used, except as would not, individually or in the aggregate, be expected to be material to the Company Entities, taken as whole.

(b) The Company Entities are not the subject of any bankruptcy, dissolution, liquidation, reorganization, corporate restructuring or similar Proceeding.

(c) Except as would not be expected to be material to the Company Entities, taken as whole, the Assets include all properties, assets and rights (i) used or held for use in connection with the operations of the business of the Company Entities and (ii) necessary and sufficient for the operations of the business of the Company Entities as currently conducted.

3.19 Anti-Corruption Compliance. No Company Entity nor, to the Company’s Knowledge, any director, officer, manager, employee, agent or third-party representative of a Company Entity (acting in their capacities as such): (i) has promised, offered, made, authorized, solicited, agreed to receive or received any bribe, as defined under the Anti-Corruption Laws, or any rebate, payoff, influence payment or kickback, or (ii) violated, conspired to violate, or aided and abetted the violation of any Anti-Corruption Laws. There are no pending, and since the Lookback Date there have not been any, legal, regulatory, or administrative Proceedings, filings, Orders, or, to the Knowledge of the Company, governmental investigations, or other whistleblower complaints or reports alleging (A) any such unlawful payments, contributions, gifts, entertainment, bribes, rebates, kickbacks, financial or other advantages or (B)  any other violation of any Anti-Corruption Law.

3.20 Anti-Money Laundering Compliance.

(a) The Company Entities are in compliance with any applicable Anti-Money Laundering Laws and maintain procedures reasonably designed to prevent money laundering and otherwise to promote compliance with all applicable material Anti-Money Laundering Laws, except where failure to comply would not reasonably be expected to have a Material Adverse Effect.

(b) There are no current or pending or, to the Knowledge of the Company, threatened in writing, legal, regulatory, or administrative Proceedings, filings, Orders, or, to the Knowledge of the Company, governmental investigations, alleging any violations of any Anti-Money Laundering Laws by the Company Entities or, to the Knowledge of the Company, any of their directors, officers, managers, or employees.

3.21 Affiliate Transactions(a) . Except for (a) employment relationships and compensation and benefits, including any Company Benefit Plans in the Ordinary Course of Business, (b) transactions with any employer or portfolio company of any Interested Party in the Ordinary Course of Business on arms’-length terms, (c) Contracts with respect to any Interested Party’s status as an equityholder of any Company Entity disclosed on Section 3.21 of the Company Disclosure Letter, (d) customary director and officer agreements entered into in the Ordinary Course of Business, or (e) as otherwise disclosed on Section 3.21 of the Company Disclosure Letter, (x) there are no transactions, agreements, arrangements, understandings or Contracts between any of the Company Entities, on the one hand, and any Interested Party, on the other hand, and (y) no Interested Party owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee, shareholder, stockholder, partner or member of, or consultant to, or lender to or borrower from, or has the right to participate in the profits of, any Person which is a supplier, customer or landlord of, any Company Entity (other than in connection with ownership of less than five percent (5%) of the shares or stock of a publicly traded company) (such Contracts or transactions described in clauses (x) and (y), “Company Affiliated Transactions”).

3.22 Compliance with Applicable Sanctions and Embargo Laws.

(a) To the Knowledge of the Company, neither the Company Entities nor any of their directors, officers, managers, employees or agents, is or has been: (i) a Sanctioned Person; (ii) operating in, organized in, conducting business with, or otherwise engaging in dealings with or for the benefit of any Sanctioned Person or in any Sanctioned Country in connection with the business of the Company Entities; or (iii) in violation of any applicable Sanctions or applicable Export Control Laws or U.S., European Union or United Kingdom anti-boycott requirements (the “Trade Control Laws”), in connection with the business of the Company Entities.

(b) To the Knowledge of the Company, there are no formal legal, regulatory, or administrative Proceedings, filings, Orders, governmental investigations, alleging any violations by the Company Entities of the Trade Control Laws.

3.23 Environmental Matters.

(a) Since the Lookback Date, the Company and its Subsidiaries have been and are in compliance with all applicable Environmental Laws, except any noncompliance that would not reasonably be expected to result in a Material Adverse Effect.

(b) Since the Lookback Date, the Company and its Subsidiaries possess, and have been and are in compliance (except any noncompliance that would not reasonably be expected to result in a Material Adverse Effect) with, all Permits required by applicable Environmental Laws, such Permits are in full force and effect, all applications as necessary for renewal of such Permits have been timely filed, and such Permits contain no terms or conditions that will require material changes or limitations on the activities and operations of Company or its Subsidiaries.

(c) Since the Lookback Date, neither the Company nor any of its Subsidiaries has received written notice alleging noncompliance by the Company or any of its Subsidiaries with respect to any Environmental Law or Permit required by applicable Environmental Laws, except as would not reasonably be expected to result in a Material Adverse Effect.

(d) There is no material Proceeding or information request pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries arising from the Release or presence of or exposure to Hazardous Substances pursuant to Environmental Laws.

(e) Neither the Company nor any of its Subsidiaries (i) is a party to or subject to the provisions of any material Order pursuant to Environmental Law or (ii) has assumed by Contract any material Liabilities or obligations pursuant to Environmental Laws.

(f) To the Knowledge of the Company, there has been no Release or presence of or exposure to any Hazardous Substance, whether on or off the real property or premises currently or formerly owned or operated by the Company or any of its Subsidiaries, that would reasonably be expected to result in a material Liability or a requirement for notification, investigation or remediation by the Company or any of its Subsidiaries under any Environmental Laws.

(g) No Liens pursuant to Environmental Laws have been or are imposed on the property owned or operated by the Company or any of its Subsidiaries, and to the Knowledge of the Company, no such Liens have been threatened.

(h) The Company has delivered to, or has otherwise made available for inspection by, APHC all material written assessments, audits, investigation reports, studies, test results or similar environmental documents in the possession of the Company or any of its Subsidiaries related to environmental, health or safety matters or Hazardous Substances and pertaining to (i) the activities and operations of the Company or its Subsidiaries, or (ii) the real property or premises currently or formerly owned or operated by the Company or any of its Subsidiaries.

3.24 Foreign Direct Investment Monitoring. To the Knowledge of the Company, the operations of any of the Company Entities, independently, as a sub-supplier, or otherwise, are not nor have during the past five years been of such kind which would render any of the Company Entities as an entity subject to mandatory transaction pre-screening for the purposes of the Finnish Act on the Monitoring of Foreign Corporate Acquisitions (172/2012, as amended) in Finland, and none of the Company Entities has or has had agreements or arrangements with any of the following: the Finnish Defence Forces, the Finnish Border Guard, the Finnish Ministry of Defence, the Police of Finland, the Finnish Customs, the Finnish National Security Authority, the Finnish National Emergency Supply Agency, or the Finnish Transport and Communications Agency.

3.25 Investigation; No Other Representations. The Company hereby acknowledges that, except as expressly provided in Article IV and Article V or in any certificate delivered pursuant hereto or thereto, none of APHC, Irish Holdco or Merger Sub nor any of their respective Affiliates or representatives has made, is making or shall be deemed to make any representation or warranty whatsoever, express or implied, at law or in equity, to the Company or their Affiliates or representatives or any other Person, with respect to the Transactions, APHC, Irish Holdco or Merger Sub or any of their respective businesses, assets or properties, or otherwise, including any representation or warranty as to merchantability, fitness for a particular purpose, future results, proposed businesses or future plans. Without limiting the foregoing, except for the representations and warranties expressly made by APHC, Irish Holdco or Merger Sub in Article IV and Article V or in any certificate delivered pursuant hereto or thereto, none of APHC, Irish Holdco or Merger Sub or any of their respective Affiliates or representatives is making or shall be deemed to have made any representation or warranty, express or implied, at law or in equity, with respect to: (A) the information distributed or made available to the Company Entities or any of their respective Affiliates or representatives by or on behalf of APHC, Irish Holdco or Merger Sub in connection with this Agreement and the Transactions; (B) any management presentation, confidential information memorandum or similar document; or (C) any financial projection, forecast, estimate, budget or similar item relating to the Transactions or any of the Parties or any of their respective businesses, assets, liabilities, properties, financial condition, results of operations and projected operations of the foregoing. The Company hereby acknowledges that it has not relied on any promise, representation or warranty that is not expressly set forth in Article IV and Article V or in any certificate delivered pursuant hereto or thereto. The Company hereby acknowledges that it has conducted, to its satisfaction, an independent investigation and verification of the Transactions, the Parties and their respective businesses, assets, liabilities, properties, financial condition, results of operations and projected operations, and in making its determination the Company has relied on the results of its own independent investigation and verification, in addition to the representations and warranties of APHC, Irish Holdco and Merger Sub expressly set forth in Article IV and Article V or in any certificate delivered pursuant hereto or thereto. Notwithstanding anything to the contrary in this Agreement, claims against the APHC, Irish Holdco or Merger Sub shall not be limited in any respect in the event of Fraud.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF APHC

Except as disclosed in (a) the APHC Disclosure Letter (subject to Section 10.13) and (b) the APHC SEC Documents filed with or furnished to the SEC (and publicly available) prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such APHC SEC Documents) (other than disclosures in the “Risk Factors” or “Forward Looking Statements” sections of any APHC SEC Document to the extent they are of a predictive or cautionary nature or related to forward-looking statements), APHC hereby represents and warrants to the Company as of the date hereof and as of the Closing, as follows:

4.1 Organization; Authority; Enforceability.

(a) APHC (i) is duly incorporated, validly existing, and in good standing, until the Domestication Merger, under the Laws of the Cayman Islands, (ii) is duly qualified or licensed and in good standing (or the equivalent, and where such concept of good standing is applicable) to do business in each jurisdiction in which the nature of its business or the ownership, lease or use of its properties or assets makes such qualification necessary, except where the failure to be so licensed or qualified or in good standing (or the equivalent) would not, individually or in the aggregate, reasonably be expected to have an APHC Material Adverse Effect, and (iii) has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its businesses as presently conducted. APHC has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions, and has taken all corporate or other legal entity action necessary in order to execute, deliver and perform its obligations hereunder and thereunder and to consummate the Transactions, subject to the Required APHC Vote.

(b) The APHC Board has duly approved and authorized the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is or will be a party and the Transactions and determined that this Agreement, the Ancillary Agreements and the Transactions are in the best interests of APHC. Subject to the Required APHC Vote, no other corporate proceedings on the part of APHC are necessary to approve and authorize the execution, delivery and performance of this Agreement and the Ancillary Agreement to which it is or will be a party and to consummate the Transactions.

(c) This Agreement has been duly executed and delivered by APHC and, assuming due execution and delivery by the other Parties, constitutes the valid and binding agreement of APHC, enforceable against APHC in accordance with its terms, subject to bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

4.2 Capitalization.

(a) The authorized share capital of APHC consists of (i) 500,000,000 APHC Class A Ordinary Shares, (ii) 50,000,000 APHC Class B Ordinary Shares, and (iii) 1,000,000 preference shares, par value $0.0001 per share (“APHC Preference Shares”). As of the date hereof, (A) 26,551,482 APHC Class A Ordinary Shares are issued and outstanding, (B) 6,637,870 APHC Class B Ordinary Shares are issued and outstanding, (C) no APHC Preference Shares are issued and outstanding, and (D) 8,850,494 public warrants of APHC entitling the holder thereof to purchase one (1) APHC Class A Ordinary Share at an exercise price of eleven dollars and fifty cents ($11.50) per warrant (“APHC Public Warrants”) and 7,310,297 private placement warrants of APHC entitling the holder thereof to purchase one (1) APHC Class A Ordinary Share at an exercise price of eleven dollars and fifty cents ($11.50) per warrant (“APHC Private Warrants” and, together with the APHC Public Warrants, the “APHC Warrants”) are issued and outstanding. The Equity Interests set forth in this Section 4.2(a) comprise all of the Equity Interests of APHC that are issued and outstanding (without giving effect to the APHC Share Redemption, the PIPE Investment, the Domestication Merger, or the conversion of APHC Class B Ordinary Shares to APHC Class A Ordinary Shares) as of the date hereof.

(b) Except as (x) set forth on Section 4.2(b) of the APHC Disclosure Letter, or (y) set forth in this Agreement (including as set forth in Section 4.2(a)), the Ancillary Agreements or the APHC Governing Documents:

(i) there are no outstanding options, warrants, Contracts, calls, puts, bonds, debentures, notes rights to subscribe, conversion rights or other similar rights to which APHC is a party or which are binding upon APHC providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any of its Equity Interests;

(ii) APHC is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests;

(iii) APHC is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Equity Interests;

(iv) there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of its Equity Interests; and

(v) APHC has not violated any applicable Laws or any preemptive or similar rights created by applicable Law, APHC Governing Documents or Contract to which APHC is a party in connection with the offer, sale or issuance of any of Equity Interests of APHC.

(c) All outstanding APHC Class A Ordinary Shares, APHC Class B Ordinary Shares and APHC Warrants are duly authorized and validly issued, and were not issued in violation of any preemptive rights, call options, rights of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than Securities Liens and other than as set forth in the APHC Governing Documents) or applicable Law. APHC does not hold any direct or indirect Equity Interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding).

4.3 Brokers. Except as set forth on Section 4.3 of the APHC Disclosure Letter, APHC has not incurred any Liability in connection with this Agreement or the Ancillary Agreements, or the Transactions, that would result in the obligation of APHC, Irish Holdco, Merger Sub or any of their respective Affiliates, to pay a finder’s fee, brokerage or agent’s commissions or other like payments prior to or following the Closing.

4.4 Trust Account. As of the date of this Agreement, APHC has at least US $265,000,000 (the “Trust Amount”) in the Trust Account, with such funds invested in United States government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of APHC, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect by APHC or the Trustee, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated by APHC. APHC is not party to or bound by any side letters with respect to the Trust Agreement or (except for the Trust Agreement) any Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (a) cause the description of the Trust Agreement in the APHC SEC Documents to be inaccurate in any material respect or (b) explicitly by their terms, entitle any Person (other than (i) the APHC Shareholders who shall have exercised their rights to participate in the APHC Share Redemptions, (ii) the underwriters of APHC’s initial public offering, who are entitled to the Deferred Discount and (iii) APHC with respect to income earned on the proceeds in the Trust Account to cover any of its Tax obligations and up to US $100,000 of interest on such proceeds to pay dissolution expenses) to any portion of the proceeds in the Trust Account. There are no Proceedings pending or, to the Knowledge of APHC, threatened with respect to the Trust Account. Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the APHC Governing Documents and the Trust Agreement. APHC has performed all material obligations required to be performed by it, and is not in material breach or default under the Trust Agreement, and, to the Knowledge of APHC, no event has occurred which (with due notice or lapse of time or both) would constitute a material default under the Trust Agreement by APHC. APHC has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement. Upon the consummation of the Transactions (including the distribution of assets from the Trust Account to (A) the APHC Shareholders who shall have exercised their rights to participate in the APHC Share Redemptions, (B) the underwriters of APHC’s initial public offering, who are entitled to the Deferred Discount and (C) APHC with respect to income earned on the proceeds in the Trust Account to cover any of its Tax obligations and up to US $100,000 of interest on such proceeds to pay dissolution expenses), APHC shall have no further obligation under either the Trust Agreement or the APHC Governing Documents to liquidate or distribute any assets held in the Trust Account, the funds remaining in the Trust Account will be available to APHC, and the Trust Agreement shall thereafter terminate in accordance with its terms.

4.5 APHC SEC Documents; Controls; Undisclosed Liabilities.

(a) Except as set forth on Section 4.5(a) of the APHC Disclosure Letter, APHC has timely filed or furnished all material forms, reports, schedules, statements and other documents required to be filed by it with the SEC since May 6, 2021, together with any material amendments, restatements or supplements thereto, and all such forms, reports, schedules, statements and other documents required to be filed or furnished under the Securities Act or the Exchange Act (including, to the Knowledge of APHC, all directors and applicable officers having made all required filings under Section 16 under the Exchange Act) (all such forms, reports, schedules, statements and other documents required to be filed or furnished with the SEC, together with any material amendments, restatements or supplements thereto, the “APHC SEC Documents”). As of their respective dates, each of the APHC SEC Documents, as amended to the date of this Agreement (including all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein), complied in all material respects with the applicable requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such APHC SEC Documents. None of the APHC SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of APHC, as of the date hereof, (i) there are no outstanding comments from the SEC with respect to the APHC SEC Documents and (ii) none of the APHC SEC Documents filed is subject to any ongoing SEC investigation or review that would reasonably be expected to have an APHC Material Adverse Effect.

(b) Since May 6, 2021, APHC has timely filed all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any APHC SEC Document. Each such certification is correct and complete. APHC maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning APHC is made known on a timely basis to the individuals responsible for the preparation of the APHC SEC Documents. As used in this Section 4.5(b), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC in accordance with the rules and regulations of the SEC.

(c) Except as set forth on Section 4.5(c) of the APHC Disclosure Letter, APHC has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP.

(d) The financial statements and notes contained or incorporated by reference in the APHC SEC Documents fairly present, in all material respects the financial condition and the results of operations, changes in shareholders’ equity and cash flows of APHC as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance and compliance with: (i) U.S. GAAP; and (ii) applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes, or the inclusion of limited notes, and other presentation items for normal year-end adjustments to the extent permitted by Regulation S-X or Regulation S-K, as applicable. APHC has no “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K promulgated under the Securities Act that are not disclosed in the APHC SEC Documents. No financial statements other than those of APHC are required by U.S. GAAP to be included in the consolidated financial statements of APHC.

(e) Except as set forth on Section 4.5(c) of the APHC Disclosure Letter, APHC has not identified or been made aware of (and none of its employees or independent auditors have identified or been made aware of) (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by APHC, (ii) any fraud, whether or not material, that involves APHC’s management or other employees or Affiliates who have a role in the preparation of financial statements or the internal accounting controls utilized by APHC, or (iii) any claim or allegation regarding any of the foregoing or any whistleblower complaint or report whether regarding the foregoing or any other matter.

(f) APHC has no material Liabilities of the type required to be reflected or reserved for on a balance sheet prepared in accordance with U.S. GAAP, other than Liabilities (i) set forth in or reserved against or otherwise reflected in the financial statements and notes thereto contained or incorporated by reference in the APHC SEC Documents, (ii) that have arisen in the Ordinary Course of Business since the date of the most recent balance sheet included in the financial statements and notes contained or incorporated by reference in the APHC SEC Documents and are not material in amount, or (iii) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Agreements or the consummation of the Transactions.

4.6 Information Supplied. None of the information supplied by APHC for inclusion or incorporation by reference in the Transaction Filings will, when filed (including furnished), declared effective, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided, mailed or filed, or that are otherwise included or incorporated by reference in the APHC SEC Documents or Transaction Filings) except that the foregoing representation or warranty is not made by APHC with respect to statements made, supplied, included or incorporated by reference in such filings or mailings based on information supplied or otherwise provided by or on behalf of the Company Entities or their Affiliates or representatives expressly for inclusion or incorporation by reference therein in writing, or any projections or forecasts included therein.

4.7 Litigation. There are no Proceedings or investigations pending or, to the Knowledge of APHC, threatened against APHC or, to the Knowledge of APHC, any director, officer or employee of APHC (in their capacity as such), in each case that would reasonably be expected to have an APHC Material Adverse Effect. Neither APHC nor any property, asset or business of APHC is subject to or bound by any Order that would reasonably be expected to have an APHC Material Adverse Effect. As of the date of this Agreement, there are no material Proceedings pending or threatened by APHC against any other Person.

4.8 Listing. Prior to the Domestication Merger, the issued and outstanding APHC Units. APHC Class A Ordinary Shares and the APHC Public Warrants (the foregoing, collectively, the “APHC Public Securities”) are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE. Except as set forth in Section 4.8 of the APHC Disclosure Letter, APHC has not received any notice of non-compliance from the NYSE that is outstanding, and APHC has complied in all material respects with the applicable rules and regulations of the NYSE. Except as set forth in Section 4.8 of the APHC Disclosure Letter, there is no

Proceeding or investigation pending or, to the Knowledge of APHC, threatened against APHC by the NYSE or the SEC with respect to any intention by such entity to deregister the APHC Public Securities or prohibit or terminate the listing of the APHC Public Securities on the NYSE. APHC has taken no action that is designed to terminate the registration of the APHC Public Securities under the Exchange Act.

4.9 Investment Company; JOBS Act. APHC is not required to be registered as an “investment company” and is not a Person directly or indirectly “controlled” by or acting on behalf of a Person subject to registration and regulation as an “investment company”, in each case, within the meaning of the Investment Company Act of 1940. APHC is an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of the 2012 JOBS Act.

4.10 Noncontravention. Except as set forth on Section 4.10 of the APHC Disclosure Letter and for the filings pursuant to Section 7.6 and Article II, the execution, delivery and performance of this Agreement by APHC and of the Ancillary Agreements to which it is or will be a party, and the consummation of the Transactions do not and will not (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a material default under (whether with or without the giving of notice, the passage of time or both), (c) result in a violation of, (d) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any right or obligation under, (e) result in the creation of any Lien (other than Permitted Liens) upon its Equity Interests under, (f) require any approval under, from or pursuant to, or (g) require any filing with, (i) any material Contract to which APHC is a party, (ii) any APHC Governing Document, or (iii) any Governmental Entity under or pursuant to any Law or Order to which APHC is bound or subject; provided, that with respect to the foregoing clause (i) or clause (iii), except as would not have an APHC Material Adverse Effect.

4.11 Business Activities; Absence of Certain Developments.

(a) Since its incorporation, other than as described in the APHC SEC Documents, APHC has not conducted any material business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the APHC Governing Documents, there is no Contract, commitment, or Order binding upon APHC or to which APHC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of APHC or any acquisition of property by APHC, other than such effects, individually or in the aggregate, which are not, and would not reasonably be expected to be, material to APHC.

(b) Except for this Agreement and the Transactions, APHC has no interests, rights, obligations or Liabilities with respect to, and APHC is not party to, bound by nor are any of its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination. APHC has not, directly or indirectly (whether by merger, consolidation or otherwise), acquired, purchased, leased or licensed (or agreed to acquire, purchase, lease or license) any business, corporation, partnership, association or other business organization or division or part thereof.

(c) Since December 31, 2020 to the date of this Agreement, there has not been: (i) any APHC Material Adverse Effect; (ii) any change in the auditors of APHC; (iii) any revaluation by APHC of any of its assets, including, any sale of assets of APHC other than in the Ordinary Course of Business; or (iv) any action taken by APHC that would be prohibited by Section 6.2 if such action were taken on or after the date hereof without the consent of the Company.

(d) APHC is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

4.12 Tax Matters. Except as set forth on Section 4.12 of the APHC Disclosure Letter:

(a) APHC has timely filed all Income Tax Returns and other material Tax Returns required to be filed by it pursuant to applicable Laws (taking into account any validly obtained extensions of time within which to file).

All Income Tax Returns and other material Tax Returns filed by APHC are correct and complete in all material respects and have been prepared in material compliance with all applicable Laws. To the Knowledge of APHC, all material Taxes due and payable by APHC have been timely paid (whether or not shown as due and payable on any Tax Return).

(b) APHC has timely and properly withheld or collected and paid to the applicable Taxing Authority all material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and all material sales, use, ad valorem, value added, and similar Taxes and has otherwise complied in all material respects with all applicable Laws relating to such withholding, collection and payment of Taxes.

(c) To the Knowledge of APHC, no written claim has been made by a Taxing Authority in a jurisdiction where APHC does not file Tax Returns, or pay Tax, that APHC is or may be subject to taxation or required to file Tax Returns in, that jurisdiction which claim has not been settled or resolved.

(d) APHC is not currently nor has it been the subject of any Tax Proceeding with respect to any material Taxes or Tax Returns of or with respect to APHC, no such Tax Proceeding is pending and no such Tax Proceeding has been threatened, in each case, that has not been settled or resolved. All material deficiencies for Taxes asserted or assessed in writing against APHC have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, to the Knowledge of APHC, no such deficiency has been threatened or proposed against APHC.

(e) There are no outstanding agreements extending or waiving the statute of limitations applicable to any Tax or Tax Return with respect to APHC or extending a period of collection, assessment or deficiency for Taxes due from or with respect to APHC, which period (after giving effect to such extension or waiver) has not yet expired, and no written request for any such waiver or extension is currently pending. APHC is not the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity) within which to file any Tax Return not previously filed. No private letter ruling, administrative relief, technical advice, or other similar ruling or request has been granted or issued by, or is pending with, any Governmental Entity that relates to any Taxes or Tax Returns of APHC that would have a material adverse effect on APHC following the date of the APHC Balance Sheet.

(f) APHC has at all times been resident in the jurisdiction of its incorporation for Tax purposes and is not and has not at any time been treated or claimed by a tax authority to be treated as resident in, or as having an office, place of management, permanent establishment, permanent representative, or fixed place of business in, any other jurisdiction for Tax purposes. APHC has not been notified by any Governmental Entity that it is or may be subject to taxation by, or required to file Tax Returns in, a jurisdiction where it does not pay any taxes or file any Tax return, nor subject to exit taxation (including but not limited due to transfer of tax residence on the basis of place of management or place of effective management in another jurisdiction or termination of taxation power of a jurisdiction on assets or business).

(g) APHC has accurately and timely complied with all applicable regulatory notifications and other liabilities towards any Tax authorities, including but not limited to, any reportable arrangements under EU Directive 2011/16 on mandatory disclosure and exchange of cross-border tax arrangement (“DAC6”), and FATCA.

(h) APHC has not been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(i) APHC will not be required to include any material item of income, or exclude any material item of deduction, for any period (or portion thereof) after the Closing Date (determined with and without regard to the transactions contemplated by this Agreement) as a result of: (i) an installment sale transaction occurring before the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Laws) or open transaction; (ii) a disposition occurring before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received prior to the Closing or deferred revenue realized, accrued or received outside the Ordinary Course of Business prior to the Closing; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period that occurs or was requested prior to the Closing (or as a result of an impermissible method used in a Pre-Closing Tax Period); or (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Section 7121 of the Code) on or prior to the Closing. APHC is not and has not owned any (i) CFC or (ii) PFIC and (iii) does not expect to be classified as a CFC or as a PFIC in the year of the Closing Date.

(j) There is no Lien for Taxes on any of the assets of APHC, other than Permitted Liens.

(k) APHC has no Liability for Taxes or any portion of a Tax (or any amount calculated with respect to any portion of a Tax) of any other Person as a successor or transferee, by contract, by operation of Law, or otherwise (other than pursuant to an Ordinary Course Tax Sharing Agreement). APHC is not party to or bound by any Tax Sharing Agreement, except for any Ordinary Course Tax Sharing Agreement, or ever been a party to any joint venture, partnership or other arrangement that is properly treated as a partnership for Tax purposes.

(l) APHC is and has at all times since its incorporation been properly classified as an association taxable as a corporation for U.S. federal (and, where applicable, state and local) income Tax purposes.

(m) APHC has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment. APHC is not aware of any plan or intention to cause Irish Holdco to be liquidated (for U.S. federal income tax purposes) following the Merger.

(n) APHC is not an investment company, as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

(o) APHC is not under the jurisdiction of a court in a Title 11 or similar case (within the meaning of Section 368(a)(3)(A) of the Code).

(p) APHC is not aware of any fact or circumstance that would cause Irish Holdco, following the Merger Effective Time, to either be a tax resident of a jurisdiction other than Ireland or to be a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code.

(q) APHC is not a “surrogate foreign corporation” as defined in Section 7874(a)(2)(B) of the Code or a domestic corporation as a result of the application of Section 7874(b) of the Code.

4.13 Affiliate Transactions. Except as disclosed in an APHC SEC Document or as set forth on Section 4.13 of the APHC Disclosure Letter, (a) APHC is not a party to any transaction, agreement, arrangement or understanding with any (i) present or former executive officer or director of APHC, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of APHC Capital Stock or equity interests of APHC or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing, and (b) no Person described in the foregoing clause (a) (i) owes any amount to APHC or (ii) owns any material assets, tangible or intangible, of the business of APHC as operated as of the date hereof (collectively, “APHC Affiliated Transactions”). There are no outstanding APHC Working Capital Notes as of the date of this Agreement.

4.14 Compliance with Laws. APHC is, and has been since its incorporation, in compliance in all material respects with all Laws applicable to APHC or to the conduct of the business of APHC, and no uncured written notices have been received by APHC from any Governmental Entity or, to the Knowledge of APHC, any other Person alleging a material violation of any such Laws or Orders. No such allegations are, to the Knowledge of APHC, threatened against APHC.

4.15 Investigation; No Other Representations. APHC hereby acknowledges that, except as expressly provided in Article III or in any certificate delivered pursuant hereto or thereto, none of the Company Entities nor any of their respective Affiliates or representatives has made, is making or shall be deemed to make any representation or warranty whatsoever, express or implied, at law or in equity, to APHC or the Sponsor or their respective Affiliates or representatives or any other Person, with respect to any of the Company Entities or any of their respective businesses, assets or properties, or otherwise, including any representation or warranty as to merchantability, fitness for a particular purpose, future results, proposed businesses or future plans. Without limiting the foregoing, except for the representations and warranties expressly made by the Company in Article III or in any certificate delivered pursuant hereto or thereto, no Company Entity nor any of their respective Affiliates or representatives is making or shall be deemed to have made any representation or warranty, express or implied, with respect to: (A) the information distributed or made available to APHC or any of its Affiliates or representatives by or on behalf of the Company in connection with this Agreement and the Transaction; (B) any management presentation, confidential information memorandum or similar document; or (C) any financial projection, forecast, estimate, budget or similar item relating to any of the Company Entities or any of their respective businesses, assets, liabilities, properties, financial condition, results of operations and projected operations of the foregoing. APHC hereby acknowledges that it has not relied on any promise, representation or warranty that is not expressly set forth in Article III or in any certificate delivered pursuant hereto or thereto. APHC hereby acknowledges that it has conducted, to its satisfaction, an independent investigation and verification of the Company Entities and their respective businesses, assets, liabilities, properties, financial condition, results of operations and projected operations, and in making its determination APHC has relied on the results of its own independent investigation and verification, in addition to the representations and warranties of the Company expressly set forth in Article III and those expressly set forth in any certificate delivered pursuant hereto or thereto. Notwithstanding anything to the contrary in this Agreement, claims against the Company shall not be limited in any respect in the event of Fraud.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF IRISH HOLDCO AND MERGER SUB

Each of APHC, Irish Holdco and Merger Sub represents and warrants to the Company as of the date hereof and as of the Closing, as follows:

5.1 Organization; Authority; Enforceability.

(a) Each of Irish Holdco and Merger Sub (a) is duly organized, incorporated or formed, validly existing, and in good standing under the laws of the state or country of its incorporation, (b) is duly qualified or licensed and in good standing (or the equivalent, and where such concept of good standing is applicable) to do business in each jurisdiction in which the nature of its business or the ownership, lease or use of its properties or assets makes such qualification necessary, except where the failure to be so licensed or qualified or in good standing (or the equivalent) would not, individually or in the aggregate, reasonably be expected to have an Irish Holdco Material Adverse Effect, and (c) has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its businesses as presently conducted. Each of Irish Holdco and Merger Sub has the corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions, and has taken all corporate or other legal entity action necessary in order to execute, deliver and perform its obligations hereunder and thereunder and to consummate the Transactions. Irish Holdco is, and as of the Closing will be, a corporate tax resident of Ireland.

(b) Each of Irish Holdco Board and Merger Sub Board has duly approved and authorized the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is or will be a party and the Transactions and determined that this Agreement, the Ancillary Agreements and the Transactions are in the best interests of each of Irish Holdco and Merger Sub and their shareholders.

(c) This Agreement has been duly executed and delivered by Irish Holdco and Merger Sub and, assuming due execution and delivery by the other Parties, constitutes the valid and binding agreement of Irish Holdco and Merger Sub, enforceable against Irish Holdco and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. Correct and complete copies of Irish Holdco and Merger Sub’s Governing Documents as in effect on the date hereof have been made available to the Company, and Irish Holdco and Merger Sub are not in violation of their Governing Documents.

(d) Merger Sub is and has at all times since its formation been properly classified as an association taxable as a corporation for U.S. federal (and, where applicable, state and local) income Tax purposes.

(e) Irish Holdco does not have any Subsidiaries other than Merger Sub. Except for Irish Holdco’s ownership of Merger Sub, neither Irish Holdco nor Merger Sub owns, directly or indirectly, any equity or voting interest in any Person.

5.2 Capitalization.

(a) Irish Holdco has, at the date of this Agreement, an authorized share capital of EUR 25,000, and an issued and outstanding share capital of 25,000 ordinary shares of €1.00 each, and immediately prior to the Domestication Merger Effective Time, will have an authorized share capital of US$5,010,000 divided into 500,000,000 Ordinary Shares with a nominal value of US$0.01 each and 100,000,000 Preferred Shares with a nominal value of US$0.0001 and €25,000 divided into 25,000 ordinary shares with a nominal value of €1.00 each and an issued and outstanding share capital of 25,000 ordinary shares with a nominal value of €1.00 each. The authorized shares of stock of Merger Sub is 50,000 ordinary shares, par value US$1.00 per share, 1 of which is issued and outstanding. Irish Holdco owns all of the outstanding equity securities of Merger Sub, free and clear of all Liens.

(b) Except as set forth in this Agreement (including as set forth in Section 5.2(a)), the Ancillary Agreements or the Irish Holdco Governing Documents and the Merger Sub Governing Documents:

(i) there are no outstanding options, warrants, Contracts, calls, puts, bonds, debentures, notes rights to subscribe, conversion rights or other similar rights to which Irish Holdco or Merger Sub is a party or which are binding upon Irish Holdco or Merger Sub providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any of its Equity Interests;

(ii) neither Irish Holdco nor Merger Sub is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests;

(iii) neither Irish Holdco nor Merger Sub is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Equity Interests;

(iv) there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of its Equity Interests; and

(v) neither Irish Holdco nor Merger Sub has violated any applicable Laws or any preemptive or similar rights created by applicable Law, Irish Holdco Governing Documents or Merger Sub Governing Documents or Contract to which Irish Holdco or Merger Sub is a party in connection with the offer, sale or issuance of any of Equity Interests of Irish Holdco or Merger Sub.

(c) On or prior to the date of this Agreement, or substantially concurrently with the execution of this Agreement, APHC and Irish Holdco have entered into Subscription Agreements with PIPE Investors, true and correct copies of which have been provided to the Company, pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed, in connection with the transactions contemplated hereby, to purchase from Irish Holdco, Irish Holdco Ordinary Shares for an investment amount set forth in such

PIPE Investor’s Subscription Agreement. Such Subscription Agreements are in full force and effect with respect to, and binding on, APHC and Irish Holdco, and to the Knowledge of APHC and Irish Holdco, on each PIPE Investor party thereto, in accordance with their terms. Subject to the terms of their respective Subscription Agreements, the PIPE Investors will be obligated to fund their commitments concurrently with the Closing.

5.3 Information Supplied. None of the information supplied by Irish Holdco or Merger Sub for inclusion or incorporation by reference in the Transaction Filings will, when filed (including furnished), declared effective, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided, mailed or filed, or that are otherwise included or incorporated by reference in any forms, reports, schedules, statements and other documents filed with the SEC in respect of Irish Holdco or Merger Sub or Transaction filings) except that no representation or warranty is made by Irish Holdco or Merger Sub with respect to statements made, supplied, included or incorporated by reference in such filings or mailings based on information supplied or otherwise provided by or on behalf of the Company Entities or their Affiliates or representatives expressly for inclusion or incorporation by reference therein in writing, or any projections or forecasts included therein.

5.4 Brokers. Neither Irish Holdco nor Merger Sub has incurred any Liability in connection with this Agreement or the Ancillary Agreements, or the Transactions, that would result in the obligation of the Irish Holdco or Merger Sub to pay a finder’s fee, brokerage or agent’s commissions or other like payments prior to or following the Closing.

5.5 Litigation. There are no Proceedings or investigations pending or, to the Knowledge of Irish Holdco or Merger Sub, threatened against Irish Holdco or Merger Sub or, Knowledge of Irish Holdco or Merger Sub, any director, officer or employee of Irish Holdco or Merger Sub (in their capacity as such), in each case that would reasonably be expected to have an Irish Holdco Material Adverse Effect. Neither Irish Holdco or Merger Sub nor any property, asset or business of Irish Holdco or Merger Sub is subject to or bound by any Order that would reasonably be expected to have an Irish Holdco Material Adverse Effect. As of the date of this Agreement, there are no material Proceedings pending or threatened by Irish Holdco or Merger Sub against any other Person.

5.6 Noncontravention. The execution, delivery and performance of this Agreement by Irish Holdco or Merger Sub and of the Ancillary Agreements to which it is or will be a party, and the consummation of the Transactions do not and will not (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a material default under (whether with or without the giving of notice, the passage of time or both), (c) result in a violation of, (d) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any right or obligation under, (e) result in the creation of any Lien (other than Permitted Liens) upon its Equity Interests under, (f) require any approval under, from or pursuant to, or (g) require any filing with, (i) any material Contract to which Irish Holdco or Merger Sub is a party, (ii) any Irish Holdco Governing Document or Merger Sub Governing Document, or (iii) any Governmental Entity under or pursuant to any Law or Order to which Irish Holdco or Merger Sub is bound or subject; provided, that with respect to the foregoing clause (i) or clause (iii), except as would not have an Irish Holdco Material Adverse Effect.

5.7 Business Activities.

(a) Since its incorporation or organization, Irish Holdco and Merger Sub do not have any assets or properties of any kind, do not now conduct and have never conducted any business, and have and will have at the Closing no obligations or Liabilities of any nature whatsoever, except for such obligations as are imposed under this Agreement or the Ancillary Agreements.

(b) Neither Irish Holdco nor Merger Sub are the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding. Irish Holdco does not have any plan or intention to be liquidated (for U.S. federal income tax purposes) following the Merger.

5.8 Affiliate Transactions. Neither Irish Holdco nor Merger Sub is a party to any transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of Irish Holdco or Merger Sub, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the shares, capital stock or equity interests of Irish Holdco or Merger Sub or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (collectively, “Irish Holdco Affiliated Transactions”).

5.9 Compliance with Laws. To the Knowledge of each of Irish Holdco and Merger Sub, Irish Holdco and Merger Sub is, and has been since its incorporation, in compliance in all material respects with all Laws applicable to Irish Holdco and Merger Sub or to the conduct of the business of Irish Holdco and Merger Sub, and no uncured written notices have been received by Irish Holdco or Merger Sub from any Governmental Entity or any other Person alleging a material violation of any such Laws.

5.10 Investigation; No Other Representations. Each of Irish Holdco and Merger Sub hereby acknowledges that, except as expressly provided in Article III or in any certificate delivered pursuant hereto or thereto, none of the Company Entities nor any of their respective Affiliates or representatives has made, is making or shall be deemed to make any representation or warranty whatsoever, express or implied, at law or in equity, to Irish Holdco, Merger Sub or their respective Affiliates or representatives or any other Person, with respect to any of the Company Entities or any of their respective businesses, assets or properties, or otherwise, including any representation or warranty as to merchantability, fitness for a particular purpose, future results, proposed businesses or future plans. Without limiting the foregoing, except for the representations and warranties expressly made by the Company in Article III or in any certificate delivered pursuant hereto or thereto, no Company Entity nor any of their respective Affiliates or representatives is making or shall be deemed to have made any representation or warranty, express or implied, with respect to: (A) the information distributed or made available to each of Irish Holdco and Merger Sub, or any of their respective Affiliates or representatives by or on behalf of the Company in connection with this Agreement and the Transactions; (B) any management presentation, confidential information memorandum or similar document; or (C) any financial projection, forecast, estimate, budget or similar item relating to any of the Company Entities or any of their respective businesses, assets, liabilities, properties, financial condition, results of operations and projected operations of the foregoing. Each of Irish Holdco and Merger Sub hereby acknowledges that it has not relied on any promise, representation or warranty that is not expressly set forth in Article III or in any certificate delivered pursuant hereto or thereto. Each of Irish Holdco and Merger Sub hereby acknowledges that it has conducted, to its satisfaction, an independent investigation and verification of the Company Entities and their respective businesses, assets, liabilities, properties, financial condition, results of operations and projected operations, and in making its determination each of Irish Holdco and Merger Sub has relied on the results of its own independent investigation and verification, in addition to the representations and warranties of the Company expressly set forth in Article III and those expressly set forth in any certificate delivered pursuant hereto or thereto. Notwithstanding anything to the contrary in this Agreement, claims against the Company shall not be limited in any respect in the event of Fraud.

ARTICLE VI

INTERIM OPERATING COVENANTS

6.1 Interim Operating Covenants of the Company.

(a) From the date of this Agreement until the earlier of the Closing and the date this Agreement is terminated pursuant to and in accordance with the terms hereunder (such period, the “Pre-Closing Period”), unless APHC shall otherwise give prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) and except (i) as expressly required or contemplated, or otherwise expressly permitted, by this Agreement or the Ancillary Agreements, including pursuant to the Domestication Merger, APHC Share Redemption or the PIPE Investment, (ii) as required by applicable Law (including any COVID-19 Measure) or any Governmental Entity or as reasonably necessary in light of COVID-19, or (iii) as set forth on Section 6.1(a) of the Company Disclosure Letter ((i)-(iii), the “Business Exceptions”), the Company Entities shall conduct and operate their business in the Ordinary Course of Business and shall use reasonable best efforts to maintain and preserve their present business organization, assets and technology and relationships and good will with customers and suppliers having material business dealings with the Company Entities consistent with past practices. Notwithstanding the foregoing, no action or failure to take action with respect to matters specifically addressed by any of the provisions of Section 6.1(b) shall constitute a breach under this Section 6.1(a) unless such action or failure to take action would constitute a breach of such provision of Section 6.1(b) and this Section 6.1(a).

(b) During the Pre-Closing Period, unless APHC shall otherwise give prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) and except with respect to the Business Exceptions, the Company shall not, and shall cause the Company Entities not to:

(i) amend or otherwise modify the Company Governing Documents or the Company SHA or amend or otherwise modify, in any material respect, any of the Governing Documents of the Company Subsidiaries;

(ii) make any material changes to their accounting policies, methods or practices, other than as required by U.S. GAAP or IFRS (as applicable) or applicable Law;

(iii) sell, issue, assign, transfer, pledge, convey or otherwise dispose of (A) any Equity Interests of the Company Entities, including Company Shares or (B) any options, warrants, rights of conversion or other rights or agreements, arrangements or commitments obligating the Company Entities to issue, deliver or sell any Equity Interests of the Company Entities, including Company Equity Awards, Company Warrants, and Kreos Warrants, other than grants or issuances to directors, officers, independent contractors and employees (including new hires) made subject to the terms of the Equity Incentive Plan in the Ordinary Course of Business and in accordance with Section 6.1(b)(xv) or in settlement of outstanding Company Warrants or Kreos Warrants in accordance with the terms of such awards or agreements as in effect on the date hereof provided that such settlement is made in compliance with the Finnish Companies Act and is not made in cash to the shareholders of the Company;

(iv) redeem, purchase, repurchase or otherwise acquire any Equity Interests or other securities of the Company Entities, including the Company Shares, Company Equity Awards, Company Warrants, and Kreos Warrants except for (w) repurchases or settlements of Company Warrants and Kreos Warrants pursuant to the terms of such awards or agreements as in effect as of the date hereof provided that such repurchases or settlements are made in compliance with the Finnish Companies Act and are not made in cash to the shareholders of the Company other than in connection with the redemption pursuant to Chapter 16, Section 13 of the Finnish Companies Act, and (y) forfeitures of Company Equity Awards at the time of the termination of service of the holder thereof in accordance with the terms of such awards as in effect on the date hereof, in compliance with applicable Law;

(v) declare, make or pay any dividend, other distribution or return of capital (whether in cash or in kind) to any equityholder of the Company Entities (other than distributions made by any direct or indirect wholly owned Subsidiaries of the Company to the Company or any of its other direct or indirect wholly owned Subsidiaries);

(vi) adjust, split, combine or reclassify any of the Company Entities’ Equity Interests, other than in connection with the Conversion;

(vii) incur, assume, guarantee or otherwise become Liable for (whether directly, contingently or otherwise) any Indebtedness, for an amount not in excess of EUR 5.0 Million in the aggregate;

(viii) make any loans, advances or capital contributions to, or investments in, any Person for an amount in excess of EUR 1.0 Million in the aggregate;

(ix) commit to, authorize or enter into any agreement in respect of, any capital expenditure (or series of commitments or capital expenditures), other than capital expenditures not to exceed EUR 0.5 Million in the aggregate;

(x) other than in the Ordinary Course of Business, enter into any termination (other than an expiration in accordance with the terms thereof) of, or amendment to or waiver of any material provision or term of, any Material Contract or enter into any Contract that if entered into prior to the date of this Agreement would be a Material Contract;

(xi) other than inventory and other assets acquired in the Ordinary Course of Business, acquire a material amount of properties or assets (including by merger, consolidation or acquisition of stock or by purchasing or receiving an exclusive license), including Equity Interests of another Person;

(xii) propose, adopt or effect any plan of complete or partial liquidation, dissolution, recapitalization or reorganization;

(xiii) create or subject to any Liens (other than Permitted Liens), any of the material rights (other than rights in Intellectual Property or Technology) or material assets (other than Intellectual Property or Technology) owned by, or leased or licensed to, the Company Entities, other than with respect to Indebtedness permitted to be incurred under the foregoing clause (vii);

(xiv) compromise, commence or settle any material Proceeding where such settlement amount or damages being sought is in excess of EUR 1.0 Million;

(xv) except as required under applicable Law or by the terms of any Company Employee Benefit Plan as in existence as of the date hereof, (A) accelerate the vesting of or lapsing of restrictions with respect to, any stock-based compensation or other multi-year cash incentive compensation under any Company Employee Benefit Plan, (B) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization respecting employees of the Company Entities, or (C) except to the extent actions taken during the Pre-Closing Period under the following provisions (w)—(z) would not, in the aggregate, increase personnel costs in fiscal year 2022 by more than 25% over the aggregate amount allocated to personnel costs for fiscal year 2022 in the Company budget made available to APHC in November 2021:

(w) except to the extent actions are taken under (y) or (z) below, take action that does or would reasonably be expected to increase the compensation or benefits of any current or former employee or service provider of the Company Entities;

(x) grant any new stock-based compensation or other multi-year cash incentive compensation under any Company Employee Benefit Plan (provided that new unvested stock-based awards granted under the Company Equity Awards from the share reserve in existence on the date of this Agreement are made in the Ordinary Course of Business or approved by a majority of the Company’s Board after the date hereof, which unvested awards will not become exercisable for at least twelve (12) months, shall not be subject to this clause (x)); or

(y) hire or engage any employee or consultant if such employee or consultant will receive, or does receive, annual base cash compensation (or annual base wages or fees) in excess of $300,000, unless such hiring or engagement is approved by a majority of the Company Board or its compensation committee after the date hereof;

(z) become a party to, establish, materially amend, commence participation in, or terminate any group Company Employee Benefit Plan, or any other plan, agreement or arrangement covering more than one employee or consultant that would be a Company Employee Benefit Plan if in effect as of the date hereof;

(xvi) sell, lease, assign, transfer, convey, license, covenant not to assert, permit to lapse, abandon, allow to lapse or otherwise dispose of, or create, grant, subject to, or issue any material Lien (other than Permitted Liens) in or on any material rights or material assets (other than Intellectual Property or Technology or, in each case, any rights therein) owned by, or leased or licensed to, the Company Entities;

(xvii) terminate, fail to renew, abandon, cancel, allow to enter into the public domain, let lapse, fail to continue to prosecute or defend, subject to any Lien (except for Permitted Liens), license (including through covenants not to sue, non-assertion provisions or releases, immunities from suit that relate to Intellectual Property or any option to any of the foregoing, but excluding non-exclusive licenses granted in the Ordinary Course of Business in object code form), sell, assign, transfer or otherwise dispose of any Core IP;

(xviii) enter into any new line of business outside of the business of data management;

(xix) (1) make, change or revoke any material election relating to Taxes outside the Ordinary Course of Business, (2) enter into any agreement, settlement or compromise with any Taxing Authority relating to a material amount of Taxes, (3) consent to any extension or waiver of the statutory period of limitations applicable to any material Tax matter not disclosed in Section 3.7 of the Company Disclosure Letter (other than at the request of a Taxing Authority), (4) file any amended material Tax Return, (5) fail to timely file (taking into account valid extensions) any material Tax Return required to be filed, (6) fail to pay any material amount of Tax as it becomes due, (7) enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement), (8) surrender any right to claim any refund of a material amount of Taxes, or (9) take or agree to take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(xx) enter into, renew or modify any Company Affiliated Transaction; or

(xxi) enter into any legally binding agreement with respect to any of the foregoing.

(c) Nothing contained in this Agreement shall be deemed to give APHC, directly or indirectly, the right to control or direct the Company Entities or any operations of the Company Entities prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, control over its business and operations.

6.2 Interim Operating Covenants of APHC.

(a) During the Pre-Closing Period, unless the Company shall otherwise give prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) and except (i) as expressly required or contemplated or otherwise expressly permitted by this Agreement or the Ancillary Agreements, including pursuant to the Domestication Merger, APHC Share Redemption or the PIPE Investment, (ii) as required by applicable Law, (iii) as set forth on Section 6.2(a) of the APHC Disclosure Letter, or (iv) as expressly set forth in the APHC SEC Documents as of the date of this Agreement, ((i)-(iv), the “APHC Business Exceptions”), APHC shall conduct and operate its business in the Ordinary Course of Business. Notwithstanding the foregoing, no action or failure to take action with respect to matters specifically addressed by any of the provisions of Section 6.1(b) shall constitute a breach under this Section 6.2(a) unless such action or failure to take action would constitute a breach of such provision of Section 6.1(b) and this Section 6.2(a).

(b) During the Pre-Closing Period, unless the Company shall otherwise give prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) and except with respect to the APHC Business Exceptions, APHC shall not:

(i) other than in connection with the Domestication Merger, amend or otherwise modify the APHC Governing Documents;

(ii) withdraw any funds from the Trust Account, other than as permitted by the APHC Governing Documents or the Trust Agreement, modify or amend the Trust Agreement or enter into or amend any other agreement related to the Trust Account;

(iii) make any material changes to its accounting policies, methods or practices, other than as required by U.S. GAAP or applicable Law;

(iv) (1) make, change or revoke any material election relating to Taxes outside the Ordinary Course of Business (unless required by applicable Law), (2) enter into any agreement, settlement or compromise with any Taxing Authority relating to a material amount of Taxes, (3) consent to any extension or waiver of the statutory period of limitations applicable to any material Tax matter not disclosed in Section 6.2 of the APHC Disclosure Letter (other than at the request of a Taxing Authority), (4) file any amended material Tax Return, (5) fail to timely file (taking into account valid extensions) any material Tax Return required to be filed, (6) fail to pay any material amount of Tax as it becomes due, (7) enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement), (8) surrender any right to claim any refund of a material amount of Taxes, or (9) take or agree to take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(v) other than in connection with a APHC Share Redemption, the PIPE Investment, or exercise of APHC Warrants, sell, issue, grant, redeem, assign, transfer, convey or otherwise dispose of (x) any Equity Interests of APHC, or (y) any options, warrants, rights or other securities convertible into or exchangeable for any Equity Interests of APHC, or enter into agreements, arrangements or commitments obligating APHC or Sponsor to issue, deliver or sell any Equity Interests of APHC or securities convertible into or exchangeable for any Equity Interests of APHC;

(vi) other than the APHC Share Redemption, declare, make or pay any dividend, other distribution or return of capital (whether in cash or in kind) to the equityholders of APHC;

(vii) other than in connection with the Domestication Merger, adjust, sub-divide, consolidate or reclassify any of its Equity Interests;

(viii) reduce the exercise price, or amend the terms, of any APHC Warrant;

(ix) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of APHC;

(x) enter into, renew or modify any APHC Affiliated Transaction;

(xi) create any Liens (other than Permitted Liens) on any material property or material assets of APHC;

(xii) liquidate, dissolve, reorganize or otherwise wind up the business or operations of APHC;

(xiii) hire any employee, officer, consultant or independent contractor, or adopt or enter into any employee benefit or compensatory plan, policy, program, agreement, trust or arrangement;

(xiv) other than in the Ordinary Course of Business (i) pay or make any grant of any severance, change in control, retention or termination payment to any director, officer, employee, consultant, or independent contractor of APHC, (ii) accelerate any material payments or benefits, or the funding of any material payments or benefits, payable or to become payable to any director, officer, other employee of APHC, or (iii) increase any compensation or material benefits of any director, officer, other employee, consultant, or independent contractor of APHC;

(xv) enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, shareholders or other Affiliates, other than (A) payments or distributions relating to obligations in respect of arm’s-length commercial transactions or (B) reimbursement for reasonable expenses;

(xvi) amend, enter into or terminate the Insider Letter, any “material contract” as defined under Regulation S-K or any other material agreement or material arrangement; or

(xvii) enter into any legally binding agreement with respect to any of the foregoing.

(c) Nothing contained in this Agreement shall be deemed to give the Company, directly or indirectly, the right to control or direct APHC prior to the Closing. Prior to the Closing, APHC shall exercise, consistent with the terms and conditions of this Agreement, control over its business and operations.

6.3 Interim Operating Covenants of Irish Holdco and Merger Sub.

(a) During the Pre-Closing Period, unless the Company shall otherwise give prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) and except (i) as expressly required or contemplated or otherwise expressly permitted by this Agreement or the Ancillary Agreements, including pursuant to the Domestication Merger, APHC Share Redemption or the PIPE Investment, (ii) as required by applicable Law, or (iii) as set forth on Section 6.3(a) of Irish Holdco’s Disclosure Letter ((i)-(iii), the “Irish Holdco Business Exceptions”), Irish Holdco and Merger Sub shall conduct and operate their respective businesses in the Ordinary Course of Business. Notwithstanding the foregoing, no action or failure to take action with respect to matters specifically addressed by any of the provisions of Section 6.3(b) shall constitute a breach under this Section 6.3(a) unless such action or failure to take action would constitute a breach of such provision of Section 6.3(b) and this Section 6.3(a).

(b) During the Pre-Closing Period, unless the Company shall otherwise give prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) and except with respect to the Irish Holdco Business Exceptions, Irish Holdco and Merger Sub shall not:

(i) other than in connection with the Domestication Merger and the Merger, including the adoption of the Amended Irish Holdco Memorandum and Articles of Association, amend or otherwise modify the Irish Holdco Governing Documents or the Merger Sub Governing Documents;

(ii) make any material changes to its accounting policies, methods or practices, other than as required by U.S. GAAP or IFRS (as applicable) or applicable Law;

(iii) (1) make, change or revoke any material election relating to Taxes outside the Ordinary Course of Business (unless required by applicable Law), (2) enter into any agreement, settlement or compromise with any Taxing Authority relating to a material amount of Taxes, (3) consent to any extension or waiver of the statutory period of limitations applicable to any material Tax matter not disclosed in Section 6.2 of the APHC Disclosure Letter (other than at the request of a Taxing Authority), (4) file any amended material Tax Return, (5) fail to timely file (taking into account valid extensions) any material Tax Return required to be filed, (6) fail to pay any material amount of Tax as it becomes due, (7) enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement), (8) surrender any right to claim any refund of a material amount of Taxes, or (9) take or agree to take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(iv) sell, issue, grant, redeem, assign, transfer, pledge, convey or otherwise dispose of (x) any Equity Interests of Irish Holdco or Merger Sub, or (y) any options, warrants, rights or other securities convertible or exchangeable for any Equity Interests of Irish Holdco or Merger Sub, or enter into agreements, arrangements or commitments obligating either entity to issue, deliver or sell any Equity Interests of Irish Holdco or Merger Sub or securities convertible into or exchangeable for any Equity Interests of Irish Holdco or Merger Sub;

(v) declare, make or pay any dividend, other distribution or return of capital (whether in cash or in kind) to the equityholders of Irish Holdco or Merger Sub;

(vi) other than in connection with the Transactions, adjust, split, combine or reclassify any of its Equity Interests;

(vii) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of Irish Holdco or Merger Sub;

(viii) enter into, renew or modify any Irish Holdco Affiliated Transaction;

(ix) create any Liens (other than Permitted Liens) on any material property or material assets of Irish Holdco or Merger Sub;

(x) liquidate, dissolve, reorganize or otherwise wind up the business or operations of Irish Holdco or Merger Sub;

(xi) hire any employee, officer, consultant or independent contractor, or adopt or enter into any employee benefit or compensatory plan, policy, program, agreement, trust or arrangement;

(xii) other than in the Ordinary Course of Business (i) pay or make any grant of any severance, change in control, retention or termination payment to any director, officer, employee, consultant, or independent contractor of Irish Holdco or Merger Sub, (ii) accelerate any material payments or benefits, or the funding of any material payments or benefits, payable or to become payable to any director, officer, other employee of Irish Holdco or Merger Sub, or (iii) increase any compensation or material benefits of any director, officer, other employee, consultant, or independent contractor of Irish Holdco or Merger Sub;

(xiii) enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of Irish Holdco’s or Merger Sub’s officers, directors, shareholders or other Affiliates, other than (A) payments or distributions relating to obligations in respect of arm’s-length commercial transactions or (B) reimbursement for reasonable expenses; or

(xiv) (xiv) amend, enter into or terminate any “material contract” as defined under Regulation S-K or any other material agreement or material arrangement; or

(xv) enter into any legally binding agreement with respect to any of the foregoing.

(c) Nothing contained in this Agreement shall be deemed to give the Company, directly or indirectly, the right to control or direct Irish Holdco or Merger Sub prior to the Closing. Prior to the Closing, Irish Holdco shall exercise, consistent with the terms and conditions of this Agreement, control over its business and operations.

ARTICLE VII

PRE-CLOSING AGREEMENTS

7.1 Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions set forth in this Agreement, and to applicable Laws, during the Pre-Closing Period, the Parties shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable (including executing and delivering any documents, certificates, instruments and other papers that are reasonably necessary for the consummation of the Transactions), and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things reasonably necessary to consummate and make effective, in the most expeditious manner practicable, the Transactions. The Parties shall use their reasonable best efforts, and each Party shall cooperate in all reasonable respects with the other Party, to send the requisite notice to or to solicit and obtain all waivers, consents, approvals, permits, orders or authorizations from third parties reasonably necessary, proper or advisable to consummate the Transactions, including to obtain the consents of, as applicable, the contractual counterparties to the Contracts listed on Section 7.1 of the Company Disclosure Letter prior to the Closing; provided, however, that no Party nor any of their Affiliates shall be required to pay any amount to (or incur any obligation in favor of) any Person from whom any such consent may be required unless such consent is specifically described in the Disclosure Letters as requiring related payment (or incursion of related obligation) in connection with the Transactions, and provided, further, that the Parties acknowledge and agree that the failure to obtain any such consent (other than such consent specifically described in the Disclosure Letters as requiring related payment (or incursion of related obligation)) is not, and shall not be, a condition to Closing. Each Party shall, during the Pre-Closing Period, keep the other Parties informed on a reasonably current basis of any and all matters concerning APHC, Irish Holdco and the Company Entities, as the case may be, that in the reasonable opinion of the relevant Party may be of material relevance for the purposes of effecting the Transactions in a timely manner and pursuant to the terms hereof.

7.2 Trust & Closing Funding. Subject to the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice APHC shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with the Trust Agreement and the APHC Governing Documents, at the Closing, APHC shall (a) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (b) cause the Trustee to (x) pay as and when due all amounts payable to APHC Shareholders who shall have validly elected to redeem their APHC Class A Ordinary Shares pursuant to the APHC Share Redemption and pay as and when due the Deferred Discount, in each case pursuant to the terms of the Trust Agreement, except to the extent that such Deferred Discount is waived, (y) pay all Transaction Expenses as provided herein, and (z) deposit the monies remaining in the Trust Account to, or as directed by, APHC. In the event that, following payments made pursuant to completion of the redemptions as required by the APHC Share Redemption, the monies remaining in Trust are insufficient to satisfy all remaining Transaction Expenses, Irish Holdco shall pay any remaining Transaction Expenses.

7.3 Listing.

(a) During the Pre-Closing Period and prior to the Domestication Merger, APHC shall use reasonable best efforts to ensure APHC remains listed as a public company on the NYSE, in compliance with NYSE rules and regulations in all material respects, and that the APHC Units, APHC Class A Ordinary Shares and APHC Public Warrants remain listed on the NYSE.

(b) APHC will use its reasonable best efforts to cause (i) Irish Holdco’s initial listing application with the NYSE with respect to the Irish Holdco Ordinary Shares to be issued in connection with the Transactions to have been approved by the NYSE, subject to official notice of issuance, (ii) Irish Holdco to satisfy all applicable NYSE rules and regulations regarding the initial listing application, and (iii) the APHC Public Warrants to remain listed on the NYSE.

(c) During the Pre-Closing Period, APHC will use reasonable best efforts to keep current and timely file reports required to be filed with the SEC and otherwise comply in all material respects applicable securities Laws.

7.4 Confidential Information. During the Pre-Closing Period, each Party shall be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference. Each Party acknowledges and agrees that each is aware of the restrictions imposed by, and will comply with, the United States federal securities Laws and other applicable foreign and domestic Laws on Persons possessing material nonpublic information about a public company. Each Party hereby agrees, that during the Pre-Closing Period, except in connection with or support of the Transactions, while in possession of such material nonpublic information, it shall not, directly or indirectly (through its Affiliates or otherwise), acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of APHC or Irish Holdco, communicate such information to any other Person or cause or encourage any Person to do any of the foregoing.

7.5 Access to Information. During the Pre-Closing Period, upon reasonable prior written notice, each Party shall afford the representatives of the other Party reasonable access, during normal business hours, to the properties, books and records, and senior management of such other Party and its respective Subsidiaries and furnish to the representatives of such Party such additional financial and operating data and other information regarding such other Party’s business as such Party or its representatives may from time to time reasonably request. Notwithstanding the foregoing, each Party shall not be obligated to disclose any information that, in the reasonable judgment of such party on advice of its outside counsel, would result in the loss of attorney-client privilege with respect to such information or which would constitute a waiver of any other privilege or trade secret protection held by such Party or its respective Subsidiaries, or would conflict with applicable Laws or any of such Party’s or its respective Subsidiaries’ confidentiality obligations; provided, that each Party shall use its reasonable best efforts (i) to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege or waiver of any other privilege or trade secret protection or conflict with applicable Laws or applicable confidentiality obligations, or (ii) to develop an alternative to providing such information so as to address such matters that is reasonably acceptable to the other Party. Each Party shall advise the other Party in such circumstances that it is unable to comply with requests for information pursuant to this Section 7.5 and each Party shall use its reasonable best efforts to describe the types of information being withheld.

7.6 Regulatory Approvals; Efforts.

(a) The Parties shall comply with the notification and reporting requirements of the HSR Act, if applicable, within 30 Business Days after the date of this Agreement. The Parties shall use reasonable best efforts to promptly obtain, and to cooperate with each other to promptly obtain, all authorizations, approvals, clearances, consents, waivers, permits, orders, actions or non-actions of any Governmental Entity that may be or become necessary in connection with the consummation of the Transactions, including the Company providing relevant information to APHC in order for APHC to assess the applicability of the Finnish Act on the Monitoring of the Foreign Corporate Acquisitions (172/2012, as amended) to the Transactions, and to prepare the relevant authority filing if such filing is deemed reasonably necessary by APHC. Each Party shall promptly inform the other Party of any material communication between itself (including its representatives) and any Governmental Entity regarding any of the Transactions. If a Party or any of its Affiliates receives any formal or informal inquiry or request for supplemental information or documentary material from any Governmental Entity with respect to the Transactions, then the Party, to the extent necessary and advisable, shall provide a reasonable response to such request as promptly as reasonably practicable in consultation with the other Party.

(b) The Parties shall keep each other apprised of the status of matters relating to the completion of the Transactions and, to the extent permissible, promptly furnish the other with copies of notices or other material communications (other than any ministerial notices) between any Party (including their respective Affiliates and representatives), as the case may be, and any Governmental Entity with respect to such Transactions. Each Party shall give the other Party and its counsel a reasonable opportunity to review in advance, to the extent permissible, and consider in good faith the views and input of the other Party in connection with, any proposed material written communication to any Governmental Entity relating to the Transactions. Each Party agrees, as circumstances reasonably allow, not to participate in any substantive meeting, conference or discussion, either in person or by telephone, with any Governmental Entity in connection with the Transactions unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate.

(c) Each Party shall use its reasonable best efforts to resolve objections, if any, as may be asserted by any Governmental Entity with respect to the Transactions under any applicable Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or constituting anticompetitive conduct (collectively, the “Antitrust Laws”). Subject to the other terms of this Section 7.6, each Party shall use its reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the Antitrust Laws with respect to such Transactions as promptly as possible after the execution of this Agreement. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 7.6 or any other provision of this Agreement shall require or obligate any of the Company Entities or any of their Affiliates to, and APHC and its Affiliates shall not without the prior written consent of the Company, agree or otherwise be required to, take any action with respect to any of the Company Entities or any of their Affiliates, including selling, divesting or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any of its business, products, rights, services, licenses, assets, properties or other operations or any interest therein.

7.7 Communications; Press Releases. Prior to the Closing, any press or other public release or public announcement concerning this Agreement or the Transactions or any matter contemplated by the foregoing by any Party shall not be issued without the prior written consent of APHC and the Company, which consent shall not be unreasonably withheld, conditioned or delayed, and no press or other public release or public announcement shall include the name or identity of any Major Investor without the prior written consent of the

Major Investor (it being agreed that each Major Investor shall be a third party beneficiary of this Section 7.7); provided, however, that each Party may make any public release or announcement that is required by applicable Law or the requirements of any national securities exchange (it being understood that, to the extent practicable, the Party making such public announcement shall provide such announcement to the other Party (and if such announcement mentions a Major Investor, such Major Investor) prior to release and consider in good faith any comments from such other Party and/or Major Investor (as the case may be)) or, in consultation with the other Party and/or Major Investor (as the case may be) that has previously been publicly released or announced; and provided, further, that the foregoing shall not prohibit in a non-public manner and subject to an understanding of confidentiality, and in accordance with the other provisions herein, including Section 7.1 and Section 7.4, (i) any Party from communicating with third parties to the extent necessary for the purpose of seeking any required third party (including Governmental Entity) consent or approval or making a filing or registering with such third party as reasonably necessary in connection with the Transactions, (ii) any Party from communicating in connection with reporting or fundraising to or from such Party’s shareholders, and (iii) the Company Entities from communicating with employees, contractors, advisors and consultants, each of (i)—(iii) in connection with the Transactions.

7.8 Registration Statement.

(a) As soon as reasonably practicable following the date of this Agreement, the Parties shall cooperate and jointly prepare, and Irish Holdco and APHC shall file, a preliminary Registration Statement (in which the Proxy Statement shall be included), with the SEC. Each Party agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as soon as reasonably practicable after filing thereof and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Each Party further agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals, as well as make all necessary foreign filings and take all similar and related actions and obtain all necessary foreign permits and approvals, required to carry out the Transactions.

(b) Each Party agrees to furnish to the other Parties all information concerning itself, its officers, directors and shareholders and such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, Proxy Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of the Parties to any Governmental Entity, whether state, federal or foreign (including the NYSE), in connection with the Transactions, including the Transaction Filings (collectively, the “Offer Documents”). The Registration Statement, Proxy Statement and any other Offer Documents shall be in a form mutually and reasonably agreed to by the Parties. Prior to filing the Registration Statement, Proxy Statement or any other Offer Documents, or any amendment thereof or supplement thereto, whether in preliminary or final form, as the case may be, with the SEC, each filing Party will make available to the other Parties a draft of such proposed filing and will provide other Parties with a reasonable opportunity to comment on such draft. No filing of the Registration Statement, Proxy Statement or other Offer Documents with the SEC will be made without the approval of the other Parties (such approval not to be unreasonably withheld, conditioned or delayed).

(c) The filing Party will advise the other Parties, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of securities registered on the Registration Statement for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. APHC shall cause the Proxy Statement to be delivered to its shareholders of record, as of the record date to be established by the APHC Board, as promptly as practicable following the Registration Statement becoming declared effective under the Securities Act. The Parties will use their reasonable best efforts to cause the Registration Statement, Proxy Statement and other Offer Documents to (i) comply as to form with all applicable SEC requirements and (ii) otherwise comply in all material respects with all applicable Law.

(d) The filing Party will notify the other Parties as soon as reasonably practicable of the receipt of any comments from the SEC or its staff or other Governmental Entity with respect to the Registration Statement, the Proxy Statement or other Offer Documents and of any request by the SEC or its staff or other Governmental Entity for amendments or supplements to the Registration Statement, the Proxy Statement or other Offer Documents, and will supply the other Parties with copies of all correspondence between it or any of its representatives, on the one hand, and the SEC or its staff or other Governmental Entity, on the other hand, with respect to the Registration Statement, Proxy Statement or other Offer Documents. The filing Party shall permit the other Parties and its outside counsel to participate in all material discussions and meetings with the SEC and its staff and other Governmental Entity relating to the Registration Statement, the Proxy Statement, or the other Offer Documents. The filing Party shall (i) provide each Party and its representatives with an opportunity to consult on any material written response reasonably in advance and include the comments provided by each Party in any such response, (ii) inform each Party as soon as reasonably practicable whenever any material event occurs that requires the filing of an amendment or supplement to the Registration Statement, Proxy Statement or other Offer Documents, and (iii) provide each Party and its representatives with reasonable opportunity to consult on and include the comments provided by each Party to such material amendment or supplement in advance of such filing of an amendment or supplement to the Registration Statement, Proxy Statement or other Offer Documents. Each Party shall promptly inform the other Parties whenever it discovers any event relating to itself or any of its Affiliates, officers or directors that is required to be set forth in an amendment or supplement to the Registration Statement, Proxy Statement or other Offer Documents.

(e) In connection with the Registration Statement, Proxy Statement or other Offer Documents, each Party will use reasonable best efforts to (i) cooperate with the filing Party, (ii) respond to questions about itself or its Affiliates required in any filing with or requested by the SEC in a timely fashion, and (iii) promptly provide any information reasonably necessary or advisable or otherwise reasonably requested by the filing Party or its representatives in connection with the Registration Statement, Proxy Statement or other Offer Documents.

(f) If, at any time prior to the APHC Shareholder Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Registration Statement so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the filing Party shall promptly file an amendment or supplement to the Registration Statement containing such information. If, at any time prior to the Closing, a Party discovers any information, event or circumstance relating to it or its Affiliates or any of their businesses, officers, directors or employees that should be set forth in an amendment or a supplement to the Registration Statement so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then such Party shall promptly inform the filing Party of such information, event or circumstance.

7.9 APHC Shareholder Meeting; Board Recommendation.

(a) Prior to or as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act, APHC shall, in accordance with applicable Law, NYSE rules and the APHC A&R Memorandum and Articles, establish a record date for, duly call, give notice of, convene and hold a meeting of the APHC Shareholders (including any adjournment or postponement thereof, the “APHC Shareholder Meeting”) to be held as soon as reasonably practicable following the date that the Registration Statement is declared effective under the Securities Act for the sole purpose of obtaining approval of the Required APHC Vote (which record date and meeting date shall be mutually and reasonably agreed to by APHC and the Company). APHC will use its reasonable best efforts to solicit from the APHC Shareholders proxies in favor of the adoption of this Agreement and will take all other action reasonably necessary or advisable to obtain such proxies with respect to the Required APHC Vote and to secure the vote or consent of its shareholders required by and in compliance with all applicable Law and the APHC Governing Documents, subject to the right of the APHC Board to make a APHC Change in Recommendation in accordance with Section (b)7.9(b) in response to an Intervening Event (it being understood that such APHC Change in Recommendation shall not affect APHC’s obligations under this Section (a)7.9(a) to call, give notice of, convene and hold the APHC Shareholder Meeting and submit for the approval of the APHC Shareholders the APHC Shareholder Voting Matters thereat). APHC shall not adjourn the APHC Shareholder Meeting without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed); provided that APHC may, subject to the APHC A&R Memorandum and Articles, adjourn or postpone the APHC Shareholder Meeting (i) to the extent necessary to ensure that any supplement or amendment to the Registration Statement or Proxy Statement that APHC reasonably determines, after consultation with the Company, is necessary to comply with applicable Laws, is provided to the APHC Shareholders in advance of a vote on the adoption of this Agreement and the other APHC Shareholder Voting Matters, (ii) if, as of the time that the APHC Shareholder Meeting is originally scheduled, there are insufficient APHC Class A Ordinary Shares represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the APHC Shareholder Meeting, (iii) if, as of the time that the APHC Shareholder Meeting is originally scheduled, adjournment or postponement of the APHC Shareholder Meeting is necessary to enable APHC to solicit additional proxies required to obtain the Required APHC Vote or (iv) to seek withdrawals of redemption requests from APHC Shareholders if APHC or the Company reasonably expects that the condition set forth in Section 8.1(a)(iii) or Section 8.1(c)(v) would not be satisfied at the Closing; provided, further, that in the event of a postponement or adjournment pursuant to the foregoing clauses (i) or (ii), the APHC Shareholder Meeting shall be reconvened as promptly as practicable, to the extent permitted under the APHC Memorandum and Articles of Association, following such time as the matters described in such clauses have been resolved; provided, further, that, without the consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), in no event shall APHC postpone or adjourn the APHC Shareholder Meeting for more than fifteen (15) days later than the most recently postponed or adjourned meeting; provided, further, that in no event shall APHC be permitted to postpone or adjourn the APHC Special Meeting more than three (3) times.

(b) The Registration Statement shall include a statement to the effect that the APHC Board has unanimously recommended that the APHC Shareholders vote in favor of the APHC Shareholder Voting Matters at the APHC Shareholder Meeting (“APHC Board Recommendation”), unless the APHC Board shall have changed such recommendation in accordance with this Section 7.9(b). The APHC Board shall not withhold, withdraw, qualify, amend or modify, change, or publicly propose or resolve to withhold, withdraw, qualify, change, amend or modify, the APHC Board Recommendation (a “APHC Change in Recommendation”); provided that if, at any time prior to obtaining the APHC Required Vote, the APHC Board determines in good faith (on the advice of outside legal counsel), that failure to make a APHC Change in Recommendation in response to an Intervening Event would be inconsistent with its fiduciary duties to the APHC Shareholders under applicable Law, then the APHC Board may make an APHC Change in Recommendation in response to an Intervening Event; provided, further, that APHC shall (to the extent permitted under applicable Law and reasonably practicable) first provide the Company with at least four (4) Business Days (the “APHC Intervening Event Notice Period”) advance written notice of such APHC Change in Recommendation describing in reasonable detail the reasons for such APHC Change in Recommendation and the material facts and circumstances relating to such Intervening Event. If requested by the Company, APHC will, and will use its reasonable best efforts to, during the APHC Intervening Event Notice Period, cause its representatives to, during such four (4) Business Day period, engage in good faith negotiations with the Company and its representatives to make such adjustments to the terms and conditions of this Agreement so as to obviate the need for a APHC Change in Recommendation.

7.10 Expenses. Except as otherwise provided in this Agreement or as set forth as “Shared Expenses” on Schedule 7.25 attached hereto (in which case such “Shared Expenses” shall be funded equally by APHC and the Company), each Party shall be solely liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) incurred by such Party or its Affiliates in connection with the negotiation and execution of this Agreement and the Ancillary Agreements, the performance of such Party’s obligations hereunder and thereunder and the consummation of the Transactions; provided that if the Merger and the Closing occurs, APHC shall be responsible for and shall pay, or cause to be paid, at Closing all Transaction Expenses in accordance with their terms and the terms of this Agreement.

7.11 Directors and Officers.

(a) From and after the Merger Effective Time, Irish Holdco shall to the fullest extent permitted under applicable Law indemnify and hold harmless each current and former director, officer, and manager, and, to the extent authorized under the applicable D&O Provisions (as defined below), each employee, agent and representative of each Party (collectively, with such Person’s heirs, executors or administrators, the “Indemnified Persons”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Merger Effective Time, whether asserted or claimed prior to, at or after the Merger Effective Time, to the fullest extent that each Party, as the case may be, would have been permitted under applicable Law, such Party’s Governing Documents as in effect as of the date of this Agreement or any director indemnification agreement or employment agreement in effect on the date of this Agreement to indemnify such Indemnified Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, beginning on the Closing Date and continuing until the sixth (6th) anniversary of the Closing Date, Irish Holdco (i) shall maintain in effect all rights to indemnification, advancement of expenses, exculpation and other limitations on Liability to the extent provided in each Party’s Governing Documents as in effect as of the date of this Agreement (“D&O Provisions”) in favor of any Indemnified Person, and (ii) shall not amend, repeal or modify in a manner adverse to the beneficiary thereof any provision in the D&O Provisions as it relates to any Indemnified Person, in each case relating to a state of facts existing prior to Closing, without the written consent of such affected Indemnified Person (it being agreed that each Indemnified Person shall be a third party beneficiary of this Section 7.11) or as otherwise required by applicable Law. In the event that Irish Holdco or any of its successors or assigns consolidates with or merges into any other Person and is not the continuing or surviving entity or entity of such consolidation or merger or transfers or conveys all or substantially all its properties and assets to any Person, Irish Holdco shall cause proper provisions to be made so that the successors and assigns of Irish Holdco assume the obligations set forth in this Section 7.11.

(b) Tail Policy. For a period of six (6) years from and after the Closing Date, Irish Holdco shall purchase and maintain in effect policies of directors’ and officers’ liability insurance covering those Persons who are currently covered by such policies of the Parties with respect to claims arising from facts or events that occurred on or before the Closing and with no less favorable coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy (the “Tail Policy”); provided that in no event shall Irish Holdco be required to expend on the premium thereof in excess of 300% of the aggregate annual premiums currently payable by the Parties with respect to such current policies (the “Premium Cap”); provided, further, that if such minimum coverage under any such Tail Policy is or becomes not available at the Premium Cap, then any such Tail Policy shall contain the maximum coverage available at the Premium Cap.

7.12 Equity Financing; Cooperation. During the Pre-Closing Period, each Party shall take, or cause to be taken, all reasonable actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements, including maintaining in effect such Subscription Agreements and shall use its reasonable best efforts to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to such Party in such Subscription Agreements and otherwise comply with its obligations thereunder and (ii) in the event that all conditions in such Subscription Agreements (other than conditions that such Party or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate the transactions contemplated by such Subscription Agreements at or prior to Closing. Without limiting the generality of the foregoing, each Party shall give the other Parties, prompt written notice: (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to such Party and (B) of the receipt of any written notice or other written communication from any party to any Subscription Agreement (other than written notices or other written communication from such other Party) with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement. Each Party shall deliver all notices it is required to deliver under the Subscription Agreements on a timely basis in order to cause the PIPE Investors to consummate the transactions contemplated by the Subscription Agreements at or prior to the Closing.

7.13 APHC Transactions. During the Pre-Closing Period, except as otherwise contemplated by this Agreement, none of the Company Entities, Irish Holdco nor Merger Sub, directly or indirectly, shall engage in any transactions involving or relating to the securities of APHC without the prior written consent of APHC.

7.14 Exclusivity.

(a) The Company shall, and shall cause its controlled Affiliates and its and such Affiliates’ representatives to, immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted on or prior to the date hereof with respect to any proposal that constitutes or may be reasonably expected to constitute or lead to a Competing Transaction. During the Pre-Closing Period, the Company shall not, and shall cause its controlled Affiliates, its representatives and each of their respective representatives not to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than APHC and the Sponsor and with respect to the PIPE Investment, the PIPE Investors (and their respective representatives, acting in their capacity as such) (a “Competing Buyer”) that may constitute, or could reasonably be expected to lead to, a Competing Transaction; (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Competing Buyer regarding a Competing Transaction; (iii) furnish any information relating to the Company Entities or any of their assets or businesses, or afford access to the assets, business, properties, books or records of the Company Entities to a Competing Buyer, in all cases for the purpose of assisting with or facilitating, or that could otherwise reasonably be expected to lead to, a Competing Transaction; (iv) approve, endorse or recommend any Competing Transaction; or (v) enter into a Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Competing Transaction or publicly announce an intention to do so.

(b) APHC shall, and shall cause its controlled Affiliates and its and such Affiliates’ representatives to, immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted on or prior to the date hereof with respect to any proposal that constitutes or may be reasonably expected to constitute or lead to an APHC Competing Transaction. During the Pre-Closing Period, APHC shall not, and shall cause its controlled Affiliates and its and such Affiliates’ representatives not to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than the Company Entities and the PIPE Investors with respect to the PIPE Investment (and their respective representatives, acting in their capacity as such) (an “Alternative Target”) that may constitute, or could reasonably be expected to lead to, a APHC Competing Transaction, (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Alternative Target regarding a APHC Competing Transaction; (iii) furnish any non-public information relating to APHC or any of its assets or businesses, or afford access to the assets, business, properties, books or records of APHC to an Alternative Target, in all cases for the purpose of assisting with or facilitating, or that could otherwise reasonably be expected to lead to, a APHC Competing Transaction; (iv) approve, endorse or recommend any APHC Competing Transaction; or (v) enter into a APHC Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a APHC Competing Transaction or publicly announce an intention to do so.

7.15 Tax Matters.

(a) The Parties shall use their respective reasonable best efforts to cause the Transactions to qualify for, and agree not to, and not to permit or cause any Affiliate or any Subsidiary to, take any actions or cause any action to be taken that could reasonably be expected to prevent, impair or impede the Intended Tax Treatment. The Parties intend that, following the Merger, Irish Holdco will continue the Company’s historic business or use a significant portion of the Company’s historic business assets in a business, in each case, to the extent required pursuant to Treasury Regulations Section 1.368-1(d).

(b) This Agreement shall constitute and hereby is adopted as a “plan of reorganization” with respect to the Merger within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder.

(c) The Parties shall prepare and file all Tax Returns consistent with, and shall not take any Tax reporting position inconsistent with, the Intended Tax Treatment, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Each of the Parties agrees to use reasonable best efforts to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Taxing Authority.

(d) The Parties shall reasonably cooperate as reasonably requested by another Party or a Supporting Company Holder or a Major Investor (it being agreed that any such requesting Supporting Company Holder or Major Investor shall be a third party beneficiary of this Section 7.15(d), including by their respective tax counsel, in connection with the filing of relevant Tax Returns, any audit or Tax Proceedings, or the delivery of any opinion by such counsel with respect to the tax treatment of the transactions contemplated hereunder, including, providing at Closing (and, if required, as of the effective date of the Proxy Statement) a signed officer’s certificate containing customary representations and warranties of the Company as shall be reasonably necessary or appropriate to enable such counsel to render its opinion. Such cooperation shall include the retention and (upon the other Party’s or Supporting Company Holder’s request) the provision (with the right to make copies) of records and information reasonably relevant to any Tax Proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(e) Irish Holdco shall cause all Transfer Taxes to be paid. Irish Holdco shall prepare and file, or shall cause to be prepared and filed, in a timely manner, all necessary Tax Returns, if any, and other documentation, if any, with respect to all Transfer Taxes, and, if required by applicable Law, the Parties will, and will cause their respective Affiliates to, reasonably cooperate and join in the execution of any such Tax Returns and other documentation. The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Tax. Irish Holdco shall provide the other Parties and, upon request, any Major Investor (it being agreed that any such requesting Major Investor shall be a third party beneficiary of this Section (e)7.15(e)) with evidence reasonably satisfactory to such other Party or Parties or Major Investor (as the case may be) that such Transfer Taxes have been paid, or if the relevant transactions are exempt from Transfer Taxes, evidence of the filing of an appropriate certificate or other evidence of exemption. Irish Holdco, through the actions of the members of the Irish Holdco Board from time to time, shall ensure that it is managed and controlled in Ireland and that Irish Holdco maintains its corporate tax residence in Ireland, and agrees not to take any action or cause or permit any action to be taken, that could reasonably be expected to alter or compromise its corporate tax residence in Ireland.

7.16 Additional Agreements. During the Pre-Closing Period, the Company shall use commercially reasonable efforts to cause each Pre-Closing Holder owning 5% or more of the Company Shares or that is a director or officer of the Company and their respective Affiliates who hold Company Shares not otherwise party to a Shareholder Support Agreement to enter into and deliver an executed counterpart of the Shareholder Support Agreement (“Additional Support Agreements”); provided each of the Parties acknowledges and agrees that failure to obtain any Additional Support Agreements is not, and shall not be, a reason to delay the Closing or terminate the Agreement, or a condition to the Closing. During the Pre-Closing Period, the Company shall use commercially reasonable efforts to cause each Pre-Closing Holder owning 1% or more of the Company Shares or that is a director or officer of the Company and their respective Affiliates who hold Company Shares not otherwise party to a Lockup Agreement to enter into and deliver an executed counterpart of the Lockup Agreement (“Additional Lockup Agreements”); provided each of the Parties acknowledges and agrees that failure to obtain any Additional Lockup Agreements is not, and shall not be, a reason to delay the Closing or terminate the Agreement, or a condition to the Closing.

7.17 Company Shareholder Approval. The Company shall use its reasonable best efforts to obtain the Company Shareholder Approval as soon as reasonably practicable in accordance with 1.1(a)(ii)Section 2.5(f) in accordance with all applicable Laws, the Company Articles and the Company SHA, and shall deliver it to APHC when obtained. The Company shall use its reasonable best efforts to obtain the Company Shareholder Approval including by exercising any applicable drag-along rights, voting agreements or otherwise, including those set forth in the Company Governing Documents or any other Contract to which the Company or any such shareholder is a party.

7.18 Preparation and Delivery of Financial Statements. As promptly as reasonably practicable following the date hereof, the Company shall use its reasonable best efforts to deliver to APHC (i) audited consolidated balance sheets and statements of operations and comprehensive loss, cash flows and changes in shareholders’ equity of the Company and its Subsidiaries as of and for the years ended September 30, 2021 and 2020 and related notes, accompanied by an audit report issued by the Company’s independent auditors reasonably acceptable to APHC (collectively, the “Closing Company Audited Financial Statements”) and (ii) an unaudited consolidated balance sheet of the Company and its Subsidiaries and consolidated statements of operations and comprehensive loss, cash flows and changes in shareholders’ equity of the Company and its Subsidiaries as of and for the end of each interim fiscal quarter ending after September 30, 2021 and related notes that are required to be included in the Registration Statement, Proxy Statement and any other Offer Documents (collectively, the “Closing Company Unaudited Financial Statements”). The Closing Company Audited Financial Statements, together with any Closing Company Unaudited Financial Statements, (A) will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated, (B) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and its Subsidiaries as of the dates thereof and for the periods indicated therein, and (C) will, in the case of the Closing Company Audited Financial Statements, have been audited in accordance with the standards of the PCAOB. The auditor engaged to audit the Closing Company Audited Financial Statements and to review any Closing Company Unaudited Financial Statements will be an independent registered public accounting firm with respect to the Company within the meaning of the Securities Act and Exchange Act and the applicable rules and regulations thereunder adopted by the SEC and the PCAOB. APHC shall use its reasonable best efforts (x) to assist the Company as may be required in timely preparation of any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement, Proxy Statement and any other Offer Documents, and (y) to obtain the consents of its auditors in accordance with applicable Law or as requested by the SEC.

7.19 Merger Process. During the Pre-Closing Period, APHC, Merger Sub and Irish Holdco shall procure that all necessary actions are taken to complete the Domestication Merger, and Irish Holdco and the Company shall procure that all necessary actions are taken to complete the Merger process in accordance with the steps set out in Section 2.5, and Irish Holdco shall procure that a copy of the valuation and report required by Section 1028 (1) of the Irish Companies Act shall have been sent to the proposed allottees of the Irish Holdco Ordinary Shares to be allotted and issued pursuant to the Merger, and that Irish Holdco’s shareholder (a) passes a special resolution to change Irish Holdco’s name to “MariaDB PLC” and that it then applies to the Registrar of Companies in Ireland for approval for such change of name, and (b) passes a special resolution to redesignate, with effect from immediately following the Domestication Merger Effective Time, the 25,000 ordinary shares of €1.00 each as 25,000 Irish Holdco Deferred Shares and amend Irish Holdco’s memorandum and articles of association accordingly.

7.20 Transaction Litigation. In the event that any shareholder litigation related to this Agreement or the other Ancillary Agreements or the Transactions is brought or threatened in writing against any of the Parties, or any of the respective members of their boards of directors (the “Transaction Litigation”), each Party, as applicable, shall promptly notify the other Parties in writing of any such Transaction Litigation and shall keep the other Parties reasonably informed with respect to the status thereof. Any Party subject to the Transaction Litigation shall give the other Parties the opportunity to participate in the defense of any Transaction Litigation (at the other Parties’ own cost and expense) and keep the other Parties reasonably apprised of, and consult with such other Parties (and consider in good faith such parties’ advice), with respect to, the proposed strategy and any material decisions related thereto. No Party shall settle or agree to settle any Transaction Litigation without the other Parties’ prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

7.21 Affiliate Agreements. All (i) agreements set forth on Section 7.21 of the Company Disclosure Letter shall be terminated or settled, at or prior to the Closing, and (ii) APHC Working Capital Notes shall be terminated or settled prior to the Closing, provided that in no event shall any settlement of the APHC Working Capital Notes be deemed a Transaction Expense, in each case without further liability or obligation of any kind to any Party.

7.22 Section 16 Matters. Prior to the Closing, the APHC Board (if necessary) and the Irish Holdco Board, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Irish Holdco Ordinary Shares pursuant to this Agreement and the other agreements contemplated hereby, by any person owning securities of the Company or APHC who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Irish Holdco following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

7.23 Director and Officer Appointments. Except as otherwise agreed in writing by the Company and APHC and subject to any limitation imposed under applicable Laws and NYSE listing requirements, the Parties shall take all actions necessary or appropriate to cause the following to be effective as of the Merger Effective Time: (a) the size of the Irish Holdco Board to be increased to nine (9) members, of which four (4) shall be the individuals set forth on Schedule 7.23 (the “Named Board Nominees”), one of such Named Board Nominees shall be appointed by APHC, and the remaining five (5) shall be appointed as independent directors by a majority vote of the Named Board Nominees, each in accordance with and subject to, the terms of the Amended Irish Holdco Memorandum and Articles of Association (together, the “Board Nominees”); (b) all directors and executive officers of Irish Holdco and APHC holding such board seats or offices immediately prior to the Closing to have been removed from their respective positions or to have tendered their irrevocable resignations; (c) the Board Nominees be elected as members of the Irish Holdco Board; and (d) the individuals set forth on Schedule 7.23 (as may be updated by the Company prior to Closing following written notice to APHC), to be appointed as the executive officers of Irish Holdco and APHC. On the Closing Date, Irish Holdco shall enter into customary indemnification agreements reasonably satisfactory to the Company and APHC, with the Board Nominees and executive officers of Irish Holdco, which indemnification agreements shall continue to be effective following the Closing.

7.24 Section 280G. Prior to the Closing, the Company shall use commercially reasonable efforts to (a) obtain from each Person, if any, who could reasonably be expected to receive any payments and/or benefits that may be subject to an excise tax under Section 4999 of the Code or non-deductible under Section 280G of the Code in connection with the consummation of the Transactions (without regard to Treasury Regulations Section 1.280G-1, Q&A 9), whether alone or together with any other event (a “Potential 280G Benefit”), a duly executed waiver with respect to any payments and/or benefits, if any, that may separately or in the aggregate constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code and the regulations promulgated thereunder) pursuant to which such Person agrees to waive any and all right or entitlement to such parachute payments to the extent the value thereof exceeds 2.99 times such Person’s base amount determined in accordance with Section 280G of the Code and the regulations promulgated thereunder (each, a “280G Waiver”), and (b) submit to the Company Shareholders for approval in accordance with Section 280G(b)(5)(B) of the Code the Potential 280G Benefits, such that, if approved by the Company Shareholders, such payments and benefits shall not be deemed to be “parachute payments” under Section 280G(b)(2) of the Code and the regulations thereunder, and the Company shall deliver to APHC evidence reasonably satisfactory to APHC that (i) approval of the Company Shareholders was solicited in conformance with Section 280G and the regulations promulgated thereunder, and, if applicable, the requisite approval of the Company Shareholders was obtained with respect to any payments and/or benefits that were subject to the approval of the Company Shareholders (the “280G

Approval”), or (ii) the 280G Approval was not obtained and as a consequence that such “parachute payments” shall not be made or provided pursuant to the applicable 280G Waivers which were executed by the affected individuals prior to the Closing Date. At least five (5) Business Days prior to the date the Company submits the Potential 280G Benefits to the Company Shareholders, the Company shall provide to APHC a draft of all documents and calculations of the parachute payments contemplated in this Section 7.24. The Company will consider in good faith all reasonable comments that are made by APHC or its representatives.

7.25 Transaction Expenses. APHC (on behalf of APHC, Irish Holdco and Merger Sub) and the Company will each use reasonable best efforts to not incur (or otherwise take any action that would reasonably be expected to incur) Transaction Expenses in excess of the aggregate amount of the estimated Transaction Expenses set forth with respect to such Party (and in the case of APHC, APHC, Irish Holdco and Merger Sub, collectively) on Schedule 7.25; provided that, in no event will either the Company or APHC exceed such Party’s estimate without delivering prior written notice to the other Party of any anticipated Transaction Expense in excess of such Transaction Expense estimate. The Parties shall reasonably cooperate to enter into any agreements or arrangements with transfer agents, printers, proxy solicitation firms and similar service providers that are reasonably necessary for the consummation of the Transactions.

7.26 Insider Letter. Pursuant to that letter agreement, dated as of May 18, 2021 (the “Insider Letter”), entered into by and among APHC, the Sponsor, and each Insider (as defined therein) party thereto (collectively, the “Insiders”), the Insiders and the Sponsor agreed to, among other things, vote all of the shares of APHC they hold to approve the APHC Shareholder Voting Matters at the APHC Shareholder Meeting (the “Approval Requirement”) and not to redeem such shares in connection with the APHC Share Redemption (the “Non-Redemption Requirement”). APHC hereby agrees to enforce the terms and conditions of the Insider Letter, including the Approval Requirement and the Non-Redemption Requirement, in connection with the consummation of the Transactions.

7.27 LTIP. Subject to receipt of the Required APHC Vote, APHC and Irish Holdco shall take all necessary actions to adopt in the form recommended by the Company Board (unless such adoption would be inconsistent with applicable fiduciary duties to shareholders under applicable Law, in which case APHC and Irish Holdco shall consult with the Company Board to take all necessary actions to adopt a plan as close to the Company Board’s initial recommendation as possible that is not inconsistent with applicable fiduciary duties to shareholders under applicable Law): (a) an equity incentive plan that provides for grant of awards to employees and other service providers of Irish Holdco and its Subsidiaries after the Closing, in a form, and including a share reserve, mutually agreed by APHC and the Company, (which takes into account the Equity Award Company Shares) (the “LTIP”); and (b) an employee stock purchase plan that provides for the purchase of Irish Holdco Ordinary Shares by employees of Irish Holdco and its Subsidiaries after the Closing, in a form, and including a share reserve, mutually agreed by APHC and the Company (the “ESPP”). Following the Merger Effective Time, Irish Holdco shall file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to the Irish Holdco Ordinary Shares issuable under the LTIP, the ESPP, and the Converted Awards, and Irish Holdco shall use commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as the Converted Awards, the awards granted pursuant to the LTIP and the rights to acquire Irish Holdco Ordinary Shares under the ESPP remain outstanding.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1 Conditions to the Obligations of the Parties.

(a) Conditions to the Obligations of Each Party. The obligation of each Party to consummate the Transactions is subject to the satisfaction or written waiver (if legally permitted), at or prior to the Closing, of each of the following conditions:

(i) Regulatory Approvals. Any applicable waiting period under the HSR Act shall have expired or been terminated, and any approval or confirmation required or necessary under section 4 or section 5, as applicable, of the Finnish Act on the Monitoring of Foreign Corporate Acquisitions (172/2012, as amended) or considered necessary by the Ministry of Economic Affairs and Employment of Finland after having requested additional information, shall have been received (or a waiting period, if applicable, shall have expired).

(ii) No Orders or Illegality. There shall not be any applicable Law in effect that makes the consummation of the Transactions illegal or otherwise prohibited or any Order in effect restraining, enjoining or otherwise prohibiting the consummation of the Transactions.

(iii) Required APHC Vote. The Required APHC Vote shall have been obtained.

(iv) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(v) Final Order. The Final Order shall have been issued by the Irish High Court, shall not have been rescinded, and shall be in full force and effect.

(vi) Net Tangible Assets. After giving effect to the Transactions, including the PIPE Investment and the APHC Share Redemption, APHC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining immediately after the Merger Effective Time.

(vii) NYSE Listing. The Irish Holdco Ordinary Shares to be issued in the Transactions, as well as the APHC Warrants, shall be conditionally approved for listing upon the Closing on the NYSE, subject to official notice of issuance and any requirement to have a sufficient number of round lot holders of the Irish Holdco Ordinary Shares.

(viii) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Registration Statement, and no Proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

(ix) Composition Agreement/SEAS. Irish Holdco has entered into a composition agreement with the Revenue Commissioners of Ireland and a Special Eligibility Agreement for Securities with the Depository Trust Company in respect of the Irish Holdco Ordinary Shares, both of which are in full force and effect and are enforceable in accordance with their terms.

(b) Conditions to Obligations of APHC, Irish Holdco and Merger Sub. The obligations of APHC, Irish Holdco and Merger Sub to consummate the Transactions is subject to the satisfaction or written waiver (if legally permitted), at or prior to the Closing, of each of the following conditions:

(i) Representations and Warranties.

(A) Each of the representations and warranties of the Company set forth in Article III of this Agreement (other than the Company Fundamental Representations), in each case, without giving effect to any materiality, Material Adverse Effect or similar qualifiers contained therein (other than in respect of the defined term ‘Material Contract’ and the reference to ‘Material Adverse Effect’ in Section 3.5), shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect; and

(B) Each of the Company Fundamental Representations shall be true and correct in all material respects (other than Section 3.3(a) (Capitalization), which shall be true and correct in all but de minimis respects) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

(ii) Performance and Obligations of the Company. The Company shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date.

(iii) No Material Adverse Effect. Since the date hereof, no Material Adverse Effect shall have occurred and be continuing.

(iv) Officers Certificate. APHC shall have received from the Company, a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, certifying that the conditions set forth in Section 8.1(b)(i), Section 8.1(b)(ii) and Section 8.1(b)(iii) have been satisfied.

(c) Conditions to Obligations of the Company. The obligations of the Company to consummate the Transactions is subject to the satisfaction or written waiver (if legally permissible), at or prior to the Closing, of each of the following conditions provided that all Parties acknowledge and agree that any waiver shall require the prior written consent of each of the Major Investors:

(i) Representations and Warranties.

(A) Each of the representations and warranties of APHC and Irish Holdco set forth in Article IV and Article V of this Agreement (other than the APHC Fundamental Representations and Irish Holdco Fundamental Representations), in each case, without giving effect to any materiality, APHC Material Adverse Effect, Irish Holdco Material Adverse Effect or similar qualifiers contained therein, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a APHC Material Adverse Effect or Irish Holdco Material Adverse Effect, as applicable; and

(B) Each of the APHC Fundamental Representations and Irish Holdco Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all but de minimis respects as of such date).

(ii) Performance and Obligations of APHC and Irish Holdco. APHC and Irish Holdco shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by APHC and Irish Holdco on or prior to the Closing Date.

(iii) No Material Adverse Effect. Since the date hereof, no APHC Material Adverse Effect or Irish Holdco Material Adverse Effect shall have occurred and be continuing.

(iv) Officers Certificate. The Company shall have received from APHC and Irish Holdco, a duly executed certificate from an authorized officer of APHC and Irish Holdco, dated as of the Closing Date, certifying that the conditions set forth in Section 8.1(c)(i), Section 8.1(c)(ii) and Section 8.1(c)(iii) shall have been satisfied.

(v) Minimum Cash Amount. The APHC Available Cash shall not be less than the Minimum Cash Amount.

(vi) Additional PIPE Investment and Trust Amount. The sum of (A) the cash in the Trust Account (after giving effect to the APHC Share Redemptions but without giving effect to the payment of the Transaction Expenses) and (B) any Additional PIPE Investment Amount, shall be at least $15,000,000.

(d) Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Section 8.1 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use commercially reasonable efforts to cause the closing conditions to be satisfied.

(e) Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Section 8.1 that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

8.2 Company Closing Deliveries. At the Closing, the Company (on behalf of itself and any Company shareholders, as applicable) shall deliver to the other Parties (a) the Ancillary Agreements to which it or a Company shareholder is a party, duly executed by the Company or its shareholders, as applicable, (b) an executed certificate from the Company, in form and substance compliant with Treasury Regulation Section 1.1445-2(b)(2), certifying that, as of the Closing Date, such Person is not a “foreign person” within the meaning of Section 1445 of the Code, (c) the up-to-date shareholder register of the Company referred to in the Finnish Companies Act as of the Closing Date (giving effect to the Conversion) and an up-to-date list as of the Closing Date of the name of the holder of each Company Equity Award, Company Warrant or Kreos Warrants referred to in Section 3.3(b), and (d)  an executed resignation from each director and officer of the Company.

8.3 APHC Closing Deliveries. At the Closing, APHC (on behalf of itself and the Sponsor, as applicable) shall deliver to the other Parties (a) the Ancillary Agreements to which it or the Sponsor is a party, duly executed by APHC or the Sponsor, as applicable and (b) an executed resignation from each director and officer of APHC, Irish Holdco and Merger Sub, other than any continuing director of Irish Holdco.

8.4 Irish Holdco and Merger Sub Closing Deliveries. At the Closing, Irish Holdco and Merger Sub shall deliver to the other Parties the Ancillary Agreements to which it is a party, duly executed by Irish Holdco or the Merger Sub, as applicable.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing only as follows:

(a) by the mutual written consent of the Company and APHC;

(b) by the Company or APHC by written notice to the other Party or Parties if any applicable Law is in effect making the consummation of the Transactions illegal or any final, non-appealable Order is in effect permanently preventing the consummation of the Transactions; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement of this Agreement results in or causes such final, non-appealable Order or other action;

(c) by the Company or APHC by written notice to the other Party or Parties if the consummation of the Transactions contemplated by this Agreement shall not have occurred on or before December 31, 2022 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any Party whose breach of any representations, warranties, covenants or agreements under this Agreement results in or causes the Transactions not to be consummated on or before such date;

(d) by the Company, if APHC breaches in any material respect any of its representations or warranties contained in this Agreement or breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to the Company’s obligations to consummate the Transactions set forth in Article VIII of this Agreement not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to APHC by the Company, cannot be cured or has not been cured by earlier of (x) the Outside Date and (y) the date that is thirty (30) days after receipt of such written notice and the Company has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to the Company if the Company is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(e) by APHC, if the Company breaches in any material respect any of its representations or warranties contained in this Agreement or the Company breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to APHC’s obligations to consummate the Transactions set forth in Article VIII of this Agreement not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to the Company, as applicable, by APHC, cannot be cured or has not been cured by the earlier of (x) the Outside Date and (y) the date that is thirty (30) days after the receipt of such written notice and APHC has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to APHC if APHC is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(f) by written notice from either the Company or APHC to the other if the Required APHC Vote is not obtained at the APHC Shareholder Meeting (subject to any adjournment or postponement thereof) or by the Outside Date;

(g) by written notice from either the Company or APHC to the other if the Company Shareholder Approval is not obtained at the general meeting of shareholders of the Company (subject to any adjournment or postponement thereof) or by the Outside Date; or

(h) by the Company, if the APHC Board shall have made an APHC Change in Recommendation pursuant to Section 7.9(b).

9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall immediately become null and void, without any Liability on the part of any Party or any other Person, and all rights and obligations of each Party shall cease; provided that (a) the Confidentiality Agreement and the agreements contained in Section 7.4, this Section 9.2 and Article X of this Agreement, and any other Section or Article of this Agreement referenced therein which are required to survive in order to give appropriate effect to such Sections and Article, survive any termination of this Agreement and remain in full force and effect and (b) no such termination shall relieve any Party from any Liability arising out of or incurred as a result of its Fraud or its willful breach.

ARTICLE X

MISCELLANEOUS

10.1 Amendment and Waiver. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing, signed by each Party and approved in writing by each of the Major Investors. No waiver of any provision or condition of this Agreement shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent to such occurrence. Any such amendment or waiver may occur after the approval of the APHC Shareholder Voting Matters at the APHC Shareholder Meeting so long as such amendment or waiver would not require the further approval of the APHC Shareholders under applicable Law without such approval having first been obtained.

10.2 Survival. The representations, warranties, covenants, obligations and other agreements of the Parties contained herein shall not survive the Closing, except for those covenants contained herein that by their explicit terms apply or are to be performed in whole or in part after the Closing. There are no remedies available to the Parties with respect to any breach of the representations, warranties, covenants or agreements of the Parties after the Closing, except for covenants that require performance in whole or in part after the Closing. Nothing herein is intended to limit any Party’s liability for such Party’s Fraud or willful breach.

10.3 Notices. All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. New York time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 10.3, notices, demands and other communications to the Parties shall be sent to the addresses indicated below:

Notices to the Company:	with copies to (which shall not constitute notice):

MariaDB Corporation Ab Address 699 Veterans Blvd Redwood City, CA 94063 Attention: Andrew McCabe E-mail: andrew.mccabe@mariadb.com legal@mariadb.com	Perkins Coie LLP 505 Howard Street Suite 1100 San Francisco, CA 94105 Attention: Edward Wes and Gina Eiben E-mail: edwes@perkinscoie.com and geiben@perkinscoie.com

Notices to APHC, Irish Holdco or Merger Sub:	with copies to (which shall not constitute notice):

Angel Pond Holdings Corporation 950 Third Avenue, 25th Floor New York, NY 10022 Attention: Ted Wang Email: ted.wang@angelpond.com	Cleary Gottlieb Steen & Hamilton One Liberty Plaza New York NY 10006 Attention: Paul J. Shim Adam Brenneman E-mail: pshim@cgsh.com abrenneman@cgsh.com

and

Arthur Cox LLP Ten Earlsfort Terrace Dublin 2 D02 T380 Attention: Cian McCourt; Connor Manning E-mail: Cian.McCourt@arthurcox.com; connor.manning@arthurcox.com

10.4 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party (including by operation of Law) without the prior written consent of the other Parties. Any purported assignment or delegation not permitted under this Section 10.4 shall be null and void.

10.5 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.6 Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Disclosure Letter, Schedule or Exhibit attached hereto or delivered at the same time and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References herein to a specific Section, Subsection, Clause, Recital, Section of a Disclosure Letter, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Clauses, Recitals, Sections of a Disclosure Letter, Schedules or Exhibits of this Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (1) (but not more than one (1)) of a number of items. References to “written” or “in writing” include in electronic form. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided, however, that nothing contained in this Section 10.6 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. Any reference to “days” shall mean calendar days unless Business Days are specified; provided that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References herein to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; provided that with respect to any Contract listed (or required to be listed) on the Disclosure Letters, all material amendments and modifications thereto (but excluding any purchase orders, work orders or statements of work) must also be listed on the appropriate section of the applicable Disclosure Letter. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” References herein to any Law shall be deemed also to refer to such Law, as amended, and all rules and regulations promulgated thereunder. If any Party has breached any representation, warranty, covenant or agreement contained in this Agreement in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, covenant or agreement. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” An accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with U.S. GAAP or IFRS (as applicable). Except where otherwise provided, all amounts in this Agreement are stated and shall be paid in United States dollars. The Parties and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.

10.7 Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement (together with the Disclosure Letters and Exhibits to this Agreement) contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions (including that certain letter of intent entered into between APHC and the Company), whether written or oral, relating to such subject matter in any way. The Parties have voluntarily agreed to define their rights and liabilities with respect to the Transactions exclusively pursuant to the express terms and provisions of this Agreement, and the Parties disclaim that they are owed any duties or are entitled to any remedies not set forth in this Agreement. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

10.8 Counterparts; Electronic Delivery. This Agreement, the Ancillary Agreements and the other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.

10.9 Governing Law; Waiver of Jury Trial; Jurisdiction. Subject to the mandatory Finnish or Irish Law governing the Merger and the CDTs as is specially referred to in this Agreement and subject to the Cayman Islands Companies Act which shall govern the Domestication Merger, the Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and the negotiation, execution or performance of this Agreement or any of the Transactions and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice of—law or conflict of—law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Court of Chancery of the State of Delaware or if such court declines jurisdiction, then to any court of the State of Delaware or the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement or any of the Transactions, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 10.9, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

10.10 Trust Account Waiver. Each of the Company, Irish Holdco and Merger Sub hereby acknowledges that APHC has established the Trust Account containing the proceeds of its initial public offering and from certain private placements occurring simultaneously with the initial public offering (including interest accrued from time to time thereon) for the benefit of APHC’s public shareholders and certain other parties (including the underwriters of the initial public offering). For and in consideration of APHC entering into this Agreement and the other Ancillary Agreements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Company, Irish Holdco and Merger Sub hereby agrees (on its own behalf and on behalf of its Subsidiaries, controlled Affiliates and their respective representatives) that, notwithstanding anything in this Agreement to the contrary, it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account (or distributions therefrom), and hereby waives any claims it has or may have at any time, and shall not make any claim, against the Trust Account (including distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), provided that notwithstanding the foregoing, the Company retains and shall have the right to enforce the Retained Claims. Each of the Company, Irish Holdco and Merger Sub hereby irrevocably waives any Released Claims that it may have against the Trust Account (including distributions therefrom) now or in the future as a result of, or arising out of, any discussions, Contracts or agreements with APHC or Sponsor and will not seek recourse against the Trust Account (including distributions therefrom) for any reason whatsoever. Each of the Company, Irish Holdco and Merger Sub agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by APHC to induce APHC to enter in this Agreement, and each of the Company, Irish Holdco and Merger Sub further intends and understands such waiver to be valid, binding and enforceable against it and its Subsidiaries, controlled Affiliates and their respective representatives under applicable Law provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against APHC, its Affiliates or any other person (i) for legal relief against monies or other assets of APHC held outside of the Trust Account (including funds that have been released from the Trust Account other than to the public shareholders), (ii) for specific performance or other equitable relief (excluding restitution, disgorgement or other equitable relief to the extent affecting funds in the Trust Account or released from the Trust Account to the public stockholders) in connection with the Transactions, or (iii) for release of the funds from the Trust Account upon the consummation of the Transactions as and to the extent specifically provided by this Agreement (collectively, the “Retained Claims”). To the extent each of the Company, Irish Holdco or Merger Sub commences any action or Proceeding against APHC or any of its Affiliates based upon, in connection with, relating to or arising out of any matter relating to APHC, its Affiliates or its representatives, which Proceeding seeks, in whole or in part, monetary relief against APHC, its Affiliates or its representatives, each of the Company, Irish Holdco and Merger Sub hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against assets of APHC or such Affiliate or representatives not in the Trust Account and that such claim shall not permit it or its Affiliates (or any Person claiming on any of their behalves) to have any claim against the Trust Account (including distributions therefrom).

10.11 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated by this Agreement are unique and recognize and affirm that in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at Law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to seek specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches or threatened breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Proceeding, in addition to any other remedy to which such Person may be entitled. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.11 shall not be required to provide any bond or other security in connection with any such injunction. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any on remedy will not preclude the exercise of any other remedy.

10.12 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such successors and permitted assigns, any legal or equitable rights hereunder (other than in respect of the rights of the Major Investors pursuant to, Section 2.7(c), Section 7.7, Section 7.15(d),

Section 7.15(e), Section 8.1(c), and Section 10.1, Indemnified Persons pursuant to Section 7.11, any requesting Supporting Company Holder pursuant to Section 7.15(d), and Non-Party Affiliates pursuant to Section 10.14, each of whom is an express third-party beneficiary hereunder to the specific provisions in which such Person is referenced and entitled to enforce only such obligations hereunder).

10.13 Disclosure Letters and Exhibits. The Disclosure Letters and Exhibits attached hereto or referred to in this Agreement are (a) each hereby incorporated in and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. Any fact or item disclosed in any Section of a Disclosure Letter shall be deemed disclosed in each other Section of the applicable Disclosure Letter to which such fact or item may apply so long as (i) such other Section is referenced by applicable cross-reference or (ii) it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section or portion of the Disclosure Letter. The headings contained in the Disclosure Letters are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Disclosure Letters or this Agreement. The Disclosure Letters are not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed. Except to the extent expressly provided in this Agreement, the Disclosure Letters shall not be deemed to expand in any way the scope or effect of any representations, warranties or covenants described in this Agreement. Any fact or item, including the specification of any dollar amount, disclosed in the Disclosure Letters shall not by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement, and matters reflected in the Disclosure Letters are not necessarily limited to matters required by this Agreement to be reflected therein and may be included solely for information purposes; and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in the Disclosure Letters in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in the Disclosure Letters is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business. No disclosure in the Disclosure Letters relating to any possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Moreover, in disclosing the information in the Disclosure Letters, the Parties do not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. The information contained in the Disclosure Letters shall be kept strictly confidential by the Parties and no third party may rely on any information disclosed or set forth therein.

10.14 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a corporation, partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, on behalf of itself and its applicable Non-Party Affiliates (as defined below) covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, shareholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, shareholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether at law or in equity, in contract or tort, or otherwise) by or on behalf of such Party against any Non-Party Affiliate, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable Party under this Agreement or the transactions contemplated by this Agreement, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether at law or in equity, in contract or tort, or otherwise) based on, in respect of, or by reason of, such obligations or their creation; provided that the forgoing shall not limit the obligations of any Non-Party Affiliate under any other documents, agreements, or instruments delivered contemporaneously herewith or otherwise required by this Agreement if such Non-Party Affiliate is party to such document, agreement or instrument, but only to the extent of the obligations of such Non-Party Affiliate thereunder. Except to the extent otherwise set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non Party Affiliate is intended as a third—party beneficiary of this Section 10.14.

10.15 Equitable Adjustments. If, during the Pre-Closing Period, the outstanding shares of APHC Capital Stock shall have been changed into a different number of shares or a different class by reason of any share dividend, share capitalization, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred (including any of the foregoing in connection with the Domestication Merger), then any number or amount contained in this Agreement which is based upon the number of shares of APHC Capital Stock will be appropriately adjusted to provide to the Pre-Closing Holders and APHC Shareholders the same economic effect as contemplated by this Agreement prior to such event. If, during the Pre-Closing Period the outstanding shares of the Company shall have been changed into a different number of shares or a different class by reason of any share dividend, share capitalization, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then any number or amount contained in this Agreement which is based upon the number of shares of the Company will be appropriately adjusted to provide to the Pre-Closing Holders and APHC Shareholders the same economic effect as contemplated by this Agreement prior to such event.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed as of the date first above written.

ANGEL POND HOLDINGS CORPORATION

By:	/s/ Theodore Wang
Name: Theodore Wang
Authorized signatory

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed as of the date first above written.

MARIADB CORPORATION AB

By:	/s/ Michael Howard
Name: Michael Howard
Title: CEO

MANGOMILL PLC

By:	/s/ Theodore Wang
Name: Theodore Wang
Title: Director

MERIDIAN MERGERSUB INC.

By:	/s/ Theodore Wang
Name:	Theodore Wang
Title:	Director

Annex B

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

ANGEL POND HOLDINGS CORPORATION

(ADOPTED BY SPECIAL RESOLUTION DATED [●], 2022 AND EFFECTIVE ON [●], 2022)

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

ANGEL POND HOLDINGS CORPORATION

(ADOPTED BY SPECIAL RESOLUTION DATED [●], 2022 AND EFFECTIVE ON [●], 2022)

1	The name of the Company is Angel Pond Holdings Corporation

2

The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount unpaid on such Member’s shares.

5

The share capital of the Company is US$55,100 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each.

6

The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7

Capitalised terms that are not defined in this Second Amended and Restated Memorandum of Association bear the respective meanings given to them in the Second Amended and Restated Articles of Association of the Company.

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

ANGEL POND HOLDINGS CORPORATION

(ADOPTED BY SPECIAL RESOLUTION DATED [●], 2022 AND EFFECTIVE ON [●], 2022)

1	Interpretation

1.1.	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”	in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

“Applicable Law”	means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

“Articles”	means these second amended and restated articles of association of the Company.

“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Business Combination”

means a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination:

(a) as long as the securities of the Company are listed on the New York Stock Exchange, must occur with one or more target businesses that together have an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the signing of the definitive agreement to enter into such Business Combination; and (b) must not be solely effectuated with another blank cheque company or a similar company with nominal operations.

“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.

“Clearing House”	means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Class A Share”	means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Class B Share”	means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Company”	means the above named company.

“Company’s Website”	means the website of the Company and/or its web-address or domain name (if any).

“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the Company are listed for trading, including the New York Stock Exchange.

“Directors”	means the directors for the time being of the Company.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“Electronic Communication”	means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.

“Electronic Record”	has the same meaning as in the Electronic Transactions Act.

“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands.

“Equity-linked Securities”	means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.

“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Founders”	means all Members immediately prior to the consummation of the IPO.

“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.

“IPO”	means the Company’s initial public offering of securities.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the second amended and restated memorandum of association of the Company.

“Nominating and Corporate Governance Committee”	means the nominating and corporate governance committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Officer”	means a person appointed to hold an office in the Company.

“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Over-Allotment Option”	means the option of the Underwriters to purchase up to an additional 15 per cent of the firm units (as described in the Articles) issued in the IPO at a price equal to US$10 per unit, less underwriting discounts and commissions.

“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.

“Public Share”	means a Class A Share issued as part of the units (as described in the Articles) issued in the IPO.

“Redemption Notice”	means a notice in a form approved by the Company by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares, subject to any conditions contained therein.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Representative”	means a representative of the Underwriters.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.

“Share”	means a Class A Share, a Class B Share or a Preference Share and includes a fraction of a share in the Company.

“Special Resolution”	subject to Article 29.4, has the same meaning as in the Statute, and includes a unanimous written resolution.

“Sponsor”	means Angel Pond Partners LLC, a Cayman Islands limited liability company, and its successors or assigns.

“Statute”	means the Companies Act (As Revised) of the Cayman Islands.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

“Trust Account”	means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited.

“Underwriter”	means an underwriter of the IPO from time to time and any successor underwriter.

1.2.	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)

the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)

any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)	sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(m)

the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business

2.1.	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2.	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares and other Securities

3.1.

Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Share Conversion set out in the Articles.

3.2.

The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3.

The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine.

3.4.	The Company shall not issue Shares to bearer.

4	Register of Members

4.1.	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2.

The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5	Closing Register of Members or Fixing Record Date

5.1.

For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2.

In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3.

If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6	Certificates for Shares

6.1.

A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2.

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3.

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4.

Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5.

Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7	Transfer of Shares

7.1.

Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

7.2.

The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8	Redemption, Repurchase and Surrender of Shares

8.1.

Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:

(a)	Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in the Business Combination Article hereof;

(b)

Class B Shares held by the Sponsor shall be surrendered by the Sponsor for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own 20 per cent of the Company’s issued Shares after the IPO; and

(c)	Public Shares shall be repurchased by way of tender offer in the circumstances set out in the Business Combination Article hereof.

8.2.

Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.

8.3.	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4.	The Directors may accept the surrender for no consideration of any fully paid Share.

9	Treasury Shares

9.1.	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2.	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10	Variation of Rights of Shares

10.1.

Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of the Class B Share Conversion Article hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2.

For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3.

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

11	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13	Lien on Shares

13.1.

The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2.

The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3.

To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4.

The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14	Call on Shares

14.1.

Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2.	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3.	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4.

If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5.

An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6.	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7.

The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8.

No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares

15.1.

If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2.

If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3.

A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4.

A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5.

A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6.

The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16	Transmission of Shares

16.1.

If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2.

Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3.

A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17	Class B Ordinary Share Conversion

17.1.

The rights attaching to the Class A Shares and Class B Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to the Variation of Rights of Shares Article and the Appointment and Removal of Directors Article hereof) with the exception that the holder of a Class B Share shall have the Conversion Rights referred to in this Article.

17.2.

Class B Shares shall convert into Class A shares on a one-for-one basis automatically immediately prior to the Domestication Merger Effective Time as defined under the Business Combination Agreement, dated January 31, 2022, by and among the Company, Mangomill PLC, Meridian Mergersub Inc. and MariaDB Corporation AB.

17.3.

The foregoing conversion ratio shall be adjusted to account for any subdivision (by share split, subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by reverse share split, share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

17.4.

Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

17.5.

References in this Article to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

17.6.	Notwithstanding anything to the contrary in this Article, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.

18	Amendments of Memorandum and Articles of Association and Alteration of Capital

18.1.	The Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)

by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)

cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2.

All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3.	Subject to the provisions of the Statute, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution and Article 29.4, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

19	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

20	General Meetings

20.1.	All general meetings other than annual general meetings shall be called extraordinary general meetings.

20.2.

The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

20.3.

The Directors, the chief executive officer or the chairman of the board of Directors may call general meetings, and they shall on a Members’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.

20.4.

A Members’ requisition is a requisition of Members holding at the date of deposit of the requisition not less than thirty per cent in par value of the issued Shares which as at that date carry the right to vote at general meetings of the Company.

20.5.

The Members’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

20.6.

If there are no Directors as at the date of the deposit of the Members’ requisition or if the Directors do not within twenty-one days from the date of the deposit of the Members’ requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said twenty-one day period.

20.7.	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

20.8.

Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date of the Company’s proxy statement released to Members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

21	Notice of General Meetings

21.1.

At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)

in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

21.2.

The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22	Proceedings at General Meetings

22.1.

No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

22.2.

A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22.3.

A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

22.4.

If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members’ requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

22.5.

The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

22.6.

If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

22.7.

The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.8.

When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

22.9.

If, prior to a Business Combination, a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

22.10.

When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

22.11.	A resolution put to the vote of the meeting shall be decided on a poll.

22.12.	A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

22.13.

A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.14.	In the case of an equality of votes the chairman shall be entitled to a second or casting vote.

23	Votes of Members

23.1.

Subject to any rights or restrictions attached to any Shares, including as set out at Article 29.4, every Member present in any such manner shall have one vote for every Share of which he is the holder.

23.2.

In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

23.3.

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

23.4.

No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5.

No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

23.6.

Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7.

A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

24	Proxies

24.1.

The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2.

The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

24.3.

The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

24.4.

The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5.

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

25	Corporate Members

25.1.

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25.2.

If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

26	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

27	Directors

27.1.	There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

27.2.

Each Director shall serve a two-year term, which shall expire at the Company’s annual general meeting two years after such Director’s appointment or election to the board of Director’s. Except as the Statute or other Applicable Law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the appointment of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A Director appointed to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been appointed and qualified.

28	Powers of Directors

28.1.

Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

28.2.

All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

28.3.

The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

28.4.

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

29	Appointment and Removal of Directors

29.1.

Prior to the closing of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Shares appoint any person to be a Director or may by Ordinary Resolution of the holders of the Class B Shares remove any Director. For the avoidance of doubt, prior to the closing of a Business Combination, holders of Class A Shares shall have no right to vote on the appointment or removal of any Director.

29.2.

The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29.3.	After the closing of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

29.4.

Prior to the closing of a Business Combination, Article 29.1 may only be amended by a Special Resolution passed by at least 90 per cent of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution.

30	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)

the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)

all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

31	Proceedings of Directors

31.1.	The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.

31.2.

Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

31.3.

A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

31.4.

A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

31.5.

A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

31.6.

The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

31.7.

The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

31.8.

All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31.9.

A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32	Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

33	Directors’ Interests

33.1.

A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

33.2.

A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

33.3.

A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

33.4.

No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

33.5.

A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

34	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

35	Delegation of Directors’ Powers

35.1.

The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.2.

The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.3.

The Directors may adopt formal written charters for committees. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law).

35.4.

The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

35.5.

The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

35.6.

The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

36	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37	Remuneration of Directors

37.1.

The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no cash remuneration shall be paid to any Director by the Company prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2.

The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38	Seal

38.1.

The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

38.2.

The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3.

A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39	Dividends, Distributions and Reserve

39.1.

Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2.

Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3.	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

39.4.

The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5.

Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6.

The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7.

Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8.	No Dividend or other distribution shall bear interest against the Company.

39.9.

Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40	Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41	Books of Account

41.1.

The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2.

The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3.

The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42	Audit

42.1.	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2.

Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

42.3.

If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

42.4.	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

42.5.

If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

42.6.

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.7.

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

43	Notices

43.1.

Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

43.2.	Where a notice is sent by:

(a)

courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)

post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)

cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)

e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)	placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

43.3.

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4.

Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44	Winding Up

44.1.

If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)

if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)

if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2.

If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45	Indemnity and Insurance

45.1.

Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2.

The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3.

The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

47	Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

48	Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

49	Business Combination

49.1.

Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.

49.2.	Prior to the consummation of a Business Combination, the Company shall either:

(a)	submit such Business Combination to its Members for approval; or

(b)

provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account ((net of taxes paid or payable, if any), divided by the number of then issued Public Shares, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001 upon consummation of such Business Combination.

49.3.

If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds a general meeting to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission.

49.4.

At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has net tangible assets of at least US$5,000,001 immediately prior to, or upon such consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination.

49.5.

Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, at least two business days’ prior to any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and consummated. The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions (the “Redemption Limitation”).

49.6.

A Member may not withdraw a Redemption Notice once submitted to the Company unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

49.7.

In the event that the Company does not consummate a Business Combination by 24 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)	cease all operations except for the purpose of winding up;

(b)

as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c)	as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve,

subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.

49.8.	In the event that any amendment is made to the Articles:

(a)

to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination within 24 months from the consummation of the IPO; or

(b)	with respect to any other provision relating to Members’ rights or pre-Business Combination activity,

each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.

49.9.

A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this Article, or a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

49.10.

After the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)	receive funds from the Trust Account; or

(b)	vote as a class with Public Shares on a Business Combination.

49.11.

A Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

49.12.

As long as the securities of the Company are listed on the New York Stock Exchange, the Company must complete one or more Business Combinations having an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (net of amounts previously disbursed to the Company’s management for taxes and excluding the amount of deferred underwriting discounts held in the Trust Account) at the time of the Company’s signing a definitive agreement in connection with a Business Combination. A Business Combination must not be effectuated with another blank cheque company or a similar company with nominal operations.

49.13.

The Company may enter into a Business Combination with a target business that is Affiliated with the Sponsor, a Founder, a Director or an Officer. In the event the Company seeks to complete a Business Combination with a target that is Affiliated with the Sponsor, a Founder, a Director or an Officer, the Company, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions on the type of target business the Company is seeking to acquire that is a member of the United States Financial Industry Regulatory Authority or an independent accounting firm that such a Business Combination is fair to the Company from a financial point of view.

50	Business Opportunities

50.1.

To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

50.2.

Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

50.3.

To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

Annex C

Companies Act 2014

PUBLIC LIMITED COMPANY

CONSTITUTION

OF

MARIADB PUBLIC LIMITED COMPANY

MEMORANDUM OF ASSOCIATION

1.	The name of the Company is MARIADB PUBLIC LIMITED COMPANY.

2.	The Company is a public limited company, registered under Part 17 of the Companies Act 2014.

3.	The objects for which the Company is established are:

3.1

To carry on the business of a holding company and to co-ordinate the administration, finances and activities of any subsidiary companies or associated companies, to do all lawful acts and things whatever that are necessary or convenient in carrying on the business of such a holding company and in particular to carry on in all its branches the business of a management services company, to act as managers and to direct or coordinate the management of other companies or of the business, property and estates of any company or person and to undertake and carry out all such services in connection therewith as may be deemed expedient by the Company’s board of directors and to exercise its powers as a shareholder of other companies.

3.2

To carry on the business of a technology company operating in the software development, database, database management, e-commerce, internet and all other current and future fields of technology (within the broadest meaning of that term), and to design, engineer, manufacture, produce, supply, buy, sell, distribute, offer, service, market and provide products and services in those fields and other products and services of a technological, collaborative, scientific, charitable and/or educational character and to carry on business as promoters, facilitators, producers, suppliers, merchants of and dealers in such products and services, as aforesaid, and to do all things usually dealt in by persons carrying on the above mentioned businesses or any of them likely to be required in connection with any of the said business.

3.3

To carry on the businesses of manufacturer, distributor, wholesaler, retailer, service provider, investor, designer, trader and any other business (except the issuing of policies of insurance) which may seem to the Company’s board of directors capable of being conveniently carried on in connection with these objects or calculated directly or indirectly to enhance the value of or render more profitable any of the Company’s property.

3.4	To carry on all or any of the businesses as aforesaid either as a separate business or as the principal business of the Company.

3.5	To invest and deal with the property of the Company in such manner as may from time to time be determined by the Company’s board of directors and to dispose of or vary such investments and dealings.

3.6

To borrow or raise money or capital in any manner and on such terms and subject to such conditions and for such purposes as the Company’s board of directors shall think fit or expedient, whether alone or jointly and/or severally with any other person or company, including, without prejudice to the generality of the foregoing, whether by the issue of debentures or debenture stock (perpetual or otherwise) or otherwise, and to secure, with or without consideration, the payment or repayment of any money borrowed, raised or owing or any debt, obligation or liability of the Company or of any other person or company whatsoever in such manner and on such terms and conditions as the Company’s board of directors shall think fit or expedient and, in particular by mortgage, charge, lien, pledge or debenture or any other security of whatsoever nature or howsoever described, perpetual or otherwise, charged upon all or any of the Company’s property, both present and future, and to purchase, redeem or pay off any such securities or borrowings and also to accept capital contributions from any person or company in any manner and on such terms and conditions and for such purposes as the Company’s board of directors shall think fit or expedient.

3.7

To lend and advance money or other property or give credit or financial accommodation to any company or person in any manner either with or without security and whether with or without the payment of interest and upon such terms and conditions as the Company’s board of directors shall think fit or expedient.

3.8

To guarantee, indemnify, grant indemnities in respect of, enter into any suretyship or joint obligation, or otherwise support or secure, whether by personal covenant, indemnity or undertaking or by mortgaging, charging, pledging or granting a lien or other security over all or any part of the Company’s property (both present and future) or by any one or more of such methods or any other method and whether in support of such guarantee or indemnity or suretyship or joint obligation or otherwise, on such terms and conditions as the Company’s board of directors shall think fit, the payment of any debts or the performance or discharge of any contract, obligation or liability of any person or company (including, without prejudice to the generality of the foregoing, the payment of any capital, principal, dividends or interest on any stocks, shares, debentures, debenture stock, notes, bonds or other securities of any person, authority or company) including, without prejudice to the generality of the foregoing, any company which is for the time being the Company’s holding company or another subsidiary (as defined by the Act) of the Company’s holding company or a subsidiary of the Company or otherwise associated with the Company (including any arrangements of the Company or any of its subsidiaries), in each case notwithstanding the fact that the Company may not receive any consideration, advantage or benefit, direct or indirect, from entering into any such guarantee or indemnity or suretyship or joint obligation or other arrangement or transaction contemplated herein.

3.9

To grant, convey, assign, transfer, exchange or otherwise alienate or dispose of any property of the Company of whatever nature or tenure for such price, consideration, sum or other return whether equal to or less than the market value thereof or for shares, debentures or securities and whether by way of gift or otherwise as the Company’s board of directors shall deem fit or expedient and where the property consists of real property to grant any fee farm grant or lease or to enter into any agreement for letting or hire of any such property for a rent or return equal to or less than the market or rack rent therefor or at no rent and subject to or free from covenants and restrictions as the Company’s board of directors shall deem appropriate.

3.10	To purchase, take on, lease, exchange, rent, hire or otherwise acquire any property and to acquire and undertake the whole or any part of the business and property of any company or person.

3.11

To develop and turn to account any land acquired by the Company or in which it is interested and in particular by laying out and preparing the same for building purposes, constructing, altering, pulling down, decorating, maintaining, fitting out and improving buildings and conveniences and by planting, paving, draining, farming, cultivating, letting and by entering into building leases or building agreements and by advancing money to and entering into contracts and arrangements of all kinds with builders, contractors, architects, surveyors, purchasers, vendors, tenants and any other person.

3.12

To construct, improve, maintain, develop, work, manage, carry out or control any property which may seem calculated directly or indirectly to advance the Company’s interest and to contribute to, subsidise or otherwise assist or take part in the construction, improvement, maintenance, working, management, carrying out or control thereof.

3.13	To draw, make, accept, endorse, discount, execute and issue promissory notes, bills of exchange, bills of lading, warrants, debentures and other negotiable or transferable instruments.

3.14

To engage in currency exchange, interest rate and commodity transactions including, but not limited to, dealings in foreign currency, spot and forward rate exchange contracts, futures, options, forward rate agreements, swaps, caps, floors, collars and any other foreign exchange, interest rate or commodity hedging arrangements and such other instruments as are similar to, or derived from, any of the foregoing whether for the purpose of making a profit or avoiding a loss or managing a currency, interest rate or commodity exposure or any other exposure or for any other purpose.

3.15

As a pursuit in itself or otherwise and whether for the purpose of making a profit or avoiding a loss or managing a currency, interest rate or commodity exposure or any other exposure or for any other purpose whatsoever, to engage in any currency exchange transactions, interest rate transactions and commodity transactions, derivative and/or treasury transactions and any other financial or other transactions, including (without prejudice to the generality of the foregoing) securitisation, treasury and/or structured finance transactions, of whatever nature in any manner and on any terms and for any purposes whatsoever, including, without prejudice to the generality of the foregoing, any transaction entered into in connection with or for the purpose of, or capable of being for the purposes of, avoiding, reducing, minimising, hedging against or otherwise managing the risk of any loss, cost, expense, or liability arising, or which may arise, directly or indirectly, from a change or changes in any interest rate or currency exchange rate or in the price or value of any property, asset, commodity, index or liability or from any other risk or factor affecting the Company’s business, including but not limited to dealings whether involving purchases, sales or otherwise in foreign currency, spot and/or forward rate exchange contracts, futures, options, forward rate agreements, swaps, caps, floors, collars and/or any such other currency or interest rate or commodity or other hedging, treasury or structured finance arrangements and such other instruments as are similar to, or derived from any of the foregoing.

3.16

To apply for, establish, create, purchase or otherwise acquire, sell or otherwise dispose of and hold any patents, trade marks, copyrights, brevets d’invention, registered designs, licences, concessions and the like conferring any exclusive or non-exclusive or limited rights to use or any secret or other information and any invention and to use, exercise, develop or grant licences in respect of or otherwise turn to account or exploit the property, rights or information so held.

3.17

To enter into any arrangements with any governments or authorities, national, local or otherwise and to obtain from any such government or authority any rights, privileges and concessions and to carry out, exercise and comply with any such arrangements, rights, privileges and concessions.

3.18	To establish, form, register, incorporate or promote any company or companies or person, whether inside or outside of Ireland.

3.19	To procure that the Company be registered or recognised whether as a branch or otherwise in any country or place.

3.20

To enter into partnership or into any arrangement for sharing profits, union of interests, co-operation, joint venture, reciprocal concession or otherwise with any person or company carrying on or engaged in or about to carry on or engage in any business or transaction and to engage in any transaction in connection with the foregoing.

3.21	To acquire or amalgamate with any other company or person.

3.22

To acquire and undertake the whole or any part of the business, good-will and assets of any person, firm or company carrying on or proposing to carry on any of the businesses which this Company is authorised to carry on, and as part of the consideration for such acquisition to undertake all or any of the liabilities of such person, firm or company, or to acquire an interest in, amalgamate with, or enter into any arrangement for sharing profits, or for co-operation, or for mutual assistance with any such person, firm or company and to give or accept by way of consideration for any of the acts or things aforesaid or property acquired, any shares, debentures, debenture stock or securities that may be agreed upon, and to hold and retain or sell, mortgage or deal with any shares, debentures, debenture stock or securities so received.

3.23

To promote freedom of contract, and to resist, insure against, counteract and discourage interference therewith, to join any lawful federation, union or association, or do any other lawful act or thing with a view to preventing or resisting directly or indirectly any interruption of or interference with the Company’s or any other trade or business or providing or safeguarding against the same, or resisting or opposing any strike, movement or organisation which may be thought detrimental to the interests of the Company or its employees and to subscribe to any association or fund for any such purposes.

3.24

To make gifts to any person or company including, without prejudice to the generality of the foregoing, capital contributions and to grant bonuses to the directors or any other persons or companies who are or have been in the employment of the Company including substitute directors and any other officer or employee.

3.25

To establish and support or aid in the establishment and support of associations, institutions, funds, trusts and conveniences calculated to benefit directors, ex-directors, employees or ex-employees of the Company or any subsidiary of the Company or the dependants or connections of such persons, and to grant pensions and allowances upon such terms and in such manner as the Company’s board of directors think fit, and to make payments towards insurance and to subscribe or guarantee money for charitable or benevolent objects or for any exhibition or for any public, general or useful object, or any other object whatsoever which the Company’s board of directors may think advisable.

3.26

To establish and contribute to any scheme for the purchase of shares or subscription for shares in the Company, its holding company or any of its or their respective subsidiaries, to be held for the benefit of the employees or former employees of the Company or any subsidiary of the Company including any person who is or was a director holding a salaried employment or office in the Company or any subsidiary of the Company and to lend or otherwise provide money to the trustees of such schemes or the employees or former employees of the Company or any subsidiary of the Company to enable them to purchase shares of the Company, its holding company or any of its or their respective subsidiaries and to formulate and carry into effect any scheme for sharing the profits of the Company, its holding company or any of its or their respective subsidiaries with its employees and/or the employees of any of its subsidiaries.

3.27

To remunerate any person or company for services rendered or to be rendered in placing or assisting to place or guaranteeing the placing of any of the shares of the Company’s capital or any debentures, debenture stock or other securities of the Company or in or about the formation or promotion of the Company or the conduct of its business.

3.28

To obtain any Act of the Oireachtas or provisional order for enabling the Company to carry any of its objects into effect or for effecting any modification of the Company’s constitution or for any other purpose which may seem expedient and to oppose any proceedings or applications which may seem calculated directly or indirectly to prejudice the Company’s interests.

3.29

To adopt such means of making known the products of the Company as may seem expedient and in particular by advertising in the press, by circulars, by purchase and exhibition of works of art or interest, by publication of books and periodicals and by granting prizes, rewards and donations.

3.30

To undertake and execute the office of trustee and nominee for the purpose of holding and dealing with any property of any kind for or on behalf of any person or company; to act as trustee, nominee, agent, executor, administrator, registrar, secretary, committee or attorney generally for any purpose and either solely or with others for any person or company; to vest any property in any person or company with or without any declared trust in favour of the Company.

3.31	To pay all costs, charges, fees and expenses incurred or sustained in or about the promotion, establishment, formation and registration of the Company.

3.32

To do all or any of the above things in any part of the world, and as principals, agents, contractors, trustees or otherwise and by or through trustees, agents or otherwise and either alone or in conjunction with any person or company.

3.33	To distribute the property of the Company in specie among the members or, if there is only one, to the sole member of the Company.

3.34	To reduce the Company’s share capital in any manner permitted by law.

3.35

To the extent permitted by law, to give whether directly or indirectly, any kind of financial assistance for the purpose of, or in connection with, the purchase of, or subscription for, shares, stocks, debentures, debenture stock, indentures, notes, loan notes, loan stock, bonds, obligations and other securities of any description of the Company or of any company which is at any given time the Company’s holding company.

3.36	To do all such other things as the Company’s board of directors may think incidental or conducive to the attainment of the above objects or any of them.

NOTE: it is hereby declared that in this memorandum of association:

a)

the word “company”, except where used in reference to this Company, shall be deemed to include a body corporate, whether a company (wherever formed, registered or incorporated), a corporation aggregate, a corporation sole and a national or local government or other legal entity;

b)

the word “person”, shall be deemed to include any individual, firm, body corporate, association or partnership, government or state or agency of a state, local authority or government body or any joint venture association or partnership (whether or not having a separate legal personality) and that person’s personal representatives, successors or permitted assigns;

c)

the word “property”, shall be deemed to include, where the context permits, real property, personal property including choses or things in action and all other intangible property and money and all estates, rights, titles and interests therein and includes the Company’s uncalled capital and future calls and all and every other undertaking and asset;

d)

a word or expression used in this memorandum of association which is not otherwise defined and which is also used in the Companies Act 2014 shall have the same meaning here, as it has in the Companies Act 2014;

e)

any phrase introduced by the terms “including”, “include” and “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms, whether or not followed by the phrases “but not limited to”, “without prejudice to the generality of the foregoing” or any similar expression;

f)	words denoting the singular number only shall include the plural number and vice versa and references to one gender includes all genders; and

g)

it is intended that the objects specified in each paragraph in this clause shall, except where otherwise expressed in such paragraph, be separate and distinct objects of the Company and shall not be in any way limited or restricted by reference to or inference from the terms of any other paragraph or the order in which the paragraphs of this clause occur or the name of the Company.

4.	The liability of the members is limited.

5.

The authorised share capital of the Company is US$5,010,000 divided into 500,000,000 Ordinary Shares with a nominal value of US$0.01 each and 100,000,000 Preferred Shares with a nominal value of US$0.0001 each and €25,000 divided into 25,000 Deferred Ordinary Shares with a nominal value of €1.00 each.

6.

The shares forming the capital, may be increased or reduced and be divided into such classes and issued with any special rights, privileges and conditions or with such qualifications as regards preference, dividend, capital, voting or other special incidents, and be held upon such terms as may be attached thereto or as may from time to time be provided by the original or any substituted or amended articles of association and regulations of the Company for the time being, but so that where shares are issued with any preferential or special rights attached thereto such rights shall not be alterable otherwise than pursuant to the provisions of the Company’s articles of association for the time being.

MARIADB PUBLIC LIMITED COMPANY

ARTICLES OF ASSOCIATION

(as amended by Special Resolution dated ● 2022)

Interpretation and general

1.

Sections 83, 84 and 117(9) of the Act shall apply to the Company but, subject to that, the provisions set out in these Articles shall constitute the whole of the regulations applicable to the Company and no other “optional provisions” as defined by section 1007(2) of the Act shall apply to the Company.

2.	In these Articles:

2.1	“Act” means the Companies Act 2014 and every statutory modification and re-enactment thereof for the time being in force;

2.2	“Acting in Concert” has the meaning given to it in Rule 2.1(a) and Rule 3.3 of Part A of the Takeover Rules;

2.3	“Adoption Date” means the effective date of adoption of these Articles;

2.4	“Adjourned Meeting” has the meaning given in Article 115.1;

2.5	“Agent” has the meaning given in Article 12.3;

2.6	“Approved Nominee” means a person appointed under contractual arrangements with the Company to hold shares or rights or interests in shares of the Company on a nominee basis;

2.7	“Article” means an article of these Articles;

2.8	“Articles” means these articles of association as from time to time and for the time being in force;

2.9	“Auditors” means the auditors for the time being of the Company;

2.10	“Board” means the board of Directors of the Company;

2.11	“Chairperson” means the person occupying the position of Chairperson of the Board from time to time;

2.12	“Chief Executive Officer” shall include any equivalent office;

2.13

“Clear Days” means, in relation to a period of notice, that period excluding the day when the notice is given or deemed to be given and excluding the day for which notice is being given or on which an action or event for which notice is being given is to occur or take effect;

2.14	“committee” has the meaning given in Article 187;

2.15	“Company” means the company whose name appears in the heading to these Articles;

2.16	“Company Secretary” means the person or persons appointed as company secretary or joint company secretary of the Company from time to time and shall include any assistant or deputy secretary;

2.17	“Concert Party” means, in relation to any person, a party who is deemed or presumed to be Acting in Concert with that person for the purposes of the Takeover Rules;

2.18	“contested election” has the meaning given in Article 159;

2.19	“Deferred Shares” means the Deferred Ordinary Shares with a nominal value of €1.00 each in the capital of the Company;

2.20	“Directors” means the directors for the time being of the Company or any of them acting as the Board;

2.21	“Director’s Certified Email Address” has the meaning given in Article 190.3;

2.22	“disponee” has the meaning given in Article 46.1;

2.23	“elected by a plurality” has the meaning given in Article 159;

2.24

“electronic communication” has the meaning given to that word in the Electronic Commerce Act 2000 and in addition includes in the case of notices or documents issued on behalf of the Company, such documents being made available or displayed on a website of the Company (or a website designated by the Board);

2.25

“Exchange” means any securities exchange or other system on which the shares of the Company may be listed or otherwise authorised for trading from time to time in circumstances where the Company has approved such listing or trading;

2.26	“Exchange Act” means the Securities Exchange Act of 1934 of the United States, as amended;

2.27	“Group” means the Company and its subsidiaries from time to time and for the time being;

2.28	“Independent Directors” has the meaning given in Article 240.4;

2.29	“Institutional Investor” has the meaning given in Article 240.5

2.30	“Interest in a Security” has the meaning given to such term in section 1 of the Irish Takeover Panel Act 1997;

2.31	“Interested Person” has the meaning given in Article 240.6;

2.32

“member” means in relation to any share, the member whose name is entered in the Register as the holder of the share or, where the context permits, the members whose names are entered in the Register as the joint holders of shares and shall include a member’s personal representatives in consequence of his or her death or bankruptcy;

2.33	“Memorandum” means the memorandum of association of the Company;

2.34	“Office” means the registered office for the time being of the Company;

2.35	“Ordinary Shares” means the Ordinary Shares with a nominal value of US$0.0001 each in the capital of the Company;

2.36	“Preferred Shares” means the Preferred Shares with a nominal value of US$0.0001 each in the capital of the Company;

2.37	“Proceedings” has the meaning given in Article 255;

2.38	“Redeemable Shares” means redeemable shares as defined by section 64 of the Act;

2.39	“Re-designation Event” means:

(a)	the transfer of Restricted Voting Ordinary Shares from a Restricted Shareholder to a shareholder or other person who is not a Restricted Shareholder;

(b)

an event whereby a Restricted Shareholder ceases to be restricted from holding an Interest in Securities, by virtue of Rule 9 of the Takeover Rules, except in these circumstances the number of Restricted Voting Ordinary Shares which shall be re-designated as Ordinary Shares shall be the maximum number of Ordinary Shares that can be re-designated without the former Restricted Shareholder becoming a Restricted Shareholder on the Re-designation Event; or

(c)

a Restricted Shareholder of the Company undertaking a Takeover Rules Event and the Takeover Panel consenting to some or all of the Restricted Voting Ordinary Shares being re-designated, in which case only those Restricted Voting Ordinary Shares the re-designation of which has been consented to by the Takeover Panel shall be re-designated as Ordinary Shares;

2.40	“Register” means the register of members of the Company to be kept as required by the Act;

2.41

“Restricted Shareholder” means a member of the Company or other person who is restricted from holding an Interest in Securities without a Takeover Rules Event occurring by virtue of Rule 9 of the Takeover Rules or a member or person who would be so restricted but for the limitations on voting rights set out under Article 7, provided that where two or more persons are deemed or presumed (and such presumption has not been rebutted) to be Acting in Concert for the purpose of Rule 9 of the Takeover Rules, only the person who acquired the Interest in Securities which, but for the application of Article 7, would trigger the Takeover Rules Event shall be deemed to be a Restricted Shareholder in respect only of such number of the person’s Interest in Securities which, but for the application of Article 7, would trigger the Takeover Rules Event.

2.42	“Restricted Voting Ordinary Shares” means:

(a)	an Interest in Securities acquired by a Restricted Shareholder where the Restricted Shareholder has not elected for a Takeover Rules Event to occur; or

(b)

Ordinary Shares notified by a Shareholder by at least 10 Business Days’ notice in writing to the Company that it wishes for some or all of its Ordinary Shares to be designated as Restricted Voting Ordinary Shares;

2.43	“Rights” has the meaning given in Article 244;

2.44	“Rights Plan” has the meaning given in Article 243;

2.45	“SEC” means the U.S. Securities and Exchange Commission;

2.46	“Shareholder” means a holder of shares in the capital of the Company;

2.47	“Takeover Panel” means the Irish Takeover Panel established under the Irish Takeover Panel Act 1997;

2.48	“Takeover Rules” means the Takeover Panel Act 1997, Takeover Rules 2022; and

2.49	“Takeover Rules Event” means either of the following events:

(a)	a Restricted Shareholder and/or its Concert Parties (if any) extending an offer to the holders of each class of shares of the Company in accordance with Rule 9 of the Takeover Rules; or

(b)	the Company obtaining approval of the Takeover Panel for a waiver of Rule 9 of the Takeover Rules in respect of a Restricted Shareholder or any of its Concert Parties (as applicable).

NOTE: it is hereby declared that in these Articles:

a)

the word “company”, except where used in reference to this Company, shall be deemed to include a body corporate, whether a company (wherever formed, registered or incorporated), a corporation aggregate, a corporation sole and a national or local government or other legal entity; and

b)

the word “person”, shall be deemed to include any individual, firm, body corporate, association or partnership, government or state or agency of a state, local authority or government body or any joint venture association or partnership (whether or not having a separate legal personality) and that person’s personal representatives, successors or permitted assigns; and

c)

the word “property”, shall be deemed to include, where the context permits, real property, personal property including choses or things in action and all other intangible property and money and all estates, rights, titles and interests therein and includes the Company’s uncalled capital and future calls and all and every other undertaking and asset; and

d)	a word or expression used in the Articles which is not otherwise defined and which is also used in the Act shall have the same meaning here, as it has in the Act; and

e)

any phrase introduced by the terms “including”, “include” and “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms, whether or not followed by the phrases “but not limited to”, “without prejudice to the generality of the foregoing” or any similar expression; and

f)	words denoting the singular number only shall include the plural number and vice versa and references to one gender includes all genders.

AUTHORISED SHARE CAPITAL

3.

The authorised share capital of the Company is US$5,010,000 divided into 500,000,000 Ordinary Shares with a nominal value of US$0.01 each and 100,000,000 Preferred Shares with a nominal value of US$0.0001 each and €25,000 divided into 25,000 Deferred Ordinary Shares with a nominal value of €1.00 each.

RIGHTS ATTACHING TO THE ORDINARY SHARES

4.	The Ordinary Shares shall rank pari passu in all respects and shall:

4.1

subject to the right of the Company to set record dates for the purposes of determining the identity of members entitled to notice of and/or to vote at a general meeting and the authority of the Board and Chairperson of the meeting to maintain order and security, include the right to attend any general meeting of the Company and to exercise one vote per Ordinary Share held at any general meeting of the Company;

4.2	include the right to participate pro rata in all dividends declared by the Company; and

4.3	include the right, in the event of the Company’s winding up, to participate pro rata in the total assets of the Company.

5.	The rights attaching to the Ordinary Shares may be subject to the terms of issue of any series or class of Preferred Shares allotted by the Directors from time to time in accordance with Article 9.

RESTRICTED VOTING ORDINARY SHARES

6.

If a Restricted Shareholder acquires an Interest in Securities, unless the Restricted Shareholder elects to acquire such Interest in Securities with a Takeover Rules Event occurring, any share certificates to be issued in respect of the Ordinary Shares shall bear a legend making reference to the shares as Restricted Voting Ordinary Shares. A Shareholder may also, by at least 10 Clear Days’ notice in writing to the Company or such shorter time as the Company may elect, request that the Company redesignate some or all of its Ordinary Shares as Restricted Voting Ordinary Shares.

7.	The following restrictions shall attach to Restricted Voting Ordinary Shares:

7.1

from the time of issue until a Re-designation Event occurs, the Restricted Voting Ordinary Shares in issue will be designated as Restricted Voting Ordinary Shares and the rights attaching to such shares shall be restricted as set out in this Article 7;

7.2	the Restricted Voting Ordinary Shares shall carry no rights to receive notice of or to attend or vote at any general meeting of the Company;

7.3	save as provided herein, the Restricted Voting Ordinary Shares shall rank pari passu at all times and in all respects with all other Ordinary Shares;

7.4

forthwith upon a Re-designation Event, each holder of Restricted Voting Ordinary Shares that are to be re-designated shall send to the Company the certificates, if any, in respect of the Restricted Voting Ordinary Shares held by him or it immediately prior to the Re-designation Event and thereupon, but subject to receipt of such certificates, the Company shall issue to such holders respectively replacement certificates for the Ordinary Shares without a legend making reference to the shares as Restricted Voting Ordinary Shares; and

7.5

re-designation of the Restricted Voting Ordinary Shares shall be effected by way of a deemed automatic re-designation of such shares immediately upon and subject to a Re-designation Event, without the requirement of any approval by the Board or any shareholders of the Company.

8.	Any Restricted Voting Ordinary Shares in issue shall comprise a single class with any other Ordinary Shares in issue.

RIGHTS ATTACHING TO PREFERRED SHARES

9.

The Board is empowered to cause the Preferred Shares to be issued from time to time as shares of one or more series of Preferred Shares, and in the resolution or resolutions providing for the issue of Preferred Shares of each particular series, before issuance, the Board is expressly authorised to fix:

9.1

the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except as otherwise provided by the Board in creating such series) or decreased (but not below the number of shares thereof then in issue) from time to time by resolution of the Board;

9.2

the rate of dividends payable on shares of such series, if any, whether or not and upon what conditions dividends on shares of such series shall be cumulative and, if cumulative, the date or dates from which dividends shall accumulate and the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of share capital;

9.3

the terms, if any, on which shares of such series may be redeemed, including without limitation, the redemption price or prices for such series, which may consist of a redemption price or scale of redemption prices applicable only to redemption in connection with a sinking fund (which term as used herein shall include any fund or requirement for the periodic purchase or redemption of shares), and the same or a different redemption price or scale of redemption prices applicable to any other redemption;

9.4	the terms and amount of any sinking fund provided for the purchase or redemption of shares of such series;

9.5	the amount or amounts which shall be paid to the holders of shares of such series in case of liquidation, dissolution or winding up of the Company, whether voluntary or involuntary;

9.6

the terms, if any, upon which the holders of shares of such series may convert shares thereof into shares of any other class or classes or of any one or more series of the same class or of another class or classes;

9.7	the voting rights, full or limited, if any, of the shares of such series; and whether or not and under what conditions the shares of such series (alone or together with the shares of one or more other series having similar provisions) shall be entitled to vote separately as a single class, for the election of one or more additional Directors in case of dividend arrears or other specified events, or upon other matters;

9.8

whether or not the holders of shares of such series, as such, shall have any pre-emptive or preferential rights to subscribe for or purchase shares of any class or series of shares of the Company, now or hereafter authorised, or any securities convertible into, or warrants or other evidences of optional rights to purchase or subscribe for, shares of any class or series of the Company, now or hereafter authorised;

9.9

the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends, or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of, any other class or classes of shares ranking junior to the shares of such series either as to dividends or upon liquidation, dissolution or winding up;

9.10

the conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issuance of any additional shares (including additional shares of such series or of any other class) ranking on a parity with or prior to the shares of such series as to dividends or distribution of assets upon liquidation; and

9.11	such other rights, preferences and limitations as may be permitted to be fixed by the Board of the Company under the laws of Ireland as in effect at the time of the creation of such series.

10.	The Board is authorised to change the designations, rights, preferences and limitations of any series of Preferred Shares theretofore established, no shares of which have been issued.

11.

The rights conferred upon the member of any pre-existing shares in the share capital of the Company shall be deemed not to be varied by the creation, issue and allotment of Preferred Shares in accordance with these Articles.

RIGHTS ATTACHING TO DEFERRED SHARES

12.	The Deferred Shares shall have the rights and privileges and be subject to the restrictions set out in this Article 12:

12.1	the Deferred Shares are non-voting shares and do not convey upon the holder the right to be paid a dividend or to receive notice of or to attend, vote or speak at a general meeting;

12.2

the Deferred Shares confer the right on a return of capital, on a winding-up or otherwise, only to the repayment of the nominal value paid up on the Deferred Shares after repayment of the nominal value of the Ordinary Shares; and

12.3

any Director (the “Agent”) is appointed the attorney of the holder of a Deferred Share, with an irrevocable instruction to the Agent to execute all or any forms of transfer and/or renunciation and/or other documents in the Agent’s discretion in relation to the Deferred Shares in favour of the Company or as it may direct and to deliver such forms of transfer and/or renunciation and/or other documents together with any certificate(s) and/or other documents for registration and to do all such other acts and things as may in the reasonable opinion of the Agent be necessary or expedient for the purpose of, or in connection with, the purchase by the Company of the Deferred Shares for nil consideration or such other consideration as the Board may determine and to vest the said Deferred Shares in the Company.

ALLOTMENT AND ACQUISITION OF SHARES

13.

Without prejudice to any special rights conferred on the members of any existing shares or class of shares and subject to the provisions of the Act, any share may be issued with such rights or restrictions as the Company may by ordinary resolution determine.

14.	The following provisions shall apply:

14.1

Subject to the provisions of these Articles relating to new shares, the shares shall be at the disposal of the Directors, and they may (subject to the provisions of the Act) allot, grant options over or otherwise dispose of them to such persons, on such terms and conditions and at such times as they may consider to be in the best interests of the Company and its members, but so that no share shall be issued at a discount and so that, in the case of shares offered to the public for subscription, the amount payable on application on each share shall not be less than one-quarter of the nominal amount of the share and the whole of any premium thereon.

14.2

Without prejudice to the generality of the powers conferred on the Directors by other paragraphs of these Articles, and subject to any requirement to obtain the approval of the members under any laws, regulations or the rules of any Exchange, the Directors may grant from time to time options to subscribe for the unallotted shares in the capital of the Company to Directors and other persons in the service or employment of the Company or any subsidiary or associate company of the Company on such terms and subject to such conditions as may be approved from time to time by the Directors or by any committee thereof appointed by the Directors for the purpose of such approval and on the terms and conditions required to obtain the approval of any statutory authority in any jurisdiction.

14.3

Subject to the provisions of these Articles including but not limited to Article 6, the Directors are hereby generally and unconditionally authorised to exercise all the powers of the Company to allot relevant securities within the meaning of section 1021 of the Act. The maximum amount of relevant securities which may be allotted under the authority hereby conferred shall be the amount of the authorised but unissued share capital of the Company at the Adoption Date. The authority hereby conferred shall expire on the date which is five (5) years after the Adoption Date unless and to the extent that such authority is renewed, revoked or extended prior to such date. The Company may before such expiry make an offer or agreement which would or might require relevant securities to be allotted after such expiry and the Directors may allot relevant securities in pursuance of such offer or agreement, notwithstanding that the authority hereby conferred has expired.

14.4

The Directors are hereby empowered pursuant to sections 1022 and 1023 of the Act to allot equity securities (within the meaning of the said section 1023) for cash pursuant to the authority conferred by Article 14.3 as if section 1022(1) of the Act did not apply to any such allotment. The authority conferred by this Article 14.4 shall expire on the date which is five (5) years after the Adoption Date, unless previously renewed, varied or revoked; provided that the Company may before the expiry of such authority make an offer or agreement which would or might require equity securities to be allotted after such expiry and the Directors may allot equity securities in pursuance of such an offer or agreement as if the power conferred by this Article 14.4 had not expired.

14.5	The Company may issue permissible letters of allotment (as defined by section 1019 of the Act) to the extent permitted by the Act.

14.6

Unless otherwise determined by the Directors or the rights attaching to or by the terms of issue of any particular shares, or to the extent required by the Act, any Exchange, depository or any operator of any clearance or settlement system, no person whose name is entered as a member in the Register shall be entitled to receive a share certificate for any shares of any class held by him or her in the capital of the Company (nor on transferring part of a holding, to a certificate for the balance).

14.7	Any share certificate, if issued, shall specify the number of shares in respect of which it is issued and the amount paid thereon or the fact that they are fully paid, as the case may be, and may otherwise be in such form as shall be determined by the Directors. Such certificates may be under seal. All certificates for shares in the capital of the Company shall be consecutively numbered or otherwise identified and shall specify the shares in the capital of the Company to which they relate. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered in the Register. All certificates surrendered to the Company for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares in the capital of the Company shall have been surrendered and cancelled. The Directors may authorise certificates to be issued with the seal and authorised signature(s) affixed by some method or system of mechanical process. In respect of a share or shares in the capital of the Company held jointly by several persons, the Company shall not be bound to issue a certificate or certificates to each such person, and the issue and delivery of a certificate or certificates to one of several joint holders shall be sufficient delivery to all such holders. If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating such evidence, as the Directors may prescribe, and, in the case of defacement or wearing out, upon delivery of the old certificate.

15.	The Company:

15.1	may give financial assistance for the purpose of an acquisition of its shares or, where the Company is a subsidiary, its holding company where permitted by sections 82 and 1043 of the Act, and

15.2	is authorised, for the purposes of section 105(4)(a) of the Act, but subject to section 1073 of the Act, to acquire its own shares.

16.	The Directors (and any committee established under Article 186 and so authorised by the Directors and any person so authorised by the Directors or such committee) may without prejudice to Article 168:

16.1	allot, issue, grant options over and otherwise dispose of shares in the Company; and

16.2	exercise the Company’s powers under Article 14,

on such terms and subject to such conditions as they think fit, subject only to the provisions of the Act and these Articles.

17.

Unless the Board determines otherwise, any share in the capital of the Company shall be deemed to be a Redeemable Share on, and from the time of, the existence or creation of an agreement, transaction or trade between the Company and any person (who may or may not be a member) pursuant to which the Company acquires or will acquire a share in the capital of the Company, or an interest in shares in the capital of the Company, from the relevant person, save for an acquisition for nil consideration pursuant to section 102(1)(a) of the Act. In these circumstances, the acquisition of such shares by the Company, save where acquired for nil consideration in accordance with the Act, shall constitute the redemption of a Redeemable Share in accordance with Chapter 6 of Part 3 of the Act. No resolution, whether special or otherwise, shall be required to be passed to deem any share in the capital of the Company a Redeemable Share.

VARIATION OF CLASS RIGHTS

18.

Without prejudice to the authority conferred on the Directors pursuant to Article 9 to issue Preferred Shares in the capital of the Company, where the shares in the Company are divided into different classes, the rights attaching to a class of shares may only be varied or abrogated if (a) the holders of 75% in nominal value of the issued shares of that class consent in writing to the variation, or (b) a special resolution, passed at a separate general meeting of the holders of that class, sanctions the variation. The quorum at any such separate general meeting, other than an Adjourned Meeting, shall be two persons holding or representing by proxy at least one-third in nominal value of the issued shares of the class in question and the quorum at an Adjourned Meeting shall be one person holding or representing by proxy shares of the class in question or that person’s proxy. The rights conferred upon the holders of any class of shares issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by a purchase or redemption by the Company of its own shares or by the creation or issue of further shares ranking pari passu therewith or subordinate thereto.

19.	The redemption or purchase of Preferred Shares or any class or series of Preferred Shares shall not constitute a variation of rights of the holders of Preferred Shares.

20.	The issue, redemption or purchase of any of the Preferred Shares shall not constitute a variation of the rights of the holders of Ordinary Shares.

21.

The issue of Preferred Shares or any class or series of Preferred Shares which rank pari passu with, or junior to, any existing Preferred Shares or class of Preferred Shares shall not constitute a variation of the existing Preferred Shares or class of Preferred Shares.

22.

The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

TRUSTS NOT RECOGNISED

23.

Except as required by law, no person shall be recognised by the Company as holding any share upon any trust, and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share or (except only as by these Articles or by law otherwise provided) any other rights in respect of any share except an absolute right to the entirety thereof in the member. This shall not preclude (i) the Company from requiring the members or a transferee of shares to furnish the Company with information as to the beneficial ownership of any share when such information is reasonably required by the Company, or (ii) the Directors, where they consider it appropriate, providing the information given to the members of shares to the holders of depositary instruments in such shares.

CALLS ON SHARES

24.

The Directors may from time to time make calls upon the members in respect of any consideration unpaid on their shares in the Company (whether on account of the nominal value of the shares or by way of premium), provided that in the case where the conditions of allotment or issuance of shares provide for the payment of consideration in respect of such shares at fixed times, the Directors shall only make calls in accordance with such conditions.

25.

Each member shall (subject to receiving at least thirty days’ notice specifying the time or times and place of payment, or such lesser or greater period of notice provided in the conditions of allotment or issuance of the shares) pay to the Company, at the time or times and place so specified, the amount called on the shares.

26.	A call may be revoked or postponed, as the Directors may determine.

27.

Subject to the conditions of allotment or issuance of the shares, a call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed and may be required to be paid by instalments if specified in the call.

28.	The joint holders of a share shall be jointly and severally liable to pay all calls in respect of it.

29.

If the consideration called in respect of a share or in respect of a particular instalment is not paid in full before or on the day appointed for payment of it, the person from whom the sum is due shall pay interest in cash on the unpaid value from the day appointed for payment of it to the time of actual payment of such rate, not exceeding five per cent per annum or such other rate as may be specified by an order under section 2(7) of the Act, as the Directors may determine, but the Directors may waive payment of such interest wholly or in part.

30.

Any consideration which, by the terms of issue of a share, becomes payable on allotment or issuance or at any fixed date (whether on account of the nominal value of the share or by way of premium) shall, for the purposes of these Articles, be deemed to be a call duly made and payable on the date on which, by the terms of issue, that consideration becomes payable, and in the case of non-payment of such a consideration, all the relevant provisions of these Articles as to payment of interest and expenses, forfeiture or otherwise, shall apply as if such consideration had become payable by virtue of a call duly made and notified.

31.	The Directors may, on the issue of shares, differentiate between the holders of different classes as to the amount of calls to be paid and the times of payment.

32.	The Directors may, if they think fit:

(a)	receive from any member willing to advance such consideration, all or any part of the consideration uncalled and unpaid upon any shares held by him or her; and/or

(b)

pay, upon all or any of the consideration so advanced (until the amount concerned would, but for such advance, become payable) interest at such rate (not exceeding, unless the Company in a general meeting otherwise directs, five per cent per annum or such other rate as may be specified by an order under section 2(7) of the Act) as may be agreed upon between the Directors and the member paying such consideration in advance.

33.	The Company may:

(a)	acting by its Directors, make arrangements on the issue of shares for a difference between the members in the amounts and times of payment of calls on their shares;

(b)	acting by its Directors, accept from any member the whole or a part of the amount remaining unpaid on any shares held by him or her, although no part of that amount has been called up;

(c)	acting by its Directors and subject to the Act, pay a dividend in proportion to the amount paid up on each share where a larger amount is paid up on some shares than on others; and

(d)

by special resolution determine that any portion of its share capital which has not been already called up shall not be capable of being called up except in the event and for the purposes of the Company being wound up; upon the Company doing so, that portion of its share capital shall not be capable of being called up except in that event and for those purposes.

LIEN

34.

The Company shall have a first and paramount lien on every share (not being a fully paid share) for all consideration (whether immediately payable or not) called, or payable at a fixed time, in respect of that share.

35.	The Directors may at any time declare any share in the Company to be wholly or in part exempt from Article 34.

36.	The Company’s lien on a share shall extend to all dividends payable on it.

37.

The Company may sell, in such manner as the Directors think fit, any shares on which the Company has a lien, but no sale shall be made unless (i) a sum in respect of which the lien exists is immediately payable; and (ii) the following conditions are satisfied:

37.1

a notice in writing, stating and demanding payment of such part of the amount in respect of which the lien exists as is immediately payable, has been given to the registered holder of the share for the time being, or the person entitled thereto by reason of his or her death or bankruptcy; and

37.2	a period of 14 days after the date of giving of that notice has expired.

38.	The following provisions apply in relation to a sale referred to in Article 37:

38.1	to give effect to any such sale, the Directors may authorise some person to transfer the shares sold to the purchaser of them;

38.2	the purchaser shall be registered as the holder of the shares comprised in any such transfer;

38.3

the purchaser shall not be bound to see to the application of the purchase consideration, nor shall his or her title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale; and

38.4

the proceeds of the sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is immediately payable, and the residue, if any, shall (subject to a like lien for sums not immediately payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.

FORFEITURE

39.

If a member of the Company fails to pay any call or instalment of a call on the day appointed for payment of it, the Directors may, at any time thereafter during such time as any part of the call or instalment remains unpaid, serve a notice on the member requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

40.	The notice referred to in Article 39 shall:

40.1	specify a further day (not earlier than the expiration of 14 days after the date of service of the notice) on or before which the payment required by the notice is to be made; and

40.2	state that, if the amount concerned is not paid by the day so specified, the shares in respect of which the call was made will be liable to be forfeited.

41.

If the requirements of the notice referred to in Article 40 are not complied with, any share in respect of which the notice has been served may at any time after the day so specified (but before, should it occur, the payment required by the notice has been made) be forfeited by a resolution of the Directors to that effect.

42.

On the trial or hearing of any action for the recovery of any money due for any call, it shall be sufficient to prove that the name of the member sued is entered in the Register as the holder, or one of the holders, of the shares in the capital of the Company in respect of which such debt accrued, that the resolution making the call is duly recorded in the minute book and that notice of such call was duly given to the member sued, in pursuance of these Articles, and it shall not be necessary to prove the appointment of the Directors who made such call nor any other matters whatsoever, but the proof of the matters aforesaid shall be conclusive evidence of the debt.

43.

A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

44.

A person whose shares have been forfeited shall cease to be a member of the Company in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all consideration which, at the date of forfeiture, were payable by him or her to the Company in respect of the shares, but his or her liability shall cease if and when the Company shall have received payment in full of all such consideration in respect of the shares.

45.

A statement in writing that the maker of the statement is a Director or the Company Secretary, and that a share in the Company has been duly forfeited on a date stated in the statement, shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the share.

46.	The following provisions apply in relation to a sale or other disposition of a share referred to in Article 43:

46.1

the Company may receive the consideration, if any, given for the share on the sale or other disposition of it and may execute a transfer of the share in favour of the person to whom the share is sold or otherwise disposed of (the “disponee”);

46.2	upon such execution, the disponee shall be registered as the holder of the share; and

46.3

the disponee shall not be bound to see to the application of the purchase consideration, if any, nor shall his or her title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

47.

The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share in the capital of the Company, becomes payable at a fixed time, whether on account of the nominal value of the share in the capital of the Company or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

48.

The Directors may accept the surrender of any share in the capital of the Company which the Directors have resolved to have been forfeited upon such terms and conditions as may be agreed and, subject to any such terms and conditions, a surrendered share in the capital of the Company shall be treated as if it has been forfeited.

VARIATION OF COMPANY CAPITAL

49.	Subject to the provisions of these Articles, the Company may, by ordinary resolution and in accordance with section 83 of the Act, do any one or more of the following, from time to time:

49.1	consolidate and divide all or any of its classes of shares into shares of a larger nominal value than its existing shares;

49.2

subdivide its classes of shares, or any of them, into shares of a smaller nominal value, so however, that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived;

49.3	increase the nominal value of any of its shares by the addition to them of any undenominated capital;

49.4

reduce the nominal value of any of its shares by the deduction from them of any part of that value, subject to the crediting of the amount of the deduction to undenominated capital, other than the share premium account;

49.5

without prejudice or limitation to Articles 89 to 94 and the powers conferred on the Directors thereby, convert any undenominated capital into shares for allotment as bonus shares to holders of existing shares;

49.6	increase its share capital by new shares of such amount as it thinks expedient; or

49.7

cancel shares of its share capital which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled.

50.	Subject to the provisions of these Articles, the Company may:

50.1

by special resolution, and subject to the provisions of the Act governing the variation of rights attached to classes of shares and the amendment of these Articles, convert any of its shares into Redeemable Shares; or

50.2

by special resolution, and subject to the provisions of the Act (or as otherwise required or permitted by applicable law) alter or add to the Memorandum with respect to any objects, powers or other matters specified therein or alter or add to these Articles.

REDUCTION OF COMPANY CAPITAL

51.

The Company may, in accordance with the provisions of sections 84 to 87 of the Act, reduce its company capital in any way it thinks expedient and, without prejudice to the generality of the foregoing, may thereby:

51.1	extinguish or reduce the liability on any of its shares in respect of share capital not paid up;

51.2	either with or without extinguishing or reducing liability on any of its shares, cancel any paid up company capital which is lost or unrepresented by available assets; or

51.3	either with or without extinguishing or reducing liability on any of its shares, pay off any paid up company capital which is in excess of the wants of the Company.

Unless the special resolution provides otherwise, a reserve arising from the reduction of company capital is to be treated for all purposes as a realised profit in accordance with section 117(9) of the Act. Nothing in this Article 51 shall, however, prejudice or limit the Company’s ability to perform or engage in any of the actions described in section 83(1) of the Act by way of ordinary resolution only.

TRANSFER OF SHARES

52.

Subject to the Act and to the provisions of these Articles as may be applicable, any member may transfer all or any of his shares (of any class) by an instrument of transfer in the usual common form or in any other form which the Board may from time to time approve. The instrument of transfer may be endorsed on the certificate.

53.

The instrument of transfer of a share shall be signed by or on behalf of the transferor and, if the share is not fully paid, by or on behalf of the transferee. The transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the Register in respect of it. All instruments of transfer may be retained by the Company.

54.

The instrument of transfer of any share may be executed for and on behalf of the transferor by the Company Secretary or any other party designated by the Board for such purpose (whether in respect of specific transfers or pursuant to a general standing authorisation), and the Company Secretary or any other party designated by the Board for such purpose shall be deemed to have been irrevocably appointed agent for the transferor of such share or shares with full power to execute, complete and deliver in the name of and on behalf of the transferor of such share or shares all such transfers of shares held by the members in the share capital of the Company. Any document which records the name of the transferor, the name of the transferee, the class and number of shares agreed to be transferred, the date of the agreement to transfer shares and the price per share, shall, once executed by the transferor or the Company Secretary or any other party designated by the Board for such purpose as agent for the transferor, be deemed to be a proper instrument of transfer for the purposes of the Act. The transferor shall be deemed to remain the member holding the share until the name of the transferee is entered on the Register in respect thereof, and neither the title of the transferee nor the title of the transferor shall be affected by any irregularity or invalidity in the proceedings in reference to the sale should the Directors so determine.

55.

The Company, at its absolute discretion, may, or may procure that a subsidiary of the Company shall, pay Irish stamp duty arising on a transfer of shares on behalf of the transferee of such shares of the Company. If stamp duty resulting from the transfer of shares in the Company which would otherwise be payable by the transferee is paid by the Company or any subsidiary of the Company on behalf of the transferee, then in those circumstances, the Company shall, on its behalf or on behalf of its subsidiary (as the case may be), be entitled to (i) reimbursement of the stamp duty from the transferee, (ii) set-off the stamp duty against any dividends payable to the transferee of those shares and (iii) to the extent permitted by section 1042 of the Act, claim a first and paramount lien on the shares on which stamp duty has been paid by the Company or its subsidiary for the amount of stamp duty paid. The Company’s lien shall extend to all dividends paid on those shares.

56.

The Directors shall have power to permit any class of shares to be held in uncertificated form and to implement any arrangements they think fit for such evidencing and transfer which accord with such regulations and in particular shall, where appropriate, be entitled to disapply or modify all or part of the provisions in these Articles with respect to the requirement for written instruments of transfer and share certificates (if any), in order to give effect to such regulations.

57.

The Board may, in its absolute discretion and without assigning any reason for its decision, decline to register any transfer of any share which is not a fully-paid share. The Board may also decline to register any transfer if:

57.1

the instrument of transfer is not duly stamped, if required, and lodged at the Office or any other place as the Board may from time to time specify for the purpose, accompanied by the certificate (if any) for the shares to which it relates and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer;

57.2	the instrument of transfer is in respect of more than one class of share;

57.3	the instrument of transfer is in favour of more than four persons jointly;

57.4

it is not satisfied that all applicable consents, authorisations, permissions or approvals of any governmental body or agency in Ireland or any other applicable jurisdiction required to be obtained under relevant law prior to such transfer have been obtained; or

57.5	it is not satisfied that the transfer would not violate the terms of any agreement to which the Company (or any of its subsidiaries) and the transferor are party or subject.

58.

Subject to any directions of the Board from time to time in force, the Company Secretary or any other party designated by the Board for such purpose may exercise the powers and discretions of the Board under Article 57, Article 81, Article 88 and Article 90.

59.	If the Board declines to register a transfer it shall, within one month after the date on which the instrument of transfer was lodged, send to the transferee notice of such refusal.

60.

No fee shall be charged by the Company for registering any transfer or for making any entry in the Register concerning any other document relating to or affecting the title to any share (except that the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed on it in connection with such transfer or entry).

TRANSMISSION OF SHARES

61.

In the case of the death of a member, the survivor or survivors, where the deceased was a joint holder, and the personal representatives of the deceased where he or she was a sole holder, shall be the only persons recognised by the Company as having any title to his or her interest in the shares.

62.	Nothing in Article 61 shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by him or her with other persons.

63.	Any person becoming entitled to a share in consequence of the death or bankruptcy of a member may, upon such evidence being produced as may from time to time properly be required by the Directors and subject to Article 64, elect either: (a) to be registered himself or herself as holder of the share; or (b) to have some person nominated by him or her (being a person who consents to being so registered) registered as the transferee thereof.

64.

The Directors shall, in either of those cases, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that member before his or her death or bankruptcy, as the case may be.

65.

If the person becoming entitled as mentioned in Article 63: (a) elects to be registered himself or herself, the person shall furnish to the Company a notice in writing signed by him or her stating that he or she so elects; or (b) elects to have another person registered, the person shall testify his or her election by executing to that other person a transfer of the share.

66.

All the limitations, restrictions and provisions of Articles 61 to 65 shall be applicable to a notice or transfer referred to in Article 65 as if the death or bankruptcy of the member concerned had not occurred and the notice or transfer were a transfer signed by that member.

67.

Subject to Article 68 and Article 69, a person becoming entitled to a share by reason of the death or bankruptcy of the holder shall be entitled to the same dividends and other advantages to which he or she would be entitled if he or she were the registered holder of the share.

68.

A person referred to in Article 67 shall not, before being registered as a member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

69.

The Directors may at any time serve a notice on any such person requiring the person to make the election provided for by Article 63 and, if the person does not make that election (and proceed to do, consequent on that election, whichever of the things mentioned in Article 65 is appropriate) within ninety days after the date of service of the notice, the Directors may thereupon withhold payment of all dividends, bonuses or other moneys payable in respect of the share until the requirements of the notice have been complied with.

70.

The Company may charge a fee not exceeding €10 on the registration of every probate, letters of administration, certificate of death, power of attorney, notice as to stock or other instrument or order.

71.

The Directors may determine such procedures as they shall think fit regarding the transmission of shares in the Company held by a body corporate that are transmitted by operation of law in consequence of a merger or division.

CLOSING REGISTER OR FIXING RECORD DATE

72.

For the purpose of determining members entitled to notice of or to vote at any meeting of members or any adjournment thereof, or members entitled to receive payment of any dividend, or in order to make a determination of members for any other proper purpose, the Board may provide, subject to the requirements of section 174 of the Act, that the Register shall be closed for transfers at such times and for such periods, not exceeding in the whole thirty days in each year. If the Register shall be so closed for the purpose of determining members entitled to notice of, or to vote at, a meeting of members, such Register shall, subject to applicable law and Exchange rules, be so closed for at least five days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register.

73.

In lieu of, or apart from, closing the Register, the Board may fix in advance a date as the record date (a) for any such determination of members entitled to notice of or to vote at a meeting of the members, which record date shall not, subject to applicable law and Exchange rules, be more than sixty days before the date of such meeting, and (b) for the purpose of determining the members entitled to receive payment of any dividend or other distribution, or in order to make a determination of members for any other proper purpose, which record date shall not, subject to applicable law and Exchange rules, be more than sixty days prior to the date of payment of such dividend or other distribution or the taking of any action to which such determination of members is relevant.

74.

If the Register is not so closed and no record date is fixed for the determination of members entitled to notice of or to vote at a meeting of members, the date immediately preceding the date on which notice of the meeting is deemed given under these Articles shall be the record date for such determination of members. Where a determination of members entitled to vote at any meeting of members has been made as provided in these Articles, such determination shall apply to any adjournment thereof; provided, however, that the Directors may fix a new record date of the Adjourned Meeting, if they think fit.

DIVIDENDS

75.

The Company in a general meeting may declare dividends, but no dividends shall exceed the amount recommended by the Directors. Any general meeting declaring a dividend and any resolution of the Directors declaring an interim dividend may direct payment of such dividend or interim dividend wholly or partly by the distribution of specific assets including paid up shares, debentures or debenture stocks of any other company or in any one or more of such ways, and the Directors shall give effect to such resolution.

76.	The Directors may from time to time:

76.1

pay to the members such dividends (whether as either interim dividends or final dividends) as appear to the Directors to be justified by the profits of the Company, subject to section 117 and Chapter 6 of Part 17 of the Act;

76.2

before declaring any dividend, set aside out of the profits of the Company such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose to which the profits of the Company may be properly applied, and pending such application may, at the like discretion either be employed in the business of the Company or be held as cash or cash equivalents or invested in such investments as the Directors may lawfully determine; and

76.3	without placing the profits of the Company to reserve, carry forward any profits which they may think prudent not to distribute.

77.	Unless otherwise specified by the Directors at the time of declaring a dividend, the dividend shall be a final dividend.

78.

Where the Directors specify that a dividend is an interim dividend at the time it is declared, such interim dividend shall not constitute a debt recoverable against the Company and the declaration may be revoked by the Directors at any time prior to its payment provided that the holders of the same class of share are treated equally on any revocation.

79.

Subject to the rights of persons, if any, entitled to shares with special rights as to dividend (and to the rights of the Company under Articles 34 to 38 and Article 81) all dividends shall be declared and paid such that shares of the same class shall rank equally irrespective of the premium credited as paid up on such shares.

80.	If any share is issued on terms providing that it shall rank for a dividend as from a particular date, such share shall rank for dividend accordingly.

81.

The Directors may deduct from any dividend payable to any member, all sums of money (if any) immediately payable by him or her to the Company on account of calls or otherwise in relation to the shares of the Company.

82.

The Directors when declaring a dividend or bonus may direct payment of such dividend or bonus wholly or partly by the distribution of specific assets and, in particular, paid up shares, debentures or debenture stock of any other company or in any one or more of such ways.

83.	Where any difficulty arises in regard to a distribution, the Directors may settle the matter as they think expedient and, in particular, may:

83.1	issue fractional certificates (subject always to the restriction on the issue of fractional shares) and fix the value for distribution of such specific assets or any part of them;

83.2	determine that cash payments shall be made to any members upon the footing of the value so fixed, in order to adjust the rights of all the parties; and

83.3	vest any such specific assets in trustees as may seem expedient to the Directors.

84.	Any dividend, interest or other moneys payable in cash in respect of any shares may be paid:

84.1

by cheque or negotiable instrument sent by post directed to or otherwise delivered to the registered address of the holder, or where there are joint holders, to the registered address of that one of the joint holders who is first named on the register or to such person and to such address as the holder or the joint holders may in writing direct;

84.2	by transfer to a bank account nominated by the payee or where such an account has not been so nominated, to the account of a trustee nominated by the Company to hold such moneys; or

84.3	in the case of a person or persons entitled by transmission to a share, as if it were a notice given in accordance with Article 69,

provided that the debiting of the Company’s account in respect of the relevant amount shall be evidence of good discharge of the Company’s obligations in respect of any payment made by any such methods.

85.	Any such cheque or negotiable instrument referred to in Article 84 shall be made payable to the order of the person to whom it is sent.

86.

Any one of two or more joint holders may give valid receipts for any dividends, bonuses or other moneys payable in respect of the shares held by them as joint holders, whether paid by cheque or negotiable instrument or direct transfer.

87.	No dividend shall bear interest against the Company.

88.

If the Directors so resolve, any dividend or distribution which has remained unclaimed for twelve years from the date of its declaration shall be forfeited and cease to remain owing by the Company. The payment by the Directors of any unclaimed dividend, distribution or other moneys payable in respect of a share into a separate account shall not constitute the Company a trustee in respect thereof.

BONUS ISSUE OF SHARES

89.	Any capitalisation provided for in Articles 90 to 94 inclusive will not require approval or ratification by the members.

90.

The Directors may resolve to capitalise any part of a relevant sum (within the meaning of Article 91) by applying such sum in paying up in full unissued shares of a nominal value or nominal value and premium, equal to the sum capitalised, to be allotted and issued as fully paid bonus shares, to those members of the Company who would have been entitled to that sum if it were distributed by way of dividend (and in the same proportions).

91.

For the purposes of Article 90, “relevant sum” means: (a) any sum for the time being standing to the credit of the Company’s undenominated capital; (b) any of the Company’s profits available for distribution; (c) any sum representing unrealised revaluation reserves; or (d) a merger reserve or any other capital reserve of the Company.

92.

The Directors may in giving effect to any resolution under Article 90 make: (a) all appropriations and applications of the undivided profits resolved to be capitalised by the resolution; and (b) all allotments and issues of fully paid shares, if any, and generally shall do all acts and things required to give effect to the resolution.

93.	Without limiting Article 92, the Directors may:

93.1

make such provision as they think fit for the case of shares becoming distributable in fractions (and, again, without limiting the foregoing, may sell the shares represented by such fractions and distribute the net proceeds of such sale amongst the members otherwise entitled to such fractions in due proportions);

93.2

authorise any person to enter, on behalf of all the members concerned, into an agreement with the Company providing for the allotment to them, respectively credited as fully paid up, of any further shares to which they may become entitled on the capitalisation concerned or, as the case may require, for the payment by the application thereto of their respective proportions of the profits resolved to be capitalised of the amounts remaining unpaid on their existing shares, and any agreement made under such authority shall be effective and binding on all the members concerned.

94.

Where the Directors have resolved to approve a bona fide revaluation of all the fixed assets of the Company, the net capital surplus in excess of the previous book value of the assets arising from such revaluation may be: (a) credited by the Directors to undenominated capital, other than the share premium account; or (b) used in paying up unissued shares of the Company to be issued to members as fully paid bonus shares.

GENERAL MEETINGS – GENERAL

95.

Subject to Article 96, the Company shall in each year hold a general meeting as its annual general meeting in addition to any other meeting in that year, and shall specify the meeting as such in the notices calling it; and not more than 15 months shall elapse between the date of one annual general meeting of the Company and that of the next.

96.	The Company will hold its first annual general meeting within eighteen months of its incorporation.

97.	The annual general meeting shall be held in such place and at such time as the Directors shall determine.

98.	All general meetings of the Company other than annual general meetings shall be called extraordinary general meetings.

99.

The Directors may, whenever they think fit, convene an extraordinary general meeting. An extraordinary general meeting shall also be convened by the Directors on the requisition of members, or if the Directors fail to so convene an extraordinary general meeting, such extraordinary general meeting may be convened by the requisitioning members, in each case in accordance with section 178(3) to (7) of the Act.

100.

If at any time the number of Directors is less than two, any Director or any member that satisfies the criteria thereunder, may convene an extraordinary general meeting in the same manner as nearly as possible as that in which meetings may be convened by the Directors.

101.

An annual general meeting or extraordinary general meeting of the Company may be held outside of Ireland. The Company shall make, at its expense, all necessary arrangements to ensure that members can by technological means participate in any such meeting without leaving Ireland.

102.

The Directors shall determine whether a general meeting is to be held as a physical meeting and/or an electronic meeting, or, for the avoidance of doubt, a combination of a physical and electronic meeting, provided that all general meetings must be held in accordance with the provisions of the Act. A general meeting of the Company may be held in two or more venues (whether inside or outside of Ireland) at the same time using any technology that provides members, as a whole, with a reasonable opportunity to participate, and such participation shall be deemed to constitute presence in person at the meeting. The Directors shall specify in the notice calling the general meeting whether the meeting will be physical and/or electronic. Such notice shall also specify the time, date and place and/or electronic platform(s) of the general meeting.

NOTICE OF GENERAL MEETINGS

103.	The only persons entitled to notice of general meetings of the Company are:

103.1	the members;

103.2	the personal representatives of a deceased member, which member would but for his death be entitled to vote;

103.3	the assignee in bankruptcy of a bankrupt member of the Company (being a bankrupt member who is entitled to vote at the meeting);

103.4	the Directors and Company Secretary; and

103.5

unless the Company is entitled to and has availed itself of the audit exemption under the Act, the Auditors (who shall also be entitled to receive other communications relating to any general meeting which a member is entitled to receive).

104.

Subject to the provisions of the Act allowing a general meeting to be called by shorter notice, an annual general meeting and an extraordinary general meeting called for the passing of a special resolution shall be called by at least twenty-one Clear Days’ notice. Any other extraordinary general meeting shall also be called by at least twenty-one Clear Days’ notice, except that it may be called by fourteen Clear Days’ notice where:

104.1	all members, who hold shares that carry rights to vote at the meeting, are permitted to vote by electronic means at the meeting; and

104.2	a special resolution reducing the period of notice to fourteen days has been passed at the immediately preceding annual general meeting, or at a general meeting held since that meeting.

105.

Any notice convening a general meeting shall specify the time and place of the meeting and, in the case of special business, the general nature of that business and, in reasonable prominence, that a member entitled to attend, speak, ask questions and vote is entitled to appoint a proxy to attend, speak, ask questions and vote in his place and that a proxy need not be a member of the Company. Every notice shall specify such other details as are required by applicable law or the relevant code, rules and regulations applicable to the listing of the shares on any Exchange. Subject to any restrictions imposed on any shares, the notice shall be given to all the members and to the Directors and Auditors.

106.	The accidental omission to give notice of a meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings at the meeting.

107.

In cases where instruments of proxy are sent out with notices, the accidental omission to send such instrument of proxy to, or the non-receipt of such instrument of proxy by, any person entitled to receive such notice shall not invalidate any resolution passed or any proceeding at any such meeting. A member present, either in person or by proxy, at any general meeting of the Company or of the holders of any class of shares in the Company will be deemed, subject to Article 110, to have received notice of that meeting and, where required, of the purpose for which it was called.

108.

Where, by any provision contained in the Act, extended notice is required of a resolution, the resolution shall not be effective (except where the Directors have resolved to submit it) unless notice of the intention to move it has been given to the Company not less than twenty-eight days (or such shorter period as the Act permits) before the meeting at which it is moved, and the Company shall give to the members notice of any such resolution as required by and in accordance with the provisions of the Act.

109.	In determining the correct period of notice for a general meeting, only Clear Days shall be counted.

110.

Whenever any notice is required to be given by law or by these Articles to any person or persons, a waiver thereof in writing, signed by the person or persons entitled to the notice whether before or after the time stated therein, shall be deemed equivalent thereto. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

WRITTEN RESOLUTIONS OF THE MEMBERS

111.

For so long as the Company has more than one shareholder, unanimous consent of the holders of the Ordinary Shares shall be required before the shareholders may act by way of written resolution in lieu of holding a meeting.

112.	112.1	Except in the case of the removal of statutory auditors or Directors and subject to the Act and the provisions of Article 111, anything which may be done by resolution in general meeting of all or any class or resolution in writing, signed by all of the holders or any class thereof or their proxies (or in the case of a holder that is a corporation (whether or not a company within the meaning of the Acts) on behalf of such holder) being all of the holders of the Company or any class thereof, who at the date of the resolution in writing would be entitled to attend a meeting and vote on the resolution shall be valid and effective for all purposes as if the resolution had been passed at a general meeting of the Company or any class thereof duly convened and held, and if described as a Special Resolution shall be deemed to be a Special Resolution within the meaning of the Acts. Any such resolution in writing may be signed in as many counterparts as may be necessary.

112.2

For the purposes of any written resolution under Article 112, the date of the resolution in writing is the date when the resolution is signed by, or on behalf of, the last holder to sign and any reference in any enactment to the date of passing of a resolution is, in relation to a resolution in writing made in accordance with this section, a reference to such date.

112.3

A resolution in writing made in accordance with Article 112 is valid as if it had been passed by the Company in general meeting or, if applicable, by a meeting of the relevant class of holders of the Company, as the case may be. A resolution in writing made in accordance with this section shall constitute minutes for the purposes of the Act and these Articles.

113.	At any time that the Company is a single-member company, its sole member may pass any resolution as a written decision in accordance with section 196 of the Act.

QUORUM FOR GENERAL MEETINGS

114.

Two members present in person or by proxy and having the right to attend and vote at the meeting and together holding shares representing more than 50% of the votes that may be cast by all members at the relevant time shall be a quorum at a general meeting; provided, however, that at any time when the Company is a single-member company, one member of the Company present in person or by proxy at a general meeting of it shall be a quorum.

115.	If within 15 minutes (or such greater time determined by the Chairperson) after the time appointed for a general meeting a quorum is not present, then:

115.1

the meeting shall stand adjourned to the same day in the next week, at the same time and place or to such other day and at such other time and place as the Directors may determine (the “Adjourned Meeting”); and

115.2

if at the Adjourned Meeting a quorum is not present within half an hour (or such greater time determined by the Chairperson) after the time appointed for the meeting, the members present shall be a quorum.

PROXIES

116.

Every member entitled to attend, speak, ask questions and vote at a general meeting may appoint a proxy or proxies to attend, speak, ask questions relating to items on the agenda and vote on his behalf and may appoint more than one proxy to attend, speak, ask questions and vote at the same general meeting provided that, where a member appoints more than one proxy in relation to a general meeting, each proxy must be appointed to exercise the rights attached to different shares held by that member.

117.

The appointment of a proxy shall be in writing in any usual form or in any other form which the Directors may approve and shall be signed by or on behalf of the appointor. The signature on such appointment need not be witnessed. A body corporate may sign a form of proxy under its common seal or under the hand of a duly authorised officer thereof or in such other manner as the Directors may approve. A proxy need not be a member of the Company. A member shall be entitled to appoint a proxy by electronic means, to an address specified by the Company. The proxy form must make provision for three-way voting (i.e., to allow votes to be cast for or against a resolution or to be withheld) on all resolutions intended to be proposed, other than resolutions which are merely procedural. An instrument or other form of communication appointing or evidencing the appointment of a proxy or a corporate representative (other than a standing proxy or representative) together with such evidence as to its due execution as the Board may from time to time require, may be returned to the address or addresses stated in the notice of meeting or Adjourned Meeting or any other information or communication by such time or times as may be specified in the notice of meeting or Adjourned Meeting or in any other such information or communication (which times may differ when more than one place is so specified) or, if no such time is specified, at any time prior to the holding of the relevant meeting or Adjourned Meeting at which the appointee proposes to vote, and, subject to the Act, if not so delivered the appointment shall not be treated as valid.

BODIES CORPORATE ACTING BY REPRESENTATIVES AT MEETINGS

118.

Any body corporate which is a member, or a proxy for a member, of the Company may by resolution of its directors or other governing body authorise such person or persons as it thinks fit to act as its representative or representatives at any meeting of the Company or of any class of members of the Company and, subject to evidence being furnished to the Company of such authority as the Directors may reasonably require, any person(s) so authorised shall be entitled to exercise the same powers on behalf of the body corporate which he represents as that body corporate could exercise if it were an individual member of the Company or, where more than one such representative is so authorized, all or any of the rights attached to the shares in respect of which he is so authorised. Where a body corporate appoints more than one representative in relation to a general meeting, each representative must be appointed to exercise the rights attached to different shares held by that body corporate.

RECEIPT OF PROXY APPOINTMENTS

119.	Where the appointment of a proxy and any authority under which it is signed or a copy certified notarially or in some other way approved by the Directors is to be received by the Company:

119.1

in physical form, it shall be deposited at the Office or (at the option of the member) at such other place or places (if any) as may be specified for that purpose in or by way of note to the notice convening the meeting;

119.2	in electronic form, it may be so received where an address has been specified by the Company for the purpose of receiving electronic communications:

(a)	in the notice convening the meeting; or

(b)	in any appointment of proxy sent out by the Company in relation to the meeting; or

(c)	in any invitation contained in an electronic communication to appoint a proxy issued by the Company in relation to the meeting;

provided that it is so received by the Company no later than 3 hours, or such other time as may be communicated to the members, before the time for holding the meeting or Adjourned Meeting or (in the case of a poll taken otherwise than at or on the same day as the meeting or Adjourned Meeting) for the taking of the poll at which it is to be used, at which the person named in the proxy proposes to vote and in default shall not be treated as valid or, in the case of a meeting which is adjourned to, or a poll which is to be taken on, a date not later than the record date applicable to the meeting which was adjourned or the poll, it shall be sufficient if the appointment of a proxy and any such authority and certification thereof as aforesaid is so received by the Company at the commencement of the Adjourned Meeting or the taking of the poll. An appointment of a proxy relating to more than one meeting (including any adjournment thereof) having once been so received for the purposes of any meeting shall not be required to be delivered, deposited or received again for the purposes of any subsequent meeting to which it relates.

EFFECT OF PROXY APPOINTMENTS

120.	Effect of proxy appointments:

120.1

Receipt by the Company of an appointment of a proxy in respect of a meeting shall not preclude a member from attending and voting at the meeting or at any adjournment thereof. However, if that member votes at the meeting or at any adjournment thereof, then as regards to the resolution(s) any proxy notice delivered to the Company by or on behalf of that same member shall on a poll, be invalid to the extent that such member votes in respect of the shares to which the proxy notice relates.

120.2

An appointment of a proxy shall be valid, unless the contrary is stated therein, as well for any adjournment of the meeting as for the meeting to which it relates and shall be deemed to confer authority to speak at a general meeting and to demand or join in demanding a poll.

121.

A proxy shall have the right to exercise all or any of the rights of his appointor, or (where more than one proxy is appointed) all or any of the rights attached to the shares in respect of which he is appointed as the proxy to attend, and to speak and vote, at a general meeting of the Company. Unless his appointment provides otherwise, a proxy may vote or abstain at his discretion on any resolution put to the vote.

EFFECT OF REVOCATION OF PROXY OR OF AUTHORISATION

122.

A vote given or poll demanded in accordance with the terms of an appointment of a proxy or a resolution authorising a representative to act on behalf of a body corporate shall be valid notwithstanding the previous death, insanity or winding up of the principal, or the revocation of the appointment of a proxy or of the authority under which the proxy was appointed or of the resolution authorising the representative to act or the transfer of the share in respect of which the proxy was appointed or the authorisation of the representative to act was given, provided that no notice in writing (whether in electronic form or otherwise) of such death, insanity, winding up, revocation or transfer is received by the Company at the Office before the commencement of the meeting.

123.

The Directors may send to the members, at the expense of the Company, by post, electronic mail or otherwise, forms for the appointment of a proxy (with or without reply paid envelopes for their return) for use at any general meeting or at any class meeting, either in blank or nominating any one or more of the Directors or any other persons in the alternative. If, for the purpose of any meeting, invitations to appoint as proxy a person or one of a number of persons specified in the invitations are issued at the expense of the

Company, such invitations shall be issued to all (and not to some only) of the members entitled to be sent a notice of the meeting and to vote thereat by proxy, but the accidental omission to issue such invitations to, or the non-receipt of such invitations by, any member shall not invalidate the proceedings at any such meeting.

THE BUSINESS OF GENERAL MEETINGS

124.

All business shall be deemed to be special business that is transacted at an extraordinary general meeting or that is transacted at an annual general meeting other than, in the case of an annual general meeting, the business specified in Article 128 which shall be ordinary business.

125.	At any meeting of the members, only such business shall be conducted as shall have been properly brought before such meeting. To be properly brought before an annual general meeting, business must be:

125.1	specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board;

125.2	otherwise properly brought before the meeting by or at the direction of the Board; or

125.3	otherwise properly brought before the meeting by a member.

126.

Without prejudice to any procedure which may be permitted under the Act, for business to be properly brought before an annual general meeting by a member, the member must have given timely notice thereof in writing to the Company Secretary. To be timely, a member’s notice must be received not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual general meeting; provided, however, that in the event that the date of the annual general meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary, notice by the member to be timely must be so received not earlier than the 90th day prior to such annual general meeting and not later than the close of business on the later of (i) the 60th day prior to such annual general meeting or (ii) the tenth day following the date on which notice of the date of the annual general meeting was mailed or public disclosure thereof was made by the Company, whichever event in this clause (ii) first occurs. For the avoidance of doubt, in no event shall the adjournment or postponement of any general meeting, or the public announcement of such an adjournment or postponement, commence a new time period (or extend any time period) for the giving of a member’s notice to the Company Secretary pursuant to this Article 126. Each such notice shall set forth as to each matter the member proposes to bring before the annual general meeting:

126.1	a brief description of the business desired to be brought before the annual general meeting and the reasons for conducting such business at the meeting;

126.2	the name and address, as they appear on the Register, of the member proposing such business;

126.3	the class, series and number of shares of the Company which are beneficially owned by the member;

126.4

whether and the extent to which any hedging, derivative or other transaction is in place or has been entered into within the prior six months preceding the date of delivery of the notice by or for the benefit of the member with respect to the Company or its subsidiaries or any of their respective securities, debt instruments or credit ratings, the effect or intent of which transaction is to give rise to gain or loss as a result of changes in the trading price of such securities or debt instruments or changes in the credit ratings for the Company, its subsidiaries or any of their respective securities or debt instruments (or, more generally, changes in the perceived creditworthiness of the Company or its subsidiaries), or to increase or decrease the voting power of the member, and if so, a summary of the material terms thereof; and

126.5	any material interest of the member in such business.

To be properly brought before an extraordinary general meeting, other than pursuant to Article 125, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board or by the Company Secretary pursuant to the applicable provisions of these Articles or (ii) otherwise properly brought before the meeting by or at the direction of the Board.

127.

The chairperson of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the provisions of these Articles, and if he or she should so determine, any such business not properly brought before the meeting shall not be transacted. Nothing herein shall be deemed to affect any rights of members to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

128.	The business of the annual general meeting shall include:

128.1	the consideration of the Company’s statutory financial statements and the report of the Directors and the report of the Auditors on those statements and that report;

128.2	the review by the members of the Company’s affairs;

128.3	the authorisation of the Directors to approve the remuneration of the Auditors (if any); and

128.4	the appointment or re-appointment of Auditors.

PROCEEDINGS AT GENERAL MEETINGS

129.

The Chairperson, if any, shall preside as chairperson at every general meeting of the Company, or if there is no such Chairperson, or if he or she is not present at the time appointed for the holding of the meeting or is unwilling to act, the Directors present shall elect one of their number to be chairperson of the meeting.

130.

If at any meeting no Director is willing to act as chairperson or if no Director is present at the time appointed for holding the meeting, the members present shall choose one of their number to be chairperson of the meeting.

131.

At each meeting of members, the chairperson of the meeting shall fix and announce the date and time of the opening and the closing of the polls for each matter upon which the members will vote at the meeting and shall determine the order of business and all other matters of procedure.

132.

The Directors may adopt such rules, regulations and procedures for the conduct of any meeting of the members as they deem appropriate. Except to the extent inconsistent with any applicable rules, regulations and procedures adopted by the Board, the chairperson of any meeting may adopt such rules, regulations and procedures for the meeting, which need not be in writing, and take such actions with respect to the conduct of the meeting, as the chairperson of the meeting deems appropriate, to maintain order and safety and for the conduct of the meeting.

133.

The chairperson of the meeting may, with the consent of any meeting at which a quorum is present, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place.

134.	No business shall be transacted at any Adjourned Meeting other than the business left unfinished at the meeting from which the adjournment took place.

135.

When a meeting is adjourned for thirty days or more, notice of the Adjourned Meeting shall be given as in the case of an original meeting but, subject to that, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an Adjourned Meeting.

136.	Each Director and the Auditors shall be entitled to attend and speak at any general meeting of the Company.

137.	For business to be properly requested by a member to be brought before a general meeting, the member must comply with the requirements of the Act or:

137.1	be a member at the time of the giving of the notice for such general meeting;

137.2	be entitled to vote at such meeting; and

137.3	have given timely and proper notice in writing to the Company Secretary in accordance with Article 126.

138.

Except where a greater majority is required by the Act or these Articles, any question proposed for a decision of the members at any general meeting of the Company or a decision of any class of members at a separate meeting of any class of shares shall be decided by an ordinary resolution.

VOTING

139.	At any general meeting, a resolution put to the vote of the meeting shall be decided on a poll.

140.

Save as provided in Article 141 of these Articles, a poll shall be taken in such manner as the chairperson of the meeting directs and he or she may appoint scrutineers (who need not be members) and fix a time and place for declaring the result of the poll. The result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

141.

A poll demanded on the election of a chairperson of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken either forthwith or at such time and place as the chairperson of the meeting may direct. The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll was demanded.

142.

No notice need be given of a poll not taken forthwith if the time and place at which it is to be taken are announced at the meeting at which it is demanded. In any other case at least seven Clear Days’ notice shall be given specifying the time and place at which the poll is to be taken.

143.

If authorised by the Directors, any vote taken by written ballot may be satisfied by a ballot submitted by electronic and/or telephonic transmission, provided that any such electronic or telephonic submission must either set forth or be submitted with information from which it can be determined that the electronic or telephonic submission has been authorised by the member or proxy.

VOTES OF MEMBERS

144.

Subject to the provisions of these Articles and any rights or restrictions for the time being attached to any class or classes of shares in the capital of the Company, every member of record present in person or by proxy shall have one vote for each share registered in his or her name in the Register.

145.

Where there are joint holders of a share, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holder or holders; and for this purpose, seniority shall be determined by the order in which the names of the joint holders stand in the Register.

146.

A member who has made an enduring power of attorney, or a member in respect of whom an order has been made by any court having jurisdiction in cases of unsound mind, may vote by his or her committee, donee of an enduring power of attorney, receiver, guardian or other person appointed by the foregoing court, and any such committee, donee of an enduring power of attorney, receiver, guardian or other persons appointed by the foregoing court may speak or vote by proxy.

147.

No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the chairperson of the general meeting whose decision shall be final and conclusive.

148.

A person shall be entered on the Register by the record date specified in respect of a general meeting in order to exercise the right of a member to participate and vote at the general meeting and any change to an entry on the Register after the record date shall be disregarded in determining the right of any person to attend and vote at the meeting.

149.

Votes may be given either personally (including by a duly authorised representative of a corporate member) or by proxy. On a poll taken at a meeting of the members of the Company or a meeting of any class of members of the Company, a member, whether present in person or by proxy, entitled to more than one vote need not, if he votes, use all his votes or cast all the votes he uses in the same way.

150.

Subject to such requirements and restrictions as the Directors may specify, the Company may permit members to vote by correspondence in advance of a general meeting in respect of one or more of the resolutions proposed at a meeting. Where the Company permits members to vote by correspondence, it shall only count votes cast in advance by correspondence, where such votes are received at the address and before the date and time specified by the Company, provided the date and time is no more than 24 hours before the time at which the vote is to be concluded.

151.

Subject to such requirements and restrictions as the Directors may specify, the Company may permit members who are not physically present at a meeting to vote by electronic means at the general meeting in respect of one or more of the resolutions proposed at a meeting.

152.	Where there is an equality of votes, the chairperson of the meeting shall not have a second or casting vote.

153.	No member shall be entitled to vote at any general meeting of the Company unless all calls or other sums immediately payable by him or her in respect of shares in the Company have been paid.

CLASS MEETINGS

154.	The provisions of these Articles relating to general meetings shall, as far as applicable, apply in relation to any meeting of any class of member of the Company.

APPOINTMENT OF DIRECTORS

155.	The number of Directors shall be such number as the Board may, by resolution, determine from time to time, provided however that the minimum number of directors shall be not less than two.

156.

The Board, upon recommendations of the nomination and governance committee (or equivalent committee established by the Board), shall propose nominees for election to the office of Director at each annual general meeting.

157.

The Directors may be appointed by the members in general meeting, provided that no person other than a Director retiring at the meeting shall, save where recommended by the Board, be eligible for election to the office of Director at any general meeting unless the requirements of Article 164 as to his or her eligibility for that purpose have been complied with.

158.

The Directors shall be divided into three classes, designated Class I, Class II and Class III. The initial division of the Board into classes shall be made by the decision of the affirmative vote of a majority of the Directors in office and each class need not be of equal size or number.

158.1

The term of the initial Class I directors shall terminate at the conclusion of the Company’s 2023 annual general meeting; the term of the initial Class II directors shall terminate on the conclusion of the Company’s 2024 annual general meeting; and the term of the initial Class III directors shall terminate on the conclusion of the Company’s 2025 annual general meeting.

158.2

Subject to Article 160, at each annual general meeting of the Company beginning with the Company’s 2023 annual general meeting, all of the Directors of the class of directors whose term expires on the conclusion of that annual general meeting shall retire from office unless re-elected, and successors to that class of directors shall be elected for a three-year term.

158.3	The resolution appointing any Director must designate the Director as a Class I, Class II or Class III Director.

158.4	Every Director of the class retiring shall be eligible to stand for re-election at an annual general meeting.

158.5

If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible or as the Chairperson may otherwise direct. In no case will a decrease in the number of Directors shorten the term of any incumbent Director.

158.6

A Director shall hold office until the conclusion of the annual general meeting for the year in which his term expires and, subject to Article 160, until his successor shall be elected, subject however to prior death, resignation, retirement, disqualification or removal from office

158.7

Any vacancy on the Board, including a vacancy that results from an increase in the number of Directors or from the death, resignation, retirement, disqualification or removal of a Director, shall be deemed a casual vacancy. Subject to the terms of any one or more classes or series of preferred shares, any casual vacancy shall only be filled by the decision of a majority of the Board then in office, provided that a quorum is present and provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with these articles as the maximum number of Directors.

158.8

Any Director of such class elected to fill a vacancy resulting from an increase in the number of Directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any Director elected to fill a vacancy not resulting from an increase in the number of Directors shall have the same remaining term as that of his predecessor or if there is no such remaining term, the Director shall retire, and be eligible to stand for re-election, at the annual general meeting immediately following their appointment at which time, if re-elected, the Director shall hold office for a term that shall coincide with the remaining term of that class. A Director retiring at a meeting shall retain office until the close or adjournment of the meeting.

159.

Each Director shall be elected by an ordinary resolution at such meeting, provided that if, as of, or at any time prior to, fourteen days before the filing of the Company’s definitive proxy statement with the SEC relating to such general meeting, the number of Director nominees exceeds the number of Directors to be elected (a “contested election”), each of those nominees shall be voted upon as a separate resolution and the Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at any such meeting and entitled to vote on the election of Directors.

For the purposes of this Article, “elected by a plurality” means the election of those director nominees, equalling in number to the number of positions to be filled at the relevant general meeting, that received the highest number of votes.

160.

Any nominee for election to the Board who is then serving as a Director and, in an uncontested election (where the number of Director nominees does not exceed the number of Directors to be elected), receives a greater number of “against” votes than “for” votes shall promptly tender his or her resignation following certification of the vote. The nomination and governance committee of the Board shall then consider the resignation offer and recommend to the Board whether to accept or reject the resignation, or whether other action should be taken; provided that any Director whose resignation is under consideration shall not participate in the nomination and governance committee’s recommendation regarding whether to accept, reject or take other action with respect to his/her resignation. The Board shall take action on the nomination and governance committee’s recommendation within 90 days following certification of the vote, and promptly thereafter publicly disclose its decision and the reasons therefor.

161.	The Directors are not entitled to appoint alternate directors.

162.

If the number of the Directors is reduced below the prescribed minimum of two, the remaining Director shall forthwith appoint an additional Director or additional Directors to make up such minimum or shall convene a general meeting of the Company for the purpose of making such appointment or appointments. If there is no Director able or willing to so act then any member may summon a general meeting for the purpose of appointing Directors. Any additional Director so appointed shall hold office only until the conclusion of the annual general meeting of the Company next following such appointment unless such Director is re-elected during such meeting.

163.

The Company may by ordinary resolution, appoint another person in place of a Director removed from office under section 146 of the Act and, without prejudice to the powers of the Directors under Article 158.7, the Company in a general meeting may appoint any person to be a Director either to fill a casual vacancy or as an additional Director.

DIRECTORS—MEMBER NOMINATIONS

164.

The following are the requirements mentioned in Article 157 for the eligibility of a person (the “person concerned”) for election as a Director at a general meeting, namely, any member entitled to vote in the election of Directors generally may nominate one or more persons for election as Directors at an annual general meeting only pursuant to the Company’s notice of such meeting or if written notice of such member’s intent to make such nomination or nominations has been received by the Company Secretary at the Company’s Office not less than 60 nor more than 90 days prior to the first anniversary of the preceding year’s annual general meeting; provided, however, that in the event that the date of the annual general meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary, notice by the member to be timely must be so received not earlier than the 90th day prior to such annual general meeting and not later than the close of business on the later of (i) the 60th day prior to such annual general meeting and (ii) the 10th day following the day on which notice of the date of the annual general meeting was mailed or public disclosure thereof was made by the Company, whichever event in this clause (ii) first occurs. Each such member’s notice shall set forth:

164.1	the name and address of the member who intends to make the nomination and of the person or persons to be nominated;

164.2

a representation that the member is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

164.3	a description of all arrangements or understandings between the member and each nominee and any other person or persons (naming such person or persons) relating to the nomination or nominations;

164.4

the class and number of shares of the Company which are beneficially owned by such member and by any other members known by such member to be supporting such nominees as of the date of such member’s notice;

164.5

whether and the extent to which any hedging, derivative or other transaction is in place or has been entered into within the prior six months preceding the date of delivery of the notice by or for the benefit of the member with respect to the Company or its subsidiaries or any of their respective securities, debt instruments or credit ratings, the effect or intent of which transaction is to give rise to gain or loss as a result of changes in the trading price of such securities or debt instruments or changes in the credit ratings for the Company, its subsidiaries or any of their respective securities or debt instruments (or, more generally, changes in the perceived creditworthiness of the Company or its subsidiaries), or to increase or decrease the voting power of the member, and if so, a summary of the material terms thereof;

164.6	such other information regarding each nominee proposed by such member as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC;

164.7	the consent of each nominee to serve as a Director if so elected; and

164.8	for each nominee who is not an incumbent Director:

(a)	their name, age, business address and residential address;

(b)	their principal occupation or employment;

(c)	the class, series and number of securities of the Company that are owned of record or beneficially by such person;

(d)	the date or dates the securities were acquired and the investment intent of each acquisition;

(e)	any other information relating to such person that is required to be disclosed in proxies for the election of Directors under any applicable securities legislation; and

(f)

any information the Company may require any proposed director nominee to furnish such as it may reasonably require to comply with applicable law and to determine the eligibility of such proposed nominee to serve as a Director and whether such proposed nominee would be considered independent as a Director or as a member of the audit or any other committee of the Board under the various rules and standards applicable to the Company.

VACATION OF OFFICE BY DIRECTORS

165.

Subject to the provisions of these Articles and in addition to the circumstances described in sections 146, 148(1) and 196(2) of the Act, the office of Director shall be vacated ipso facto, if that Director:

165.1	is restricted or disqualified to act as a Director under the Act; or

165.2	resigns his or her office by notice in writing to the Company or in writing offers to resign and the Directors resolve to accept such offer; or

165.3	is requested to resign in writing by not less than three quarters of the other Directors.

DIRECTORS’ REMUNERATION AND EXPENSES

166.

The remuneration of the Directors shall be such as is determined, from time to time, by the Board and such remuneration shall be deemed to accrue from day to day. The Board may from time to time determine that, subject to the requirements of the Act, all or part of any fees or other remuneration payable to any Director shall be provided in the form of shares or other securities of the Company or any subsidiary of the Company, or options or rights to acquire such shares or other securities, on such terms as the Board may decide.

167.

The Directors may also be paid all travelling, hotel and other expenses properly incurred by them: (a) in attending and returning from: (i) meetings of the Directors or any committee; or (ii) general meetings of the Company, or (b) otherwise in connection with the business of the Company.

GENERAL POWER OF MANAGEMENT AND DELEGATION

168.

The business of the Company shall be managed by its Directors who may pay all expenses incurred in promoting and registering the Company and may exercise all such powers of the Company as are not, by the Act or by the Memorandum of these Articles, required to be exercised by the Company in a general meeting, but subject to:

168.1	any regulations contained in these Articles;

168.2	the provisions of the Act; and

168.3	such directions, not being inconsistent with the foregoing regulations or provisions, as the Company in a general meeting may (by special resolution) give.

169.	No direction given by the Company in a general meeting under Article 168.3 shall invalidate any prior act of the Directors which would have been valid if that direction had not been given.

170.

Without prejudice to the generality of Article 168, Article 168 operates to enable, subject to a limitation (if any) arising under any of paragraphs 168.1 to 168.3 of it, the Directors exercise all powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital, or any part thereof.

171.

Without prejudice to section 40 of the Act, the Directors may delegate any of their powers (including any power referred to in these Articles) to such person or persons as they think fit, including committees; any such person or committee shall, in the exercise of the powers so delegated, conform to any regulations that may be imposed on it by the Directors.

172.

Any reference to a power of the Company required to be exercised by the Company in a general meeting includes a reference to a power of the Company that, but for the power of the members to pass a written resolution to effect the first-mentioned power’s exercise, would be required to be exercised by the Company in a general meeting.

173.

The acts of the Board or of any committee established by the Board or any delegee of the Board or any such committee shall be valid notwithstanding any defect which may afterwards be discovered in the appointment or qualification of any Director, committee member or delegee.

174.

The Directors may appoint a sole or joint company secretary, an assistant company secretary and a deputy company secretary for such term, at such remuneration and upon such conditions as they may think fit; and any such person so appointed may be removed by them.

OFFICERS AND EXECUTIVES

175.

The Directors may from time to time appoint one or more of themselves to the office of Chief Executive Officer (by whatever name called including managing director) or such other office or position with the Company and for such period and on such terms as to remuneration, if any (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine, and, subject to the terms of any agreement entered into in any particular case, may revoke such appointment.

176.

Without prejudice to any claim the person so appointed under Article 175 may have for damages for breach of any contract of service between the person and the Company, the person’s appointment shall cease upon his or her ceasing, from any cause, to be a Director.

177.

The Board may appoint any person whether or not he or she is a Director, to hold such executive or official position (except that of Auditor) as the Board may from time to time determine. The same person may hold more than one office of executive or official position.

178.

The Board shall determine from time to time, the powers and duties of any such office holder or official appointed under Articles 175 and/or Article 177, and subject to the provisions of the Act and these Articles, the Directors may confer upon an office holder or official any of the powers exercisable by them upon such terms and conditions and with such restrictions as they may think fit and in conferring any such powers, the Directors may specify that the conferral is to operate either: (a) so that the powers concerned may be exercised concurrently by them and the relevant office holder; or (b) to the exclusion of their own such powers.

179.

The Directors may (a) revoke any conferral of powers under Article 178 or (b) amend any such conferral (whether as to the powers conferred or the terms, conditions or restrictions subject to which the conferral is made). The use or inclusion of the word “officer” (or similar words) in the title of any executive or other position shall not be deemed to imply that the person holding such executive or other position is an “officer” of the Company within the meaning of the Act.

MEETINGS OF DIRECTORS AND COMMITTEES

180.	180.1	The Directors may meet together for the dispatch of business, adjourn and otherwise regulate their meetings as they think fit.

180.2

The Directors may establish attendance and procedural guidelines from time to time about how their meetings are to be conducted consistent with good corporate governance and applicable tax requirements.

180.3	Such meetings shall take place at such time and place as the Directors may determine.

180.4	Questions arising at any such meeting shall be decided by a majority of votes and where there is an equality of votes, the Chairperson of the meeting shall not have a second or casting vote.

180.5	A Director may, and the Company Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors.

181.	All Directors shall be entitled to reasonable notice of any meeting of the Directors.

182.	Nothing in Article 181 or any other provision of the Act enables a person, other than a Director, to object to the notice given for any meeting of the Directors.

183.

The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors in office at the time when the meeting is convened.

184.

The continuing Directors may act notwithstanding any vacancy in their number, provided that if the number of the Directors is reduced below the prescribed minimum the remaining Director or Directors shall appoint forthwith an additional Director or additional Directors to make up such minimum or shall convene a general meeting of the Company for the purpose of making such appointment and apportion the Directors among the classes so as to maintain the number of Directors in each class as equal as possible.

CHAIRPERSON

185.

The Directors may elect a Chairperson and determine the period for which he or she is to hold office, but if no such Chairperson is elected, or, if at any meeting the Chairperson is not present after the time appointed for holding it, the Directors present may choose one of their members to be chairperson of a Board meeting. The Chairperson shall vacate office if he or she vacates his or her office as a Director (otherwise than by the expiration of his or her term of office at a general meeting of the Company at which he or she is re-appointed).

COMMITTEES

186.

The Directors may establish one or more committees consisting in whole or in part of members of the Board. The composition, function, power and obligations of any such committee will be determined by the Board from time to time.

187.

A committee established under Article 186 (a “committee”) may elect a chairperson of its meetings; if no such chairperson is elected, or if at any meeting the chairperson is not present after the time appointed for holding it, the members of the committee present may choose one of their number to be chairperson of the meeting.

188.

A committee may meet and adjourn as it thinks proper. Committee meetings shall take place at such time and place as the relevant committee may determine. Questions arising at any meeting of a committee shall be determined (subject to Article 186) by a majority of votes of the members of the committee present, and where there is an equality of votes, the chairperson of the committee shall not have a second or casting vote.

189.	Where any committee is established by the Directors :

189.1

the meetings and proceedings of such committee shall be governed by the provisions of these Articles regulating the meetings and proceedings of the Directors so far as the same are applicable and are not superseded by any regulations imposed upon such committee by the Directors; and

189.2

the Directors may authorise, or may authorise such committee to authorise, any person who is not a Director to attend all or any meetings of any such committee on such terms as the Directors or the committee think fit, provided that any such person shall not be entitled to vote at meetings of the committee.

WRITTEN RESOLUTIONS AND TELEPHONIC MEETINGS OF THE DIRECTORS

190.	The following provision shall apply:

190.1

A resolution in writing signed by all the Directors, or by all the Directors being members of a committee referred to in Article 186, and who are for the time being entitled to receive notice of a meeting of the Directors or, as the case may be, of such a committee, shall be as valid as if it had been passed at a meeting of the Directors or such a committee duly convened and held.

190.2

A resolution in writing shall be deemed to have been signed by a Director where the Chairperson, Company Secretary or other person designated by the Board has received an email from that Director’s Certified Email Address which identifies the resolution and states, unconditionally, “I hereby sign the resolution” or “I consent”.

190.3	A Director’s Certified Email Address is such email address as the Director has, from time to time, notified to such person and in such manner as may from time to time be prescribed by the Board.

190.4	The Company shall cause a copy of every email referred to in Article 190.2 to be entered in the books kept pursuant to section 166 of the Act.

191.	Subject to Article 192, where one or more of the Directors (other than a majority of them) would not, by reason of:

191.1	the Act or any other enactment;

191.2	these Articles; or

191.3	an applicable rule of law or an Exchange,

be permitted to vote on a resolution such as is referred to in Article 190, if it were sought to pass the resolution at a meeting of the Directors duly convened and held, then such a resolution, notwithstanding anything in Article 190.1, shall be valid for the purposes of that subsection if the resolution is signed by those of the Directors who would have been permitted to vote on it had it been sought to pass it at such a meeting.

192.	In a case falling within Article 191, the resolution shall state the name of each Director who did not sign it and the basis on which he or she did not sign it.

193.

For the avoidance of doubt, nothing in Articles 190 to 192 dealing with a resolution that is signed by other than all of the Directors shall be read as making available, in the case of an equality of votes, a second or casting vote to the one of their number who would, or might have been, if a meeting had been held to transact the business concerned, chairperson of that meeting.

194.

The resolution referred to in Article 190 may consist of several documents in like form each signed by one or more Directors and for all purposes shall take effect from the time that it is signed by the last Director.

195.

A meeting of the Directors or of a committee referred to in Article 186 may consist of a conference between some or all of the Directors or, as the case may be, members of the committee who are not all in one place, but each of whom is able (directly or by means of telephonic, video or other electronic communication) to speak to each of the others and to be heard by each of the others and:

195.1

a Director or as the case may be a member of the committee taking part in such a conference shall be deemed to be present in person at the meeting and shall be entitled to vote (subject to Article 191) and be counted in a quorum accordingly; and

195.2	such a meeting shall be deemed to take place:

(a)	where the largest group of those Directors participating in the conference is assembled;

(b)	if there is no such group, where the Chairperson of the meeting then is; or

(c)	if neither subparagraph (a) or (b) applies, in such location as the meeting itself decides.

DIRECTORS’ DUTIES, CONFLICTS OF INTEREST, ETC.

196.	A Director may have regard to the interests of any other companies in a group of which the Company is a member to the full extent permitted by the Act.

197.

A Director is expressly permitted (for the purposes of section 228(1)(d) of the Act) to use vehicles, telephones, computers, aircraft, accommodation and any other Company property where such use is approved by the Board or by a person so authorised by the Board or where such use is in accordance with a Director’s terms of employment, letter of appointment or other contract or in the course of the discharge of the Director’s duties or responsibilities or in the course of the discharge of a Director’s employment.

198.

Nothing in section 228(1)(e) of the Act shall restrict a Director from entering into any commitment which has been approved by the Board or has been approved pursuant to such authority as may be delegated by the Board in accordance with these Articles. It shall be the duty of each Director to obtain the prior approval of the Board, before entering into any commitment permitted by sections 228(1)(e)(ii) and 228(2) of the Act.

199.

It shall be the duty of a Director who is in any way, whether directly or indirectly, interested (within the meaning of section 231 of the Act) in a contract or proposed contract with the Company, to declare the nature of his or her interest at a meeting of the Directors.

200.

Subject to any applicable law or the relevant code, rules and regulations applicable to the listing of the shares on any Exchange, a Director may vote in respect of any contract, appointment or arrangement in which he or she is interested and shall be counted in the quorum present at the meeting and is hereby released from his or her duty set out in section 228(1)(f) of the Act and a Director may vote on his or her own appointment or arrangement and the terms of it.

201.

The Directors may exercise the voting powers conferred by the shares of any other company held or owned by the Company in such manner in all respects as they think fit and, in particular, they may exercise the voting powers in favour of any resolution: (a) appointing the Directors or any of them as directors or officers of such other company; or (b) providing for the payment of remuneration or pensions to the directors or officers of such other company.

202.

Subject to any applicable law or the relevant code, rules and regulations applicable to the listing of the shares on any Exchange, any Director may vote in favour of the exercise of such voting rights notwithstanding that he or she may be or may be about to become a Director or officer of the other company referred to in Article 201 and as such or in any other way is or may be interested in the exercise of such voting rights in the foregoing manner.

203.

A Director may hold any other office or place of profit under the Company (other than Auditor) in conjunction with his or her office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

204.

Without prejudice to the provisions of section 228 of the Act, a Director may be or become a director or other officer of, or otherwise interested in, any company promoted by the Company or in which the Company may be interested as member or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him or her as director, managing director, joint managing director, deputy managing director, executive director, manager or other officer or member of such company; provided that he or she has declared the nature of his or her position with, or interest in, such company to the Board in accordance with Article 199.

205.

A Director may act by himself or herself, or his or her firm, in a professional capacity for the Company; and any Director, in such a case, or his or her firm, shall be entitled to remuneration for professional services as if he or she were not a Director, but nothing in this Article authorises a Director, or his or her firm, to act as Auditor.

206.

No Director or nominee for Director shall be disqualified by his or her office from contracting with the Company either with regard to his or her tenure of any such other office or place of profit or as vendor, purchaser or otherwise.

207.	In particular, neither shall:

207.1

any contract with respect to any of the matters referred to in Article 200 nor any contract or arrangement entered into by or on behalf of the Company in which a Director is in any way interested, be liable to be avoided; nor

207.2	a Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement,

by reason of such Director holding that office or of the fiduciary relation thereby established.

208.	A Director, notwithstanding his or her interest, may be counted in the quorum present at any meeting at which:

208.1	that Director or any other Director is appointed to hold any such office or place of profit under the Company as is mentioned in Article 203; or

208.2	the terms of any such appointment are arranged,

and he or she may vote on any such appointment or arrangement, subject to any applicable law or the relevant code, rules and regulations applicable to the listing of the shares on any Exchange.

209.

If any question shall arise at any meeting as to the materiality of a Director’s interest or as to the entitlement of any Director to vote and such question is not resolved by his or her voluntarily agreeing to abstain from voting, such question shall (unless the Director in question is the Chairperson in which case he or she shall withdraw from the meeting and the Board shall elect a deputy Chairperson to consider the question in place of the Chairperson) be referred to the Chairperson of the meeting and his or her ruling in relation to any other Director shall be final and conclusive, except in a case where the nature or extent of the interest of the Director concerned has not been fairly disclosed.

210.

For the purposes of these Articles, an interest of any person who is for any purpose of the Act (excluding any statutory modification thereof not in force when these Articles became binding on the Company) connected with a Director within the meaning of section 220 of the Act shall be taken to be the interest of that Director.

THE COMMON SEAL, OFFICIAL SEAL AND SECURITIES SEAL

211.

Any seal of the Company shall be used only by the authority of the Directors, a committee authorised by the Directors to exercise such authority or by any one or more persons severally or jointly so authorised by the Directors or such a committee, and the use of the seal shall be deemed to be authorised for these purposes where the matter or transaction pursuant to which the seal is to be used has been so authorised.

212.	Any instrument to which a Company’s seal shall be affixed shall be signed by any one of the following:

212.1	a Director;

212.2	the Company Secretary; or

212.3	any other person authorised to sign by (i) the Directors or (ii) a committee, , either generally or specifically, for the purpose,

and the countersignature of a second such person shall not be required.

213.	The Company may have one or more duplicate common seals or official seals for use in different locations including for use abroad.

SERVICE OF NOTICES ON MEMBERS

214.

A notice required or authorised to be served on or given to a member of the Company pursuant to a provision of the Act or these Articles shall, save where the means of serving or giving it specified in Article 214.4 is used, be in writing and may be served on or given to the member in one of the following ways:

214.1	by delivering it to the member;

214.2	by leaving it at the registered address of the member;

214.3	by sending it by post in a prepaid letter to the registered address of the member; or

214.4

subject to Article 219, by electronic mail or other means of electronic communication approved by the Directors to the contact details notified to the Company by any such member for such purpose (or if not so notified, then to the contact details of the member last known to the Company). A notice or document may be sent by electronic means to the fullest extent permitted by the Act.

215.

Without prejudice or limitation to the foregoing provisions of Article 214.1 to 214.4, for the purposes of these Articles and the Act, a document shall be deemed to have been sent to a member if a notice is given, served, sent or delivered to the member and the notice specifies the website or hotlink or other electronic link at or through which the member may obtain a copy of the relevant document.

216.

Any notice served or given in accordance with Article 214 shall be deemed, in the absence of any agreement to the contrary between the Company (or, as the case may be, the officer of it) and the member, to have been served or given:

216.1	in the case of its being delivered, at the time of delivery (or, if delivery is refused, when tendered);

216.2	in the case of its being left, at the time that it is left;

216.3	in the case of its being posted on any day other than a Friday, Saturday or Sunday, 24 hours after despatch and in the case of its being posted:

(a)	on a Friday — 72 hours after despatch; or

(b)	on a Saturday or Sunday — 48 hours after despatch;

216.4	in the case of electronic means being used in relation to it, twelve hours after despatch,

but this Article is without prejudice to section 181(3) of the Act.

217.

Every legal personal representative, committee, receiver, curator bonis or other legal curator, assignee in bankruptcy, examiner or liquidator of a member shall be bound by a notice given as aforesaid if sent to the last registered address of such member, or, in the event of notice given or delivered pursuant to Article 214.4, if sent to the address notified to the Company by the member for such purpose notwithstanding that the Company may have notice of the death, his or her being of unsound mind, bankruptcy, liquidation or disability of such member.

218.

Notwithstanding anything contained in these Articles to the contrary, the Company shall not be obliged to take account of or make any investigations as to the existence of any suspension or curtailment of postal services within or in relation to all or any part of any jurisdiction.

219.

Any requirement in these Articles for the consent of a member in regard to the receipt by such member of electronic mail or other means of electronic communications approved by the Directors, including the receipt of the Company’s annual report, statutory financial statements and the Directors’ and Auditor’s reports thereon, shall be deemed to have been satisfied where the Company has written to the member informing him or her of its intention to use electronic communications for such purposes and the member has not, within four weeks of the issue of such notice, served an objection in writing on the Company to such member. Where a member has given, or is deemed to have given, his/her consent to the receipt by such member of electronic mail or other means of electronic communications approved by the Directors, she/he may revoke such consent at any time by requesting the Company to communicate with him or her in documented form; provided, however, that such revocation shall not take effect until five days after written notice of the revocation is received by the Company. Notwithstanding anything to the contrary in this Article 219, no such consent shall be necessary, and to the extent it is necessary, such consent shall be deemed to have been given, if electronic communications are permitted to be used under the rules and regulations of any Exchange on which the shares in the capital of the Company or other securities of the Company are listed or under the rules of the SEC.

220.

If at any time by reason of the suspension or curtailment of postal services in any territory, the Company is unable effectively to convene a general meeting by notices sent through the post, a general meeting may be convened by a public announcement (as defined below) and such notice shall be deemed to have been duly served on all members entitled thereto at noon (Ireland time) on the day on which the said public announcement is made. In any such case the Company shall put a full copy of the notice of the general meeting on its website.

221.	Notice shall be given by the Company to the joint holders of a share in the capital of the Company by giving the notice to both such holders whose names stand in the Register in respect of the share.

222.	222.1	Every person who becomes entitled to a share in the capital of the Company shall, before his or her name is entered in the Register in respect of the share, be bound by any notice in respect of that share which has been duly given to a person from whom he or she derives his or her title.

222.2

A notice may be given by the Company to the persons entitled to a share in the capital of the Company in consequence of the death or bankruptcy of a member by sending or delivering it, in any manner authorised by these Articles for the giving of notice to a member, addressed to them at the address, if any, supplied by them for that purpose. Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy had not occurred.

223.	The signature (whether electronic signature, an advanced electronic signature or otherwise) to any notice to be given by the Company may be written (in electronic form or otherwise) or printed.

SERVICE OF NOTICES ON THE COMPANY

224.

In addition to the means of service of documents set out in section 51 of the Act, a notice or other document may be served on the Company by an officer of the Company by email provided, however, that the Directors have designated an email address for that purpose and notified that email address to its officers for the express purpose of serving notices on the Company.

SENDING STATUTORY FINANCIAL STATEMENTS TO MEMBERS

225.	The Company may send by post, electronic mail or any other means of electronic communication:

225.1	the Company’s statutory financial statements;

225.2	the directors’ report; and

225.3	the statutory auditors’ report,

and copies of those documents shall also be treated, for the purposes of the Act, as sent to a person where:

(a)	the Company and that person have agreed to his or her having access to the documents on a website (instead of their being sent to him or her);

(b)	the documents are documents to which that agreement applies; and

(c)	that person is notified, in a manner for the time being agreed for the purpose between him or her and the Company, of:

(i)	the publication of the documents on a website;

(ii)	the address of that website; and

(iii)	the place on that website where the documents may be accessed, and how they may be accessed.

225.4	Documents treated in accordance with Article 225 as sent to any person are to be treated as sent to him or her not less than 21 days before the date of a meeting if, and only if:

(a)	the documents are published on the website throughout a period beginning at least 21 days before the date of the meeting and ending with the conclusion of the meeting; and

(b)	the notification given for the purposes of Article 225.3(c) is given not less than 21 days before the date of the meeting.

226.

Any obligation by virtue of section 339(1) or (2) of the Act to furnish a person with a document may, unless these Articles provide otherwise, be complied with by using electronic communications for sending that document to such address as may for the time being be notified to the Company by that person for that purpose.

ACCOUNTING RECORDS

227.	The Directors shall, in accordance with Chapter 2 of Part 6 of the Act, cause to be kept adequate accounting records, whether in the form of documents, electronic form or otherwise, that:

227.1	correctly record and explain the transactions of the Company;

227.2	will at any time enable the assets, liabilities, financial position and profit or loss of the Company to be determined with reasonable accuracy;

227.3	will enable the Directors to ensure that any financial statements of the Company, required to be prepared under sections 290 or 293 of the Act, comply with the requirements of the Act; and

227.4	will enable those financial statements of the Company to be readily and properly audited.

228.

The accounting records shall be kept on a continuous and consistent basis and entries therein shall be made in a timely manner and be consistent from year to year. Adequate accounting records shall be deemed to have been maintained if they comply with the provisions of Chapter 2 of Part 6 of the Act and explain the Company’s transactions and facilitate the preparation of financial statements that give a true and fair view of the assets, liabilities, financial position and profit or loss of the Company and, if relevant, the Group and include any information and returns referred to in section 283(2) of the Act.

229.

The accounting records shall be kept at the Office or, subject to the provisions of the Act, at such other place as the Directors think fit and shall be open at all reasonable times to the inspection of the Directors.

230.

The Directors shall determine from time to time whether and to what extent and at what times and places and under what conditions or regulations the accounting records of the Company shall be open to the inspection of members, not being Directors. No member (not being a Director) shall have any right of inspecting any financial statement or accounting record of the Company except as conferred by the Act or authorised by the Directors or by the Company in a general meeting.

231.

In accordance with the provisions of the Act, the Directors shall cause to be prepared and to be laid before the annual general meeting of the Company from time to time such statutory financial statements of the Company and reports as are required by the Act to be prepared and laid before such meeting.

232.

A copy of every statutory financial statement of the Company (including every document required by law to be annexed thereto) which is to be laid before the annual general meeting of the Company together with a copy of the Directors’ report and Auditors’ report, or summary financial statements prepared in accordance with section 1119 of the Act, shall be sent, by post, electronic mail or any other means of electronic communications, not less than twenty-one Clear Days before the date of the annual general meeting, to every person entitled under the provisions of the Act to receive them; provided that where the Directors elect to send summary financial statements to the members, any member may request that he be sent a copy of the statutory financial statements of the Company. The Company may, in addition to sending one or more copies of its statutory financial statements, summary financial statements or other communications to its members, send one or more copies to any Approved Nominee. For the purposes of this Article, sending by electronic communications includes the making available or displaying on the Company’s website (or a website designated by the Board) or the website of the SEC, and each member is deemed to have irrevocably consented to receipt of every statutory financial statement of the Company (including every document required by law to be annexed thereto) and every copy of the Directors’ report and the Auditors’ report and every copy of any summary financial statements prepared in accordance with section 1119 of the Act, by any such document being made so available or displayed.

233.	Auditors shall be appointed and their duties regulated in accordance with the Act.

WINDING UP

234.

Subject to the provisions of the Act as to preferential payments, the property of the Company on its winding up shall be distributed among the members according to their rights and interests in the Company.

235.

Unless the conditions of issue of the shares in question provide otherwise, dividends declared by the Company more than six years preceding the commencement date of a winding up of the Company, being dividends which have not been claimed within that period of six years, shall not be a claim admissible to proof against the Company for the purposes of the winding up.

236.

If the Company shall be wound up and the assets available for distribution among the members as such shall be insufficient to repay the whole of the paid up or credited as paid up share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the members in proportion to the capital paid up or credited as paid up at the commencement of the winding up on the shares in the capital of the Company held by them respectively. If in a winding up the assets available for distribution among the members shall be more than sufficient to repay the whole of the share capital paid up or credited as paid up at the commencement of the winding up, the excess shall be distributed among the members in proportion to the capital at the commencement of the winding up paid up or credited as paid up on the said shares held by them respectively; provided that this Article shall be subject to any specific rights attaching to any class of share capital.

236.1

In case of a sale by the liquidator under section 601 of the Act, the liquidator may by the contract of sale agree so as to bind all the members, for the allotment to the members directly, of the proceeds of sale in proportion to their respective interests in the Company and may further, by the contract, limit a time at the expiration of which obligations or shares in the capital of the Company not accepted or required to be sold shall be deemed to have been irrevocably refused and be at the disposal of the Company, but so that nothing herein contained shall be taken to diminish, prejudice or affect the rights of dissenting members conferred by the said section.

236.2

The power of sale of the liquidator shall include a power to sell wholly or partially for debentures, debenture stock, or other obligations of another company, either then already constituted or about to be constituted for the purpose of carrying out the sale.

237.

If the Company is wound up, the liquidator, with the sanction of a special resolution and any other sanction required by the Act, may divide amongst the members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not), and, for such purpose, may value any assets and determine how the division shall be carried out as between the members or different classes of members. The liquidator, with the like sanction, may vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as, with the like sanction, he or she determines, but so that no member shall be compelled to accept any assets upon which there is a liability.

BUSINESS TRANSACTIONS

238.

In addition to any affirmative vote or consent required by law or these Articles, and except as otherwise expressly provided in Article 239, a Business Transaction (as defined in Article 240.3) with, or proposed by or on behalf of, any Interested Person (as defined in Article 240.6) or any Affiliate (as defined in Article 240.1) of any Interested Person or any person who thereafter would be an Affiliate of such Interested Person shall require approval by the affirmative vote of members of the Company holding not less than two-thirds (2/3) of the paid up ordinary share capital of the Company, excluding the voting rights attached to any shares beneficially owned by such Interested Person. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any Exchange or otherwise.

239.

The provisions of Article 238 shall not be applicable to any particular Business Transaction, and such Business Transaction shall require only such affirmative vote, if any, as is required by law or by any other provision of these Articles, or any agreement with any Exchange, if either (i) the Business Transaction shall have been approved by a majority of the Board prior to such Interested Person first becoming an Interested Person or (ii) prior to such Interested Person first becoming an Interested Person, a majority of the Board shall have approved such Interested Person becoming an Interested Person and, subsequently, a majority of the Independent Directors (as hereinafter defined) shall have approved the Business Transaction.

240.	The following definitions shall apply with respect to Articles 238 to 242:

240.1	The term “Affiliate” shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified person.

240.2

A person shall be a “beneficial owner” of any shares of the Company (a) which such person or any of its Affiliates beneficially owns, directly or indirectly; (b) which such person or any of its Affiliates has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time or the occurrence of one or more events), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the beneficial owner of any security if the agreement, arrangement or understanding to vote such security arises solely from a revocable proxy or consent solicitation made pursuant to and in accordance with the Act; or (c) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of the Company (except to the extent permitted by the proviso of clause (b)(ii) above). For the purposes of determining whether a person is an Interested Person pursuant to Article 240.6, the number of shares of the Company deemed to be outstanding shall include shares deemed beneficially owned by such person through application of this Article 240.2, but shall not include any other shares of the Company that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

240.3

The term “Business Transaction” shall mean any of the following transactions when entered into by the Company or a subsidiary of the Company with, or upon a proposal by or on behalf of, any Interested Person or any Affiliate of any Interested Person:

(a)

any merger or consolidation of the Company or any subsidiary with (i) any Interested Person, or (ii) any other body corporate which is, or after such merger or consolidation would be, an Affiliate of an Interested Person;

(b)

any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a member of the Company, to or with the Interested Person of assets of the Company (other than shares of the Company or of any subsidiary of the Company which assets have an aggregate market value equal to ten percent (10%) or more of the aggregate market value of all the issued share capital of the Company);

(c)

any transaction that results in the issuance of shares or the transfer of treasury shares by the Company or by any subsidiary of the Company of any shares of the Company or any shares of such subsidiary to the Interested Person, except (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Company or any such subsidiary which securities were outstanding prior to the time that the Interested Person became such, (ii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Company or any such subsidiary which security is distributed, pro rata to all holders of a class or series of shares of the Company subsequent to the time the Interested Person became such, (iii) pursuant to an exchange offer by the Company to purchase shares made on the same terms to all holders of said shares, (iv) any issuance of shares or transfer of treasury shares of the Company by the Company, provided, however, that in the case of each of the clauses (ii) through (iv) above there shall be no increase of more than one percent (1%) in the Interested Person’s proportionate share in the shares of the Company of any class or series or (v) pursuant to a public offering or private placement by the Company to an Institutional Investor;

(d)

any reclassification of securities, recapitalization or other transaction involving the Company or any subsidiary of the Company which has the effect, directly or indirectly, of (i) increasing the proportionate amount of the shares of any class or series, or securities convertible into the shares of any class or series, of the Company or of any such subsidiary which is owned by the Interested Person, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares not caused, directly or indirectly, by the Interested Person or (ii) increasing the voting power, whether or not then exercisable, of an Interested Person in any class or series of shares of the Company or any subsidiary of the Company;

(e)	the adoption of any plan or proposal by or on behalf of an Interested Person for the liquidation, dissolution or winding-up of the Company; or

(f)

any receipt by the Interested Person of the benefit, directly or indirectly (except proportionately as a member of the Company), of any loans, advances, guarantees, pledges, tax benefits or other financial benefits (other than those expressly permitted in subparagraphs (a) through (e) above) provided by or through the Company or any subsidiary thereof.

240.4	The term “Independent Directors” shall mean the members of the Board who are not Affiliates or representatives of, or associated with, an Interested Person and who were either Directors prior to any person becoming an Interested Person or were recommended for election or elected to succeed such directors by a vote which includes the affirmative vote of a majority of the Independent Directors.

240.5

The term “Institutional Investor” shall mean a person that (a) has acquired, or will acquire, all of its shares in the Company in the ordinary course of its business and not with the purpose nor with the effect of changing or influencing the control of the Company, nor in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to rule 13d-3(b) under the Exchange Act, and (b) is a registered broker dealer; a bank as defined in section 3(a)(6) of the Exchange Act; an insurance company as defined in, or an investment company registered under, the Investment Company Act of 1940 of the United States; an investment advisor registered under the Investment Advisors Act of 1940 of the United States; an employee benefit plan or pension fund subject to the Employee Retirement Income Security Act of 1974 of the United States or an endowment fund; a parent holding company, provided that the aggregate amount held directly by the parent and directly and indirectly by its subsidiaries which are not persons specified in the foregoing subclauses of this clause (b) does not exceed one percent (1%) of the securities of the subject class; or a group, provided that all the members are persons specified in the foregoing subclauses of this clause (b).

240.6

The term “Interested Person” shall mean any person (other than the Company, any subsidiary, any profit-sharing, employee share ownership or other employee benefit plan of the Company or any subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who (a) is the beneficial owner of shares of the Company representing ten percent (10%) or more of the votes entitled to be cast by the holders of all the paid up share capital of the Company; (b) has stated in a filing with any governmental agency or press release or otherwise publicly disclosed a plan or intention to become or consider becoming the beneficial owner of shares of the Company representing ten percent (10%) or more of the votes entitled to be cast by the holders of all paid up share capital of the Company and has not expressly abandoned such plan, intention or consideration more than two years prior to the date in question; or (c) is an Affiliate of the Company and at any time within the two-year period immediately prior to the date in question was the beneficial owner of shares representing ten percent (10%) or more of the votes entitled to be cast by holders of all the paid up share capital of the Company.

240.7	The term “person” shall mean any individual, body corporate, partnership, unincorporated association, trust or other entity.

240.8	The term “subsidiary” is as defined in section 7 of the Act.

241.

A majority of the Independent Directors shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, for the purposes of (i) Articles 238 and 239, all questions arising under Articles 238 and 239 including, without limitation (a) whether a person is an Interested Person, (b) the number of shares of the Company or other securities beneficially owned by any person; and (c) whether a person is an Affiliate of another; and (ii) these Articles, the question of whether a person is an Interested Person. Any such determination made in good faith shall be binding and conclusive on all parties.

242.	Nothing contained in Articles 238 to 241 shall be construed to relieve any Interested Person from any fiduciary obligation imposed by law.

SHAREHOLDER RIGHTS PLAN

243.

Subject to applicable law, the Directors are hereby expressly authorised to adopt any shareholder rights plan (a “Rights Plan”), upon such terms and conditions as the Directors deem expedient and in the best interests of the Company, including, without limitation, where the Directors are of the opinion that a

Rights Plan could grant them additional time to gather relevant information or pursue strategies in response to or anticipation of, or could prevent, a potential change of control of the Company or accumulation of shares in the Company or interests therein.

244.

The Directors may exercise any power of the Company to grant rights (including approving the execution of any documents relating to the grant of such rights) to subscribe for ordinary shares or preferred shares in the share capital of the Company (“Rights”) in accordance with the terms of a Rights Plan.

245.	For the purposes of effecting an exchange of Rights for ordinary shares or preferred shares in the share capital of the Company (an “Exchange of Rights”), the Directors may:

245.1

resolve to capitalise an amount standing to the credit of the reserves of the Company (including, but not limited to, the share premium account, capital redemption reserve, any merger reserve, any undenominated capital and profit and loss account), whether or not available for distribution, being an amount equal to the nominal value of the ordinary shares or preferred shares which are to be exchanged for the Rights; and

245.2

apply that sum in paying up in full ordinary shares or preferred shares and allot such shares, credited as fully paid, to those holders of Rights who are entitled to them under an Exchange of Rights effected pursuant to the terms of a Rights Plan.

246.

The duties of the Directors to the Company under applicable law, including, but not limited to, the Acts and common law, are hereby deemed amended and modified such that the adoption of a Rights Plan and any actions taken thereunder by the Directors (if so approved by the Directors) shall be deemed to constitute an action in the best interests of the Company in all circumstances, and any such action shall be deemed to be immediately confirmed, approved and ratified.

UNTRACED MEMBERS

247.	The Company shall be entitled to sell at the best price reasonably obtainable any share of a member or any share to which a person is entitled by transmission if and provided that:

247.1

for a period of twelve years no cheque or warrant sent by the Company through the post in a pre-paid letter addressed to the member or to the person entitled by transmission to the share at his address on the Register or at the last known address given by the member or the person entitled by transmission to which cheques and warrants are to be sent has been cashed and no communication has been received by the Company from the member or the person entitled by transmission (provided that during such twelve year period at least three dividends shall have become payable in respect of such share);

247.2

at the expiration of the said period of twelve years by advertisement in a national daily newspaper published in Ireland and in a newspaper circulating in the area in which the address referred to in Article 247.1 is located the Company has given notice of its intention to sell such share;

247.3

during the further period of three months after the date of the advertisement and prior to the exercise of the power of sale the Company has not received any communication from the member or person entitled by transmission; and

247.4	the Company has first given notice in writing to the appropriate sections of the Exchanges of its intention to sell such shares.

248.

Where a share, which is to be sold as provided in Article 247, is held in uncertificated form, the Directors may authorise any person to do all that is necessary to change such share into certificated form prior to its sale.

249.

To give effect to any such sale the Company may appoint any person to execute as transferor an instrument of transfer of such share and such instrument of transfer shall be as effective as if it had been executed by the member or the person entitled by the transmission to such share. The transferee shall be entered in the Register as the member of the shares comprised in any such transfer and he shall not be bound to see to the application of the purchase moneys nor shall his title to the shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

250.

The Company shall account to the member or other person entitled to such share for the net proceeds of such sale by carrying all moneys in respect thereof to a separate account which shall be a permanent debt of the Company and the Company shall be deemed to be a debtor and not a trustee in respect thereof for such member or other person. Moneys carried to such separate account may be either employed in the business of the Company or held as cash or cash equivalents, or invested in such investments as the Directors may think fit, from time to time.

DESTRUCTION OF RECORDS

251.

The Company shall be entitled to destroy all instruments of transfer which have been registered at any time after the expiration of six years from the date of registration thereof, all notifications of change of name or change of address however received at any time after the expiration of two years from the date of recording thereof and all share certificates and dividend mandates which have been cancelled or ceased to have effect at any time after the expiration of one year from the date of such cancellation or cessation. It shall be presumed conclusively in favour of the Company that every entry in the Register purporting to have been made on the basis of an instrument of transfer or other document so destroyed was duly and properly made and every instrument duly and properly registered and every share certificate so destroyed was a valid and effective document duly and properly cancelled and every other document hereinbefore mentioned so destroyed was a valid and effective document in accordance with the recorded particulars thereof in the books or records of the Company. Provided always that:

251.1	the provision aforesaid shall apply only to the destruction of a document in good faith and without notice of any claim (regardless of the parties thereto) to which the document might be relevant;

251.2

nothing herein contained shall be construed as imposing upon the Company any liability in respect of the destruction of any document earlier than as aforesaid or in any other circumstances which would not attach to the Company in the absence of this Article; and

251.3	references herein to the destruction of any document include references to the disposal thereof in any manner.

INDEMNIFICATION

252.	252.1	Subject to the provisions of and so far as may be permitted by the Act, each person who is or was a Director, officer or employee of the Company, and each person who is or was serving at the request of the Company as a director, officer or employee of another company, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Company (including the heirs, executors, administrators and estate of such person) shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him or her in the execution and discharge of his or her duties or in relation thereto, including any liability incurred by him or her in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him or her as a director, officer or employee of the Company or such other company, partnership, joint venture, trust or other enterprise, and in which judgment is given in his or her favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his or her part) or in which he or she is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him or her by the court.

252.2

In the case of any threatened, pending or completed action, suit or proceeding by or in the right of the Company, the Company shall indemnify, to the fullest extent permitted by the Act, each person indicated in Article 252.1 against expenses, including attorneys’ fees actually and reasonably incurred in connection with the defence or the settlement thereof, except no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for fraud or dishonesty in the performance of his or her duty to the Company unless and only to the extent that the courts of Ireland or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court shall deem proper. Notwithstanding the preceding sentence, this Article shall not extend to any matter which would render it void pursuant to the Act or to any person holding the office of auditor in relation to the Company.

252.3

As far as permissible under the Act, expenses, including attorneys’ fees, incurred in defending any action, suit or proceeding referred to in this Article shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of a written affirmation by or on behalf of the Director, officer, employee or other indemnitee of a good faith belief that the criteria for indemnification have been satisfied and a written undertaking to repay such amount if it shall ultimately be determined that such Director, officer or employee or other indemnitee is not entitled to be indemnified by the Company as authorised by these Articles.

252.4

It being the policy of the Company that indemnification of the persons specified in this Article shall be made to the fullest extent permitted by law, the indemnification provided by this Article shall not be deemed exclusive of: (a) any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Memorandum, these Articles, any agreement, any insurance purchased by the Company, any vote of members or disinterested Directors, or pursuant to the direction (however embodied) of any court of competent jurisdiction, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, or (b) any amendments or replacements of the Act which permit for greater indemnification of the persons specified in this Article and any such amendment or replacement of the Act shall hereby be incorporated into these Articles. As used in this Article 252.4, references to the “Company” include all constituent companies in a consolidation or merger in which the Company or any predecessor to the Company by consolidation or merger was involved. The indemnification provided by this Article shall continue as to a person who has ceased to be a Director, officer or employee and shall inure to the benefit of the heirs, executors, and administrators of such Directors, officers, employees or other indemnitees.

252.5

The Directors shall have power to purchase and maintain for any Director, the Company Secretary or other officers or employees of the Company insurance against any such liability as referred to in section 235 of the Act.

252.6

The Company may additionally indemnify any agent of the Company or any director, officer, employee or agent of any of its subsidiaries to the fullest extent provided by law, and purchase and maintain insurance for any such person as appropriate.

253.

No person shall be personally liable to the Company or its members for monetary damages for breach of fiduciary duty as a Director, provided, however, that the foregoing shall not eliminate or limit the liability of a Director:

253.1	for any breach of the Director’s duty of loyalty or duty of care to the Company or its members;

253.2	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or

253.3	for any transaction from which the Director derived an improper personal benefit.

If any applicable law or the relevant code, rules and regulations applicable to the listing of the Company’s shares on any Exchange is amended hereafter to authorise corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director shall be eliminated or limited to the fullest extent permitted by the relevant law, as so amended. Any amendment, repeal or modification of this Article 253 shall not adversely affect any right or protection of a Director existing hereunder with respect to any act or omission occurring prior to such amendment, repeal or modification.

GOVERNING LAW AND JURISDICTION

254.

This constitution and any dispute or claim arising out of or in connection with it or its subject matter, formation, existence, negotiation, validity, termination or enforceability (including non-contractual obligations, disputes or claims) will be governed by and construed in accordance with the laws of Ireland.

255.

Subject to Article 256, the courts of Ireland are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this constitution and, for such purposes, irrevocably submits to the exclusive jurisdiction of such courts. Any proceeding, suit or action arising out of or in connection with this Constitution (the “Proceedings”) will therefore be brought in the courts of Ireland. Each shareholder irrevocably waives any objection to Proceedings in the courts referred to in this Article on the grounds of venue or on the grounds of forum non conveniens.

256.

Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Exchange Act or the Securities Act of 1933 of the United States. Any person or entity purchasing or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to this provision.

Annex D

MARIADB PLC

2022 EQUITY INCENTIVE PLAN

1.    Purpose of the Plan. The Company has adopted the 2022 Equity Incentive Plan to (a) attract, retain and motivate employees, Officers and Directors of, as well as individual service providers to, the Company and its Related Companies by providing them the opportunity to acquire an equity interest in the Company and (b) align their interests and efforts with the long-term interests of the Company’s shareholders.

2.    Definitions. Capitalized terms used in the Plan have the meanings set forth in Appendix A.

3.    Administration.

(a)    Plan Administrator. The Plan will be administered by the Board and/or the Compensation Committee. The Compensation Committee will be composed of two or more Directors, each of whom is (i) a “non-employee director” within the meaning of Rule 16b-3(b)(3) under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission, and (ii) “independent” within the meaning of applicable stock exchange listing rules or rules of a similar regulatory authority applicable to the Company.

(b)    Delegation. To the extent consistent with Applicable Law, the Board or the Compensation Committee may delegate concurrent responsibility for administering the Plan, including with respect to designated classes of Eligible Persons, to different committees consisting of one or more Directors, subject to such limitations as the Board or the Compensation Committee deems appropriate, including a limit that such committees may not grant Awards to Participants who are subject to Section 16 of the Exchange Act. Members of any such committee will serve for such term as the Board or the Compensation Committee may determine, subject to removal by the Board or the Compensation Committee at any time. To the extent consistent with Applicable Law, the Board or the Compensation Committee may authorize one or more Officers to grant Awards to designated classes of Eligible Persons or make other determinations with respect to such Awards, within prescribed limits; provided, however, that no Officer will have or obtain authority to grant Awards to himself or herself or to any person subject to Section 16 of the Exchange Act. All references in the Plan to the “Plan Administrator” will be, as applicable, to the Board, the Compensation Committee or any other committee or Officer to whom authority to administer the Plan has been delegated.

(c)    Powers of Plan Administrator. The Plan Administrator will have full power and exclusive authority, subject to the terms of the Plan, Applicable Law, any delegation of authority from the Board or the Compensation Committee, and such other orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board or the Compensation Committee, to:

(i)    select which Eligible Persons will be granted Awards;

(ii)    determine the type(s) of Award to be granted, the number of Ordinary Shares covered by each Award, the Fair Market Value of the Ordinary Shares, whether the Award carries rights to dividends or dividend equivalents, whether the Award is to be settled in cash, Ordinary Shares, or other property, and the other terms and conditions of each Award (including when the Award may vest, be exercised, or settled);

(iii)    approve the forms of Award Agreements;

(iv)    determine whether, to what extent and under what circumstances Awards may be amended, tolled, accelerated in vesting or exercisability, cancelled or terminated;

(v)    interpret and administer the Plan, any Award Agreement and any other agreements or documents related to the administration of Awards, including those provided on an Admin Portal;

(vi)    establish rules, and delegate ministerial duties to the Company’s employees consistent with Applicable Law, for the proper administration of the Plan;

(vii)    temporarily suspend the exercisability of an Award if the Plan Administrator deems it to be necessary or appropriate for administrative purposes, including in connection with a Change of Control; and

(viii)    make any other determination and take any other action that the Plan Administrator deems necessary or desirable for administration of the Plan.

The Plan Administrator’s decisions, determinations and interpretations will be final, conclusive and binding on all persons, including the Company, any Participant, any shareholder and any Eligible Person.

(d)    Repricing Prohibited. Notwithstanding the foregoing, the Plan Administrator will not have the right, without shareholder approval, to (i) reduce the exercise or grant price of an Option or SAR after it is granted; (ii) cancel an Option or SAR at a time when its exercise or grant price exceeds the Fair Market Value of the underlying Ordinary Shares, in exchange for cash, another option or stock appreciation right, or other equity award (unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar transaction); or (iii) take any other action that is treated as a repricing under U.S. generally accepted accounting principles.

4.    Ordinary Shares Subject to the Plan and Related Limits.

(a)    Authorized Number of Ordinary Shares. Subject to adjustment from time to time as provided in Section 14(a), the number of Ordinary Shares available for issuance under the Plan will be:

(i)    [●] Ordinary Shares (the “Initial Share Reserve”)1; plus

(ii)    an annual share increase to be added as of the first day of each fiscal year of the Company commencing after the Closing and ending on (and including) the first day of the fiscal year in 2032, equal to the lesser of (x) 5% of the aggregate number of Ordinary Shares outstanding on the last day of the immediately preceding fiscal year (rounded up to the nearest whole share) and (y) an amount determined by the Plan Administrator; provided, however, that any shares that become available from any such increases in previous years that are not actually issued will continue to be available for issuance under the Plan; plus

(iii)    any shares subject to outstanding awards under the Prior Plans as of the Closing that, on or after the Closing, subsequently expire, terminate, or otherwise cease to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested shares), up to an aggregate maximum of [•] Ordinary Shares pursuant to this clause (iii). Any such shares that become available for issuance under the Plan from the Prior Plans will cease to be set aside or reserved for issuance pursuant to the applicable Prior Plan effective on the date on which they cease to be subject to such awards thereunder, and will instead be set aside and reserved for issuance pursuant to Awards under the Plan (the amounts available for issuance under clauses (i)-(iii), the “Share Reserve”).

Ordinary Shares issued under the Plan will be drawn from authorized and unissued Ordinary Shares or Ordinary Shares redeemed by the Company and held as treasury shares.

(b)    Share Use.

(i)    Ordinary Shares covered by an Award will not be counted as used unless and until they are actually issued and delivered to a Participant. If (A) any Award lapses, expires, terminates or is canceled prior to

[1]	NTD: To be populated with that number of shares equal to 10% of the aggregate number of Ordinary Shares issued and outstanding immediately after completion of the Business Combination.

the issuance of Ordinary Shares thereunder, (B) Ordinary Shares under an Award are issued to a Participant and thereafter are forfeited to or otherwise redeemed by the Company, (C) Ordinary Shares under an Award are withheld by or tendered to the Company as payment, subject to Applicable Law, for the purchase price of an Award or to satisfy tax withholding obligations related to an Award, or (D) Ordinary Shares subject to an Award that is settled in cash or in another manner where some or all of the shares covered by the Award are not issued, then those Ordinary Shares will remain, or again become, available for issuance under the Plan.

(ii)    If a Participant receives dividends or dividend equivalents in respect of an Award in the form of Ordinary Shares, those shares will not reduce the Share Reserve, unless expressly determined otherwise by the Plan Administrator.

(iii)    The Plan Administrator may grant Substitute Awards under the Plan. Substitute Awards will not reduce the number of Ordinary Shares authorized for issuance under the Plan. In the event that an Acquired Entity has shares available for awards or grants under one or more preexisting plans not adopted in contemplation of such acquisition or combination and previously approved by the Acquired Entity’s shareholders, then, to the extent determined by the Board or the Compensation Committee and permitted by Applicable Law, the number of shares available for grant pursuant to the terms of such preexisting plans (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to holders of securities of the entities that are parties to such acquisition or combination) may be used for Awards under the Plan and will not reduce the number of Ordinary Shares authorized for issuance under the Plan; provided, however, that Awards using such available shares will not be made after the date awards or grants could have been made under the terms of such preexisting plans, absent the acquisition or combination, and will only be made to individuals who were not employees or Directors of the Company or a Related Company prior to such acquisition or combination. In the event that the Board approves a written agreement between the Company and an Acquired Entity pursuant to which a merger or consolidation is completed and that agreement sets forth the terms and conditions of the substitution for or assumption of outstanding awards of the Acquired Entity, those terms and conditions will be deemed to be the action of the Plan Administrator without any further action by the Plan Administrator, except as may be required for compliance with Rule 16b-3 under the Exchange Act, and the persons holding such awards will be deemed to be Participants. Shares subject to Substitute Awards may not be re-used under the Plan pursuant to Section 4(b)(i).

(iv)    The Plan Administrator will also, without limitation, have the authority to grant Awards as an alternative to or as the form of payment for grants or rights earned or due under other compensation plans or arrangements of the Company.

(c)    ISO Limit. The maximum number of Ordinary Shares that may be issued upon the exercise of Incentive Stock Options may not exceed [●] shares, subject to adjustment as provided in Section 14(a) (the “ISO Limit”)2.

(d)    Non-Employee Directors. Notwithstanding any provision of the Plan to the contrary, during any fiscal year of the Company, no Director who is also not an employee of the Company or a Related Company may be granted Awards or cash compensation solely with respect to service as a Director that exceeds in the aggregate $750,000 in value (with the value of Awards denominated in Ordinary Shares computed based on the grant date fair value for such Awards in accordance with applicable financial accounting standards). The Board or an authorized committee thereof may increase such limit to $1,000,000 for an individual Director who was appointed to the Board during the fiscal year or who serves as the non-executive chairperson of the Board, as lead independent Director, or as a member of a specially formed committee of the Board, provided that the non-employee Director receiving such additional compensation may not participate in the decision to award such

[2]	NTD: To be populated with that number of shares equal to 10% of the aggregate number of Ordinary Shares issued and outstanding immediately after completion of the Business Combination.

compensation to such non-employee Director. For purposes of the foregoing limit, Awards granted in previous fiscal years will not count against the Award limits in subsequent fiscal years, even if the Awards from previous fiscal years are earned, vested or otherwise settled in fiscal years following the fiscal year in which they are granted.

5.    Eligibility. The Plan Administrator may grant Awards (a) to any employee, Officer or Director of the Company or a Related Company and (b) to any independent contractor (including consultants and advisors) who is a natural person for bona fide services rendered to the Company or any Related Company, provided the services by any independent contractor are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

6.    Provisions Applicable to All Awards.

(a)    Grant Date. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Plan Administrator, regardless of when the Award Agreement evidencing the Award is communicated to, received by, or accepted by the Participant.

(b)    Clerical Errors. If the Plan Administrator’s records (e.g., consents, resolutions or minutes) documenting the corporate action granting the Award contain terms (e.g., exercise price, vesting schedule or number of Ordinary Shares) that are inconsistent with those in the Award Agreement as a result of a clerical error in the papering of the Award Agreement, the Plan Administrator’s records approving the Award will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement.

(c)    Evidence of Awards. The Plan Administrator will document all Awards by an Award Agreement that contains the material terms of the Award, including but not limited to any consideration to be paid to receive the Award (including the Participant’s services to the Company or a Related Company), the exercise or purchase price (if any), the vesting schedule (including any performance vesting triggers), and the Company’s rights to redeem the Ordinary Shares subject to the Award.

(d)    Other Governing Documents. The Plan Administrator may require a Participant, as a condition to receiving Ordinary Shares under the Plan, to sign any additional documentation as reasonably required by the Plan Administrator for compliance with Applicable Law and the orderly administration of the Plan.

(e)    Payments for Ordinary Shares and Taxes. The Plan Administrator will determine, subject to Applicable Law, the forms of consideration a Participant may use to pay the exercise or purchase price for Ordinary Shares issued under Awards and any withholding taxes or other amounts due in connection with Awards. A Participant must pay all consideration due in connection with the Award (including withholding taxes) before the Company will issue the Ordinary Shares being acquired. Subject to Section 18(f) and Applicable Law, the Plan Administrator may (but is not required to) permit the use of the following forms of consideration (including a combination thereof):

(i)    cash or cash equivalents, including checks, wire transfers, and ACH payments;

(ii)    having the Company withhold Ordinary Shares and any other consideration that would otherwise be issued under an Award (other than in respect of an Incentive Stock Option) that have an aggregate Fair Market Value equal to the consideration owed to the Company (a “Withhold to Cover”);

(iii)    tendering (either actually or, if and so long as the Ordinary Shares are registered under Section 12(b) or 12(g) of the Exchange Act, by attestation) Ordinary Shares owned by the Participant free and clear of any liens, claims or other encumbrances that have an aggregate Fair Market Value equal to the consideration owed to the Company, but only if the tender will not result in any adverse accounting consequences to the Company;

(iv)    if and so long as the Ordinary Shares are registered under Section 12(b) or 12(g) of the Exchange Act, and to the extent permitted by Applicable Law, delivery of a properly executed agreement, together with irrevocable instructions to a brokerage firm designated or approved by the Company to deliver promptly to the Company the aggregate amount of proceeds to pay the consideration due to the Company, all in accordance with the regulations of the Federal Reserve Board; or

(v)    such other consideration as the Plan Administrator may permit, to the extent permitted under Applicable Law.

If a Participant engages in a Withhold to Cover transaction to pay applicable tax withholdings, the value of the Ordinary Shares so withheld may not exceed the employer’s applicable maximum required tax withholding rate or other applicable rate that is permitted, provided such tax withholding rate will not cause adverse accounting consequences to the Company and is permitted under Applicable Law, as determined by the Plan Administrator.

(f)    Vesting. Unless otherwise provided by the Plan Administrator, a Participant will cease vesting in an Award at the time of the Participant’s Termination of Service and the Participant will have no further rights, title or interest in or to the unvested portion of the Award upon the Termination of Service.

(g)    Performance-Based Awards. The Plan Administrator may grant Awards subject to Performance Goals. The time period during which one or more Performance Goals must be met is called the “Performance Period.”

(h)    Change in Service; Leaves of Absence. Subject Applicable Law, the Company’s chief human resources officer or other person performing that function will be authorized to determine the effect on Awards of a Participant’s leave of absence or change in hours of employment or service. In general, if, after the Grant Date of an Award to a Participant, the Participant’s regular level of time commitment in the performance of the Participant’s services for the Company and any Related Companies is reduced (for example, and without limitation, if the Participant has a change in status from a full-time employee to a part-time employee, or if the Participant goes on a leave of absence), the Company has the right in its sole discretion (and without the need to seek or obtain the consent of the affected Participant), subject to Applicable Law, to (i) make a corresponding reduction in the number of Ordinary Shares, other property or cash subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award (but only if the modification would not cause the Participant to incur penalties or additional taxation under Section 409A). If an Award is reduced, the Participant will have no right with respect to the portion of the Award that is so reduced. Notwithstanding the foregoing, any such determinations made with respect to Directors or Officers will be made by the Plan Administrator.

(i)    Applicability of Award Terms to New Property. If a Participant receives new or additional Ordinary Shares, other securities, other property, or cash in respect of an Award, those shares, securities, property and cash will be subject to all the same terms of the Plan and the Award Agreement as apply to the underlying Ordinary Shares subject to that Award.

(j)    Recoupment. Awards will be subject to the requirements of (a) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder, (b) similar rules under the laws of any other jurisdiction, (c) any compensation recovery or clawback policies or clawback provisions in a Participant’s terms of employment (as applicable) adopted by the Company to implement any such requirements and (d) any other compensation recovery and clawback policies and clawback provisions in a Participant’s terms of employment (as applicable) as may be adopted from time to time by the Company, all to the extent determined by the Plan Administrator in its discretion to be applicable to a Participant. No recovery of compensation under such a recovery or clawback policy or clawback provisions in a Participant’s terms of employment (as applicable) will be an event giving rise to a right to voluntarily terminate employment or service upon a “resignation for good reason” or for a “constructive termination” or a similar term under any plan or agreement with the Company or a Related Company.

(k)    Trading Policy and Other Restrictions. Transactions involving Awards are subject to the Company’s insider trading policy and other restrictions, terms, conditions and policies, as may be established by the Company (including the Board or a committee of the Board) from time to time or as may be required by Applicable Law.

(l)    Investigations. Subject to Applicable Law, if a Participant’s employment or service relationship with the Company or a Related Company is suspended pending an investigation of whether the Participant will be terminated for Cause, all the Participant’s rights under any Award will likewise be suspended during the period of investigation.

(m)    No Obligation to Notify or Minimize Taxes. The Company and the Plan Administrator will have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising the Participant’s rights under an Award. Furthermore, except as set forth in Section 14(c), the Company will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award.

(n)    Dividends and Distributions. To the extent permitted by Applicable Law with regard to the declaration and making of dividends, Participants may, if the Plan Administrator so determines, other than with respect to Options or SARs, be credited with dividends or dividend equivalents with respect to Ordinary Shares underlying an Award in a manner determined by the Plan Administrator in its sole discretion. With respect to Awards that are subject to the achievement of Performance Goals or other vesting terms, any such credited dividends or dividend equivalents may be paid only with respect to the portion of such Awards that is actually vested or earned. The Plan Administrator may apply any restrictions to the dividends or dividend equivalents that the Plan Administrator deems appropriate and may determine the form of payment of dividends or dividend equivalents, including cash, Ordinary Shares, Restricted Stock or Restricted Stock Units. Notwithstanding the foregoing the crediting of dividends or dividend equivalents must comply with or qualify for an exemption under Section 409A.

(o)    Deferrals.    The Plan Administrator may permit or require a Participant to defer receipt of the payment of any Award. If any such deferral election is permitted or required, the Plan Administrator, in its sole discretion, will establish rules and procedures for such payment deferrals, which may include the grant of additional Awards or provisions for the payment or crediting of interest or dividend equivalents, including converting such credits to deferred share unit equivalents. Deferral of any Award or payment thereunder will comply with Applicable Law and will satisfy either the requirements for exemption from Section 409A or the requirements of Section 409A as determined by the Plan Administrator prior to such deferral.

(p)    Right to Repurchase Shares. To the extent any Award granted by the Company contains a contractual right on the part of the Company to repurchase Ordinary Shares, such right will, for all purposes of the Companies Act, constitute a right to redeem the Ordinary Shares (and any relevant Ordinary Shares which are issued subject to such a redemption right will be issued as redeemable Ordinary Shares without further action on the part of the Board, any committee thereof or any delegate of the Board).

7.    Options & SARs.

(a)    Types of Options. The Plan Administrator may grant Options designated as Incentive Stock Options or as Nonqualified Stock Options.

(b)    Exercise Price. The Plan Administrator may not grant Options or SARs with an exercise price per Ordinary Share less than 100% of the Fair Market Value of the Ordinary Shares on the Grant Date (and not less than the minimum exercise price required by Section 422 of the Code with respect to Incentive Stock Options), except in the case of Substitute Awards.

(c)    Term. The maximum term of an Option or SAR will be ten years from the Grant Date, subject to earlier termination in accordance with the terms of the Plan and the Award Agreement.

(d)    Conditions to Exercise.

(i)    To exercise an Option or SAR, the Participant must deliver (A) the exercise agreement or other permitted notice stating the number of Ordinary Shares being purchased and, if applicable, the account number or digital wallet address into which the Ordinary Shares should be deposited, (B) payment in full of the exercise price and any tax withholding obligations, and (C) any additional documents requested or required by the Company as a condition to exercise. The Company will not initiate the settlement on the exercise of an Option or SAR until all conditions necessary for the exercise of the Award have been satisfied (including compliance with Applicable Law), all the foregoing steps have been completed and the Company initiates the issuance of the Ordinary Shares in the Participant’s name.

(ii)    The Plan Administrator may modify the exercise agreement form for Options and SARs, and the procedure for exercise, from time to time, including after the Grant Date of an Award, without the Participant’s consent. The Plan Administrator may restrict exercise to those times when the exercise will not violate Applicable Law or as it deems necessary or appropriate for administrative purposes.

(iii)    Unless the Plan Administrator determines otherwise, an Option or SAR may be exercised only for whole Ordinary Shares.

(e)    Effect of Termination of Service. The Plan Administrator will establish and define in the Award Agreement how an Option or SAR will be treated on a Termination of Service. Unless otherwise set forth in the Award Agreement or otherwise determined by the Plan Administrator, the following treatment will apply:

(i)    Any portion of an Award that is not vested and exercisable on the date of a Participant’s Termination of Service will expire on the date of the Participant’s Termination of Service.

(ii)    Any portion of an Award that is vested and exercisable on the date of a Participant’s Termination of Service will expire on the earliest to occur of the following, if not exercised by that date:

(A)    if the Participant’s Termination of Service occurs for reasons other than Cause, Disability or death, the date that is three months after such Termination of Service;

(B)    if the Participant’s Termination of Service occurs by reason of Cause, the date of the Termination of Service;

(C)    if the Participant’s Termination of Service occurs by reason of death or Disability, the date that is 12 months after such Termination of Service;

(D)    if the Participant dies during any of the foregoing post-termination exercise periods, the date that is 12 months after death;

(E)    if the Plan Administrator determines during any of the foregoing post-termination exercise periods that termination for Cause existed at the time of the Participant’s Termination of Service, immediately on such determination;

(F)    if, during any of the foregoing periods, the Company undergoes a Change of Control and the successor or acquiring entity refuses to convert, continue, assume, substitute for or replace an Award, then on the date of the consummation of the Change of Control; and

(G)    the Award Expiration Date.

(f)    Extension of Exercise Period under Limited Circumstances. If the exercise of an Award following a Participant’s Termination of Service (other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of Ordinary Shares under the Award would violate the registration requirements under the Securities Act or similar requirements under the laws of any state or foreign jurisdiction, then the Award will terminate on the earlier of (A) the Award Expiration Date and (B) the date that is three months after the date of Termination of Service during which the exercise of the Award would not be in violation of such requirements.

8.    Incentive Stock Option Limitations. The terms of an Incentive Stock Option must comply in all respects with Section 422 of the Code, each of which is incorporated by reference into the Plan. The Plan Administrator will construe the terms of any Option granted as an Incentive Stock Option within the meaning of Section 422 of the Code, and if the Option (or a portion thereof) does not meet the requirements of Section 422 of the Code, that Option (or that portion) will be treated as a Nonqualified Stock Option. The requirements of Section 422 include the following:

(a)    ISO Granting Period. No Incentive Stock Options may be granted more than ten years after the earlier of the approval by the Board or the shareholders of the Plan (or any amendment to the Plan that constitutes the adoption of a new plan for purposes of Section 422 of the Code). For clarity, any shareholder approved amendment of the Initial Share Reserve that also amends the ISO Limit will be deemed the adoption of a new plan for purposes of Code Section 422 and therefore an extension of the period in which Incentive Stock Options may be granted, unless otherwise expressly provided for in the shareholder approval of such increase.

(b)    ISO Qualification. If the aggregate Fair Market Value (determined as of the Grant Date) of Ordinary Shares with respect to which a Participant’s Incentive Stock Options become exercisable for the first time during any calendar year (under the Plan and all other share option plans of the Company and its parent and subsidiary corporations) exceeds $100,000 (or such other limit established by the Code), or if the Option otherwise does not comply with the requirements under Section 422 of the Code, the Option (or the portion that does not meet the requirements of Section 422) will be treated as a Nonqualified Stock Option. Options will be taken into account in the order in which they were granted. If the Participant holds two or more such Options that become exercisable for the first time in the same calendar year, such limitation will be applied on the basis of the order in which such Options are granted.

(c)    Eligible Employees. Individuals who are not employees of the Company or one of its parent or subsidiary corporations may not be granted Incentive Stock Options. The Plan does not prohibit the grant of Incentive Stock Options to employees who reside or work outside of the United States.

(d)    Exercise Price. Incentive Stock Options will be granted with an exercise price per share not less than 100% of the Fair Market Value of the Ordinary Shares on the Grant Date, and in the case of an Incentive Stock Option granted to a Participant who owns more than 10% of the total combined voting power of all classes of the shares of the Company or of its parent or subsidiary corporations (as determined under the Code, a “Ten Percent Shareholder”), will be granted with an exercise price per Ordinary Share not less than 110% of the Fair Market Value of the Ordinary Shares on the Grant Date. Status as a Ten Percent Shareholder will be determined in accordance with Section 422 of the Code.

(e)    Option Term. The maximum term of an Incentive Stock Option will not exceed ten years, and in the case of an Incentive Stock Option granted to a Ten Percent Shareholder, will not exceed five years, in each case, subject to earlier termination in accordance with the terms of the Plan and the Award Agreement.

(f)    Exercisability. An Option designated as an Incentive Stock Option will cease to qualify for favorable tax treatment as an Incentive Stock Option to the extent it is exercised (if permitted by the terms of the Option) (i) more than three months after the date of a Participant’s termination of employment if termination was for reasons other than death or disability, (ii) more than one year after the date of a Participant’s termination of employment if termination was by reason of disability, or (iii) more than six months following the first day of a Participant’s leave of absence that exceeds three months, unless the Participant’s reemployment rights are guaranteed by statute or contract (as such rule is explained in Section 422 of the Code).

(g)    Taxation of Incentive Stock Options. To obtain the tax benefits afforded to Incentive Stock Options under Section 422 of the Code, the Participant must hold the Ordinary shares acquired on the exercise of an Incentive Stock Option for two years after the Grant Date and one year after the date of exercise (that is, the Participant must not Transfer the shares until at least the day after the expiration of these periods). A Participant may be subject to the alternative minimum tax at the time of exercise of an Incentive Stock Option. The Participant must give the Company prompt notice of any disposition of Ordinary Shares acquired on the exercise of an Incentive Stock Option prior to the expiration of these holding periods.

(h)    Code Definitions. For the purposes of this Section 8, “disability,” “parent corporation” and “subsidiary corporation” have the meanings attributed to those terms for purposes of Section 422 of the Code.

(i)    Shareholder Approval. If the shareholders of the Company do not approve the Plan within 12 months after the Board’s adoption of the Plan (or the Board’s adoption of any amendment to the Plan that constitutes the adoption of a new plan for purposes of Section 422 of the Code), Incentive Stock Options granted under the Plan after the date of the Board’s adoption (or approval) will be treated as Nonqualified Stock Options.

9.    Stock Awards, Restricted Stock Awards and Restricted Stock Unit Awards.

(a)    Grants of Stock Awards, Restricted Stock Awards and Restricted Stock Unit Awards. The Plan Administrator may grant Stock Awards, Restricted Stock Awards and Restricted Stock Unit Awards to selected Participants on such terms and conditions and subject to such redemption or forfeiture restrictions, if any, which may be based on continuous employment or service with the Company or a Related Company or the achievement of Performance Goals, as the Plan Administrator may determine in its sole discretion, which terms, conditions and restrictions will be set forth in the Award Agreement.

(b)    Vesting of Restricted Stock Awards and Restricted Stock Unit Awards. Upon the satisfaction of any terms, conditions and restrictions prescribed with respect to Restricted Stock Awards or Restricted Stock Unit Awards, or upon a Participant’s release from any terms, conditions and restrictions on Restricted Stock Awards or Restricted Stock Unit Awards, as determined by the Plan Administrator, (i) the Ordinary Shares the subject of each Award will become freely transferable by the Participant, subject to compliance with the Company’s insider trading policy and Applicable Law, and (ii) Restricted Stock Unit Awards will be paid in Ordinary Shares or, if set forth in the Award Agreement, in cash or a combination of cash and Ordinary Shares or other securities.

10.    Performance Awards.

(a)    Performance Share Units. The Plan Administrator may grant Awards of Performance Share Units, designate the Participants to whom Performance Share Units are to be awarded and determine the number of Performance Units and the terms and conditions of each such Award. Performance Share Units will consist of units valued by reference to a designated number of Ordinary Shares, the value of which may be paid to the

Participant by delivery of Ordinary Shares or, if set forth in the Award Agreement, of such property as the Plan Administrator will determine, including, without limitation, cash, Ordinary Shares, other property, or any combination thereof, upon the attainment of Performance Goals, as established by the Plan Administrator, and other terms and conditions of such Awards. The amount to be paid under an Award of Performance Share Units may be adjusted on the basis of such further consideration as the Plan Administrator will determine in its sole discretion.

(b)    Performance Units. The Plan Administrator may grant Awards of Performance Units, designate the Participants to whom Performance Units are to be awarded and determine the number of Performance Units and the terms and conditions of each such Award. Performance Units will consist of a unit valued by reference to a designated amount of cash or property other than Ordinary Shares, which value may be paid to the Participant by delivery of such property as the Plan Administrator will determine, including, without limitation, cash, Ordinary Shares, other property, or any combination thereof, upon the attainment of Performance Goals or other criteria, as established by the Plan Administrator, and other terms and conditions specified by the Plan Administrator. The amount to be paid under an Award of Performance Units may be adjusted on the basis of such further consideration as the Plan Administrator will determine in its sole discretion.

(c)    Plan Administrator Approval. After completion of any Performance Period applicable to an Award of Performance Share Units or Performance Units and prior to payment, settlement or vesting of any such Award, the Plan Administrator will certify the extent to which any Performance Goal established under this Section 10 has been satisfied, and the amount payable as a result thereof (which may approved as a percentage of a target Award).

11.    Other Share or Cash-Based Awards. Subject to the terms of the Plan and such other terms and conditions as the Plan Administrator deems appropriate, the Plan Administrator may grant other incentives payable in cash or in Ordinary Shares under the Plan.

12.    Tax Matters.

(a)    Meaning of “taxes”. Any references in the Plan and/or the supporting documents to “tax” or “taxes” includes any and all taxes, charges, levies and contributions (including, for the avoidance of doubt, any social security contributions), whether federal, state, local or otherwise, of Ireland, the United States of America or elsewhere.

(b)    Withholding. The Company will require the Participant to pay to the Company or a Related Company, as applicable, the amount of (i) any taxes that the Company or a Related Company is required by applicable federal, state, local or foreign law to withhold with respect to an Award and (ii) any other amounts due from the Participant to the Company, any Related Company or any governmental authority. The Company will not be required to issue any Ordinary Shares or otherwise settle an Award under the Plan until such tax withholding obligations and other obligations are satisfied.

(c)    Tax Indemnity. The Participant will be accountable for any taxes, which are chargeable on any assessable income deriving from the grant, exercise, purchase, or vesting of, or other dealing in, Awards, or Stock Awards issued pursuant to an Award. None of the Plan Administrator, the Company or any Related Company will become liable for any taxes as a result of the Participant’s participation in the Plan. In respect of such assessable income, the Participant will indemnify the Company and (at the direction of the Company) any Related Company, which is or may be treated as the employer of the Participant in respect of the taxes (the “Tax Liabilities”).

(d)    Payment of Tax. Pursuant to the indemnity referred to in Section 12(c), where necessary, the Participant will make such arrangements as the Plan Administrator, the Company or any Related Company requires to meet the cost of the Tax Liabilities, including at the direction of the Plan Administrator, and without limitation, any of the matters set out under Section 6(e).

(e)    Section 409A. The Company intends that the Plan and Awards granted under the Plan (unless otherwise expressly provided for in the Award Agreement or Plan Administrator resolutions approving the Award) are exempt from the requirements of Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the exclusion applicable to share options, share appreciation rights and certain other equity-based compensation under Treasury Regulation Section 1.409A-1(b)(5) or 1.409A-1(b)(6), or otherwise. The Plan Administrator will use reasonable best efforts to interpret, operate and administer the Plan and any Award granted under the Plan in a manner consistent with this intention. However, the Plan Administrator makes no representations that Awards granted under the Plan will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to Awards granted under the Plan.

(i)    If Section 409A is applicable to any Award granted under the Plan (that is, to the extent not so exempt), the Plan Administrator intends that the non-exempt Award will comply with the deferral, payout, plan termination and other limitations and restrictions imposed under Section 409A.

(ii)    If necessary for exemption from, or compliance with, Section 409A:

(A)     All references in the Plan or any Award granted under the Plan to the termination of the Participant’s employment or service are intended to mean the Participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i).

(B)    The Plan Administrator will treat each installment that vests or is delivered under an Award in a series of payments or installments as a separate payment for purposes of Section 409A, unless expressly set forth in the Award Agreement that each installment is not a separate payment.

(C)    If the Participant is a “specified employee,” within the meaning of Section 409A, then if necessary to avoid subjecting the Participant to the imposition of any additional tax under Section 409A, amounts that would otherwise be payable under the Plan or any Award granted under the Plan during the six-month period immediately following the Participant’s “separation from service” will not be paid to the Participant during such period, but will instead be accumulated and paid to the Participant (or, in the event of the Participant’s death, the Participant’s estate) in a lump sum on the first business day after the earlier of the date that is six months following the Participant’s separation from service or the Participant’s death, unless the amounts can be paid in another manner that complies with Section 409A.

(D)    If, after the Grant Date of an Award, the Plan Administrator determines that an Award is reasonably likely to fail to be either exempt from or compliant with Section 409A, the Plan Administrator reserves the right, but will not be required, to unilaterally (and without the affected Participant’s consent) amend or modify the Plan and any Award granted under the Plan so that the Award qualifies for exemption from or complies with Section 409A. Any such amendment or modification made to avoid the imposition of adverse taxation under Section 409A will be deemed not to materially adversely impact the Participant.

13.    Restrictions on Transfer of Awards and Ordinary Shares.

(a)    General. In general, any Transfer or purported Transfer of an Award or of Ordinary Shares issued under the Plan in violation of the Plan will be null and void, will have no force or effect, and the Company will not register in its records any such purported Transfer.

(b)    No Transfer of Awards. A Participant may not Transfer an Award or interest in an Award other than (i) Transfers on the Participant’s death by will or by the laws of descent and distribution and (ii) Transfers of vested Ordinary Shares after the period of restrictions have lapsed or been removed and the Ordinary Shares have been issued to the Participant, subject to compliance with the Constitution, the Company’s insider trading policy and Applicable Law. In general, during a Participant’s lifetime, only the Participant granted the Award may exercise the Award or purchase the Ordinary Shares under the Award. The Plan Administrator may permit the Transfer of an Award or an interest in an Award other than for value if it so approves and that Transfer complies with Applicable Law, such as a Transfer to a trust if the Participant is considered the sole beneficial owner of the trust (as determined under Applicable Law) or pursuant to a court-endorsed domestic relations order in a format acceptable to the Plan Administrator. If the Plan Administrator permits Transfer of an Award, the Award will be limited by any additional terms and conditions imposed by the Plan Administrator.

14.    Changes to Ordinary Shares.

(a)    Adjustments. In the event of a share dividend, share split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution or dividend to shareholders other than a normal cash dividend, or other change in the Company’s corporate or capital structure that constitutes an equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto) and that results in (i) the outstanding Ordinary Shares, or any securities exchanged therefor or received in their place, being exchanged or adjusted for a different number or kind of securities of the Company or any other company or (ii) new, different or additional securities of the Company or any other company being received by the holders of Ordinary Shares, then the Plan Administrator will make proportional adjustments in (A) the maximum number and kind of securities available for issuance under the Plan; (B) the maximum number and kind of securities issuable as Incentive Stock Options; (C) the number and kind of securities that are subject to any outstanding Award and the per share price of such securities, without any change in the aggregate price to be paid under the Award; and (D) any other terms of an Award that are affected by the change, in each case as necessary to prevent the diminution or enlargement of rights under the Plan. The determination by the Plan Administrator as to the terms of any of the foregoing adjustments will be conclusive and binding. For clarity, the issuance by the Company of shares of any class, or securities convertible into shares of any class, for cash or property, or for labor or services rendered, either on direct sale or on the exercise of rights or warrants to subscribe therefor, or on conversion of shares or obligations of the Company convertible into such shares or other securities, will not affect, and no adjustment by reason thereof will be made with respect to, outstanding Awards.

(b)    Dissolution or Liquidation. To the extent not previously exercised or settled, and unless otherwise determined by the Plan Administrator in its sole discretion, Awards will terminate immediately prior to the dissolution or liquidation of the Company. If a vesting condition, forfeiture provision or redemption right applicable to an Award has not been waived by the Plan Administrator, the portion of the Award subject to that condition, provision or right will be forfeited immediately prior to the consummation of the dissolution or liquidation.

(c)    Change of Control.

(i)    Unless otherwise provided in the Award Agreement or any other written agreement between the Company or any Related Company and the Participant with respect to the Award, contingent on the closing or completion of the Change of Control, each Award will be treated as the Plan Administrator determines without a Participant’s consent (subject to clause (ii) immediately below), including, without limitation, that (A) Awards will be converted, continued, assumed, substituted for or replaced with awards by the Successor Company with appropriate adjustments as to the number and kind of shares and purchase or exercise prices (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Change of Control); (B) Awards will be terminated to the extent not vested or, with respect to vested Options and SARs, to the extent not exercised prior to the effective time of the Change of Control; (C) outstanding Awards will vest and become exercisable, realizable or payable, or restrictions applicable to an Award will lapse, in whole or in part prior to or upon the Change of Control and, to the extent the Plan Administrator determines, terminate upon or immediately prior to the Change of Control; (D) Awards will be terminated in exchange for an amount of cash and/or property, if any, equal to the excess, if any, of (1) the amount that would have been attained upon the exercise of such Award or settlement of the Award as of the date of the Change of Control, over (2) the exercise or purchase price payable in connection with such Award (and, for the avoidance of doubt, if the Plan Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or settlement of the Award, then such Award may be terminated by the Company without payment); or (E) any combination of the foregoing.

(ii)    Unless otherwise provided in the Award Agreement or any other written agreement between the Company or any Related Company and the Participant with respect to the Award, if and to the extent that the Successor Company does not convert, continue, assume, substitute for or replace an Award (or portion thereof), (A) outstanding Options and Stock Appreciation Rights (or portions thereof) will become fully vested and exercisable for a period of time determined by the Plan Administrator, including Ordinary Shares under the Award that would not otherwise be vested or exercisable, and such Options and Stock Appreciation Rights will thereafter terminate upon expiration of such period; and (B) all vesting or other restrictions on outstanding Restricted Stock, Restricted Stock Units, Performance Share Units and Performance Units (or portions thereof) will lapse; provided, however, that with respect to such Awards with performance-based vesting, such Awards will be payable in accordance with the terms and the payout schedule under the Award Agreement or as otherwise permitted under Section 409A. Further, any existing deferrals or other restrictions not waived by the Plan Administrator in its sole discretion will remain in effect.

(iii)    For the purposes of this Section 14(c), an Award will be considered converted, continued, assumed, substituted for or replaced by the Successor Company if following the Change of Control, the Award confers the right to purchase or receive, for each Ordinary Share subject to the Award immediately prior to the Change of Control, the consideration (whether shares, cash or other securities or property) received in the Change of Control by holders of Ordinary Shares for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Ordinary Shares); provided, however, that if such consideration received in the Change of Control is not solely Ordinary Shares of the Successor Company, the Plan Administrator may, with the consent of the Successor Company, provide for the consideration to be received pursuant to the Award, for each Ordinary Share subject thereto, to be solely Ordinary Shares of the Successor Company substantially equal in fair market value to the per share consideration received by holders of Ordinary Shares in the Change of Control. The determination of such substantial equality of value of consideration will be made by the Plan Administrator, and its determination will be conclusive and binding. An Award that vests, is earned or paid out upon the satisfaction of one or more Performance Goals will not be considered converted, continued, assumed, substituted for or replaced by the Successor Company if any Performance Goals are materially modified without the Participant’s consent, in all cases, unless specifically provided otherwise under the applicable Award Agreement or other applicable written agreement applicable to the Award; provided, however, that a modification to such Performance Goals only to reflect the Successor Company’s post-Change of Control company structure will not invalidate an otherwise valid Award conversion, continuation, assumption, substitution or replacement.

(d)    General. Subject to Applicable Law, the Plan Administrator need not take the same action with respect to all Awards or portions thereof, with respect to all Awards of the same type or with respect to all Participants. The Plan Administrator may take different actions with respect to the vested and unvested portions of an Award. The Plan Administrator may provide that payments may be subject to the same terms and conditions as the payment of consideration to holders of the Ordinary Shares in connection with the Change of Control, such as provisions related to escrows or other holdbacks. The Plan Administrator may also provide that payments will be made over time subject to substantially the same vesting schedule as the Award, including any performance-based vesting metrics that applied to the Award immediately prior to the closing of the Change of Control.

(e)    Further Adjustment of Awards. Subject to Section 14(c), the Plan Administrator will have the discretion to take additional action as it determines to be necessary or advisable with respect to Awards. Such authorized action may include (but will not be limited to) establishing, amending or waiving the type, terms, conditions or duration of, or restrictions on, Awards so as to provide for earlier, later, extended or additional time for exercise, lifting restrictions and other modifications, and, subject to Applicable Law, the Plan Administrator may take such actions with respect to all Participants, to certain categories of Participants or only to individual Participants. The Plan Administrator may take such action before or after granting Awards to which the action relates and before or after any public announcement with respect to such sale, merger, consolidation, reorganization, liquidation, dissolution or change of control that is the reason for such action.

(f)    No Limitations. The grant of Awards will in no way affect the Company’s right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

(g)    Payment Conditions. By accepting an Award under the Plan, each Participant agrees that if an Award is to be terminated in connection with a Change of Control in exchange for a payment in cash, securities or other property, a condition to receipt of any such payment is that the Participant execute an Award termination or similar agreement providing for, among other things, (i) the Participant’s agreement and consent to (A) the amount of such consideration to be paid in respect of the Award and (B) the termination of the Award in exchange for such consideration, (ii) the Participant’s agreement to be bound by the indemnification, escrow, earn-out, holdback or similar arrangements contained in the definitive agreements relating to the Change of Control that are applicable to holders of Ordinary Shares generally, (iii) the Participant’s agreement to keep all non-public information provided in connection with the Change of Control transaction confidential, and (iv) other customary provisions.

(h)    Fractional Shares. Except as otherwise determined by the Plan Administrator, each Award will cover only the number of full Ordinary Shares resulting from any adjustment under this Section 14, and any fractional shares resulting from such adjustment will be disregarded.

15.    Term of the Plan. The Plan will expire no later than ten years after the adoption of the Plan by the Board. The Plan Administrator may not grant new Awards after the expiration of the Plan or the date the Plan is otherwise terminated. Shareholders of the Company must approve the Plan and any increase in the Share Reserve (including the Initial Share Reserve) or in the ISO Limit not later than 12 months after the Plan, or an increase to the Share Reserve or the ISO Limit, as applicable, is adopted by the Board.

16.    Amendment and Termination.

(a)    Plan Amendment, Suspension or Termination. The Board or the Compensation Committee may amend, suspend or terminate the Plan or any portion of the Plan at any time and in such respects as it will deem advisable, provided that the Board must approve any amendment for which shareholder approval is required under Applicable Law. No amendment will be effective absent shareholder approval if required by Applicable Law, including any amendment that would increase the Share Reserve or ISO Limit. Following termination of the Plan, outstanding Awards previously granted will remain outstanding in accordance with their terms and conditions and the Plan’s terms and conditions.

(b)    Award Amendment. The Plan Administrator may amend any Award at any time. However, the Plan Administrator may not amend an Award in a manner that materially adversely impacts the rights of the Participant holding that Award without the Participant’s written consent. A Participant will not be deemed to have been materially adversely impacted if, without the consent of the Participant, the Plan Administrator amends an Award: (i) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code, (ii) to change the terms of an Incentive Stock Option, to the extent such change results in impairment of the Award solely because it impairs the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code, (iii) to clarify the manner of exemption from, or to bring the Award into compliance with Section 409A, (iv) to correct clerical or typographical errors, or (v) to comply with other Applicable Law.

17.    No Individual Rights.

(a)    No individual or Participant will have any claim to be granted any Award under the Plan. Subject to Applicable Law, the Company has no obligation for uniformity of treatment of Participants under the Plan. Participation in this Plan is entirely discretionary and does not create any contractual or other right to any benefit arising under the Plan or to future participation in this Plan (or any future amendment or replacement of this Plan).

(b)    Nothing in the Plan or any Award will be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other service relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate a Participant’s Service relationship at any time, with or without Cause.

18.    Conditions on Issuance of Ordinary Shares.

(a)    The Company will have no obligation to issue or deliver any Ordinary Shares under the Plan or make any other distribution of benefits under the Plan unless, in the opinion of the Company’s counsel, such issuance, delivery or distribution would comply with Applicable Law.

(b)    The Company will be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under Applicable Law, any Ordinary Shares, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any regulatory commission or agency the authority that legal counsel for the Company deems necessary or advisable for the lawful issuance and sale of Ordinary Shares under the Plan, the Company will be relieved from any liability for failure to issue and sell Ordinary Shares under those Awards.

(c)    As a condition to the receipt of Ordinary Shares under the Plan, the Plan Administrator may require the Participant to (i) represent and warrant that such shares are being purchased or received only for the Participant’s own account and without any present intention to sell or distribute such shares and (ii) undertake additional actions as necessary to comply with Applicable Law. At the option of the Company, a stop-transfer order against any such Ordinary Shares may be placed on the official share register of the Company, and a legend indicating that such shares may not be pledged, sold or otherwise transferred, unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any Applicable Law, may be stamped on share certificates, to ensure exemption from registration.

(d)    The Company may issue Ordinary Shares on a noncertificated basis, to the extent not prohibited by Applicable Law.

(e)    Unless the Plan Administrator determines otherwise, no fractional Ordinary Shares will be issued under the Plan, and, except as otherwise provided in the Plan, the Plan Administrator will determine the manner in which a fractional share value will be treated.

(f)    Notwithstanding any other provision of this Plan or the terms of any Award Agreement, no Ordinary Share will be allotted or issued pursuant to the grant, exercise or vesting of an Award (including under any cashless exercise provisions of this Plan or any Award Agreement), unless such share is fully paid-up in cash on issuance to at least its nominal value and in a manner which does not contravene section 82 (financial assistance for acquisition of shares) or any other provision of the Companies Act, and all Awards will be deemed to incorporate such a term. A “cashless exercise provision” is one that entitles a holder of an Award to elect to receive a reduced number of Ordinary Shares under an Award in (or purportedly in) full, or partial, satisfaction of the relevant exercise price; for the avoidance of doubt, the nominal value of an Ordinary Share may not be satisfied in this manner, and must, in all circumstances, be paid-up in cash.

19.    Indemnification.

(a)    Subject to section 235 of the Companies Act, each person who is or was a member of the Board, the Compensation Committee, or a committee of the Board or an Officer of the Company to whom authority to administer the Plan was delegated in accordance with Section 3, will be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by such person in settlement thereof, with the Company’s approval, or paid by such person in satisfaction of any judgment in any such claim, action, suit or proceeding against such person, unless such loss, cost, liability or expense is a result of such person’s own willful misconduct or except as expressly provided by statute; provided, however, that such person will give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person’s own behalf.

(b)    The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Constitution, as a matter of law, or otherwise, or of any power that the Company may have to indemnify or hold harmless.

20.    No Rights as a Shareholder. No Participant will be deemed to be the holder of, or have any rights of a holder of, the Ordinary Shares subject to an Award unless and until the date shares that are the subject of such Award have been issued and recorded as issued in the records of the Company or those of its transfer agents or registrars. No adjustment to an Award will be made for a dividend or other right for which the record date is prior to the date the Ordinary Shares are issued, except as provided in Section 14.

21.    Participants in Other Countries or Jurisdictions. The Plan Administrator may grant Awards to Eligible Persons who are foreign nationals on such terms and conditions different from those specified in the Plan, as may, in the judgment of the Plan Administrator, be necessary or desirable to foster and promote achievement of the purposes of the Plan. The Plan Administrator has the authority to adopt Plan modifications, administrative procedures, Plan supplements or subplans and the like as may be necessary or desirable to comply with provisions of the Applicable Law of other countries or jurisdictions in which the Company or any Related Company may operate or have employees. Any such applicable terms and conditions will be set out in an Award Agreement. In the event of any inconsistency in the construction, supplement, variation or otherwise of the Plan created by an Award Agreement pursuant to this Section 21, the Award Agreement will take precedence.

22.    No Trust or Fund. The Plan is intended to constitute an “unfunded” plan. Nothing contained herein will require the Company to segregate any monies or other property, or Ordinary Shares, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant. No Participant will have any rights that are greater than those of a general unsecured creditor of the Company. Proceeds received by the Company from the sale of Ordinary Shares pursuant to Awards will constitute general funds of the Company.

23.    Successors. All obligations of the Company under the Plan with respect to Awards will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business and/or assets of the Company. The Plan and the conditions of any Award will be binding on a Participant and the Participant’s estate, executor, any receiver or trustee in bankruptcy and any representative of Participant’s creditors.

24.    Severability. If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award under any law deemed applicable by the Plan Administrator, such provision will be construed or deemed amended to conform to Applicable Law. If any such provision cannot be so construed or deemed amended without, in the Plan

Administrator’s determination, materially altering the intent of the Plan or the Award, such provision will be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award will remain in full force and effect.

25.    Choice of Law and Venue. The Plan, all Awards granted thereunder, and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, will be governed by the laws of Delaware without giving effect to principles of conflicts of law. Participants irrevocably consent to the nonexclusive jurisdiction and venue of the state and federal courts located in California.

26.    Legal Requirements. The granting of Awards and the issuance of Ordinary Shares under the Plan are subject to all Applicable Law.

27.    Electronic Communication. Any document required to be delivered under the Plan, including under Applicable Law, may be delivered in writing or electronically. Signature also may be electronic if permitted by the Company.

28.    Effective Date. The Plan will become effective on the Closing, subject to applicable shareholder approval (the “Effective Date”).

Date of Board Approval:                         , 2022

Date of Shareholder Approval:                             , 2022

APPENDIX A

DEFINITIONS

For purposes of the Plan:

“Acquired Entity” means any Entity acquired by the Company or a Related Company or with which the Company or a Related Company merges or combines.

“Admin Portal” means any third-party online share plan administration portal used to document and administer the Plan and Awards granted hereunder.

“Applicable Law” means the requirements relating to the administration of the Plan and the Awards granted hereunder under any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any governmental body (including under the authority of any applicable self-regulating organization such as the Nasdaq Stock Market, New York Stock Exchange, or the Financial Industry Regulatory Authority).

“Award” means any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share Unit, Performance Unit, cash-based award or other incentive payable in Ordinary Shares or in cash under the Plan, as may be designated by the Plan Administrator from time to time.

“Award Agreement” means the written, including electronic, document stating the terms of the Award. The Award Agreement is subject to the terms and conditions of the Plan.

“Award Expiration Date” means the last day of the maximum term of an Award.

“Board” means the Board of Directors of the Company.

“Cause,” unless otherwise defined in an Award Agreement or unless otherwise defined for purposes of an Award in a written employment, services or other agreement between the Participant and the Company or a Related Company, means, with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s commission of any felony; (ii) such Participant’s commission of a crime involving fraud or dishonesty under the laws of the United States or any state thereof or jurisdiction that are applicable to that Participant and which crime is reasonably likely to result in material adverse effects on the Company or a Related Company; (iii) such Participant’s material violation of any contract or agreement between the Participant and the Company or a Related Company or material breach of any statutory duty owed to the Company or a Related Company; (iv) such Participant’s unauthorized use or disclosure of the confidential information or trade secrets of the Company or a Related Company; or (v) such Participant’s gross misconduct that is reasonably likely to result in material adverse effects (financial, reputational or otherwise) on the Company or a Related Company. The determination that a termination of the Participant is either for Cause or without Cause will be made by the Company’s chief human resources officer or other person performing that function or, in the case of Directors and Officers, by the Board or the Compensation Committee, in its sole discretion. Any determination by the Plan Administrator that a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect on any determination of the rights or obligations of the Company or such Participant for any other purpose.

“Change of Control,” unless the Plan Administrator determines otherwise with respect to an Award at the time the Award is granted or unless otherwise defined for purposes of an Award in a written employment, services or other agreement between the Participant and the Company or a Related Company, means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(a)    an acquisition by any Entity of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the total voting power of the then outstanding securities of the Company entitled to vote generally in the election of Directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions will not constitute a Change of Control: (i) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege where the security being so converted was not acquired directly from the Company by the party exercising the conversion privilege, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Related Company, (iv) any additional acquisition by an Entity then considered to own more than 50% of the Outstanding Company Voting Securities; or (v) any acquisition by any Entity pursuant to a transaction that meets the conditions of clauses (i), (ii) and (iii) set forth in the definition of Company Transaction;

(b)    a change in the composition of the Board during any 12-month consecutive period following the Closing such that the Directors as of the beginning of such period (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a Director subsequent to the beginning of the 12-month period, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of Directors who were also members of the Incumbent Board (or deemed to be pursuant to this proviso) will be considered as though such individual were a member of the Incumbent Board; and provided further, that any such individual whose initial assumption of office occurs as a result of or in connection with an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of an Entity other than the Board will not be considered a member of the Incumbent Board; or

(c)    the consummation of a Company Transaction.

Where a series of transactions undertaken with a common purpose is deemed to be a Change of Control, the date of such Change of Control will be the date on which the last of such transactions is consummated.

If necessary for compliance with Section 409A, no transaction will be a Change of Control unless it is also a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5).

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. Reference to a section of the Code or regulation related to that section will include such section or regulation, any valid regulation issued or other official applicable guidance of general or direct applicability promulgated under such section or regulation, and any comparable provision of any future legislation, regulation or official guidance of general or direct applicability amending, supplementing or superseding such section or regulation.

“Closing” means the closing date of the Merger as defined in the Form S-4 of Mangomill plc filed with the Securities and Exchange Commission on or about [•], 202[•], including any amendments thereto.

“Companies Act” means the Irish Companies Act 2014, as amended.

“Company” means MariaDB plc, an Irish public limited company having company number [•] and its registered office at [•], or any successor thereto.

“Company Transaction,” unless the Plan Administrator determines otherwise with respect to an Award at the time the Award is granted or unless otherwise defined for purposes of an Award in a written employment, services or other agreement between the Participant and the Company or a Related Company, means consummation of:

(a)    a merger or consolidation of the Company with or into any other company;

(b)    a sale in one transaction or a series of transactions undertaken with a common purpose of all or substantially all of the Outstanding Company Voting Securities; or

(c)    a sale, lease, exchange, exclusive license or other disposition in one transaction or a series of related transactions undertaken with a common purpose of all or substantially all of the consolidated assets of the Company and its subsidiaries to a Person or Entity, excluding, however, in each case, any such transaction pursuant to which:

(i)    the Entities who are the beneficial owners of the Outstanding Company Voting Securities immediately prior to such transaction will beneficially own, directly or indirectly, at least 50% of the total voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the Successor Company in substantially the same proportions as their ownership, immediately prior to such transaction, of the Outstanding Company Voting Securities;

(ii)    no Entity (other than the Company or a Related Company, or any employee benefit plan (or related trust) of the Company, a Related Company or a Successor Company) will beneficially own, directly or indirectly, more than 50% of the total voting power of the outstanding voting securities of the Successor Company entitled to vote generally in the election of directors, unless such ownership resulted solely from ownership of securities of the Company prior to such transaction; and

(iii)    individuals who were members of the Incumbent Board will immediately after the consummation of such transaction constitute at least a majority of the members of the board of directors of the Successor Company.

Where a series of transactions undertaken with a common purpose is deemed to be a Company Transaction, the date of such Company Transaction will be the date on which the last of such transactions is consummated.

“Compensation Committee” means the Compensation Committee of the Board or a committee of the Board otherwise named but performing similar functions, including a subcommittee thereof.

“Constitution” means the Company’s memorandum and articles of association.

“Director” means a member of the Board.

“Disability,” unless otherwise defined by the Plan Administrator for purposes of the Plan or in an Award Agreement or unless otherwise defined for purposes of an Award in a written employment, services or other agreement between the Participant and the Company or a Related Company, means a mental or physical impairment of the Participant that is expected to result in death or that has lasted or is expected to last for a continuous period of 12 months or more and that causes the Participant to be unable to perform the Participant’s material duties for the Company or a Related Company and to be engaged in any substantial gainful activity, in each case as determined by the Company’s chief human resources officer or other person performing that function or, in the case of Directors and Officers, the Board or the Compensation Committee, each of whose determination will be conclusive and binding.

“Effective Date” has the meaning set forth in Section 28 of the Plan.

“Eligible Person” means any person eligible to receive an Award as set forth in Section 5 of the Plan.

“Entity” means any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” means the per share fair market value of the Ordinary Shares on any given date, determined as follows:

(a)    if the principal market for the Ordinary Shares is an established stock exchange or national market system, the closing sales price per Ordinary Share during regular trading, or if not trading on that date (e.g., a weekend or holiday), such price on the last preceding date on which the Ordinary Shares were traded;

(b)    if the principal market for the Ordinary Shares is not a national stock exchange or national market system, the average of the highest bid and lowest asked prices for the Ordinary Shares as reported on a national quotation system, or if not quoted on that date, such price on the last preceding date on which the prices were quoted; or

(c)     if the principal market for the Ordinary Shares is not an established stock exchange or national market system or if the Ordinary Shares are not reported on a national quotation system, by the Plan Administrator in good faith in a manner consistent with Section 409A and 422 of the Code, as applicable.

However, in determining the value of an Ordinary Share for tax reporting purposes and such other purposes as determined by the Plan Administrator, the Plan Administrator may calculate Fair Market Value using the foregoing methods, the actual sales price in the transaction at issue (e.g., “sell to cover”), or such other value determined by the Company in good faith in a manner that complies with applicable tax laws.

“Grant Date” means the later of (a) the date on which the Plan Administrator completes the corporate action authorizing the grant of an Award or such later date specified by the Plan Administrator and (b) the date on which all conditions precedent to an Award have been satisfied, provided that conditions to the exercisability or vesting of Awards will not defer the Grant Date.

“Incentive Stock Option” or “ISO” means an Option granted with the intention that it qualify as an “incentive stock option” as that term is defined for purposes of Section 422 of the Code or any successor provision.

“Initial Share Reserve” has the meaning set forth in Section 4(a)(i) of the Plan.

“ISO Limit” has the meaning set forth in Section 4(c) of the Plan.

“Nonqualified Stock Option” or “NSO” means an Option that does not qualify as an Incentive Stock Option.

“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

“Option” means a right to purchase Ordinary Shares granted under Section 7 of the Plan. Options are either Incentive Stock Options or Nonqualified Stock Options.

“Option Term” means the maximum term of an Option as set forth in Section 7(c) of the Plan.

“Ordinary Shares” means ordinary shares of US $0.01 each (nominal value) in the capital of the Company.

“Participant” means any Eligible Person to whom an Award is granted.

“Performance Goal” means a performance goal established by the Plan Administrator upon which the grant, exercise, vesting or payment an Award may be based, including, but not limited to, the attainment of specified levels of one or any combination of the following for the Company as a whole or any affiliate or business unit of the Company: cash flows, earnings measures (including before taxes and/or interest and/or depreciation and amortization), earnings (loss) per share, operating income (loss), revenue, operating margin, return on equity, debt, share price appreciation, total or relative shareholder return, strategic initiatives, or net income (loss). Performance Goals may be established on an absolute basis or relative to the performance of other companies.

“Performance Period” has the meaning set forth in Section 6(g).

“Performance Share Unit” means an Award of units denominated in Ordinary Shares granted under Section 10 of the Plan.

“Performance Unit” means an Award of units denominated in cash or property other than Ordinary Shares granted under Section 10 of the Plan.

“Plan” means the MariaDB plc 2022 Equity Incentive Plan.

“Plan Administrator” has the meaning set forth in Section 3(b) of the Plan.

“Prior Plans” means all equity plans of MariaDB Corporation AB, a Finnish private limited liability company (and any predecessor thereto) (and, for the avoidance of doubt, excluding the Plan), under which options are outstanding as of immediately prior to the Closing.

“Related Company” means any “parent” or “subsidiary” of the Company, as such terms are defined under Rule 405 of the Securities Act.

“Restricted Stock” means an Award of Ordinary Shares granted under Section 9 of the Plan, either with or without payment of a purchase price, the rights of which are subject to vesting, forfeiture or similar restrictions prescribed by the Plan Administrator.

“Restricted Stock Unit” or “RSU” means an Award denominated in units of Ordinary Shares granted under Section 9 of the Plan that represents an unfunded, unsecured right to receive the Fair Market Value of one Ordinary Share for each unit subject to the Award in cash, Ordinary Shares or other securities, as of the date of vesting or settlement.

“Section 409A” means Section 409A of the Code.

“Securities Act” means the U.S. Securities Act of 1933, as amended from time to time.

“Service” means there has not been a Termination of Service with respect to a Participant.

“Share Reserve” has the meaning set forth in Section 4(a)(iii) of the Plan.

“Stock Appreciation Right” or “SAR” means a right granted under Section 7 of the Plan to receive, in cash, Ordinary Shares or other securities, (i) the Fair Market Value per Ordinary Share on the date of exercise minus the grant price per Ordinary Share subject to the SAR, multiplied by (ii) the number of Ordinary Shares with respect to which the SAR is exercised.

“Stock Award” means an Award of Ordinary Shares granted under Section 9 of the Plan, the rights of ownership of which are not subject to vesting, forfeiture or similar restrictions prescribed by the Plan Administrator.

“Substitute Awards” means Awards granted or Ordinary Shares issued by the Company in substitution or exchange for awards previously granted by an Acquired Entity.

“Successor Company” means the surviving company, the successor company, the acquiring company or its parent, as applicable, in connection with a Change of Control.

“Tax Liabilities” has the meaning set forth in Section 12(c).

“Termination of Service,” unless the Plan Administrator determines otherwise with respect to an Award, means a termination of employment or service relationship with the Company or a Related Company for any reason, whether voluntary or involuntary, including by reason of death or Disability. Any question as to whether and when there has been a Termination of Service for the purposes of an Award and the cause of such Termination of Service will be determined by the Company’s chief human resources officer or other person performing that function or, with respect to Directors and Officers, by the Board or the Compensation Committee, whose determination will be conclusive and binding. Transfer of a Participant’s employment or service relationship between the Company and any Related Company will not be considered a Termination of Service for purposes of an Award. Unless the Plan Administrator determines otherwise, a Termination of Service will be deemed to occur if the Participant’s employment or service relationship is with an entity that has ceased to be a Related Company. To the extent permitted by Applicable Law, a Participant’s change in status from an employee of the Company or a Related Company to a nonemployee Director, consultant, advisor or independent contractor of the Company or a Related Company, or a change in status from a nonemployee Director, consultant, advisor or independent contractor of the Company or a Related Company to an employee of the Company or a Related Company, will not be considered a Termination of Service.

“Transfer” means, as the context may require, (a) any sale, assignment, pledge (as collateral for a loan or as security for the performance of an obligation or for any other purpose), hypothecation, mortgage, encumbrance or other disposition, whether by contract, gift, will, intestate succession, operation of law or otherwise, of all or any part of an Award or Ordinary Shares issued thereunder, as applicable and (b) any verb equivalent of the foregoing.

“Vesting Commencement Date” means the Grant Date or such other date selected by the Plan Administrator as the date from which an Award begins to vest.

Annex E

PIPE SUBSCRIPTION AGREEMENT

This PIPE SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on January 31, 2022, by and between Angel Pond Holdings Corporation (the “Company”), a Cayman Islands exempted company, Mangomill Public Limited Company (“Irish Holdco”), a public limited company incorporated in Ireland, and the undersigned subscriber (“Subscriber”).

WHEREAS, concurrently with the execution of this Subscription Agreement, the Company is entering into a business combination agreement with Irish Holdco, MariaDB Corporation Ab (“MariaDB”), a Finnish limited liability company, and the other parties thereto, in substantially the form previously provided to Subscriber, providing for the amalgamation of the Company and MariaDB into Irish Holdco by way of the Domestication Merger, the Merger and the Liquidation (as may be amended or supplemented from time to time, the “Transaction Agreement,” and the transactions contemplated by the Transaction Agreement, the “Transaction”);

WHEREAS, Irish Holdco is a party to this Agreement for the purpose of amalgamating the Company and MariaDB through the Domestication Merger, the Merger and the Liquidation (each as defined below);

WHEREAS, prior to the closing of the Transaction, the Company will be merged with Meridian MergerSub Inc., a Cayman Islands exempted company and wholly owned subsidiary of Irish Holdco (“Merger Sub”) (the “Domestication Merger”), with the Company being the surviving entity of the Domestication Merger;

WHEREAS, at the Closing and after the Domestication Merger, MariaDB will merge with and into Irish Holdco by way of a cross-border merger (the “Merger”) and by virtue of the Merger, Irish Holdco will acquire all the assets and liabilities of MariaDB and MariaDB will be dissolved without going into liquidation in exchange for the issue to the shareholders of MariaDB of shares of capital in Irish Holdco as merger consideration with Irish Holdco continuing as the surviving entity following the Merger;

WHEREAS, as soon as is reasonably practicable following the Merger, the Company will be entered into liquidation (the “Liquidation”) pursuant to which the Company shall be liquidated and all assets (if any) transferred to Irish Holdco;

WHEREAS, in connection with the Transaction, Subscriber desires to subscribe for and purchase from Irish Holdco, following the Domestication Merger and immediately prior to the consummation of the Transaction, that number of shares of Irish Holdco’s Class A shares, par value $0.0001 per share (the “Shares”), set forth on the signature page hereto (the “Subscribed Shares”) for a purchase price of $9.50 per share (the “Per Share Price” and the aggregate of all Subscribed Shares at the Per Share Price being referred to herein as the “Purchase Price”), and Irish Holdco desires to issue and sell to Subscriber the Subscribed Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to Irish Holdco at or prior to the Closing Date (as defined herein); and

WHEREAS, on or about the date of this Subscription Agreement, the Company and Irish Holdco are entering into subscription agreements (the “Other Subscription Agreements” and together with the Subscription Agreement, the “Subscription Agreements”) with certain other investors (the “Other Subscribers” and together with Subscriber, the “Subscribers”), pursuant to which such Subscribers have agreed to purchase on the closing date of the Transaction, inclusive of the Subscribed Shares, an aggregate amount of up to 1,915,790 Shares, at the Per Share Price.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Section 1 Subscription. Subject to the terms and conditions hereof, at the Closing (as defined below), Subscriber hereby agrees to subscribe for and purchase, and Irish Holdco hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Subscribed Shares (such subscription and issuance, the

“Subscription”). Subscriber acknowledges and agrees that the Subscribed Shares that will be purchased by Subscriber and issued by Irish Holdco pursuant hereto shall be shares of capital in an Irish public limited company (and not, for the avoidance of doubt, ordinary shares in a Cayman Islands exempted company).

Section 2 Closing.

(a) The consummation of the Subscription contemplated hereby (the “Closing”) shall occur on the closing date of the Transaction (the “Closing Date”), substantially concurrently with the consummation of the Transaction.

(b) At least five (5) Business Days before the anticipated Closing Date, the Company or Irish Holdco shall deliver written notice to Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date and (ii) the wire instructions for delivery of the Purchase Price to Irish Holdco. No later than two (2) Business Days prior to the Closing Date, Subscriber shall deliver the Purchase Price for the Subscribed Shares by wire transfer of United States dollars in immediately available funds to the account specified by the Company or Irish Holdco in the Closing Notice, such funds to be held by Irish Holdco in escrow until the Closing, and no later than three (3) Business Days prior to the Closing Date deliver to the Company or Irish Holdco such information as is required in the Closing Notice in order for Irish Holdco to issue the Subscribed Shares to Subscriber, including, without limitation, the legal name of the person in whose name the Subscribed Shares are to be issued and a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8. Upon satisfaction (or, if applicable, waiver) of the conditions set forth in this Section 2, Irish Holdco shall deliver to Subscriber (i) at the Closing, the Subscribed Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or applicable securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions), and (ii) as promptly as practicable after the Closing, evidence from Irish Holdco’s transfer agent of the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date. Notwithstanding the foregoing two sentences, if Subscriber informs the Company and Irish Holdco (1) that it is an investment company registered under the Investment Company Act of 1940, as amended, (2) that it is advised by an investment adviser subject to regulation under the Investment Advisers Act of 1940, as amended, or (3) that its internal compliance policies and procedures so require it, then, in lieu of the settlement procedures in the foregoing two sentences, the following shall apply: Subscriber shall deliver at 8:00 a.m. New York City time on the Closing Date (or as soon as practicable following receipt of evidence from Irish Holdco’s transfer agent of the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date) the Purchase Price for the Subscribed Shares by wire transfer of United States dollars in immediately available funds to the account specified by the Company or Irish Holdco in the Closing Notice against delivery by Irish Holdco to Subscriber of the Subscribed Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under applicable securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions) and evidence from Irish Holdco’s transfer agent of the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date. In the event that the consummation of the Transaction does not occur within ten (10) Business Days after the anticipated Closing Date specified in the Closing Notice, unless otherwise agreed to in writing by the Company or Irish Holdco, on the one hand, and Subscriber, on the other hand, Irish Holdco shall promptly (but in no event later than twelve (12) Business Days after the anticipated Closing Date specified in the Closing Notice) return the funds so delivered by Subscriber to Irish Holdco by wire transfer in immediately available funds to the account specified by Subscriber, and any book entries shall be deemed cancelled. Notwithstanding such return or cancellation, (x) a failure to close on the anticipated Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in this Section 2 to be satisfied or waived on or prior to the Closing Date, and (y) unless and until this Subscription Agreement is terminated in accordance with Section 7 herein, Subscriber shall remain obligated (A) to redeliver funds to Irish Holdco in escrow following the Company’s or Irish Holdco’s delivery to Subscriber of a new Closing Notice and (B) to consummate the Closing upon satisfaction of the conditions set forth in this Section 2. For the purposes of this Subscription Agreement, “Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks are required or authorized to close in the State of New York. Any funds held in escrow by Irish Holdco will be uninvested, and Subscriber shall not be entitled to any interest earned thereon. Upon delivery of the Subscribed Shares to Subscriber (or its nominee or custodian, if applicable), the Purchase Price shall be immediately released to Irish Holdco from escrow.

(c) The Closing shall be subject to the satisfaction, or valid waiver by each of the parties hereto, of the conditions that, on the Closing Date:

(i)

no suspension of the qualification of the Subscribed Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred;

(ii)

all conditions precedent to the closing of the Transaction set forth in the Transaction Agreement, including the approval of Irish Holdco’s shareholder and the Company’s stockholders, shall have been satisfied (as determined by the parties to the Transaction Agreement) or waived (other than those conditions which, by their nature, are to be satisfied at the closing of the Transaction pursuant to the Transaction Agreement), and the closing of the Transaction shall be scheduled to occur substantially concurrently with or on the same date as the Closing; and

(iii)

no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby.

(d) The obligation of each of the Company and Irish Holdco to consummate the Closing shall be subject to the satisfaction, or valid waiver by each of the Company and Irish Holdco, of the additional conditions that, on the Closing Date:

(i)

all representations and warranties of Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of such date); and

(ii)

Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing.

(e) The obligation of Subscriber to consummate the Closing shall be subject to the satisfaction, or valid waiver by Subscriber, of the additional conditions that, on the Closing Date:

(i)

all representations and warranties of the Company and Irish Holdco contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects, subject to such qualification) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect, which representations and warranties shall be true and correct in all respects, subject to such qualification) as of such date); and

(ii)

the Company and Irish Holdco shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing.

Section 3 Company and Irish Holdco Representations and Warranties. Each of the Company and Irish Holdco represents and warrants, severally and not jointly and as to itself only, to Subscriber that:

(a) The Company is and will be, as applicable, duly organized, validly existing and in good standing under the laws of the Cayman Islands as of the Closing Date. Irish Holdco is and will be as applicable, duly organized, validly existing and in good standing under the laws of Ireland as of the Closing Date.

(b) Each of the Company and Irish Holdco (i) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into, deliver and perform its obligations under this Subscription Agreement, and (ii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (ii), where the failure to be in good standing would not reasonably be expected to have a Company Material Adverse Effect or Irish Holdco Material Adverse Effect, as applicable. For purposes of this Subscription Agreement, a “Company Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to the Company and its subsidiaries, taken together as a whole (on a consolidated basis), that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Shares. For purposes of this Subscription Agreement, an “Irish Holdco Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to Irish Holdco and its subsidiaries, taken together as a whole (on a consolidated basis), that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Irish Holdco’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Shares.

(c) As of the Closing Date, the Subscribed Shares will be duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, will be validly issued, fully paid and non-assessable and will not have been issued in violation of any preemptive rights created under Irish Holdco’s organizational documents (as adopted on or prior to the Closing Date) or the laws of its jurisdiction of incorporation.

(d) This Subscription Agreement has been duly authorized, executed and delivered by each of the Company and Irish Holdco, and assuming the due authorization, execution and delivery of the same by the other parties hereto, this Subscription Agreement shall constitute the valid and legally binding obligation of each of the Company and Irish Holdco, enforceable against each of the Company and Irish Holdco in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

(e) Assuming the accuracy of the representations and warranties of Subscriber and the other parties hereto, the execution and delivery of this Subscription Agreement, the issuance and sale of the Subscribed Shares and the compliance by each of the Company and Irish Holdco with the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of each of the Company or Irish Holdco, as applicable pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which each of the Company or Irish Holdco, as applicable, is a party or by which each of the Company or Irish Holdco, as applicable, is bound or to which any of the property or assets of each of the Company or Irish Holdco, as applicable, is subject; (ii) the organizational documents of each of the Company or Irish Holdco, as applicable; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over each of the Company or Irish Holdco, as applicable, or any of their properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Company Material Adverse Effect or Irish Holdco Material Adverse Effect, as applicable.

(f) Each of the Company and Irish Holdco, as applicable, is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the organizational documents of each of the Company or Irish Holdco, as applicable, (ii) any loan or credit agreement, guarantee, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which, as of the date of this Subscription Agreement, each of the Company or Irish Holdco, as applicable, is a party or by which each of the Company’s or Irish Holdco’s, as applicable, properties or assets are bound or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency, taxing authority or regulatory body, domestic or foreign, having jurisdiction over each of the Company or Irish Holdco, as applicable, or any of its properties, except, in the case of clauses (ii) and (iii), for defaults or violations that have not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or Irish Holdco Material Adverse Effect, as applicable. For the avoidance of doubt, in the case of clause (iii), an alleged default or violation of any statute or any judgment, order, rule or regulation will not have a Company Material Adverse Effect or Irish Holdco Material Adverse Effect, as applicable, if such alleged default or violation resulted or would result from the application of any statute or any judgment, order, rule or regulation in accordance with market practice for special purpose acquisition companies at the time such application was made.

(g) Assuming the accuracy of the representations and warranties of Subscriber and the other parties hereto, each of the Company and Irish Holdco, as applicable, are not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including The New York Stock Exchange (the “Stock Exchange”)) or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares), other than (i) filings required by applicable state securities laws, (ii) the filing of the Registration Statement pursuant to Section 5 below, (iii) those required by the Stock Exchange, including with respect to obtaining stockholder approval, (iv) those required to consummate the Transaction as provided under the Transaction Agreement, (v) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and (vi) the failure of which to obtain would not be reasonably likely to have a Company Material Adverse Effect or Irish Holdco Material Adverse Effect, as applicable.

(h) As of their respective dates, all reports (the “SEC Reports”) required to be filed by the Company with the Securities and Exchange Commission (the “Commission”) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and/or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. A copy of each SEC Report is available to Subscriber via the Commission’s EDGAR system. The Company has timely filed, after giving effect to any extension period, each report, statement, schedule, prospectus, and registration statement that the Company was required to file with the Commission since its initial registration of its Class A shares with the Commission. There are no material outstanding or unresolved comments in comment letters from the staff of the Division of Corporation Finance of the Commission with respect to any of the SEC Reports. For the avoidance of doubt, any correction, change or restatement of the financial statements of the Company shall not be deemed to be material if (i) the financial statements prior to giving effect to such correction, change or restatement were prepared in accordance with market practice for special purpose acquisition companies at the time the financial statements were filed or included in an SEC Report and (ii) the correction, change or restatement solely implements guidance or rules that determine that such market practice did not comply with applicable accounting requirements or the rules and regulation of the Commission with respect thereto.

(i) Except for such matters that would not have a Company Material Adverse Effect or Irish Holdco Material Adverse Effect, as applicable, there is no (i) suit, action, proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Company or Irish Holdco, as applicable, threatened in writing against the Company or Irish Holdco, as applicable, or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the Company or Irish Holdco, as applicable.

(j) Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Subscribed Shares by Irish Holdco to Subscriber.

(k) Neither the Company, Irish Holdco nor any person acting on their behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Subscribed Shares.

(l) Except for J.P. Morgan Securities LLC and Angel Pond Capital LLC (the “Placement Agents”), no broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with the sale of the Subscribed Shares to Subscriber.

(m) As of the date hereof, the shares of the Company’s Class A ordinary shares (the “Company’s Shares”) are registered pursuant to Section 12(b) of the Securities Exchange Act, and are listed for trading on the Stock Exchange under the symbol “POND”. There is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened in writing against the Company by the Stock Exchange or the Commission with respect to any intention by such entity to deregister the Company’s Shares or prohibit or terminate the listing of the Company’s Shares on the Stock Exchange. The Company has taken no action that is designed to terminate the registration of the Company’s Shares under the Exchange Act.

(n) As of the date of this Subscription Agreement and as of immediately prior to the Domestication Merger (and without giving effect to the Domestication Merger), the authorized capital stock of the Company consists of (i) 500,000,000 Class A ordinary shares, par value of $0.0001 per share (“Class A Shares”), (ii) 50,0000,000 Class B ordinary shares, par value of $0.0001 per share (“Class B Shares”), and (iii) 1,000,000 preferred shares, par value $0.0001 per share (“Preferred Shares”). As of the date hereof, (i) 26,551,482 Class A Shares are issued and outstanding (all of which Class A Shares shall be subject to possible redemption), (ii) 6,637,870 Class B Shares are issued and outstanding, (iii) 0 Preferred Shares are issued and outstanding, and (iv) 8,850,494 public warrants and 7,310,297 private placement warrants of the Company are issued and outstanding. All (i) issued and outstanding Class A Shares and Class B Shares have been duly authorized and validly issued, are fully paid and are non-assessable and are not subject to preemptive rights and (ii) outstanding warrants have been duly authorized and validly issued and are not subject to preemptive rights. As of the date hereof, other than as disclosed in the Company’s SEC Reports, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company any Class A Shares, Class B Shares or other equity interests of the Company, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, the Company has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any securities of the Company, other than (A) as set forth in the SEC Reports and (B) as contemplated by the Transaction Agreement. Except as disclosed in the SEC Reports, as of September 30, 2021, the Company had no outstanding indebtedness.

(o) As of the date of this Subscription Agreement and as of immediately prior to the Domestication Merger (and without giving effect to the Domestication Merger), the authorized share capital of Irish Holdco is 25,000 ordinary shares with par value €1.00 per share. As of the date hereof and as of immediately prior to the Domestication Merger, (i) 25,000 ordinary shares of Irish Holdco, par value €1.00 per share (“Irish Holdco Ordinary Shares”), are issued and outstanding, and (ii) there are no public warrants nor private placement warrants of Irish Holdco issued and outstanding. All issued and outstanding Irish Holdco Ordinary Shares have been duly authorized and validly issued, are fully paid and are non-assessable and are not subject to preemptive rights. As of the date hereof there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from Irish Holdco any Irish Holdco Ordinary Shares or other equity interests of Irish Holdco, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, excluding Merger Sub, Irish Holdco has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no stockholder agreements, voting trusts or other agreements or understandings to which Irish Holdco is a party or by which it is bound relating to the voting of any securities of Irish Holdco, other than as contemplated by the Transaction Agreement. As of December 31, 2021, Irish Holdco had no outstanding indebtedness.

(p) The Company and Irish Holdco agree that the Placement Agents may rely upon the representations and warranties made by the Company or Irish Holdco to Subscriber in this Subscription Agreement.

Section 4 Subscriber Representations and Warranties. Subscriber represents and warrants to the Company and Irish Holdco that:

(a) Subscriber (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, incorporation or formation, and (ii) has the requisite power and authority to enter into and perform its obligations under this Subscription Agreement.

(b) This Subscription Agreement has been duly executed and delivered by Subscriber, and assuming the due authorization, execution and delivery of the same by the Company and Irish Holdco, this Subscription Agreement shall constitute the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

(c) The execution and delivery of this Subscription Agreement, the purchase of the Subscribed Shares and the compliance by Subscriber with the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein, will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject; (ii) the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Subscriber Material Adverse Effect. For purposes of this Subscription Agreement, a “Subscriber Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to Subscriber that would reasonably be expected to have a material adverse effect on Subscriber’s ability to consummate the transactions contemplated hereby, within the timeframes prescribed herein, including the purchase of the Subscribed Shares.

(d) Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act), in each case, satisfying the applicable requirements set forth on Annex A, (ii) is acquiring the Subscribed Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a “qualified institutional buyer” or an “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act), and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Subscribed Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and has provided the Company and Irish Holdco with the requested information on Annex A following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Subscribed Shares and is (x) an “institutional account” as defined by FINRA Rule 4512(c) and (y) a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, including Subscriber’s participation in the purchase of the Subscribed Shares.

(e) Subscriber understands that the Subscribed Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Shares have not been registered under the Securities Act. Subscriber understands that the Subscribed Shares may not be offered, resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to Irish Holdco or a subsidiary thereof, or (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act, and, in each of cases (i) and (ii), in accordance with any applicable securities laws of the applicable states and other jurisdictions of the United States, and that any certificates or book entry records representing the Subscribed Shares shall contain a restrictive legend to such effect. Subscriber acknowledges and agrees that the Subscribed Shares will be subject to these securities law transfer restrictions and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Subscribed Shares and may be required to bear the financial risk of an investment in the Subscribed Shares for an indefinite period of time. Subscriber acknowledges and agrees that the Subscribed Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act until at least one year from the filing of “Form 10 information” with the Commission after the Closing Date. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscribed Shares.

(f) Subscriber understands and agrees that Subscriber is purchasing the Subscribed Shares directly from Irish Holdco. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to Subscriber by the Company, Irish Holdco, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives, any other party to the Transaction or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company or Irish Holdco set forth in this Subscription Agreement. Subscriber acknowledges that certain information provided by the Company or Irish Holdco was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections.

(g) In making its decision to purchase the Subscribed Shares, Subscriber has relied solely upon Subscriber’s own sources of information, independent investigation made by Subscriber (including investment advice Subscriber deems appropriate) with respect to the Transaction, the Subscribed Shares, the business, condition (financial and otherwise), management, operations, properties and prospects of the Company, Irish Holdco or MariaDB, including, but not limited to, all business, legal, regulatory, accounting, credit, and tax matters and the Company’s or Irish Holdco’s representations warranties and covenants contained herein. Subscriber has not relied on any statements or other information provided by anyone (including the Placement Agents) other than the Company or Irish Holdco concerning the Company, Irish Holdco, the Transaction, the Subscribed Shares or the offer and sale of the Subscribed Shares. Subscriber acknowledges and agrees that Subscriber has received and has had an adequate opportunity to review the offering materials made available to Subscriber in connection with Subscriber’s purchase of the Subscribed Shares and such financial and other information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Shares, including with respect to the Company, Irish Holdco and the Transaction (including MariaDB and its subsidiaries (collectively, the “Acquired Companies”)) and made its own assessment and is satisfied concerning the relevant tax and other economic considerations relevant to Subscriber’s investment in the Subscribed Shares. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such undersigned’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares. Without limiting the generality of the foregoing, Subscriber acknowledges that it has reviewed the Company’s filings with the Commission.

(h) Subscriber acknowledges and agrees that neither the Placement Agents, nor any of their respective affiliates, control persons, officers, directors, employees, partners, agents or representatives, have provided Subscriber with any information or advice with respect to the Subscribed Shares nor is such information or advice necessary or desired. Neither the Placement Agents nor any of their respective affiliates, control persons, officers, directors, employees, partners, agents or representatives have made or make any representation or warranty as to the Company, Irish Holdco, or the Acquired Companies or the quality or value of the Subscribed Shares and has not provided any advice or recommendation in connection with the purchase of the Subscribed Shares. The Placement Agents and their respective affiliates, control persons, officers, directors, employees, partners, agents or representatives may have acquired non-public information with respect to the Company, Irish Holdco or the Acquired Companies which Subscriber agrees, subject to applicable law, need not be provided to it. Subscriber acknowledges that the Placement Agents and their respective affiliates, control persons, officers, directors, employees, partners, agents or representatives have made no independent investigation with respect to the Company, Irish Holdco, the Acquired Companies or the Shares or the accuracy, completeness or adequacy of any information supplied to Subscriber by the Company or Irish Holdco. In connection with the issuance of the Subscribed Shares to Subscriber, neither the Placement Agents nor any of their respective affiliates, control persons, officers, directors, employees, partners, agents or representatives have acted as a financial advisor or fiduciary to Subscriber. Subscriber acknowledges that no disclosure or offering document has been prepared by the Placement Agents in connection with the offer and sale of the Shares and the Placement Agent will have no responsibility with respect to (i) any representations, warranties or agreements made by any person or entity under or in connection with the purchase of the Subscribed Shares or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) or any thereof, or (ii) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning the Company, Irish Holdco, MariaDB or the Transaction.

Subscriber agrees that the Placement Agents and their respective affiliates, control persons, officers, directors, employees, partners, agents or representatives shall not be liable or have any obligation (including, without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by any Subscriber, the Company, Irish Holdco, Maria DB or any other person or entity), whether in contract, tort or otherwise to Subscriber, or to any person claiming through Subscriber, for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with Subscriber’s purchase of the Subscribed Shares.

(i) Subscriber became aware of this offering of the Subscribed Shares solely by means of direct contact between Subscriber and the Company, Irish Holdco and/or MariaDB, or their respective representatives or affiliates, or by means of contact from one or more of the Placement Agents on behalf of the Company, MariaDB and/or Irish Holdco and the Subscribed Shares were offered to Subscriber solely by direct contact between Subscriber and the Company, Irish Holdco and/or MariaDB, or their respective affiliates. Subscriber did not become aware of this offering of the Subscribed Shares, nor were the Subscribed Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Company and Irish Holdco each represents and warrants that the Subscribed Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(j) Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Shares, and Subscriber has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Subscriber has considered necessary to make an informed investment decision.

(k) Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscribed Shares and determined, based on its own independent review and such professional advice as Subscriber deems appropriate that Subscriber’s purchase the Subscribed Shares (i) are fully consistent with its financial needs, objectives and condition, (ii) comply and fully consistent with all investment policies, guidelines and other restrictions applicable to Subscriber and (iii) are a fit, proper and suitable investment for Subscriber notwithstanding the substantial risks inherent in investing in or holding the Subscribed Shares. Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company, Irish Holdco or the Acquired Companies. Subscriber acknowledges specifically that a possibility of total loss exists.

(l) Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Shares or made any findings or determination as to the fairness of this investment.

(m) Subscriber is not owned or controlled by or acting on behalf of (in connection with this Transaction), a Sanctioned Person. Subscriber is not an institution that accepts currency for deposit and that (a) has no physical presence in the jurisdiction in which it is incorporated or in which it is operating and (b) is unaffiliated with a regulated financial group that is subject to consolidated supervision (a “Shell Bank”) or providing banking services to a Shell Bank. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001 and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required by applicable law, it maintains, either directly or through the use of a third-party administrator, policies and procedures reasonably designed for the screening of any investors in Subscriber against Sanctions-related lists of blocked or restricted persons. Subscriber further represents and warrants that (i) the funds held by Subscriber and used to purchase the Subscribed Shares were not directly or indirectly derived from or related to any activities that may contravene U.S. federal, state or non-U.S. anti-money laundering, anti-corruption or Sanctions laws and regulations or activities that may otherwise be deemed criminal and (ii) any returns from Subscriber’s investment will not be used to finance any illegal activities. For purposes of this Subscription Agreement, “Sanctioned Person” means at any time any person or entity with whom dealings are restricted, prohibited, or sanctionable under any Sanctions (as defined below), including as a result of being: (a) listed on any Sanctions-related list of designated or blocked or restricted persons; (b) that is a national of, the government of, or any agency or instrumentality of the government of, or resident in, or organized under the laws of, a country or territory that is the target of comprehensive Sanctions from time to time (as of the date of this Subscription Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region); or (c) a relationship of ownership, control, or agency with any of the foregoing. “Sanctions” means those trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (A) the United States (including without limitation the U.S. Department of the Treasury, Office of Foreign Assets Control, the U.S. Department of State, and the U.S. Department of Commerce), (B) the European Union and enforced by its member states, (C) the United Nations and (D) the United Kingdom.

(n) Subscriber is not owned or controlled by or acting on behalf of (in connection with this Transaction), a person or entity resident in, or whose funds used to purchase the Subscribed Shares are transferred from or through, a country, territory or entity that (i) has been designated as non-cooperative with international anti-money laundering or counter terrorist financing principles or procedures by the United States or by an intergovernmental group or organization, such as the Financial Action Task Force, of which the United States is a member; (ii) is the subject of an advisory issued by the Financial Crimes Enforcement Network of the U.S. Department of the Treasury; or (iii) has been designated by the Secretary of the Treasury under Section 311 of the USA PATRIOT Act as warranting special measures due to money laundering concerns (any such country or territory, a “Non-cooperative Jurisdiction”), or an entity or individual that resides or has a place of business in, or is organized under the laws of, a Non-cooperative Jurisdiction.

(o) Subscriber does not have, as of the date hereof, and during the 30-day period immediately prior to the date hereof Subscriber has not entered into, any “put equivalent position” as such term is defined in Rule 16a-1 under the Exchange Act or Short Sale positions with respect to the securities of the Company. Notwithstanding the foregoing, in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of Subscriber’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of Subscriber’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscribed Shares covered by this Subscription Agreement.

(p) Subscriber is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) including any group acting for the purpose of acquiring, holding, voting or disposing of equity securities of the Company (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

(q) If Subscriber is an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that (i) neither the Company, Irish Holdco, nor any of its affiliates (the “Transaction Parties”), has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Subscribed Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Shares and (ii) the acquisition and holding of the Subscribed Shares will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

(r) Subscriber is not a foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) and that will acquire a substantial interest in Irish Holdco as a result of the purchase and sale of Subscribed Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over Irish Holdco from and after the Closing as a result of the purchase and sale of the Subscribed Shares hereunder.

(s) Subscriber, at the time of payment of the Purchase Price in accordance with Section 2, will have sufficient funds to pay the Purchase Price pursuant to Section 2.

(t) No broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with the sale of the Subscribed Shares to Subscriber based on any arrangement entered into by or on behalf of Subscriber.

(u) Subscriber is aware that (i) the Placement Agents are both acting as the Company’s, Irish Holdco’s and MariaDB’s placement agents in connection with the proposed offer and sale of the Subscribed Shares, (ii) J.P. Morgan Securities LLC and Angel Pond Capital LLC are also acting as placement agents in connection with the proposed offer and sale of equity and equity related securities of MariaDB, and (iii) J.P. Morgan Securities LLC is also acting as capital markets advisor to the Company and Irish Holdco.

(v) Subscriber agrees that the Placement Agents may rely upon the representations and warranties made by Subscriber to the Company and Irish Holdco in this Subscription Agreement.

(w) Subscriber acknowledges its obligations under applicable securities laws with respect to the treatment of non-public information relating to the Company and Irish Holdco.

Section 5 Registration of Subscribed Shares.

(a) Irish Holdco shall use its commercially reasonable efforts to, within thirty (30) Business Days after the Closing Date (the “Filing Date”), file with the Commission (at Irish Holdco’s sole cost and expense) a registration statement registering the resale of the Subscribed Shares (the “Registration Statement”), and Irish Holdco shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, and in any event, no later than sixty (60) calendar days following the Filing Date; provided, that such date shall be extended to one hundred twenty (120) calendar days after the Filing Date if the Registration Statement is reviewed by, and comments thereto are provided from, the Commission; provided, further, that if such day falls on a Saturday, Sunday or other day that the Commission is closed for business, such deadline shall be extended to the next Business Day on which the Commission is open for business (the “Effectiveness Deadline”). Notwithstanding the foregoing, if Irish Holdco is notified in writing by the Commission that the Registration Statement will not be “reviewed” or subject to further review, Irish Holdco shall use its commercially reasonable efforts to have the Registration Statement declared effective within ten (10) Business Days of receipt of such notice. Irish Holdco will use its commercially reasonable efforts to provide a draft of the Registration Statement to the undersigned for review (but not comment) at least two (2) Business Days in advance of filing the Registration Statement; provided that, for the avoidance of doubt, in no event shall Irish Holdco be required to delay or postpone the filing of such Registration Statement as a result of or in connection with Subscriber’s review. Notwithstanding the foregoing, if the Commission prevents Irish Holdco from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Subscribed Shares by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of Subscribed Shares which is equal to the maximum number of Subscribed Shares as is permitted by the Commission. In such event, the number of Subscribed Shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders. Irish Holdco agrees that, except for such times as Irish Holdco is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, Irish Holdco will use commercially reasonable efforts to cause such Registration Statement to remain effective with respect to Subscriber until the earlier of (i) two (2) years from the date of issuance of the Subscribed Shares, (ii) the date on which all of the Subscribed Shares shall have been sold, or (iii) on the first date on which the undersigned can sell all of its Subscribed Shares (or shares received in exchange therefor) under Rule 144 of the Securities Act without limitation as to the manner of sale or the amount of such securities that may be sold. For as long as the Registration Statement shall remain effective pursuant to the immediately preceding sentence, Irish Holdco will use commercially reasonable efforts to file all reports, and provide all customary and reasonable cooperation, necessary to enable the undersigned to resell the Subscribed Shares pursuant to the Registration Statement or Rule 144 of the Securities Act (when Rule 144 of the Securities Act becomes available to Irish Holdco), as applicable, qualify the Subscribed Shares for listing on the applicable stock exchange on which Irish Holdco’s Shares are then listed, and update or amend the Registration Statement as necessary to include the Subscribed Shares. The undersigned agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 of the Exchange Act, of Subscribed Shares to Irish Holdco (or its successor) upon request to assist Irish Holdco in making the determination described above. Irish Holdco’s obligations to include the Subscribed Shares in the Registration Statement are contingent upon Subscriber furnishing in writing to the Company and Irish Holdco such information regarding Subscriber, the securities of Irish Holdco held by Subscriber and the intended method of disposition of the Subscribed Shares as shall be reasonably requested by the Company or Irish Holdco to effect the registration of the Subscribed Shares, and Subscriber shall execute such documents in connection with such registration as the Company or Irish Holdco may reasonably request that are customary of a selling stockholder in similar situations, including providing that Irish Holdco shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period or as permitted hereunder. In the case of the registration effected by Irish Holdco pursuant to this Subscription Agreement, the Company or Irish Holdco shall, upon reasonable request, inform Subscriber as to the status of such registration. In no event shall Subscriber be identified as a statutory underwriter in the Registration Statement unless requested by the Commission. If the Commission requests that Subscriber be identified as a statutory underwriter in the Registration Statement, Subscriber shall have an opportunity to withdraw from the Registration Statement. Subscriber shall not be entitled to use the Registration Statement for an underwritten offering of Subscribed Shares. Notwithstanding anything to the contrary contained herein, Irish Holdco may delay or postpone filing of such Registration Statement, and from time to time require Subscriber not to sell under the Registration Statement or suspend the use or effectiveness of any such Registration Statement if it determines that in order for the registration statement to not contain a material misstatement or omission, an amendment thereto would be needed, or if such filing or use could materially affect a bona fide business or financing transaction of the Company or Irish Holdco or would require premature disclosure of information that could materially adversely affect the Company or Irish Holdco (each such circumstance, a “Suspension Event”); provided, that, (y) Irish Holdco shall not so delay filing or so suspend the use of the Registration Statement for a period of more than ninety (90) consecutive days or more than a total of one hundred-twenty (120) calendar days, in each case in any three hundred sixty (360) day period and (z) Irish Holdco shall use commercially reasonable efforts to make such registration statement available for the sale by the undersigned of such securities as soon as practicable thereafter.

(b) At its expense, Irish Holdco shall advise Subscriber within two (2) Business Days: (i) of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; (ii) of the receipt by Irish Holdco of any notification with respect to the suspension of the qualification of the Subscribed Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (iii) subject to the provisions in this Subscription Agreement, of the occurrence of a Suspension Event.

(c) For purposes of this Section 5, “Subscribed Shares” shall mean, as of any date of determination, the Subscribed Shares (as defined in the recitals to this Subscription Agreement) and any other equity security issued or issuable with respect to the Subscribed Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event, and “Subscriber” shall include any affiliate of the undersigned Subscriber to which the rights under this Section 5 shall have been duly assigned.

(d) Upon receipt of any written notice from Irish Holdco of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made not misleading, the undersigned agrees that (i) it will immediately discontinue offers and sales of the Subscribed Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the undersigned receives copies of a supplemental or amended prospectus (which Irish Holdco agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by Irish Holdco that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by Irish Holdco unless otherwise required by law, subpoena or regulatory request or requirement. If so directed by Irish Holdco, the undersigned will deliver to Irish Holdco or, in the undersigned’s sole discretion destroy, all copies of the prospectus covering the Subscribed Shares in the undersigned’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Subscribed Shares shall not apply (w) to the extent the undersigned is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing document retention policy or (x) to copies stored electronically on archival servers as a result of automatic data back-up.

(e) Indemnification.

(i)

Irish Holdco agrees to indemnify, to the extent permitted by law, Subscriber (to the extent a seller under the Registration Statement), its directors and officers, employees and agents, and each person who controls Subscriber (within the meaning of the Securities Act), to the extent permitted by law, against all losses, claims, damages, liabilities and reasonable and documented out of pocket expenses (including reasonable and documented attorneys’ fees of one law firm (plus the fees of any local counsel)) caused by any untrue or alleged untrue statement of material fact contained in, or incorporated by reference in, the Registration Statement, prospectus included in the Registration Statement (“Prospectus”) or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company or Irish Holdco by or on behalf of Subscriber expressly for use therein.

(ii)

Subscriber shall, to the extent permitted by law, indemnify Irish Holdco, its directors and officers, employees and agents, and each person or entity who controls Irish Holdco (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in, or incorporated by reference in, the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained (or not contained in, in the case of an omission) in any information or affidavit so furnished in writing by or on behalf of Subscriber expressly for use therein. In no event shall the liability of Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Subscribed Shares giving rise to such indemnification obligation. Subscriber shall notify Irish Holdco promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 5 of which Subscriber is aware.

(iii)

Any person or entity entitled to indemnification herein shall (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (B) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties or separate defenses may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, delayed or conditioned). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus any local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(iv)

The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of the Subscribed Shares purchased pursuant to this Subscription Agreement.

(v)

If the indemnification provided under this Section 5(e) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), or on behalf of, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 5(e)(i), (ii) and (iii) above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 5(e)(v) from any person or entity who was not guilty of such fraudulent misrepresentation. Notwithstanding anything to the contrary herein, in no event will any party be liable for consequential, special, exemplary or punitive damages in connection with this Subscription Agreement. Each indemnifying party’s obligation to make a contribution pursuant to this Section 5(e)(v) shall be individual, not joint and several, and in no event shall the liability of any Subscriber hereunder be greater in amount than the dollar amount of the net proceeds received by such Subscriber upon the sale of the Subscribed Shares giving rise to such indemnification obligation.

(f) If the Subscribed Shares acquired hereunder are eligible to be sold without restriction under, and without the requirement for Irish Holdco to be in compliance with the current public information requirements of, Rule 144, then at Subscriber’s request, Irish Holdco will reasonably cooperate with Irish Holdco’s transfer agent, such that any remaining restrictive legend set forth on such Subscribed Shares will be removed in connection with a sale of such shares.

Section 6 Short Sales. Subscriber hereby agrees that, from the date of this Subscription Agreement, none of Subscriber, its controlled affiliates, or any person or entity acting on behalf of Subscriber or any of its controlled affiliates or pursuant to any understanding with Subscriber or any of its controlled affiliates will engage in any Short Sales with respect to securities of the Company prior to the Closing. For purposes of this Subscription Agreement, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers. Notwithstanding the foregoing, (i) nothing herein shall prohibit other entities under common management with Subscriber that have no knowledge of this Subscription Agreement or of Subscriber’s participation in the Transaction (including

Subscriber’s controlled affiliates and/or affiliates) from entering into any Short Sales and (ii) in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the covenant set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscribed Shares covered by this Subscription Agreement.

Section 7 Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party hereto in respect thereof, upon the earlier to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of the parties hereto to terminate this Subscription Agreement, (c) if, on the Closing Date of the Transaction, any of the conditions to Closing set forth in Section 2 of this Subscription Agreement have not been satisfied as of the time required hereunder to be so satisfied or waived by the party entitled to grant such waiver and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated, or (d) written notice by any party to the other parties to terminate this Subscription Agreement if the transactions contemplated by this Subscription Agreement are not consummated on or prior to June 30, 2023; provided, that nothing herein will relieve any party from liability for any intentional breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company or Irish Holdco shall notify Subscriber of the termination of the Transaction Agreement promptly after the termination thereof.

Section 8 Trust Account Waiver. Subscriber hereby acknowledges that the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public stockholders and certain other parties (including the underwriters of the IPO). For and in consideration of the Company entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Subscriber hereby (a) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to this Subscription Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), (b) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company or Irish Holdco, and (c) will not seek recourse against the Trust Account for any reason whatsoever; provided, however, that nothing in this Section 8 shall be deemed to limit any Subscriber’s right to distributions from the Trust Account in accordance with the Company’s amended and restated certificate of incorporation in respect of the Shares of the Company acquired by any means other than pursuant to this Subscription Agreement.

Section 9 Miscellaneous.

(a) All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) when sent by electronic mail (which is confirmed), on the date of transmission to such recipient; (iii) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and, in each case, addressed to the intended recipient at its address specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section 9(a). A courtesy electronic copy of any notice sent by methods (i), (iii), or (iv) above shall also be sent to the recipient via electronic mail if provided in the applicable signature page hereof or to an electronic mail address as subsequently modified by written notice given in accordance with this Section 9(a).

(b) Subscriber acknowledges that the Company, MariaDB, Irish Holdco, the Placement Agents and others will rely on the acknowledgments, understandings, agreements, representations and warranties of Subscriber contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Company, MariaDB, Irish Holdco and each of the Placement Agents if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of Subscriber set forth herein are no longer accurate in all material respects. The Company and Irish Holdco acknowledge that Subscriber and the Placement Agents will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, the Company and Irish Holdco agree to promptly notify Subscriber and each of the Placement Agents if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of the Company or Irish Holdco set forth herein are no longer accurate in all material respects.

(c) Each of the Company, MariaDB, Irish Holdco, the Placement Agents and Subscriber is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(d) Subscriber shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

(e) Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Subscribed Shares acquired hereunder, if any) may be transferred or assigned. Neither this Subscription Agreement nor any rights that may accrue to the Company or Irish Holdco hereunder may be transferred or assigned (provided, that, for the avoidance of doubt, the Company or Irish Holdco may transfer the Subscription Agreement and its rights hereunder solely in connection with the consummation of the Transaction and exclusively to another entity under the control of, or under common control with, the Company or Irish Holdco). Notwithstanding the foregoing, Subscriber may assign its rights and obligations under this Subscription Agreement to one or more of its affiliates (including other investment funds or accounts managed or advised by the investment manager who acts on behalf of Subscriber) or, with the Company’s and Irish Holdco’s prior written consent, to another person, provided that no such assignment shall relieve Subscriber of its obligations hereunder if any such assignee fails to perform such obligations and Subscriber and the party to which this Subscription Agreement is assigned (the “Assignee”) shall execute the assignment agreement in the form substantially in Exhibit A (the “Assignment Agreement”).

(f) All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

(g) The Company or Irish Holdco may request from Subscriber such additional information as the Company or Irish Holdco may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Subscribed Shares and to register the Subscribed Shares for resale, and Subscriber shall promptly provide such information as may be requested. Subscriber acknowledges that the Company or Irish Holdco may file a copy of this Subscription Agreement with the Commission as an exhibit to a periodic report of the Company or Irish Holdco or a registration statement of the Company or Irish Holdco.

(h) This Subscription Agreement may not be amended, modified or waived except by an instrument in writing signed by each of the parties hereto.

(i) This Subscription Agreement and any non-disclosure agreement entered into by the parties hereto constitute the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

(j) Except as otherwise provided herein, this Subscription Agreement is intended for the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person. Except as set forth in

Section 3(p), Section 4(v), Section 9(b), Section 9(c), this Section 9(j) and Section 9(k) with respect to the persons specifically referenced therein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns, and the parties hereto acknowledge that such persons so referenced are third party beneficiaries of this Subscription Agreement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions.

(k) The parties hereto acknowledge and agree that (i) this Subscription Agreement is being entered into in order to induce the Company and Irish Holdco to execute and deliver the Transaction Agreement and (ii) irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached and that money or other legal remedies would not be an adequate remedy for such damage. It is accordingly agreed that the parties shall be entitled to seek equitable relief, including in the form of an injunction or injunctions to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that MariaDB and the Placement Agents shall be entitled to rely on the provisions of the Subscription Agreement of which MariaDB and the Placement Agents are each a third party beneficiary, in each case, on the terms and subject to the conditions set forth herein. The parties hereto further acknowledge and agree: (x) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy; (y) not to assert that a remedy of specific enforcement pursuant to this Section 9(j) is unenforceable, invalid, contrary to applicable law or inequitable for any reason; and (z) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

(l) In any dispute arising out of or related to this Subscription Agreement, or any other agreement, document, instrument or certificate contemplated hereby, or any transactions contemplated hereby or thereby, the applicable adjudicating body shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the dispute and the enforcement of its rights under this Subscription Agreement or any other agreement, document, instrument or certificate contemplated hereby and, if the adjudicating body determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the adjudication and the enforcement of its rights under this Subscription Agreement or any other agreement, document, instrument or certificate contemplated hereby or thereby.

(m) If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(n) No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(o) This Subscription Agreement may be executed and delivered in one or more counterparts (including by facsimile or electronic mail or in ..pdf or any electronic signature complying with the U.S. federal ESIGN Act of

2000, e.g., www.docusign.com) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(p) This Subscription Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state.

(q) EACH PARTY AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS SUBSCRIPTION AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS SUBSCRIPTION AGREEMENT.

(r) The parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Subscription Agreement must be brought exclusively in the United States District Court for the Southern District of New York, the Supreme Court of the State of New York and the federal or state appellate courts located in the State of New York (collectively, the “Designated Courts”). Each party hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this Subscription Agreement may be brought in any other forum. Each party hereby irrevocably waives all claims of immunity from jurisdiction, and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with Section 9(a) of this Subscription Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties have submitted to jurisdiction as set forth above.

(s) This Subscription Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Subscription Agreement, or the negotiation, execution or performance of this Subscription Agreement, may only be brought against the entities that are expressly named as parties or third party beneficiaries hereto and then only with respect to the specific obligations set forth herein with respect to such party or third party beneficiary. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, affiliate, agent, attorney or other representative of any party hereto or of any affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Subscription Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

(t) Notwithstanding anything in this Subscription Agreement to the contrary, the Company and Irish Holdco shall not publicly disclose the name of Subscriber, its investment adviser or any of their respective affiliates, Subscriber’s beneficial ownership of the Subscribed Shares, or the nature of Subscriber’s commitments, arrangements and understandings under and relating to this Subscription Agreement in any press release issued by the Company or Irish Holdco, any Form 8-K filed by the Company or Irish Holdco with the Commission in connection with the execution and delivery of the Transaction Agreement or the transactions contemplated thereby and the Registration Statement (as defined in the Transaction Agreement), except to the extent required by the federal securities laws, exchange rules, the Commission or any other securities authorities or any rules and regulations promulgated thereby or with Subscriber’s consent. Subscriber will promptly provide any information reasonably requested by the Company or Irish Holdco for any regulatory application or filing made or approval sought in connection with the Transaction (including filings with the Commission). The Company and Irish Holdco have disclosed to Subscriber certain non-public information regarding the Transaction, including the material terms of the transactions contemplated hereby (and by the Other Subscription Agreements), and Subscriber acknowledges its agreement to treat such information confidentially until such time as all such “material non-public information” (within the meaning of applicable securities laws) is either publicly disclosed by the Company or Irish Holdco or deemed by the Company or Irish Holdco to be no longer relevant. In accordance therewith, the Company or Irish Holdco shall, by 9:30 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K disclosing, to the extent not previously publicly disclosed, such material non-public information unless the Company determines, in compliance with applicable laws and regulations, that any of such information is no longer material.

(u) If any change in the number of Company’s Shares shall occur between the date of this Subscription Agreement and immediately prior to the Closing by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the number of Subscribed Shares issued to Subscriber shall be appropriately adjusted to reflect such change. The Domestication Merger shall not result in any adjustment.

(v) The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under this Subscription Agreement or any Other Subscriber or other investor under the Other Subscription Agreements. The decision of Subscriber to purchase Subscribed Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company, Irish Holdco, MariaDB or any of their respective subsidiaries which may have been made or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or investor pursuant hereto or thereto, shall be deemed to constitute Subscriber and Other Subscribers or other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and Other Subscribers or other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of Subscriber in connection with monitoring its investment in the Subscribed Shares or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.

(w) The headings herein are for convenience only, do not constitute a part of this Subscription Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Subscription Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rules of strict construction will be applied against any party. Unless the context otherwise requires, (i) all references to Sections, Annexes or Exhibits are to Sections, Annexes or Exhibits contained in or attached to this Subscription Agreement, (ii) each accounting term not otherwise defined in this Subscription Agreement has the meaning assigned to it in accordance with GAAP, (iii) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, (iv) the use of the word “including” in this Subscription Agreement shall be by way of example rather than limitation, and (v) the word “or” shall not be exclusive.

[Signature pages follow.]

IN WITNESS WHEREOF, each of the Company, Irish Holdco and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.

ANGEL POND HOLDINGS CORPORATION

By:

Name:

Title:

Address for Notices

ANGEL POND HOLDINGS CORPORATION 950 Third Avenue, 25th Floor, NEW YORK, NY 10022

ATTN: Theodore T. Wang, Chief Executive Officer
EMAIL: ted.wang@angelpond.com with a copy (not to constitute notice) to:

CLEARY GOTTLIEB STEEN & HAMILTON LLP ONE LIBERTY PLAZA, NEW YORK NY 10006

ATTN:	Adam J. Brenneman
EMAIL: abrenneman@cgsh.com

MANGOMILL PUBLIC LIMITED COMPANY

By:

Name:

Title:

Address for Notices

TEN EARLSFORT TERRACE DUBLIN 2 D02 T380

ATTN: Theodore Wang
EMAIL: ted.wang@angelpond.com with a copy (not to constitute notice) to:

CLEARY GOTTLIEB STEEN & HAMILTON LLP ONE LIBERTY PLAZA, NEW YORK NY 10006

ATTN:	Adam J. Brenneman
EMAIL: abrenneman@cgsh.com

By:
Name:
Title

Address for Notices:

Name in which shares are to be registered:

Number of Subscribed Shares subscribed for:

Price Per Subscribed Share:		$9.50
Aggregate Purchase Price:	$

Subscriber must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account of Irish Holdco specified by the Company or Irish Holdco in the Closing Notice.

ANNEX A

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

This Annex A should be completed and signed by Subscriber

and constitutes a part of the Subscription Agreement.

A.	QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the box, if applicable)

☐	Subscriber is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).

B.	ACCREDITED INVESTOR STATUS (Please check the box)

☐

Subscriber is an “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and has marked and initialed the appropriate box below indicating the provision under which it qualifies as an “accredited investor.”

C.	AFFILIATE STATUS (Please check the applicable box)

SUBSCRIBER:

☐	is: ☐ is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or Irish Holdco or acting on behalf of an affiliate of the Company or Irish Holdco.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”

☐	Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐

Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐

Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐

Any corporation, similar business trust, partnership or any organization described in Section 501(c)(3) of the Internal Revenue Code, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000; or

☐	Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person.

By:
Name:
Title:

EXHIBIT A1

Form of Assignment and Assumption Agreement

This Assignment and Assumption Agreement (this “Agreement”), dated as of [Effective Date], is entered into by and between [Name of Assignor/Subscriber to Subscription Agreement], a [Entity Type] organized under the laws of [Jurisdiction of Incorporation] (“Assignor”), and [Name of Assignee], a [Entity Type] organized under the laws of [Jurisdiction of Incorporation] (“Assignee”). Terms not defined herein have the meaning set forth in the Subscription Agreement, dated as of [Subscription Agreement Effective Date] (the “Subscription Agreement”), between the Assignor, Mangomill Public Limited Company (“Irish Holdco”) and MariaDB Corporations Ab (“MariaDB”) (the “Company”).

RECITALS

WHEREAS, pursuant to the terms and conditions of the Subscription Agreement, Assignor subscribed for [            ] Shares of the Company for a Purchase Price of $[            ]; and

WHEREAS, pursuant to the Section 9(e) of the Subscription Agreement, Assignor may assign its rights and obligations under the Subscription Agreement to its affiliates, provided that no such assignment shall relieve Assignor of its obligations thereunder if any assignee fails to perform such obligations.

NOW, THEREFORE, Assignor and Assignee, desiring to be legally bound, hereby agree as follows:

1.

Assignment. Pursuant to Section 9(e) of the Subscription Agreement, Assignor hereby assigns to Assignee all of Assignor’s rights and obligations under the Subscription Agreement subject to the terms and conditions of this Agreement.

2.

Acceptance of Assignment. Assignee makes the representations and warranties of “Subscriber” set forth in the Subscription Agreement from and after the date hereof, and hereby accepts the assignment and assumes all of Assignor’s obligations set forth in the Subscription Agreement subject to the terms and conditions of this Agreement.

3.

Subscription Agreement. Assignee hereby agrees that it shall be responsible for performing, and shall perform, each covenant, agreement and other obligation of the “Subscriber” under the Subscription Agreement to the limited extent that such covenant, agreement and other obligation has not been performed entirely by the Assignor as of the date hereof, and each such covenant, agreement and other obligation shall apply mutatis mutandis to Assignee to the same degree as applicable to Assignor.

4.	Representations and Warranties. The parties represent and warrant that:

a.

Assignee (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) or an “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act), in each case, satisfying the applicable requirements set forth on Annex A, (ii) is acquiring the Subscribed Shares only for its own account and not for the account of others, or if Assignee is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a “qualified institutional buyer” or an “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act), and Assignee has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Subscribed Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and has provided the Company with the requested information on Annex A following the signature page hereto).

[1]

This Exhibit A should be used in instances in which the Subscription Agreement is assigned by Subscriber to an Assignee. This Exhibit A should be named according to any other annexes/exhibits that exist in connection to the corresponding Subscription Agreement.

Assignee is not an entity formed for the specific purpose of acquiring the Subscribed Shares and is an “institutional account” as defined by FINRA Rule 4512(c).

b.	The representations and warranties set forth in Section 4 of the Subscription Agreement with respect to the Assignee are true, correct and complete as of the date hereof.

c.

Assignee is an affiliate of Assignor as defined in Rule 405 under the Securities Act and the assignment of Assignor’s rights and obligations hereunder is permissible under Section 9(e) of the Subscription Agreement.

5.

No Release of Obligations. The Parties agree that nothing herein shall relieve Assignor of any of its obligations pursuant to the Subscription Agreement. The rights and obligations of Assignor and Assignee under the Subscription Agreement shall be joint and several.

6.	Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

7.

Third Party Beneficiaries. The parties hereto acknowledge and agree that the Company, Irish Holdco and MariaDB shall be entitled to rely on paragraphs 3, 4 and 5 of this Agreement and is a third-party beneficiary of those provisions.

8.	Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representative as of the date first written above.

[ASSIGNOR]

By:
Name:
Title:

[ASSIGNEE]

By:
Name:
Title:

ANNEX A

ELIGIBILITY REPRESENTATIONS OF ASSIGNEE

This Annex A should be completed and signed by Assignee

and constitutes a part of the Subscription Agreement.

QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the box, if applicable)

☐ Assignee is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).

ACCREDITED INVESTOR STATUS (Please check the box)

☐ Assignee is an “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and has marked and initialed the appropriate box below indicating the provision under which it qualifies as an “accredited investor.”

AFFILIATE STATUS (Please check the applicable box)

ASSIGNEE:

☐             is:             ☐             is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or Irish Holdco or acting on behalf of an affiliate of the Company or Irish Holdco.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Assignee has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Assignee and under which Assignee accordingly qualifies as an “accredited investor.”

☐ Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐ Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐ Any corporation, similar business trust, partnership or any organization described in Section 501(c)(3) of the Internal Revenue Code, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000; or

☐ Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person.

[ASSIGNEE]

By:
Name:
Title

Annex F

FORM OF

SHAREHOLDER SUPPORT AGREEMENT

This	Shareholder Support Agreement (this “Agreement”) is entered into on 31 January 2022 by and between:

(1)	Angel Pond Holdings Corporation, a Cayman Islands exempted company (“APHC”);

(2)	MariaDB Corporation Ab, a Finnish private limited liability company with business identity code 2344661-1 (the “Company”);

(3)	Mangomill plc, a public limited company incorporated in Ireland with registered number 606330 (“Irish Holdco”); and

(4)	each Person as listed in Exhibit A hereto (each, a “Shareholder” and, collectively, the “Shareholders”).

Background

(A)

Each Shareholder owns of record and/or beneficially the number and class of shares in the Company as set forth opposite such Shareholder’s name on Exhibit A hereto (all such shares and any shares of which ownership of record or the power to vote or dispose is hereafter acquired by the Shareholders prior to the termination of this Agreement being referred to herein as the “Shares”).

(B)	The Shareholders are parties to a shareholders’ agreement regarding the Company (as amended and restated on or about the date hereof, the “SHA”).

(C)

Concurrently with the execution and delivery of this Agreement, APHC, the Company, Irish Holdco and the other parties thereto have entered into a business combination agreement (as may be amended or modified from time to time, the “BCA”), pursuant to which, among other transactions, the Company will merge with and into Irish Holdco by way of a cross-border merger as provided in the BCA, the Common Draft Terms, and the Cross Border Merger Laws (the “Merger”), and which Merger will require the support of the shareholders of the Company at a general meeting of shareholders of the Company.

(D)	Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the BCA.

(E)

As an inducement of the parties to enter into the BCA and to consummate the Merger and the other transactions contemplated thereby, the parties hereto desire to agree to certain matters as set forth herein.

Now, therefore, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1	Agreement to Consent to and Support Transactions

1.1	Each Shareholder hereby irrevocably:

(a)

agrees to vote, consent, or approve (or cause to be voted, consented or approved) all of such Shareholder’s Shares in favour of the Merger, including at any general meeting of shareholders of the Company resolving on the approval of the Merger;

(b)

authorizes, by issuing a power of attorney in the form attached as Exhibit B hereto (the “PoA”), an individual named in the PoA on the Shareholder’s behalf to represent them at any general meeting of shareholders of the Company resolving on the approval of the Merger and to vote at such meeting in favour of the Merger;

(c)

undertakes not to cancel or amend the PoA or to attend in person the general meeting of the shareholders of the Company referred to in Section 1.1(b) above (other than in support of and to vote in favour of the Merger);

F-1

(d)

in any other circumstances upon which a consent or other approval is required under the Company’s governing documents or otherwise sought with respect to the BCA, the Merger or the other transactions contemplated thereby, to vote, consent or approve (or cause to be voted, consented or approved) all of such Shareholder’s Shares in favour thereof;

(e)

waives any right to require any redemption of any of their Shares or other Equity Securities in connection with the Merger. Under this Agreement, the “Equity Securities” mean any security, agreement or instrument which contains or provides for any right to subscribe or exchange for, convert into or otherwise call for any issue of any Share(s) from time to time, including but not limited to any option rights issued by the Company pursuant to the Finnish Companies Act; and

(f)

agrees to take, and agrees to procure that their representatives take, all reasonable actions necessary or advisable in their role as a shareholder to support the approval and implementation of the BCA, the Merger and the transactions contemplated thereby, including without limitation, to give effect to any applicable provisions of the SHA, including but not limited to Section 4.4 (Conversion), 10.5 (Drag Along) and Section 16 (General Obligation to Vote Shares), and to execute or procure the execution of such documents and do or procure the doing of such acts and things as may be reasonably required of them by any other party hereto for the purpose of giving effect to the provisions of this Agreement.

1.2

Each Shareholder further irrevocably agrees to vote (and agrees to procure that their representatives vote) at any general meeting of shareholders of the Company (a) against any business combination or transaction other than the Merger, and (b) against any action, agreement, transaction, or proposal that would result in a breach of any covenant, representation, or warranty or any other obligation or agreement of the Company under the BCA or that would reasonably be expected to result in the failure of Merger from being timely consummated in accordance with the BCA.

1.3

Each Shareholder irrevocably agrees not to, and shall not, Transfer, in whole or in part, any of the Shares, except for any Transfers of Shares from a Shareholder (a) who is an entity, to any partner, member, shareholder or affiliate thereof, and (b) who is an individual, (i) to any member of such Shareholder’s immediate family, or to a trust for the benefit of such Shareholder or any member of such Shareholder’s immediate family, the sole trustees of which are such Shareholder or any member of its immediate family, or (ii) by will, other testamentary document or under the Laws of intestacy upon the death of such Shareholder (a “Permitted Transfer”); provided, however, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee also agrees in a writing, reasonably satisfactory in form and substance to APHC, to assume all of the obligations of such Shareholder under, and be bound by all of the terms of, this Agreement; provided, further, that any Permitted Transfer shall not relieve a Shareholder of its obligations under this Agreement. Any Transfer in violation of this Agreement with respect to a Shareholder’s Shares shall be void ab initio and of no force or effect. As used in this Agreement, the term “Transfer” shall mean the (w) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option, right or warrant to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any security, (x) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, (y) the deposit of any Shares into a voting trust or entry into a voting agreement or arrangement or the granting any proxy or power of attorney with respect thereto (other than the PoA), or (z) public announcement of any intention to effect any transaction specified in the foregoing clauses (w), (x) or (y).

F-2

2	Representations and Warranties

Each Shareholder, severally and not jointly, represents and warrants as follows:

(a)

The execution, delivery and performance by such Shareholder of this Agreement and the consummation by such Shareholder of the measures contemplated hereby do not and will not (i) conflict with or violate any applicable laws, regulations, rules, or orders applicable to such Shareholder, (ii) result in the creation of any encumbrance on any Shares other than pursuant to this Agreement or (iii) conflict with or result in a breach of or constitute a default under any provision of such Shareholder’s governing documents or any agreement to which such Shareholder is a party.

(b)

Such Shareholder owns exclusively of record and has good and valid title to, and owns beneficially, the Shares and other Equity Securities as set forth opposite such Shareholder’s name on Exhibit A hereto, free and clear of any security interest, lien, claim, pledge, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use, or other encumbrance of any kind, other than pursuant to this Agreement and the SHA, and such Shareholder has the sole power to vote and right, power and authority to sell, transfer and deliver such Shares, and such Shareholder does not own, directly or indirectly, any other Shares or Equity Securities.

(c)	Such Shareholder has the power, authority, and capacity to execute, deliver and perform this Agreement, and this Agreement has been duly authorized, executed and delivered by such Shareholder.

(d)	There are no outstanding loans or advances from such Shareholder or their respective affiliates to the Company or its subsidiaries or vice versa.

3	Termination

This Agreement and the obligations of the shareholders of the Company under this Agreement shall automatically terminate upon the earliest of (a) the completion of the Merger, (b) a termination of the BCA in accordance with its terms, and (c) the effective date of a written agreement of the parties hereto terminating this Agreement. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided that nothing herein shall relieve any party of liability for any intentional misrepresentation or wilful breach of this Agreement occurring prior to such termination.

4	Miscellaneous

4.1

Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

4.2

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses (or at such other address or email address for a party as shall be specified in a notice given in accordance with this Section):

If to the APHC, to it at:

Angel Pond Holdings Corporation

950 Third Avenue, 25th Floor

New York, NY 10022

Attention: Theodore T. Wang, Chief Executive Officer

E-mail: ted.wang@angelpond.com

F-3

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza,

New York NY 10006

Attention: Paul J. Shim

E-mail: pshim@cgsh.com

and

Hannes Snellman Attorneys Ltd

Eteläesplanadi 20, 00130 Helsinki, Finland

Attention: Tuire Kuronen

E-mail: tuire.kuronen@hannessnellman.com

If to the Company, to it at:

MariaDB Corporation Ab

Tekniikantie 12, 02150 Espoo, Finland

Attention: Michael Howard

E-mail: michael.howard@mariadb.com

with a copy to:

Perkins Coie LLP

505 Howard Street Suite 1000

San Francisco, CA 94105

Attention: Edward Wes

E-mail: edwes@perkinscoie.com

and

Fondia Aleksanterinkatu 11, FI-00100 Helsinki, Finland

Attention: Susanne Mattsson

E-mail: susanne.mattsson@fondia.com

4.3	If to a Shareholder, to the address or e-mail address set forth for such Shareholder in Exhibit A hereto.

4.4

For the avoidance of doubt, each Shareholder is signing this Agreement solely in its capacity as a shareholder and/or holder of the Equity Securities of the Company. No Shareholder makes any agreement or understanding in such Shareholder’s capacity as a director or officer of the Company. Nothing in this Agreement will limit or affect any actions or omissions taken by a Shareholder (or by any affiliate, partner or employee of such Shareholder) in his or her capacity as a director or officer of the Company, and no actions or omissions take in by any Shareholder (or by any affiliate, partner or employee of such Shareholder) in his or her capacity as a director or officer shall be deemed a breach of this Agreement. Nothing in this Agreement will be construed to prohibit, limit or restrict a Shareholder (or any affiliate, partner or employee of such Shareholder) from exercising, in his or her capacity as a director or officer of the Company, his or her fiduciary duties as a director or officer to the Company or taking any action that may be permitted by the BCA.

4.5

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

F-4

4.6

This Agreement, the BCA and the SHA constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), by any party without the prior express written consent of the other parties hereto.

4.7

This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No Shareholder shall be liable for the breach by any other Shareholder of this Agreement.

4.8	This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by the parties hereto.

4.9

The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

4.10

This Agreement shall be governed by, and construed in accordance with, the laws of Finland. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity thereof, shall be finally settled by arbitration in accordance with the Arbitration Rules of the Finland Chamber of Commerce. The number of arbitrators shall be three. The seat of arbitration shall be Helsinki and the language of the arbitration shall be English. Any party may, irrespective of any arbitral proceedings, apply to a court having jurisdiction for a temporary restraining order or preliminary injunction where such relief is necessary to protect its rights under this Agreement.

4.11

This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

4.12

Each Shareholder hereby consents to and authorizes the other parties hereto publish and disclose in any announcement or disclosure required by applicable laws and regulations and any applicable securities regulators such Shareholder’s identity and ownership of Shares and the nature of such Shareholder’s obligations under this Agreement.

4.13

At the request of the Company or APHC, and without further consideration, each Shareholder shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the BCA, the Merger and other transactions contemplated thereby.

(Signature pages follow)

F-5

The parties hereto have duly executed this Agreement as of the date first written above.

ANGEL POND HOLDINGS CORPORATION

By:

Name: Authorised Representative

MARIADB CORPORATION AB

By:

Name: Authorised Representative

MANGOMILL PLC

By:

Name: Authorised Representative

[SHAREHOLDER(S)]

By:

Name:
Title:

F-6

Exhibit A

SHAREHOLDERS

Name	Shares/Equity Securities

F-7

Exhibit B

Power of Attorney

We hereby irrevocably authorize

The Chairman of the Board of Directors of the Company

To represent us at any general meeting of shareholders of MariaDB Corporation Ab (business identity code 2344661-1, the “Company”) resolving on the approval of the merger of the Company into Mangomill plc by way of a cross-border merger as provided in the Cross Border Merger Laws (meaning (i) Chapter II, Title II of Directive (EU) 2017/1132 of the European Parliament and of the Council of 14 June 2017 relating to certain aspects of company law, (ii) the European Communities (Cross-Border Mergers) Regulations 2008 (as amended), and (iii) Chapter 16 of the Finnish Companies Act (624/2006, as amended)) (the “Merger”), pursuant to (x) the business combination agreement (as may be amended or modified from time to time, the “BCA”) entered into by and among Angel Pond Holdings Corporation, the Company, Mangomill plc and the other parties thereto and (y) the Common Draft Terms (meaning the proposed terms of the Merger, including schedules thereto, to be drawn up and adopted in accordance with Cross Border Merger Laws, including the information required to be provided in a merger plan pursuant to the Chapter 16, Section 22 of the Finnish Companies Act and a common draft terms pursuant to Regulation 5 of the European Communities (Cross-Border Mergers) Regulations 2008 (as amended)), and at such general meeting of shareholders of the Company on our behalf (a) to approve, consent to and vote in favour of the Merger, and (b) to confirm our irrevocable waiver of any right to require any redemption of any of our shares or other equity securities in the Company in connection with the Merger. For the purposes of this power of attorney, the equity securities mean any security, agreement or instrument which contains or provides for any right to subscribe or exchange for, convert into or otherwise call for any issue of any share(s) from time to time, including but not limited to any option rights issued by the Company pursuant to the Finnish Companies Act.

This Power of Attorney shall automatically lapse upon the dissolution of the Company upon the completion of the Merger.

Place and Date:

[SHAREHOLDER(S)]

By:

Name:
Title:

Place and Date:

F-8

Annex G

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of [●], 2022, by and among Angel Pond Holdings Corporation, a Cayman Islands exempted company (“APHC”), Mangomill Public Limited Company, a public limited company incorporated in Ireland with registered number 606330 (“Irish Holdco”), Angel Pond Partners LLC, a Cayman Islands limited liability company (the “Sponsor”), each of the parties listed on Schedule A hereto (together with any shareholders, officers or directors of MariaDB Corporation AB or transferees who become parties hereto as “Major Holders” after the date of this Agreement, the “Major Holders”) and each of the parties listed on Schedule B hereto (together with any shareholders, officers or directors of APHC or transferees who become parties hereto as “Other Holders” after the date of this Agreement, the “Other Holders”) (together the “Parties” and each a “Party”). The Sponsor, the Major Holders and the Other Holders are referred to herein, individually, as a “Holder” and, collectively, as the “Holders.”

Capitalized terms used but not otherwise defined in this Agreement have the meaning ascribed to such term in the Business Combination Agreement, dated as of the date hereof, by and among APHC, Irish Holdco, Meridian MergerSub Inc., a Cayman Islands exempted company and a wholly owned subsidiary of Irish Holdco, and MariaDB Corporation Ab, a Finnish private limited liability company with business identity code 2344661-1 (as amended, modified or supplemented from time to time in accordance with the terms thereof, the “Merger Agreement”).

WHEREAS, pursuant to the Merger Agreement, and in view of the good and valuable consideration to be received by the parties thereunder, the Parties hereto desire to enter into this Agreement, pursuant to which the Lock-Up Shares (as defined below) shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1. Lock-Up Provisions.

(a) Each of the Holders hereby agree as a several but not joint obligation not to Transfer, in whole or in part, its respective Lock-Up Shares, whether any such transaction is to be settled by delivery of Lock-Up Shares or other securities, in cash or otherwise, during the period commencing from the Closing and through the end of the Lock-Up Period (as defined below).

(b) As used in this Agreement, “Lock-Up Period” shall mean the earlier to occur of: (i) 180 days after the date of the Closing, and (ii) the date on which Irish Holdco completes a liquidation, merger, stock exchange, reorganization, tender offer or other similar transaction that results in all of Irish Holdco’s shareholders having the right to exchange their Irish Holdco Ordinary Shares for cash, securities or other property. Irish Holdco shall notify each Holder of the date of expiry of the Lock-Up Period five (5) business days prior to such expiration.

(c) As used in this Agreement, “Lock-Up Shares” shall mean (i) any Irish Holdco Ordinary Shares held by the Holders immediately after the Merger Effective Time or otherwise issued or issuable to the Holders in connection with the Domestication Merger or the Merger, (ii) any securities convertible into or exercisable or exchangeable for Irish Holdco Ordinary Shares, or (iii) any Irish Holdco Ordinary Shares issued upon conversion, exercise or exchange of any of the securities described in clause (ii) during the Lock-Up Period.

(d) Notwithstanding the foregoing, Transfers of the Lock-Up Shares are permitted:

i. to Irish Holdco, its officers or directors, any affiliates or immediate family members of any of Irish Holdco’s officers or directors, any members of the Sponsor, or any affiliates of the Sponsor;

ii. in the case of an entity, (A) to another entity that is an affiliate of the Holder, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the Holder or its affiliates or who shares a common investment advisor with the Holder, (B) as part of a distribution to members, partners or shareholders of the Holder or (C) by gift to a charitable organization;

iii. in the case of an individual, by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization;

iv. in the case of an individual, by virtue of laws of descent and distribution upon death of the individual;

v. in the case of an individual, pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement;

vi. in the case of an individual, to a partnership, limited liability company or other entity of which the individual and/or the immediate family of the individual are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

vii. to a nominee or custodian holding securities on behalf of a beneficial owner to whom a disposition or transfer would be permissible under clauses (i) through (vi) above;

viii. in the case of an entity that is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

ix. in the case of an entity, by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

x. in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof;

xi. in the case of the Sponsor, to any Person pursuant to any forward purchase agreements that have been entered into prior to the date hereof or to an individual that was an officer of APHC prior to the Closing; or

xii. in connection with a liquidation, merger, stock exchange, reorganization, tender offer or other similar transaction which results in all of the Irish Holdco’s shareholders having the right to exchange their Irish Holdco Ordinary Shares for cash, securities or other property.

provided, however, that in the case of the foregoing clauses (i)-(xi), any permitted transferee must enter into a written counterpart to this Agreement (it being understood that any references to “immediate family” in this Agreement shall continue to expressly refer only to the immediate family of the initial Holder and not to the immediate family of the permitted transferee), agreeing to be bound by these Transfer restrictions applicable to such permitted transferee, and such permitted transferee shall be added to Schedule A or Schedule B hereto as a Major Holder or Other Holder, as applicable based on the transferor Holder. As used in this Agreement, “immediate family” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister of the undersigned, and lineal descendant (including by adoption) of the undersigned or of any of the foregoing persons; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

As used in this Agreement, the term “Transfer” shall mean the (x) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option, right or warrant to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and

Exchange Commission promulgated thereunder with respect to, any security, (y) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (z) public announcement of any intention to effect any transaction specified in the foregoing clause (x) or (y).

(e) If any Transfer prohibited by Section 1 of this Agreement is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be null and void ab initio, and Irish Holdco shall refuse to recognize any such purported transferee of the Lock-Up Shares as one of its equity holders for any purpose. In order to enforce this Section 1, Irish Holdco may impose stop-transfer instructions with respect to the Lock-Up Shares (and permitted transferees and assigns thereof) until the end of the Lock-Up Period.

(f) During the Lock-Up Period, each certificate or book-entry position evidencing any Lock-Up Shares shall be marked with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [●], 2022, BY AND AMONG THE ISSUER OF SUCH SECURITIES AND THE REGISTERED HOLDER OF THE SECURITIES (OR THE PREDECESSOR IN INTEREST TO THE SECURITIES). A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(g) For the avoidance of doubt, each Holder shall retain all of its rights as a shareholder of Irish Holdco with respect to the Lock-Up Shares during the Lock-Up Period, including the right to vote any Lock-Up Shares that are entitled to vote.

(h) The lock-up provisions in Section 7 of the Letter Agreement, dated as of May 18, 2021, by and among APHC, the Sponsor and certain Insiders (as defined therein) signatory thereto, shall terminate and be of no further force or effect upon the Closing.

2. Miscellaneous.

(a) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. This Agreement and all obligations of a Holder are personal to such Holder and may not be transferred or delegated at any time.

(b) Third Parties. Nothing contained in this Agreement shall be construed to confer upon any person who is not a signatory hereto any rights or benefits, as a third party beneficiary or otherwise.

(c) GOVERNING LAW; VENUE. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE AS APPLIED TO AGREEMENTS AMONG DELAWARE RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY MAY BE INSTITUTED IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF SUCH COURT DECLINES JURISDICTION, THEN TO ANY COURT IN THE STATE OF DELAWARE OR THE FEDERAL DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING.EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS

LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(d) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party hereto by virtue of the authorship of any provision of this Agreement.

(e) Amendments and Waivers. Only upon (i) the approval by a majority of the members of the Board of Directors of Irish Holdco then in office that qualify as “independent” for purposes of audit committee membership under Section 10A-3 under the Exchange Act of 1934, as amended, may compliance with Section 1(a) of this Agreement be waived by Irish Holdco, and (ii) the prior written consent of the Major Holders and the approval by a majority of the members of the Board of Directors of Irish Holdco then in office that qualify as “independent” for purposes of audit committee membership under Section 10A-3 under the Exchange Act of 1934, as amended, may compliance with any other section of this Agreement be waived or any of the provisions, covenants or conditions set forth in this Agreement (including, for the avoidance of doubt, Section 1(a) of this Agreement) be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of Lock-Up Shares, shall in addition require the consent of the Holder so affected. No course of dealing between any Party hereto or any failure or delay on the part of any Party hereto in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any such Party. No single or partial exercise of any rights or remedies under this Agreement by a Party hereto shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such Party. Notwithstanding the foregoing, no approval by any Party shall be required with respect to any Person who hereafter becomes a party to this Agreement pursuant to Section 1 hereto or by executing a written counterpart to this Agreement (including the amendment of Schedule A or Schedule B, as applicable, to add information regarding such additional Major Holder or Other Holder).

(f) Conditions. The obligations of (i) each of the Holders pursuant to this Agreement are conditioned upon the occurrence of the Closing and (ii) each Major Investor pursuant to this Agreement are conditioned upon all directors (other than Major Investor Directors (as defined in the Company SHA)) and officers of the Company and holders of Company Shares holding 1% of more of the Company Shares having executed and delivered an agreement substantially identical hereto prior to the Closing. Irish Holdco shall promptly (and in any event within one (1) business day of the Closing) notify each of the Holders of the date of the Closing, such notice to confirm the anticipated date of expiry of the Lock-Up Period.

(g) Release. Notwithstanding any other provision of this Agreement, if any Holder is released in any manner from any restrictions under this Agreement so that such Holder becomes entitled to Transfer, in whole or in part, any of its Lock-Up Shares prior to the expiration of the Lock-Up Period (each such Holder, a “Released

Holder,” and each such release, a “Lock-Up Release”), the same percentage (in each case, calculated as the number of Lock-Up Shares held by the Released Holder benefitting from such release divided by the total number of Lock-Up Shares held by the Released Holder immediately prior to such release) of the Lock-Up Shares held by each Major Holder shall be immediately and fully released on the same terms from any remaining lockup restrictions set forth herein. Irish Holdco hereby undertakes to each Major Holder that it shall notify such Major Holder (i) immediately upon receipt of any request for a Lock-Up Release (such notice to give full details of the request); and (ii) at least five (5) business days prior to any Lock-Up Release, such notice to give full details of the Lock-Up Release including the number of shares of the Released Holder which are released as a result of the Lock-Up Release and confirmation of the percentage of Lock-Up Shares held by the Released Holder immediately prior to the relevant Lock-Up Release which such released shares represent; provided, however, that the foregoing shall not apply to any release granted to current or former employees or advisors of MariaDB Corporation Ab or its subsidiaries solely to the extent required to provide them with liquidity to pay their respective tax obligations solely resulting from Merger.

(h) Termination. This Agreement shall terminate and be of no further force and effect upon the earlier to occur of (A) the termination of the Merger Agreement in accordance with the provisions of Article IX thereof or (B) with respect to any Holder, the date as of which such Holder no longer holds any Lock-Up Shares. Irish Holdco shall notify each of the Holders of any termination resulting from termination of the Merger Agreement within one (1) business day of such termination event occurring.

(i) Notices. Any notice or communication under this Agreement must be in writing and given by (i) delivery in person or by courier service providing evidence of delivery, or (ii) transmission by hand delivery or electronic mail. Each notice or communication that is delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of notices delivered by courier service, hand delivery, or electronic mail, at such time as it is delivered to the addressee (with the delivery of receipt or the affidavit of messenger). Any notice or communication under this Agreement to a Major Holder must be addressed to such Major Holder’s address or electronic mail address as set forth on Schedule A attached hereto. Any Party may change its address for notice at any time and from time to time by giving written notice in the manner set forth above, and such change of address shall become effective ten (10) days after delivery of such notice as provided in this Section 2.(i).

(j) Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(k) Specific Performance. Each Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by such Holder, money damages will be inadequate and Irish Holdco will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by such Holder in accordance with their specific terms or were otherwise breached. Accordingly, Irish Holdco shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement by a Holder , this being in addition to any other right or remedy to which Irish Holdco may seek under this Agreement, at law or in equity.

(l) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the Parties hereto with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties is expressly terminated. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of the Parties or any of the obligations of any of the Holders under any other agreement between any of the Holders and Irish Holdco or any certificate or instrument executed by any of the Holders in favor of Irish Holdco, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Irish Holdco or any of the obligations of any of the Holders under this Agreement.

(m) Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Lock-Up Agreement as of the date first written above.

ANGEL POND HOLDINGS CORPORATION

By:
Name:
Title:
MANGOMILL PLC

By:
Name:
Title:
ANGEL POND PARTNERS LLC

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

IN WITNESS WHEREOF, the Parties have executed this Lock-Up Agreement as of the date first written above.

[●]

By:
Name:
Title:
[●]

By:
Name:
Title:
[●]

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

SCHEDULE A

MAJOR HOLDERS

SCHEDULE B

OTHER HOLDERS

Annex H

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2022, is made and entered into by and among Mangomill Public Limited Company, a public limited company incorporated in Ireland with registered number 606330 (the “Company”), Angel Pond Partners LLC, a Cayman Islands limited liability company (the “Sponsor”), and the undersigned parties listed under New Holders on the signature page hereto (each such party, together with any person or entity deemed a “New Holder” who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “New Holder” and collectively the “New Holders”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Angel Pond Holdings Corporation, a Cayman Islands exempted company (“APHC”) and the Sponsor are party to that certain Registration Rights Agreement dated May 18, 2021 (the “Existing Registration Rights Agreement”), pursuant to which APHC granted the Sponsor certain registration rights with respect to certain securities of APHC;

WHEREAS, APHC has entered into that certain Business Combination Agreement (the “Merger Agreement”), dated as of January 31, 2022, by and among APHC, the Company, MariaDB Corporation Ab, a Finnish private limited liability company, and Meridian MergerSub Inc., a Cayman Islands exempted company and a wholly owned subsidiary of the Company;

WHEREAS, on the date hereof, pursuant to the transactions contemplated by the Merger Agreement, the New Holders received Company Ordinary Shares upon the closing of such transactions;

WHEREAS, pursuant to Section 5.5 of the Existing Registration Rights Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of APHC and the holders of a majority-in-interest of the “Registrable Securities” (as such term was defined in the Existing Registration Rights Agreement) at the time in question;

WHEREAS, APHC and the Sponsor desire to terminate the Existing Registration Rights Agreement and all other registration rights that might exist with respect to the equity securities of APHC and to enter into this Agreement in order to provide the Sponsor and the New Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I

DEFINITIONS

1.1. Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of any Chief Executive Officer or Chief Financial Officer of the Company,

after consultation with counsel to the Company, as applicable, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Block Trade” means an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.

“Board” shall mean the Board of Directors of the Company.

“Commission” shall mean the Securities and Exchange Commission.

“Commission Guidance” means (i) any publicly-available written or oral guidance of the Commission staff, or any comments, requirements or requests of the Commission staff and (ii) the Securities Act.

“Company” shall have the meaning given in the Preamble.

“Company Demand Notice” shall have the meaning given in subsection 2.2.1.

“Company Ordinary Shares” shall mean the Company’s ordinary shares.

“Company Shelf Takedown Notice” shall have the meaning given in subsection 2.1.4.

“Demand Registration” shall have the meaning given in subsection 2.2.1.

“Demanding Holders” shall have the meaning given in subsection 2.2.1.

“Effectiveness Deadline” shall have the meaning given in subsection 2.1.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“Form S-1 Shelf” shall have the meaning given in subsection 2.1.1.

“Form S-3 Shelf” shall have the meaning given in subsection 2.1.1.

“Holders” shall mean the Sponsor and the New Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2.

“Lock-Up Agreement” shall mean that certain Lock-Up Agreement, dated as of January 31, 2022, by and among the Company, the Sponsor, certain shareholders signatory thereto and the other parties signatory thereto.

“Maximum Number of Securities” shall have the meaning given in subsection 2.2.4.

“Minimum Takedown Threshold” shall have the meaning given in subsection 2.1.4.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of the Prospectus, in the light of the circumstances under which they were made) not misleading.

“New Holders” shall have the meaning given in the Preamble.

“Permitted Transferees” shall mean a person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities under any applicable agreement between such Holder and the Company, and to any transferee thereafter.

“Piggyback Registration” shall have the meaning given in subsection 2.3.1.

“Pro Rata” shall have the meaning given in subsection 2.2.4.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any issued and outstanding Company Ordinary Shares or any other equity security of the Company held by a Holder as of the date of this Agreement (including any Company Ordinary Shares issued or issuable upon the exercise of any other equity security of the Company, including warrants), and (b) any other equity security of the Company issued or issuable with respect to any such Company Ordinary Shares described in the foregoing clause (a) by way of a share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such Registrable Securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such Registrable Securities shall have become effective under the Securities Act and such Registrable Securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such Registrable Securities shall have been otherwise transferred, new certificates or book entries for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such Registrable Securities shall not require registration under the Securities Act; (iii) such Registrable Securities shall have ceased to be outstanding; (iv) such Registrable Securities may be sold without registration and without limitations, including restrictions on volume, manner of sale or other limitations or restrictions pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (“Rule 144”); or (v) such Registrable Securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Company Ordinary Shares are then listed;

(B) fees and expenses of compliance with securities or blue sky Laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses, not to exceed $100,000, of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration or Shelf Underwritten Offering (including a Block Trade) to be registered for offer and sale in the applicable Registration.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.2.1.

“Rule 144” shall have the meaning given in the definition of Registrable Security.

“Rule 415” shall have the meaning given in subsection 2.1.1.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall have the meaning given in subsection 2.1.1.

“Shelf Takedown Notice” shall have the meaning given in subsection 2.1.4.

“Shelf Underwritten Offering” shall have the meaning given in subsection 2.1.4.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Subsequent Shelf Registration” shall have the meaning given in subsection 2.1.3.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

Article II

REGISTRATIONS

2.1. Shelf Registration.

2.1.1. Initial Registration. The Company shall, as soon as practicable, but in no event later than thirty (30) days after the Closing Date (the “Filing Deadline”), file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) (“Rule 415”) on the terms and conditions specified in this subsection 2.1.1 and shall use its reasonable best efforts to cause such Registration Statement to be declared effective as soon as practicable after the filing thereof, but in no event later than the earlier of (x) sixty (60) days following the earlier to occur of the Filing Deadline or the filing date of such Registration Statement (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended to ninety (90) days after the earlier to occur of the Filing Deadline or the filing date of such Registration Statement if the Registration Statement is reviewed by, and receives comments from, the Commission, and (y) the fifth (5th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. The Registration Statement filed with the Commission pursuant to this subsection 2.1.1 shall be a shelf registration statement on Form S-3 (a “Form S-3 Shelf”) or, if Form S-3 is not then available to the Company, on Form S-1 (a “Form S-1 Shelf” and collectively with a Form S-3 Shelf, a “Shelf”) or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this subsection 2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders. The Company shall use its reasonable best efforts to cause a Registration Statement filed pursuant to this subsection 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. As soon as practicable following the effective date of a Registration Statement filed pursuant to this subsection 2.1.1, but in any event within two (2) Business Days of such date, the Company shall notify the Holders of the effectiveness of such Registration Statement. When effective, a Registration Statement filed pursuant to this subsection 2.1.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made).

2.1.2. Form S-3 Shelf. If the Company files a Form S-3 Shelf and thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall use its reasonable best efforts to file a Form S-1 Shelf as promptly as practicable to replace the shelf registration statement that is a Form S-3 Shelf and have the Form S-1 Shelf declared effective as promptly as practicable and to cause such Form S-1 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its reasonable best efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration, as defined below) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3, or any similar short-form registration.

2.1.3. Subsequent Shelf Registration. If any Shelf filed by the Company ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.5 below, use its reasonable best efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its reasonable best efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its reasonable best efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities (determined as of two (2) Business Days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its reasonable best efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.

2.1.4. Requests for Underwritten Shelf Takedowns. At any time and from time to time following the effectiveness of the Shelf required by subsections 2.1.1 or 2.1.2, any Holder may request to sell all or a portion of their Registrable Securities in an underwritten offering that is registered pursuant to such shelf registration statement, including a Block Trade (a “Shelf Underwritten Offering”) provided that such Holder(s) reasonably expect aggregate gross proceeds in excess of $75,000,000 from such Shelf Underwritten Offering (“Minimum Takedown Threshold”). All requests for a Shelf Underwritten Offering shall be made by giving written notice to the Company (the “Shelf Takedown Notice”). Each Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Shelf Underwritten Offering and the expected price range (net of underwriting discounts and commissions) of such Shelf Underwritten Offering. Within three (3) Business Days after receipt of any Shelf Takedown Notice (or twenty-four (24) hours thereafter in connection with an underwritten Block Trade), the Company shall give written notice of such requested Shelf Underwritten Offering to all other Holders of Registrable Securities (the “Company Shelf Takedown Notice”) and, subject to reductions consistent with the Pro Rata calculations in subsection 2.2.4, shall include in such Shelf Underwritten Offering all Registrable Securities with respect to which the Company has received written requests for inclusion therein, within five (5) days, or, in the case of a Block Trade, within twenty-four (24) hours, after sending the Company Shelf Takedown Notice. The Company and all such Holders proposing to distribute their Registrable Securities through the Shelf Underwritten Offering shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by companies that are similarly situated to the Company with the managing Underwriter or Underwriters selected by the Company, subject to the prior approval of the initiating Holders (such approval not to be unreasonably withheld, conditioned or delayed) and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In connection with any Shelf Underwritten Offering contemplated by this subsection 2.1.4, subject to Section 2.3 and Article IV, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations of the Company and the selling shareholders as are customary in underwritten offerings of securities by companies that are similarly situated to the Company. No Holder may demand more than two (2) Shelf Underwritten Offering in any twelve (12) month period. Prior to the filing of the applicable preliminary prospectus supplement for a Shelf Underwritten Offering, a majority-in-interest of Holders initiating a Shelf Underwritten Offering who timely requested to include Registrable Securities in such offering shall have the right to withdraw from such Shelf Underwritten Offering for any reason or no reason whatsoever upon written notification to the Company and the managing Underwriter or Underwriters of such offering of their intention to withdraw from such Underwritten Shelf Offering; provided, however, that if such withdrawal(s) in the aggregate would cause the Minimum Takedown Threshold not to be satisfied, the Company shall not be obligated to effect such Shelf Underwritten Offering and the requested Shelf Underwritten Offering shall count towards the limitation in the immediately preceding sentence unless the Holders who withdrew from such offering reimburse the Company for all Registration Expenses reasonably incurred by the Company in connection therewith.

2.1.5. Holder Information Required for Participation in Shelf Registration. At least ten (10) Business Days prior to the first anticipated filing date of a Registration Statement pursuant to this Article II, the Company shall use its reasonable best efforts to notify each Holder in writing (which may be by email) of the information reasonably necessary about the Holder to include such Holder’s Registrable Securities in such Registration Statement. Notwithstanding anything else in this Agreement, the Company shall not be obligated to include such Holder’s Registrable Securities to the extent the Company has not received such information, and received any other reasonably requested agreements or certificates, on or prior to the fifth Business Day prior to the first anticipated filing date of a Registration Statement pursuant to this Article II.

2.1.6. Legend Removal. Provided the restrictions imposed on any Registrable Securities pursuant to the Lock-Up Agreement have then expired and the applicable Registration Statement filed pursuant to this Section 2.1 is then effective, a Holder of Registrable Securities who proposes to engage in a sale or other transaction in Registrable Securities pursuant to such Registration Statement may request the removal of any restrictive legend included on the such Registrable Securities and the issuance of a certificate without such legend to the Holder or a book entry statement without such legend notated thereon. The Company will use its reasonable best efforts to cause the removal of such restrictive legend with respect to the number of Registrable Securities proposed to be sold or otherwise transacted pursuant to the Registration Statement and the issuance of a certificate or book entry statement with respect to such Registrable Securities without such legend promptly following such Holder’s notice (and in any event within two (2) Business Days thereof). The Company shall be responsible for the fees of its transfer agent and all DTC fees associated with such issuance. To the extent required by the transfer agent, the Company shall use commercially reasonable efforts to cause its legal counsel to deliver a customary opinion within two (2) Business Days of the delivery of all reasonably necessary representations and other documentation from the Holder as reasonably requested by the Company, its counsel or the transfer agent by the Holder to the transfer agent to the effect that the removal of the restrictive legend in such circumstances may be effected under the Securities Act; provided that, notwithstanding the foregoing, the Company will not be required to deliver any such opinion, authorization, certificate or direction if it reasonably believes that removal of the legend could result in or facilitate transfers of securities in violation of applicable law.

2.2. Demand Registration.

2.2.1. Request for Registration. Subject to the provisions of subsection 2.2.4 and Section 2.4 hereof and provided that the Company does not have an effective Registration Statement pursuant to subsection 2.1.1 outstanding covering Registrable Securities, (a) the Sponsor or (b) the New Holders of at least a majority-in-interest of the then-outstanding number of Registrable Securities held by the New Holders (the “Demanding Holders”), in each case, may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within five (5) Business Days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand (the “Company Demand Notice”), and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) Business Days after the Company Demand Notice has been sent. Upon timely receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, which to be deemed timely hereunder shall include all information reasonably requested by the Company from such Requesting Holder(s) with respect to such Registration, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall use its reasonable best efforts to effect, as soon thereafter as reasonably practicable, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect (x) more than an aggregate of two (2) Registrations pursuant to a Demand Registration by the Sponsor under this subsection 2.2.1 with respect to any or all Registrable Securities held by the Sponsor and its Permitted Transferees and (y) more than an aggregate of two (2) Registrations pursuant to a Demand Registration by the New Holders with respect to any or all Registrable Securities held by such New Holders and their Permitted Transferees; provided, however, that a Registration pursuant to a Demand Registration shall not be counted for such purposes unless a registration statement that may be available at such time has become effective and all of the Registrable Securities requested by the Requesting Holders and the Demanding Holders to be registered on behalf of the Requesting Holders and the Demanding Holders were included in such registration statement.

2.2.2. Effective Registration. Notwithstanding the provisions of subsection 2.2.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied in all material respects with all of its obligations under this Agreement with respect thereto; provided, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other Governmental Entity, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective unless and until (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

2.2.3. Underwritten Offering. Subject to the provisions of subsection 2.2.4 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration, which Underwriter(s) shall be reasonably satisfactory to the Company.

2.2.4. Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Company Ordinary Shares or other equity securities that the Company desires to sell, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other shareholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Requesting Holders (Pro Rata, based on the respective number of Registrable Securities that each Requesting Holder has so requested) exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Company Ordinary Shares or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Company Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities.

2.2.5. Demand Registration Withdrawal. A majority-in-interest of the Demanding Holders initiating a Demand Registration or a majority-in-interest of the Requesting Holders (if any) pursuant to a Registration under subsection 2.2.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration at least three (3) Business Day prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration (or in the case of an Underwritten Registration pursuant to Rule 415, at least five (5) Business Days prior to the time of pricing of the applicable offering). Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration or a Shelf Underwritten Offering prior to its withdrawal under this subsection 2.2.5 and any such withdrawn Demand Registration shall constitute a completed Demand Registration for purposes of determining the number of Demand Registrations that may be requested by the Holders pursuant to subsection 2.2.1.

2.3. Piggyback Registration.

2.3.1. Piggyback Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, for its own account or for the account of shareholders of the Company (or by the Company and by the shareholders of the Company), other than a Registration Statement (i) filed pursuant to Section 2.2, (ii) filed in connection with any employee stock option or other benefit plan, (iii) for a rights offering or an exchange offer or offering of securities solely to the Company’s existing shareholders, (iv) for an offering of debt that is convertible into equity securities of the Company (v) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto) or (vi) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than three (3) Business Days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) Business Days such written notice is sent (such Registration a “Piggyback Registration”); provided, that each Holder of Registrable Securities agrees that the fact that such a notice has been delivered shall constitute confidential information; provided further, that the exercise of any piggy-back rights with respect to any Block Trade should be done no later than twenty four (24) hours after the Company’s written notice regarding such Block Trade is sent. The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.3.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.3.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.3.2. Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of Company Ordinary Shares that the Company desires to sell, taken together with (i) the Company Ordinary Shares, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.3 hereof, and (iii) the Company Ordinary Shares, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then:

(a)

If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Company Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Company Ordinary Shares, if any, as to which Registration has been requested or demanded pursuant to written contractual piggy-back registration rights of other shareholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(b)

If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Company Ordinary Shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Company Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities.

2.3.3. Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration (or in the case of an Underwritten Registration pursuant to Rule 415, at least two (2) Business Days prior to the time of pricing of the applicable offering). The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.3.3.

2.3.4. Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2 hereof or a Shelf Underwritten Offering effected under subsection 2.1.4.

2.4. Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.2.1 and it continues to actively employ, in good faith, all reasonable best efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board, such Registration would be seriously detrimental to the Company and the Board concludes as a result, that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board or Chief Executive Officer stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement, then the Company shall have the right to defer such filing for a period of not more than sixty (60) days; provided, however, that the Company shall not defer its obligation in this manner more than twice in any 12-month period (the “Aggregate Blocking Period”).

2.5. Block Trades. Notwithstanding any other provision of this Article II, but subject to Sections 2.4 and 3.5, if the Holders desire to effect a Block Trade, with a total offering price expected to exceed, in the aggregate, $25,000,000, the Holders shall provide written notice to the Company at least five (5) Business Days prior to the date such Block Trade will commence. As expeditiously as possible, the Company shall use its reasonable best efforts to facilitate such Block Trade. The Holders shall use reasonable best efforts to work with the Company and the Underwriter(s) (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade) in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade and any related due diligence and comfort procedures.

ARTICLE III

COMPANY PROCEDURES

3.1. General Procedures. If the Company is required to effect the Registration of Registrable Securities, the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as reasonably possible:

3.1.1. prepare and file with the Commission as soon as practicable (but in no event later than the Filing Date with respect to a Registration Statement filed pursuant to subsection 2.1.1) a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective (but in no event later than the Effectiveness Deadline with respect to a Registration Statement filed pursuant to subsection 2.1.1) and remain effective until all Registrable Securities covered by such Registration Statement have been sold or have ceased to be Registrable Securities;

3.1.2. prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by a majority-in-interest of the Holders with Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3. prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and each Holder of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and each Holder of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders, and take into consideration, prior to the filing thereof, any requested changes thereto as such Holders or their legal counsel may reasonably request;

3.1.4. prior to any public offering of Registrable Securities, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” Laws of such jurisdictions in the United States as any Holder of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other Governmental Entities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5. cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6. provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7. after the filing of a Registration Statement, the Company shall promptly, and in no event more than two (2) business days after such filing, notify the Holders included in such Registration Statement of such filing, and shall further notify such Holders promptly and confirm such advice in writing in all events within two (2) business days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any Proceeding for such purpose; and (v) any request by the Commission for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein (in the case of the prospectus, in the light of the circumstances under which they were made), not misleading, and promptly make available to the holders of Registrable Securities included in such Registration Statement any such supplement or amendment;

3.1.8. at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.5), furnish a copy thereof to each seller of such Registrable Securities and its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus;

3.1.9. notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.5 hereof;

3.1.10. permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriter(s), if any, and any attorney or accountant retained by such Holders or Underwriter(s) to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representative or Underwriter enters into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11. obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter(s) may reasonably request;

3.1.12. on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the placement agent or sales agent, if any, and the Underwriter(s), if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Underwriter(s), placement agent(s) or sales agent(s) may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.13. in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14. make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15. in the event of an Underwritten offering in which the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $75,000,000, use its reasonable best efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter(s) in any Underwritten Offering; and

3.1.16. otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration, including, without limitation, making available senior executives of the Company to participate in any due diligence sessions that may be reasonably requested by the Underwriter in any Underwritten Offering.

3.2. Registration Expenses. Except as otherwise provided herein, the Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of Registration Expenses, all reasonable fees and expenses of any legal counsel representing the Holders.

3.3. Requirements for Participation in Registrations. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with the information reasonably necessary about the Holder to include such Holder’s Registrable Securities in a Registration Statement, the Company may exclude such Holder’s Registrable Securities from such Registration Statement or related Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting, sales, placement or distribution arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements.

3.4. Restrictions on Transfer. In connection with any Underwritten Offering of equity securities of the Company, (i) each Holder agrees that it shall not Transfer any Company Ordinary Shares (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the seven (7) calendar days prior (to the extent notice of such Underwritten Offering has been provided) to and the 90-day period beginning on the date of pricing of such offering, except in the event the Underwriter or Underwriters managing the offering otherwise agree to a reduced period which shall apply to all Holders, and further agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders), (ii) the Company will cause each of its directors and executive officers to execute a lock-up agreement on terms at least as restrictive as that contemplated by the preceding clause (i), and (iii) the Company will not effect any public offering or distribution of its equity securities or any securities convertible or exchangeable or exercisable for such securities during the period contemplated in clause (i) (other than (A) as part of any such Underwritten Offering, (B) in connection with a registration related to any employee stock option or other benefit plan, (C) an exchange offer or offering in connection with a business acquisition or combination pursuant to a Registration Statement on Form S-4 or such other similar form as may be applicable, (D) for an offering of debt that is convertible into equity securities of the Company, or (E) for a dividend reinvestment plan).

3.5. Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s reasonable control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than ninety (90) days, determined in good faith by the Company to be necessary for such purpose; provided, that each day of any such suspension pursuant to this Section 3.5 shall correspondingly decrease the Aggregate Blocking Period available to the Company during any twelve (12) month period pursuant to Section 2.4 hereof. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall notify the Holders within one (1) Business Day of the expiration of any period during which it exercised its rights under this Section 3.5.

3.6. Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.6. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell the Company Ordinary Shares held by such Holder without registration under the Securities Act within, and in accordance with, the limitation of the exemptions provided by Rule 144, including providing any legal opinions. Upon the written request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1. Indemnification.

4.1.1. The Company agrees to indemnify, to the extent permitted by Law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including without limitation reasonable attorneys’ fees) resulting from or based upon any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder. Notwithstanding the foregoing, the indemnity obligation of the Company contained in this subsection 4.1.1 shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the Company’s consent, which consent shall not be unreasonably withheld, conditioned or delayed.

4.1.2. In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by Law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from or based upon any untrue statement or alleged untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company. Notwithstanding the foregoing, the indemnity obligation of a Holder contained in this subsection 4.1.2 shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without such Holder’s consent, which consent shall not be unreasonably withheld, conditioned or delayed.

4.1.3. Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided, that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the Transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5. If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made (or not made by, in the case of an omission) by, or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by Pro Rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1. Notices. Any notice or communication under this Agreement must be in writing and given by (i) delivery in person or by courier service providing evidence of delivery, or (ii) transmission by hand delivery or electronic mail. Each notice or communication that is delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of notices delivered by courier service, hand delivery or electronic mail, at such time as it is delivered to the addressee (with the delivery of receipt or the affidavit of messenger). Any notice or communication under this Agreement must be addressed, if to the Company to: Tekniikantie 12, 02150 Espoo, Finland, Attention: Michael Howard, Email: michael.howard@mariadb.com, and, if to any Holder, at such Holder’s address or electronic mail address as set forth on the signature pages hereto. Any party may change its address for notice at any time and from time to time by giving written notice in the manner set forth above, and such change of address shall become effective ten (10) days after delivery of such notice as provided in this Section 5.1.

5.2. Assignment; No Third Party Beneficiaries.

5.2.1. This Agreement and the rights, duties and obligations of the Company and the Holders of Registrable Securities, as the case may be, hereunder may not be assigned or delegated by the Company or the Holders of Registrable Securities, as the case may be, in whole or in part, except in connection with a Transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the restrictions set forth in this Agreement.

5.2.2. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.3. This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.4. No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3. Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4. Governing Law; Venue; Waiver of Trial by Jury. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE AS APPLIED TO AGREEMENTS AMONG DELAWARE RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN DELAWARE, WITHOUT REGARD TO

THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY MAY BE INSTITUTED IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF SUCH COURT DECLINES JURISDICTION, THEN TO ANY COURT IN THE STATE OF DELAWARE OR THE FEDERAL DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING.

EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.5. Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder or group of affiliated Holders, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder or group of affiliated Holders so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.6. Other Registration Rights. The Company represents and warrants that no Person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other Person. The parties hereby terminate the (i) Existing Registration Rights Agreement, and (ii) the Amended and Restated Registration Rights Agreement, dated as of January 31, 2022, by and among MariaDB Corporation AB and certain parties as listed therein; in each case, which shall be of no further force and effect and are hereby superseded and replaced in their entirety by this Agreement. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.7. Term. This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement and (ii) with respect to any Holder, the date as of which such Holder no longer holds any Registrable Securities. The provisions of Section 2.5 and Article V shall survive any termination.

5.8. Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

THE COMPANY:

MANGOMILL PLC

Name:
Title:

THE SPONSOR:

ANGEL POND PARTNERS LLC

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

NEW HOLDERS:

[●]

By:
Name:
Title:

[●]

By:
Name:
Title:

[●]

By:
Name:
Title:

[●]

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

Annex I

List of Relevant Territories for the Purposes of Irish Dividend Withholding Tax

1.	The Republic of Albania

2.	The Republic of Armenia

3.	Australia

4.	The Republic of Austria

5.	The Kingdom of Bahrain

6.	The Republic of Belarus

7.	Belgium

8.	Bosnia and Herzegovina

9.	The Republic of Botswana

10.	The Republic of Bulgaria

11.	Canada

12.	The Republic of Chile

13.	The People’s Republic of China

14.	The Republic of Croatia

15.	Cyprus

16.	Czech Republic

17.	The Kingdom of Denmark

18.	The Arab Republic of Egypt

19.	The Republic of Estonia

20.	The Federal Democratic Republic of Ethiopia

21.	Finland

22.	France

23.	Georgia

24.	The Federal Republic of Germany

25.	The Republic of Ghana

26.	The Hellenic Republic (Greece)

27.	Hong Kong

28.	The Republic of Hungary

29.	The Republic of Iceland

30.	The Republic of India

31.	The State of Israel

32.	Italy

33.	Japan

34.	The Republic of Kazakhstan

35.	The Republic of Kenya

36.	The Republic of Korea

37.	The Republic of Kosovo

38.	The State of Kuwait

39.	The Republic of Latvia

40.	The Republic of Lithuania

41.	The Grand Duchy of Luxembourg

42.	The Republic of Macedonia (now the Republic of North Macedonia)

43.	Malaysia

44.	Malta

45.	The United Mexican States (Mexico)

46.	The Republic of Moldova

47.	Montenegro

48.	The Kingdom of Morocco

49.	The Kingdom of the Netherlands

50.	New Zealand

51.	The Kingdom of Norway

52.	The Islamic Republic of Pakistan

53.	The Republic of Panama

54.	The Republic of Poland

55.	Portuguese Republic

56.	State of Qatar

57.	Romania

58.	Russian Federation

59.	Kingdom of Saudi Arabia

60.	The Republic of Serbia

61.	The Republic of Singapore

62.	Slovak Republic

63.	The Republic of Slovenia

64.	The Republic of South Africa

65.	Kingdom of Spain

66.	Sweden

67.	Switzerland

68.	Kingdom of Thailand

69.	The Republic of Turkey

70.	United Kingdom

71.	Ukraine

72.	United Arab Emirates

73.	The Republic of Uzbekistan

74.	United States of America

75.	The Socialist Republic of Vietnam

76.	The Republic of Zambia

Annex J

The Companies Act (As Revised) of the Cayman Islands

Plan of Merger

This plan of merger (the “Plan of Merger”) is made on [insert date] 2022 between Angel Pond Holdings Corporation (the “Surviving Company”) and Meridian MergerSub Inc. (the “Merging Company”).

Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act (As Revised) (the “Statute”).

Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute.

Whereas the sole director of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”).

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Business Combination Agreement dated 31 January 2022 and made between, amongst others, the Surviving Company and the Merging Company (the “Merger Agreement”), a copy of which is annexed at Annexure 1 hereto.

Now therefore this Plan of Merger provides as follows:

1	The constituent companies (as defined in the Statute) to this Merger are the Surviving Company and the Merging Company.

2	The surviving company (as defined in the Statute) is the Surviving Company.

3

The registered office of the Surviving Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and the registered office of the Merging Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

4

Immediately prior to the Effective Date (as defined below), the authorised share capital of the Surviving Company will be US$55,100 divided into 500,000,000 Class A Ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B Ordinary shares of a par value of US$0.0001 each, and 1,000,000 Preference shares of a par value of US$0.0001 each, and the Surviving Company will have 26,551,482 Class A Ordinary shares in issue.

5

Immediately prior to the Effective Date (as defined below), the authorised share capital of the Merging Company will be US$50,000 divided into 50,000 Ordinary shares of a par value of US$1.00 each and the Merging Company will have one Ordinary share in issue.

6

The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Cayman Registrar in accordance with section 233(13) of the Statute (the “Effective Date”).

7	The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company, are set out in the Merger Agreement.

8

The rights and restrictions attaching to the shares in the Surviving Company are set out in the Second Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

9	The Second Memorandum and Articles of Association of the Surviving Company immediately prior to the Merger shall be its Memorandum and Articles of Association after the Merger.

10	There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.

11	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

12	The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

13	The names and addresses of each director of the Surviving Company are:

13.1	Theodore Wang of 45 E 85th Street, Apt 5A, New York, NY, 10022, United States of America;

13.2	Mary Ann Cloyd of 45 E 85th Street, 9E, New York, NY, 10028, United States of America;

13.3	William A. Houlihan of 9912 Georgetown Pike, Suite D203, Great Falls, Virginia, 22066, United States of America; and

13.4	Samuel L. Milbank of 45 E 85th Street, 9E, New York, NY, 10028, United States of America.

14	This Plan of Merger has been approved by the board of directors of the Surviving Company and the sole director of the Merging Company pursuant to section 233(3) of the Statute.

15

This Plan of Merger has been authorised by the shareholders of the Surviving Company pursuant to section 233(6) of the Statute by way of special resolution passed at an extraordinary general meeting of the Surviving Company. This Plan of Merger has been authorised by way of written resolutions of the sole shareholder of the Merging Company pursuant to section 233(6) of the Statute.

16	At any time prior to the Effective Date, this Plan of Merger may be:

16.1	terminated by the board of directors of the Surviving Company or the sole director of the Merging Company (provided such termination is in accordance with the Merger Agreement);

16.2	amended by the board of directors of the Surviving Company and the sole director of the Merging Company to:

(a)	change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Cayman Registrar; and

(b)

effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

17	This Plan of Merger may be executed in counterparts.

18	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

[Signature Page follows]

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by	)

Duly authorised for	)

and on behalf of	)	Director

Angel Pond Holdings Corporation	)

SIGNED by	)

Duly authorised for	)

and on behalf of	)	Director

Meridian MergerSub Inc.	)

Annexure 1

Merger Agreement

Annexure 2

Second Amended and Restated Memorandum and Articles of Association of the Surviving Company